As filed with the United States Securities and Exchange Commission on May 8, 2024.

Registration No. 333-276411

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

_____________________

Amendment No. 4 to
FORM S-4
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

_____________________

PLUM ACQUISITION CORP. I*
(Exact name of registrant as specified in its charter)

_____________________

Cayman Islands*	6770	98-1577353
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification No.)

2021 Fillmore St. #2089
San Francisco, California 94115
(415) 683-6773
(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

_____________________

Kanishka Roy
Co-Chief Executive Officer
2021 Fillmore St. #2089
San Francisco, California 94115
(415) 683-6773
(Name, address, including zip code, and telephone number, including area code, of agent for service)

_____________________

Copies to:

Richard Aftanas John Duke Hogan Lovells US LLP 390 Madison Avenue New York, NY 10017 (212) 918-3000	Stuart Neuhauser Matthew Gray Jonathan Deblinger Ellenoff Grossman & Schole LLP 1345 Avenue of the Americas, 11th Floor New York, NY 10105 (212) 370-1300

_____________________

Approximate date of commencement of proposed sale to the public: As soon as practicable after this registration statement is declared effective and all other conditions to the business combination described in the enclosed joint proxy statement/consent solicitation statement/prospectus have been satisfied or waived.

If the securities being registered on this Form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box. ☐

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company, or emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated Filer	☐
Non-accelerated filer	☒	Smaller reporting company	☒
		Emerging growth company	☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

If applicable, place an X in the box to designate the appropriate rule provision relied upon in conducting this transaction:

Exchange Act Rule 13e-4(i) (Cross-Border Issuer Tender Offer) ☐

Exchange Act Rule 14d-l(d) (Cross-Border Third-Party Tender Offer) ☐

The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, as amended, or until this Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

____________

*         Prior to the consummation of the Merger described herein, the Registrant intends to effect a deregistration under Article 206 of the Cayman Islands Companies Act (as amended) and a domestication under Section 388 of the Delaware General Corporation Law, pursuant to which the Registrant’s jurisdiction of incorporation will be changed from the Cayman Islands to the State of Delaware. All securities being registered will be issued by the continuing entity following the Domestication, which continuing entity will be renamed following the effectiveness of the Closing (as defined in the accompanying proxy statement/prospectus).

The information in the preliminary proxy statement/prospectus is not complete and may be changed. The registrant may not sell the securities described in the preliminary proxy statement/prospectus until the registration statement filed with the Securities and Exchange Commission is declared effective. The preliminary proxy statement/prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any jurisdiction where the offer or sale is not permitted.

PRELIMINARY — SUBJECT TO COMPLETION, DATED MAY 8, 2024

PROXY STATEMENT FOR EXTRAORDINARY GENERAL MEETING OF SHAREHOLDERS OF
PLUM ACQUISITION CORP. I
(A CAYMAN ISLANDS EXEMPTED COMPANY)

PROSPECTUS FOR
40,386,426 SHARES OF COMMON STOCK, 12,640,544 WARRANTS TO PURCHASE SHARES OF COMMON STOCK AND 12,640,544 SHARES OF COMMON STOCK UNDERLYING WARRANTS OF PLUM ACQUISITION CORP. I
(AFTER ITS DOMESTICATION AS A CORPORATION INCORPORATED IN THE STATE OF DELAWARE AND RENAMING AS TO BE DETERMINED IN CONNECTION WITH THE DOMESTICATION AS DESCRIBED HEREIN)

_____________________

The board of directors of Plum Acquisition Corp. I, a blank check company incorporated as a Cayman Islands exempted company limited by shares (“Plum,” “we,” “us” or “our”), has unanimously approved that certain Business Combination Agreement, dated November 27, 2023 (as the same has been or may be amended, supplemented or otherwise modified from time to time, the “Business Combination Agreement”), by and among Plum, Veea Inc., a Delaware corporation (“Veea”), and Plum SPAC Merger Sub, Inc., a Delaware corporation and wholly owned subsidiary of Plum (“Merger Sub”), a copy of which is attached to this proxy statement/prospectus as Annex A.

If the Business Combination Agreement is approved by Plum’s shareholders and the transactions contemplated by the Business Combination Agreement are consummated, the following will occur: (i) the domestication of Plum as a Delaware corporation in accordance with the Delaware General Corporation Law (“DGCL”), the Cayman Islands Companies Act (As Revised) (the “Companies Act”), and the amended and restated memorandum and articles of association, as amended, of Plum (as may be amended from time to time, the “Existing Governing Documents”), in which Plum will de-register from the Register of Companies in the Cayman Islands by way of continuation out of the Cayman Islands and into the State of Delaware so as to migrate to and domesticate as a Delaware corporation in accordance with the Existing Governing Documents, Section 388 of the DGCL and Part XII of the Companies Act (the “Domestication”), and (ii) the merger (the “Merger”) of Merger Sub with and into Veea, pursuant to which, at the closing of the transactions contemplated by the Business Combination Agreement (the “Closing”), the separate corporate existence of Merger Sub will cease and Veea will be the surviving corporation and a wholly owned subsidiary of Plum, pursuant to the terms of the Business Combination Agreement and in accordance with the DGCL, as more fully described elsewhere in this proxy statement/prospectus. In connection with the transactions contemplated by the Business Combination Agreement (collectively, the “Business Combination”), Plum’s name will be changed to a name to be mutually agreed by Plum and Veea. As used in this proxy statement/prospectus, “New Plum” refers to Plum after giving effect to the Domestication.

In connection with the Domestication, (i) each issued and outstanding Class A ordinary share, par value $0.0001 per share (the “Plum Class A ordinary shares”), and each issued and outstanding Class B ordinary share, par value $0.0001 per share (the “Plum Class B ordinary shares”), of Plum will convert, on a one-for-one basis, into a duly authorized, validly issued, fully paid and nonassessable share of common stock, par value $0.0001 per share, of New Plum (the “New Plum Common Stock”); (ii) each issued and outstanding whole Warrant to purchase Plum Class A ordinary shares will automatically represent the right to purchase one share of New Plum Common Stock at an exercise price of $11.50 per share on the terms and conditions set forth in the Warrant Agreement (as defined in this proxy statement/prospectus); (iii) each issued and outstanding Unit of Plum that has not been previously separated into the underlying Plum Class A ordinary shares and underlying one-fifth of one warrant upon the request of the holder thereof, will be cancelled and will entitle the holder thereof to one share of New Plum Common Stock and one-fifth of one New Plum Warrant, with a whole New Plum Warrant representing the right to acquire one share of New Plum Common Stock; (iv) the governing documents of Plum will be amended and restated and become the certificate of incorporation and the bylaws of New Plum as described in this proxy statement/prospectus; and (v) the certificate of incorporation and the bylaws of New Plum will be appropriately adjusted to give effect to any amendments contemplated by the form of certificate of incorporation or the form of bylaws that are not adopted and approved by the Plum shareholders, other than the amendments to the Plum governing documents that are contemplated by the Charter Proposal (as defined in this proxy statement/prospectus), which is a condition to the Closing of the Business Combination. No fractional warrants will be issued upon the separation of Units and only whole warrants will trade. Accordingly, unless you hold at least five Units of Plum, you will not be able to receive or trade a warrant when the Units are separated.

In accordance with the terms and subject to the conditions of the Business Combination Agreement, at the effective time of the Merger, each outstanding share of Veea’s common stock, par value $0.00001 per share (the “Veea Common Stock”), and each outstanding share of Veea’s Series A preferred stock, par value $0.00001 per share, and Series A-1 preferred stock, par value $0.00001 per share (the “Veea Series A-1 Preferred Stock”), on an as-converted to Veea Common Stock basis, but excluding Dissenting Shares, New Financing Securities (each as defined in this proxy statement/prospectus) and treasury shares (such outstanding Veea Common Stock and Veea Series A-1 Preferred Stock, the “Existing Veea Shares”), will be cancelled and extinguished and converted into the right to receive the number of shares of New Plum Common Stock determined in accordance with the Business Combination Agreement based on a pre-money equity value of Veea of $180,000,000, plus the aggregate exercise prices of Veea’s in-the-money, vested convertible securities, divided by $10.00.

The Business Combination Agreement also provides holders of Existing Veea Shares with a contingent right to receive up to 4,500,000 additional shares of New Plum Common Stock (the “Earnout Consideration”), subject to the following contingencies:

•        50% of the Earnout Consideration if, at any time during the ten years following the Closing (the “Earnout Period”), the volume-weighted average trading sale price of one share of New Plum Common Stock is greater than or equal to $12.50 per share for any twenty trading days within any thirty trading day period; and

•        50% of the Earnout Consideration if, at any time during the Earnout Period, the volume-weighted average trading sale price of one share of New Plum Common Stock is greater than or equal to $15.00 per share for any twenty trading days within any thirty trading day period.

If there is a Change of Control Transaction (as defined in the proxy statement/prospectus) during the Earnout Period, (i) to the extent that the implied price per share of New Plum Common Stock in such transaction is above the applicable stock price targets, the vesting of such Earnout Consideration will accelerate and the Earnout Consideration will be issuable upon the closing of such transaction, and (ii) the contingent obligations for any remaining Earnout Consideration will be rolled over to the resulting company from such transaction, unless after such transaction, the resulting company from such transaction is no longer publicly listed on Nasdaq Capital Market LLC (“Nasdaq”) or another nationally-recognized securities exchange, in which case, any unvested Earnout Consideration will immediately vest.

The Business Combination Agreement contemplates that Veea may sell New Financing Securities generating proceeds of up to $70,000,000 (or more with Plum’s consent) between the date of the Business Combination Agreement and the Closing, and the holders of such New Financing Securities will receive shares of New Plum Common Stock in the aggregate equal to the amount raised through the issuance of the New Financing Securities divided by $7.50.

It is anticipated that, upon completion of the Business Combination, (i) the Veea Stockholders (as defined in this proxy statement/prospectus) will own, collectively, approximately 70.6% of the outstanding New Plum Common Stock, and (ii) Plum’s Initial Shareholders (as defined in this proxy statement/prospectus) will own approximately 19.3% of the outstanding New Plum Common Stock, in each case, assuming that none of Plum’s outstanding Public Shares are redeemed in connection with the Business Combination, or approximately 78.5% and 21.5%, respectively, assuming that all of Plum’s outstanding Public Shares are redeemed in connection with the Business Combination. See “Business Combination Proposal — Ownership of New Plum” for more details.

This proxy statement/prospectus covers 53,026,970 shares of New Plum Common Stock (including shares that are to be issued or may be issuable upon exercise of the Plum Warrants). The number of shares of New Plum Common Stock that this proxy statement/prospectus covers is the maximum number of shares that may be issued to Veea Stockholders and the maximum number of shares issued or issuable to the existing shareholders and Warrant holders of Plum, in each case, in connection with the Business Combination.

Plum’s Units, Public Shares and Public Warrants are currently listed on the Nasdaq under the symbols “PLMIU,” “PLMI,” and “PLMIW,” respectively. Plum will apply for listing, to be effective at the time of the Business Combination, of the New Plum Common Stock and New Plum Warrants on Nasdaq under the proposed symbols “VEEA” and “VEEAW.” It is a condition of the consummation of the Business Combination that Plum (i) shall not have received any notice of non-compliance from Nasdaq, (ii) the New Plum Common Stock shall have been approved for listing on Nasdaq, subject to official notice of issuance, and (iii) Plum shall satisfy all applicable initial and continuing listing requirements of Nasdaq. There can be no assurance such listing condition will be met or that

Plum will obtain such confirmation from Nasdaq, and you may not know whether the listing condition has been met at the time of the extraordinary general meeting. If such listing condition is not met or if such confirmation is not obtained, the Business Combination will not be consummated unless the listing condition set forth in the Business Combination Agreement is waived by Veea.

Plum will hold an extraordinary general meeting (the “Extraordinary General Meeting”) to consider matters relating to the Business Combination at            , Eastern Time, on            , 2024. For the purposes of the Cayman Islands Companies Law and the Existing Governing Documents, the physical location of the Extraordinary General Meeting shall be at the offices of Hogan Lovells US LLP located at 390 Madison Avenue, New York, NY 10017, or you or your proxyholder will be able to attend and vote at the Extraordinary General Meeting online by visiting https://www.cstproxy.com/plumacquisitioncorpi/bc2024 and using a control number assigned by Continental Stock Transfer & Trust Company. To register and receive access to the Extraordinary General Meeting, registered shareholders and beneficial shareholders (those holding shares through a stock brokerage account or by a bank or other holder of record) will need to follow the instructions applicable to them provided in this proxy statement/prospectus.

Plum is an “emerging growth company” as defined in the Jumpstart Our Business Startups Act of 2012, and has elected to take advantage of certain reduced public company reporting requirements. See “Summary of the Proxy Statement/Prospectus — Emerging Growth Company.”

If you have any questions or need assistance voting your Ordinary Shares, please contact Advantage Proxy, Inc., our proxy solicitor, by calling (877) 870-8565, or banks and brokers can call collect at (206) 870-8565, or by emailing ksmith@advantageproxy.com. The notice of the Extraordinary General Meeting and the proxy statement/prospectus relating to the Business Combination will be available through the SEC website at https://www.sec.gov.

This proxy statement/prospectus provides shareholders of Plum with detailed information about the Business Combination and other matters to be considered at the Extraordinary General Meeting of Plum. We encourage you to read the entire accompanying proxy statement/prospectus, including the Annexes and other documents referred to therein, carefully and in their entirety. In particular, when you consider the recommendation of the board of directors of Plum to vote in favor of the proposals described in this proxy statement/prospectus, you should keep in mind that Plum’s directors and officers have interests in the Business Combination that are different from, in addition to or may conflict with your interests as a shareholder. For instance, Plum Partners LLC (the “Sponsor”), and the officers and directors of Plum who have invested in the Sponsor entity, will benefit from the completion of a business combination and may be incentivized to complete an acquisition of a less favorable target company or on terms less favorable to shareholders rather than liquidate. See the section entitled “Interests of Plum’s Directors and Officers in the Business Combination” for a further discussion. You should also carefully consider the risk factors described in “Risk Factors” beginning on page 30 of this proxy statement/prospectus.

NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES REGULATORY AGENCY HAS APPROVED OR DISAPPROVED THE TRANSACTIONS DESCRIBED IN THIS PROXY STATEMENT/PROSPECTUS, PASSED UPON THE MERITS OR FAIRNESS OF THE BUSINESS COMBINATION OR RELATED TRANSACTIONS OR PASSED UPON THE ADEQUACY OR ACCURACY OF THE DISCLOSURE IN THIS PROXY STATEMENT/PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY CONSTITUTES A CRIMINAL OFFENSE.

This proxy statement/prospectus is dated            , 2024, and is first being mailed to Plum’s shareholders on or about            , 2024.

PLUM ACQUISITION CORP. I

A Cayman Islands Exempted Company
(Company Number 370077)
2021 Fillmore St. #2089
San Francisco, California 94115

Dear Plum Acquisition Corp. I Shareholders:

You are cordially invited to attend the extraordinary general meeting (the “Extraordinary General Meeting”) of Plum Acquisition Corp. I, a Cayman Islands exempted company (“Plum” and, after the Domestication, as described below, “New Plum”), at            , on            , 2024, at the offices of Hogan Lovells US LLP located at 390 Madison Avenue, New York, New York 10017, or at such other time, on such other date and at such other place to which the meeting may be adjourned. We are also planning for the meeting to be held virtually over the Internet, but the physical location of the meeting will remain at the location specified above for the purposes of our amended and restated memorandum and articles of association.

As further described in the accompanying proxy statement/prospectus, in connection with the Domestication, on the Closing Date but after the Redemption of the shareholders of Plum and prior to the Effective Time, among other things, (i) all of the outstanding shares of Plum will be converted into common stock of a Delaware corporation and all of the outstanding Plum Warrants will be converted into New Plum Warrants to purchase common stock of a Delaware corporation, and (ii) the governing documents of Plum will be amended and restated.

At the Extraordinary General Meeting, Plum shareholders will be asked to consider and vote upon a proposal, which is referred to herein as the “Business Combination Proposal” to approve and adopt the Business Combination Agreement, dated November 27, 2023 (as may be amended, supplemented or otherwise modified from time to time, the “Business Combination Agreement”), by and among Plum, Veea Inc., a Delaware corporation (“Veea” or the “Company”) and Plum SPAC Merger Sub, Inc., a Delaware corporation (“Merger Sub”), a copy of which is attached to the accompanying proxy statement/prospectus as Annex A, including the transactions contemplated thereby, and to vote upon a proposal to approve the Domestication, which is referred to herein as the “Domestication Proposal.”

As further described in the accompanying proxy statement/prospectus, subject to the terms and conditions of the Business Combination Agreement, the following transactions will occur:

(1)    Following the Domestication, Merger Sub will merge with and into Veea, with Veea as the surviving corporation (the “Surviving Corporation”) in such merger (the “Merger”) and, as a result of the Merger, Veea will become a wholly owned subsidiary of New Plum (for further details, see “Proposal No. 1 — The Business Combination Proposal.”).

(2)    On the Closing Date but after the Redemption of the shareholders of Plum and prior to the Effective Time, Plum will change its jurisdiction of incorporation by deregistering as a Cayman Islands exempted company and continuing and domesticating as a corporation incorporated under the laws of the State of Delaware (the “Domestication”) (for further details, see “Proposal No. 2 — The Domestication Proposal”). In connection with the Domestication, Plum’s name will be changed to a name to be mutually agreed by Plum and Veea.

(3)    In accordance with the terms and subject to the conditions of the Business Combination Agreement, at Closing, each Existing Veea Share issued and outstanding immediately prior to the Effective Time shall be converted into the right to receive the number of shares of duly authorized, validly issued, fully paid and nonassessable shares of common stock of New Plum (“New Plum Common Stock”) equal to $180,000,000, plus the aggregate exercise prices of Veea’s in-the-money, vested convertible securities, divided by $10.00. The Business Combination Agreement also contemplates that Veea may sell New Financing Securities generating proceeds of up to $70,000,000 (or more with Plum’s consent) between the date of the Business Combination Agreement and the Closing, and the holders of such New Financing Securities will receive shares of New Plum Common Stock in the aggregate equal to the amount raised through the issuance of the New Financing Securities divided by $7.50.

In addition to the Business Combination Proposal and the Domestication Proposal, you will also be asked to consider and vote upon:

(a)     a proposal to adopt the proposed new certificate of incorporation of New Plum upon the Domestication (the “Proposed Charter”), a copy of which is attached to the accompanying proxy statement/prospectus as Annex C, and to adopt the Proposed Bylaws attached to the accompanying proxy statement/prospectus as Annex D, which is referred to herein as the “Charter Proposal”;

(b)    seven (7) separate proposals to approve material differences between Plum’s existing amended and restated memorandum and articles of association, as amended (the “Existing Governing Documents”), and the Proposed Charter and Proposed Bylaws, which are referred to herein collectively as “The Advisory Charter Proposals”;

(c)     a proposal to approve, for the purpose of complying with Nasdaq Listing Rule 5635, the issuance of New Plum Common Stock in connection with the Business Combination, plus any additional shares pursuant to subscription agreements we or Veea may enter into prior to Closing, which is referred to herein as the “Nasdaq Proposal”;

(d)    a proposal to approve and adopt the Incentive Equity Plan, a copy of which is attached to the proxy statement/prospectus as Annex I, which is referred to herein as the “Incentive Equity Plan Proposal”;

(e)     a proposal to approve and adopt the Employee Stock Purchase Plan, a copy of which is attached to the proxy statement/prospectus as Annex J, which is referred to herein as the “ESPP Proposal”;

(f)     a proposal to approve by ordinary resolution the election of seven directors, who, upon consummation of the Business Combination will serve staggered terms on New Plum’s board of directors until the 2025, 2026 and 2027 annual meeting of stockholders of New Plum, respectively, and until their respective successors are duly elected and qualified, which is referred to herein as the “Election of Directors Proposal”; and

(g)    a proposal to adjourn the Extraordinary General Meeting to a later date or dates to the extent necessary, which is referred to herein as the “Adjournment Proposal.”

The Business Combination will be consummated only if the Business Combination Proposal, the Domestication Proposal, the Charter Proposal, the Nasdaq Proposal, the Incentive Equity Plan Proposal, the ESPP Proposal, and the Election of Directors Proposal (collectively, the “Condition Precedent Proposals”) are approved at the Extraordinary General Meeting. The Advisory Charter Proposals are conditioned upon the approval of the Charter Proposal. The Adjournment Proposal is not conditioned upon the approval of any other proposal. Each of these proposals is more fully described in the accompanying proxy statement/prospectus, which each shareholder is encouraged to read carefully and in its entirety.

The Adjournment Proposal provides for a vote to adjourn the Extraordinary General Meeting to a later date or dates (A) to the extent necessary to ensure that any required supplement or amendment to the accompanying proxy statement/prospectus is provided to Plum shareholders or, if as of the time for which the Extraordinary General Meeting is scheduled, there are insufficient Plum Ordinary Shares represented (either in person or by proxy) to constitute a quorum necessary to conduct business at the Extraordinary General Meeting or (B) in order to solicit additional proxies from Plum shareholders in favor of one or more of the proposals at the Extraordinary General Meeting.

In connection with the Business Combination, certain related agreements have been or will be entered into on or prior to the Closing of the Business Combination, including the Registration Rights Agreement, the Stockholder Support Agreements, the Sponsor Letter Agreement, the Veea Lock-Up Agreements, the Plum Lock-Up Agreements, the Incentive Equity Plan, and the Employee Stock Purchase Plan (each as defined in the accompanying proxy statement/prospectus). See “Business Combination Proposal — Related Agreements” in the accompanying proxy statement/prospectus for more information.

Pursuant to the Existing Governing Documents, a holder of Plum’s Public Shares (a “Public Shareholder”) may request that Plum redeem all or a portion of such Public Shares for cash if the Business Combination is consummated. In order to redeem Public Shares underlying Units, holders of Units must elect to separate their Units into the underlying Public Shares and Public Warrants prior to exercising Redemption rights with respect to such Public Shares. Holders that hold their Units in an account at a brokerage firm or bank must notify their broker or bank that they elect to separate the Units into the underlying Public Shares and Public Warrants, or if a holder holds Units registered in its own name, the holder must contact Continental Stock Transfer & Trust Company (“Continental”), Plum’s Transfer Agent, directly and instruct it to do so. The Redemption rights include the requirement that a holder must identify itself in writing as a beneficial holder and provide its legal name, phone number and address to Continental in order to validly redeem its shares. Public Shareholders may elect to redeem their Public Shares regardless of whether they vote “for” or “against” the Business Combination Proposal, or do not vote at all, and regardless of whether they hold Public Shares on the Record Date. If the Business Combination is not consummated, the Public Shares will be returned to the respective holder, broker or bank. If the Business Combination is consummated, and if a Public Shareholder properly exercises its right to redeem all or a portion of the Public Shares that it holds and timely delivers its shares to Continental, Plum’s Transfer Agent, Plum will redeem such Public Shares for a per-share price, payable in cash, equal to the pro rata portion of the Trust Account established at the consummation of Plum’s Initial Public Offering, calculated as of two business days prior to the consummation of the Business Combination. For illustrative purposes, based on approximately $36.29 million of funds in the Trust Account and 3,255,593 shares subject to possible Redemption, in each case, as of April 25, 2024, this would have amounted to approximately $11.14 per issued and outstanding Public Share. If a Public Shareholder exercises its Redemption rights in full, then it will be electing to exchange its Public Shares for cash and will no longer own Public Shares. See “Extraordinary General Meeting of Plum — Redemption Rights” in the accompanying proxy statement/prospectus for a detailed description of the procedures to be followed if you wish to redeem your Public Shares for cash.

Notwithstanding the foregoing, a Public Shareholder, together with any affiliate of such Public Shareholder or any other person with whom such Public Shareholder is acting in concert or as a “group” (as defined in Section 13(d)(3) of the Securities Exchange Act of 1934, as amended (“Exchange Act”)), will be restricted from redeeming its Public Shares with respect to more than an aggregate of 15% of the Public Shares. Accordingly, if a Public Shareholder, alone or acting in concert or as a group, seeks to redeem more than 15% of the Public Shares, then any such shares in excess of that 15% limit would not be redeemed for cash.

The Sponsor has, pursuant to the Sponsor Letter Agreement (each as defined in the accompanying proxy statement/prospectus), agreed to, among other things, vote all of its Ordinary Shares in favor of the proposals being presented at the Extraordinary General Meeting in connection with the consummation of the Business Combination and not to redeem any Public Shares it owns. Such shares will be excluded from the pro rata calculation used to determine the per-share Redemption price. As of the date of the accompanying proxy statement/prospectus, the Sponsor owns approximately 71% of the issued and outstanding Ordinary Shares. See “Business Combination Proposal — Related Agreements — Sponsor Letter Agreement” in the accompanying proxy statement/prospectus for more information related to the Sponsor Letter Agreement.

The Business Combination Agreement is subject to the satisfaction or waiver of certain other closing conditions as described in the accompanying proxy statement/prospectus. There can be no assurance that the parties to the Business Combination Agreement would waive any such provision of the Business Combination Agreement. In addition, in no event will Plum redeem Public Shares in an amount that would cause New Plum’s net tangible assets (as determined in accordance with Rule 3a51-1(g)(1) of the Exchange Act) to be less than $5,000,001 after giving effect to the transactions contemplated by the Business Combination Agreement.

Plum is providing the accompanying proxy statement/prospectus and accompanying proxy card to Plum’s shareholders in connection with the solicitation of proxies to be voted at the Extraordinary General Meeting and at any adjournments of the Extraordinary General Meeting. Information about the Extraordinary General Meeting, the Business Combination and other related business to be considered by Plum’s shareholders at the Extraordinary General Meeting is included in the accompanying proxy statement/prospectus. Whether or not you plan to attend the Extraordinary General Meeting, all of Plum’s shareholders are urged to read the accompanying proxy statement/prospectus, including the Annexes and other documents referred to therein, carefully and in their entirety. You should also carefully consider the risk factors described in “Risk Factors” beginning on page 30 of the accompanying proxy statement/prospectus.

After careful consideration, the board of directors of Plum has unanimously approved the Business Combination Agreement and the transactions contemplated thereby, including the Merger and Domestication, and unanimously recommends that shareholders vote “FOR” the adoption of the Business Combination Agreement and approval of the transactions contemplated thereby, including the Merger and the Domestication, and “FOR” all other proposals presented to Plum’s shareholders in the accompanying proxy statement/prospectus. When you consider the recommendation of these proposals by the board of directors of Plum, you should keep in mind that Plum’s directors and officers have interests in the Business Combination that may conflict with your interests as a shareholder. See the section entitled “Business Combination Proposal — Interests of Plum’s Directors and Executive Officers in the Business Combination” in the accompanying proxy statement/prospectus for a further discussion of these considerations.

The approval of the Domestication Proposal and Charter Proposal each require a special resolution under Cayman Islands Companies Law, being the affirmative vote of at least a two-thirds (662/3%) majority of the votes cast by the holders of the issued Ordinary Shares present in person or represented by proxy at the Extraordinary General Meeting and entitled to vote on such matter. The approval of each of the Business Combination Proposal, each Advisory Charter Proposal, the Incentive Equity Plan Proposal, the Nasdaq Proposal, the ESPP Proposal and the Adjournment Proposal requires an ordinary resolution, being the affirmative vote of at least a majority of the votes cast by the holders of the issued Ordinary Shares present in person or represented by proxy at the Extraordinary General Meeting and entitled to vote on such matter. The Election of Directors Proposal requires an ordinary resolution, being the affirmative vote of at least a majority of the votes cast by the holders of the issued Ordinary Shares present in person or represented by proxy at the Extraordinary General Meeting and entitled to vote on such matter.

Your vote is very important. Whether or not you plan to attend the Extraordinary General Meeting, please vote as soon as possible by following the instructions in the accompanying proxy statement/prospectus to make sure that your shares are represented at the Extraordinary General Meeting. If you hold your shares in “street name” through a bank, broker or other nominee, you will need to follow the instructions provided to you by your bank, broker or other nominee to ensure that your shares are represented and voted at the Extraordinary General Meeting. The Business Combination will be consummated only if the Condition Precedent Proposals are approved at the Extraordinary General Meeting. Each of the Condition Precedent Proposals is cross-conditioned on the approval of each other. Additionally, the Advisory Charter Proposals are conditioned on the approval of the Charter Proposal. The Adjournment Proposal is not conditioned on the approval of any other proposal set forth in the accompanying proxy statement/prospectus.

If you sign, date and return your proxy card without indicating how you wish to vote, your proxy will be voted FOR each of the proposals presented at the Extraordinary General Meeting. If you fail to return your proxy card or fail to instruct your bank, broker or other nominee how to vote, and do not attend the Extraordinary General Meeting in person, the effect will be, among other things, that your shares will not be counted for purposes of determining whether a quorum is present at the Extraordinary General Meeting. If you are a shareholder of record and you attend the Extraordinary General Meeting and wish to vote in person, you may withdraw your proxy and vote in person.

ALL HOLDERS OF PUBLIC SHARES HAVE THE RIGHT TO HAVE THEIR PUBLIC SHARES REDEEMED FOR CASH IN CONNECTION WITH THE PROPOSED BUSINESS COMBINATION. PUBLIC SHAREHOLDERS ARE NOT REQUIRED TO AFFIRMATIVELY VOTE FOR OR AGAINST THE BUSINESS COMBINATION PROPOSAL, TO VOTE ON THE BUSINESS COMBINATION PROPOSAL AT ALL, OR TO BE HOLDERS OF RECORD ON THE RECORD DATE IN ORDER TO HAVE THEIR SHARES REDEEMED FOR CASH. THIS MEANS THAT ANY PUBLIC SHAREHOLDER HOLDING PUBLIC SHARES MAY EXERCISE REDEMPTION RIGHTS REGARDLESS OF WHETHER THEY ARE ENTITLED TO VOTE ON THE BUSINESS COMBINATION PROPOSAL.

TO EXERCISE YOUR REDEMPTION RIGHTS, YOU MUST (1) IF YOU HOLD PUBLIC SHARES THROUGH UNITS, ELECT TO SEPARATE YOUR UNITS INTO THE UNDERLYING PUBLIC SHARES AND WARRANTS PRIOR TO EXERCISING YOUR REDEMPTION RIGHTS, (2) DEMAND IN WRITING THAT YOUR PUBLIC SHARES ARE REDEEMED FOR A PRO RATA PORTION OF THE FUNDS HELD IN THE TRUST ACCOUNT, AND (3) TENDER YOUR SHARES TO CONTINENTAL, PLUM’S TRANSFER AGENT, AT LEAST TWO BUSINESS DAYS PRIOR TO THE SCHEDULED VOTE AT THE EXTRAORDINARY GENERAL MEETING. IN ORDER TO EXERCISE YOUR REDEMPTION RIGHT, YOU NEED TO IDENTIFY YOURSELF

AS A BENEFICIAL HOLDER AND PROVIDE YOUR LEGAL NAME, PHONE NUMBER AND ADDRESS IN YOUR WRITTEN DEMAND. YOU MAY TENDER YOUR SHARES BY EITHER DELIVERING YOUR SHARE CERTIFICATE TO CONTINENTAL, PLUM’S TRANSFER AGENT, OR BY DELIVERING YOUR SHARES ELECTRONICALLY USING THE DEPOSITORY TRUST COMPANY’S DWAC (DEPOSIT WITHDRAWAL AT CUSTODIAN) SYSTEM. IF THE BUSINESS COMBINATION IS NOT COMPLETED, THEN THESE SHARES WILL BE RETURNED TO YOU OR YOUR ACCOUNT. IF YOU HOLD THE SHARES IN STREET NAME, YOU WILL NEED TO INSTRUCT THE ACCOUNT EXECUTIVE AT YOUR BANK OR BROKER TO WITHDRAW THE SHARES FROM YOUR ACCOUNT IN ORDER TO EXERCISE YOUR REDEMPTION RIGHTS.

On behalf of Plum’s board of directors, I would like to thank you for your support and look forward to the successful completion of the Business Combination.

Sincerely,

Kanishka Roy Co-Chief Executive Officer and Director

NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES REGULATORY AGENCY HAS APPROVED OR DISAPPROVED THE TRANSACTIONS DESCRIBED IN THE ACCOMPANYING PROXY STATEMENT/PROSPECTUS OR THE SECURITIES TO BE ISSUED, PASSED UPON THE MERITS OR FAIRNESS OF THE BUSINESS COMBINATION OR RELATED TRANSACTIONS OR PASSED UPON THE ADEQUACY OR ACCURACY OF THE DISCLOSURE IN THE ACCOMPANYING PROXY STATEMENT/PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY CONSTITUTES A CRIMINAL OFFENSE.

The accompanying proxy statement/prospectus is dated            , 2024 and is first being mailed to shareholders on or about            , 2024.

PLUM ACQUISITION CORP. I

A Cayman Islands Exempted Company
(Company Number 370077)
2021 Fillmore St. #2089
San Francisco, California 94115

NOTICE OF EXTRAORDINARY GENERAL MEETING
TO BE HELD ON            , 2024

TO THE SHAREHOLDERS OF PLUM ACQUISITION CORP. I:

NOTICE IS HEREBY GIVEN that an extraordinary general meeting of the shareholders (the “Extraordinary General Meeting”) of Plum Acquisition Corp. I, a Cayman Islands exempted company (“Plum”), will be held at            , Eastern Time, on            , 2024, at the offices of Hogan Lovells US LLP located at 390 Madison Avenue, New York, NY 10017. The Extraordinary General Meeting may also be attended through a “virtual” or online method. You will be able to attend the Extraordinary General Meeting online, vote and submit your questions during the Extraordinary General Meeting by visiting https://www.cstproxy.com/plumacquisitioncorpi/bc2024. You are cordially invited to attend the Extraordinary General Meeting, which will be held for the following purposes:

•        Proposal No. 1 — The Business Combination Proposal — to consider and vote upon a proposal to approve by an ordinary resolution under Cayman Islands Companies Law, Plum’s entry into the Business Combination Agreement, dated November 27, 2023 (as may be amended, supplemented or otherwise modified from time to time, the “Business Combination Agreement”), by and among Plum, Veea Inc., a Delaware corporation (“Veea” or the “Company”) and Plum SPAC Merger Sub, Inc., a Delaware corporation (“Merger Sub”), a copy of which is attached to the proxy statement/prospectus as Annex A, pursuant to which, among other things, following the de-registration of Plum as an exempted company in the Cayman Islands and the continuation and domestication of Plum as a corporation in the State of Delaware (as further noted below), Merger Sub will merge with and into Veea, with Veea as the surviving corporation (the “Surviving Corporation”) in such merger (the “Merger”) and, as a result of the Merger, Veea will become a wholly owned subsidiary of New Plum. Subject to, and in accordance with the terms and conditions of the Business Combination Agreement and certain related agreements, at Closing, each Existing Veea Share issued and outstanding immediately prior to the Effective Time shall be converted into the right to receive a number of duly authorized, validly issued, fully paid and nonassessable shares of common stock of New Plum (“New Plum Common Stock”) in the aggregate equal to $180,000,000, plus the aggregate exercise prices of Veea’s in-the-money, vested convertible securities, divided by $10.00, and the holders of New Financing Securities (as defined in this proxy statement/prospectus) will receive shares of New Plum Common Stock in the aggregate equal to the amount raised through the issuance of the New Financing Securities divided by $7.50.

•        Proposal No. 2 — The Domestication Proposal — to consider and vote upon a proposal, as a special resolution under Cayman Islands Companies Law, that Plum be transferred by way of continuation to Delaware pursuant to Article 47 of Plum’s amended and restated memorandum and articles of association, as amended (the “Existing Governing Documents”), Part XII of the Cayman Islands Companies Act, and Section 388 of the General Corporation Law of the State of Delaware and, immediately upon being de-registered in the Cayman Islands, Plum be continued and domesticated as a corporation under the laws of the State of Delaware.

•        Proposal No. 3 — The Charter Proposal — to consider and vote upon a proposal, as a special resolution under Cayman Islands Companies Law, to approve the amendment and restatement of the Existing Governing Documents by their deletion in their entirety and the substitution in their place of the proposed new certificate of incorporation, a copy of which is attached to the proxy statement/prospectus as Annex C (the “Proposed Charter”) and the bylaws, a copy of which is attached to the proxy statement/prospectus as Annex D (the “Proposed Bylaws” and, together with the Proposed Charter, the “Proposed Governing Documents”) of New Plum, which, if approved, would take effect immediately after the Domestication and pursuant to which inter alia Plum’s current Existing Governing Documents would be amended to remove provisions related to our status as a blank check company that will no longer apply upon the consummation of the Business Combination.

•        Proposal No. 4 — The Advisory Charter Proposals — to consider and vote, each on an ordinary resolution and on a non-binding advisory basis, upon the following seven (7) separate resolutions to approve material differences between the Proposed Governing Documents and the Existing Governing Documents:

•        Advisory Charter Proposal 4A — to increase the number of authorized shares of Plum from 551,000,000 divided into (i) 500,000,000 Class A ordinary shares, par value $0.0001 per share, 50,000,000 Class B ordinary shares, par value $0.0001 per share, and 1,000,000 preference shares, par value $0.0001 per share, to (ii) 550,000,000 shares of common stock, par value $0.0001 per share, of New Plum and 1,000,000 shares of preferred stock, par value $0.0001 per share, of New Plum.

•        Advisory Charter Proposal 4B — to permit removal of a director only for cause and only by the affirmative vote of the holders of at least two-thirds (66 2/3%) of the voting power of all of the outstanding shares of voting stock of New Plum entitled to vote at an election of directors, voting together as a single class.

•        Advisory Charter Proposal 4C — to provide that, subject to the rights of holders of any series of preferred stock, the number of directors will be fixed from time to time by a majority of the board of directors of New Plum (the “New Plum Board”).

•        Advisory Charter Proposal 4D — to eliminate the ability of New Plum stockholders to take action by written consent in lieu of a meeting.

•        Advisory Charter Proposal 4E — to provide that the Proposed Bylaws may be amended, altered, repealed or adopted either (x) by the affirmative vote of a majority of the New Plum Board present at any regular or special meeting of the New Plum Board at which a quorum is present or (y) by the approval of at least two-thirds (66 2/3%) of the voting power of all of the then-outstanding shares of voting stock of New Plum.

•        Advisory Charter Proposal 4F — to provide that the Proposed Charter may be amended, altered, repealed or adopted by the approval of at least two-thirds (66 2/3%) of the voting power of all of the then-outstanding shares of voting stock of New Plum for amendments for certain provisions of the Proposed Charter relating to: (i) classification and election of the New Plum Board, removal of directors from office, and filling vacancies on the New Plum Board, (ii) actions taken by the stockholders of New Plum, (iii) exculpation of personal liability of a director of New Plum and indemnification of persons serving as directors or officers of New Plum, (iv) forum for certain legal actions, (v) renunciation of certain corporate opportunities, and (vi) amendments to the Proposed Charter and New Plum Bylaws.

•        Advisory Charter Proposal 4G — to provide that the Court of Chancery for the State of Delaware (or, in the event that the Court of Chancery does not have jurisdiction, the federal district court for the District of Delaware or other state courts of the State of Delaware) will be the sole and exclusive forum for certain stockholder actions, provided that that the exclusive forum provision in the Proposed Charter does not apply to claims arising out of the Securities Act of 1933, as amended, and the Securities Exchange Act of 1934, as amended, for which the federal district courts of the United States are the exclusive forum.

•        Proposal No. 5 — The Nasdaq Proposal — to consider and vote upon a proposal to approve, as an ordinary resolution under Cayman Islands Companies Law, for the purposes of complying with the applicable provisions of Nasdaq Listing Rule 5635, the issuance of shares of New Plum Common Stock in connection with the Business Combination, plus any additional shares pursuant to subscription agreements we or Veea may enter into prior to Closing.

•        Proposal No. 6 — The Incentive Equity Plan Proposal — to consider and vote upon a proposal to approve, as an ordinary resolution under Cayman Islands Companies Law, the New Plum Incentive Equity Plan, a copy of which is attached to the proxy statement/prospectus as Annex I.

•        Proposal No. 7 — The ESPP Proposal — to consider and vote upon a proposal to approve, as an ordinary resolution under Cayman Islands Companies Law, the Employee Stock Purchase Plan, a copy of which is attached to the proxy statement/prospectus as Annex J.

•        Proposal No. 8 — The Election of Directors Proposal — to consider and vote upon a proposal to elect, as an ordinary resolution under Cayman Islands Companies Law, seven (7) directors to serve staggered terms on New Plum’s board of directors until the 2025, 2026 and 2027 annual meeting of stockholders of New Plum, respectively, and until their respective successors are duly elected and qualified.

•        Proposal No. 9 — The Adjournment Proposal — to consider and vote upon a proposal to approve, as an ordinary resolution under Cayman Islands Companies Law, the adjournment of the Extraordinary General Meeting to a later date or dates (A) to the extent necessary to ensure that any required supplement or amendment to the proxy statement/prospectus is provided to Plum shareholders or, if as of the time for which the Extraordinary General Meeting is scheduled, there are insufficient Plum Ordinary Shares represented (either in person or by proxy) to constitute a quorum necessary to conduct business at the Extraordinary General Meeting or (B) in order to solicit additional proxies from Plum shareholders in favor of one or more of the proposals at the Extraordinary General Meeting.

Each of the Business Combination Proposal, the Domestication Proposal, the Charter Proposal, the Nasdaq Proposal, the Incentive Equity Plan Proposal, the ESPP Proposal, and the Election of Directors Proposal is conditioned on the approval and adoption of each of the other Condition Precedent Proposals. The Advisory Charter Proposals are conditioned upon the approval of the Charter Proposal. The Adjournment Proposal is not conditioned upon the approval of any other proposal.

These items of business are described in more detail in this proxy statement/prospectus, which we encourage you to read carefully and in its entirety before voting.

Only holders of record of Ordinary Shares at the close of business on April 25, 2024 are entitled to notice of and to vote and have their votes counted at the Extraordinary General Meeting and any adjournment of the Extraordinary General Meeting.

This proxy statement/prospectus and accompanying proxy card is being provided to Plum’s shareholders in connection with the solicitation of proxies to be voted at the Extraordinary General Meeting and at any adjournment of the Extraordinary General Meeting. Whether or not you plan to attend the Extraordinary General Meeting, all of Plum’s shareholders are urged to read this proxy statement/prospectus, including the Annexes and the documents referred to herein carefully and in their entirety. You should also carefully consider the risk factors described in “Risk Factors” beginning on page 30 of this proxy statement/prospectus.

After careful consideration, the board of directors of Plum has unanimously approved the Business Combination Agreement and the transactions contemplated thereby, including the Merger and Domestication, and unanimously recommends that shareholders vote “FOR” the adoption of the Business Combination Agreement and approval of the transactions contemplated thereby, including the Merger and Domestication, and “FOR” all other proposals presented to Plum’s shareholders in this proxy statement/prospectus. When you consider the recommendation of these proposals by the board of directors of Plum, you should keep in mind that Plum’s directors and officers have interests in the Business Combination that may conflict with your interests as a shareholder. See the section entitled “Business Combination Proposal — Interests of Plum’s Directors and Executive Officers in the Business Combination” in this proxy statement/prospectus for a further discussion of these considerations.

Pursuant to the Existing Governing Documents, a Public Shareholder may request that Plum redeem all or a portion of its Public Shares for cash if the Business Combination is consummated. As a holder of Public Shares, you will be entitled to receive cash for any Public Shares to be redeemed only if you:

(i)     (a) hold Public Shares or (b) if you hold Public Shares through Units, you elect to separate your Units into the underlying Public Shares and Public Warrants prior to exercising your Redemption rights with respect to the Public Shares;

(ii)    submit a written request to Continental, Plum’s Transfer Agent, in which you (i) request that Plum redeem all or a portion of your Public Shares for cash, and (ii) identify yourself as the beneficial holder of the Public Shares and provide your legal name, phone number and address; and (iii) deliver your Public Shares to Continental, Plum’s Transfer Agent, physically or electronically through The Depository Trust Company (“DTC”); and

(iii)   deliver your certificates for Public Shares (if any) along with the Redemption forms to Continental, Plum’s Transfer Agent, physically or electronically through DTC.

Holders must complete the procedures for electing to redeem their Public Shares in the manner described above prior to            , Eastern Time, on            , 2024 (two business days before the scheduled vote at the Extraordinary General Meeting) in order for their shares to be redeemed.

Holders of Units must elect to separate the Units into the underlying Public Shares and Public Warrants prior to exercising Redemption rights with respect to the Public Shares. Public holders that hold their Units in an account at a brokerage firm or bank, must notify their broker or bank that they elect to separate the Units into the underlying Public Shares and Public Warrants, or if a holder holds Units registered in its own name, the holder must contact Continental, Plum’s Transfer Agent, directly and instruct them to do so. The Redemption rights include the requirement that a holder must identify itself in writing as a beneficial holder and provide its legal name, phone number and address to Continental, Plum’s Transfer Agent, in order to validly redeem its shares. Public Shareholders may elect to redeem Public Shares regardless of if or how they vote in respect of the Business Combination Proposal and regardless of whether they hold Public Shares on the Record Date. If the Business Combination is not consummated, the Public Shares will be returned to the respective holder, broker or bank. If the Business Combination is consummated, and if a Public Shareholder properly exercises its right to redeem all or a portion of the Public Shares that it holds and timely delivers its shares to Continental, Plum’s Transfer Agent, New Plum will redeem such Public Shares for a per-share price, payable in cash, equal to the pro rata portion of the trust account established at the consummation of Plum’s Initial Public Offering (the “Trust Account”), calculated as of two business days prior to the consummation of the Business Combination. For illustrative purposes, based on approximately $36.29 million of funds in the Trust Account and 3,255,593 shares subject to possible Redemption, in each case, as of April 25, 2024, this would have amounted to approximately $11.14 per issued and outstanding Public Share. If a Public Shareholder exercises its Redemption rights in full, then it will be electing to exchange its Public Shares for cash and will no longer own Public Shares. The Redemption will take place following the Domestication and, accordingly, it is shares of New Plum Common Stock that will be redeemed immediately after consummation of the Business Combination. See “Extraordinary General Meeting of Plum — Redemption Rights” in this proxy statement/prospectus for a detailed description of the procedures to be followed if you wish to redeem your Public Shares for cash.

Notwithstanding the foregoing, a Public Shareholder, together with any affiliate of such Public Shareholder or any other person with whom such Public Shareholder is acting in concert or as a “group” (as defined in Section 13(d)(3) of the Securities Exchange Act of 1934, as amended (“Exchange Act”)), will be restricted from redeeming its Public Shares with respect to more than an aggregate of 15% of the Public Shares. Accordingly, if a Public Shareholder, alone or acting in concert or as a group, seeks to redeem more than 15% of the Public Shares, then any such shares in excess of that 15% limit would not be redeemed for cash.

Our Initial Shareholders have, pursuant to the Sponsor Letter Agreement, agreed to, among other things, vote all of their Ordinary Shares in favor of the proposals being presented at the Extraordinary General Meeting in connection with the consummation of the Business Combination and not to redeem any Public Shares they own.

Such shares will be excluded from the pro rata calculation used to determine the per-share Redemption price. As of the date of this proxy statement/prospectus, the Initial Shareholders own 71% of the issued and outstanding Ordinary Shares. Accordingly, Plum would not need any Public Shares to be voted in favor of the Business Combination Proposal in order for it to be approved, assuming all outstanding shares are voted on such proposal. If only a minimum quorum of shares of Plum Ordinary Shares, constituted by the holders of one-half of outstanding shares, is present at the Extraordinary General Meeting, Plum would not need any of the Public Shares to be voted in favor of the Business Combination Proposal in order for it to be approved (provided that consummation of the Merger is conditioned upon, among other things approval of the Condition Precedent Proposals and the requirement that Plum have net tangible assets of at least $5,000,001 after giving effect to the transactions contemplated by the Business Combination Agreement). See “Business Combination Proposal — Related Agreements — Sponsor Letter Agreement” in the accompanying proxy statement/prospectus for more information related to the Sponsor Letter Agreement.

The Business Combination Agreement is subject to the satisfaction or waiver of certain other closing conditions as described in the accompanying proxy statement/prospectus. There can be no assurance that the parties to the Business Combination Agreement would waive any such provision of the Business Combination Agreement. In addition, in no event will Plum redeem Public Shares in an amount that would cause New Plum’s net tangible assets (as determined in accordance with Rule 3a51-1(g)(1) of the Exchange Act) to be less than $5,000,001 after giving effect to the transactions contemplated by the Business Combination Agreement.

The approval of the Domestication Proposal and Charter Proposal each require a special resolution under Cayman Islands Companies Law, being the affirmative vote of at least a two-thirds (66 2/3%) majority of the votes cast by the holders of the issued Ordinary Shares present in person or represented by proxy at the Extraordinary General Meeting and entitled to vote on such matter. The approval of each of the Business Combination Proposal, each Advisory Charter Proposal, the Incentive Equity Plan Proposal, the Nasdaq Proposal, the ESPP Proposal and the Adjournment Proposal requires an ordinary resolution, being the affirmative vote of at least a majority of the votes cast by the holders of the issued Ordinary Shares present in person or represented by proxy at the Extraordinary General Meeting and entitled to vote on such matter. The Election of Directors Proposal requires an ordinary resolution, being the affirmative vote of at least a majority of the votes cast by the holders of the issued Ordinary Shares present in person or represented by proxy at the Extraordinary General Meeting and entitled to vote on such matter.

Your vote is very important. Whether or not you plan to attend the Extraordinary General Meeting, please vote as soon as possible by following the instructions in this proxy statement/prospectus to make sure that your shares are represented at the Extraordinary General Meeting. If you hold your shares in “street name” through a bank, broker or other nominee, you will need to follow the instructions provided to you by your bank, broker or other nominee to ensure that your shares are represented and voted at the Extraordinary General Meeting. The Business Combination will be consummated only if the Condition Precedent Proposals are approved at the Extraordinary General Meeting. Each of the Condition Precedent Proposals is cross-conditioned on the approval of each other. The Advisory Charter Proposals are conditioned upon the approval of the Charter Proposal. The Adjournment Proposal is not conditioned upon the approval of any other proposal set forth in this proxy statement/prospectus.

If you sign, date and return your proxy card without indicating how you wish to vote, your proxy will be voted FOR each of the proposals presented at the Extraordinary General Meeting. If you fail to return your proxy card or fail to instruct your bank, broker or other nominee how to vote, and do not attend the Extraordinary General Meeting in person, the effect will be, among other things, that your shares will not be counted for purposes of determining whether a quorum is present at the Extraordinary General Meeting. If you are a shareholder of record and you attend the Extraordinary General Meeting and wish to vote in person, you may withdraw your proxy and vote in person.

Your attention is directed to the remainder of the proxy statement/prospectus following this notice (including the Annexes and other documents referred to herein) for a more complete description of the proposed Business Combination and related transactions and each of the proposals. You are encouraged to read this proxy statement/prospectus carefully and in its entirety, including the Annexes and other documents referred to herein. If you have any questions or need assistance voting your Ordinary Shares, please contact Advantage Proxy, Inc., our proxy solicitor, by calling (877) 870-8565, or banks and brokers can call collect at (206) 870-8565, or by emailing ksmith@advantageproxy.com.

Thank you for your participation. We look forward to your continued support.

By Order of the Board of Directors of Plum Acquisition Corp. I

Kanishka Roy Co-Chief Executive Officer and Director

ALL HOLDERS OF PUBLIC SHARES HAVE THE RIGHT TO HAVE THEIR PUBLIC SHARES REDEEMED FOR CASH IN CONNECTION WITH THE PROPOSED BUSINESS COMBINATION. PUBLIC SHAREHOLDERS ARE NOT REQUIRED TO AFFIRMATIVELY VOTE FOR OR AGAINST THE BUSINESS COMBINATION PROPOSAL, TO VOTE ON THE BUSINESS COMBINATION PROPOSAL AT ALL, OR TO BE HOLDERS OF RECORD ON THE RECORD DATE IN ORDER TO HAVE THEIR SHARES REDEEMED FOR CASH. THIS MEANS THAT ANY PUBLIC SHAREHOLDER HOLDING PUBLIC SHARES MAY EXERCISE REDEMPTION RIGHTS REGARDLESS OF WHETHER THEY ARE ENTITLED TO VOTE ON THE BUSINESS COMBINATION PROPOSAL.

TO EXERCISE YOUR REDEMPTION RIGHTS, YOU MUST (1) IF YOU HOLD PUBLIC SHARES THROUGH UNITS, ELECT TO SEPARATE YOUR UNITS INTO THE UNDERLYING PUBLIC SHARES AND WARRANTS PRIOR TO EXERCISING YOUR REDEMPTION RIGHTS, (2) DEMAND IN WRITING THAT YOUR PUBLIC SHARES ARE REDEEMED FOR A PRO RATA PORTION OF THE FUNDS HELD IN THE TRUST ACCOUNT, AND (3) TENDER YOUR SHARES TO CONTINENTAL, PLUM’S TRANSFER AGENT, AT LEAST TWO BUSINESS DAYS PRIOR TO THE SCHEDULED VOTE AT THE EXTRAORDINARY GENERAL MEETING. IN ORDER TO EXERCISE YOUR REDEMPTION RIGHT, YOU NEED TO IDENTIFY YOURSELF AS A BENEFICIAL HOLDER AND PROVIDE YOUR LEGAL NAME, PHONE NUMBER AND ADDRESS IN YOUR WRITTEN DEMAND. YOU MAY TENDER YOUR SHARES BY EITHER DELIVERING YOUR SHARE CERTIFICATE TO CONTINENTAL, PLUM’S TRANSFER AGENT, OR BY DELIVERING YOUR SHARES ELECTRONICALLY USING THE DEPOSITORY TRUST COMPANY’S DWAC (DEPOSIT WITHDRAWAL AT CUSTODIAN) SYSTEM. IF THE BUSINESS COMBINATION IS NOT COMPLETED, THEN THESE SHARES WILL BE RETURNED TO YOU OR YOUR ACCOUNT. IF YOU HOLD THE SHARES IN STREET NAME, YOU WILL NEED TO INSTRUCT THE ACCOUNT EXECUTIVE AT YOUR BANK OR BROKER TO WITHDRAW THE SHARES FROM YOUR ACCOUNT IN ORDER TO EXERCISE YOUR REDEMPTION RIGHTS.

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ADDITIONAL INFORMATION

You may request copies of this proxy statement/prospectus and any other publicly available information concerning Plum, without charge, by written request to Plum Acquisition Corp. I, 2021 Fillmore St. #2089, San Francisco, California 94115, or by telephone request at (415) 683-6773, or our proxy solicitor, Advantage Proxy, Inc. by calling (877) 870-8565, or banks and brokers can call collect at (206) 870-8565, or by emailing ksmith@advantageproxy.com or from the SEC through the SEC website at http://www.sec.gov.

In order for Plum’s shareholders to receive timely delivery of the documents in advance of the Extraordinary General Meeting of Plum to be held on            , 2024, you must request the information no later than five business days prior to the date of the Extraordinary General Meeting, by            , 2024.

TRADEMARKS

This document contains references to trademarks, trade names and service marks belonging to other entities. Solely for convenience, trademarks, trade names and service marks referred to in this proxy statement/prospectus may appear without the ® or TM symbols, but such references are not intended to indicate, in any way, that the applicable licensor will not assert, to the fullest extent under applicable law, its rights to these trademarks and trade names. We do not intend our use or display of other companies’ trade names, trademarks or service marks to imply a relationship with, or endorsement or sponsorship of us by, any other companies.

SELECTED DEFINITIONS

Unless otherwise stated in this proxy statement/prospectus or the context otherwise requires, the following terms shall have the following meanings:

•        “Business Combination” means the Domestication, the Merger and the other transactions contemplated by the Business Combination Agreement, collectively.

•        “Business Combination Agreement” means that certain Business Combination Agreement, dated November 27, 2023 (as may be amended, supplemented or otherwise modified from time to time), by and among Plum, the Merger Sub, and Veea.

•        “Cayman Islands Companies Law” means the Companies Act (As Revised) of the Cayman Islands as the same may be amended from time to time.

•        “Change of Control Transaction” means any transaction or series of related transactions (a) under which any person(s), directly or indirectly, acquires or otherwise purchases (i) another person or any of its affiliates or (ii) all or a material portion of assets, businesses or Equity Securities of another person, (b) that results, directly or indirectly, in the shareholders of a person as of immediately prior to such transaction holding, in the aggregate, less than fifty percent (50%) of the voting shares of such person (or any successor or parent company of such person) immediately after the consummation thereof (in the case of each of clauses (a) and (b), whether by merger, consolidation, tender offer, recapitalization, purchase or issuance of Equity Securities, tender offer or otherwise) or (c) under which any person(s) makes any equity or similar investment in another person.

•        “Class A ordinary shares” means the Class A ordinary shares, par value $0.0001 per share, of Plum, which will convert by operation of law into shares of New Plum Common Stock, on a one-for-one basis, in connection with the Domestication.

•        “Class B ordinary shares” or “founder shares” means the Class B ordinary shares, par value $0.0001 per share, of Plum that were initially issued to our Sponsor in a private placement prior to our Initial Public Offering and subsequently converted into Class A ordinary shares on September 13, 2023.

•        “Closing” means the closing of the Business Combination.

•        “Closing Date” means that date that is in no event later than the third (3rd) business day, following the satisfaction (or, to the extent permitted by applicable law, waiver) of the conditions to Closing set forth in the Business Combination Agreement, which are described under the section entitled “Business Combination Proposal — Conditions to Closing of the Business Combination,” (other than those conditions that by their nature are to be satisfied at the Closing, but subject to satisfaction or waiver of such conditions) or at such other date as Plum and Veea may agree in writing.

•        “Condition Precedent Proposals” means the Business Combination Proposal, the Domestication Proposal, the Charter Proposal, the Nasdaq Proposal, the Incentive Equity Plan Proposal, the ESPP Proposal, and the Election of Directors Proposal, collectively.

•        “Continental” means Continental Stock Transfer & Trust Company, a New York limited purpose trust company.

•        “DGCL” means the General Corporation Law of the State of Delaware.

•        “Dissenting Shares” means the shares of Veea Capital Stock issued and outstanding immediately prior to the Effective Time (other than shares of Veea Capital Stock cancelled in accordance with the Business Combination Agreement) and held by a holder who has not voted in favor of adoption of the Business Combination Agreement or consented thereto in writing and who has properly exercised and perfected appraisal rights of such Veea Capital Stock in accordance with Section 262 of the DGCL.

•        “Domestication” means the transfer by way of continuation and deregistration of Plum from the Cayman Islands and the continuation and domestication of Plum as a corporation incorporated in the State of Delaware in connection with the Merger.

•        “Earnout Consideration” means the shares of New Plum Common Stock issuable in connection with the Earnout Triggering Events.

•        “Earnout Period” means the time period between the Closing and the ten-year anniversary of the Closing.

•        “Earnout Triggering Event I” means the date on which the volume-weighted average trading sale price of one share of New Plum Common Stock (as adjusted for stock splits, stock dividends, reorganizations and recapitalizations) is greater than or equal to $12.50 for any twenty (20) trading days within any thirty (30) consecutive trading day period within the Earnout Period.

•        “Earnout Triggering Event II” means the date on which the volume-weighted average trading sale price of one share of New Plum Common Stock (as adjusted for stock splits, stock dividends, reorganizations and recapitalizations) is greater than or equal to $15.00 for any twenty (20) trading days within any thirty (30) consecutive trading day period within the Earnout Period.

•        “Earnout Triggering Events” means Earnout Triggering Event I and Earnout Triggering Event II.

•        “Effective Time” means the time at which the Merger becomes effective.

•        “Employee Stock Purchase Plan” means the New Plum 2024 Employee Stock Purchase Plan, in the form attached as Annex J.

•        “Equity Securities” means, with respect to any person, (a) any capital stock, partnership or membership interest, unit of participation or other similar interest (however designated) in such person and (b) any option, warrant, purchase right, conversion right, exchange right or other contractual obligation which would entitle any other person to acquire any such interest in such person or otherwise entitle any other person to share in the equity, profits, earnings, losses or gains of such person (including any interest, the value of which is in any way based on, linked to or derived from any interest described in clause (a), including stock appreciation, phantom stock, profit participation or other similar rights).

•        “Existing Fully Diluted Veea Capitalization” means, without duplication, the aggregate number of shares of Veea Common Stock, (a) treating the shares of Veea Series A Preferred Stock and Veea Series A-1 Preferred Stock on an as-converted to shares of Veea Common Stock basis and (b) treating all outstanding in-the-money, vested Veea Convertible Securities, as if the Veea Convertible Security had been exercised on a cash basis as of the Effective Time, but excluding any New Financing Securities and any Veea Securities held as treasury stock.

•        “Existing Governing Documents” means Plum’s amended and restated memorandum and articles of association.

•        “Existing Holder Exchange Ratio” means (a) the Existing Veea Shareholder Equity Value Per Share, divided by (b) $10.00.

•        “Existing Veea Shareholder Equity Value Per Share” means (a) (i) $180,000,000, plus (ii) the aggregate exercise price for all shares of Veea Capital Stock issuable under in-the-money, vested Veea Convertible Securities in accordance with their terms (and assuming no cashless exercise thereof), excluding any New Financing Securities, divided by (b) the Existing Fully Diluted Veea Capitalization.

•        “Existing Veea Shareholders” means, collectively, the holders of shares of Veea Common Stock, Veea Series A Preferred Stock and Veea Series A-1 Preferred Stock as of immediately prior to the Closing, but excluding holders of any New Financing Securities (solely with respect to such New Financing Securities).

•        “Existing Veea Shares” means, collectively, the Veea Common Stock, Veea Series A Preferred Stock and Veea Series A-1 Preferred Stock.

•        “Extension Meetings” means the Plum shareholder meetings held on March 15, 2023, and September 13, 2023, at which shareholders voted upon, among other items, (a) a proposal to amend the Existing Governing Documents to extend the date by which Plum must consummate an initial

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business combination from March 18, 2023 to June 18, 2023, and to allow Plum, without another shareholder vote, to elect to extend the such date to consummate a business combination on a monthly basis for up to nine (9) times by an additional one month each time after June 18, 2023, by resolution of Plum’s Board, if requested by the Sponsor, and upon five days’ advance notice prior to the applicable termination date, until March 18, 2024, unless the closing of the Plum’s initial business combination shall have occurred prior to such date, and (b) a proposal to amend the Existing Governing Documents to extend the date by which Plum must consummate an initial business combination from September 18, 2023 to December 18, 2023, and to allow Plum, without another shareholder vote, to elect to extend the such date to consummate a business combination on a monthly basis for up to six (6) times by an additional one month each time after December 18, 2023, by resolution of Plum’s Board, if requested by the Sponsor, and upon five days’ advance notice prior to the applicable termination date, until June 18, 2024, unless the closing of Plum’s initial business combination shall have occurred prior to such date, respectively.

•        “Extension Redemptions” means the Redemption of (a) 26,693,416 Plum Class A ordinary shares in connection with the Extension Meeting held on March 15, 2023, and (b) 1,972,625 Plum Class A ordinary shares in connection with the Extension Meeting held on September 13, 2023.

•        “Extraordinary General Meeting” means the Extraordinary General Meeting of Plum at            , Eastern Time, on            , 2024, at the offices of Hogan Lovells US LLP located at 390 Madison Avenue, New York, NY 10017, and via a virtual meeting, unless the Extraordinary General Meeting is adjourned, or at such other time, on such other date and at such other place to which the meeting may be adjourned.

•        “GAAP” means the United States generally accepted accounting principles, consistently applied.

•        “HSR Act” means the Hard-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the rules and regulations promulgated thereunder.

•        “Incentive Equity Plan” means the New Plum 2024 Incentive Equity Plan, in the form attached as Annex I.

•        “Initial Public Offering” means Plum’s Initial Public Offering that was consummated on March 15, 2021.

•        “Initial Shareholders” means the holders of the founder shares.

•        “Legacy Equity Incentive Plans” means each of the 2014 Max Inc. (currently Veea Inc.) Equity Incentive Plan and the Veea Inc. 2018 Equity Incentive Plan.

•        “Lock-Up Agreements” means the Veea Lock-Up Agreements and the Plum Lock-Up Agreements.

•        “Locked-Up Plum Persons” means, collectively, the Sponsor and certain other holders of Plum’s Class A ordinary shares.

•        “Locked-Up Veea Persons” means, collectively, certain officers and each director of Veea who will become an officer or director of New Plum and any other Veea Securityholders mutually agreed by the Company and Plum prior to the Closing.

•        “Nasdaq” means The Nasdaq Stock Market LLC.

•        “New Financing Fully Diluted Veea Capitalization” means, without duplication, the aggregate shares of Veea Common Stock, (a) treating the shares of Veea Series A-2 Preferred Stock and other New Financing Securities on an as-converted to shares of Veea Common Stock basis and (b) treating all outstanding in-the-money, vested Veea Convertible Securities convertible into New Financing Securities as if such Veea Convertible Security had been exercised on a cash basis as of the Effective Time, but excluding any Veea Securities held as treasury stock.

•        “New Financing Securities” means the Veea Series A-2 Preferred Stock and other Veea Convertible Securities sold pursuant to Section 9.11 of the Business Combination Agreement.

•        “New Plum” means Plum upon and after the Domestication. In connection with the Domestication, Plum’s name will be changed to a name to be mutually agreed by Plum and Veea.

•        “New Plum Board” means the board of directors of New Plum.

•        “New Plum Common Stock” means the common stock, par value $0.0001 per share, of New Plum.

•        “New Plum Warrants” means warrants to purchase New Plum Common Stock, including those issued in exchange for Plum Warrants in connection with the Business Combination.

•        “New Veea Shareholder Equity Value Per Share” means (a) the aggregate amount raised through the issuance of the New Financing Securities, plus the aggregate exercise price for all shares of Veea Capital Stock issuable under any in-the-money New Financing Securities in accordance with their terms (and assuming no cashless exercise thereof), divided by (b) the New Financing Fully Diluted Veea Capitalization.

•        “New Veea Shareholder Exchange Ratio” means (a) the New Veea Shareholder Equity Value Per Share, divided by (b) $7.50.

•        “New Veea Shareholders” means, collectively, the holders of shares of New Financing Securities.

•        “Ordinary Shares” means Plum’s Class A ordinary shares and Plum’s Class B ordinary shares.

•        “Plum,” “we,” “us” or “our” means Plum Acquisition Corp. I, a Cayman Islands exempted company, prior to the consummation of the Business Combination.

•        “Plum Board” means Plum’s board of directors.

•        “Plum Lock-Up Agreements” means the agreements to be entered into prior to or simultaneously with the Closing pursuant to which, among other things, the Plum shareholder party thereto agrees not to sell, for the period specified in such agreement, certain shares of New Plum Common Stock the Plum shareholder will receive in the Domestication, on the terms and subject to the conditions set forth in such lock-up agreement, a form of which is attached as Annex F-2.

•        “Private Placement Warrants” means the 6,256,218 warrants outstanding as of the date of this proxy statement/prospectus that were issued to the Sponsor simultaneously with the consummation of Plum’s Initial Public Offering, which Private Placement Warrants are identical to the Public Warrants, subject to certain limited exceptions, each such whole warrant representing the right to purchase one Class A ordinary share of Plum.

•        “Pro Forma” means giving pro forma effect to the Business Combination, including the Merger, Domestication, and any equity financing transactions which may be entered into prior to Closing.

•        “Proposed Bylaws” means the proposed bylaws of New Plum to be effective upon the Domestication attached to this proxy statement/prospectus as Annex D.

•        “Proposed Charter” means the proposed certificate of incorporation of New Plum to be effective upon the Domestication attached to this proxy statement/prospectus as Annex C.

•        “Proposed Governing Documents” means the Proposed Charter and the Proposed Bylaws.

•        “Public Shareholders” means holders of Public Shares, whether acquired in Plum’s Initial Public Offering or acquired in the secondary market.

•        “Public Shares” means the currently outstanding 3,255,593 Class A ordinary shares of Plum sold as part of the Plum Units in its Initial Public Offering, whether acquired in Plum’s Initial Public Offering or acquired in the secondary market.

•        “Public Warrants” means the redeemable warrants to purchase Class A ordinary shares of Plum sold as part of the Units in its Initial Public Offering or acquired in the secondary market.

•        “Record Date” means April 25, 2024.

•        “Redemption” means each redemption of Public Shares for cash pursuant to the Existing Governing Documents.

•        “SEC” means the Securities and Exchange Commission.

•        “Securities Act” means the Securities Act of 1933, as amended.

•        “Sponsor” means Plum Partners LLC, a Delaware limited liability company.

•        “Sponsor Letter Agreement” means the sponsor letter agreement dated as of November 27, 2023, by and among Plum, Sponsor and Veea.

•        “Stockholder Support Agreements” means the stockholder support agreements in the form set forth on Schedule B of the Business Combination Agreement and attached hereto as Annex G.

•        “Transfer Agent” means Continental, Plum’s transfer agent.

•        “Trust Account” means the trust account established at the consummation of Plum’s Initial Public Offering that holds the proceeds of the Initial Public Offering and from the sale of Private Placement Warrants and is maintained by Continental, acting as trustee.

•        “Units” or “Plum Units” means the units of Plum, each unit representing one Class A ordinary share and one-fifth of one warrant, with such whole warrant representing the right to acquire one Class A ordinary share, that were offered and sold by Plum in its Initial Public Offering.

•        “Veea” means Veea Inc., a Delaware corporation.

•        “Veea Capital Stock” means the Veea Common Stock and the Veea Preferred Stock.

•        “Veea Common Stock” means Veea’s common stock, par value $0.00001 per share.

•        “Veea Convertible Securities” means, collectively, the Veea Options, Veea Warrants, and any other options, warrants or rights to subscribe for or purchase any capital stock of Veea or securities (including debt securities) convertible into or exchangeable for, or that otherwise confer on the holder any right to acquire any Veea Capital Stock.

•        “Veea Lock-Up Agreements” means the agreements to be entered into prior to or simultaneously with the Closing pursuant to which, among other things, the Veea Securityholder party thereto agrees not to sell, for the period specified in such agreement, certain shares of New Plum Common Stock the Veea Securityholder will receive in the Business Combination, on the terms and subject to the conditions set forth in such lock-up agreement, a form of which is attached as Annex F-1.

•        “Veea Option” means each outstanding option (whether vested or unvested) to purchase Veea Common Stock granted under the Legacy Equity Incentive Plans.

•        “Veea Optionholders” means, collectively, the holders of Veea Options as of any applicable determination time prior to Closing.

•        “Veea Preferred Stock” means, collectively, the Veea Series A Preferred Stock, the Veea Series A-1 Preferred Stock and the Veea Series A-2 Preferred Stock.

•        “Veea Securities” means, collectively, the Veea Capital Stock and the Veea Convertible Securities.

•        “Veea Securityholders” means, collectively, the Veea Stockholders, Veea Optionholders, and Veea Warrantholders.

•        “Veea Series A Preferred Stock” means Veea’s Series A Preferred Stock, $0.00001 par value per share.

•        “Veea Series A-1 Preferred Stock” means Veea’s Series A-1 Preferred Stock, $0.00001 par value per share.

•        “Veea Series A-2 Preferred Stock” means Veea’s Series A-2 Preferred Stock, $0.00001 par value per share.

•        “Veea Stockholder” means a holder of a share of any Veea Capital Stock as of any applicable determination time prior to Closing.

•        “Veea Warrantholders” means, collectively, the holders of Veea Warrants as of any applicable determination time prior to Closing.

•        “Veea Warrants” means all outstanding and unexercised (in whole or in part) warrants to purchase shares of Veea Capital Stock.

•        “Warrant Agreement” that certain Warrant Agreement, dated as of March 18, 2021, by and between Plum and Continental, as the warrant agent, which sets forth the expiration and exercise price of and procedure for exercising the Warrants.

•        “Warrants” means the Public Warrants and the Private Placement Warrants.

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

Certain statements in this proxy statement/prospectus may constitute “forward-looking statements” for purposes of the federal securities laws. Our forward-looking statements include, but are not limited to, statements regarding our or our management team’s expectations, hopes, beliefs, intentions or strategies regarding the future, including those relating to the Business Combination. The information included in this proxy statement/prospectus in relation to Veea has been provided by Veea and its respective management, and forward-looking statements include statements relating to our and its respective management team’s expectations, hopes, beliefs, intentions or strategies regarding the future, including those relating to the Business Combination and the business of Veea following the Business Combination. In addition, any statements that refer to projections, forecasts or other characterizations of future events or circumstances, including any underlying assumptions, are forward-looking statements. The words “anticipate,” “believe,” “contemplate,” “continue,” “could,” “estimate,” “expect,” “intends,” “may,” “might,” “plan,” “possible,” “potential,” “predict,” “project,” “should,” “will,” “would” and similar expressions may identify forward-looking statements, but the absence of these words does not mean that a statement is not forward-looking.

The forward-looking statements contained in this proxy statement/prospectus are based on current expectations and beliefs concerning future developments and their potential effects on us and/or Veea. There can be no assurance that future developments affecting us and/or Veea will be those that we and/or Veea have anticipated. These forward-looking statements involve a number of risks, uncertainties (some of which are beyond our control or the control of Veea) or other assumptions that may cause actual results or performance to be materially different from those expressed or implied by these forward-looking statements. These risks and uncertainties include, but are not limited to:

•        our ability to complete the Business Combination with Veea or, if we do not consummate such Business Combination, any other initial business combination;

•        satisfaction or waiver of the conditions to the Business Combination including, among others: (i) the approval by our shareholders of the Condition Precedent Proposals being obtained; (ii) approval of certain other agreements and transactions related to the Business Combination by the respective shareholders of Plum and Veea; (iii) the applicable waiting period under the Hart-Scott-Rodino Act of 1976 (the “HSR Act”) relating to the Business Combination Agreement having expired or been terminated; (iv) the approval by Nasdaq of our initial listing application in connection with the Business Combination; and (v) that Plum has at least $5,000,001 of net tangible assets immediately after the Closing;

•        the occurrence of any event, change or other circumstances, including the outcome of any legal proceedings that may be instituted against Plum and Veea following the announcement of the Business Combination Agreement and the transactions contemplated therein, that could give rise to the termination of the Business Combination Agreement;

•        failure to maintain adequate operational and financial resources or raise additional capital or generate sufficient cash flows;

•        risks related to Veea’s current growth strategy and Veea’s ability to generate revenue and become profitable;

•        market acceptance of Veea’s platform and products;

•        the length and unpredictable nature of Veea’s sales cycles;

•        Veea’s reliance on distribution and partnering arrangements and third party manufacturers;

•        cybersecurity incidents, security vulnerabilities, and real or perceived errors, failures, defects, or bugs in Veea’s platforms or products;

•        the ability of Veea to protect and develop its intellectual property rights;

•        substantial regulations, which are evolving, and unfavorable changes or failure by Veea to comply with these regulations;

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•        the ability to obtain and/or maintain the listing of New Plum Common Stock and the Warrants on Nasdaq, and the potential liquidity and trading of such securities;

•        our public securities’ potential liquidity and trading;

•        the amount of Redemptions made by Public Shareholders;

•        the risk that the proposed Business Combination disrupts current plans and operations of Veea as a result of the announcement and consummation of the proposed Business Combination;

•        the ability to recognize the anticipated benefits of the proposed Business Combination, which may be affected by, among other things, competition, the ability of the combined company to grow and manage growth profitably and retain its key employees;

•        costs related to the proposed Business Combination;

•        our success in retaining or recruiting, or changes required in, our officers, key employees or directors following the completion of the Business Combination, and New Plum’s ability to attract and retain key personnel;

•        Plum officers and directors allocating their time to other businesses and potentially having conflicts of interest with Plum’s business or in approving the Business Combination;

•        macroeconomic conditions; and

•        other factors detailed under the section entitled “Risk Factors.”

Should one or more of these risks or uncertainties materialize, or should any of our assumptions prove incorrect, actual results may vary in material respects from those projected in these forward-looking statements. There may be additional risks that we consider immaterial or which are unknown. It is not possible to predict or identify all such risks. Neither we nor Veea undertake any obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise, except as may be required under applicable securities laws.

Before any shareholder grants its proxy or instructs how its vote should be cast or vote on the proposals to be put to the Extraordinary General Meeting, or makes a decision with respect to Redemption of its Public Shares, such shareholder should be aware that the occurrence of the events described in the “Risk Factors” section and elsewhere in this proxy statement/prospectus may adversely affect us.

QUESTIONS AND ANSWERS FOR SHAREHOLDERS OF PLUM

The questions and answers below highlight only selected information from this proxy statement/prospectus and only briefly address some commonly asked questions about the proposals to be presented at the Extraordinary General Meeting, including with respect to the proposed Business Combination. The following questions and answers do not include all the information that may be important to Plum’s shareholders. We urge shareholders to read this proxy statement/prospectus, including the Annexes and the other documents referred to herein, carefully and in their entirety to fully understand the proposed Business Combination and the voting procedures for the Extraordinary General Meeting, which will be held on            , 2024, at the offices of Hogan Lovells US LLP located at 390 Madison Avenue, New York, NY 10017, and via a virtual meeting, unless the Extraordinary General Meeting is adjourned.

Q:     Why am I receiving this proxy statement/prospectus?

A:     Plum shareholders are being asked to consider and vote upon, among other proposals, a proposal to approve and adopt the Business Combination Agreement and approve the transactions contemplated thereby, including the Business Combination. In accordance with the terms and subject to the conditions of the Business Combination Agreement, among other things, Plum will complete the Domestication, and after the Domestication, on the Closing Date, the parties will complete the Merger, pursuant to which each Existing Veea Share issued and outstanding immediately prior to the Effective Time shall be converted into the right to receive a number of duly authorized, validly issued, fully paid and nonassessable shares of New Plum Common Stock (or rights to acquire such common stock) in the aggregate equal to $180,000,000, plus the aggregate exercise prices of Veea’s in-the-money, vested convertible securities, divided by $10.00. The Business Combination Agreement also contemplates that Veea may sell New Financing Securities generating proceeds of up to $70,000,000 (or more with Plum’s consent) between the date of the Business Combination Agreement and the Closing, and the holders of such New Financing Securities will receive shares of New Plum Common Stock in the aggregate equal to the amount raised through the issuance of the New Financing Securities divided by $7.50. For further details, see “Business Combination Proposal — Consideration to Veea Stockholders in the Business Combination.”

A copy of the Business Combination Agreement is attached to this proxy statement/prospectus as Annex A and you are encouraged to read the Business Combination Agreement in its entirety.

The approval of each of the Business Combination Proposal, the Advisory Charter Proposals, the Incentive Equity Plan Proposal, the Nasdaq Proposal, the ESPP Proposal and the Adjournment Proposal requires an ordinary resolution, being the affirmative vote of at least a majority of the votes cast by the holders of the issued Ordinary Shares present in person or represented by proxy at the Extraordinary General Meeting and entitled to vote on such matter, the Election of Directors Proposal requires an ordinary resolution, being the affirmative vote of at least a majority of the votes cast by the holders of the issued Ordinary Shares present in person or represented by proxy at the Extraordinary General Meeting and entitled to vote thereon, and each of the Domestication Proposal and Charter Proposal requires a special resolution under Cayman Islands Companies Law, being the affirmative vote of at least a two-thirds (66⅔%) majority of the votes cast by the holders of the issued Ordinary Shares present in person or represented by proxy at the Extraordinary General Meeting and entitled to vote on such matter.

In connection with the Domestication, on the Closing Date but after the Redemption of the shareholders of Plum and prior to the Effective Time, by virtue of the Domestication, and without any action on the part of any holder of the issued Plum Shares: (i) each issued and outstanding Class A ordinary share of Plum and each issued and outstanding Class B ordinary share of Plum will convert by operation of law, on a one-for-one basis, into shares of New Plum Common Stock, subject to certain adjustments; (ii) each issued and outstanding Warrant to purchase Class A ordinary shares of Plum will automatically represent the right to purchase one share of New Plum Common Stock at an exercise price of $11.50 per share of New Plum Common Stock on the terms and conditions set forth in the Warrant Agreement; (iii) the Existing Governing Documents of Plum will be amended and restated and become the Proposed Governing Documents of New Plum, as described in this proxy statement/prospectus; and (iv) such Proposed Governing Documents will be appropriately adjusted to give effect to any amendments contemplated by the form of certificate of incorporation or the bylaws that are not adopted and approved by the Plum shareholders, other than the amendments to the Existing Governing Documents that are contemplated by the Charter Proposal, which is a condition to the Closing of the Business Combination. In connection with clauses (i) and (ii), each issued and outstanding Plum Unit that has not been previously separated into the underlying Class A ordinary shares and the underlying one-fifth of one Public Warrant prior to the Domestication will be cancelled and will entitle the holder thereof to one share of New Plum Common Stock and one-fifth of one New Plum Warrant, with such whole New Plum Warrant representing the right to purchase one share of New Plum Common Stock at an exercise price of $11.50 per share on the terms and subject to the conditions set forth in the Warrant Agreement. No fractional Public Warrants will be issued upon the separation of Units and only whole Public Warrants will trade. Accordingly, unless you hold at least five Units of Plum, you will not be able to receive or trade a Public Warrant when the Units are separated. See “Domestication Proposal.”

The provisions of the Proposed Governing Documents will differ in certain material respects from the Existing Governing Documents. Please see “What amendments will be made to the Existing Governing Documents of Plum?” below.

THE VOTE OF SHAREHOLDERS IS IMPORTANT. SHAREHOLDERS ARE ENCOURAGED TO VOTE AS SOON AS POSSIBLE AFTER CAREFULLY REVIEWING THIS PROXY STATEMENT/PROSPECTUS.

Q:     What proposals are shareholders of Plum being asked to vote upon?

A:     At the Extraordinary General Meeting, Plum is asking holders of its Ordinary Shares to consider and vote upon the following proposals:

•        a proposal to approve by ordinary resolution and adopt the Business Combination Agreement, including the Merger, and the transactions contemplated thereby;

•        a proposal to approve by special resolution the Domestication;

•        a proposal to approve by special resolution the Charter Proposal;

•        seven (7) separate proposals to approve each by ordinary resolution certain material differences between the Existing Governing Documents and the Proposed Governing Documents:

•        to authorize the change in the authorized share capital of Plum from $55,100 divided into (i) 500,000,000 Class A ordinary shares, par value $0.0001 per share, 50,000,000 Class B ordinary shares, par value $0.0001 per share, and 1,000,000 preference shares, par value $0.0001 per share, to (ii) 550,000,000 shares of New Plum Common Stock and 1,000,000 shares of New Plum Preferred Stock;

•        to provide that the number of authorized shares of any class of common stock or preferred stock of New Plum may be increased or decreased (but not below the number of shares thereof then outstanding) by the affirmative vote of the holders of a majority of New Plum’s stock entitled to vote, irrespective of the provisions of Section 242(b)(2) of the DGCL;

•        to permit removal of a director only for cause and only by the affirmative vote of the holders of at least two-thirds (66 ⅔%) of the voting power of all of the outstanding shares of voting stock of New Plum entitled to vote at an election of directors, voting together as a single class;

•        to provide that, subject to the rights of holders of any series of preferred stock, the number of directors will be fixed from time to time by a majority of the New Plum Board;

•        to eliminate the ability of New Plum stockholders to take action by written consent in lieu of a meeting;

•        to provide that the Proposed Bylaws may be amended, altered, repealed or adopted either (x) by the affirmative vote of a majority of the New Plum Board present at any regular or special meeting of the New Plum Board at which a quorum is present or (y) by the approval of at least two-thirds (66 ⅔%) of the voting power of all of the then-outstanding shares of voting stock of New Plum;

•        to provide that the Proposed Charter may be amended, altered, repealed or adopted by the approval of at least two-thirds (66 ⅔%) of the voting power of all of the then-outstanding shares of voting stock of New Plum for amendments for certain provisions of the Proposed Charter relating to: (i) classification and election of the Plum Board, removal of directors from office, and filling vacancies on the New Plum Board, (ii) actions taken by the stockholders of New Plum, (iii) exculpation of personal liability of a director of New Plum and indemnification of persons serving as directors or officers of New Plum, (iv) forum for certain legal actions, (v) renunciation of certain corporate opportunities, and (vi) amendments to the Proposed Charter and New Plum Bylaws; and

•        to provide that the Court of Chancery for the State of Delaware (or, in the event that the Court of Chancery does not have jurisdiction, the federal district court for the District of Delaware or other state courts of the State of Delaware) will be the sole and exclusive forum for certain stockholder actions, provided that that the exclusive forum provision in the Proposed Charter does not apply to claims arising out of the Securities Act of 1933, as amended, and the Securities Exchange Act of 1934, as amended, for which the federal district courts of the United States are the exclusive forum.

•        a proposal to approve by ordinary resolution the issuance of shares of New Plum Common Stock in connection with the Business Combination, plus any additional shares pursuant to subscription agreements we or Veea may enter into prior to Closing, in compliance with Nasdaq Listing Rule 5635;

•        a proposal to approve and adopt by ordinary resolution the Incentive Equity Plan;

•        a proposal to approve and adopt by ordinary resolution the Employee Stock Purchase Plan;

•        a proposal to approve by ordinary resolution the election of seven (7) directors, who, upon consummation of the Business Combination, will serve staggered terms on New Plum’s board of directors until the 2025, 2026 and 2027 annual meeting of stockholders of New Plum, respectively, and until their respective successors are duly elected and qualified; and

•        a proposal to approve by ordinary resolution the adjournment of the Extraordinary General Meeting to a later date or dates, if necessary or convenient, to, among other things, permit further solicitation and vote of proxies in the event that there are insufficient votes for the approval of one or more proposals at the Extraordinary General Meeting.

If our shareholders do not approve each of the Condition Precedent Proposals, then unless certain conditions in the Business Combination Agreement are waived by the applicable parties to the Business Combination Agreement, the Business Combination Agreement could terminate and the Business Combination may not be consummated.

For more information, please see “Business Combination Proposal,” “Domestication Proposal,” “Charter Proposal,” “Advisory Charter Proposals,” “Nasdaq Proposal,” “Incentive Equity Plan Proposal,” “ESPP Proposal,” “Election of Directors Proposal,” and “Adjournment Proposal.”

Plum will hold the Extraordinary General Meeting to consider and vote upon these proposals. This proxy statement/prospectus contains important information about the Business Combination and the other matters to be acted upon at the Extraordinary General Meeting. Shareholders of Plum should read this proxy statement/prospectus carefully.

After careful consideration, the Plum Board has determined that the Business Combination Proposal, the Domestication Proposal, the Charter Proposal, each of the Advisory Charter Proposals, the Nasdaq Proposal, the Incentive Equity Plan Proposal, the ESPP Proposal, the Election of Directors Proposal, and the Adjournment Proposal are in the best interests of Plum and its shareholders and unanimously recommends that you vote or give instruction to vote “FOR” each of those proposals.

The existence of financial and personal interests of one or more of Plum’s directors may result in a conflict of interest on the part of such director(s) between what he, she or they may believe is in the best interests of Plum and its shareholders and what he, she or they may believe is best for himself or themselves in determining to recommend that shareholders vote for the proposals. In addition, Plum’s officers have interests in the Business Combination that may conflict with your interests as a shareholder. See the section entitled “Business Combination Proposal — Interests of Plum’s Directors and Executive Officers in the Business Combination” for a further discussion of these considerations.

Q:     Are the proposals conditioned on one another?

A:     Yes. The Business Combination is conditioned on the approval of each of the Condition Precedent Proposals at the Extraordinary General Meeting. Each of the Condition Precedent Proposals is cross-conditioned upon the approval of each other. The Advisory Charter Proposals are conditioned upon the approval of the Charter Proposal. The Adjournment Proposal is not conditioned upon the approval of any other proposal.

Q:     Why is Plum proposing the Business Combination?

A:     Plum is a blank check company incorporated on January 11, 2021, as a Cayman Islands exempted company and formed for the purpose of a merger, capital stock exchange, asset acquisition, stock purchase, reorganization or similar business combination with one or more businesses, which is referred to throughout this proxy statement/prospectus as the initial business combination. Based on Plum’s business activities, it is a “shell company” as defined under the Exchange Act because it has no operations and nominal assets consisting almost entirely of cash.

Veea is a provider of edge computing and communications devices, applications and services hosted on its edge Platform-as-a-Service (“ePaaS”). Veea Edge Platform ePaaS is an end-to-end platform that is both locally- and cloud-managed. VeeaHub products are converged computing and communications (i.e., hyperconverged) indoor and outdoor devices, about the size of a Wi-Fi Access Point (“AP”), that provide for networking and computing solutions for AI-assisted applications and solutions at the edge where people, places, and things connect to the network. Veea’s ePaaS architecture and business model is similar to Apple’s platform architecture and business model for iPhones and iPads but extended to hyperconverged VeeaHub devices offered by Veea.

Based on its due diligence investigations of Veea and the industry in which it operates, including the financial and other information provided by Veea in the course of Plum’s due diligence investigations, the Plum Board believes that the Business Combination with Veea is in the best interests of Plum and its shareholders and presents an opportunity to increase shareholder value. However, there is no assurance of this. See “Business Combination Proposal — The Plum Board’s Reasons for the Business Combination.”

Although the Plum Board believes that the Business Combination with Veea presents a unique business combination opportunity and is in the best interests of Plum and its shareholders, the Plum Board did consider certain potentially material negative factors in arriving at that conclusion. These factors are discussed in greater detail in the sections entitled “Business Combination Proposal — The Plum Board’s Reasons for the Business Combination” and “Risk Factors — Risks Related to the Business Following the Business Combination.”

Q:     Did the Plum Board obtain a third-party valuation or fairness opinion in determining whether or not to proceed with the Business Combination?

A:     Yes. Although Plum is not required to obtain an opinion from an independent investment banking firm that is a member of FINRA or from an independent accounting firm that the transaction being contemplated is fair to Plum from a financial point of view unless Plum completes a business combination with an affiliated entity, the Plum Board received a fairness opinion, rendered orally to the Plum Board on November 20, 2023 (and subsequently confirmed in writing on December 28, 2023) from Houlihan Capital, LLC, as to the fairness, from a financial point of view, to Plum of the Transaction Consideration to be issued and paid by Plum in the Merger pursuant to the Business Combination Agreement. This opinion is discussed in greater detail in the section entitled “The Business Combination Proposal — Opinion of the Financial Advisor to Plum” and a copy of the fairness opinion is attached to this proxy statement/prospectus as Annex K.

Q:     What will Veea’s stockholders receive in return for the Business Combination with Plum?

A:     Following the consummation of the Domestication, and after giving effect to the Merger, Veea will be a wholly owned subsidiary of New Plum. In accordance with the terms and subject to the conditions of the Business Combination Agreement, at the Closing, each outstanding share of Veea Common Stock and each outstanding share of Veea Preferred Stock, on an as-converted to Veea Common Stock basis, but excluding Dissenting Shares, New Financing Securities and treasury shares, will be cancelled and extinguished and converted into the right to receive the number of shares of New Plum Common Stock determined in accordance with the Business Combination Agreement based on a pre-money equity value of Veea of $180,000,000, plus the aggregate exercise prices of Veea’s in-the-money, vested convertible securities, divided by $10.00.

In addition, the Business Combination Agreement provides holders of Existing Veea Shares with a contingent right to receive Earnout Consideration consisting of up to 4,500,000 additional shares of New Plum Common Stock, subject to the following contingencies:

•        50% of the Earnout Consideration if, at any time during the ten years following the Closing (the “Earnout Period”), the volume-weighted average trading sale price of one share of New Plum Common Stock is greater than or equal to $12.50 per share for any twenty trading days within any thirty trading day period; and

•        50% of the Earnout Consideration if, at any time during the Earnout Period, the volume-weighted average trading sale price of one share of New Plum Common Stock is greater than or equal to $15.00 per share for any twenty trading days within any thirty trading day period.

If there is a Change of Control Transaction during the Earnout Period, (i) to the extent that the implied price per share of New Plum Common Stock in such transaction is above the applicable stock price targets, the vesting of such Earnout Consideration will accelerate and the Earnout Consideration will be issuable upon the closing of such transaction, and (ii) the contingent obligations for any remaining Earnout Consideration will be rolled over to the resulting company from such transaction, unless after such transaction, the resulting company from such transaction is no longer publicly listed on Nasdaq or another nationally-recognized securities exchange, in which case, any unvested Earnout Consideration will immediately vest.

The Business Combination Agreement also contemplates that Veea may sell New Financing Securities generating proceeds of up to $70,000,000 (or more with Plum’s consent) between the date of the Business Combination Agreement and the Closing, and the holders of such New Financing Securities will receive shares of New Plum Common Stock in the aggregate equal to the amount raised through the issuance of the New Financing Securities divided by $7.50.

Q:     How will the combined company be managed following the business combination?

A:     Following the Closing, it is expected that the current management of Veea will become the management of New Plum, and New Plum’s board of directors will consist of seven (7) directors, which, for a period of five (5) years following the Closing, or such shorter period as may be agreed by the Parties to the Business Combination Agreement prior to the effectiveness of the registration statement/proxy statement, shall be divided into three (3) classes, designated Class I, II and III, with Class I directors serving an initial one-year term (but any subsequent Class I directors serving a three-year term), Class II directors serving an initial two-year term (but any subsequent Class II directors serving a three-year term), and Class III directors serving an initial three-year term, with the number of directors assigned to each class to be mutually agreed by Plum and Veea prior to the effectiveness of the registration statement/proxy statement. Pursuant to the Business Combination Agreement, (i) the Sponsor will designate one person for election to the initial New Plum Board as a Class I director, who shall be required to qualify as an independent director under Nasdaq rules; (ii) Veea shall designate five (5) persons for election to the initial New Plum Board, each of whom shall be designated either a Class I, Class II, or Class III director immediately after Closing, at least two (2) of whom shall be required to qualify as an independent director under Nasdaq rules; and (iii) Plum and Veea shall mutually agree to designate one (1) person who shall be required to qualify as an independent director under Nasdaq rules to the initial New Plum Board, which shall be designated to such other director class positions as mutually agreed by the Sponsor and the Company. The parties intend to use commercially reasonable efforts so that at all times following the Closing, at least twenty percent (20%) of the New Plum Board shall be filled by candidates who bring gender, racial and/or ethnic diversity to the New Plum Board. Please see the section entitled “Management of New Plum Following the Business Combination” for further information.

Q:     What equity stake will current Plum shareholders and current equityholders of Veea hold in New Plum immediately after the consummation of the Business Combination?

A:     As of the date of this proxy statement/prospectus, there are 11,236,002 Class A ordinary shares issued and outstanding, which includes 7,980,409 Class A ordinary shares held by the Sponsor. In addition, as of the date of this proxy statement/prospectus, there is outstanding an aggregate of 12,640,544 Warrants to acquire Ordinary Shares, comprised of 6,256,218 Private Placement Warrants held by the Sponsor and 6,384,326 Public Warrants. Each whole Warrant entitles the holder thereof to purchase one Class A ordinary share and, following the Domestication, will entitle the holder thereof to purchase one share of New Plum Common Stock. Therefore, as of immediately prior to the Extraordinary General Meeting (without giving effect to the Business Combination and assuming that none of Plum’s outstanding Public Shares are redeemed in connection with the Business Combination), Plum’s fully diluted share capital, giving effect to the exercise of all of the Private Placement Warrants and Public Warrants, would be 23,876,546 Ordinary Shares.

The following table illustrates varying ownership levels in New Plum Common Stock immediately following the consummation of the Business Combination based on no Public Shares being redeemed after the Extension Redemptions in the no additional Redemptions scenario and all 3,255,593 Public Shares being redeemed in the maximum Redemptions scenario, and all New Plum Warrants to purchase New Plum Common Stock that will be outstanding immediately following Closing having been exercised for cash. See “Unaudited Pro Forma Condensed Combined Financial Information” for more details. If the actual facts differ from these assumptions, the ownership percentages in New Plum will be different and totals may not add up to 100% due to rounding.

	Share Ownership in New Plum
Pro Forma Ownership	No Additional Redemptions		Maximum Redemptions
	Number of Shares	Percent Outstanding	Number of Shares	Percent Outstanding
Veea Stockholders(1)	16,565,892	51.2%	16,565,892	56.9%
NLabs Debt conversion shareholders(2)	1,485,151	4.6%	1,485,151	5.1%
Plum Public Shareholders(3)	3,255,593	10.1%	—	0.0%
Sponsor’s founder shares(4)	6,253,415	19.3%	6,253,415	21.5%
Series A-2 New Financing Securities investors(5)	4,788,862	14.8%	4,788,862	16.5%
Total shares outstanding	32,348,913	100%	29,093,320	100%

____________

(1)      Represents the exchange of outstanding Veea shares into shares of New Plum Common Stock upon the Closing of the Business Combination. This amount excludes 1,810,519 in New Plum shares as a result of 760,252 Common Stock Warrants, 239,832 Series A-1 Warrants and 810,435 vested options. All of which are currently in the money and exercisable.

(2)      Reflect the conversion of Veea indebtedness owed to Allen Salmasi or his affiliates (or their respective assignees) into 1,485,151 shares of New Plum Common Stock at par value of $0.0001 as prescribed in the Business Combination Agreement for the settlement of $12.60 million in related party debt principal and $2.25 million in related interest.

(3)      In the “No Additional Redemptions” scenario, assumes that, after the Extension Redemptions, no additional public stockholders of Plum exercise Redemption rights with respect to their Public Shares upon consummation of the Business Combination. In the “Maximum Redemptions” scenario, reflects the maximum Redemption of 3,255,593 Plum shares for aggregate Redemption payments of $35.79 million at a Redemption price of approximately $10.99 per share. The maximum Redemption amount reflects the maximum number of the Plum shares that can be redeemed without violating the conditions of the Business Combination Agreement and the requirement to maintain a minimum net tangible asset value of at least $5,000,001 following consummation of the Business Combination after giving effect to the payments to redeeming stockholders and proceeds from the sale of the New Financing Securities. This scenario includes all adjustments contained in the “No Additional Redemptions” scenario and presents additional adjustments to reflect the effect of the maximum Redemptions.

(4)      Excludes 1,726,994 Class A founder shares of the Sponsor in reserve and 4,500,000 Earnout Shares issuable to holders of Existing Veea Shares upon satisfaction of the Earnout Triggering Events.

(5)      Reflects the receipt of approximately $30.8 million in cash and approximately $5.1 million in the conversion of debt and other obligations as other consideration received from the sale of New Financing Securities through April 20, 2024, with $12.7 million in cash received subsequent to December 31, 2023, in which Veea will issue shares of Series A-2 preferred stock and the holders of such New Financing Securities will receive shares of New Plum Common Stock in the aggregate equal to the amount raised through the issuance of the New Financing Securities divided by $7.50 per share, which is a 25% discount to the valuation in the Business Combination Agreement. For Pro Forma purposes this will result in the issuance of 4,788,862 shares of New Plum Common Stock.

For further details, see “Business Combination Proposal — Consideration to Veea Stockholders in the Business Combination.”

Q:     How has the announcement of the Business Combination affected the trading price of the Plum securities?

A:     On November 10, 2023, the trading date preceding the announcement of a non-binding letter of intent for a potential business combination between Plum and Veea, the closing prices per Unit, Public Share, and Public Warrant as reported by Nasdaq were $10.70, $10.80, and $0.056, respectively. On November 27, 2023, the trading date preceding the announcement of the Business Combination, the closing prices per Unit, Public Share, and Public Warrant as reported by Nasdaq were $10.78, $10.80, and $0.15, respectively. As of April 25, 2024, the Record Date for the Extraordinary General Meeting, the closing price for each Unit, Ordinary Share and redeemable Public Warrant was $11.11, $11.10 and $0.48, respectively. Holders of Plum’s securities should obtain current market quotations for the securities. The market price of Plum’s securities could vary at any time prior to Closing.

Q:     Why is Plum proposing the Domestication?

A:     The Plum Board believes that there are significant advantages to us that will arise as a result of a change of our domicile to Delaware. Further, the Plum Board believes that any direct benefit that the DGCL provides to a corporation also indirectly benefits its stockholders, who are the owners of the corporation. The Plum Board believes that there are several reasons why a transfer by way of continuation to Delaware is in the best interests of Plum and its shareholders, including, (i) the prominence, predictability and flexibility of the DGCL, (ii) Delaware’s well-established principles of corporate governance and (iii) the increased ability for Delaware corporations to attract and retain qualified directors, each of the foregoing are discussed in greater detail in the section entitled “Domestication Proposal — Reasons for the Domestication.”

To effect the Domestication, we will file an application for deregistration with the Cayman Islands Registrar of Companies, together with the necessary accompanying documents, and file a certificate of corporate domestication and a certificate of incorporation with the Secretary of State of the State of Delaware, under which we will be domesticated and continue as a Delaware corporation.

The approval of the Domestication Proposal is a condition to closing the Business Combination under the Business Combination Agreement. The approval of the Domestication Proposal requires a special resolution under Cayman Islands Companies Law, being the affirmative vote of at least a two-thirds (66⅔%) majority of the votes cast by the holders of the issued Ordinary Shares present in person or represented by proxy at the Extraordinary General Meeting and entitled to vote on such matter. Abstentions and broker non-votes, while considered present for the purposes of establishing a quorum, will not count as votes cast at the Extraordinary General Meeting, and otherwise will have no effect on a particular proposal.

Q:     What amendments will be made to the Existing Governing Documents of Plum?

A:     The consummation of the Business Combination is conditioned upon, among other things, the Domestication. Accordingly, in addition to voting on the Business Combination, Plum’s shareholders also are being asked to consider and vote upon a proposal to approve the Domestication, and replace Plum’s Existing Governing Documents, in each case, under Cayman Islands Companies Law with the Proposed Governing Documents, in each case, under the DGCL, which differ from the Existing Governing Documents in the following material respects:

	Existing Governing Documents	Proposed Governing Documents
Authorized Shares (Advisory Charter Proposal 4A)

The share capital under the Existing Governing Documents is $55,100 divided into 500,000,000 Class A ordinary shares of par value US$0.0001 per share, 50,000,000 Class B ordinary shares of par value US$0.0001 per share and 1,000,000 preference shares of par value US$0.0001 per share.

The Proposed Charter will authorize 550,000,000 shares of New Plum Common Stock and 1,000,000 shares of New Plum Preferred Stock.
	See paragraph 5 of the Plum Amended and Restated Memorandum of Association.	See Article Fourth of the Proposed Charter.
Stockholder Removal of Directors (Advisory Charter Proposal 4B)

The Existing Governing Documents provide that the members of the Plum Board may be removed from office prior to the consummation of Plum’s initial business combination only by the affirmative vote of the holders of a majority of the Class B ordinary shares by ordinary resolution, and following the consummation of Plum’s initial business combination, the Company may by ordinary resolution remove any member of the Plum Board.

The Proposed Charter will provide that a director may be removed only for cause and only by the affirmative vote of the holders of at least two-thirds (66⅔%) of the outstanding shares entitled to vote an election of directors.

	See Article 29 of the Plum Amended and Restated Articles of Association.	See Article Ninth, subsection 7 of the Proposed Charter.
Number of Directors (Advisory Charter Proposal 4C)

The Existing Governing Documents provide that the number of directors of Plum may be increased or reduced by an ordinary resolution, being a resolution passed by a simple majority of the holders of Ordinary Shares, who, being present in person or by proxy and entitled to vote, cast votes at a general meeting or a resolution passed in writing unanimously.

The Proposed Charter will provide that the number of directors will be fixed from time to time by a majority of the New Plum Board.
	See Article 27.1 of the Plum Amended and Restated Articles of Association.	See Article Ninth, subsection 2 of the Proposed Charter.

	Existing Governing Documents	Proposed Governing Documents
Shareholder/Stockholder Written Consent In Lieu of a Meeting (Advisory Charter Proposal 4D)	The Existing Governing Documents provide that resolutions may be passed by a vote in person, by proxy at a general meeting, or by unanimous written resolution.	The Proposed Charter will allow stockholders to vote in person or by proxy at a meeting of stockholders, but prohibit the ability of stockholders to act by written consent in lieu of a meeting.
	See Articles 22 and 23 of the Plum Amended and Restated Articles of Association.	See Article Tenth of the Proposed Charter.
Amend the Bylaws (Advisory Charter Proposal 4E)

Plum does not have bylaws, however, the Existing Governing Documents include provisions similar to the Proposed Bylaws and amendments to the Existing Governing Documents require a special resolution, being a resolution passed by a majority of two-thirds (66⅔%) of the holders of Ordinary Shares who, being present in person or by proxy and entitled to vote, cast votes at a general meeting (or a resolution passed in writing unanimously).

The Proposed Charter will authorize the New Plum Board to adopt, amend, alter, or repeal the Proposed Bylaws. The Proposed Bylaws can also be adopted, amended, altered or repealed by the stockholders, provided that any stockholder amendment to the Proposed Bylaws will require approval of at least two-thirds (66⅔%) of the voting power of all of then-outstanding shares of voting stock of New Plum.

	See Article 18 of the Plum Amended and Restated Articles of Association.	See Article Sixth of the Proposed Charter.
Amend Certain Charter Provisions (Advisory Charter Proposal 4F)

The Existing Governing Documents provide that, with limited exceptions, amendments to the Existing Governing Documents require a special resolution, being a resolution passed by a majority of two-thirds (66⅔%) of the holders of Ordinary Shares who, being present in person or by proxy and entitled to vote, cast votes at a general meeting (or a resolution passed in writing unanimously).

The Proposed Charter will provide that the affirmative vote of the holders of at least two-thirds (66⅔%) of the voting power of all of the then outstanding shares of voting stock of New Plum will be required for amendments of certain provisions of the Proposed Charter relating to: (i) classification and election of the New Plum Board, removal of directors from office, and filling vacancies on the New Plum Board, (ii) actions taken by the stockholders of New Plum, (iii) exculpation of personal liability of a director of New Plum and indemnification of persons serving as directors or officers of New Plum, (iv) forum for certain legal actions, (v) renunciation of certain corporate opportunities, and (vi) amendments to the Proposed Charter and Proposed Bylaws.

	See Article 18 of the Plum Amended and Restated Articles of Association.	See Article Ninth of the Proposed Charter.

	Existing Governing Documents	Proposed Governing Documents
Exclusive Forum for Stockholder Actions (Advisory Charter Proposal 4G)	The Existing Governing Documents do not provide for an exclusive forum for shareholder actions.

The Proposed Charter will provide that the Court of Chancery for the State of Delaware (or, in the event that the Court of Chancery does not have jurisdiction, the federal district court for the District of Delaware or other state courts of the State of Delaware) will be the sole and exclusive forum for (i) any derivative action or proceeding brought on behalf of New Plum, (ii) any action, suit or proceeding asserting a claim of breach of a fiduciary duty owed by any current or former director, officer or other employee, agent or stockholder of New Plum against New Plum or against New Plum’s stockholders, (iii) any action, suit or proceeding asserting a claim against New Plum, its current or former directors, officers, employees, agents or stockholders arising pursuant to any provision of the DGCL or the Proposed Charter or the Proposed Bylaws, or (iv) any action, suit or proceeding asserting a claim against New Plum, its current or former directors, officers, employees, agents or stockholders governed by the internal affairs doctrine, provided that that the exclusive forum provision in the Proposed Charter does not apply to claims arising out of the Securities Act of 1933, as amended, and the Securities Exchange Act of 1934, as amended, for which the federal district courts of the United States are the exclusive forum.

See Article Twelfth of the Proposed Charter.

Q:     How will the Domestication affect my Ordinary Shares, Warrants and Units?

A:     In connection with the Domestication, on the Closing Date but after the Redemption of the shareholders of Plum and prior to the Effective Time, by virtue of the Domestication, and without any action on the part of any holder of the issued Plum Shares: (i) each issued and outstanding Class A ordinary share of Plum and each issued and outstanding Class B ordinary share of Plum will convert by operation of law, on a one-for-one basis, into shares of New Plum Common Stock, subject to certain adjustments; (ii) each issued and outstanding Warrant to purchase Class A ordinary shares of Plum will automatically represent the right to purchase one share of New Plum Common Stock at an exercise price of $11.50 per share of New Plum Common Stock on the terms and conditions set forth in the Warrant Agreement; (iii) the Existing Governing Documents of Plum will be amended and restated and become the Proposed Governing Documents of New Plum, as described in this proxy statement/prospectus; and (iv) such Proposed Governing Documents will be appropriately adjusted to give effect to any amendments contemplated by the form of certificate of incorporation or the bylaws that are not adopted and approved by the Plum shareholders, other than the amendments to the Existing Governing Documents that are contemplated by the Charter Proposal, which is a condition to the Closing of the Business

Combination. In connection with clauses (i) and (ii), each issued and outstanding Plum Unit that has not been previously separated into the underlying Class A ordinary shares and the underlying one-fifth of one Public Warrant prior to the Domestication will be cancelled and will entitle the holder thereof to one share of New Plum Common Stock and one-fifth of one New Plum Warrant, with such whole warrant representing the right to purchase one share of New Plum Common Stock at an exercise price of $11.50 per share on the terms and subject to the conditions set forth in the Warrant Agreement. No fractional Public Warrants will be issued upon the separation of Units and only whole Public Warrants will trade. Accordingly, unless you hold at least five Units of Plum, you will not be able to receive or trade a Public Warrant when the Units are separated. See “Domestication Proposal.”

Q:     What are the material U.S. federal income tax consequences of the Domestication and Redemption to Public Shareholders, holders of Public Warrants and holders of Units?

A:     As discussed more fully under the section entitled “Material U.S. Federal Income Tax Consequences of the Domestication and Redemption to Public Shareholders” below, it is uncertain whether the Domestication will qualify as a reorganization within the meaning of Section 368(a)(1)(F) (an “F Reorganization”) of the Internal Revenue Code of 1986 (the “Code”), and while we intend to report the Domestication as an F Reorganization within the meaning of Section 368(a)(1)(F) of the Code, we have not sought, nor do we intend to seek, nor is the closing of the Domestication or the Merger conditioned on the receipt of, any ruling from the IRS or any opinion of counsel with respect to the qualification of the Domestication as an F Reorganization. Consequently, no assurance can be given that the IRS will not assert, or that a court would not sustain, a position contrary to any of those set forth below. Accordingly, you are urged to consult your tax advisor with respect to the particular tax consequence of the Domestication to you. Assuming that the Domestication so qualifies, and subject to the “passive foreign investment company” (“PFIC”) rules discussed below and under “U.S. Federal Income Tax Considerations — U.S. Holders — Tax Effects of the Domestication to U.S. Holders — PFIC Considerations,” U.S. Holders (as defined in “U.S. Federal Income Tax Considerations — U.S. Holders”) of Public Shares will be subject to Section 367(b) of the Code and, as a result:

•        a U.S. Holder of Public Shares whose Public Shares have a fair market value of less than $50,000 on the date of the Domestication, and who on the date of the Domestication owns (actually and constructively) less than 10% of the total combined voting power of all classes of Public Shares entitled to vote and less than 10% of the total value of all classes of Public Shares, will generally not recognize any gain or loss and will generally not be required to include any part of Plum’s earnings in income pursuant to the Domestication;

•        a U.S. Holder of Public Shares whose Public Shares have a fair market value of $50,000 or more on the date of the Domestication, and who on the date of the Domestication owns (actually and constructively) less than 10% of the total combined voting power of all classes of Public Shares entitled to vote and less than 10% of the total value of all classes of Public Shares will generally recognize gain (but not loss) on the exchange of Public Shares for shares of New Plum Common Stock pursuant to the Domestication. As an alternative to recognizing gain, such U.S. Holders may file an election to include in income as a dividend the “all earnings and profits amount” (as defined in Treasury Regulation Section 1.367(b)-2(d)) attributable to their Public Shares, provided certain other requirements are satisfied. Plum does not expect to have significant cumulative earnings and profits on the date of the Domestication; and

•        a U.S. Holder of Public Shares who on the date of the Domestication owns (actually and constructively) 10% or more of the total combined voting power of all classes of Public Shares entitled to vote or 10% or more of the total value of all classes of Public Shares will generally be required to include in income as a dividend the “all earnings and profits amount” (as defined in Treasury Regulation Section 1.367(b)-2(d)) attributable to its Public Shares. Any such U.S. Holder that is a corporation may, under certain circumstances, effectively be exempt from taxation on a portion or all of the deemed dividend pursuant to Section 245A of the Code. Plum does not expect to have significant cumulative earnings and profits on the date of the Domestication.

•        Plum does not expect to have significant, if any, cumulative net earnings and profits on the date of the Domestication and, therefore, the “all earnings and profits amount” attributable to the public shares is expected to be $0.

Furthermore, even in the case of a transaction, such as the Domestication, that qualifies as an F Reorganization, a U.S. Holder of Public Shares or Public Warrants may, in certain circumstances, still recognize gain (but not loss) upon the exchange of its Public Shares or Public Warrants for New Plum Common Stock or New Plum Warrants pursuant to the Domestication under the passive foreign investment company (“PFIC”) rules of the Code. Because Plum is a blank check company with no current active business, we believe that Plum may be classified as a PFIC for U.S. federal income tax purposes. Proposed Treasury Regulations with a retroactive effective date have been promulgated under Section 1291(f) of the Code which generally require that a U.S. person who disposes of stock of a PFIC (including for this purpose exchanging Public Warrants for newly issued New Plum Warrants in the Domestication) must recognize gain equal to the excess, if any, of the fair market value of the common stock or New Plum Warrants received in the Domestication over the U.S. Holder’s adjusted tax basis in the corresponding Public Shares or Public Warrants surrendered in exchange therefor, notwithstanding any other provision of the Code. As a result, these proposed Treasury Regulations, if finalized in their current form, may require a U.S. Holder of Public Shares or Public Warrants to recognize gain on the exchange of such shares or Public Warrants for common stock or New Plum Warrants pursuant to the Domestication, unless such U.S. Holder has made certain tax elections with respect to such U.S. Holder’s Public Shares. A U.S. Holder cannot currently make the aforementioned elections with respect to such U.S. Holder’s Public Warrants. The tax on any such gain so recognized would be imposed at the rate applicable to ordinary income and an interest charge would apply based on complex rules designed to offset the tax deferral to such U.S. Holder on the undistributed earnings, if any, of Plum. It is not possible to determine at this time whether, in what form, and with what effective date, final Treasury Regulations under Section 1291(f) of the Code will be adopted. For a more complete discussion of the potential application of the PFIC rules to U.S. Holders as a result of the Domestication, see the discussion in the section entitled “Material U.S. Federal Income Tax Consequences of the Domestication and Redemption to Public Shareholders — U.S. Holders — PFIC Considerations.”

Additionally, the Domestication may cause Non-U.S. Holders (as defined in “Material U.S. Federal Income Tax Consequences of the Domestication and Redemption to Public Shareholders”) to become subject to U.S. federal withholding taxes on any dividends paid in respect of such Non-U.S. Holder’s shares of New Plum Common Stock after the Domestication.

The tax consequences of the Domestication are complex and will depend on a holder’s particular circumstances. All holders are urged to consult their tax advisors on the tax consequences to them of the Domestication, including the applicability and effect of U.S. federal, state, local and foreign income and other tax laws. For a more complete discussion of the U.S. federal income tax considerations of the Domestication, including with respect to Public Warrants and Units, see “Material U.S. Federal Income Tax Consequences of the Domestication and Redemption.”

Q:     Do I have Redemption rights?

A:     If you are a holder of Public Shares, you have the right to request that we redeem all or a portion of your Public Shares for cash provided that you follow the procedures and deadlines described elsewhere in this proxy statement/prospectus. Public Shareholders may elect to redeem all or a portion of the Public Shares held by them regardless of if or how they vote in respect of the Business Combination Proposal and regardless of whether they hold Public Shares on the Record Date. If you wish to exercise your Redemption rights, please see the answer to the next question: “How do I exercise my Redemption rights?”

Notwithstanding the foregoing, a Public Shareholder, together with any affiliate of such Public Shareholder or any other person with whom such Public Shareholder is acting in concert or as a “group” (as defined in Section 13(d)(3) of the Exchange Act), will be restricted from redeeming its Public Shares with respect to more than an aggregate of 15% of the Public Shares. Accordingly, if a Public Shareholder, alone or acting in concert or as a group, seeks to redeem more than 15% of the Public Shares, then any such shares in excess of that 15% limit would not be redeemed for cash and such shares would be converted into the merger consideration in connection with the Business Combination.

The Sponsor (whose members include certain of Plum’s directors and officers) has agreed to waive its Redemption rights with respect to all of its founder shares and Public Shares in connection with the consummation of the Business Combination. Such shares will be excluded from the pro rata calculation used to determine the per-share Redemption price.

Q:     How do I exercise my Redemption rights?

A:     In connection with the proposed Business Combination, pursuant to the Existing Governing Documents, Plum’s Public Shareholders may request that Plum redeem all or a portion of such Public Shares for cash if the Business Combination is consummated. If you are a Public Shareholder and wish to exercise your right to redeem the Public Shares, you must:

(i)     (a) hold Public Shares or (b) if you hold Public Shares through Units, you elect to separate your Units into the underlying Public Shares and Public Warrants prior to exercising your Redemption rights with respect to the Public Shares;

(ii)    submit a written request to Continental, Plum’s Transfer Agent, in which you (i) request that Plum redeem all or a portion of your Public Shares for cash, and (ii) identify yourself as the beneficial holder of the Public Shares and provide your legal name, phone number and address; and

(iii)   deliver your certificates for Public Shares (if any) along with the Redemption forms to Continental, Plum’s Transfer Agent, physically or electronically through DTC.

Holders must complete the procedures for electing to redeem their Public Shares in the manner described above prior to            , Eastern Time, on            , 2024 (two business days before the scheduled vote at the Extraordinary General Meeting) in order for their shares to be redeemed.

The address of Continental, Plum’s Transfer Agent, is listed under the question “Who can help answer my questions?” below.

Holders of Units must elect to separate the Units into the underlying Public Shares and Public Warrants prior to exercising Redemption rights with respect to the Public Shares. Public holders that hold their Units in an account at a brokerage firm or bank, must notify their broker or bank that they elect to separate the Units into the underlying Public Shares and Public Warrants, or if a holder holds Units registered in its own name, the holder must contact Continental, Plum’s Transfer Agent, directly and instruct them to do so.

Public Shareholders will be entitled to request that their Public Shares be redeemed for a pro rata portion of the amount then on deposit in the Trust Account as of two business days prior to the consummation of the Business Combination including interest earned on the funds held in the Trust Account and not previously released to us (net of taxes payable). For illustrative purposes, based on approximately $36.29 million of funds in the Trust Account and 3,255,593 shares subject to possible Redemption, in each case, as of April 25, 2024, this would have amounted to approximately $11.14 per issued and outstanding Public Share. However, the proceeds deposited in the Trust Account could become subject to the claims of our creditors, if any, which could have priority over the claims of our Public Shareholders. Therefore, the per share distribution from the Trust Account in such a situation may be less than originally expected due to such claims. Whether you vote, and if you do vote irrespective of how you vote, on any proposal, including the Business Combination Proposal, will have no impact on the amount you will receive upon exercise of your Redemption rights. It is expected that the funds to be distributed to Public Shareholders electing to redeem their Public Shares will be distributed promptly after the consummation of the Business Combination.

Any request for Redemption, once made by a holder of Public Shares, may be withdrawn at any time up to the time the vote is taken with respect to the Business Combination Proposal at the Extraordinary General Meeting, or thereafter with Plum’s consent until the Closing. If you deliver your shares for Redemption to Continental, Plum’s Transfer Agent, and later decide prior to the Extraordinary General Meeting not to elect Redemption, you may request that Continental, Plum’s Transfer Agent, return the shares (physically or electronically) to you. You may make such request by contacting Continental, Plum’s Transfer Agent, at the phone number or address listed at the end of this section.

Any corrected or changed written exercise of Redemption rights must be received by Continental, Plum’s Transfer Agent, prior to the vote taken on the Business Combination Proposal at the Extraordinary General Meeting. No request for Redemption will be honored unless the holder’s Public Shares have been delivered (either physically or electronically) to Continental, Plum’s Transfer Agent, at least two business days prior to the scheduled vote at the Extraordinary General Meeting.

If a holder of Public Shares properly makes a request for Redemption and the Public Shares are delivered as described above, then, if the Business Combination is consummated, we will redeem the Public Shares for a pro rata portion of funds deposited in the Trust Account, calculated as of two business days prior to the consummation of the Business Combination.

If you are a holder of Public Shares and you exercise your Redemption rights, such exercise will not result in the loss of any Public Warrants that you may hold.

Q:     If I am a holder of Units, can I exercise Redemption rights with respect to my Units?

A:     No. Holders of issued and outstanding Units must elect to separate the Units into the underlying Public Shares and Public Warrants prior to exercising Redemption rights with respect to the Public Shares. If you hold your Units in an account at a brokerage firm or bank, you must notify your broker or bank that you elect to separate the Units into the underlying Public Shares and Public Warrants, or if you hold Units registered in your own name, you must contact Continental, Plum’s Transfer Agent, directly and instruct them to do so. The Redemption rights include the requirement that a holder must identify itself in writing as a beneficial holder and provide its legal name, phone number and address to Continental, Plum’s Transfer Agent, in order to validly redeem its shares. You are requested to cause your Public Shares to be separated and delivered to Continental, Plum’s Transfer Agent, by            , Eastern Time, on            , 2024 (two business days before the scheduled vote at the Extraordinary General Meeting) in order to exercise your Redemption rights with respect to your Public Shares.

Q:     If I am a holder of Public Warrants, can I exercise Redemption rights with respect to my Public Warrants?

A:     No. Holders of Public Warrants will not have Redemption rights with respect to such Public Warrants.

Q:     How do the Public Warrants differ from the Private Placement Warrants, and what are the related risks for any Public Warrant holders post Business Combination?

A:     The Public Warrants are identical to the Private Placement Warrants in material terms and provisions, except that the Private Placement Warrants will not be redeemable by New Plum so long as they are held by the Sponsor or any of its permitted transferees. If the Private Placement Warrants are held by holders other than the Sponsor or any of its permitted transferees, the Private Placement Warrants will be redeemable by New Plum and exercisable by the holders of such Private Placement Warrants on the same basis as the Public Warrants. The Sponsor has agreed not to transfer, assign or sell any of the Private Placement Warrants, including New Plum Common Stock issuable upon exercise of the Private Placement Warrants (except to certain permitted transferees), until 30 days after the Closing.

Following the Closing, New Plum may redeem your Public Warrants prior to their exercise at any time, including a time that may be disadvantageous to you thereby making such Public Warrants worthless. New Plum will have the ability to redeem outstanding Public Warrants at any time after they become exercisable and prior to their expiration, at a price of $0.01 per Public Warrant, provided that the closing price of New Plum Common Stock equals or exceeds $18.00 per share (as adjusted for adjustments to the number of shares issuable upon exercise or the exercise price of a Public Warrant) for any 20 trading days within a 30 trading day period ending on the third trading day prior to proper notice of such Redemption, provided that certain other conditions are met. If and when the Public Warrants become redeemable, New Plum may not exercise its Redemption right unless there is a current registration statement in effect with respect to the shares of New Plum Common Stock underlying such Public Warrants.

Plum is registering the New Plum Common Stock issuable upon the exercise of the Warrants in the registration statement of which this proxy statement/prospectus forms a part. Pursuant to the Warrant Agreement, New Plum is required to maintain a current prospectus relating to those shares until the Warrants expire or are redeemed. If a registration statement covering the shares issuable upon exercise of the Warrants is not effective by the 60th business day after the Closing, holders of Warrants may, until such time as there is an effective registration statement and during any period when New Plum will have failed to maintain an effective registration statement, exercise Warrants on a “cashless basis” in accordance with Section 3(a)(9) of the Securities Act or another exemption.

In the event New Plum determines to redeem the Warrants, holders would be notified of such Redemption as described in the Warrant Agreement. New Plum would be required to fix a date for the Redemption and mail a notice of Redemption not less than 30 days prior to the Redemption date to the registered holders of the Warrants at their last addresses as they appear on the registration books. In addition, beneficial owners of the redeemable Warrants will be notified of such Redemption via New Plum posting the Redemption notice to DTC.

Redemption of the outstanding Public Warrants could force you (i) to exercise your Public Warrants and pay the exercise price at a time when it may be disadvantageous for you to do so, (ii) to sell your Public Warrants at the then-current market price when you might otherwise wish to hold your Public Warrants or (iii) to accept the nominal Redemption price which, at the time the outstanding Public Warrants are called for Redemption, is likely to be substantially less than the market value of your Public Warrants. None of the Private Placement Warrants will be redeemable by us so long as they are held by the Sponsor or its permitted transferees.

See “Description of New Plum Securities — Warrants — Public Shareholders’ Warrants” and “Risk Factors — New Plum may redeem a Warrant holder’s unexpired Warrants prior to their exercise at a time that may be disadvantageous to such Warrant holder, thereby making its Warrants worthless.”

Q:     What are the U.S. federal income tax consequences of exercising my Redemption rights?

A:     The U.S. federal income tax consequences of exercising your redemption rights with respect to your public shares to receive cash from the Trust Account in exchange for New Plum Common Stock deemed received upon the Domestication depend on your particular facts and circumstances (received in exchange for such public shares upon the Domestication) depend on your particular facts and circumstances. It is possible that you may be treated as selling such New Plum Common Stock and, as a result, recognize capital gain or capital loss. It is also possible that the redemption may be treated as a distribution for U.S. federal income tax purposes depending on the amount of New Plum Common Stock that you own or are deemed to own before and after the redemption (including through the ownership of New Plum Warrants). For a more complete discussion of the U.S. federal income tax considerations of an exercise of redemption rights, see “Material U.S. Federal Income Tax Consequences.”

Additionally, because the Domestication will occur prior to the redemption of any shareholder, U.S. Holders (as defined in “Material U.S. Federal Income Tax Consequences — U.S. Holders”) exercising redemption rights, although not free from doubt, will likely be deemed to have exchanged their Public Shares for New Plum Common Stock and therefore will likely be subject to the potential tax consequences of Section 367 of the Code as well as the U.S. federal income tax rules relating to PFICs. The tax consequences of Section 367 of the Code and the PFIC rules are discussed more fully below under “U.S. Federal Income Tax Considerations — U.S. Holders.”

All holders considering exercising redemption rights are urged to consult their tax advisors on the tax consequences to them of an exercise of redemption rights, including the applicability and effect of U.S. federal, state, local and non-U.S. tax laws.

Q:     What happens to the funds deposited in the Trust Account after consummation of the Business Combination?

A:     Any Trust Account proceeds remaining following Redemptions of Public Shares and the payment of transaction expenses and the payment of principal or interest due on indebtedness incurred in completing the Business Combination, if any, will be released to us to fund the operations of the combined company following the Closing. See “Summary of the Proxy Statement/Prospectus — Sources and Uses of Funds for the Business Combination.”

Q:     What happens if a substantial number of the Public Shareholders vote in favor of the Business Combination Proposal and exercise their Redemption rights?

A:     The Public Shareholders are not required to vote “FOR” the Business Combination or vote at all in order to exercise their Redemption rights and Public Shareholders who vote in favor of the Business Combination may also nevertheless exercise their Redemption rights. Accordingly, the Business Combination may be consummated even though the funds available from the Trust Account and the number of Public Shareholders are reduced as a result of Redemptions by Public Shareholders.

On March 15, 2023, Plum held shareholder meeting, at which shareholders voted upon, among other items, a proposal to amend Plum’s Existing Governing Documents to extend the date by which Plum must consummate an initial business combination. On September 13, 2023, Plum held a second shareholder meeting at which shareholders voted upon, among other items, another proposal to amend the Existing Governing Documents to extend the date by which Plum must consummate an initial business combination.

In connection with the Extension Meeting held on March 15, 2023, Plum shareholders elected to redeem a total of 26,693,416 Plum Class A ordinary shares for cash at a Redemption price of $10.23 per share, for an aggregate Redemption amount of $273,112,312. In connection with the Extension Meeting held on September 13, 2023, Plum shareholders elected to redeem a total of 1,972,625 Plum Class A ordinary shares for cash at a Redemption price of $10.72 per share, for an aggregate Redemption amount of $21,142,261. Following the Extension Redemptions described above, Plum had approximately $35.1 million left in its Trust Account, all of which is held in U.S. treasury securities.

As a result of Redemptions, the trading market for the New Plum Common Stock may be less liquid than the market for the Public Shares was prior to the consummation of the Business Combination, and New Plum may not be able to meet the listing standards for Nasdaq. In addition, with less funds available from the Trust Account, the working capital infusion from the Trust Account into New Plum’s business will be reduced. If the Trust Account proceeds that would be available to New Plum following the Redemption deadline are less than expected, New Plum will have less cash available to pursue its anticipated growth strategies and new initiatives. As a result, New Plum’s results of operations and financial condition may be worse than projected.

The table below presents the trust value per share to a Public Shareholder that elects not to redeem across two Redemptions scenarios. For purposes of calculating the Redemption scenarios, the trust value date as of December 31, 2023 is used because such date is after date the Redemption requests in connection with the Extension Meeting held on September 13, 2023 were effectuated.

Trust value (after effectuating the Extension Redemptions)	$35,555,976
Total Public Shares	3,255,593
Trust value per ordinary share	$10.92
	Assuming No Redemptions	Assuming Maximum Redemptions
Redemption ($)	—	$35,096,667
Redemption (shares)	—	3,255,593
Cash left in Trust Account post Redemption	$35,555,976	$—
Public Shares post Redemption	3,255,593	—
Trust Value Per Share	$10.92	$—

Q:     What conditions must be satisfied to complete the Business Combination?

A:     The consummation of the Business Combination is conditioned upon, among other things: (i) the approval by the Plum shareholders of the Condition Precedent Proposals being obtained; (ii) the applicable waiting period under the HSR Act relating to the Business Combination having expired or been terminated; (iii) the completion of the offer to redeem the Class A ordinary shares of Plum; (iv) the New Plum Common Stock to be issued in connection with the Business Combination having been approved for listing on Nasdaq; and (v) that Plum has at least $5,000,001 of net tangible assets immediately after the Closing. Therefore, unless these conditions are waived by the applicable parties to the Business Combination Agreement, if these conditions are not satisfied the Business Combination Agreement could terminate and the Business Combination may not be consummated.

For more information about conditions to the consummation of the Business Combination, see “Business Combination Proposal — Conditions to Closing of the Business Combination.”

Q:     What governmental and regulatory approvals are required?

A:     Neither Plum nor Veea are currently aware of any material regulatory approvals or actions that are required for completion of the Business Combination. Under the terms of the Business Combination Agreement, the Business Combination cannot be completed until the applicable waiting period under the HSR Act has expired or been terminated. For more information, see “Business Combination Proposal — Regulatory Matters.”

Q:     When do you expect the Business Combination to be completed?

A:     It is currently expected that the Business Combination will be consummated in the first half of 2024. This date depends on, among other things, the approval of the proposals to be put to Plum shareholders at the Extraordinary General Meeting. However, such Extraordinary General Meeting could be adjourned if the Adjournment Proposal is adopted by our shareholders at the Extraordinary General Meeting, and we elect to adjourn the Extraordinary General Meeting to a later date or dates to consider and vote upon a proposal to approve by ordinary resolution the adjournment of the Extraordinary General Meeting to a later date or dates (A) to the extent necessary to ensure that any required supplement or amendment to the accompanying proxy statement/prospectus is provided to Plum shareholders or, if as of the time for which the Extraordinary General Meeting is scheduled, there are insufficient Plum Ordinary Shares represented (either in person or by proxy) to constitute a quorum necessary to conduct business at the Extraordinary General Meeting or (B) in order to solicit additional proxies from Plum shareholders in favor of one or more of the proposals at the Extraordinary General Meeting. For a description of the conditions for the completion of the Business Combination, see “Business Combination Proposal — Conditions to Closing of the Business Combination.”

Q:     What happens if the Business Combination is not consummated?

A:     Plum will not complete the Domestication to Delaware unless all other conditions to the consummation of the Business Combination have been satisfied or waived by the applicable parties in accordance with the terms of the Business Combination Agreement. If the Business Combination Agreement is terminated before the Business Combination is completed, Plum will remain a Cayman Islands exempted company and will search for an alternate initial business combination. If Plum is not able to consummate the Business Combination with Veea nor able to complete another business combination by June 18, 2024, Plum will (i) cease all operations except for the purpose of winding up; (ii) as promptly as reasonably possible but not more than ten business days thereafter, redeem the Public Shares, at a per share price, payable in cash, equal to the aggregate amount then on deposit in the Trust Account, including interest earned on the funds held in the Trust Account and not previously released to us to pay our income taxes, if any (less up to $100,000 of interest to pay dissolution expenses) divided by the number of the then-outstanding Public Shares, which Redemption will completely extinguish Public Shareholders’ rights as shareholders (including the right to receive further liquidation distributions, if any); and (iii) as promptly as reasonably possible following such Redemption, subject to the approval of our remaining shareholders and the Plum Board, liquidate and dissolve, subject in each case to our obligations under Cayman Islands Companies Law to provide for claims of creditors and the requirements of other applicable law.

Q:     Do I have appraisal rights in connection with the proposed Business Combination and the proposed Domestication?

A:     Neither Plum’s shareholders nor Plum’s Warrant holders have appraisal rights in connection with the Business Combination or the Domestication under the Cayman Islands Companies Law or under the DGCL.

Q:     What do I need to do now?

A:     Plum urges you to read this proxy statement/prospectus, including the Annexes and the documents referred to herein, carefully and in their entirety and to consider how the Business Combination will affect you as a shareholder and/or Warrant holder. Plum’s shareholders should then vote as soon as possible in accordance with the instructions provided in this proxy statement/prospectus and on the enclosed proxy card.

Q:     How do I vote?

A:     If you are a holder of record of Ordinary Shares on the Record Date for the Extraordinary General Meeting, you may vote in person or virtually at the Extraordinary General Meeting or by submitting a proxy for the Extraordinary General Meeting. You may submit your proxy by completing, signing, dating and returning the enclosed proxy card in the accompanying pre-addressed postage-paid envelope. If you hold your shares in “street name,” which means your shares are held of record by a broker, bank or nominee, you should contact your broker, bank or nominee to ensure that votes related to the shares you beneficially own are properly counted. In this regard, you must provide the broker, bank or nominee with instructions on how to vote your shares or, if you wish to attend the Extraordinary General Meeting and vote in person, obtain a valid proxy from your broker, bank or nominee.

Q:     If my shares are held in “street name,” will my broker, bank or nominee automatically vote my shares for me?

A:      No. If your shares are held in a stock brokerage account or by a bank or other nominee, you are considered the “beneficial holder” of the shares held for you in what is known as “street name.” If this is the case, this proxy statement/prospectus may have been forwarded to you by your brokerage firm, bank or other nominee, or its agent. As the beneficial holder, you have the right to direct your broker, bank or other nominee as to how to vote your shares. If you do not provide voting instructions to your broker on a particular proposal on which your broker does not have discretionary authority to vote, your shares will not be voted on that proposal. This is called a “broker non-vote.” Abstentions and broker non-votes, while considered present for the purposes of establishing a quorum, will not count as votes cast at the Extraordinary General Meeting, and otherwise will have no effect on a particular proposal. If you decide to vote, you should provide instructions to your broker, bank or other nominee on how to vote in accordance with the information and procedures provided to you by your broker, bank or other nominee.

Q:     When and where will the Extraordinary General Meeting be held?

A:     The Extraordinary General Meeting will be held at            , Eastern Time, on            , 2024 at the offices of Hogan Lovells US LLP located at 390 Madison Avenue, New York, NY 10017, and virtually via live webcast at https://www.cstproxy.com/plumacquisitioncorpi/bc2024, or such other date, time and place to which such meeting may be adjourned or postponed, to consider and vote upon the proposals.

Q:     Who is entitled to vote at the Extraordinary General Meeting?

A:     We have fixed the close of business on April 25, 2024 as the Record Date for the Extraordinary General Meeting. If you were a shareholder of Plum at the close of business on the Record Date, you are entitled to vote on matters that come before the Extraordinary General Meeting. However, a shareholder may only vote his or her shares if he or she is present in person or is represented by proxy at the Extraordinary General Meeting.

Q:     How many votes do I have?

A:     Plum shareholders are entitled to one vote at the Extraordinary General Meeting for each Ordinary Share held of record as of the Record Date. As of the close of business on the Record Date for the Extraordinary General Meeting, there were 11,236,002 Ordinary Shares issued and outstanding. As of the close of business on the Record Date, no shares of Class B ordinary shares were issued or outstanding.

Q:     What constitutes a quorum?

A:     A quorum of Plum’s shareholders is necessary to hold a valid meeting. A quorum will be present at the Extraordinary General Meeting if one or more shareholders who together hold not less than a majority of the issued and outstanding Ordinary Shares entitled to vote at the Extraordinary General Meeting are represented in person or by proxy at the Extraordinary General Meeting. As of the Record Date for the Extraordinary General Meeting, 5,618,002 Ordinary Shares would be required to achieve a quorum.

Q:     What vote is required to approve each proposal at the Extraordinary General Meeting?

A:     The following votes are required for each proposal at the Extraordinary General Meeting:

(i)     Business Combination Proposal:    The approval of the Business Combination Proposal requires an ordinary resolution, being a resolution passed by at least a majority of the votes cast by the holders of the issued Ordinary Shares present in person or represented by proxy at the Extraordinary General Meeting and entitled to vote on such matter.

(ii)    Domestication Proposal:    The approval of the Domestication Proposal requires a special resolution under Cayman Islands Companies Law, being a resolution passed by at least a two-thirds (66⅔%) majority of the votes cast by the holders of the issued Ordinary Shares present in person or represented by proxy at the Extraordinary General Meeting and entitled to vote on such matter.

(iii)   Charter Proposal:    The approval of the Charter Proposal requires a special resolution, being a resolution passed by at least a two-thirds (66⅔%) majority of the votes cast by the holders of the issued Ordinary Shares present in person or represented by proxy at the Extraordinary General Meeting and entitled to vote on such matter.

(iv)   Advisory Charter Proposals:    The separate approval of each of the Advisory Charter Proposals requires an ordinary resolution, being a resolution passed by at least a majority of the votes cast by the holders of the issued Ordinary Shares present in person or represented by proxy at the Extraordinary General Meeting and entitled to vote on such matter.

(v)    Nasdaq Proposal:    The approval of the Nasdaq Proposal requires an ordinary resolution, being a resolution passed by at least a majority of the votes cast by the holders of the issued Ordinary Shares present in person or represented by proxy at the Extraordinary General Meeting and entitled to vote on such matter.

(vi)   Incentive Equity Plan Proposal:    The approval of the Incentive Equity Plan Proposal requires an ordinary resolution, being a resolution passed by at least a majority of the votes cast by the holders of the issued Ordinary Shares present in person or represented by proxy at the Extraordinary General Meeting and entitled to vote on such matter.

(vii)  ESPP Proposal:    The approval of the ESPP Proposal requires an ordinary resolution, being a resolution passed by at least a majority of the votes cast by the holders of the issued Ordinary Shares present in person or represented by proxy at the Extraordinary General Meeting and entitled to vote on such matter.

(viii) Election of Directors Proposal:    The approval of the Election of Directors Proposal requires an ordinary resolution, being the affirmative vote of at least a majority of the votes cast by the holders of the issued Ordinary Shares present in person or represented by proxy at the Extraordinary General Meeting and entitled to vote thereon.

(ix)   Adjournment Proposal:    The approval of the Adjournment Proposal requires an ordinary resolution, being a resolution passed by at least a majority of the votes cast by the holders of the issued Ordinary Shares present in person or represented by proxy at the Extraordinary General Meeting and entitled to vote on such matter.

As of the Record Date, Plum had 11,236,002 Ordinary Shares issued and outstanding. Plum shareholders are entitled to one vote at the Extraordinary General Meeting for each Ordinary Share held of record as of the Record Date. 7,980,409 Ordinary Shares are subject to the Sponsor Letter Agreement, pursuant to which the Sponsor agreed to vote all of its shares in favor of the Business Combination. For additional information regarding the Sponsor Letter Agreement, see “Business Combination Proposal — Related Agreements — Sponsor Letter Agreement.”

Because the Sponsor agreed to vote its 7,980,409 outstanding Ordinary Shares in favor of each of the Business Combination Proposal, the Advisory Charter Proposals, the Nasdaq Proposal, the Incentive Equity Plan Proposal, the ESPP Proposal and the Election of Directors Proposal, each will be approved even if none of the Public Shares are voted in favor of any of Business Combination Proposal, the Advisory Charter Proposals, the Nasdaq Proposal, the Incentive Equity Plan Proposal the ESPP Proposal and the Election of Directors Proposal.

Q:     What are the recommendations of the Plum Board?

A:     The Plum Board believes that the Business Combination Proposal and the other proposals to be presented at the Extraordinary General Meeting are in the best interest of Plum and its shareholders and unanimously recommends that its shareholders vote “FOR” the Business Combination Proposal, “FOR” the Domestication Proposal, “FOR” the Charter Proposal, “FOR” each of the separate Advisory Charter Proposals, “FOR” the Nasdaq Proposal, “FOR” the Incentive Equity Plan Proposal, “FOR” the ESPP Proposal, “FOR” the Election of Directors Proposal and “FOR” the Adjournment Proposal, in each case, if presented to the Extraordinary General Meeting.

The existence of financial and personal interests of one or more of Plum’s directors may result in a conflict of interest on the part of such director(s) between what he, she or they may believe is in the best interests of Plum and its shareholders and what he, she or they may believe is best for himself or themselves in determining to recommend that shareholders vote for the proposals. In addition, Plum’s officers have interests in the Business Combination that may conflict with your interests as a shareholder. See the section entitled “Business Combination Proposal — Interests of Plum’s Directors and Executive Officers in the Business Combination” for a further discussion of these considerations.

Q:     How does the Sponsor intend to vote its shares?

A:     The Sponsor has agreed to vote all its Ordinary Shares and any other Public Shares it may hold in favor of all the proposals being presented at the Extraordinary General Meeting. As of the date of this proxy statement/prospectus, the Sponsor (whose members include certain of Plum’s directors and officers) owns approximately            % of the issued and outstanding Ordinary Shares.

At any time at or prior to the Business Combination, during a period when Veea and/or their respective directors, officers, advisors or respective affiliates are not then aware of any material nonpublic information regarding Plum or its securities, the Initial Shareholders, Veea and/or their respective directors, officers, advisors or respective affiliates may purchase Public Shares from institutional and other investors who vote, or indicate an intention to vote, against any of the Condition Precedent Proposals, or execute agreements to purchase such shares from such investors in the future, or they may enter into transactions with such investors and others to provide them with incentives to acquire Public Shares or vote their Public Shares in favor of the Condition Precedent Proposals. Such a purchase may include a contractual acknowledgement that such shareholder, although still the record or beneficial holder of Plum’s shares, is no longer the beneficial owner thereof and therefore agrees not to exercise its Redemption rights. In the event that the Initial Shareholders, Veea and/or their directors, officers, advisors or respective affiliates who have agreed to vote in favor of this transaction purchase shares in privately negotiated transactions from Public Shareholders who have already elected to exercise their Redemption rights, such selling shareholder would be required to revoke their prior elections to redeem their shares. The purpose of such share purchases and other transactions would be to (i) increase the likelihood of satisfaction of the requirement that the Business Combination Proposal, each Advisory Charter Proposal, the Nasdaq Proposal, the Incentive Equity Plan Proposal, ESPP Proposal and the Adjournment Proposal are approved by a resolution of at least a majority of the votes cast by the holders of the issued Ordinary Shares present in person or represented by proxy at the Extraordinary General Meeting and entitled to vote on such matter, (ii) increase the likelihood of satisfaction of the requirement that the Domestication Proposal and the Charter Proposal are approved by a resolution of at least a two-thirds (66⅔%) majority of the votes cast by the holders of the issued Ordinary Shares present in person or represented by proxy at the Extraordinary General Meeting and entitled to vote on such matter, (iii) otherwise limit the number of Public Shares electing to redeem their Public Shares and (iv) increase the likelihood of satisfaction of the requirement that Plum’s net tangible assets (as determined in accordance with Rule 3a51-1(g)(1) of the Exchange Act) are at least $5,000,001 after giving effect to the transactions contemplated by the Business Combination Agreement.

If such transactions are effected, the consequence could be to cause the Business Combination to be consummated in circumstances where such consummation could not otherwise occur. Purchases of shares by the persons described above would allow them to exert more influence over the approval of the proposals to be presented at the Extraordinary General Meeting and would likely increase the chances that such proposals would be approved. We will file or submit a Current Report on Form 8-K to disclose any material arrangements entered into or significant purchases made by any of the aforementioned persons that would affect the vote on the proposals to be put to the Extraordinary General Meeting or the Redemption threshold.

Any such report will include descriptions of any arrangements entered into or purchases by any of the aforementioned persons.

Q:     What interests do Plum’s current officers and directors have in the Business Combination?

A:     The Initial Shareholders, certain members of the Plum Board and our officers may have interests in the Business Combination that are different from or in addition to your interests. You should take these interests into account in deciding whether to approve the Business Combination. These interests include, among other things, the interests listed below:

•        the fact that our Initial Shareholders have agreed not to redeem any Ordinary Shares held by them in connection with a shareholder vote to approve a proposed initial business combination;

•        the fact that the Sponsor paid an aggregate of $25,000 for 8,625,000 founder shares, 7,980,409 of which are currently owned by the Sponsor following the forfeiture of 644,591 Class B ordinary shares when the over-allotment option expired on May 2, 2021. Following the Extension Meeting held on September 13, 2023, the Sponsor, as the sole holder of shares of Class B ordinary shares, agreed to convert all of its shares of Class B ordinary shares to shares of Class A ordinary shares, on a one-for-one basis, in accordance with the Existing Governing Documents. The 7,980,409 shares of New Plum Common Stock that the Initial Shareholders will hold following the Business Combination (including 1,726,994 shares subject to forfeiture if the Earnout Triggering Events do not occur), if unrestricted and freely tradable, and in the case of the shares held by the Sponsor, following expiration of the lock-up, would have had an aggregate market value of $88,742,148 based upon the closing price of $11.12 per Public Share on Nasdaq on May 7, 2024, the most recent closing price. This represents a 354,869% gain on the Sponsor’s investment. If we do not consummate a Business Combination transaction by June 18, 2024, then the founder shares will be worthless;

•        the fact that, given the differential in the purchase price that the Sponsor paid for the founder shares as compared to the price of the Class A ordinary shares sold as part of the Units in the Initial Public Offering, the Sponsor may earn a positive rate of return on their investment even if the New Plum Common Stock trades below $2.00 per share and the Public Shareholders experience a negative rate of return following the Closing. Accordingly, the economic interests of the Sponsor diverge from the economic interests of Public Shareholders because the Sponsor will realize a gain on its investment from the completion of any business combination while Public Shareholders will realize a gain only if the post-closing trading price exceeds $10.00 per share;

•        the fact that, at the time of the Initial Public Offering, the Initial Shareholders and certain of Plum’s current officers and directors agreed to waive their rights to liquidating distributions from the Trust Account with respect to any Ordinary Shares (other than Public Shares) held by them if Plum fails to complete an initial business combination by June 18, 2024. The Initial Shareholders and our officers and directors did not receive separate consideration for such waivers. Due to such waivers, the value of the founder shares and Private Placement Warrants are dependent on the consummation of a business combination. This may incentivize such persons to complete a business combination on terms or conditions that are not in the best interest of the Public Shareholders;

•        the fact that Sponsor paid $9,384,327 for 6,256,218 Private Placement Warrants, which, if unrestricted and freely tradable, would have had an aggregate market value of $2,252,238 based upon the closing price of $0.36 per Public Warrants (although holders of the Private Placement Warrants have certain rights that differ from the rights of holders of the Public Warrants) on Nasdaq on May 7, 2024, the most recent closing price, and the fact that the Private Placement Warrants will expire worthless if a business combination is not consummated by June 18, 2024;

•        the fact that the Registration Rights Agreement will be entered into by the Sponsor and certain other affiliates of Plum;

•        the fact that, pursuant to the Business Combination Agreement, for a period of six (6) years following the consummation of the Business Combination, we are required to (i) maintain provisions in the Proposed Charter providing for continued indemnification of Plum’s directors and officers and (ii) continue Plum’s directors’ and officers’ liability insurance after the Business Combination (i.e., a “tail policy”);

•        the fact that the Sponsor and Plum’s officers and directors will lose their entire investment in Plum and will not be reimbursed for any out-of-pocket expenses if an initial business combination is not consummated by June 18, 2024;

•        the fact that if the Trust Account is liquidated, including in the event Plum is unable to complete an initial business combination by June 18, 2024, the Sponsor has agreed to indemnify Plum to ensure that the proceeds in the Trust Account are not reduced below $10.00 per Public Share, or such lesser per Public Share amount as is in the Trust Account on the liquidation date, by the claims of prospective target businesses with which Plum has entered into an acquisition agreement or claims of any third party for services rendered or products sold to Plum, but only if such a vendor or target business has not executed a waiver of any and all rights to seek access to the Trust Account;

•        the fact that Plum may be entitled to distribute or pay over funds held by Plum outside the Trust Account to the Sponsor or any of its affiliates prior to the Closing; and

•        the fact that it is currently contemplated that a designee of Plum will serve as a director of New Plum following the Closing. As such, in the future, such person may receive any cash fees or equity awards that the New Plum Board determines to pay its directors.

As a result of the foregoing interests, the Sponsor and our directors and officers will benefit from the completion of a business combination and may be incentivized to complete an acquisition of a less favorable target company or on terms less favorable to Public Shareholders rather than liquidate. Based on the closing price per share of the Public Shares on May 7, 2024 as reported on Nasdaq of $11.12, in the aggregate, the Sponsor and its affiliates have approximately $91 million at risk that depends upon the completion of a business combination. Such amount consists of 7,980,409 Class A ordinary shares held by the Sponsor and 6,256,218 Private Placement Warrants.

These interests may influence the Plum Board in making its recommendation that you vote in favor of the approval of the Business Combination. See the section entitled “Business Combination Proposal — Interests of Plum’s Directors and Executive Officers in the Business Combination” for a further discussion of these considerations.

Q:     What happens if I sell my Plum Ordinary Shares before the Extraordinary General Meeting?

A:     The Record Date for the Extraordinary General Meeting is earlier than the date of the Extraordinary General Meeting and earlier than the date that the Business Combination is expected to be completed. If you transfer your Public Shares after the applicable Record Date, but before the Extraordinary General Meeting, unless you grant a proxy to the transferee, you will retain your right to vote at the Extraordinary General Meeting.

Q:     May I change my vote after I have mailed my signed proxy card?

A:     Yes. Shareholders may send a later-dated, signed proxy card to our general counsel at 2021 Fillmore St. #2089, San Francisco, California 94115, so that it is received by our general counsel prior to the vote at the Extraordinary General Meeting (which is scheduled to take place on            , 2024) or attend the Extraordinary General Meeting in person and vote. Shareholders also may revoke their proxy by sending a notice of revocation to our general counsel, which must be received by our general counsel prior to the vote at the Extraordinary General Meeting. However, if your shares are held in “street name” by your broker, bank or another nominee, you must contact your broker, bank or other nominee to change your vote.

Q:     What happens if I fail to take any action with respect to the Extraordinary General Meeting?

A:     If you fail to vote with respect to the Extraordinary General Meeting and the Business Combination is approved by shareholders and the Business Combination is consummated, you will become a stockholder and/or Warrant holder of New Plum. If you fail to vote with respect to the Extraordinary General Meeting and the Business Combination is not approved, you will remain a shareholder and/or Warrant holder of Plum. However, if you fail to vote with respect to the Extraordinary General Meeting, you will nonetheless be able to elect to redeem your Public Shares in connection with the Business Combination.

Q:     What should I do if I receive more than one set of voting materials?

A:     Shareholders may receive more than one set of voting materials, including multiple copies of this proxy statement/prospectus and multiple proxy cards or voting instruction cards. For example, if you hold your shares in more than one brokerage account, you will receive a separate voting instruction card for each brokerage account in which you hold shares. If you are a holder of record and your shares are registered in more than one name, you will receive more than one proxy card. Please complete, sign, date and return each proxy card and voting instruction card that you receive in order to cast a vote with respect to all of your Ordinary Shares.

Q:     Who will solicit and pay the cost of soliciting proxies for the Extraordinary General Meeting?

A:     Plum will pay the cost of soliciting proxies for the Extraordinary General Meeting. Plum has engaged Advantage Proxy, Inc. as proxy solicitor to assist in the solicitation of proxies for the Extraordinary General Meeting. Plum has agreed to pay Advantage Proxy, Inc. a fee of $10,000, plus disbursements, and will reimburse Advantage Proxy, Inc. for its reasonable out-of-pocket expenses and indemnify Advantage Proxy, Inc. and its affiliates against certain claims, liabilities, losses, damages and expenses. Plum will also reimburse banks, brokers and other custodians, nominees and fiduciaries representing beneficial owners of Class A ordinary shares for their expenses in forwarding soliciting materials to beneficial owners of Class A ordinary shares and in obtaining voting instructions from those owners. Plum’s directors and officers may also solicit proxies by telephone, by facsimile, by mail, on the Internet or in person. They will not be paid any additional amounts for soliciting proxies.

Q:     Where can I find the voting results of the Extraordinary General Meeting?

A:     The preliminary voting results will be announced at the Extraordinary General Meeting. Plum will publish final voting results of the Extraordinary General Meeting in a Current Report on Form 8-K within four (4) business days after the Extraordinary General Meeting.

Q:     Who can help answer my questions?

A:     If you have questions about the Business Combination or if you need additional copies of the proxy statement/prospectus or the enclosed proxy card you should contact:            .

You also may obtain additional information about Plum from documents filed with the SEC by following the instructions in the section entitled “Where You Can Find More Information; Incorporation by Reference.” If you are a holder of Public Shares and you intend to seek Redemption of your Public Shares, you will need to deliver your Public Shares (either physically or electronically) to Continental, Plum’s Transfer Agent, at the address below prior to the Extraordinary General Meeting. Holders must complete the procedures for electing to redeem their Public Shares in the manner described above prior to            , Eastern Time, on            , 2024 (two business days before the scheduled vote at the Extraordinary General Meeting) in order for their shares to be redeemed. If you have questions regarding the certification of your position or delivery of your stock, please contact:            .

SUMMARY OF THE PROXY STATEMENT/PROSPECTUS

This summary highlights selected information from this proxy statement/prospectus and does not contain all of the information that is important to you. To better understand the proposals to be submitted for a vote at the Extraordinary General Meeting, including the Business Combination, you should read this proxy statement/prospectus, including the Annexes and other documents referred to herein, carefully and in their entirety. The Business Combination Agreement is the legal document that governs the Business Combination and the other transactions that will be undertaken in connection with the Business Combination. The Business Combination Agreement is also described in detail in this proxy statement/prospectus in the section entitled “Business Combination Proposal — The Business Combination Agreement.”

The Parties to the Business Combination

Plum

Plum is a blank check company incorporated on January 11, 2021 as a Cayman Islands exempted company for the purpose of effecting a merger, capital stock exchange, asset acquisition, stock purchase, reorganization or similar business combination with one or more businesses or entities, which we refer to throughout this proxy statement/prospectus as our initial business combination. Based on Plum’s business activities, it is a “shell company” as defined under the Exchange Act because it has no operations and nominal assets consisting almost entirely of cash.

On March 18, 2021, Plum completed its Initial Public Offering of 30,000,000 Units, and on April 14, 2021 issued an additional 1,921,634 Units as a result of the underwriters’ partial exercise of their over-allotment option, at a price of $10.00 per Unit generating gross proceeds of $319,216,340 before underwriting discounts and expenses. Each Unit consisted of one Class A ordinary share and one-fifth of one Public Warrant. Each whole Public Warrant entitles the holder thereof to purchase one Class A ordinary share at an exercise price of $11.50 per share, subject to certain adjustments.

Following the closing of our Initial Public Offering and the partial exercise of the underwriters’ over-allotment option, an amount equal to $319,216,340 of the net proceeds from its Initial Public Offering and the sale of the Private Placement Warrants was placed in the Trust Account. The Trust Account may be invested only in U.S. government treasury bills with a maturity of 185 days or less or in money market funds investing solely in United States Treasuries and meeting certain conditions under Rule 2a-7 under the Investment Company Act of 1940, as amended, which invest only in direct U.S. government obligations.

On March 15, 2023, Plum held a shareholder meeting at which shareholders voted upon, among other items, a proposal to amend the Existing Governing Documents to extend the date by which Plum must consummate an initial business combination from March 18, 2023 to June 18, 2023, and to allow Plum, without another shareholder vote, to elect to extend the such date to consummate a business combination on a monthly basis for up to nine (9) times by an additional one month each time after June 18, 2023, by resolution of Plum’s Board, if requested by the Sponsor, and upon five days’ advance notice prior to the applicable termination date, until March 18, 2024, unless the closing of the Plum’s initial business combination shall have occurred prior to such date.

On July 14, 2023 and August 16, 2023, Plum’s Board elected to extend the date by which Plum must complete an initial business combination, on each occasion by one month, from July 18, 2023 to September 18, 2023. As a result, the Sponsor deposited $160,000 into the Trust Account on each occasion.

On September 13, 2023, Plum held a second shareholder meeting at which shareholders voted upon, among other items, a proposal to amend the Existing Governing Documents to extend the date by which Plum must consummate an initial business combination from September 18, 2023 to December 18, 2023, and to allow Plum, without another shareholder vote, to elect to extend the such date to consummate a business combination on a monthly basis for up to six (6) times by an additional one month each time after December 18, 2023, by resolution of Plum’s Board, if requested by the Sponsor, and upon five days’ advance notice prior to the applicable termination date, until June 18, 2024, unless the closing of Plum’s initial business combination shall have occurred prior to such date.

In connection with the Extension Meeting held on March 15, 2023, Plum shareholders elected to redeem a total of 26,693,416 Plum Class A ordinary shares for cash at a Redemption price of $10.23 per share, for an aggregate Redemption amount of $273,112,312. In connection with the Extension Meeting held on September 13,

2023, Plum shareholders elected to redeem a total of 1,972,625 Plum Class A ordinary shares for cash at a Redemption price of $10.72 per share, for an aggregate Redemption amount of $21,142,261. Following the Extension Redemptions, Plum had approximately $35.1 million left in its Trust Account, all of which is held in U.S. treasury securities. These funds will remain in the Trust Account, except for the withdrawal of interest to pay taxes, if any, until the earliest of (i) the completion of a business combination (including the closing of the Business Combination) or (ii) the Redemption of all of the Public Shares if we are unable to complete the Business Combination or any other initial business combination by June 18, 2024, subject to applicable law.

Plum’s Public Shares, Units and Public Warrants are currently listed on Nasdaq under the symbols “PLMI,” “PLMIU,” “PLMIW,” respectively.

Plum’s principal executive office is located at 2021 Fillmore St. #2089, San Francisco, California 94115, and its telephone number is (415) 683-6773. Plum’s corporate website address is www.plumpartners.com. Plum’s website and the information contained on, or that can be accessed through, the website is not deemed to be incorporated by reference in, and is not considered part of, this proxy statement/prospectus.

Veea

Veea is a provider of edge computing and communications devices (i.e., “VeeaHub” devices), applications and services hosted on its edge Platform-as-a-Service (“ePaaS”). Veea Edge Platform ePaaS is an end-to-end platform that is both locally- and cloud-managed. VeeaHub products are converged computing and communications (i.e., hyperconverged) indoor and outdoor devices, about the size of a Wi-Fi Access Point (“AP”), that provide for networking and computing solutions for AI-assisted applications and solutions at the edge where people, places, and things connect to the network. Veea’s ePaaS architecture and business model is similar to Apple’s platform architecture and business model for iPhones and iPads but extended to hyperconverged VeeaHub devices offered by Veea.

Veea Edge Platform provides for highly secure connectivity, computing, and internet of things (“IoT”) solutions through full stack platform for digital transformation of industries as well as unserved or underserved communities that lack Internet connectivity and essential applications and services. It further enables the formation of highly secure, but easily accessible, private clouds and networks across one or multiple user(s) or enterprise location(s) across the globe. Veea has redefined and simplified edge computing and connectivity with Veea Edge Platform, easily deployable products that fully integrate hardware, system software, technologies, and edge applications. Veea is demonstrating, globally, that the Platform enables its partners and customers to champion digital transformations in multiple vertical markets.

Through Veea’s innovative Veea Edge Platform, Veea has created a new product category that brings cloud capabilities close to the user, as an alternative to cloud computing, with benefits in optimal latency, lower data transport costs, data privacy, security and ownership, Edge AI, “always-on” availability at the edge for mission critical applications, and contextual awareness for people, devices and things connected to the Internet. Gartner has recognized the innovativeness and capabilities of the platform by naming Veea a Leading Smart Edge Platform in 2023 and Cool Vendor in Edge Computing in 2021. Market Reports World in its research report published in October 2023 named Veea as one of the top ten Edge AI solution providers alongside of IBM, Microsoft, Amazon Web Services (AWS) and others.

Veea earns revenue primarily from the sale of its VeeaHub devices, licenses and subscriptions. Veea incurred net losses of $15,638,589 for the year ended December 31, 2023 and net losses of $35,200,039 for the year ended December 31, 2022. Veea generated revenue of $9,072,130 for the year ended December 31, 2023 and revenue of $224,052 for the year ended December 31, 2022. Other than revenue generated from the license of AdEdge™ in 2023, revenue has been immaterial for all periods presented and represented revenue earned from paid pilots for our VeeaHub devices.

Veea was founded in 2014 by Allen Salmasi, its Chief Executive Officer and a pioneering wireless technology leader. Mr. Salmasi helped to drive industry transformation through his contributions to the development of CDMA/TDMA-based OmniTRACS, the largest mobile satellite messaging and position reporting system with integrated IoT solutions during the 1980s and in the 1990s; 2G/3G technology and products at Qualcomm in 1990s; 4G technology and products at NextWave during the 2000s, and hyper-converged edge computing and communications during the 2010s; and beyond with Veea. At Veea, Mr. Salmasi has assembled a talented and experienced management and engineering team that includes former senior executives of leading technology, telecom, software-as-a-service, and wireless companies that possess a deep understanding of wireless technologies, mesh networking and edge computing.

Veea’s principal executive office is located at 164 E. 83rd Street, New York, NY 10028, and its telephone number is (212) 535-6050. Veea’s corporate website address is www.veea.com. Veea’s website and the information contained on, or that can be accessed through, the website is not deemed to be incorporated by reference in, and is not considered part of, this proxy statement/prospectus.

Merger Sub

Merger Sub is a Delaware corporation and wholly owned subsidiary of Plum formed for the purpose of effecting the Business Combination. Merger Sub owns no material assets and does not operate any business.

Merger Sub’s principal executive office is located at 2021 Fillmore St. #2089, San Francisco, California 94115, and its telephone number is (415) 683-6773.

Proposals to be put to the Shareholders of Plum at the Extraordinary General Meeting

The following is a summary of the proposals to be put to the Extraordinary General Meeting of Plum and certain transactions contemplated by the Business Combination Agreement. Each of the Condition Precedent Proposals is cross-conditioned on the approval of each other. The Advisory Charter Proposals are conditioned on the approval of the Charter Proposal. The Adjournment Proposal is not conditioned upon the approval of any other proposal set forth in this proxy statement/prospectus. The transactions contemplated by the Business Combination Agreement will be consummated only if the Condition Precedent Proposals are approved at the Extraordinary General Meeting.

The Business Combination Proposal

As discussed in this proxy statement/prospectus, Plum is asking its shareholders to approve by ordinary resolution the Business Combination Agreement, pursuant to which, among other things, on the Closing Date, promptly following the consummation of the Domestication, (a) Merger Sub will merge with and into Veea, with Veea as the surviving corporation (the “Surviving Corporation”) in such merger (the “Merger”) and, as a result of the Merger, Veea will become a wholly owned subsidiary of New Plum. The Parties intend that the Business Combination Agreement shall constitute a “plan of merger” for all purposes under the DGCL. Subject to, and in accordance with the terms and conditions of the Business Combination Agreement, holders of Existing Veea Shares will receive a number of duly authorized, validly issued, fully paid and nonassessable shares of New Plum Common Stock (or rights to acquire such common stock) in the aggregate equal to $180,000,000, plus the aggregate exercise prices of Veea’s in-the-money, vested convertible securities, divided by $10.00. The Business Combination Agreement also contemplates that Veea may sell New Financing Securities generating proceeds of up to $70,000,000 (or more with Plum’s consent) between the date of the Business Combination Agreement and the Closing, and the holders of such New Financing Securities will receive shares of New Plum Common Stock in the aggregate equal to the amount raised through the issuance of the New Financing Securities divided by $7.50. For further details, see “Business Combination Proposal — Consideration to Veea Stockholders in the Business Combination.”

After consideration of the factors identified and discussed in the section entitled “Business Combination Proposal — The Plum Board’s Reasons for the Business Combination,” the Plum Board concluded that the Business Combination met all of the requirements disclosed in the prospectus for Plum’s Initial Public Offering, including that the businesses of Veea had a fair market value of at least 80% of the balance of the funds in the Trust Account at the time of execution of the Business Combination Agreement. For more information about the transactions contemplated by the Business Combination Agreement, see “Business Combination Proposal.”

Consideration to Veea Stockholders in the Business Combination

In accordance with the terms and subject to the conditions of the Business Combination Agreement, at Closing, each outstanding share of Veea Common Stock and each outstanding share of Veea Preferred Stock, on an as-converted to Veea Common Stock basis, but excluding Dissenting Shares, New Financing Securities and treasury shares, will be cancelled and extinguished and converted into the right to receive the number of shares of New

Plum Common Stock determined in accordance with the Business Combination Agreement based on a pre-money equity value of Veea of $180,000,000, plus the aggregate exercise prices of Veea’s in-the-money, vested convertible securities, divided by $10.00.

The Business Combination Agreement also contemplates that Veea may sell New Financing Securities generating proceeds of up to $70,000,000 (or more with Plum’s consent) between the date of the Business Combination Agreement and the Closing, and the holders of such New Financing Securities will receive shares of New Plum Common Stock in the aggregate equal to the amount raised through the issuance of the New Financing Securities divided by $7.50.

For further details, see “Business Combination Proposal — Consideration to Veea Stockholders in the Business Combination.”

Lock-Up Agreements

At or prior to the Closing, each Locked-Up Veea Person will enter into a Veea Lock-Up Agreement, substantially in the form attached as Annex F-1 hereto, and each Locked-Up Plum Person will enter into a Plum Lock-Up Agreement, substantially in the form attached as Annex F-2 hereto, in each case pursuant to which the Locked-Up Veea Persons and Locked-Up Plum Persons will agree, subject to certain exceptions, not to effect any sale or distribution of any Equity Securities of Plum issued pursuant to the Business Combination Agreement during the 180-day lock-up period, subject to certain exceptions as described in the Veea Lock-Up Agreements and Plum Lock-Up Agreement, as applicable.

Earnout

The Business Combination Agreement provides holders of Existing Veea Shares with a contingent right to receive Earnout Consideration consisting of up to 4,500,000 additional shares of New Plum Common Stock, subject to the following contingencies:

•        50% of the Earnout Consideration if, at any time during the ten years following the Closing (the “Earnout Period”), the volume-weighted average trading sale price of one share of New Plum Common Stock is greater than or equal to $12.50 per share for any twenty trading days within any thirty trading day period; and

•        50% of the Earnout Consideration if, at any time during the Earnout Period, the volume-weighted average trading sale price of one share of New Plum Common Stock is greater than or equal to $15.00 per share for any twenty trading days within any thirty trading day period.

If there is a Change of Control Transaction during the Earnout Period, (i) to the extent that the implied price per share of New Plum Common Stock in such transaction is above the applicable stock price targets, the vesting of such Earnout Consideration will accelerate and the Earnout Consideration will be issuable upon the closing of such transaction, and (ii) the contingent obligations for any remaining Earnout Consideration will be rolled over to the resulting company from such transaction, unless after such transaction, the resulting company from such transaction is no longer publicly listed on Nasdaq or another nationally-recognized securities exchange, in which case, any unvested Earnout Consideration will immediately vest.

For further details, see “Business Combination Proposal — The Business Combination Agreement — Consideration to Veea Stockholders in the Business Combination.”

Conditions to Closing of the Business Combination

The consummation of the Business Combination is conditioned upon, among other things: (i) the approval by the Plum shareholders of the Condition Precedent Proposals being obtained; (ii) the applicable waiting period under the HSR Act relating to the Business Combination having expired or been terminated; (iii) the completion of the offer to redeem the Class A ordinary shares of Plum; (iv) the New Plum Common Stock to be issued in connection with the Business Combination having been approved for listing on Nasdaq; and (v) that Plum has at least $5,000,001 of net tangible assets immediately after the Closing. Therefore, unless these conditions are waived by the applicable parties to the Business Combination Agreement, if these conditions are not satisfied the Business Combination Agreement could terminate and the Business Combination may not be consummated. For further details, see “Business Combination Proposal — Conditions to Closing of the Business Combination.”

Termination of the Business Combination Agreement

The Business Combination Agreement may be terminated and the transactions contemplated by the Business Combination Agreement may be abandoned at any time prior to the Closing:

•        by the mutual written consent of Veea and Plum;

•        by Plum, by giving written notice to Veea, if any of the representations or warranties made by Veea are not true and correct or if Veea fails to perform any of its respective covenants or agreements under the Business Combination Agreement (including an obligation to consummate the Closing), in any case, which would result in a failure of a condition to the obligations of Plum as described in the section entitled “— Conditions to Closing of the Business Combination” above could not be satisfied and the breach (or breaches) of such representations or warranties or failure (or failures) to perform such covenants or agreements is (or are) not cured or cannot be cured within certain time periods;

•        by Veea, by giving written notice to Plum, if any of the representations or warranties made by Plum or Merger Sub are not true and correct or if Plum or Merger Sub fail to perform any of their covenants or agreements under the Business Combination Agreement (including an obligation to consummate the Closing), in any case, which would result in a failure of a condition to the obligations of Veea, as described in the section entitled “— Conditions to Closing of the Business Combination” above could not be satisfied and the breach (or breaches) of such representations or warranties or failure (or failures) to perform such covenants or agreements is (or are) not cured or cannot be cured within certain specified time periods;

•        by either Plum or Veea, by giving written notice to the other Party, if the Business Combination is not consummated on or prior to March 18, 2024 (the “Termination Date”); provided that if Plum obtains the Nasdaq Extension, then “Termination Date” shall mean June 18, 2024; further provided that (i) this right to terminate the Business Combination Agreement shall not be available to Plum if Plum’s or Merger Sub’s breach of any of its covenants or obligations under the Business Combination Agreement shall have proximately caused the failure to consummate the transactions on or before the Termination Date and (ii) this right to terminate the Business Combination Agreement shall not be available to Veea if Veea’s breach of any of its covenants or obligations under the Business Combination Agreement shall have proximately caused the failure to consummate the transactions on or before the Termination Date;

•        by either Plum or Veea, if any Governmental Authority shall have issued a Governmental Order or taken any other action permanently enjoining, restraining or otherwise prohibiting the transactions contemplated by the Business Combination Agreement and such Governmental Order or other action shall have become final and non-appealable;

•        by either Plum or Veea, if the Special Meeting (as defined in the Business Combination Agreement) has been held (including any adjournment or postponement thereof), has concluded, the Pre-Closing Plum Holders (as defined in the Business Combination Agreement) have duly voted and the Required Plum Shareholder Approval (as defined in the Business Combination Agreement) was not obtained;

•        by either Plum or Veea, if the Required Company Shareholders’ Consent (as defined in the Business Combination Agreement) is, at any time, no longer valid or is otherwise revoked or rescinded at any time;

•        by Veea at any time if the Plum Shares are de-listed by Nasdaq based on a final and unappealable ruling thereby, by giving written notice to Plum;

•        by Veea, by giving written notice to Plum, if Merger Sub has failed to perform any covenant or agreement on the part of Merger Sub in Section 8.05 of the Business Combination Agreement, and the failure to perform any covenant or agreement, as applicable, is (or are) not cured within two (2) days after written notice thereof is delivered to Plum; or

•        by Veea, by written notice to Plum, in the event that the Veea’s board of directors shall have effected a Company Board Recommendation Change.

Except as otherwise set forth in Section 11.02 or Section 12.14 of the Business Combination Agreement, in the event of the termination of the Business Combination Agreement, the Business Combination Agreement will become void (and there shall be no Liability or obligation on the part of the Parties and their respective Representatives) with the exception of (a) Section 7.02 (Trust Account Waiver), Section 9.06(b) (Confidentiality; Access to Information; Publicity), Section 11.02 (Effect of Termination), Article XII (Miscellaneous) and Section 1.01 (Definitions) (to the extent related to the foregoing), each of which shall survive such termination and remain valid and binding obligations of the Parties, and (b) the Confidentiality Agreement, which shall survive such termination and remain valid and binding obligations of the parties thereto in accordance with its terms. Notwithstanding the foregoing or anything to the contrary herein, the termination of the Business Combination Agreement pursuant to Section 11.01 of the Business Combination Agreement shall not affect any Liability on the part of any Party for a willful and material breach of any covenant or agreement set forth in the Business Combination Agreement prior to such termination or actual fraud.

Domestication Proposal

As discussed in this proxy statement/prospectus, Plum will ask its shareholders to approve by special resolution the Domestication Proposal. As a condition to closing the Business Combination pursuant to the terms of the Business Combination Agreement, the Plum Board has unanimously approved the Domestication Proposal. The Domestication Proposal, if approved, will authorize a change of Plum’s jurisdiction of incorporation from the Cayman Islands to the State of Delaware. Accordingly, while Plum is currently incorporated as an exempted company under the Cayman Islands Companies Law, upon Domestication, New Plum will be governed by the DGCL. There are differences between Cayman Islands corporate law and Delaware corporate law as well as the Existing Governing Documents and the Proposed Governing Documents. The approval of the Domestication Proposal requires a special resolution under Cayman Islands Companies Law, being a resolution passed by the holders at least a two-thirds (662/3%) majority of the votes cast by the holders of the issued Ordinary Shares present in person or represented by proxy at the Extraordinary General Meeting and entitled to vote on such matter. Accordingly, we encourage shareholders to carefully consult the information set out below under “Comparison of Corporate Governance and Shareholder Rights.”

For further details, see “Domestication Proposal,” “Charter Proposal” and “The Advisory Charter Proposals.”

Charter Proposal

Plum will ask its shareholders to approve and adopt by special resolution under Cayman Islands Companies Law, assuming the Business Combination Proposal and the Domestication Proposal are approved and adopted, the amendment and restatement of the Existing Governing Documents by deletion in their entirety and replacement with the Proposed Governing Documents of New Plum, which, if approved, would take effect immediately after the Domestication. The approval of the Charter Proposal requires a special resolution under Cayman Islands Companies Law, being a resolution passed by holders of at least a two-thirds (662/3%) majority of the votes cast by the holders of the issued Ordinary Shares present in person or represented by proxy at the Extraordinary General Meeting and entitled to vote on such matter.

Advisory Charter Proposals

Plum will ask its shareholders to consider and vote upon proposals to approve by each an ordinary resolution, on a non-binding advisory basis, certain governance provisions in the Proposed Charter, which are being presented separately in accordance with SEC guidance to give shareholders the opportunity to present their separate views on important corporate governance provisions, as the following seven (7) sub-proposals:

•        Advisory Charter Proposal 4A — to increase the authorized share capital of Plum from $55,100 divided into (i) 500,000,000 Class A ordinary shares, par value $0.0001 per share, 50,000,000 Class B ordinary shares, par value $0.0001 per share, and 1,000,000 preference shares, par value $0.0001 per share, to (ii)            shares of common stock, par value $0.0001 per share, of New Plum and            shares of preferred stock, par value $0.0001 per share, of New Plum.

•        Advisory Charter Proposal 4B — to permit removal of a director only for cause and only by the affirmative vote of the holders of at least two-thirds (662/3%) of the voting power of all of the outstanding shares of voting stock of New Plum entitled to vote at an election of directors, voting together as a single class.

•        Advisory Charter Proposal 4C — to provide that, subject to the rights of holders of any series of preferred stock, the number of directors will be fixed from time to time by a majority of the New Plum Board.

•        Advisory Charter Proposal 4D — to eliminate the ability of New Plum stockholders to take action by written consent in lieu of a meeting.

•        Advisory Charter Proposal 4E — to provide that the Proposed Bylaws may be amended, altered, repealed or adopted either (x) by the affirmative vote of a majority of the New Plum Board present at any regular or special meeting of the New Plum Board at which a quorum is present or (y) by the approval of at least two-thirds (662/3%) of the voting power of all of the then-outstanding shares of voting stock of New Plum.

•        Advisory Charter Proposal 4F — to provide that the Proposed Charter may be amended, altered, repealed or adopted by the approval of at least two-thirds (662/3%) of the voting power of all of the then-outstanding shares of voting stock of New Plum for amendments for certain provisions of the Proposed Charter relating to: (i) classification and election of the New Plum Board, removal of directors from office, and filling vacancies on the New Plum Board, (ii) actions taken by the stockholders of New Plum, (iii) exculpation of personal liability of a director of New Plum and indemnification of persons serving as directors or officers of New Plum, (iv) forum for certain legal actions, (v) renunciation of certain corporate opportunities, and (vi) amendments to the Proposed Charter and Proposed Bylaws.

•        Advisory Charter Proposal 4G — to provide that the Court of Chancery for the State of Delaware (or, in the event that the Court of Chancery does not have jurisdiction, the federal district court for the District of Delaware or other state courts of the State of Delaware) will be the sole and exclusive forum for certain stockholder actions, provided that that the exclusive forum provision in the Proposed Charter does not apply to claims arising out of the Securities Act of 1933, as amended, and the Securities Exchange Act of 1934, as amended, for which the federal district courts of the United States are the exclusive forum.

The Proposed Governing Documents differ in certain material respects from the Existing Governing Documents, and we encourage shareholders to carefully consult the information set out in the section entitled “The Advisory Charter Proposals” and the full text of the Proposed Governing Documents of New Plum, attached hereto as Annex C and Annex D.

Nasdaq Proposal

Our shareholders are also being asked to approve, by ordinary resolution, the Nasdaq Proposal. Our Units, Public Shares and Public Warrants are listed on Nasdaq and, as such, we are seeking shareholder approval for issuance of New Plum Common Stock, plus any additional shares pursuant to subscription agreements we or Veea may enter into prior to Closing, in connection with the Business Combination pursuant to Nasdaq Listing Rule 5635. For additional information, see “Nasdaq Proposal.”

Incentive Equity Plan Proposal

Our shareholders are being asked to approve, by ordinary resolution, the Incentive Equity Plan Proposal. If the Incentive Equity Plan Proposal is approved, the Incentive Equity Plan will become effective upon the Closing and will be used by New Plum on a going-forward basis following the Closing. A copy of the Incentive Equity Plan is attached to the proxy statement/prospectus as Annex I. For additional information, see “Incentive Equity Plan Proposal.”

ESPP Proposal

Our shareholders are being asked to approve, by ordinary resolution, the ESPP Proposal. If the ESPP Proposal is approved, the Employee Stock Purchase Plan will become effective upon the Closing and will be used by New Plum on a going-forward basis following the Closing. A copy of the Employee Stock Purchase Plan is attached to the proxy statement/prospectus as Annex J. For additional information, see “ESPP Proposal.”

Election of Directors Proposal

Our shareholders are being asked to approve, by ordinary resolution under Cayman Islands Company Law, the Election of Directors Proposal. If the Election of Directors Proposal is approved, the directors shall be elected to serve staggered terms on the board of directors of New Plum until the 2025, 2026 and 2027 annual meeting of stockholders, and until their respective successors are duly elected and qualified. For additional information, see “Election of Directors Proposal.”

Adjournment Proposal

If, based on the tabulated vote, there are not sufficient votes at the time of the Extraordinary General Meeting to authorize Plum to consummate the Business Combination, the Plum Board may submit a proposal to adjourn the Extraordinary General Meeting to a later date or dates to consider and vote upon a proposal to approve by ordinary resolution the adjournment of the Extraordinary General Meeting to a later date or dates. For additional information, see “Adjournment Proposal.”

The Adjournment Proposal is not conditioned on any other proposal.

The Plum Board’s Reasons for the Business Combination

Plum was formed for the purpose of effecting a merger, share exchange, asset acquisition, share purchase, reorganization or similar business combination with one or more businesses. The Plum Board sought to do this by utilizing the networks and industry experience of both the Sponsor and the Plum Board and management to identify, acquire and operate one or more businesses. The members of the Plum Board and management have extensive transactional experience.

As described under “Background of the Business Combination,” the Plum Board, in evaluating the Business Combination, consulted with Plum’s management and legal advisors. In reaching its unanimous decision to approve the Business Combination Agreement and the transactions contemplated by the Business Combination Agreement, the Plum Board considered a range of factors, including, but not limited to, the factors discussed below. In light of the number and wide variety of factors considered in connection with its evaluation of the proposed combination, the Plum Board did not consider it practicable to, and did not attempt to, quantify or otherwise assign relative weights to the specific factors that it considered in reaching its determination and supporting its decision. The Plum Board contemplated its decision as in the context of all of the information available and the factors presented to and considered by it. In addition, individual directors may have given different weight to different factors. This explanation of Plum Board’s reasons for approving the combination and all other information presented in this section is forward-looking in nature and, therefore, should be read in light of the factors discussed under the section titled “Cautionary Note Regarding Forward-Looking Statements.”

In approving the Business Combination Agreement, the Plum Board received a fairness opinion, rendered orally to the Plum Board on November 20, 2023 (and subsequently confirmed in writing on December 28, 2023) from Houlihan Capital, LLC, as to the fairness, from a financial point of view, to Plum of the transaction consideration to be issued and paid pursuant to the Business Combination Agreement.

The Plum Board considered a number of factors pertaining to the Business Combination as generally supporting its decision to enter into the Business Combination Agreement and the transactions contemplated thereby. The Plum Board and management team alike were impressed with the Veea team during the diligence process and in their own investigation of the broader networking industry. More specifically, the Plum Board took into consideration the following factors or made the following determinations, as applicable:

•        Fundamentally Different Approach to Edge Connectivity.    The Plum Board believes that Veea has a fundamentally different approach that will allow for improved connectivity and processing on the edge. The Board believes that homes, businesses, farms, campuses, and factories anywhere that can benefit from computational and connectivity intelligence connected to the internet and that the Veea Platform fills significant connectivity gaps.

•        Significant Growth Prospects in a Large and Growing Addressable Market.    The Plum Board believes that Veea is a market leader in the edge connectivity and communication industry and considered the fact that the Business Combination is expected to provide the opportunity to speed up Veea’s time to market and strengthen customer relations. The Plum Board believes that Veea’s platform provides customer improved connectivity, computation on the edge, development flexibility, and increase security that allow for use cases currently not contemplated.

•        Lead by a Wireless Industry Pioneers.    Veea’s leadership is a pioneer in the global cellular communication space. Allen Salmasi’s distinguished track record includes developing CDMA technology and helping to found Qualcomm and founding NextWave Technologies. He has spent his entire career focusing on filling the gaps in wireless communication.

•        Benefits from Public Market Entry and PLUM Expertise.    The Plum Board considered the fact that, given the expected capital raise from private and public investments as part of the de-SPAC transaction, among other things, the cash that New Plum is expected to have will allow it to be well-positioned to scale and fund its business plan. Additionally, the Plum Board considered the benefits to Veea from the expertise and public company experience of the Plum board and management.

•        Stockholder Liquidity.    The Plum Board considered the fact that, pursuant to the Business Combination Agreement, the New Plum Common Stock issued as merger consideration will be listed on the Nasdaq, a major U.S. stock exchange, which the Plum Board believes has the potential to offer stockholders enhanced liquidity.

•        Other Alternatives.    The Plum Board has determined that, after a thorough review of other business combination opportunities reasonably available to Plum, the proposed Business Combination represents the best potential business combination for Plum and the most attractive opportunity for Plum based upon the process utilized to evaluate and assess other potential acquisition targets. The Plum Board has also determined that such process has not presented a better alternative.

•        Negotiated Transaction.    The Plum Board has determined that the financial and other terms of the Business Combination Agreement are reasonable and were the product of arm’s length negotiations between Plum and Veea.

The Plum Board also considered a variety of uncertainties, risks and other potentially negative factors relating to the Business Combination including, but not limited to, the following: Redemptions, complexities related to the shareholder vote, litigation and threats of litigation and broader macro risks, including Veea’s status as an early stage company with a limited operating history. Specifically, the Plum Board considered the following issues and risks:

•        risk that the benefits described above may not be achieved;

•        risk of the liquidation of Plum;

•        exclusivity;

•        risk regarding the shareholder vote;

•        Closing conditions;

•        potential litigation;

•        fees and expenses;

•        macroeconomic and geopolitical risk; and

•        other risk factors.

In addition to considering the factors described above, the Plum Board also considered that some officers and directors of Plum might have interests in the Business Combination as individuals that are in addition to, and that may be different from, the interests of Plum’s shareholders. Plum’s independent directors reviewed and considered these interests during the negotiation of the Business Combination and in evaluating and unanimously approving, as members of the Plum Board, the Business Combination Agreement and the transactions contemplated thereby, including the Merger.

The Plum Board concluded that the potential benefits that it expected Plum and its shareholders to achieve as a result of the Business Combination outweighed the potentially negative factors associated with the Business Combination. Accordingly, the Plum Board unanimously determined that the Business Combination Agreement, and the transactions contemplated thereby, including the Merger, were advisable, fair to, and in the best interests of, Plum and its shareholders.

For more information about the Plum Board’s decision-making process concerning the Business Combination, please see the section entitled “Business Combination Proposal — The Plum Board’s Reasons for the Business Combination.”

Related Agreements

This section describes certain additional agreements entered into or to be entered into in connection with the Business Combination Agreement.

Sponsor Letter Agreement

Concurrently with the execution of the Business Combination Agreement, Sponsor, Plum, and Veea entered into a Sponsor Letter Agreement, dated November 27, 2023, pursuant to which the Sponsor agreed, among other things, to (a) vote all of its Plum Ordinary Shares in favor of the proposals relating to the Business Combination; (b) refrain from effecting a Plum Shareholder Redemption (as defined in the Business Combination Agreement); (c) exercise the option to extend the period of time Plum is afforded under its governing documents to consummate a business combination, (d) waive certain anti-dilution and conversion rights with respect to its Plum Ordinary Shares which had been granted in connection with Plum’s Initial Public Offering; (e) forfeit its founder shares, at the rate of $10.00 per share, to the extent certain of its expenses exceed $2.5 million or it incurs certain other expenses; and (f) subject 1,726,994 of its founder shares to forfeiture if the conditions applicable to the Earnout Shares are not satisfied during the Earnout Period (on the same terms proportionately as the Earnout Shares). At the Closing, pursuant to the Sponsor Letter Agreement, the Sponsor will deliver to Plum and Veea a copy of the Registration Rights Agreement duly executed by the Sponsor.

The foregoing description of the Sponsor Letter Agreement does not purport to be complete and is qualified in its entirety by reference to the full text of the Sponsor Letter Agreement, a copy of which is attached hereto as Annex E.

Stockholder Support Agreements

Concurrently with the execution of the Business Combination Agreement, Plum, Veea and certain Veea Securityholders entered into Stockholder Support Agreements, a form of which is attached hereto as Annex G, pursuant to which such Veea Securityholders agreed to, among other things, (a) vote in favor of the Business Combination Agreement and the transactions contemplated thereby and against alternative transactions, (b) terminate certain existing stockholders’ rights immediately prior to the effective time of the Merger, (c) transfer restrictions on their respective equity interests prior to the Closing, except to transferees who agree to become subject to a similar Stockholder Support Agreement, and (d) waive any appraisal rights arising from the Merger.

Registration Rights Agreement

At the Closing, New Plum, the Sponsor and certain other holders of New Plum Common Stock (the “New Plum Holders”) and certain of their respective affiliates, as applicable, and the other parties thereto, will enter into an Amended and Restated Registration Rights Agreement (the “Registration Rights Agreement”), pursuant to which, among other things, New Plum will agree to register for resale, pursuant to Rule 415 under the Securities Act of 1933, as amended (the “Securities Act”), certain shares of New Plum Common Stock and other equity securities of New Plum that are held by the parties thereto from time to time, and the Sponsor, New Plum Holders and the other parties thereto will be granted certain registration rights, on the terms and subject to the conditions therein, the form of which is attached as Annex H hereto.

The Sponsor and such holders will be granted certain customary registration rights, demand rights and piggyback rights with respect to their respective shares of New Plum Common Stock. For additional information, see “Business Combination Proposal — Related Agreements — Registration Rights Agreement.”

Lock-Up Agreements

At or prior to the Closing, each Locked-Up Veea Person will enter into a Veea Lock-Up Agreement, substantially in the form attached as Annex F-1 hereto, and each Locked-Up Plum Person will enter into a Plum Lock-Up Agreement, substantially in the form attached as Annex F-2 hereto, in each case pursuant to which the Locked-Up Veea Persons and Locked-Up Plum Persons will agree, subject to certain exceptions, not to effect any sale or distribution of any Equity Securities of New Plum issued pursuant to the Business Combination Agreement during the 180-day lock-up period, subject to certain exceptions as described in the Veea Lock-Up Agreements and Plum Lock-Up Agreement, as applicable.

The foregoing descriptions of the Veea Lock-Up Agreements and Plum Lock-Up Agreements do not purport to be complete and are qualified in its entirety by reference to the forms of Veea Lock-Up Agreement and Plum Lock-Up Agreement, forms of which are attached as Annex F-1 and Annex F-2 hereto, respectively.

New Financing Securities

In October 2023, Veea commenced a private placement of its newly designated Series A-2 Preferred Stock. The Series A-2 Preferred Stock will rank pari passu with the Series A-1 Preferred Stock in the event of a liquidation, dissolution or winding up, or deemed liquidation of Veea. Through April 30, 2024, the total cash proceeds received by the Company from the sale of Series A-2 Preferred Stock totaled approximately $30.8 million, with approximately $12.7 million of the total raised since January 1, 2024. Further, through April, 2024, the Company has issued approximately 2.8 million shares of Series A-2 Preferred Stock in connection with the coversion of debt and other obligations totaling approximately $5.1 million. No shares of Series A-2 Preferred Stock have been issued in May 2024. However, the Company anticipates raising an additional $10 million in cash proceeds from the sale of shares of Series A-2 Preferred Stock prior to the Closing.

Ownership of New Plum

As of the date of this proxy statement/prospectus, there are 11,236,002 Ordinary Shares issued and outstanding, which consists of an aggregate of 3,255,593 Public Shares and 7,980,409 Class A ordinary shares held by the Sponsor. In addition, as of the date of this proxy statement/prospectus, there is outstanding an aggregate of 12,640,544 Warrants to acquire Ordinary Shares, comprised of 6,256,218 Private Placement Warrants held by the Sponsor and 6,384,326 Public Warrants. Each whole Warrant entitles the holder thereof to purchase one Class A ordinary share and, following the Domestication, will entitle the holder thereof to purchase one share of New Plum Common Stock. Therefore, as of the date of this proxy statement/prospectus (without giving effect to the Business Combination and assuming that none of Plum’s outstanding Public Shares are redeemed in connection with the Business Combination), Plum’s fully diluted share capital would be 23,876,546 Ordinary Shares.

The following table illustrates varying ownership levels in New Plum Common Stock immediately following the consummation of the Business Combination based on the varying levels of Redemptions by the Public Shareholders, including the dilutive effect of outstanding Warrants, and the following additional assumptions: (i) no Public Shares are redeemed in the no Redemption scenario and all 3,255,593 Public Shares are redeemed in the maximum Redemption scenario; and (ii) all Plum Warrants to purchase New Plum Common Stock that will be outstanding immediately following Closing have been exercised for cash. See “Unaudited Pro Forma Condensed Combined Financial Information” for more details. If the actual facts differ from these assumptions, the ownership percentages in Plum will be different and totals may not add up to 100% due to rounding.

	Share Ownership in New Plum
Pro Forma Ownership	No Additional Redemptions		Maximum Redemptions
	Number of Shares	Percent Outstanding	Number of Shares	Percent Outstanding
Veea Stockholders(1)	16,565,892	51.2%	16,565,892	56.9%
NLabs Debt conversion shareholders(2)	1,485,151	4.6%	1,485,151	5.1%
Plum Public Shareholders(3)	3,255,593	10.1%	—	0.0%
Sponsor’s founder shares(4)	6,253,415	19.3%	6,253,415	21.5%
Series A-2 New Financing Securities investors(5)	4,788,862	14.8%	4,788,862	16.5%
Total shares outstanding	32,348,913	100%	29,093,320	100%

____________

(1)      Represents the exchange of outstanding Veea shares into shares of New Plum Common Stock upon the Closing of the Business Combination. This amount excludes 1,810,519 in New Plum shares as a result of 760,252 Common Stock Warrants, 239,832 Series A-1 Warrants and 810,435 vested options. All of which are currently in the money and exercisable.

(2)      Reflect the conversion of Veea indebtedness owed to Allen Salmasi or his affiliates (or their respective assignees) into 1,485,151 shares of New Plum Common Stock at par value of $0.0001 as prescribed in the Business Combination Agreement for the settlement of $12.60 million in related party debt principal and $2.25 million in related interest.

(3)      In the “No Additional Redemptions” scenario, assumes that, after the Extension Redemptions, no additional public stockholders of Plum exercise Redemption rights with respect to their Public Shares upon consummation of the Business Combination. In the “Maximum Redemptions” scenario, reflects the maximum Redemption of 3,255,593 Plum shares for aggregate Redemption payments of $35.79 million at a Redemption price of approximately $10.99 per share. The maximum Redemption amount reflects the maximum number of the Plum shares that can be redeemed without violating the conditions of the Business Combination Agreement and the requirement to maintain a minimum net tangible asset value of at least $5,000,001 following consummation of the Business Combination after giving effect to the payments to redeeming stockholders and proceeds from the sale of the New Financing Securities. This scenario includes all adjustments contained in the “No Additional Redemptions” scenario and presents additional adjustments to reflect the effect of the maximum Redemptions.

(4)      Excludes 1,726,994 Class A founder shares of the Sponsor in reserve and 4,500,000 Earnout Shares issuable to holders of Existing Veea Shares upon satisfaction of the Earnout Triggering Events.

(5)      Reflects the receipt of approximately $30.8 million in cash and approximately $5.1 million in the conversion of debt and other outstanding obligations as other consideration received from the sale of New Financing Securities through April 20, 2024, with $12.7 million in cash received subsequent to December 31, 2023, in which Veea will issue shares of Series A-2 preferred stock and the holders of such New Financing Securities will receive shares of New Plum Common Stock in the aggregate equal to the amount raised through the issuance of the New Financing Securities divided by $7.50 per share, which is a 25% discount to the valuation in the Business Combination Agreement. For Pro Forma purposes this will result in the issuance of 4,788,892 shares of New Plum Common Stock.

For further details, see “Business Combination Proposal — Consideration to Veea Stockholders in the Business Combination.”

Date, Time and Place of Extraordinary General Meeting of Plum’s Shareholders

The Extraordinary General Meeting will be held at            Eastern Time, on            , 2024 at the offices of Hogan Lovells US LLP located at 390 Madison Avenue, New York, NY 10017, or you or your proxyholder will be able to attend and vote at the Extraordinary General Meeting online by visiting https://www.cstproxy.com/plumacquisitioncorpi/bc2024 and using a control number assigned by Continental Stock Transfer & Trust Company (“Continental”), unless the Extraordinary General Meeting is adjourned, to consider and vote upon the proposals to be put to the Extraordinary General Meeting, including if necessary, the Adjournment Proposal, to permit further solicitation and vote of proxies if, based upon the tabulated vote at the time of the Extraordinary General Meeting, each of the Condition Precedent Proposals have not been approved.

Voting Power; Record Date

Plum shareholders will be entitled to vote or direct votes to be cast at the Extraordinary General Meeting if they owned Ordinary Shares at the close of business on April 25, 2024, which is the “Record Date” for the Extraordinary General Meeting. Shareholders will have one vote for each Ordinary Share owned at the close of business on the Record Date. If your shares are held in “street name” or are in a margin or similar account, you should contact your broker to ensure that votes related to the shares you beneficially own are properly counted. Plum’s Warrants do not have voting rights. As of the close of business on the Record Date, there were 11,236,002 Ordinary Shares issued and outstanding, of which 3,255,593 were issued and outstanding Public Shares.

Quorum and Vote of Plum Shareholders

A quorum of Plum shareholders is necessary to hold a valid meeting. A quorum will be present at the Extraordinary General Meeting if one or more shareholders who together hold not less than a majority of the issued and outstanding Ordinary Shares entitled to vote at the Extraordinary General Meeting are represented in person or by proxy at the Extraordinary General Meeting. As of the Record Date for the Extraordinary General Meeting, 5,618,002 Ordinary Shares would be required to achieve a quorum.

The Sponsor has, pursuant to the Sponsor Letter Agreement, agreed to, among other things, vote all of its Ordinary Shares in favor of the proposals being presented at the Extraordinary General Meeting. As of the date of this proxy statement/prospectus, the Sponsor (whose members include certain of Plum’s directors and officers) owns approximately 71% of the issued and outstanding Ordinary Shares. See “Business Combination Proposal — Related Agreements — Sponsor Letter Agreement” in the accompanying proxy statement/prospectus for more information related to the Sponsor Letter Agreement.

The proposals presented at the Extraordinary General Meeting require the following votes:

(i)     Business Combination Proposal:    The approval of the Business Combination Proposal requires an ordinary resolution, being a resolution passed by at least a majority of the votes cast by the holders of the issued Ordinary Shares present in person or represented by proxy at the Extraordinary General Meeting and entitled to vote on such matter.

(ii)    Domestication Proposal:    The approval of the Domestication Proposal requires a special resolution under Cayman Islands Companies Law, being a resolution passed by at least a two-thirds (662/3%) majority of the votes cast by the holders of the issued Ordinary Shares present in person or represented by proxy at the Extraordinary General Meeting and entitled to vote on such matter.

(iii)   Charter Proposal:    The approval of the Charter Proposal requires a special resolution, being a resolution passed by at least a two-thirds (662/3%) majority of the votes cast by the holders of the issued Ordinary Shares present in person or represented by proxy at the Extraordinary General Meeting and entitled to vote on such matter.

(iv)   Advisory Charter Proposals:    The separate approval of each of the Advisory Charter Proposals requires an ordinary resolution, being a resolution passed by at least a majority of the votes cast by the holders of the issued Ordinary Shares present in person or represented by proxy at the Extraordinary General Meeting and entitled to vote on such matter.

(v)    Nasdaq Proposal:    The approval of the Nasdaq Proposal requires an ordinary resolution, being a resolution passed by at least a majority of the votes cast by the holders of the issued Ordinary Shares present in person or represented by proxy at the Extraordinary General Meeting and entitled to vote on such matter.

(vi)   Incentive Equity Plan Proposal:    The approval of the Incentive Equity Plan Proposal requires an ordinary resolution, being a resolution passed by at least a majority of the votes cast by the holders of the issued Ordinary Shares present in person or represented by proxy at the Extraordinary General Meeting and entitled to vote on such matter.

(vii)  ESPP Proposal:    The approval of the ESPP Proposal requires an ordinary resolution, being a resolution passed by at least a majority of the votes cast by the holders of the issued Ordinary Shares present in person or represented by proxy at the Extraordinary General Meeting and entitled to vote on such matter.

(viii) Election of Directors Proposal:    The approval of the Election of Directors Proposal requires an ordinary resolution, being the affirmative vote of at least a simple majority of the votes cast by the holders of the issued Ordinary Shares present in person or represented by proxy at the Extraordinary General Meeting and entitled to vote thereon.

(ix)   Adjournment Proposal:    The approval of the Adjournment Proposal requires an ordinary resolution, being a resolution passed by at least a majority of the votes cast by the holders of the issued Ordinary Shares present in person or represented by proxy at the Extraordinary General Meeting and entitled to vote on such matter.

Redemption Rights

Pursuant to the Existing Governing Documents, a Public Shareholder may request that Plum redeem all or a portion of its Public Shares for cash if the Business Combination is consummated. As a holder of Public Shares, you will be entitled to receive cash for any Public Shares to be redeemed only if you:

(i)     (a) hold Public Shares or (b) if you hold Public Shares through Units, you elect to separate your Units into the underlying Public Shares and Public Warrants prior to exercising your Redemption rights with respect to the Public Shares;

(ii)    submit a written request to Continental, Plum’s Transfer Agent, in which you (i) request that Plum redeem all or a portion of your Public Shares for cash, and (ii) identify yourself as the beneficial holder of the Public Shares and provide your legal name, phone number and address; and

(iii)   deliver your Public Shares to Continental, Plum’s Transfer Agent, physically or electronically through DTC.

Holders must complete the procedures for electing to redeem their Public Shares in the manner described above prior to            , Eastern Time, on            , 2024 (two business days before the scheduled vote at the Extraordinary General Meeting) in order for their shares to be redeemed.

Holders of Plum Units must elect to separate the Units into the underlying Public Shares and Public Warrants prior to exercising Redemption rights with respect to the Public Shares. Public holders that hold their Units in an account at a brokerage firm or bank, must notify their broker or bank that they elect to separate the Units into the underlying Public Shares and Public Warrants, or if a holder holds Units registered in its own name, the holder must contact Continental, Plum’s Transfer Agent, directly and instruct them to do so. The Redemption rights include the requirement that a holder must identify itself in writing as a beneficial holder and provide its legal name, phone number and address to Continental, Plum’s Transfer Agent, in order to validly redeem its shares. Public Shareholders may elect to redeem all or a portion of the Public Shares held by them regardless of if or how they vote in respect of the Business Combination Proposal and regardless of whether they hold Public Shares on the Record Date for the Extraordinary General Meeting. If the Business Combination is not consummated, the Public Shares will be returned to the respective holder, broker or bank. If the Business Combination is consummated, and if a Public Shareholder properly exercises its right to redeem all or a portion of the Public Shares that it holds and timely delivers its shares to Continental, Plum’s Transfer Agent, New Plum will redeem such Public Shares for a per-share price, payable in cash, equal to the pro rata portion of the Trust Account, calculated as of two (2) business days prior to the consummation of the Business Combination. For illustrative purposes, based on approximately $36.29 million of funds in the Trust Account and 3,255,593 shares subject to possible Redemption, in each case, following the Extension Redemptions, this would have amounted to approximately $11.14 per issued and outstanding Public Share. If a Public Shareholder exercises its Redemption rights in full, then it will be electing to exchange its Public Shares for cash and will no longer own Public Shares. The Redemption takes place following the Domestication and accordingly it is shares of New Plum Common Stock that will be redeemed immediately after consummation of the Business Combination. See “Extraordinary General Meeting of Plum — Redemption Rights” in this proxy statement/prospectus for a detailed description of the procedures to be followed if you wish to redeem your Public Shares for cash.

Notwithstanding the foregoing, a Public Shareholder, together with any affiliate of such Public Shareholder or any other person with whom such Public Shareholder is acting in concert or as a “group” (as defined in Section 13(d)(3) of the Exchange Act), will be restricted from redeeming its Public Shares with respect to more than an aggregate of 15% of the Public Shares. Accordingly, if a Public Shareholder, alone or acting in concert or as a group, seeks to redeem more than 15% of the Public Shares, then any such shares in excess of that 15% limit would not be redeemed for cash.

The Sponsor has, pursuant to the Sponsor Letter Agreement, agreed to, among other things, vote all of its founder shares and its other Public Shares in favor of the proposals being presented at the Extraordinary General Meeting in connection with the consummation of the Business Combination. Such shares will be excluded from the pro rata calculation used to determine the per-share Redemption price. As of the date of this proxy statement/prospectus, the Sponsor owns approximately 71% of the issued and outstanding Ordinary Shares. See “Business Combination Proposal — Related Agreements — Sponsor Letter Agreement” in the accompanying proxy statement/prospectus for more information related to the Sponsor Letter Agreement.

Holders of the Warrants will not have Redemption rights with respect to the Warrants.

Appraisal Rights

Neither Plum shareholders nor Plum Warrant holders have appraisal rights in connection with the Business Combination or the Domestication under the Cayman Islands Companies Law or under the DGCL.

Proxy Solicitation

Proxies may be solicited by mail, telephone or in person. Plum has engaged Advantage Proxy, Inc. to assist in the solicitation of proxies.

If a shareholder grants a proxy, it may still vote its shares in person if it revokes its proxy before the Extraordinary General Meeting. A shareholder also may change its vote by submitting a later-dated proxy as described in the section entitled “Extraordinary General Meeting of Plum — Revoking Your Proxy.”

Interests of Plum’s Directors and Executive Officers in the Business Combination

When you consider the recommendation of the Plum Board in favor of approval of the Business Combination Proposal, you should keep in mind that the Initial Shareholders, including Plum’s directors, may have interests in such proposal that are different from, or in addition to, those of Plum shareholders and Warrant holders generally. These interests include, among other things, the interests listed below:

•        the fact that our Initial Shareholders have agreed not to redeem any Ordinary Shares held by them in connection with a shareholder vote to approve a proposed initial business combination;

•        the fact that the Sponsor paid an aggregate of $25,000 for 8,625,000 founder shares, 7,980,409 of which converted into Class A ordinary shares following the extraordinary meeting of shareholders held on September 13, 2023, and are currently owned by the Sponsor following the forfeiture of 644,591 Class B ordinary shares when the over-allotment option expired on May 2, 2021. The 7,980,409 shares of New Plum Common Stock that the Initial Shareholders will hold following the Business Combination (including 1,726,994 shares subject to forfeiture if the Earnout Triggering Events do not occur), if unrestricted and freely tradable, and in the case of the shares held by the Sponsor, following expiration of the lock-up, would have had an aggregate market value of $88,742,148 based upon the closing price of $11.12 per Public Share on Nasdaq on May 7, 2024, the most recent closing price. This represents a $88,717,148 gain on the Sponsor’s investment. If we do not consummate a Business Combination transaction by June 18, 2024, then the founder shares will be worthless;

•        the fact that, given the differential in the purchase price that the Sponsor paid for the founder shares as compared to the price of the Class A ordinary shares sold as part of the Units in the Initial Public Offering, the Sponsor may earn a positive rate of return on their investment even if the New Plum Common Stock trades below $2.00 per share and the Public Shareholders experience a negative rate of return following the Closing. Accordingly, the economic interests of the Sponsor diverge from the economic interests of Public Shareholders because the Sponsor will realize a gain on its investment from the completion of any business combination while Public Shareholders will realize a gain only if the post-closing trading price exceeds $10.00 per share;

•        the fact that, at the time of the Initial Public Offering, the Initial Shareholders and certain of Plum’s current officers and directors agreed to waive their rights to liquidating distributions from the Trust Account with respect to any Ordinary Shares (other than Public Shares) held by them if Plum fails to complete an initial business combination by June 18, 2024. The Initial Shareholders and our officers and directors did not receive separate consideration for such waivers. Due to such waivers, the value of the founder shares and Private Placement Warrants are dependent on the consummation of a business combination. This may incentivize such persons to complete a business combination on terms or conditions that are not in the best interest of the Public Shareholders;

•        the fact that Sponsor paid $9,384,327 for 6,256,218 Private Placement Warrants, which, if unrestricted and freely tradable, would have had an aggregate market value of $2,252,238 based upon the closing price of $0.36 per Public Warrant (although holders of the Private Placement Warrants have certain rights that differ from the rights of holders of the Public Warrants) on Nasdaq on May 7, 2024, the most recent closing price, and the fact that the Private Placement Warrants will expire worthless if a business combination is not consummated by June 18, 2024;

•        the fact that the Registration Rights Agreement will be entered into by the Sponsor and certain other affiliates of Plum;

•        the fact that, pursuant to the Business Combination Agreement, for a period of six (6) years following the consummation of the Business Combination, we are required to (i) maintain provisions in the Proposed Charter providing for continued indemnification of Plum’s directors and officers and (ii) continue Plum’s directors’ and officers’ liability insurance after the Business Combination (i.e., a “tail policy”);

•        the fact that the Sponsor and Plum’s officers and directors will lose their entire investment in Plum and will not be repaid or reimbursed for any loans extended pursuant to promissory notes issued by Plum to the Sponsor and certain Plum officers and directors with an aggregate principal amount of up to $4,980,000, amounts due to the Sponsor under the Administrative Services Agreement dated March 18, 2021 between Plum and the Sponsor, and any out-of-pocket expenses related to the foregoing if an initial business combination is not consummated by June 18, 2024;

•        the fact that if the Trust Account is liquidated, including in the event Plum is unable to complete an initial business combination by June 18, 2024, the Sponsor has agreed to indemnify Plum to ensure that the proceeds in the Trust Account are not reduced below $10.00 per Public Share, or such lesser per Public Share amount as is in the Trust Account on the liquidation date, by the claims of prospective target businesses with which Plum has entered into an acquisition agreement or claims of any third party for services rendered or products sold to Plum, but only if such a vendor or target business has not executed a waiver of any and all rights to seek access to the Trust Account;

•        the fact that Plum may be entitled to distribute or pay over funds held by Plum outside the Trust Account to the Sponsor or any of its affiliates prior to the Closing; and

•        the fact that it is currently contemplated that a designee of Plum will serve as a director of New Plum following the Closing. As such, in the future such person may receive any cash fees or equity awards that the New Plum Board determines to pay its directors.

As a result of the foregoing interests, the Sponsor and Plum’s directors and officers will benefit from the completion of a business combination and may be incentivized to complete an acquisition of a less favorable target company or on terms less favorable to Public Shareholders rather than liquidate. Based on the closing price per share of the Public Shares on May 7, as reported on Nasdaq, of $11.12, in the aggregate, the Sponsor and its affiliates have approximately $91 million at risk that depends upon the completion of a business combination. Such amount consists of: 7,980,409 Class A ordinary shares held by the Sponsor and 6,256,218 Private Placement Warrants.

The Sponsor has, pursuant to the Sponsor Letter Agreement, agreed to, among other things, vote all of its founder shares and its Public Shares in favor of the proposals being presented at the Extraordinary General Meeting in connection with the consummation of the Business Combination. Such shares will be excluded from the pro rata calculation used to determine the per-share Redemption price. As of the date of this proxy statement/prospectus, the Sponsor (whose members include certain of Plum’s directors and officers) owns approximately 71% of the issued and outstanding Ordinary Shares. See “Business Combination Proposal — Related Agreements — Sponsor Letter Agreement” for more information related to the Sponsor Letter Agreement.

Interests of Veea’s Directors and Executive Officers in the Business Combination

When you consider the recommendation of the Plum Board in favor of approval of the Business Combination Proposal, you should keep in mind that Veea’s directors and executive officers may have interests in the Business Combination that are different from, or in addition to, those of the Plum Shareholders and Veea’s stockholders generally. These interests include, among other things, the interests listed below:

•        The following individuals who are currently executive officers of Veea are expected to become executive officers of New Plum upon the closing of the Business Combination, serving in the offices set forth opposite their names below:

Name	Position
Allen Salmasi	Chief Executive Officer
Janice K. Smith	Chief Operating Officer
Mark Tubinis	Chief Commercial Officer
Jeff Friedman	Chief Financial Officer

•        The following individuals are expected to become members of the New Plum Board upon the closing of the Business Combination:

Name	Position
Allen Salmasi	Chairman of the Board
Michael Salmasi	Director
Douglas Maine	Director
Kanishka Roy	Director

At any time at or prior to the Business Combination, during a period when they are not then aware of any material nonpublic information regarding us or our securities, the Sponsor, the other Initial Shareholders, Veea and/or their directors, officers, advisors or respective affiliates may purchase Public Shares from institutional and other investors who vote, or indicate an intention to vote, against any of the Condition Precedent Proposals, or execute agreements to purchase such shares from such investors in the future, or they may enter into transactions with such investors and others to provide them with incentives to acquire Public Shares or vote their Public Shares in favor of the Condition Precedent Proposals. Such a purchase may include a contractual acknowledgement that such shareholder, although still the record or beneficial holder of our shares, is no longer the beneficial owner thereof and therefore agrees not to exercise its Redemption rights. In the event that the Sponsor, the other Initial Shareholders, Veea and/or their directors, officers, advisors or respective affiliates, who have agreed to vote in favor of this transaction, purchase shares in privately negotiated transactions from Public Shareholders who have already elected to exercise their Redemption rights, such selling shareholder would be required to revoke their prior elections to redeem their Public Shares. The purpose of such share purchases and other transactions would be (i) to increase the likelihood of satisfaction of the requirements that the Business Combination Proposal, each Advisory Charter Proposal, the Nasdaq Proposal, the Incentive Equity Plan Proposal, the ESPP Proposal, and the Adjournment Proposal are approved by the affirmative vote of at least a majority of the votes cast by the holders of the issued Ordinary Shares present in person or represented by proxy at the Extraordinary General Meeting and entitled to vote on such matter, (ii) increase the likelihood of satisfaction of the requirement that the Domestication Proposal and the Charter Proposal are approved by the affirmative vote of at least a two-thirds (662/3%) majority of the votes cast by the holders of the issued Ordinary Shares present in person or represented by proxy at the Extraordinary General Meeting and entitled to vote on such matter, (iii) otherwise limit the number of Public Shares electing to be redeemed, and (iv) increase the likelihood of satisfaction of the requirement that Plum’s net tangible assets (as determined in accordance with Rule 3a51-1(g)(1) of the Exchange Act) be at least $5,000,001 after giving effect to the transactions contemplated by the Business Combination Agreement.

If such transactions are effected, the consequence could be to cause the Business Combination to be consummated in circumstances where such consummation could not otherwise occur. Purchases of shares by the persons described above would allow them to exert more influence over the approval of the proposals to be presented at the Extraordinary General Meeting and would likely increase the chances that such proposals would be approved. Plum will file or submit a Current Report on Form 8-K to disclose any material arrangements entered into or significant purchases made by any of the aforementioned persons that would affect the vote on the proposals to be put to the Extraordinary General Meeting or the Redemption threshold. Any such report will include descriptions of any arrangements entered into or significant purchases by any of the aforementioned persons.

The existence of financial and personal interests of one or more of Plum’s directors may result in a conflict of interest on the part of such director(s) between what he, she or they may believe is in the best interests of Plum and its shareholders and what he, she or they may believe is best for himself or themselves in determining to recommend that shareholders vote for the proposals. In addition, Plum’s officers have interests in the Business Combination that may conflict with your interests as a shareholder.

Recommendation to Shareholders of Plum

The Plum Board believes that the Business Combination Proposal and the other proposals to be presented at the Extraordinary General Meeting are in the best interest of Plum and its shareholders and unanimously recommends that its shareholders vote “FOR” the Business Combination Proposal, “FOR” the Domestication Proposal, “FOR” the Charter Proposal, “FOR” each of the Advisory Charter Proposals, “FOR” the Nasdaq Proposal, “FOR” the Incentive Equity Plan Proposal, “FOR” the ESPP Proposal, “FOR” the Election of Directors Proposal, and “FOR” the Adjournment Proposal, in each case, if presented to the Extraordinary General Meeting.

The existence of financial and personal interests of one or more of Plum’s directors may result in a conflict of interest on the part of such director(s) between what he, she or they may believe is in the best interests of Plum and its shareholders and what he, she or they may believe is best for himself or themselves in determining to recommend that shareholders vote for the proposals. In addition, Plum’s officers have interests in the Business Combination that may conflict with your interests as a shareholder. See the section entitled “Business Combination Proposal — Interests of Plum’s Directors and Executive Officers in the Business Combination” for a further discussion of these considerations.

Sources and Uses of Funds for the Business Combination

The following tables summarize the sources and uses for funding the Business Combination, assuming (i) none of Plum’s outstanding Public Shares are redeemed in connection with the Business Combination and (ii) all of Plum’s outstanding Public Shares are redeemed in connection with the Business Combination, assuming Plum will only proceed with the Business Combination if it will have net tangible assets of at least $5,000,001 upon consummation of the Business Combination and a majority of the shares voted at the Extraordinary General Meeting are voted in favor of the Business Combination.

Sources & Uses
Assuming No Redemptions

Sources		Uses
Cash Held in Trust	$35,786,943	Cash on Balance Sheet	$24,629,323
		Estimated Transaction Fees and Expenses	7,525,385
		Payment of Sponsor Liabilities	3,632,235
Total sources	$35,786,943	Total uses	$35,786,943

Sources & Uses
Assuming Maximum Redemptions

Sources		Uses
Cash Held in Trust	—	Cash on Balance Sheet	$(5,157,620)
Line of Credit	$5,000,000	Estimated Transaction Fees and Expenses	6,525,385
		Payment of Sponsor Liabilities	3,632,235
Total sources	$5,000,000	Total uses	$5,000,000

As a result of the transactions contemplated by the Business Combination Agreement, Plum expects New Plum to add between $5.0 million and $35.8 million in cash on hand on its balance sheet as discussed above. Please see “Veea’s Management’s Discussion and Analysis of Financial Condition and Results of Operation — Liquidity and Capital Resources” for more information.

Expected Accounting Treatment

The Domestication

There will be no accounting effect or change in the carrying amount of the consolidated assets and liabilities of Plum as a result of the Domestication. The business, capitalization, assets and liabilities and financial statements of New Plum immediately following the Domestication will be the same as those of Plum immediately prior to the Domestication.

The Business Combination

The Business Combination is expected to be accounted for as a reverse recapitalization in accordance with GAAP. Under this method of accounting, Plum will be treated as the acquired company and Veea will be treated as the acquirer for financial reporting purposes. Accordingly, for accounting purposes, the financial statements of New Plum will represent a continuation of the financial statements of Veea, with the Business Combination treated as the equivalent of Veea issuing stock for the historical net assets of Plum, accompanied by a recapitalization. The net assets of Plum will be stated at fair value, which is expected to approximate historical cost, with no goodwill or other intangible assets recorded. Operations prior to the Business Combination will be those of Veea.

Certain Material U.S. Federal Income Tax Consequences

For a description of the tax consequences for shareholders exercising Redemption rights in connection with the Business Combination, see the section entitled “Material U.S. Federal Income Tax Consequences of the Domestication and Redemption — U.S. Holders — Tax Consequences to U.S. Holders That Elect to Exercise Redemption Rights.”

Regulatory Matters

Under the HSR Act and the rules that have been promulgated thereunder by the U.S. Federal Trade Commission (“FTC”), unless a valid exception applies, certain transactions may not be consummated unless information has been furnished to the Antitrust Division of the Department of Justice (“Antitrust Division”) and the FTC and certain waiting period requirements have been satisfied.

Under the terms of the Business Combination Agreement, the Business Combination cannot be completed until the applicable waiting period under the HSR Act has expired or been terminated.

Further, at any time before or after completion of the Business Combination, the DOJ, the FTC, or any state could request additional information or could take such action under the antitrust laws as it deems necessary or desirable in the public interest, including seeking to enjoin the completion of the Business Combination, to rescind the Business Combination or to seek divestiture of particular assets of Plum, New Plum, or Veea. Private parties also may seek to take legal action under the antitrust laws under certain circumstances. A challenge to the Business Combination on antitrust grounds may be made and, if such a challenge is made, it is possible that Plum and Veea will not prevail.

Plum, Veea and the other parties to the Business Combination Agreement have agreed to cooperate to resolve any objections that the FTC, the DOJ or any other governmental authority may assert under antitrust laws with respect to the transactions contemplated by the Business Combination Agreement, and to provide notice to and consult with each other regarding any communications from any governmental authority concerning the transactions contemplated by the Business Combination Agreement, and permit each other an opportunity to review, respond to and participate with respect to any meetings, proceedings or other related communications with a governmental authority.

Except as described above, neither Plum nor Veea is aware of any material regulatory approvals or actions that are required for completion of the Business Combination. It is presently contemplated that if any such regulatory approvals or actions are required, those approvals or actions will be sought. There can be no assurance, however, that any required approvals or actions will be obtained.

Emerging Growth Company

Plum is an “emerging growth company,” as defined in Section 2(a) of the Securities Act, as modified by the Jumpstart Our Business Startups Act of 2012 (the “JOBS Act”), and it may take advantage of certain exemptions from various reporting requirements that are applicable to other public companies that are not emerging growth companies, including, but not limited to, not being required to comply with the auditor attestation requirements of Section 404 of the Sarbanes-Oxley Act of 2002 (the “Sarbanes-Oxley Act”), reduced disclosure obligations regarding executive compensation in our periodic reports and proxy statements, and exemptions from the requirements of holding a nonbinding advisory vote on executive compensation and stockholder approval of any golden parachute payments not previously approved.

Further, Section 102(b)(1) of the JOBS Act exempts emerging growth companies from being required to comply with new or revised financial accounting standards until private companies (that is, those that have not had a registration statement under the Securities Act declared effective or do not have a class of securities registered under the Exchange Act) are required to comply with the new or revised financial accounting standards. The JOBS Act provides that a company can elect to opt out of the extended transition period and comply with the requirements that apply to non-emerging growth companies but any such election to opt out is irrevocable. Plum has elected not to opt out of such extended transition period, which means that when a standard is issued or revised and it has different application dates for public or private companies, Plum, as an emerging growth company, can adopt the new or revised standard at the time private companies adopt the new or revised standard. This may make comparison of Plum’s financial statements with certain other public companies difficult or impossible because of the potential differences in accounting standards used.

We will remain an emerging growth company until the earlier of: (i) the last day of the fiscal year (a) following the fifth anniversary of the closing of Plum’s Initial Public Offering, (b) in which we have total annual gross revenue of at least $1.235 billion, or (c) in which we are deemed to be a large accelerated filer, which means the market value of our common equity that is held by non-affiliates exceeds $700 million as of the last business day of its most recently completed second fiscal quarter; and (ii) the date on which we have issued more than $1.00 billion in non-convertible debt securities during the prior three-year period. References herein to “emerging growth company” have the meaning associated with it in the JOBS Act.

Smaller Reporting Company

Additionally, we are a “smaller reporting company” as defined in Item 10(f)(1) of Regulation S-K. Smaller reporting companies may take advantage of certain reduced disclosure obligations, including, among other things, providing only two years of audited financial statements. We will remain a smaller reporting company until the last day of the fiscal year in which (i) the market value of our Ordinary Shares held by non-affiliates exceeds $250 million as of the prior June 30, or (ii) our annual revenues exceeded $100 million during such completed fiscal year and the market value of our Ordinary Shares held by non-affiliates exceeds $700 million as of the prior June 30.

Summary of Risk Factors

In evaluating the proposals to be presented at the Plum Extraordinary General Meeting, a shareholder should carefully read the risks described below, this proxy statement/prospectus and especially consider the factors discussed in the section entitled “Risk Factors.” If any of the following events occur, our business, financial condition and operating results may be materially adversely affected. In that event, the trading price of our securities could decline, and you could lose all or part of your investment. Such risks include, but are not limited to:

•        Veea has not generated significant revenue from product sales, has incurred significant losses in recent years, and anticipates that it will continue to incur significant losses for the foreseeable future;

•        New Plum will need to raise substantial additional funding, which would dilute existing Plum shareholders, and a failure to secure additional funding would force the combined company to delay, reduce, or eliminate some of its product development programs or commercialization efforts;

•        The market for Veea’s platform and products is relatively new and highly competitive and the estimates of market opportunity and forecasts of market growth may prove to be inaccurate;

•        Veea may be unable to effectively manage its growth;

•        If Veea does not develop its services and introduce new services that achieve market acceptance, its growth, business, results of operations and financial condition could be adversely affected;

•        Veea’s sales cycle is often long and unpredictable;

•        Real or perceived errors, failures, defects, or bugs in Veea’s platforms, or disruptions in Veea’s operations, could adversely affect its results of operations and growth prospects;

•        Veea bears costs and risks associated with relying on distribution and partnering arrangements;

•        Veea’s operations are complex and rely on third party manufacturers, and any scarcity or unavailability of critical components used in Veea’s products could damage its business;

•        Veea depends on its management team and other key employees;

•        Veea has significant operations in foreign countries which expose it to certain risks inherent in doing business internationally;

•        Veea may not be able to protect its intellectual property rights;

•        Veea may be subject to claims that Veea’s employees, consultants or advisors have wrongfully used or disclosed alleged trade secrets of their current or former employers or claims asserting ownership of what Veea regards as Veea’s own intellectual property;

•        Third-party claims of intellectual property infringement, misappropriation or other violations against Veea or its collaborators may prevent or delay Veea’s products;

•        If Veea’s security measures are breached or fail and unauthorized access is obtained to a customer’s data, Veea’s service may be perceived as insecure, the attractiveness of its services to current or potential customers may be reduced, and Veea may incur significant liabilities;

•        Cybersecurity incidents may have a material adverse effect on Veea’s business, operations, financial performance, customer and vendor relationships, reputation and brand;

•        Veea is subject to many federal, state and local laws with which compliance is both costly and complex;

•        Potential health risks related to radiofrequency electromagnetic fields may subject Veea to various product liability claims and result in regulatory changes;

•        The Sponsor and Plum’s officers and directors have conflicts of interest that may influence them to approve the Business Combination without regard to your interests;

•        The Sponsor has entered into the Sponsor Letter Agreement with Plum and Veea to vote in favor of the Business Combination, regardless of how Plum’s Public Shareholders vote;

•        The Articles Extension Proposal gives the Plum Board the authority to extend the termination date to a date that is in violation of applicable Nasdaq listing standards;

•        If the conditions to closing contained in the Business Combination Agreement are not met or waived, the Business Combination may not occur;

•        Plum currently is, and New Plum will be, an “emerging growth company” within the meaning of the Securities Act, and, if New Plum takes advantage of certain exemptions from disclosure requirements available to emerging growth companies, this could make our securities less attractive to investors;

•        A portion of our total outstanding shares are restricted from immediate resale but may be sold into the market in the near future;

•        Because there are no current plans to pay cash dividends on the New Plum Common Stock for the foreseeable future, you may not receive any return on investment unless you sell your Plum shares or the New Plum Common Stock at a price greater than what you paid for it;

•        Plum and Veea have incurred and expect to incur significant transaction costs in connection with the Business Combination;

•        New Plum’s business and operations could be negatively affected if it becomes subject to any litigation or stockholder activism;

•        An active, liquid trading market may not develop for the New Plum Common Stock;

•        If third parties bring claims against Plum, the proceeds held in the Trust Account could be reduced and the per share Redemption amount received by shareholders may be less than $10.00 per share;

•        If, after Plum distributes the proceeds in the Trust Account to its Public Shareholders, Plum files a bankruptcy petition or an involuntary bankruptcy petition is filed against Plum that is not dismissed, a bankruptcy court may seek to recover such proceeds;

•        If, before Plum distributes the proceeds in the Trust Account to its Public Shareholders, Plum files a bankruptcy petition or an involuntary bankruptcy petition is filed against Plum that is not dismissed, the claims of creditors in such proceeding may have priority over the claims of its shareholders;

•        Plum’s shareholders may be held liable for claims by third parties against Plum to the extent of distributions received by them upon Redemption of their shares;

•        Plum does not have a specified maximum Redemption threshold, and Plum may complete the Business Combination even if a substantial majority of Plum’s Public Shareholders redeem their shares; and

•        The other risks and uncertainties discussed in “Risk Factors” elsewhere in this proxy statement/prospectus.

SELECTED HISTORICAL FINANCIAL INFORMATION OF PLUM

The following tables present selected historical financial information for Plum. Such information as of December 31, 2023 and 2022 and the period from inception through December 31, 2021 has been derived from the audited financial statements of Plum included elsewhere in this proxy statement/prospectus.

The information is only a summary and should be read in conjunction with, and is qualified by reference to, “Plum’s Management’s Discussion and Analysis of Financial Condition and Results of Operations” and the financial statements and notes thereto included elsewhere in this proxy statement/prospectus. Plum’s historical results are not necessarily indicative of future results, and the results for any interim period are not necessarily indicative of the results that may be expected for a full fiscal year.

Statements of Operations Data:	For the Year Ended December 31, 2023	For the Year Ended December 31, 2022	For the Period From January 11, 2021 (Inception) Through December 31, 2021
Loss from operations	$(3,098,285)	$(4,074,437)	$(2,916,919)
Total other income, net	$3,063,558	$14,652,562	$9,510,936
Net (loss) income	$(34,727)	$10,578,125	$6,594,017
Weighted average Class A ordinary shares outstanding subject to possible Redemption	9,858,573	31,921,634	25,840,755
Basic and diluted net (loss) income per Class A ordinary share subject to possible Redemption	$(0.00)	$0.27	$0.20
Weighted average Class A ordinary shares outstanding	2,405,055	—	—
Basic and diluted net (loss) income per Class A ordinary share	$(0.00)	—	—
Weighted average Class B ordinary shares outstanding	5,575,354	7,980,409	7,830,197
Basic and diluted net (loss) income per Class B ordinary share	$(0.00)	$0.27	$0.20
Balance Sheet Data:	As of December 31, 2023	As of December 31, 2022	As of December 31, 2021
Cash	$94,703	$86,401	$107,224
Investments held in Trust Account	$35,555,976	$323,911,642	$319,232,602
Total assets	$35,701,532	$324,041,674	$319,732,251
Total liabilities	$9,379,298	$15,427,545	$21,696,247
Class A ordinary shares subject to possible Redemption	$35,555,976	$323,911,642	$319,216,340
Class A ordinary shares	$799	—	—
Class B ordinary shares	—	$799	$799
Total shareholders’ deficit	$(9,233,742)	$(15,297,513)	$(21,180,336)

SELECTED HISTORICAL FINANCIAL INFORMATION OF VEEA

The following tables present selected historical financial information for Veea. Such information as of December 31, 2023 and 2022 and for the years ended December 31, 2023 and 2022 has been derived from the audited financial statements of Veea included elsewhere in this proxy statement/prospectus.

The information is only a summary and should be read in conjunction with, and is qualified by reference to, “Veea’s Management’s Discussion and Analysis of Financial Condition and Results of Operations” and the financial statements and notes thereto included elsewhere in this proxy statement/prospectus. Veea’s historical results are not necessarily indicative of future results, and the results for any interim period are not necessarily indicative of the results that may be expected for a full fiscal year.

Statements of Operations Data:	For the Year Ended December 31, 2023	For the Year Ended December 31, 2022	For the Year Ended December 31, 2021
Total revenue, net	$9,072,130	$224,052	$2,800,331
Total costs of goods sold	$466,802	$285,311	$2,757,503
Gross (loss) profit	$8,605,328	$(61,259)	$42,828
Total operating expenses	$20,250,013	$25,566,443	$33,353,383
Total other income (expense), net	$3,993,904	$(9,572,337)	$(1,948,638)
Net loss	$15,638,589	$(35,200,039)	$(35,259,193)
Net loss attributable to Veea Inc.	$15,638,589	$(35,167,089)	$(35,067,823)
Basic and diluted net loss per common share attributable to Veea Inc.	$(2.16)	$(4.89)	$(4.90)
Weighted average shares outstanding	7,235,733	7,203,514	7,151,492
Balance Sheet Data:	As of December 31, 2023	As of December 31, 2022	As of December 31, 2021
Cash	$6,010,075	$185,881	$951,040
Total assets	$20,837,306	$16,163,036	$18,533,652
Total liabilities	$32,304,436	$46,460,759	$86,181,846
Series A Preferred Stock	$359	$359	$359
Series A-1 Preferred Stock	$405	$351	—
Series A-2 Preferred Stock	$126	$—	$—
Common Stock	$72	$72	$72
Total stockholders’ deficit	$(11,467,130)	$(30,297,723)	$(67,648,194)
Statements of Cash Flows Data:	For the Year Ended December 31, 2023	For the Year Ended December 31, 2022	For the Year Ended December 31, 2021
Net cash used in operating activities	$12,652,630	$(22,025,362)	$(29,479,096)
Net cash used in investing activities	$(155,054)	$(249,264)	$(485,562)
Net cash provided by financing activities	$18,573,694	$21,525,000	$30,273,493

SUMMARY UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION

The selected unaudited Pro Forma condensed combined financial information (the “Selected Pro Forma Information”) gives effect to the Business Combination and the other events contemplated by the Business Combination Agreement described in the section titled “Unaudited Pro Forma Condensed Combined Financial Information.” The Business Combination is expected to be accounted for as a reverse recapitalization in accordance with GAAP. Under this method of accounting, Plum is expected to be treated as the “acquired” company for financial reporting purposes. Accordingly, for accounting purposes, the financial statements of New Plum will represent a continuation of the financial statements of Veea with the Business Combination treated as the equivalent of Veea issuing stock for the net assets of Plum, accompanied by a recapitalization. The net assets of Plum will be stated at historical cost, with no goodwill or other intangible assets recorded. Any excess of the fair value of shares issued to Plum over the fair value of Plum’s identifiable net assets acquired represents compensation for the service of a stock exchange listing for its shares and is expensed as incurred. Operations prior to the Business Combination will be those of Veea in future reports of New Plum.

The Selected Pro Forma Information has been derived from, and should be read in conjunction with, the more detailed unaudited Pro Forma condensed combined financial information of New Plum appearing elsewhere in this proxy statement/prospectus and the accompanying notes in the section titled “Unaudited Pro Forma Condensed Combined Financial Information.” The unaudited Pro Forma condensed combined financial information is derived from, and should be read in conjunction with, the historical financial statements and related notes of Plum and Veea for the applicable periods included elsewhere in this proxy statement/prospectus. The Selected Pro Forma Information has been presented for informational purposes only and is not necessarily indicative of what New Plum’s financial position or results of operations actually would have been had the Business Combination and the other events contemplated by the Business Combination Agreement been completed as of the dates indicated. The Selected Pro Forma Information does not purport to project the future financial position or operating results of New Plum.

Plum is providing the following Selected Pro Forma Information to assist you in your analysis of the financial aspects of the Business Combination. The unaudited Pro Forma condensed combined financial information has been prepared using the assumptions below with respect to the potential Redemption by Plum’s Public Shareholders of Plum Class A ordinary shares for cash equal to their pro rata share of the aggregate amount on deposit (as of two business days prior to the Closing) in the Trust Account:

•        Assuming No Additional Redemptions:    This presentation assumes that, after the Extension Redemptions, no additional public stockholders of Plum exercise Redemption rights with respect to their Public Shares upon consummation of the Business Combination.

•        Assuming Maximum Redemptions:    This presentation assumes that, after the Extension Redemptions, Plum public stockholders holding 3,255,593 Plum Class A ordinary shares will exercise their Redemption rights for $35.79 million upon consummation of the Business Combination at a Redemption price of approximately $10.99 per share. The maximum Redemption amount reflects the maximum number of the Plum’s Public Shares that can be redeemed without violating the conditions of the Business Combination Agreement and to maintain a minimum net tangible asset value of at least $5,000,001 following consummation of the Business Combination after giving effect to the payments to redeeming stockholders and proceeds from the sale of the New Financing Securities. This scenario includes all adjustments contained in the “no additional Redemptions” scenario and presents additional adjustments to reflect the effect of the maximum Redemptions.

The following table sets out share ownership of New Plum on a Pro Forma basis assuming the No Additional Redemptions Scenario and the Maximum Redemptions Scenario:

Pro Forma Ownership	No Additional Redemptions		Maximum Redemptions
	Number of Shares	Percent Outstanding	Number of Shares	Percent Outstanding
Veea Stockholders(1)	16,565,892	51.2%	16,565,892	56.9%
NLabs Debt conversion shareholders(2)	1,485,151	4.6%	1,485,151	5.1%
Plum Public Shareholders(3)	3,255,593	10.1%	—	0.0%
Sponsor’s founder shares(4)	6,253,415	19.3%	6,253,415	21.5%
Series A-2 New Financing Securities investors(5)	4,788,892	14.8%	4,788,892	16.5%
Total shares outstanding	32,348,913	100%	29,093,320	100%

____________

(1)      Represents the exchange of outstanding Veea shares into shares of New Plum Common Stock upon the Closing of the Business Combination. This amount excludes 1,810,519 in New Plum shares as a result of 760,252 Common Stock Warrants, 239,832 Series A-1 Warrants and 810,435 vested options. All of which are currently in the money and exercisable.

(2)      Reflect the conversion of Veea indebtedness owed to Allen Salmasi or his affiliates (or their respective assignees) into 1,485,151 shares of New Plum Common Stock at par value of $0.0001 as prescribed in the Business Combination Agreement for the settlement of $12.60 million in related party debt principal and $2.25 million in related interest.

(3)      In the “No Additional Redemptions” scenario, assumes that, after the Extension Redemptions, no additional public stockholders of Plum exercise Redemption rights with respect to their Public Shares upon consummation of the Business Combination. In the “Maximum Redemptions” scenario, reflects the maximum Redemption of 3,255,593 Plum shares for aggregate Redemption payments of $35.79 million at a Redemption price of approximately $10.99 per share. The maximum Redemption amount reflects the maximum number of the Plum shares that can be redeemed without violating the conditions of the Business Combination Agreement and the requirement to maintain a minimum net tangible asset value of at least $5,000,001 following consummation of the Business Combination after giving effect to the payments to redeeming stockholders and proceeds from the sale of the New Financing Securities. This scenario includes all adjustments contained in the “No Additional Redemptions” scenario and presents additional adjustments to reflect the effect of the maximum Redemptions.

(4)      Excludes 1,726,994 Class A founder shares of the Sponsor in reserve and 4,500,000 Earnout Shares issuable to holders of Existing Veea Shares upon satisfaction of the Earnout Triggering Events.

(5)      Reflects the receipt of approximately $30.8 million in cash and approximately $5.1 million in the conversion of debt and other outstanding obligations as other consideration received from the sale of New Financing Securities through April 20, 2024, with $12.7 million in cash received subsequent to December 31, 2023, in which Veea issued shares of Series A-2 preferred stock and the holders of such New Financing Securities will receive shares of New Plum Common Stock in the aggregate equal to the amount raised through the issuance of the New Financing Securities divided by $7.50 per share, which is a 25% discount to the valuation in the Business Combination Agreement. For Pro Forma purposes this will result in the issuance of 4,788,862 shares of New Plum Common Stock.

If the actual facts are different than these assumptions, then the amounts and shares outstanding in the unaudited Pro Forma condensed combined financial information will be different and those changes could be material.

The following table sets out selected unaudited Pro Forma condensed combined balance sheet data as of December 31, 2023, giving Pro Forma effect to the Business Combination and the other related events contemplated by the Business Combination Agreement as if it had occurred on December 31, 2023:

Selected Unaudited Pro Forma Balance Sheet Data:	As of December 31, 2023
	No Additional Redemptions	Maximum Redemptions
Total assets	$58,560,728	$22,773,785
Total liabilities	$23,545,670	$23,545,670
Total shareholders’ equity	$35,015,058	$(771,885)

The following table sets out selected unaudited Pro Forma condensed combined statements of operations data for the year ended December 31, 2023 after giving effect to the Business Combination and the other related events contemplated by the Business Combination Agreement as if it had occurred on January 1, 2023.

	No Additional Redemptions	Maximum Redemptions
Selected Unaudited Pro Forma Statements of Operations Data For the Year Ended December 31, 2023:
Revenue, net	$9,072,130	$9,072,130
Costs of goods sold	$(466,802)	$(466,802)
Gross loss	$8,605,328	$8,605,328
Total operating expenses	$29,032,961	$29,032,961
Net loss	$(25,357,117)	$(25,357,117)
Basic and diluted net loss per share	$(0.78)	$(0.87)
Weighted average shares outstanding	32,348,913	29,093,320

COMPARATIVE HISTORICAL AND UNAUDITED PRO FORMA PER SHARE FINANCIAL INFORMATION

Plum is providing the following comparative per share information to assist you in your analysis of the financial aspects of the Business Combination.

	Veea (Historical)	Plum (Historical)	Pro Forma Combined
			Assuming No Additional Redemptions	Assuming Maximum Redemptions
Year ended December 31, 2023
Net loss	$(15,638,589)	$(34,727)	$(25,357,117)	$(25,357,117)
Shareholders’ (Deficit) Equity	$(11,467,130)	$(9,233,742)	$35,015,058	$(771,885)
Shareholders’ (Deficit) Equity Per Share – basic and diluted	$(1.58)	$(0.52)	$1.08	$(0.03)
Cash Dividends	$—	$—	$—	$—
Weighted average shares – basic and diluted	7,235,733	17,838,982	32,348,913	29,093,320

Shareholders’ equity per share = total equity/shares outstanding

MARKET PRICE AND DIVIDEND INFORMATION

Plum’s Units, Public Shares and Public Warrants are currently listed on Nasdaq under the symbols “PLMIU,” “PLMI,” and “PLMIW,” respectively.

On November 10, 2023, the trading date preceding the announcement of a non-binding letter of intent for a potential business combination between Plum and Veea, the closing prices per Unit, Public Share, and Public Warrant as reported by Nasdaq were $10.70, $10.80, and $0.056, respectively. On November 27, 2023, the trading date preceding the announcement of the Business Combination, the closing prices per Unit, Public Share, and Public Warrant as reported by Nasdaq were $10.78, $10.80, and $0.15, respectively. As of April 25, 2024, the Record Date for the Extraordinary General Meeting, the closing price for each Unit, Ordinary Share and redeemable Public Warrant was $11.11, $11.10 and $0.48, respectively.

Holders of the Units, Public Shares and Public Warrants should obtain current market quotations for their securities. The market price of Plum’s securities could vary at any time before the Business Combination.

Holders

As of the date of this proxy statement/prospectus there were 2 holders of record of Plum’s Class A ordinary shares, 1 holder of record of Plum’s Units and 2 holders of record of Plum’s Warrants. See “Beneficial Ownership of Securities.”

Dividend Policy

Plum has not paid any cash dividends on its Class A ordinary shares to date and does not intend to pay cash dividends prior to the completion of the Business Combination. The payment of cash dividends in the future will be dependent upon the revenues and earnings, if any, capital requirements and general financial condition of New Plum subsequent to completion of the Business Combination. The payment of any cash dividends subsequent to the Business Combination will be within the discretion of New Plum’s Board. Plum’s Board is not currently contemplating and does not anticipate declaring share dividends nor is it currently expected that New Plum’s Board will declare any dividends in the foreseeable future. Further, the ability of New Plum to declare dividends may be limited by the terms of financing or other agreements entered into by New Plum or its subsidiaries from time to time.

Price Range of Veea’s Securities

Historical market price information regarding Veea is not provided because there is no public market for Veea’s securities. For information regarding Veea’s liquidity and capital resources, see “Veea’s Management’s Discussion and Analysis of Financial Condition and Results of Operations — Liquidity and Capital Resources.”

RISK FACTORS

In addition to the other information contained in (or incorporated by reference into) this proxy statement/prospectus, including the matters addressed under the heading “Cautionary Note Regarding Forward-Looking Statements,” you should carefully consider the following risk factors in deciding how to vote on the proposals presented in this proxy statement/prospectus. Unless the context otherwise requires, any reference in the below section of this proxy statement/consent solicitation statement/prospectus to the “Company,” “we,” “us,” “our” and “Veea” refers to Veea Inc. and its consolidated subsidiaries prior to the consummation of the Business Combination, which will be the business of New Plum following the consummation of the Business Combination. The following risk factors apply to the business and operations of Veea and will also apply to the business and operations of New Plum following the completion of the Business Combination. The occurrence of one or more of the events or circumstances described in these risk factors, alone or in combination with other events or circumstances, may have a material adverse effect on New Plum’s business, reputation, revenue, financial condition, results of operations and future prospects and on its ability to realize the anticipated benefits of the Business Combination, in which event the market price of New Plum’s securities could decline, and you could lose part or all of your investment.

The risks discussed below may not prove to be exhaustive and are based on certain assumptions made by Veea and Plum, which may later prove to be incorrect or incomplete. Veea and Plum may face additional risks that are not presently known to those entities, or that are currently deemed to be immaterial, but which may ultimately have an adverse effect on those entities.

Risks Related to Our Limited Operating History, Financial Position, and Capital Requirements

Veea has incurred significant losses in recent years and anticipates that it will continue to incur significant losses in the near term.

Veea has suffered recurring losses from operations since its inception. In addition, Veea will incur significant sales, marketing and manufacturing expenses, in addition to the additional associated costs Veea will incur in connection with operating as a public company after the closing of the Business Combination. As a result, Veea expects to continue to incur significant operating losses over the next several years. Because of the numerous risks and uncertainties associated with developing computing technology products, Veea is unable to predict the extent of any future losses or when Veea will become profitable, if at all. Even if Veea does become profitable, Veea may not be able to sustain or increase its profitability on a quarterly or annual basis.

The amount of Veea’s future losses is uncertain, and Veea’s quarterly and annual operating results may fluctuate significantly in the future due to a variety of factors, many of which are outside of its control and may be difficult to predict, including, but not limited to, the following:

•        Component supply constraints and sudden, unanticipated price increases from Veea manufacturers, suppliers and vendors;

•        Veea’s inability to accurately forecast product demand, resulting in increased inventory exposure and/or lost sales;

•        Slow or negative growth in the networking, smart agriculture, smart building, smart retail and related technology markets;

•        Changes in U.S. and international trade policy that adversely affect customs, tax or duty rates and/or currency fluctuations;

•        Intense competition from established and emerging players;

•        Rapid technological change leading to product obsolescence;

•        Slowdown or changes in market demand for technology products and services;

•        Reliance on a limited number of customers or products for revenue;

•        Inability to raise additional capital if needed;

•        Failure to effectively manage and scale critical infrastructure; and

•        Delays in product development and manufacturing causing missed market opportunities.

The cumulative effects of these factors could result in large fluctuations and unpredictability in Veea’s quarterly and annual operating results. As a result, comparing Veea’s operating results on a period-to-period basis may not be meaningful. This variability and unpredictability could also result in Veea failing to meet the expectations of industry or financial analysts or investors for any period. If Veea’s revenue or operating results fall below the expectations of analysts or investors or below any forecasts Veea may provide to the market, or if the forecasts Veea provides to the market are below the expectations of analysts or investors, the price of the Combined Company’s common stock could decline substantially. Such a stock price decline could occur even if Veea has met any previously publicly stated guidance it may provide.

Veea has not generated any significant revenue from product sales.

Veea’s ability to become profitable depends upon Veea’s ability to generate revenue. To date, Veea has not generated significant revenue from its products or from product sales. Veea’s ability to generate revenue depends on a number of factors, many of which are detailed elsewhere herein, and including, but not limited to, Veea’s ability to:

•        Solve real problems for its target market in a unique and compelling way and truly understand the needs of its customers;

•        Clearly articulate the benefits and differentiation for Veea from its competitors;

•        Design, build and deliver products and services that are reliable and effective and meet customer expectations;

•        Constantly innovate and differentiate its products and services including adding additional features and functionalities;

•        Reach its target market through the right sales efforts including the right channels and partners;

•        Utilize a clear and actionable sales strategy to identify, qualify, and convert leads into paying customers;

•        Generate interest in Veea products and services via effective marketing and publicity;

•        Price its products and services to match the market’s perception of value of those products and services;

•        Maintain consistent design and manufacturing of Veea products to match inventory with demand;

•        Continue to deliver high-quality products and services on time and within budget for its customers;

•        Provide responsive and helpful customer support that leaves a positive impression and builds loyalty; and

•        Continuously improve all Veea products, services and processes to enhance efficiency, reduce costs, and optimize performance.

If Veea does not achieve one or more of these factors in a timely manner or at all, Veea could experience significant delays or an inability to successfully commercialize its products, which would materially harm its business.

Even if Veea completes the Business Combination, Veea will need to raise substantial additional funding. If Veea is unable to raise capital when needed or on terms acceptable to Veea, it would be forced to delay, reduce, or eliminate some of its product development programs or commercialization efforts.

The development of edge computing devices and products is capital-intensive. Veea expects its expenses to significantly increase in connection with its ongoing activities, and to incur significant commercialization expenses related to product sales, marketing, manufacturing and distribution. Veea may also need to raise additional funds sooner if Veea chooses to pursue additional indications and/or geographies for its current or future products or otherwise expands more rapidly than presently anticipated. Furthermore, upon the closing of the Business Combination, Veea expects to incur additional costs associated with operating as a public company. Accordingly, even if the Business Combination is consummated, Veea will need to obtain substantial additional funding in connection with its continuing operations. If Veea is unable to raise capital when needed or on attractive terms, Veea would be forced to delay, reduce or eliminate certain of its research and development programs or future commercialization efforts.

Developing computing technology products is a time-consuming, expensive and uncertain process that takes years to complete. In addition, Veea’s products may not achieve commercial success.

Veea may need to continue to rely on additional financing to achieve its business objectives. Any additional fundraising efforts may divert Veea’s management from their day-to-day activities, which may adversely affect Veea’s ability to develop and commercialize its products. Market conditions and disruptions in the market (such as due to economic downturn, geopolitical developments such as the war in Ukraine or the resurgence of COVID-19) may make equity and debt financing more difficult to obtain and may have a material adverse effect on Veea’s ability to meet its fundraising needs. Veea cannot guarantee that future financing will be available in sufficient amounts or on terms acceptable to Veea, if at all.

If Veea is unable to obtain funding on a timely basis or on acceptable terms, Veea may be required to significantly curtail, delay or discontinue one or more of its research or development programs or commercialization or be unable to expand its operations or otherwise capitalize on its business opportunities as desired, which could materially affect its business, financial condition and results of operations.

Raising additional capital may cause dilution to the combined company’s shareholders, restrict its operations or require it to relinquish rights to its technologies or products.

Until such time, if ever, as the combined company, operating as Veea, can generate substantial product revenue, Veea expects to finance its cash needs through a combination of private and public equity offerings, debt financings, collaborations, strategic alliances and licensing arrangements. Veea does not have any committed external source of funds. The terms of any financing may adversely affect the holdings or the rights of the combined company’s shareholders and the issuance of additional securities, whether equity or debt, by the combined company or the possibility of such issuance, may cause the market price of the combined company’s shares to decline. To the extent that Veea raises additional capital through the sale of common stock or securities convertible or exchangeable into common stock, your ownership interest will be diluted, and the terms of those securities may include liquidation or other preferences that may materially adversely affect your rights as a common shareholder. Debt financing, if available, would increase Veea’s fixed payment obligations and may involve agreements that include covenants limiting or restricting Veea’s ability to take specific actions, such as incurring additional debt, acquiring, selling or licensing intellectual property rights, and making capital expenditures, declaring dividends or other operating restrictions that could adversely impact Veea’s ability to conduct its business. Veea could also be required to meet certain milestones in connection with debt financing and the failure to achieve such milestones by certain dates may force Veea to relinquish rights to some of its technologies or products or otherwise agree to terms unfavorable to Veea which could have a material adverse effect on Veea’s business, operating results and prospects.

Veea also could be required to seek funds through arrangements with collaborators or distributors or otherwise at an earlier stage than otherwise would be desirable. If Veea raises funds through collaborations, strategic alliances or distribution or licensing arrangements with third parties, Veea may have to relinquish valuable rights to its intellectual property, future revenue streams, research programs or products, grant licenses on terms that may not be favorable to Veea or grant rights to develop and market products that Veea would otherwise prefer to develop and market itself, any of which may have a material adverse effect on Veea’s business, operating results and prospects.

Risks Related to Our Business, Industry and Technology

The market for Veea’s platform and products is relatively new, and may decline or experience limited growth, and Veea’s business is dependent on its clients’ continuing adoption and use of its services and products.

The market for edge computing is in an early stage of development. There is considerable uncertainty over the size and rate at which this market will grow, as well as whether our platform will be widely adopted. Our success will depend, to a substantial extent, on the widespread adoption of our platform as an alternative to other solutions.

Although Veea believes a broad market exists for its products and services, Veea’s assumptions may be incorrect or overestimated. In addition, there can be no assurance that Veea’s products and services will achieve a sufficient level of market acceptance to result in profitable operations.

Furthermore, in the event a broad market exists for its products and services, Veea may not have sufficient capital resources to implement its business plan and successfully achieve market acceptance. The timing, size and technology choices in the market could evolve differently than predicted and Veea could encounter unforeseen technical challenges in meeting market demand.

The estimates of market opportunity and forecasts of market growth may prove to be inaccurate, and any real or perceived inaccuracies may harm our reputation and negatively affect our business. Even if the market in which we compete achieves the forecasted growth, our business could fail to grow at similar rates, if at all.

Third-party market opportunity estimates and our growth forecasts are subject to significant uncertainty and are based on assumptions and estimates that may not prove to be accurate. The variables that go into the calculation of our market opportunity are subject to change over time, and there is no guarantee that any particular number or percentage of addressable companies or end-users covered by our market opportunity estimates will purchase our products at all or generate any particular level of revenues for us. Even if the market in which we compete meets the size estimates and growth forecasted, our business could fail to grow for a variety of reasons, including reasons outside of our control, such as competition in our industry.

Veea may be unable to effectively manage growth.

For Veea to succeed, it may need to undergo significant expansion. There can be no assurance that it will achieve this expansion. Additionally, expansion may place a significant strain on Veea’s management, operational and financial resources. There can be no assurance that Veea’s current and planned personnel, systems, procedures and controls will be adequate to support its future operations at any increased level. Veea’s ability to manage such growth effectively will require Veea to develop and improve operational, management and financial systems and controls and to hire, train, motivate and manage its employees and contractors. As a result, Veea is subject to significant growth-related risks, including the risk that it will be unable to hire or retain the necessary personnel or acquire other resources necessary to service such growth adequately. Veea’s failure to manage growth effectively could have a material adverse effect on its business, results of operations and financial condition.

If Veea does not develop enhancements to its services and introduce new services that achieve market acceptance, its growth, business, results of operations and financial condition could be adversely affected.

Veea’s ability to attract new clients and increase revenue from existing clients depends, in part, on its ability to enhance and improve its existing offerings, increase adoption and usage of its offerings, and introduce new offerings. The success of any enhancements or new offerings depends on several factors, including timely completion, adequate quality testing, actual performance quality, market accepted pricing levels and overall market acceptance.

Enhancements and new services that Veea develops may not be introduced in a timely or cost-effective manner, may contain errors or defects, may have interoperability difficulties with its platform or other services or may not achieve the broad market acceptance necessary to generate significant revenue. Furthermore, Veea’s ability to increase the usage of its services depends, in part, on the development of new uses for its services, which may be outside of its control. If Veea is unable to successfully enhance its existing services to meet evolving consumer requirements, increase adoption and usage of its services, develop new services, or if its efforts to increase the usage of its services are more expensive than Veea expects, then its business, results of operations and financial condition would be adversely affected.

Competition may impact Veea’s results and its ability to operate profitably.

The markets in which Veea operates are competitive in terms of price, functionality, service quality, customization, timing of development, and the introduction of new products and services. Veea may encounter increased competition from new market entrants and alternative technologies. Veea’s competitors may implement new technologies before Veea does, offer more attractively priced or enhanced products, services or solutions, or they may offer other incentives that Veea does not provide. Some of Veea’s competitors may also have greater resources in certain business segments or geographic areas than Veea does. In addition, industry convergence and consolidation could potentially result in stronger competitors with greater resources and competitive advantages than Veea.

If Veea fails to compete effectively, this could have a materially adverse effect on Veea’s revenues, financial condition, profitability and cash flows. Competitive forces may also lead to reduced profit margins, loss of market share, and increased costs in research and development, manufacturing, and sales and marketing expense.

Veea’s sales efforts involve considerable time and expense and its sales cycle is often long and unpredictable.

Veea’s results of operations may fluctuate, in part, because of the intensive nature of Veea’s sales efforts and the length and unpredictability of Veea’s sales cycle. As part of Veea’s sales efforts, Veea invests considerable time and expense evaluating the specific organizational needs of its potential customers and educating these potential customers about the technical capabilities and value of our platforms and services. Veea often also provides its platforms to potential customers at no or low cost initially to them for evaluation purposes through short-term pilot deployments of Veea’s platforms, and there is no guarantee that Veea will be able to convert customers from these short-term pilot deployments to full revenue-generating contracts. The length of Veea’s sales cycle, from initial demonstration of its platforms to sale of its platforms and services, tends to be long and varies substantially from customer to customer. Veea’s sales cycle often lasts many months. Because decisions to purchase Veea’s platforms involves significant financial commitments, potential customers generally evaluate Veea’s platforms at multiple levels within their organization, each of which often have specific requirements and typically involve their senior management.

Veea’s results of operations depend on sales to government and commercial enterprise organizations, which make product purchasing decisions based in part or entirely on factors, or perceived factors, not directly related to the features of the platforms, including, among others, that customer’s projections of business growth, uncertainty about macroeconomic conditions, capital budgets, anticipated cost savings from the implementation of our platforms, potential preference for such customer’s internally-developed solutions, perceptions about Veea’s business and platforms, more favorable terms offered by potential competitors, and previous technology investments. In addition, certain decision makers and other stakeholders within Veea’s potential customers tend to have vested interests in the continued use of internally developed or existing solutions, which may make it more difficult for us to sell our platforms and products. As a result of these and other factors, Veea’s sales efforts typically require an extensive effort throughout a customer’s organization, a significant investment of human resources, expense and time, including by its senior management, and there can be no assurances that it will be successful in making a sale to a potential customer. If Veea’s sales efforts to a potential customer do not result in sufficient revenue to justify Veea’s investments, including in its growing direct sales force, its business, financial condition, and results of operations could be adversely affected.

Veea’s ability to sell its platform and satisfy its customers is dependent on the quality of its services, and its failure to offer high quality services could have a material adverse effect on its sales and results of operations.

Once Veea’s platforms are deployed and integrated with our customers’ existing information technology investments and data, Veea’s customers depend on our support and maintenance services to resolve any issues relating to our platforms. Increasingly, Veea’s platforms have been deployed in large-scale, complex technology environments, and Veea believes its future success will depend on its ability to increase sales of its platforms for use in such deployments. Further, its ability to provide effective ongoing services, or to provide such services in a timely, efficient, or scalable manner, may depend in part on its customers’ environments and their upgrading to the latest versions of its platforms and participating in its centralized platform management and services.

In addition, Veea’s ability to provide effective services is largely dependent on our ability to attract, train, and retain qualified personnel with experience in supporting customers on platforms such as Veea’s platforms. The number of Veea’s customers has grown significantly, and that growth has and may continue to put additional pressure on its services teams. Veea may be unable to respond quickly enough to accommodate short-term increases in customer demand for its support and maintenance services. Veea also may be unable to modify the future scope and delivery of its support and maintenance services to compete with changes in the services provided by its competitors. Increased customer demand for support, without corresponding revenue, could increase costs and negatively affect

Veea’s business and results of operations. In addition, as Veea continues to grow its operations and expand outside of the United States, Veea needs to be able to provide efficient services that meet its customers’ needs globally at scale, and its services teams may face additional challenges, including those associated with operating the platforms and delivering support, training, and documentation in languages other than English and providing services across expanded time-zones. If Veea is unable to provide efficient support and maintenance services globally at scale, its ability to grow its operations may be harmed, and Veea may need to hire additional services personnel, which could negatively impact its business, financial condition, and results of operations.

Veea’s customers typically need training in the proper use of and the variety of benefits that can be derived from its platforms to maximize the potential of its platforms. If Veea does not effectively deploy, update, or upgrade its platforms, succeed in helping its customers quickly resolve post-deployment issues, and provide effective ongoing services, Veea’s ability to sell additional products and services to existing customers could be adversely affected, Veea may face negative publicity, and its reputation with potential customers could be damaged. Many enterprise and government customers require higher levels of service than smaller customers. If Veea fails to meet the requirements of the larger customers, it may be more difficult to execute on its strategy to increase its penetration with larger customers. As a result, Veea’s failure to maintain high quality services may have a material adverse effect on its business, financial condition, results of operations, and growth prospects.

Real or perceived errors, failures, defects, or bugs in Veea’s platforms could adversely affect its results of operations and growth prospects.

Because Veea offers very complex technology platforms, undetected errors, defects, failures, or bugs have occurred and may in the future occur, especially when platforms or capabilities are first introduced or when new versions or other product or infrastructure updates are released. Veea’s platforms are often installed and used in large-scale computing environments with different operating systems, software products and equipment, and data source and network configurations, which may cause errors or failures in Veea’s platforms or may expose undetected errors, failures, or bugs in its platforms. Despite testing by Veea, errors, failures, or bugs may not be found in new software or releases until after commencement of commercial shipments. In the past, errors have affected the performance of its platforms and can also delay the development or release of new platforms or capabilities or new versions of platforms, adversely affect its reputation and its customers’ willingness to buy platforms from Veea, and adversely affect market acceptance or perception of Veea’s platforms. Many of Veea’s customers use its platforms in applications that are critical to their businesses or missions and may have a lower risk tolerance to defects in Veea’s platforms than to defects in other, less critical, software products. Any errors or delays in releasing new software or new versions of platforms or allegations of unsatisfactory performance, errors, defects, or failures in released software could cause Veea to lose revenue or market share, increase Veea’s service costs, cause Veea to incur substantial costs in redesigning the software, cause Veea to lose significant customers, subject Veea to liability for damages and divert Veea’s resources from other tasks, any one of which could materially and adversely affect Veea’s business, results of operations and financial condition. In addition, Veea’s platforms could be perceived to be ineffective for a variety of reasons outside of its control. Hackers or other malicious parties could circumvent Veea’s or Veea’s customers’ security measures, and customers may misuse Veea’s platforms resulting in a security breach or perceived product failure.

Real or perceived errors, failures, or bugs in our platforms and services, or dissatisfaction with Veea’s services and outcomes, could result in customer terminations and/or claims by customers for losses sustained by them. In such an event, Veea may be required, or Veea may choose, for customer relations or other reasons, to expend additional resources in order to help correct any such errors, failures, or bugs. Although Veea has limitation of liability provisions in Veea’s standard software licensing and service agreement terms and conditions, these provisions may not be enforceable in some circumstances, may vary in levels of protection across our agreements, or may not fully or effectively protect Veea from such claims and related liabilities and costs.

Veea generally provides a warranty to its customers for its software products and services. In the event that there is a failure of warranties in such agreements, Veea is generally obligated to correct the product or service to conform to the warranty provision as set forth in the applicable agreement, or, if Veea is unable to do so, the customer is entitled to seek a refund of the purchase price of the product and service (generally prorated over the contract term). The sale and support of Veea’s products also entail the risk of product liability claims. Veea maintains insurance to protect against certain claims associated with the use of its products, but its insurance coverage may not adequately cover any claim asserted against us. In addition, even claims that ultimately are unsuccessful could result in Veea’s expenditure of funds in litigation and divert management’s time and other resources.

In addition, Veea’s platforms integrate a wide variety of other elements, and Veea’s platforms must successfully interoperate with products from other vendors and its customers’ internally developed software. As a result, when problems occur for a customer using Veea’s platforms, it may be difficult to identify the sources of these problems, and Veea may receive blame for a security, access control, or other compliance breach that was the result of the failure of one of the other elements in a customer’s or another vendor’s information technology, security, or compliance infrastructure. The occurrence of software or errors in data, whether or not caused by Veea’s platforms, could delay or reduce market acceptance of Veea’s platforms and have an adverse effect on Veea’s business and financial performance, and any necessary revisions may cause Veea to incur significant expenses. The occurrence of any such problems could harm Veea’s business, financial condition, and results of operations. If an actual or perceived breach of information correctness, auditability, integrity, or availability occurs in one of our customers’ systems, regardless of whether the breach is attributable to Veea’s platforms, the market perception of the effectiveness of Veea’s platforms could be harmed. Alleviating any of these problems could require additional significant expenditures of Veea’s capital and other resources and could cause interruptions, delays, or cessation of Veea’s product licensing, which could cause Veea to lose existing or potential customers and could adversely affect Veea’s business, financial condition, results of operations, and growth prospects.

A product failure could expose Veea to damages (including consequential damages or strict liability) if used in certain critical usage situations (e.g., monitoring a critical system like a transportation control system or water level control use case). Veea’s contractual liability disclaimers could be set-aside by a court or administrative agency, exposing Veea to economic and reputational injury.

Veea bears costs and risks associated with relying on distribution and partnering arrangements.

Recruiting and retaining qualified third-party distributors and channel partners and training them in our technology and product offerings require significant time and resources. To develop and expand our distributors and channel partners, we must continue to scale and improve our processes and procedures that support our distributors and channel partners.

Furthermore, if our relationship with a successful distributor or channel partner terminates, we may be unable to replace them without disruption to our business. If we fail to maintain positive relationships with our distributors or channel partners, fail to develop new relationships with other distributors or channel partners (including in new markets), fail to manage, train, or incentivize our existing distributors or channel partners effectively, or fail to strike agreements with attractive terms, or if our distributors and channel partners are not successful in their businesses, our revenue may decrease, and our operating results, reputation, and business may be harmed.

Additionally, if Veea does not effectively manage its sales channel and distributor inventory and product mix, it may incur costs associated with excess inventory, or lose sales from having too few products. If we improperly forecast demand for our products, we could incur increased expenses associated with writing off excessive or obsolete inventory, lose sales, incur penalties for late delivery or incur additional costs by having to ship products by air freight.

Any disruption of Veea’s operations, whether due to natural or political events, may be highly damaging to the operation of Veea’s business.

Veea’s business operations and those of its suppliers are vulnerable to interruption by fire, earthquake, hurricane, flood or other natural disasters, power loss, computer viruses, computer systems failure, telecommunications failure, pandemics, quarantines, national catastrophe, terrorist activities, war and other events beyond its control. If any disaster were to occur, our or our supplier’s ability to operate could be seriously impaired and Veea could experience material harm to our business, operating results and financial condition.

The delivery of goods from suppliers, and to customers, could also be hampered for the reasons stated above. Interruptions to Veea’s systems and communications may have an adverse effect on Veea’s operations and financial condition.

Veea’s operations are complex and rely on third party manufacturers. If critical components used in Veea’s products become scarce or unavailable, Veea may incur delays in delivering its products and providing services, which could damage its business. Veea relies on a sustainable supply chain. Any issues with this supply chain could adversely affect daily business operations and profitability.

Veea depends on third party providers, suppliers and licensors to supply some of the hardware, software and support necessary to provide some of Veea’s products and services. Veea obtains these materials from a limited number of vendors, some of which do not have a long operating history, or which may not be able to continue to supply the equipment, supplies, and services it desires. Some of Veea’s hardware, software and operational support vendors represent Veea’s primary or sole source of supply or have, either through contract or as a result of intellectual property rights, a position of some exclusivity. If demand exceeds these vendors’ capacity or if these vendors experience operating or financial difficulties or are otherwise unable to provide the equipment or services Veea needs in a timely manner, at its specifications and at reasonable prices, its ability to provide some services might be materially adversely affected, or the need to procure or develop alternative sources of the affected materials or services might delay Veea’s ability to serve our customers. These events could materially and adversely affect Veea’s ability to retain and attract customers, and have a material negative impact on Veea’s operations, business, financial results and financial condition.

Veea’s reliance on third-party manufacturers also exposes Veea to the following risks over which it has limited control:

•        unexpected increases in manufacturing and repair costs;

•        inability to control the timing, quality and reliability of finished products;

•        inability to control delivery schedules;

•        liability for expenses incurred by third-party manufacturers in reliance on forecasts that later prove to be inaccurate, including the cost of components purchased by third-party manufacturers on Veea’s behalf;

•        industry consolidation and divestitures, which may result in changed business and product priorities among certain suppliers.

•        lack of adequate capacity to manufacture all or a part of the products Veea requires; and

•        labor unrest affecting the ability of the third-party manufacturers to produce Veea products.

Veea depends on its management team and other key employees, and the loss of one or more of these employees or an inability to attract and retain highly skilled employees could adversely affect its business.

Veea’s future success depends, in part, on Veea’s ability to continue to attract and retain highly skilled personnel. The loss of the services of any of our key personnel, the inability to attract or retain qualified personnel, or delays in hiring required personnel, particularly in engineering and sales, may seriously and adversely affect Veea’s business, financial condition and results of operations. Although Veea has entered into employment or consulting agreements with certain of Veea’s personnel, their employment is generally for no specific duration.

Veea’s future performance also depends on the continued services and continuing contributions of Veea’s senior management team, which include Allen Salmasi, Veea’s Founder and Chief Executive Officer to execute on Veea’s business plan and to identify and pursue new opportunities and product innovations. Veea has not entered into an employment agreement with Mr. Salmasi. The loss of services of Veea’s senior management team, particularly Veea’s Chief Executive Officer could significantly delay or prevent the achievement of Veea’s development and strategic objectives, which could adversely affect Veea’s business, financial condition and results of operations.

Veea may not be successful in continuing to attract and retain highly qualified employees to remain competitive.

Veea believes that Veea’s future success largely depends on Veea’s continued ability to hire, develop, motivate and retain engineers and other qualified employees who develop successful new products/solutions, support Veea’s existing product range and provide services to Veea’s customers and create great customer experience.

Competition for highly qualified people in the industries in which Veea operates remains intense. This competition is only further increased by the fact that other industries are looking for similar talent. Veea is continuously striving to create a positive work experience for its employees. However, there are no guarantees that Veea will be successful in attracting and retaining employees with the right skills in the future, and failure in retaining and recruiting could have a material adverse effect on Veea’s business and brand.

Veea’s management team has limited experience managing a public company and regulatory compliance may divert their attention from the day-to-day management of Veea’s business.

Most of the individuals who now constitute Veea’s management team have limited experience managing a publicly traded company, interacting with public company investors and complying with the increasingly complex laws pertaining to public companies. Upon consummation of the Business Combination, New Plum’s management team, which is expected to consist mostly of Veea’s current management team, may not successfully or efficiently manage the transition to being a public company subject to significant regulatory oversight and reporting obligations under federal securities laws and the continuous scrutiny of securities analysts and investors. These new obligations and constituents will require significant attention from New Plum’s senior management and could divert their attention away from the day-to-day management of the businesses, which could adversely affect New Plum’s businesses. It is probable that New Plum will be required to expand its employee base and hire additional employees to support its operations as a public company, which would increase New Plum’s operating costs in future periods.

Global economic conditions could materially adversely impact demand for Veea’s products and services.

Veea’s operations and performance depend significantly on worldwide economic conditions. Uncertainty about global economic conditions could result in customers postponing purchases of Veea’s products and services in response to tighter credit, unemployment, negative financial news and/or declines in income or asset values and other macroeconomic factors, which could have a material negative effect on demand for Veea’s products and services and, accordingly, on Veea’s business, results of operations or financial condition. For example, any economic and political uncertainty caused by the United States tariffs imposed on goods from various countries, and any corresponding tariffs from those countries in response, may negatively impact demand and/or increase the cost for Veea’s products. There is also potential adverse impact including reduced demand for products and services, excess and obsolete inventories, financial difficulties among our suppliers and vendors, difficulty in collecting on accounts receivable, increased difficulty in forecasting sales and operating results and increased volatility in results.

The challenging global economic conditions, e.g., downturn in the global economy, political unrest and uncertainty, labor and supply shortages, increasing inflation and rising interest rates, or geopolitical risks and trade frictions may have adverse, wide-ranging effects on demand for Veea’s products and for the products of Veea’s customers. This could cause customers to postpone investments or initiate other cost-cutting measures to maintain or improve their financial position. This could also result in significantly reduced expenditures for Veea’s products and services, including network infrastructure, in which case Veea’s operating results would suffer. If demand for the Veea’s products and services were to fall, Veea may experience material adverse effects on Veea’s revenues, cash flow, capital employed and value of Veea’s assets and Veea could incur operating losses. The potential adverse effects of an economic downturn include:

•        reduced demand for products and services, resulting in increased price competition or deferrals of purchases, with lower revenues not fully compensated through reduced costs;

•        excess and obsolete inventories and excess manufacturing capacity;

•        financial difficulties or failures among Veea’s suppliers;

•        increased demand for customer finance, difficulties in collection of accounts receivable and increased risk of counter party failures;

•        impairment losses related to Veea’s intangible assets as a result of lower forecasted sales of certain products; and

•        increased difficulties in forecasting sales and financial results as well as increased volatility in Veea’s reported results.

Veea’s operations in foreign countries expose us to certain risks inherent in doing business internationally, which may adversely affect Veea’s business, results of operations or financial condition.

Veea has revenue, operations, contract manufacturing arrangements in foreign countries that expose Veea to certain risks. For example, fluctuations in exchange rates may affect Veea’s revenue, expenses and results of operations as well as the value of Veea’s assets and liabilities as reflected in our financial statements. Veea is also subject to other types of risks, including the following:

•        protection of intellectual property and trade secrets;

•        tariffs, customs, trade sanctions, trade embargoes and other barriers to importing/exporting materials and products in a cost-effective and timely manner, or changes in applicable tariffs or custom rules;

•        the burden of complying with and changes in U.S. or international taxation policies;

•        timing and availability of export licenses including authorization for the export of controlled items;

•        rising labor costs;

•        disruptions in or inadequate infrastructure of the countries where Veea operates;

•        the impact of public health epidemics on employees and the global economy;

•        difficulties in collecting accounts receivable;

•        difficulties in staffing and managing international operations; and

•        the burden of complying with foreign and international laws and treaties.

Disruptions to the global supply chain may affect the timely manufacture and delivery of products.

Veea is subject to variations and disruptions in the availability, price, and lead times for component parts for its products. During such periods, Veea may experience longer than normal lead time for component parts. Increased costs as a result of excessive demand for parts. In addition, contract manufacturers may be limited in terms of credit terms they can offer. This may require Veea to pay deposits in advance of production, or to seek alternative financing. These problems may be compounded further by finite manufacturing capacity. The impact to Veea and its customers is longer than expected product delivery schedules which has a direct effect on revenue recognition and cash collection.

Ongoing geopolitical and trade uncertainty from a range of factors may have a material adverse impact on Veea’s business, operations, business prospects and consequently on operating results, financial conditions and Veea’s ability to meet Veea’s targets.

Veea is subject to the increasing adverse impact of trade disputes, restrictions on imports and exports, export controls, the dismantling of dispute settlement mechanisms, and the increased control of national resources like airwaves and communications standards. Additional risks include the need to modify, change or eliminate current manufacturing capability and capacity, find alternative sources of supply and manufacturing resources and comply with rules and regulations for local sourcing and investment.

Geopolitical alliances are shifting as global tensions, including between US and China, drive growing economic, technological, military, and political competition across the world. At the same time, there are numerous ongoing local and regional conflicts, of which the ongoing military conflict between the Ukraine and Russia, are of particular significance. It is not yet clear how these new dynamics will play out across the world. These tensions, including trade restrictions, enhanced sanctions measures and increased safeguards for national security purposes, can impact global market conditions and continue to be challenging for global supply chains.

Because some of Veea’s products are manufactured in China and Taiwan, further changes in the economic and political policies in or relating to China and tensions between China and Taiwan could have a material adverse effect on Veea’s business. Additionally, political instability in the regions in which Veea operates may further increase the risk of possible legal or regulatory violations by Veea or its suppliers, agents and employees. Any violation could cause severe reputational harm to Veea and a material adverse effect on Veea’s business operations. Additional impacts could include:

•        reduced or lost market access;

•        decreased ability for unrestricted use of Veea’s global supply chain for all markets, e.g., as a result of import or export restrictions in the US and China;

•        increased trade restrictions, including economic sanctions and export controls, tariffs and increased costs which may not be recoverable;

•        separation of global standards for mobile telecommunication;

•        sourcing restrictions and constraints for access to hardware and software products and components;

•        reduced efficiency in research and development (“R&D”) and restrictions in use of R&D resources;

•        deferrals of purchases, with lower revenues not fully compensated through reduced costs;

•        excess and obsolete inventories and excess manufacturing capacity;

•        financial difficulties or failures among Veea’s suppliers;

•        impairment losses related to Veea’s intangible assets as a result of lower forecasted sales of certain products; and

•        increased difficulties in forecasting sales and financial results as well as increased volatility in Veea’s reported results.

If Veea fails to maintain effective internal control over financial reporting or identify a material weakness or significant deficiency in its internal control over financial reporting, Veea’s ability to report its financial condition and results of operations in a timely and accurate manner could be adversely affected, investor confidence in Veea company could diminish, and the value of its stock may decline.

Preparing Veea’s consolidated financial statements involves a number of complex manual and automated processes, which are dependent upon individual data input or review and require significant management judgment. One or more of these processes may result in errors that may not be detected and could result in a material misstatement or other errors of Veea’s consolidated financial statements. Such errors may be more likely to occur when implementing new systems and processes, particularly when implementing evolving and complex accounting rules. The Sarbanes-Oxley Act of 2002 (the “Sarbanes-Oxley Act”) requires, among other things, that as a publicly traded company, Veea discloses whether our internal control over financial reporting and disclosure controls and procedures are effective.

A material weakness is a deficiency, or combination of deficiencies, in internal controls over financial reporting such that there is a reasonable possibility that a material misstatement of Veea’s annual or interim financial statements will not be prevented or detected on a timely basis. While Veea continually undertakes steps to improve Veea’s internal controls over financial reporting as Veea’s business changes, Veea may not be successful in making the improvements and changes necessary to be able to identify and remediate control deficiencies or material weaknesses on a timely basis. If Veea is unable to successfully remediate any current or future material weaknesses in Veea’s internal controls over financial reporting, the accuracy and timing of Veea’s financial reporting may be adversely affected; Veea’s liquidity, access to capital markets and perceptions of Veea’s creditworthiness may be adversely affected; Veea may be unable to maintain compliance with securities laws, stock exchange listing requirements and debt instruments covenants regarding the timely filing of periodic reports; Veea may be subject to regulatory investigations and penalties; investors may lose confidence in its financial reporting; Veea may suffer defaults under Veea’s debt instruments; and Veea’s stock price may decline.

Risks Related to Our Intellectual Property

If Veea is unable to obtain and maintain patent protection for Veea’s products and other proprietary technologies Veea develops, or if the scope of the patent protection obtained is not sufficiently broad, Veea’s competitors could develop and commercialize products and technology similar or identical to Veea’s, and Veea’s ability to successfully commercialize Veea’s products and other proprietary technologies Veea may develop may be adversely affected.

Veea’s success depends in large part on Veea’s ability to obtain and maintain patent protection in the U.S. and other countries with respect to Veea’s products and other proprietary technologies Veea may develop. In order to protect Veea’s proprietary position, Veea has filed and intends to file additional patent applications in the U.S. and abroad relating to Veea’s products and other proprietary technologies Veea may develop; however, there can be no assurance that any such patent applications will issue as granted patents or that a granted patent will provide sufficient coverage for Veea’s products. If Veea is unable to obtain or maintain patent protection with respect to Veea’s products and other proprietary technologies Veea may develop, Veea’s business, financial condition, results of operations and prospects could be materially harmed.

The patent prosecution process is expensive, time-consuming and complex, and Veea may not be able to file, prosecute, maintain, enforce, or license all necessary or desirable patent applications at a reasonable cost or in a timely manner. It is also possible that Veea will fail to identify patentable aspects of Veea’s research and development output in time to obtain patent protection. Although Veea enters into non-disclosure and confidentiality agreements with parties who have access to confidential or patentable aspects of Veea’s research and development output, such as Veea’s employees, corporate collaborators, outside collaborators, contract manufacturers, consultants, advisors and other third parties, any of these parties may breach the agreements and disclose such output before a patent application is filed, thereby jeopardizing Veea’s ability to seek patent protection. In addition, Veea’s ability to obtain and maintain valid and enforceable patents depends on whether the differences between Veea’s inventions and the prior art allow Veea’s inventions to be patentable over the prior art. Furthermore, publications of discoveries in the scientific literature often lag behind the actual discoveries, and patent applications in the U.S. and other jurisdictions are typically not published until 18 months after filing, or in some cases not at all. Therefore, Veea cannot be certain that Veea or Veea’s licensors were the first to make the inventions claimed in any of Veea’s owned or licensed patents or pending patent applications, or that Veea or Veea’s licensors were the first to file for patent protection of such inventions.

The patent position of technology companies generally is highly uncertain and involves complex legal and factual questions. As a result, the issuance, scope, validity, enforceability and commercial value of Veea’s patent rights are highly uncertain. Veea’s patent applications may not result in patents being issued which protect Veea’s products and other proprietary technologies which Veea may develop, or which effectively prevent others from commercializing competitive technologies and products. In particular, Veea’s ability to stop third parties from making, using, selling, offering to sell, or importing products that infringe Veea’s intellectual property will depend in part on Veea’s success in obtaining and enforcing patent claims that cover all of Veea’s technology, inventions and improvements. With respect to both licensed and company-owned intellectual property, Veea cannot be sure that patents will be granted with respect to any of Veea’s pending patent applications or with respect to any patent applications filed by us in the future. Moreover, even issued patents do not provide Veea with the right to practice Veea’s technology in relation to the commercialization of Veea’s products. Third parties may have blocking patents that could be used to prevent us from commercializing Veea’s products and practicing Veea’s proprietary technology. Veea’s issued patent as well as patents that may issue in the future that Veea owns or licenses may be challenged, invalidated, or circumvented, which could limit Veea’s ability to stop competitors from marketing related products or limit the length of the term of patent protection that Veea may have for Veea’s products. Furthermore, Veea’s competitors may independently develop similar technologies.

Additionally, issuance of a patent is not conclusive as to its inventorship, scope, validity, or enforceability, and Veea’s patents may be challenged in the courts or patent offices in the U.S. and abroad. Veea may be subject to a third-party pre-issuance submission of prior art to the U.S. Patent and Trademark Office (“USPTO”) or in other jurisdictions, or become involved in opposition, derivation, revocation, reexamination, post-grant and inter partes review, or other similar proceedings challenging Veea’s patent rights. An adverse determination in any such submission, proceeding or litigation could reduce the scope of, invalidate or render unenforceable, Veea’s patent rights, allow third parties to commercialize Veea’s products and other proprietary technologies Veea may develop and compete directly with Veea, without payment to Veea, or result in Veea’s inability to manufacture or commercialize products without infringing third-party patent rights. Such proceedings also may result in substantial cost and require significant time from Veea’s scientists and management, even if the eventual outcome is favorable to us.

In addition, if the breadth or strength of protection provided by Veea’s patents and patent applications is threatened, regardless of the outcome, it could dissuade companies from collaborating with Veea to license, develop or commercialize current or future products.

Veea may not be able to protect Veea’s intellectual property rights throughout the world.

Filing, prosecuting, maintaining, enforcing and defending patents and other intellectual property rights on Veea’s technology and any products Veea may develop in all jurisdictions throughout the world would be prohibitively expensive, and accordingly, Veea’s intellectual property rights in some jurisdictions outside the U.S. could be less extensive than those in the U.S. In some cases, Veea or Veea’s licensors may not be able to obtain patent or other intellectual property protection for certain technology and products outside the U.S. In addition, the laws of some foreign jurisdictions do not protect intellectual property rights to the same extent as federal and state laws in the U.S. Consequently, Veea and Veea’s licensors may not be able to obtain issued patents or other intellectual property rights covering any products Veea may develop and Veea’s technology in all jurisdictions outside the U.S. and, as a result, may not be able to prevent third parties from practicing Veea’s and Veea’s licensors’ inventions in all countries outside the U.S., or from selling or importing products made using Veea’s inventions in and into the U.S. or other jurisdictions. For example, third parties may use Veea’s technologies in jurisdictions where Veea and Veea’s licensors have not pursued and obtained patent or other intellectual property protection to develop their own products and, further, may export otherwise infringing, misappropriating or violating products to territories where Veea has patent or other intellectual property protection, but enforcement is not as strong as that in the U.S.

Additionally, many companies have encountered significant problems in protecting and defending intellectual property rights in foreign jurisdictions. The legal systems of certain jurisdictions, particularly certain developing countries, do not favor the enforcement of patents, trade secrets and other intellectual property protection, which could make it difficult for us to stop the infringement, misappropriation or other violation of Veea’s patent and other intellectual property rights or marketing of competing products in violation of Veea’s intellectual property rights generally. Proceedings to enforce Veea’s or Veea’s licensors’ patent and other intellectual property rights in foreign jurisdictions could result in substantial costs and divert Veea’s efforts and attention from other aspects of Veea’s business, could put Veea’s patent and other intellectual property rights at risk of being invalidated or interpreted narrowly and Veea’s patent applications at risk of not issuing and could provoke third parties to assert claims against us. Veea or Veea’s licensors may not prevail in any lawsuits that Veea or Veea’s licensors initiate and, if Veea or Veea’s licensors prevail, the damages or other remedies awarded, if any, may not be commercially meaningful. Accordingly, Veea’s efforts to enforce Veea’s intellectual property rights around the world may be inadequate to obtain a significant commercial advantage from the intellectual property that Veea develop or license.

Many jurisdictions also have compulsory licensing laws under which a patent owner may be compelled to grant licenses to third parties, and many jurisdictions limit the enforceability of patents against government agencies or government contractors. In these jurisdictions, the patent owner may have limited remedies, which could materially diminish the value of such patents. If Veea or any of Veea’s licensors is forced to grant a license to third parties with respect to any patents relevant to Veea’s business, Veea’s competitive position may be impaired, and Veea’s business, financial condition, results of operations and prospects may be adversely affected.

Issued patents covering products Veea may develop could be found invalid or unenforceable if challenged in court or before administrative bodies in the U.S. or abroad.

Veea’s owned and licensed patent rights may be subject to priority, validity, inventorship and enforceability disputes. If Veea or Veea’s licensors are unsuccessful in any of these proceedings, such patent rights may be narrowed, invalidated or held unenforceable. The foregoing could have a material adverse effect on Veea’s business, financial condition, results of operations and prospects.

For example, if Veea or one of Veea’s licensors initiate legal proceedings against a third party to enforce a patent covering any of Veea’s products or Veea’s technology, the defendant could counterclaim that the patent is invalid or unenforceable. In patent litigation in the U.S., defendant counterclaims alleging invalidity or unenforceability are commonplace. Grounds for a validity challenge could be an alleged failure to meet any of several statutory requirements, including lack of novelty, obviousness, lack of written description or non-enablement. Grounds for an unenforceability assertion could be an allegation that someone connected with prosecution of the patent withheld information material to patentability from the USPTO, or made a misleading statement, during prosecution. Third parties also may raise similar claims before administrative bodies in the U.S. or abroad, even outside the context of litigation. Such mechanisms include re-examination, interference proceedings, derivation proceedings, post grant review, inter partes review and equivalent proceedings such as opposition, invalidation and revocation proceedings in foreign jurisdictions. Such proceedings could result in the revocation or cancellation of or amendment to Veea’s patents in such a way that they no longer cover one or more of Veea’s products or Veea’s technology or no longer prevent third parties from competing with any products Veea may develop or Veea’s technology. The outcome following legal assertions of invalidity and unenforceability is unpredictable. Defense of these claims, regardless of their merit, would involve substantial litigation expense and would be a distraction to management and other employees. With respect to the validity question, for example, Veea cannot be certain that there is no invalidating prior art, of which the patent examiner and Veea or Veea’s licensing partners were unaware during prosecution. If a third party were to prevail on a legal assertion of invalidity or unenforceability, Veea could lose at least part, and perhaps all, of the patent protection on one or more of Veea’s products or technology. Such a loss of patent protection could have a material adverse effect on Veea’s business, financial condition, results of operations and prospects.

Obtaining and maintaining Veea’s patent protection depends on compliance with various procedural, document submission, fee payment, and other requirements imposed by government patent agencies, and Veea’s patent protection could be reduced or eliminated for non-compliance with these requirements.

Periodic maintenance fees, renewal fees, annuity fees, and various other government fees on patents and applications will be due to be paid to the USPTO and various government patent agencies outside of the U.S. over the lifetime of Veea’s owned or licensed patents and applications. The USPTO and various non-U.S. government agencies require compliance with several procedural, documentary, fee payment and other similar provisions during the patent application process. In some cases, an inadvertent lapse can be cured by payment of a late fee or by other means in accordance with the applicable rules. There are situations, however, in which non-compliance can result in abandonment or lapse of the patent or patent application, resulting in a partial or complete loss of patent rights in the relevant jurisdiction. In such an event, potential competitors might be able to enter the market with similar or identical products or technology, which could have a material adverse effect on Veea’s business, financial condition, results of operations, and prospects.

Changes in patent law in the U.S. or worldwide could diminish the value of patents in general, thereby impairing Veea’s ability to protect any products Veea may develop and Veea’s technology.

Changes in either the patent laws or interpretation of patent laws in the U.S. and worldwide, including patent reform legislation such as the Leahy-Smith America Invents Act (the “Leahy-Smith Act”), could increase the uncertainties and costs surrounding the prosecution of any owned or in-licensed patent applications and the maintenance, enforcement or defense of any in-licensed issued patents and issued patents Veea may own or in-license in the future. The Leahy-Smith Act includes a number of significant changes to U.S. patent law. These changes include provisions that affect the way patent applications are prosecuted, redefine prior art, provide more efficient and cost-effective avenues for competitors to challenge the validity of patents, and enable third-party submission of prior art to the USPTO during patent prosecution and additional procedures to attack the validity of a patent at USPTO administered post-grant proceedings, including post-grant review, inter partes review, and derivation proceedings. Assuming that other requirements for patentability are met, prior to March 2013, in the U.S., the first to invent the claimed invention was entitled to the patent, while outside the U.S., the first to file a patent application was entitled to the patent. After March 2013, under the Leahy-Smith Act, the U.S. transitioned to a first-to-file system in which, assuming that the other statutory requirements for patentability are met, the first inventor to file a patent application will be entitled to the patent on an invention regardless of whether a third party was the first to invent the claimed invention. As such, the Leahy-Smith Act and its implementation could increase the uncertainties and costs surrounding the prosecution of Veea’s patent applications and the enforcement or defense of patents to issue, all of which could have a material adverse effect on Veea’s business, financial condition, results of operations and prospects.

In addition, the patent positions of companies in the development and commercialization of biologics and pharmaceuticals are particularly uncertain. Recent U.S. Supreme Court rulings have narrowed the scope of patent protection available in certain circumstances and weakened the rights of patent owners in certain situations.

Depending on future actions by the U.S. Congress, the federal courts and the USPTO, the laws and regulations governing patents could change in unpredictable ways that could have a material adverse effect on Veea’s patent rights and Veea’s ability to protect, defend and enforce Veea’s patent rights in the future.

Veea may be subject to claims challenging the inventorship or ownership of Veea’s patent and other intellectual property rights.

Veea or Veea’s licensors may be subject to claims that former employees, collaborators or other third parties have an interest in Veea’s owned or in-licensed patent rights, trade secrets or other intellectual property as an inventor or co-inventor. For example, Veea or Veea’s licensors may have inventorship disputes arise from conflicting obligations of employees, consultants or others who are involved in developing Veea’s products or technology. Litigation may be necessary to defend against these and other claims challenging inventorship or Veea’s or Veea’s licensors’ ownership of Veea’s owned or in-licensed patent rights, trade secrets or other intellectual property. If Veea or Veea’s licensors fail in defending any such claims, in addition to paying monetary damages, Veea may lose valuable intellectual property rights, such as exclusive ownership of or right to use intellectual property that is important to any products Veea may develop or Veea’s technology. Even if Veea is successful in defending against such claims, litigation could result in substantial costs and be a distraction to management and other employees. Any of the foregoing could have a material adverse effect on Veea’s business, financial condition, results of operations and prospects.

Veea may be subject to claims that Veea’s employees, consultants or advisors have wrongfully used or disclosed alleged trade secrets of their current or former employers or claims asserting ownership of what Veea regards as Veea’s own intellectual property.

Some of Veea’s employees, consultants and advisors are currently or were previously employed at other companies, including Veea’s competitors or potential competitors. Although Veea tries to ensure that Veea’s employees, consultants and advisors do not use the proprietary information or know-how of others in their work for us, Veea may be subject to claims that Veea or these individuals have used or disclosed intellectual property, including trade secrets or other proprietary information, of any such individual’s current or former employer. Litigation may be necessary to defend against these claims. If Veea fails in defending any such claims, in addition to paying monetary damages, Veea may lose valuable intellectual property rights or personnel. Even if Veea is successful in defending against such claims, litigation could result in substantial costs and be a distraction to Veea’s management.

In addition, while it is Veea’s policy to require Veea’s employees and contractors who may be involved in the conception or development of intellectual property to execute agreements assigning such intellectual property to us, Veea may be unsuccessful in executing such an agreement with each party who, in fact, conceives or develops intellectual property that Veea regards as Veea’s own. The assignment of intellectual property rights may not be self-executing, or the assignment agreements may be breached, and Veea may be forced to bring claims against third parties, or defend claims that they may bring against us, to determine the ownership of what Veea regards as Veea’s intellectual property. Such claims could have a material adverse effect on Veea’s business, financial condition, results of operations and prospects.

Third-party claims of intellectual property infringement, misappropriation or other violations against us or Veea’s collaborators may prevent or delay the development and commercialization of Veea’s products and other proprietary technologies Veea may develop.

Veea’s commercial success depends in part on Veea’s ability to avoid infringing, misappropriating and otherwise violating the patents and other intellectual property rights of third parties. There is a substantial amount of complex litigation involving patents and other intellectual property rights in the technology industry, as well as administrative proceedings for challenging patents, including interference, derivation, reexamination, inter partes review and post-grant review proceedings before the USPTO or oppositions and other comparable proceedings in foreign jurisdictions.

Numerous U.S. and foreign issued patents and pending patent applications owned by third parties exist in the fields in which Veea is commercializing or plan to commercialize Veea’s products and in which Veea is developing other proprietary technologies. As the technology industry expands and more patents are issued, the risk increases that Veea’s products and commercializing activities may give rise to claims of infringement of the patent rights of others. Veea cannot assure you that Veea’s products and other proprietary technologies Veea may develop will not infringe existing or future patents owned by third parties. Veea may not be aware of patents that have already been issued and that a third party, for example, a competitor in the fields in which Veea is developing Veea’s products, might assert as infringed by us. It is also possible that patents owned by third parties of which Veea is aware or patents that may issue in the future from patent applications owned by third parties of which Veea is aware, but which Veea does not believe Veea infringes or that Veea believes Veea has valid defenses to any claims of patent infringement, could be found to be infringed by us, such as in connection with one or more of Veea’s products. In addition, because patent applications can take many years to issue, and the scope of any patent claims that may ultimately issue are difficult to predict, there may be currently pending patent applications that may later result in issued patents that Veea may infringe and that, as a result, could harm Veea’s business.

In the event that any third-party claims that Veea infringes their patents or that Veea is otherwise employing their proprietary technology without authorization and initiates litigation against us, even if Veea believes such claims are without merit, a court of competent jurisdiction could hold that such patents are valid, enforceable and infringed by us. In this case, the holders of such patents may be able to block Veea’s ability to commercialize the infringing products or technologies unless Veea obtains a license under the applicable patents, or until such patents expire or are finally determined to be held invalid or unenforceable. Such a license may not be available on commercially reasonable terms or at all. Even if Veea is able to obtain a license, the license would likely obligate us to pay license fees or royalties or both, and the rights granted to us might be nonexclusive, which could result in Veea’s competitors gaining access to the same intellectual property. If Veea is unable to obtain a necessary license to a third-party patent on commercially reasonable terms, Veea may be unable to commercialize the infringing products or technologies or such commercialization efforts may be significantly delayed, which could in turn significantly harm Veea’s business.

Defense of infringement claims, regardless of their merit, would involve substantial litigation expense and would be a substantial diversion of management and other employee resources from Veea’s business, and may impact Veea’s reputation. In the event of a successful claim of infringement against us, Veea may be enjoined from further developing or commercializing the infringing products or technologies. In addition, Veea may have to pay substantial damages, including treble damages and attorneys’ fees for willful infringement, obtain one or more licenses from third parties, pay royalties and/or redesign Veea’s infringing products or technologies, which may be impossible or require substantial time and monetary expenditure. In that event, Veea would be unable to further develop and commercialize Veea’s products or technologies, which could harm Veea’s business significantly. Further, Veea cannot predict whether any required license would be available at all or whether it would be available on commercially reasonable terms. Veea could be prevented from commercializing a product, or be forced to cease some aspect of Veea’s business operations, if, as a result of actual or threatened patent infringement claims, Veea is unable to enter into licenses on acceptable terms.

Veea may in the future pursue invalidity proceedings with respect to third-party patents. The outcome following legal assertions of invalidity is unpredictable. Even if resolved in Veea’s favor, these legal proceedings may cause us to incur significant expenses, and could distract Veea’s technical and management personnel from their normal responsibilities. In addition, there could be public announcements of the results of hearings, motions or other interim proceedings or developments and if securities analysts or investors perceive these results to be negative, it could have a substantial adverse effect on the price of Veea’s common stock. Such proceedings could substantially increase Veea’s operating losses and reduce the resources available for development activities or any future sales, marketing or distribution activities. If Veea does not prevail in the patent proceedings the third parties may assert a claim of patent infringement directed at Veea’s products.

Veea may become involved in lawsuits to protect or enforce Veea’s patents and other intellectual property rights, which could be expensive, time-consuming and unsuccessful.

Third parties, such as a competitor, may infringe Veea’s patent rights. In an infringement proceeding, a court may decide that a patent owned by Veea is invalid or unenforceable or may refuse to stop the other party from using the invention at issue on the grounds that the patent does not cover the technology in question. In addition,

Veea’s patent rights may become involved in inventorship, priority or validity disputes. To counter or defend against such claims can be expensive and time-consuming. An adverse result in any litigation proceeding could put Veea’s patent rights at risk of being invalidated or interpreted narrowly. Furthermore, because of the substantial amount of discovery required in connection with intellectual property litigation, there is a risk that some of Veea’s confidential information could be compromised by disclosure during this type of litigation.

Even if resolved in Veea’s favor, litigation or other legal proceedings relating to intellectual property claims may cause us to incur significant expenses and could distract Veea’s personnel from their normal responsibilities. In addition, there could be public announcements of the results of hearings, motions or other interim proceedings or developments, and if securities analysts or investors perceive these results to be negative, it could have a substantial adverse effect on the price of Veea’s common stock. Such litigation or proceedings could substantially increase Veea’s operating losses and reduce the resources available for development activities or any future sales, marketing or distribution activities. Veea may not have sufficient financial or other resources to conduct such litigation or proceedings adequately. Some of Veea’s competitors may be able to sustain the costs of such litigation or proceedings more effectively than Veea can because of their greater financial resources and more mature and developed intellectual property portfolios. Uncertainties resulting from the initiation and continuation of patent litigation or other proceedings could have a material adverse effect on Veea’s ability to compete in the marketplace.

If Veea’s trademarks and trade names are not adequately protected, then Veea may not be able to build name recognition in Veea’s markets of interest and Veea’s business may be adversely affected.

Veea’s registered or unregistered trademarks or trade names may be challenged, infringed, circumvented or declared generic or determined to be infringing on other marks. Veea may not be able to protect Veea’s rights to these trademarks and trade names, which Veea need to build name recognition among potential partners or customers in Veea’s markets of interest. At times, competitors or other third parties may adopt trade names or trademarks similar to ours, thereby impeding Veea’s ability to build brand identity and possibly leading to market confusion. In addition, there could be potential trade name or trademark infringement claims brought by owners of other registered trademarks or trademarks that incorporate variations of Veea’s registered or unregistered trademarks or trade names. Veea’s efforts to enforce or protect Veea’s proprietary rights related to trademarks, trade names, domain name or other intellectual property may be ineffective and could result in substantial costs and diversion of resources and could adversely affect Veea’s business, financial condition, results of operations and prospects.

Risks Related to Cybersecurity and Data Privacy

If Veea’s security measures are breached or fail and unauthorized access is obtained to a customer’s data, Veea’s service may be perceived as insecure, the attractiveness of its services to current or potential customers may be reduced, and Veea may incur significant liabilities.

Veea’s services involve the web-based and data storage and transmission of customers’ information. Veea relies on proprietary and commercially available systems, software, tools and monitoring, as well as other processes, to provide security for processing, transmission and storage of such information. Because of the sensitivity of this information and due to requirements under applicable laws and regulations, the effectiveness of our security efforts is very important. If Veea’s security measures are breached or fail as a result of third-party action, acts of terror, social unrest, employee error, malfeasance or for any other reasons, someone may be able to obtain unauthorized access to customer data. Improper activities by third-parties, advances in computer and software capabilities and encryption technology, new tools and discoveries and other events or developments may facilitate or result in a compromise or breach of our security systems. Veea’s security measures may not be effective in preventing unauthorized access to the customer data stored on Veea’s servers. If a breach of our security occurs, Veea could face damages for contract breach, penalties for violation of applicable laws or regulations, possible lawsuits by individuals affected by the breach and significant remediation costs and efforts to prevent future occurrences. In addition, whether there is an actual or a perceived breach of Veea’s security, the market perception of the effectiveness of Veea’s security measures could be harmed and Veea could lose current or potential customers.

Cybersecurity incidents may have a material adverse effect on Veea’s business, operations, financial performance, customer and vendor relationships, reputation and brand, and may introduce the possibility of litigations or regulatory investigations or actions.

Veea’s business operations are vulnerable to cybersecurity incidents that may impact the confidentiality, availability or integrity of information assets, IT assets, products, services, or solutions. These incidents may include data breaches, intrusions, espionage, data privacy infringements, leakage of confidential or sensitive data, unauthorized or accidental modification of data and general malfeasance.

Events or incidents that are caused as a result of vulnerabilities in software or products supplied to us could have a material adverse effect upon Veea, Veea’s business, financial performance, reputation and brand, potentially slowing operations, leaking valuable or sensitive information, personal data or damaging Veea’s products that have been installed in Veea’s customers’ networks.

It is possible that a cybersecurity incident in Veea’s operations or supply chain could have an adverse impact on the integrity of solutions or services provided by Veea as well as Veea’s ability to comply with legal, regulatory or contractual requirements. These incidents may include tampering with components, the inclusion of backdoors or implants, the unintentional inclusion of vulnerabilities in components or software, and cybersecurity incidents which prevent a supplier from being able to fulfil commitments to Veea.

Any cybersecurity incident including unintended use, misconfiguration, or unintended actions, involving Veea’s operations, supply chain, product development, services, third-party providers or installed product base, could cause severe harm to Veea and could have a material adverse effect on Veea’s business, financial performance, customer and vendor relationships, reputation and brand, and may introduce the possibility of litigation or regulatory investigations or actions.

The presence of vulnerabilities in Veea’s products, services or operations, may not be detected during product development and operations, and may be leveraged by a threat actor to cause material harm to Veea or Veea’s customers.

Vulnerabilities in Veea’s products, solutions or services not detected and treated during product development or solution delivery may be exploited by a threat actor to cause harm to Veea’s customers, end-users or Veea. Vulnerabilities could be brought in through different stages of the product life cycle. In some situations, it may be hard to detect these vulnerabilities due to their location, or due to the fact that they are unknown vulnerabilities, often referred to as “zero-day vulnerabilities.” As almost any modern software can contain open source and third-party components, so does software in networks, unmitigated security exposures can put Veea customers at varying levels of risk and expose Veea to liabilities or loss of business.

Veea, Veea’s partners, and others who use Veea’s services obtain and process a large amount of sensitive data. Any real or perceived improper or unauthorized use of, disclosure of, or access to such data could harm Veea’s reputation as a trusted brand, as well as have a material and adverse effect on Veea’s business.

Veea and Veea’s partners obtain and process large amounts of sensitive data, including data related to customers and their transactions as well as other users of Veea’s services. Veea faces risks, including to Veea’s reputation as a trusted brand in the handling and protection of this data, and these risks will increase as Veea’s business continues to expand to include new products and technologies. Our operations involve the storage and transmission of sensitive information of individuals. Veea has administrative, technical, and physical security measures in place, and Veea has policies and procedures in place to contractually require third parties to whom Veea transfers data to implement and maintain appropriate security measures. However, if Veea’s security measures or those of the previously mentioned third parties are inadequate or are breached as a result of third-party action, employee error, malfeasance, malware, phishing, hacking attacks, system error, trickery, or otherwise, and, as a result, someone obtains unauthorized access to sensitive information, including personally identifiable information or protected health information, on Veea’s systems or Veea’s partners’ systems, or if Veea suffers a ransomware or advanced persistent threat attack, or if any of the foregoing is reported or perceived to have occurred, Veea’s reputation and business could be damaged. If the sensitive information is lost or improperly disclosed or threatened to be disclosed, Veea could incur significant liability and be subject to regulatory scrutiny and penalties, including costs associated with remediation. Veea is also required to comply with ever-more stringent privacy regulations, the violation of which can lead to financial penalties and reputational injury.

Risks Related to Compliance with Law, Government Regulation and Litigation

Veea could experience penalties and adverse rulings in enforcement or other proceedings for non-compliance with laws, rules and regulations governing its business (e.g., frequency certifications).

Compliance with changed laws, rules or regulations may subject Veea to increased costs or reduced products and services demand. Compliance failures as well as required operational changes could have a material adverse impact on Veea, including its reputation, business, financial condition, results of operations, cash flows or prospects.

Further, Veea develops many of its products and services based on existing laws, rules, regulations and technical standards. Changes to existing laws, rules, regulations and technical standards, or the implementation of new laws, rules, regulations and technical standards relating to products and services not previously regulated, could adversely affect Veea’s development efforts by increasing compliance costs and causing delay. Regulatory changes related to e.g., license fees, environment, health and safety, privacy (including the cross-border transfer of personal data for example between the EU and the US), and other regulatory areas may increase costs and restrict Veea’s operations.

Veea is subject to certain US and other anti-corruption (including anti-bribery, anti-money-laundering, dual use regulations, sanctions, terror finance and anti-terrorism) laws, rules and regulations.

Veea is required to comply with anti-corruption (including anti-bribery, anti-money-laundering, sanctions, terror finance and anti-terrorism) laws, rules and regulations in the jurisdictions in which Veea does business. Veea has policies and procedures designed to assist us and our personnel in complying with applicable laws, rules and regulations, but our employees and subcontractors may from time to time take actions that violate these requirements. Actions by Veea’s employees or subcontractors, or by third party intermediaries acting on its behalf in violation of these laws, rules or regulations whether carried out in the US or elsewhere in connection with the conduct of Veea’s business may expose Veea to significant liability for violations of such laws, rules or regulations and may have a material adverse effect on Veea, including its reputation, business, financial condition, results of operations, cash flows, or prospects.

Veea could be subject to additional tax liabilities.

Veea is subject to federal, state, and local income taxes in the United States and numerous foreign jurisdictions. Determining Veea’s provision for income taxes requires significant management judgment, and the ultimate tax outcome may be uncertain. In addition, Veea’s provision for income taxes is subject to volatility and could be adversely affected by many factors, including, among other things, changes to Veea’s operating or holding structure, changes in the amounts of earnings in jurisdictions with differing statutory tax rates, changes in the valuation of deferred tax assets and liabilities, and changes in U.S. and foreign tax laws. Moreover, Veea is subject to the examination of Veea’s income tax returns by tax authorities in the U.S. and various foreign jurisdictions, which may disagree with Veea’s calculation of research and development tax credits, cross-jurisdictional transfer pricing, or other matters and assess additional taxes, interest or penalties. While Veea regularly assesses the likely outcomes of these examinations to determine the adequacy of Veea’s provision for income taxes and Veea believes that its financial statements reflect adequate reserves to cover any such contingencies, there can be no assurance that the outcomes of such examinations will not have a material impact on Veea’s results of operations and cash flows. If U.S. or other foreign tax authorities change applicable tax laws, Veea’s overall taxes could increase, and Veea’s financial condition or results of operations may be adversely impacted.

Veea could become involved in lawsuits, legal proceedings and investigations which, if determined unfavorably, could require Veea to pay substantial damages, fines and/or penalties.

In the normal course of Veea’s business Veea could become involved in legal proceedings, including such matters as commercial disputes, claims regarding intellectual property, antitrust, tax and labor disputes, as well as government inquiries and investigations. Legal proceedings can be expensive, lengthy and disruptive to normal business operations. Moreover, the results of complex legal proceedings are difficult to predict. An unfavorable resolution of a particular matter could have a material adverse effect on Veea’s business, operating results, financial condition and reputation. As a publicly listed company, Veea may be exposed to lawsuits in which plaintiffs allege that Veea or its officers have failed to comply with securities laws, stock market regulations or other laws, regulations or requirements. Whether or not there is merit to such claims, the time and costs incurred to defend Veea and its officers and the potential settlement or compensation to the plaintiffs could have significant impact on Veea’s reported results and reputation.

Veea may fail to comply with environmental, social and governance standards, which could negatively affect Veea, including its reputation, business, financial condition, results of operations, cash flows or prospects.

Veea is subject to environmental, social and governance laws, rules and regulations as well as sustainability and corporate responsibility requirements, and Veea expect such laws, rules, regulations and other requirements to increase as governments impose new laws, rules, regulations or other requirements. These laws, rules, regulations and other requirements have a high focus on anti-corruption (including anti-bribery, anti-money-laundering, sanctions, terror finance and anti-terrorism). To ensure that Veea’s operations are conducted in accordance with applicable laws, rules, regulations and other requirements, Veea’s employees are subject to ethical standards in its Employee Handbook and other sources.

There is also an increased demand from external stakeholders, for example investors, customers, suppliers and partners, for transparency about sustainability and corporate responsibility issues that might be difficult to fulfill. If Veea fails to adequately meet these expectations, our business may be adversely affected.

Potential health risks related to radiofrequency electromagnetic fields may subject us to various product liability claims and result in regulatory changes.

The edge computing industry is subject to claims that mobile devices including edge routers and associated computing devices and other equipment that generate radiofrequency electromagnetic fields may expose individuals to health risks. At present, a substantial number of scientific reviews conducted by various independent research bodies have concluded that radiofrequency electromagnetic fields, when used at levels within the limits prescribed by public health authority safety standards and recommendations, cause no adverse effects to human health. However, any perceived risk or new scientific findings of adverse health effects from mobile communication devices and equipment could adversely affect us through a reduction in sales or through liability claims. Although Veea’s products are designed to comply with currently applicable safety standards and regulations regarding radio frequency electromagnetic fields, Veea cannot guarantee that Veea will not become the subject of product liability claims. Veea also cannot guarantee that Veea will not be held liable for such claims or be required to comply with future changed regulatory requirements. Veea may in addition be affected by regulatory or other restrictions imposed on Veea’s customers use of radio equipment that may have a material adverse effect on our business, operating results, financial condition, reputation and brand.

Risks Related to the Business Combination and Plum

Plum’s Sponsor has entered into the Sponsor Letter Agreement with Plum and Veea to vote in favor of the Business Combination, regardless of how Plum’s Public Shareholders vote.

Unlike some other blank check companies in which the initial shareholders agree to vote their shares in accordance with the majority of the votes cast by the Public Shareholders in connection with an initial business combination, Plum’s Sponsor, pursuant to the Sponsor Letter Agreement, has agreed, among other things, to vote all of its founder shares and other Public Shares in favor of all the proposals being presented at the Extraordinary General Meeting, including the Business Combination Proposal and the transactions contemplated thereby. As of the date of this proxy statement/prospectus, the Sponsor owns approximately 71% of Plum’s issued and outstanding Ordinary Shares. Accordingly, Plum would not need any of the Public Shares to be voted in favor of the Business Combination Proposal in order for it to be approved, assuming all outstanding shares are voted on such proposal. If only a minimum quorum, consisting of a simple majority of outstanding Plum Ordinary Shares, is present at the Extraordinary General Meeting, Plum would not need any of the Class A ordinary shares sold in Plum’s Initial Public Offering to be voted in favor of the Business Combination Proposal in order for it to be approved. Accordingly, the agreement by the Sponsor to vote in favor of each of the proposals at the Extraordinary General Meeting will increase the likelihood that Plum will receive the requisite shareholder approval for the Business Combination and the transactions contemplated thereby.

The fairness opinion obtained in connection with the Business Combination will not reflect changes in circumstances between the date of such opinion and the closing of the Business Combination.

In connection with the Business Combination, the Plum Board obtained a fairness opinion, rendered orally to the Plum Board on November 20, 2023 and subsequently confirmed in writing on December 28, 2023, to the effect that, as of that date and based on and subject to certain assumptions, factors and qualifications set forth therein, the Consideration (as defined in such opinion) pursuant to the Business Combination Agreement was fair, from a financial point of view, to Plum. The fairness opinion was based on assumptions, qualifications, limitations and other variables known at the time of its preparation. Such variables and assumptions are inherently uncertain and many are beyond the control of Veea or Plum. Plum will not obtain an additional updated fairness opinion prior to consummation of the Business Combination. Changes in the proposed operations and prospects of Veea, general market and economic conditions and other factors that may be beyond the control of Plum or Veea, and on which the fairness opinion was based, may alter the value of Plum or Veea or the price of Plum’s securities by the time the Business Combination is completed. The fairness opinion does not speak to any date other than the date of such opinion, and as such, the opinion will not address the fairness of the Consideration, from a financial point of view, at any date after the date of such opinion, including at the time the Business Combination is completed. For a description of the opinion, see “Business Combination Proposal — Opinion of Financial Advisor to Plum,” and a copy of the fairness opinion is attached hereto as Annex K.

Since Plum’s Initial Shareholders, directors and executive officers have interests that are different, or in addition to (and which may conflict with), the interests of its shareholders, a conflict of interest may have existed in determining whether the Business Combination with Veea is appropriate as Plum’s initial business combination. Such interests include that Plum’s Initial Shareholders, directors and executive officers, will lose their entire investment in Plum if the initial business combination is not completed.

When you consider the recommendation of the Plum Board in favor of approval of the Business Combination Proposal and the other proposals described in this proxy statement/prospectus, you should keep in mind that Plum’s Initial Shareholders, including Plum’s directors and executive officers, have interests in such proposal that are different from, or in addition to (which may conflict with), those of Plum shareholders generally.

These interests include, among other things, the interests listed below:

•        the fact that our Initial Shareholders have agreed not to redeem any Ordinary Shares held by them in connection with a shareholder vote to approve a proposed initial business combination;

•        the fact that the Sponsor paid an aggregate of $25,000 for 8,625,000 founder, 7,980,409 of which were owned by the Sponsor following the forfeiture of 644,951 Class B ordinary shares when the over-allotment option expired on May 2, 2021. In connection with the Extension Meeting held on September 13, 2023, all Class B ordinary shares were converted into Class A ordinary shares on a one-for-one basis. The 7,980,409 shares of New Plum Common Stock that the Initial Shareholders will hold following the Business Combination (including 1,726,994 shares subject to forfeiture if the Earnout Triggering Events do not occur), if unrestricted and freely tradable, and in the case of the shares held by the Sponsor, following expiration of the lock-up, would have had an aggregate market value of $88,742,148 based upon the closing price of $11.12 per Public Share on the Nasdaq on  May 7, 2024, the most recent closing price. This represents a  354,869% gain on the Sponsor’s investment. If we do not consummate a Business Combination transaction by June 18, 2024, then the founder shares will be worthless;

•        the fact that, given the differential in the purchase price that the Sponsor paid for the founder shares as compared to the price of the Class A ordinary shares sold as part of the Units in the Initial Public Offering, the Sponsor may earn a positive rate of return on their investment even if the New Plum Common Stock trades below $2.00 per share and the Public Shareholders experience a negative rate of return following the Closing. Accordingly, the economic interests of the Sponsor diverge from the economic interests of Public Shareholders because the Sponsor will realize a gain on its investment from the completion of any business combination while Public Shareholders will realize a gain only if the post-closing trading price exceeds $10.00 per share;

•        the fact that, at the time of the Initial Public Offering, the Initial Shareholders and certain of Plum’s current officers and directors agreed to waive their rights to liquidating distributions from the Trust Account with respect to any Ordinary Shares (other than Public Shares) held by them if Plum fails to complete an initial business combination by June 18, 2024. The Initial Shareholders and our officers and directors did not receive separate consideration for such waivers. Due to such waivers, the value of the founder shares and Private Placement Warrants are dependent on the consummation of a business combination. This may incentivize such persons to complete a business combination on terms or conditions that are not in the best interest of the Public Shareholders;

•        the fact that Sponsor paid $9,384,327 for 6,256,218 Private Placement Warrants, which, if unrestricted and freely tradable, would have had an aggregate market value of $2,252,238  based upon the closing price of $0.36  per Public Warrant (although holders of the Private Placement Warrants have certain rights that differ from the rights of holders of the Public Warrants) on Nasdaq on  May 7, 2024, the most recent closing price, and the fact that the Private Placement Warrants will expire worthless if a business combination is not consummated by June 18, 2024;

•        the fact that the Registration Rights Agreement will be entered into by the Sponsor and certain other affiliates of Plum;

•        the fact that, pursuant to the Business Combination Agreement, for a period of six (6) years following the consummation of the Business Combination, we are required to (i) maintain provisions in the Proposed Charter providing for continued indemnification of Plum’s directors and officers and (ii) continue Plum’s directors’ and officers’ liability insurance after the Business Combination (i.e., a “tail policy”);

•        the fact that the Sponsor and Plum’s officers and directors will lose their entire investment in Plum and will not be reimbursed for any out-of-pocket expenses if an initial business combination is not consummated by June 18, 2024;

•        the fact that if the Trust Account is liquidated, including in the event Plum is unable to complete an initial business combination by June 18, 2024, the Sponsor has agreed to indemnify Plum to ensure that the proceeds in the Trust Account are not reduced below $10.00 per Public Share, or such lesser per Public Share amount as is in the Trust Account on the liquidation date, by the claims of prospective target businesses with which Plum has entered into an acquisition agreement or claims of any third party for services rendered or products sold to Plum, but only if such a vendor or target business has not executed a waiver of any and all rights to seek access to the Trust Account;

•        the fact that Plum may be entitled to distribute or pay over funds held by Plum outside the Trust Account to the Sponsor or any of its affiliates prior to the Closing; and

•        the fact that it is currently contemplated that a designee of the Sponsor will serve as a director of New Plum following the Closing. As such, in the future such person may receive any cash fees or equity awards that the New Plum Board determines to pay its directors.

As a result of the foregoing interests, the Sponsor and Plum’s directors and officers will benefit from the completion of a business combination and may be incentivized to complete an acquisition of a less favorable target company or on terms less favorable to Public Shareholders rather than liquidate. Based on the closing price per share of the Public Shares on  May 7, 2024  as reported on Nasdaq of $11.12, in the aggregate, the Sponsor and its affiliates have approximately $91 million at risk that depends upon the completion of a business combination. Such amount consists of: 7,980,409 Class A ordinary shares and 6,256,218 Private Placement Warrants held by the Sponsor.

See the section entitled “Business Combination Proposal — Interests of Plum’s Directors and Executive Officers in the Business Combination” for a further discussion of these considerations.

In addition, Plum has not adopted a policy that expressly prohibits its directors, officers, security holders or affiliates from having a direct or indirect pecuniary or financial interest in any investment to be acquired or disposed of by Plum or in any transaction to which Plum is a party or has an interest. Plum does not have a policy that expressly prohibits any such persons from engaging for their own account in business activities of the types conducted by Plum. Accordingly, such persons or entities may have a conflict between their interests and Plum’s.

The personal and financial interests of Plum’s Initial Shareholders as well as Plum’s directors and executive officers may have influenced their motivation in identifying and selecting Veea as a business combination target, completing an initial business combination with Veea and influencing the operation of the business following the consummation of the Business Combination. In considering the recommendations of the Plum Board to vote for the proposals, its shareholders should consider these interests.

The Articles Extension Proposal approved by Plum shareholders at the Extension Meeting held on September 13, 2023, gives the Board the authority to extend our termination date to a date that is in violation of applicable Nasdaq listing standards.

On September 13, 2023, Plum held a shareholder meeting at which shareholders voted upon, among other items, a proposal to amend the Existing Governing Documents to extend the date by which Plum must consummate an initial business combination from September 18, 2023 to December 18, 2023, and to allow Plum, without another shareholder vote, to elect to extend the such date to consummate a business combination on a monthly basis for up to six (6) times by an additional one month each time after December 18, 2023, by resolution of Plum’s Board, if requested by the Sponsor, and upon five days’ advance notice prior to the applicable termination date, until June 18, 2024, unless the closing of Plum’s initial business combination shall have occurred prior to such date.

If the Plum Board elects to extend the termination date beyond March 18, 2024, and Plum has not completed a qualifying business combination transaction by March 18, 2024, it will be in violation of Nasdaq listing standards.

Section IM-5101-2(b) of the Nasdaq Listing Rules requires that any special purpose acquisition company, such as Plum, must within 36 months of the effectiveness of its Initial Public Offering registration statement, or such shorter period that the company specifies in its registration statement, complete one or more business combinations having an aggregate fair market value of at least 80% of the value of the deposit account (excluding any deferred underwriters fees and taxes payable on the income earned on the deposit account) at the time of the agreement to enter into the initial combination. The date that is 36 months following the effectiveness of Plum’s Initial Public Offering registration statement is March 18, 2024. The Plum Board has the authority to further extend the termination date up to six times, in one month increments past December 18, 2023 (though the Board may decline to exercise this authority). If the Plum Board elects to extend the termination date each time that it is able to do so, the latest possible termination date would be June 18, 2024.

Any violation of Nasdaq Listing Rules would likely result in the suspension or delisting of Plum’s securities from Nasdaq, which would have a material adverse effect on the market prices of Plum’s securities and on shareholder liquidity. Additionally, any such delisting would materially and adversely impact Plum’s ability to pursue a business combination transaction, and would likely cause it to enter liquidation.

The Plum Board may decline to exercise a one-month extension that would otherwise be permitted if doing so would cause Plum to be in violation of applicable Nasdaq listing standards. There can be no assurance that the Nasdaq will change its listing standards, or forebear from enforcing them against Plum. Accordingly, the Plum Board may voluntarily elect not to extend the termination date beyond March 18, 2024 in order to avoid possible suspension or delisting.

The requirement that Plum consummates an initial business combination prior to June 18, 2024 may have given Veea leverage over Plum in negotiating the Business Combination and may have limited the time Plum had to conduct due diligence on Veea, which could undermine Plum’s ability to complete an initial business combination on terms that would produce value for Plum’s Public Shareholders.

Veea was aware during the negotiations concerning the Business Combination Agreement that Plum must consummate an initial business combination prior to June 18, 2024. Consequently, Veea may have obtained leverage over Plum in negotiating the Business Combination, knowing that if Plum does not complete an initial business combination with Veea, it may be unable to complete our initial business combination with any target business. In addition, Plum may have had limited time to conduct due diligence and may have entered into the Business Combination Agreement on terms that Plum would have rejected upon a more comprehensive investigation.

If the conditions to closing contained in the Business Combination Agreement are not met or waived, the Business Combination may not occur.

Even if the Business Combination Agreement is approved by the shareholders of Plum, certain closing conditions, including, but not limited to, (i) the approval by the Plum shareholders of the Condition Precedent Proposals being obtained; (ii) the applicable waiting period under the HSR Act relating to the Business Combination having expired or been terminated; (iii) the completion of the offer to redeem the Class A ordinary shares of Plum; (iv) the New Plum Common Stock to be issued in connection with the Business Combination having been approved for listing on Nasdaq; and (v) that Plum has at least $5,000,001 of net tangible assets immediately after the Closing may not be satisfied or waived. For a list of the material closing conditions contained in the Business Combination Agreement, see the section entitled “Business Combination Proposal — Conditions to Closing of the Business Combination.” Plum and Veea may not satisfy all of the closing conditions in the Business Combination Agreement. If the closing conditions are not satisfied or waived by the applicable parties, the Business Combination will not occur, or will be delayed pending later satisfaction or waiver, and such delay may cause Plum and Veea to each lose some or all of the intended benefits of the Business Combination.

Further, satisfying the conditions to, and the completion of, the Business Combination may take longer and could cost more than Plum expects. Any delay or additional costs incurred in connection with completing the Business Combination could materially affect the benefits that Plum expects to achieve from the Business Combination.

Plum may change or waive one or more of the terms of, or conditions to, the Business Combination, and the exercise of Plum’s directors’ and executive officers’ discretion in agreeing to such changes may result in a conflict of interest when determining whether such changes to the terms of the Business Combination or waivers of conditions are appropriate and in Plum’s shareholders’ best interest.

In the period leading up to the closing of the Business Combination, events may occur that, pursuant to the Business Combination Agreement, would require Plum to agree to amend the Business Combination Agreement, to consent to certain actions taken by Veea or to waive one or more of the conditions to the Business Combination and/or rights that Plum is entitled to under the Business Combination Agreement. Such events could arise because of changes in the course of Veea’s business, a request by Veea to undertake actions that would otherwise be prohibited by the terms of the Business Combination Agreement or the occurrence of other events that would have a material adverse effect on Veea’s business and would entitle Plum to terminate the Business Combination Agreement. In any of such circumstances, it would be at Plum’s discretion, acting through the Plum Board, to grant its consent or waive those conditions or rights. The existence of financial and personal interests of one or more of the directors or executive officers described in the risk factor above may result in a conflict of interest on the part of such director(s) or executive officer(s) between what he, she or they may believe is best for Plum and its shareholders and what he, she or they may believe is best for himself, herself or themselves in determining whether or not to take the requested action. As of the date of this proxy statement/prospectus, Plum does not believe there will be any changes or waivers that Plum’s directors and executive officers would be likely to make after shareholder approval of the Business Combination Proposal has been obtained. While certain changes could be made without further shareholder approval, Plum will circulate a new or amended proxy statement/prospectus and resolicit Plum’s shareholders if changes to the terms of the transaction that would have a material impact on its shareholders are required prior to the vote on the Business Combination Proposal.

Plum will not have any right to make damage claims against Veea for the breach of any representation, warranty or covenant made by Veea in the Business Combination Agreement.

The Business Combination Agreement provides that all of the representations, warranties and covenants of the parties contained therein shall not survive the closing of the Business Combination, except for certain fraud claims and those covenants contained therein that by their terms apply or are to be performed in whole or in part after the Closing. Accordingly, there are no remedies available to Plum with respect to any breach of the representations, warranties, covenants or agreements of Veea after the Closing, and, as a result, Plum will have no remedy available to it if the Business Combination is consummated and it is later revealed that there was a breach of any of the representations, warranties and covenants made by Veea at the time of the Business Combination (except, in limited instances, for certain fraud claims and those covenants contained therein that by their terms apply or are to be performed in whole or in part after the Closing).

The consummation of the Business Combination is subject to compliance with the HSR Act, and, if certain conditions are not satisfied or waived, the Business Combination may not be completed.

Under the HSR Act and the rules that have been promulgated thereunder by the FTC, unless a valid exception applies, certain transactions may not be consummated unless information has been furnished to the Antitrust Division of the Department of Justice and the FTC and certain waiting period requirements have been satisfied. Under the terms of the Business Combination Agreement, the Business Combination cannot be completed until the applicable waiting period under the HSR Act has expired or been terminated. Further, at any time before or after completion of the Business Combination, the DOJ, the FTC, or any state could request additional information or could take such action under the antitrust laws as it deems necessary or desirable in the public interest, including seeking to enjoin the completion of the Business Combination, to rescind the Business Combination or to seek divestiture of particular assets of Plum, New Plum, or Veea. Private parties also may seek to take legal action under the antitrust laws under certain circumstances. A challenge to the Business Combination on antitrust grounds may be made and, if such a challenge is made, it is possible that Plum and Veea will not prevail. Until the applicable waiting period has expired or been terminated, or certain conditions satisfied or waived, the Business Combination may not be completed.

The Business Combination may be completed even though material adverse effects may result from the announcement of the Business Combination, industry-wide changes and other causes.

In general, either Plum or Veea can refuse to complete the Business Combination if there is a material adverse effect affecting the other party between the signing date of the Business Combination Agreement and the planned Closing. However, certain types of changes do not permit either party to refuse to complete the Business Combination, even if such change could be said to have a material adverse effect on Plum or Veea, including, but not limited to, the following events (except, in some cases, where the change has a disproportionate effect on a party):

•        changes generally affecting the economy, financial or securities markets;

•        the outbreak or escalation of war or any act of terrorism, civil unrest or natural disasters;

•        changes (including changes in law) or general conditions in the industry in which the party operates; or

•        changes attributable to the public announcement or pendency of the transactions contemplated by the Business Combination Agreement (including the impact thereof on relationships with customers, suppliers, employees and any federal, state, or local government entities).

Furthermore, Plum or Veea may waive the occurrence of a material adverse effect affecting the other party. If a material adverse effect occurs and the parties still complete the Business Combination, Plum’s share price may suffer.

Termination of the Business Combination Agreement could negatively impact Plum and Veea.

If the Business Combination is not completed for any reason, including as a result of Plum shareholders declining to adopt the Business Combination Agreement or declining to approve the proposals required to effect the Business Combination, the ongoing businesses of Plum and Veea may be adversely impacted and, without realizing any of the anticipated benefits of completing the Business Combination, Plum and Veea would be subject to a number of risks, including the following:

•        Plum or Veea may experience negative reactions from the financial markets, including negative impacts on Plum’s stock price (including to the extent that the current market price reflects a market assumption that the Business Combination will be completed);

•        Veea may experience negative reactions from its customers, vendors and employees;

•        Plum and Veea will have incurred substantial expenses and will be required to pay certain costs relating to the Business Combination, whether or not the Business Combination is completed; and

•        since the Business Combination Agreement restricts the conduct of Plum’s and Veea’s businesses prior to completion of the Business Combination, each of Plum and Veea may not have been able to take certain actions during the pendency of the Business Combination that would have benefitted it as an independent company, and the opportunity to take such actions may no longer be available.

If the Business Combination Agreement is terminated and Veea seeks another business combination, Veea stockholders cannot be certain that Veea will be able to find a party willing to offer equivalent or more attractive consideration than the consideration Plum has agreed to provide in the Business Combination or that such other business combination will be completed. If the Business Combination Agreement is terminated and the Plum Board seeks another business combination, Plum shareholders cannot be certain that Plum will be able to find another acquisition target that would constitute a business combination or that such other business combination will be completed.

The market price of the shares of New Plum Common Stock may decline as a result of the Business Combination.

The market price of the shares of New Plum Common Stock may decline as a result of the Business Combination for a number of reasons, including, but not limited to, if:

•        investors react negatively to the prospects of New Plum’s business and the prospects of the Business Combination;

•        the effect of the Business Combination on New Plum’s business and prospects is not consistent with the expectations of financial or industry analysts; or

•        New Plum does not achieve the perceived benefits of the Business Combination as rapidly or to the extent anticipated by financial or industry analysts.

The price of New Plum Common Stock may change significantly following the Business Combination, even if New Plum’s business is doing well, and you could lose all or part of your investment as a result.

The trading price of shares of New Plum Common Stock is likely to be volatile. The stock market recently has experienced extreme volatility. This volatility often has been unrelated or disproportionate to the operating performance of particular companies. You may not be able to resell your shares of New Plum Common Stock at an attractive price due to a number of factors such as those listed elsewhere herein and the following:

•        results of operations that vary from the expectations of securities analysts and investors;

•        results of operations that vary from those of New Plum’s competitors;

•        changes in expectations as to New Plum’s future financial performance, including financial estimates and investment recommendations by securities analysts and investors;

•        declines in the market prices of stocks generally;

•        strategic actions by New Plum or its competitors;

•        announcements by New Plum or its competitors of significant contracts, acquisitions, joint ventures, other strategic relationships or capital commitments;

•        any significant change in New Plum’s management;

•        changes in general economic or market conditions (including changes in interest rates or inflation) or trends in New Plum’s industry or markets;

•        changes in business or regulatory conditions, including new laws or regulations or new interpretations of existing laws or regulations applicable to New Plum’s business;

•        future sales of New Plum Common Stock or other securities;

•        dilution as a result of future exercises of New Plum Warrants;

•        investor perceptions of the investment opportunity associated with New Plum Common Stock relative to other investment alternatives;

•        the public’s response to press releases or other public announcements by New Plum or third parties, including New Plum’s filings with the SEC;

•        litigation involving New Plum, New Plum’s industry, or both, or investigations by regulators into the New Plum Board, New Plum’s operations or those of New Plum’s competitors;

•        guidance, if any, that New Plum provides to the public, any changes in this guidance or New Plum’s failure to meet this guidance;

•        the development and sustainability of an active trading market for New Plum Common Stock;

•        actions by institutional or activist stockholders;

•        changes in accounting standards, policies, guidelines, interpretations or principles; and

•        other events or factors, including those resulting from pandemics, natural disasters, war, acts of terrorism or responses to these events.

These broad market and industry fluctuations may adversely affect the market price of New Plum Common Stock, regardless of New Plum’s actual operating performance. In addition, price volatility may be greater if the public float and trading volume of New Plum Common Stock is low.

In the past, following periods of market volatility, stockholders have instituted securities class action litigation. If New Plum were involved in securities litigation, it could have a substantial cost and divert resources and the attention of management from New Plum’s business regardless of the outcome of such litigation.

After the Business Combination, New Plum intends to file a registration statement with the SEC on Form S-8 that will automatically become effective upon filing. New Plum’s issuance of additional shares of New Plum Common Stock or convertible securities could make it difficult for another company to acquire New Plum, may dilute your ownership of New Plum and could adversely affect price of New Plum Common Stock.

In connection with the Business Combination, New Plum intends to file a registration statement with the SEC on Form S-8 providing for the registration of shares of New Plum Common Stock issued or reserved for issuance under the Incentive Equity Plan. Subject to the expiration of any applicable lock-ups, shares registered under the registration statement on Form S-8 will automatically become effective upon filing and be available for resale immediately in the public market without restriction. The initial registration statement on Form S-8 is expected to cover approximately 4,852,697 shares of New Plum Common Stock.

In addition, the shares of New Plum Common Stock reserved for future issuance under the Incentive Equity Plan to be adopted in the Business Combination will become eligible for sale in the public market once those shares are issued, subject to provisions relating to various vesting agreements, lock-up agreements and, in some cases, limitations on volume and manner of sale by affiliates under Rule 144, as applicable. 4,852,697 shares of New Plum Common Stock (all of which may be issued pursuant to the exercise of incentive stock options) are expected to be reserved for future issuance under the Incentive Equity Plan, and such number is expected to increase by the lesser of three percent (3%) of the aggregate number of fully diluted shares of New Plum outstanding on the final day of the immediately preceding calendar year or such smaller number of shares as is determined by the administrator of the Incentive Equity Plan.

Future sales, or the perception of future sales, by New Plum or its stockholders in the public market following the Business Combination could cause the market price for shares New Plum Common Stock to decline, even if New Plum’s business is doing well.

The sale of shares of New Plum Common Stock in the public market, or the perception that such sales could occur, could harm the prevailing market price of New Plum Common Stock. These sales, or the possibility that these sales may occur, also might make it more difficult for New Plum to sell equity securities in the future at a time and at a price that it deems appropriate.

Upon consummation of the Business Combination, it is currently expected that New Plum will have a total of 40,386,426 shares of New Plum Common Stock outstanding (excluding the exercise of any Plum Warrants and assuming that there are no Redemptions of any Public Shares by the Public Shareholders in connection with the Business Combination). All shares of New Plum Common Stock issued to the Public Shareholders in the Business Combination will be freely tradable without registration under the Securities Act, and without restriction by persons other than New Plum’s “affiliates” (as defined under Rule 144 under the Securities Act), including New Plum’s directors, executive officers and other affiliates.

Following the expiration of the lock-ups under the Lock-Up Agreements, sales of a substantial number of shares of New Plum Common Stock in the public market could occur. These sales, or the perception in the market that the holders of a large number of shares intend to sell shares, could reduce the market price of New Plum Common Stock. As restrictions on resale end and registration statements (filed after the Closing to provide for the resale of such shares from time to time) are available for use, the sale or possibility of sale of these shares could have the effect of increasing the volatility in the share price of New Plum Common Stock or the market price of New Plum Common Stock could decline if the holders of currently restricted shares sell them or are perceived by the market as intending to sell them.

The Sponsor is liable to ensure that proceeds of the Trust Account are not reduced by vendor claims in the event an initial business combination is not consummated. The Sponsor has also agreed to pay for any liquidation expenses if an initial business combination is not consummated. Such liability may have influenced the Sponsor’s decision to pursue the Business Combination.

If the Business Combination or another business combination is not consummated by Plum by June 18, 2024, the Sponsor will be liable under certain circumstances to ensure that the proceeds in the Trust Account are not reduced by the claims of target businesses or claims of vendors or other entities that are owed money by Plum for services rendered or contracted for or products sold to Plum. If Plum consummates an initial business combination, including the Business Combination, on the other hand, Plum will be liable for all such claims. Neither Plum nor the Sponsor has any reason to believe that the Sponsor will not be able to fulfill its indemnity obligations to Plum.

These obligations of the Sponsor may have influenced the Sponsor’s decision to pursue the Business Combination. Certain of Plum’s Initial Shareholders have an indirect economic interest in the founder shares and the Private Placement Warrants purchased by the Sponsor as a result of his or her membership interest in the Sponsor. In considering the recommendations of the Plum Board to vote for the Business Combination Proposal and the other proposals described in this proxy statement/prospectus, Plum’s shareholders should consider these interests.

Plum and Veea have incurred and expect to incur significant transaction costs in connection with the Business Combination.

Plum and Veea have both incurred and expect to incur significant, nonrecurring costs in connection with the Business Combination. Plum and Veea will also incur significant legal, financial advisor, accounting, banking and consulting fees, fees relating to regulatory filings and notices, SEC filing fees, printing and mailing fees and other costs associated with the Business Combination. Some of these costs are payable regardless of whether the Business Combination is completed.

Past performance by Plum and by its management team may not be indicative of future performance of an investment in Plum or New Plum.

Past performance by Plum and by its management team is not a guarantee of success with respect to the Business Combination. You should not rely on the historical record of Plum or its management team’s performance as indicative of the future performance of an investment in Plum or New Plum or the returns Plum or New Plum will, or is likely to, generate going forward.

Plum’s Existing Governing Documents waive the doctrine of corporate opportunity.

Plum’s Existing Governing Documents provide that Plum renounces its interest in any corporate opportunity offered to any director or officer unless such opportunity is expressly offered to such person solely in his or her capacity as a director or officer of Plum and such opportunity is one Plum is legally and contractually permitted to undertake and would otherwise be reasonable for Plum to pursue, and to the extent the director or officer is permitted to refer that opportunity to Plum without violating another legal obligation. Plum believes there were no such corporate opportunities that were not presented as a result of these provisions in its Existing Governing Documents, but Plum cannot assure you that this provision did not impact its search for a business combination target.

Activities taken by existing Plum shareholders to increase the likelihood of approval of the Business Combination Proposal and the other proposals described in this proxy statement/prospectus could have a depressive effect on Plum’s securities.

At any time prior to the Business Combination, during a period when they are not then aware of any material nonpublic information regarding Plum, the Sponsor, Plum’s directors, officers, advisors or any of their respective affiliates may purchase shares from institutional and other investors who vote, or indicate an intention to vote, against the Business Combination Proposal, or execute agreements to purchase such shares from such investors in the future, or they may enter into transactions with such investors and others to provide them with incentives to acquire Class A ordinary shares of Plum or vote their shares in favor of the Business Combination Proposal. The purpose of such share purchases and other transactions would be to increase the likelihood of satisfaction of the requirements to consummate the Business Combination where it appears that such requirements would otherwise not be met. Entering into any such arrangements may have a depressive effect on Plum’s securities. For example, as a result of these arrangements, an investor or holder may have the ability to effectively purchase shares at a price lower than the market price and may therefore be more likely to sell the shares they own, either prior to or immediately after the Extraordinary General Meeting.

Because Veea is not conducting an underwritten public offering of its securities, no underwriter has conducted due diligence of Veea’s business, operations or financial condition or reviewed the disclosure in this proxy statement/prospectus.

Section 11 of the Securities Act (“Section 11”) imposes liability on parties, including underwriters, involved in a securities offering if the registration statement contains a materially false statement or material omission. To effectively establish a due diligence defense against a cause of action brought pursuant to Section 11, a defendant, including an underwriter, carries the burden of proof to demonstrate that he or she, after reasonable investigation, believed that the statements in the registration statement were true and free of material omissions. In order to meet this burden of proof, underwriters in a registered offering typically conduct extensive due diligence of the issuer and vet the issuer’s disclosure. Such due diligence may include calls with the issuer’s management, review of material agreements, and background checks on key personnel, among other investigations.

Because Veea intends to become publicly traded through a business combination with Plum rather than through an underwritten public offering of its common stock, no underwriter is involved in the transaction. As a result, no underwriter has conducted diligence on Veea or Plum in order to establish a due diligence defense with respect to the disclosure presented in this proxy statement/prospectus. If such investigation had occurred, certain information in this proxy statement/prospectus may have been presented in a different manner or additional information may have been presented at the request of such underwriter. Investors in Plum and New Plum must rely on the information in this proxy statement/prospectus and will not have the benefit of an independent review and investigation of the type normally performed by an independent underwriter in a public securities offering. While sponsors, private investors and management in a business combination undertake a certain level of due diligence, it is not necessarily the same level of due diligence undertaken by an underwriter in a public securities offering and, therefore, there could be a heightened risk of an incorrect valuation of Veea’s business or material misstatements or omissions in this proxy statement/prospectus.

In addition, because there are no underwriters engaged in connection with the Business Combination, prior to the opening of trading on the trading day immediately following the Closing, there will be no traditional “roadshow” or book building process, and no price at which underwriters initially sold shares to the public to help inform efficient and sufficient price discovery with respect to the initial post-closing trades. Therefore, buy and sell orders submitted prior to and at the opening of initial post-closing trading of New Plum’s securities will not have the benefit of being informed by a published price range or a price at which the underwriters initially sold shares to the public, as would be the case in an underwritten Initial Public Offering. There will be no underwriters assuming risk in connection with an initial resale of New Plum’s securities or helping to stabilize, maintain or affect the public price of New Plum’s securities following the Closing. Moreover, New Plum will not engage in, and has not and will not, directly or indirectly, request financial advisors to engage in, any special selling efforts or stabilization or price support activities in connection with the New Plum securities that will be outstanding immediately following the Closing. In addition, since New Plum will become public through a merger, securities analysts of major brokerage firms may not provide coverage of New Plum since there is no incentive to brokerage firms to recommend the purchase of its shares of common stock. No assurance can be given that brokerage firms will, in the future, want to conduct any offerings on New Plum’s behalf. All of these differences from an underwritten public offering of New Plum’s securities could result in a more volatile price for New Plum’s securities.

In addition, the Sponsor, certain members of the Plum Board and its officers, as well as their respective affiliates and permitted transferees, have interests in the Business Combination that are different from or are in addition to those of holders of New Plum’s securities following completion of the Business Combination, and that would not be present in an underwritten public offering of New Plum’s securities. Such interests may have influenced the Plum Board in making its recommendation that Plum shareholders vote in favor of the approval of the Business Combination Proposal and the other proposals described in this proxy statement/prospectus. See also “— Since Plum’s Initial Shareholders, directors and executive officers have interests that are different, or in addition to (and which may conflict with), the interests of its shareholders, a conflict of interest may have existed in determining whether the Business Combination with Veea is appropriate as Plum’s initial business combination. Such interests include that Plum’s Initial Shareholders, directors and executive officers, will lose their entire investment in Plum if the initial business combination is not completed.”

Such differences from an underwritten public offering may present material risks to unaffiliated investors that would not exist if New Plum became a publicly listed company through an underwritten Initial Public Offering instead of upon completion of the Business Combination.

The SEC has issued final rules relating to certain activities of SPACs. Certain of the procedures that Plum, a potential business combination target, or others may determine to undertake in connection with such rules may increase Plum’s costs and the time needed to complete its initial business combination and may constrain the circumstances under which Plum could complete an initial business combination. The need for compliance with the final rules may cause Plum to liquidate the funds in the Trust Account or liquidate at an earlier time than it might otherwise choose.

On January 24, 2024, the SEC issued final rules (the “SPAC Final Rules”) relating, among other things, to disclosures in SEC filings in connection with Business Combination transactions between SPACs such as Plum and private operating companies; the financial statement requirements applicable to transactions involving shell companies; the use of projections by SPACs in SEC filings in connection with proposed Business Combination transactions; the potential liability of certain participants in proposed business combination transactions; and the treatment of SPACs under the Investment Company Act of 1940, as amended (the “Investment Company Act”).

In adopting the SPAC Final Rules, the SEC did not adopt the proposed safe harbor from treatment as an investment company under the Investment Company Act, but did provide guidance on activities that may raise concerns as to investment company status:

•        Nature of SPAC assets and income.    For instance, a SPAC that owns or proposes to acquire 40% or more of its total assets in investment securities or a SPAC whose income is substantially derived from such assets would likely be considered an investment company. Holding U.S. government securities, U.S. registered money market funds and cash items, as is customary for SPACs during the period between a SPAC’s initial public offering and de-SPAC transaction, should not result in investment company status.

•        Management activities.    Certain activities of the SPAC’s officers, directors and employees may be factors in the investment company determination, such as spending a considerable amount of time in managing the SPAC’s portfolio to achieve returns and not actively seeking a de-SPAC transaction.

•        Duration.    While the SEC does not offer a bright line rule as to the duration of the SPAC, if a SPAC continues to operate without completing a de-SPAC transaction and its assets are substantially composed of, and its income derived from, securities, its activities may be more difficult to distinguish from those of an investment company. The SEC guidance indicated that the 12-month safe harbor for transient investment companies under Rule 3a-2 and the 18-month limit contemplated by Rule 419 were relevant analogies in analyzing the investment company status of a SPAC and that the further a SPAC operated beyond those timelines, the greater the investment company concerns would be, depending on the overall facts and circumstances.

•        Holding out.    If the SPAC holds itself out as primarily engaged in investing, reinvesting or trading in securities, it will likely be considered an investment company.

•        Merging with an investment company.    If the target company in a de-SPAC transaction is an investment company, the SPAC is likely to be considered an investment company.

The SPAC Final Rules have not yet been adopted, and may be adopted in the proposed form or in a different form that could impose additional regulatory requirements on SPACs. Certain of the procedures that Plum, a potential business combination target, or others may determine to undertake in connection with the SPAC Final Rules, or pursuant to the SEC’s views expressed in the SPAC Final Rules, may increase the costs and time of negotiating and completing an initial business combination, and may constrain the circumstances under which Plum could complete an initial business combination. Compliance with the SPAC Final Rules may cause Plum to liquidate the funds in the Trust Account or liquidate at an earlier time than it might otherwise choose. Were Plum to liquidate, its Warrants would expire worthless, and its securityholders would lose the investment opportunity associated with an investment in the combined company, including any potential price appreciation of Plum’s securities.

If Plum is deemed to be an investment company for purposes of the Investment Company Act, it would be required to institute burdensome compliance requirements and Plum’s activities would be severely restricted. As a result, in such circumstances, unless Plum is able to modify its activities so that it would not be deemed an investment company, Plum would expect to abandon its efforts to complete an initial business combination and instead move to liquidate.

As described further above, the SPAC Final Rules relate, among other matters, to the circumstances in which SPACs, including companies like Plum, could potentially be subject to the Investment Company Act and the regulations thereunder. If Plum is deemed to be an investment company under the Investment Company Act, its activities would be severely restricted, including:

•        restrictions on the nature of Plum’s investments; and

•        restrictions on the issuance of securities.

In addition, Plum would be subject to burdensome compliance requirements, including:

•        registration as an investment company with the SEC;

•        adoption of a specific form of corporate structure; and

•        reporting, record keeping, proxy and disclosure requirements and other rules and regulations that Plum is not currently subject to.

Plum does not believe that its principal activities will subject it to regulation as an investment company under the Investment Company Act. However, if Plum is deemed to be an investment company and subject to compliance with and regulation under the Investment Company Act, it would be subject to additional regulatory burdens and expenses for which it has not allotted funds. As a result, unless Plum is able to modify its activities so that it would not be deemed an investment company, Plum would expect to abandon its efforts to complete an initial business combination and instead move to liquidate.

Changes in laws or regulations, or a failure to comply with any laws and regulations, may adversely affect Plum’s business, including its ability to negotiate and complete its initial business combination, and results of operations.

Plum is subject to laws and regulations enacted by national, regional and local governments. In particular, Plum will be required to comply with certain SEC and other legal requirements. Compliance with, and monitoring of, applicable laws and regulations may be difficult, time consuming and costly. Those laws and regulations and their interpretation and application may also change from time to time and those changes could have a material adverse effect on Plum’s business, investments and results of operations, including Plum’s ability to negotiate and complete an initial business combination. In addition, a failure to comply with applicable laws or regulations, as interpreted and applied, could have a material adverse effect on Plum’s business, including its ability to negotiate and complete its initial business combination, and results of operations.

On January 24, 2024, the SEC issued the SPAC Final Rules, which, if implemented, may materially adversely affect Plum’s business, financial condition and results of operations. See “— The SEC has issued final rules relating to certain activities of SPACs. Certain of the procedures that Plum, a potential business combination target, or others may determine to undertake in connection with such rules may increase Plum’s costs and the time needed to complete its initial business combination and may constrain the circumstances under which Plum could complete an initial business combination. The need for compliance with the SPAC Final Rules may cause Plum to liquidate the funds in the Trust Account or liquidate at an earlier time than it might otherwise choose.” and “— If Plum is deemed to be an investment company for purposes of the Investment Company Act, it would be required to institute burdensome compliance requirements and Plum’s activities would be severely restricted. As a result, in such circumstances, unless Plum is able to modify its activities so that it would not be deemed an investment company, Plum would expect to abandon its efforts to complete an initial business combination and instead move to liquidate.”

To mitigate the risk that Plum might be deemed to be an investment company for purposes of the Investment Company Act, Plum may, at any time, instruct the trustee to liquidate the securities held in the Trust Account and instead instruct the trustee to hold the funds in the Trust Account in cash until the earlier of the consummation of Plum’s initial business combination or its liquidation. As a result, following the liquidation of securities in the Trust Account, Plum would likely receive minimal interest, if any, on the funds held in the Trust Account, which would reduce the dollar amount the Public Shareholders would receive upon any Redemption or liquidation of Plum.

The funds in the Trust Account have, since Plum’s Initial Public Offering, been held only in U.S. government treasury obligations with a maturity of 185 days or less or in money market funds investing solely in U.S. government treasury obligations and meeting certain conditions under Rule 2a-7 under the Investment Company Act. However, to mitigate the risk of Plum being deemed to be an unregistered investment company (including under the subjective test of Section 3(a)(1)(A) of the Investment Company Act) and thus subject to regulation under the Investment Company Act, Plum may, at any time, instruct Continental Stock Transfer & Trust Company, the trustee with respect to the Trust Account, to liquidate the U.S. government treasury obligations or money market funds held in the Trust Account and thereafter to hold all funds in the Trust Account in cash until the earlier of the consummation of Plum’s initial business combination or liquidation of the Company. Following such liquidation, Plum would likely receive minimal interest, if any, on the funds held in the Trust Account. However, interest previously earned on the funds held in the Trust Account still may be released to Plum to pay its taxes, if any, and certain other expenses as permitted. As a result, any decision to liquidate the securities held in the Trust Account and thereafter to hold all funds in the Trust Account in cash would reduce the dollar amount the Public Shareholders would receive upon any Redemption or liquidation of the Company.

The longer that the funds in the Trust Account are held in short-term U.S. government treasury obligations or in money market funds invested exclusively in such securities, the greater the risk that Plum may be considered an unregistered investment company, in which case Plum may be required to liquidate. Accordingly, Plum may determine, in its discretion, to liquidate the securities held in the Trust Account at any time and instead hold all funds in the Trust Account in cash, which would further reduce the dollar amount the Public Shareholders would receive upon any Redemption or liquidation of the Company.

Subsequent to the consummation of the Business Combination, New Plum may be required to take write-downs or write-offs, restructuring and impairment or other charges that could have a significant negative effect on its financial condition, results of operations and the share price of its securities, which could cause you to lose some or all of your investment.

Plum cannot assure you that the due diligence conducted in relation to Veea has identified all material issues or risks associated with Veea, its business or the industry in which it competes. As a result of these factors, Plum may incur additional costs and expenses and New Plum may be forced to later write-down or write-off assets, restructure its operations, or incur impairment or other charges that could result in its reporting losses. Even if Plum’s due diligence has identified certain risks, unexpected risks may arise and previously known risks may materialize in a manner not consistent with its preliminary risk analysis. If any of these risks materialize, this could have a material adverse effect on New Plum’s financial condition and results of operations and could contribute to negative market perceptions about its securities of New Plum. Accordingly, any shareholders of Plum who choose to remain New Plum stockholders following the Business Combination could suffer a reduction in the value of their shares and Warrants. Such shareholders are unlikely to have a remedy for such reduction in value unless they are able to successfully claim that the reduction was due to the breach by Plum’s officers or directors of a duty of care or other fiduciary duty owed to them, or if they are able to successfully bring a private claim under securities laws that the registration statement or proxy statement/prospectus relating to the Business Combination contained an actionable material misstatement or material omission.

As a public reporting company, New Plum will be subject to rules and regulations established from time to time by the SEC regarding its internal controls over financial reporting. If New Plum fails to establish and maintain effective internal controls over financial reporting and disclosure controls and procedures, it may not be able to accurately report its financial results or report them in a timely manner, which could adversely affect New Plum’s business.

Upon completion of the Business Combination, New Plum will become a public reporting company subject to the rules and regulations established from time to time by the SEC. These rules and regulations will require, among other things, that New Plum establish and periodically evaluate procedures with respect to its internal controls over financial reporting. Reporting obligations as a public company are likely to place a considerable strain on New Plum’s financial and management systems, processes, and controls, as well as on its personnel.

In addition, prior to the Business Combination, Veea has not been required to document and test its internal controls over financial reporting nor has Veea’s management been required to certify the effectiveness of its internal controls, and its auditors have not been required to opine on the effectiveness of Veea’s internal controls over financial reporting. However, as a public company, New Plum will be required to document and test its internal control over financial reporting pursuant to Section 404 of the Sarbanes-Oxley Act so that New Plum’s management can certify as to the effectiveness of its internal controls over financial reporting by the time New Plum’s second annual report is filed with the SEC and thereafter, which will require New Plum to document and make significant changes to its internal controls over financial reporting. As a public company, New Plum will be subject to the reporting requirements of the Exchange Act, the Sarbanes-Oxley Act and the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010, as well as rules adopted, and to be adopted, by the SEC and Nasdaq, and other applicable securities rules and regulations, which impose various requirements on public companies, including the establishment and maintenance of effective disclosure and financial controls and changes in corporate governance practices. New Plum’s management and other personnel will need to devote a substantial amount of time to these public company requirements. Moreover, these rules and regulations may substantially increase New Plum’s legal and financial compliance costs and may make some activities more time-consuming and costly. New Plum may need to hire additional legal, accounting and financial staff with appropriate public company experience and technical accounting knowledge and maintain an internal audit function.

Upon consummation of the Business Combination, New Plum will develop and refine its disclosure controls and other procedures that are designed to ensure that information required to be disclosed by New Plum in the reports that it will file with the SEC is recorded, processed, summarized, and reported within the time periods specified in SEC rules and forms and that information required to be disclosed in reports under the Exchange Act is accumulated and communicated to our principal executive and financial officers. It is expected that New Plum will improve its internal controls over financial reporting, which includes hiring additional accounting and financial personnel to implement such processes and controls. It is expected that New Plum will incur costs related to implementing an internal audit and compliance function in the upcoming years to further improve its internal controls environment.

New Plum will incur increased costs as a result of being a public company.

As a privately held company, Veea has not been required to comply with certain corporate governance and financial reporting practices required of a publicly traded company. As a publicly traded company, New Plum will incur significant legal, accounting, and other expenses that Veea was not required to incur in the past, particularly after it is no longer an “emerging growth company.” In addition, new and changing laws, regulations, and standards relating to corporate governance and public disclosure, including changing regulations of the SEC and Nasdaq, have created uncertainty for public companies and have increased the costs and the time that the New Plum Board and management must devote to compliance. Furthermore, the need to establish the corporate infrastructure demanded of a public company may divert New Plum management’s attention from implementing its growth strategy, which could negatively affect New Plum’s business, results of operations, and financial condition.

The rules and regulations applicable to public companies are expected to make it more expensive for New Plum to obtain and maintain director and officer liability insurance, which could adversely affect its ability to attract and retain qualified officers and directors.

The rules and regulations applicable to public companies are expected to make it more expensive for New Plum to obtain and maintain director and officer liability insurance, and New Plum may be required to accept reduced coverage or incur substantially higher costs to obtain coverage. The amount or timing of additional costs that New Plum may incur to respond to these requirements cannot be estimated or predicted. The potential for increased personal liability could also make it more difficult for New Plum to attract and retain qualified members of the New Plum Board, particularly to serve on its audit committee and compensation committee, and qualified executive officers.

Plum’s shareholders who do not redeem their Public Shares will have a reduced ownership and voting interest after the Business Combination and will exercise less influence over management.

Upon the issuance of New Plum Common Stock in connection with the Business Combination, the percentage ownership of Public Shareholders who do not redeem their Public Shares will be diluted. The percentage of New Plum Common Stock that will be owned by Public Shareholders as a group will vary based on the number of Public Shares for which the holders thereof request Redemption in connection with the Business Combination. To illustrate the potential ownership percentages of Public Shareholders under different Redemption levels, based on the number of issued and outstanding shares of Plum Ordinary Shares and Veea common stock on  May 7, 2024, after giving effect to the Extension Redemptions, and based on the New Plum Common Stock expected to be issued in the Business Combination, non-redeeming Public Shareholders, as a group, will own:

•        if there are no Redemptions of Public Shares, 10.1% of New Plum Common Stock expected to be outstanding immediately after the Business Combination; or

•        if there are maximum Redemptions of 100% of the outstanding Public Shares,  0% of New Plum Common Stock expected to be outstanding immediately after the Business Combination.

Because of this, Public Shareholders, as a group, will have less influence on the board of directors, management and policies of New Plum than they now have on the board of directors, management and policies of Plum.

The ownership percentage with respect to New Plum following the Business Combination does not take into account the following potential issuances of securities, which will result in further dilution to Public Shareholders who do not redeem their Public Shares:

•        the issuance of up to 6,384,326 shares upon exercise of the Public Warrants at a price of $11.50 per share;

•        the issuance of up to 6,256,218 shares upon exercise of the Private Placement Warrants held by the Sponsor following the Business Combination at a price of $11.50 per share;

•        the issuance of up to 4,500,000 shares in connection with the earnout under the Business Combination Agreement;

•        the issuance of up to  4,852,697  shares under the Incentive Equity Plan; and

•        if the Sponsor, or Plum’s officers, directors or their affiliates make any working capital loans prior to the closing of the Business Combination, they may convert up to $1,500,000 of those loans into 1,500,000 warrants at a price of $1.50 per warrant.

If all such shares were issued immediately after the Business Combination, based on the number of issued and outstanding shares of Plum Ordinary Shares and Veea common stock on  May 7, 2024, after giving effect to the Extension Redemptions, and based on the New Plum Common Stock expected to be issued in the Business Combination, non-redeeming Public Shareholders, assuming no Redemptions of Public Shares, as a group, would own  6% of New Plum Common Stock outstanding assuming all such shares were issued immediately after the Business Combination.

The unaudited Pro Forma financial information included elsewhere in this proxy statement/prospectus may not be indicative of what New Plum’s actual financial position or results of operations would have been.

Plum and Veea currently operate as separate companies and have had no prior history as a combined entity, and Plum’s and Veea’s operations have not previously been managed on a combined basis. The Pro Forma financial information included in this proxy statement/prospectus is presented for informational purposes only and is not necessarily indicative of the financial position or results of operations that would have actually occurred had the Business Combination been completed at or as of the dates indicated, nor is it indicative of the future operating results or financial position of New Plum. The Pro Forma statement of operations does not reflect future nonrecurring charges resulting from the Business Combination. The unaudited Pro Forma financial information does not reflect future events that may occur after the Business Combination and does not consider potential impacts of future market conditions on revenues or expenses. The Pro Forma financial information included in the section entitled “Unaudited Pro Forma Condensed Combined Financial Information” has been derived from Plum’s and Veea’s historical financial statements and certain adjustments and assumptions have been made regarding Veea after giving effect to the Business Combination. There may be differences between preliminary estimates in the Pro Forma financial information and the final acquisition accounting, which could result in material differences from the Pro Forma information presented in this proxy statement/prospectus in respect of the estimated financial position and results of operations of New Plum.

In addition, the assumptions used in preparing the Pro Forma financial information may not prove to be accurate and other factors may affect New Plum’s financial condition or results of operations following the Closing. Any potential decline in New Plum’s financial condition or results of operations may cause significant variations in New Plum’s stock price.

The ability of Plum’s Public Shareholders to exercise Redemption rights with respect to a large number of its Public Shares may not allow it to complete the Business Combination or optimize the capital structure of New Plum and may increase the probability that the Business Combination would be unsuccessful and that you will have to wait for liquidation in order to redeem your shares.

At the time of entering into the Business Combination Agreement, Plum did not know how many shareholders may exercise their Redemption rights, and therefore, Plum needed to structure the transaction based on its expectations as to the number of shares that will be submitted for Redemption. The consummation of the Business Combination is conditioned upon, among other things, (i) the approval by the Plum shareholders of the Condition Precedent Proposals being obtained; (ii) the applicable waiting period under the HSR Act relating to the Business Combination having expired or been terminated; (iii) the completion of the offer to redeem the Class A ordinary shares of Plum; (iv) the New Plum Common Stock to be issued in connection with the Business Combination having been approved for listing on Nasdaq; and (v) that Plum has at least $5,000,001 of net tangible assets immediately after the Closing. Therefore, unless these conditions are waived by the applicable parties to the Business Combination Agreement, the Business Combination Agreement could terminate and the Business Combination may not be consummated. On March 15, 2023 and September 13, 2023, Plum held extraordinary general meetings of shareholders, at which shareholders voted upon, among other items, a proposal to amend Plum’s Existing Governing Documents to extend the date by which Plum must consummate an initial business combination. In connection with the extraordinary general meetings of shareholders held on March 15, 2023 and September 13, 2023, Plum shareholders elected to redeem an aggregate of 26,693,416 and 1,972,625 Public Shares, respectively. Following the Extension Redemptions, Plum had approximately $35.1 million left in its Trust Account. If the Business Combination is unsuccessful, you would not receive your pro rata portion of the Trust Account until Plum liquidates the Trust Account. If you are in need of immediate liquidity, you could attempt to sell your shares in the open market; however, at such time its shares may trade at a discount to the pro rata amount per share in the Trust Account. In either situation, you may suffer a material loss on your investment or lose the benefit of funds expected in connection with its Redemption until Plum liquidates or you are able to sell your shares in the open market. For further details, see “Business Combination Proposal — Conditions to Closing of the Business Combination.”

Plum’s Initial Shareholders, Veea, Plum’s directors, executive officers, advisors and their respective affiliates may elect to purchase Public Shares prior to the consummation of the Business Combination, which may influence the vote on the Business Combination and reduce the public “float” of its Class A ordinary shares.

At any time at or prior to the Business Combination, during a period when they are not then aware of any material nonpublic information regarding Plum or its securities, its Initial Shareholders, Veea and/or their directors, officers, advisors or respective affiliates may purchase Public Shares from institutional and other investors who vote, or indicate an intention to vote, against any of the Condition Precedent Proposals, or execute agreements to purchase such shares from such investors in the future, or they may enter into transactions with such investors and others to provide them with incentives to acquire Public Shares or vote their Public Shares in favor of the Condition Precedent Proposals. Such a purchase may include a contractual acknowledgement that such shareholder, although still the record or beneficial holder of its shares, is no longer the beneficial owner thereof and therefore agrees not to exercise its Redemption rights. In the event that Plum’s Initial Shareholders, Veea and/or their directors, officers, advisors or respective affiliates who have agreed to vote in favor of this transaction purchase shares in privately negotiated transactions from Public Shareholders who have already elected to exercise their Redemption rights, such selling shareholder would be required to revoke their prior elections to redeem their shares. It is intended that Rule 10b-18 would govern any such purchases by our Initial Shareholders, officers, directors or their affiliates, to the extent Rule 10b-18 applies. Rule 10b-18 provides a safe harbor from liability for market manipulation for purchases made under conditions set out in the Rule, including with respect to timing, pricing and volume of purchases. The purpose of such share purchases and other transactions would be (i) to increase the likelihood of satisfaction of the requirement that each of the Business Combination Proposal, the Advisory Charter Proposals, the Incentive Equity Plan Proposal, the Nasdaq Proposal, the ESPP Proposal and the Adjournment Proposal is approved by the affirmative vote of at least a majority of the votes cast by the holders of the issued Ordinary Shares present in person or represented by proxy at the Extraordinary General Meeting and entitled to vote on such matter (ii) increase the likelihood of satisfaction of the requirement that each of the Domestication Proposal and the Charter Amendment Proposal is approved by the affirmative vote of at least a two-thirds (66 2/3%) majority of the votes cast by the holders of the issued Ordinary Shares present in person or represented by proxy at the Extraordinary General Meeting and entitled to vote on such matter, (iii) otherwise limit the number of Public Shares electing to redeem and (iv) increase the likelihood of the satisfaction of the requirement that Plum’s net tangible assets (as determined in accordance with Rule 3a51-1(g)(1) of the Exchange Act) are at least $5,000,001 after giving effect to the transactions contemplated by the Business Combination Agreement.

As of the date of this proxy statement/prospectus, there have been no such discussions and no agreements to such effect that have been entered into with any such investor or holder. If such a transaction were to occur, it is contemplated that, in accordance with the SEC’s Compliance and Disclosure Interpretation 166.01, such persons would agree, among other things, that: (i) the purchase price for the Public Shares will not exceed the redemption price; (ii) the persons described above will waive redemption rights, if any, with respect to the Public Shares they acquire in such transactions; and (iii) any such Public Shares acquired by the persons described above would not vote on the Business Combination Proposal. If such arrangements or agreements are entered into, Plum will file a Current Report on Form 8-K prior to the Extraordinary General Meeting to disclose any arrangements entered into or significant purchases made by any of the aforementioned persons. Any such report will include (i) the number of Plum Class A ordinary shares purchased and the purchase price; (ii) the purpose of such purchases; (iii) the impact of such purchases on the likelihood that the Business Combination Proposal will be approved; (iv) the identities or characteristics of security holders who sold shares if not purchased in the open market or the nature of the sellers; and (v) the number of Plum Class A ordinary shares for which Plum has received redemption requests.

Entering into any such arrangements may have a depressive effect on the per share price of the Public Shares. For example, as a result of these arrangements, an investor or holder may have the ability to effectively purchase shares at a price lower than market and may therefore be more likely to sell the shares such investor owns, either at or prior to the Business Combination.

If such transactions are effected, the consequence could be to cause the Business Combination to be consummated in circumstances where such consummation could not otherwise occur. Purchases of shares by the persons described above would allow them to exert more influence over the approval of the proposals to be presented at the Extraordinary General Meeting and would likely increase the chances that such proposals would be approved.

In addition, if such purchases are made, the public “float” of Plum’s Public Shares and the number of beneficial holders of its securities may be reduced, possibly making it difficult to maintain or obtain the quotation, listing or trading of its securities on a national securities exchange.

If Plum’s Initial Shareholders, officers, directors or their affiliates elect to purchase Public Shares from Public Shareholders, such purchases may affect the market price of Plum’s securities.

Any purchases of Public Shares by Plum’s Initial Shareholders, officers, directors or their affiliates in public or privately negotiated transactions as described above may increase the market price of Plum’s securities. Further, although none of Plum’s Initial Shareholders, officers, directors or their affiliates currently anticipate paying a premium to the market price for such shares, in the event they do pay a premium, such amount will not be more than $11.14  (the Redemption price available to Plum shareholders based on funds in the Trust Account of approximately $36.29  million as of April 25, 2024) and such payment may not be in the best interest of those holders who have not sold their shares in such transaction or who have not received such premium. There is no other limit on the number of shares that Plum’s Initial Shareholders, officers, directors or their affiliates could acquire or the price such parties may pay. Any such securities purchased by Plum’s Initial Shareholders, officers, directors or their affiliates would not be voted in favor of approving the Business Combination and they will waive Redemption rights with respect to such securities.

If the market does not view the Business Combination positively, purchases of Public Shares may have the effect of counteracting the market’s view, which otherwise would have been reflected in a decline in the market price of Plum’s securities. In addition, once such purchases end, the termination of the price support they provide may materially adversely affect the market price of Plum’s securities.

As of the date of this proxy statement/prospectus, no agreements with respect to the private purchase of Public Shares by Plum or the persons described above have been entered into with any Public Shareholder. If Plum becomes aware of any private arrangements entered into or significant private purchases made by any of the persons described above that would affect the vote on the Business Combination or other proposals, Plum will file a Current Report on Form 8-K to disclose (i) the amount of such securities purchased; (ii) the purpose of the purchases; (iii) the impact, if any, of the purchases on the likelihood that the Business Combination will be approved; (iv) the identities of security holders who sold the securities (if not purchased on the open market) or the nature of security holders who sold to Plum’s Initial Shareholders, officers, directors or their affiliates; and (v) the number of securities for which Plum has received Redemption requests pursuant to the vote to approve the Business Combination.

If third parties bring claims against Plum, the proceeds held in the Trust Account could be reduced and the per share Redemption amount received by shareholders may be less than $10.00 per share (which was the offering price in its Initial Public Offering).

Plum’s placing of funds in the Trust Account may not protect those funds from third-party claims against Plum. Although Plum has and will continue to seek to have all vendors, service providers (other than its independent registered public accounting firm), prospective target businesses or other entities with which Plum does business execute agreements with Plum waiving any right, title, interest or claim of any kind in or to any monies held in the Trust Account, there is no guarantee that they will execute such agreements or even if they execute such agreements that they would be prevented from bringing claims against the Trust Account, including, but not limited to, fraudulent inducement, breach of fiduciary responsibility or other similar claims, as well as claims challenging the enforceability of the waiver, in each case in order to gain advantage with respect to a claim against its assets, including the funds held in the Trust Account. If any third party refuses to execute an agreement waiving such claims to the monies held in the Trust Account, its management will perform an analysis of the alternatives available to it and will only enter into an agreement with a third party that has not executed a waiver if management believes that such third party’s engagement would be significantly more beneficial to Plum than any alternative.

Examples of possible instances where Plum may engage a third party that refuses to execute a waiver include the engagement of a third party consultant whose particular expertise or skills are believed by management to be significantly superior to those of other consultants that would agree to execute a waiver or in cases where management is unable to find a service provider willing to execute a waiver. In addition, there is no guarantee that such entities will agree to waive any claims they may have in the future as a result of, or arising out of, any negotiations, contracts or agreements with Plum and will not seek recourse against the Trust Account for any reason. Upon Redemption of Plum’s Public Shares, if Plum is unable to complete its business combination within the prescribed time frame, or upon the exercise of a Redemption right in connection with its business combination, Plum will be required to provide for payment of claims of creditors that were not waived that may be brought against it within the ten years following Redemption. Accordingly, the per share Redemption amount received by Public Shareholders could be less than the $10.00 per share initially held in the Trust Account, due to claims of such creditors. In order to protect the amounts held in the Trust Account, the Sponsor has agreed to be liable to Plum if and to the extent any claims by a vendor for services rendered or products sold to Plum, or a prospective target business with which Plum has discussed entering into a transaction agreement, reduces the amount of funds in the Trust Account. This liability will not apply with respect to any claims by a third party who executed a waiver of any right, title, interest or claim of any kind in or to any monies held in the Trust Account or to any claims under its indemnity of the underwriters of its Initial Public Offering against certain liabilities, including liabilities under the Securities Act. Moreover, even in the event that an executed waiver is deemed to be unenforceable against a third party, the Sponsor will not be responsible to the extent of any liability for such third party claims. Plum has not independently verified whether the Sponsor has sufficient funds to satisfy its indemnity obligations and Plum has not asked Sponsor to reserve for such indemnification obligations. Therefore, Plum cannot assure you that the Sponsor would be able to satisfy those obligations. None of Plum’s officers will indemnify Plum for claims by third parties including, without limitation, claims by vendors and prospective target businesses.

Additionally, if Plum is forced to file a bankruptcy case or an involuntary bankruptcy case is filed against Plum which is not dismissed, or if Plum otherwise enters compulsory or court supervised liquidation, the proceeds held in the Trust Account could be subject to applicable bankruptcy law, and may be included in its bankruptcy estate and subject to the claims of third parties with priority over the claims of its shareholders. To the extent any bankruptcy claims deplete the Trust Account, Plum may not be able to return to its Public Shareholders $10.00 per share (which was the offering price in its Initial Public Offering).

Plum’s shareholders may be held liable for claims by third parties against it to the extent of distributions received by them upon Redemption of their Class A ordinary shares.

If Plum is forced to enter into an insolvent liquidation, any distributions received by shareholders could be viewed as an unlawful payment if it was proved that immediately following the date on which the distribution was made, Plum was unable to pay its debts as they fall due in the ordinary course of business. As a result, a liquidator could seek to recover all amounts received by Plum’s shareholders. Furthermore, Plum’s directors may be viewed as having breached their fiduciary duties to Plum or its creditors and/or may have acted in bad faith, and thereby exposing themselves and Plum to claims, by paying the Public Shareholders from the Trust Account prior to addressing the claims of creditors. Claims may be brought against Plum for these reasons.

Plum’s directors may decide not to enforce the indemnification obligations of the Sponsor, resulting in a reduction in the amount of funds in the Trust Account available for distribution to the public stockholders.

In the event that the proceeds in the Trust Account are reduced below the lesser of (i) $10.00 per share and (ii) the actual amount per Public Share held in the Trust Account as of the date of the liquidation of the Trust Account if less than $10.00 per Public Share due to reductions in the value of the trust assets, in each case less taxes payable, and Plum’s Sponsor asserts that it is unable to satisfy its obligations or that it has no indemnification obligations related to a particular claim, its independent directors would determine whether to take legal action against its Sponsor to enforce its indemnification obligations. While Plum currently expects that its independent directors would take legal action on its behalf against its Sponsor to enforce its indemnification obligations to Plum, it is possible that its independent directors in exercising their business judgment and subject to their fiduciary duties may choose not to do so in any particular instance. If Plum’s independent directors choose not to enforce these indemnification obligations, the amount of funds in the Trust Account available for distribution to its Public Shareholders may be reduced below $10.00 per share.

Plum may not have sufficient funds to satisfy indemnification claims of its directors and executive officers.

Plum has agreed to indemnify its officers and directors to the fullest extent permitted by law. However, its officers and directors have agreed to waive any right, title, interest or claim of any kind in or to any monies in the Trust Account and to not seek recourse against the Trust Account for any reason whatsoever (except to the extent they are entitled to funds from the Trust Account due to their ownership of Public Shares).

Accordingly, any indemnification provided will be able to be satisfied by Plum only if (i) Plum has sufficient funds outside of the Trust Account or (ii) Plum consummates the Business Combination. Plum’s obligation to indemnify its officers and directors may discourage shareholders from bringing a lawsuit against its officers or directors for breach of their fiduciary duty. These provisions also may have the effect of reducing the likelihood of derivative litigation against its officers and directors, even though such an action, if successful, might otherwise benefit Plum and its shareholders. Furthermore, a shareholder’s investment may be adversely affected to the extent Plum pays the costs of settlement and damage awards against its officers and directors pursuant to these indemnification provisions.

In the event Plum distributes the proceeds in the Trust Account to its Public Shareholders and subsequently files a bankruptcy petition or an involuntary bankruptcy petition is filed against Plum that is not dismissed, a bankruptcy court may seek to recover such proceeds, and Plum and the Plum Board may be exposed to claims of punitive damages.

If, after Plum distributes the proceeds in the Trust Account to its Public Shareholders, Plum files a bankruptcy petition or an involuntary bankruptcy petition is filed against Plum that is not dismissed, any distributions received by shareholders could be viewed under applicable debtor/creditor and/or bankruptcy laws as either a “preferential transfer” or a “fraudulent conveyance.” As a result, a bankruptcy court could seek to recover all amounts received by its shareholders. In addition, the Plum Board may be viewed as having breached its fiduciary duty to its creditors and/or having acted in bad faith, thereby exposing it and Plum to claims of punitive damages, by paying Public Shareholders from the Trust Account prior to addressing the claims of creditors. Plum cannot assure you that claims will not be brought against Plum for these reasons.

If, before distributing the proceeds in the Trust Account to Plum’s Public Shareholders, Plum files a bankruptcy petition or an involuntary bankruptcy petition is filed against Plum that is not dismissed, the claims of creditors in such proceeding may have priority over the claims of its shareholders and the per share amount that would otherwise be received by its shareholders in connection with its liquidation may be reduced.

If, before distributing the proceeds in the Trust Account to Plum’s Public Shareholders, Plum files a bankruptcy petition or an involuntary bankruptcy petition is filed against Plum that is not dismissed, the proceeds held in the Trust Account could be subject to applicable bankruptcy law, and may be included in Plum’s bankruptcy estate and subject to the claims of third parties with priority over the claims of its shareholders. To the extent any bankruptcy claims deplete the Trust Account, the per share amount that would otherwise be received by Plum’s shareholders in connection with its liquidation may be reduced.

Plum’s shareholders may be held liable for claims by third parties against Plum to the extent of distributions received by them upon Redemption of their shares.

If Plum is forced to enter into an insolvent liquidation, any distributions received by shareholders could be viewed as an unlawful payment if it was proved that immediately following the date on which the distribution was made, Plum was unable to pay its debts as they fall due in the ordinary course of business. As a result, a liquidator could seek to recover all amounts received by its shareholders. Furthermore, Plum’s directors may be viewed as having breached their fiduciary duties to Plum or its creditors and/or may have acted in bad faith, and thereby exposing themselves and its company to claims, by paying Public Shareholders from the Trust Account prior to addressing the claims of creditors. Claims may be brought against Plum for these reasons. Plum and its directors and officers who knowingly and willfully authorized or permitted any distribution to be paid out of the Trust Account while Plum was unable to pay its debts as they fall due in the ordinary course of business would be guilty of an offence and may be liable to a fine of KYD$15,000 (which equates to approximately US$18,000) and to imprisonment for five years in the Cayman Islands.

Upon the consummation of the Business Combination, New Plum will be an emerging growth company and a smaller reporting company within the meaning of the Securities Act, and if New Plum takes advantage of certain exemptions from disclosure requirements available to “emerging growth companies” or “smaller reporting companies,” this could make its securities less attractive to investors and may make it more difficult to compare its performance with other public companies.

Upon consummation of the Business Combination, New Plum will be an “emerging growth company” within the meaning of the Securities Act, as modified by the JOBS Act, and New Plum may take advantage of certain exemptions from various reporting requirements that are applicable to other public companies that are not “emerging growth companies” including, but not limited to, not being required to comply with the auditor attestation requirements of Section 404 of the Sarbanes-Oxley Act, reduced disclosure obligations regarding executive compensation in New Plum’s periodic reports and proxy statements, and exemptions from the requirements of holding a nonbinding advisory vote on executive compensation and shareholder approval of any golden parachute payments not previously approved. As a result, New Plum’s shareholders may not have access to certain information they may deem important. New Plum could be an emerging growth company for up to five years, although circumstances could cause it to lose that status earlier, including if the market value of the New Plum Common Stock held by non-affiliates exceeds $700 million as of any June 30 before that time, in which case New Plum would no longer be an emerging growth company as of the following December 31. New Plum cannot predict whether investors will find its securities less attractive because New Plum will rely on these exemptions. If some investors find New Plum’s securities less attractive as a result of its reliance on these exemptions, the trading prices of its securities may be lower than they otherwise would be, there may be a less active trading market for its securities and the trading prices of its securities may be more volatile.

Further, Section 102(b)(1) of the JOBS Act exempts emerging growth companies from being required to comply with new or revised financial accounting standards until private companies (that is, those that have not had a Securities Act registration statement declared effective or do not have a class of securities registered under the Exchange Act) are required to comply with the new or revised financial accounting standards. The JOBS Act provides that a company can elect to opt out of the extended transition period and comply with the requirements that apply to non-emerging growth companies but any such an election to opt out is irrevocable. New Plum is expected to not to opt out of such extended transition period which means that when a standard is issued or revised and it has different application dates for public or private companies, New Plum, as an emerging growth company, can adopt the new or revised standard at the time private companies adopt the new or revised standard. This may make comparison of its financial statements with another public company which is neither an emerging growth company nor an emerging growth company which has opted out of using the extended transition period difficult or impossible because of the potential differences in accounting standards used.

Additionally, Plum is and New Plum will initially be a “smaller reporting company” as defined in Item 10(f)(1) of Regulation S-K. Smaller reporting companies may take advantage of certain reduced disclosure obligations, including, among other things, providing only two years of audited financial statements. New Plum will remain a smaller reporting company until the last day of the fiscal year in which (i) the market value of the New Plum Common Stock held by non-affiliates exceeds $250 million as of the prior June 30, or (ii) its annual revenues exceeded $100 million during such completed fiscal year and the market value of the New Plum Common Stock held by non-affiliates exceeds $700 million as of the prior June 30. To the extent New Plum takes advantage of such reduced disclosure obligations, it may also make comparison of its financial statements with other public companies difficult or impossible.

Compliance obligations under the Sarbanes-Oxley Act may make it more difficult for Plum to effectuate the Business Combination, require substantial financial and management resources and increase the time and costs of completing a business combination.

The fact that Plum is a blank check company makes compliance with the requirements of the Sarbanes-Oxley Act particularly burdensome on Plum as compared to other public companies. Veea is not a public reporting company required to comply with Section 404 of the Sarbanes-Oxley Act and New Plum management may not be able to effectively and timely implement controls and procedures that adequately respond to the increased regulatory compliance and reporting requirements that will be applicable to New Plum after the Business Combination. If New Plum is not able to implement the requirements of Section 404, including any additional requirements once New Plum is no longer an emerging growth company, in a timely manner or with adequate compliance, New Plum may not be able to assess whether its internal controls over financial reporting are effective, which may subject New Plum to adverse regulatory consequences and could harm investor confidence and the market price of New Plum Common Stock. Additionally, once New Plum is no longer an emerging growth company, New Plum will be required to comply with the independent registered public accounting firm attestation requirement on its internal controls over financial reporting.

A significant portion of New Plum’s total outstanding shares will be restricted from immediate resale but may be sold into the market in the near future. This could cause the market price of New Plum Common Stock to drop significantly, even if New Plum’s business is doing well.

Upon completion of the Business Combination, sales of a substantial number of shares of New Plum Common Stock in the public market could occur at any time. These sales, or the perception in the market that the holders of a large number of shares intend to sell shares, could reduce the market price of New Plum Common Stock.

It is anticipated that, upon completion of the Business Combination, (i) Veea’s current shareholders will own, collectively, approximately 70.6% of the outstanding New Plum Common Stock and (ii) Plum’s Initial Shareholders will own approximately 19.3% of the outstanding New Plum Common Stock, in each case, assuming that none of Plum’s outstanding Public Shares are redeemed in connection with the Business Combination, or approximately 78.5% and 21.5%, respectively, assuming that all of Plum’s outstanding Public Shares are redeemed in connection with the Business Combination. These percentages assume that (i) 22,839,905 shares of New Plum Common Stock are issued to Veea’s current shareholders at Closing; and (ii) all New Plum Warrants to purchase New Plum Common Stock that will be outstanding immediately following Closing have not been exercised. If the actual facts are different than these assumptions, the ownership percentages in New Plum will be different.

Although the Sponsor and certain of Veea’s stockholders will be subject to certain restrictions regarding the transfer of New Plum Common Stock, these shares may be sold after the expiration or early termination of the respective applicable lock-ups under the Lock-Up Agreements. New Plum intends to file one or more registration statements shortly after the Closing of the Business Combination to provide for the resale of such shares from time to time. As restrictions on resale end and the registration statements are available for use, the market price of New Plum Common Stock could decline if the holders of currently restricted shares sell them or are perceived by the market as intending to sell them.

New Plum’s directors, executive officers and principal stockholders will continue to have substantial control over New Plum after the consummation of the Business Combination, which could limit New Plum’s ability to influence the outcome of key transactions, including a change of control.

Upon the consummation of the Business Combination, New Plum’s executive officers, directors and principal stockholders and their affiliates will own 9,569,559 shares of New Plum Common Stock, or approximately 30.5% of the outstanding shares of New Plum Common Stock, after giving effect to the Business Combination, or 34.0% assuming that all of Plum’s outstanding Public Shares are redeemed in connection with the Business Combination. As a result, these stockholders will be able to exercise a significant level of control over all matters requiring stockholder approval, including the election of directors and the approval of mergers, acquisitions or other extraordinary transactions. They may also have interests that differ from yours and may vote in a way with which you disagree and which may be adverse to New Plum’s interests. This concentration of ownership may have the effect of delaying, preventing or deterring a change of control of New Plum, could deprive New Plum’s stockholders of an opportunity to receive a premium for their common stock as part of a sale of New Plum and might ultimately affect the market price of New Plum Common Stock.

The Public Shareholders may experience immediate dilution as a consequence of the issuance of New Plum Common Stock as consideration in the Business Combination.

In accordance with the terms and subject to the conditions of the Business Combination Agreement, at Closing, each Existing Veea Share issued and outstanding immediately prior to the Effective Time shall be converted into the right to receive the number of shares of duly authorized, validly issued, fully paid and nonassessable shares of New Plum Common Stock equal to $180,000,000, plus the aggregate exercise prices of Veea’s in-the-money, vested convertible securities, divided by $10.00. The Business Combination Agreement also contemplates that Veea may sell New Financing Securities generating proceeds of up to $70,000,000 (or more with Plum’s consent) between the date of the Business Combination Agreement and the Closing, and the holders of such New Financing

Securities will receive shares of New Plum Common Stock in the aggregate equal to the amount raised through the issuance of the New Financing Securities divided by $7.50. For further details, see “Business Combination Proposal — Consideration to Veea Stockholders in the Business Combination.”

In addition, Veea employees, directors and consultants hold, and after the Business Combination, may be granted, equity awards and/or purchase rights under the Incentive Equity Plan. You will experience additional dilution when those equity awards and purchase rights become vested and settled or exercisable, as applicable, for shares of New Plum Common Stock.

The issuance of additional New Plum Common Stock will significantly dilute the equity interests of existing holders of Plum securities, and may adversely affect prevailing market prices for the New Plum Common Stock and/or the New Plum Warrants.

Warrants will become exercisable for New Plum Common Stock, which, if exercised, would increase the number of shares eligible for future resale in the public market and result in dilution to its shareholders.

If the Business Combination is completed, outstanding Warrants to purchase an aggregate of 12,640,544 shares of New Plum Common Stock will become exercisable in accordance with the terms of the Warrant Agreement. These Warrants will become exercisable 30 days after Closing. The exercise price of these Warrants will be $11.50 per share. To the extent such Warrants are exercised, additional shares of New Plum Common Stock will be issued, which will result in dilution to the holders of New Plum Common Stock and increase the number of shares eligible for resale in the public market. Sales of substantial numbers of such shares in the public market or the fact that such Warrants may be exercised could adversely affect the prevailing market prices of New Plum Common Stock. However, there is no guarantee that the Warrants will ever be in the money prior to their expiration, and as such, the Warrants may expire worthless. See “— Even if the Business Combination is consummated the terms of the Warrants may be amended in a manner adverse to a holder if holders of at least 50% of the then outstanding Public Warrants approve of such amendment.”

Even if the Business Combination is consummated the terms of the Warrants may be amended in a manner adverse to a holder if holders of at least 50% of the then outstanding Public Warrants approve of such amendment.

The Public Warrants were issued in registered form under a Warrant Agreement between Continental, as warrant agent, and Plum. The Warrant Agreement provides that the terms of the Warrants may be amended without the consent of any holder to cure any ambiguity or correct any defective provision or correct any mistake, but requires the approval by the holders of at least 50% of the then-outstanding Public Warrants to make any change that adversely affects the interests of the registered holders of Public Warrants. Accordingly, Plum may amend the terms of the Public Warrants in a manner adverse to a holder if holders of at least 50% of the then-outstanding Public Warrants approve of such amendment and, solely with respect to any amendment to the terms of the Private Placement Warrants or any provision of the Warrant Agreement with respect to the Private Placement Warrants, 50% of the number of the then outstanding Private Placement Warrants. Although Plum’s ability to amend the terms of the Public Warrants with the consent of at least 50% of the then-outstanding Public Warrants is unlimited, examples of such amendments could be amendments to, among other things, increase the exercise price of the Warrants, convert the Warrants into cash, shorten the exercise period or decrease the number of shares of New Plum Common Stock purchasable upon exercise of a Warrant.

New Plum may redeem a Public Warrant holder’s unexpired Public Warrants prior to their exercise at a time that may be disadvantageous to such Public Warrant holder, thereby making its Public Warrants worthless.

New Plum will have the ability to redeem outstanding Public Warrants at any time after they become exercisable and prior to their expiration, at a price of $0.01 per Warrant, provided that the last reported sales price of New Plum Common Stock equals or exceeds $18.00 per share (as adjusted for adjustments to the number of shares issuable upon exercise or the exercise price of a Warrant) for any 20 trading-days within a 30 trading-day period ending on the third trading day prior to the date New Plum sends the notice of Redemption to the Public Warrant holders. If and when the Public Warrants become redeemable by New Plum, New Plum may exercise its Redemption right even if New Plum is unable to register or qualify the underlying securities for sale under all applicable state securities laws. Redemption of the outstanding Public Warrants could force a Public Warrant holder to: (i) exercise its Public Warrants and pay the exercise price at a time when it may be disadvantageous for such Public Warrant holder to do so; (ii) sell its Public Warrants at the then-current market price when a warrant holder might otherwise wish to hold its Warrants; or (iii) accept the nominal Redemption price which, at the time the outstanding Public Warrants are called for Redemption, is likely to be substantially less than the market value of a Public Warrant holder’s Public Warrants. None of the Private Placement Warrants will be redeemable by New Plum so long as they are held by their initial purchasers or their permitted transferees.

The value received upon exercise of the Public Warrants (1) may be less than the value the holders would have received if they had exercised their Public Warrants at a later time where the underlying share price is higher and (2) may not compensate the holders for the value of the Public Warrants.

A Public Warrant holder may only be able to exercise its Public Warrants on a “cashless basis” under certain circumstances, and if a Public Warrant holder does so, such Public Warrant holder will receive fewer New Plum Common Stock from such exercise than if a Public Warrant holder were to exercise such Public Warrants for cash.

The Warrant Agreement provides that in the following circumstances holders of Warrants who seek to exercise their Public Warrants will not be permitted to do so for cash and will, instead, be required to do so on a cashless basis in accordance with Section 3(a)(9) of the Securities Act: (i) if the New Plum Common Stock issuable upon exercise of the Public Warrants are not registered under the Securities Act in accordance with the terms of the Warrant Agreement; (ii) if New Plum has so elected and the New Plum Common Stock are at the time of any exercise of a Public Warrant not listed on a national securities exchange such that they satisfy the definition of “covered securities” under Section 18(b)(1) of the Securities Act; and (iii) if New Plum has so elected and it calls the Public Warrants for Redemption. If you exercise your Public Warrants on a cashless basis, you would pay the Warrant exercise price by surrendering all of the Public Warrants for that number of New Plum Common Stock equal to the less of (A) the quotient obtained by dividing (x) the product of the number of New Plum Common Stock underlying the Public Warrants, multiplied by the excess of the “fair market value” of the New Plum Common Stock (as defined in the next sentence) over the exercise price of the Public Warrants by (y) the fair market value and (B) 0.361. The “fair market value” is the average reported closing price of the New Plum Common Stock for the 10 trading-days ending on the third trading-day prior to the date on which the notice of Redemption is sent to the holders of the Public Warrants. As a result, you would receive fewer shares of New Plum Common Stock from such exercise than if you were to exercise such Public Warrants for cash.

Even if the Business Combination is consummated, there can be no assurance that the Public Warrants will be in the money at the time they become exercisable, and they may expire worthless.

The exercise price for the outstanding Public Warrants is $11.50 per share. There can be no assurance that such Public Warrants will be in the money following the time they become exercisable and prior to their expiration, and as such, the Public Warrants may expire worthless.

The Warrant Agreement designates the courts of the State of New York or the United States District Court for the Southern District of New York as the sole and exclusive forum for certain types of actions and proceedings that may be initiated by holders of its Warrants, which could limit the ability of warrant holders to obtain a favorable judicial forum for disputes with Plum.

Warrant Agreement provides that, subject to applicable law, (i) any action, proceeding or claim against Plum arising out of or relating in any way to the Warrant Agreement, including under the Securities Act, will be brought and enforced in the courts of the State of New York or the United States District Court for the Southern District of New York, and (ii) that Plum irrevocably submits to such jurisdiction, which jurisdiction shall be the exclusive forum for any such action, proceeding or claim. Plum will waive any objection to such exclusive jurisdiction and that such courts represent an inconvenient forum.

Notwithstanding the foregoing, these provisions of the Warrant Agreement will not apply to suits brought to enforce any liability or duty created by the Exchange Act or any other claim for which the federal district courts of the United States of America are the sole and exclusive forum. Any person or entity purchasing or otherwise acquiring any interest in any of its Warrants shall be deemed to have notice of and to have consented to the forum provisions in its Warrant Agreement. If any action, the subject matter of which is within the scope of the forum provisions of the Warrant Agreement, is filed in a court other than a court of the State of New York or the United States District Court for the Southern District of New York (a “Foreign Action”) in the name of any holder of Warrants, such holder shall be deemed to have consented to: (x) the personal jurisdiction of the state and federal courts located in the State of New York in connection with any action brought in any such court to enforce the forum provisions (an “Enforcement Action”), and (y) having service of process made upon such Warrant holder in any such enforcement action by service upon such Warrant holder’s counsel in the foreign action as agent for such Warrant holder.

This choice-of-forum provision may limit a Warrant holder’s ability to bring a claim in a judicial forum that it finds favorable for disputes with Plum’s, which may discourage such lawsuits. Alternatively, if a court were to find this provision of the Warrant Agreement inapplicable or unenforceable with respect to one or more of the specified types of actions or proceedings, Plum may incur additional costs associated with resolving such matters in other jurisdictions, which could materially and adversely affect its business, financial condition and results of operations and result in a diversion of the time and resources of its management and board of directors.

Nasdaq may not list New Plum’s securities on its exchange, which could limit investors’ ability to make transactions in New Plum’s securities and subject New Plum to additional trading restrictions.

An active trading market for New Plum’s securities following the Business Combination may never develop or, if developed, it may not be sustained. In connection with the Business Combination, in order to continue to maintain the listing of New Plum’s securities on Nasdaq, Plum will be required to demonstrate compliance with Nasdaq’s initial listing requirements. Plum will apply to have New Plum’s securities listed on Nasdaq upon consummation of the Business Combination. Plum cannot assure you that New Plum will be able to meet all listing requirements. Even if New Plum’s securities are listed on Nasdaq, New Plum may be unable to maintain the listing of its securities in the future.

If New Plum fails to meet the listing requirements and Nasdaq does not list its securities on its exchange, Veea would not be required to consummate the Business Combination. In the event that Veea elects to waive this condition, and the Business Combination is consummated without New Plum’s securities being listed on Nasdaq or on another national securities exchange, New Plum could face significant material adverse consequences, including:

•        a limited availability of market quotations for New Plum’s securities;

•        reduced liquidity for New Plum’s securities;

•        a determination that New Plum Common Stock is a “penny stock” which will require brokers trading in New Plum Common Stock to adhere to more stringent rules and possibly result in a reduced level of trading activity in the secondary trading market for New Plum’s securities;

•        a limited amount of news and analyst coverage; and

•        a decreased ability to issue additional securities or obtain additional financing in the future.

The National Securities Markets Improvement Act of 1996, which is a federal statute, prevents or preempts the states from regulating the sale of certain securities, which are referred to as “covered securities.” If New Plum’s securities were not listed on Nasdaq, such securities would not qualify as covered securities and New Plum would be subject to regulation in each state in which New Plum offers its securities because states are not preempted from regulating the sale of securities that are not covered securities.

An active, liquid trading market for New Plum’s securities may not develop, which may limit your ability to sell such securities.

Although Plum intends to apply to list the New Plum Common Stock and New Plum Warrants on Nasdaq under the ticker symbols “VEEA” and “VEEAW”, respectively, an active trading market for such securities may never develop or be sustained following the consummation of the Business Combination. The initial valuation of $10.00 per share may not be indicative of the market price of New Plum Common Stock that will prevail in the open market after the consummation of the Business Combination. A public trading market having the desirable characteristics of depth, liquidity and orderliness depends upon the existence of willing buyers and sellers at any given time, such existence being dependent upon the individual decisions of buyers and sellers over which neither we nor any market maker has control. The failure of an active and liquid trading market to develop and continue would likely have a material adverse effect on the value of New Plum Common Stock and New Plum Warrants. The market price of New Plum Common Stock may decline below $10.00 per share, and you may not be able to sell your New Plum Common Stock at or above $10.00 per share, or at all. An inactive market may also impair New Plum’s ability to raise capital to continue to fund operations.

Reports published by analysts, including projections in those reports that differ from New Plum’s actual results, could adversely affect the price and trading volume of its common shares.

Securities research analysts may establish and publish their own periodic projections for New Plum following consummation of the Business Combination. These projections may vary widely and may not accurately predict the results New Plum actually achieves. New Plum’s share price may decline if its actual results do not match the projections of these securities research analysts. Similarly, if one or more of the analysts who write reports on New Plum downgrades its stock or publishes inaccurate or unfavorable research about its business, New Plum’s share price could decline. If one or more of these analysts ceases coverage of New Plum or fails to publish reports on New Plum regularly, New Plum’s share price or trading volume could decline. While Plum expects research analyst coverage following consummation of the Business Combination, if no analysts commence coverage of New Plum, the market price and volume for New Plum Common Stock could be adversely affected.

In addition, following the Business Combination, fluctuations in the price of New Plum’s securities could contribute to the loss of all or part of your investment. Prior to the Business Combination, there has not been a public market for the stock of Veea. Accordingly, the valuation ascribed to Veea in the Business Combination may not be indicative of the price that will prevail in the trading market following the Business Combination. The trading price of the New Plum securities following the Business Combination could be volatile and subject to wide fluctuations in response to various factors, some of which are beyond New Plum’s control. Any of the factors listed below could have a material adverse effect on New Plum’s securities and the New Plum securities may trade at prices significantly below the price you paid for them. In such circumstances, the trading price of the New Plum securities may not recover and may experience a further decline.

Factors affecting the trading price of New Plum’s securities may include:

•        actual or anticipated fluctuations in our financial results or the financial results of companies perceived to be similar to New Plum;

•        changes in the market’s expectations about New Plum’s operating results;

•        success of New Plum’s competitors;

•        operating results failing to meet the expectations of securities analysts or investors in a particular period;

•        changes in financial estimates and recommendations by securities analysts concerning New Plum or the industry in which New Plum operates in general;

•        operating and stock price performance of other companies that investors deem comparable to New Plum;

•        changes in laws and regulations affecting New Plum’s business;

•        commencement of, or involvement in, litigation involving New Plum;

•        changes in New Plum’s capital structure, such as future issuances of securities or the incurrence of debt;

•        the volume of shares of New Plum Common Stock available for public sale;

•        any major change in the New Plum Board or management;

•        sales of substantial amounts of New Plum Common Stock by its directors, executive officers or significant stockholders or the perception that such sales could occur; and

•        general economic and political conditions such as recessions, interest rates, fuel prices, international currency fluctuations and acts of war or terrorism.

Broad market and industry factors may materially harm the market price of New Plum’s securities irrespective of its operating performance. The stock market in general has experienced extreme volatility that has often been unrelated to the operating performance of particular companies. As a result of this volatility, you may not be able to sell your securities at or above the price at which they were acquired. A loss of investor confidence in the market for the stocks of other companies which investors perceive to be similar to New Plum could depress its stock price regardless of New Plum’s business, prospects, financial conditions or results of operations. A decline in the market price of New Plum’s securities also could adversely affect its ability to issue additional securities and its ability to obtain additional financing in the future.

New Plum may fail to meet New Plum’s publicly announced guidance or other expectations about New Plum’s business, which would cause New Plum’s stock price to decline.

New Plum expects to provide guidance regarding New Plum’s expected financial and business performance, such as projections regarding sales and product development, as well as anticipated future revenues, gross margins, profitability and cash flows. Correctly identifying key factors affecting business conditions and predicting future events is inherently an uncertain process and New Plum’s guidance may not be accurate. If New Plum’s guidance is not accurate or varies from actual results due to New Plum’s inability to meet New Plum’s assumptions or the impact on New Plum’s financial performance that could occur as a result of various risks and uncertainties, the market value of New Plum Common Stock could decline significantly.

New Plum does not intend to pay cash dividends for the foreseeable future.

Following the Business Combination, New Plum intends to retain its future earnings, if any, to finance the further development and expansion of its business and does not intend to pay cash dividends for the foreseeable future. Any future determination to pay dividends will be at the discretion of New Plum’s Board and will depend on its financial condition, results of operations, capital requirements, restrictions contained in future agreements and financing instruments, business prospects and such other factors as its board of directors deems relevant.

Plum is subject to, and New Plum will be subject to, changing law and regulations regarding public company regulatory matters, corporate governance and public disclosure that have increased both Plum’s costs and the risk of non-compliance and will increase both New Plum’s costs and the risk of non-compliance.

Plum is, and New Plum will be, subject to rules and regulations by various governing bodies applicable to public companies, including, for example, the SEC, which are charged with the protection of investors and the oversight of companies whose securities are publicly traded, and to new and evolving regulatory measures under applicable law. Plum’s efforts to comply with new and changing laws and regulations have resulted in, and New Plum’s efforts to comply with new and changing laws and regulations likely will result in, increased general and administrative expenses and a diversion of management time and attention.

Moreover, because these laws, regulations and standards are subject to varying interpretations, their application in practice may evolve over time as new guidance becomes available. This evolution may result in continuing uncertainty regarding compliance matters and additional costs necessitated by ongoing revisions to New Plum’s disclosure and governance practices. If New Plum fails to address and comply with these regulations and any subsequent changes, New Plum may be subject to penalty and its business may be harmed.

During the pendency of the Business Combination, Plum will not be able to solicit, initiate or take any action to facilitate or encourage any inquiries or the making, submission or announcement of, or enter into a business combination with another party because of restrictions in the Business Combination Agreement. Furthermore, certain provisions of the Business Combination Agreement will discourage third parties from submitting alternative takeover proposals, including proposals that may be superior to the arrangements contemplated by the Business Combination Agreement.

During the pendency of the Business Combination, Plum will not be able to enter into a business combination with another party because of restrictions in the Business Combination Agreement. Furthermore, certain provisions of the Business Combination Agreement will discourage third parties from submitting alternative takeover proposals, including proposals that may be superior to the arrangements contemplated by the Business Combination Agreement, in part because of the inability of the Plum Board to change its recommendation in connection with the Business Combination. The Business Combination Agreement does not permit the Plum Board to change, withdraw, withhold, qualify or modify, or publicly propose to change, withdraw, withhold, qualify or modify its recommendation in favor of adoption of the proposals included herein.

Certain covenants in the Business Combination Agreement impede the ability of Plum to make acquisitions or complete certain other transactions pending completion of the Business Combination. As a result, Plum may be at a disadvantage to its competitors during that period. In addition, if the Business Combination is not completed, these provisions will make it more difficult to complete an alternative business combination following the termination of the Business Combination Agreement due to the passage of time during which these provisions have remained in effect.

Recent increases in inflation and interest rates in the United States and elsewhere could make it more difficult for Plum to consummate the Business Combination.

Recent increases in inflation and interest rates in the United States and elsewhere may lead to increased price volatility for publicly traded securities, including Plum’s and, upon the consummation of the Business Combination, New Plum’s, and may lead to other national, regional and international economic disruptions, any of which could make it more difficult for Plum to consummate the Business Combination.

Military conflict in Ukraine, Israel or elsewhere may lead to increased volatility for publicly traded securities, which could make it more difficult for us to consummate an initial business combination.

Military conflict in Ukraine, Israel or elsewhere may lead to increased volatility for publicly traded securities, including Plum’s and, upon the consummation of the Business Combination, New Plum’s, and to other national, regional and international economic disruptions and economic uncertainty, any of which could make it more difficult for us to identify a business combination target and consummate an initial business combination on acceptable commercial terms or at all.

New Plum’s business and operations could be negatively affected if it becomes subject to any securities litigation or stockholder activism, which could cause New Plum to incur significant expense, hinder execution of business and growth strategy and impact its stock price.

In the past, following periods of volatility in the market price of a company’s securities, securities class action litigation has often been brought against that company. Shareholder activism, which could take many forms or arise in a variety of situations, has been increasing recently. Volatility in the stock price of the New Plum Common Stock or other reasons may in the future cause it to become the target of securities litigation or stockholder activism. Securities litigation and stockholder activism, including potential proxy contests, could result in substantial costs and divert management’s and the New Plum Board’s attention and resources from New Plum’s business. Additionally, such securities litigation and stockholder activism could give rise to perceived uncertainties as to New Plum’s future, adversely affect its relationships with suppliers, service providers and customers and make it more difficult to attract and retain qualified personnel. Also, New Plum may be required to incur significant legal fees and other expenses related to any securities litigation and activist stockholder matters.

Further, New Plum’s stock price could be subject to significant fluctuation or otherwise be adversely affected by the events, risks and uncertainties of any securities litigation and stockholder activism.

Plum has identified material weaknesses in its internal control over financial reporting and may identify additional material weaknesses or significant deficiencies in the future or otherwise fail to maintain an effective system of internal control, which may result in material misstatements of our consolidated financial statements and impair our ability to produce accurate financial statements or prevent fraud.

As described in Plum’s Annual Report on Form 10-K for the year ended December 31, 2023, filed on March 1, 2024, Plum identified a material weakness in its internal controls over financial reporting relating to the accounting for certain subscription liabilities in connection with Subscription Agreements entered into with certain investors (for further details regarding the Subscription Agreements, see “Certain Relationships And Related Person Transactions — Certain Relationships and Related Person Transactions of Plum — Subscription Agreements”). The identified material weakness resulted in ineffective disclosure controls and procedures and internal control over Plum’s financial reporting. Ineffective disclosure controls and procedures and internal control over financial reporting could cause investors to lose confidence in New Plum’s reported financial and other information.

A material weakness is a deficiency, or combination of deficiencies, in internal controls over financial reporting such that there is a reasonable possibility that a material misstatement of Plum’s annual or interim financial statements will not be prevented or detected on a timely basis. While Plum continually undertakes steps to improve Plum’s internal controls over financial reporting as Plum’s business changes, Plum may not be successful in making the improvements and changes necessary to be able to identify and remediate control deficiencies or material weaknesses on a timely basis. If Plum is unable to successfully remediate any current or future material weaknesses in Plum internal controls over financial reporting, the accuracy and timing of Plum’s financial reporting may be adversely affected; Plum’s liquidity, access to capital markets and perceptions of Plum’s creditworthiness may be adversely affected; Plum may be unable to maintain compliance with securities laws, stock exchange listing requirements and debt instruments covenants regarding the timely filing of periodic reports; Plum may be subject to regulatory investigations and penalties; investors may lose confidence in its financial reporting; Plum may suffer defaults under Plum’s debt instruments; and Plum’s stock price may decline.

Plum’s management has concluded that this material weakness in our internal controls over financial reporting is due to the fact that we did not have the necessary business processes and related internal controls formally designed and implemented, and has taken steps to establish and implement such internal controls.

Plum’s management will monitor the effectiveness of its remediation plans and will make changes management determines to be appropriate. If Plum identifies any new material weaknesses in the future, any such newly-identified material weakness could limit Plum’s ability to prevent or detect a misstatement of its accounts or disclosures that could result in a material misstatement of its annual or interim financial statements. In such case, Plum may be unable to maintain compliance with securities law requirements regarding timely filing of periodic reports in addition to applicable stock exchange listing requirements, and investors may lose confidence in Plum’s financial reporting and its stock price may decline as a result. Although Plum has taken steps to maintain its internal control structure as required, including steps to remediate its material weakness, Plum cannot guarantee that a control deficiency will not result in a misstatement in the future.

Risks Related to the Consummation of the Domestication

The Domestication may result in adverse tax consequences for Public Shareholders and holders of Public Warrants, including Public Shareholders exercising their redemption rights.

It is uncertain whether the Domestication will qualify as a an F Reorganization within the meaning of Section 368(a)(l)(F) of the Code. While we intend to report the Domestication as an F Reorganization within the meaning of Section 368(a)(1)(F) of the Code, we have not sought, nor do we intend to seek, nor is the closing of the Domestication or the Merger conditioned on the receipt of, any ruling from the IRS or any opinion of counsel with respect to the qualification of the Domestication as an F Reorganization. Consequently, no assurance can be given that the IRS will not assert, or that a court would not sustain, a position contrary to any of those set forth below. Accordingly, each holders of Plum Securities are urged to consult their tax advisors with respect to the particular tax consequence of the Domestication to them. If the Domestication fails to qualify as an F Reorganization, a U.S. Holder (as defined in “U.S. Federal Income Tax Considerations — U.S. Holders”) of Public Shares or Public Warrants generally would recognize gain or loss with respect to its Public Shares or Public Warrants in an amount equal to the difference, if any, between the fair market value of the corresponding New Plum Common Stock or New Plum Warrants received in the Domestication and the U.S. Holder’s adjusted tax basis in its Public Shares or Public Warrants surrendered. Because the Domestication will occur prior to the redemption of U.S. Holders that exercise redemption rights with respect to public shares, U.S. Holders exercising such redemption rights, although not free from doubt, will likely be deemed to have exchanged their Public Shares for New Plum Common Stock and therefore subject to the potential tax consequences of the Domestication and also be subject to the tax consequences of the redemption. Additionally, Non-U.S. Holders (as defined in “U.S. Federal Income Tax Considerations — Non-U.S. Holders”) may become subject to withholding tax on any amounts treated as dividends paid on New Plum Common Stock after the Domestication.

Assuming that the Domestication qualifies as an F Reorganization, subject to the PFIC rules discussed below, U.S. Holders generally will be subject to Section 367(b) of the Code. A U.S. Holder whose Public Shares, on the date of the Domestication, have a fair market value of less than $50,000 and who, on the date of the Domestication, beneficially owns (actually or constructively) less than 10% of the total combined voting power of all classes of Public Shares entitled to vote and less than 10% of the total value of all classes of Plum Ordinary Shares generally will not recognize any gain or loss and will not be required to include any part of Plum’s earnings and profits in income as a result of the Domestication. A U.S. Holder whose Public Shares, on the date of the Domestication, have a fair market value of $50,000 or more and, who on the date of the Domestication, beneficially owns (actually or constructively) less than 10% of the total combined voting power of all classes of Public Shares and less than 10% of the total value of all classes of Plum Ordinary Shares, generally will recognize gain (but not loss) in respect of the Domestication as if such U.S. Holder exchanged its Public Shares for New Plum Common Stock in a taxable transaction, unless such U.S. Holder elects in accordance with applicable Treasury Regulations to include in income as a deemed dividend deemed paid by Plum the “all earnings and profits amount” (as defined in the Treasury Regulations under Section 367 of the Code) attributable to the Public Shares held directly by such U.S. Holder. A U.S. Holder who, on the day of the Domestication, beneficially owns (actually or constructively) 10% or more of the total combined voting power of Public Shares or 10% or more of the total value of all classes of Plum Ordinary Shares, generally will be required to include in income as a deemed dividend deemed paid by Plum the “all earnings and profits amount” (as defined in the Treasury Regulations under Section 367 of the Code) attributable to the public shares held directly by such U.S. Holder as a result of the Domestication. Plum does not expect to have significant, if any, cumulative net earnings and profits on the date of the Domestication and, therefore, the “all earnings and profits amount” attributable to the Public Shares is expected to be $0.

Additionally, even if the Domestication qualifies as an F Reorganization, proposed Treasury Regulations promulgated under Section 1291(f) of the Code (which have a retroactive effective date) generally require that, a U.S. person who disposes of stock of a PFIC (including for this purpose, under proposed Treasury Regulations that generally treat an “option” to acquire the stock of a PFIC as stock of the PFIC, exchanging Public Warrants for New Plum Warrants in the Domestication) must recognize gain equal to the excess of the fair market value of such PFIC stock over its adjusted tax basis, notwithstanding any other provision of the Code. Based upon the composition of its income and assets, and upon a review of its financial statements, Plum may be classified as a PFIC for U.S. federal income tax purposes. As a result, these proposed Treasury Regulations, if finalized in their current form, would generally require a U.S. Holder of Public Shares to recognize gain under the PFIC rules on the exchange of Public Shares for New Plum Common Stock pursuant to the Domestication unless such U.S. Holder has made certain tax elections with respect to such U.S. Holder’s Public Shares. In addition, the proposed Treasury Regulations provide coordinating rules with other sections of the Code, including Section 367(b), which affect the manner in which the rules under such other sections apply to transfers of PFIC stock. These proposed Treasury Regulations, if finalized in their current form, would also apply to a U.S. Holder who exchanges Public Warrants for New Plum Warrants; currently, however, the elections mentioned above do not apply to public warrants (for discussion regarding the unclear application of the PFIC rules to warrants, see “Material U.S. Federal Income Tax Consequences — U.S. Holders — Tax Effects of the Domestication to U.S. Holders — PFIC Considerations”). Any gain recognized from the application of the PFIC rules described above would be taxable income with no corresponding receipt of cash. The tax on any such gain would be imposed at the rate applicable to ordinary income and an interest charge would apply based on complex rules designed to offset the tax deferral to such U.S. Holder on the undistributed earnings, if any, of Plum. It is not possible to determine at this time whether, in what form, and with what effective date, final Treasury Regulations under Section 1291(f) of the Code may be adopted or how any such Treasury Regulations would apply.

All holders are urged to consult their tax advisors regarding the tax consequences to them of the Domestication. For a more detailed description of the U.S. federal income tax consequences associated with the Domestication, see “Material U.S. Federal Income Tax Consequences — U.S. Holders — Tax Effects of the Domestication to U.S. Holders” And “Material U.S. Federal Income Tax Consequences — Non-U.S. Holders — Tax Effects of the Domestication to Non-U.S. Holders.”

Upon consummation of the Business Combination, the rights of holders of New Plum Common Stock arising under the DGCL as well as the Proposed Governing Documents will differ from and may be less favorable to the rights of holders of Public Shares arising under Cayman Islands Companies Law as well as the Existing Governing Documents.

Upon consummation of the Business Combination, the rights of holders of New Plum Common Stock will arise under the Proposed Governing Documents as well as the DGCL. Those new organizational documents and the DGCL contain provisions that differ in some respects from those in the Existing Governing Documents and Cayman Islands Companies Law and, therefore, some rights of holders of New Plum Common Stock could differ from the rights that holders of Public Shares currently possess. For instance, while class actions are generally not available to shareholders under Cayman Islands Companies Law, such actions are generally available under the DGCL. This change could increase the likelihood that New Plum becomes involved in costly litigation, which could have a material adverse effect on New Plum.

In addition, there are differences between the Proposed Governing Documents of New Plum and the Existing Governing Documents of Plum. For a more detailed description of the rights of holders of New Plum Common Stock and how they may differ from the rights of holders of Public Shares, please see “Comparison of Corporate Governance and Shareholder Rights.” The forms of the Proposed Charter and the Proposed Bylaws of New Plum are attached as Annex C and Annex D, respectively, to this proxy statement/prospectus, and Plum urges you to read them.

Delaware law and New Plum’s Proposed Governing Documents contain certain provisions, including anti-takeover provisions, that limit the ability of stockholders to take certain actions and could delay or discourage takeover attempts that stockholders may consider favorable.

The Proposed Governing Documents that will be in effect upon consummation of the Business Combination, and the DGCL, contain provisions that could have the effect of rendering more difficult, delaying, or preventing an acquisition deemed undesirable by the New Plum Board and therefore depress the trading price of New Plum Common Stock. These provisions could also make it difficult for stockholders to take certain actions, including electing directors who are not nominated by the current members of the New Plum Board or taking other corporate actions, including effecting changes in New Plum’s management. Among other things, the Proposed Governing Documents include provisions regarding:

•        providing for a classified board of directors with staggered, three-year terms;

•        the ability of the New Plum Board to issue shares of preferred stock, including “blank check” preferred stock and to determine the price and other terms of those shares, including preferences and voting rights, without stockholder approval, which could be used to significantly dilute the ownership of a hostile acquirer;

•        the New Plum Proposed Charter will prohibit cumulative voting in the election of directors, which limits the ability of minority stockholders to elect director candidates;

•        the limitation of the liability of, and the indemnification of, New Plum’s directors and officers;

•        removal of the ability of New Plum stockholders to take action by written consent in lieu of a meeting;

•        the requirement that a special meeting of stockholders may be called only by or at the direction of the New Plum Board, the chairperson of the New Plum Board or the chief executive officer of New Plum, which could delay the ability of stockholders to force consideration of a proposal or to take action, including the removal of directors;

•        controlling the procedures for the conduct and scheduling of board of directors and stockholder meetings;

•        the ability of the New Plum Board to amend the bylaws, which may allow the New Plum Board to take additional actions to prevent an unsolicited takeover and inhibit the ability of an acquirer to amend the bylaws to facilitate an unsolicited takeover attempt; and

•        advance notice procedures with which stockholders must comply to nominate candidates to the New Plum Board or to propose matters to be acted upon at a stockholders’ meeting, which could preclude stockholders from bringing matters before annual or special meetings of stockholders and delay changes in the New Plum Board, and also may discourage or deter a potential acquirer from conducting a solicitation of proxies to elect the acquirer’s own slate of directors or otherwise attempting to obtain control of New Plum.

These provisions, alone or together, could delay or prevent hostile takeovers and changes in control or changes in the New Plum Board or management.

New Plum’s Proposed Charter will designate the Delaware Court of Chancery or the United States federal district courts as the sole and exclusive forum for substantially all disputes between New Plum and its stockholders, which could limit New Plum’s stockholders’ ability to obtain a favorable judicial forum for disputes with New Plum or its directors, officers, stockholders, employees or agents.

The Proposed Charter, which will be in effect upon consummation of the Business Combination, provides that, unless New Plum consents in writing to the selection of an alternative forum, the Court of Chancery of the State of Delaware shall be the sole and exclusive forum for state law claims for (i) any derivative action or proceeding brought on behalf of New Plum; (ii) any action, suit or proceeding asserting a claim of breach of a fiduciary duty owed by any current or former director, officer or other employee, agent or stockholder of New Plum against New Plum or against New Plum’s stockholders, (iii) any action, suit or proceeding asserting a claim against New Plum, its current or former directors, officers, employees, agents or stockholders arising pursuant to any provision of the DGCL or the Proposed Charter or Proposed Bylaws, or (iv) any action, suit or proceeding asserting a claim against New Plum, its current or former directors, officers, employees, agents or stockholders governed by the internal affairs doctrine. The foregoing provisions will not apply to any claims as to which the Delaware Court of Chancery determines that there is an indispensable party not subject to the jurisdiction of such court, which is rested in the exclusive jurisdiction of a court or forum other than such court (including claims arising under the Exchange Act), or for which such court does not have subject matter jurisdiction, or to any claims arising under the Securities Act and, unless New Plum consents in writing to the selection of an alternative forum, the United States District Court for the District of Delaware will be the sole and exclusive forum for resolving any action asserting a claim arising under the Securities Act.

Section 22 of the Securities Act creates concurrent jurisdiction for federal and state courts over all suits brought to enforce any duty or liability created by the Securities Act or the rules or regulations thereunder. Accordingly, both state and federal courts have jurisdiction to entertain such Securities Act claims. To prevent having to litigate claims in multiple jurisdictions and the threat of inconsistent or contrary rulings by different courts, among other considerations, New Plum’s Proposed Charter will provide that, unless New Plum consents in writing to the selection of an alternative forum, United States District Court for the District of Delaware shall be the exclusive forum for the resolution of any complaint asserting a cause of action arising under the Securities Act. There is uncertainty as to whether a court would enforce the forum provision with respect to claims under the federal securities laws.

This choice of forum provision in the Proposed Charter may limit a stockholder’s ability to bring a claim in a judicial forum that it finds favorable for disputes with New Plum or any of New Plum’s directors, officers, or other employees, which may discourage lawsuits with respect to such claims. There is uncertainty as to whether a court would enforce such provisions, and the enforceability of similar choice of forum provisions in other companies’ charter documents has been challenged in legal proceedings. It is possible that a court could find these types of provisions to be inapplicable or unenforceable, and if a court were to find the choice of forum provision contained in the Proposed Charter to be inapplicable or unenforceable in an action, New Plum may incur additional costs associated with resolving such action in other jurisdictions, which could harm New Plum’s business, results of operations and financial condition. Furthermore, investors cannot waive compliance with the federal securities laws and rules and regulations thereunder.

The Proposed Charter provides for indemnification of officers and directors of New Plum at New Plum’s expense, which may result in a significant cost to New Plum and hurt the interests of its stockholders because corporate resources may be expended for the benefit of officers and/or directors.

The Proposed Charter and applicable Delaware law provide for the indemnification of New Plum’s directors and officers, under certain circumstances, against any liability, action, proceeding, claim, demand, costs, damages or expenses, including legal expenses, whatsoever which they or any of them may incur as a result of any act or failure to act in carrying out their functions in connection with New Plum, other than such liability (if any) that they may incur by reason of their own actual fraud, dishonesty, willful neglect or willful default. New Plum will also bear the expenses of such litigation for any of the New Plum directors or officers, upon such person’s undertaking to repay any amounts paid, advanced, or reimbursed by New Plum if it is ultimately determined that any such person shall not have been entitled to indemnification. This indemnification policy could result in substantial expenditures by New Plum that we will be unable to recoup.

Risks Related to the Redemption

Public Shareholders who wish to redeem their Public Shares for a pro rata portion of the Trust Account must comply with specific requirements for Redemption that may make it more difficult for them to exercise their Redemption rights prior to the deadline. If shareholders fail to comply with the Redemption requirements specified in this proxy statement/prospectus, they will not be entitled to redeem their Public Shares for a pro rata portion of the funds held in the Trust Account.

A Public Shareholder will be entitled to receive cash for any Public Shares to be redeemed only if such public shareholder: (i) (a) holds Public Shares, or (b) if the Public Shareholder holds Public Shares through Units, the Public Shareholder elects to separate its Units into the underlying Public Shares and Public Warrants prior to exercising its Redemption rights with respect to the Public Shares; (ii) submits a written request to Continental, Plum’s Transfer Agent, in which it (a) requests that Plum redeem all or a portion of its Public Shares for cash, and (b) identifies itself as a beneficial holder of the Public Shares and provides its legal name, phone number and address; and (iii) delivers its Public Shares to Continental, Plum’s Transfer Agent, physically or electronically through DTC. Holders must complete the procedures for electing to redeem their Public Shares in the manner described above prior to            , Eastern Time, on            , 2024 (two business days before the scheduled vote at the Extraordinary General Meeting) in order for their shares to be redeemed. In order to obtain a physical share certificate, a shareholder’s broker and/or clearing broker, DTC and Continental, Plum’s Transfer Agent, will need to act to facilitate this request. It is Plum’s understanding that shareholders should generally allot at least two weeks to obtain physical certificates from Continental, Plum’s Transfer Agent. However, because Plum does not have any control over this process or over DTC, it may take significantly longer than two weeks to obtain a physical stock certificate. If it takes longer than anticipated to obtain a physical certificate, Public Shareholders who wish to redeem their Public Shares may be unable to obtain physical certificates by the deadline for exercising their Redemption rights and thus will be unable to redeem their shares.

If the Business Combination is consummated, and if a Public Shareholder properly exercises its right to redeem all or a portion of the Public Shares that it holds and timely delivers its shares to Continental, Plum’s Transfer Agent, Plum will redeem such Public Shares for a per-share price, payable in cash, equal to the pro rata portion of the remaining funds in the Trust Account, calculated as of two business days prior to the consummation of the Business Combination. Please see the section entitled “Extraordinary General Meeting of Plum — Redemption Rights” for additional information on how to exercise your Redemption rights.

If a Public Shareholder fails to receive notice of Plum’s offer to redeem Public Shares in connection with the Business Combination, or fails to comply with the procedures for tendering its shares, such shares may not be redeemed.

If, despite Plum’s compliance with the proxy rules, a Public Shareholder fails to receive Plum’s proxy materials, such Public Shareholder may not become aware of the opportunity to redeem his, her or its Public Shares. In addition, this proxy statement/prospectus describes the various procedures that must be complied with in order to validly redeem the Public Shares. In the event that a Public Shareholder fails to comply with these procedures, its Public Shares may not be redeemed. Please see the section entitled “Extraordinary General Meeting of Plum — Redemption Rights” for additional information on how to exercise your Redemption rights.

Plum does not have a specified maximum Redemption threshold. The absence of such a Redemption threshold may make it possible for Plum to complete the Business Combination even though a substantial majority of Plum’s Public Shareholders having redeemed their shares.

The Existing Governing Documents do not provide a specified maximum Redemption threshold, except that Plum will not redeem Public Shares in an amount that would cause Plum’s net tangible assets to be less than $5,000,001 after giving effect to the transactions contemplated by the Business Combination Agreement (as determined in accordance with Rule 3a51-1(g)(1) of the Exchange Act).

As a result, Plum may be able to complete the Business Combination even though a substantial portion of Public Shareholders have redeemed their shares or have entered into privately negotiated agreements to sell their shares to Sponsor, directors or officers or their affiliates. As of the date of this proxy statement/prospectus, no agreements with respect to the private purchase of Public Shares by Plum or the persons described above have been entered into with any such investor or holder. Plum will file or submit a Current Report on Form 8-K to disclose any material arrangements entered into or significant purchases made by any of the aforementioned persons that would affect the vote on the proposals to be put to the Extraordinary General Meeting or the Redemption threshold. Any such report will include descriptions of any arrangements entered into or significant purchases by any of the aforementioned persons.

If you or a “group” of shareholders of which you are a part are deemed to hold an aggregate of more than 15% of the Public Shares, you (or, if a member of such a group, all of the members of such group in the aggregate) will lose the ability to redeem all such shares in excess of 15% of the Public Shares.

A Public Shareholder, together with any of his, her or its affiliates or any other person with whom it is acting in concert or as a “group” (as defined under Section 13 of the Exchange Act), will be restricted from redeeming in the aggregate his, her or its shares or, if part of such a group, the group’s shares, in excess of 15% of the Public Shares. In order to determine whether a shareholder is acting in concert or as a group with another shareholder, Plum will require each Public Shareholder seeking to exercise Redemption rights to certify to Plum whether such shareholder is acting in concert or as a group with any other shareholder. Such certifications, together with other public information relating to stock ownership available to Plum at that time, such as Section 13D, Section 13G and Section 16 filings under the Exchange Act, will be the sole basis on which Plum makes the above-referenced determination. Your inability to redeem any such excess shares will reduce your influence over Plum’s ability to consummate the Business Combination and you could suffer a material loss on your investment in Plum if you sell such excess shares in open market transactions. Additionally, you will not receive Redemption distributions with respect to such excess shares if Plum consummates the Business Combination. As a result, you will continue to hold that number of shares aggregating to more than 15% of the Public Shares and, in order to dispose of such excess shares, would be required to sell your shares in open market transactions, potentially at a loss. Plum cannot assure you that the value of such excess shares will appreciate over time following the Business Combination or that the market price of the Public Shares will exceed the per share Redemption price. Notwithstanding the foregoing, shareholders may challenge Plum’s determination as to whether a shareholder is acting in concert or as a group with another shareholder in a court of competent jurisdiction.

However, Plum’s shareholders’ ability to vote all of their shares (including such excess shares) for or against the Business Combination is not restricted by this limitation on Redemption.

There is no guarantee that a shareholder’s decision whether to redeem its shares for a pro rata portion of the Trust Account will put the shareholder in a better future economic position.

Plum can give no assurance as to the price at which a shareholder may be able to sell its Public Shares in the future following the completion of the Business Combination or any alternative business combination. Certain events following the consummation of any initial business combination, including the Business Combination, may cause an increase in Plum’s share price, and may result in a lower value realized now than a shareholder of Plum might realize in the future had the shareholder not redeemed its shares. Similarly, if a shareholder does not redeem its shares, the shareholder will bear the risk of ownership of the Public Shares after the consummation of any initial business combination, including the Business Combination, and there can be no assurance that a shareholder can sell its shares in the future for a greater amount than the Redemption price set forth in this proxy statement/prospectus. A shareholder should consult the shareholder’s own financial advisor for assistance on how this may affect his, her or its individual situation.

The securities in which Plum invests the funds held in the Trust Account could bear a negative rate of interest, which could reduce the value of the assets held in trust such that the per-share Redemption amount received by Public Shareholders may be less than $10.00 per share.

The proceeds held in the Trust Account are invested only in U.S. government treasury obligations with a maturity of 185 days or less or in money market funds meeting certain conditions under Rule 2a-7 under the Investment Company Act, which invest only in direct U.S. government treasury obligations. While short-term U.S. government treasury obligations currently yield a positive rate of interest, they have briefly yielded negative interest rates in recent years. Central banks in Europe and Japan pursued interest rates below zero in recent years, and the Open Market Committee of the Federal Reserve has not ruled out the possibility that it may in the future adopt similar policies in the United States. In the event that Plum is unable to complete an initial business combination or make certain amendments to its Existing Governing Documents, its Public Shareholders are entitled to receive their pro-rata share of the proceeds held in the Trust Account, plus any interest income, net of income taxes paid or payable (less, in the case Plum is unable to complete the Business Combination, $100,000 of interest to pay dissolution expenses). Negative interest rates could reduce the value of the assets held in the Trust Account such that the per share Redemption amount received by Public Shareholders may be less than $10.00 per share.

U.S. federal income tax consequences of exercising your Redemption rights depend on your particular facts and circumstances. In addition, because the Domestication will occur prior to the Redemption, if you exercise the Redemption rights, you will be subject to the potential tax consequences of the Domestication as well.

The U.S. federal income tax consequences of exercising your Redemption rights with respect to your Public Shares to receive cash from the Trust Account in exchange for the applicable shares deemed received upon the Domestication depend on your particular facts and circumstances. Additionally, because the Domestication will occur prior to the Redemption of any shareholder, U.S. Holders (as defined in “Material U.S. Federal Income Tax Consequences of the Domestication and Redemption”) exercising Redemption rights, although not free from doubt, will likely be deemed to have exchanged their Public Shares for shares of New Plum Common Stock and therefore subject to the potential tax consequences of Section 367 of the Code as well as the U.S. federal income tax rules relating to PFICs. The tax consequences of Section 367 of the Code and the PFIC rules are discussed more fully below under “Material U.S. Federal Income Tax Consequences of the Domestication and Redemption — U.S. Holders.”

Risks if the Adjournment Proposal is Not Approved

If the Adjournment Proposal is not approved, and an insufficient number of votes have been obtained to authorize the consummation of the Business Combination and the Domestication, the Plum Board will not have the ability to adjourn the Extraordinary General Meeting to a later date in order to solicit further votes, and, therefore, the Business Combination will not be approved, and, therefore, the Business Combination may not be consummated.

The Plum Board is seeking approval to adjourn the Extraordinary General Meeting to a later date or dates if, at the Extraordinary General Meeting, based upon the tabulated votes, there are insufficient votes to approve each of the Condition Precedent Proposals. If the Adjournment Proposal is not approved, the Plum Board will not have the ability to adjourn the Extraordinary General Meeting to a later date and, therefore, will not have more time to solicit votes to approve the Condition Precedent Proposals. In such events, the Business Combination would not be completed.

Risks if the Domestication and the Business Combination are not Consummated

Plum cannot assure you that it will be able to complete the Business Combination or any other business combination prior to June 18, 2024, the date by which Plum is required to complete a business combination or be forced to liquidate.

Plum cannot assure you that it will be able to complete the Business Combination or any other business combination prior to June 18, 2024, the date by which Plum is required to complete a business combination or be forced to liquidate. Plum’s ability to consummate any business combination is dependent on a variety of factors, many of which are beyond its control. Even if Plum’s initial business combination is approved by its shareholders, it is possible that Redemptions will leave Plum with insufficient cash to consummate its initial business combination on commercially acceptable terms, or at all. Other than in connection with a Redemption offer or liquidation, Plum’s shareholders may be unable to recover their investment, except through sales of its securities on the open market. The price of Plum’s securities may be volatile, and there can be no assurance that shareholders will be able to dispose of Plum’s securities at favorable prices, or at all.

If Plum is not able to complete the Business Combination with Veea nor able to complete another business combination by June 18, 2024, in each case, Plum would cease all operations except for the purpose of winding up and Plum would redeem its Public Shares and liquidate the Trust Account, in which case Plum’s Public Shareholders may only receive approximately $10.00 per share and Plum’s Warrants will expire worthless.

If Plum is not able to complete the Business Combination with Veea nor able to complete another business combination by June 18, 2024, in each case, Plum will (i) cease all operations except for the purpose of winding up; (ii) as promptly as reasonably possible but not more than ten (10) business days thereafter, redeem the Public Shares, at a per-share price, payable in cash, equal to the aggregate amount then on deposit in the Trust Account, including interest earned on the funds held in the Trust Account (which interest shall be net of taxes payable and up to $100,000 of interest to pay dissolution expenses), divided by the number of the then-outstanding Public Shares, which Redemption will completely extinguish Public Shareholders’ rights as shareholders (including the right to receive further liquidation distributions, if any); and (iii) as promptly as reasonably possible following such Redemption, subject to the approval of its remaining shareholders and its board of directors, liquidate and dissolve, subject in the case of clauses (ii) and (iii) to its obligations under Cayman Islands Companies Law to provide for claims of creditors and in all cases subject to other requirements of applicable law. In such case, Plum’s Public Shareholders may only receive approximately $10.00 per share and its Warrants will expire worthless.

You will not have any rights or interests in funds from the Trust Account, except under certain limited circumstances. To liquidate your investment, therefore, you may be forced to sell your Public Shares or Public Warrants, potentially at a loss.

Plum’s Public Shareholders will be entitled to receive funds from the Trust Account only upon the earlier to occur of: (i) the completion of an initial business combination (including the closing of the Business Combination), and then only in connection with those Public Shares that such shareholder properly elected to redeem, subject to the limitations described herein; (ii) the Redemption of any Public Shares properly tendered in connection with a shareholder vote to amend the Existing Governing Documents (A) to modify the substance or timing of its obligation to provide holders of its Public Shares the right to have their shares redeemed in connection with a business combination or to redeem 100% of its Public Shares if Plum does not complete its initial business combination by June 18, 2024 or (B) with respect to any other provision relating to the rights of holders of its Public Shares; and (iii) the Redemption of its Public Shares if Plum has not consummated an initial business combination by June 18, 2024, subject to applicable law and as further described herein. Public Shareholders who redeem their Public Shares in connection with a shareholder vote described in clause (ii) in the preceding sentence will not be entitled to funds from the Trust Account upon the subsequent completion of an initial business combination or liquidation if Plum has not consummated an initial business combination by June 18, 2024, with respect to such Public Shares so redeemed. In no other circumstances will a shareholder have any right or interest of any kind to or in the Trust Account. Holders of Warrants will not have any right to the proceeds held in the Trust Account with respect to the Warrants. Accordingly, to liquidate your investment, you may be forced to sell your Public Shares or Warrants, potentially at a loss.

If Plum does not consummate the Business Combination or any other business combination by June 18, 2024, Plum’s Public Shareholders may be forced to wait until after such date before Redemption proceeds from the Trust Account may become available to Plum’s Public Shareholders.

If Plum is unable to consummate the Business Combination or any other business combination by June 18, 2024, Plum will distribute the aggregate amount then on deposit in the Trust Account, including interest earned on the funds held in the Trust Account and not previously released to Plum to pay its income taxes, if any (less up to $100,000 of the net interest earned thereon to pay dissolution expenses), pro rata to Public Shareholders by way of Redemption and cease all operations except for the purposes of winding up Plum’s affairs, as further described in this proxy statement/prospectus. Any Redemption of Public Shares shall be affected automatically by function of the Existing Governing Documents prior to any voluntary winding up. If Plum is required to wind-up, liquidate the Trust Account and distribute such amount therein, pro rata, to its Public Shareholders, as part of any liquidation process, such winding up, liquidation and distribution must comply with Cayman Islands Companies Law. In that case, investors may be forced to wait beyond June 18, 2024 before the Redemption proceeds of the Trust Account become available to them, and they receive the return of their pro rata portion of the proceeds from the Trust Account. Plum has no obligation to return funds to investors prior to the date of its Redemption or liquidation unless, prior thereto, Plum consummates its initial business combination or amends certain provisions of its Existing Governing Documents, and only then in cases where investors have sought to redeem their Public Shares. Only upon Plum’s Redemption or any liquidation will Public Shareholders be entitled to distributions if Plum does not complete its initial business combination and does not amend its Existing Governing Documents. Plum’s Existing Governing Documents provide that, if Plum winds up for any other reason prior to the consummation of its initial business combination, Plum will follow the foregoing procedures with respect to the liquidation of the Trust Account as promptly as reasonably possible but not more than ten business days thereafter, subject to applicable Cayman Islands Companies Law.

If the cash held outside the Trust Account is insufficient to allow Plum to operate through June 18, 2024, and Plum is unable to obtain additional capital, Plum may be unable to complete its initial business combination (including the Business Combination), in which case Plum’s Public Shareholders may only receive $10.00 per share, and Plum’s Warrants will expire worthless.

As of December 31, 2023, Plum had cash of approximately $0.1 million held outside the Trust Account, which is available for use by Plum to cover the costs associated with identifying a target business and negotiating a business combination and other general corporate uses. In addition, as of December 31, 2023, Plum had total current liabilities of approximately $7.74 million. The funds available to Plum outside of the Trust Account may not be sufficient to allow Plum to operate until June 18, 2024, assuming that its initial business combination is not completed during that time.

If Plum is required to seek additional capital, Plum would need to borrow funds from Sponsor, members of Plum’s management team or other third parties to operate or may be forced to liquidate. Any such advances would be repaid only from funds held outside the Trust Account or from funds released to Plum upon completion of its initial business combination. If Plum is unable to obtain additional financing, Plum may be unable to complete its initial business combination. If Plum is unable to complete its initial business combination because Plum does not have sufficient funds available to it, Plum will be forced to cease operations and liquidate the Trust Account. Consequently, Plum’s Public Shareholders may only receive approximately $10.00 per share on its Redemption of the Public Shares and the Public Warrants will expire worthless.

Because Plum is incorporated under the laws of the Cayman Islands, in the event the Business Combination is not completed, you may face difficulties in protecting your interests, and your ability to protect your rights through the U.S. Federal courts may be limited.

Because Plum is currently incorporated under the laws of the Cayman Islands, you may face difficulties in protecting your interests and your ability to protect your rights through the U.S. Federal courts may be limited prior to the Domestication. Plum is currently an exempted company under the laws of the Cayman Islands. As a result, it may be difficult for investors to effect service of process within the United States upon Plum’s directors or officers, or enforce judgments obtained in the United States courts against Plum’s directors or officers.

Until the Domestication is effected, Plum’s corporate affairs are governed by the Existing Governing Documents, the Cayman Islands Companies Act and the common law of the Cayman Islands. The rights of shareholders to take action against the directors, actions by minority shareholders and the fiduciary responsibilities of its directors to Plum under the laws of the Cayman Islands are to a large extent governed by the common law of the Cayman Islands. The common law of the Cayman Islands is derived in part from comparatively limited judicial precedent in the Cayman Islands as well as from English common law, the decisions of whose courts are of persuasive authority, but are not binding on a court in the Cayman Islands. The rights of Plum’s shareholders and the fiduciary responsibilities of its directors under Cayman Islands Companies Law are different from what they would be under statutes or judicial precedent in some jurisdictions in the United States. In particular, the Cayman Islands has a different body of securities laws as compared to the United States, and certain states, such as Delaware, may have more fully developed and judicially interpreted bodies of corporate law. In addition, Cayman Islands companies may not have standing to initiate a shareholders derivative action in a federal court of the United States.

The courts of the Cayman Islands are unlikely (i) to recognize or enforce against Plum judgments of courts of the United States predicated upon the civil liability provisions of the federal securities laws of the United States or any state; and (ii) in original actions brought in the Cayman Islands, to impose liabilities against Plum predicated upon the civil liability provisions of the federal securities laws of the United States or any state, so far as the liabilities imposed by those provisions are penal in nature. In those circumstances, although there is no statutory enforcement in the Cayman Islands of judgments obtained in the United States, the courts of the Cayman Islands will recognize and enforce a foreign money judgment of a foreign court of competent jurisdiction without retrial on the merits based on the principle that a judgment of a competent foreign court imposes upon the judgment debtor an obligation to pay the sum for which judgment has been given provided certain conditions are met. For a foreign judgment to be enforced in the Cayman Islands, such judgment must be final and conclusive and for a liquidated sum, and must not be in respect of taxes or a fine or penalty, inconsistent with a Cayman Islands judgment in respect of the same matter, impeachable on the grounds of fraud or obtained in a manner, or be of a kind the enforcement of which is, contrary to natural justice or the public policy of the Cayman Islands (awards of punitive or multiple damages may well be held to be contrary to public policy). A Cayman Islands court may stay enforcement proceedings if concurrent proceedings are being brought elsewhere.

The Public Shareholders may have more difficulty in protecting their interests in the face of actions taken by management, members of the Plum Board or controlling shareholders than they would as Public Shareholders of a U.S. company.

EXTRAORDINARY GENERAL MEETING OF PLUM

General

Plum is furnishing this proxy statement/prospectus to Plum’s shareholders as part of the solicitation of proxies by the Plum Board for use at the Extraordinary General Meeting of Plum to be held on            , 2024, and at any adjournment thereof. This proxy statement/prospectus is first being furnished to Plum’s shareholders on or about            , 2024 in connection with the vote on the proposals described in this proxy statement/prospectus. This proxy statement/prospectus provides Plum’s shareholders with information they need to know to be able to vote or instruct their vote to be cast at the Extraordinary General Meeting.

Date, Time and Place

The Extraordinary General Meeting will be held at            , Eastern Time, on            , 2024 at the offices of Hogan Lovells US LLP located at 390 Madison Avenue, New York, NY 10017, unless the Extraordinary General Meeting is adjourned. We also intend to hold the Extraordinary General Meeting through a “virtual” or online method. You will be able to attend the Extraordinary General Meeting online, vote and submit your questions during the Extraordinary General Meeting by visiting https://www.cstproxy.com/plumacquisitioncorpi/bc2024.

Purpose of the Plum Extraordinary General Meeting

At the Extraordinary General Meeting, Plum is asking holders of Ordinary Shares to consider and vote upon:

•        a proposal to approve by ordinary resolution and adopt the Business Combination Agreement, including the Merger, and the transactions contemplated thereby;

•        a proposal to approve by special resolution the Domestication;

•        a proposal to approve by special resolution the adoption of the Proposed Charter;

•        to consider and vote, on a non-binding advisory basis, upon the following seven (7) separate resolutions to approve material differences between the Proposed Charter and the Existing Governing Documents:

•        a proposal to increase the authorized share capital of Plum from $55,100 divided into (i) 500,000,000 Class A ordinary shares, par value $0.0001 per share, 50,000,000 Class B ordinary shares, par value $0.0001 per share, and 1,000,000 preference shares, par value $0.0001 per share, to (ii)            shares of common stock, par value $0.0001 per share, of New Plum and            shares of preferred stock, par value $0.0001 per share, of New Plum;

•        a proposal to permit removal of a director only for cause and only by the affirmative vote of the holders of at least two-thirds (662/3%) of the voting power of all of the outstanding shares of voting stock of New Plum entitled to vote at an election of directors, voting together as a single class;

•        a proposal to provide that, subject to the rights of holders of any series of preferred stock, the number of directors will be fixed from time to time by a majority of the New Plum Board;

•        a proposal to eliminate the ability of New Plum stockholders to take action by written consent in lieu of a meeting;

•        a proposal provide that the Proposed Bylaws may be amended, altered, repealed or adopted either (x) by the affirmative vote of a majority of the New Plum Board present at any regular or special meeting of the New Plum Board at which a quorum is present or (y) by the approval of at least two-thirds (662/3%) of the voting power of all of the then-outstanding shares of voting stock of New Plum;

•        a proposal to provide that the Proposed Charter may be amended, altered, repealed or adopted by the approval of at least two-thirds (662/3%) of the voting power of all of the then-outstanding shares of voting stock of New Plum for amendments for certain provisions of the Proposed Charter relating to: (i) classification and election of the New Plum Board, removal of directors from office, and filling vacancies on the New Plum Board, (ii) actions taken by the stockholders of New Plum, (iii) exculpation of personal liability of a director of New Plum and indemnification of persons serving as directors or officers of New Plum, (iv) forum for certain legal actions, (v) renunciation of certain corporate opportunities, and (vi) amendments to the Proposed Charter and Proposed Bylaws;

•        a proposal to provide that the Court of Chancery for the State of Delaware (or, in the event that the Court of Chancery does not have jurisdiction, the federal district court for the District of Delaware or other state courts of the State of Delaware) will be the sole and exclusive forum for certain stockholder actions, provided that that the exclusive forum provision in the Proposed Charter does not apply to claims arising out of the Securities Act of 1933, as amended, and the Securities Exchange Act of 1934, as amended, for which the federal district courts of the United States are the exclusive forum;

•        a proposal to approve by ordinary resolution shares of New Plum Common Stock issued in connection with the Business Combination, plus any additional shares pursuant to subscription agreements we or Veea may enter into prior to Closing, pursuant to Nasdaq Listing Rule 5635;

•        a proposal to approve and adopt by ordinary resolution the Incentive Equity Plan;

•        a proposal to approve and adopt by ordinary resolution the Employee Stock Purchase Plan (the “ESPP Proposal”);

•        a proposal to approve by ordinary resolution the election of seven (7) directors, who, upon consummation of the Business Combination will serve staggered terms on New Plum’s board of directors until the 2025, 2026 and 2027 annual meeting of stockholders of New Plum, respectively, and until their respective successors are duly elected and qualified; and

•        a proposal to approve by ordinary resolution the adjournment of the Extraordinary General Meeting to a later date or dates, if necessary, to, among other things, permit further solicitation and vote of proxies in the event that there are insufficient votes for the approval of one or more proposals at the Extraordinary General Meeting.

Each of the Business Combination Proposal, the Domestication Proposal, the Charter Proposal, the Nasdaq Proposal, the Incentive Equity Plan Proposal, the ESPP Proposal, and the Election of Directors Proposal is conditioned on the approval and adoption of each of the other Condition Precedent Proposals. The Advisory Charter Proposals are conditioned upon the approval of the Charter Proposal. The Adjournment Proposal is not conditioned upon the approval of any other proposal.

Recommendation of the Plum Board

The Plum Board believes that the Business Combination Proposal and the other proposals to be presented at the Extraordinary General Meeting are in the best interest of Plum and its shareholders and unanimously recommends that its shareholders vote “FOR” the Business Combination Proposal, “FOR” the Domestication Proposal, “FOR” the Charter Proposal, “FOR” each of the separate Advisory Charter Proposals, “FOR” the Nasdaq Proposal, “FOR” the Incentive Equity Plan Proposal, “FOR” the ESPP Proposal, “FOR” the Election of Directors Proposal, and “FOR” the Adjournment Proposal, in each case, if presented to the Extraordinary General Meeting.

The existence of financial and personal interests of one or more of Plum’s directors may result in a conflict of interest on the part of such director(s) between what he, she or they may believe is in the best interests of Plum and its shareholders and what he, she or they may believe is best for himself or themselves in determining to recommend that shareholders vote for the proposals. In addition, Plum’s officers have interests in the Business Combination that may conflict with your interests as a shareholder. See the section entitled “Business Combination Proposal — Interests of Plum’s Directors and Executive Officers in the Business Combination” for a further discussion of these considerations.

Record Date; Who is Entitled to Vote

Plum’s shareholders will be entitled to vote or direct votes to be cast at the Extraordinary General Meeting if they owned Ordinary Shares at the close of business on April 25, 2024, which is the “Record Date” for the Extraordinary General Meeting. Shareholders will have one vote for each Ordinary Share owned at the close of business on the Record Date. If your shares are held in “street name” or are in a margin or similar account, you should contact your broker to ensure that votes related to the shares you beneficially own are properly counted. Our Warrants do not have voting rights. As of the close of business on the Record Date, there were 11,236,002 Ordinary Shares issued and outstanding, of which 3,255,593 were issued and outstanding Public Shares.

Quorum

A quorum of Plum’s shareholders is necessary to hold a valid meeting. A quorum will be present at the Extraordinary General Meeting if one or more shareholders who together hold not less than a majority of the issued and outstanding Ordinary Shares entitled to vote at the Extraordinary General Meeting are represented in person or by proxy at the Extraordinary General Meeting. As of the Record Date for the Extraordinary General Meeting, 5,618,002 Ordinary Shares would be required to achieve a quorum.

Abstentions and Broker Non-Votes

Proxies that are marked “abstain” and proxies relating to “street name” shares that are returned to Plum but marked by brokers as “not voted” will be treated as shares present for purposes of determining the presence of a quorum on all matters. Abstentions and broker non-votes, while considered present for the purposes of establishing a quorum, will not count as votes cast at the Extraordinary General Meeting, and otherwise will have no effect on a particular proposal. If a shareholder does not give the broker voting instructions, under applicable self-regulatory organization rules, its broker may not vote its shares on “non-routine” proposals, such as the Business Combination Proposal.

Vote Required for Approval

The approval of the Business Combination Proposal requires an ordinary resolution, being the affirmative vote of at least a majority of the votes cast by the holders of the issued Ordinary Shares present in person or represented by proxy at the Extraordinary General Meeting and entitled to vote on such matter.

The approval of the Domestication Proposal requires a special resolution under Cayman Islands Companies Law, being the affirmative vote of at least a two-thirds (662/3%) majority of the votes cast by the holders of the issued Ordinary Shares present in person or represented by proxy at the Extraordinary General Meeting and entitled to vote on such matter.

Approval of the Charter Proposal requires a special resolution under Cayman Islands Companies Law, being the affirmative vote of at least a two-thirds (662/3%) majority of the votes cast by the holders of the issued Ordinary Shares present in person or represented by proxy at the Extraordinary General Meeting and entitled to vote on such matter.

The approval of each of the Advisory Charter Proposals requires an ordinary resolution, being the affirmative vote of at least a majority of the votes cast by the holders of the issued Ordinary Shares present in person or represented by proxy at the Extraordinary General Meeting and entitled to vote on such matter.

The approval of the Nasdaq Proposal requires an ordinary resolution, being the affirmative vote of at least a majority of the votes cast by the holders of the issued Ordinary Shares present in person or represented by proxy at the Extraordinary General Meeting and entitled to vote on such matter.

The approval of the Incentive Equity Plan Proposal requires an ordinary resolution, being the affirmative vote of at least a majority of the votes cast by the holders of the issued Ordinary Shares present in person or represented by proxy at the Extraordinary General Meeting and entitled to vote on such matter.

The approval of the ESPP Proposal requires an ordinary resolution, being the affirmative vote of at least a majority of the votes cast by the holders of the issued Ordinary Shares present in person or represented by proxy at the Extraordinary General Meeting and entitled to vote on such matter.

The approval of the Election of Directors Proposal requires an ordinary resolution, being the affirmative vote of at least a majority of the votes cast by the holders of the issued Ordinary Shares present in person or represented by proxy at the meeting and entitled to vote thereon.

The approval of the Adjournment Proposal requires an ordinary resolution, being the affirmative vote of at least a simple majority of the votes cast by the holders of the issued Ordinary Shares present in person or represented by proxy at the Extraordinary General Meeting and entitled to vote on such matter.

Each of the Business Combination Proposal, the Domestication Proposal, the Charter Proposal, the Nasdaq Proposal and the Incentive Equity Plan Proposal, the ESPP Proposal, and the Election of Directors Proposal is conditioned on the approval and adoption of each of the other Condition Precedent Proposals. The Advisory Charter Proposals are conditioned upon the approval of the Charter Proposal. The Adjournment Proposal is not conditioned upon the approval of any other proposal.

Voting Your Shares

Each Ordinary Share that you own in your name entitles you to one vote. Your proxy card shows the number of Ordinary Shares that you own. If your shares are held in “street name” or are in a margin or similar account, you should contact your broker to ensure that votes related to the shares you beneficially own are properly counted.

There are two ways to vote your Ordinary Shares at the Extraordinary General Meeting:

•        You can vote by signing and returning the enclosed proxy card. If you vote by proxy card, your “proxy,” whose name is listed on the proxy card, will vote your shares as you instruct on the proxy card. If you sign and return the proxy card but do not give instructions on how to vote your shares, your shares will be voted as recommended by the Plum Board “FOR” the Business Combination Proposal, “FOR” the Domestication Proposal, “FOR” the Charter Proposal, “FOR” each of the separate Advisory Charter Proposals, “FOR” the Nasdaq Proposal, “FOR” the Incentive Equity Plan Proposal, “FOR” the ESPP Proposal, “FOR” the Election of Directors Proposal, and “FOR” the Adjournment Proposal, in each case, if presented to the Extraordinary General Meeting. Votes received after a matter has been voted upon at the Extraordinary General Meeting will not be counted.

•        You can attend the Extraordinary General Meeting and vote in person or virtually at the time of the meeting. You will receive a ballot when you arrive, or if you attend the virtual meeting you will be able vote your shares and submit questions during the Extraordinary General Meeting via a live webcast available at https://www.cstproxy.com/plumacquisitioncorpi/bc2024. You will need your control number for access. If you do not have your control number, contact Continental no later than at least 72 hours in advance of the meeting at the phone number or e-mail address below. However, if your shares are held in the name of your broker, bank or another nominee, you must get a valid legal proxy from the broker, bank or other nominee. That is the only way Plum can be sure that the broker, bank or nominee has not already voted your shares. Once you have your legal proxy, contact Continental to have a control number generated. Continental’s contact information is as follows:            .

Revoking Your Proxy

If you are a Plum shareholder and you give a proxy, you may revoke it at any time before it is exercised by doing any one of the following:

•        you may send another signed proxy card with a later date;

•        you may notify Plum’s general counsel in writing before the Extraordinary General Meeting that you have revoked your proxy; or

•        you may attend the Extraordinary General Meeting, revoke your proxy, and vote in person, as indicated above.

Who Can Answer Your Questions About Voting Your Shares

If you are a shareholder and have any questions about how to vote or direct a vote in respect of your Ordinary Shares, you may call Advantage Proxy, Inc., our proxy solicitor, by calling (877) 870-8565, or banks and brokers can call collect at (206) 870-8565, or by emailing ksmith@advantageproxy.com.

Redemption Rights

In connection with the proposed Business Combination, pursuant to the Existing Governing Documents, a Public Shareholder may request that Plum redeem all or a portion of its Public Shares for cash if the Business Combination is consummated. As a holder of Public Shares, you will be entitled to receive cash for any Public Shares to be redeemed only if you:

(i)     (a) hold Public Shares or (b) if you hold Public Shares through Units, you elect to separate your Units into the underlying Public Shares and Public Warrants prior to exercising your Redemption rights with respect to the Public Shares;

(ii)    submit a written request to Continental, Plum’s Transfer Agent, in which you (a) request that Plum redeem all or a portion of your Public Shares for cash, and (b) identify yourself as the beneficial holder of the Public Shares and provide your legal name, phone number and address; and (iii) deliver your Public Shares to Continental, Plum’s Transfer Agent, physically or electronically through DTC; and

(iii)   deliver your certificates for Public Shares (if any) along with the Redemption forms to Continental, Plum’s Transfer Agent, physically or electronically through DTC.

Holders must complete the procedures for electing to redeem their Public Shares in the manner described above prior to            , Eastern Time, on            , 2024 (two business days before the scheduled vote at the Extraordinary General Meeting) in order for their shares to be redeemed.

Holders of Units must elect to separate the Units into the underlying Public Shares and Public Warrants prior to exercising Redemption rights with respect to the Public Shares. Public holders that hold their Units in an account at a brokerage firm or bank, must notify their broker or bank that they elect to separate the Units into the underlying Public Shares and Public Warrants, or if a holder holds Units registered in its own name, the holder must contact Continental, Plum’s Transfer Agent, directly and instruct them to do so. The Redemption rights include the requirement that a holder must identify itself in writing as a beneficial holder and provide its legal name, phone number and address to Continental, Plum’s Transfer Agent, in order to validly redeem its shares. Public Shareholders may elect to redeem all or a portion of the Public Shares held by them regardless of if or how they vote in respect of the Business Combination Proposal and regardless of whether they hold Public Shares on the Record Date. If the Business Combination is not consummated, the Public Shares will be returned to the respective holder, broker or bank. If the Business Combination is consummated, and if a Public Shareholder properly exercises its right to redeem all or a portion of the Public Shares that it holds and timely delivers its shares to Continental, Plum’s Transfer Agent, Plum will redeem such Public Shares for a per-share price, payable in cash, equal to the pro rata portion of the Trust Account, calculated as of two (2) business days prior to the consummation of the Business Combination. For illustrative purposes, based on approximately $36.29 million of funds in the Trust Account and 3,255,593 shares subject to possible Redemption, in each case, as of April 25, 2024, this would have amounted to approximately $11.14 per issued and outstanding Public Share. If a Public Shareholder exercises its Redemption rights in full, then it will be electing to exchange its Public Shares for cash and will no longer own Public Shares. The Redemption takes place following the Domestication and accordingly it is shares of New Plum Common Stock that will be redeemed immediately after consummation of the Business Combination.

If you hold the shares in “street name,” you will have to coordinate with your broker to have your shares certificated or delivered electronically. Shares of New Plum Common Stock that have not been tendered (either physically or electronically) in accordance with these procedures will not be redeemed for cash. There is a nominal cost associated with this tendering process and the act of certificating the shares or delivering them through DTC’s DWAC system. Continental, Plum’s Transfer Agent, will typically charge the tendering broker $80, and it would be up to the broker whether or not to pass this cost on to the redeeming shareholder. In the event the proposed business combination is not consummated this may result in an additional cost to shareholders for the return of their shares.

Any request for Redemption, once made by a holder of Public Shares, may be withdrawn at any time up to the time the vote is taken with respect to the Business Combination Proposal at the Extraordinary General Meeting, or thereafter with Plum’s consent until the Closing. If you deliver your shares for Redemption to Continental, Plum’s Transfer Agent, and later decide prior to the Extraordinary General Meeting not to elect Redemption, you may request that Continental, Plum’s Transfer Agent, return the shares (physically or electronically) to you. You may make such request by contacting Continental, Plum’s Transfer Agent, at the phone number or address listed at the end of this section.

Any corrected or changed written exercise of Redemption rights must be received by Continental, Plum’s Transfer Agent, prior to the vote taken on the Business Combination Proposal at the Extraordinary General Meeting. No request for Redemption will be honored unless the holder’s Public Shares have been delivered (either physically or electronically) to Continental, Plum’s Transfer Agent, at least two (2) business days prior to the scheduled vote at the Extraordinary General Meeting.

Notwithstanding the foregoing, a Public Shareholder, together with any affiliate of such Public Shareholder or any other person with whom such Public Shareholder is acting in concert or as a “group” (as defined in Section 13(d)(3) of the Exchange Act), will be restricted from redeeming its Public Shares with respect to more than an aggregate of 15% of the Public Shares. Accordingly, if a Public Shareholder, alone or acting in concert or as a group, seeks to redeem more than 15% of the Public Shares, then any such shares in excess of that 15% limit would not be redeemed for cash.

The Sponsor has, pursuant to the Sponsor Letter Agreement, agreed to, among other things, vote all of its founder shares and its Public Shares in favor of the proposals being presented at the Extraordinary General Meeting and waive its Redemption rights with respect to such Ordinary Shares in connection with the consummation of the Business Combination. Such shares will be excluded from the pro rata calculation used to determine the per-share Redemption price. As of the date of this proxy statement/prospectus, the Sponsor (whose members include certain of Plum’s directors and officers) owns approximately 71% of the issued and outstanding Ordinary Shares. See “Business Combination Proposal — Related Agreements — Sponsor Letter Agreement” in the accompanying proxy statement/prospectus for more information related to the Sponsor Letter Agreement.

Holders of the Warrants will not have Redemption rights with respect to the Warrants.

Prior to exercising Redemption rights, Public Shareholders should verify the market price of the Public Shares as they may receive higher proceeds from the sale of their Public Shares in the public market than from exercising their Redemption rights if the market price per share is higher than the Redemption price. Plum cannot assure its shareholders that they will be able to sell their Public Shares in the open market, even if the market price per share is higher than the Redemption price stated above, as there may not be sufficient liquidity in its securities when its shareholders wish to sell their shares.

Appraisal Rights

Neither Plum Shareholders nor Plum Warrant holders have appraisal rights in connection with the Business Combination or the Domestication under the Cayman Islands Companies Law or under the DGCL.

Proxy Solicitation Costs

Plum is soliciting proxies on behalf of its board of directors. This solicitation is being made by mail but also may be made by telephone or in person. Plum and its directors, officers and employees may also solicit proxies in person, by telephone or by other electronic means. Plum will bear the cost of the solicitation.

Plum has hired Advantage Proxy, Inc. to assist in the proxy solicitation process. Plum will pay that firm a fee of $10,000, plus disbursements, and will reimburse Advantage Proxy, Inc. for its reasonable out-of-pocket expenses and indemnify Advantage Proxy, Inc. and its affiliates against certain claims, liabilities, losses, damages and expenses. Such fee will be paid with non-Trust Account funds.

Plum will ask banks, brokers and other institutions, nominees and fiduciaries to forward the proxy materials to their principals and to obtain their authority to execute proxies and voting instructions. Plum will reimburse them for their reasonable expenses.

Plum Initial Shareholders’ Agreements

As of the date of this proxy statement/prospectus, there are 11,236,002 Ordinary Shares issued and outstanding, which includes 7,980,409 Class A ordinary shares held by the Sponsor. In addition, as of the date of this proxy statement/prospectus, there is outstanding an aggregate of 12,640,544 Warrants to acquire Ordinary Shares, comprised of 6,256,218 Private Placement Warrants held by the Sponsor and 6,384,326 Public Warrants.

At any time at or prior to the Business Combination, during a period when they are not then aware of any material nonpublic information regarding us or our securities, the Sponsor, our other Initial Shareholders, Veea and/or their directors, officers, advisors or respective affiliates may purchase Public Shares from institutional and other investors who vote, or indicate an intention to vote, against any of the Condition Precedent Proposals, or execute agreements to purchase such shares from such investors in the future, or they may enter into transactions with such investors and others to provide them with incentives to acquire Public Shares or vote their Public Shares in favor of the Condition Precedent Proposals. Such a purchase may include a contractual acknowledgement that such shareholder, although still the record or beneficial holder of our shares, is no longer the beneficial owner thereof and therefore agrees not to exercise its Redemption rights. In the event that the Sponsor, our other Initial Shareholders, Veea and/or their directors, officers, advisors or respective affiliates who have agreed to vote in favor of this transaction purchase shares in privately negotiated transactions from Public Shareholders who have already elected to exercise their Redemption rights, such selling shareholder would be required to revoke their prior elections to redeem their shares. The purpose of such share purchases and other transactions would be to increase the likelihood of satisfaction of the requirements that (i) the Business Combination Proposal, each Advisory Charter Proposal, the Nasdaq Proposal, the Incentive Equity Plan Proposal, the ESPP Proposal and the Adjournment Proposal are approved by the affirmative vote of at least a majority of the votes cast by the holders of the issued Ordinary Shares present in person or represented by proxy at the Extraordinary General Meeting and entitled to vote on such matter, (ii) the Domestication Proposal and the Charter Proposal are approved by the affirmative vote of at least a two-thirds (662/3%) majority of the votes cast by the holders of the issued Ordinary Shares present in person or represented by proxy at the Extraordinary General Meeting and entitled to vote on such matter, (iii) otherwise limit the number of Public Shares electing to redeem their Public Shares and (iv) Plum’s net tangible assets (as determined in accordance with Rule 3a51-1(g)(1) of the Exchange Act) being at least $5,000,001 after giving effect to the transactions contemplated by the Business Combination Agreement.

If such transactions are effected, the consequence could be to cause the Business Combination to be consummated in circumstances where such consummation could not otherwise occur. Purchases of shares by the persons described above would allow them to exert more influence over the approval of the proposals to be presented at the Extraordinary General Meeting and would likely increase the chances that such proposals would be approved. We will file or submit a Current Report on Form 8-K to disclose any material arrangements entered into or significant purchases made by any of the aforementioned persons that would affect the vote on the proposals to be put to the Extraordinary General Meeting or the Redemption threshold. Any such report will include descriptions of any arrangements entered into or significant purchases by any of the aforementioned persons.

BUSINESS COMBINATION PROPOSAL

Overview

We are asking our shareholders to adopt and approve the Business Combination Agreement, certain related agreements and the transactions contemplated thereby.

Plum shareholders should read carefully this proxy statement/prospectus in its entirety for more detailed information concerning the Business Combination Agreement, which is attached as Annex A to this proxy statement/prospectus, and the transactions contemplated thereby. Please see “— The Business Combination Agreement” below for additional information and a summary of certain terms of the Business Combination Agreement. You are urged to read carefully the Business Combination Agreement in its entirety before voting on this proposal.

Because we are holding a shareholder vote on the Business Combination, we may consummate the Business Combination only if it is approved by an ordinary resolution, being the affirmative vote of at least a majority of the votes cast by the holders of the issued Ordinary Shares present in person or represented by proxy at the Extraordinary General Meeting and entitled to vote on such matter.

The Business Combination Agreement

This subsection of the proxy statement/prospectus describes the material provisions of the Business Combination Agreement, but it does not purport to describe all of the terms of the Business Combination Agreement. The following summary is qualified in its entirety by reference to the complete text of the Business Combination Agreement, which is attached as Annex A to this proxy statement/prospectus. You are urged to read the Business Combination Agreement in its entirety because it is the primary legal document that governs the Business Combination.

Pursuant to the Business Combination Agreement, among other things, following the de-registration of Plum as an exempted company in the Cayman Islands and the continuation and domestication of Plum as a corporation in the State of Delaware, Merger Sub will merge with and into Veea, with Veea as the Surviving Corporation in the Merger, and, as a result of the Merger, Veea will become a wholly owned subsidiary of New Plum.

The Business Combination Agreement contains representations, warranties and covenants that the respective parties made to each other as of the date of the Business Combination Agreement or other specific dates. The assertions embodied in those representations, warranties and covenants were made for purposes of the contract among the respective parties and are subject to important qualifications and limitations agreed to by the parties in connection with negotiating the Business Combination Agreement. The representations, warranties and covenants in the Business Combination Agreement are also modified in part by the disclosure schedules (the “Disclosure Schedules”), which are not filed publicly, which are subject to a contractual standard of materiality different from that generally applicable to stockholders, and which were used for the purpose of allocating risk among the parties rather than establishing matters as facts. We do not believe that the Disclosure Schedules contain information that is material to an investment decision.

Additionally, the representations and warranties of the parties to the Business Combination Agreement may or may not have been accurate as of any specific date and do not purport to be accurate as of the date of this proxy statement/prospectus. Accordingly, no person should rely on the representations and warranties in the Business Combination Agreement or the summaries thereof in this proxy statement/prospectus as characterizations of the actual state of facts about Veea, Plum, Merger Sub or any other matter.

In connection with the Business Combination, certain related agreements have been, or will be entered into on or prior to Closing, including the Sponsor Letter Agreement, the Lock-Up Agreements, the Company Support Agreement, and the Registration Rights Agreement. See “— Related Agreements” below for more information.

Consideration to Veea Stockholders in the Business Combination

Subject to, and in accordance with the terms and conditions of the Business Combination Agreement and certain related agreements, at Closing, each share of common stock of Veea issued and outstanding immediately prior to the Effective Time, shall be converted into the right to receive a number of duly authorized, validly issued, fully paid and nonassessable shares of New Plum Common Stock in the aggregate equal to $180,000,000, plus the aggregate exercise prices of Veea’s in-the-money, vested convertible securities, divided by $10.00.

The Business Combination Agreement also provides holders of Existing Veea Shares with a contingent right to receive Earnout Consideration consisting of up to 4,500,000 additional shares of New Plum Common Stock, subject to the following contingencies:

•        50% of the Earnout Consideration if, at any time during the ten years following the Closing (the “Earnout Period”), the volume-weighted average trading sale price of one share of New Plum Common Stock is greater than or equal to $12.50 per share for any twenty (20) trading-days within any thirty (30) trading-day period; and

•        50% of the Earnout Consideration if, at any time during the Earnout Period, the volume-weighted average trading sale price of one share of New Plum Common Stock is greater than or equal to $15.00 per share for any twenty (20) trading-days within any thirty (30) trading-day period.

If there is a Change of Control Transaction during the Earnout Period, (i) to the extent that the implied price per share of New Plum Common Stock in such transaction is above the applicable stock price targets, the vesting of such Earnout Consideration will accelerate and the Earnout Consideration will be issuable upon the closing of such transaction, and (ii) the contingent obligations for any remaining Earnout Consideration will be rolled over to the resulting company from such transaction, unless after such transaction, the resulting company from such transaction is no longer publicly listed on Nasdaq or another nationally-recognized securities exchange, in which case, any unvested Earnout Consideration will immediately vest.

The Business Combination Agreement contemplates that Veea may sell New Financing Securities generating proceeds of up to $70,000,000 (or more with Plum’s consent) between the date of the Business Combination Agreement and the Closing, and the holders of such New Financing Securities will receive shares of New Plum Common Stock in the aggregate equal to the amount raised through the issuance of the New Financing Securities divided by $7.50.

Effect of the Domestication and Merger on Existing Plum Equity in the Business Combination

Assuming Plum shareholder approval of the proposals described in this proxy statement/prospectus, the Domestication and Merger will occur, which will result in, among other things, the following, each of which will occur prior to or concurrently with the Closing:

•        each issued and outstanding Class A ordinary share of Plum will convert automatically by operation of law, on a one-for-one basis, into shares of New Plum Common Stock concurrently with the effective time of the Domestication;

•        each issued and outstanding Warrant to purchase Class A ordinary shares of Plum will automatically represent the right to purchase one share of New Plum Common Stock at an exercise price of $11.50 per share of New Plum Common Stock on the terms and conditions set forth in the Warrant Agreement;

•        the Existing Governing Documents of Plum will be amended and restated and become the Proposed Governing Documents of New Plum as described in this proxy statement/prospectus;

•        the Proposed Governing Documents will be appropriately adjusted to give effect to any amendment contemplated by the Proposed Governing Documents that are not adopted and approved by the Plum shareholders, other the amendments contemplated by the Charter Amendment Proposal, which is a condition to the Closing of the Business Combination; and

•        in connection with the first two bullets above, each issued and outstanding Unit of Plum that has not been previously separated into the underlying Class A ordinary shares of Plum and underlying Plum Warrants upon the request of the holder thereof prior to the Domestication will be cancelled and will entitle the holder thereof to one share of New Plum Common Stock and one-fifth of one New Plum Warrant, with a whole New Plum Warrant representing the right to purchase one share of New Plum Common Stock at an exercise price of $11.50 per share on the terms and subject to the conditions set forth in the Warrant Agreement.

Closing and Effective Time of the Business Combination

The Closing of the transactions contemplated by the Business Combination Agreement is required to take place electronically by exchange of the Closing deliverables three (3) business days following the satisfaction (or, to the extent permitted by applicable law, waiver) of the conditions described below under the section entitled “— Conditions to Closing of the Business Combination” (other than those conditions that by their nature are to be satisfied at the Closing, but subject to satisfaction or waiver of such conditions) or at such other place, date and/or time as Plum and Veea may agree in writing.

Conditions to Closing of the Business Combination

Conditions to Each Party’s Obligations

The respective obligations of each party to the Business Combination Agreement to consummate the transactions contemplated by the Business Combination are subject to the satisfaction or, if permitted by applicable law, waiver by the party whose benefit such condition exists of the following conditions:

•        the applicable waiting period or consent under the HSR Act and any Foreign Antitrust Law (as defined in the Business Combination Agreement) relating to the transactions contemplated by the Business Combination shall have expired, been terminated or obtained (or deemed, by applicable Law, to have been obtained), as applicable and any agreement with the Federal Trade Commission, the Department of Justice or any other Governmental Authority not to consummate the Transactions under any Foreign Antitrust Laws having expired or been terminated;

•        no Governmental Order or law having been issued by any court of competent jurisdiction or other Governmental Authority, or other legal restraint or prohibition preventing the consummation of the transactions contemplated by Business Combination being in effect;

•        the registration statement of which this proxy statement/prospectus forms a part becoming effective in accordance with the provisions of the Securities Act, no stop order shall have been issued by the SEC and remaining in effect with respect to the registration statement, and no proceeding seeking such a stop order having been threatened or initiated by the SEC and remain pending;

•        the Required Plum Shareholder Approval (as defined in the Business Combination Agreement) having been obtained;

•        the Required Company Shareholders’ Consent (as defined in the Business Combination Agreement) having been obtained and continuing to be in full force and effect;

•        after giving effect to the transactions contemplated in the Business Combination Agreement, Plum having at least $5,000,001 of net tangible assets (as determined in accordance with Rule 3a51-1(g)(1) of the Exchange Act) immediately after the Closing; and

•        the Domestication having occurred.

Other Conditions to the Obligations of Plum

The obligations of Plum to consummate the transactions contemplated by the Business Combination Agreement are subject to the satisfaction or, if permitted by applicable law, waiver by Plum of the following further conditions:

•        the representations and warranties of Veea set forth in Sections 4.01, 4.03, 4.05, 4.06 and 4.21 of the Business Combination Agreement (regarding corporate organization and qualification, the authority and approvals of Veea to, among other things, execute and deliver the Business Combination Agreement, and each of the ancillary documents attached thereto to which it is or will be a party and to consummate the transactions contemplated thereby, the capitalization of Veea and brokers fees) being true and correct in all material respects as of the Closing Date, as though made on and as of the Closing Date (except to the extent that any such representation and warranty is made of an earlier date, in which case such representation and warranty shall be true and correct in all material respects as of such earlier date);

•        the representations and warranties of Veea set forth in Section 4.20(a) (regarding absence of changes) of the Business Combination Agreement being true and correct in all respects as of the date of the Closing Date, as though made on and as of the Closing Date (except to the extent that any such representation and warranty is made as of an earlier date, in which case such representation and warranty shall be true and correct in all respects as of such earlier date);

•        the representations and warranties of Veea set forth in Article IV of the Business Combination Agreement (other than the representations and warranties set forth in Sections 4.01, 4.03, 4.05, 4.06, 4.20(a) and 4.21 of the Business Combination Agreement) being true and correct (without giving effect to any limitation as to “materiality” or “Company Material Adverse Effect” or any similar limitation set forth in the Business Combination Agreement) in all respects as of the Closing Date, as though made on and as of the Closing Date (except to the extent that any such representation and warranty is made of an earlier date, in which case such representation and warranty shall be true and correct in all respects as of such earlier date), except where the failure of such representations and warranties to be true and correct, taken as a whole, does not cause a Company Material Adverse Effect (as defined in the Business Combination Agreement);

•        Veea having performed and complied in all material respects with the covenants and agreements required to be performed or complied with by Veea under the Business Combination Agreement;

•        since the date of the Business Combination Agreement, no Company Material Adverse Effect having occurred; and

•        at or prior to the Closing, Veea having delivered, or causing to be delivered, to Plum the following documents: (i) a certificate duly executed by an authorized officer of Veea, dated as of the Closing Date, to the effect that the conditions specified in Section 10.03(a) and Section 10.03(b) of the Business Combination Agreement are satisfied, in a form and substance reasonably satisfactory to Plum; (ii) the Registration Rights Agreement duly executed by the Company Securityholders (as defined in the Business Combination Agreement), in a form and substance reasonably satisfactory to Plum; and (iii) a Veea Lock-Up Agreement duly executed by each Locked-Up Veea Person substantially in the form attached as Annex F-1 hereto.

Other Conditions to the Obligations of Veea

The obligations of Veea to consummate the transactions contemplated by the Business Combination Agreement are subject to the satisfaction or, if permitted by applicable law, waiver by Veea of the following further conditions:

•        Plum not having received any notice of non-compliance from Nasdaq, and the New Plum Common Stock having been approved for listing on Nasdaq;

•        Plum satisfying all applicable initial and continuing listing requirements of the applicable stock exchange;

•        the representations and warranties of Merger Sub and of Plum set forth in Section 5.01, Section 5.02, Section 5.03, Section 5.10, Section 6.01, Section 6.02, Section 6.07 and Section 6.13 (regarding organization and qualification, the authority to execute and deliver the Business Combination Agreement and each of the ancillary documents thereto to which it is or will be a party and to consummate the transactions contemplated in the Business Combination Agreement, capitalization, brokers fees) being true and correct in all material respects as of the Closing Date, as though made on and as of the Closing Date (except to the extent that any such representation and warranty is made of an earlier date, in which case such representation and warranty shall be true and correct in all material respects as of such earlier date);

•        the representations and warranties set forth in Section 6.14(a) (regarding material contracts of Plum) of the Business Combination Agreement being true and correct in all respects (except for de minimis inaccuracies) as of the Closing Date, as though made on and as of the Closing Date (except to the extent that any such representation and warranty is made as of an earlier date, in which case such representation and warranty shall be true and correct in all respects (except for de minimis inaccuracies) as of such earlier date);

•        the representations and warranties of Merger Sub in Article V and Plum in Article VI of the Business Combination Agreement (other than the representations and warranties set forth in Section 5.01, Section 5.02, Section 5.03, Section 5.10, Section 6.01, Section 6.02, Section 6.07, Section 6.13 and Section 6.14(a) of the Business Combination Agreement) contained in the Business Combination Agreement being true and correct (without giving effect to any limitations as to “materiality” or “Plum Material Adverse Effect” or any similar limitation set forth in the Business Combination Agreement) in all respects as of the Closing Date, as though made on and as of the Closing Date (except to the extent that any such representation and warranty is made of an earlier date, in which case such representation and warranty shall be true and correct in all respects as of such earlier date), except where the failure of such representations and warranties to be true and correct, taken as a whole, does not cause a Plum Material Adverse Effect (as defined in the Business Combination Agreement);

•        the covenants and agreements of Plum contained in the Business Combination Agreement to be performed prior to the Closing having been performed in all material respects;

•        since the date of the Business Combination Agreement, no Plum Material Adverse Effect having occurred and be continuing and uncured;

•        Plum’s Existing Governing Documents having been amended and restated in the forms of the Proposed Charter and the Proposed Bylaws, in each case, in a form prepared by Veea and as consented to in writing by Plum (such consent not to be unreasonably withheld, conditioned or delayed);

•        the size and composition of the board of directors of New Plum having been composed as contemplated pursuant to Section 9.01 of the Business Combination Agreement;

•        each of the Sponsor Letter Agreement and the Founder Letter Amendment (as defined in the Business Combination Agreement) being in full force and effect in accordance with the terms thereof as of the Closing;

•        at or prior to the Closing, Plum having delivered, or causing to be delivered, to Veea the following documents: (i) a certificate, signed by an officer of Plum, dated as of the Closing Date, certifying that, to the knowledge and belief of such officer, the conditions specified in Section 10.02(a) and Section 10.02(c) of the Business Combination Agreement have been fulfilled; (ii) the Registration Rights Agreement duly executed by Plum and the Sponsor; (iii) a Plum Lock-Up Agreement duly executed by Plum and each of the Locked-Up Plum Persons substantially in the form attached as Annex F-2 hereto.

Representations and Warranties

Under the Business Combination Agreement, Veea made customary representations and warranties to Plum and Merger Sub relating to, among other things: corporate organization, standing and corporate power; subsidiaries; corporate authority; governmental approvals; capitalization; capitalization of subsidiaries; financial statements; no undisclosed liabilities; litigation; compliance with laws; corrupt practices, sanctions, competition and trade regulation; material contracts; company benefit plans; labor matters; taxes; insurance; permits; real property, leased real property, personal property; intellectual property; data protection; information technology; environmental matters; absence of certain changes or events; brokers; affiliate agreements; anti-slavery and human trafficking; and other representations or warranties.

Under the Business Combination Agreement, Merger Sub made customary representations and warranties to Veea relating to, among other things: corporate organization, standing and corporate power; corporate authority; capitalization; governmental approvals; business activities; brokers; tax matters; the Investment Company Act; and other representations or warranties.

Under the Business Combination Agreement, Plum made customary representations and warranties to Veea relating to, among other things: corporate organization, standing and corporate power; subsidiaries; corporate authority; litigation; compliance with laws; corrupt practices, sanctions, competition and trade regulation; governmental approvals; trust account; brokers; SEC filings; internal controls, listing and financial statements; no undisclosed liabilities; business activities; tax matters; capitalization; material contracts; related party transactions; absence of changes; the Investment Company Act; the JOBS Act; employees; employee benefit plans; the Sarbanes-Oxley Act; takeover statutes; and other representations or warranties.

Material Adverse Effect

Under the Business Combination Agreement, certain representations and warranties of Veea, Plum and Merger Sub are qualified in whole or in part by materiality thresholds, and certain representations and warranties are qualified in whole or in part by a material adverse effect standard for purposes of determining whether a breach of such representations and warranties has occurred.

Pursuant to the Business Combination Agreement, for Veea, “Company Material Adverse Effect” means any change, event, effect, state of facts or occurrence that, individually or in the aggregate with any other change, event, effect, state of facts, or occurrence, has had or would reasonably be expected to have a material adverse effect on (a) the business, results of operations or financial condition of Veea and its Subsidiaries, taken as a whole, or (b) the ability of the Company (whether on behalf of itself or on behalf of Veea Securityholder, as applicable) to consummate the Transactions (as defined in the Business Combination Agreement); provided, however, that, in the case of clauses (a) and (b) above, none of the following shall be taken into account in determining whether a Company Material Adverse Effect has occurred or is reasonably expected to occur: any change, event, effect, state of facts or occurrence arising after the date of the Business Combination Agreement from or related to (i) general business or economic conditions in or affecting the United States, Cayman Islands or any other country, or changes therein, or the global economy generally; (ii) any national or international political or social conditions in the United States, Cayman Islands or any other country, including the engagement by the United States, Cayman Islands or any other country in hostilities, whether or not pursuant to the declaration of a national emergency or war, or the occurrence in any place of any military or terrorist attack, sabotage or cyberterrorism; (iii) changes in conditions of the financial, banking, capital or securities markets generally in the United States, Cayman Islands or any other country, or changes therein, including changes in interest rates in the United States, Cayman Islands or any other country and changes in exchange rates for the currencies of any countries; (iv) changes generally affecting the industries or markets in which Veea operates; (v) changes in any applicable Laws coming into effect after the date of the Business Combination Agreement; (vi) the execution or public announcement of the Business Combination Agreement or the pendency or consummation of the Transactions (provided that the exception in this clause (vi) shall not apply to the representations and warranties set forth in Section 4.04(b) of the Business Combination Agreement to the extent that its purpose is to address the consequences resulting from the public announcement or pendency or consummation of the Transactions, or the condition set forth in Section 10.03 of the Business Combination Agreement to the extent it relates to such representations and warranties); (vii) any failure in and of itself by Veea or any of its Subsidiaries to meet, or changes to, any internal or published budgets, projections, forecasts, estimates or predictions (provided that this clause (vii) shall not prevent or otherwise affect a determination that any change or effect underlying such failure has resulted in, or contributed to, or would reasonably be expected to result in or contribute to, a Company Material Adverse Effect (to the extent such change or effect is not otherwise excluded from this definition of Company Material Adverse Effect)); (viii) any hurricane, tornado, flood, earthquake, tsunami, mudslide, wild fire or other natural disaster, epidemic, pandemic (including COVID-19), disease outbreak or quarantine, weather condition, explosion, act of God or other comparable event in the United States, Cayman Islands or any other country or any escalation of the foregoing; or (ix) any action taken by, or at the written request of, Plum or that is required by the terms of the Business Combination Agreement; provided, however, that any change, event, effect, state of facts or occurrence resulting from a matter described in any of the foregoing clauses (i) through (vi) or (viii) may be taken into account in determining whether a Company Material Adverse Effect has occurred or is reasonably expected to occur if such change, event, effect or occurrence has had or would reasonably be expected to have a disproportionate adverse effect on Veea and its Subsidiaries, taken as a whole, relative to other participants operating in the industries or markets in which the Company and its Subsidiaries operate.

Pursuant to the Business Combination Agreement, for Plum and Merger Sub, “Plum Material Adverse Effect” means any change, event, effect, state of facts or occurrence that, individually or in the aggregate with any other change, event, effect, state of facts or occurrence, has had or would reasonably be expected to have a material adverse effect on (a) the business, results of operations or financial condition of Plum or Merger Sub or (b) the ability of Plum or Merger Sub to consummate the Transactions, provided, however, that, in the case of clauses (a) and (b) above, none of the following shall be taken into account in determining whether a Plum Material Adverse Effect has occurred or is reasonably expected to occur: any change, event, effect, state of facts or occurrence arising after the date of this Agreement from or related to (i) general business or economic conditions in or affecting the United States, Cayman Islands or any other country, or changes therein, or the global economy generally; (ii) any national or international political or social conditions in the United States, Cayman Islands or any other country, including the engagement by the United States, Cayman Islands or any other country in hostilities, whether or not pursuant to the declaration of a national emergency or war, or the occurrence in any place of any military or terrorist attack, sabotage or cyberterrorism; (iii) changes in conditions of the financial, banking, capital or securities markets generally in the United States, Cayman Islands or any other country, or changes therein, including changes in interest rates in the United States, Cayman Islands or any other country and changes in exchange rates for the currencies of any countries; (iv) changes generally affecting the industries or markets in which Plum operates; (v) changes in any applicable Laws coming into effect after the date of the Business Combination Agreement; (vi) the execution or public announcement of the Business Combination Agreement or the pendency or consummation of the Transactions (provided that the exception in this clause (vi) shall not apply to the representations and warranties set forth in Section 6.05(b) of the Business Combination Agreement to the extent that its purpose is to address the consequences resulting from the public announcement or pendency or consummation of the Transactions, or the condition set forth in Section 10.02 of the Business Combination Agreement to the extent it relates to such representations and warranties); (vii) any failure in and of itself by Plum or Merger Sub to meet, or changes to, any internal or published budgets, projections, forecasts, estimates or predictions (provided that this clause (vii) shall not prevent or otherwise affect a determination that any change or effect underlying such failure has resulted in, or contributed to, or would reasonably be expected to result in or contribute to, a Plum Material Adverse Effect (to the extent such change or effect is not otherwise excluded from this definition of Plum Material Adverse Effect)); (viii) any hurricane, tornado, flood, earthquake, tsunami, mudslide, wild fire or other natural disaster, epidemic, pandemic (including COVID-19), disease outbreak or quarantine, weather condition, explosion, act of God or other comparable event in the United States, Cayman Islands or any other country or any escalation of the foregoing; (xi) the consummation and effects of the Plum Shareholder Redemption (or any Redemption in connection with the NASDAQ Extension); or (x) any action taken by, or at the written request of, Plum or that is required by the terms of the Business Combination Agreement; provided, however, that any change, event, effect, state of facts or occurrence resulting from a matter described in any of the foregoing clauses (i) through (vi) or (viii) or (ix) may be taken into account in determining whether a Plum Material Adverse Effect has occurred or is reasonably expected to occur if such change, event, effect or occurrence has had or would reasonably be expected to have a disproportionate adverse effect on Plum and Merger Sub, taken as a whole, relative to other participants operating in the industries or markets in which the Company and Merger Sub operate.

Covenants of the Parties

Covenants of Veea

Veea made certain covenants under the Business Combination Agreement, including, among others, the following:

•        Subject to certain exceptions (including as contemplated in the Business Combination Agreement or other transaction document or as required by applicable law, and with respect to potential suspension of operations for COVID-19) or as consented to in writing by Plum (such consent not to be unreasonably conditioned, withheld or delayed), prior to the Closing, Veea and its Subsidiaries will use commercially reasonable efforts to operate its business in the ordinary course in all material respects, and use commercially reasonable efforts to maintain and preserve intact the business organization, material assets and properties of Veea and its Subsidiaries, taken as a whole.

•        Subject to certain exceptions, prior to the Closing, Veea and its Subsidiaries (with any references in the proceeding bullet points to Veea including its Subsidiaries) will not do, among other things, any of the following without Plum’s written consent (such consent not to be unreasonably withheld, conditioned or delayed):

•        declare, set aside, make or pay a dividend on, or make any other distribution or payment in respect of any Equity Securities (as defined in the Business Combination Agreement) of Veea or repurchase or redeem any outstanding Equity Securities of Veea;

•        merge, consolidate, combine or amalgamate Veea with any Person; purchase or otherwise acquire (whether by merging or consolidating with, purchasing any Equity Security in or a substantial portion of the assets of, or by any other manner) any corporation, partnership, association or other business entity or organization or division thereof; or form any new Subsidiary of Veea;

•        adjust, split, combine, subdivide, recapitalize, reclassify or otherwise effect any change in respect of any of the Equity Securities of Veea;

•        adopt any amendments, supplements, restatements or modifications to Veea’s governing documents;

•        sell, assign, abandon, lease, license or otherwise dispose of any material assets or properties of Veea, or inventory or obsolete equipment in the ordinary course of business, or create, subject or incur any Lien (as defined in the Business Combination Agreement) on any material assets or properties of Veea (other than a Permitted Lien);

•        transfer, sell, assign, abandon, let lapse, lease, license, let expire (other than expiration of Intellectual Property Rights in accordance with its maximum statutory term) or otherwise dispose of any material Intellectual Property (as defined in the Business Combination Agreement) of Veea, disclose any trade secrets (other than pursuant to a written confidentiality agreement entered into in the ordinary course of business with reasonable protections of, and preserving all rights of, Veea in such trade secrets) or make any material adverse change to the operation of security of any IT Systems (as defined in the Business Combination Agreement) of Veea or any of Veea’s respective rules, policies or procedures with respect to privacy and security requirements for personal data;

•        except as otherwise expressly contemplated by the Business Combination Agreement or any other transaction document or the issuance of any Equity Security of Veea pursuant to awards made under the Legacy Equity Incentive Plans or the exercise of Veea’s Convertible Securities awarded under the Legacy Equity Incentive Plans, transfer, issue, sell, grant or otherwise directly or indirectly dispose of, or subject to a Lien, any Equity Securities of Veea or any options, warrants, rights of conversion or other rights, agreements, arrangements or commitments obligating Veea to issue, deliver or sell any Equity Securities of Veea;

•        incur, create or assume any Indebtedness (as defined in the Business Combination Agreement) in excess of $5,000,000 in the aggregate more than the Indebtedness of the Company outstanding as of the date hereof, other than ordinary course trade payables, in connection with the refinancing of any Indebtedness existing as of the date hereof; provided that the principal amount (or accreted value, if applicable) of such refinanced Indebtedness does not exceed the principal amount (or accreted value, if applicable) of the Indebtedness refinanced (plus all accrued interest on the Indebtedness and the amount of all fees and expenses, including premiums and defeasance costs, incurred in connection therewith), and certain other permitted Indebtedness;

•        amend or modify in any material respect or terminate any Material Contract (as defined in the Business Combination Agreement) (excluding, for the avoidance of doubt, any expiration or automatic extension or renewal of any Material Contract pursuant to its terms or entering into additional work or purchase orders pursuant to, and in accordance with the terms of, any Material Contract), waive any material benefit or right under any Material Contract or enter into any contract that would constitute a Material Contract, in each case, other than in the ordinary course of business (unless such contract would constitute a Material Contract under Section 4.11(a)(viii), Section 4.11(a)(x) or Section 4.11(a)(xvii) of the Business Combination Agreement);

•        make any loans, advances or capital contributions to, or guarantees for the benefit of, or any investments in, any Person, except to any Affiliate, other than the reimbursement of expenses of employees and other individual service providers in the ordinary course of business;

•        except as required under the terms of any Company Benefit Plan (as defined in the Business Combination Agreement) or as required by applicable Law, (A) establish, amend, modify, adopt, enter into or terminate any Company Benefit Plan or any benefit or compensation plan, policy, program or Contract that would be a Company Benefit Plan if in effect as of the date of the Business Combination Agreement (other than immaterial amendments or modifications made in the ordinary course of business to a Company Benefit Plan that does not materially increase the costs under such Company Benefit Plan, and new employment agreements or offer letters entered into in the ordinary course of business for new hire employees at any level below vice president), (B) increase or decrease, or agree to increase or decrease, the cash compensation payable to any current or former director, manager, officer, employee, individual independent contractor or other service provider of Veea (other than any increases in base salary, hourly wage, or non-employee base compensation in the ordinary course of business), (C) take any action to accelerate any payment, right to payment or benefit, vesting of any right to payment of benefit, or the funding of any payment, right to payment or benefit, payable or to become payable to any current or former director, manager, officer, employee, individual independent contractor or other service provider of Veea, (D) hire, engage or terminate (other than for cause), furlough or temporarily layoff any director, manager, officer or employee of Veea at the level of senior vice president or above, (E) amend, modify, negotiate, adopt, enter into, extend, renew or terminate any Contract with any labor organization, works council or labor union, employee delegate, representative or other employee collective group that is representing any employee of Veea, (F) recognize or certify any labor organization, works council, labor union or group of employees of Veea as the bargaining representative for any employees of Veea, (G) waive or release any noncompetition, non-solicitation, no-hire, nondisclosure or other restrictive covenant obligation of any current or former director, manager, officer or Key Employee of Veea, or (H) implement or announce any plant closings, material reductions in force, material furloughs or material work schedule changes that would implicate the WARN Act;

•        make, change or revoke any material tax election, amend any material tax return, adopt or change any material method of accounting with respect to taxes, enter into any closing agreement with respect to any material tax, settle or compromise any material Tax claim or assessment, surrender any right to claim a material refund of taxes or consent to any extension or waiver of the limitation period applicable to any material tax claim or assessment, enter into any tax sharing or tax indemnification agreement, or fail to pay any material taxes when due (including estimated taxes), except, in each case, in the ordinary course of business or as required by applicable law;

•        enter into any settlement, conciliation or similar contract the performance of which would involve the payment by Veea in excess of $250,000 or that imposes, or by its terms will impose at any point in the future, any material, nonmonetary obligations on Veea;

•        authorize, recommend, propose or announce an intention to adopt, or otherwise effect, a plan of complete or partial liquidation, dissolution, restructuring, recapitalization, reorganization or similar transaction involving Veea;

•        change Veea’s methods of accounting in any material respect, other than changes that are made in accordance with GAAP standards;

•        voluntarily fail to maintain coverage under any insurance policy maintained with respect to Veea and its assets and properties; provided that such coverage remains reasonably available (other than with respect to a Company Benefit Plan or in connection with normal annual renewal activities and insurance program management) in such amount and scope of coverage substantially similar to that which is currently in effect;

•        enter into any contract with any broker, finder, financial advisor, investment banker or other person under which such person is or will be entitled to any brokerage fee, finders’ fee or other commission in connection with the transactions;

•        enter into, conduct, engage in or otherwise operate any new line of business (provided, for the avoidance of doubt, that any expansion of Veea’s products and services (or products and services that are under development) shall not be considered a new line of business so long as such expansion is an extension of, or reasonably related to, existing products and services), in any material respect or discontinue or make any material change to the business of Veea; or

•        enter into any contract to take, or cause to be taken, or resolve to take, any of the actions set forth in Section 7.01(b) of the Business Combination Agreement.

•        Veea shall purchase, at or prior to the Closing, in effect for a period of six (6) years after the Closing Date, without lapses in coverage, a “tail” policy providing directors’ and officers’ liability insurance coverage for the benefit of those persons who are currently covered by any comparable insurance policies of Veea as of the date of the Business Combination Agreement with respect to matters occurring on or prior to the Closing. Such “tail” policy shall provide coverage on terms (with respect to coverage and amount) that are substantially the same as (and no less favorable in the aggregate to the insured than) the coverage provided under Veea’s directors’ and officers’ liability insurance as of the date of the Business Combination Agreement.

•        Veea shall deliver to Plum certain financial information as set forth in Section 7.03 of the Business Combination Agreement.

•        Prior to the Closing or termination of the Business Combination Agreement, Veea will not, and will not cause its representatives to: (i) solicit, initiate, or facilitate the making, submission or announcement of, or intentionally encourage, any Acquisition Proposal (as defined in the Business Combination Agreement); (ii) furnish or disclose any nonpublic information to regarding Veea or its Affiliates or their respective businesses, operations, assets, Liabilities, financial condition, prospects or employees to any person or group (other than a Party to the Business Combination Agreement or their respective Representatives, as defined in the Business Combination Agreement) in connection with an Acquisition Proposal; (iii) engage or participate in discussions or negotiations with any Person or group with respect to, or that could be expected to lead to, an Acquisition Proposal; (iv) subject to Section 9.04(c) of the Business Combination Agreement, approve, endorse or recommend, or publicly propose to approve, endorse or recommend, any Acquisition Proposal; or (v) negotiate or enter into any letter of intent, agreement in principle, acquisition agreement or other similar agreement related to any Acquisition Proposal.

Notwithstanding anything in the Business Combination Agreement to the contrary, prior to obtaining the Required Company Shareholders’ Consent (as defined in the Business Combination Agreement), Veea’s board of directors may, directly or indirectly, through any Representative, with respect to any third party (and its Representatives) that has made an Acquisition Proposal after the date of this Agreement that was not solicited in violation of Section 9.04(b) of the Business Combination Agreement and that Veea’s board of directors determines in good faith (after consultation with its financial advisor and its outside legal counsel) either constitutes or is reasonably expected to lead to a Superior Proposal (as defined in the Business Combination Agreement), (x) engage or participate in discussions or negotiations with such third party (and its Representatives), and/or (y) furnish any non-public information relating to Veea or any of its Subsidiaries to such third party (and its Representatives and actual and potential debt financing sources), provided that, in the case of any action taken pursuant to the foregoing (x) or (y): (i) Veea’s board of directors has determined in good faith (after consultation with its financial advisor and its outside legal counsel) that the failure to take such action would reasonably be expected to be inconsistent with its fiduciary duties; (ii) either Veea is already a party to a confidentiality agreement with such third party or Veea enters into a confidentiality agreement with such third party; (iii) Veea notifies Plum of the identity of such Person and provides Plum with the material terms of such Acquisition Proposal; and (iv) contemporaneously with furnishing any non-public information to such third party (and/or its Representatives), Veea furnishes such non-public information to Plum (and/or its Representatives) (to the extent such information has not been previously furnished to Plum).

Covenants of Plum

Plum made certain covenants under the Business Combination Agreement, including, among others, the following:

•        Subject to certain exceptions (including as contemplated in the Business Combination Agreement or other transaction document or as required by applicable law, and with respect to potential suspension of operations for COVID-19) or as consented to in writing by Veea (such consent not to be unreasonably conditioned, withheld or delayed), prior to the Closing, Plum will not do any of the following:

•        adopt any amendments, supplements, restatements or modifications to the Investment Management Trust Agreement, dated March 18, 2021, between Plum and Continental (Plum’s Transfer Agent), or Plum’s governing documents;

•        declare, set aside, make or pay a dividend on, or make any other distribution or payment in respect of, any Equity Securities of Plum, or repurchase, redeem or otherwise acquire, or offer to repurchase, redeem or otherwise acquire, any outstanding Equity Securities of Plum or any of its affiliates, other than, for the avoidance of doubt, in connection with the Plum Shareholder Redemption (as defined in the Business Combination Agreement);

•        adjust, split, combine, subdivide, recapitalize, reclassify or otherwise effect any change in respect of any of its Equity Securities;

•        incur, create, guarantee or assume any Indebtedness, other than unsecured unconvertable Indebtedness to any of the Sponsor, its equity holders or its affiliates (solely for working capital purposes) of not more than $1,000,000 in the aggregate solely for the purpose of paying Plum Transaction Expenses (as defined in the Business Combination Agreement); provided that any such Indebtedness may be repaid without additional cost or fees upon the Effective Time;

•        make any loans or advances to, or capital contributions in, any other person;

•        merge, consolidate, combine or amalgamate Plum with any Person, or purchase or otherwise acquire (whether by merging or consolidating with, purchasing any Equity Security in or a substantial portion of the assets of, or by any other manner) any corporation, partnership, association or other business entity or organization or division thereof;

•        enter into, renew or amend in any material respect, any transaction or contract with a Plum related party other than with respect to Indebtedness expressly permitted by Section 8.01(d) of the Business Combination Agreement;

•        waive, release, compromise, settle or satisfy any pending or threatened material Proceeding (as defined in the Business Combination Agreement);

•        offer, issue, deliver, grant or sell, or authorize or propose to offer, issue, deliver, grant or sell, any Equity Securities, or grant any additional options, warrants or stock appreciation rights with respect to its Equity Securities, except as set forth in the Sponsor Letter Agreement, the Business Combination Agreement or any other transaction document (including with respect to Plum Shareholder Redemptions);

•        authorize, recommend, propose or announce an intention to adopt, or otherwise effect, a plan of complete or partial liquidation, dissolution, restructuring, recapitalization, reorganization or similar transaction involving Plum or liquidate, dissolve, reorganize or otherwise wind-up the business or operations of Plum or resolve to approve any of the foregoing;

•        make, change or revoke any material tax election, amend any material tax return, adopt or change any material method of accounting with respect to taxes, enter into any closing agreement with respect to any material tax, settle or compromise any material tax claim or assessment, file any material tax return in a manner materially inconsistent with past practice, surrender any right to claim a material refund of taxes or consent to any extension or waiver of the limitation period applicable to any material tax claim or assessment, change its jurisdiction of tax residency, enter into any tax sharing or tax indemnification agreement, or fail to pay any material taxes when due (including estimated taxes), except, in each case, in the ordinary course of business or as required by applicable law;

•        change Plum’s methods of accounting in any material respect, other than changes that are made in accordance with GAAP standards or otherwise made in accordance with guidance from the SEC or Plum’s auditors (with respect to matters generally applicable to special purpose acquisition companies);

•        enter into any contract with any broker, finder, financial advisor, or investment banker;

•        enter into any contract (other than contracts contemplated by the Business Combination Agreement) which (i) require or will reasonably be expected to require payments by Plum in excess of $200,000 in the aggregate with respect to any single contract or series of related contracts, other than any contract relating to Plum Transaction Expenses, (ii) is not in the ordinary course of Plum’s business, or (iii) provide for material obligations of Plum that will or will reasonably be expected to be performed or complied with following the Closing or under which material liabilities of Plum will or will reasonably be expected to arise or remain outstanding on or following the Closing, other than any Contract relating to Plum Transaction Expenses;

•        engage in any activities or business, other than activities or business (i) currently conducted by Plum as of the date of the Business Combination Agreement, (ii) in connection with or incident or related to Plum’s organization, incorporation or formation, as applicable, or continuing corporate (or similar) existence or as contemplated by the Plum SEC Reports, (iii) contemplated by, or incident or related to, the Business Combination Agreement or the other transaction documents, the performance of covenants or agreements hereunder or thereunder or the consummation of the transactions or (iv) that are (A) administrative or ministerial and (B) immaterial in nature; or

•        enter into any contract to take, or cause to be taken, any of the actions prohibited under Section 8.01 of the Business Combination Agreement.

•        Until Closing, Plum will use its reasonable best efforts to keep current and timely file all reports required to be filed or furnished with the SEC and otherwise comply in all material respects with its reporting obligations under applicable Laws.

•        From the date hereof through the Closing, Plum shall ensure Plum remains listed as a public company on, and for Plum’s Shares to be listed on Nasdaq.

•        Plum will maintain, or caused to be maintained, in effect for a period of six (6) years after the Closing Date, without lapses in coverage, a “tail” policy providing directors’ and officers’ liability insurance coverage for the benefit of those persons who are currently covered by any comparable insurance policies of Veea as of the date of the Business Combination Agreement with respect to matters occurring on or prior to the Closing. Such “tail” policy shall provide coverage on terms (with respect to coverage and amount) that are substantially the same as (and no less favorable in the aggregate to the insured than) the coverage provided under Veea’s directors’ and officers’ liability insurance as of the date of the Business Combination Agreement.

•        Plum, as the sole shareholder of Merger Sub, will approve and adopt the Business Combination Agreement, the other transaction documents to which such Merger Sub is or will be a party and the transactions contemplated (including the Merger).

•        Plum will use its reasonable best efforts to cause the New Plum Common Stock issuable in accordance with the Business Combination Agreement to be approved for listing Nasdaq, subject to official notice of issuance, as promptly as practicable after the date of the Business Combination Agreement, and in any event, prior to the Closing Date.

•        Prior to the Closing Date, the board of directors of Plum will approve and adopt the Incentive Equity Plan in the form attached as Annex I hereto, and approve and adopt the Employee Stock Purchase Plan in the form attached as Annex J hereto, each in the form and substance to be mutually agreed upon between the Company and Plum prior to the effectiveness of the registration statement/proxy statement (such agreement not to be unreasonably withheld, conditioned or delayed by either the Company or Plum, as applicable), and provided that the Incentive Equity Plan shall reserve for awards thereunder a number of shares of New Plum Common Stock equal to ten percent (10%) of the aggregate number of shares of New Plum Common Stock issued and outstanding immediately after the Closing (in addition to any Converted Stock Options).

•        Prior to the Effective Time, Plum shall take all reasonable steps as may be required or permitted to cause any acquisition or disposition of the shares of New Plum Common Stock that occurs or is deemed to occur by reason of or pursuant to the transactions by each individual who is or will be subject to the reporting requirements of Section 16(a) of the Exchange Act with respect to Plum to be exempt under Rule 16b-3 promulgated under the Exchange Act, including by taking steps in accordance with the No-Action Letter, dated January 12, 1999, issued by the SEC regarding such matters.

•        Prior to the Closing or termination of the Business Combination Agreement, Plum will not, and will not cause its representatives to: (i) solicit, initiate or facilitate the making, submission or announcement of, or intentionally encourage, any Acquisition Proposal (as defined in the Business Combination Agreement); (ii) furnish or disclose any nonpublic information regarding Plum or its Affiliates or their respective businesses, operations, assets, Liabilities, financial condition, prospects or employees to any person or group (other than a Party to the Business Combination Agreement or their respective Representatives) in connection with an Acquisition Proposal; (iii) engage or participate in discussions or negotiations with any Person or group with respect to, or that could be expected to lead to, an Acquisition Proposal; (iv) subject to Section 9.04(c) of the Business Combination Agreement, approve, endorse, or recommend, or publicly propose to approve, endorse or recommend, any Acquisition Proposal; or (v) negotiate or enter into any letter of intent, agreement in principle, acquisition agreement or other similar agreement related to any Acquisition Proposal.

Mutual Covenants of the Parties

The parties made certain covenants under the Business Combination Agreement, including, among others, the following:

•        taking all such action within their respective power as may be necessary or reasonably appropriate such that effective immediately after the Closing the board of directors and officers will be in accordance with Section 9.01 of the Business Combination Agreement;

•        using reasonable best efforts to take, or cause to be taken, and to do, or cause to be done, all things reasonably necessary or advisable to consummate and make effective as promptly as practicable the transactions;

•        making appropriate filings pursuant to the HSR Act and Foreign Antitrust Laws as promptly as practicable;

•        using commercially reasonable efforts to (i) consummate the transactions contemplated by the Company Financings (as defined in the Business Combination Agreement); (ii) satisfy in all material respects on a timely basis all conditions and covenants applicable to it in the contracts for the Company Financing and otherwise comply with their obligations thereunder; (iii) in the event that all conditions in the contracts for a Company Financing (other than conditions whose satisfaction is controlled by a party or their affiliates and other than conditions that by their nature are to be satisfied at the Closing) have been satisfied, consummate the transactions contemplated by the Company Financings; (iv) confer with each other regarding timing of the closing of transactions contemplated by the Company Financings; and (v) enforce their rights under the contracts for the Company Financing in the event that all conditions in such contracts for a Company Financing (other than conditions whose satisfaction is controlled by a party or any of their affiliates and other than conditions that by their nature are to be satisfied at the Closing) have been satisfied;

•        making relevant public announcements and solicitation of certain stockholder approvals;

•        keeping certain information confidential in accordance with the existing confidentiality agreements;

•        intending that the Domestication and the Business Combination will each constitute a transaction treated as a “reorganization” within the meaning of Section 368 of the Code and agreeing not to take any action that would reasonably be expected to cause the Domestication or the Merger to fail to qualify for such treatment;

•        cooperating in connection with certain tax matters and filings; and

•        jointly agreeing that (i) all rights to indemnification or exculpation now existing in favor of the directors and officers of Veea or Plum, as provided in Veea or Plum’s Governing Documents or otherwise in effect as of the Closing Date for Veea or Plum and in effect as of the date of the Business Combination Agreement and immediately prior to the Domestication, in either case, solely with respect to any matters occurring on or prior to the Closing, shall survive the Transactions and shall continue in full force and effect from and after the Closing for a period of six (6) years and (ii) Veea or Plum will perform and discharge all obligations to provide such indemnity and exculpation during such six (6)-year period. To the maximum extent permitted by applicable Law, during such six (6)-year period, Plum shall advance expenses in connection with such indemnification as provided in Plum’s Governing Documents or other applicable agreements as in effect immediately prior to the Domestication. The indemnification and liability limitation or exculpation provisions of Veea or Plum’s Governing Documents shall not, during such six (6)-year period, be amended, repealed, or otherwise modified after the Closing in any manner that would materially and adversely affect the rights thereunder of individuals who, as of the Closing or at any time on or prior to the Closing, were directors or officers of Veea or Plum to be so indemnified, have their liability limited or be exculpated with respect to any matters occurring prior to Closing and relating to the fact that such directors and officers of Veea or Plum was a director or officer of Veea or Plum prior to the Closing, unless such amendment, repeal or other modification is required by applicable Law.

In addition, Plum and Veea agreed that Plum and Veea will prepare and mutually agree upon, and Plum will file with the SEC, this registration statement/proxy statement on Form S-4 relating to the Business Combination.

Board of Directors and Officers

Conditioned upon the occurrence of the Closing and subject to any limitation imposed under applicable laws and listing rules, effective immediately after the Closing: the board of directors of New Plum shall consist of seven (7), which, for a period of five (5) years following the Closing, or such shorter period as may be agreed by the Parties to the Business Combination Agreement prior to the effectiveness of the registration statement/proxy statement, shall be divided into three (3) classes, designated Class I, II and III, with Class I directors will serve an initial one-year term such term effective from the Closing (but any subsequent Class I directors serving a three-year term), Class II directors will serve an initial two-year term, such term effective from the Closing (but any subsequent Class II directors serving a three-year term), and Class III directors will serve an initial three-year term, such term effective from the Closing, with the number of directors assigned to each class to be mutually agreed by Plum and Veea prior to the effectiveness of the registration statement/proxy statement.

Prior to the time at which the Registration Statement/Proxy Statement is declared effective under the Securities Act and in accordance with Section 9.01(a) of the Business Combination Agreement, the Sponsor and Veea shall designate the directors that will be on the board of directors immediately after the Closing, as follows: (i) the Sponsor shall designate one (1) individual (the “Sponsor Designee”) as a Class I director, who shall be required to qualify as an independent director under Nasdaq rules; (ii) Veea shall designate five (5) individuals of which one (1) shall be Veea’s Chief Executive Officer and a Class III director, and at least two (2) of whom shall be required to qualify as an independent director under Nasdaq rules; and (iii) Plum and Veea shall mutually agree to designate one (1) individual who shall be required to qualify as an independent director under Nasdaq rules, which directors (except for those designations set forth above) shall be designated to such other director class positions as mutually agreed by the Sponsor and Veea (such agreement not to be unreasonably withheld, conditioned or delayed by either the Sponsor or Veea). Notwithstanding anything in the Business Combination Agreement to the contrary, as of the Closing, and the Parties to the Business Combination Agreement intend to use commercially reasonable efforts so that at all times following the Closing, at least twenty percent (20%) of the board of directors shall be filled by candidates who bring gender, racial and/or ethnic diversity to the board of directors.

Prior to the time at which the Registration Statement/Proxy Statement is declared effective under the Securities Act, Sponsor may designate the Sponsor Designee to serve as a member of the compensation committee, the audit committee or the nominating committee of the board of directors immediately after the Closing, subject to applicable Listing Rules of Nasdaq and applicable securities laws.

The individuals identified on Schedule 9.01(d) of the Business Combination Agreement shall be Officers immediately after the Closing, with each such individual holding the title set forth opposite his or her name. In the event that any such individual identified on Schedule 9.01(d) of the Business Combination Agreement is unwilling or unable (whether due to death, disability, termination of service, or otherwise) to serve as an Officer, then, prior to the time at which the Registration Statement/Proxy Statement is declared effective under the Securities Act, Veea may, with the prior written consent of the Sponsor (such consent not to be unreasonably withheld, conditioned or delayed by the Sponsor), determine another individual to serve as such Officer and, if the Sponsor provides its consent, Schedule 9.01(d) of the Business Combination Agreement shall automatically be deemed amended to include such replacement individual as an Officer in lieu of, and to serve with the same title as, the individual so replaced.

Non-Survival of Representations, Warranties and Covenants

None of the representations, warranties, covenants, obligations or other agreements in the Business Combination Agreement or in any certificate, statement or instrument delivered pursuant to the Business Combination Agreement, including any rights arising out of any breach of such, shall survive the Closing, and all of the representations, warranties, covenants, obligations or other agreements in the Business Combination Agreement or in any certificate, statement or instrument delivered pursuant to the Business Combination Agreement, including any rights arising out of any breach of such representations, warranties, covenants, obligations, agreements or other provisions, shall terminate and expire upon the occurrence of the Closing (and there shall be no liability after the Closing in respect thereof), in each case, except for (a) those covenants and agreements contained herein that by their terms expressly apply in whole or in part at or after the Closing and then only with respect to any breaches occurring at or after the Closing and (b) Article XII of the Business Combination Agreement.

Termination

The Business Combination Agreement may be terminated and the transactions contemplated by the Business Combination Agreement may be abandoned at any time prior to the Closing:

•        by the mutual written consent of Veea and Plum;

•        by Plum, by giving written notice to Veea, if any of the representations or warranties made by Veea are not true and correct or if Veea fails to perform any of its respective covenants or agreements under the Business Combination Agreement (including an obligation to consummate the Closing), in any case, which would result in a failure of a condition to the obligations of Plum as described in the section entitled “— Conditions to Closing of the Business Combination” above could not be satisfied and the breach (or breaches) of such representations or warranties or failure (or failures) to perform such covenants or agreements is (or are) not cured or cannot be cured within certain time periods;

•        by Veea, by giving written notice to Plum, if any of the representations or warranties made by Plum or Merger Sub are not true and correct or if Plum or Merger Sub fail to perform any of their covenants or agreements under the Business Combination Agreement (including an obligation to consummate the Closing), in any case, which would result in a failure of a condition to the obligations of Veea, as described in the section entitled “— Conditions to Closing of the Business Combination” above could not be satisfied and the breach (or breaches) of such representations or warranties or failure (or failures) to perform such covenants or agreements is (or are) not cured or cannot be cured within certain specified time periods;

•        by either Plum or Veea, by giving written notice to the other Party, if the Business Combination is not consummated on or prior to March 18, 2024 (the “Termination Date”); provided that if Plum obtains the Nasdaq Extension, then “Termination Date” shall mean June 18, 2024; further provided that (i) this right to terminate the Business Combination Agreement shall not be available to Plum if Plum’s or Merger Sub’s breach of any of its covenants or obligations under the Business Combination Agreement shall have proximately caused the failure to consummate the transactions on or before the Termination Date and (ii) this right to terminate the Business Combination Agreement shall not be available to Veea if Veea’s breach of any of its covenants or obligations under the Business Combination Agreement shall have proximately caused the failure to consummate the transactions on or before the Termination Date;

•        by either Plum or Veea, if any Governmental Authority shall have issued a Governmental Order or taken any other action permanently enjoining, restraining or otherwise prohibiting the transactions contemplated by the Business Combination Agreement and such Governmental Order or other action shall have become final and non-appealable;

•        by either Plum or Veea, if the Special Meeting (as defined in the Business Combination Agreement) has been held (including any adjournment or postponement thereof), has concluded, the Pre-Closing Plum Holders (as defined in the Business Combination Agreement) have duly voted and the Required Plum Shareholder Approval (as defined in the Business Combination Agreement) was not obtained;

•        by either Plum or Veea, if the Required Company Shareholders’ Consent (as defined in the Business Combination Agreement) is, at any time, no longer valid or is otherwise revoked or rescinded at any time;

•        by Veea at any time if the Plum Shares are de-listed by Nasdaq based on a final and unappealable ruling thereby, by giving written notice to Plum;

•        by Veea, by giving written notice to Plum, if Merger Sub has failed to perform any covenant or agreement on the part of Merger Sub in Section 8.05 of the Business Combination Agreement, and the failure to perform any covenant or agreement, as applicable, is (or are) not cured within two (2) days after written notice thereof is delivered to Plum; or

•        by Veea, by written notice to Plum, in the event that the Veea’s board of directors shall have effected a Company Board Recommendation Change.

Except as otherwise set forth in Section 11.02 or Section 12.14 of the Business Combination Agreement, in the event of the termination of the Business Combination Agreement, the Business Combination Agreement will become void (and there shall be no Liability or obligation on the part of the Parties and their respective Representatives) with the exception of (a) Section 7.02 (Trust Account Waiver), Section 9.06(b) (Confidentiality; Access to Information; Publicity), Section 11.02 (Effect of Termination), Article XII (Miscellaneous) and Section 1.01 (Definitions) (to the extent related to the foregoing), each of which shall survive such termination and remain valid and binding obligations of the Parties, and (b) the Confidentiality Agreement, which shall survive such termination and remain valid and binding obligations of the parties thereto in accordance with its terms. Notwithstanding the foregoing or anything to the contrary herein, the termination of the Business Combination Agreement pursuant to Section 11.01 of the Business Combination Agreement shall not affect any Liability on the part of any Party for a willful and material breach of any covenant or agreement set forth in the Business Combination Agreement prior to such termination or actual fraud.

Expenses

All fees and expenses incurred in connection with the Business Combination Agreement, the transaction documents and the transactions contemplated thereby, including the fees and disbursements of counsel, financial advisors and accountants, shall be paid by the party incurring such fees or expenses; provided that, for the avoidance of doubt, (a) if the Business Combination Agreement is terminated in accordance with its terms, Veea shall pay, or cause to be paid, all unpaid Company Transaction Expenses (as defined in the Business Combination Agreement) and Plum shall pay, or cause to be paid, all unpaid Plum Transaction Expenses (as defined in the Business Combination Agreement) and (b) if the Closing occurs, then Plum shall pay, or cause to be paid, all unpaid Company Transaction Expenses and all unpaid Plum Transaction Expenses. Each party shall pay its transfer, documentary, sales, use, stamp, registration, value added or other similar taxes incurred in connection with the transactions as required by applicable law. Each Party shall also, at its own expense, file all necessary tax returns with respect to all such taxes, and, if required by applicable law, Plum or Veea will join in the execution of any such tax returns.

Plum and Veea shall each be responsible for fifty percent (50%) of the HSR Act filing fee and any filing fee required under any Foreign Antitrust Laws.

Governing Law

The Business Combination Agreement, the transaction documents, and the consummation of the transactions, and any claims, action, suit, dispute, or controversy arising from the Business Combination Agreement, the transaction documents, and the consummation of the transactions are governed by and construed in accordance with the laws of the State of Delaware, without giving effect to any choice of law or conflict of law principle, provision or rule (whether of the State of Delaware or any other jurisdiction) that would cause the application of the law of any jurisdiction other than the State of Delaware (except that the Cayman Islands Act (as defined in the Business Combination Agreement) also applies to the Domestication and certain stockholder approvals in connection therewith).

Amendments

The Business Combination Agreement may be amended or modified only by a written agreement executed and delivered by (a) Plum and Veea prior to the Closing and (b) Plum after the Closing; provided, however, that none of the provisions that survive the Closing will be amended or modified without the prior written consent of the Sponsor.

Ownership of New Plum

As of the date of this proxy statement/prospectus, there are 11,236,002 Class A ordinary shares issued and outstanding, which includes 7,980,409 Class A ordinary shares held by the Sponsor. In addition, as of the date of this proxy statement/prospectus, there is outstanding an aggregate of 12,640,544 Warrants to acquire Ordinary Shares, comprised of 6,256,218 Private Placement Warrants held by the Sponsor and 6,384,326 Public Warrants in Plum. Each whole Warrant entitles the holder thereof to purchase one Class A ordinary share and, following the Domestication, will entitle the holder thereof to purchase one share of New Plum Common Stock. Therefore, as of the date of this proxy statement/prospectus (without giving effect to the Business Combination and assuming that none of Plum’s outstanding Public Shares are redeemed in connection with the Business Combination), Plum’s fully diluted share capital would be 23,876,546 Ordinary Shares.

The following table illustrates varying ownership levels in New Plum Common Stock immediately following the consummation of the Business Combination based on the varying levels of Redemptions by the Public Shareholders, including the dilutive effect of outstanding Warrants, and the following additional assumptions: (i) no Public Shares are redeemed in the no additional Redemptions scenario and all 3,255,593 Public Shares are redeemed in the maximum Redemption scenario; and (ii) all Plum Warrants to purchase New Plum Common Stock that will be outstanding immediately following Closing have been exercised for cash. See “Unaudited Pro Forma Condensed Combined Financial Information” for more details. If the actual facts differ from these assumptions, the ownership percentages in Plum will be different and totals may not add up to 100% due to rounding.

	Share Ownership in New Plum
	No Additional Redemptions		Maximum Redemptions
Pro Forma Ownership	Number of shares	Percent Outstanding	Number of shares	Percent Outstanding
Veea Stockholders(1)	16,565,892	51.2%	16,565,892	56.9%
NLabs Debt conversion shareholders(2)	1,485,151	4.6%	1,485,151	5.1%
Plum Public Shareholders(3)	3,255,593	10.6%	—	0.0%
Sponsor’s founder shares(4)	6,253,415	19.3%	6,253,415	21.5%
Series A-2 New Financing Securities investors(5)	4,788,862	14.8%	4,788,862	16.5%
Total shares outstanding	32,348,913	100%	29,093,320	100%

____________

(1)      Represents (i) the exchange of outstanding Veea Capital Stock into shares of New Plum Common Stock upon the Closing of the Business Combination. This amount excludes 1,810,519 in New Plum shares as a result of 760,252 Common Stock Warrants, 239,832 Series A-1 Warrants and 810,435 vested options. All of which are currently in the money and exercisable.

(2)      Reflect the conversion of Veea indebtedness owed to Allen Salmasi or his affiliates (or their respective assignees) into 1,485,151 shares of New Plum Common Stock at par value of $0.0001 as prescribed in the Business Combination Agreement for the settlement of $12.60 million in related party debt principal and $2.25 million in related interest.

(3)      In the “No Additional Redemptions” scenario, assumes that, after the Extension Redemptions, no additional public stockholders of Plum exercise Redemption rights with respect to their Public Shares upon consummation of the Business Combination. In the “Maximum Redemptions” scenario, reflects the maximum Redemption of 3,255,593 Plum shares for aggregate Redemption payments of $35.79 million at a Redemption price of approximately $10.99 per share. The maximum Redemption amount reflects the maximum number of the Plum shares that can be redeemed without violating the conditions of the Business Combination Agreement and the requirement to maintain a minimum net tangible asset value of at least $5,000,001 following consummation of the Business Combination after giving effect to the payments to redeeming stockholders and proceeds from the sale of the New Financing Securities. This scenario includes all adjustments contained in the “No Additional Redemptions” scenario and presents additional adjustments to reflect the effect of the maximum Redemptions.

(4)      Excludes 1,726,994 Class A founder shares of the Sponsor in reserve and 4,500,000 Earnout Shares issuable to holders of Existing Veea Shares upon satisfaction of the Earnout Triggering Events.

(5)      Reflects the receipt of approximately $30.8 million in cash and approximately $5.1 million in the conversion of debt and other outstanding obligations as other consideration received from the sale of New Financing Securities through April 20, 2024, with $12.7 million in cash received subsequent to December 31, 2023 in which Veea issued shares of Series A-2 preferred stock and the holders of such New Financing Securities will receive shares of New Plum Common Stock in the aggregate equal to the amount raised through the issuance of the New Financing Securities divided by $7.50 per share, which is a 25% discount to the valuation in the Business Combination Agreement. For Pro Forma purposes this will result in the issuance of 4,788,862 shares of New Plum Common Stock.

Related Agreements

This section describes certain material terms of the additional agreements entered into or to be entered into in connection with the Business Combination Agreement, but does not purport to describe all of the terms thereof. The following summary is qualified in its entirety by reference to the complete text of each of the form of the Sponsor Letter Agreement, Veea Lock-Up Agreement, Plum Lock-Up Agreement, Stockholder Support Agreement,

and Registration Rights Agreement, which are attached hereto as Annex E, Annex F-1, Annex F-2, Annex G, and Annex H, respectively. You are urged to read such agreements in their entirety prior to voting on the Condition Precedent Proposals presented at the Extraordinary General Meeting.

Sponsor Letter Agreement

Concurrently with the execution of the Business Combination Agreement, Sponsor, Plum, and Veea entered into a Sponsor Letter Agreement, dated November 27, 2023, pursuant to which the Sponsor agreed, among other things, to (a) vote all of its Plum Ordinary Shares in favor of the proposals relating to the Business Combination; (b) refrain from effecting a Plum Shareholder Redemption (as defined in the Business Combination Agreement); (c) exercise the option to extend the period of time Plum is afforded under its governing documents to consummate a business combination, (d) waive certain anti-dilution and conversion rights with respect to its Plum Ordinary Shares which had been granted in connection with Plum’s Initial Public Offering; (e) forfeit its founder shares, at the rate of $10.00 per share, to the extent certain of its expenses exceed $2.5 million or it incurs certain other expenses; and (f) subject 1,726,994 of its founder shares to forfeiture if the conditions applicable to the Earnout Shares are not satisfied during the Earnout Period (on the same terms proportionately as the Earnout Shares). At the Closing, pursuant to the Sponsor Letter Agreement, the Sponsor will deliver to Plum and Veea a copy of the Registration Rights Agreement duly executed by the Sponsor.

The foregoing description of the Sponsor Letter Agreement does not purport to be complete and is qualified in its entirety by reference to the full text of the Sponsor Letter Agreement, a copy of which is attached hereto as Annex E.

Lock-Up Agreements

At or prior to the Closing, each Locked-Up Veea Person will enter into a Veea Lock-Up Agreement, substantially in the form attached as Annex F-1 hereto, and each Locked-Up Plum Person will enter into a Plum Lock-Up Agreement, substantially in the form attached as Annex F-2 hereto, in each case pursuant to which the Locked-Up Veea Persons and Locked-Up Plum Persons will agree, subject to certain exceptions, not to effect any sale or distribution of any Equity Securities of Plum issued pursuant to the Business Combination Agreement during the 180-day lock-up period, subject to certain exceptions as described in the Veea Lock-Up Agreements and Plum Lock-Up Agreement, as applicable.

The foregoing descriptions of the Veea Lock-Up Agreements and Plum Lock-Up Agreements do not purport to be complete and are qualified in its entirety by reference to the forms of Veea Lock-Up Agreement and Plum Lock-Up Agreement, forms of which are attached as Annex F-1 and Annex F-2 hereto, respectively.

Stockholder Support Agreements

Concurrently with the execution of the Business Combination Agreement, Plum, Veea and Veea Securityholders entered into Stockholder Support Agreements, a form of which is attached hereto as Annex G, pursuant to which such Veea Securityholders agreed to, among other things, (a) vote in favor of the Business Combination Agreement and the transactions contemplated thereby and against alternative transactions, (b) terminate certain existing stockholders’ rights immediately prior to the effective time of the Merger, (c) transfer restrictions on their respective equity interests prior to the Closing, except to transferees who agree to become subject to a similar Stockholder Support Agreement, and (d) waive any appraisal rights arising from the Merger.

Registration Rights Agreement

At the Closing, New Plum, the Sponsor and certain other holders of New Plum Common Stock (the “New Plum Holders”) and certain of their respective affiliates, as applicable, and the other parties thereto, will enter into a Registration Rights Agreement (the “Registration Rights Agreement”), pursuant to which, among other things, New Plum will agree to register for resale, pursuant to Rule 415 under the Securities Act of 1933, as amended (the “Securities Act”), certain shares of New Plum Common Stock and other equity securities of New Plum that are held by the parties thereto from time to time, and the Sponsor, New Plum Holders and the other parties thereto will be granted certain registration rights, on the terms and subject to the conditions therein, the form of which is attached as Annex H hereto. The Sponsor and such holders will be granted certain customary registration rights, demand rights and piggyback rights with respect to their respective shares of New Plum Common Stock.

In particular, the Registration Rights Agreement provides for the following registration rights:

•        Piggyback registration rights.    At any time after the Closing, if New Plum proposes to file a registration statement to register any of its equity securities under the Securities Act or to conduct a public offering, either for its own account or for the account of any other person, subject to certain exceptions, the Plum shareholders, the New Plum Holders, and certain other holders of piggyback registration rights are entitled to include their registrable securities in such registration statement.

•        Shelf registration rights.    At any time after the Closing, the holders of equity securities may request in writing that New Plum, pursuant to Rule 415 under the Securities Act (or any successor rule promulgated thereafter by the Commission), register the resale of any or all of their Registrable Securities on Form S-3 or similar short form registration statement that may be available at such time (“Form S-3”), or if New Plum is ineligible to use Form S-3, on Form S-1.

•        Expenses and indemnification.    All fees, costs and expenses of underwritten registrations will be borne by New Plum and underwriting discounts and selling commissions will be borne by the shareholders of the shares being registered. The Registration Rights Agreement contains customary cross-indemnification provisions, under which New Plum is obligated to indemnify holders of registrable securities in the event of material misstatements or omissions in the registration statement attributable to New Plum, and the holders of registrable securities are obligated to indemnify New Plum for material misstatements or omissions attributable to them.

•        Registrable securities.    Under the Registration Rights Agreement, the term “Registrable Securities” means (a) the New Plum Common Stock, (b) the Private Placement Warrants (and any shares of New Plum Common Stock issued or issuable upon the exercise of such Private Placement Warrants), (c) the Working Capital Warrants (as defined in Registration Rights Agreement) (and any shares of New Plum Common Stock issued or issuable upon the exercise of such Working Capital Warrants), (d) any outstanding shares of New Plum Common Stock or any other equity security (including the shares of New Plum Common Stock issued or issuable upon the exercise of any other equity security) of the New Plum held by a Holder as of the date of this Agreement, and (e) any other equity security of New Plum issued or issuable with respect to any such shares of New Plum Common Stock by way of a share capitalization or share split or in connection with a combination of shares, recapitalization, merger, consolidation or reorganization. Securities of New Plum shall cease to be registrable securities when: (i) a Registration Statement with respect to the sale of such securities shall have become effective under the Securities Act and such securities shall have been sold, transferred, disposed of or exchanged in accordance with such Registration Statement; (ii) such securities shall have been otherwise transferred, new certificates for such securities not bearing a legend restricting further transfer shall have been delivered by New Plum and subsequent public distribution of such securities shall not require registration under the Securities Act; (iii) such securities shall have ceased to be outstanding; or (iv) such securities have been sold to, or through, a broker, dealer or underwriter in a public distribution or other public securities transaction.

Background of the Business Combination

Plum is a blank check company incorporated on January 13, 2021 and formed for the purpose of effecting a merger, capital stock exchange, asset acquisition, stock purchase, reorganization or similar business combination with one or more businesses. The Business Combination with Veea is a result of an active search for a potential initial business combination by Plum’s board of directors and management team. The terms of the Business Combination are the result of extensive negotiations between representatives of Plum and Veea. The following is a description of the background of these negotiations and the resulting terms of the Business Combination.

Prior to the consummation of Plum’s Initial Public Offering on March 17, 2021, neither Plum, nor anyone on its behalf, engaged in any substantive discussions, directly or indirectly, with any potential business combination target with respect to an initial business combination with Plum.

In January 2021, the Sponsor purchased 8,625,000 founder shares for an aggregate purchase price of $25,000, or approximately $0.003 per share, 644,591 of which were forfeited on May 2, 2021.

On March 17, 2021, Plum consummated its Initial Public Offering of 30,000,000 Units, at $10.00 per Unit, generating gross proceeds to Plum of $300,000,000 (before underwriting discounts, commissions and offering expenses), and on April 14, 2021, Plum issued an additional 1,921,634 Units at $10.00 per Unit upon the partial exercise by the underwriter of its over-allotment option, generating additional gross proceeds to Plum of $19,216,340 (before underwriting discounts, commissions and offering expenses). Simultaneously with the consummation of the Initial Public Offering, Plum issued an aggregate of 6,000,000 Private Placement Warrants to the Sponsor, and simultaneously with the closing of the partial exercise of the over-allotment option, Plum issued an additional 256,218 Private Placement Warrants to the Sponsor. Each Private Placement Warrant entitles the holder to purchase one Plum Class A ordinary share at $11.50 per share.

Also, in connection with the consummation of its Initial Public Offering, Plum entered into a Registration Rights and Stockholder Agreement with the Sponsor, and Plum’s officers and directors with respect to the Private Placement Warrants, the warrants issuable upon conversion of working capital loans (if any) and the Plum Class A ordinary shares issuable upon exercise of the foregoing and upon conversion of the founder shares. The Registration Rights and Stockholder Agreement provides for, among other things, customary demand and piggy-back registration rights.

After completion of the Plum Initial Public Offering on March 17, 2021, Plum’s officers, directors, and advisors commenced an active, thorough, search for prospective businesses or assets to acquire in Plum’s initial business combination, drawing upon, among other things, the extensive network and investing and operating experience of Plum’s management, board, and advisors. Consistent with its investment principles, Plum sought business combination targets with one or more of the following core attributes: a large addressable market, an experienced and visionary management team, robust growth, a strong business model, strong structural advantages, and a visible market opportunity. Representatives of Plum were contacted by, and representatives of Plum contacted, numerous individuals, financial advisors, business owners and other entities who offered to present ideas for business combination opportunities. Plum’s officers and directors and their affiliates actively searched for and brought business combination targets to Plum’s attention across several business sectors, including, without limitation, software, digital mining, fintech, healthcare, e-commerce, ride sharing, semi-conductors, additive manufacturing, tech-enabled services, and automotive technologies. These entities were primarily based in the United States, although certain potential targets were based internationally. As part of its process, Plum compiled and maintained a list of potential targets, prioritized, updated and supplemented such list from time to time as it was introduced to additional targets and as it acquired additional data through discussions with representatives and/or management of such targets or through its preliminary due diligence reviews of such targets.

From March 2021 through October 2023, Plum and its representatives:

•        participated in in-person, telephonic or video conference discussions with representatives of more than 80 potential acquisition targets; and

•        signed more than 40 non-disclosure agreements and provided initial non-binding indications of interest (orally and in writing) to representatives of 10 potential acquisition targets (other than Veea), as further described below.

Plum evaluated potential acquisition targets based on criteria that were the same or similar to the criteria the Plum Board used in evaluating the Business Combination with Veea (as discussed below) which included, among other criteria, such potential acquisition targets’ public company readiness and Plum management’s assessment regarding their potential to become a long-term leader among public companies in their industries, including, but not limited to, their growth prospects, competitive position, financials, leadership and management teams’ capabilities, valuation expectations and certainty of deal execution.

Description of Plum’s discussions with candidates other than Veea

Other than Veea, the potential targets that Plum considered in greater detail and with which Plum entered into formal negotiations included: (i) a cyber security company (“Company A”); (ii) an insurance tech company (“Company B”); (iii) a tech-enabled business travel service company (“Company C”); (iv) an advertising technology company (“Company D”); (v) an industrial technology company (“Company E”); (vi) a semiconductor company (“Company F”), and (vii) an additive manufacturing company, Sakuu, with which Plum announced a transaction on March 2, 2023 and terminated a transaction on June 14, 2023.

On April 15, 2021, a representative of Plum was introduced to Company A by a mutual board member of Plum and Company A. On that date, management from Plum and Company A held an introductory videoconference. The parties introduced their respective teams and discussed long-term goals to see if there was the potential for a partnership. On May 4, 2021, representatives from Plum and Company A held a follow-up call to discuss the Company’s business operations, strategic plan, and answer questions from Plum’s management. After that call, Plum was connected to Company A’s financial advisor to discuss the capital raising process. On May 12, 2021, Plum and Company A entered into a non-disclosure agreement. On May 13, 2021, Plum formally met with Company A’s management and financial advisors to perform due diligence and discuss the Company’s operations in detail, including but not limited to, operations, customers and agreements, technology, financial projections, and use of capital. On May 20, 2021, Plum gained access to the virtual data room provided by Company A. On June 3, 2021, Company A’s financial advisors shared a process letter with Plum. On June 16, 2021, Plum submitted a non-binding letter of intent to Company A. On June 21, 2021, Plum met via videoconference with Company A’s financial advisors to discuss the process and ability to move forward. Subsequently, Plum informed Company A that it was terminating discussions with Company A to pursue other potential transactions.

On May 5, 2021, a representative of Plum was introduced to Company B by Company B’s financial advisor, who informed Plum that Company B was exploring capital raising opportunities, potentially including a transaction with a special purpose acquisition company. On May 10, 2021, Plum and Company B entered into a non-disclosure agreement. On May 11, 2021, representatives of Plum met via videoconference with representatives of Company B and its financial advisor. At the meeting, Company B’s management presented to Plum regarding Company B’s history, current business, strategic business plan, and answered questions from Plum management. On May 27, 2021, representatives of Plum met via videoconference with representatives of Company B to meet the management team and discuss Company B’s business plan, technology, regulatory environment, financial model and ability to scale commercialization. Between May 27 and June 3, 2021, representatives of Plum and representatives of Company B and its financial advisors met from time to time telephonically and by videoconference to discuss business and financial diligence matters relating to Company B. On June 3, 2021, Plum submitted a non-binding letter of intent to Company B. Between June 3, 2021 and June 14, 2021, representatives of Plum continued due diligence on Company B by meeting with management and having calls with industry experts. Additionally, Plum’s management was in communication with both Company B’s management and their financial advisors about the proposal set out in the June 3 non-binding letter of intent. On June 9, 2021, Plum’s management met Company B’s management for dinner to discuss a potential business combination. On June 14, 2021, Plum submitted an updated non-binding letter of intent to Company B. Subsequently, Company B informed Plum that it was terminating discussions with Plum to pursue a potential transaction with another special purpose acquisition company.

On May 28, 2021, Plum was informed through its network that Company C, a tech-enabled business travel service company, was exploring a possible transaction with a special purpose acquisition company. Company C was a joint venture between a public financial services company and a private equity firm. Plum management subsequently reached out to management at Company C’s owners to initiate a conversation about exploring a transaction between Plum and Company C. On May 31, 2021, Plum met telephonically with a member of Company C’s board of directors to get an update on the process and express interest. Following that phone call, Plum was introduced to Company C’s financial advisors. On June 3, 2021, Plum and Company C entered into a non-disclosure agreement. Subsequently, Plum met via videoconference with Company C’s management team and financial advisors to discuss Company C’s operations, customers, recover from COVID-19, historical financials, and financial projections. On June 22, 2021, representatives of Plum met with Company C’s financial advisor to receive an update on the process. On June 23, 2021, Plum met via videoconference with Company C’s management team and financial advisors to continue due diligence and discuss Company C’s operations and financial model. On June 22, 2021, representatives from Plum met via telephone with representatives of Company C’s financial sponsor and board of directors. On June 25, 2021, Plum submitted a non-binding letter of intent to Company C. On July 6, 2021, Company C informed Plum that it was terminating discussions with Plum to pursue a potential transaction with another special purpose acquisition company.

On June 1, 2021, Plum was introduced to Company D, an advertising technology company, by Company D’s financial advisors. Plum expressed interest in learning more about Company D. On June 14, 2021, Plum and Company D entered into a non-disclosure agreement. Shortly after, Plum’s management received introductory diligence information about Company D. On June 21, 2021, representatives of Plum held an introductory call with Company D’s management and financial advisors to discuss the business. On July 1, 2021, Company D’s financial advisors sent representatives of Plum a process letter outlining the timeline and requirements to submit non-binding letters of intent. On July 2, 2021, Plum management met via videoconference with Company D’s management and financial advisors to discuss Company D’s operations, customers, regulatory environment, strategic plan, and historical and projected financials. On July 8, 2021, Plum met via videoconference with Company D’s financial advisors to discuss the process and required structure to submit a letter of intent. On July 7, 2021, Plum submitted an initial non-binding letter of intent. On July 8, 2021, Plum’s management met telephonically with Company D’s financial advisor to discuss Plum’s initial proposal. On July 14, 2021, Plum sent Company D an updated proposal for a non-binding letter of intent. On July 19, 2021, Plum and Company D executed the non-binding letter of intent, which included a binding exclusivity period. Subsequently, Plum performed financial, IT, and cyber due diligence. Throughout July, August, and September 2021, Plum and its advisors engaged in due diligence, negotiated transaction documentation, and met with potential financing providers. On September 14, 2021, Plum and Company D extended the exclusivity period until September 20, 2021. At the expiration of the exclusivity period, Plum and Company D mutually agreed not to further extend the exclusivity period. On October 6, 2021, Company D informed Plum that it was terminating discussions about a potential business combination to pursue other financing sources.

On June 28, 2021, a representative of Company E reached out to Plum to discuss potential opportunities to work together. On June 30, 2021, management of Plum and Company E met via videoconference to discuss interest in exploring a potential transaction between the companies. On July 8, 2021, Plum and Company E entered into a non-disclosure agreement. Subsequently, representatives of Plum and Company E met via videoconference to discuss Company E’s operations, technology customers, historical financials, projected financials, and uses of capital. On July 19, 2021, Plum entered into the exclusivity period with Company D, and Plum informed Company E that it was terminating discussions about a potential business combination. On October 6, 2021, discussions between Plum and Company D ended. On October 8, 2021, Plum management reached out to Company E’s management to reengage discussions about a potential business combination. That same day, Plum and Company E’s management met via videoconference to get an update on Company E’s operations and financial performance. After the meeting, Plum management team recommenced due diligence on Company E. On October 20, 2021, Plum submitted a non-binding letter of intent and met with Company E’s management via videoconference to discuss a potential business combination. On November 2, 2021, Plum management engaged a major investment bank to act as a financial advisor in a proposed transaction with Company E. In early December 2021, Plum and Company E mutually agreed to terminate discussions about a potential business combination.

On January 14, 2022, Plum was introduced to Company F by Plum’s financial advisors. Also on January 14, 2022, Plum’s management met telephonically with Company F’s financial advisors to discuss the sell-side process. On January 17, 2022, Plum and Company F entered into a non-disclosure agreement. On January 18, 2022, Plum met via videoconference with Company F’s management and financial advisors to discuss the business, operations, technology, historical and projected financials. On January 19, 2022, Plum’s management held a follow-up discussion with Company F’s management and financial advisors to have a detailed discussion on Company F’s financials and pipeline. On January 25, 2022, Plum submitted a non-binding letter of intent. On January 28, 2022, Plum’s management met via videoconference with Company F’s management and financial advisors in order to discuss the non-binding letter of intent submitted by Plum on January 25, 2022. On January 29, 2022, Plum met via videoconference with Company F’s management to continue discussions on Plum’s proposal. On January 30, 2022, Plum submitted an updated non-binding letter of intent including the commitment to provide bridge funding at execution of the non-binding letter of intent. On February 4, 2022, Company F’s legal counsel provided comments on the January 30, 2022 non-binding letter of intent submitted by Plum. Subsequently, Plum and Company F executed the non-binding letter of intent, which included a binding exclusivity period. After entering exclusivity, Plum and its advisors continued to perform due diligence, negotiate transaction documentation, and have discussions with potential investors. On April 18, 2022, Plum and Company F agreed to extend the exclusivity period. On June 22, 2022, Plum and Company F entered into an amended non-binding letter of intent that provided Plum would raise bridge financing for Company F and Company F would commit to paying a $1 million termination fee under certain circumstances in which the parties did not enter into a business combination agreement. On June 28, 2022, Plum arranged for a second round of bridge financing for Company F. Plum and Company F continued to extend the exclusivity period until August 9, 2022. After the expiration of exclusivity on August 9, 2022 Plum and Company F continued to have discussions about a potential business combination. On October 31, 2022, Plum and Company F agreed to terminate negotiations concerning a proposed business combination and Company F paid Plum a $1 million termination fee.

On October 4, 2022, Plum was introduced to Sakuu after being informed by a third-party that Sakuu was exploring a potential business combination with a special purpose acquisition company. After an introduction via email, on October 19, 2022, representatives of Plum held an introductory call with Sakuu management to discuss their respective companies and the possibility of engaging in discussions regarding a potential business combination transaction. Over the next several weeks, Plum and Sakuu had multiple conversations to discuss Sakuu’s operations, technology, and business opportunity. On October 28, 2022, Plum sent Sakuu an initial letter of intent and draft term sheet. After negotiations between the parties and discussions with their respective boards, on November 10, 2022, Plum delivered Sakuu a revised letter of intent and non-binding term sheet. On November 11, 2022, Plum and Sakuu executed the November 10 Proposal, entering the parties into exclusivity. On November 25, 2022, Plum’s counsel delivered an initial draft of the Business Combination Agreement to Sakuu’s counsel setting forth transaction terms, representations and warranties, covenants, termination provisions and closing conditions substantially consistent with the Letter of Intent. The Business Combination Agreement, and other transaction documentation, were negotiated and subsequently revised over the next couple of months. On March 2, 2023, Plum and Sakuu entered into the Business Combination Agreement and certain ancillary agreements. On the evening of March 2, 2023, Sakuu and Plum issued a joint press release announcing the business combination. On May 2, 2023, Plum and Sakuu agreement to amend the business combination to provide an extension for the bridge financing arrangements provided in the Business Combination Agreement. On June, 14, 2023, Plum received a termination notice from Sakuu, terminating the business combination between the two parties.

On March 15, 2023, Plum held an extraordinary general meeting of its Shareholders (1) to amend Plum’s amended and restated memorandum and articles of association (the “Articles”) to extend the date (the “Termination Date”) by which Plum has to consummate a business combination (the “Articles Extension”) from March 18, 2023 (the “Original Termination Date”) to June 18, 2023 (the “Articles Extension Date”) and to allow Plum, without another shareholder vote, to elect to extend the Termination Date to consummate a business combination on a monthly basis for up to nine (9) times by an additional one month each time after the Articles Extension Date, by resolution of Plum’s board of directors if requested by the Sponsor, and upon five days’ advance notice prior to the applicable Termination Date, until March 18, 2024, or a total of up to twelve months after the Original Termination Date, unless the closing of Plum’s initial business combination shall have occurred prior to such date (the “Extension Amendment Proposal”) and (2) to amend the Articles to eliminate from the Articles the limitation that Plum may not redeem Class A ordinary shares to the extent that such Redemption would result in Plum having net tangible assets (as determined in accordance with Rule 3a 51-1(g)(1) of the Securities Exchange Act of 1934, as amended) of less than $5,000,001 (the “Redemption Limitation”) in order to allow Plum to redeem Public Shares irrespective of whether such redemption would exceed the Redemption Limitation (the “Redemption Limitation Amendment Proposal”). The shareholders of Plum approved the Extension Amendment Proposal and the Redemption Limitation Amendment Proposal at the Shareholder Meeting and on March 15, 2023, Plum filed the amendment to the Articles with the Registrar of Companies of the Cayman Islands.

In connection with the vote to approve the Extension Amendment Proposal, the holders of 26,693,416 Class A ordinary shares properly exercised their right to redeem their shares for cash at a Redemption price of $10.23 per share, for an aggregate Redemption amount of $273,112,312.

The Sponsor, officers and directors have agreed to (i) waive their Redemption rights with respect to their Founder Shares, (ii) waive their Redemption rights with respect to their Founder Shares and Public Shares in connection with a shareholder vote to approve an amendment to the Company’s amended and restated memorandum and articles of association (A) that would modify the substance or timing of the Company’s obligation to provide holders of the Class A ordinary shares the right to have their shares redeemed in connection with the initial Business Combination or to redeem 100% of its Public Shares if the Company does not complete our initial Business Combination within the Combination Period or (B) with respect to any other provision relating to the rights of holders of the Class A ordinary shares, (iii) waive their rights to liquidating distributions from the Trust Account with respect to any Founder Shares they hold if the Company fails to consummate an initial Business Combination within the Combination Period (although they will be entitled to liquidating distributions from the Trust Account with respect to any Public Shares they hold if the Company fails to complete its initial Business Combination within the prescribed time frame) and (iv) vote their Founder Shares and Public Shares in favor of our initial Business Combination.

On March 16, 2023, the Company entered into a subscription agreement (the “March 2023 Subscription Agreement”) with Polar Multi-Strategy Master Fund (the “Investor”) and the Sponsor, the purpose of which is for the Sponsor to raise up to $1,500,000 from the Investor to fund the Articles Extension and to provide working capital to the Company during the Articles Extension (“Investor’s Capital Commitment”). In consideration of the funds, Sponsor will transfer 0.75 of a Class A ordinary share for each dollar the Investor funds to the Investor at the closing of the Business Combination. The subscription shares shall be subject to the Lock-Up Period as defined in section 5 of the Sponsor Letter Agreement.

On July 14, 2023, the Company entered into an amended and restated subscription agreement (“A&R Subscription Agreement”) with the Investor and the Sponsor, which amends and restates the March 2023 Subscription Agreement. The purpose of the A&R Subscription Agreement remains for the Sponsor to raise up to $1,500,000 from the Investor to fund the Articles extension and to provide working capital to the Company during the Articles Extension.

On July 25, 2023, the Company entered into a second subscription agreement (“Second Subscription Agreement”) with the Investor and Sponsor, the purpose of which is for the Sponsor to raise up to $1,090,000 from the Investor to fund the Articles Extension and to provide working capital to the Company during the Articles Extension. In consideration of the funds, Sponsor will transfer 1 share of a Class A ordinary share for each dollar the Investor funds to the Investor at the closing of the Business Combination. The subscription shares shall be subject to the Lock-Up Period as defined in section 5 of the Sponsor Letter Agreement.

On September 13, 2023, Plum held an extraordinary general meeting of its Shareholders (“September Shareholder Meeting”) (1) to amend the Articles to extend Articles Extension Termination Date from the Articles Extension Date to December 18, 2023 (the “Second Articles Extension Date”) and to allow the Company, without another shareholder vote, to elect to extend the Termination Date to consummate a business combination on a monthly basis for up to six (6) times by an additional one month each time after the Second Articles Extension Date, by resolution of the Company’s board of directors if requested by the Sponsor, and upon five days’ advance notice prior to the applicable Termination Date, until June 18, 2024, or a total of up to nine months after the Termination Date, unless the closing of the Company’s initial business combination shall have occurred prior to such date (the “Second Extension Amendment Proposal”) and (2) to authorize a reduction in the funds held in the Trust Account to an amount equal to $20,000,000.00 (the “Trust Reduction”), which amount will be used to compulsorily redeem up to 3,228,218 Public Shares at a per-share price, payable in cash, equal to the aggregate amount then on deposit in the Trust Account as of two business days prior to the Redemption date, including interest (which interest shall be net of taxes payable), divided by the number of then-outstanding Public Shares (“Trust Reduction Proposal”). The shareholders of the Company approved the Second Extension Amendment Proposal and the Trust Reduction Proposal at the Shareholder Meeting and on September 13, 2023, the Company filed the amendment to the Articles with the Registrar of Companies of the Cayman Islands.

In connection with the vote to approve the Second Extension Amendment Proposal, (i) the Sponsor, as the sole holder of Class B ordinary shares, voluntarily elected to convert all Class B ordinary shares to Class A ordinary shares on a one-for-one basis in accordance with the Memorandum and Articles of Association (the “Class B Conversion”) and (ii) the holders of 1,972,625 Class A ordinary shares properly exercised their right to redeem their shares for cash at a Redemption price of $10.72 per share, for an aggregate Redemption amount of $21,142,260.78 (the “Redemption”). Upon completion of the Class B Conversion and the Redemption, 7,980,409 Class A ordinary shares, excluding 3,255,593 Class A ordinary shares subject to possible Redemption, and no shares of Class B common stock remain issued and outstanding.

On October 18, 2023, the parties to the A&R Subscription Agreement entered into Amendment No. 1 to the A&R Subscription Agreement, in which the parties amended the consideration of a Capital Call made pursuant to the A&R Subscription Agreement to the following: (a) 431,735 Class A ordinary shares free and clear of any liens or other encumbrances, other than pursuant to the Letter Agreement, and the Investor shall not be subject to forfeiture, surrender, claw-back, transfers, disposals, exchanges, or earn-outs for any reason on such shares; (b) 71,956 Class A ordinary shares of the Company that must be held by the Investor until the VWAP of the New Plum Common Stock equals or exceeds $12.50 for any 20 trading-days within any 30 trading-days period within 10 years from the consummation of the Business Combination; and (c) 71,956 Class A ordinary shares of the Company that must be held by the Investor until the VWAP of the New Plum Common Stock equals or exceeds $15.00 for any 20 trading-days within any 30 trading-days period within 10 years from the consummation of the Business Combination.

On October 18, 2023, the parties to the Second Subscription Agreement entered into Amendment No. 1 to the Second Subscription Agreement, in which the parties (a) limited the total amount of the Investor’s Capital Commitment that may be called subject to the Second Subscription Agreement to $750,000 and (b) amended the consideration of a Capital Call made pursuant to the Second Subscription Agreement to the following: (a) 448,169 Class A ordinary shares of the Company (the “Initial Shares”) free and clear of any liens or other encumbrances, other than pursuant to the Letter Agreement and the Investor shall not be subject to forfeiture, surrender, claw-back, transfers, disposals, exchanges, or earn-outs for any reason on the Initial Shares; (b) 74,695 Class A ordinary shares of the Company that must be held by the Investor until the VWAP of the New Plum Common Stock equals or exceeds $12.50 for any 20 trading-days within any 30 trading-days period within 10 years from the consummation of the Business Combination; and (c) 74,695 shares of Class A ordinary shares of the Company that must be held by the Investor until the VWAP of the New Plum Common Stock equals or exceeds $15.00 for any 20 trading-days within any 30 trading-days period within 10 years from the consummation of the Business Combination.

On November 16, 2023, the Company entered into a subscription agreement (“Fourth Subscription Agreement”) with the Investor and the Sponsor, the purpose of which is for the Sponsor to raise up to $800,000 from the Investor to fund the Articles Extension and to provide working capital to the Company during the Articles Extension.

In connection with the Fourth Subscription Agreement, the Company issued an unsecured promissory note, dated as of November 12, 2023, in the principal amount of up to $800,000 to Sponsor, which may be drawn down by the Company from time to time prior to the consummation of the Company’s Business Combination. As noted, an initial draw in the amount of $249,750 occurred on November 21, 2023. The note does not bear interest, matures on the date of consummation of the Business Combination and is subject to customary events of default. The note will be repaid only to the extent that the Company has funds available to it outside of its trust account established in connection with its Initial Public Offering and is convertible into Private Placement Warrants of the Company at a price of $1.50 per warrant at the option of the Sponsor.

Description of negotiation process with Veea

On July 10, 2023, Cohen Capital Markets (“Cohen”) reached out to Plum to gauge Plum’s interest in an introduction to Veea who was exploring a potential business combination with a special purpose acquisition company. After expressing interest, on July 17, 2023, Cohen connected Plum with Veea via email and scheduled an introductory call with representatives of Veea. Thereafter, Plum management reviewed publicly available information about Veea and its business and industry. Combining experience in edge computing, Plum’s management determined that Veea may be a strong target business due to Veea’s ability to fundamentally change edge connectivity and computing, technology competitive advantage, and management team’s pioneering track record. These factors aligned with Plum’s investment principles. See the section of this proxy statement/prospectus entitled “Business Combination Proposal — The Plum Board’s Reasons for the Business Combination” for a further discussion of the Plum Board’s considerations.

The following chronology summarizes the key meetings and events that led to the execution of the Letter of Intent (as defined below) and Business Combination Agreement and other ancillary agreements with Veea, but it does not purport to catalogue every conversation among representatives of Plum, Veea and their respective advisors.

On July 18, 2023, representatives of Plum held an introductory call with Veea’s management to discuss their respective companies and the possibility of engaging in discussions regarding a potential business combination transaction.

On July 20, 2023 Plum and Veea entered into a non-disclosure agreement to allow Plum to learn more information about Veea’s business operations, historical financial information, and technology.

Over the next couple of weeks, Plum and its advisors continued to conduct business and financial due diligence of Veea and held in-person, telephonic and video conference meetings with representatives of Veea and its advisors regarding, among other things, Veea’s leadership team, Veea’s existing business and operational/financial model, potential valuation, historical and current financial information, operational performance, projected financial information, corporate governance structures, Veea’s technology product offerings, and Veea’s strategic business plan.

On July 24, 2023 representatives of Plum and Veea held a follow-up videoconference to discuss technology, differentiated strategy, business operations, historical financial information, and general corporate matters.

On July 31, 2023, representatives from Plum spoke with an investor about their views on Veea’s business, technology, and growth prospects.

On August 1, 2023, the principals of Plum and Veea spoke to discuss the company’s goals in the deSPAC process.

On August 3, 2023, representatives from Plum had a follow up call with an investor about Veea and the perspectives of a business combination with Veea.

On August 7, 2023, representatives of Plum, Veea, and an investor met via videoconference to discuss how to move a potential business combination forward.

On August 11, 2023, representatives of Plum and Veea met to discuss Veea’s operations, end markets, and historical financials. Veea walked Plum through the use cases, market opportunity, technology, and go-to-market strategy. These meetings continued over the two weeks. Later in the same day, Veea invited Plum to the virtual data room.

On August 24, 2023, Veea’s management introduced Plum and its representatives to partners of Veea. Over the next two weeks, Plum had conversations with Veea’s partners about the use cases, technology and go-forward business plan and partnerships between the parties.

On September 6, 2023, principals for Plum met with Veea’s management team at their offices in New Jersey. Additionally, some of Veea’s team located in the United Kingdom joined the meeting telephonically. During these meetings, Plum had detailed discussions with Veea’s management regarding product/product roadmap, product demonstrations, customers, total addressable market, business plan, historical and projected financials, go-to-market strategy/pipeline, operations, financial controls and infrastructure, and public readiness as part of its diligence process. Following the meeting, principals from Plum went to dinner with the senior executives of Veea.

Over the next couple of weeks, Plum and its advisors continued to conduct business and financial due diligence of Veea and held in-person, telephonic and videoconference meetings with representatives of Veea, among other things, Veea’s leadership team, Veea’s existing business and operational/financial model, potential valuation, historical and current financial information, operational performance, projected financial information, corporate governance structures, Veea’s technology product offerings, and Veea’s strategic business plan.

On September 15, 2023, Plum sent Veea an initial letter of intent and draft term sheet (together, the “September 15 Draft Proposal”), which provided for, among other things, the following non-binding material terms for a proposed business combination of Plum and Veea: (i) a pre-money equity value of $180 million payable in the form of Plum Class A ordinary shares and a target earnout equal to 4,500,000 shares which would be payable in three tranches upon achievement of the post-combination company of trading prices of $12.50 and $15.00, respectively, for any 20 trading-days within any 30 trading-day period prior to the fifth anniversary of the closing of the potential business combination, or in the alternative, upon the achievement of certain financial performance metrics; (ii) 360-day lock-up provisions subject to early releases of 1/3 of the Sponsor shares if the trading prices of $12.50, $15.00, and $17.50 were achieved, for any 20 trading-days within any 30 trading-day period prior to the expiration of the lock-up; and (iii) Plum’s right to appoint one director to the board of directors of the post-combination company and have one additional director mutually agreed upon by the parties. The September 15 Draft Proposal also included a binding one-way exclusivity period of 45-days for Veea following the execution of the letter of intent, subject to an automatic 15-day extension if Plum and Veea continued to work in good faith towards the signing of a business combination agreement, during which period Plum and Plum would be prohibited from soliciting or negotiating any competing transaction. Lastly, the September 15 Draft Proposal requested expense reimbursement up to $1 million from Veea to cover Plum’s transaction expenses.

Over the next couple of weeks, Plum continued to review the virtual data room, perform diligence on Veea’s operations, technology, and customers. During this period, the principals of Plum and Veea continued to have conversations about the terms of the September 15 Draft Proposal and the economics of potential partnership.

On September 26, 2023, Plum sent Veea a revised letter of intent and draft term sheet (together, the “September 26 Draft Proposal”), which provided for, among other changes, revisions to the earn-out structure, expense reimbursement proposal, and changes to the exclusivity agreement. On October 1, 2023, Plum received comments from Veea and Ellenoff Grossman & Schole LLP (“EGS”), Veea’s counsel, on the September 26 Draft Proposal.

On October 8, 2023, Plum sent Veea a revised letter of intent and draft term sheet (together, the “October 8 Draft Proposal”), which responded to Veea and EGS’s comments on the September 26 Draft Proposal.

On October 9, 2023, the board of directors of Plum met by videoconference with certain members of Plum management and representatives of Hogan Lovells US LLP (“Hogan Lovells”), counsel to Plum, in attendance. Plum management provided an update on Plum’s search for a potential acquisition target and updated the Plum Board on Plum management’s evaluation of Veea as a potential acquisition target including an update on Plum’s due diligence of Veea conducted to date, the key terms of the October 8 Draft Proposal and the ongoing negotiation process with Veea and next steps with respect to due diligence of Veea. The Plum Board gave approval to submit a revised proposal and enter into exclusivity with Veea.

On October 10, 2023 Plum delivered Veea a revised letter of intent and non-binding term sheet (together, the “October 10 Proposal”), which provided for, among other things, the following non-binding material terms for a proposed business combination of Plum and Veea: (i) a pre-money equity value range of $180 million payable in the form of Plum Class A ordinary shares and a target earnout equal to 4,500,000 shares which would be payable in two tranches upon achievement of the post-combination company of trading prices of $12.50 and $15.00, respectively, for any 20 trading-days within any 30 trading-day period prior to the fifth anniversary of the closing of the potential business combination, or in the alternative, upon the achievement of certain financial performance metrics; (ii) 360-day lock-up provisions subject to early releases of 1/3 of the Sponsor shares if the trading prices of $12.50, $15.00, and $17.50 were achieved, for any 20 trading-days within any 30 trading-day period prior to the expiration of the lock-up period; (iii) sponsor earnout of 1,726,994 shares which would be payable in two tranches upon achievement of the post-combination company of trading prices of $12.50 and $15.00, respectively, for any 20 trading-days within any 30 trading-day period prior to the fifth anniversary of the closing of the potential business combination, or in the alternative, upon the achievement of certain financial performance metrics, (iv) an expense reimbursement of $1,000,000 if a definitive written agreement is executed by Veea terminates the agreement for anything other than material breach by Plum and (v) Plum’s right to appoint one director to the board of directors of the post-combination company and have one director mutually agreed upon by the parties. The October 10 Proposal also included a binding exclusivity period of 30-days following the execution of the letter of intent, subject to an automatic 15-day extension if Plum and Veea continued to work in good faith towards the signing of a business combination agreement, during which period Plum and Veea would be prohibited from soliciting or negotiating any competing transaction.

On October 11, 2023, Plum and Veea executed the October 10 Proposal (hereafter, the “Letter of Intent”), entering the parties into exclusivity.

On October 16, 2023, representatives of Hogan Lovells were granted access to the Veea data room and Hogan Lovells commenced legal due diligence. The Veea data room was organized into various specific folders and subfolders housing documents related to corporate records, financial information, intellectual property and technical materials, customer contracts, employment matters and litigation. Marketing information was also provided through the data room.

From October 16, 2023 through November 28, 2023, representatives of Plum, Veea, Hogan Lovells and EGS met telephonically and via videoconference and negotiated and exchanged drafts of the Business Combination Agreement, as well as exhibits and schedules to the Business Combination Agreement and various ancillary documentation related to the potential business combination and related transactions including, but not limited to, a sponsor support agreement, registration rights agreement, legal due diligence matters, and negotiated and resolved open items for consideration.

In October 2023, Plum engaged Cohen as its financial advisor to represent and advise Plum on a potential business combination with Veea. Cohen was chosen for the direct experience and expertise within the special purpose acquisition company space.

On October 17, 2023, Hogan Lovells delivered an initial draft of the Business Combination Agreement to EGS setting forth transaction terms, representations and warranties, covenants, termination provisions and closing conditions substantially consistent with the Letter of Intent.

Between October 12, 2023 and November 28, 2023, representatives of Plum and Veea and their respective advisors held a number of in-person, telephonic, and video conference meetings to discuss due diligence, the financial prospects of Veea, the audited Veea financials, Veea’s strategic plan, the governance of the post-combination company, related party considerations, the Registration Statement on Form S-4 to be filed with respect to the proposed business combination, a potential private fund raising process, including investor outreach and the investor deck, and the status of preparation of materials for the signing and announcement of the proposed business combination and other transaction documents. Additionally, Plum, Veea and their respective financial and legal representatives negotiated and exchanged drafts of the Business Combination Agreement and ancillary transaction documents.

On November 2, 2023, representatives for Veea introduced Plum to additional partners and customers of Veea. Over the next week, Plum meet with the partners and customers of Veea via video conference to discuss Veea’s products and growth opportunities.

On November 6, 2023, Plum engaged Houlihan Capital, LLC (“Houlihan Capital”) to act as an independent financial advisor to the board of directors of Plum and to provide the Plum Board of directors with a fairness opinion.

On November 7, 2023, EGS delivered to Hogan Lovells an initial draft of the Veea Lock-up Agreement and Founder Letter Amendment.

On November 9, 2023, Houlihan Capital held a videoconference with the Veea management to perform diligence as part of its role as independent financial advisor to the board of directors of Plum. Subsequently, Houlihan Capital continued to performance diligence on Veea until delivering the fairness opinion to Plum’s board of directors on November 20, 2023.

On November 10, 2023, the Plum Board met by videoconference with Plum management and representatives of Hogan Lovells. Representatives of Hogan Lovells advised the Plum Board on its responsibilities and obligations under both Cayman and Delaware law. Plum management provided an update on business and financial diligence of Veea, and Plum management provided an update on the transaction process and ongoing negotiations with Veea. Representatives of Hogan Lovells provided an update on legal diligence and the negotiations of the Business Combination Agreement and the ancillary agreements.

On the evening of November 12, 2023, Plum and Veea issued a joint press release announcing that they had signed a non-binding letter of intent for a potential business combination.

On the morning of November 13, 2024, Plum filed a Current Report on Form 8-K that included the joint press release announcing that the parties had signed a non-binding letter of intent.

Between November 12 and 18, principals from Plum and senior management of Veea travelled to Hong Kong to conduct meetings with potential investors.

Additionally on November 13, 2023, EGS delivered a revised draft of the Business Combination Agreement to Hogan Lovells which included, among other things, (i) changes to the transaction structure; (ii) certain changes to the interim operating covenants of Veea; (iii) changes to consideration for termination; (iv) splitting of the transaction fees.

On November 17, 2023, Hogan Lovells delivered EGS a revised draft of the Business Combination Agreement which included, among other things, (i) changes to consideration for termination; (ii) certain changes to the interim operating covenants of Veea; (iii) changes to the transaction structure; (iv) additional tax consideration, and (v) splitting of the transaction fees. Additionally, Hogan Lovells delivered comments to the form of Veea Lock-Up Agreement and Founder Letter Amendment.

On November 20, 2023, the Plum Board met by videoconference with Plum management and representatives of Hogan Lovells and Houlihan Capital. The board received updates on the status of the proposed business combination with Veea from Plum’s management. Hogan Lovells provided an overview of the board’s responsibility under both Cayman and Delaware law and updated the board on the status of the legal negotiations. Representatives of Houlihan Capital orally rendered its opinion to the Plum Board (which was subsequently confirmed in writing by delivery of Houlihan Capital’s written opinion addressed to the Plum Board, dated December 28, 2023), as to the fairness, from a financial point of view, to the Plum shareholders (other than the Sponsor and its affiliates) of the equity value of Veea implied in the Business Combination.

On November 21, 2023, EGS delivered a revised draft of the Business Combination Agreement to Hogan Lovells which included, among other things, (i) changes to the required shareholder consent for Veea; (ii) certain changes to the interim operating covenants of Veea; (iii) changes to the transaction structure; (iv) financing structure and (v) splitting of the transaction fees.

On November 22, 2023, Hogan Lovells delivered to EGS an initial draft of the Sponsor Letter Agreement and Support Agreement.

On November 24, 2023, Hogan Lovells delivered to EGS a revised draft of the Business Combination Agreement, which included, among other things, (i) changes to the required shareholder consent for Veea; (ii) changes to the interim operating covenants of Veea; and (iii) changes to certain requirements in the event Veea receives a superior proposal.

On November 25, 2023, EGS delivered a revised draft of the Business Combination Agreement to Hogan Lovells which included, among other things, (i) changes relating to the conversion of certain indebtedness into New Plum Common Stock; (ii) changes to the required shareholder consent for Veea; and (iii) changes to the circumstances resulting in Veea’s obligation to pay a termination fee.

On November 26, 2023, Hogan Lovells delivered EGS a revised draft of the Business Combination Agreement to Hogan Lovells which included minor changes.

On November 26, 2023, the Plum Board met by videoconference with Plum management and representatives of Hogan Lovells and Houlihan Capital to discuss the Business Combination Agreement, the ancillary agreements and certain matters between signing and closing the transaction. At the meeting, representatives of Hogan Lovells provided updates to the Plum Board with respect to the final terms of the Business Combination based on the negotiations that had taken place over the course of the prior week. Additionally, Houlihan Capital provided a bring down of their fairness opinion. Following discussions, the Plum Board approved the Business Combination, the Business Combination Agreement and the transactions contemplated thereby, and determined to recommend the adoption of the Business Combination Agreement and the transactions contemplated thereby to its shareholders. Following the meeting, the Plum Board executed a unanimous written consent approving the business combination, the Business Combination Agreement and the transactions contemplated thereby.

Additionally on November 26, 2023, Plum, Veea, Hogan Lovells, and EGS meet via videoconference to discuss the remaining items in the Business Combination Agreement and how to move toward a signing. After the call, EGS delivered Hogan Lovells a revised draft of the Support Agreement and Sponsor Letter Agreement. Hogan Lovells had no further comments on these documents.

On November 27, 2023, EGS delivered Hogan Lovells a revised draft of the form of Veea Lock-Up Agreement and the Sponsor Letter Agreement, and the Founder Letter Amendment which included. Additionally, EGS delivered an initial draft of the Plum Lock-Up Agreement, which was identical to the Veea Lock-Up Agreement. Hogan Lovells had no further comments on these documents.

Additionally, on November 27, 2023, EGS delivered a revised draft of the Business Combination Agreement to Hogan Lovells which included, among other things, (i) changes to the transaction structure; (iii) changes to consideration for termination, and (iii) splitting of the transaction fees. This draft was signed off as the executable copy by all parties.

On the evening of November 27, 2023, Plum and Veea entered into the Business Combination Agreement and certain ancillary agreements. Early in the morning of November 28, 2023, Plum and Veea issued a joint press release announcing the business combination.

Subsequently, on November 28, 2024, Plum filed a Current Report on Form 8-K that included the joint press release announcing the Business Combination. On December 1, 2023, Plum filed a Current Report on Form 8-K, which included the investor presentation, the Business Combination Agreement (and related exhibits) and the other material agreements entered into by Plum in connection with the Business Combination.

The Plum Board’s Reasons for the Business Combination

The Plum Board, in evaluating the Business Combination, consulted with Plum’s management and legal and financial advisors. The Plum Board reviewed the results of Plum management’s due diligence investigation, and the due diligence investigations of Plum’s third-party financial and legal advisors, and discussed the due diligence findings with Plum’s third-party financial and legal advisors. The Plum Board also received and reviewed presentations from, and discussed with, Plum’s third-party financial and legal advisors regarding the transaction structure, material terms of the Business Combination and various aspects of the due diligence. In reaching its unanimous decision to (i) determine that the Business Combination is in the best interests of Plum and its stockholders, (ii) approve and declare advisable the Business Combination Agreement and the transactions contemplated thereby, including the Business Combination and the issuance of Plum Ordinary Shares in connection therewith, and (iii) recommend that the Plum shareholders adopt the Business Combination Agreement, and the transactions contemplated thereby, including the Business Combination and the issuance of Plum Ordinary Shares, the Plum Board considered a range of factors, including, but not limited to, the factors discussed below. In light of the number and wide variety of factors considered in connection with its evaluation of the Business Combination, the Plum Board did not consider it practicable to, and did not attempt to, quantify or otherwise assign relative weights to the specific factors that it considered in reaching its determination and supporting its decision. The Plum Board viewed its decision as being based on all of the information available and the factors presented to and considered by it. In addition, individual directors may have given different weight to different factors. This explanation of Plum’s reasons for approval of the Business Combination and all other information presented in this section is forward-looking in nature and, therefore, should be read in light of the factors discussed under “Forward-Looking Statements.”

In the prospectus for the Initial Public Offering, Plum identified the following general criteria and guidelines that Plum believed would be important in evaluating prospective target businesses:

•        Large Addressable Market:    Plum would seek to invest in companies that offer room for compelling, long-term growth in their key markets. Large addressable markets have been a hallmark of Plum’s management previous successful investments. Plum believe green field or rapidly growing markets often create the largest absolute returns.

•        Experienced and Visionary Management Team:    Seasoned and visionary management teams are necessary for success in Plum’s model. Plum intended to acquire a company with forward-thinking leaders with a demonstrated history of success, and whose interests and vision are aligned with those of our team and shareholders.

•        Robust Growth:    While many things must fall in place for an investment to succeed, Plum believed that growth is the primary driver of returns. Plum believed that revenue growth, not cost cutting, leverage, or other strategies, is the most important driver of long-term value.

•        Strong Business Model:    Plum believes business models that enable reinvestment win in the long-haul. As such, the most investable companies must show, through compelling unit economics and business model, both the ability to deliver impressive cash flows and productively reinvest over the long term.

•        Competitive Moat:    Real, sustainable accumulating advantages enable companies to compound value. Plum favors businesses with strong structural advantages, including various forms of network effects, aggregator dynamics, and brand.

•        Visible Market Opportunity:    Plum sought to invest in businesses with recurring or re-occurring business models that provide good revenue visibility and ample data, allowing Plum to clearly understand growth drivers. Plum intended to invest in those businesses where future revenue cannot be confounded by significant market, technology, or regulatory risks.

Before reaching its decision, the Plum Board reviewed the material aspects of Plum management’s due diligence, which included:

•        research on the industry/technology trends, historical and projected growth trends, competitive landscape and other industry factors;

•        extensive meetings and calls with Veea’s management team and representatives regarding operations, business model, growth potential, competitive positioning, and historical and projected financials, among other topics;

•        evaluation of potential value-creation opportunities, including organic revenue growth, market growth and potential partnership opportunities;

•        other due diligence activities relating to quality of earnings, accounting, legal, tax, operations and other matters;

•        research on comparable public companies; and

•        financial and valuation analyses, review and analysis of Veea’s financial projections, to the extent set forth below.

In approving the Business Combination, the Plum Board received a fairness opinion from Houlihan Capital, LLC (“Houlihan Capital”). The officers and directors of Plum have substantial experience in evaluating the operating and financial merits of companies from a wide range of industries. The Plum officers and directors used their collective experience, the opinion of Houlihan Capital, and the advice of Plum’s financial advisors when determining the merits of the transaction.

The Plum Board considered a few factors pertaining to the Business Combination as generally supporting its decision to enter into the Business Combination Agreement and the transactions contemplated thereby, including, but not limited to, the following material factors:

•        Benefits from Public Market Entry and Plum Expertise.    The Plum Board considered the fact that, given the expected capital raise from private and public investments as part of the Business Combination, among other things, the cash that post-combination Veea is expected to have will allow it to be well-positioned to scale and fund its business plan. Additionally, the Plum Board considered the benefits to Veea from the expertise and public company experience of the Plum Board and management.

•        Stockholder Liquidity.    The Plum Board considered the fact that, pursuant to the Business Combination Agreement, the Plum Ordinary Shares issued as merger consideration will be listed on the Nasdaq, a major U.S. stock exchange, which the Plum Board believes has the potential to offer stockholders enhanced liquidity.

•        Other Alternatives.    The Plum Board has determined that, after a thorough review of other business combination opportunities reasonably available to Plum, the proposed Business Combination represents the best potential business combination for Plum and the most attractive opportunity for Plum based upon the process utilized to evaluate and assess other potential acquisition targets. The Plum Board has also determined that such process has not presented a better alternative.

•        Negotiated Transaction.    The Plum Board has determined that the financial and other terms of the Business Combination Agreement are reasonable and were the product of arm’s-length negotiations between Plum and Veea.

The Plum Board also considered various uncertainties and risks and other potentially negative factors concerning the Business Combination, including, but not limited to, the following:

•        Exclusivity.    The fact that the Business Combination Agreement includes an exclusivity provision that prohibits Plum from soliciting other business combination proposals, which restricts Plum’s ability, so long as the Business Combination Agreement is in effect, to consider other potential business combinations.

•        Macroeconomic Risks.    Macroeconomic uncertainty, including the impacts of rising interest rates and inflation, regulatory policy, supply chain issues and the continuing impact of the COVID-19 pandemic and the effects any of the foregoing could have on Veea’s revenues and the trading price of New Plum Common Stock.

•        Business Plan and Projections May Not Be Achieved.    The risk that Veea may not be able to execute on its business plan, and realize the financial performance set forth the financial projections on the timeline expected or at all, in each case as presented to management of Plum.

•        Risks Associated with Veea’s Business.    The risk factors related to Veea set forth in this proxy statement/prospectus under the headings “Risk Factors — Risks Related to Our Business, Industry and Technology.”

•        Redemption Risk.    The risk that a significant number of Plum’s Public Shareholders may redeem their Public Shares for cash prior to the consummation of the Business Combination, thereby reducing the amount of cash available to Veea following the consummation of the Business Combination and making the Business Combination more difficult to complete. The consummation of the Business Combination is conditioned upon satisfaction of the Net Closing Cash Condition, which is for the sole benefit of Veea.

•        Evolving Regulatory Regime Governing Special Purpose Acquisition Companies.    The risk that regulation of special purpose acquisition companies continues to evolve and the SEC, Nasdaq and other regulators may revisit and update their laws, regulations and policies.

•        Stockholder Vote.    The risk that Plum’s stockholders may object to the Business Combination and take action that may prevent or delay the consummation of the Business Combination, including failing to provide the requisite votes necessary to effect the Business Combination.

•        Closing Conditions.    The fact that the completion of the Business Combination is conditioned on the satisfaction of certain closing conditions that are not within Plum’s control, including the Minimum Cash Condition (as defined in the Business Combination Agreement).

•        Litigation.    The possibility of litigation challenging the Business Combination or an adverse judgment granting permanent injunctive relief that could indefinitely delay or enjoin consummation of the Business Combination.

•        Benefits May Not Be Achieved.    The risks that the potential benefits of the Business Combination may not be fully achieved or may not be achieved within the expected timeframe.

•        Liquidation of Plum.    The risks and costs to Plum if the Business Combination is not completed, including the risk of diverting Plum management’s focus and resources from other business combination opportunities, which could result in Plum being unable to effect a business combination before June 18, 2024, and force Plum to liquidate.

•        Growth Initiatives May Not be Achieved.    The risk that Veea’s growth initiatives may not be fully achieved or may not be achieved within the expected timeframe.

•        Plum Shareholders Receiving a Minority Position.    The fact that Plum shareholders will own a minority of the voting and economic rights of New Plum following the consummation of the Business Combination.

•        Fees and Expenses.    The fees and expenses associated with completing the Business Combination.

•        Other Risk Factors.    Various other risk factors associated with the business of Veea and the Business Combination as described in the section entitled “Risk Factors” appearing elsewhere in this proxy statement/prospectus.

The Plum Board concluded that Veea met Plum’s investment criteria and that the potential benefits that it expects Plum and its stockholders to achieve as a result of the Business Combination outweigh the potentially negative factors associated with the Business Combination. Accordingly, the Plum Board unanimously determined that the Business Combination and the transactions contemplated by the Business Combination Agreement are advisable and in the best interests of Plum and its stockholders.

Opinion of Financial Advisor to the Plum Board

On November 20, 2023, Houlihan Capital delivered an oral opinion to the Plum Board, which opinion was subsequently confirmed by delivery of a written opinion dated December 28, 2023 addressed to the Plum Board (the “Opinion”), to the effect that, as of the date of the Opinion and based upon and subject to the assumptions, conditions and limitations set forth in the written Opinion, the consideration to be issued, paid or exchanged to Plum’s shareholders in the Business Combination is fair from a financial point of view to Plum’s shareholders that are unaffiliated with Plum’s Sponsor, Plum Partners LLC.

The full text of Houlihan Capital’s written Opinion dated December 28, 2023, which sets forth the assumptions made, procedures followed, matters considered and limitations on the review undertaken in connection with the Opinion (which are also summarized herein), is attached as Annex K to this proxy statement/prospectus and is incorporated herein by reference. The description of Houlihan Capital’s written Opinion set forth in this proxy statement/prospectus is qualified in its entirety by the full text of such Opinion.

Houlihan Capital’s Opinion was provided for the use and benefit of the Plum Board (in its capacity as such and not in any other capacity) in its evaluation of the Business Combination (and, in its engagement letter, Houlihan Capital provided its consent to the inclusion of the text of its Opinion as part of this proxy statement/prospectus). Houlihan Capital’s only opinion is the formal written opinion Houlihan Capital has expressed as to whether, as of the date of such opinion, the consideration to be issued, paid or exchanged to Plum’s shareholders in the Business Combination is fair from a financial point of view to Plum’s shareholders that are unaffiliated with Plum’s Sponsor. The Opinion does not constitute a recommendation to proceed with the Business Combination. Houlihan Capital’s Opinion did not address any other aspect or implications of the Business Combination and the Opinion does not constitute an opinion, advice or recommendation as to how any shareholder of Plum should vote at the Extraordinary General Meeting. In addition, the Opinion did not in any manner address the prices at which the securities of New Plum would trade following the consummation of the Business Combination or at any time. Houlihan Capital’s opinion was approved by a Houlihan Capital fairness opinion committee.

In arriving at its opinion, Houlihan Capital, among other things:

•        Held discussions with certain members of Plum management (“Plum Management”) and Veea management (“Veea Management”) regarding the Business Combination, Veea’s historical performance and financial projections, and Veea’s future outlook as utilized in the Board Presentation presented by Houlihan Capital to the Board on November 20, 2023;

•        Reviewed information provided by Client and Veea including, but not limited to:

•        Annual financial statements for Veea for the fiscal years ended December 31, 2020, 2021, and 2022;

•        Projected revenue for Veea for the fiscal years ended December 31, 2023, and 2024;

•        Non-binding executed Term Sheet, dated October 11, 2023;

•        Various Plum Presentations outlining Veea partners and products;

•        A sources and uses table for the Business Combination;

•        Ownership structure spreadsheet Pro Forma for the Business Combination;

•        Relied upon representations made by Plum Management concerning, among other things, certain forecasted financial information of Veea prepared by Plum Management (the “Forecast”) set forth in a letter, dated December 21, 2023 (the “Representation Letter”);

•        Reviewed the industry in which Veea operates, which included a review of (i) certain industry research, (ii) certain comparable publicly traded companies and (iii) certain mergers and acquisitions of comparable businesses;

•        Developed indications of value for Veea using generally accepted valuation methodologies; and

•        Reviewed certain other relevant, publicly available information, including economic, industry, and Veea specific information.

In connection with its review, Houlihan Capital relied upon and assumed, without independent verification, the accuracy, completeness and reasonableness of the financial, legal, tax, and other information discussed with or reviewed by Houlihan Capital and assumed such accuracy and completeness for purposes of rendering an opinion. In addition, Houlihan Capital did not make any independent evaluation or appraisal of any of the assets or liabilities (contingent or otherwise) of Plum or Veea, nor, except as stated herein, was it furnished with any such evaluation or appraisal. Houlihan Capital further relied upon the assurances and representations from Plum Management that they are unaware of any facts that would make the information provided to Houlihan Capital to be incomplete or misleading in any material respect for the purposes of the Opinion. Plum Management has represented: (1) that it directed Houlihan Capital to rely on the prospective financial information prepared by Plum Management (the “Veea Information”); (2) the Veea Information represents Plum Management’s good faith assessment of New Plum’s future performance Pro Forma for closing of its pending Business Combination with Veea (i.e., de-SPAC), and Plum Management has a reasonable basis for such an assessment; (3) Houlihan Capital had no role whatsoever in the preparation of the Veea Information; (4) Houlihan Capital was not asked to provide an outside “reasonableness review” of the Veea Information; (5) Plum did not engage Houlihan Capital to audit or otherwise validate any of the Veea Information underlying inputs and assumptions; and (6) that Houlihan Capital accurately summarized and presented the Veea Information. Nothing came to Houlihan Capital’s attention in the course of the engagement which would lead Houlihan Capital to believe that (i) any information provided to Houlihan Capital or assumptions made by Houlihan Capital are insufficient or inaccurate in any material respect or (ii) it is unreasonable for Houlihan Capital to use and rely upon such information or make such assumptions.

Houlihan Capital expressed no opinion as to the market price or value of New Plum’s Public Shares after the announcement or consummation of the Business Combination. Houlihan Capital did not express any opinion as to fair value or the solvency of New Plum following the closing of the Business Combination. In rendering its Opinion, Houlihan Capital assumed that the final executed form of the Business Combination Agreement would not differ in any material respect from the applicable drafts that it reviewed, that the Business Combination would be consummated in accordance with the terms of the Business Combination Agreement without any waiver or modification that could be material to Houlihan Capital’s analysis, and that the parties to the Business Combination Agreement would comply with all the material terms of the Business Combination Agreement. Houlihan Capital assumed, with Plum’s consent, that all governmental, regulatory or other consents and approvals necessary for the completion of the Business Combination would be obtained except to the extent that could not be material to its analysis. Houlihan Capital also was not requested to, and did not, participate in the structuring or negotiation of the Business Combination. Except as described in this summary, the Plum Board imposed no other instructions or limitations on Houlihan Capital with respect to the investigations made or procedures followed by Houlihan Capital in rendering its opinion.

In connection with the preparation of the Opinion, Houlihan Capital made numerous assumptions with respect to industry performance, general business, market and economic conditions and other matters, many of which are beyond the control of any party involved in the Business Combination. Houlihan Capital’s Opinion is necessarily based on financial, economic, market and other conditions as in effect on, and the information made available to it as of, the date of the Opinion. Houlihan Capital is under no obligation to update, revise, reaffirm or withdraw the Opinion, or otherwise comment on or consider events occurring after the date of the Opinion.

The following is a summary of the material financial and comparative analyses presented by Houlihan Capital to the Plum Board at its meeting held on November 20, 2023, in connection with its Opinion. Some of the summaries of financial analyses below include information presented in tabular format. In order to fully understand Houlihan Capital’s analyses, the tables must be read together with the text of each summary. The summary of Houlihan Capital’s financial analyses described below is not a complete description of the analyses underlying its Opinion. The preparation of a financial opinion is a complex analytical process involving various determinations as to the most appropriate and relevant methods of financial analyses and the application of those methods to the particular circumstances and, therefore, is not readily susceptible to summary description.

Several analytical methodologies were employed by Houlihan Capital in its Opinion, and no one method of analysis should be regarded as critical to the overall conclusion reached. Each analytical technique has inherent strengths and weaknesses, and the nature of the available information may further affect the value of particular techniques. In arriving at the Opinion, Houlihan Capital did not attribute any particular weight to any single analysis or factor, but instead, made certain qualitative and subjective judgments as to the significance and relevance of each analysis and factor relative to all other analyses and factors performed and considered by Houlihan Capital and in the context of the circumstances of the Business Combination. Accordingly, Houlihan Capital believes that its analyses must be considered as a whole, because considering any portion of such analyses and factors, without considering all analyses and factors in their entirety, could create a misleading or incomplete view of the process underlying, and used by Houlihan Capital as support for, the conclusion set forth in the Opinion.

The conclusions Houlihan Capital has reached are based on all the analyses and factors presented in the Opinion taken as a whole and also on application of its own experience and judgment. Such conclusions may involve significant elements of subjective judgment or qualitative analysis. Houlihan Capital therefore gives no opinion as to the value or merit standing alone of any one or more parts of the material that follows.

Valuation Overview

In assessing whether the consideration to be issued, paid or exchanged to Plum Shareholders in the Business Combination is fair from a financial point of view to Plum Shareholders and the Business Combination is fair from a financial point of view to Plum Shareholders that are unaffiliated with Plum’s Sponsor, Houlihan Capital compared the price per share at which the unaffiliated shareholders may redeem their shares against the fair market value per share Pro Forma for the Business Combination calculated by Houlihan Capital. If the fair market value per share Pro Forma for the Business Combination exceeds the Redemption value ($10.92 per share), then the consideration to be paid by Plum in the Business Combination is fair to Plum and the Plum shareholders from a financial point of view.

Houlihan Capital concluded that the consideration to be issued, paid or exchanged to Plum shareholders in the Business Combination is fair from a financial point of view to Plum shareholders that are unaffiliated with the Plum’s Sponsor.

Veea’s Financial Projections and Analytical Methodologies

Veea management provided to Plum which provided to Houlihan Capital certain pipeline information, which consisted of potential sales of Veea’s products to third parties contained in the pipeline for the fiscal years ended December 31, 2023 and December 31, 2024. From this information, projected revenue as well as normalized gross margins for Veea were calculated.

There are three primary approaches that have traditionally been used to estimate fair market value: the adjusted book value approach, the market approach (which includes the guideline public company method and the comparable transactions method), and the income approach, each as briefly described below.

Adjusted Book Value Approach.    The adjusted book value approach estimates fair value based on the principle of substitution, assuming that a prudent investor would pay no more for an asset than the amount for which the asset or property could be reproduced or replaced, less depreciation from physical deterioration and functional and economic obsolescence, if present and measurable. This approach is typically considered appropriate for capital-intensive businesses, real estate holding companies, or other types of holding companies where the value of the entity is derived primarily from the underlying assets held by the entity and not from additional value added from labor or profitable use of the assets owned. This valuation approach may also be used to value companies that are in bankruptcy or liquidation, or those that are otherwise not considered a going concern. Because Veea operates as a going concern business and is not asset intensive, Houlihan Capital did not utilize the adjusted book value approach in support of the Opinion.

Market Approach.    The market approach references actual transactions of the asset to be valued, similar assets, or assets that can otherwise be used to infer the value of the subject asset. The application of methods within the market approach often requires identifying companies comparable to a subject company, observing transaction prices of those companies’ securities, deriving valuation multiples based on the ratio of such transaction prices to financial metrics (e.g., EBITDA, Tangible Book Value, Book Value), and then applying selected valuation multiples to the subject company’s same financial metrics. Houlihan Capital was able to identify a sufficiently robust set of guideline public companies similar to Veea. Therefore, Houlihan Capital utilized the Guideline Public Company Method of the Market Approach to support the Opinion.

The Comparable Transactions Method is another commonly used method under the Market Approach. This valuation method involves determining valuation multiples from sales of companies with financial and operating characteristics considered reasonably similar to those of the company being valued and applying representative multiples to the financial metrics of the subject company to estimate value, similar to the Guideline Public Company Method. Houlihan Capital was unable to identify a sufficiently robust set of transactions involving target companies considered reasonably similar to Veea for which publicly disclosed data to calculate and adjust valuation multiples was available. Therefore, Houlihan Capital did not utilize the Comparable Transactions Method of the Market Approach in support of the Opinion.

The Income Approach.    The income approach is a calculation of the present value of the future monetary benefits expected to flow to the owner of the subject asset. A commonly applied methodology under the Income Approach is the Discounted Cash Flow (“DCF”) Method. Using a DCF analysis, value is indicated from all the future cash flows attributable to the firm or asset, discounted to present value at an appropriate required rate of return. A forecast suitable to perform a discounted cash flow analysis and guidance from Management was not available to Houlihan Capital, and therefore, Houlihan Capital did not utilize the income approach in support of the Opinion.

Enterprise Value of Veea Utilizing the Guideline Public Company Method

Houlihan Capital searched the universe of publicly traded companies for companies with operations that are similar to Veea and identified 16 reasonably similar companies globally. In selecting guideline public companies, we searched for companies with similar business operations, size, prospects for growth, profitability, and risk. Houlihan Capital relied upon the guideline public company peer group presented in the table below.

Veea, Inc.
Guideline Public Companies

Company Name	Ticker	Industry
The Trade Desk, Inc.	NASDAQGM:TTD	Advertising
DoubleVerify Holdings, Inc.	NYSE:DV	Application Software
Edge Total Intelligence Inc.	TSXV:CTRL	Application Software
Nutanix, Inc.	NASDAQGS:NTNX	Application Software
PROS Holdings, Inc.	NYSE:PRO	Application Software
Roper Technologies, Inc.	NASDAQGS:ROP	Application Software
Samsara Inc.	NYSE:IOT	Application Software
Splunk Inc.	NASDAQGS:SPLK	Application Software
Arista Networks, Inc.	NYSE:ANET	Communications Equipment
Digi International Inc.	NASDAQGS:DGII	Communications Equipment
Ubiquiti Inc.	NYSE:UI	Communications Equipment
Cognex Corporation	NASDAQGS:CGNX	Electronic Equipment and Instruments
INEO Tech Corp.	TSXV:INEO	Electronic Equipment and Instruments
Akamai Technologies, Inc.	NASDAQGS:AKAM	Internet Services and Infrastructure
DigitalOcean Holdings, Inc.	NYSE:DOCN	Internet Services and Infrastructure
Fastly, Inc.	NYSE:FSLY	Internet Services and Infrastructure

Based on a detailed analysis of the selected guideline public companies described above, Houlihan Capital considered multiples of fiscal year 2024 revenue for its valuation. In selecting the multiples to apply to Veea, Houlihan Capital reviewed the growth, risk and, with respect to the peer companies incorporated in Houlihan Capital’s analysis, profit margins of the guideline public companies identified by Houlihan Capital.

Based on this information and other factors, Houlihan Capital used professional judgment to select multiples that Houlihan Capital believes reflect the relative comparability of Veea to the guideline public companies. As of November 16, 2023, the Enterprise Value to fiscal year 2024 revenue multiples of the guideline public companies ranged from 2.31x to 13.45x. Ultimately, Houlihan Capital applied an Enterprise Value to fiscal year 2024 revenue multiple of 6.00x to 7.50x (approximately equal to the mean and third quartile multiples of the guideline public companies) for its valuation.

Based on the guideline public company analysis described above, Houlihan Capital calculated an indicated enterprise value range for Veea of between $300.0 million and approximately $375.0 million.

Fairness Opinion Conclusion

Houlihan Capital concluded that, as of the date of the Opinion and based upon and subject to the assumptions, conditions and limitations set forth in the written Opinion, the consideration to be issued, paid or exchanged to Plum’s shareholders in the Business Combination is fair from a financial point of view to Plum’s shareholders that are unaffiliated with Plum’s Sponsor.

Houlihan Capital Conflict Disclosure and Fees

Houlihan Capital, a Financial Industry Regulatory Authority (“FINRA”) member, as part of its investment banking services, is regularly engaged in the valuation of businesses and securities in connection with mergers and acquisitions, private placements, bankruptcy, capital restructuring, solvency analyses, stock buybacks, and valuations for corporate and other purposes. Neither Houlihan Capital, nor any of its principals or affiliates, has any ownership or other beneficial interests in any party to the Business Combination Agreement or any of their affiliates and has provided no previous investment banking services to any party to the Business Combination Agreement or any of their affiliates. There is no current agreement between Houlihan Capital, its principals, or affiliates and any party to the Business Combination Agreement or any of their affiliates providing for the provision of future services by Houlihan Capital, its principals, or any of its affiliates to or for the benefit of any party to the Business Combination Agreement or any of their affiliates. Houlihan Capital was engaged on a fixed fee basis, and their compensation is not contingent upon the completion of the Business Combination. Houlihan Capital’s fees to Plum for services in connection with issuing the Opinion were $150,000.

Certain Unaudited Prospective Financial Information Regarding Veea

Veea does not, as a matter of course, make public projections as to future sales, earnings or other results. However, Veea’s management was requested to share certain internal, unaudited prospective financial information as of November 2023 (the “prospective financial information”) with Plum’s fairness opinion provider, Houlihan Capital, in connection with its rendering of its opinion as described in the section entitled “Business Combination Proposal — Opinion of Financial Advisor to Plum.”

The prospective financial information was prepared for internal use and was not prepared with a view toward public disclosure or with a view toward complying with the guidelines of the SEC or the American Institute of Certified Public Accountants with respect to the preparation and presentation of prospective financial information or GAAP. The prospective financial information does not give Pro Forma effect to the Business Combination. Neither Veea’s independent registered public accounting firm nor any other independent accountants have compiled, examined or performed any procedures with respect to the prospective financial information contained herein, nor have they expressed any opinion or any other form of assurance on such information or its achievability. The audit reports included in this proxy statement/prospectus relate to historical financial information do not extend to the prospective financial information and should not be read to do so.

The inclusion of the below prospective financial information should not be regarded as an indication that Veea or any recipient of the prospective financial information considered, or now considers, it to be predictive of actual future results. The prospective financial information is subjective in many respects. As a result, there can be no assurance that the prospective results will be realized or that actual results will not be significantly higher or lower than estimated.

While presented in this proxy statement/prospectus with numeric specificity, the prospective financial information is forward-looking information that is based on numerous assumptions, variables and estimates that are inherently uncertain and may be beyond the control of Veea’s management. Veea believes the assumptions in the prospective financial information were reasonable at the time the prospective financial information was prepared, given the information Veea had at the time. However, the prospective financial information is subject to a wide variety of significant business, economic and competitive risks and uncertainties that could cause actual results to differ materially from those contained in the prospective financial information, including, among others, risks and uncertainties relating to Veea’s business, industry performance, the regulatory environment, and general business and economic conditions, as described in the sections entitled “Risk Factors” and “Cautionary Note Regarding Forward-Looking Statements” in this proxy statement/prospectus. The prospective financial information also reflects assumptions as to certain business decisions that are subject to change. The prospective financial information should not be utilized as public guidance.

EXCEPT TO THE EXTENT REQUIRED BY APPLICABLE FEDERAL SECURITIES LAWS (INCLUDING A REGISTRANT’S RESPONSIBILITY TO MAKE FULL AND PROMPT DISCLOSURE OF MATERIAL FACTS, BOTH FAVORABLE AND UNFAVORABLE REGARDING ITS FINANCIAL CONDITION, WHICH RESPONSIBILITY MAY EXTEND TO SITUATIONS WHERE MANAGEMENT KNOWS OR HAS REASON TO KNOW THAT ITS PREVIOUSLY DISCLOSED PROJECTIONS NO LONGER HAVE A REASONABLE BASIS), BY INCLUDING IN THIS PROXY STATEMENT/PROSPECTUS A SUMMARY OF THE PROSPECTIVE FINANCIAL INFORMATION FOR VEEA, EACH OF PLUM AND VEEA, AND EACH OF ITS RESPECTIVE REPRESENTATIVES

AND AFFILIATES UNDERTAKES NO OBLIGATIONS AND EXPRESSLY DISCLAIMS ANY RESPONSIBILITY TO UPDATE OR REVISE OR PUBLICLY DISCLOSE ANY UPDATE OR REVISION TO, THIS PROSPECTIVE FINANCIAL INFORMATION TO REFLECT CIRCUMSTANCES OR EVENTS, INCLUDING UNANTICIPATED EVENTS THAT MAY HAVE OCCURRED OR THAT MAY OCCUR AFTER THE PREPARATION OF THIS PROSPECTIVE FINANCIAL INFORMATION. NONE OF VEEA, PLUM NOR ANY OF THEIR RESPECTIVE AFFILIATES, OFFICERS, DIRECTORS, ADVISORS OR OTHER REPRESENTATIVES HAS MADE OR MAKES ANY REPRESENTATION TO ANY VEEA STOCKHOLDER, PLUM SHAREHOLDER OR ANY OTHER PERSON REGARDING ULTIMATE PERFORMANCE COMPARED TO THE INFORMATION CONTAINED IN THE PROSPECTIVE FINANCIAL INFORMATION OR THAT FINANCIAL AND OPERATING RESULTS WILL BE ACHIEVED.

As noted above, the prospective financial information was requested by, and disclosed to, Plum which further disclosed it to Plum’s fairness opinion provider, Houlihan Capital, in connection with its rendering of its opinion, and is included in this proxy statement/prospectus on that account.

The prospective financial information was prepared using several assumptions, including the following assumptions regarding operating growth, costs and expenditures and access to capital that Veea’s management believed to be material:

•        Veea’s ability to grow sales of its products and services in its target markets of Digital Equity and Inclusion, Climate Smart Spaces and Converged Private Wireless Networks and Smart Retail.

•        The rates at which Veea is able to convert potential customers who have entered into binding or nonbinding agreements or other indications or interest into sales and to expand its current concentration of customers.

•        Veea’s ability to launch key projects in the United States, Indonesia, Philippines and Thailand.

•        The ability and willingness of governmental agencies within such countries to provide subsidies to purchasers of Veea’s products and that there is not a shutdown of the U.S. federal government.

•        The ability of Veea’s existing contract manufacturers to scale production in accordance with sales growth, and the availability of working capital for such contract manufacturing arrangements.

•        Generation of recurring revenue through license subscriptions.

•        Veea’s ability to achieve its anticipated average sales price per unit and average monthly license and data subscription fees per unit.

•        Veea’s ability to manage its growth and to hire, train and retain the key employees and workforce necessary to grow sales of its products and services.

•        Measured increases in operating expenses necessary to grow sales of Veea’s products and services.

•        The ability of Veea’s supply chain to continue to provide the equipment Veea needs in a timely manner, at its specifications and at reasonable prices.

•        Veea’s ability to obtain additional capital of at least $30 million through the private placement of its newly designated Series A-2 Preferred Stock, as well as the execution of a debt facility of up to potentially $100 million from a third party, for which Veea has executed a term sheet, and its ability to draw down from such facility once entered into.

•        For projected gross margin, revenue streams from sales of VeeaHubs®, with its gross margin of 30% – 40% and license and data subscriptions, which are charged upon unit installation, with its estimated gross margin of 60 – 80%. These projections of gross margin are in line with Veea’s historical operating trends.

The estimates and assumptions reflected in the prospective financial information were developed by Veea’s management based primarily on:

•        the industry expertise of Veea’s management and employees;

•        experience gained through prior operations by Veea’s management and employees;

•        for gross margin estimates, the cost of current bill-of-materials and labor costs and estimated costs of technology infrastructure; and

•        for unit sales, Veea’s existing binding and nonbinding agreements and other indications of interest from potential customers, and Veea’s assessment of the likelihood of converting each potential customer into sales.

The prospective financial information provided by Veea’s management to Plum was limited to the following projection of sales, revenue and gross margin for 2024:

•        sales of approximately 42,000 VeeaHub units at an average price per unit of $1,100 (approximately $46 million in total sales); and

•        monthly recurring revenue from license and data subscriptions at an average of $10.95 per unit per month.

The approximately $46 million of sales forecast for 2024 represents a significant increase to sales for the year ended December 31, 2023 and the year ended December 31, 2022. Veea’s management believes that this increase was reasonable based on the following factors:

•        Until 2024, Veea’s business plan was largely focused on product development and proof of concepts in new markets. Fiscal 2024 represents the first fiscal year in which Veea believes it can build on this groundwork and commercialize its products in earnest.

•        Veea has been diligently pursuing opportunities in the Digital Equity and Inclusion market (See “Information About Veea — Our Target Markets — Digital Equity and Inclusion”), and expects a significant number of sales of its virtual trusted broadband access (“vTBA”) in Southeast Asia and the Americas in 2024.

•        Veea has been diligently pursuing opportunities in the Climate Smart Spaces market (See “Information About Veea — Our Target Markets — Climate Smart Spaces”), and expects a significant number of sales of Veea Edge units to large-scale system integrators, distributors and resellers of the Niagara framework in 2024.

At the time the 2024 sales forecast was provided, Veea was party to a number of non-binding memoranda of understanding or teaming agreements (collectively “MOUs”) which Veea uses to facilitate product evaluations and proof of concepts, and the standard form of these MOUs is filed as an exhibit hereto. Following the successful completion of a product evaluation or proof of concept, the parties generally enter into a definitive purchase agreement. Following the preparation of the forecast, (1) Veea has entered into two reseller agreements (“Reseller Agreements”) and is currently negotiating two additional Reseller Agreements and (2) has entered into five MOUs and is currently negotiating four new MOUs with different counterparties. Veea’s standard form of Reseller Agreement is filed as an exhibit hereto. While the MOUs and Reseller Agreements do not guarantee any minimum dollar value of sales and the counterparties are required to deliver a purchase order in order to purchase products from Veea, Veea management believes, based on its experience and judgment and perceived market demand in the territories to which the Reseller Agreements relate, that a portion of these agreements will generate revenue in 2024. Additionally, Veea based on its experience and judgment and on the current status of negotiations with such counterparties, Veea management believes that the MOUs will lead to definitive agreements and generate revenue in 2024. As a result, Veea management believes its sales forecasts for 2024 are reasonable.

However, a number of major customer roll-outs of VeeaHub products forecasted for 2024 are dependent on third-party financing, including those funded through government programs in various countries, which may slip into 2025 totally or partially since the timing of the release of the funds is dependent on many variables beyond the control of Veea and its customers. Veea may also never generate revenue from these agreements or the MOUs or Reseller Agreements current in effect or being negotiated.

Satisfaction of 80% Test

Pursuant to Nasdaq listing rules, the target business or businesses that Plum acquires must collectively have a fair market value equal to at least 80% of the balance of the funds in the Trust Account (less any deferred underwriting commissions and taxes payable on interest earned) at the time of the execution of a definitive agreement for Plum’s initial business combination (such requirement, the “80% test”). As of the date of the execution of the Business Combination Agreement, the balance of the funds in the trust account was approximately $35.6 million and 80% thereof represents approximately $28.5 million. The Plum Board determined that Veea enterprise value was $285 million.

Based on the analyses described above, the Plum Board determined that the Business Combination with Veea satisfied the 80% test.

Application of these approaches and methodologies involves the use of historical financials, judgments, and assumptions that are highly complex and subjective, such as those regarding Veea’s potential future revenue, expenses, and potential future cash flows, discount rates, market multiples, the selection of comparable public companies, and the probability of and timing associated with possible future events. Changes in any or all of these estimates and assumptions, or the relationships between those assumptions, impact our valuations as of each valuation date and may have a material impact on our valuation and anticipated results.

Interests of Plum’s Directors and Executive Officers in the Business Combination

When you consider the recommendation of the Plum Board in favor of approval of the Business Combination Proposal, you should keep in mind that the Initial Shareholders, including Plum’s directors, may have interests in such proposal that are different from, or in addition to, those of Plum shareholders and Warrant holders generally. These interests include, among other things, the interests listed below:

•        the fact that our Initial Shareholders have agreed not to redeem any Ordinary Shares held by them in connection with a shareholder vote to approve a proposed initial business combination;

•        the fact that the Sponsor paid an aggregate of $25,000 for 8,625,000 Class B ordinary shares, 7,980,409 of which were converted into Class A ordinary shares following the extraordinary meeting of shareholders held on September 13, 2023, and are currently owned by the Sponsor following the forfeiture of 644,591 Class B ordinary shares when the over-allotment option expired on May 2, 2021. The 7,980,409 shares of New Plum Common Stock that the Initial Shareholders will hold following the Business Combination (including 1,726,994 shares subject to forfeiture if the Earnout Triggering Events do not occur), if unrestricted and freely tradable, and in the case of the shares held by the Sponsor, following expiration of the lock-up, would have had an aggregate market value of $88,742,148 based upon the closing price of $11.12 per Public Share on Nasdaq on May 7, 2024 the most recent closing price. This represents a 354,869% gain on the Sponsor’s investment. If we do not consummate a Business Combination transaction by June 18, 2024, then the founder shares will be worthless;

•        the fact that, given the differential in the purchase price that the Sponsor paid for the founder shares as compared to the price of the Class A ordinary shares sold as part of the Units in the Initial Public Offering, the Sponsor may earn a positive rate of return on their investment even if the New Plum Common Stock trades below $2.00 per share and the Public Shareholders experience a negative rate of return following the Closing. Accordingly, the economic interests of the Sponsor diverge from the economic interests of Public Shareholders because the Sponsor will realize a gain on its investment from the completion of any business combination while Public Shareholders will realize a gain only if the post-closing trading price exceeds $10.00 per share;

•        the fact that, at the time of the Initial Public Offering, the Initial Shareholders and certain of Plum’s current officers and directors agreed to waive their rights to liquidating distributions from the Trust Account with respect to any Ordinary Shares (other than Public Shares) held by them if Plum fails to complete an initial business combination by June 18, 2024. The Initial Shareholders and our officers and directors did not receive separate consideration for such waivers. Due to such waivers, the value of the founder shares and Private Placement Warrants are dependent on the consummation of a business combination. This may incentivize such persons to complete a business combination on terms or conditions that are not in the best interest of the Public Shareholders;

•        the fact that Sponsor paid $9,384,327 for 6,256,218 Private Placement Warrants, which, if unrestricted and freely tradable, would have had an aggregate market value of $2,252,238 based upon the closing price of $0.36 per Public Warrant (although holders of the Private Placement Warrants have certain rights that differ from the rights of holders of the Public Warrants) on Nasdaq on May 7, 2024 the most recent closing price, and the fact that the Private Placement Warrants will expire worthless if a business combination is not consummated by June 18, 2024;

•        the fact that the Registration Rights Agreement will be entered into by the Sponsor and certain other affiliates of Plum;

•        the fact that, pursuant to the Business Combination Agreement, for a period of six (6) years following the consummation of the Business Combination, we are required to (i) maintain provisions in the Proposed Charter providing for continued indemnification of Plum’s directors and officers and (ii) continue Plum’s directors’ and officers’ liability insurance after the Business Combination (i.e., a “tail policy”);

•        the fact that the Sponsor and Plum’s officers and directors will lose their entire investment in Plum and will not be reimbursed for any out-of-pocket expenses if an initial business combination is not consummated by June 18, 2024;

•        the fact that if the Trust Account is liquidated, including in the event Plum is unable to complete an initial business combination by June 18, 2024, the Sponsor has agreed to indemnify Plum to ensure that the proceeds in the Trust Account are not reduced below $10.00 per Public Share, or such lesser per Public Share amount as is in the Trust Account on the liquidation date, by the claims of prospective target businesses with which Plum has entered into an acquisition agreement or claims of any third party for services rendered or products sold to Plum, but only if such a vendor or target business has not executed a waiver of any and all rights to seek access to the Trust Account;

•        the fact that Plum may be entitled to distribute or pay over funds held by Plum outside the Trust Account to the Sponsor or any of its affiliates prior to the Closing; and

•        the fact that it is currently contemplated that a designee of Plum will serve as a director of New Plum following the Closing. As such, in the future such person may receive any cash fees or equity awards that the New Plum Board determines to pay its directors.

As a result of the foregoing interests, the Sponsor and Plum’s directors and officers will benefit from the completion of a business combination and may be incentivized to complete an acquisition of a less favorable target company or on terms less favorable to Public Shareholders rather than liquidate. Based on the closing price per share of the Public Shares on May 7, 2024 as reported on Nasdaq, of $11.12, in the aggregate, the Sponsor and its affiliates have approximately $91 million at risk that depends upon the completion of a business combination. Such amount consists of 7,980,409 Class A ordinary shares held by the Sponsor and 6,256,218 Private Placement Warrants.

The Sponsor has, pursuant to the Sponsor Letter Agreement, agreed to, among other things, vote all of its founder shares and its Public Shares in favor of the proposals being presented at the Extraordinary General Meeting in connection with the consummation of the Business Combination. Such shares will be excluded from the pro rata calculation used to determine the per-share Redemption price. As of the date of this proxy statement/prospectus, the Sponsor owns 71% of the issued and outstanding Ordinary Shares. See “— Related Agreements — Sponsor Letter Agreement” for more information related to the Sponsor Letter Agreement.

Expected Accounting Treatment of the Business Combination

The Domestication

There will be no accounting effect or change in the carrying amount of the consolidated assets and liabilities of Plum as a result of the Domestication. The business, capitalization, assets and liabilities and financial statements of New Plum immediately following the Domestication will be the same as those of Plum immediately prior to the Domestication.

The Business Combination

The Business Combination is expected to be accounted for as a reverse recapitalization in accordance with GAAP. Under this method of accounting, Plum will be treated as the acquired company and Veea will be treated as the acquirer for financial reporting purposes. Accordingly, for accounting purposes, the financial statements of New Plum will represent a continuation of the financial statements of Veea, with the Business Combination treated as the equivalent of Veea issuing stock for the historical net assets of Plum, accompanied by a recapitalization. The net assets of Plum will be stated at fair value, which is expected to approximate historical cost, with no goodwill or other intangible assets recorded. Operations prior to the Business Combination will be those of Veea.

Regulatory Matters

Under the HSR Act and the rules that have been promulgated thereunder by the U.S. Federal Trade Commission (“FTC”), unless a valid exception applies, certain transactions may not be consummated unless information has been furnished to the Antitrust Division of the Department of Justice (“Antitrust Division”) and the FTC and certain waiting period requirements have been satisfied.

Under the terms of the Business Combination Agreement, the Business Combination cannot be completed until the applicable waiting period under the HSR Act has expired or been terminated.

Further, at any time before or after completion of the Business Combination, the DOJ, the FTC, or any state could request additional information or could take such action under the antitrust laws as it deems necessary or desirable in the public interest, including seeking to enjoin the completion of the Business Combination, to rescind the Business Combination or to seek divestiture of particular assets of Plum, New Plum, or Veea. Private parties also may seek to take legal action under the antitrust laws under certain circumstances. A challenge to the Business Combination on antitrust grounds may be made and, if such a challenge is made, it is possible that Plum and Veea will not prevail.

Plum, Veea and the other parties to the Business Combination Agreement have agreed to cooperate to resolve any objections that the FTC, the DOJ or any other governmental authority may assert under antitrust laws with respect to the transactions contemplated by the Business Combination Agreement, and to provide notice to and consult with each other regarding any communications from any governmental authority concerning the transactions contemplated by the Business Combination Agreement, and permit each other an opportunity to review, respond to and participate with respect to any meetings, proceedings or other related communications with a governmental authority.

Except as described above, neither Plum nor Veea is aware of any material regulatory approvals or actions that are required for completion of the Business Combination. It is presently contemplated that if any such regulatory approvals or actions are required, those approvals or actions will be sought. There can be no assurance, however, that any required approvals or actions will be obtained.

Vote Required for Approval

The approval of the Business Combination Proposal requires an ordinary resolution, being the affirmative vote of at least a majority of the votes cast by the holders of the issued Ordinary Shares present in person or represented by proxy at the Extraordinary General Meeting and entitled to vote on such matter. Abstentions and broker non-votes, while considered present for the purposes of establishing a quorum, will not count as votes cast at the Extraordinary General Meeting, and accordingly abstentions and broker non-votes will not have an effect on the outcome of the vote.

The Business Combination Proposal is conditioned on the approval of each of the Condition Precedent Proposals. Therefore, if each of the Condition Precedent Approvals is not approved, the Business Combination Proposal will have no effect, even if approved by holders of Ordinary Shares.

Resolution

The full text of the resolution to be passed is as follows:

“RESOLVED, as an ordinary resolution, that entry of Plum Acquisition Corp. I, a Cayman Islands exempted company limited by shares (“Plum”) into the Business Combination Agreement dated November 27, 2023 (as may be amended, supplemented or otherwise modified from time to time, the “Business Combination Agreement”), by and among Plum, Veea Inc., a Delaware corporation (“Veea” or the “Company”), and Plum SPAC Merger Sub, Inc., a Delaware corporation (“Merger Sub”), pursuant to which, among other things, following the de-registration of Plum as an exempted company in the Cayman Islands and the continuation and domestication of Plum as a corporation in the State of Delaware, Merger Sub will merge with and into Veea, with Veea as the surviving corporation (the “Surviving Corporation”) in such merger (the “Merger”) and, as a result of the Merger, Veea will become a wholly owned subsidiary of Plum, and all other transactions contemplated by the Business Combination Agreement, be approved, ratified and confirmed in all respects.”

Recommendation of the Plum Board

THE PLUM BOARD UNANIMOUSLY RECOMMENDS THAT THE PLUM SHAREHOLDERS VOTE “FOR” THE APPROVAL OF THE BUSINESS COMBINATION PROPOSAL.

The existence of financial and personal interests of one or more of Plum’s directors may result in a conflict of interest on the part of such director(s) between what he, she or they may believe is in the best interests of Plum and its shareholders and what he, she or they may believe is best for himself, herself or themselves in determining to recommend that shareholders vote for the Condition Precedent Proposals. In addition, Plum’s officers have interests in the Business Combination that may conflict with your interests as a shareholder. See the section entitled “— Interests of Plum’s Directors and Executive Officers in the Business Combination” for a further discussion of these considerations.

DOMESTICATION PROPOSAL

Overview

As discussed in this proxy statement/prospectus, Plum is asking its shareholders to approve the Domestication Proposal. Under the Business Combination Agreement, the approval of the Domestication Proposal is also a condition to the consummation of the Business Combination.

As a condition to closing the Business Combination, the Plum Board has unanimously approved, and Plum shareholders are being asked to consider and vote upon a proposal to approve, a change of Plum’s jurisdiction of incorporation by deregistering as a Cayman Islands exempted company and continuing and domesticating as a corporation incorporated under the laws of the State of Delaware. To effect the Domestication, Plum will file an application to deregister with the Cayman Islands Registrar of Companies, together with the necessary accompanying documents, and file a certificate of incorporation and a certificate of corporate domestication with the Secretary of State of the State of Delaware, under which Plum will be domesticated and continue as a Delaware corporation.

In connection with the Domestication, on the Closing Date but after the Redemption of the shareholders of Plum and prior to the Effective Time, (i) each issued and outstanding Class A ordinary share of Plum and Class B ordinary share of Plum, if any, will convert by operation of law, on a one-for-one basis, into shares of New Plum Common Stock, subject to certain adjustments; (ii) each issued and outstanding whole Warrant to purchase Class A ordinary shares of Plum will automatically represent the right to purchase one share of New Plum Common Stock at an exercise price of $11.50 per share of New Plum Common Stock on the terms and conditions set forth in the Warrant Agreement; (iii) the Existing Governing Documents of Plum will be amended and restated in their entirety and the substitution in their place of the Proposed Governing Documents of New Plum as described in this proxy statement/prospectus; and (iv) the form of the Proposed Governing Documents will be appropriately adjusted to give effect to any amendments contemplated by the form of the Proposed Charter and the Proposed Bylaws that are not adopted and approved by the Plum shareholders, other than the amendments to the Plum governing documents that are contemplated by the Charter Proposal, which is a condition to the Closing of the Business Combination. In connection with clauses (i), and (ii), each issued and outstanding Plum Unit that has not been previously separated into the underlying Class A ordinary share and the underlying one-fifth of one Public Warrant prior to the Domestication will be cancelled and will entitle the holder thereof to one share of New Plum Common Stock and one-fifth of one New Plum Warrant, with such whole New Plum Warrant representing the right to purchase one share of New Plum Common Stock at an exercise price of $11.50 per share on the terms and subject to the conditions set forth in the Warrant Agreement. No fractional Public Warrants will be issued upon the separation of Units and only whole Public Warrants will trade. Accordingly, unless you hold at least five Units of Plum, you will not be able to receive or trade a Public Warrant when the Units are separated.

The Domestication Proposal, if approved, will approve a change of Plum’s jurisdiction of incorporation from the Cayman Islands to the State of Delaware. Accordingly, while Plum is currently incorporated as an exempted company under the Cayman Islands Companies Law, upon the Domestication, New Plum will be governed by the DGCL. We encourage shareholders to carefully consult the information set out below under “Comparison of Corporate Governance and Shareholder Rights.” Additionally, we note that if the Domestication Proposal is approved, then Plum will also ask its shareholders to approve the Charter Proposal and each Advisory Charter Proposal (discussed below), which, if approved, will replace the Existing Governing Documents with the Proposed Charter and the Proposed Bylaws of New Plum under the DGCL. The Proposed Governing Documents differ in certain material respects from the Existing Governing Documents and we encourage shareholders to carefully consult the information set out below under “Charter Proposal” and “The Advisory Charter Proposals,” the Existing Governing Documents of Plum, attached hereto as Annex B and the Proposed Governing Documents of New Plum, attached hereto as Annex C and Annex D.

Reasons for the Domestication

The Plum Board believes that there are significant advantages to us that will arise as a result of a change of our domicile to Delaware. Further, the Plum Board believes that any direct benefit that the DGCL provides to a corporation also indirectly benefits its stockholders, who are the owners of the corporation. The Plum Board believes that there are several reasons why a reincorporation in Delaware is in the best interests of Plum and its shareholders. As explained in more detail below, these reasons can be summarized as follows:

•        Prominence, Predictability, and Flexibility of Delaware Law.    For many years Delaware has followed a policy of encouraging incorporation in its state and, in furtherance of that policy, has been a leader in adopting, construing, and implementing comprehensive, flexible corporate laws responsive to the legal and business needs of corporations organized under its laws. Many corporations have chosen Delaware initially as a state of incorporation or have subsequently changed corporate domicile to Delaware. Because of Delaware’s prominence as the state of incorporation for many major corporations, both the legislature and courts in Delaware have demonstrated the ability and a willingness to act quickly and effectively to meet changing business needs. The DGCL is frequently revised and updated to accommodate changing legal and business needs and is more comprehensive, widely used and interpreted than other state corporate laws. This favorable corporate and regulatory environment is attractive to businesses such as ours.

•        Well-Established Principles of Corporate Governance.    There is substantial judicial precedent in the Delaware courts as to the legal principles applicable to measures that may be taken by a corporation and to the conduct of a company’s board of directors, such as under the business judgment rule and other standards. Because the judicial system is based largely on legal precedents, the abundance of Delaware case law provides clarity and predictability to many areas of corporate law. We believe such clarity would be advantageous to New Plum, its board of directors and management to make corporate decisions and take corporate actions with greater assurance as to the validity and consequences of those decisions and actions. Further, investors and securities professionals are generally more familiar with Delaware corporations, and the laws governing such corporations, increasing their level of comfort with Delaware corporations relative to other jurisdictions. The Delaware courts have developed considerable expertise in dealing with corporate issues, and a substantial body of case law has developed construing Delaware law and establishing public policies with respect to corporate legal affairs. Moreover, Delaware’s vast body of law on the fiduciary duties of directors provides appropriate protection for New Plum’s stockholders from possible abuses by directors and officers.

•        Increased Ability to Attract and Retain Qualified Directors.    Reincorporation from the Cayman Islands to Delaware is attractive to directors, officers, and stockholders alike. New Plum’s incorporation in Delaware may make New Plum more attractive to future candidates for the Plum Board, because many such candidates are already familiar with Delaware corporate law from their past business experience. To date, we have not experienced difficulty in retaining directors or officers, but directors of public companies are exposed to significant potential liability. Thus, candidates’ familiarity and comfort with Delaware laws — especially those relating to director indemnification (as discussed below) — draw such qualified candidates to Delaware corporations. The Plum Board therefore believes that providing the benefits afforded directors by Delaware law will enable New Plum to compete more effectively with other public companies in the recruitment of talented and experienced directors and officers. The frequency of claims and litigation pursued against directors and officers has greatly expanded the risks facing directors and officers of corporations in carrying out their respective duties. The amount of time and money required to respond to such claims and to defend such litigation can be substantial. While both Cayman Islands Companies Law and Delaware law permit a corporation to include a provision in its governing documents to reduce or eliminate the monetary liability of directors for breaches of fiduciary duty in certain circumstances, we believe that, in general, Delaware law is more developed and provides more guidance than Cayman Islands Companies Law on matters regarding a company’s ability to limit director liability. As a result, we believe that the corporate environment afforded by Delaware will enable New Plum to compete more effectively with other public companies in attracting and retaining new directors. Moreover, Delaware’s vast body of law on the fiduciary duties of directors provides appropriate protection for our stockholders from possible abuses by directors and officers.

Expected Accounting Treatment of the Domestication

There will be no accounting effect or change in the carrying amount of the consolidated assets and liabilities of Plum as a result of the Domestication. The business, capitalization, assets and liabilities and financial statements of New Plum immediately following the Domestication will be the same as those of Plum immediately prior to the Domestication.

Vote Required for Approval

The approval of the Domestication Proposal requires a special resolution under Cayman Islands Companies Law, being the affirmative vote of at least a two-thirds (66⅔%) majority of the votes cast by the holders of the issued Ordinary Shares present in person or represented by proxy at the Extraordinary General Meeting and entitled to vote on such matter. Abstentions and broker non-votes, while considered present for the purposes of establishing a quorum, will not count as votes cast at the Extraordinary General Meeting, and otherwise will have no effect on the proposal.

The Domestication Proposal is conditioned on the approval and adoption of each of the other Condition Precedent Proposals. Therefore, if each of the Condition Precedent Approvals is not approved, the Domestication Proposal will have no effect, even if approved by holders of Ordinary Shares.

The Sponsor has agreed to vote all of its Ordinary Shares in favor of the Domestication Proposal. See “Business Combination Proposal — Related Agreements — Sponsor Letter Agreement” for more information

Resolution

The full text of the resolution to be passed is as follows:

“RESOLVED, as a special resolution, that Plum be transferred by way of continuation to Delaware pursuant to Article 47 of the Existing Governing Documents of Plum and Section 388 of the General Corporation Law of the State of Delaware and, immediately upon being de-registered in the Cayman Islands, Plum be continued and domesticated as a corporation under the laws of the State of Delaware and, conditioned upon, and with effect from, the registration of Plum as a corporation in the State of Delaware, the name of Plum be changed from “Plum Acquisition Corp. I” to a name to be mutually agreed by Plum and Veea and the registered office of Plum be changed to The Corporation Trust Company, 1209 Orange Street in the City of Wilmington, County of New Castle, in the State of Delaware, 19801.”

Recommendation of the Plum Board

THE PLUM BOARD UNANIMOUSLY RECOMMENDS THAT PLUM SHAREHOLDERS VOTE “FOR” THE APPROVAL OF THE DOMESTICATION PROPOSAL.

The existence of financial and personal interests of one or more of Plum’s directors may result in a conflict of interest on the part of such director(s) between what he, she or they may believe is in the best interests of Plum and its shareholders and what he, she or they may believe is best for himself or themselves in determining to recommend that shareholders vote for the proposals. In addition, Plum’s officers have interests in the Business Combination that may conflict with your interests as a shareholder. See the section entitled “Business Combination Proposal — Interests of Plum’s Directors and Executive Officers in the Business Combination” for a further discussion of these considerations.

CHARTER PROPOSAL

Overview

In connection with the Business Combination, Plum is asking its shareholders to approve by special resolution under Cayman Islands Companies Law, the amendment and restatement of the Existing Governing Documents by deletion in their entirety and replacement with the Proposed Governing Documents, in the form attached hereto as Annex C and Annex D. If each of the Charter Proposal and Domestication Proposal is approved and the Business Combination is consummated, the Proposed Governing Documents will be substantially in the form attached hereto as Annex C and Annex D.

Under the Business Combination Agreement, the approval of the Charter Proposal is a condition to the consummation of the Business Combination and the effectiveness of the Charter Proposal is also conditioned on the approval of each of the other Condition Precedent Proposals. Therefore, if the Charter Proposal is not approved, the Business Combination will not be completed unless the condition is waived. Similarly, if the other Condition Precedent Proposals are not each approved and if the Business Combination is not completed, the Charter Proposal will have no effect, even if approved by the Plum shareholders.

Reasons for the Charter Proposal

The Proposed Charter was negotiated as part of the Business Combination. The following is a summary of the key changes effected by the Proposed Charter relative to the Existing Governing Documents, as well as the Plum Board’s reasons for asking the shareholders of Plum to approve the Charter Proposal. This summary is qualified in its entirety by reference to the full text of the Proposed Governing Documents, copies of which are included as Annex C and Annex D.

Corporate Name

The Plum Board believes that changing the corporate name from “Plum Acquisition Corp. I” to a name to be mutually agreed by Plum and Veea in connection with the Domestication is desirable to reflect the Business Combination and to clearly identify New Plum as the publicly traded entity.

Changes in Share Capital

The Plum Board believes that it is desirable to eliminate the provisions for Plum’s current Class B ordinary shares and to increase the number of Plum’s authorized shares, each with a par value of $0.0001 per share, from 551,000,000 authorized shares consisting of 500,000,000 Class A ordinary shares, 50,000,000 Class B ordinary shares, and 1,000,000 preference shares, to 551,000,000 shares consisting of 550,000,000 shares of New Plum Common Stock and 1,000,000 shares of New Plum Preferred Stock, in order for Plum to be able to be flexible in considering future business needs and opportunities.

Opt Out of DGCL 242(b)(2)

The Plum Board believes that it is appropriate that the number of authorized shares of any class of common stock or preferred stock of New Plum to be increased or decreased (but not below the number of shares thereof then outstanding) by the affirmative vote of the holders of a majority of New Plum’s stock entitled to vote, irrespective of the provisions of Section 242(b)(2) of the DGCL. Therefore, the Plum Board believes it is desirable to remove the separate class vote for increases and decreases of the authorized shares of any class of capital stock to allow all stockholders to vote upon such matters.

Changing the Number of Directors; Stockholder Removal of Directors

The Plum Board believes that it is desirable to give the New Plum Board the exclusive authority to fix the number of directors from time to time and limit the ability of New Plum stockholders to remove members of the New Plum Board from office only for cause and only by the affirmative vote of the holders of at least two-thirds (66⅔%) of the voting power of all of the then outstanding shares of voting stock of New Plum, entitled to vote on the election of such director, voting together as a single class in order to increase board continuity and the likelihood that experienced board members with familiarity of New Plum’s business operations would serve on the board at any given time and make it more difficult for a potential acquiror or other person to gain control of the New Plum Board.

Eliminating Action by Written Consent of Stockholders

The Plum Board believes that it is desirable that any action required or permitted to be taken by the stockholders of New Plum must be effected at an annual or special meeting of the stockholders and not by written consent since eliminating the right of New Plum stockholders to act by written consent limits the circumstances under which stockholders can act on their own initiative to remove directors or alter or amend New Plum’s organizational documents outside of a duly called special or annual meeting of the stockholders of New Plum.

Supermajority Vote Required to Amend the Bylaws

The Plum Board believes that it is desirable that stockholder-adopted bylaws, and stockholder amendments or other alterations to the bylaws require approval of at least two-thirds (66⅔%) of the voting power of all of the then-outstanding shares of voting stock of New Plum to prevent a simple majority of stockholders from taking actions that may be harmful to other stockholders or making changes to provisions that are intended to protect all stockholders.

Supermajority Vote Required to Amend Certain Charter Provisions

The Plum Board believes that it is desirable that the affirmative vote of the holders of at least two-thirds (66⅔%) of the voting power of all of the then outstanding shares of voting stock of New Plum to be required for amendments of certain provisions of the Proposed Charter relating to: (i) classification and election of the New Plum Board, removal of directors from office, and filling vacancies on the New Plum Board, (ii) actions taken by the stockholders of New Plum, (iii) exculpation of personal liability of a director of New Plum and indemnification of persons serving as directors or officers of New Plum, (iv) forum for certain legal actions, (v) renunciation of certain corporate opportunities, and (vi) amendments to the Proposed Charter and New Plum Bylaws. The Plum Board believes that this requirement is appropriate at this time to protect all stockholders against the potential self-interested actions by one or a few large stockholders.

Exclusive Forum Provision

The Plum Board believes that it is desirable to adopt an exclusive forum for certain stockholder litigation in order to avoid multiple lawsuits in multiple jurisdictions regarding the same matter. Therefore, the Proposed Charter adopts (i) Delaware as the exclusive forum for certain stockholder litigation and (ii) the federal district courts of the United States of America as the exclusive forum for the resolution of any complaint asserting a cause of action arising under the Securities Act.

Provisions Related to Status as a Blank Check Company

The elimination of certain provisions related to Plum’s status as a blank check company is desirable because these provisions will serve no purpose following consummation of the Business Combination. For example, the Proposed Charter allows New Plum to continue as a corporate entity with perpetual existence following consummation of the Business Combination. Perpetual existence is the usual period of existence for public corporations, and the Plum Board believes it is the most appropriate period for New Plum following consummation of the Business Combination. In addition, certain other provisions in the Existing Governing Documents require that proceeds from the Initial Public Offering be held in the Trust Account until a business combination or liquidation of Plum has occurred. These provisions cease to apply once the Business Combination is consummated and are therefore not included in the Proposed Charter.

Vote Required for Approval

The approval of the Charter Proposal requires a special resolution under Cayman Islands Companies Law, being the affirmative vote of at least a two-thirds (66 ⅔%) majority of the votes cast by the holders of the issued Ordinary Shares present in person or represented by proxy at the Extraordinary General Meeting and entitled to vote on such matter. Abstentions and broker non-votes, while considered present for the purposes of establishing a quorum, will not count as votes cast at the Extraordinary General Meeting, and otherwise will have no effect on the proposal.

The Charter Proposal is conditioned on the approval and adoption of each of the other Condition Precedent Proposals.

The Sponsor has agreed to vote all of its Ordinary Shares in favor of the Charter Proposal. See “Business Combination Proposal — Related Agreements — Sponsor Letter Agreement” for more information.

Resolution

The full text of the resolution to be passed is as follows:

“RESOLVED, as a special resolution, the Existing Governing Documents of Plum (annexed to this proxy statement/prospectus as Annex B) be amended and restated by their deletion in their entirety and their replacement by the Proposed Governing Documents (annexed to this proxy statement/prospectus as Annex C and Annex D) and that these be approved as the certificate of incorporation and bylaws, respectively, of New Plum, effective upon the effectiveness of the Domestication.”

Recommendation of the Plum Board

THE PLUM BOARD UNANIMOUSLY RECOMMENDS THAT PLUM SHAREHOLDERS VOTE “FOR” THE APPROVAL OF THE CHARTER PROPOSAL.

The existence of financial and personal interests of one or more of Plum’s directors may result in a conflict of interest on the part of such director(s) between what he, she or they may believe is in the best interests of Plum and its shareholders and what he, she or they may believe is best for himself or themselves in determining to recommend that shareholders vote for the proposals. In addition, Plum’s officers have interests in the Business Combination that may conflict with your interests as a shareholder. See the section entitled “Business Combination Proposal — Interests of Plum’s Directors and Executive Officers in the Business Combination” for a further discussion of these considerations.

THE ADVISORY CHARTER PROPOSALS

Overview

In connection with the Business Combination, Plum is asking its shareholders to vote on a series of separate proposals with respect to certain governance provisions in the Proposed Charter, which are separately being presented in accordance with SEC guidance to give shareholders the opportunity to present their separate views on important corporate governance provisions and which will be voted upon on a non-binding advisory basis. This separate vote is not otherwise required by Cayman Islands Companies Law separate and apart from the Charter Proposal, but pursuant to SEC guidance, Plum is required to submit these provisions to its shareholders separately for approval. However, the shareholder vote regarding these proposals is advisory in nature, and is not binding on Plum or the Plum Board (separate and apart from the approval of the Charter Proposal, which is binding on Plum). Furthermore, the Business Combination is not conditioned on the separate approval of the Advisory Charter Proposals (separate and apart from approval of the Charter Proposal, which is cross-condition with approving the Business Combination Proposal). Accordingly, regardless of the outcome of the non-binding advisory vote on these proposals, Plum intends that the Proposed Charter will take effect at the Closing (assuming approval of the Charter Proposal).

Advisory Charter Proposal A — Changes in Share Capital

If the Charter Proposal is approved, the Proposed Charter will remove the provisions for Plum’s current Class B ordinary shares (all outstanding shares of which were converted into Class A ordinary shares of Plum in connection the Extension Meeting held on September 13, 2023) and the Proposed Charter will increase the number of Plum’s authorized shares, each with a par value of $0.0001 per share, from 551,000,000 authorized shares consisting of 500,000,000 Class A ordinary shares, 50,000,000 Class B ordinary shares, and 1,000,000 preference shares, to 551,000,000 shares consisting of 550,000,000 shares of New Plum Common Stock and 1,000,000 shares of New Plum Preferred Stock.

Although Plum has a sufficient number of authorized but unissued Ordinary Shares to complete the Business Combination, the Plum Board has determined that the increase in the number of authorized shares is desirable and in the best interest of Plum shareholders because it will enhance New Plum’s flexibility following the Closing to consider and respond to future business needs and opportunities as they arise from time to time, without incurring the risk, delay, and potential expense associated with obtaining stockholder approval. Although there is no present intention to issue any shares beyond those contemplated by the Business Combination Agreement and the reservation of shares for grants pursuant to the Incentive Equity Plan and the Employee Stock Purchase Plan, the additional authorized shares of common stock would be issuable for any proper corporate purpose, including without limitation, stock splits, stock dividends, future acquisitions, investment opportunities, capital raising transactions of equity or convertible debt securities, issuances under current or future equity compensation plans or for other corporate purposes.

Since New Plum stockholders will have no preemptive rights, the New Plum Board may issue shares, including the additional authorized shares, at any time without further authorization from such stockholders, except to the extent otherwise required by law or Nasdaq rules. The terms upon which any such securities may be issued will be determined by the New Plum Board. Incidental effects of the increase in the outstanding number of shares of common stock may include dilution of ownership and voting power of existing New Plum shareholders. New Plum could also use the increased number of shares of common stock for potential strategic transactions, including, among other things, acquisitions, strategic partnerships, joint ventures, restructurings, business combinations and investments, although there are no immediate plans to do so. No assurance can be given that any such transactions will (i) be completed on favorable terms or at all, (ii) enhance stockholder value or (iii) not adversely affect the business or trading price of New Plum Common Stock.

The determination to increase the number of authorized shares has been prompted by business and financial considerations and not by the threat of any known or threatened hostile takeover attempt. However, stockholders should be aware that, while not the current intention, approval of Advisory Charter Proposal A could facilitate future efforts by New Plum to deter or prevent changes in control of New Plum, including transactions the New Plum Board determines are not in the best interests of New Plum or its stockholders. For example, without further stockholder approval, the New Plum Board could sell shares of New Plum Common Stock in a private transaction to purchasers who would oppose a takeover or favor the New Plum Board. At the present time, there is no intention to use any additional shares for anti-takeover purposes.

Advisory Charter Proposal B — Stockholder Removal of Directors

Under the Existing Governing Documents, prior to the closing of a Business Combination (as defined in the Existing Governing Documents), members of the Plum Board may be removed from office, by an ordinary resolution, only by the affirmative vote of the holders of a majority of the Class B ordinary shares, who, being present in person or by proxy and entitled to vote, cast votes at a general meeting (or a resolution passed in writing unanimously).

If the Charter Proposal is approved, under the Proposed Charter, stockholders may remove members of the New Plum Board from office only for cause and only by the affirmative vote of the holders of at least two-thirds (66⅔%) of the voting power of all of the then outstanding shares of voting stock of New Plum entitled to vote on the election of such director, voting together as a single class.

The Plum Board believes that the extraordinary action of removing a director, or the entire New Plum Board, for cause should not be taken without the approval of a substantial portion of New Plum’s voting power. Imposition of a two-thirds (66⅔%) voting requirement for this action will ensure that any removal cannot be effected against the will of a substantial portion of stockholders. In reaching this conclusion, the Plum Board was cognizant of the potential for certain stockholders to hold a substantial beneficial ownership of New Plum. Plum further believes that, going forward, a supermajority voting requirement encourages persons seeking control of New Plum to negotiate with the New Plum Board to reach terms that are appropriate for all stockholders.

Advisory Charter Proposal C — Required Vote to Change Number of Directors

Under the Existing Governing Documents, the number of directors of Plum may be increased or reduced by an ordinary resolution, being a resolution passed by a simple majority of the holders of Ordinary Shares who, being present in person or by proxy and entitled to vote, cast votes at a general meeting (or a resolution passed in writing unanimously).

If the Charter Proposal is approved, under the Proposed Charter, and subject to the rights of holders of any series of preferred stock, the number of directors will be fixed from time to time by a majority of the New Plum Board.

The Plum Board believes that the change giving exclusive authority to a majority of the New Plum Board to fix the number of directors from time to time and thereby limiting the ability of the stockholders to increase or decrease the number of directors will help to reduce the vulnerability of New Plum to a hostile change of control by large stockholders and to enhance the ability of the New Plum Board to maximize long-term value creation for stockholders in connection with any unsolicited offer to acquire New Plum.

Advisory Charter Proposal D — Eliminating Stockholder Ability to Act by Written Consent

Under the Existing Governing Documents, a unanimous written resolution of shareholders shall be as valid and effective as if the resolution had been passed at a duly convened and held general meeting.

If the Charter Proposal is approved, under the Proposed Charter, any action required or permitted to be taken by the stockholders of New Plum must be effected at an annual or special meeting of the stockholders and may not be effected by written consent in lieu of a meeting (subject to any right of preferred stockholders to act by written consent if granted by the applicable certificate of designation relating to such series of preferred stock).

Eliminating the right of stockholders of New Plum to act by written consent limits the circumstances under which stockholders can act on their own initiative to remove directors or alter or amend New Plum’s organizational documents outside of a duly called special or annual meeting of the stockholders of New Plum. Further, the Plum Board believes that eliminating the ability of stockholders of New Plum to act by written consent will reduce the time and effort the New Plum Board and New Plum management would need to devote to responding to proposals submitted by stockholders of New Plum, which time and effort could distract those directors and management from other important company business.

Advisory Charter Proposal E — Supermajority Vote Required to Amend the Bylaws

Plum does not have bylaws; however, the Existing Governing Documents include provisions similar to certain amendment provisions contained in the Proposed Bylaws and the Proposed Charter which require a special resolution, being a resolution passed by a majority of two-thirds (66⅔%) of the holders of Ordinary Shares who, being present in person or by proxy and entitled to vote, cast votes at a general meeting (or a resolution passed in writing unanimously).

If the Charter Proposal is approved, under the Proposed Charter, the New Plum Board is expressly authorized to adopt, amend, alter, or repeal the Proposed Bylaws. The Proposed Bylaws can also be adopted, amended, altered, or repealed by the stockholders, provided that any stockholder amendment to Proposed Bylaws will require approval of at least two-thirds (66⅔%) of the voting power of all of the then-outstanding shares of voting stock of New Plum.

The Plum Board believes that this amendment protects the Proposed Bylaws from arbitrary changes and prevents a simple majority of stockholders from taking actions that may be harmful to the majority of the New Plum stockholders or making changes to provisions that are intended to protect all stockholders.

Advisory Charter Proposal F — Supermajority Vote Required to Amend Certain Charter Provisions

Amendments to the Existing Governing Documents require a special resolution, being a resolution passed by a majority of two-thirds (66⅔%) of the holders of Ordinary Shares who, being present in person or by proxy and entitled to vote, cast votes at a general meeting (or a resolution passed in writing unanimously).

Under the Proposed Charter, the affirmative vote of the holders of at least two-thirds (66⅔%) of the voting power of all of the then outstanding shares of voting stock of New Plum will be required for amendments of certain provisions of the Proposed Charter relating to: (i) classification and election of the New Plum Board, removal of directors from office, and filling vacancies on the New Plum Board, (ii) actions taken by the stockholders of New Plum, (iii) exculpation of personal liability of a director of New Plum and indemnification of persons serving as directors or officers of New Plum, (iv) forum for certain legal actions, (v) renunciation of certain corporate opportunities, and (vi) amendments to the Proposed Charter and the Proposed Bylaws.

The Plum Board believes that supermajority voting requirements are appropriate at this time to protect all stockholders against the potential self-interested actions by one or a few large stockholders. Plum further believes that, going forward, a supermajority voting requirement encourages the person seeking control of New Plum to negotiate with the New Plum Board to reach terms that are appropriate for all stockholders. This provision prevents the arbitrary amendment of key provisions of the Proposed Charter and prevents a simple majority of New Plum stockholders from taking actions that may be harmful to other New Plum stockholders or making changes to provisions that are intended to protect all New Plum stockholders.

Advisory Charter Proposal G — Exclusive Forum Provision

Under the Existing Governing Documents, there is not an exclusive forum for certain shareholder litigation.

Under the Proposed Charter, the Court of Chancery for the State of Delaware (the “Court of Chancery”) will be the sole and exclusive forum (or, in the event that the Court of Chancery does not have jurisdiction, the federal district court for the District of Delaware or other state courts of the State of Delaware) for any stockholder (including a beneficial owner) to bring (i) any derivative action, suit or proceeding brought on New Plum’s behalf, (ii) any action, suit or proceeding asserting a claim of breach of a fiduciary duty owed by any director, officer or stockholder of New Plum against New Plum or against New Plum’s stockholders, (iii) any action, suit or proceeding arising pursuant to any provision of the DGCL or the Proposed Charter or the Proposed Bylaws (as each may be amended from time to time), (iv) any action, suit or proceeding as to which the DGCL confers jurisdiction on the Court of Chancery, or (v) any action, suit or proceeding asserting a claim against New Plum or any current or former director, officer or stockholder governed by the internal affairs doctrine. The Proposed Charter will further provide that unless New Plum consents in writing to the selection of an alternative forum, to the fullest extent permitted by law, the federal district courts of the United States will be the exclusive forum for the resolutions of any complaint asserting a cause of action arising under the Securities Act. Notwithstanding the foregoing, the Proposed Charter will provide that the exclusive forum provision will not apply to suits brought to enforce any duty or liability created by the Exchange Act or any other claim for which the federal courts have exclusive jurisdiction.

The Plum Board believes that adopting Delaware as the exclusive forum for certain stockholder litigation will assist New Plum in avoiding multiple lawsuits in multiple jurisdictions regarding the same subject matter. The ability to require such claims to be brought in a single forum will help to ensure consistent consideration of the issues, the application of a relatively known body of case law and level of expertise and should promote efficiency and cost-savings in the resolutions of such claims. The Plum Board believes that the Delaware courts are best suited to address disputes involving internal corporate governance matters relating to New Plum because, after the Domestication, New Plum will be incorporated in Delaware and Delaware law generally applies to such matters and the Delaware courts have a reputation for expertise in corporate law matters.

Vote Required for Approval

Approval of each of the Advisory Charter Proposals, each an ordinary resolution, each of which is a non-binding vote, requires the affirmative vote of the holders of a majority of the issued Ordinary Shares who, being present in person or by proxy and entitled to vote on such matter, casts votes at the Extraordinary General Meeting. Abstentions and broker non-votes, while considered present for the purposes of establishing a quorum, will not count as votes cast with respect to, and otherwise will have no effect on, the proposal.

The Advisory Charter Proposals are conditioned upon the approval of the Charter Proposal.

The Sponsor has agreed to vote all of its Ordinary Shares in favor of each of the Advisory Charter Proposals. See “Business Combination Proposal — Related Agreements — Sponsor Letter Agreement” for more information.

Recommendation of the Plum Board

THE PLUM BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT PLUM SHAREHOLDERS VOTE “FOR” THE APPROVAL OF EACH OF THE ADVISORY CHARTER PROPOSALS.

The existence of financial and personal interests of one or more of Plum’s directors may result in a conflict of interest on the part of such director(s) between what he, she or they may believe is in the best interests of Plum and its shareholders and what he, she or they may believe is best for himself or themselves in determining to recommend that shareholders vote for the proposals. In addition, Plum’s officers have interests in the Business Combination that may conflict with your interests as a shareholder. See the section entitled “Business Combination Proposal — Interests of Plum’s Directors and Executive Officers in the Business Combination” for a further discussion of these considerations.

NASDAQ PROPOSAL

Overview

In connection with the Business Combination, Plum is asking its shareholders to approve by ordinary resolution under Cayman Islands Companies Law a proposal to approve, for the purposes of complying with the applicable provisions of the Nasdaq Listing Rules (each, a “Nasdaq Listing Rule”) 5635(a), (b) and (d), as applicable, the issuance of shares of New Plum Common Stock in connection with the Business Combination, plus any additional shares pursuant to subscription agreements Plum may enter into prior to Closing, to the extent such issuance would require a shareholder vote under Nasdaq Listing Rule 5635(a), (b) or (d) (such proposal, the “Nasdaq Proposal”).

Reasons for the Approval for Purposes of Nasdaq Listing Rule 5635

Under Nasdaq Listing Rule 5635(a)(1), shareholder approval is required prior to the issuance of common stock, or of securities convertible into or exercisable for common stock, in connection with the acquisition of another company if such securities are not issued in a public offering for cash and (i) the common stock has, or will have upon issuance, voting power equal to or in excess of 20% of the voting power outstanding before the issuance of such securities (or securities convertible into or exercisable for common stock); or (ii) the number of shares of common stock to be issued is or will be equal to or in excess of 20% of the number of shares of common stock outstanding before the issuance of the stock or securities.

Under Nasdaq Listing Rule 5635(b), shareholder approval is required prior to the issuance of securities when the issuance or potential issuance will result in a change of control of the registrant.

Under Nasdaq Listing Rule 5635(d), shareholder approval is required for a transaction other than a public offering, involving the sale, issuance or potential issuance by an issuer of common stock (or securities convertible into or exercisable for common stock) at a price that is less than the lesser of the official Nasdaq closing price immediately before signing of the binding agreement and the average official Nasdaq closing price for the five (5) trading-days immediately preceding the signing of the binding agreement of the stock if the number of shares of common stock to be issued is or may be equal to 20% or more of the common stock, or 20% or more of the voting power, outstanding before the issuance.

If the Business Combination is completed pursuant to the Business Combination Agreement, Plum currently expects to issue an estimated 53,026,970 shares of New Plum Common Stock in connection with the Business Combination. For further details, see “Business Combination Proposal — Consideration to Veea Stockholders in the Business Combination” and “Incentive Equity Plan Proposal.”

In the event that this proposal is not approved by Plum shareholders, the Business Combination cannot be consummated. In the event that this proposal is approved by Plum shareholders, but the Business Combination Agreement is terminated (without the Business Combination being consummated) prior to the issuance of shares of New Plum Common Stock pursuant to the Business Combination Agreement, New Plum will not issue such shares of New Plum Common Stock.

Vote Required for Approval

The approval of the Nasdaq Proposal requires an ordinary resolution, being the affirmative vote of at least a majority of the votes cast by the holders of the issued Ordinary Shares present in person or represented by proxy at the Extraordinary General Meeting and entitled to vote on such matter. Abstentions and broker non-votes, while considered present for the purposes of establishing a quorum, will not count as votes cast at the Extraordinary General Meeting, and otherwise will have no effect on the proposal.

The Nasdaq Proposal is conditioned upon the approval and adoption of each of the other Condition Precedent Proposals.

The Sponsor has agreed to vote all of its Ordinary Shares in favor of the Nasdaq Proposal. See “Business Combination Proposal — Related Agreements — Sponsor Letter Agreement” for more information.

Resolution

The full text of the resolution to be passed is as follows:

“RESOLVED, as an ordinary resolution, that for the purposes of complying with the applicable provisions of Nasdaq Listing Rule 5635, the issuance of shares of New Plum Common Stock be approved.”

Recommendation of the Plum Board

THE PLUM BOARD UNANIMOUSLY RECOMMENDS THAT PLUM SHAREHOLDERS VOTE “FOR” THE APPROVAL OF THE NASDAQ PROPOSAL.

The existence of financial and personal interests of one or more of Plum’s directors may result in a conflict of interest on the part of such director(s) between what he, she or they may believe is in the best interests of Plum and its shareholders and what he, she or they may believe is best for himself, herself or themselves in determining to recommend that shareholders vote for the proposals. In addition, Plum’s directors and officers have interests in the Business Combination that may conflict with your interests as a shareholder. See the section entitled “Business Combination Proposal — Interests of Plum’s Directors and Executive Officers in the Business Combination” for a further discussion of these considerations.

INCENTIVE EQUITY PLAN PROPOSAL

Overview

Assuming the Condition Precedent Proposals are approved, shareholders are being asked to approve the Incentive Equity Plan attached hereto as Annex I. Up to 4,852,697 shares of New Plum Common Stock, which amount equals ten percent (10%) of the aggregate shares of New Plum Common Stock issued and outstanding immediately after the Closing, will initially be reserved for issuance under such Incentive Equity Plan, and additional shares will become available for issuance each year as described below under “Aggregate Share Limit.” The Incentive Equity Plan is intended to replace the Legacy Equity Incentive Plans, which New Plum will assume in the Business Combination. The Plum Board of Directors has approved the Incentive Equity Plan, subject to shareholder approval at the Extraordinary General Meeting.

Summary

The principal terms of the Incentive Equity Plan are summarized below. The following summary is qualified in its entirety by the full text, which appears as Annex I to this proxy statement.

Purpose

The purpose of the Incentive Equity Plan is to promote the success of New Plum by providing an additional means to attract, motivate, retain and reward selected employees and other eligible persons through the grant of awards. Equity-based awards are also intended to further align the interests of award recipients and stockholders. Veea and Plum believe that stock-based awards focus employees on the objective of creating stockholder value and promoting the success of the company, and that incentive compensation plans like the proposed Incentive Equity Plan are an important attraction, retention and motivation tool for participants in the plan.

Administration

The compensation committee of the New Plum Board will administer the Incentive Equity Plan, and may delegate different levels of authority to different committees or persons with administrative and grant authority under the Incentive Equity Plan. (The appropriate acting body, be it the compensation committee or other person within its delegated authority is referred to in this proposal as the “Administrator”).

The Administrator has broad authority under the Incentive Equity Plan, including, without limitation, the authority:

•        to select eligible participants and determine the type(s) of award(s) that they are to receive;

•        to grant awards and determine the terms and conditions of awards, including the price (if any) to be paid for the shares or the award and, in the case of share-based awards, the number of shares to be offered or awarded;

•        to determine any applicable vesting and exercise conditions for awards (including any applicable performance and/or time-based vesting or exercisability conditions) and the extent to which such conditions have been satisfied, or determine that no delayed vesting or exercise is required, to determine the circumstances in which any performance-based goals (or the applicable measure of performance) will be adjusted and the nature and impact of any such adjustment, to establish the events (if any) on which exercisability or vesting may accelerate (including specified terminations of employment or service or other circumstances), and to accelerate or extend the vesting or exercisability or extend the term of any or all outstanding awards (subject in the case of options and stock appreciation rights to the maximum term of the award);

•        to cancel, modify, or waive New Plum’s rights with respect to, or modify, discontinue, suspend, or terminate any or all outstanding awards, subject to any required consents;

•        subject to the other provisions of the Incentive Equity Plan, to make certain adjustments to an outstanding award and to authorize the conversion, succession or substitution of an award;

•        to determine the method of payment of any purchase price for an award or shares of New Plum Common Stock delivered under the Incentive Equity Plan, as well as any tax-related items with respect to an award, which may be in the form of cash, check, or electronic funds transfer, by the delivery of already-owned shares of New Plum Common Stock or by a reduction of the number of shares deliverable pursuant to the award, by services rendered by the recipient of the award, by notice and third party payment or cashless exercise on such terms as the Administrator may authorize, or any other form permitted by law;

•        to modify the terms and conditions of any award, establish sub-plans and agreements and determine different terms and conditions that the Administrator deems necessary or advisable to comply with laws in the countries where New Plum or one of its subsidiaries operates or where one or more eligible participants reside or provide services;

•        to approve the form of any award agreements used under the Incentive Equity Plan; and

•        to construe and interpret the Incentive Equity Plan, make rules for the administration of the Incentive Equity Plan, and make all other determinations for the administration of the Incentive Equity Plan.

Eligibility

Persons eligible to receive awards under the Incentive Equity Plan include New Plum’s officers or employees, directors, and certain consultants and advisors. We estimate that, immediately following the Closing of the Business Combination, approximately 55 officers and employees of New Plum (including all of the named executive officers), and each of the five members of New Plum’s Board of Directors who are not employed by New Plum or any of its subsidiaries (the “Non-Employee Directors”), will be considered eligible under the Incentive Equity Plan.

Aggregate Share Limit

The maximum number of shares of Common Stock that may be issued or transferred pursuant to awards under the Incentive Equity Plan equals 4,852,697 shares (the “Share Limit”), which amount equals ten percent (10%) of the aggregate shares of New Plum Common Stock issued and outstanding immediately after the Closing. In addition, the Share Limit shall automatically increase on the first day in January of each calendar year during the term of the Incentive Equity Plan, with the first such increase to occur in January 2025, by an amount equal to the lesser of (i) three percent (3%) of the total number of shares of New Plum Common Stock issued and outstanding on December 31 of the immediately preceding calendar year or (ii) such number of shares of New Plum Common Stock as may be established by the New Plum Board.

Additional Share Limits

The following other limits are also contained in the Incentive Equity Plan. These limits are in addition to, and not in lieu of, the Share Limit for the plan described above.

•        The maximum number of shares that may be delivered pursuant to options qualified as incentive stock options granted under the Incentive Equity Plan is 4,852,697 shares. (For clarity, any shares issued in respect of incentive stock options granted under the Incentive Equity Plan will also count against the overall Share Limit above.)

•        Awards that are granted under the Incentive Equity Plan during any one calendar year to any person who, on the grant date of the award, is a Non-Employee Director shall not exceed the number of shares that produce a grant date fair value for the award that, when combined with (i) the grant date fair value of any other awards granted under the Incentive Equity Plan during that same calendar year to that individual in his or her capacity as a Non-Employee Director and (ii) the dollar amount of all other cash compensation payable by New Plum to such Non-Employee Director for his or her services in such capacity during that same calendar year (regardless of whether deferred and excluding any interest or earnings on any portion of such amount that may be deferred), is $750,000; provided that this limit is $1,000,000 as to any new Non-Employee Director for the calendar year in which the Non-Employee Director is first elected or appointed to the Board of Directors. For purposes of this limit, the “grant date fair value” of an award means the value of the award as of the date of grant of the award and as determined in accordance with ASC Topic 718 or successor provision but excluding the impact of estimated forfeitures related to service-based vesting provisions. This limit does not apply to, and will be determined without taking into account, any award granted to an individual who, on the grant date of the award, is an officer or employee of New Plum or one of its subsidiaries. This limit applies on an individual basis and not on an aggregate basis to all Non-Employee Directors as a group.

Share-Limit Counting Rules

The Share Limit of the Incentive Equity Plan is subject to the following rules:

•        Shares that are subject to or underlie awards which expire or for any reason are cancelled or terminated, are forfeited, fail to vest, or for any other reason are not paid or delivered under the Incentive Equity Plan will not be counted against the Share Limit and will again be available for subsequent awards under the Incentive Equity Plan.

•        Except as described below, to the extent that shares are delivered pursuant to the exercise of a stock appreciation right granted under the Incentive Equity Plan, the number of underlying shares which are actually issued in payment of the award shall be counted against the Share Limit. (For purposes of clarity, if a stock appreciation right relates to ten (10) shares and is exercised at a time when the payment due to the participant is fifty (50) shares, fifty (50) shares shall be charged against the Share Limit with respect to such exercise.)

•        Shares that are exchanged by a participant or withheld by New Plum as full or partial payment in connection with any award granted under the Incentive Equity Plan, as well as any shares exchanged or withheld to satisfy the tax withholding obligations related to any award granted under the Incentive Equity Plan, will not be counted against the Share Limit and will again be available for subsequent awards under the Incentive Equity Plan.

•        To the extent that an award granted under the Incentive Equity Plan is settled in cash or a form other than shares, the shares that would have been delivered had there been no such cash or other settlement will not be counted against the Share Limit and will again be available for subsequent awards under the Incentive Equity Plan.

•        In the event that shares are delivered in respect of a dividend equivalent right granted under the Incentive Equity Plan, the number of shares delivered with respect to the award will be counted against the Share Limit. (For purposes of clarity, if fifty (50) dividend equivalent rights are granted and outstanding when New Plum pays a dividend, and ten (10) shares are delivered in payment of those rights with respect to that dividend, ten (10) shares shall be counted against the Share Limit.) Except as otherwise provided by the Administrator, shares delivered in respect of dividend equivalent rights shall not count against any individual award limit under the Incentive Equity Plan other than the aggregate Share Limit.

In addition, the Incentive Equity Plan generally provides that shares issued in connection with awards that are granted by or become obligations of New Plum through the assumption of awards (or in substitution for awards) in connection with an acquisition of another company will not count against the shares available for issuance under the Incentive Equity Plan. New Plum may not increase the applicable share limits of the Incentive Equity Plan by repurchasing shares of common stock on the market (by using cash received through the exercise of stock options or otherwise).

Types of Awards

The Incentive Equity Plan authorizes stock options, stock appreciation rights, and other forms of awards granted or denominated in New Plum Common Stock or Units of New Plum Common Stock, as well as cash bonus awards. The Incentive Equity Plan retains flexibility to offer competitive incentives and to tailor benefits to specific needs and circumstances. Any award may be structured to be paid or settled in cash.

A stock option is the right to purchase shares of New Plum Common Stock at a future date at a specified price per share (the “exercise price”). The per share exercise price of an option generally may not be less than the fair market value of a share of New Plum Common Stock on the date of grant. The maximum term of an option is ten years from the date of grant. An option may either be an incentive stock option or a nonqualified stock option. Incentive stock option benefits are taxed differently from nonqualified stock options, as described under the section entitled “U.S. Federal Income Tax Consequences of Awards Under the Incentive Equity Plan” below. Incentive stock options are also subject to more restrictive terms and are limited in amount by the Code and the Incentive Equity Plan. Incentive stock options may only be granted to employees of New Plum.

A stock appreciation right is the right to receive payment of an amount equal to the excess of the fair market value of share of New Plum Common Stock on the date of exercise of the stock appreciation right over the base price of the stock appreciation right. The base price will be established by the Administrator at the time of grant of the stock appreciation right and generally may not be less than the fair market value of a share of New Plum Common Stock on the date of grant. Stock appreciation rights may be granted in connection with other awards or independently. The maximum term of a stock appreciation right is ten years from the date of grant.

The other types of awards that may be granted under the Incentive Equity Plan include, without limitation, stock bonuses, restricted stock, restricted stock units, performance stock, stock units or phantom stock (which are contractual rights to receive shares of stock, or cash based on the fair market value of a share of stock), dividend equivalents which represent the right to receive a payment based on the dividends paid on a share of stock over a stated period of time, or similar rights to purchase or acquire shares, and cash awards.

Any awards under the Incentive Equity Plan (including awards of stock options and stock appreciation rights) may be fully-vested at grant or may be subject to time- and/or performance-based vesting requirements.

Dividend Equivalents; Deferrals

The Administrator may provide for the deferred payment of awards and may determine the other terms applicable to deferrals. The Administrator may provide that awards under the Incentive Equity Plan (other than options or stock appreciation rights), and/or deferrals, earn dividends or dividend equivalents based on the amount of dividends paid on outstanding shares of New Plum Common Stock, provided that any dividends and/or dividend equivalents as to the portion of an award that is subject to unsatisfied vesting requirements will be subject to termination and forfeiture to the same extent as the corresponding portion of the award to which they relate in the event the applicable vesting requirements are not satisfied (or, in the case of a restricted stock or similar award where the dividend must be paid as a matter of law, the dividend payment will be subject to forfeiture or repayment, as the case may be, if the related vesting conditions are not satisfied).

Assumption and Termination of Awards

If an event occurs in which New Plum does not survive (or does not survive as a public company in respect of its common stock), including, without limitation, a dissolution, merger, combination, consolidation, conversion, exchange of securities, or other reorganization, or a sale of all or substantially all of the business, stock or assets of New Plum, awards then-outstanding under the Incentive Equity Plan will not automatically become fully vested pursuant to the provisions of the Incentive Equity Plan so long as such awards are assumed, substituted for or otherwise continued. However, if awards then-outstanding under the Incentive Equity Plan are to be terminated in such circumstances (without being assumed or substituted for), such awards would generally become fully vested (with any performance goals applicable to the award being deemed met at the “target” performance level), subject to any exceptions that the Administrator may provide for in an applicable award agreement. The Administrator also has the discretion to establish other change in control provisions with respect to awards granted under the Incentive Equity Plan. For example, the Administrator could provide for the acceleration of vesting or payment of an award in connection with a corporate event or in connection with a termination of the award holder’s employment.

Transfer Restrictions

Subject to certain exceptions contained in Section 14 of the Incentive Equity Plan, awards under the Incentive Equity Plan generally are not transferable by the recipient other than by will or the laws of descent and distribution and are generally exercisable, during the recipient’s lifetime, only by the recipient. Any amounts payable or shares issuable pursuant to an award generally will be paid only to the recipient or the recipient’s beneficiary or representative. The Administrator has discretion, however, to establish written conditions and procedures for the transfer of awards to other persons or entities, provided that such transfers comply with applicable federal and state securities laws and are not made for value (other than nominal consideration, settlement of marital property rights, or for interests in an entity in which more than 50% of the voting securities are held by the award recipient or by the recipient’s family members).

Adjustments

As is customary in incentive plans of this nature, each share limit and the number and kind of shares available under the Incentive Equity Plan and any outstanding awards, as well as the exercise or purchase prices of awards, and performance targets under certain types of performance-based awards, are subject to adjustment in the event of certain reorganizations, mergers, combinations, recapitalizations, stock splits, stock dividends, or other similar events that change the number or kind of shares outstanding, and extraordinary dividends or distributions of property to the stockholders.

No Limit on Other Authority

The Incentive Equity Plan does not limit the authority of the Board of Directors or any committee to grant awards or authorize any other compensation, with or without reference to New Plum Common Stock, under any other plan or authority.

Termination of or Changes to the Incentive Equity Plan

The Board of Directors may amend or terminate the Incentive Equity Plan at any time and in any manner. Stockholder approval for an amendment will be required only to the extent then required by applicable law or deemed necessary or advisable by the Board of Directors. Unless terminated earlier by the Board of Directors and subject to any extension that may be approved by stockholders, the authority to grant new awards under the Incentive Equity Plan will terminate on the tenth anniversary of its establishment. Outstanding awards, as well as the Administrator’s authority with respect thereto, generally will continue following the expiration or termination of the Incentive Equity Plan. Generally speaking, outstanding awards may be amended by the Administrator (except for a repricing), but the consent of the award holder is required if the amendment (or any plan amendment) materially and adversely affects the holder.

U.S. Federal Income Tax Consequences of Awards under the Incentive Equity Plan

The following is a summary of some of the material federal income tax consequences to participants in the Incentive Equity Plan under current federal tax laws. This summary deals with the general tax principles that apply and is provided only for general information. Certain types of taxes, such as state, local or international income taxes, are not discussed. Tax laws are complex and subject to change and may vary depending on individual circumstances and from locality to locality. The summary does not discuss all aspects of income taxation that may be relevant to a participant in light of his or her personal investment circumstances and, among other considerations, does not describe the deferred compensation provisions of Section 409A of the Code to the extent an award is subject to and does not satisfy those rules. This summarized tax information is not tax advice.

With respect to nonqualified stock options, New Plum is generally entitled to deduct and the participant recognizes taxable income in an amount equal to the difference between the option exercise price and the fair market value of the shares at the time of exercise. With respect to incentive stock options, New Plum is generally not entitled to a deduction nor does the participant recognize income at the time of exercise, although the participant may be subject to the U.S. federal alternative minimum tax.

The current federal income tax consequences of other awards authorized under the Incentive Equity Plan generally follow certain basic patterns: nontransferable restricted stock subject to a substantial risk of forfeiture results in income recognition equal to the excess of the fair market value over the price paid (if any) only at the time the restrictions lapse (unless the recipient elects to accelerate recognition as of the date of grant); restricted stock units, bonuses, stock appreciation rights, cash and stock-based performance awards, dividend equivalents, stock units, and other types of awards are generally subject to tax at the time of payment; and compensation otherwise effectively deferred is taxed when paid. In each of the foregoing cases, New Plum will generally have a corresponding deduction at the time the participant recognizes income.

If an award is accelerated under the Incentive Equity Plan in connection with a “change in control” (as this term is used under the Code), New Plum may not be permitted to deduct the portion of the compensation attributable to the acceleration (the “parachute payments”) if it exceeds certain threshold limits under the Code (and certain related excise taxes may be triggered). Furthermore, under Section 162(m) of the Code, the aggregate compensation in excess of $1,000,000 payable to current or former named executive officers (including amounts attributable to equity-based and other incentive awards) may not be deductible by New Plum in certain circumstances.

Specific Benefits under the Incentive Equity Plan

New Plum has not approved any awards that are conditioned upon stockholder approval of the Incentive Equity Plan. New Plum is not currently considering any other specific award grants under the Incentive Equity Plan.

Vote Required for Approval

The approval of the Incentive Equity Plan Proposal requires an ordinary resolution, being the affirmative vote of at least a majority of the votes cast by the holders of the issued Ordinary Shares present in person or represented by proxy at the Extraordinary General Meeting and entitled to vote on such matter. Abstentions and broker non-votes, while considered present for the purposes of establishing a quorum, will not count as votes cast at the Extraordinary General Meeting, and otherwise will have no effect on the proposal.

The Incentive Equity Plan Proposal is conditioned upon the approval adoption of each of the Condition Precedent Proposals.

The Sponsor has agreed to vote all of its Ordinary Shares in favor of the Incentive Equity Plan Proposal. See “Business Combination Proposal — Related Agreements — Sponsor Letter Agreement” for more information.

Resolution

The full text of the resolution to be passed is as follows:

“RESOLVED, as an ordinary resolution, that the New Plum 2024 Incentive Equity Plan, a copy of which is attached to the proxy statement/prospectus as Annex I, be adopted and approved.”

Recommendation of the Plum Board

THE PLUM BOARD UNANIMOUSLY RECOMMENDS THAT PLUM SHAREHOLDERS VOTE “FOR” THE APPROVAL OF THE Incentive Equity PLAN PROPOSAL.

The existence of financial and personal interests of one or more of Plum’s directors may result in a conflict of interest on the part of such director(s) between what he, she or they may believe is in the best interests of Plum and its shareholders and what he, she or they may believe is best for himself, herself or themselves in determining to recommend that shareholders vote for the proposals. In addition, Plum’s directors and officers have interests in the Business Combination that may conflict with your interests as a shareholder. See the section entitled “Business Combination Proposal — Interests of Plum’s Directors and Executive Officers in the Business Combination” for a further discussion of these considerations.

ESPP PROPOSAL

Overview

Assuming the Condition Precedent Proposals are approved, shareholders are being asked to approve the Employee Stock Purchase Plan attached hereto as Annex J. The Plum Board of Directors has approved the Employee Stock Purchase Plan Proposal, subject to shareholder approval at the Extraordinary General Meeting.

The purpose of the Employee Stock Purchase Plan is to enable eligible employees of New Plum to use payroll deductions to purchase shares of New Plum Common Stock and thereby enhance the sense of participation in the affairs of New Plum. The Plum Board of Directors believes that providing eligible employees with the opportunity to acquire an ownership interest in New Plum will be essential to New Plum’s ability to attract and retain the highest quality and highest performing employees. The Plum Board of Directors also believes that the ownership of shares of New Plum Common Stock by New Plum’s employees will motivate New Plum’s employees to contribute to the achievement of New Plum’s corporate objectives and success. The Employee Stock Purchase Plan includes two components: a Code Section 423 Component (the “423 Component”) and a non-Code Section 423 Component (the “Non-423 Component”). It is intended for the 423 Component to constitute an “employee stock purchase plan” within the meaning of Section 423(b) of the U.S. Internal Revenue Code of 1986, as amended (the “Code”), and the 423 Component shall be interpreted in accordance with that intent. The 423 Component will provide potential additional tax benefits to employees, in addition to the general plan benefit of enabling them to share in the ownership of New Plum. Under the Non-423 Component, which does not qualify as an “employee stock purchase plan” within the meaning of Section 423(b) of the Code, options will be granted pursuant to rules, procedures or sub-plans adopted by the Administrator designed to comply with appliable laws to achieve tax, and other objectives for eligible employees. Except as otherwise provided herein or by the Administrator, the Non-423 Component will operate and be administered in the same manner as the 423 Component.

The initial maximum aggregate number of shares of New Plum Common Stock that may be purchased under the Employee Stock Purchase Plan will be equal to three percent (3%) of the issued and outstanding shares of New Plum Common Stock following the Closing of the Business Combination, which shall increase on January 1 of each of 2025 through 2034, by the lesser of (i) one percent (1%) of the number of shares of New Plum Common Stock issued and outstanding on the immediately preceding December 31, and (ii) such lesser number of shares of New Plum Common Stock as determined by the Administrator (collectively, the “ESPP Share Reserve”).

Summary of the Employee Stock Purchase Plan

The following summary describes the material terms of the Employee Stock Purchase Plan. This summary is not a complete description of all provisions of the Employee Stock Purchase Plan and is qualified in its entirety by reference to the Employee Stock Purchase Plan, in the form attached hereto as Annex J.

Share reserve.    An amount of shares equal to three percent (3%) of the shares of fully-diluted New Plum Common Stock outstanding at the closing of the Business Combination, which would equal 1,455,810 shares, assuming no Redemptions and based on the number of shares of Veea Common Stock outstanding on December 31, 2023, will be reserved and available for sale under the Employee Stock Purchase Plan. The aggregate number of shares reserved for sale under the Employee Stock Purchase Plan will increase automatically on January 1 of each of 2025 through 2034 by a number of shares equal to the lesser of one percent (1%) of the total number of outstanding shares of New Plum Common Stock as of the immediately preceding December 31 or a number of shares as may be determined by the New Plum Board or the compensation committee. The aggregate number of shares issued over the term of the Employee Stock Purchase Plan, subject to adjustments for stock-splits, recapitalizations or similar events, may not exceed a number of shares equal to ten times the ESPP Share Reserve.

Administration.    The compensation committee will administer the Employee Stock Purchase Plan subject to the terms and conditions of the Employee Stock Purchase Plan. Among other things, the compensation committee will have the authority to determine eligibility for participation in the Employee Stock Purchase Plan, designate separate offerings under the Employee Stock Purchase Plan, and construe, interpret and apply the terms of the Employee Stock Purchase Plan.

Eligibility.    Employees eligible to participate in any offering pursuant to the Employee Stock Purchase Plan generally include any employee who is employed by New Plum or its subsidiaries at the beginning of the applicable offering period. However, any employee who owns (or is deemed to own as a result of attribution) 5% or more of the total combined voting power or value of all classes of New Plum capital stock, or the capital stock of one of New Plum’s qualifying subsidiaries in the future, or who will own such amount as a result of participation in the Employee Stock Purchase Plan, will not be eligible to participate in the Employee Stock Purchase Plan. The compensation committee may impose additional restrictions on eligibility from time to time as set forth in the Employee Stock Purchase Plan.

Offering Periods; Enrollment.    Under the Employee Stock Purchase Plan, eligible employees will be offered the option to purchase shares of New Plum Common Stock at a discount over a series of offering periods. Each offering period may itself consist of one or more purchase periods. No offering period may be longer than 27 months and each offering period will be determined by the compensation committee. New participants may enroll by submitting an enrollment form prior to the start of an offering period. Once an employee is enrolled, participation will be automatic in subsequent offering periods. An employee’s participation automatically ends upon a termination of employment for any reason, and an employee may withdraw from an offering period at any time without affecting his or her eligibility to participate in future offering periods.

Offerings; payroll deductions.    Under the Employee Stock Purchase Plan, eligible employees will be offered the option to purchase shares of New Plum Common Stock at a discount over a series of offering periods by accumulating funds through payroll deductions of between one percent (1%) and fifteen percent (15%) of the employee’s compensation. The purchase price for shares of New Plum Common Stock purchased under the Employee Stock Purchase Plan will be eighty-five percent (85%) of the lesser of the fair market value of New Plum Common Stock on (i) the first business day of the applicable offering period and (ii) the date of purchase. However, no participant may purchase more than that number of shares equal to that whole number determined by multiplying $2,083 by the number of full months in the Plan Period (as defined in the Employee Stock Purchase Plan) divided by the closing price as published in the Wall Street Journal (or another source selected by the compensation committee) on any one purchase date. The compensation committee, in its discretion, may set a lower maximum amount of shares which may be purchased. In addition, no participant will have the right to purchase our shares in an amount, when aggregated with purchase rights under all of New Plum’s employee stock purchase plans that are also in effect in the same calendar years, that has a fair market value of more than $25,000, determined as of the first day of the applicable offering period, for each calendar year in which that right is outstanding.

Subject to certain limitations, the number of shares of New Plum Common Stock a participant purchases in each offering period is determined by dividing the total amount of payroll deductions withheld from the participant’s compensation during the offering period by the purchase price. In general, if an employee ceases to be a participant in the Employee Stock Purchase Plan, the employee’s option to purchase shares of New Plum Common Stock under the Employee Stock Purchase Plan will be automatically terminated, and the amount of the employee’s accumulated payroll deductions or other contributions will be refunded.

Adjustments upon recapitalization.    If the number of outstanding shares of New Plum Common Stock is changed by a stock dividend, recapitalization, stock split, reverse stock split, subdivision, combination, reclassification, or similar change in our capital structure without consideration, then the compensation committee will proportionately adjust the number and class of New Plum Common Stock that is available under the Employee Stock Purchase Plan, the purchase price and number of shares any participant has elected to purchase under the Employee Stock Purchase Plan, as well as the maximum number of shares which may be issued to participants under the Employee Stock Purchase Plan.

Change of control.    If we experience a “corporate transaction” (as defined in the Employee Stock Purchase Plan), any offering period that commenced prior to the closing of the proposed corporate transaction will be shortened and terminated on a new purchase date. The new purchase date will be on or prior to the closing of the proposed corporate transaction, and the Employee Stock Purchase Plan will then terminate on the closing of the corporate transaction.

Transferability.    No participant may assign, transfer, pledge, or otherwise dispose of payroll deductions credited to his or her account or of any rights with regard to an election to purchase shares pursuant to the Employee Stock Purchase Plan, other than by will or the laws of descent or distribution.

Amendment; termination.    The compensation committee may amend, suspend, or terminate the Employee Stock Purchase Plan at any time without stockholder consent, except as required by law and provided that stockholder approval will be required for any amendments that increase the number or change the types of shares that may be issued under the Employee Stock Purchase Plan or any change that would be considered the adoption of a new plan within the meaning of Section 423 of the Code. The Employee Stock Purchase Plan will continue until the earlier to occur of (i) termination of the Employee Stock Purchase Plan by the board of directors, (ii) issuance of all of the shares of New Plum Common Stock reserved for issuance under the Employee Stock Purchase Plan, or (iii) the tenth anniversary of the effective date of the Employee Stock Purchase Plan.

Federal Income Tax Information

The following is a summary of some of the material federal income tax consequences to participants in the Employee Stock Purchase Plan under current federal tax laws. This summary deals with the general tax principles that apply and is provided only for general information. Certain types of taxes, such as state and local income taxes, are not discussed. Tax laws are complex and subject to change and may vary depending on individual circumstances and from locality to locality. The summary does not discuss all aspects of income taxation that may be relevant to a participant in light of his or her personal investment circumstances. This summarized tax information is not tax advice.

The 423 Component of the Employee Stock Purchase Plan, and the right of participants to make purchases thereunder, is intended to qualify under the provisions of Section 423 of the Code. The Employee Stock Purchase Plan is not subject to any provisions of the Employee Retirement Income Security Act of 1974.

Under the applicable Code provisions, no income derived from the 423 Component will be taxable to a participant until the sale or other disposition of the shares of New Plum Common Stock purchased under the Employee Stock Purchase Plan (the “Employee Stock Purchase Plan Shares”). Upon such sale or disposition, the participant will generally be subject to tax in an amount that depends upon the participant’s holding period with respect to the Employee Stock Purchase Plan Shares. If the Employee Stock Purchase Plan Shares are sold or disposed of more than two years from the first day of the offering period and more than one year from the date of purchase, or upon the participant’s death while owning the Employee Stock Purchase Plan Shares, the participant will recognize ordinary income measured as the lesser of (1) the excess of the fair market value of the Employee Stock Purchase Plan Shares at the time of such sale or disposition over the purchase price or (2) an amount equal to the excess of the fair market value of the Employee Stock Purchase Plan Shares as of the first day of the offering period over the purchase price. Any additional gain will be treated as long-term capital gain. If the Employee Stock Purchase Plan Shares held for the periods described above are sold and the sale price is less than the purchase price, there is no ordinary income and the participant has a long-term capital loss equal to the difference between the sale price and the purchase price. If shares are sold or otherwise disposed of before the expiration of the holding periods described above, other than following the participant’s death while owning the Employee Stock Purchase Plan Shares, the participant will recognize ordinary income generally measured as the excess of the fair market value of the Employee Stock Purchase Plan Shares on the date the Employee Stock Purchase Plan Shares are purchased over the purchase price. Any additional gain or loss on such sale or disposition will be long-term or short-term capital gain or loss, depending on the participant’s holding period with respect to the Employee Stock Purchase Plan Shares. New Plum is not entitled to a deduction for amounts taxed as ordinary income or capital gain to a participant except to the extent of ordinary income recognized upon a sale or disposition of shares prior to the expiration of the holding periods described above. New Plum will treat any transfer of record ownership of Employee Stock Purchase Plan Shares as a disposition, unless it is notified to the contrary. In order to enable New Plum to learn of dispositions prior to the expiration of the holding periods described above and ascertain the amount of the deductions to which we are entitled, participating employees will be required to notify us in writing of the date and terms of any disposition of Employee Stock Purchase Plan Shares.

New Plan Benefits

The amounts of future stock purchases under the Employee Stock Purchase Plan are not determinable because, under the terms of the Employee Stock Purchase Plan, purchases are based upon elections made by participants. Future purchase prices are not determinable because they are based upon fair market value of shares of New Plum Common Stock.

Vote Required for Approval

The approval of the ESPP Proposal requires an ordinary resolution, being the affirmative vote of at least a majority of the votes cast by the holders of the issued Ordinary Shares present in person or represented by proxy at the Extraordinary General Meeting and entitled to vote on such matter. Abstentions and broker non-votes, while considered present for the purposes of establishing a quorum, will not count as votes cast at the Extraordinary General Meeting, and otherwise will have no effect on the proposal.

The ESPP Proposal is conditioned upon the approval adoption of each of the Condition Precedent Proposals.

The Sponsor has agreed to vote all of its Ordinary Shares in favor of the ESPP Proposal. See “Business Combination Proposal — Related Agreements — Sponsor Letter Agreement” for more information.

Resolution

The full text of the resolution to be passed is as follows:

“RESOLVED, as an ordinary resolution, that the New Plum 2024 Employee Stock Purchase Plan, a copy of which is attached to the proxy statement/prospectus as Annex J, be adopted and approved.”

Recommendation of the Plum Board

THE PLUM BOARD UNANIMOUSLY RECOMMENDS THAT PLUM SHAREHOLDERS VOTE “FOR” THE APPROVAL OF THE ESPP PROPOSAL.

The existence of financial and personal interests of one or more of Plum’s directors may result in a conflict of interest on the part of such director(s) between what he, she or they may believe is in the best interests of Plum and its shareholders and what he, she or they may believe is best for himself, herself or themselves in determining to recommend that shareholders vote for the proposals. In addition, Plum’s directors and officers have interests in the Business Combination that may conflict with your interests as a shareholder. See the section entitled “Business Combination Proposal — Interests of Plum’s Directors and Executive Officers in the Business Combination” for a further discussion of these considerations.

ELECTION OF DIRECTORS PROPOSAL

Overview

Currently, the Plum Board consists of five members, Kanishka Roy, Michael Dinsdale, Alok Sama, Alan Black and Vivian Chow. Following the Closing, it is expected that the New Plum Board will consist of seven (7) directors, which, for a period of five (5) years following the Closing, or such shorter period as may be agreed by the Parties to the Business Combination Agreement prior to the effectiveness of the Registration Statement/Proxy Statement, shall be divided into three (3) classes, designated Class I, II and III, with Class I directors initially serving a one-year term, such term effective from the Closing (but any subsequent Class I directors serving a three-year term), Class II directors initially serving a two-year term, such term effective from the Closing (but any subsequent Class II directors serving a three-year term), and Class III directors serving a three-year term, such term effective from the Closing, with the number of directors assigned to each class to be mutually agreed by Plum and Veea. Pursuant to the terms of the Business Combination Agreement, the Sponsor shall designate one (1) individual (the “Sponsor Designee”) as a Class I director, who shall be required to qualify as an independent director under Nasdaq rules; Veea shall designate five (5) individuals of which one (1) shall be the Veea’s Chief Executive Office and a Class III director, and at least two (2) of whom shall be required to qualify as an independent director under Nasdaq rules; and (iii) Plum and Veea shall mutually agree to designate one (1) individual who shall be required to qualify as an independent director under Nasdaq rules, which directors (except for those designations set forth above) shall be designated to such other director class positions as mutually agreed by the Sponsor and Veea. At least twenty percent (20%) of the board of directors of New Plum immediately after the Closing shall be filled by candidates who bring gender, racial and/or ethnic diversity to the board of directors of Plum.

Pursuant to the Business Combination Agreement, immediately after the Closing, the Parties shall take all necessary action to designate and appoint to the New Plum Board Allen Salmasi, Michael Salmasi, Douglas Maine, and Kanishka Roy. In addition, immediately following the Closing, the Post-Closing Board will appoint at least two additional independent directors and two other directors to the New Plum Board.

Information for each nominee is set forth in the sections entitled “Management Following the Business Combination.”

Assuming the Condition Precedent Proposals are approved and adopted, shareholders are being asked to elect such directors to serve on the New Plum Board of directors in accordance with above, or, in each case, until such directors’ successors have been duly elected and qualified, or until such directors’ earlier death, resignation, retirement or removal.

Vote Required for Approval

Under the Existing Governing Documents, the election of directors under the Election of Directors Proposal requires an ordinary resolution, being the affirmative vote of at least a majority of the votes cast by the holders of the issued Ordinary Shares present in person or represented by proxy at the Extraordinary General Meeting and entitled to vote on such matter. Abstentions will have no effect on the Election of Directors Proposal. Broker non-votes will have no effect with respect to the approval of the Election of Directors Proposal.

The Election of Directors Proposal is conditioned on the approval of each of the Condition Precedent Proposals. Therefore, if any of the Condition Precedent Proposals is not approved, the Election of Directors Proposal will have no effect, even if approved by holders of the Ordinary Shares.

Resolution

The full text of the resolution to be passed is as follows:

“RESOLVED, as an ordinary resolution, that the Election of Directors Proposal, be adopted and approved and that the persons named below be elected to serve on the New Plum Board upon the consummation of the Business Combination:

Allen Salmasi, Michael Salmasi, Douglas Maine, and Kanishka Roy”

Recommendation of the Plum Board

THE PLUM BOARD UNANIMOUSLY RECOMMENDS THAT PLUM SHAREHOLDERS VOTE “FOR” THE APPROVAL OF THE ELECTION OF DIRECTORS PROPOSAL.

The existence of financial and personal interests of one or more of Plum’s directors may result in a conflict of interest on the part of such director(s) between what he, she or they may believe is in the best interests of Plum and its shareholders and what he, she or they may believe is best for himself, herself or themselves in determining to recommend that shareholders vote for the proposals. In addition, Plum’s directors and officers have interests in the Business Combination that may conflict with your interests as a shareholder. See the section entitled “Business Combination Proposal — Interests of Plum’s Directors and Executive Officers in the Business Combination” for a further discussion of these considerations.

ADJOURNMENT PROPOSAL

The Adjournment Proposal allows the Plum Board to submit a proposal to approve, by ordinary resolution, the adjournment of the Extraordinary General Meeting to a later date or dates (i) to the extent necessary to ensure that any required supplement or amendment to the accompanying proxy statement/prospectus is provided to Plum shareholders or, if as of the time for which the Extraordinary General Meeting is scheduled, there are insufficient Plum Ordinary Shares represented (either in person or by proxy) to constitute a quorum necessary to conduct business at the Extraordinary General Meeting or (ii) in order to solicit additional proxies from Plum shareholders in favor of one or more of the proposals at the Extraordinary General Meeting. See the section entitled “Business Combination Proposal — Interests of Plum’s Directors and Executive Officers in the Business Combination” for a further discussion of these considerations.

Consequences if the Adjournment Proposal is Not Approved

If the Adjournment Proposal is presented to the Extraordinary General Meeting and is not approved by the shareholders, the Plum Board may not be able to adjourn the Extraordinary General Meeting to a later date in the event that, based on the tabulated votes, there are not sufficient votes at the time of the Extraordinary General Meeting to approve the Condition Precedent Proposals. In such events, the Business Combination would not be completed.

Vote Required for Approval

The approval of the Adjournment Proposal requires an ordinary resolution, being the affirmative vote of at least a majority of the votes cast by the holders of the issued Ordinary Shares present in person or represented by proxy at the Extraordinary General Meeting and entitled to vote on such matter. Abstentions and broker non-votes, while considered present for the purposes of establishing a quorum, will not count as votes cast at the Extraordinary General Meeting, and otherwise will have no effect on the proposal.

The Adjournment Proposal is not conditioned upon the approval of any other proposal.

The Sponsor has agreed to vote all of its Ordinary Shares in favor of the Adjournment Proposal. See “Business Combination Proposal — Related Agreements — Sponsor Letter Agreement” for more information.

Resolution

The full text of the resolution to be passed is as follows:

“RESOLVED, as an ordinary resolution, that the adjournment of the Extraordinary General Meeting to a later date or dates (A) to the extent necessary or convenient to ensure that any required supplement or amendment to the accompanying proxy statement/prospectus is provided to Plum shareholders or, if as of the time for which the Extraordinary General Meeting is scheduled, there are insufficient Plum Ordinary Shares represented (either in person or by proxy) to constitute a quorum necessary to conduct business at the Extraordinary General Meeting or (B) in order to solicit additional proxies from Plum shareholders in favor of one or more of the proposals at the Extraordinary General Meeting be approved.”

Recommendation of the Plum Board

THE PLUM BOARD UNANIMOUSLY RECOMMENDS THAT PLUM SHAREHOLDERS VOTE “FOR” THE APPROVAL OF THE ADJOURNMENT PROPOSAL.

The existence of financial and personal interests of one or more of Plum’s directors may result in a conflict of interest on the part of such director(s) between what he, she or they may believe is in the best interests of Plum and its shareholders and what he, she or they may believe is best for himself, herself or themselves in determining to recommend that shareholders vote for the proposals. In addition, Plum’s officers have interests in the Business Combination that may conflict with your interests as a shareholder. See the section entitled “Business Combination Proposal — Interests of Plum’s Directors and Executive Officers in the Business Combination” for a further discussion of these considerations.

MATERIAL U.S. FEDERAL INCOME TAX CONSEQUENCES OF THE DOMESTICATION AND REDEMPTION

The following discussion is a summary of certain U.S. federal income tax considerations (i) for U.S. Holders and Non-U.S. Holders (each as defined below, and together, “Holders”) of public shares, public warrants and units (each, a “Plum Security”) of the Domestication, (ii) for Holders of public shares that elect to have the New Plum Common Stock they are entitled to receive redeemed for cash if the Business Combination is completed and (iii) for Holders of owning and disposing of New Plum Common Stock after the Domestication. This section applies only to Holders that hold their Plum Securities as “capital assets” for U.S. federal income tax purposes (generally, property held for investment). For purposes of this discussion, because the components of a Plum Unit are generally separable at the option of the Holder, the Holder of a Plum Unit generally should be treated, for U.S. federal income tax purposes, as the owner of the underlying Public Share and Public Warrant components of the Plum Unit, and the discussion below with respect to actual Holders of Public Shares and Public Warrants also should apply to holders of Plum Units (as the deemed owners of the underlying Public Shares and Public Warrants that constitute the Plum Units). This position is not free from doubt, and no assurance can be given that the IRS would not assert, or that a court would not sustain, a contrary position. Holders of Plum Units are urged to consult their tax advisors concerning the U.S. federal, state, local and any non-U.S. tax consequences of the transactions contemplated by the Domestication and the Business Combination (including any redemption of New Plum Common Stock) and any alternative characterizations of Plum Units.

This discussion is based on provisions of the Code, its legislative history, final, temporary and proposed U.S. treasury regulations promulgated thereunder (“Treasury Regulations”), published rulings and court decisions, all as currently in effect. These authorities are subject to change or differing interpretations, possibly on a retroactive basis, which may affect the U.S. federal income tax consequences described herein.

This discussion is general in nature and does not address all aspects of U.S. federal income taxation that may be relevant to any particular holder based on such holder’s individual circumstances or status. In particular, this discussion considers only holders that hold Public Shares or Public Warrants as capital assets within the meaning of Section 1221 of the Code (generally, property held for investment). In addition, this discussion does not address the alternative minimum tax, the Medicare tax on net investment income, or the U.S. federal income tax consequences to holders that are subject to special treatment under U.S. federal income tax law, such as:

•        financial institutions or financial services entities;

•        broker-dealers;

•        persons that are subject to the mark-to-market accounting rules under Section 475 of the Code;

•        tax-exempt entities;

•        governments or agencies or instrumentalities thereof;

•        insurance companies;

•        regulated investment companies;

•        real estate investment trusts;

•        certain expatriates or former long-term residents of the United States;

•        persons that acquired Public Shares or Public Warrants pursuant to an exercise of employee options, in connection with employee incentive plans or otherwise as compensation;

•        persons that hold Public Shares or Public Warrants as part of a straddle, constructive sale, hedging, Redemption or other integrated transaction;

•        persons whose functional currency is not the U.S. dollar;

•        controlled foreign corporations;

•        passive foreign investment companies;

•        persons required to accelerate the recognition of any item of gross income with respect to Public Shares or Public Warrants as a result of such income being recognized on an applicable financial statement;

•        persons who actually or constructively own 5% or more of the shares of Plum by vote or value (except as specifically provided below);

•        foreign corporations with respect to which there are one or more United States shareholders within the meaning of Treasury Regulation Section 1.367(b)-3(b)(1)(ii); or

•        the Sponsor or its affiliates.

This discussion does not address any tax laws other than the U.S. federal income tax law, such as gift or estate tax laws, state, local or non-U.S. tax laws or, except as discussed herein, any tax reporting obligations of a holder of Public Shares or Public Warrants. Additionally, this discussion does not address the tax treatment of partnerships or other pass-through entities or persons who hold Public Shares or Public Warrants through such entities. If a partnership (or other entity classified as a partnership for U.S. federal income tax purposes) is the beneficial owner of Public Shares or Public Warrants, the U.S. federal income tax treatment of a partner in the partnership will generally depend on the status of the partner and the activities of the partner and such partnership. Holders of Public Shares or Public Warrants are urged to consult with their tax advisors regarding the specific tax consequences to such holders. This discussion also assumes that any distribution made (or deemed made) on Public Shares or Public Warrants and any consideration received (or deemed received) by a holder in consideration for the sale or other disposition of Public Shares or Public Warrants will be in U.S. dollars. We have not sought, and do not intend to seek, a ruling from the IRS as to any U.S. federal income tax consequences described herein. There can be no assurance that the IRS will agree with the discussion herein, or that a court would not sustain any challenge by the IRS in the event of litigation. Moreover, there can be no assurance that future legislation, regulations, administrative rulings or court decisions will not adversely affect the accuracy of the statements in this discussion.

THIS DISCUSSION IS FOR GENERAL INFORMATION PURPOSES ONLY, AND IS NOT INTENDED TO BE, AND SHOULD NOT BE CONSTRUED AS, LEGAL OR TAX ADVICE TO ANY PARTICULAR HOLDER. THE U.S. FEDERAL INCOME TAX TREATMENT OF THE BENEFICIAL OWNERS OF PUBLIC SHARES AND PUBLIC WARRANTS MAY BE AFFECTED BY MATTERS NOT DISCUSSED HEREIN AND DEPENDS IN SOME INSTANCES ON DETERMINATIONS OF FACT AND INTERPRETATIONS OF COMPLEX PROVISIONS OF U.S. FEDERAL INCOME TAX LAW FOR WHICH NO CLEAR PRECEDENT OR AUTHORITY MAY BE AVAILABLE. WE URGE BENEFICIAL OWNERS OF PUBLIC SHARES AND PUBLIC WARRANTS TO CONSULT THEIR TAX ADVISORS REGARDING THE SPECIFIC TAX CONSEQUENCES TO SUCH HOLDER OF THE DOMESTICATION, EXERCISING REDEMPTION RIGHTS, AND OWNING AND DISPOSING OF New Plum SHARES AND WARRANTS AS A RESULT OF ITS PARTICULAR CIRCUMSTANCES, INCLUDING THE U.S. FEDERAL, STATE, LOCAL AND FOREIGN INCOME AND OTHER TAX CONSEQUENCES THEREOF.

For purposes of this discussion, a “U.S. Holder” means a beneficial owner of Public Shares or Public Warrants that is for U.S. federal income tax purposes:

•        an individual citizen or resident of the United States;

•        a corporation (or other entity treated as a corporation) that is created or organized (or treated as created or organized) in or under the laws of the United States, any state thereof or the District of Columbia;

•        an estate whose income is subject to U.S. federal income taxation regardless of its source; or

•        a trust if (i) a U.S. court can exercise primary supervision over the trust’s administration and one or more U.S. persons are authorized to control all substantial decisions of the trust or (ii) it has a valid election in effect under applicable Treasury Regulations to be treated as a U.S. person.

A “Non-U.S. Holder” means a beneficial owner of Public Shares or Public Warrants that, for U.S. federal income tax purposes, is an individual, corporation, estate or trust that is not a U.S. Holder.

U.S. Holders

Tax Consequences of the Domestication

It is uncertain whether the Domestication will qualify as an F Reorganization within the meaning of Section 368(a)(1)(F) of the Code. While we intend to report the Domestication as an F Reorganization within the meaning of Section 368(a)(1)(F) of the Code, we have not sought, nor do we intend to seek, nor is the closing of the Domestication or the Merger conditioned on the receipt of, any ruling from the IRS or any opinion of counsel with respect to the qualification of the Domestication as an F Reorganization. Consequently, no assurance can be given that the IRS will not assert, or that a court would not sustain, a position contrary to any of those set forth below. Accordingly, each U.S. Holder of Plum Securities is urged to consult its tax advisor with respect to the particular tax consequence of the Domestication to such U.S. Holder.

In the case of a transaction, such as the Domestication, that qualifies as an F Reorganization, except as otherwise provided herein, including with respect to the PFIC rules and Section 367 of the Code (as discussed below), a U.S. Holder of Plum Securities should not recognize gain or loss upon the exchange of its Plum Securities solely for New Plum Common Stock or New Plum Warrants pursuant to the Domestication.

A U.S. Holder’s tax basis in a share or a warrant of New Plum received in connection with the Domestication should generally be the same as its tax basis in the Public Share and Public Warrant surrendered in exchange therefor, increased by any amount included in the income of such U.S. Holder under Section 367(b) of the Code (as discussed below) and (ii) the holding period for a share or a warrant of New Plum received by a U.S. Holder should generally include such U.S. Holder’s holding period for the Public Share or Public Warrant surrendered in exchange therefor.

If the Domestication fails to qualify as an F Reorganization under Section 368, a U.S. Holder of Plum Securities generally would recognize gain or loss with respect to its Plum Securities in an amount equal to the difference, if any, between the fair market value of the corresponding New Plum Common Stock or New Plum Warrants received in the Domestication and the U.S. Holder’s adjusted tax basis in its Plum Securities surrendered. The U.S. Holder’s basis in its New Plum Common Stock or New Plum Warrants would be equal to the fair market value of that stock on the date of the Domestication and such U.S. Holder’s holding period for the New Plum Common Stock or New Plum Warrants would begin on the day following the date of the Domestication. U.S. Holders who hold different blocks of Plum Securities (generally, Plum Securities purchased or acquired on different dates or at different prices) are urged to consult their tax advisors to determine how the above rules apply to them, and the discussion above does not specifically address all of the consequences to U.S. Holders who hold different blocks of Plum Securities.

PFIC Considerations

Even if the Domestication qualifies as an F Reorganization, the Domestication may still be a taxable event to U.S. Holders of Public Shares or Public Warrants under the PFIC provisions of the Code, to the extent that Section 1291(f) of the Code applies, as described below. Because Plum is a blank check company with no current active operating business, based upon the composition of its income and assets, and upon a review of its financial statements, Plum believes that it may be a PFIC.

Effect of PFIC Rules on the Domestication.    Section 1291(f) of the Code requires that, to the extent provided in Treasury Regulations, a U.S. person that disposes of stock of a PFIC must recognize gain, notwithstanding any other provision of the Code. No final Treasury Regulations are in effect under Section 1291(f) of the Code. Proposed Treasury Regulations under Section 1291(f) of the Code were promulgated in 1992, with a retroactive effective date once they become finalized. If finalized in their present form, these Treasury Regulations may require taxable gain recognition by a Non-Electing Shareholder, as defined below, with respect to its exchange of Public Shares for New Plum Common Stock and Public Warrants for New Plum Warrants in the Domestication if Plum were classified as a PFIC at any time during such U.S. Holder’s holding period in respect thereof. Any such gain would generally be treated as an “excess distribution” made in the year of the Domestication and subject to the special tax and interest charge rules discussed below under “Definition and General Taxation of a PFIC.” The proposed Treasury Regulations under Section 1291(f) of the Code should not apply to an Electing Shareholder, as defined below, with respect to its Public Shares for which a timely qualified election fund (“QEF”) election, a QEF election with a purging election, or mark-to-market (“MTM”) election is made, as each such election is described below. It is not possible to determine at this time whether, in what form, and with what effective date, final Treasury Regulations under Section 1291(f) of the Code will be adopted.

Definition and General Taxation of a PFIC.    A non-U.S. corporation will be a PFIC if either (a) at least seventy-five percent (75%) of its gross income in a taxable year, including its pro rata share of the gross income of any corporation in which it owns or is considered to own at least twenty-five percent (25%) of the shares by value, is passive income or (b) at least fifty percent (50%) of its assets in a taxable year, ordinarily determined based on fair market value and averaged quarterly over the year, including its pro rata share of the assets of any corporation in which it owns or is considered to own at least twenty-five percent (25%) of the shares by value, are held for the production of, or produce, passive income. Passive income generally includes dividends, interest, rents and royalties (other than certain rents or royalties derived from the active conduct of a trade or business) and gains from the disposition of passive assets. The determination of whether a foreign corporation is a PFIC is made annually.

If Plum is determined to be a PFIC for any taxable year (or portion thereof) that is included in the holding period of a U.S. Holder of Public Shares or Public Warrants and, solely with respect to the Public Shares, the U.S. Holder did not make either (a) a timely QEF election for Plum’s first taxable year as a PFIC in which the U.S. Holder held (or was deemed to hold) Public Shares, (b) a QEF election along with a “purging election,” or (c) a MTM election, all of which are discussed further below, such U.S. Holder generally will be subject to special rules with respect to any gain recognized by the U.S. Holder on the sale or other disposition of its Public Shares and any “excess distribution” made to the U.S. Holder. Excess distributions are generally any distributions to such U.S. Holder during a taxable year of the U.S. Holder that are greater than 125% of the average annual distributions received by such U.S. Holder in respect of the Public Shares during the three preceding taxable years of such U.S. Holder or, if shorter, such U.S. Holder’s holding period for the Public Shares.

Under these rules, the U.S. Holder’s gain or excess distribution will be allocated ratably over the U.S. Holder’s holding period for the Public Shares or Public Warrants. The amount of gain allocated to the U.S. Holder’s taxable year in which the U.S. Holder recognized the gain or received the excess distribution, or to the period in the U.S. Holder’s holding period before the first day of Plum’s first taxable year in which it qualified as a PFIC, will be taxed as ordinary income. The amount of gain allocated to other taxable years (or portions thereof) of the U.S. Holder and included in its holding period will be taxed at the highest tax rate in effect for that year and applicable to the U.S. Holder. The interest charge generally applicable to underpayments of tax will be imposed on the U.S. Holder in respect of the tax attributable to each such other taxable year of the U.S. Holder. Any “all earnings and profits amount” included in income by a U.S. Holder as a result of the Domestication (discussed under “— Effects of Section 367 to U.S. Holders of Public Shares”) generally would be treated as gain subject to these rules.

In general, if Plum is determined to be a PFIC, a U.S. Holder may avoid the tax consequences described above with respect to its Public Shares (but not Public Warrants) by making a timely QEF election (or a QEF election along with a purging election), or a MTM election, all as described below.

Impact of PFIC Rules on Certain U.S. Holders.    The impact of the PFIC rules on a U.S. Holder of Public Shares will depend on whether the U.S. Holder has made a timely and effective election to treat Plum as a QEF under Section 1295 of the Code, for Plum’s first taxable year as a PFIC in which the U.S. Holder held (or was deemed to hold) Public Shares, the U.S. Holder made a QEF election along with a “purging election,” or if the U.S. Holder made a MTM election, all as discussed below. A U.S. Holder of a PFIC that made either a timely and effective QEF election, a QEF election along with a purging election, or a MTM election is hereinafter referred to as an “Electing Shareholder.” A U.S. Holder of a PFIC that is not an Electing Shareholder is hereinafter referred to as a “Non-Electing Shareholder.”

The QEF election is made on a shareholder-by-shareholder basis and, once made, can be revoked only with the consent of the IRS. A U.S. Holder generally makes a QEF election by attaching a completed IRS Form 8621 (Return by a Shareholder of a Passive Foreign Investment Company or Qualified Electing Fund), including the information provided in a “PFIC Annual Information Statement,” to a timely filed U.S. federal income tax return for the tax year to which the election relates. Retroactive QEF elections generally may be made only by filing a protective statement with such return and if certain other conditions are met or with the consent of the IRS. U.S. Holders are urged to consult their tax advisors regarding the availability and tax consequences of a retroactive QEF election under their particular circumstances.

A U.S. Holder’s ability to make a QEF election with respect to its Public Shares is contingent upon, among other things, the provision by Plum of certain information that would enable the U.S. Holder to make and maintain a QEF election. Upon written request, Plum will endeavor to provide to a U.S. Holder such information as the IRS may require, including a PFIC Annual Information Statement, in order to enable the U.S. Holder to make and maintain a QEF election, but there can be no assurance that Plum will timely provide such information that is required to make and maintain the QEF election. A U.S. Holder is not able to make a QEF election with respect to Public Warrants. An Electing Shareholder making a valid and timely QEF election generally would not be subject to the adverse PFIC rules discussed above with respect to their Public Shares. As a result, such a U.S. Holder generally should not recognize gain or loss as a result of the Domestication except to the extent described under “— Effects of Section 367 to U.S. Holders of Public Shares” and subject to the discussion above under “— Tax Consequences of the Domestication to U.S. Holders of Public Shares,” but rather would include annually in gross income its pro rata share of the ordinary earnings and net capital gain of Plum, whether or not such amounts are actually distributed.

As indicated above, if a U.S. Holder of Public Shares has not made a timely and effective QEF election with respect to Plum’s first taxable year as a PFIC in which the U.S. Holder held (or was deemed to hold) Public Shares, such U.S. Holder generally may nonetheless qualify as an Electing Shareholder by filing on a timely filed U.S. income tax return (including extensions) a QEF election and a purging election to recognize under the rules of Section 1291 of the Code any gain that it would otherwise recognize if the U.S. Holder sold its Public Shares for their fair market value on the “qualification date.” The qualification date is the first day of Plum’s tax year in which Plum qualifies as a QEF with respect to such U.S. Holder. The purging election can only be made if such U.S. Holder held Public Shares on the qualification date. The gain recognized by the purging election will be subject to the special tax and interest charge rules treating the gain as an excess distribution, as described above. As a result of the purging election, the U.S. Holder will increase the adjusted tax basis in its Public Shares by the amount of the gain recognized and will also have a new holding period in the Public Shares for purposes of the PFIC rules.

Alternatively, if a U.S. Holder, at the close of its taxable year, owns shares in a PFIC that are treated as marketable shares, the U.S. Holder may make a MTM election with respect to such shares for such taxable year. If the U.S. Holder makes a valid MTM election for the first taxable year of the U.S. Holder in which the U.S. Holder holds (or is deemed to hold) Public Shares and for which Plum is determined to be a PFIC, such holder will not be subject to the PFIC rules described above in respect to its Public Shares. Instead, the U.S. Holder will include as ordinary income each year the excess, if any, of the fair market value of its Public Shares at the end of its taxable year over the adjusted basis in its Public Shares. The U.S. Holder also will be allowed to take an ordinary loss in respect of the excess, if any, of the adjusted basis of its Public Shares over the fair market value of its Public Shares at the end of its taxable year (but only to the extent of the net amount of previously included income as a result of the MTM election). The U.S. Holder’s basis in its Public Shares will be adjusted to reflect any such income or loss amounts and any further gain recognized on a sale or other taxable disposition of the Public Shares will be treated as ordinary income. Shareholders who hold different blocks of Public Shares (generally, shares of Plum purchased or acquired on different dates or at different prices) are urged to consult their tax advisors to determine how the above rules apply to them. The MTM election is available only for shares that are regularly traded on a national securities exchange that is registered with the SEC, including Nasdaq, or on a foreign exchange or market that the IRS determines has rules sufficient to ensure that the market price represents a legitimate and sound fair market value. No assurance can be given that the Public Shares are considered to be regularly traded for purposes of the MTM election or whether the other requirements of this election are satisfied. If such an election is available and has been made, such U.S. Holders will generally not be subject to the special taxation rules of Section 1291 of the Code discussed herein with respect to their Public Shares. However, if the MTM election is made by a Non-Electing Shareholder after the beginning of the holding period for the PFIC stock, then the Section 1291 rules will apply to certain dispositions of, distributions on and other amounts taxable with respect to Public Shares. A MTM election is not available with respect to Public Warrants. U.S. Holders are urged to consult their tax advisers regarding the availability and tax consequences of a MTM election in respect to Public Shares under their particular circumstances.

The rules dealing with PFICs and with the timely QEF election, the QEF election with a purging election, and the MTM election are very complex and are affected by various factors in addition to those described above. Accordingly, a U.S. Holder of Public Shares is urged to consult its tax advisor concerning the application of the PFIC rules to such securities under such holder’s particular circumstances.

Effects of Section 367 to U.S. Holders of Public Shares

In addition to the PFIC rules discussed above, Section 367 of the Code applies to certain non-recognition transactions involving foreign corporations, including a domestication of a foreign corporation in a reorganization within the meaning of Section 368(a)(1)(F) of the Code. Section 367 of the Code imposes U.S. federal income tax on certain United States persons in connection with transactions that would otherwise be tax-free. Section 367(b) of the Code will generally apply to U.S. Holders of Public Shares on the date of the Domestication.

U.S. Holders Who Own 10 Percent or More of the Voting Power or Value of Plum.    A U.S. Holder who beneficially owns (directly, indirectly or constructively) ten percent (10%) or more of the total combined voting power of all classes of Ordinary Shares entitled to vote or 10% or more of the total value of all classes of Ordinary Shares (a “10% U.S. Shareholder”) of Plum must include in income as a dividend the “all earnings and profits amount” (as defined in Treasury Regulation Section 1.367(b)-2(d)) attributable to the Public Shares it directly owns within the meaning of Treasury Regulations under Section 367(b) of the Code. A U.S. Holder’s ownership of Warrants will be taken into account in determining whether such U.S. Holder owns ten percent (10%) or more of the total combined voting power of all classes of Ordinary Shares or ten percent (10%) or more of the total value of all classes of Ordinary Shares of Plum. Complex attribution rules apply in determining whether a U.S. Holder owns ten percent (10%) or more of the total combined voting power of all classes of Ordinary Shares entitled to vote or ten percent (10%) or more of the total value of all classes of Ordinary Shares and all U.S. Holders are urged to consult their tax advisors with respect to these attribution rules.

A 10% U.S. Shareholder’s “all earnings and profits amount” with respect to its Public Shares is the net positive earnings and profits of Plum attributable to its shares (as determined under Treasury Regulation Section 1.367(b)-2) but without regard to any gain that would be realized on a sale or exchange of such shares. Treasury Regulations under Section 367 provide that the “all earnings and profits amount” attributable to a shareholder’s stock is determined according to the principles of Section 1248 of the Code. In general, Section 1248 of the Code and the Treasury Regulations thereunder provide that the amount of earnings and profits attributable to a block of stock (as defined in Treasury Regulations under Section 1248 of the Code) in a foreign corporation is the ratably allocated portion of the foreign corporation’s earnings and profits generated during the period the shareholder held the block of stock.

Plum does not expect to have significant cumulative net earnings and profits on the date of the Domestication. If Plum does not have positive cumulative net earnings and profits through the date of the Domestication, then a 10% U.S. Shareholder should not be required to include in gross income an “all earnings and profits amount” with respect to its Public Shares. However, the determination of earnings and profits is a complex determination and may be impacted by numerous factors. It is possible that the amount of Plum’s cumulative net earnings and profits could be positive through the date of the Domestication in which case a 10% U.S. Shareholder would be required to include its “all earnings and profits amount” in income as a deemed dividend under Treasury Regulation Section 1.367(b)-2 as a result of the Domestication. Any such U.S. Holder that is a corporation may, under certain circumstances, effectively be exempt from taxation on a portion or all of the deemed dividend pursuant to Section 245A of the Code.

U.S. Holders Whose Public Shares Have a Fair Market Value of $50,000 or More and Who Own Less than Ten Percent (10%) of the Voting Power of Plum and Less than Ten Percent (10%) of the Total Value of Plum. A U.S. Holder whose Public Shares have a fair market value of $50,000 or more on the date of Domestication and who beneficially owns (directly, indirectly or constructively) less than ten percent (10%) of the total combined voting power of all classes of Ordinary Shares entitled to vote and less than ten percent (10%) of the total value of all classes of Ordinary Shares of Plum will recognize gain (but not loss) with respect to the Domestication unless such U.S. Holder elects to recognize the “all earnings and profits” amount attributable to such holder as described below.

Unless such a U.S. Holder makes the “all earnings and profits” election as described below, such holder generally must recognize gain (but not loss) with respect to New Plum Common Stock received in the Domestication in an amount equal to the excess of the fair market value of New Plum Common Stock received over the U.S. Holder’s adjusted tax basis in the Public Shares deemed surrendered in the Domestication. Shareholders who hold different blocks of Public Shares (generally, shares of Plum purchased or acquired on different dates or at different prices) are urged to consult their tax advisors to determine how the above rules apply to them.

As an alternative to recognizing any gain as described in the preceding paragraph, such a U.S. Holder may elect to include in income as a deemed dividend the “all earnings and profits amount” attributable to its Public Shares under Section 367(b) of the Code. There are, however, a number of specific conditions for making this election. This election must comply with applicable Treasury Regulations and generally must include, among other things:

(i)      a statement that the Domestication is a Section 367(b) exchange;

(ii)     a complete description of the Domestication;

(iii)    a description of any stock, securities or other consideration transferred or received in the Domestication;

(iv)    a statement describing the amounts required to be taken into account for U.S. federal income tax purposes;

(v)     a statement that the U.S. Holder is making the election and that includes (A) a copy of the information that the U.S. Holder received from Plum establishing and substantiating the “all earnings and profits amount” with respect to the U.S. Holder’s Public Shares, and (B) a representation that the U.S. Holder has notified Plum (or New Plum) that the U.S. Holder is making the election; and

(vi)    certain other information required to be furnished with the U.S. Holder’s tax return or otherwise furnished pursuant to the Code or the Treasury Regulations thereunder.

In addition, the election must be attached by an electing U.S. Holder to such holder’s timely filed U.S. federal income tax return for the taxable year in which the Domestication occurs, and the U.S. Holder must send notice of making the election to Plum or New Plum no later than the date such tax return is filed. In connection with this election, Plum may in its discretion provide each U.S. Holder eligible to make such an election with information regarding Plum’s earnings and profits upon written request.

Plum does not expect to have significant cumulative earnings and profits through the date of the Domestication. If that proves to be the case, U.S. Holders who make this election should generally not have an income inclusion under Section 367(b) of the Code provided that the U.S. Holder properly executes the election and complies with the applicable notice requirements. However, as noted above, if it were determined that Plum has positive cumulative earnings and profits through the date of the Domestication, a U.S. Holder that makes the election described herein could have an “all earnings and profits amount” with respect to its Public Shares, and thus could be required to include that amount in income as a deemed dividend under Treasury Regulation Section 1.367(b)-3(b)(3) as a result of the Domestication.

U.S. Holders are strongly urged to consult a tax advisor regarding the consequences of making an election and the appropriate filing requirements with respect to an election.

U.S. Holders Whose Public Shares Have a Fair Market Value of Less Than $50,000 and Who Own Less than Ten Percent (10%) of the Voting Power of Plum and Less than Ten Percent (10%) of the Total Value of Plum. A U.S. Holder whose Public Shares have a fair market value of less than $50,000 on the date of Domestication, and who on the date of the Domestication owns (actually and constructively) less than ten percent (10%) of the total combined voting power of all classes of Ordinary Shares entitled to vote and less than ten percent (10%) of the total value of all classes of Ordinary Shares of Plum, should not be required to recognize any gain or loss under Section 367 of the Code in connection with the Domestication and generally should not be required to include any part of the “all earnings and profits amount” in income.

ALL U.S. HOLDERS OF PUBLIC SHARES ARE URGED TO CONSULT THEIR TAX ADVISORS WITH RESPECT TO THE EFFECT OF SECTION 367 OF THE CODE TO THEIR PARTICULAR CIRCUMSTANCES.

Tax Consequences to U.S. Holders That Elect to Exercise Redemption Rights

For purposes of this discussion, a “Converting U.S. Holder” is a U.S. Holder that elects to exercise Redemption rights in respect of all or a portion of its Public Shares.

Because the Domestication will occur prior to the redemption of U.S. Holders that exercise redemption rights, U.S. Holders exercising redemption rights, although not free from doubt, will likely be deemed to have exchanged their Public Shares for New Plum Common Stock and therefore subject to the potential tax consequences of Section 367 of the Code and the PFIC rules as a result of the Domestication (discussed further above) and then to the tax consequences of the redemption discussed below.

The U.S. federal income tax consequences to a Converting U.S. Holder will depend on whether the Redemption qualifies as a sale of New Plum Common Stock deemed received in the Domestication under Section 302 of the Code or is treated as a distribution under Section 301 of the Code with respect to the Converting U.S. Holder. If the Redemption qualifies as a sale of such U.S. Holder’s New Plum Common Stock deemed received, such U.S. Holder will generally recognize capital gain or capital loss equal to the difference, if any, between the amount of cash received and such U.S. Holder’s tax basis in the New Plum Common Stock deemed received and redeemed. A U.S. Holder’s adjusted tax basis in its New Plum Common Stock will generally be equal to the amount such U.S. Holder paid for such Public Shares deemed exchanged for such New Plum Common Stock. This gain or loss should generally be long-term capital gain or loss if the holding period of such New Plum Common Stock is more than one year at the time of the Redemption, including the holding period of such Public Shares deemed exchanged for such New Plum Common Stock. However, it is possible that because of the Redemption rights associated with the Public Shares and New Plum Common Stock, the holding period of such shares may not be considered to begin until the date of such Redemption (and, thus, it is possible that long-term capital gain or loss treatment may not apply). The deductibility of capital losses is subject to limitations. Shareholders who hold different blocks of Public Shares (generally, Public Shares purchased or acquired on different dates or at different prices) are urged to consult their tax advisors to determine how the above rules apply to them.

The Redemption of Public Shares generally will qualify as a sale if such Redemption (i) is “substantially disproportionate,” (ii) results in a “complete termination” of such U.S. Holder’s interest in Plum or (iii) is “not essentially equivalent to a dividend” with respect to the Converting U.S. Holder. For purposes of such tests with respect to a Converting U.S. Holder, that Converting U.S. Holder may be deemed to own not only shares actually owned, but also constructively owned, which in some cases may include shares such Converting U.S. Holder may acquire pursuant to options and shares owned by certain family members, certain estates and trusts of which the Converting U.S. Holder is a beneficiary and certain corporations and partnerships.

Generally, the Redemption will be “substantially disproportionate” with respect to the Converting U.S. Holder if (i) the Converting U.S. Holder’s percentage ownership (including constructive ownership) of the outstanding voting shares (including all classes that carry voting rights) of Plum is reduced immediately after the Redemption to less than 80% of the Converting U.S. Holder’s percentage interest (including constructive ownership) in such shares immediately before the Redemption; (ii) the Converting U.S. Holder’s percentage ownership (including constructive ownership) of the outstanding Plum shares (both voting and nonvoting) immediately after the Redemption is reduced to less than 80% of such percentage ownership (including constructive ownership) immediately before the Redemption; and (iii) the Converting U.S. Holder owns (including constructive ownership), immediately after the Redemption, less than 50% of the total combined voting power of all classes of shares of Plum entitled to vote. There will be a “complete termination” of such Converting U.S. Holder’s interest if either (i) all of the Plum shares actually and constructively owned by such Converting U.S. Holder are redeemed or (ii) all of the Plum shares actually owned by such Converting U.S. Holder are redeemed and such Converting U.S. Holder is eligible to waive, and effectively waives in accordance with specific rules, the attribution of the Plum shares owned by certain family members and such Converting U.S. Holder does not constructively own any other Plum shares and otherwise complies with specific conditions. Whether the Redemption will be considered “not essentially equivalent to a dividend” with respect to a Converting U.S. Holder will depend upon the particular circumstances of that Converting U.S. Holder. However, the Redemption generally must result in a meaningful reduction in the Converting U.S. Holder’s actual or constructive percentage ownership of Plum. Whether the Redemption will result in a “meaningful reduction” in such Converting U.S. Holder’s proportionate interest will depend on the particular facts and circumstances applicable to it. If the Converting U.S. Holder’s relative interest in Plum is a small minority interest and the shareholder exercises no control over corporate affairs, taking into account the effect of Redemptions by other shareholders, and its percentage ownership (including constructive ownership) is reduced as a result of the Redemption, such Converting U.S. Holder may be regarded as having a meaningful reduction in its interest pursuant to a published ruling in which the IRS indicated that even a small reduction in the proportionate interest of a small minority shareholder in a publicly held corporation who exercises no control over corporate affairs may constitute such a “meaningful reduction.” A U.S. Holder is urged to consult with its tax advisors as to the tax consequences to it of any Redemption of its Public Shares.

If none of the tests described above applies, the consideration paid to the Converting U.S. Holder will generally be treated as dividend income for U.S. federal income tax purposes to the extent of Plum’s current or accumulated earnings and profits. Any distribution in excess of such earnings and profits will reduce the Converting U.S. Holder’s basis in the Public Shares (but not below zero) and any remaining excess will be treated as capital gain realized on the sale or other disposition of the Public Shares. After the application of those rules, any remaining tax basis of the Converting U.S. Holder in the Public Shares redeemed will generally be added to the Converting U.S. Holder’s adjusted tax basis in its remaining Public Shares, or, if it has none, to the Converting U.S. Holder’s adjusted tax basis in its Public Warrants or possibly in other Plum shares constructively owned by such U.S. Holder. U.S. Holders who hold different blocks of Public Shares (generally, shares of Plum purchased or acquired on different dates or at different prices) are urged to consult their tax advisors to determine how the above rules apply to them.

ALL U.S. HOLDERS ARE URGED TO CONSULT THEIR TAX ADVISORS AS TO THE TAX CONSEQUENCES TO THEM OF A REDEMPTION OF ALL OR A PORTION OF THEIR PUBLIC SHARES PURSUANT TO AN EXERCISE OF REDEMPTION RIGHTS.

Tax Consequences for Non-U. S. Holders of Owning and Disposing of New Plum Common Stock and New Plum Warrants

Distributions on New Plum Common Stock.    A U.S. Holder will generally be required to include in gross income as U.S. source dividend income the amount of any distribution of cash or other property paid on New Plum Common Stock to the extent the distribution is paid out of New Plum’s current or accumulated earnings and profits (as determined under U.S. federal income tax principles). Distributions in excess of New Plum’s current and accumulated earnings and profits will constitute a return of capital that will be applied against and reduce (but not below zero) the U.S. Holder’s adjusted tax basis in its shares of New Plum Common Stock on a per-share basis. Any remaining excess will be treated as gain realized on the sale of New Plum Common Stock and will be treated as described below under the section entitled “Sale, Taxable Exchange or Other Taxable Disposition of New Plum Common Stock and New Plum Warrants.”

Dividends received by a U.S. Holder that is treated as a corporation for U.S. federal income tax purposes generally will qualify for a dividends received deduction if the requisite holding period is satisfied. With certain exceptions, and provided certain holding period requirements are met, dividends received by a non-corporate U.S. Holder will generally constitute “qualified dividends” that will be subject to U.S. federal income tax at preferential long-term capital gains rates.

Sale, Taxable Exchange or Other Taxable Disposition of New Plum Common Stock.    A U.S. Holder generally will recognize capital gain or loss in an amount equal to the difference between the amount of cash received in the redemption and the U.S. Holder’s adjusted tax basis in the New Plum Common Stock redeemed. Any such capital gain or loss generally will be long-term capital gain or loss if the U.S. holder’s holding period for the New Plum Common Stock so disposed of exceeds one year. As described above, the holding period for the New Plum Common Stock should include the holding period for the corresponding Public Shares if the Domestication qualifies as an F Reorganization. Long-term capital gains recognized by non-corporate U.S. holders generally will be eligible to be taxed at reduced rates. The deductibility of capital losses is subject to limitations. However, it is unclear whether the redemption rights included in the public shares suspends the running of the holding period while the U.S. Holder holds such public shares.

U.S. Holders who hold different blocks of New Plum Common Stock (including as a result of holding different blocks of public shares purchased or acquired on different dates or at different prices) should consult their tax advisors to determine how the above rules apply to them.

Non-U.S. Holders

Effects of the Domestication to Non-U.S. Holders

The Domestication is not expected to result in any U.S. federal income tax consequences to Non-U.S. Holders of Public Shares.

Tax Effects to Non-U.S. Holders of Exercising Redemption Rights

The U.S. federal income tax consequences to a Non-U.S. Holder of Public Shares that exercises its redemption rights to receive cash from the Trust Account in exchange for all or a portion of its New Plum Common Stock deemed received in the Domestication will depend on whether the redemption qualifies as a sale of the New Plum Common Stock redeemed, as described above under “U.S. Holders — Tax Consequences to U.S. Holders That Elect to Exercise Redemption Rights.” If such a redemption qualifies as a sale of New Plum Common Stock, the U.S. federal income tax consequences to the Non-U.S. Holder will be as described below under “— Gain on Disposition of New Plum Common Stock.” If such a redemption does not qualify as a sale of New Plum Common Stock, the Non-U.S. Holder will be treated as receiving a corporate distribution, the U.S. federal income tax consequences of which are described below under “— Distributions on New Plum Common Stock.”

Because it may not be certain at the time a Non-U.S. Holder is redeemed whether such Non-U.S. Holder’s redemption will be treated as a sale of the New Plum Common Stock redeemed or a corporate distribution, and because such determination will depend in part on a Non-U.S. Holder’s particular circumstances, the applicable withholding agent may not be able to determine whether (or to what extent) a Non-U.S. Holder is treated as receiving a dividend for U.S. federal income tax purposes. In addition, as the redemption will take place after the Domestication, any dividend resulting from the redemption will be treated as U.S. source. Therefore, the applicable withholding agent may withhold U.S. withholding tax at a rate of 30% (or such lower rate as may be specified by an applicable income tax treaty) on the gross amount of any consideration paid to a Non-U.S. Holder in redemption of such Non-U.S. Holder’s New Plum Common Stock, unless (i) the applicable withholding agent has established special procedures allowing Non-U.S. Holders to certify that they are exempt from such withholding tax and (ii) such Non-U.S. Holders are able to certify that they meet the requirements of such exemption (e.g., because such Non-U.S. Holders are not treated as receiving a dividend under the Section 302 of the Code tests described above under the section entitled “U.S. Holders — Tax Consequences to U.S. Holders That Elect to Exercise Redemption Rights”). However, there can be no assurance that any applicable withholding agent will establish such special certification procedures. If an applicable withholding agent withholds excess amounts from the amount payable to a Non-U.S. Holder, such Non-U.S. Holder generally may obtain a refund of any such excess amounts by timely filing an appropriate claim for refund with the IRS. Non-U.S. Holders should consult their own tax advisors regarding the application of the foregoing rules in light of their particular facts and circumstances and any applicable procedures or certification requirements.

Tax Consequences for Non-U. S. Holders of Owning and Disposing of New Plum Common Stock

Distributions on New Plum Common Stock.    Distributions of cash or property to a Non-U.S. Holder in respect of New Plum Common Stock received in the Domestication will generally constitute dividends for U.S. federal income tax purposes to the extent paid from New Plum’s current or accumulated earnings and profits, as determined under U.S. federal income tax principles. If a distribution exceeds New Plum’s current and accumulated earnings and profits, the excess will generally be treated first as a tax-free return of capital to the extent of the Non-U.S. Holder’s adjusted tax basis in its New Plum Common Stock. Any remaining excess will be treated as capital gain and will be treated as described below under “— Gain on Disposition of New Plum Common Stock.”

Dividends paid to a Non-U.S. Holder of New Plum Common Stock generally will be subject to withholding of U.S. federal income tax at a 30% rate unless such Non-U.S. Holder is eligible for a reduced rate of withholding tax under an applicable income tax treaty and provides proper certification of its eligibility for such reduced rate as described below. However, dividends that are effectively connected with the conduct of a trade or business by the Non-U.S. Holder within the United States (and, if required by an applicable income tax treaty, are attributable to a U.S. permanent establishment or fixed base of the Non-U.S. Holder) are not subject to such withholding tax, provided certain certification and disclosure requirements are satisfied (generally by providing an IRS Form W-8ECI). Instead, such dividends are subject to United States federal income tax on a net income basis in the same manner as if the Non-U.S. Holder were a United States person as defined under the Code. Any such effectively connected dividends received by a foreign corporation may be subject to an additional “branch profits tax” at a 30% rate or such lower rate as may be specified by an applicable income tax treaty.

A Non-U.S. Holder of New Plum Common Stock who wishes to claim the benefit of an applicable treaty rate and avoid backup withholding, as discussed below, for dividends will be required (a) to complete the applicable IRS Form W-8 and certify under penalty of perjury that such holder is not a United States person as defined under the Code and is eligible for treaty benefits or (b) if such Non-U.S. Holder’s New Plum Common Stock is held through certain foreign intermediaries, to satisfy the relevant certification requirements of applicable United States Treasury Regulations. Special certification and other requirements apply to certain Non-U.S. Holders that are pass-through entities rather than corporations or individuals.

A Non-U.S. Holder of New Plum Common Stock eligible for a reduced rate of U.S. withholding tax pursuant to an income tax treaty may obtain a refund of any excess amounts withheld by timely filing an appropriate claim for refund with the IRS. Non-U.S. Holders are urged to consult their tax advisors regarding their entitlement to the benefits under any applicable income tax treaty.

Gain on Disposition of New Plum Common Stock.    Subject to the below discussion of backup withholding and the Foreign Account Tax Compliance Act (as defined below), any gain realized by a Non-U.S. Holder on the taxable disposition of New Plum Common Stock or New Plum Warrants generally will not be subject to U.S. federal income tax unless:

•        the gain is effectively connected with a trade or business of the Non-U.S. Holder in the United States (and, if required by an applicable income tax treaty, is attributable to a United States permanent establishment or fixed base of the Non-U.S. Holder);

•        the Non-U.S. Holder is an individual who is present in the United States for a period or periods aggregating 183 days or more in the taxable year of the disposition, and certain other conditions are met; or

•        New Plum is or has been a “United States real property holding corporation” for U.S. federal income tax purposes at any time during the shorter of the five-year period ending on the date of disposition or the Non-U.S. Holder’s holding period for such securities disposed of, and either (A) New Plum Common Stock is not considered to be regularly traded on an established securities market or (B) such Non-U.S. Holder has owned or is deemed to have owned, at any time during the shorter of the five-year period preceding such disposition and such Non-U.S. Holder’s holding period more than five percent (5%) of outstanding New Plum Common Stock. There can be no assurance that New Plum Common Stock will be treated as regularly traded on an established securities market for this purpose.

A non-corporate Non-U.S. Holder described in the first bullet point immediately above will be subject to tax on the net gain derived from the sale of New Plum Common Stock or New Plum Warrants under regular U.S. federal income tax rates. An individual Non-U.S. Holder described in the second bullet point immediately above will be subject to a flat 30% tax on the gain derived from the sale of New Plum Common Stock or New Plum Warrants, which may be offset by certain United States source capital losses, even though the individual is not considered a resident of the United States, provided that the individual has timely filed U.S. federal income tax returns with respect to such losses. If a Non-U.S. Holder that is a foreign corporation falls under the first bullet point immediately above, it will be subject to tax on its net gain in the same manner as if it were a United States person as defined under the Code and, in addition, may be subject to the “branch profits tax” equal to 30% (or such lower rate as may be specified by an applicable income tax treaty) of its effectively connected earnings and profits, subject to adjustments.

If the last bullet point immediately above applies to a Non-U.S. Holder, gain recognized by such Non-U.S. Holder on the sale, exchange or other disposition of New Plum Common Stock or New Plum Warrants generally will be subject to tax at generally applicable U.S. federal income tax rates. In addition, a buyer of such New Plum Common Stock or New Plum Warrants from a Non-U.S. Holder may be required to withhold U.S. income tax at a rate of fifteen percent (15%) of the amount realized upon such disposition. New Plum will generally be classified as a “U.S. real property holding corporation” if the fair market value of its “United States real property interests” equals or exceeds fifty percent (50%) of the sum of the fair market value of its worldwide real property interests and its other assets used or held for use in a trade or business, as determined for U.S. federal income tax purposes. New Plum does not expect to be classified as a “U.S. real property holding corporation” following the Business Combination. However, such determination is factual in nature and subject to change, and no assurance can be provided as to whether New Plum is or will be a U.S. real property holding corporation with respect to a Non-U.S. Holder following the Business Combination or at any future time.

Information Reporting and Backup Withholding

New Plum generally must report annually to the IRS and to each Non-U.S. Holder the amount of dividends paid to such holder and the tax withheld with respect to such dividends, regardless of whether withholding was required. Copies of the information returns reporting such dividends and withholding may also be made available to the tax authorities in the country in which the Non-U.S. Holder resides under the provisions of an applicable income tax treaty.

A Non-U.S. Holder generally will be subject to backup withholding for dividends paid to such holder unless such holder certifies under penalty of perjury that it is a Non-U.S. Holder (and the payor does not have actual knowledge or reason to know that such holder is a United States person as defined under the Code), or such holder otherwise establishes an exemption.

Information reporting and, depending on the circumstances, backup withholding generally will apply to the proceeds of a sale of New Plum Common Stock within the United States or conducted through certain United States-related financial intermediaries, unless the beneficial owner certifies under penalty of perjury that it is a Non-U.S. Holder (and the payor does not have actual knowledge or reason to know that the beneficial owner is a United States person as defined under the Code), or such owner otherwise establishes an exemption.

Any amounts withheld under the backup withholding rules may be allowed as a refund or a credit against a Non-U.S. Holder’s U.S. federal income tax liability provided the required information is timely furnished to the IRS.

Foreign Account Tax Compliance Act

Sections 1471 through 1474 of the Code and the Treasury Regulations and administrative guidance promulgated thereunder (commonly referred as the “Foreign Account Tax Compliance Act” or “FATCA”) generally impose withholding at a rate of 30% in certain circumstances on dividends in respect of, and (subject to the proposed Treasury Regulations discussed below) gross proceeds from the sale or other disposition of, securities (including New Plum Common Stock and New Plum Warrants) which are held by or through certain foreign financial institutions (including investment funds), unless any such institution (i) enters into, and complies with, an agreement with the IRS to report, on an annual basis, information with respect to interests in, and accounts maintained by, the institution that are owned by certain U.S. persons and by certain non-U.S. entities that are wholly or partially owned by U.S. persons and to withhold on certain payments or (ii) if required under an intergovernmental agreement between the United States and an applicable foreign country, reports such information to its local tax authority, which will exchange such information with the U.S. authorities. An intergovernmental agreement between the United States and an applicable foreign country may modify these requirements. Accordingly, the entity through which New Plum Common Stock and New Plum Warrants are held will affect the determination of whether such withholding is required. Similarly, dividends in respect of, and (subject to the proposed Treasury Regulations discussed below) gross proceeds from the sale or other disposition of, New Plum Common Stock and New Plum Warrants held by an investor that is a non-financial non-U.S. entity that does not qualify under certain exceptions will generally be subject to withholding at a rate of 30%, unless such entity either (i) certifies to the applicable withholding agent that such entity does not have any “substantial United States owners” or (ii) provides certain information regarding the entity’s “substantial United States owners,” which will in turn be provided to the U.S. Department of Treasury.

Under the applicable Treasury Regulations and administrative guidance, withholding under FATCA generally applies to payments of dividends in respect of New Plum Common Stock. While withholding under FATCA generally would also apply to payments of gross proceeds from the sale or other disposition of securities (including New Plum Common Stock and New Plum Warrants), proposed Treasury Regulations eliminate FATCA withholding on payments of gross proceeds entirely. Taxpayers generally may rely on these proposed Treasury Regulations until final Treasury Regulations are issued. All holders should consult their tax advisors regarding the possible implications of FATCA on their investment in New Plum Common Stock and New Plum Warrants.

UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION

Defined terms included below shall have the same meaning as terms defined and included elsewhere in this proxy statement/prospectus.

Introduction

The following unaudited Pro Forma condensed combined financial information presents the combination of financial information of Plum and Veea, adjusted to give effect to the Business Combination.

The following unaudited Pro Forma condensed combined balance sheet as of December 31, 2023 combines the historical audited balance sheet of Veea as of December 31, 2023, with the historical audited balance sheet of Plum as of December 31, 2023, giving Pro Forma effect to the Business Combination as if it had occurred as of December 31, 2023.

The following unaudited Pro Forma condensed combined statement of operations for the year ended December 31, 2023 combines the historical audited statement of operations of Veea for the year ended December 31, 2023, and the historical audited statement of operations of Plum for the year ended December 31, 2023 on a Pro Forma basis as if the Business Combination had occurred on January 1, 2023.

The unaudited Pro Forma condensed combined statement of operations for the year ended December 31, 2023, has been derived from:

•        the historical audited financial statements of Plum for the year ended December 31, 2023, and the related notes thereto included elsewhere in this proxy statement/prospectus; and

•        the historical audited financial statements of Veea for the year ended December 31, 2023, and the related notes thereto included elsewhere in this proxy statement/prospectus.

The following unaudited Pro Forma condensed combined financial information has been prepared in accordance with Article 11 of Regulation S-X as in effect on the date of this proxy statement/prospectus, which requires Pro Forma adjustments that depict the accounting for the transaction (“Transaction Accounting Adjustments”) and allows optional Pro Forma adjustments that present the reasonably estimable synergies and other transaction effects that have occurred or are reasonably expected to occur. Veea and Plum have elected not to present any estimates related to potential synergies and other transaction effects that are reasonably expected to occur or have already occurred and will only be presenting Transaction Accounting Adjustments in the unaudited Pro Forma condensed combined financial information.

This information should be read together with the financial statements and related notes, as applicable, of each of Veea and Plum included in this proxy statement/prospectus and “Veea’s Management’s Discussion and Analysis of Financial Condition and Results of Operations”, “Plum’s Management’s Discussion and Analysis of Financial Condition and Results of Operations” and other financial information included elsewhere in this proxy statement/prospectus.

Description of the Transactions

Business Combination

On November 27, 2023, Plum Acquisition Corp. I, a Cayman Islands exempted company limited by shares (“Plum”), Plum SPAC Merger Sub, Inc., a Delaware corporation and wholly-owned subsidiary of Plum (“Merger Sub”), and Veea Inc., a Delaware corporation (“Veea”), entered into a Business Combination Agreement (the “Business Combination Agreement”).

Subject to its terms and conditions, the Business Combination Agreement provides that (a) on the day of the closing of the transactions contemplated by the Business Combination (the “Closing”), Plum will change its jurisdiction of incorporation by transferring by way of continuation from a Cayman Islands exempted company limited by shares and domesticating as a corporation incorporated under the laws of the State of Delaware (the “Domestication”), and (b) following the Domestication, Merger Sub will merge with and into Veea, with Veea surviving the merger as a wholly owned subsidiary of Plum (the “Merger”).

In accordance with the terms and subject to the conditions of the Business Combination Agreement, at Closing, each outstanding share of Veea Common Stock and each outstanding share of Veea Preferred Stock, on an as-converted to Veea Common Stock basis, but excluding Dissenting Shares, New Financing Securities and treasury shares, will be cancelled and extinguished and converted into the right to receive the number of shares of New Plum Common Stock determined in accordance with the Business Combination Agreement based on a pre-money equity value of Veea of $180,000,000, plus the aggregate exercise prices of Veea’s in-the-money, vested convertible securities, divided by $10.00.

Pursuant to the Business Combination Agreement, at the effective time of the Merger, each Veea Option will be converted into an option to acquire, subject to substantially the same terms and conditions as were applicable under such Veea Option, the number of shares of New Plum Common Stock (rounded down to the nearest whole share), determined by multiplying the number of shares of Veea Common Stock subject to such Veea Option as of immediately prior to the effective time of the Merger by the Existing Holder Exchange Ratio (as defined in the Business Combination Agreement), at an exercise price per share of New Plum Common Stock (rounded up to the nearest whole cent) equal to (a) the exercise price per share of Veea Common Stock of such Veea Option as of immediately prior to the effective time of the Merger, divided by (b) the Existing Holder Exchange Ratio.

Pursuant to the Business Combination Agreement, at the effective time of the Merger, each other Veea Convertible Security outstanding immediately prior to the effective time of the Merger will cease to represent a right to acquire Veea Capital Stock, shall be assumed by Plum, and shall be cancelled in exchange for a convertible security to acquire shares of New Plum Common Stock, on the same contractual terms and conditions as were in effect with respect to the Veea Convertible Security immediately prior to the effective time of the Merger under the terms of the relevant agreements governing such Veea Convertible Security, except for terms rendered inoperative by reason of the transactions contemplated by the Business Combination Agreement or for such other immaterial administrative or ministerial changes as the board of directors of Plum may determine in good faith are appropriate to effectuate the administration of the convertible securities. The number of shares of New Plum Common Stock issuable pursuant to the convertible security will be determined by multiplying the number of shares of Veea Common Stock subject to the Veea Convertible Security on an as-converted to shares of Veea Common Stock basis as of immediately prior to the effective time of the Merger by (i) the Existing Holder Exchange Ratio in the case of securities convertible into Veea Capital Stock other than New Financing Securities, or (ii) in the case of New Financing Securities or securities convertible into New Financing Securities, the New Veea Shareholder Exchange Ratio. The exercise price per shares of New Plum Common Stock will be determined by (rounded up to the nearest whole cent) (x) in the case of securities convertible into Veea Capital Stock other than New Financing Securities, the exercise price per share of Veea Capital Stock of such Veea Convertible Security divided by the Existing Holder Exchange Ratio, or (y) in the case of New Financing Securities or securities convertible into New Financing Securities, the exercise price per share of Veea Capital Stock of such Veea Convertible Security divided by the New Veea Shareholder Exchange Ratio.

Any Veea indebtedness owed to Allen Salmasi or his affiliates (or their respective assignees) will be converted into shares of New Plum Common Stock at the Closing at a price of $10.00 per share of New Plum Common Stock, which shares are not considered Existing Veea Shares and will be in addition to the shares of New Plum Common Stock issued to holders of Existing Veea Shares.

Each Dissenting Share will not be converted into a right to receive a portion of the Transaction Consideration (as defined in the Business Combination Agreement), but instead shall be entitled to only such rights as are granted by Section 262 of the DGCL.

Earnout

The Business Combination Agreement provides holders of Existing Veea Shares with a contingent right to receive Earnout Consideration consisting of up to 4,500,000 additional shares of New Plum Common Stock, subject to the following contingencies:

•        50% of the Earnout Consideration if, at any time during the ten years following the Closing (the “Earnout Period”), the volume-weighted average trading sale price of one share of New Plum Common Stock is greater than or equal to $12.50 per share for any twenty (20) trading-days within any thirty (30) trading-day period; and

•        50% of the Earnout Consideration if, at any time during the Earnout Period, the volume-weighted average trading sale price of one share of New Plum Common Stock is greater than or equal to $15.00 per share for any twenty (20) trading-days within any thirty (30) trading-day period.

If there is a Change of Control Transaction during the Earnout Period, (i) to the extent that the implied price per share of New Plum Common Stock in such transaction is above the applicable stock price targets, the vesting of such Earnout Consideration will accelerate and the Earnout Consideration will be issuable upon the closing of such transaction, and (ii) the contingent obligations for any remaining Earnout Consideration will be rolled over to the resulting company from such transaction, unless after such transaction, the resulting company from such transaction is no longer publicly listed on Nasdaq or another nationally-recognized securities exchange, in which case, any unvested Earnout Consideration will immediately vest.

Sponsor Letter Agreement

Concurrently with the execution of the Business Combination Agreement, Plum Partners LLC, a Delaware limited liability company (the “Sponsor”), Plum and Veea entered into a Sponsor Letter Agreement, pursuant to which the Sponsor agreed, among other things, to (a) vote all of its Plum Ordinary Shares in favor of the proposals relating to the Business Combination; (b) refrain from effecting a Plum Shareholder Redemption (as defined in the Business Combination Agreement); (c) exercise the option to extend the period of time Plum is afforded under its governing documents to consummate a business combination, (d) waive certain anti-dilution and conversion rights with respect to its Plum Ordinary Shares which had been granted in connection with Plum’s Initial Public Offering; (e) forfeit its Plum founder shares, at the rate of $10.00 per share, to the extent certain of its expenses exceed $2.5 million or it incurs certain other expenses; and (f) subject 1,726,994 of its Plum founder shares to forfeiture if the conditions applicable to the Earnout Shares are not satisfied during the Earnout Period (on the same terms proportionately as the Earnout Shares).

New Financing

The Business Combination Agreement also contemplates that Veea may sell New Financing Securities generating proceeds of up to $70,000,000 (or more with Plum’s consent) between the date of the Business Combination Agreement and the Closing, and the holders of such New Financing Securities will receive shares of New Plum Common Stock in the aggregate equal to the amount raised through the issuance of the New Financing Securities divided by $7.50.

Conditions to Closing of the Business Combination

The consummation of the Business Combination is conditioned upon, among other things: (i) the approval by the Plum shareholders of the Condition Precedent Proposals being obtained; (ii) the applicable waiting period under the HSR Act relating to the Business Combination having expired or been terminated; (iii) the completion of the offer to redeem the Class A ordinary shares of Plum; (iv) the New Plum Common Stock to be issued in connection with the Business Combination having been approved for listing on Nasdaq; and (v) Plum having at least $5,000,001 of net tangible assets immediately after the Closing. Therefore, unless these conditions are waived by the applicable parties to the Business Combination Agreement, if these conditions are not satisfied the Business Combination Agreement could terminate and the Business Combination may not be consummated. For further details, see “Business Combination Proposal — Conditions to Closing of the Business Combination.”

Accounting for the Business Combination

The Business Combination will be accounted for as a reverse recapitalization, in accordance with U.S. GAAP. Under this method of accounting, Plum will be treated as the “acquired” company for financial reporting purposes, and Veea will be the accounting “acquirer” This determination was primarily based on the assumption that:

•        Veea’s current shareholders will hold a majority of the voting power of New Plum post Business Combination;

•        effective upon the Business Combination, the post-combination Board will consist of seven (7) directors, including five (5) directors designated by Veea, one (1) director designated by Plum and one (1) director mutually agreed upon by Plum and Veea;

•        Veea’s operations will substantially comprise the ongoing operations of New Plum; and

•        Veea’s senior management will comprise the senior management of New Plum.

Another determining factor was that Plum does not meet the definition of a “business” pursuant to ASC 805-10-55, Business Combinations (“ASC 805”), and thus, for accounting purposes, the Business Combination will be accounted for as a reverse recapitalization, within the scope of ASC 805. The net assets of Plum will be stated at historical cost, with no goodwill or other intangible assets recorded. Any excess of the fair value of shares issued to Plum over the fair value of Plum’s identifiable net assets acquired represents compensation for the service of a stock exchange listing for its shares and is expensed as incurred.

Basis of Pro Forma Presentation

Plum and Veea have elected to provide the unaudited Pro Forma condensed combined financial information under two different Redemption scenarios of Plum Public Shares into cash as more fully described below:

•        Scenario 1 — Assuming No Additional Redemptions:    This presentation assumes that, after the Extension Redemptions, no additional public stockholders of Plum exercise Redemption rights with respect to their Public Shares upon consummation of the Business Combination.

•        Scenario 2 — Assuming Maximum Redemptions:    This presentation assumes that, after the Extension Redemptions, Plum public stockholders holding 3,255,593 Plum Class A ordinary shares will exercise their Redemption rights for $35.79 million upon consummation of the Business Combination at a Redemption price of approximately $10.99 per share. The maximum Redemption amount reflects the maximum number of the Plum’s Public Shares that can be redeemed without violating the conditions of the Business Combination Agreement and to maintain a minimum net tangible asset value of at least $5,000,001 following consummation of the Business Combination after giving effect to the payments to redeeming stockholders and proceeds from the sale of the New Financing Securities. This scenario includes all adjustments contained in the “no additional Redemptions” scenario and presents additional adjustments to reflect the effect of the maximum Redemptions.

The following table sets out share ownership of New Plum on a Pro Forma basis assuming the No Additional Redemptions Scenario and the Maximum Redemptions Scenario:

Pro Forma Ownership	No Additional Redemptions		Maximum Redemptions
	Number of Shares	Percent Outstanding	Number of Shares	Percent Outstanding
Veea Stockholders(1)	16,565,892	51.2%	16,565,892	56.9%
NLabs Debt conversion shareholders(2)	1,485,151	4.6%	1,485,151	5.1%
Plum Public Shareholders(3)	3,255,593	10.1%	—	0.0%
Sponsor’s Founder Shares(4)	6,253,415	19.3%	6,253,415	21.5%
Series A-2 New Financing Securities investors(5)	4,788,862	14.8%	4,788,862	16.5%
Total shares outstanding	32,348,913	100%	29,093,320	100%

____________

(1)      Represents the exchange of outstanding Veea shares into shares of New Plum Common Stock upon the Closing of the Business Combination. This amount excludes 1,810,519 in New Plum shares as a result of 760,252 Common Stock Warrants, 239,832 Series A-1 Warrants and 810,435 vested options. All of which are currently in the money and exercisable.

(2)      Reflect the conversion of Veea indebtedness owed to Allen Salmasi or his affiliates (or their respective assignees) into 1,485,151 shares of New Plum Common Stock at par value of $0.0001 as prescribed in the Business Combination Agreement for the settlement of $12.60 million in related party debt principal and $2.25 million in related interest.

(3)      In the “No Additional Redemptions” scenario, assumes that, after the Extension Redemptions, no additional public stockholders of Plum exercise Redemption rights with respect to their Public Shares upon consummation of the Business Combination. In the “Maximum Redemptions” scenario, reflects the maximum Redemption of 3,255,593 Plum shares for aggregate Redemption payments of $35.79 million at a Redemption price of approximately $10.99 per share. The maximum Redemption amount reflects the maximum number of the Plum shares that can be redeemed without violating the conditions of the Business Combination Agreement and the requirement to maintain a minimum net tangible asset value of at least $5,000,001 following consummation of the Business Combination after giving effect to the payments to redeeming stockholders and proceeds from the sale of the New Financing Securities. This scenario includes all adjustments contained in the “No Additional Redemptions” scenario and presents additional adjustments to reflect the effect of the maximum Redemptions.

(4)      Excludes 1,726,994 Class A founder shares of the Sponsor in reserve and 4,500,000 Earnout Shares issuable to holders of Existing Veea Shares upon satisfaction of the Earnout Triggering Events.

(5)      Reflects the receipt of approximately $30.8 million in cash and approximately $5.1 million in the conversion of debt and other outstanding obligations as other consideration received from the sale of New Financing Securities through April 20, 2024, with $12.7 million in cash received subsequent to December 31, 2023, in which Veea issued shares of Series A-2 Preferred Stock and the holders of such New Financing Securities will receive shares of New Plum Common Stock in the aggregate equal to the amount raised through the issuance of the New Financing Securities divided by $7.50 per share, which is a 25% discount to the valuation in the Business Combination Agreement. For Pro Forma purposes this will result in the issuance of 4,788,862 shares of New Plum Common Stock.

The following unaudited Pro Forma condensed combined balance sheet as of December 31, 2023, and the unaudited Pro Forma condensed combined statements of operations for the year ended December 31, 2023, are based on the historical financial statements of Plum and Veea. The unaudited Pro Forma adjustments are based on information currently available, assumptions, and estimates underlying the Pro Forma adjustments and are described in the accompanying notes. Actual results may differ materially from the assumptions used to present the accompanying unaudited Pro Forma condensed combined financial statements.

UNAUDITED PRO FORMA CONDENSED COMBINED BALANCE SHEET

AS OF DECEMBER 31, 2023(1)

			Scenario 1: No Additional Redemptions Scenario			Scenario 2: Maximum Redemptions Scenario
	Veea (Historical)	Plum (Historical)	Transaction Accounting Adjustments		Pro Forma Combined	Transaction Accounting Adjustments		Pro Forma Combined
ASSETS
Current assets
Cash and cash equivalents	$6,010,075	$94,703	$35,786,943	A	$43,682,644	$(35,786,943)	E	$7,895,701
			(7,325,385)	B
			(1,960,944)	H
			(1,671,291)	G
			12,748,543	I
Accounts receivables	52,838	—	—		52,838	—		52,838
Inventory, net	7,375,621	—	—		7,375,621	—		7,375,621
Prepaid expenses and other current assets	513,670	50,853	—		564,523	—		564,523
Total current assets	13,952,204	145,556	37,577,866		51,675,626	(35,786,943)		15,888,683
Non-current assets
Property, plant and equipment, net	376,667	—	—		376,667	—		376,667
Goodwill	4,797,078	—	—		4,797,078	—		4,797,078
Intangible assets, net	628,477	—	—		628,477	—		628,477
Right-of-use assets	545,411	—	—		545,411	—		545,411
Investments	451,874	—	—		451,874	—		451,874
Security deposits	85,595	—	—		85,595	—		85,595
Investments held in Trust Account	—	35,555,976	(35,786,943)	A	—	—		—
			140,967	K
			90,000	L
Total non-current assets	6,885,102	35,555,976	(35,555,976)		6,885,102	—		6,885,102
Total assets	$20,837,306	$35,701,532	$2,021,890		$58,560,728	$(35,786,943)		$22,773,785

LIABILITIES
Current liabilities
Revolving line of credit	$9,000,000	$—	$—		$9,000,000	$—		$9,000,000
Related party notes, net	12,598,000	—	(12,598,000)	F	—	—		—
Accrued interest	2,272,993	—	(2,253,507)	F	19,486	—		19,486
Accounts payable	1,077,898	4,587,330	(137,860)	B	5,527,368	—		5,527,368
Accrued expenses	4,741,495	—	—		4,741,495	—		4,741,495
Operating lease liabilities	445,850	—	—		445,850	—		445,850
Investor deposits	2,048,776	—	—		2,048,776	—		2,048,776
Due to related parties	—	331,291	(331,291)	G	—	—		—
Convertible promissory note – related party	—	1,000,000	(1,090,000)	G	—	—		—
			90,000	L
Promissory note – related party	—	250,000	(250,000)	G	—	—		—
Subscription liability	—	1,567,406	(1,567,406)	H	—	—		—
Total current liabilities	32,185,012	7,736,027	(18,138,064)		21,782,975	—		21,782,975
Non-current liabilities
Lease liabilities	119,424	—	—		119,424	—		119,424
Warrant liabilities	—	1,643,271	—		1,643,271	—		1,643,271
Total non-current liabilities	119,424	1,643,271	—		1,762,695	—		1,762,695
Total liabilities	32,304,436	9,379,298	(18,138,064)		23,545,670	—		23,545,670
Class A common stock subject to possible Redemption	—	35,555,976	(35,555,976)	E	—	—		—
			—

EQUITY
Series A preferred	359	—	(359)	C	—	—		—
Series A-1 preferred	405	—	(405)	C	—	—		—
Series A-2 preferred	126	—	(126)	I	—	—		—
Common stock	72	—	(72)	C	—	—		—

UNAUDITED PRO FORMA CONDENSED COMBINED BALANCE SHEET — (Continued)

AS OF DECEMBER 31, 2023(1)

			Scenario 1: No Additional Redemptions Scenario			Scenario 2: Maximum Redemptions Scenario
	Veea (Historical)	Plum (Historical)	Transaction Accounting Adjustments		Pro Forma Combined	Transaction Accounting Adjustments		Pro Forma Combined
Plum Class A ordinary shares	—	799	1,657	C	3,237	(326)	E	2,911
			326	E
			149	F
			479	I
			(173)	J
Plum Class B ordinary shares	—	—	—		—	—		—
Additional paid-in capital	159,476,012	6,098,498	(1,837,956)	B	206,349,463	(35,786,617)	E	170,562,846
			(821)	C
			(20,541,641)	D
			35,555,650	E
			14,851,358	F
			12,748,190	I
			173	J
Accumulated deficit	(170,282,750)	(15,333,039)	(5,349,569)	B	(170,676,288)	—		(170,676,288)
			20,541,641	D
			(393,538)	H
			140,967	K
Accumulated other comprehensive income (loss)	(661,354)	—	—		(661,354)	—		(661,354)
Non-controlling interests	—	—	—		—	—		—
Total equity	(11,467,130)	(9,233,742)	55,715,930		35,015,058	(35,786,943)		(771,885)

Total equity and liabilities	$20,837,306	$35,701,532	$2,021,890		$58,560,728	$(35,786,943)		$22,773,785

____________

(1)      The unaudited Pro Forma condensed combined balance sheet as of December 31, 2023 combines the historical audited balance sheet of Veea as of December 31, 2023, with the historical audited balance sheet of Plum as of December 31, 2023.

UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENT OF OPERATIONS
FOR THE YEAR ENDED DECEMBER 31, 2023(2)

			Scenario 1: No Additional Redemptions Scenario			Scenario 2: Maximum Redemptions Scenario
	Veea (Historical)	Plum (Historical)	Transaction Accounting Adjustments		Pro Forma Combined	Transaction Accounting Adjustments	Pro Forma Combined
Revenue, net	$9,072,130	$—	$—		$9,072,130	$—	$9,072,130
Cost of Goods Sold	(466,802)	—	—		(466,802)	—	(466,802)
Gross profit	8,605,328	—	—		8,605,328	—	8,605,328
Product development	693,448	—	—		693,448	—	693,448
Sales and marketing	215,332	—	—		215,332	—	215,332
General and administrative	18,523,030	—	—		18,523,030	—	18,523,030
Depreciation and amortization	818,203	—	—		818,203	—	818,203
General and administrative expenses	—	3,098,285	335,094	BB	8,782,948	—	8,782,948
			5,349,569	CC
Total operating expenses	20,250,013	3,098,285	5,684,663		29,032,961	—	29,032,961
Loss from operations	(11,644,685)	(3,098,285)	(5,684,663)		(20,427,633)	—	(20,427,633)
Other income (expense)
Interest income	1,942	—	—		1,942	—	1,942
Foreign currency gain (loss)	1,284,846	—	—		1,284,846	—	1,284,846
Other income, net	59,982	—	—		59,982	—	59,982
Other expense	(21,857)	—	—		(21,857)	—	(21,857)
Interest expense	(5,318,817)	—	—		(5,318,817)	—	(5,318,817)
Interest income on cash and investments held in the Trust Account	—	4,758,906	(4,758,906)	AA	—	—	—
Change in the fair value of warrant liability	—	(1,264,054)	—		(1,264,054)	—	(1,264,054)
Change in the fair value of Forward Purchase Agreement	—	308,114	—		308,114	—	308,114
Issuance of Forward Purchase Agreement	—	(308,114)	—		(308,114)	—	(308,114)
Reduction of deferred underwriter fee payable	—	328,474	—		328,474	—	328,474
Interest expense – debt discount	—	(759,768)	759,768	DD	—	—	—
(Loss) income before income tax expense	(15,638,589)	(34,727)	(9,683,801)		(25,357,117)	—	(25,357,117)
Income tax expense	—	—	—		—	—	—
(Loss) income for the period	(15,638,589)	(34,727)	(9,683,801)		(25,357,117)	—	(25,357,117)
Non-controlling interest	—	—	—		—	—	—
Net (loss) income	$(15,638,589)	$(34,727)	$(9,683,801)		$(25,357,117)	$—	$(25,357,117)

Basic and diluted net loss earnings per share, Class A common stock subject to possible Redemption		$(0.00)
Basic and diluted net loss earnings per share, Class B common stock		$(0.00)
Pro Forma weighted average number of shares outstanding – basic and diluted					32,348,913 (1)		29,093,320 (1)
Pro Forma net loss earnings per share – basic and diluted					$(0.78)		$(0.87)

____________

(1)      Please refer to Note 7 — “Net Earnings (Loss) per Share” for details.

(2)      The unaudited Pro Forma condensed combined statement of operations for the year ended December 31, 2023 combines the historical audited statement of operations of Veea for the year ended December 31, 2023, with the historical audited statement of operations of Plum for the year ended December 31, 2023.

NOTES TO UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL STATEMENTS

Note 1 — Description of the Proposed Transactions

On November 27, 2023, Plum Acquisition Corp. I, a Cayman Islands exempted company limited by shares (“Plum”), Plum SPAC Merger Sub, Inc., a Delaware corporation and wholly-owned subsidiary of Plum (“Merger Sub”), and Veea Inc., a Delaware corporation (“Veea”), entered into a Business Combination Agreement (the “Business Combination Agreement”).

Subject to its terms and conditions, the Business Combination Agreement provides that (a) on the day of the closing of the transactions contemplated by the Business Combination (the “Closing”), Plum will change its jurisdiction of incorporation by transferring by way of continuation from a Cayman Islands exempted company limited by shares and domesticating as a corporation incorporated under the laws of the State of Delaware (the “Domestication”), and (b) following the Domestication, Merger Sub will merge with and into Veea, with Veea surviving the merger as a wholly owned subsidiary of Plum (the “Merger”).

In accordance with the terms and subject to the conditions of the Business Combination Agreement, at Closing, each outstanding share of Veea Common Stock and each outstanding share of Veea Preferred Stock, on an as-converted to Veea Common Stock basis, but excluding Dissenting Shares, New Financing Securities and treasury shares, will be cancelled and extinguished and converted into the right to receive the number of shares of New Plum Common Stock determined in accordance with the Business Combination Agreement based on a pre-money equity value of Veea of $180,000,000, plus the aggregate exercise prices of Veea’s in-the-money, vested convertible securities, divided by $10.00.

Pursuant to the Business Combination Agreement, at the effective time of the Merger, each Veea Option will be converted into an option to acquire, subject to substantially the same terms and conditions as were applicable under such Veea Option, the number of shares of New Plum Common Stock (rounded down to the nearest whole share), determined by multiplying the number of shares of Veea Common Stock subject to such Veea Option as of immediately prior to the effective time of the Merger by the Existing Holder Exchange Ratio, at an exercise price per share of New Plum Common Stock (rounded up to the nearest whole cent) equal to (a) the exercise price per share of Veea Common Stock of such option as of immediately prior to the effective time of the Merger, divided by (b) the Existing Holder Exchange Ratio.

Pursuant to the Business Combination Agreement, at the effective time of the Merger, each other Veea Convertible Security outstanding immediately prior to the effective time of the Merger will cease to represent a right to acquire Veea Capital Stock, shall be assumed by Plum, and shall be cancelled in exchange for a convertible security to acquire shares of New Plum Common Stock, on the same contractual terms and conditions as were in effect with respect to the Veea Convertible Security immediately prior to the effective time of the Merger under the terms of the relevant agreements governing such Veea Convertible Security, except for terms rendered inoperative by reason of the transactions contemplated by the Business Combination Agreement or for such other immaterial administrative or ministerial changes as the board of directors of Plum may determine in good faith are appropriate to effectuate the administration of the convertible securities. The number of shares of New Plum Common Stock issuable pursuant to the convertible security will be determined by multiplying the number of shares of Veea Common Stock subject to the Veea Convertible Security on an as-converted to shares of Veea Common Stock basis as of immediately prior to the effective time of the Merger by (i) the Existing Holder Exchange Ratio in the case of securities convertible into Veea Capital Stock other than New Financing Securities, or (ii) in the case of New Financing Securities or securities convertible into New Financing Securities, the New Veea Shareholder Exchange Ratio. The exercise price per share of New Plum Common Stock will be determined by (rounded up to the nearest whole cent) (x) in the case of securities convertible into Veea Capital Stock other than New Financing Securities, the exercise price per share of Veea Capital Stock of such Veea Convertible Security divided by the Existing Holder Exchange Ratio, or (y) in the case of New Financing Securities or securities convertible into New Financing Securities, the exercise price per share of Veea Capital Stock of such Veea Convertible Security divided by the New Veea Shareholder Exchange Ratio.

Any Veea indebtedness owed to Allen Salmasi or his affiliates (or their respective assignees) (“NLabs Debt”) will be converted into shares of New Plum Common Stock at the Closing at a price of $10.00 per share of New Plum Common Stock, which shares are not considered Existing Veea Shares and will be in addition to the shares of New Plum Common Stock issued to holders of Existing Veea Shares.

Each Dissenting Share will not be converted into a right to receive a portion of the Transaction Consideration (as defined in the Business Combination Agreement), but instead shall be entitled to only such rights as are granted by Section 262 of the Delaware General Corporation Law.

Earnout

The Business Combination Agreement provides holders of Existing Veea Shares with a contingent right to receive Earnout Consideration consisting of up to 4,500,000 additional shares of New Plum Common Stock, subject to the following contingencies:

•        50% of the Earnout Consideration if, at any time during the ten years following the Closing (the “Earnout Period”), the volume-weighted average trading sale price of one share of New Plum Common Stock is greater than or equal to $12.50 per share for any twenty (20) trading-days within any thirty (30) trading-day period; and

•        50% of the Earnout Consideration if, at any time during the Earnout Period, the volume-weighted average trading sale price of one share of New Plum Common Stock is greater than or equal to $15.00 per share for any twenty (20) trading-days within any thirty (30) trading-day period.

If there is a Change of Control Transaction during the Earnout Period, (i) to the extent that the implied price per share of New Plum Common Stock in such transaction is above the applicable stock price targets, the vesting of such Earnout Consideration will accelerate and the Earnout Consideration will be issuable upon the closing of such transaction, and (ii) the contingent obligations for any remaining Earnout Consideration will be rolled over to the resulting company from such transaction, unless after such transaction, the resulting company from such transaction is no longer publicly listed on Nasdaq or another nationally-recognized securities exchange, in which case, any unvested Earnout Consideration will immediately vest.

Sponsor Letter Agreement

Concurrently with the execution of the Business Combination Agreement, Plum Partners LLC, a Delaware limited liability company (the “Sponsor”), Plum and Veea entered into a Sponsor Letter Agreement, pursuant to which the Sponsor agreed, among other things, to (a) vote all of its Plum Ordinary Shares in favor of the proposals relating to the Business Combination; (b) refrain from effecting a Plum Shareholder Redemption (as defined in the Business Combination Agreement); (c) exercise the option to extend the period of time Plum is afforded under its governing documents to consummate a business combination, (d) waive certain anti-dilution and conversion rights with respect to its Plum Ordinary Shares which had been granted in connection with Plum’s Initial Public Offering; (e) forfeit its Plum founder shares, at the rate of $10.00 per share, to the extent certain of its expenses exceed $2.5 million or it incurs certain other expenses; and (f) subject 1,726,994 of its Plum founder shares to forfeiture if the conditions applicable to the Earnout Shares are not satisfied during the Earnout Period (on the same terms proportionately as the Earnout Shares).

New Financing

The Business Combination Agreement also contemplates that Veea may sell New Financing Securities generating proceeds of up to $70,000,000 (or more with Plum’s consent) between the date of the Business Combination Agreement and the Closing, and the holders of such New Financing Securities will receive shares of New Plum Common Stock in the aggregate equal to the amount raised through the issuance of the New Financing Securities divided by $7.50. As of December 31, 2023 a total of approximately $23 million in consideration was received. As of December 31, 2023, approximately $18.2 million in cash has been raised under the New Financing Securities, and approximately $3 million of debt was converted and approximately $2 million of other obligations were settled via the issuance of Series A-2 Preferred Shares. Subsequent to December 31, 2023 through April 30, 2024, the Company received approximately $12.7 million in cash consideration in exchange of Series A-2 Preferred Shares.

For a description of the Business Combination and certain agreements executed in connection therewith, see “Summary of the Proxy Statement/Prospectus — The Business Combination” and “Certain Agreements Related to the Business Combination.”

Note 2 — Basis of Presentation and Accounting Policies

The unaudited Pro Forma condensed combined financial information is for illustrative purposes only. The financial results may have been different had the companies always been combined. You should not rely on the unaudited Pro Forma condensed combined financial information as being indicative of the historical results that would have been achieved had the companies always been combined or the future results that Veea will experience. Veea and Plum did not have any historical relationship prior to the Business Combination. Accordingly, no Pro Forma adjustments were required to eliminate activities between the companies.

The following unaudited Pro Forma condensed combined financial information has been prepared in accordance with Article 11 of Regulation S-X as amended by the final rule, Release No. 33-10786 “Amendments to Financial Disclosures about Acquired and Disposed Businesses.” Release No. 33-10786 replaces the existing Pro Forma adjustment criteria with simplified Pro Forma adjustments that depict the accounting for the transaction (“Transaction Accounting Adjustments”) and allows optional Pro Forma adjustments that present the reasonably estimable synergies and other transaction effects that have occurred or are reasonably expected to occur. Veea and Plum have elected not to present any estimates related to potential synergies and other transaction effects that are reasonably expected to occur or have already occurred and will only be presenting Transaction Accounting Adjustments in the unaudited Pro Forma condensed combined financial information.

Plum does not meet the definition of a “business” pursuant to ASC 805-10-55 as it is an empty listed shell holding only cash raised as part of its original equity issuance. As a result, the Business Combination does not qualify as a “business combination” within the meaning of ASC 805, Business Combinations; rather, the Business Combination will be accounted for as a reverse merger in accordance with U.S. GAAP. See Note 3 — Accounting for the Business Combination for more details.

The historical financial statements of Veea have been prepared in accordance with U.S. GAAP. The historical financial statements of Plum have been prepared in accordance with U.S. GAAP. The unaudited Pro Forma condensed combined financial information reflects U.S. GAAP, the basis of accounting used by Veea.

Plum has elected to provide the unaudited Pro Forma condensed combined financial information under two different Redemption scenarios of Plum’s Public Shares into cash as more fully described below:

•        Scenario 1 — Assuming No Additional Redemptions:    This presentation assumes that, after the Extension Redemptions, no additional public stockholders of Plum exercise Redemption rights with respect to their Public Shares upon consummation of the Business Combination.

•        Scenario 2 — Assuming Maximum Redemptions:    This presentation assumes that, after the Extension Redemptions, Plum public stockholders holding 3,255,593 Plum Class A ordinary shares will exercise their Redemption rights for $35.79 million upon consummation of the Business Combination at a Redemption price of approximately $10.99 per share. The maximum Redemption amount reflects the maximum number of the Plum Public Shares that can be redeemed without violating the conditions of the Business Combination Agreement and to maintain a minimum net tangible asset value of at least $5,000,001 following consummation of the Business Combination after giving effect to the payments to redeeming stockholders and proceeds from the sale of the New Financing Securities. This scenario includes all adjustments contained in the “no additional Redemptions” scenario and presents additional adjustments to reflect the effect of the maximum Redemptions.

The following summarizes the Pro Forma shares of New Plum Common Stock issued and outstanding immediately after the Business Combination, presented under the two scenarios listed above:

	No Additional Redemptions		Maximum Redemptions
Pro Forma Ownership	Number of Shares	Percent Outstanding	Number of Shares	Percent Outstanding
Veea Stockholders(1)	16,565,892	51.2%	16,565,892	56.9%
NLabs Debt conversion shareholders(2)	1,485,151	4.6%	1,485,151	5.1%
Plum Public Shareholders(3)	3,255,593	10.1%	—	0.0%
Sponsor’s founder shares(4)	6,253,415	19.3%	6,253,415	21.5%
Series A-2 New Financing Securities investors(5)	4,788,862	14.8%	4,788,862	16.5%
Total shares outstanding	32,348,913	100%	29,093,320	100%

____________

(1)      Represents the exchange of outstanding Veea shares into shares of New Plum Common Stock upon the Closing of the Business Combination. This amount excludes 1,810,519 in New Plum shares as a result of 760,252 Common Stock Warrants, 239,832 Series A-1 Warrants and 810,435 vested options. All of which are currently in the money and exercisable.

(2)      Reflect the conversion of Veea indebtedness owed to Allen Salmasi or his affiliates (or their respective assignees) into 1,485,151 shares of New Plum Common Stock at par value of $0.0001 as prescribed in the Business Combination Agreement for the settlement of $12.60 million in related party debt principal and $2.25 million in related interest.

(3)      In the “No Additional Redemptions” scenario, assumes that, after the Extension Redemptions, no additional public stockholders of Plum exercise Redemption rights with respect to their Public Shares upon consummation of the Business Combination. In the “Maximum Redemptions” scenario, reflects the maximum Redemption of 3,255,593 Plum shares for aggregate Redemption payments of $35.79 million at a Redemption price of approximately $10.99 per share. The maximum Redemption amount reflects the maximum number of the Plum shares that can be redeemed without violating the conditions of the Business Combination Agreement and the requirement to maintain a minimum net tangible asset value of at least $5,000,001 following consummation of the Business Combination after giving effect to the payments to redeeming stockholders and proceeds from the sale of the New Financing Securities. This scenario includes all adjustments contained in the “No Additional Redemptions” scenario and presents additional adjustments to reflect the effect of the maximum Redemptions.

(4)      Excludes 1,726,994 Class A founder shares of the Sponsor in reserve and 4,500,000 Earnout Shares issuable to holders of Existing Veea Shares upon satisfaction of the Earnout Triggering Events.

(5)      Reflects the receipt of approximately $30.8 million in cash and approximately $5.1 million in the conversion of debt and other outstanding obligations as other consideration received from the sale of New Financing Securities through April 20, 2024, with $12.7 million in cash received subsequent to December 31, 2023, in which Veea issued shares of Series A-2 Preferred Stock and the holders of such New Financing Securities will receive shares of New Plum Common Stock in the aggregate equal to the amount raised through the issuance of the New Financing Securities divided by $7.50 per share, which is a 25% discount to the valuation in the Business Combination Agreement. For Pro Forma purposes this will result in the issuance of 4,788,862 shares of New Plum Common Stock.

The Pro Forma adjustments do not have an income tax effect as they are either (i) incurred by legal entities that are not subject to a corporate income tax, or (ii) permanently non-deductible or non-taxable based on the laws of the relevant jurisdiction.

Upon consummation of the Business Combination, management will perform a comprehensive review of the two entities’ accounting policies. As a result of the review, management may identify differences between the accounting policies of the two entities which, when conformed, could have a material impact on the financial statements of the post-combination company. Management did not identify any differences that would have a material impact on the unaudited Pro Forma condensed combined financial information. As a result, the unaudited Pro Forma condensed combined financial information does not assume any differences in accounting policies.

Note 3 — Accounting for the Business Combination

The Business Combination will be accounted for as a reverse recapitalization, in accordance with U.S. GAAP. Under this method of accounting, Plum will be treated as the “acquired” company for financial reporting purposes, and Veea will be the accounting “acquirer” This determination was primarily based on the assumption that:

•        Veea’s current shareholders will hold a majority of the voting power of New Plum post Business Combination;

•        effective upon the Business Combination, the post-combination Board will consist of seven (7) directors, including five (5) directors designated by Veea, one (1) director designated by Plum and one (1) director mutually agreed upon by Plum and Veea;

•        Veea’s operations will substantially comprise the ongoing operations of New Plum;

•        Veea’s senior management will comprise the senior management of New Plum.

Another determining factor was that Plum does not meet the definition of a “business” pursuant to ASC 805-10-55, Business Combinations (“ASC 805”), and thus, for accounting purposes, the Business Combination will be accounted for as a reverse recapitalization, within the scope of ASC 805. The net assets of Plum will be stated at historical cost, with no goodwill or other intangible assets recorded. Any excess of the fair value of shares issued to Plum over the fair value of Plum’s identifiable net assets acquired represents compensation for the service of a stock exchange listing for its shares and is expensed as incurred.

Note 4 — Adjustments to Unaudited Pro Forma Condensed Combined Balance Sheet as of December 31, 2023

The Pro Forma adjustments to the unaudited Pro Forma condensed combined balance sheet as of December 31, 2023, are as follows:

A.     Reflects the liquidation and reclassification of $35.79 million of funds held in the Trust Account to cash that becomes available following the Business Combination.

B.      Represents preliminary estimated transaction costs expected to be incurred by Plum and Veea of approximately $8.16 million for legal, accounting, and due diligence fees incurred as part of the Business Combination.

For the Plum transaction costs of $5.55 million expected to be incurred, $0.10 million have been paid and $0.10 million included in accounts payable as of the Pro Forma balance sheet date. The $5.35 million is reflected as an adjustment to accumulated losses.

For the Veea transaction costs of $2.61 million, $0.04 million of costs have been accrued and $0.74 million have been paid as of the balance sheet date, and $1.84 million is included as an adjustment to additional paid-in capital.

C.     Represents the exchange of outstanding Veea shares into shares of New Plum Common Stock at par value of $0.0001 per share upon the Business Combination.

D.     Represents the elimination of Plum’s historical accumulated losses after recording the transaction costs to be incurred by Plum as described in (B) above.

E.      In Scenario 1, reflects the “no additional Redemptions” scenario. In Scenario 2, reflects the maximum Redemption of 3,255,593 Plum shares for aggregate Redemption payments of $35.79 million at a Redemption price of approximately $10.99 per share. The maximum Redemption amount reflects the maximum number of the Plum shares that can be redeemed without violating the conditions of the Business Combination Agreement and the requirement to maintain a minimum net tangible asset value of at least $5,000,001 following consummation of the Business Combination after giving effect to the payments to redeeming stockholders and proceeds from the sale of the New Financing Securities. This scenario includes all adjustments contained in the “no additional Redemptions” scenario and presents additional adjustments to reflect the effect of the maximum Redemptions.

F.      Reflect the conversion of the NLabs Debt into 1,485,151 shares of New Plum Common Stock at par value of $0.0001 as prescribed in the Business Combination Agreement for the settlement of $12.60 million in related party debt principal and $2.25 million in related interest.

G.     Reflects the repayment of related party indebtedness for cash at the closing of the Business Combination as prescribed by the related financing agreements under Plum in settlement of $1.09 million in Convertible Notes — related party, $0.33 million due to related party and $0.25 million in Promissory notes — related party.

H.     Reflects the settlement of the subscription liability issued by Plum to investors whereby Sponsor agreed to transfer its Class A founder shares totaling 1.73 million shares at the Closing of the Business Combination in exchange for cash to cover its working capital needs for total proceeds of $2.36 million to be repaid in cash at the Closing of the Business Combination. The entry reflect the release of the $1.57 million of subscription liability and associated debt discount of $0.39 million, resulting in net cash to be paid at closing of $1.96 million and the accretion of the related debt discount to accumulated deficit of $0.39 million.

I.       Reflects the conversion of Series A-2 Preferred Stock into 4,788,862 shares of New Plum Common Stock which includes incremental cash raise of $12.7 million received subsequent to December 31, 2023.

J.       Reflects the reduction of founder share of 1,726,994 as at the consummation of the Business Combination, which founder shares will be subject to the same earnout provisions as stated by the Earnout Shares terms. These founder shares along with the 4,500,000 Earnout Shares were reviewed and the arrangement will be classified within equity under ASC 815, Derivatives and Hedging (“ASC 815”). As a result of equity classification, the fair value of the shares transferred will be recorded within equity upon the date the shares are granted to the holder, which in this case is the date the New Plum Common Stock price targets are achieved. No entry has been recorded in the Pro Forma financial statements because of the equity classification. The fair value of the shares transferred will be recorded on the financial statements of the combined company if the New Plum Common Stock price targets are met during the ten (10) years following the Closing of the Business Combination. The entry to record the transfer of shares, should it occur, will be to record an expense equal to the amount of the fair value of the share transfer with an offset to equity.

K.     Reflects the interest earned in the Trust Account subsequent to December 31, 2023.

L.      Reflects the extension deposit of $0.09 million through February 5, 2024 representing $0.04 million for each month extension.

Note 5 — Adjustments and Reclassifications to Unaudited Pro Forma Condensed Combined Statement of Operations for the Year Ended December 31, 2023

The Pro Forma adjustments included in the unaudited Pro Forma condensed combined statement of operations for year ended December 31, 2023, are as follows:

AA.  Reflects the elimination of interest income generated from the investments held in the Trust Account after giving effect to the Business Combination as if it had occurred on January 1, 2023.

BB.   Reflects the elimination of administrative service fees that will cease to be paid upon the Closing of the Business Combination.

CC.   Reflects the transaction costs of Plum expected to be incurred for legal, accounting and due diligence services. For the Plum transaction costs of $5.35 million, none have been accrued or paid as of the Pro Forma balance sheet date. As such, the $5.35 million is reflected as an expense in the unaudited Pro Forma combined statement of operations.

DD.   Reflects the reversal of interest expense and amortized debt discount in connection with the Subscription Liability as the pro forma assumes the transaction closed on January 1, 2023.

Note 6 — Net Earnings per Share

Represents the earnings per share calculated using the historical weighted average shares outstanding, and the issuance of additional shares in connection with the Business Combination, assuming the shares were outstanding since January 1, 2023. As the Business Combination is being reflected as if it had occurred at the beginning of the period presented, the calculation of weighted average shares outstanding for basic and diluted earnings per share assumes that the shares issued in connection with the Business Combination have been outstanding for the entire period presented. If the number of Public Shares described under the “maximum Redemptions” scenario described above are redeemed, this calculation is retroactively adjusted to eliminate such shares for the entire period.

The unaudited Pro Forma condensed combined financial information has been prepared assuming two alternative levels of Redemption of Plum’s Public Shares:

	For the Year Ended December 31, 2023
	No Additional Redemptions Scenario	Maximum Redemptions Scenario
Weighted average shares outstanding – basic and diluted
Veea stockholders	16,565,593	16,565,593
NLabs Debt conversion shareholders	1,485,151	1,485,151
Plum Public Shareholders	3,255,593	—
Sponsor’s founder shares(1)	6,253,415	6,253,415
Series A-2 New Financing Securities investors	4,788,862	4,788,862
Total	32,348,913	29,093,320

____________

(1)      Excludes 1,726,994 Class A founder shares in reserve and 4,500,000 Earnout Shares issuable to holders of Existing Veea Shares upon satisfaction of the Earnout Triggering Events.

	Year Ended December 31, 2023
	Assuming No Additional Redemptions	Assuming Maximum Redemptions
Pro Forma net loss	$(25,357,117)	$(25,357,117)
Weighted average shares outstanding of common stock – basic and diluted	32,348,913	29,093,320
Net loss per share – basic and diluted	$(0.78)	$(0.87)

COMPARATIVE HISTORICAL AND UNAUDITED PRO FORMA PER SHARE
FINANCIAL INFORMATION

Plum is providing the following comparative per share information to assist you in your analysis of the financial aspects of the Business Combination.

	Veea (Historical)	Plum (Historical)	Pro Forma Combined
			Assuming No Additional Redemptions	Assuming Maximum Redemptions
Year ended December 31, 2023
Net loss	$(15,638,589)	$(34,727)	$(25,357,117)	$(25,357,117)
Shareholders’ (Deficit) Equity	$(11,467,130)	$(9,233,742)	$35,015,058	$(771,885)
Shareholders’ (Deficit) Equity Per Share – basic and diluted	$(1.58)	$(0.52)	$1.08	$(0.03)
Cash Dividends	$—	$—	$—	$—
Weighted average shares – basic and diluted	7,235,733	17,838,982	32,348,913	29,093,320

Shareholders’ equity per share = total equity/shares outstanding

INFORMATION ABOUT PLUM

Plum Acquisition Corp. I (the “Company” or “Plum”) is a blank check company, incorporated as a Cayman Islands exempted company for the purpose of effecting a merger, share exchange, asset acquisition, share purchase, reorganization, or similar business combination with one or more businesses, which we refer to throughout this Report as our initial business combination.

Kanishka Roy and Mike Dinsdale established Plum with the mission of creating a platform, built by operators for operators, to enable great private companies to become outstanding public companies and listed stocks. We believe there is an opportunity to create replicable infrastructure to launch multiple SPACs, featuring different members of our large extended team over time. We seek to establish ourselves as the first-stop SPAC platform for high-quality companies in the US and Europe that can benefit from our extended team, our decades of operational experience leading technology companies, our direct access to Fortune-500 company partnerships, help with internationalization, and our proprietary Accelerating Through the Bell operational playbook that helps companies list and grow in the public markets. Our platform is also aligned with the incentives and outcome of investors as we are funding all our risk capital internally as a sign of confidence and commitment to a successful outcome.

We have founded, led, advised, and invested in companies that have invented entire sectors, scaled to become market leaders, and delivered exceptional returns for investors. Through these experiences, we have developed a deep respect for leaders of rapidly scaling technology companies. As a result, we are motivated by a passion for working to maximize the value of their exemplary private companies as they transition to the public markets.

We believe the broad and diversified experience of our founders equips us to add significant value to our partner company. Mr. Roy is a technology and finance veteran with over 20 years of experience as a technology investment banker, public company executive, and growth investor. At Morgan Stanley, Mr. Roy was the Global Head of Tech M&A Origination, helping to initiate and execute industry defining mergers. Most recently, Mr. Roy was Global CFO at SmartNews, a high-growth multibillion dollar private AI company with over 20 million monthly active users. Mr. Dinsdale has defined the “modern unicorn” CFO for over 20 years, with strategic expertise in building high growth international companies in Consumer and B2B SaaS. Most recently, Mr. Dinsdale was the CFO for Gusto, a leader in SMB payroll and human resources software. Prior to that, Mr. Dinsdale was CFO of two generational, market-leading software companies in DoorDash and DocuSign.

We believe that the combined experience of our team and our differentiated long-term strategy positions us as an optimal partner for companies seeking to access the public markets.

On March 18, 2021, we completed our Initial Public Offering of 30,000,000 Units, and on April 14, 2021 issued an additional 1,921,634 Units as a result of the underwriters’ partial exercise of their over-allotment option, at a price of $10.00 per Unit generating gross proceeds of $319,216,340 before underwriting discounts and expenses. Each Unit consisted of one Class A ordinary share and one-fifth of one Public Warrant. Each whole Public Warrant entitles the holder thereof to purchase one Class A ordinary share at an exercise price of $11.50 per share, subject to certain adjustments.

Following the closing of our Initial Public Offering and the partial exercise of the underwriters’ over-allotment option, an amount equal to $319,216,340 of the net proceeds from its Initial Public Offering and the sale of the Private Placement Warrants was placed in the Trust Account. The Trust Account may be invested only in U.S. government treasury bills with a maturity of 185 days or less or in money market funds investing solely in United States Treasuries and meeting certain conditions under Rule 2a-7 under the Investment Company Act of 1940, as amended, which invest only in direct U.S. government obligations.

On March 15, 2023, we held a shareholder meeting at which shareholders voted upon, among other items, a proposal to amend the Existing Governing Documents to extend the date by which Plum must consummate an initial business combination from March 18, 2023 to June 18, 2023, and to allow Plum, without another shareholder vote, to elect to extend the such date to consummate a business combination on a monthly basis for up to nine (9) times by an additional one month each time after June 18, 2023, by resolution of Plum’s Board, if requested by the Sponsor, and upon five days’ advance notice prior to the applicable termination date, until March 18, 2024, unless the closing of the Plum’s initial business combination shall have occurred prior to such date.

On July 14, 2023 and August 16, 2023, Plum’s Board elected to extend the date by which Plum must complete an initial business combination, on each occasion by one month, from July 18, 2023 to September 18, 2023. As a result, the Sponsor deposited $160,000 into the Trust Account on each occasion.

On September 13, 2023, we held a second shareholder meeting at which shareholders voted upon, among other items, a proposal to amend the Existing Governing Documents to extend the date by which Plum must consummate an initial business combination from September 18, 2023 to December 18, 2023, and to allow Plum, without another shareholder vote, to elect to extend the such date to consummate a business combination on a monthly basis for up to six (6) times by an additional one month each time after December 18, 2023, by resolution of Plum’s Board, if requested by the Sponsor, and upon five days’ advance notice prior to the applicable termination date, until June 18, 2024, unless the closing of Plum’s initial business combination shall have occurred prior to such date.

In connection with the Extension Meeting held on March 15, 2023, Plum shareholders elected to redeem a total of 26,693,416 Plum Class A ordinary shares for cash at a Redemption price of $10.23 per share, for an aggregate Redemption amount of $273,112,312. In connection with the Extension Meeting held on September 13, 2023, Plum shareholders elected to redeem a total of 1,972,625 Plum Class A ordinary shares for cash at a Redemption price of $10.72 per share, for an aggregate Redemption amount of $21,142,261. Following the Extension Redemptions, Plum had approximately $35.1 million left in its Trust Account, all of which is held in U.S. treasury securities. These funds will remain in the Trust Account, except for the withdrawal of interest to pay taxes, if any, until the earliest of (i) the completion of a business combination (including the closing of the Business Combination) or (ii) the Redemption of all of the Public Shares if we are unable to complete the Business Combination or any other initial business combination by June 18, 2024, subject to applicable law.

If the Plum Board extends the termination date beyond March 18, 2024, and we have not completed a qualifying business combination transaction by March 18, 2024, we will be in violation of Nasdaq listing standards.

Section IM-5101-2(b) of the Nasdaq Listing Rules requires that any special purpose acquisition company, such as Plum, must within 36 months of the effectiveness of its Initial Public Offering registration statement, or such shorter period that the company specifies in its registration statement, must complete one or more business combinations having an aggregate fair market value of at least 80% of the value of the deposit account (excluding any deferred underwriters fees and taxes payable on the income earned on the deposit account) at the time of the agreement to enter into the initial combination. The date that is 36 months following the effectiveness of our Initial Public Offering registration statement is March 18, 2024. In connection with the Extension Meeting held on September 13, 2023, the termination date was extended until December 18, 2023, and the Plum Board has the authority to further extend the termination date up to six (6) times, in one month increments (though the Plum Board may decline to exercise this authority). If the Plum Board elects to extend the termination date each time that it is able to do so, the latest possible termination date authorized by the Articles Extension Proposal would be June 18, 2024. Please see “Risk Factors — The Plum Board has the authority to extend our termination date to a date that is in violation of applicable listing standards of the Nasdaq Stock Market LLC (“Nasdaq”).” for further information.

Plum’s Units, Public Shares and Public Warrants are currently listed on Nasdaq under the symbols “PLMIU,” “PLMI,” and “PLMIW,” respectively.

Financial Position

With funds available for a business combination of approximately $35.6 million held in the Trust Account as of December 31, 2023, we offer a target business a variety of options such as creating a liquidity event for its owners, providing capital for the potential growth and expansion of its operations or strengthening its balance sheet by reducing its debt ratio. Because we are able to complete our initial business combination using our cash, debt or equity securities, or a combination of the foregoing, we have the flexibility to use the most efficient combination that will allow us to tailor the consideration to be paid to the target business to fit its needs and desires. However, we have not taken any steps to secure third-party financing and there can be no assurance it will be available to us.

Effecting Our Business Combination

Fair Market Value of Target Business

The Nasdaq listing rules require that our business combination must be with one or more target businesses that together have a fair market value equal to at least 80% of the balance in the Trust Account (less any deferred underwriting commissions and taxes payable on interest earned) at the time of our signing a definitive agreement in connection with our initial business combination. The Plum Board determined that this test was met in connection with the proposed Business Combination.

Lack of Business Diversification

For an indefinite period of time after the completion of our initial business combination, the prospects for our success may depend entirely on the future performance of a single business. Unlike other entities that have the resources to complete business combinations with multiple entities in one or several industries, it is probable that we will not have the resources to diversify our operations and mitigate the risks of being in a single line of business. By completing our initial business combination with only a single entity, our lack of diversification may:

•        subject us to negative economic, competitive and regulatory developments, any or all of which may have a substantial adverse impact on the particular industry in which we operate after our initial business combination; and

•        cause us to depend on the marketing and sale of a single product or limited number of products or services.

Redemption Rights for Public Shareholders upon Completion of the Business Combination

We are providing our Public Shareholders with the opportunity to redeem all or a portion of their Public Shares upon the completion of our initial business combination at a per-share price, payable in cash, equal to the aggregate amount then on deposit in the Trust Account calculated as of two (2) business days prior to the consummation of the initial business combination, including interest earned on the funds held in the Trust Account and not previously released to us to pay our income taxes, if any, divided by the number of the then-outstanding Public Shares, subject to the limitations described herein. The amount in the Trust Account was approximately $10.92 per Public Share as of December 31, 2023. The Redemption rights include the requirement that a beneficial holder must identify itself in writing as a beneficial holder and provide its legal name, phone number and address to Continental, Plum’s Transfer Agent, in order to validly redeem its shares. There will be no Redemption rights upon the completion of our initial business combination with respect to our Warrants. Further, we will not proceed with redeeming our Public Shares, even if a Public Shareholder has properly elected to redeem its shares, if the Business Combination does not close. Our Sponsor and each member of our management team have entered into an agreement with us, pursuant to which they have agreed to waive their Redemption rights with respect to any founder shares and Public Shares held by them in connection with (i) the completion of the Business Combination and (ii) a shareholder vote to approve an amendment to our Existing Governing Documents (A) that would modify the substance or timing of our obligation to provide holders of our Class A ordinary shares the right to have their shares redeemed in connection with our initial business combination or to redeem 100% of our Public Shares if we do not complete our initial business combination within 27 months from the closing of the Initial Public Offering (or up to 36 months from the closing of our Initial Public Offering if we extend the period of time to consummate a business combination) or (B) with respect to any other provision relating to the rights of holders of our Class A ordinary shares.

Limitations on Redemption Rights

If we seek shareholder approval of our initial business combination and we do not conduct Redemptions in connection with our initial business combination pursuant to the tender offer rules, our amended and restated memorandum and articles of association provide that a Public Shareholder, together with any affiliate of such shareholder or any other person with whom such shareholder is acting in concert or as a “group” (as defined under Section 13 of the Exchange Act), will be restricted from redeeming its shares with respect to more than an aggregate of 15% of the shares sold in the Initial Public Offering, which we refer to as “Excess Shares,” without our prior consent. We believe this restriction will discourage shareholders from accumulating large blocks of shares, and subsequent attempts by such holders to use their ability to exercise their Redemption rights against a proposed business combination as a means to force us or our management to purchase their shares at a significant premium to the then-current market price or on other undesirable terms. Absent this provision, a Public Shareholder holding more than an aggregate of 15% of the shares sold in the Initial Public Offering could threaten to exercise its Redemption rights if such holder’s shares are not purchased by us, our Sponsor or our management at a premium to the then-current market price or on other undesirable terms. By limiting our shareholders’ ability to redeem no more than 15% of the shares sold in the Initial Public Offering without our prior consent, we believe we will limit the ability of a small group of shareholders to unreasonably attempt to block our ability to complete our initial business combination, particularly in connection with a business combination with a target that requires as a closing condition that we have a minimum net worth or a certain amount of cash.

However, we would not be restricting our shareholders’ ability to vote all their shares (including Excess Shares) for or against our initial business combination.

Redemption of Public Shares and Liquidation if No Business Combination

We have until June 18, 2024 to complete a business combination. If we are unable to consummate an initial business combination during such period, we will: (i) cease all operations except for the purpose of winding up; (ii) as promptly as reasonably possible but not more than ten business days thereafter, redeem the Public Shares, at a per-share price, payable in cash, equal to the aggregate amount then on deposit in the Trust Account, including interest earned on the funds held in the Trust Account (which interest shall be net of taxes payable and up to $100,000 of interest to pay dissolution expenses), divided by the number of the then-outstanding Public Shares, which Redemption will completely extinguish Public Shareholders’ rights as shareholders (including the right to receive further liquidation distributions, if any); and (iii) as promptly as reasonably possible following such Redemption, subject to the approval of our remaining shareholders and the Plum Board, liquidate and dissolve, subject in the case of clauses (ii) and (iii) to our obligations under Cayman Islands Companies Law to provide for claims of creditors and in all cases subject to other requirements of applicable law. There will be no Redemption rights or liquidating distributions with respect to our Warrants, which will expire worthless if we fail to consummate an initial business combination by June 18, 2024. The Existing Governing Documents provide that, if we wind up for any other reason prior to the consummation of our initial business combination, we will follow the foregoing procedures with respect to the liquidation of the Trust Account as promptly as reasonably possible but not more than ten business days thereafter, subject to applicable Cayman Islands Companies Law.

Our Sponsor and each member of our management team have entered into an agreement with us, pursuant to which they have agreed to waive their rights to liquidating distributions from the Trust Account with respect to any founder shares they hold if we fail to consummate an initial business combination by June 18, 2024, although they will be entitled to liquidating distributions from the Trust Account with respect to any Public Shares they hold if we fail to complete our initial business combination within the prescribed time frame.

Our Sponsor, executive officers and directors have agreed, pursuant to a written agreement with us, that they will not propose any amendment to the Existing Governing Documents (A) that would modify the substance or timing of our obligation to provide holders of our Class A ordinary shares the right to have their shares redeemed in connection with our initial business combination or to redeem 100% of our Public Shares if we do not complete our initial business combination by June 18, 2024 or (B) with respect to any other provision relating to the rights of holders of our Class A ordinary shares, unless we provide our Public Shareholders with the opportunity to redeem their Public Shares upon approval of any such amendment at a per-share price, payable in cash, equal to the aggregate amount then on deposit in the Trust Account, including interest earned on the funds held in the Trust Account and not previously released to us to pay our income taxes, if any, divided by the number of the then-outstanding Public Shares.

We expect that all costs and expenses associated with implementing our plan of dissolution, as well as payments to any creditors, will be funded from amounts remaining held in our accounts outside the Trust Account plus up to $100,000 of funds from the Trust Account available to us to pay dissolution expenses, although we cannot assure you that there will be sufficient funds for such purpose.

If we were to expend all of the net proceeds of our Initial Public Offering and the sale of the Private Placement Warrants, other than the proceeds deposited in the Trust Account, and without taking into account interest, if any, earned on the Trust Account and any tax payments or expenses for the dissolution of the trust, the per-share Redemption amount received by shareholders upon our dissolution would be $10.00. The proceeds deposited in the Trust Account could, however, become subject to the claims of our creditors which would have higher priority than the claims of our Public Shareholders. We cannot assure you that the actual per-share Redemption amount received by shareholders will not be substantially less than $10.00. While we intend to pay such amounts, if any, we cannot assure you that we will have funds sufficient to pay or provide for all creditors’ claims.

Although we will seek to have all vendors, service providers (other than our independent registered public accounting firm), prospective target businesses and other entities with which we do business execute agreements with us waiving any right, title, interest or claim of any kind in or to any monies held in the Trust Account for the benefit of our Public Shareholders, there is no guarantee that they will execute such agreements or even if they execute such agreements that they would be prevented from bringing claims against the Trust Account including but not limited to fraudulent inducement, breach of fiduciary responsibility or other similar claims, as well as claims challenging the enforceability of the waiver, in each case in order to gain an advantage with respect to a claim against our assets, including the funds held in the Trust Account. If any third party refuses to execute an agreement waiving such claims to the monies held in the Trust Account, our management will consider whether competitive alternatives are reasonably available to us and will only enter into an agreement with such third party if management believes that such third party’s engagement would be in the best interests of Plum under the circumstances. Examples of possible instances where we may engage a third party that refuses to execute a waiver include the engagement of a third party consultant whose particular expertise or skills are believed by management to be significantly superior to those of other consultants that would agree to execute a waiver or in cases where management is unable to find a service provider willing to execute a waiver. The underwriter of our Initial Public Offering and our independent registered public accounting firm have not executed agreements with us waiving such claims to the monies held in the Trust Account. In addition, there is no guarantee that such entities will agree to waive any claims they may have in the future as a result of, or arising out of, any negotiations, contracts or agreements with us and will not seek recourse against the Trust Account for any reason. In order to protect the amounts held in the Trust Account, the Sponsor has agreed that it will be liable to us if and to the extent any claims by a third party for services rendered or products sold to us (other than our independent registered public accounting firm), or a prospective target business with which we have entered into a written letter of intent, confidentiality or other similar agreement or business combination agreement, reduce the amount of funds in the Trust Account to below the lesser of (i) $10.00 per Public Share and (ii) the actual amount per Public Share held in the Trust Account as of the date of the liquidation of the Trust Account, if less than $10.00 per Public Share due to reductions in the value of the trust assets, less taxes payable, provided that such liability will not apply to any claims by a third party or prospective target business who executed a waiver of any and all rights to the monies held in the Trust Account (whether or not such waiver is enforceable) nor does it apply to any claims under our indemnity of the underwriter of our Initial Public Offering against certain liabilities, including liabilities under the Securities Act. However, we have not asked the Sponsor to reserve for such indemnification obligations, nor have we independently verified whether the Sponsor has sufficient funds to satisfy its indemnity obligations and we believe that the Sponsor’s only assets are securities of our company. Therefore, we cannot assure you that the Sponsor would be able to satisfy those obligations. As a result, if any such claims were successfully made against the Trust Account, the funds available for our initial business combination and Redemptions could be reduced to less than $10.00 per Public Share. In such event, we may not be able to complete our initial business combination, and you would receive such lesser amount per share in connection with any Redemption of your Public Shares. None of our officers or directors will indemnify us for claims by third parties including, without limitation, claims by vendors and prospective target businesses.

In the event that the proceeds in the Trust Account are reduced below the lesser of (i) $10.00 per Public Share and (ii) the actual amount per Public Share held in the Trust Account as of the date of the liquidation of the Trust Account if less than $10.00 per share due to reductions in the value of the trust assets, in each case less taxes payable, and the Sponsor asserts that it is unable to satisfy its indemnification obligations or that it has no indemnification obligations related to a particular claim, our independent directors would determine whether to take legal action against our Sponsor to enforce its indemnification obligations. While we currently expect that our independent directors would take legal action on our behalf against the Sponsor to enforce its indemnification obligations to us, it is possible that our independent directors in exercising their business judgment may choose not to do so in any particular instance. Accordingly, we cannot assure you that due to claims of creditors the actual value of the per-share Redemption price will not be less than $10.00 per Public Share.

We will seek to reduce the possibility that the Sponsor will have to indemnify the Trust Account due to claims of creditors by endeavoring to have all vendors, service providers (other than our independent registered public accounting firm), prospective target businesses or other entities with which we do business execute agreements with us waiving any right, title, interest or claim of any kind in or to monies held in the Trust Account. The Sponsor is also not liable as to any claims under our indemnity of the underwriter of our Initial Public Offering against certain liabilities, including liabilities under the Securities Act. We will have access to the amounts remaining in our accounts outside the Trust Account following the Initial Public Offering and the sale of the Private Placement Warrants with which to pay any such potential claims (including costs and expenses incurred in connection with our liquidation, currently estimated to be no more than approximately $100,000). In the event that we liquidate and it is subsequently determined that the reserve for claims and liabilities is insufficient, shareholders who received funds from our Trust Account could be liable for claims made by creditors, however, such liability will not be greater than the amount of funds from our Trust Account received by any such shareholder.

If we file a bankruptcy or winding-up petition or an involuntary bankruptcy or winding-up petition is filed against us that is not dismissed, the proceeds held in the Trust Account could be subject to applicable bankruptcy or insolvency law, and may be included in our bankruptcy estate and subject to the claims of third parties with priority over the claims of our shareholders. To the extent any bankruptcy claims deplete the Trust Account, we cannot assure you we will be able to return $10.00 per Public Share to our Public Shareholders. Additionally, if we file a bankruptcy or winding-up petition or an involuntary bankruptcy or winding-up petition is filed against us that is not dismissed, any distributions received by shareholders could be viewed under applicable debtor/creditor and/or bankruptcy or insolvency laws as either a “preferential transfer” or a “fraudulent conveyance.” As a result, a bankruptcy or insolvency court could seek to recover some or all amounts received by our shareholders. Furthermore, the Plum Board may be viewed as having breached its fiduciary duty to our creditors and/or may have acted in bad faith, and thereby exposing itself and Plum to claims of punitive damages, by paying Public Shareholders from the Trust Account prior to addressing the claims of creditors. We cannot assure you that claims will not be brought against us for these reasons.

See “Risk Factors — Risks Related to the Business Combination and Plum — In the event Plum distributes the proceeds in the Trust Account to its Public Shareholders and subsequently files a bankruptcy petition or an involuntary bankruptcy petition is filed against Plum that is not dismissed, a bankruptcy court may seek to recover such proceeds, and Plum and the Plum Board may be exposed to claims of punitive damages.”

Our Public Shareholders will be entitled to receive funds from the Trust Account only (i) in the event of the Redemption of our Public Shares if we do not complete our initial business combination by June 18, 2024, (ii) in connection with a shareholder vote to amend our Existing Governing Documents to modify the substance or timing of our obligation to redeem 100% of our Public Shares if we do not complete our initial business combination by June 18, 2024 or with respect to any other provisions relating to shareholders’ rights or pre-initial business combination activity or (iii) if they redeem their respective shares for cash upon the completion of our initial business combination. In no other circumstances will a shareholder have any right or interest of any kind to or in the Trust Account. In the event we seek shareholder approval in connection with our initial business combination, a shareholder’s voting in connection with the business combination alone will not result in a shareholder’s redeeming its shares to us for an applicable pro rata share of the Trust Account. Such shareholder must have also exercised its Redemption rights described above. These provisions of our Existing Governing Documents, like all provisions of our Existing Governing Documents, may be amended with a shareholder vote.

Employees

We currently have two executive officers. These individuals are not obligated to devote any specific number of hours to our matters, but they intend to devote as much of their time as they deem necessary to our affairs until we have completed our initial business combination. The amount of time they will devote in any time period will vary based on whether a target business has been selected for our initial business combination and the stage of the business combination process we are in. We do not intend to have any full-time employees prior to the completion of our initial business combination.

Directors and Executive Officers

Our directors and officers are as follows:

Name	Age	Position
Kanishka Roy	48	President, Co-Chief Executive Officer, and Director
Mike Dinsdale	51	Co-Chief Executive Officer, Chief Financial Officer, and Director
Alok Sama	61	Director
Alan Black	63	Director
Vivian Chow	57	Director

Kanishka Roy is our President, Co-Chief Executive Officer and a director.    Mr. Roy is a technology and finance veteran, with over 20 years of experience as a technology investment banker, public company executive, and growth investor. From 2014 to 2019, Mr. Roy helped leading Software and Internet companies with mergers and acquisitions (M&A) and capital markets transactions. Mr. Roy also served as the Global Head of Tech M&A Origination for Morgan Stanley, where he was responsible for initiating large, industry-transforming mergers, helping clients take a long-term view of the competitive landscape and implementing winning M&A playbooks to maximize shareholder value. Over his career, Mr. Roy has participated in over $100 billion of M&A transactions. Most recently, from 2019 to 2020, he was Global CFO at SmartNews, a multi-billion-dollar private AI company with over 20 million monthly average users, and led the strategic finance and growth of a rapidly growing company across multiple geographies. Mr. Roy started his career as a software engineer at two software startups, both of which were acquired by larger public companies, and also worked in executive strategy roles at IBM. Mr. Roy is also President, Chief Executive Officer, Secretary, Treasurer, and board member of Plum Acquisition Corp. III, a special purpose acquisition company traded on Nasdaq. Mr. Roy holds an undergraduate degree in Electrical & Computer Engineering and an MBA from the Tuck School of Business at Dartmouth.

Mike Dinsdale is our Co-Chief Executive Officer, Chief Financial Officer and a director.    Mr. Dinsdale has embodied the “modern unicorn” CFO for over 20 years, with strategic expertise in building high-growth international companies that consistently exceed growth targets. Mr. Dinsdale has successfully secured over $1 billion in financing and been part of great teams generating more than $100 billion in value. Most recently, Mr. Dinsdale was the CFO for Gusto from 2017 to 2020 and prior to that was CFO at two generational, market leading software companies: DoorDash, from 2016 to 2017, and DocuSign, where he also served as Chief Growth Officer, from 2010 to 2016. In addition to his role at Plum, Mr. Dinsdale serves as a Venture Partner at Akkadian Ventures, a late-stage venture fund, and as a board member for private software companies. Mr. Dinsdale also serves as a board member of Plum Acquisition Corp. III. Mr. Dinsdale earned a BS in engineering from the University of Western Ontario and an MBA from McMaster University. Mr. Dinsdale holds the CFA designation and competed with the Canadian National Sailing Team in the 1996 Olympic trials. He also serves on the Board of Directors for WildAid.

Alok Sama is a director.    Mr. Sama is currently a Senior Advisor to Warburg Pincus LLC, joining in 2020. He was formerly President & CFO of SoftBank Group International (“SBGI”) and Chief Strategy Officer for SoftBank Group (“SBG”), from 2014 to April 2019. While at SoftBank, Mr. Sama led the $59 billion merger of Sprint and T-Mobile, the $34 billion acquisition of ARM Holdings Plc, the $10 billion disposition of SoftBank’s stake in Alibaba Group Holding, the $8.6 billion sale of Supercell Oy to Tencent Holdings, and the restructuring of SoftBank’s holding in Yahoo Japan. Mr. Sama was also responsible for multiple growth capital investments across technology verticals, including ride sharing, fintech, and communications. Mr. Sama represented SoftBank as a Board member at Arm Holdings, Fortress Investment Group, SoFi, Brightstar Corp, Softbank Energy, SoftBank Group Capital, and Airtel Africa. Mr. Sama was also a Senior Managing Director at Morgan Stanley, where he led the firm’s communications practice in Europe and TMT practice in the Asia-Pacific region. Mr. Sama co-founded Baer Capital Partners, an alternative asset management firm focused on India with over $300 million in assets, in partnership with the Baer family and Dubai Holdings. He continues to be a Director of Baer Capital. He is a member of the CNBC Global CFO Council, and a former Chairman of the London Chapter of the Young President’s Organization (YPO).

Alan Black is a director.    Mr. Black founded Surfspray Capital, LLC in 2017 through which he has advised over a dozen companies including Looker Data Sciences where he served on the Board and was Chair of the Audit Committee (acquired by Google in 2019); Bill.com Holdings (2019 IPO), HashiCorp (2021 IPO), and private software companies including Intercom, Komodo Health, Mattermost, Netlify, Nozomi Networks, and others. He brings more than 35 years of experience as an executive leading public and private software enterprises, including IPO experience as CFO at Zendesk (2014 IPO) and Openwave Systems (1999 IPO). In between those companies, Mr. Black was President and CEO of Intelliden (acquired by IBM in 2010). Mr. Black currently sits on the boards of Nextiva, Matillion, and Plum Acquisition Corp. III. He holds a Bachelors of Commerce and a Graduate Diploma in Public Accountancy degrees from McGill University in Montreal, Canada, and serves on McGill’s Board of Advisors for the Western United States, co-chairing its Bursary Subcommittee. Mr. Black is now retired from active membership in the Institute of Chartered Accountants of Ontario (Canada) and Society of Certified Public Accountants (California), in which professional organizations he was a licensed member for over two decades.

Vivian Chow is a director.    Ms. Chow served as SVP, Strategic Execution & Operations at DocuSign, Inc., providing of a leading e-signature product, from April 2021 through February 2022 and as Chief Accounting Officer from November 2013 through March 2021. Prior to joining DocuSign, Ms. Chow served for five years as the VP, Worldwide Controller for Electronic Arts Inc., a leading publisher of video games. Prior to that, she held VP and Corporate Controller positions at Restoration Hardware, a home furnishings retailer, and Thermage, Inc., a medical device manufacturer. Previously, she held leadership positions at Fair, Isaac & Company, Inc., Calypte Biomedical Corporation and Nextel Communications. Ms. Chow started her career at Arthur Andersen & Co., a public accounting partnership, where she served various clients in the audit and financial services consulting practices. Ms. Chow currently sits on the board of LiveRamp, a data collaboration platform. Ms. Chow holds a bachelor of science degree in accounting from Lehigh University where she sits on the Dean’s Advisory Council. She is a certified public accountant (inactive) in the State of California.

Number and Terms of Office of Officers and Directors

Our board of directors is divided into three classes, with only one class of directors being elected in each year, and with each class (except for those directors appointed prior to our first annual meeting of shareholders) serving a three-year term. In accordance with the Nasdaq corporate governance requirements, we are not required to hold an annual meeting until one year after our first fiscal year end following our listing on Nasdaq. The term of office of the first class of directors, consisting of Mr. Black and Ms. Chow, will expire at our first annual meeting of shareholders. The term of office of the second class of directors, consisting of Mr. Sama, will expire at our second annual meeting of shareholders. The term of office of the third class of directors, consisting of Mr. Roy and Mr. Dinsdale, will expire at our third annual meeting of shareholders.

Prior to the completion of an initial business combination, any vacancy on the board of directors may be filled by a nominee chosen by holders of a majority of our founder shares. In addition, prior to the completion of an initial business combination, holders of a majority of our founder shares may remove a member of the board of directors for any reason.

Pursuant to an agreement entered into on or prior to the closing of the Initial Public Offering, our Sponsor, upon and following consummation of an initial business combination, will be entitled to nominate three individuals for election to our board of directors, as long as the Sponsor holds any securities covered by the registration and shareholder rights agreement.

Our officers are appointed by the board of directors and serve at the discretion of the board of directors, rather than for specific terms of office. Our board of directors is authorized to appoint persons to the offices set forth in our amended and restated memorandum and articles of association as it deems appropriate. Our amended and restated memorandum and articles of association will provide that our officers may consist of one or more chairman of the board, chief executive officer, president, chief financial officer, vice presidents, secretary, treasurer and such other offices as may be determined by the board of directors.

Director Independence

Nasdaq listing standards require that a majority of our board of directors be independent. Our board of directors has determined that Mr. Sama, Mr. Black and Ms. Chow are “independent directors” as defined in the Nasdaq listing standards. Our independent directors will have regularly scheduled meetings at which only independent directors are present.

Executive Compensation and Director Compensation

None of our executive officers or directors have received any cash compensation for services rendered to us. Commencing on the date that our securities are first listed on Nasdaq through the earlier of consummation of our initial business combination and our liquidation, we will reimburse our Sponsor or an affiliate of our Sponsor for office space, secretarial and administrative services provided to us in the amount of $10,000 per month. Pursuant to our Administrative Services Agreement we may make payments or reimbursements to our Sponsor or its affiliates, for the reasonable salaries and other services provided to us prior to or in connection with our initial business combination by its employees, consultants and/or members, who may include our officers or directors, and may also pay certain fees to our Sponsor or its respective affiliates. In addition, our Sponsor, executive officers, directors, or their respective affiliates will be reimbursed for any out-of-pocket expenses incurred in connection with activities on our behalf such as identifying potential target businesses and performing due diligence on suitable business combinations. Our audit committee will review periodically all payments that were made by us to our Sponsor, executive officers, directors, or their affiliates. Any such payments prior to an initial business combination will be made using funds held outside the trust account. Other than periodic audit committee review of such reimbursements, we do not expect to have any additional controls in place governing our reimbursement payments to our directors and executive officers for their out-of-pocket expenses incurred in connection with our activities on our behalf in connection with identifying and consummating an initial business combination. Other than these payments and reimbursements, no compensation of any kind, including finder’s and consulting fees, will be paid by the company to our Sponsor, executive officers and directors, or their respective affiliates, prior to completion of our initial business combination.

After the completion of our initial business combination, directors or members of our management team who remain with us may be paid consulting or management fees from the combined company. All of these fees will be fully disclosed to shareholders, to the extent then known, in the proxy solicitation materials or tender offer materials furnished to our shareholders in connection with a proposed business combination. We have not established any limit on the amount of such fees that may be paid by the combined company to our directors or members of management. It is unlikely the amount of such compensation will be known at the time of the proposed business combination because the directors of the post-combination business will be responsible for determining executive officer and director compensation. Any compensation to be paid to our executive officers will be determined, or recommended to the board of directors for determination, either by a compensation committee constituted solely by independent directors or by a majority of the independent directors on our board of directors.

We do not intend to take any action to ensure that members of our management team maintain their positions with us after the consummation of our initial business combination, although it is possible that some or all of our executive officers and directors may negotiate employment or consulting arrangements to remain with us after our initial business combination. The existence or terms of any such employment or consulting arrangements to retain their positions with us may influence our management’s motivation in identifying or selecting a target business but we do not believe that the ability of our management to remain with us after the consummation of our initial business combination will be a determining factor in our decision to proceed with any potential business combination. We are not party to any agreements with our executive officers and directors that provide for benefits upon termination of employment.

Committees of the Board of Directors

Our board of directors has three standing committees: an audit committee, a nominating committee and a compensation committee. Subject to phase-in rules and a limited exception, the rules of Nasdaq and Rule 10A-3 of the Exchange Act require that the audit committee of a listed company be comprised solely of independent directors. Subject to phase-in rules and a limited exception, the rules of Nasdaq require that the compensation committee and the nominating committee of a listed company be comprised solely of independent directors.

Audit Committee

We have established an audit committee of the board of directors. Mr. Sama, Mr. Black and Ms. Chow serve on our audit committee. Our board of directors has determined that Mr. Sama, Mr. Black and Ms. Chow are independent under the Nasdaq listing standards and applicable SEC rules. Mr. Sama serves as the Chairman of the audit committee.

Under the Nasdaq listing standards and applicable SEC rules, all the directors on the audit committee must be independent. Each member of the audit committee is financially literate and our board of directors has determined that qualifies as an “audit committee financial expert” as defined in applicable SEC rules.

The audit committee is responsible for:

•        meeting with our independent registered public accounting firm regarding, among other issues, audits, and adequacy of our accounting and control systems;

•        monitoring the independence of the independent registered public accounting firm;

•        verifying the rotation of the lead (or coordinating) audit partner having primary responsibility for the audit and the audit partner responsible for reviewing the audit as required by law;

•        inquiring and discussing with management our compliance with applicable laws and regulations;

•        pre-approving all audit services and permitted non-audit services to be performed by our independent registered public accounting firm, including the fees and terms of the services to be performed;

•        appointing or replacing the independent registered public accounting firm;

•        determining the compensation and oversight of the work of the independent registered public accounting firm (including resolution of disagreements between management and the independent registered public accounting firm regarding financial reporting) for the purpose of preparing or issuing an audit report or related work;

•        establishing procedures for the receipt, retention and treatment of complaints received by us regarding accounting, internal accounting controls or reports which raise material issues regarding our financial statements or accounting policies;

•        monitoring compliance on a quarterly basis with the terms of the Initial Public Offering and, if any noncompliance is identified, immediately taking all action necessary to rectify such noncompliance or otherwise causing compliance with the terms of the Initial Public Offering; and

•        reviewing and approving all payments made to our existing shareholders, executive officers or directors and their respective affiliates. Any payments made to members of our audit committee will be reviewed and approved by our board of directors, with the interested director or directors abstaining from such review and approval.

Nominating Committee

We have established a nominating committee of our board of directors. The members of our nominating committee are Mr. Sama, Mr. Black and Ms. Chow, and Ms. Chow serves as chairwoman of the nominating committee. Under the Nasdaq listing standards, we are required to have a nominating committee composed entirely of independent directors. Our board of directors has determined that Mr. Sama, Mr. Black and Ms. Chow are independent under the Nasdaq listing standards.

The nominating committee is responsible for overseeing the selection of persons to be nominated to serve on our board of directors. The nominating committee considers persons identified by its members, management, shareholders, investment bankers and others.

Guidelines for Selecting Director Nominees

The guidelines for selecting nominees, which is specified in our nominating committee charter, generally provides that persons to be nominated:

•        should have demonstrated notable or significant achievements in business, education, or public service;

•        should possess the requisite intelligence, education and experience to make a significant contribution to the board of directors and bring a range of skills, diverse perspectives and backgrounds to its deliberations; and

•        should have the highest ethical standards, a strong sense of professionalism and intense dedication to serving the interests of the shareholders.

The nominating committee will consider a number of qualifications relating to management and leadership experience, background and integrity and professionalism in evaluating a person’s candidacy for membership on the board of directors. The nominating committee may require certain skills or attributes, such as financial or accounting experience, to meet specific board needs that arise from time to time and will also consider the overall experience and makeup of its members to obtain a broad and diverse mix of board members. The nominating committee does not distinguish among nominees recommended by shareholders and other persons.

Compensation Committee

We have established a compensation committee of our board of directors. The members of our compensation committee are Mr. Sama, Mr. Black and Ms. Chow and Mr. Black serves as chairman of the compensation committee.

Under the Nasdaq listing standards, we are required to have a compensation committee composed entirely of independent directors. Our board of directors has determined that Mr. Sama, Mr. Black and Ms. Chow are independent under the Nasdaq listing standards.

We have adopted a compensation committee charter, which details the principal functions of the compensation committee, including:

•        reviewing and approving on an annual basis the corporate goals and objectives relevant to our executive officers’ performance in light of such goals and objectives and determining and approving the remuneration (if any) of our executive officers, based on such evaluation;

•        reviewing and approving the compensation of all of our other Section 16 executive officers;

•        reviewing our executive compensation policies and plans;

•        implementing and administering our incentive compensation equity-based remuneration plans;

•        assisting management in complying with our proxy statement and annual report disclosure requirements;

•        approving all special perquisites, special cash payments and other special compensation and benefit arrangements for our executive officers and employees;

•        producing a report on executive compensation to be included in our annual proxy statement; and

•        reviewing, evaluating and recommending changes, if appropriate, to the remuneration for directors.

The charter also provides that the compensation committee may, in its sole discretion, retain or obtain the advice of a compensation consultant, legal counsel or other adviser and will be directly responsible for the appointment, compensation and oversight of the work of any such adviser. However, before engaging or receiving advice from a compensation consultant, external legal counsel or any other adviser, the compensation committee will consider the independence of each such adviser, including the factors required by Nasdaq and the SEC.

Compensation Committee Interlocks and Insider Participation

None of our executive officers currently serves, and in the past year has not served, as a member of the compensation committee of any entity that has one or more executive officers serving on our board of directors.

Code of Business Conduct and Ethics

We have adopted a code of ethics applicable to our directors, officers and employees (“Code of Ethics”). A copy of the Code of Ethics will be provided without charge upon request from us. We intend to disclose any amendments to or waivers of certain provisions of our Code of Ethics in a Current Report on Form 8-K.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Exchange Act requires our officers, directors and persons who beneficially own more than ten percent (10%) of our Ordinary Shares to file reports of ownership and changes in ownership with the SEC. These reporting persons are also required to furnish us with copies of all Section 16(a) forms they file.

Conflicts of Interest

Under Cayman Islands Companies Law, directors and officers owe the following fiduciary duties:

(i)     duty to act in good faith in what the director or officer believes to be in the best interests of the company as a whole;

(ii)    duty to exercise powers for the purposes for which those powers were conferred and not for a collateral purpose;

(iii)   directors should not improperly fetter the exercise of future discretion;

(iv)   duty to exercise powers fairly as between different sections of shareholders;

(v)    duty not to put themselves in a position in which there is a conflict between their duty to the company and their personal interests; and

(vi)   duty to exercise independent judgment.

In addition to the above, directors also owe a duty of care which is not fiduciary in nature. This duty has been defined as a requirement to act as a reasonably diligent person having both the general knowledge, skill and experience that may reasonably be expected of a person carrying out the same functions as are carried out by that director in relation to the company and the general knowledge skill and experience of that director.

As set out above, directors have a duty not to put themselves in a position of conflict and this includes a duty not to engage in self-dealing, or to otherwise benefit as a result of their position. However, in some instances what would otherwise be a breach of this duty can be forgiven and/or authorized in advance by the shareholders provided that there is full disclosure by the directors. This can be done by way of permission granted in the memorandum and articles of association or alternatively by shareholder approval at shareholder meetings.

Certain of our officers and directors presently have, and any of them in the future may have additional, fiduciary and contractual duties to other entities. As a result, if any of our officers or directors becomes aware of a business combination opportunity which is suitable for an entity to which he or she has then-current fiduciary or contractual obligations, then, subject to their fiduciary duties under Cayman Islands law, he or she will need to honor such fiduciary or contractual obligations to present such business combination opportunity to such entity before we can pursue such opportunity. If these other entities decide to pursue any such opportunity, we may be precluded from pursuing the same. However, we do not expect these duties to materially affect our ability to complete our initial business combination. Our Existing Governing Documents provide that, to the fullest extent permitted by applicable law: (i) no individual serving as a director or an officer shall have any duty, except and to the extent expressly assumed by contract, to refrain from engaging directly or indirectly in the same or similar business activities or lines of business as us; and (ii) we renounce any interest or expectancy in, or in being offered an opportunity to participate in, any potential transaction or matter which may be a corporate opportunity for any director or officer, on the one hand, and us, on the other.

In addition, our Sponsor, officers, and directors may Sponsor or form other special purpose acquisition companies similar to ours or may pursue other business or investment ventures during the period in which we are seeking an initial business combination. Any such companies, businesses or investments may present additional conflicts of interest in pursuing an initial business combination. However, we do not believe that any potential conflicts would materially affect our ability to complete our initial business combination.

Below is a table summarizing the entities to which our executive officers and directors currently have fiduciary duties, contractual obligations or other material management relationships:

Individual	Entity	Entity’s Business	Affiliation
Mike Dinsdale	Akkadian Ventures, LLC	Investment, Management & Fundraising	Venture Partner
	Clause Inc.	Financial Technology	Board Member
	Jirav, Inc.	Financial Technology	Board Member
Kanishka Roy	Plum Acquisition Corp III	Special Purpose Acquisition Company	President, Chief Executive Officer, Secretary and Treasurer and Board Member
Alok Sama	Warburg Pincus LLC	Private Equity	Senior Advisor
	Blue River Acquisition Corp	Special Purpose Acquisition Company	Board Member
	Valhalla Ventures	Private Equity	Vice Chairman
Alan Black	Surfspray Capital, LLC	Advisory	Founder
	Nextiva	Telecom	Board Member
	Matillion Ltd	Technology	Board Member
	Plum Acquisition Corp III	Special Purpose Acquisition Company	Board Member
Vivian Chow	LiveRamp Holdings Inc	Technology	Board Member

Potential investors should also be aware of the following other potential conflicts of interest:

•        Our officers and directors are not required to, and will not, commit their full time to our affairs, which may result in a conflict of interest in allocating their time between our operations and our search for a business combination and their other businesses. We do not intend to have any full-time employees prior to the completion of our initial business combination. Each of our executive officers and directors is engaged in several other business endeavors for which he or she may be entitled to substantial compensation, and our executive officers and directors are not obligated to contribute any specific number of hours per week to our affairs.

•        Our Sponsor purchased founder shares prior to the date of our Initial Public Offering and our Sponsor purchased Private Placement Warrants in a transaction that closed simultaneously with the closing of our Initial Public Offering. Our Sponsor and each member of our management team have entered into agreements with us, pursuant to which they have agreed to waive their Redemption rights with respect to any founder shares and Public Shares held by them in connection with (i) the completion of our initial business combination and (ii) a shareholder vote to approve an amendment to our amended and restated memorandum and articles of association (A) that would modify the substance or timing of our obligation to provide holders of our Class A ordinary shares the right to have their shares redeemed in connection with our initial business combination or to redeem 100% of our Public Shares if we do not complete our initial business combination within 27 months from the closing of the Initial Public Offering (or up to 36 months from the closing of our Initial Public Offering if we extend the period of time to consummate a business combination) or (B) with respect to any other provision relating to the rights of holders of our Class A ordinary shares.

•        Additionally, our Sponsor and other initial shareholders have agreed to waive their rights to liquidating distributions from the Trust Account with respect to their founder shares if we fail to complete our initial business combination within the prescribed time frame or any extended period of time that we may have to consummate an initial business combination as a result of an amendment to our Existing Governing Documents. If we do not complete our initial business combination within the prescribed time frame, the Private Placement Warrants will expire worthless. Except as described herein, our Sponsor and our directors and executive officers have agreed not to transfer, assign or sell any of their founder shares until the earliest of (A) one year after the completion of our initial business combination and (B) subsequent to our initial business combination, (x) if the closing price of our Class A ordinary shares equals or exceeds $12.00 per share (as adjusted for share splits, share capitalizations, reorganizations, recapitalizations and the like) for any 20 trading-days within any 30 trading-day period commencing at least 150 days after our initial business combination, or (y) the date on which we complete a liquidation, merger, share exchange, reorganization or other similar transaction that results in all of our Public Shareholders having the right to exchange their Ordinary Shares for cash, securities or other property. Except as described herein, the Private Placement Warrants will not be transferable until 30 days following the completion of our initial business combination. Because each of our executive officers and directors own Ordinary Shares or Warrants directly or indirectly, they may have a conflict of interest in determining whether a particular target business is an appropriate business with which to effectuate our initial business combination.

•        Our officers and directors may have a conflict of interest with respect to evaluating a particular business combination if the retention or resignation of any such officers and directors was included by a target business as a condition to any agreement with respect to our initial business combination. In addition, our Sponsor, officers and directors may sponsor, form or participate in other blank check companies similar to ours during the period in which we are seeking an initial business combination. Any such companies may present additional conflicts of interest in pursuing an acquisition target, particularly in the event there is overlap among investment mandates.

We are not prohibited from pursuing an initial business combination with a company that is affiliated with our Sponsor, officers, or directors. In the event we seek to complete our initial business combination with a company that is affiliated with our Sponsor or any of our Sponsor, officers, or directors, we, or a committee of independent directors, will obtain an opinion from an independent investment banking firm or another independent entity that commonly renders valuation opinions that such initial business combination is fair to our company from a financial point of view. We are not required to obtain such an opinion in any other context.

Commencing on the date our securities are first listed on Nasdaq, we will also reimburse our Sponsor or an affiliate of our Sponsor for office space, secretarial and administrative services provided to us in the amount of $10,000 per month. Pursuant to our Administrative Services Agreement we may make payments or reimbursements to our Sponsor or its affiliates, for the reasonable salaries and other services provided to us prior to or in connection with our initial business combination by its employees, consultants and/or members, who may include our officers or directors, and may also pay certain fees to our Sponsor or its respective affiliates.

We cannot assure you that any of the above-mentioned conflicts will be resolved in our favor.

If we seek shareholder approval, we will complete our initial business combination only if a majority of the Ordinary Shares, represented in person or by proxy and entitled to vote thereon, voted at a shareholder meeting are voted in favor of the business combination. In such case, our Sponsor and each member of our management team have agreed to vote their founder shares and Public Shares in favor of our initial business combination.

Limitation on Liability and Indemnification of Officers and Directors

Cayman Islands law does not limit the extent to which a company’s memorandum and articles of association may provide for indemnification of officers and directors, except to the extent any such provision may be held by the Cayman Islands courts to be contrary to public policy, such as to provide indemnification against willful default, willful neglect, civil fraud or the consequences of committing a crime. The Existing Governing Documents provide for indemnification of our officers and directors to the maximum extent permitted by law, including for any liability incurred in their capacities as such, except through their own actual fraud, willful default or willful neglect. We expect to purchase a policy of directors’ and officers’ liability insurance that insures our officers and directors against the cost of defense, settlement or payment of a judgment in some circumstances and insures us against our obligations to indemnify our officers and directors.

Our officers and directors have agreed to waive any right, title, interest or claim of any kind in or to any monies in the Trust Account, and have agreed to waive any right, title, interest or claim of any kind they may have in the future as a result of, or arising out of, any services provided to us and will not seek recourse against the Trust

Account for any reason whatsoever (except to the extent they are entitled to funds from the trust account due to their ownership of Public Shares). Accordingly, any indemnification provided will only be able to be satisfied by us if (i) we have sufficient funds outside of the Trust Account or (ii) we consummate an initial business combination.

Our indemnification obligations may discourage shareholders from bringing a lawsuit against our officers or directors for breach of their fiduciary duty. These provisions also may have the effect of reducing the likelihood of derivative litigation against our officers and directors, even though such an action, if successful, might otherwise benefit us and our shareholders. Furthermore, a shareholder’s investment may be adversely affected to the extent we pay the costs of settlement and damage awards against our officers and directors pursuant to these indemnification provisions.

We believe that these provisions, the insurance and the indemnity agreements are necessary to attract and retain talented and experienced officers and directors.

Principal Accountant Fees and Services

The following is a summary of fees paid or to be paid to Marcum LLP (“Marcum”), for services rendered.

Audit Fees.    During the year ended December 31, 2023 and 2022, fees for our independent registered public accounting firm were approximately $138,905 and $162,225 for the services Marcum performed in connection with the audit of our December 31, 2023 and 2022 financial statements.

Audit-Related Fees.    During the year ended December 31, 2023 and 2022, our independent registered public accounting firm did not render services to us for audit-related matters.

Tax Fees.    During the year ended December 31, 2023 and 2022, our independent registered public accounting firm did not render services to us for tax compliance, tax advice and tax planning.

All Other Fees.    During the year ended December 31, 2023 and 2022, there were no fees billed for products and services provided by our independent registered public accounting firm other than those set forth above.

Pre-Approval Policy

Our audit committee was formed upon the consummation of our Initial Public Offering. As a result, the audit committee did not pre-approve all of the foregoing services, although any services rendered prior to the formation of our audit committee were approved by our board of directors. Since the formation of our audit committee, and on a going-forward basis, the audit committee has and will pre-approve all auditing services and permitted non-audit services to be performed for us by our auditors, including the fees and terms thereof (subject to the de minimis exceptions for non-audit services described in the Exchange Act which are approved by the audit committee prior to the completion of the audit).

Legal Proceedings

There is no material litigation, arbitration or governmental proceeding currently pending against us or any members of our management team in their capacity as such.

Facilities

We currently utilize office space at 2021 Fillmore St. #2089, San Francisco, California 94115. The cost for our use of this space is included in the $10,000 per month fee we pay to our Sponsor for office space and secretarial and administrative services pursuant to the Administrative Services Agreement dated March 18, 2021. Upon consummation of the Business Combination, the principal executive offices of New Plum will be located at 164 E. 83rd Street, New York, NY 10028.

Competition

If we succeed in effecting the Business Combination with Veea, there will be, in all likelihood, significant competition from Veea’s competitors. We cannot assure you that, subsequent to the Business Combination, we will have the resources or ability to compete effectively. Information regarding Veea’s competition is set forth in the section entitled “Information About Veea — Competition.”

Periodic Reporting and Audited Financial Statements

Plum has registered its securities under the Exchange Act and has reporting obligations, including the requirement to file annual and quarterly reports with the SEC. In accordance with the requirements of the Exchange Act, Plum’s annual reports contain financial statements audited and reported on by Plum’s independent registered public accounting firm. You may access information on Plum at the SEC website containing reports, proxy statements and other information at: http://www.sec.gov.

We will provide shareholders with audited financial statements of the prospective target business as part of the proxy solicitation materials or tender offer documents sent to shareholders to assist them in assessing the target business. In all likelihood, these financial statements will need to be prepared in accordance with, or reconciled to, GAAP, or International Financial Reporting Standards (“IFRS”), depending on the circumstances, and the historical financial statements may be required to be audited in accordance with the standards of the PCAOB. These financial statement requirements may limit the pool of potential target businesses we may conduct an initial business combination with because some targets may be unable to provide such statements in time for us to disclose such statements in accordance with federal proxy rules and complete our initial business combination within the prescribed time frame. We cannot assure you that any particular target business identified by us as a potential business combination candidate will have financial statements prepared in accordance with the requirements outlined above, or that the potential target business will be able to prepare its financial statements in accordance with the requirements outlined above. To the extent that these requirements cannot be met, we may not be able to acquire the proposed target business. While this may limit the pool of potential business combination candidates, we do not believe that this limitation will be material.

Section 404 of the Sarbanes-Oxley Act requires that we evaluate and report on our system of internal controls beginning with our Annual Report on Form 10-K for the year ending December 31, 2022. Only in the event we are deemed to be a large accelerated filer or an accelerated filer and no longer qualify as an emerging growth company, will we be required to comply with the independent registered public accounting firm attestation requirement on our internal controls over financial reporting. The fact that we are a blank check company makes compliance with the requirements of the Sarbanes-Oxley Act particularly burdensome on us as compared to other public companies because a target business with which we seek to complete our initial business combination may not be in compliance with the provisions of the Sarbanes-Oxley Act regarding adequacy of its internal controls. The development of the internal controls of any such entity to achieve compliance with the Sarbanes-Oxley Act may increase the time and costs necessary to complete any such acquisition.

We are a Cayman Islands exempted company. Exempted companies are Cayman Islands companies conducting business mainly outside the Cayman Islands and, as such, are exempted from complying with certain provisions of the Companies Act. As an exempted company, we have applied for and received a tax exemption undertaking from the Cayman Islands government that, in accordance with Section 6 of the Tax Concessions Act (As Revised) of the Cayman Islands, for a period of 20 years from the date of the undertaking, no law which is enacted in the Cayman Islands imposing any tax to be levied on profits, income, gains or appreciations will apply to us or our operations and, in addition, that no tax to be levied on profits, income, gains or appreciations or which is in the nature of estate duty or inheritance tax will be payable (i) on or in respect of our shares, debentures or other obligations or (ii) by way of the withholding in whole or in part of a payment of dividend or other distribution of income or capital by us to our shareholders or a payment of principal or interest or other sums due under a debenture or other obligation of us.

We are an “emerging growth company,” as defined in Section 2(a) of the Securities Act, as modified by the JOBS Act. As such, we are eligible to take advantage of certain exemptions from various reporting requirements that are applicable to other public companies that are not “emerging growth companies” including, but not limited to, not being required to comply with the auditor attestation requirements of Section 404 of the Sarbanes-Oxley Act reduced disclosure obligations regarding executive compensation in our periodic reports and proxy statements, and exemptions from the requirements of holding a non-binding advisory vote on executive compensation and shareholder approval of any golden parachute payments not previously approved. If some investors find our securities less attractive as a result, there may be a less active trading market for our securities and the prices of our securities may be more volatile.

In addition, Section 107 of the JOBS Act also provides that an “emerging growth company” can take advantage of the extended transition period provided in Section 7(a)(2)(B) of the Securities Act for complying with new or revised accounting standards. In other words, an “emerging growth company” can delay the adoption of certain accounting standards until those standards would otherwise apply to private companies. We intend to take advantage of the benefits of this extended transition period.

We will remain an emerging growth company until the earlier of (i) the last day of the fiscal year (a) following the fifth anniversary of the completion of our Initial Public Offering, (b) in which we have total annual gross revenue of at least $1.235 billion, or (c) in which we are deemed to be a large accelerated filer, which means the market value of our Class A ordinary shares that are held by non-affiliates exceeds $700 million as of the prior June 30th, and (ii) the date on which we have issued more than $1.0 billion in non-convertible debt during the prior three-year period.

Additionally, we are a “smaller reporting company” as defined in Item 10(f)(1) of Regulation S-K. Smaller reporting companies may take advantage of certain reduced disclosure obligations, including, among other things, providing only two years of audited financial statements. We will remain a smaller reporting company until the last day of the fiscal year in which (i) the market value of our Ordinary Shares held by non-affiliates exceeds $250 million as of the prior June 30, or (ii) our annual revenues exceeded $100 million during such completed fiscal year and the market value of our Ordinary Shares held by non-affiliates exceeds $700 million as of the prior June 30.

PLUM’S MANAGEMENT’S DISCUSSION AND ANALYSIS OF
FINANCIAL CONDITION AND RESULTS OF OPERATIONS

Unless the context otherwise requires, all references in this section to “Plum,” “we,” “us” or “our” refers to Plum Acquisition Corp. I prior to the consummation of the Business Combination. References to Plum’s “management” or Plum’s “management team” refer to Plum’s officers and directors, and references to the “Sponsor” refer to Plum Partners LLC. The following discussion and analysis of Plum’s financial condition and results of operations should be read in conjunction with Plum’s consolidated financial statements and notes to those statements included in this proxy statement/prospectus. Certain information contained in the discussion and analysis set forth below includes forward-looking statements that involve risks and uncertainties. Our actual results may differ materially from those anticipated in these forward-looking statements as a result of many factors. Please see “Cautionary Note Regarding Forward-Looking Statements” and “Risk Factors” in this proxy statement/prospectus.

Overview

Plum is a blank check company incorporated as a Cayman Islands exempted company on January 11, 2021 and formed for the purpose of effecting a merger, capital stock exchange, asset acquisition, stock purchase, reorganization or similar business combination with one or more businesses. Plum intends to consummate an initial business combination using cash from the proceeds of Plum’s Initial Public Offering that closed on March 18, 2021 and the private placement of Plum Warrants, and from additional issuances of, if any, Plum’s equity or debt, or a combination of cash, equity and debt.

Recent Developments

Extension of Termination Date

On September 13, 2023, Plum held a shareholder meeting at which shareholders voted upon, among other items, a proposal to amend the Existing Governing Documents to extend the date by which Plum must consummate an initial business combination from September 18, 2023 to December 18, 2023, and to allow Plum, without another shareholder vote, to elect to extend the such date to consummate a business combination on a monthly basis for up to six (6) times by an additional one month each time after December 18, 2023, by resolution of Plum’s Board, if requested by the Sponsor, and upon five days’ advance notice prior to the applicable termination date, until June 18, 2024, unless the closing of Plum’s initial business combination shall have occurred prior to such date.

Accordingly, Plum will now have until June 18, 2024 to consummate a business combination transaction.

Results of Operations

For the year ended December 31, 2023, we had a loss of $34,727. In addition to the loss from operations of $3,098,285, we recognized other income of $3,063,558 consisting of interest earned on cash held in the Trust Account of $4,758,906, reduction of deferred underwriter fee payable of $328,474, and change in fair value of the forward purchase agreement with Polar Multi-Strategy Master Fund dated March 1, 2023 (the “FPA”) of $308,114, offset by an unrealized loss on our warrant liabilities of $1,264,054, issuance of FPA of $308,114 and interest expense — debt discount of $759,768.

For the year ended December 31, 2022, we had a net income of $10,578,125. In addition to the loss from operations of $4,074,437, we recognized other income of $14,652,562 consisting of the change in fair value of our warrant liabilities of $8,973,522, termination fee of $1,000,000 and interest earned on investments held in the Trust Account of $4,679,040.

Through December 31, 2023, Plum’s efforts have been limited to organizational activities, activities relating to identifying and evaluating prospective acquisition candidates and activities relating to general corporate matters. Plum has not generated any realized income, other than interest income. The change in fair value of Plum’s warrant liabilities had no impact on cash. As of December 31, 2023, $35,555,976 was held in the Trust Account, $94,703 of cash was held outside of the Trust Account, and Plum had $4,587,330 in accounts payable and accrued expenses.

Except with respect to interest earned on the funds held in the Trust Account that may be released to Plum to pay taxes, if any, the proceeds in the Trust Account will not be released from the Trust Account (1) to Plum, until the completion of Plum’s initial business combination, or (2) to the Public Shareholders, until the earliest of (i) the completion of Plum’s initial business combination, and then only in connection with those Plum Class A ordinary shares that such shareholders properly elected to redeem, subject to certain limitations, (ii) the Redemption of any Public Shares properly tendered in connection with a shareholder vote to amend our amended and restated memorandum and articles of association (A) to modify the substance or timing of our obligation to provide holders of Plum Class A ordinary shares the right to have their shares redeemed in connection with Plum’s initial business combination or to redeem 100% of the Public Shares if Plum does not complete an initial business combination within 27 months from the closing of the Initial Public Offering (or up to 36 months from the closing of our Initial Public Offering if we extend the period of time to consummate a business combination) (the “Combination Period”) or (B) with respect to any other provision relating to the rights of holders of Plum Class A ordinary shares, and (iii) the Redemption of the Public Shares if we have not consummated a Business Combination within the Combination Period, subject to applicable law.

Liquidity, Capital Resources and Going Concern

As of December 31, 2023, Plum had cash outside the Trust Account of $94,703, available for working capital needs. Plum intend to use the funds held outside the Trust Account for identifying and evaluating prospective acquisition candidates, performing business due diligence on prospective target businesses, traveling to and from the offices, plants or similar locations of prospective target businesses, reviewing corporate documents and material agreements of prospective target businesses, selecting the target business to acquire and structuring, negotiating and consummating an initial business combination.

In March and April 2021, Plum sold 31,921,634 Units (the “Units” and, with respect to the Plum Class A ordinary shares included in the Units being offered, the “Public Shares”) at $10.00 per Unit, generating gross proceeds of $319,216,340. In connection with the vote held on March 15, 2023, to approve the Extension Amendment Proposal, the holders of 26,693,416 Plum Class A ordinary shares properly exercised their right to redeem their shares for cash at a Redemption price of $10.23 per share, for an aggregate Redemption amount of $273,112,312. In connection with the vote held on September 13, 2023, to approve a second Extension Amendment Proposal, the holders of 1,972,625 Plum Class A ordinary shares properly exercised their right to redeem their shares for cash at a Redemption price of $10.72 per share, for an aggregate Redemption amount of $21,142,261.

Additionally, Plum sold 6,256,218 warrants (the “Private Placement Warrants”), at a price of $1.50 per Private Placement Warrant, generating gross proceeds of $9,384,327.

Following the sale of our Units and the sale of the Private Placement Warrants, a total of $319,216,340 ($10.00 per Unit) was placed in the Trust Account. We incurred $18,336,269 in Initial Public Offering related costs, including $6,384,327 of underwriting fees, $11,172,572 of deferred underwriting discount and $779,370 of other costs with $564,701 which was allocated to the Public Warrants and Private Placement Warrants, included in the statements of operations and $17,771,568 included in temporary equity.

On January 31, 2022, Plum issued an unsecured promissory note (the “Dinsdale Note”) in the principal amount of $500,000 to Mike Dinsdale, Plum’s Co-Chief Executive Officer and Chief Financial Officer. The Dinsdale Note does not bear interest and is repayable in full upon consummation of an initial business combination. The Company may draw on the Dinsdale Note from time to time, in increments of not less than $50,000, until the earlier of March 18, 2023 or the date on which the Company consummates an initial business combination. If Plum does not complete an initial business combination, the Dinsdale Note shall not be repaid and all amounts owed under it will be forgiven. Upon the consummation of an initial business combination, Mr. Dinsdale shall have the option, but not the obligation, to convert the principal balance of the Dinsdale Note, in whole or in part, into Private Placement Warrants (as defined in that certain Warrant Agreement, dated March 18, 2021, by and between Plum and Continental Stock Transfer & Trust Company), at a price of $1.50 per Private Placement Warrant. The Dinsdale Note is subject to customary events of default, the occurrence of which automatically trigger the unpaid principal balance of the Dinsdale Note and all other sums payable with regard to the Dinsdale Note becoming immediately due and payable. The Dinsdale Note was issued pursuant to the exemption from registration contained in Section 4(a)(2) of the Securities Act of 1933, as amended.

On July 11, 2022, Plum issued an unsecured promissory note (the “Burns Note”) in the principal amount of $500,000 to Ursula Burns, the former chairperson of the Plum Board. The Burns Note does not bear interest and is repayable in full upon consummation of an initial business combination. Up to fifty percent (50%) of the principal of the Burns Note may be drawn down from time to time at Plum’s option prior to August 25, 2022 and any or all of the remaining undrawn principal of the Burns Note may be drawn down from time to time at the Company’s option after August 25, 2022, in each case in increments of not less than $50,000. If Plum does not complete an initial business combination, the Burns Note shall not be repaid and all amounts owed under it will be forgiven. Upon the consummation of an initial business combination, Ms. Burns shall have the option, but not the obligation, to convert the principal balance of the Burns Note, in whole or in part, into Private Placement Warrants (as defined in that certain Warrant Agreement, dated March 18, 2021, by and between Plum and Continental Stock Transfer & Trust Company), at a price of $1.50 per Private Placement Warrant. The Burns Note is subject to customary events of default, the occurrence of which automatically trigger the unpaid principal balance of the Burns Note and all other sums payable with regard to the Burns Note becoming immediately due and payable.

On March 16, 2023, Plum issued an unsecured promissory note in the total principal amount of up to $250,000 (the “Roy Note”) to Mr. Kanishka Roy, Plum’s Co-Chief Executive Officer, individually and as a member of Plum Partners LLC. Mr. Roy funded the initial principal amount of $250,000 on March 16, 2023. The Roy Note does not bear interest and matures upon the consummation of Plum’s initial business combination with one or more businesses or entities. In the event that Plum does not consummate a business combination, the Roy Note will be repaid upon Plum’s liquidation only from amounts remaining outside of Plum’s Trust Account, if any. The Roy Note is subject to customary events of default, the occurrence of which automatically trigger the unpaid principal balance of the Roy Note and all other sums payable with regard to the Roy Note becoming immediately due and payable.

On March 17, 2023, July 25, 2023, October 18, 2023 and November 12, 2023, Plum issued unsecured promissory notes (“Convertible Promissory Notes”) in the principal amount of up to $1,500,000, $1,090,000, $340,000 and $800,000, respectively, to the Sponsor, which may be drawn down by Plum from time to time prior to the consummation of the Plum’s initial business combination. The Convertible Promissory Notes do not bear interest, mature on the date of consummation of the initial business combination and are subject to customary events of default. The Convertible Promissory Notes will be repaid only to the extent that Plum has funds available to it outside of its Trust Account and are convertible into Private Placement Warrants at a price of $1.50 per warrant at the option of the Sponsor.

As of December 31, 2023, Plum had investments held in the Trust Account of $35,555,976 (including $9,454,208 of income) consisting of money market funds.

For the year ended December 31, 2023, cash used in operating activities was $1,062,642. Net Loss of $34,727 which consisted of change in fair value of FPA of $308,114, reduction of deferred underwriter fee payable of $328,474, and interest earned on cash held in the Trust Account of $4,758,906, was primarily offset by an unrealized loss on our warrant liabilities of $1,264,054, issuance of FPA of $308,114, interest expense — debt discount of $759,768, and other operational activities including amounts for accounts payable and accrued expenses and due to related party of $2,035,643.

For the year ended December 31, 2022, cash used in operating activities was $1,020,823. Net income of $10,578,125 was primarily offset by the change in the fair value of our warrant liabilities of $8,973,522 and interest earned on investments held in the Trust Account of $4,679,040. Other operational activities including amounts due to related party, prepaid assets and accounts payable and accrued expenses generated $120,000, $348,794, and $1,584,820, respectively.

Plum intends to use substantially all of the funds held in the Trust Account to acquire a target business and to pay its expenses relating thereto. To the extent that our equity or debt is used, in whole or in part, as consideration to complete an initial business combination, the remaining proceeds held in the Trust Account will be used as working capital to finance the operations of the target business or businesses, make other acquisitions and pursue growth strategies.

Further, Plum’s Sponsor, officers and directors or their respective affiliates have committed to loan Plum funds as may be required (the “Working Capital Loans”). If we complete an initial business combination, we will repay the Working Capital Loans. In the event that an initial business combination does not close, Plum may use a portion of proceeds held outside the Trust Account to repay the Working Capital Loans, but no proceeds held in the Trust Account would be used to repay the Working Capital Loans. Such Working Capital Loans would be evidenced by promissory notes. The notes would either be repaid upon consummation of an initial business combination, without interest, or, at the lender’s discretion, converted upon consummation of an initial business combination into additional Private Placement Warrants at a price of $1.50 per Private Placement Warrant. As of December 31, 2023, the fair value of the conversion feature embedded in the Convertible Promissory Notes have been determined to have de minimis value.

In connection with the Company’s assessment of going concern considerations in accordance with FASB ASC 205-40, Presentation of Financial Statements — Going Concern, management has determined that Plum has and will continue to incur significant costs in pursuit of its acquisition plans which raises substantial doubt about Plum’s ability to continue as a going concern. Moreover, Plum may need to obtain additional financing either to complete an initial business combination or because Plum becomes obligated to redeem a significant number of its Public Shares upon consummation of an initial business combination, in which case Plum may issue additional securities or incur debt in connection with such an initial business combination. Subject to compliance with applicable securities laws, Plum would only complete such financing simultaneously with the completion of an initial business combination. If Plum is unable to complete an initial business combination because Plum does not have sufficient funds available to it, Plum will be forced to cease operations and liquidate the Trust Account. In addition, following an initial business combination, if cash on hand is insufficient, Plum may need to obtain additional financing in order to meet its obligations.

Further, management has determined that if Plum is unable to complete an initial business combination by December 18, 2023, or June 18, 2024 if elected to extend the Termination Date up to six (6) times by an additional one month each time (the “Combination Period”), then Plum will cease all operations except for the purpose of liquidating. The date for mandatory liquidation and subsequent dissolution as well as Plum’s working capital deficit raise substantial doubt about Plum’s ability to continue as a going concern. No adjustments have been made to the carrying amounts of assets or liabilities should Plum be required to liquidate after the Combination Period. Plum intends to complete a Business Combination before the mandatory liquidation date.

Off-Balance Sheet Arrangements

Plum has no obligations, assets or liabilities which would be considered off-balance sheet arrangements as of December 31, 2023. Plum does not participate in transactions that create relationships with unconsolidated entities or financial partnerships, often referred to as variable interest entities, which would have been established for the purpose of facilitating off-balance sheet arrangements.

Plum has not entered into any off-balance sheet financing arrangements, established any special purpose entities, guaranteed any debt or commitments of other entities, or entered into any non-financial agreements involving assets.

Contractual Obligations

Plum does not have any long-term debt, capital lease obligations, operating lease obligations or long-term liabilities.

Critical Accounting Estimates

The accompanying unaudited condensed financial statements of Plum are presented in conformity with accounting principles generally accepted (“GAAP”) in the United States and pursuant to the rules and regulations of the U.S. Securities and Exchange Commission (“SEC”).

Warrant Liabilities

Plum accounts for the Warrants as either equity-classified or liability-classified instruments based on an assessment of the specific terms of the Warrants and applicable authoritative guidance in Financial Accounting Standards Board (“FASB”) Accounting Standards Codification (“ASC”) 480, Distinguishing Liabilities from Equity (“ASC 480”) and ASC 815, Derivatives and Hedging (“ASC 815”). The assessment considers whether the Warrants are freestanding financial instruments pursuant to ASC 480, meet the definition of a liability pursuant to ASC 480, and meet all of the requirements for equity classification under ASC 815, including whether the Warrants are indexed to Plum’s own Ordinary Shares and whether the holders of the Warrants could potentially require “net cash settlement” in a circumstance outside of Plum’s control, among other conditions for equity classification. This assessment, which requires the use of professional judgment, is conducted at the time of issuance of the Warrants and as of each subsequent quarterly period end date while the Warrants are outstanding. For issued or modified Warrants that meet all of the criteria for equity classification, such Warrants are required to be recorded as a component of additional paid-in capital at the time of issuance. For issued or modified Warrants that do not meet all the criteria for equity classification, liability-classified Warrants are required to be recorded at their initial fair value on the date of issuance, and each balance sheet date thereafter. Changes in the estimated fair value of such Warrants are recognized as a non-cash gain or loss on the statements of operations. Plum accounts for the Public Warrants and Private Placement Warrants in accordance with guidance contained in ASC 815-40. Such guidance provides that because the Warrants do not meet the criteria for equity treatment thereunder, each Warrant must be recorded as a liability.

Convertible Promissory Notes

Plum accounts for its convertible promissory notes issued to Kanishka Roy, Mike Dinsdale, and Ursula Burns under ASC 815. Under 815-15-25, the election can be at the inception of a financial instrument to account for the instrument under the fair value option under ASC 825, Financial Instruments (“ASC 825”). Plum has made such election for its convertible promissory notes. Using fair value option, the convertible promissory notes are required to be recorded at their initial fair value on the date of issuance and each balance sheet date thereafter. Differences between the face value of the notes and fair value at issuance are recognized as either an expense in the condensed statements of operations (if issued at a premium) or as a capital contribution (if issued at a discount). Changes in the estimated fair value of the notes are recognized as non-cash gains or losses in the condensed statements of operations. The convertible promissory notes are reported at cost in the consolidated financial statements as the fair value adjustment associated with the conversion is deemed to be immaterial.

Redeemable Shares of Class A Ordinary shares

All of the 3,255,593 Plum Class A ordinary shares included in the Units sold as part of Plum’s Initial Public Offering contain a Redemption feature as described in the prospectus for the Initial Public Offering. In accordance with ASC 480, Redemption provisions not solely within the control of Plum require the security to be classified outside of permanent equity. Plum’s Existing Governing Documents provide a minimum net tangible asset threshold of $5,000,001. Plum recognizes changes in Redemption value immediately as they occur and will adjust the carrying value of the security at the end of each reporting period. Increases or decreases in the carrying amount of redeemable shares will be affected by charges against additional paid-in capital.

Net Income Per Ordinary Share

Plum has two classes of shares, which are referred to as Class A ordinary shares and Class B ordinary shares. Earnings and losses are shared pro rata between the two classes of shares. The potential Ordinary Shares for outstanding Warrants to purchase Plum’s shares were excluded from diluted earnings per share for years ended December 31, 2023 and 2022 because the Warrants are contingently exercisable, and the contingencies have not yet been met. As a result, diluted net (loss) income per common share is the same as basic net income per common share for the periods.

Recent Accounting Standards

Management does not believe that any recently issued, but not effective, accounting standards, if currently adopted, would have a material effect on Plum’s financial statements.

INFORMATION ABOUT Veea

Overview

Veea is a provider of edge computing and communications devices (i.e., “VeeaHub” devices), applications and services hosted on its edge Platform-as-a-Service (“ePaaS”). Veea Edge Platform ePaaS is an end-to-end platform that is both locally- and cloud-managed. VeeaHub products are converged computing and communications (i.e., hyperconverged) indoor and outdoor devices, about the size of a Wi-Fi Access Point (AP), that provide for networking and computing solutions for AI-assisted applications and solutions at the edge where people, places, and things connect to the network. Veea’s ePaaS architecture and business model is similar to Apple’s platform architecture and business model for iPhones and iPads but extended to hyperconverged VeeaHub devices offered by Veea.

Veea Edge Platform provides for highly secure connectivity, computing, and IoT solutions through full stack platform for digital transformation of industries as well as unserved or underserved communities that lack Internet connectivity and essential applications and services. It further enables the formation of highly secure, but easily accessible, private clouds and networks across one or multiple user(s) or enterprise location(s) across the globe. We have redefined and simplified edge computing and connectivity with Veea Edge Platform, easily deployable products that fully integrate hardware, system software, technologies, and edge applications. We are demonstrating, globally, that the Platform enables our partners and customers to champion digital transformations in multiple vertical markets.

Through our innovative Veea Edge Platform, we have created a new product category that brings cloud capabilities close to the user, as an alternative to cloud computing, with benefits in optimal latency, lower data transport costs, data privacy, security and ownership, Edge AI, “always-on” availability at the edge for mission critical applications, and contextual awareness for people, devices and things connected to the Internet. Gartner has recognized the innovativeness and capabilities of the platform by naming Veea a Leading Smart Edge Platform in 2023 and Cool Vendor in Edge Computing in 2021. Market Reports World in its research report published in October 2023 named Veea as one of the top 10 Edge AI solution providers alongside of IBM, Microsoft, Amazon Web Services (“AWS”) and others.

Veea earns revenue primarily from the sale of its VeeaHub devices, licenses and subscriptions. Veea incurred net losses of $15,635,589 for the year ended December 31, 2023 and net losses of $35,200,039 for the year ended December 31, 2022. Veea generated revenue of $9,072,130 for the year ended December 31, 2023 and revenue of $224,052 for the year ended December 31, 2022. Other than revenue generated from the license of AdEdge™ in 2023, revenue has been immaterial for all periods presented and represented revenue earned from paid pilots for our VeeaHub devices.

Veea was founded in 2014 by Allen Salmasi, our Chief Executive Officer and a pioneering wireless technology leader. Mr. Salmasi helped to drive industry transformation through his contributions to the development of CDMA/TDMA-based OmniTRACS, the largest mobile satellite messaging and position reporting system with integrated IoT solutions during the 1980s and in the 1990s; 2G/3G technology and products at Qualcomm in 1990s; 4G technology and products at NextWave during the 2000s, and hyper-converged edge computing and communications during the 2010s; and beyond with Veea. At Veea, Mr. Salmasi has assembled a talented and experienced management and engineering team that includes former senior executives of leading technology, telecom, SaaS, and wireless companies that possess a deep understanding of wireless technologies, mesh networking and edge computing.

Veea has three wholly owned subsidiaries, Veea Solutions Inc., a Delaware corporation; Veea Systems Inc., a Delaware corporation; and Veea Systems Ltd., a company located in the United Kingdom. On March 24, 2021, the Company formed VeeaSystems SAS (“Veea SAS”), a simplified joint stock company in France. Upon formation, the Company contributed capital totaling €875 (approximately $1,100), which constituted approximately a 17.5% ownership in Veea SAS. The Company’s Chief Executive Officer (“CEO”) contributed capital to constitute an approximately 7% ownership in Veea SAS. In addition, the Company’s CEO is the President of Veea SAS as well as a director. The Company holds a call option with each of the four other Veea SAS shareholders to acquire the remaining outstanding equity of Veea SAS, including shares owned by the Company’s CEO, which expires June 2024. As of December 31, 2023, the Company had exercised all of the call options and upon closing of such purchases Veea will own 100% of the outstanding equity of Veea SAS.

Our Target Markets

Digital Equity and Inclusion

As noted in the GSMA Mobile Economy 2023 report, one-third of the world’s population lacks Internet access due to limited or no access to cost-effective network infrastructure and services. The Wi-Fi Alliance estimated in their 2021 Global Economic Value of Wi-Fi report, that bridging this “digital divide” would result in global economic value growth on the order of $4.9 trillion by 2025. We are actively involved in planning and executing deployments in Southeast Asia, West Africa and the Americas, using our technologies that uniquely address this global opportunity.

Our vTBA provides an affordable, accessible, and comprehensive solution to address for this “digital divide.” vTBA enables the virtualization of Wi-Fi network capabilities across access points, consumers of Wi-Fi services, and connected devices. These network capabilities are “sliced,” meaning that traffic throughput, latency, and priority of service can be tailored to the requirements of the applications for, or the Service Level Agreements (“SLAs”) with the enterprise and consumer markets. This is achieved by using cloud-based policy definition and locally based policy enforcement, which minimizes the effort required to onboard customers and automate network management functions. Unlike mobile network solutions requiring cellular devices, vTBA is a Wi-Fi first solution that connects the widest range of consumer and IoT endpoints because Wi-Fi is the most prevalent wireless interface and vTBA serves past and current standards of Wi-Fi devices. vTBA controller provides for a Wi-Fi control channel that permits offering of vTBA-based services on a pre-paid or post-paid basis with roaming within the coverage of a private network of VeeaHub units located anywhere in the world.

As another use case, by establishing a canopy of connectivity globally across remote communities while leveraging the Veea Edge Platform edge computing and its integration with sensors, we facilitate climate-smart agriculture solutions for smallholder farmers and gather data from remote ecosystems. This information is used to increase productivity in farms, reduce resource utilization, and increase transparency for carbon capture business models. We drive increased economic activity for local economies.

Climate Smart Spaces

Buildings contribute to approximately 37% of global carbon emissions and 34% of global energy consumption. Improvements to building utility management systems are critical to reducing global emissions and energy consumption. Studies furnished by the US Department of Energy have shown that as much as 30% of building energy consumption can be eliminated through more accurate sensing and more effective use of controls. Smart climate management requires a computational platform that meshes wired and wireless Internet connections from sensors to a central processing platform.

Veea is the first company to develop containerized Niagara that is integrated with the Niagara Framework® (developed by Tridium, Inc., a wholly-owned subsidiary of Honeywell International, Inc.), the leading platform for connecting to and managing building systems. Veea Edge can deliver actionable insight to building managers and homeowners regarding data generated by HVAC, lighting, access control, fire safety, plumbing and surveillance systems. Building managers and homeowners can use this data to reduce electricity usage and carbon emissions through continuous monitoring and optimization, building management automation, and analysis of usage patterns and environmental conditions. Veea enhances the traditional Niagara Framework by capturing and pre-processing operational data locally, before augmenting it with cloud processing, along with interconnecting wired and wireless sensors. Given the dynamic nature of building configurations, designs, and materials, flexibility in deploying wireless sensors, connection to the Internet, and local data processing is required.

Converged Private Wireless Networks and Smart Retail

Wi-Fi and private 4G/5G networks are converging to provide wider coverage, faster speeds, and connectivity across a broad range of devices and sensors. By integrating the two technologies, devices can connect seamlessly to the best available network coverage from Veea Edge Platform and private 4G/5G network. A converged network takes advantage of Wi-Fi’s ability to handle large amounts of data traffic, at lower network expense in areas densely populated by people and machines, with 5G’s reliability and low latency over large distances.

Veea’s hyper-converged edge platform uniquely complements this new technology through its vTBA 5G interworking functionality allowing 5G and non-5G endpoints to be managed from a converged controller. This is unique to the industry and overcomes the need to replace many fully functioning Wi-Fi or IoT endpoints, especially for industrial and enterprise use cases, and allows legacy wired and wireless endpoints to remain connected via the Veea Edge Platform.

In many instances, private 5G networking infrastructure is being instantiated in retail environments and the 5G interworking function enabled by vTBA introduces another innovation from Veea — AdEdge. This Veea-authored application contains prominent features of a modern advertising management platform including integration into real-time advertising for smart shipping carts as well as selling the ad content against an inventory of Digital out of Home (“DOOH”) displays in retail locations, transportation centers, smart city deployments, stadiums, restaurants, etc. This solution capitalizes on the hyper-converged features of the VeeaHub by deploying an advertising media player and dynamic campaign manager that triggers custom ads based on sensory or visual inputs in a location.

Business Strategy

Our business strategy is focused on leveraging three key paths to market:

•        Technology Partnerships — complementary technologies that are amplified with Veea technology capabilities.

•        Distribution Channels — Aligned with our core edge-focused technology franchise, large-scale system integrators working to digitally transform industries, distributors and resellers of Niagara framework.

•        Network Operators and Managed Service Providers — Providing for dedicated private networks end-to-end or monetization of their network assets, with the introduction of edge computing, Edge AI and their own customized applications, developed through the Veea developer portal to offer highly differentiated services that locks in the current customer base and reduces churn.

Our customer-centric approach yields mutual benefit. Our customer activities generally are the result of three phases:

•        Core buildout — Deploying the core product platform with success-based capital with network operators or government entities that can deliver highly differentiated customer value, improvements in productivity, and economic outlook with new digital services facilitated by high quality, cost-competitive managed broadband services with value-added services.

•        Geographic expansion — Expand the geographic footprint of the core buildout location to more of the unserved and underserved communities in the same geographic areas resulting in scale economics for core network components and materials that yield margin expansion for both Veea and Veea’s channel partners.

•        Subscriber density — End-customers of the base connectivity services fuel the introduction of a diverse set of adjacent digital services with broadband connections, such as Edge AI, tele-health, energy management, public safety solutions, precision agriculture, and content distribution to reinforce the customer value proposition for the base connectivity services, which are often provided in a low to no competitive landscape. With the network micro-slicing feature of vTBA, there are major opportunities to bring such services to multi-family residential housing or multi-dwelling units, commercial buildings, campuses, rental or rural communities, and high density user communities with the type of service directly delivered to a plethora of endpoints, such as user devices, cameras, smart locks, sensors, and various electromechanical systems, monitored and controlled by Niagara framework, individually and offered on a subscription basis.

Given the significant increases in the data transport costs to the cloud as well as data ownership and privacy concerns around cloud-based applications, we believe that there is pent-up demand for low-latency and cost-effective private and public network solutions and applications at the edge that increase productivity and generate value for enterprises, people, places, and things connecting to the Internet, which will in turn will help network operators offering broadband services capture a greater enterprise value for connecting their customers to the internet.

Our business model is partially based on global demands from the Americas, EMEA and APAC regions for a product platform and software services for the generation of new revenue streams, with lower recurring costs, compared to traditional network infrastructure that lacks automation of service delivery and entails substantial ongoing operational support and network maintenance costs. We believe we are uniquely positioned in the marketplace, leveraging our strengths with our business model, including the following:

•        Comprehensive, full suite of hardware and software services with a strategic focus on high-growth segments in emerging markets and underserved areas in mature markets for broadband services and edge applications including climate smart energy and sustainability solutions.

•        Aligned customers with value propositions where Veea and our customers benefit in the creation of new revenue streams.

•        Innovation-driven, a technology-centric platform that redefines capabilities of connecting people, places, and things to the internet with greater efficiency with edge applications.

•        Highly automated capabilities for network service providers and enterprises to harness the power of software for improved customer experiences and reduced manual labor.

•        Climate-smart platform technology advancements that bring greater productivity to emerging and mature markets, with measured improvements to the environment.

Our Technology

The Veea Edge Platform is comprised of several elements needed to deploy cloud-to-edge solutions driving digital transformation for communities and industries worldwide. This comprehensive platform is comprised of three main components:

•        VeeaHub devices — a highly integrated convergent secure computing hardware platform, with a Linux server supporting virtualized software environment and patented “Secured Docker” containers, storage and connectivity for Wi-Fi, IoT, and 4G/5G devices.

•        VeeaWare — an edge operating system and companion tools, that manage the convergence of computing and connectivity across a mesh of VeeaHub products.

•        VeeaCloud — A cloud native system that underpins the easy deployment of hardware and software at the edge that manages the VeeaHub devices and their capabilities and edge applications remotely.

The Veea technology franchise also includes Veea-authored applications that run on the VeeaHub products. These applications can be deployed by our channel partners and customers to compose complete solutions. Some of these applications are open frameworks that integrate into broader ecosystems such as Honeywell Tridium’s Niagara, Microsoft’s Azure IoT, or AWS IoT Greengrass. Other Veea applications simplify the deployment of enabling technologies to the edge. As an example, our edge AI framework enables the movement of AI model execution from the cloud to the edge, bringing the benefits of AI closer to the source of the real-time data so actionable insight can be provided to control applications running at the edge and thereby reducing inference time and amount of data traversing from the edge to the cloud. This innovative platform provides for seamless integration with AI capabilities by way of the secure, software container environment and tool kits for software developers.

VeeaHub Smart Connectivity and Computing Hub

The basic building block of the Veea Edge Platform is the VeeaHub, a unique combination of computing, connectivity, storage and security technologies. Every VeeaHub has a multi-core Linux server running a patented secure form of industry-standard docker containers to enable applications to be deployed at the user edge. The VeeaHub also has Bluetooth Classic and Low Energy, Zigbee/Thread, LoRaWAN (“LoRa”) gateway and multiband Wi-Fi APs.

The device has an advanced mesh networking capability, which we refer to as “vMesh,” that allows devices at the edge to act together as a micro-cloud and provides scalable coverage and communications capacity. The mesh provides flexible deployment scaling options enabling expansion of the edge solution to expand coverage and capacity, add additional sensors or users or add computing and storage as needed. vMesh is self-organizing and self-healing mesh that automatically discovers and connects to newly authorized devices and redirects traffic if a node fails for resiliency. There is no dedicated controller for the vMesh, as the control function is incorporated into the middleware.

VeeaHubs can use a variety of wired and wireless connections to connect to the Internet, including LTE 4G and 5G. Some VeeaHub models support wired connections to edge devices using standard RS-232/485 connections, which are useful for smart spaces. Other models include a standard long range, low power wireless technology, LoRaWAN, which is ideal for outdoor and industrial use cases.

VeeaHub is available in three different models — (i) VeeaHub STAX (ii) VeeaHub Pro, which is designed for more demanding enterprise applications, and (iii) VeeaHub Pro Outdoor, which is environmentally hardened and designed for outdoor and industrial applications.

VeeaWare Edge Operating System

VeeaWare is a portable edge operating system that runs on the VeeaHub. VeeaWare features Veea’s secure container environment that extends industry standard docker containers, to assure applications running at the edge cannot interfere with or hack the system software running on the hardware platform or other applications running at the edge. VeeaWare Operating System (“vOS”) enables Veea and third-party partners to deploy multiple applications to the edge.

VeeaWare incorporates an abstraction layer that allows applications running on VeeaHub products to connect both IP and non-IP devices to a mesh of VeeaHub nodes. VeeaWare also incorporates all of the necessary mechanisms to move and store data across the mesh and provide data connections to the Wide Area Network (“WAN”).

VeeaWare includes a set of tools referred to as the VeeaHub Toolkit, which empowers developers to design, test, and publish applications to the VeeaHub products deployed in the field. These tools allow any developer to use a wide variety of industry-standard software and practices to deploy containers into the VeeaHub products in a highly secure and predictable manner. A web-based portal dedicated to the developer community provides necessary documentation to get started and to quickly become proficient in developing and deploying custom applications on the VeeaHub that serve customers’ specific use cases.

The process of developing applications with the VeeaHub Toolkit is similar to the process of developing and publishing Android or Apple iOS applications. Once a container has been created and tested locally, the developer submits it to a VeeaCloud repository for publication, and after the required verification is performed, the application becomes available within the VeeaCloud. Applications can be developed by Veea, its channel partners or the end-users for particular use cases.

VeeaWare has proven portability in that the Veea product portfolio incorporates hardware designs with different core computing platforms, connectivity options and other peripheral interfaces. In the future, we intend to license the VeeaWare edge operating systems to OEM and ODM partners to diversify and expand the supply chain and open up opportunities in adjacent marketplaces that may require specialized hardware. As an example, certain industries require explosion-proof designs at the edge.

VeeaCloud

VeeaCloud is the cloud-based platform that powers the deployment and management of VeeaHub products at the edge, provides management for the networking across the IT and OT domains, and offers full orchestration of application deployment and observability of the applications running on VeeaHub products. It incorporates a web-based control center for managing devices and applications at the edge, as well as a companion smartphone app, for both iOS and Android OS devices, called VeaaHub Manager (“VHM”) for installers, field technicians, and end users to install and manage VeeaHub products locally.

VeeaCloud has a rich set of Applications Programming Interfaces (“APIs”) to integrate into external Business Support Systems/Operations Support Systems (“BSS/OSS”) or the Manager of services providers and our distribution partners that operate convergent Network Operations Systems and support user management. The system utilizes a single sign-on system that integrates into leading user authentication systems. The product features a multi-tiered authentication and permission system to support multi-tenant, multi-level distribution schemes and can scale elastically to a large number of deployed nodes, users and devices.

It is a cloud native platform deployed using modern continuous integration/continuous delivery approaches and is agnostic to public cloud providers.

VeeaCloud is the foundation for publishing applications developed with the VeeaHub Toolkit.

Veea Edge Applications

Veea has developed software templates that speed the development of complete containers and other building blocks, a number of which are standalone containers that can be licensed and resold by third parties. Other than the containerized Niagara Framework application, these include the following:

•        Software Defined Wide Area Networking (“SDWAN”) Application.    Provides flexible options for connecting nodes in a mesh of VeeaHubs to the public network (“Backhaul”) using wired (ethernet, fiber) or wireless (Wi-Fi, 4G/5G) connectivity.

•        Global 4G or 5G Subscription Service.    A range of cellular connectivity solutions fully integrated with VeeaHub products for Veea partners and service providers to offer Fixed Wireless Access (“FWA”) broadband services including for IoT applications, simplifying deployment, billing and support.

•        Last-Mile Solutions with vTBA-based Managed Internet and IoT Connectivity Services.    Services for multi-dwelling units, housing communities, campuses, hospitals, airports, rail stations, and remote and rural communities.

•        IoT Gateway Application.    VeeaHub incorporates integrated IoT radios for IoT or Industrial IoT (“IIoT”) use cases that require the ability to bind IP and Non-IP endpoints with the system. Registers the IoT endpoints (sensors, actuators, etc.) to the device abstraction layer enabling routing of messages over vMesh on the edge.

•        Veea Property Management Engine.    Open platform for integrated smart devices using common home wireless technologies such as Wi-Fi, Zigbee/Thread and Bluetooth. Designed for consumer-oriented use cases, such as homes, multi dwelling units and small businesses.

•        Blockchain Framework.    Helium v2 Certified distributed blockchain model.

•        Leading IoT platforms.    Microsoft Azure Edge IoT Certified, AWS Greengrass compliant.

•        Edge AI & Visual Analytics Frameworks.    Distributed solution for execution of AI models from the edge to the cloud.

•        Advanced Smart Farming and Precision Agriculture with a unique implementation of LoRaWAN Gateway.

•        Honeywell Niagara Framework Building and Energy Management System (“BMS/EMS”) with an advanced Cyber Defense System for commercial real estate, datacenters and critical infrastructure.

Several of the turnkey edge applications Veea has created have a companion cloud application for centralized control, content management, or interworking capabilities for cloud-to-cloud connections. These include the following:

•        AdEdge Edge Content Player and Campaign Management.    Full stack advertising and content management platform. AdEdge is an AI-driven contextual and location-based ad platform. Supports advertising campaign (frequency, scheduling, product types, etc.) and media deployment across TROLLEE Smart Shopping Cart, a fleet of digital out of home displays, or augmented reality/mixed reality devices using edge playback and scheduling function, full attribution for billing. Supports ad sale platform using programmatic and non-programmatic techniques and open APIs.

•        Virtual Trusted Broadband Access (“vTBA”) Cloud Controller.    A core management system for delivery of vTBA enabled services across deployed meshes with edge nodes running the container vTBA agent. Allows configuration of access point groups, Trust Domains and service policy definitions. Provides northbound interfaces for BSS/OSS integration with the backends of the service providers, property management companies, government agencies, and others that provide vTBA based services. API supports integration with 4G/5G core networks for seamless interworking of services across different network types for fixed and mobile convergence.

•        VeeaConnect Connection Manager.    Edge-managed voice, data and video service connection manager that maintains user plane traffic between users connected to a set of VeeaHub products in a mesh within the mesh and off of the WAN connection.

In combination with partner-developed edge applications, the Veea technology franchise delivers significant value to the end consumers of services built on the Veea Edge Platform, including:

Technology-Enabled Benefits of Veea Platform

•        Minimizing latency and the raw data transport to the Cloud.

•        Privacy, security, data ownership and context awareness.

•        Fault tolerance for mission critical and other edge applications including customized apps developed through Veea Developer Portal.

•        Addressing connectivity and networking challenges at the edge.

•        Private micro-datacenter with wired and wireless coverage.

•        Fixed line and 4G/5G broadband access with value-added services.

•        Gateway/Edge Device for Microsoft Azure IoT and AWS IoT Greengrass apps.

Distributed Micro-Cloud Computing at the Device Edge

•        High-performance computation with Linux OS running on a quad-core CPU.

•        Virtualized software environment with Secured Docker containers for applications and service layers with Software Defined Networking (“SDN”) and Network Function Visualization (“NFV”).

•        Secured Docker containers for apps to run in a trusted execution environment with both the containerized apps and communication interfaces secured with digital certificates.

•        Built-in routing, scaling, load balancing & orchestration for the edge environment and services.

•        API and microservice driven >> cloud-managed apps.

Bridging the IT/OT Gap

•        Industry leading Containerized Niagara combined with modern IT Style remote management tools.

•        Secure 4G or 5G WAN connectivity.

•        Integration with Private 5G Network Core Network Orchestrator simplifies the management of edge applications and devices.

•        Familiar IT deployment patterns with Containerized Niagara, Azure IoT Certification, and AWS IoT Greengrass ease incorporation with cloud-based backend services of the enterprise in a variety of use cases.

•        Open APIs for Business Process Logic integration.

•        Familiar deployment pattern for both IT and OT personnel using untrained technicians facilitated by our attention to “zero-touch” approaches.

vTBA

•        Unique cellular-like Wi-Fi functionality, with roaming within the coverage of the VeeaHub products, gives operators and enterprise managers unprecedented visibility and control of the people places and things in their network.

•        Cloud Control provides flexible service policy definitions, billing models and network partitioning.

•        Works with a broad range of IP and non-IP devices and wired and wireless devices (e.g., Wi-Fi, Bluetooth, Zigbee/Thread, LoRaWAN) unlocking the potential for offering managed services for every type of endpoint.

•        Secure separation of traffic from different or designated groups of devices into Trust Domains increasing security with ZTNA for all services.

•        Virtualizes Access Points to drive down connection costs and increase affordability. Enables CPE-less deployment models reducing ongoing operation expense.

Competitive Strengths

To our knowledge, the Veea Edge Platform and the key building block the VeeaHub is the only edge computing product that infuses a single physical device with the traits of a networking device, IoT gateway, Linux server, storage and security gateway. The Veea Edge Platform has several key differentiating features, including:

•        Rapid scaling through meshing of multiple nodes to expand connectivity coverage, adding more computing power, memory or storage capacity. vMesh is more extensible than mesh networking offered in comparable consumer or enterprise products

•        High degree of integration reduces the number of hardware elements needed to deliver solutions, reducing initial capital outlay, installation costs and reducing ongoing management complexity and other operating costs (power consumption).

•        VeeaWare OS with patented software architecture supporting a virtualized software environment and Secured Docker container for distributed computing with applications orchestrated over a connectivity mesh, that provides for an application and microservices mesh, with hyperconverged networking at the edge.

•        Flexible choice of wired and wireless interfaces results in reduced installation cost and time.

•        Pervasive security, to virtually segment traffic at a device or group level.

•        Zero-touch installation supports pre-provisioning of devices before installation.

•        Non-skilled installers can mount the systems locally and then automatic or semi-automatic configuration is done from the cloud.

•        Standards-based approach with fixed and wireless technologies for interoperability into globally deployed wired and wireless infrastructure. Proven integrations to a wide variety of industry leading platforms, including Microsoft’s Azure, AWS IoT Greengrass, Tridium’s Niagara Framework, and LoRaWAN ChirpStack.

•        Unique implementation of fully integrated LoRaWAN Gateway that runs at the edge without cloud-dependency.

•        Unified Cloud management platform combines network and device management with applications management through the Control Center Other platforms focus on network or applications management but not all three

•        Comprehensive remote management tools for deployment, configuration, and over the air updates and troubleshooting

Intellectual Property

We have a significant patent portfolio of over 105 exclusively-owned patents, as summarized in the table below. These patents cover jurisdictions in the United States, United Kingdom, Europe, South Korea, Japan, and India. All of our current-issued patents are projected to expire between 2036 and 2047. We also have 29 patent applications pending.

Qualcomm Inc. (“Qualcomm”) has licensed, on a non-exclusive basis, certain intellectual property to us under multiple agreements covering the sales of our products that incorporate the licensed IP. The royalty fees payable to Qualcomm are generally calculated based on a percentage of net sales in territories where the licensed IP is protected by a patent. The Qualcomm licenses expire in April 2025, and automatically renew if we continue to sell products incorporating the licensed IP. We are also a party to a non-exclusive license agreement with Cable Television Laboratories, Inc. (“CableLabs”) covering the worldwide sales of our vTBA product. The rights granted under the CableLabs license apply to any fields of use and royalty, and royalty fees payable to CableLabs are calculated based on a percentage of net sales. The term of the CableLabs license lasts until the last to expire of any patents licensed under the agreement.

We also rely upon trade secrets, know-how, and continuing technological innovation to develop and maintain our competitive position. We seek to protect our proprietary rights through a variety of methods, including confidentiality agreements and proprietary information agreements with suppliers, employees, consultants, and others who may have access to proprietary information, under which they are bound to assign to us their inventions.

Patent Family	Country	Patent No.	Issue Date	Expiration Date
Heatsink and antenna structure	United States	D910,582	February 16, 2021	February 16, 2036
Heatsink and antenna structure	United States	D910,583	February 16, 2021	February 16, 2036
Electromagnetic Interference Shield	United States	D922337	June 15, 2021	June 15, 2036
Electromagnetic Interference Shield	United States	D922338	June 15, 2021	June 15, 2036
Stacker Technology	India	361109-001	May 8, 2023	September 24, 2036
Stacker Technology	India	361107-001	February 23, 2023	September 28, 2036
Stacker Technology	India	361108-001	May 4, 2023	September 29, 2036
DYNAMIC ROUTER FUNCTIONALITY IN CELLULAR NETWORKS	Germany	60 2016 012 782.2	April 24, 2019	October 13, 2036
DYNAMIC ROUTER FUNCTIONALITY IN CELLULAR NETWORKS	France	3157304	April 24, 2019	October 13, 2036
DYNAMIC ROUTER FUNCTIONALITY IN CELLULAR NETWORKS	Italy	3157304	April 24, 2019	October 13, 2036
DYNAMIC ROUTER FUNCTIONALITY IN CELLULAR NETWORKS	Spain	3157304	April 24, 2019	October 13, 2036
DYNAMIC ROUTER FUNCTIONALITY IN CELLULAR NETWORKS	Great Britain	3157304	April 24, 2019	October 13, 2036
DYNAMIC ROUTER FUNCTIONALITY IN CELLULAR NETWORKS	Germany	60 2016 020 735.4	September 18, 2019	October 13, 2036
DYNAMIC ROUTER FUNCTIONALITY IN CELLULAR NETWORKS	Spain	3157207	September 18, 2019	October 13, 2036
DYNAMIC ROUTER FUNCTIONALITY IN CELLULAR NETWORKS	France	3157207	September 18, 2019	October 13, 2036
DYNAMIC ROUTER FUNCTIONALITY IN CELLULAR NETWORKS	Italy	3157207	September 18, 2019	October 13, 2036
DYNAMIC ROUTER FUNCTIONALITY IN CELLULAR NETWORKS	Great Britain	3157207	September 18, 2019	October 13, 2036

Patent Family	Country	Patent No.	Issue Date	Expiration Date
DYNAMIC ROUTER FUNCTIONALITY IN CELLULAR NETWORKS	Germany	60 2016 004 769.1	August 15, 2018	October 13, 2036
DYNAMIC ROUTER FUNCTIONALITY IN CELLULAR NETWORKS	France	3157305	August 15, 2018	October 13, 2036
DYNAMIC ROUTER FUNCTIONALITY IN CELLULAR NETWORKS	Italy	3157305	August 15, 2018	October 13, 2036
DYNAMIC ROUTER FUNCTIONALITY IN CELLULAR NETWORKS	Spain	3157305	August 15, 2018	October 13, 2036
DYNAMIC ROUTER FUNCTIONALITY IN CELLULAR NETWORKS	Great Britain	3157305	August 15, 2018	October 13, 2036
DYNAMIC ROUTER FUNCTIONALITY IN CELLULAR NETWORKS	United States	9/955,404	April 24, 2018	October 14, 2036
COMMUNICATION UNIT EMPLOYED AS A REMOTE ROUTER AND METHOD FOR ENFORCEMENT	Germany	3169096	September 16, 2020	November 7, 2036
COMMUNICATION UNIT EMPLOYED AS A REMOTE ROUTER AND METHOD FOR ENFORCEMENT	Spain	3169096	September 16, 2020	November 7, 2036
COMMUNICATION UNIT EMPLOYED AS A REMOTE ROUTER AND METHOD FOR ENFORCEMENT	France	3169096	September 16, 2020	November 7, 2036
COMMUNICATION UNIT EMPLOYED AS A REMOTE ROUTER AND METHOD FOR ENFORCEMENT	Italy	5.0202E+14	September 16, 2020	November 7, 2036
COMMUNICATION UNIT EMPLOYED AS A REMOTE ROUTER AND METHOD FOR ENFORCEMENT	Great Britain	3169096	September 16, 2020	November 7, 2036
DYNAMIC ROUTER FUNCTIONALITY IN CELLULAR NETWORKS	United States	10,069,739	September 4, 2018	November 8, 2036
DYNAMIC ROUTER FUNCTIONALITY IN CELLULAR NETWORKS	United States	10,085,195	September 25, 2018	November 11, 2036
Heatsink and antenna structure	United States	D942,959 S	February 8, 2022	February 8, 2037
DYNAMIC ROUTER FUNCTIONALITY IN CELLULAR NETWORKS	United States	10,368,286	July 30, 2019	February 10, 2037
WIRELESS COMMUNICATION UNIT AND METHOD FOR SHARING DELAY TOLERANT CONTENT	Germany	60 2017 019 214.7	July 8, 2020	March 15, 2037
WIRELESS COMMUNICATION UNIT AND METHOD FOR SHARING DELAY TOLERANT CONTENT	France	3220612	July 8, 2020	March 15, 2037

Patent Family	Country	Patent No.	Issue Date	Expiration Date
WIRELESS COMMUNICATION UNIT AND METHOD FOR SHARING DELAY TOLERANT CONTENT	Italy	3220612	July 8, 2020	March 15, 2037
WIRELESS COMMUNICATION UNIT AND METHOD FOR SHARING DELAY TOLERANT CONTENT	Spain	3220612	July 8, 2020	March 15, 2037
WIRELESS COMMUNICATION UNIT AND METHOD FOR SHARING DELAY TOLERANT CONTENT	Great Britain	3220612	July 8, 2020	March 15, 2037
CONTENT TRANSFER FUNCTIONALITY BEYOND OR WITHIN CELLULAR NETWORKS	United States	10917928	February 9, 2021	March 15, 2037
CONTENT TRANSFER FUNCTIONALITY BEYOND OR WITHIN CELLULAR NETWORKS	Germany	3223545	January 6, 2021	March 15, 2037
CONTENT TRANSFER FUNCTIONALITY BEYOND OR WITHIN CELLULAR NETWORKS	Spain	3223545	January 6, 2021	March 15, 2037
CONTENT TRANSFER FUNCTIONALITY BEYOND OR WITHIN CELLULAR NETWORKS	France	3223545	January 6, 2021	March 15, 2037
CONTENT TRANSFER FUNCTIONALITY BEYOND OR WITHIN CELLULAR NETWORKS	Italy	3223545	January 6, 2021	March 15, 2037
CONTENT TRANSFER FUNCTIONALITY BEYOND OR WITHIN CELLULAR NETWORKS	Great Britain	3223545	January 6, 2021	March 15, 2037
WIRELESS COMMUNICATION UNIT AND METHOD FOR SHARING DELAY TOLERANT CONTENT	United States	10,230,637	March 12, 2019	April 28, 2037
MOBILE WIRELESS COMMUNICATION UNIT AND METHOD FOR CONTENT TRANSFER	Germany	3264697	April 6, 2022	June 6, 2037
MOBILE WIRELESS COMMUNICATION UNIT AND METHOD FOR CONTENT TRANSFER	France	3264697	April 6, 2022	June 6, 2037
MOBILE WIRELESS COMMUNICATION UNIT AND METHOD FOR CONTENT TRANSFER	Spain	3264697	April 6, 2022	June 6, 2037
MOBILE WIRELESS COMMUNICATION UNIT AND METHOD FOR CONTENT TRANSFER	Italy	3264697	April 6, 2022	June 6, 2037

Patent Family	Country	Patent No.	Issue Date	Expiration Date
MOBILE WIRELESS COMMUNICATION UNIT AND METHOD FOR CONTENT TRANSFER	Great Britain	3264697	April 6, 2022	June 6, 2037
MOBILE WIRELESS COMMUNICATION UNIT AND METHOD FOR CONTENT TRANSFER	United States	11,050,671	June 29, 2021	June 7, 2037
Edge Communication Device	United States	D958778	July 26, 2022	July 26, 2037
ROUTER NODE, NETWORK AND METHOD TO ALLOW SERVICE DISCOVERY IN A NETWORK	Germany	602017015130	April 22, 2020	December 4, 2037
ROUTER NODE, NETWORK AND METHOD TO ALLOW SERVICE DISCOVERY IN A NETWORK	Spain	3334126	April 22, 2020	December 4, 2037
ROUTER NODE, NETWORK AND METHOD TO ALLOW SERVICE DISCOVERY IN A NETWORK	Great Britain	3334126	April 22, 2020	December 4, 2037
ROUTER NODE, NETWORK AND METHOD TO ALLOW SERVICE DISCOVERY IN A NETWORK	France	3334126	April 22, 2020	December 4, 2037
ROUTER NODE, NETWORK AND METHOD TO ALLOW SERVICE DISCOVERY IN A NETWORK	Italy	3334126	April 22, 2020	December 4, 2037
ROUTER NODE, NETWORK AND METHOD TO ALLOW SERVICE DISCOVERY IN A NETWORK	United States	10491562	November 26, 2019	December 5, 2037
EDGE COMPUTING SYSTEM	Germany	3343363	July 27, 2022	December 11, 2037
EDGE COMPUTING SYSTEM	Spain	3343363	July 27, 2022	December 11, 2037
EDGE COMPUTING SYSTEM	France	3343363	July 27, 2022	December 11, 2037
EDGE COMPUTING SYSTEM	Great Britain	3343363	July 27, 2022	December 11, 2037
EDGE COMPUTING SYSTEM	Italy	3343363	July 27, 2022	December 11, 2037
EDGE COMPUTING SYSTEM	United States	11394771	July 19, 2022	December 12, 2037
ROUTER NODE, NETWORK AND METHOD TO ALLOW SERVICE DISCOVERY IN A NETWORK	Germany	60 2017 011 602.5	February 12, 2020	December 21, 2037
ROUTER NODE, NETWORK AND METHOD TO ALLOW SERVICE DISCOVERY IN A NETWORK	Spain	3340579	February 12, 2020	December 21, 2037
ROUTER NODE, NETWORK AND METHOD TO ALLOW SERVICE DISCOVERY IN A NETWORK	France	3340579	February 12, 2020	December 21, 2037
ROUTER NODE, NETWORK AND METHOD TO ALLOW SERVICE DISCOVERY IN A NETWORK	Great Britain	3340579	February 12, 2020	December 21, 2037

Patent Family	Country	Patent No.	Issue Date	Expiration Date
ROUTER NODE, NETWORK AND METHOD TO ALLOW SERVICE DISCOVERY IN A NETWORK	Italy	3340579	February 12, 2020	December 21, 2037
ROUTER NODE, NETWORK AND METHOD TO ALLOW SERVICE DISCOVERY IN A NETWORK	Spain	3579587	June 2, 2021	December 21, 2037
ROUTER NODE, NETWORK AND METHOD TO ALLOW SERVICE DISCOVERY IN A NETWORK	Germany	3579587	June 2, 2021	December 21, 2037
ROUTER NODE, NETWORK AND METHOD TO ALLOW SERVICE DISCOVERY IN A NETWORK	France	3579587	June 2, 2021	December 21, 2037
ROUTER NODE, NETWORK AND METHOD TO ALLOW SERVICE DISCOVERY IN A NETWORK	Italy	3579587	June 2, 2021	December 21, 2037
ROUTER NODE, NETWORK AND METHOD TO ALLOW SERVICE DISCOVERY IN A NETWORK	Great Britain	3579587	June 2, 2021	December 21, 2037
EDGE COMPUTING SYSTEM	United States	11277488	March 15, 2022	March 2, 2038
EDGE COMPUTING SYSTEM	United States	11095713	August 17, 2021	November 12, 2038
EDGE COMPUTING CONTAINER SYSTEM	United States	11,159,647	October 26, 2021	December 18, 2038
EDGE COMPUTING CONTAINER SYSTEM	United States	10944851	March 9, 2021	January 1, 2039
Integrated antenna-heatsink for wireless device applications	United States	11,563,262 B2	January 24, 2023	December 9, 2040
Resilient Antenna Securing Mechanism	United States	11837773	December 5, 2023	January 14, 2041
Module identification method for expandable gateway applications	United States	11258889	February 22, 2022	January 26, 2041
Module identification method for expandable gateway applications	United States	11,641,413 B2	May 2, 2023	January 26, 2041
EDGE COMPUTING CONTAINER SYSTEM	United States	11159647	October 26, 2021	February 4, 2041
Resilient Antenna Securing Mechanism	United States	11431075	August 30, 2022	March 25, 2041
Method and Procedure for miniaturing a multilayer PCB	United States	11,523,502 B2	December 6, 2022	May 6, 2041
EDGE COMPUTING SYSTEM	United States	11,606,419	March 14, 2023	July 1, 2041
Cable Pull Tab	United States	11695238	July 4, 2023	July 31, 2041
Method and System for IoT Edge Computing using Containers	United States	11838794	December 5, 2023	August 30, 2041
Expandable product architecture bus for consumer electronics gateways	United States	11695438	July 4, 2023	September 15, 2041
Stacker Technology	S Korea	30-1222487	June 29, 2023	March 23, 2042

Patent Family	Country	Patent No.	Issue Date	Expiration Date
Edge Communication Device	European Union	006478186-0001	May 17, 2019	May 17, 2044
Edge Communication Device	European Union	006478186-0002	May 17, 2019	May 17, 2044
Edge Communication Device	Great Britain	90064781860001	May 17, 2019	May 17, 2044
Edge Communication Device	Great Britain	90064781860002	May 17, 2019	May 17, 2044
Stacker Technology	European Union	008916001-0001	March 30, 2022	March 23, 2047
Stacker Technology	Great Britain	6197727	March 24, 2022	March 23, 2047
Stacker Technology	Brazil	BR302022001478-8	January 24, 2023	March 23, 2047
Stacker Technology	European Union	008916001-0002	March 30, 2022	March 23, 2047
Stacker Technology	Great Britain	6197728	March 24, 2022	March 23, 2047
Stacker Technology	European Union	008916001-0003	March 30, 2022	March 23, 2047
Stacker Technology	Great Britain	6197729	March 24, 2022	March 23, 2047
Stacker Technology	Japan	1733800	December 23, 2022	March 24, 2047
Stacker Technology	Japan	1733801	December 23, 2022	March 24, 2047
Stacker Technology	Japan	1733802	December 23, 2022	March 24, 2047

Manufacturing

We rely on two contract manufacturers in Taiwan and China to manufacture our VeeaHub units.

Research and Development

Because the industry in which the Company competes is characterized by rapid technological advances, the Company’s ability to compete successfully depends heavily upon its ongoing research and development activities.

Key focus of the Company’s research and development activities include (i) the use of AI to optimize network and applications distribution and performance at the edge, (ii) support for elastic scaling and dynamic cloud to edge orchestration, (iii) real time radio and mesh tuning, (iv) partial and full air-gapped deployment between the public cloud and the edge, (v) optimized AI model execution across devices, the Veea Edge Platform and the cloud and (vi) fully integrated online ordering, fulfillment and activation to support large scale, hierarchical distribution partners.

Facilities

We are headquartered in New York City, New York. We have engineering offices in Iselin, New Jersey; Bath, United Kingdom; and Juvigny, France. We also maintain a sales and marketing office in Paris, France.

Employees

As of December 31, 2023, we employed 50 full-time employees. None of our employees are represented by a collective bargaining agreement, nor have we experienced any work stoppage. We consider our relations with our employees to be satisfactory. Our future success depends on our continuing ability to attract and retain highly qualified employees and senior management personnel. In addition, we have independent contractors whose services we are using on an as-needed basis to assist with our sales and marketing activities and engineering activities.

Legal Proceedings

From time to time, we may be subject to legal proceedings and claims in the ordinary course of business. We are not presently a party to any legal proceedings that are expected to have a material adverse impact on our financial position, results of operations or cash flows, nor have we been to date since inception.

VEEA’S MANAGEMENT’S DISCUSSION AND ANALYSIS OF
FINANCIAL CONDITION AND RESULTS OF OPERATIONS

The following discussion and analysis of the financial condition and results of operations of Veea should be read together with our audited consolidated financial statements, unaudited consolidated condensed financial statements and related notes included elsewhere in this proxy statement/prospectus. The discussion and analysis should also be read together with the section entitled “Information About Veea” and our Pro Forma financial information as of and for the year ended December 31, 2023. See “Unaudited Pro Forma Condensed Combined Financial Statements.” In addition to historical information, the following discussion contains forward-looking statements. Our actual results may differ significantly from those projected in the forward-looking statements. Factors that might cause future results to differ materially from those projected in the forward-looking statements include, but are not limited to, those discussed in the sections entitled “Risk Factors” and “Cautionary Statement Regarding Forward-Looking Statements.” Certain amounts may not foot due to rounding, and all figures presented are in thousands.

Company Overview

Veea is a provider of edge computing and communications devices (i.e., “VeeaHub” devices), applications and services hosted on its edge Platform-as-a-Service (“ePaaS”). Veea Edge Platform ePaaS is an end-to-end platform that is both locally- and cloud-managed. VeeaHub products are converged computing and communications (i.e., hyperconverged) indoor and outdoor devices, about the size of a Wi-Fi Access Point (AP), that provide for networking and computing solutions for AI-assisted applications and solutions at the edge where people, places, and things connect to the network. Veea’s ePaaS architecture and business model is similar to Apple’s platform architecture and business model for iPhones and iPads but extended to hyperconverged VeeaHub devices offered by Veea.

Veea Edge Platform provides for highly secure connectivity, computing, and IoT solutions through full stack platform for digital transformation of industries as well as unserved or underserved communities that lack Internet connectivity and essential applications and services. It further enables the formation of highly secure, but easily accessible, private clouds and networks across one or multiple user(s) or enterprise location(s) across the globe. We have redefined and simplified edge computing and connectivity with Veea Edge Platform, easily deployable products that fully integrate hardware, system software, technologies, and edge applications. We are demonstrating, globally, that the Platform enables our partners and customers to champion digital transformations in multiple vertical markets.

Through our innovative Veea Edge Platform, we have created a new product category that brings cloud capabilities close to the user, as an alternative to cloud computing, with benefits in optimal latency, lower data transport costs, data privacy, security and ownership, Edge AI, “always-on” availability at the edge for mission critical applications, and contextual awareness for people, devices and things connected to the Internet. Gartner has recognized the innovativeness and capabilities of the platform by naming Veea a Leading Smart Edge Platform in 2023 and Cool Vendor in Edge Computing in 2021. Market Reports World in its research report published in October 2023 named Veea as one of the top 10 Edge AI solution providers alongside of IBM, Microsoft, Amazon Web Services (“AWS”) and others.

Veea earns revenue primarily from the sale of its VeeaHub devices, licenses and subscriptions. Veea incurred net losses of $15,635,589 for the year ended December 31, 2023 and $35,200,039 for the year ended December 31, 2022. Veea generated net revenue of $9,072,130 for the year ended December 31, 2023 and $224,052 for the year ended December 31, 20221. Other than revenue generated from the license of AdEdge™ in 2023, revenue has been immaterial for all periods presented and represented revenue earned from paid pilots for our VeeaHub devices.

Veea was founded in 2014 by Allen Salmasi, our Chief Executive Officer and a pioneering wireless technology leader. Mr. Salmasi helped to drive industry transformation through his contributions to the development of CDMA/TDMA-based OmniTRACS, the largest mobile satellite messaging and position reporting system with integrated IoT solutions during the 1980s and in the 1990s; 2G/3G technology and products at Qualcomm in 1990s; 4G technology and products at NextWave during the 2000s, and hyper-converged edge computing and communications during the 2010s; and beyond with Veea. At Veea, Mr. Salmasi has assembled a talented and experienced management and engineering team that includes former senior executives of leading technology, telecom, SaaS, and wireless companies that possess a deep understanding of wireless technologies, mesh networking and edge computing.

Recent Developments

Subscription Agreements

In October 2023, Veea commenced a private placement (the “Series A-2 Private Placement”) of its newly designated Series A-2 Preferred Stock, par value $.00001 per share (the “Veea Series A-2 Preferred Stock”). Through April 30, 2024, the total cash proceeds received by the Company from the sale of Series A-2 Preferred Stock totaled approximately $30.8 million, with approximately $12.7 million of the total raised since January 1, 2024. Further, through April, 2024, the Company has issued approximately 2.8 million shares of Series A-2 Preferred Stock in connection with the coversion of debt and other obligations totaling approximately $5.1 million. No shares of Series A-2 Preferred Stock have been issued in May 2024. However, the Company anticipates raising an additional $10 million in cash proceeds from the sale of shares of Series A-2 Preferred Stock prior to the Closing.

Components of Results of Operations

Revenue, net

Veea earns revenue primarily from the sale of hardware, licenses and subscriptions. Revenue from hardware sales is recognized at a point-in-time, which is generally at the point in time when products have been shipped, the right to payment has been obtained and risk of loss has been transferred. Certain of the Company’s product performance obligations include proprietary operating system software, which typically is not considered separately identifiable. Therefore, sales of these products and the related software are considered one performance obligation.

For licenses of technology, recognition of revenue is dependent upon whether the Company has delivered rights to the technology, and whether there are future performance obligations under the contract. Revenue from non-refundable upfront payments is recognized when the license is transferred to the customer and the Company has no other performance obligations. Revenue for licenses delivered under a subscription model having terms between one and twelve-months are recognized over-time. Subscription revenue is generated through sales of monthly subscriptions. Customers pay in advance for the licenses and subscriptions. Revenue is initially deferred and is recognized using the straight-line method over the term of the applicable subscription period.

Cost of Goods Sold

Cost of goods sold consists primarily of the cost of finished goods, components purchased for manufacturing and freight. Cost of goods sold also includes third-party vendor costs related to cloud hosting fees.

Operating Expenses

We classify our operating expenses into the following categories:

•        Product development expenses.    Product development expenses primarily consist of employee compensation, employee benefits, stock-based compensation related to technology developers and product management employees, as well as fees paid for outside services and materials.

•        Sales and marketing expenses.    Sales and marketing expenses consist of compensation and other employee-related costs for personnel engaged in selling, marketing and sales support functions. Selling expenses also include marketing and the costs associated with customer evaluations. The Company does not currently incur advertising costs.

•        General and administrative expenses.    General and administrative expenses consist of compensation expense (including stock-based compensation expense) for employees and executive management, and expenses associated with finance, tax, and human resources. General and administrative expenses also includes transaction costs, expenses associated with facilities, information technology, external professional services, legal costs and settlement of legal claims and other administrative expenses.

•        Depreciation and amortization:    Depreciation and amortization expense consists of depreciation of Veea’s property and equipment and amortization of Veea’s patents and other intellectual property.

•        Impairment:    Impairment consists of impairment charges related to our in-process research and development (“IPR&D”)

Results of Operations

The following tables set forth the results of our operations for the periods presented, as well as the changes between periods. The period-to-period comparison of financial results is not necessarily indicative of future results.

Year ended December 31, 2023 compared to year ended December 31, 2022

	Year ended December 31,
	2023	2022	$	%
			Change
Revenue, net	$9,072,130	$224,052	$8,848,078	3949%
Cost of Goods Sold	466,802	285,311	181,491	64%
Gross Profit (loss)	8,605,328	(61,259)	8,666,587	14,147%
Operating Expenses:
Product development	693,448	3,226,773	(2,533,325)	(79)%
Sales and Marketing	215,332	384,217	(168,885)	(44)%
General and administrative	18,523,030	20,076,055	(1,553,025)	(8)%
Depreciation and amortization	818,203	1,879,398	(1,061,195)	(56)%
Total operating expenses	20,250,013	25,566,443	(5,316,430)	(21)%
Loss from operations	(11,644,685)	(25,627,702)	13,983,017	(55)%

Other income and (expense):
Interest income	1,942	9,000	(7,058)	(78)%
Foreign currency gain (loss)	1,284,846	(2,193,685)	3,478,531	(159)%
Other Income, net	59,982	—	59,982	(100)%
Paycheck protection program loan forgiveness	—	1,238,145	1,238,145	NM
Other expense	(21,857)	(50,041)	28,184	(56)%
Interest Expense	(5,318,817)	(8,575,756)	3,256,939	(38)%
Total other income and expense	(3,993,904)	(9,572,337)	5,578,433	(58)%
Net loss	$(15,638,589)	$(35,200,039)	$19,561,450	(56)%

Revenue, net

The Company generated revenue of $9.1 million and $0.2 million for the years ended December 31, 2023 and 2022, respectively. Other than $9 million of revenue generated from the license of AdEdge™ in 2023, revenue has been immaterial for all periods presented and represented revenue earned from paid pilots for our VeeaHub® devices.

Our focus over the past several years has been testing and refining our product to meet customer needs as well as market research. As a result of these efforts, we expect revenue to grow over the next several years through the sales of our hardware, licenses and subscriptions. We will be especially focused in four principal market opportunities: 1) Digital Equity and Inclusion, 2) Energy and Sustainability solutions for Smart Buildings and Climate Smart Agriculture, 3) Convergence of Fixed, Wireless, and 5G Networks, and 4) Smart Retail and Smart Warehouses.

Cost of Goods Sold

Cost of goods sold increased by $0.2 million, or 64%, in the year ended December 31, 2023 compared to the year ended December 31, 2022. The increase was due to an increase in our inventory reserves.

Product Development Expense

Product development expense decreased by $2.5 million, or 79%, in the year ended December 31, 2023 compared to the year ended December 31, 2022. The decrease was due to a decrease in product development expenses due in part to (1) the completion of certain development projects with outside contractors that reached their conclusion and a reduction in ongoing associated costs, (2) a reduction in internal development costs related to products manufactured during the period and (3) delays in completion by technology partners of their development efforts.

Sales and Marketing Expense

Sales and marketing expense decreased by $.2 million, or 44%, in the year ended December 31, 2023 compared to the year ended December 31, 2022. The decrease was due primarily to a reduction in costs paid to a third-party marketing firm.

General and Administrative Expense

General and administrative expense decreased by $1.6 million, or 8%, in the year ended December 31, 2023 compared to the year ended December 31, 2022. The decrease was due to reduced spending as a result of cost containment measures.

Depreciation and Amortization

Depreciation and amortization decreased by $1.1 million, or 56%, in the year ended December 31, 2023 compared to the year ended December 31, 2022. The decrease was due to certain intangibles reaching the end of their useful lives.

Interest income

Interest income relates to interest on cash and cash equivalents. These amounts were immaterial for the years ended December 31, 2023 and 2022.

Foreign Currency gain (loss)

Foreign Currency loss increased by $3.5 million, or 159%, in the year ended December 31, 2023 compared to the year ended December 31, 2022. The increase was due to a change in foreign exchange rate related to agreements with our foreign subsidiaries. The Company maintains an intercompany revolving loan agreement with its UK subsidiary and an intercompany services agreement with its French subsidiary. The advances under the loan agreement are denominated in US dollars and reflected in local currency on the books and records of the subsidiary. Payments under the intercompany agreement with the Company’s French subsidiary are denominated in Euros and reflected in US dollars on the books and records of the Company and local currency on the books and records of the subsidiary.

Other expense

Other expenses relate to immaterial non-operating expenses incurred during the period. These amounts were immaterial for the years ended December 31, 2023 and 2022.

Interest expense

Interest expense decreased by $3.3 million, or 38%, in the year ended December 31, 2023 compared to the year ended December 31, 2022. The decrease was related to the conversion of convertible notes into shares of Series A-1 Preferred Stock at the end of 2022.

Trend Information

Other than as disclosed elsewhere in this proxy statement/prospectus, we are not aware of any trends, uncertainties, demands, commitments or events that are reasonably likely to have a material effect on our revenues, net income, profitability, liquidity or capital resources, or that would cause reported financial information not necessarily to be indicative of future operating results or financial condition.

Liquidity and Capital Resources

To date, we have financed our operations primarily through private placements of equity securities and debt to related parties. We plan to fund our operations and capital funding needs through a combination of private equity offerings, debt financings or a combination thereof. Since our inception, we have incurred significant operating losses and negative cash flows. As of December 31, 2023 and December 31, 2022, we had an accumulated deficit of $170.3 million $154.6 million, respectively.

As of December 31, 2023 and December 31, 2022, we had cash of $6.01 million and $0.19 million, respectively. Through April 30, 2024, the total cash proceeds received by the Company from the sale of Series A-2 Preferred Stock totaled approximately $30.8 million, with approximately $12.7 million of the total raised since January 1, 2024. Further, through April 30, 2024, the Company has issued approximately 2.8 million shares of Series A-2 Preferred Stock in connection with the conversion of debt and other obligations totaling approximately $5.1 million. No shares of Series A-2 Preferred Stock have been issued in May 2024. However, the Company anticipates raising an additional $10 million in cash proceeds from the sale of shares of Series A-2 Preferred Stock prior to the Closing. As of December 31, 2023, we had $23.9 million outstanding debt, of which $14.9 million was related party debt and $9 million was outstanding under our working capital facility. The related party debt is held by our founder and certain of our founder’s affiliates and currently matures on June 30, 2024. Under the terms of the Business Combination Agreement, at the Closing, the related party debt will be converted into New Plum Common Shares at a price of $10.00 per share. Our working capital facility matured May 15, 2023 and the maturity date was not formally extended and the facility is technically in default. The working capital facility is fully guaranteed and collateralized by an affiliate of our CEO. The Company has requested and is in discussions with the lender regarding an extension. Based on these discussions and verbal assurance from the lender, the Company is confident that the facility will be extended and that the Company will be able to refinance the facility. While the lender has not issued a notice of default nor commenced any enforcement action against the Company or the guarantor, or communicated an intent to do so, there can be no assurance the lender will not do so in the future.

On December 20, 2023, we signed a placement agent agreement with Capital Link International covering the private placement of up to $125 million face amount of 6.5% medium-term notes that would mature in August 2030. Closing of the offering is subject to customary closing conditions including legal and financial due diligence. We expect the offering to close in the second quarter of 2024.

The Company believes that it has sufficient liquidity to fund its operations for the next 12 months through its cash on hand and, the $5 million remaining available for borrowing under the working capital facility. The Company expects that the related party debt will be either converted into equity at Closing or the maturity date will be further extended. The Company is in discussion with the lender under its working capital facility and anticipates, based on these discussions that it will be able to refinance the facility. Furthermore, the Company intends to sell up to an additional $10 million of shares of Series A-2 Preferred Stock prior to the Closing, is also in discussions with other equity and lending sources and believes it will generate additional cash flow from its business operations.

While the Company has historically been able to raise financing, there can be no assurance as to the availability or terms upon which such financing and capital might be available. Failure to generate sufficient cash flows from operations, raise additional capital or reduce certain discretionary spending would have a material adverse effect on the Company’s ability to achieve its intended business objectives.

Our liquidity needs will be dependent both on the performance of our business and on the amount of proceeds we realize through the Business Combination. If we do not realize sufficient proceeds from the Business Combination to carry out our business plan or if our business does not perform as we expect, we may be required to pursue additional financing or take other measures to improve our liquidity. See “Risk Factors — Veea may require substantial additional funding to finance our operations, but adequate additional financing may not be available when we need it, on acceptable terms or at all.”

Comparison of the Years Ended December 31, 2023 and 2022

The following table shows Veea’s cash flows provided by (used in) operating activities, investing activities and financing activities for the stated periods:

	Year ended December 31, 2023	Year ended December 31, 2022	Variance
Operating activities	$(12,652,360)	$(22,025,362)	$9,372,732
Investing activities	(155,054)	(249,264)	94,210
Financing activities	18,573,694	21,525,000	(2,951,306)

Operating Activities

Net cash used in operating activities for the year ended December 31, 2023 was $13 million compared to $22 million for the year ended December 31, 2022, an increase of $9.4 million. The increase was primarily due to the license of AdEdge™.

Investing Activities

Net cash used in investing activities for the year ended December 31, 2023 decreased by $0.1 from the year ended December 31, 2022. The decrease was immaterial and related primarily to the purchase of intangibles.

Financing Activities

Net cash provided by financing activities for the year ended December 31, 2023 was $18.6 million compared to $21.5 million for the year ended December 31, 2022, a decrease of $2.9 million. The decrease was due to (1) a repayment of debt and (2) a decrease in the issuance of convertible notes that was offset by an increase in the issuance of third-party debt.

Off-Balance Sheet Arrangements

We did not have over the past three fiscal years, and we currently do not have, any off-balance sheet arrangements as defined in the rules and regulations of the SEC. To the extent we have any contingent assets or liabilities, these have been captured and audited within the accompanying consolidated financial statements.

Critical Accounting Estimates

The preparation of financial statements in conformity with GAAP requires Veea’s management to make estimates and assumptions that affect the reported amount of assets and liabilities, the disclosure of contingent assets and liabilities and the reported amounts of revenue and expenses during the reported periods. Other than valuation of inventory, Veea does not currently have any critical accounting estimates that could have a material impact on their financial statements. Veea has other key accounting policies, which involve the use of estimates, judgments and assumptions that are significant to understanding its results, which are described in Note 3 to Veea’s consolidated financial statements as of and for the years ended December 31, 2023 and 2022 appearing elsewhere in this proxy statement/prospectus.

Revenue Recognition

The Company recognizes revenue based on the satisfaction of distinct obligations to transfer goods and services to customers. The Company generates revenue from hardware sales and the sale of licenses and subscriptions. The Company applies a five-step approach as defined in ASC 606, Revenue from Contracts with Customers, in determining the amount and timing of revenue to be recognized: (1) identify the contract with a customer; (2) identify the performance obligations in the contract; (3) determine the transaction price; (4) allocate the transaction price to the performance obligations in the contract; and (5) recognize revenue when a corresponding performance obligation is satisfied. Most contracts with customers are to provide distinct products or services within a single contract. However, if a contract is separated into more than one performance obligation, the total transaction price is allocated to each performance obligation in an amount based on the estimated relative standalone selling price.

The Company earns revenue from the sale of its VeeaHub® devices, licenses and subscriptions. The Company generated revenue of $9,072,130 and $224,052 for the years ended December 31, 2023 and 2022, respectively. Other than $9 million of revenue generated from the license of AdEdge™ in 2023, revenue has been immaterial for all periods presented and represented revenue earned from paid pilots for our VeeaHub® devices.

For licenses of technology, recognition of revenue is dependent upon whether the Company has delivered rights to the technology, and whether there are future performance obligations under the contract. Revenue from non-refundable upfront payments is recognized when the license is transferred to the customer and the Company has no other performance obligations. Revenue for licenses delivered under a subscription model having terms between one and twelve-months are recognized over-time. Subscription revenue is generated through sales of monthly subscriptions. Customers pay in advance for the licenses and subscriptions. Revenue is initially deferred and is recognized using the straight-line method over the term of the applicable subscription period.

Revenue from hardware sales is recognized at a point-in-time, which is generally at the point in time when products have been shipped, right to payment has been obtained and risk of loss has been transferred. Certain of the Company’s product performance obligations include proprietary operating system software, which typically is not considered separately identifiable. Therefore, sales of these products and the related software are considered one performance obligation.

Revenue from all sale types is recognized at the transaction price, the amount management expects to be entitled to in exchange for transferring goods or providing services. Transaction price is calculated as selling price net of variable consideration which may include estimates for future returns, price protection, warranties, and other customer incentive programs based upon the Company’s expectation and historical experience.

The Company contracts with customers under non-cancellable arrangements. While customers, including resellers, may cancel master purchase agreements under certain circumstances, customers may not cancel or modify purchase orders placed under the terms of such master purchase agreements. Each purchase order is therefore a contract with the customer, i.e., the purchase of a quantity of any given, single product; further, purchase orders do not commit the customer to purchase any further volumes over time. Contract modifications do not carry revenue recognition implications as no revenue is recognized until control over products, or intellectual property, as applicable, has transferred to the customer.

The Company has service arrangements where net sales are recognized over time. These arrangements include a variety of post-contract support service offerings, which are generally recognized over time as the services are provided, including maintenance and support services, and professional services to help customers maximize their utilization of deployed systems.

A contract liability for deferred revenue is recorded when consideration is received or is unconditionally due from a customer prior to transferring control of goods or services to the customer under the terms of a contract. Deferred revenue balances typically result from advance payments received from customers for product contracts or from billings in excess of revenue recognized on services arrangements.

Inventory Valuation

The Company values inventory at the lower of cost or net realizable value. Cost is computed using standard cost which approximates actual cost on a first-in, first-out basis. At each reporting period, the Company assesses the value of its inventory and writes down the cost of inventory to its net realizable value if required, for estimated excess or obsolescence. Factors influencing these adjustments include changes in future demand forecasts, market conditions, technological changes, product life cycle and development plans, component cost trends, product pricing, physical deterioration, and quality issues. The write down for excess or obsolescence is charged to the provision for inventory, which is a component of Cost of goods sold in the Company’s consolidated statements of operations and comprehensive loss. At the point of the loss recognition, a new, lower cost basis for that inventory is established, and subsequent changes in facts and circumstances do not result in the restoration or increase in that newly established cost basis.

Due to the judgmental nature of inventory valuation, we may from time to time be required to adjust our assumptions as processes change and as we gain better information. Although we continue to refine the assumptions, described above, on which we base our estimates, we cannot be sure that our estimates are accurate indicators of future events. Accordingly, future adjustments may result from refining these estimates. Such adjustments may be significant.

Goodwill

Goodwill represents the excess of the aggregate purchase consideration over the fair value of the net assets acquired. Goodwill is reviewed for impairment on an annual basis, or more frequently if events or changes in circumstances indicate that the carrying amount of goodwill may be impaired. In conducting its annual impairment test, the Company first reviews qualitative factors to determine whether it is more likely than not that the fair value of the reporting unit is less than its carrying amount. If factors indicate that the fair value of the reporting unit is less than its carrying amount, the Company performs a quantitative assessment, and the fair value of the reporting unit is determined by analyzing the expected present value of future cash flows. If the carrying value of the reporting unit continues to exceed its fair value, the fair value of the reporting unit’s goodwill is calculated and an impairment loss equal to the excess is recorded. The Company’s goodwill was recorded in connection with an acquisition consummated in June 2018. The Company considers goodwill to have an indefinite life and is not amortized.

Impairment of Long-Lived Assets

Long-lived assets with finite lives consist primarily of property and equipment, operating lease right-of-use assets, and intangible assets which are reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. Recoverability of assets to be held and used is measured by a comparison of the carrying amount of an asset to the undiscounted future net cash flows expected to be generated by the asset. If the carrying amount of an asset exceeds its estimated future undiscounted cash flows, an impairment charge is recognized by the amount by which the carrying amount of the asset exceeds the fair value of the asset.

Stock-Based Compensation

The Company accounts for stock-based compensation expense in accordance with ASC 718, Compensation-Stock Compensation (“ASC 718”). The Company measures and recognizes compensation expense for all stock-based awards based on estimated fair values on the date of the grant, recognized over the requisite service period. For awards that vest solely based on a service condition, the Company recognizes stock-based compensation expense on a straight-line basis over the requisite service period. The Company accounts for forfeitures as they occur.

Warrants

The Company accounts for Warrants as either equity-classified or liability-classified instruments based on an assessment of the warrant’s specific terms and applicable authoritative guidance in ASC 480, Distinguishing Liabilities from Equity (“ASC 480”) and ASC 815, Derivatives and Hedging (“ASC 815”). The assessment considers whether the Warrants are freestanding financial instruments pursuant to ASC 480, meet the definition of a liability pursuant to ASC 480, and whether the Warrants meet all of the requirements for equity classification under ASC 815, including whether the Warrants are indexed to the Company’s own Ordinary Shares and whether the Warrant holders could potentially require “net cash settlement” in a circumstance outside of the Company’s control, among other conditions for equity classification. This assessment, which requires the use of professional judgment, is conducted at the time of Warrant issuance and as of each subsequent quarterly period end date while the Warrants are outstanding.

For issued or modified Warrants that meet all of the criteria for equity classification, the Warrants are required to be recorded as a component of additional paid-in capital at the time of issuance. For issued or modified Warrants that do not meet all the criteria for equity classification, the Warrants are required to be recorded at their initial fair value on the date of issuance, and at their fair value on each balance sheet date thereafter. Changes in the estimated fair value of the Warrants are recognized as a non-cash gain or loss in the Company’s consolidated statements of operations.

Commitments and Contingencies

In connection with the Business Combination, Veea agreed to pay certain legal expenses contingent upon the closing of the Business Combination. As of December 31, 2023, the amount of the deferred fees totaled approximately $104,000.

Recent Accounting Pronouncements

A discussion of recent accounting pronouncements applicable to Veea is described in Note 3, Summary of Significant Accounting Policies, in the Notes to Consolidated Financial Statements contained elsewhere in this proxy statement/prospectus.

Emerging Growth Company Status

Veea expects to be an emerging growth company as defined in the JOBS Act. The JOBS Act permits companies with emerging growth company status to take advantage of an extended transition period to comply with new or revised accounting standards, delaying the adoption of these accounting standards until they would apply to private companies. Veea has elected to use this extended transition period to enable it to comply with new or revised accounting standards that have different effective dates for public and private companies until the earlier of the date it (i) is no longer an emerging growth company or (ii) affirmatively and irrevocably opts out of the extended transition period provided in the JOBS Act. As a result, Veea’s financial statements may not be comparable to companies that comply with the new or revised accounting standards as of public company effective dates.

In addition, Veea intends to rely on the other exemptions and reduced reporting requirements provided by the JOBS Act. Subject to certain conditions set forth in the JOBS Act, if, as an emerging growth company, Veea intends to rely on such exemptions, it is not required to, among other things: (i) provide an auditor’s attestation report on our system of internal controls over financial reporting pursuant to Section 404(b) of the Sarbanes-Oxley Act; (ii) provide all of the compensation disclosure that may be required of non-emerging growth public companies under the Dodd-Frank Wall Street Reform and Consumer Protection Act; (iii) comply with any requirement that may be adopted by the Public Company Accounting Oversight Board regarding mandatory audit firm rotation or a supplement to the auditor’s report providing additional information about the audit and the financial statements (auditor discussion and analysis); and (iv) disclose certain executive compensation-related items such as the correlation between executive compensation and performance and comparisons of the Chief Executive Officer’s compensation to median employee compensation.

Veea will remain an emerging growth company under the JOBS Act until the earliest of (i) the last day of its first fiscal year following the fifth anniversary of the closing of the Plum Acquisition Initial Public Offering, (ii) the last date of our fiscal year in which it has total annual gross revenue of at least $1.235 billion, (iii) the date on which it is deemed to be a “large accelerated filer” under the rules of the SEC with at least $700.0 million of outstanding securities held by non-affiliates or (iv) the date on which it have issued more than $1.0 billion in non-convertible debt securities during the previous three-years.

Quantitative and Qualitative Disclosures About Market Risks

Foreign Exchange Risk

The currency of the primary economic environment in which the operations of the Company and its U.S. subsidiaries are conducted is the United States dollar (“USD”). Accordingly, the Company and all of its U.S. subsidiaries use USD as their functional currency.

Transaction gains and losses that arise from exchange rate fluctuations on transactions denominated in a currency other than the functional currency are included in the results of operations as incurred. Foreign currency transaction gain (loss), mainly related to intercompany loans to the UK denominated in British Pound Sterling and intercompany agreements with our French subsidiary denominated in Euros, are included in other comprehensive gain (loss).

Our financial results could be affected by changes in foreign currency exchange rates, although foreign exchange risks have not been material to our financial position or results of operations to date. We prepared a sensitivity analysis to determine the impact of hypothetical changes foreign currency exchange rates have on our results of operations. The foreign currency rate analysis assumed a movement in the British Pound Sterling by 10% relative to the U.S. Dollar on our results. Based upon the results of this analysis, a 10% change in the British Pound Sterling would have resulted in an increase or decrease in our earnings for the year ended December 31, 2023 of approximately $0.1 million. Changes in the Euro have not been material to our financial position or results of operations to date.

Interest Rate and Debt Risk

Not applicable

MANAGEMENT OF New Plum FOLLOWING THE BUSINESS COMBINATION

Executive Officers and Directors After the Business Combination

Upon the consummation of the Business Combination, the business and affairs of New Plum will be managed by or under the direction of the New Plum Board.

The following table sets forth the name, age and position of each of the expected directors and executive officers of New Plum upon consummation of the Business Combination:

Name	Age	Position
Executive Officers
Allen Salmasi	69	Chief Executive Officer, Chairman of the Board
Janice K. Smith	62	Chief Operating Officer
Mark Tubinis	64	Chief Commercial Officer
Jeff Friedman	61	Chief Financial Officer

Non-Executive Directors
Michael Salmasi	45	Director Nominee
Douglas Maine	75	Director Nominee
Kanishka Roy	48	Director

____________

(1)      Member of nominating and corporate governance committee.

(2)      Member of compensation committee.

(3)      Member of audit committee.

Information regarding the executive officers and directors following the Business Combination is set forth below:

Executive Officers

Allen Salmasi is the Chairman and CEO at Veea. Prior to co-founding Veea in 2014, Mr. Salmasi was the Chairman, Chief Executive Officer and President of NextWave Telecom Inc. and, its spin-off, NextWave Wireless Inc. (“NextWave”), a San Diego-based company that he founded in 1996. In partnership with MCI Communications Corporation, NextWave developed and substantially implemented the first Mobile Virtual Network Operator (“MVNO”) service in the US. NextWave also acquired substantial spectrum assets in the US and other countries between 1996 and 2007. NextWave Telecom was acquired by Verizon in 2005 and, its spin-off, NextWave Wireless was acquired by AT&T in 2013. NextWave, through its wholly owned subsidiaries, also pioneered several products and technologies that were acquired at various times such as an all IP-based packet-switched wireless broadband network equipment and devices based on TD-CDMA and OFDMA waveforms (4G/5G) as well as mobile media and streaming software platform that was adopted by Google for Android devices. During 2000s, its TD-CDMA was deployed in Eastern Europe as a “wireless Internet” network by Deutsche Telekom and in New York metro area, with an upgrade to 4G LTE as a public safety network after 9/11 (“NYCWiN”) with Northrop Grumman. Beginning 1988, at Qualcomm Incorporated, he served in various positions as the first President of its wireless business division (QCT), Chief Strategy Officer and a member of the Board of Directors, where he initiated and led the business development activities for the first digital cellular products, including its chipset and handset developments and production, based on Code Division Multiple Access (“CDMA”) technology, which became the first global wireless standard as 3G and gave birth to smartphones. Prior to Qualcomm, from 1983 to 1988, Mr. Salmasi was the Chief Executive Officer and President of Omninet Corporation, which developed and launched OmniTRACS product and services in 1985. As the first large scale commercial application of spread spectrum communications incorporating CDMA, OmniTRACS became the world’s first and largest commercial terrestrial mobile satellite communications service for two-way messaging, SCADA (IoT) and position reporting service. Omninet entered into a contract with Qualcomm, immediately after its formation in 1985, to manufacture OmniTRACS and then merged with Qualcomm in 1988. He holds two Bachelor of Science degrees with honors in Electrical Engineering and Business Management and Economics from Purdue University and two Master of Science degrees in Electrical Engineering and Applied Mathematics from Purdue University and the University of Southern California, respectively.

Janice K. Smith is our Chief Operating Officer. Ms. Smith joined Veea in 2018. From February 2014 to June 2018, Ms. Smith was Chief Administrative Officer of NLabs Inc., an affiliate of Veea. Prior to joining NLabs, Ms. Smith was SVP, Chief Risk Officer and Head of Governmental Affairs for Overseas Ship holding Group, Inc., the former largest NYSE-listed crude oil and petroleum product transportation company, where she was responsible for the enterprise risk management function, establishing and executing legislative agenda, including management of the firm’s “PAC” and supervising outside lobbyists. Prior to OSG, Ms. Smith was a corporate partner in the New York office of global law firm Proskauer Rose where her practice focused on mergers and acquisitions, corporate finance and securities law transactions. Ms. Smith holds a BBA from Iona College, a JD from Fordham Law School and a Business Certificate from Columbia University.

Mark Tubinis is our Chief Commercial Officer. Mr. Tubinis joined Veea in 2020. He is a seasoned technology executive recognized for building and managing global product and services organizations. He has broad experience in virtualized and cloud-based fixed and mobile service delivery (voice, video, data and IoT), and has worked in engineering management, product management, business development, and strategic planning and partnering over his career. He served as SVP of SeaChange International, an OTC-listed supplier of video delivery software, from October 2016 to January 2019; as the Chairman of the Board of Airfusion, a private AI driven data analytics company, from 2016 to 2020; and as a director of Classco, Inc., a specialist in Calling Line ID technologies, from 1996 to 2019. Since 2022, he has served as an advisor of zTouch, LLC, a private AI based network optimization and automation company. At Alcatel-Lucent (via acquisition of WaterCove Networks), Cedar Point Communications, Savant, SeaChange International and now Veea, Mr. Tubinis enjoys working with industry thought leaders to deliver innovative, award winning solutions. Mr. Tubinis holds an MSEE/Computer Engineering and Communications from Massachusetts Institute of Technology (MIT) and a BSEE from Boston University.

Jeffrey Friedman serves as CFO at Veea. Mr. Friedman joined Veea in 2021. He is a seasoned executive having previously been CFO at Hickey & Associates from August 2020 to June 2021 and Savi Technology from October 2017 to January 2020 and also COO at Pherson Associates from December 2009 to September 2017. At Veea, he is responsible for all finance and accounting functions and is focused on leading the company growth financing strategy. Mr. Friedman was a Founding Partner and Managing Director of Monumental Venture Partners, an early stage venture capital firm, with notable exits including Telverse Communications (acquired by Level 3), Cinea (acquired by Dolby), and Digital Sandbox (acquired by Haystax Technology). Mr. Friedman was at MCI in various financial management roles including Corporate Venture Capital, Mergers & Acquisitions, and Financial Planning & Analysis. Mr. Friedman has a BA in Economics from the University of Virginia and an MBA in Finance from The George Washington University.

Non-Executive Directors

Michael Salmasi is expected to serve as a member of the board of directors of New Plum following the consummation of the Business Combination. Michael Salmasi is a co-founder of Veea Inc. and has served on its board of directors since its inception. Michael has also served as CEO of Veea Solutions Inc., a subsidiary of Veea Inc., since 2013. In this role, Mr. Salmasi plays a leading role in a variety of initiatives and engages with the company’s business partners to deliver edge computing solutions to customers in a range of projects, including Smart Retail, Smart Buildings, and Smart Agriculture. Prior to co-founding Veea Inc., Mr. Salmasi worked at UBS Financial Services from 2009 to 2012. Mr. Salmasi holds a Master of Business Administration from New York University Stern School of Business.

Douglas Maine is expected to serve as a member of the board of directors of New Plum following the consummation of the Business Combination. Mr. Maine joined International Business Machines Corporation (“IBM”) in 1998 as Chief Financial Officer following a 20-year career with MCI (now part of Verizon) where he was Chief Financial Officer from 1992-1998. He was named General Manager of ibm.com in 2000 and General Manager, Consumer Products Industry in 2003 and retired from IBM in 2005. Mr. Maine previously served as a director of the following public companies: Acreage Holdings from 2018-2023; Albemarle Corporation from 2015 to 2020, Orbital-ATK, Inc. from 2006-2017, BroadSoft, Inc. from 2006-2017 and Rockwood Holdings, Inc. from 2005-2015. Maine is a former two-term member of the Standing Advisory Group of the Public Company Accounting Oversight Board. Mr. Maine holds a BS from Temple University and an MBA from Hofstra University. Mr. Maine is also a Columbia Business School Executive in Residence.

Kanishka Roy is expected to serve as a member of the board of directors of New Plum following the consummation of the Business Combination. Please refer to his biography in “Information About Plum — Directors and Executive Officers.”

Effective from the consummation of the Business Combination, the New Plum Board will consist of seven directors and will be a classified Board with three classes of directors, with each initial Class I director having a term that expires at New Plum’s annual meeting of stockholders in 2025, each initial Class II director having a term that expires at New Plum’s annual meeting of stockholders in 2026 and each initial Class III director having a term that expires at New Plum’s annual meeting of stockholders in 2027, or when such directors’ successors have been duly elected and qualified, or upon such directors’ earlier death, resignation, retirement or removal. All directors elected at annual meetings of stockholders following the effectiveness of the Proposed Charter will not be classified and instead will be elected for terms expiring at the next annual meeting of stockholders or until the election and qualification of their respective successors in office, subject to their earlier death, resignation or removal.

When considering whether directors and director nominees have the experience, qualifications, attributes and skills, taken as a whole, to enable the New Plum Board to satisfy its oversight responsibilities effectively in light of its business and structure, the New Plum Board expects to focus primarily on each person’s background and experience as reflected in the information discussed in each of the directors’ individual biographies set forth above in order to provide an appropriate mix of experience and skills relevant to the size and nature of its business.

Director Independence

As a result of the New Plum Common Stock being listed on Nasdaq following consummation of the Business Combination, it will be required to comply with the applicable rules of such exchange in determining whether a director is independent. Prior to the completion of the Business Combination, the New Plum Board undertook a review of the independence of the individuals named above and have determined that each Douglas Maine and Kanishka Roy qualify as “independent” as defined under the applicable Nasdaq rules. Immediately following the Closing, the Post-Closing Board will appoint at least two additional independent directors and two other directors to the New Plum Board. As such, the New Plum Board will consist of a majority of “independent directors,” as defined under the rules of the SEC and Nasdaq relating to director independence requirements. In addition, New Plum will be subject to the rules of the SEC and Nasdaq relating to the membership, qualifications and operations of the audit committee, as discussed below.

Board Committees

The New Plum Board will direct the management of its business and affairs, as provided by Delaware law, and will conduct its business through meetings of the board of directors and standing committees. New Plum will have a standing audit committee, compensation committee and nominating and corporate governance committee, each of which will operate under a written charter.

In addition, from time to time, special committees may be established under the direction of the New Plum Board when the New Plum Board deems it necessary or advisable to address specific issues. Following the Business Combination, current copies of New Plum’s committee charters will be posted on its website, www.veea.com, as required by applicable SEC and Nasdaq rules. The information on or available through any of such website is not deemed incorporated in this proxy statement/prospectus and does not form part of this proxy statement/prospectus.

Audit Committee

Upon the consummation of the Business Combination, New Plum’s audit committee will consist of three (3) members that will include Douglas Maine. Immediately following the Closing, the Post-Closing Board will appoint two additional independent director to the audit committee. The New Plum Board has determined that each of these individuals meets the independence requirements of the Sarbanes-Oxley Act of 2002, as amended, or the Sarbanes-Oxley Act, Rule 10A-3 under the Exchange Act and the applicable listing standards of Nasdaq. Each member of New Plum’s audit committee meets the requirements for financial literacy under the applicable Nasdaq rules. In arriving at this determination, the board has examined each audit committee member’s scope of experience and the nature of their prior and/or current employment.

The New Plum Board has determined that Douglas Maine qualifies as an audit committee financial expert within the meaning of SEC regulations and meets the financial sophistication requirements of Nasdaq rules. In making this determination, the New Plum Board has considered Douglas Maine’s formal education and previous and current experience in financial and accounting roles. Both New Plum’s independent registered public accounting firm and management periodically will meet privately with New Plum’s audit committee.

The audit committee’s responsibilities are expected to include, among other things:

•        appointing, compensating, retaining, evaluating, terminating and overseeing New Plum’s independent registered public accounting firm;

•        discussing with New Plum’s independent registered public accounting firm their independence from management;

•        reviewing with New Plum’s independent registered public accounting firm the scope and results of their audit;

•        setting the compensation of the independent auditor;

•        pre-approving all audit and permissible non-audit services to be performed by New Plum’s independent registered public accounting firm;

•        overseeing the financial reporting process and discussing with management and New Plum’s independent registered public accounting firm the interim and annual financial statements that New Plum files with the SEC;

•        reviewing and monitoring New Plum’s accounting principles, accounting policies, financial and accounting controls and compliance with legal and regulatory requirements;

•        establishing policies regarding the hiring of employees or former employees of the independent auditor;

•        preparing the audit committee report required by SEC rules;

•        discussing generally the type and presentation of information to be disclosed in New Plum’s earnings press releases;

•        reviewing and discussing with New Plum’s management and independent auditor New Plum’s quarterly financial statements;

•        coordinating the New Plum Board’s oversight of New Plum’s internal controls over financial reporting, disclosure controls and procedures and code of business conduct and ethics;

•        coordinating the New Plum Board’s oversight of the performance of New Plum’s internal audit function;

•        discussing New Plum’s policies with respect to risk assessment and risk management, including guidelines and policies to govern the process by which New Plum’s exposure to risk is handled;

•        reviewing and discussing with management New Plum’s major risk exposures, including financial, operational, privacy and cybersecurity, competition, legal, regulatory, compliance and reputational risks, and the steps New Plum takes to prevent, detect, monitor and actively manage such exposures;

•        establishing policies regarding the hiring of employees or former employees of the independent auditor;

•        establishing procedures for (i) the receipt, retention and treatment of complaints received by New Plum regarding accounting, internal accounting controls or auditing matters; and (ii) the confidential, anonymous submission by employees of New Plum of concerns regarding questionable accounting or auditing matters;

•        reviewing New Plum’s policies and procedures for reviewing and approving “related party transactions”;

•        discussing with New Plum’s General Counsel (i) any legal matters that may have a material impact on New Plum’s financial statements, accounting policies, compliance with applicable laws and regulations and (ii) any material reports, notices or inquiries received from regulators or governmental agencies; and

•        reviewing and approving New Plum’s entry into swaps and adopting and reviewing annually a policy related to New Plum’s use of non-financial end-user exception, to the extent applicable.

The composition and function of the audit committee will comply with applicable requirements of the Sarbanes-Oxley Act, SEC rules and regulations and Nasdaq listing rules.

Compensation Committee

Immediately following the Closing, the Post-Closing Board will appoint up to three directors to the compensation committee. It is expected that each of is “independent” as defined under the applicable listing standards of Nasdaq and SEC rules and regulations. The compensation committee’s responsibilities are expected to include, among other things:

•        reviewing and approving corporate goals and objectives relevant to the compensation of New Plum’s Chief Executive Officer, evaluating the performance of New Plum’s Chief Executive Officer in light of these goals and objectives and setting or making recommendations to the New Plum Board regarding the compensation of New Plum’s Chief Executive Officer;

•        reviewing and setting or making recommendations to the New Plum Board regarding the compensation of New Plum’s other executive officers;

•        reviewing and setting or making recommendations to the New Plum Board regarding the compensation of New Plum’s senior executives;

•        making recommendations to the New Plum Board regarding the compensation of New Plum’s directors;

•        reviewing and approving or making recommendations to the New Plum Board regarding New Plum’s incentive compensation and equity-based plans and arrangements;

•        exercising all rights, authority and functions of the New Plum Board under all of New Plum’s stock option, stock incentive, employee stock purchase and other equity-based plans, including without limitation, the authority to interpret the terms thereof, to grant options thereunder and to make stock awards thereunder;

•        reviewing and discussing annually with management our “Compensation Discussion and Analysis” disclosure if and to the extent then required by SEC rules;

•        preparing the compensation committee report if and to the extent then required by SEC rules; and

•        appointing and overseeing any compensation consultants, legal counsel or other advisors.

The composition and function of its compensation committee will comply with all applicable requirements of the Sarbanes-Oxley Act, SEC rules and regulations and Nasdaq listing rules.

Nominating and Corporate Governance Committee

Immediately following the Closing, the Post-Closing Board will appoint up to three directors to the nominating and corporate governance committee. It is expected that each of the majority will be “independent” as defined under the applicable listing standards of Nasdaq and SEC rules and regulations.

The nominating and corporate governance committee’s responsibilities are expected to include, among other things:

•        identifying individuals qualified to become members of the New Plum Board, consistent with criteria approved by the New Plum Board;

•        recommending to the New Plum Board the nominees for election to the New Plum Board at annual meetings of New Plum’s stockholders;

•        approving the criteria for selecting nominees for directors to New Plum;

•        retaining and terminating any search firm to be used to identify director nominees, including authority to approve search firm’s fees and other retention terms;

•        reviewing the composition of each committee of the New Plum Board and making recommendations to the New Plum Board for changes or rotation of committee members, the creation of additional committees and changes to committee charters;

•        developing and recommending to the New Plum Board a set of corporate governance guidelines;

•        reviewing the New Plum Board’s leadership structure;

•        overseeing an evaluation of the New Plum Board and its committees; and

•        overseeing a review of the New Plum Board on succession planning for executive officers.

Compensation Committee Interlocks and Insider Participation

None of the intended members of New Plum’s compensation committee has ever been an executive officer or employee of New Plum. None of New Plum’s executive officers currently serve, or have served during the last completed fiscal year, on the compensation committee or board of directors of any other entity that has one or more executive officers that will serve as a member of the New Plum Board or compensation committee.

Role of the New Plum Board in Risk Oversight/Risk Committee

Upon the consummation of Business Combination, one of the key functions of the New Plum Board will be informed oversight of New Plum’s risk management process. The New Plum Board does not anticipate having a standing risk management committee, but rather anticipates administering this oversight function directly through the New Plum Board as a whole, as well as through various standing committees of the New Plum Board that address risks inherent in their respective areas of oversight. For example, the New Plum audit committee will be responsible for overseeing the management of risks associated with New Plum’s financial reporting, operational, privacy and cybersecurity, competition, legal, regulatory, compliance and reputational matters; and New Plum’s compensation committee will oversee the management of risks associated with our compensation policies and programs.

Oversight of Cybersecurity Risks

New Plum will face a number of risks, including cybersecurity risks and those other risks described under the section titled “Risk Factors” included in this proxy statement/prospectus. The audit committee will be responsible for overseeing the steps management has taken with respect to cybersecurity risk exposure. As part of this oversight, the audit committee will receive regular reports from management of New Plum on cybersecurity risk exposure and the actions management has taken to limit, monitor or control such exposures at its regularly scheduled meetings. Management will work with third party service providers to maintain appropriate controls. We believe this division of responsibilities is the most effective approach for addressing New Plum’s cybersecurity risks and that the New Plum Board leadership structure supports this approach.

Limitation on Liability and Indemnification of Directors and Officers

The Proposed Charter, which will be effective upon consummation of the Business Combination, contains provisions that limit the liability of New Plum’s directors and officers for damages to the fullest extent permitted by Delaware law. Consequently, New Plum’s directors will not be personally liable to New Plum or its stockholders for monetary damages for breach of fiduciary duty as a director, and New Plum’s officers will not be personally liable to New Plum’s stockholders for monetary damages for breach of fiduciary duty as a officer, in each case except for any liability for:

•        any breach of the director’s or officer’s duty of loyalty to New Plum or its stockholders;

•        any act or omission not in good faith or which involves intentional misconduct or a knowing violation of law;

•        any transaction from which the director or officer derived an improper personal benefit; and

•        an illegal dividend, stock repurchase or Redemption under Section 174 of the DGCL.

The Proposed Charter requires New Plum to indemnify and advance expenses to, to the fullest extent permitted by applicable law, its directors, officers and agents. New Plum plans to maintain a directors’ and officers’ insurance policy pursuant to which New Plum’s directors and officers are insured against liability for actions taken in their capacities as directors and officers. Finally, the Proposed Charter prohibits any retroactive changes to the rights or protections or increasing the liability of any director in effect at the time of the alleged occurrence of any act or omission to act giving rise to liability or indemnification.

In addition, New Plum will enter into separate indemnification agreements with New Plum’s directors and officers. These agreements, among other things, require New Plum to indemnify its directors and officers for certain expenses, including attorneys’ fees, judgments, fines and settlement amounts incurred by a director or officer in any action or proceeding arising out of their services as one of New Plum’s directors or officers or any other company or enterprise to which the person provides services at New Plum’s request.

We believe these provisions in the Proposed Charter are necessary to attract and retain qualified persons as directors and officers for New Plum following the completion of the Business Combination.

Corporate Governance Guidelines and Code of Business Conduct

The New Plum Board will adopt Corporate Governance Guidelines that address items such as the qualifications and responsibilities of its directors and director candidates and corporate governance policies and standards applicable. In addition, the New Plum Board will adopt a Code of Business Conduct and Ethics that applies to all of its employees, officers and directors, including its Chief Executive Officer, Chief Financial Officer and other executive and senior financial officers. The full text of New Plum’s Corporate Governance Guidelines and its Code of Business Conduct and Ethics will be posted on the Corporate Governance portion of New Plum’s website at www.veea.com. Information contained on or accessible through New Plum’s website is not a part of this proxy statement/prospectus, and the inclusion of New Plum’s website address in this proxy statement/prospectus is an inactive textual reference only. New Plum intends to make any legally required disclosures regarding amendments to, or waivers of, provisions of its code of ethics on its website rather than by filing a Current Report on Form 8-K.

VEEA EXECUTIVE OFFICER AND DIRECTOR COMPENSATION

This section discusses the material components of the executive compensation program for Veea’s executive officers who are named in the “2022 Summary Compensation Table” below. As an “emerging growth company,” as such term is defined under the JOBS Act, Veea is not required to include a Compensation Discussion and Analysis section and has elected to comply with the scaled disclosure requirements applicable to an emerging growth company. Unless the context otherwise requires, all references in this section to “we,” “our,” “us,” and the “Company” refer to Veea prior to the consummation of the proposed Business Combination and to New Plum and its subsidiaries after the proposed Business Combination. This discussion may contain forward-looking statements that are based on Veea’s current plans, considerations, expectations and determinations regarding future compensation programs. The actual compensation programs that New Plum will adopt may differ materially from the current or the currently planned programs that are summarized in this discussion.

Executive Compensation Summary

We have also included the material elements of compensation awarded to, earned by or paid to other officers of the company that may be named executive officers of the Business Combination. Together, these officers are referred to as our “named executive officers” or “NEOs.”

Other than as set forth in the table and described more fully below, during the fiscal year ended December 31, 2023, Veea did not pay any fees to, make any equity awards or non-equity awards to, or pay any other compensation to the named executive officers. The compensation reported in this summary compensation table below is not necessarily indicative of how we will compensate our named executive officers in the future. In connection with the Business Combination, each of our NEOs will enter into a new employment agreement with New Plum, which agreements may provide for increased base salaries and target annual bonus opportunities. We expect that we will continue to review, evaluate and modify our compensation framework as a result of becoming a publicly-traded company, and our compensation program following the consummation of the Business Combination could vary significantly from our historical practices.

Summary Compensation Table

Name and Principal Position	Year	Salary ($)	Bonus ($)	Equity Awards ($)	All Other Compensation ($)	Total ($)
Allen Salmasi	2023	—	—	—	—	—
Chief Executive Officer	2022	—	—	—	—	—

Janice K. Smith	2023	250,838	500	—	—	251,338
Chief Operating Officer	2022	311,289	—	241,002	—	552,291

Mark Tubinis	2023	210,708	500	—	—	211,208
Chief Commercial Officer	2022	221,250	—	44,237	—	265,487

Existing NEO Employment Agreements

Allen Salmasi, as founder and Chief Executive Officer of Veea, has largely controlled all significant decisions of Veea since its inception. Because of this unique role, Mr. Salmasi previously was not a party to an employment agreement or letter agreement with Veea, and instead his compensation was set in consultation with the Board.

On December 31, 2019, Veea entered into an offer letter with Mr. Tubinis, pursuant to which Mr. Tubinis began serving as Chief Commercial Officer. The offer letter provides for an indefinite term of employment. Pursuant to the offer letter, Mr. Tubinis was entitled to an initial annual salary of $210,000.

Ms. Smith does not have a written employment agreement with Veea.

Pursuant to their respective agreements, each of the NEOs is eligible to participate in a number of Company-sponsored benefit plans, programs and arrangements.

Outstanding Equity Awards at Fiscal Year End

The following table provides information about the number of outstanding equity awards held by each of our named executive officers as of December 31, 2023:

Name	Equity Incentive Plan Awards: Number of Unearned Units That Have Not Vested	Equity Incentive Plan Awards: Market or Payout Value of Unearned Units That Have Not Vested
Allen Salmasi	—	—
Chief Executive Officer
Janice K. Smith	115,423	83,105
Chief Operating Officer
Mark Tubinis	71,186	51,254
Chief Commercial Officer

Long Term Equity Compensation Plans

The 2014 Plan and 2018 Plan provide for grants of options and restricted stock to eligible participants. The Veea Board administers the 2014 Plan and 2018 Plan and determines the exercise, vesting and expiration period of grants under each plan. The aggregate number of shares that may be reserved for awards under the 2014 Plan and the 2018 Plan is 1,250,000 and 12,429,910, respectively. As of December 31, 2023, 0 and 5,448,661 shares were available for awards under the 2014 Plan and the 2018 Plan, respectively.

Health and Welfare Plans

Our NEOs are eligible to participate in the employee benefit plans that we offer to our employees generally, including medical, life and accidental death and dismemberment, and short- and long-term disability benefits.

Director Compensation

For the fiscal year ended December 31, 2023, Veea did not pay any compensation or make any equity awards to any directors.

New Plum’s board of directors expects to review director compensation periodically to ensure that director compensation remains competitive such that the New Plum is able to recruit and retain qualified directors. Upon the consummation of the Business Combination, New Plum will adopt a director compensation program that is designed to align compensation with its business objectives and the creation of shareholder value, while enabling New Plum to attract, retain, incentivize, and reward directors who contribute to the long-term success of New Plum.

Executive Compensation After the Business Combination

Veea intends to enter into new employment agreements with its NEOs after Closing, but has not yet finalized the terms of such agreements.

Following the consummation of the Business Combination, New Plum intends to develop an executive compensation program that is designed to align compensation with New Plum’s business objectives and the creation of stockholder value, while enabling New Plum to attract, retain, incentivize and reward individuals who contribute to the long-term success of New Plum. Decisions on the executive compensation program will be made by the Compensation Committee.

BENEFICIAL OWNERSHIP OF SECURITIES

The following table sets forth information regarding (i) the beneficial ownership of Plum Ordinary Shares as of March 31, 2024 and (ii) the expected beneficial ownership of New Plum Common Stock immediately following consummation of the Business Combination (assuming a “no Redemption” scenario and assuming a “maximum Redemption” scenario as described below) by:

•        each person known by Plum to be the beneficial owner of more than 5% of Plum’s outstanding Ordinary Shares on March 31, 2024;

•        each person known by Plum who may become the beneficial owner of more than 5% of New Plum’s outstanding common stock immediately following the Business Combination;

•        each of Plum’s current executive officers and directors;

•        each person who will become an executive officer or a director of New Plum upon consummation of the Business Combination;

•        all of Plum’s current executive officers and directors as a group; and

•        all of New Plum’s executive officers and directors as a group after the consummation of the Business Combination.

Beneficial ownership is determined according to the rules of the SEC, which generally provide that a person has beneficial ownership of a security if he, she or it possesses sole or shared voting or investment power over that security. Under those rules, beneficial ownership includes securities that the individual or entity has the right to acquire, such as through the exercise of warrants or stock options or the vesting of restricted stock units, within 60 days of March 31, 2024. Shares subject to warrants or options that are currently exercisable or exercisable within 60 days of March 31, 2024 or subject to restricted stock units that vest within 60 days of March 31, 2024 are considered outstanding and beneficially owned by the person holding such warrants, options or restricted stock units for the purpose of computing the percentage ownership of that person but are not treated as outstanding for the purpose of computing the percentage ownership of any other person. Shares underlying warrants and options of Veea listed in the table below are represented in shares of New Plum Common Stock, after giving effect to the Business Combination, including application of the Existing Holder Exchange Ratio (as defined in the Business Combination Agreement). Except as noted by footnote, and subject to community property laws where applicable, based on the information provided to Plum, Plum believes that the persons and entities named in the table below have sole voting and investment power with respect to all shares shown as beneficially owned by them.

The beneficial ownership of Plum Class A ordinary shares prior to the Business Combination is based on 11,236,002 Plum Class A ordinary shares issued and outstanding as of March 31, 2024.

The expected beneficial ownership of shares of New Plum Common Stock immediately following consummation of the Business Combination assumes two scenarios:

•        a “no Redemption” scenario where no Plum Class A ordinary shares are redeemed in connection with the Business Combination; and

•        a “maximum Redemption” scenario where all 3,255,593 Public Shares are redeemed in connection with the Business Combination.

Based on the foregoing assumptions, we estimate that there would be 35,886,426 shares of New Plum Common Stock issued and outstanding immediately following the consummation of the Business Combination in the “no Redemption” scenario, and 32,630,833 shares of New Plum Common Stock issued and outstanding immediately following the consummation of the Business Combination in the “maximum Redemption” scenario. If the actual facts are different from the foregoing assumptions, ownership figures in the combined company and the columns under Post-Business Combination in the table that follows will be different.

The following table does not reflect record of beneficial ownership of any shares of New Plum Common Stock issuable upon exercise of Public Warrants or Private Placement Warrants, as such securities are not exercisable or convertible within 60 days of March 31, 2024.

Unless otherwise indicated, Plum believes that all persons named in the table below have sole voting and investment power with respect to the voting securities beneficially owned by them.

	Beneficial Ownership of Plum Ordinary Shares		Beneficial Ownership of New Plum Common Stock After Consummation of the Business Combination
Name and Address of Beneficial Owner	Number of Shares Class A	Percentage of Plum Ordinary Shares	No Redemption Scenario		Maximum Redemption Scenario
			Number of Shares of New Plum Common Stock	Percentage of New Plum Common Stock	Number of Shares of New Plum Common Stock	Percentage of New Plum Common Stock
Plum Officers, Directors and 5% Holders Pre-Business Combination
Plum Partners LLC(1)(3)	7,980,409	71.0%	7,980,409	22.2%	7,980,409	24.5%
Kanishka Roy(1)(3)	7,980,409	71.0%	7,980,409	22.2%	7,980,409	24.5%
Mike Dinsdale(1)(3)	7,980,409	71.0%	7,980,409	22.2%	7,980,409	24.5%
Alok Sama(1)(4)	—	—	—	—	—	—
Alan Black(1)(4)	—	—	—	—	—	—
Vivian Chow(1)(4)	—	—	—	—	—	—
All Plum officers and directors as a group (5 individuals)	7,980,409	71.0%	7,980,409	22.2%	7,980,409	24.5%

Veea Officers, Directors and 5% Holders Pre-Business Combination
Allen Salmasi(5)	—	—	11,668,710	32.5%	9,356,124	35.8%
Janice K. Smith(6)	—	—	136,236	*	136,236	*
Mark Tubinis(7)	—	—	49,151	*	49,151	*
Douglas Maine(8)	—	—	44,454	*	44,454	*
Jeff Friedman(9)	—	—	32,961	*	32,961	*
Michael Salmasi			309,060	*	309,060	*
NLabs Inc.	—	—	8,882,076	24.8%	8,882,076	27.2%
Salmasi 2004 Trust	—	—	2,805,019	7.8%	2,805,019	8.6%
Korea Information and Communications Co., Ltd	—	—	1,743,979	4.9%	1,743,979	5.3%
All Veea officers and directors as a group (individuals)	—	—	12,240,573	34.1%	12,240,573	37.5%

____________

*        Less than one percent.

(1)      The address of this securityholder is 2021 Fillmore St. #2089, San Francisco, California 94115.

(2)      Interests shown consist solely of founder shares, classified as Class A ordinary shares following the conversion of Class B ordinary shares following the extraordinary meeting of shareholders held on September 13, 2023.

(3)      Plum Partners LLC is the record holder of the share reported herein. Plum Partners LLC is controlled by Ursula Burns, Kanishka Roy and Michael Dinsdale.

(4)      Does not include any shares indirectly owned by this individual as a result of his or her partnership interest in our Sponsor or its affiliates.

(5)      Includes 8,882,076 shares held or issuable upon exercise of warrants shares held by NLabs Inc., an entity controlled by Mr. Salmasi and members of his immediate family, and 2,805,019 shares held by Salmasi 2004 Trust, the trustee of which is a member of Mr. Salmasi’s immediate family, and 363,271 shares held by Mr. Salmasi’s spouse.

(6)      Includes options to purchase 78,604 shares of common stock.

(7)      Consists of options to purchase 49,151 shares of common stock.

(8)      Includes options to purchase 12,162 shares of common stock.

(9)      Consists of options to purchase 32,961 shares of common stock.

CERTAIN RELATIONSHIPS AND RELATED PERSON TRANSACTIONS

Certain Relationships and Related Person Transactions of Plum

Founder Shares

On January 13, 2021, the Sponsor paid $25,000, or approximately $0.003 per share, to cover certain offering costs in consideration for 8,625,000 Class B ordinary shares, par value $0.0001 per share (the “Founder Shares”). Up to 1,125,000 Founder Shares were subject to forfeiture to the extent that the over-allotment option was not exercised in full by the underwriter. On April 14, 2021, the underwriter partially exercised its over-allotment option buying 1,921,634 Units thus reducing the total number of share subject to forfeiture to 644,591. On May 2, 2021, the underwriter’s over-allotment option expired and 644,591 Founder Shares were forfeited to the Company.

The Sponsor and the Company’s directors and executive officers have agreed not to transfer, assign or sell any of their Founder Shares until earliest of (A) 180 days after the completion of the initial Business Combination and (B) subsequent to the initial Business Combination, (x) if the closing price of our Class A ordinary shares equals or exceeds $12.00 per share (as adjusted for share splits, share capitalizations, reorganizations, recapitalizations and the like) for any 20 trading days within any 30 trading-day period commencing at least 150 days after the initial Business Combination, or (y) the date on which the Company completes a liquidation, merger, share exchange, reorganization or other similar transaction that results in all of the Public Shareholders having the right to exchange their Ordinary Shares for cash, securities or other property (the “Lock-up”). Any permitted transferees would be subject to the same restrictions and other agreements of the Sponsor and the directors and executive officers with respect to any Founder Shares.

Private Placement Warrants

Simultaneously with the closing of the Initial Public Offering, the Sponsor purchased an aggregate of 6,256,218 Private Placement Warrants at a price of $1.50 per Private Placement Warrant in a private placement, generating gross proceeds of $9,384,327. No underwriting discounts or commissions were paid with respect to sale of the Private Placement Warrants. The issuance of the Private Placement Warrants was made pursuant to the exemption from registration contained in Section 4(a)(2) of the Securities Act of 1933, as amended. The proceeds from the Private Placement Warrants were added to the proceeds from the Initial Public Offering held in the Trust Account.

The Private Placement Warrants are identical to the Warrants sold in our Initial Public Offering, except that the Private Placement Warrants (including the underlying securities) are subject to certain transfer restrictions and the holders thereof are entitled to certain registration rights, and, if held by the original holder or their permitted assigns, the Warrants (i) may be exercised on a cashless basis and (ii) are not subject to Redemption. If the Private Placement Warrants are held by holders other than the initial purchasers or their permitted transferees, then the Warrants will be redeemable by Plum and exercisable by the holders on the same basis as the Public Warrants included in the Units sold in our Initial Public Offering.

Related Party Loans

On January 13, 2021, the Sponsor agreed to loan the Company up to $300,000 to cover expenses related to the Initial Public Offering pursuant to a promissory note (the “Note”). This loan is non-interest bearing and payable on the earlier of November 30, 2021, or the completion of the Initial Public Offering. As of December 31, 2022, the Company has no borrowings under the Note. Borrowings under this note are no longer available.

In addition, in order to finance transaction costs in connection with an intended Business Combination, the Sponsor or an affiliate of the Sponsor, or certain of the Company’s officers and directors, and third parties have committed to loan the Company funds as may be required (“Working Capital Loans”). If the Company completes a Business Combination, the Company would repay the Working Capital Loans out of the proceeds of the Trust Account released to it. In the event that a Business Combination does not close, the Company may use a portion of the working capital held outside the Trust Account to repay the Working Capital Loans but no proceeds held in the Trust Account would be used to repay the Working Capital Loans. Up to $1,500,000 of the Working Capital Loans may be convertible into Private Placement Warrants of the post Business Combination entity at a price of

$1.50 per warrant at the option of the lender. Such warrants would be identical to the Private Placement Warrants. Except as set forth above, the terms of such Working Capital Loans, if any, have not been determined and no written agreements exist with respect to such loans.

On January 31, 2022, the Company issued an unsecured promissory note (the “Dinsdale Note”) in the principal amount of $500,000 to Mike Dinsdale. The Dinsdale Note does not bear interest and is repayable in full upon consummation of a Business Combination. The Company may draw on the Dinsdale Note from time to time, in increments of not less than $50,000, until the earlier of March 18, 2023 or the date on which the Company consummates a Business Combination. If the Company does not complete a Business Combination, the Dinsdale Note shall not be repaid and all amounts owed under it will be forgiven. Upon the consummation of a Business Combination, the Mr. Dinsdale shall have the option, but not the obligation, to convert the principal balance of the Dinsdale Note, in whole or in part, into Private Placement Warrants (as defined in that certain Warrant Agreement, dated March 18, 2021, by and between the Company and Continental Stock Transfer & Trust Company), at a price of $1.50 per Private Placement Warrant. The Dinsdale Note is subject to customary events of default, the occurrence of which automatically trigger the unpaid principal balance of the Dinsdale Note and all other sums payable with regard to the Dinsdale Note becoming immediately due and payable. The Dinsdale Note was issued pursuant to the exemption from registration contained in Section 4(a)(2) of the Securities Act of 1933, as amended.

On July 11, 2022, the Company issued an unsecured promissory note (the “Burns Note”) in the principal amount of $500,000 to Ursula Burns. The Burns Note does not bear interest and is repayable in full upon consummation of the Company’s initial business combination (a “Business Combination”). Up to fifty percent (50%) of the principal of the Burns Note may be drawn down from time to time at the Company’s option prior to August 25, 2022 and any or all of the remaining undrawn principal of the Burns Note may be drawn down from time to time at the Company’s option after August 25, 2022, in each case in increments of not less than $50,000. If the Company does not complete a Business Combination, the Burns Note shall not be repaid and all amounts owed under it will be forgiven. Upon the consummation of a Business Combination, Ms. Burns shall have the option, but not the obligation, to convert the principal balance of the Burns Note, in whole or in part, into Private Placement Warrants (as defined in that certain Warrant Agreement, dated March 18, 2021, by and between the Company and Continental Stock Transfer & Trust Company), at a price of $1.50 per Private Placement Warrant. The Burns Note is subject to customary events of default, the occurrence of which automatically trigger the unpaid principal balance of the Burns Note and all other sums payable with regard to the Burns Note becoming immediately due and payable.

On March 16, 2023, the Company issued an unsecured promissory note in the total principal amount of up to $250,000 (the “Roy Note”) to Mr. Kanishka Roy, individually and as a member of Plum Partners LLC. Mr. Roy funded the initial principal amount of $250,000 on March 16, 2023. The Roy Note does not bear interest and matures upon the consummation of the Company’s initial business combination with one or more businesses or entities. In the event the Company does not consummate a business combination, the Roy Note will be repaid upon the Company’s liquidation only from amounts remaining outside of the Company’s trust account, if any. The Roy Note is subject to customary events of default, the occurrence of which automatically trigger the unpaid principal balance of the Roy Note and all other sums payable with regard to the Roy Note becoming immediately due and payable.

On April 17, 2023, the Company issued an unsecured promissory note, dated effective as of March 17, 2023 (the “March 2023 Note”), in the principal amount of up to $1,500,000 to Sponsor, which may be drawn down by the Company from time to time prior to the consummation of the Company’s Business Combination. An initial draw in the amount of $480,000 occurred on March 17, 2023. The March 2023 Note does not bear interest, matures on the date of consummation of the Business Combination and is subject to customary events of default. The March 2023 Note will be repaid only to the extent that the Company has funds available to it outside of its trust account established in connection with its Initial Public Offering, and is convertible into Private Placement Warrants of the Company at a price of $1.50 per warrant at the option of the Sponsor.

On July 25, 2023, the Company issued an unsecured promissory note (the “July 2023 Note”), in the principal amount of up to $1,090,000, to Sponsor, which may be drawn down by the Company from time to time prior to the consummation of the Company’s Business Combination. The July 2023 Note does not bear interest, matures on the date of consummation of the Business Combination and is subject to customary events of default. The July 2023 Note will be repaid only to the extent that the Company has funds available to it outside of its trust account established in connection with its Initial Public Offering and is convertible into Private Placement Warrants of the Company at a price of $1.50 per warrant at the option of the Sponsor.

Subscription Agreements

On March 16, 2023, the Sponsor entered into a Subscription Agreement with Polar Multi-Strategy Master (“Investor”), pursuant to which Investor agreed to pay the Sponsor an aggregate of $480,000 to fund the Company’s working capital requirements during the Articles Extension and the Sponsor agreed to assign to Investor, effective as of the Closing Date or the earlier termination of the Business Combination Agreement in accordance with its terms or otherwise, an aggregate of 360,000 Founder Shares. Investor paid $480,000 to the Sponsor on March 17, 2023.

Subsequently, on May 23, 2023, Investor agreed to pay the Sponsor an aggregate of $270,000 to fund the Company’s working capital requirements during the Articles Extension and the Sponsor agreed to assign to Investor, effective as of the Closing Date or the earlier termination of the Business Combination Agreement in accordance with its terms or otherwise, an aggregate of 202,500 Founder Shares. Investor paid $270,000 to the Sponsor on May 23, 2023.

On July 14, 2023, the Company entered into an amended and restated subscription agreement (“A&R Subscription Agreement”) with the Investor and the Sponsor, which amends and restates the March 2023 Subscription Agreement. The purpose of the A&R Subscription Agreement remains for the Sponsor to raise up to $1,500,000 from the Investor to fund the Articles extension and to provide working capital to the Company during the Articles Extension. Investor paid $160,000 to the Sponsor on July 14, 2023.

On July 25, 2023, the Company entered into a second subscription agreement (“Second Subscription Agreement”) with the Investor and Sponsor, the purpose of which is for the Sponsor to raise up to $1,090,000 from the Investor to fund the Articles Extension and to provide working capital to the Company during the Articles Extension. In consideration of the funds, Sponsor will transfer 1 share of a Class A ordinary share for each dollar the Investor funds to the Investor at the closing of the Business Combination. Investor paid $750,000 to the Sponsor on July 25, 2023.

Subsequently, Investor agreed to pay the Sponsor an aggregate of $910,000 to fund the Company’s working capital requirements during the Articles Extension and the Sponsor agreed to assign to Investor, effective as of the Closing Date or the earlier termination of the Business Combination Agreement in accordance with its terms or otherwise, an aggregate of 1,432,500 Founder Shares.

The Sponsor subsequently advanced these funds to the Company for working capital purposes during the Articles Extension.

Administrative Support Agreement

The Company will pay the Sponsor or an affiliate of the Sponsor for office space, secretarial and administrative services provided to members of the management team. Upon completion of the initial Business Combination or its liquidation, the Company will cease paying these monthly fees. In addition, the Company reimburses the Sponsor for the reasonable costs of salaries and other services provided to the Company by the employees, consultants and or members of the Sponsor or its affiliates. For the year ended December 31, 2023, the Company incurred $120,000 in fees for office space, secretarial and administrative services and $215,094 in fees for reimbursement of costs of salaries. For the year ended December 31, 2022, the Company incurred $120,000, in fees for office space, secretarial and administrative services, respectively, of which such amounts are included in the due to related party in the accompanying balance sheets and incurred $549,198 for reimbursement of costs of costs of salaries and other services. For the period from January 11, 2021, through December 31, 2021, the Company incurred $851,053 in fees for these services, of which $736,053 was for reimbursement of costs of salaries and other services and $115,000 was for office space, secretarial and administrative services.

Certain Relationships and Related Person Transactions of Veea

Lease Arrangements

On March 1, 2014, Veea entered into a sublease agreement with NLabs Inc., an affiliate of Veea’s CEO (“NLabs”) for office space for an initial term of five years. In 2018, Veea renewed the sublease for an additional five-year term with all other terms and conditions of the sublease remaining the same. The renewal term expires February 28, 2024. The expiration date of the Lease Agreement was extended to June 30, 2024. Rent for the office space is accrued and not paid in cash. Veea recognized rent expense of $237,025 in each of the years ended December 31, 2023 and 2022.

In April 2017, Veea entered into a lease agreement with 83rd Street LLC to lease office space for an initial term of two years. In 2018, Veea renewed the lease for an additional five-year term, with all other terms and conditions of the lease remaining the same. The renewal term expires February 28, 2024. The expiration of the Lease Agreement was extended to June 30, 2024. Rent for the office space is accrued and not paid in cash. The sole member of 83rd Street is the Salmasi 2004 Trust. The Salmasi 2004 Trust holds approximately 15% of Veea’s outstanding capital stock. Veea’s CEO is the grantor of the Salmasi 2004 Trust. Veea recognized rent expense of $246,567 in each of the years ended December 31, 2023 and 2022

Rent expense for the above leases is reported as general and administrative expenses in Veea’s consolidated statements of operations. Accrued and unpaid rent expense included in Veea’s consolidated balance sheets for the leases described above was $3,124,800 and $2,592,000 as of December 31, 2023 and December 31, 2022, respectively.

Related Party Debt

Convertible Notes, related party

In February 2023, the outstanding principal amount of convertible notes, together with accrued interest, held by Korea Information and Communications Co., Ltd., a related party of Veea, converted into shares of Veea’s Series A-1 Preferred Stock. The aggregate amount of principal and interest was $10,949,199 and converted into 5,474,600 shares.

Demand Notes, related party

In 2022 and 2023, NLabs made several loans to Veea as evidenced by promissory notes in the aggregate principal amount of $3,098,000 (the “Demand Notes”). The Demand Notes bear interest on the outstanding principal amount at a rate of 10% per annum, calculated on the basis of a 365-day year. Principal and interest on the Demand Notes is repayable upon the earlier of demand and December 31, 2023. The outside maturity date was extended to June 30, 2024. Interest expense for the years ended December 31, 2023 and December 31, 2022 was $290,288 and $5,356, respectively.

In January 2023, Janice Smith, Veea’s Chief Operating Officer, made a loan to Veea in the aggregate principal amount of $50,000. The loan accrues interest on the outstanding principal amount at a rate of 10% per annum. Principal and interest on the loans are repayable upon the earlier of demand and December 31, 2023. Veea repaid the outstanding principal amount of the loan on March 16, 2023 in the amount of $50,000.

Bridge Notes, related party

In 2021 and 2022, NLabs made loans to Veea evidenced by promissory notes aggregating $9,500,000 (the “Bridge Notes”). The Bridge Notes bear interest on the outstanding principal at a rate of 10% per annum, calculated on the basis of a 365-day year. Principal and accrued interest are payable on the maturity date of the Notes. The original maturity date of the Bridge Notes was December 31, 2022, which was subsequently extended on the due date to December 31, 2023. Veea accounted for the extension as a modification of the Bridge Notes. The maturity date was further extended to June 30, 2024. The unpaid principal amount and accrued unpaid interest on the Bridge Notes are due and payable upon the date of the first to occur of: (i) the maturity date and (ii) the consummation of a debt or equity financing transaction with an unrelated third party. In connection with the Bridge Notes, in 2022, Veea issued three tranches of warrants totaling 100,000 in January 2022, 140,000 in March 2022 and 80,000 in April 2022, which are exercisable on a cashless basis for seven (7) years at an exercise price of $0.01 per share. The debt discount attributable to the relative fair value of the warrants, amounted to $253,816 and was accreted over the term of the Bridge Notes through December 31, 2022. For the years ended December 31, 2023 and 2022, Veea recognized interest expense of $1,000,000 and $843,690, respectively.

Common Stock Warrants

In consideration for the guarantee by the Company’s CEO of the Company’s obligations under the 2021 Revolving Loan Agreement and a previously outstanding loan agreement with First Republic Bank, the Company issued warrants to purchase an aggregate of 2,430,000 shares of the Company’s common stock. The exercise price of the warrants is $.01 per share. The warrants are exercisable for a period of seven years. The warrants were equity classified and had a fair value of $2,189,014 on the date of grant which is recognized as deferred cost and amortized to interest expense over the life of the loan agreements.

In December 2021, the Company issued warrants to purchase 630,000 shares of common stock in connection with the Bridge Notes issued to NLabs. The exercise price of the warrants is $.01 per share. The warrants are exercisable for a period of seven years. The warrants were equity classified and had a relative fair value of $499,416 on the date of grant which was recognized as original issue discount on the Bridge Notes in the year ended December 31, 2021.

In 2022, the Company issued warrants to purchase 320,000 shares of common stock in connection with the Bridge Notes issued to NLabs. The exercise price of the warrants is $.01 per share. The warrants are exercisable for a period of seven years. The warrants were equity classified and had a fair value of approximately $253,816 on the date of grant which was recognized as original issue discount on the Bridge Notes in the year ended December 31, 2022.

CEO Expenses

The Company incurred expenses relating to ordinary course travel expenses of the Company’s Chief Executive Officer and founder (“CEO”) for travel made by the CEO on behalf of the Company. As of December 31, 2023 and 2022, the Company had accrued expenses reimbursable to the CEO in the aggregate amount of $179,075 and $789,575, respectively. During 2023, the Company paid the CEO $795,000 in reimbursement of these expenses. The Company records the expenses as accrued expenses in the Company’s consolidated balance sheet. In January 2024, the Company reimbursed the CEO for his previously incurred travel expenses in an amount equal to $150,000.

Certain Relationships and Related Person Transactions of New Plum

Effective upon the consummation of the Business Combination, the board of directors of New Plum expects to adopt a written related-party transactions policy that conforms with the requirements for issuers having securities listed on Nasdaq. Under the policy, New Plum’s audit committee will serve as the approval authority for related party transactions, provided that, if the related party is, or is associated with, a member of the audit committee, New Plum’s nominating and governance committee will serve as the approval authority for such transaction. New Plum’s legal department will compile and maintain a master list of related parties, disseminate the master list to function and department leaders, the Chief Financial Officer and individuals responsible for accounts payable and accounts receivable, and contracting personnel in the legal department. Any transaction that New Plum intends to undertake with a related party will be submitted to the compliance officer for determination of what approvals are required under the related-party transactions policy, and the compliance officer will refer to the approval authority any related party transaction he or she determines should be considered for evaluation by the approval authority consistent with the policy. If the compliance officer becomes aware of a transaction with a related party that has not been previously approved or previously ratified under the policy that required such approval, the transaction will be submitted promptly to the approval authority for review.

COMPARISON OF CORPORATE GOVERNANCE AND SHAREHOLDER RIGHTS

Plum is an exempted company incorporated under the Cayman Islands Companies Law. The Cayman Islands Companies Law, Cayman Islands law generally and the Existing Governing Documents govern the rights of its shareholders. The Cayman Islands Companies Law and Cayman Islands law generally differ in some material respects from laws generally applicable to Delaware corporations and their stockholders. In addition, the Existing Governing Documents differ in certain material respects from the Proposed Governing Documents. As a result, when you become a stockholder of New Plum, your rights will differ in some regards as compared to when you were a shareholder of Plum.

Below is a summary chart outlining important similarities and differences in the corporate governance and stockholder/shareholder rights associated with each of Plum and New Plum according to applicable law and/or the organizational documents of Plum and New Plum. You also should review the Proposed Charter and the Proposed Bylaws of New Plum attached as Annex C and Annex D to this proxy statement/prospectus, as well as the Delaware corporate law and corporate laws of the Cayman Islands, including the Cayman Islands Companies Law, to understand how these laws apply to Plum and New Plum.

	Delaware	Cayman Islands
Applicable legislation	General Corporation Law of the State of Delaware.	Cayman Islands Companies Act (as revised).
Stockholder/Shareholder Approval of Business Combinations

Mergers generally require approval of a majority of all outstanding shares.

Mergers in which less than 20% of the acquirer’s stock is issued generally do not require acquirer stockholder approval.

Mergers in which one corporation owns 90% or more of a second corporation may be completed without the vote of the second corporation’s board of directors or stockholders.

Mergers under the Cayman Islands Companies Law require a special resolution, and any other authorization as may be specified in the relevant articles of association. Parties holding certain security interests in the constituent companies must also consent.

All mergers (other than parent/subsidiary mergers) require shareholder approval — there is no exception for smaller mergers.

Where a bidder in connection with a tender offer/contractual acquisition of equity (i.e. not a statutory merger under Cayman Islands Companies Law) has acquired 90% or more of the shares in a Cayman Islands company, it can compel the acquisition of the shares of the remaining shareholders and thereby become the sole shareholder.

A Cayman Islands company may also be acquired through a “scheme of arrangement” sanctioned by a Cayman Islands court and approved by those shareholders representing 75% in value of shareholders in attendance and voting at a general meeting.

	Delaware	Cayman Islands
Stockholder/Shareholder Votes for Routine Matters

Generally, approval of routine corporate matters that are put to a stockholder vote require the affirmative vote of the majority of shares present in person or represented by proxy at the meeting and entitled to vote on the subject matter.

Under the Cayman Islands Companies Law and the Existing Governing Documents, routine corporate matters, requiring shareholder approval, may be approved by an ordinary resolution (being a resolution passed by a simple majority of the shareholders as being entitled to do so).

Requirement for Quorum

Quorum is a majority in voting power of the stock issued and outstanding and entitled to vote at the meeting unless otherwise set in the constitutional documents, but cannot be less than one third of shares entitled to vote at the meeting.

Quorum is set in the company’s memorandum and articles of association.
Stockholder/Shareholder Consent to Action Without Meeting	Unless otherwise provided in the certificate of incorporation, stockholders may act by written consent.	Shareholder action by unanimous written resolutions is permitted by the articles of association.
Appraisal Rights	Generally a stockholder of a publicly traded corporation does not have appraisal rights in connection with a merger except in certain circumstances.	Minority shareholders that dissent from a merger are entitled to be paid the fair value of their shares, which if necessary, may ultimately be determined by the court.
Inspection of Books and Records	Any stockholder may inspect the corporation’s books and records for a proper purpose during the usual hours for business.	Shareholders generally do not have any rights to inspect or obtain copies of the register of shareholders or other corporate records of a company.
Stockholder/Shareholder Lawsuits	A stockholder may bring a derivative suit subject to procedural requirements (including adopting Delaware as the exclusive forum as per Advisory Charter Proposal G).

In the Cayman Islands, the decision to institute proceedings on behalf of a company is generally taken by the company’s board of directors. A shareholder may be entitled to bring a derivative action on behalf of the company, but only in certain limited circumstances.

Fiduciary Duties of Directors	Directors must exercise a duty of care and duty of loyalty and good faith to the company and its stockholders.

A director owes fiduciary duties to a company, including to exercise powers for the purposes conferred, exercise independent judgment, not make secret profits, avoid conflicts of interest and act in good faith in the best interests of the company as a whole.

In addition to fiduciary duties, directors owe a duty of care, diligence and skill.

Such duties are owed to the company but may be owed directly to creditors or shareholders in certain limited circumstances.

	Delaware	Cayman Islands
Indemnification of Directors and Officers

A corporation shall have the power to indemnify any person who was or is a party to any proceeding because such person is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another entity against expenses, judgments, fines and amounts paid in settlement actually and reasonably incurred if the person acted in good faith and in a manner reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal proceeding, had no reasonable cause to believe their conduct was unlawful. If the action was brought by or on behalf of the corporation, no indemnification is made when a person is adjudged liable to the corporation unless a court determines such person is fairly and reasonably entitled to indemnity for expenses the court deems proper.

A Cayman Islands exempted company generally may indemnify its directors or officers except with regard to fraud, willful neglect or willful default.
Limited Liability of Directors

Permits limiting or eliminating the monetary liability of a director to a corporation or its stockholders, except with regard to breaches of duty of loyalty, intentional misconduct, unlawful repurchases or dividends, or improper personal benefit.

Liability of directors may be eliminated except with regard to their own fraud or willful default.
Removal of Directors

Any director or the entire board may be removed, with or without cause, by the holders of a majority of the shares then entitled to vote at an election of directors, except as follows: (1) unless the charter otherwise provides, or (2) in the case of a corporation having cumulative voting, if less than the entire board is to be removed, no director may be removed without cause if the votes cast against such director’s removal would be sufficient to elect such director if then cumulatively voted at an election of the entire board.

A company’s memorandum and articles of association may provide that a director may be removed for any or no reason and that, in addition to shareholders, boards may be granted the power to remove a director.

Number of Directors

The number of directors is fixed by the bylaws, unless the certificate of incorporation fixes the number of directors, in which case a change in the number of directors shall be made only by amendment of the certificate of incorporation. The bylaws may provide that the board may increase the size of the board and fill any vacancies.

Subject to the memorandum and articles of association, the board may increase the size of the board and fill any vacancies.

DESCRIPTION OF New Plum SECURITIES

As a result of the Business Combination, Plum shareholders who receive shares of New Plum Common Stock in the transactions will become New Plum stockholders. Your rights as New Plum stockholders will be governed by Delaware law, the Proposed Charter and the Proposed Bylaws. The following description of the material terms of New Plum’s securities reflects the anticipated state of affairs upon completion of the Business Combination.

In connection with the reorganization as part of the Business Combination, Plum will amend and restate its governing documents. The following summary of the material terms of New Plum’s securities following the Business Combination is not intended to be a complete summary of the rights and preferences of such securities. The full text of the Proposed Charter and Proposed Bylaws are attached as Annex C and Annex D, respectively, to this proxy statement/prospectus. You are encouraged to read the applicable provisions of Delaware law, the Proposed Charter and the Proposed Bylaws in their entirety for a complete description of the rights and preferences of New Plum securities following the Business Combination.

Authorized and Outstanding Capital Stock

The Proposed Charter authorizes the issuance of 551,000,000 shares of capital stock, consisting of (i) 550,000,000 shares of New Plum Common Stock and (ii) 1,000,000 shares of New Plum Preferred Stock.

As of April 25, 2024, the Record Date, Plum had 11,236,002 Class A ordinary shares issued and outstanding, which includes 7,980,409 Class A ordinary shares held by the Sponsor. Plum also has issued 12,640,544 Warrants consisting of 6,384,326 Public Warrants and 6,256,218 Private Placement Warrants. After giving effect to the Business Combination, New Plum will have approximately 53,026,970 shares of New Plum Common Stock outstanding (assuming no Redemptions).

New Plum Common Stock

Voting Rights

Holders of New Plum Common Stock will be entitled to cast one vote per share of New Plum Common Stock. Generally, holders of all classes of New Plum Common Stock vote together as a single class, and an action is approved by New Plum stockholders if the number of votes cast in favor of the action exceeds the number of votes cast in opposition to the action, subject to certain exceptions, while directors are elected by a plurality of the votes cast. Holders of New Plum Common Stock will not be entitled to cumulate their votes in the election of directors.

Dividend rights

Subject to the rights of the holders of New Plum Preferred Stock and any other provisions of the Proposed Charter, as it may be amended from time to time, holders of New Plum Common Stock will be entitled to receive such dividends and other distributions in cash, stock or property of New Plum when, as and if declared thereon by the New Plum Board, in its discretion, from time to time out of assets or funds of New Plum legally available therefor. See “— Preferred Stock,” below for more information regarding the dividend rights of the holders of New Plum Preferred Stock.

Preferred Stock

The Proposed Charter provides that the New Plum Board has the authority, without action by the stockholders, to designate and issue shares of preferred stock in one or more classes or series, and the number of shares constituting any such class or series, and to fix the voting powers, designations, preferences, limitations, restrictions and relative rights of each class or series of preferred stock, including, without limitation, dividend rights, dividend rates, conversion rights, exchange rights, voting rights, rights and terms of Redemption, dissolution preferences, and treatment in the case of a merger, business combination transaction, or sale of New Plum’s assets, which rights may be greater than the rights of the holders of the common stock. There will be no shares of preferred stock outstanding immediately upon consummation of the Business Combination.

The purpose of authorizing the New Plum Board to issue preferred stock and determine the rights and preferences of any classes or series of preferred stock is to eliminate delays associated with a stockholder vote on specific issuances. The simplified issuance of preferred stock, while providing flexibility in connection with possible acquisitions, future financings and other corporate purposes, could have the effect of making it more difficult for a third party to acquire, or could discourage a third party from seeking to acquire, a majority of New Plum outstanding voting stock. Additionally, the issuance of preferred stock may adversely affect the holders of New Plum Common Stock by restricting dividends on the New Plum Common Stock, diluting the voting power of the New Plum Common Stock or subordinating the dividend or liquidation rights of the New Plum Common Stock. As a result of these or other factors, the issuance of preferred stock could have an adverse impact on the market price of New Plum Common Stock.

Warrants

Public Shareholders’ Warrants

There are currently outstanding an aggregate of 6,384,326 Public Warrants, which, following the consummation of the Business Combination, will entitle the holders to acquire 6,384,326 shares of New Plum Common Stock.

Each whole Public Warrant entitles the registered holder to purchase one share of New Plum Common Stock at a price of $11.50 per share, subject to adjustment as discussed below, at any time commencing 30 days after the Closing, provided that New Plum has an effective registration statement under the Securities Act covering the New Plum Common Stock issuable upon exercise of the Public Warrants and a current prospectus relating to them is available (or New Plum permits holders to exercise their Public Warrants on a cashless basis under the circumstances specified in the Warrant Agreement) and such shares are registered, qualified or exempt from registration under the securities, or blue sky, laws of the state of residence of the holder. Pursuant to the Warrant Agreement, a Public Warrant holder may exercise its Public Warrants only for a whole number of shares of New Plum Common Stock. This means only a whole Public Warrant may be exercised at a given time by a Public Warrant holder. The Public Warrants will expire five years after the Closing Date, at 5:00 p.m., Eastern Time, or earlier upon Redemption or liquidation.

New Plum will not be obligated to deliver any shares pursuant to the exercise of a Public Warrant and will have no obligation to settle such Public Warrant exercise unless a registration statement under the Securities Act with respect to the shares underlying the Public Warrants is then effective and a prospectus relating thereto is current, subject to New Plum satisfying its obligations described below with respect to registration. No Public Warrant will be exercisable and New Plum will not be obligated to issue a share upon exercise of a Public Warrant unless the share issuable upon such Public Warrant exercise has been registered, qualified or deemed to be exempt under the securities laws of the state of residence of the registered holder of the Public Warrants. In the event that the conditions in the two immediately preceding sentences are not satisfied with respect to a Public Warrant, the holder of such Public Warrant will not be entitled to exercise such Public Warrant and such Public Warrant may have no value and expire worthless. In no event will we be required to net cash settle any Public Warrant.

Plum is registering the shares of New Plum Common Stock issuable upon the exercise of the Public Warrants in the registration statement of which this proxy statement/prospectus forms a part. Pursuant to the Warrant Agreement, New Plum will be required to maintain a current prospectus relating to the shares issuable upon exercise of the Public Warrants until the expiration of the Public Warrants in accordance with the provisions of the Warrant Agreement. If a registration statement covering the shares of New Plum Common Stock issuable upon exercise of the Public Warrants is not effective or the prospectus therein is not current by the sixtieth (60th) business day after the Closing, Public Warrant holders may, until such time as there is an effective registration statement and during any period when New Plum will have failed to maintain an effective registration statement, exercise Public Warrants on a “cashless basis” in accordance with Section 3(a)(9) of the Securities Act or another exemption. Notwithstanding the above, if the shares of New Plum Common Stock are at the time of any exercise of a Public Warrant not listed on a national securities exchange such that they satisfy the definition of a “covered security” under Section 18(b)(1) of the Securities Act, New Plum may, at its option, require holders of Public Warrants who exercise their Public Warrants to do so on a “cashless basis” in accordance with Section 3(a)(9) of the Securities Act and, in the event it so elects, New Plum will not be required to file or maintain in effect a registration statement, and in the event it does not so elect, New Plum will use its commercially reasonable efforts to register or qualify the shares under applicable blue sky laws to the extent an exemption is not available.

Redemption of Public Warrants for cash

Once the Public Warrants become exercisable, New Plum may call the Public Warrants for Redemption for cash:

•        in whole and not in part;

•        at a price of $0.01 per public warrant;

•        upon not less than 30 days’ prior written notice of Redemption to each Public Warrant holder; and

•        if, and only if, the closing price of New Plum Common Stock equals or exceeds $18.00 per share (as adjusted for share splits, share capitalizations, reorganizations, recapitalizations and the like) for any 20 trading-days within a 30 trading-day period ending three (3) business days before we send to the notice of Redemption to the Public Warrant holders.

If and when the Public Warrants become redeemable by us for cash, New Plum may exercise its Redemption right even if it is unable to register or qualify the underlying securities for sale under all applicable state securities laws.

New Plum has established the last of the Redemption criterion discussed above to prevent a Redemption call unless there is at the time of the call a significant premium to the Public Warrant exercise price. If the foregoing conditions are satisfied and New Plum issues a notice of Redemption of the Public Warrants, each Public Warrant holder will be entitled to exercise his, her or its Public Warrant prior to the scheduled Redemption date. However, the price of New Plum Common Stock may fall below the $18.00 Redemption trigger price (as adjusted for stock splits, stock capitalizations, reorganizations, recapitalizations and the like) as well as the $11.50 Public Warrant exercise price after the Redemption notice is issued.

Redemption procedures and cashless exercise

If we call the Public Warrants for Redemption as described above, New Plum will have the option to require any holder that wishes to exercise his, her or its Public Warrant to do so on a “cashless basis.” In determining whether to require all holders to exercise their Public Warrants on a “cashless basis,” New Plum will consider, among other factors, its cash position, the number of Public Warrants that are outstanding and the dilutive effect on its shareholders of issuing the maximum number of shares of New Plum Common Stock issuable upon the exercise of its Public Warrants. If New Plum takes advantage of this option, all holders of Public Warrants would pay the exercise price by surrendering their Public Warrants for that number of shares of New Plum Common Stock equal to the lesser of (A) the quotient obtained by dividing (x) the product of the number of shares of New Plum Common Stock underlying the Public Warrants, multiplied by the excess of the “fair market value” of the New Plum Common Stock over the exercise price of the Public Warrants by (y) the fair market value and (B) 0.361. The “fair market value” will mean the average closing price of a share of New Plum Common Stock for the ten (10) trading days ending on the third (3) trading day prior to the date on which the notice of Redemption is sent to the holders of Public Warrants. If New Plum takes advantage of this option, the notice of Redemption will contain the information necessary to calculate the number of shares of New Plum Common Stock to be received upon exercise of the Public Warrants, including the “fair market value” in such case. Requiring a cashless exercise in this manner will reduce the number of shares to be issued and thereby lessen the dilutive effect of a warrant Redemption. New Plum believes this feature is an attractive option if it does not need the cash from the exercise of the Public Warrants after the Business Combination. If New Plum calls the Public Warrants for Redemption and it does not take advantage of this option, the holders of the Private Placement Warrants and their permitted transferees would still be entitled to exercise their Private Placement Warrants for cash or on a cashless basis using the same formula described above that other Public Warrant holders would have been required to use had all warrant holders been required to exercise their Warrants on a cashless basis, as described in more detail below.

A holder of a Public Warrant may notify New Plum in writing in the event it elects to be subject to a requirement that such holder will not have the right to exercise such Public Warrant, to the extent that after giving effect to such exercise, such person (together with such person’s affiliates), to the warrant agent’s actual knowledge, would beneficially own in excess of 4.9% or 9.8% (as specified by the holder) of the shares of New Plum Common Stock outstanding immediately after giving effect to such exercise.

If the number of outstanding shares of New Plum Common Stock is increased by a share capitalization payable in New Plum Common Stock, or by a split-up of New Plum Common Stock or other similar event, then, on the effective date of such share capitalization, split-up or similar event, the number of shares of New Plum Common Stock issuable on exercise of each Public Warrant will be increased in proportion to such increase in the outstanding New Plum Common Stock. A rights offering to holders of New Plum Common Stock entitling holders to purchase New Plum Common Stock at a price less than the fair market value will be deemed a share capitalization of a number of New Plum Common Stock equal to the product of (i) the number of shares of New Plum Common Stock actually sold in such rights offering (or issuable under any other equity securities sold in such rights offering that are convertible into or exercisable for New Plum Common Stock) and (ii) the quotient of (x) the price per share of New Plum Common Stock paid in such rights offering and (y) the fair market value. For these purposes (i) if the rights offering is for securities convertible into or exercisable for shares of New Plum Common Stock, in determining the price payable for New Plum Common Stock, there will be taken into account any consideration received for such rights, as well as any additional amount payable upon exercise or conversion and (ii) fair market value means the volume weighted average price of shares of New Plum Common Stock as reported during the ten (10) trading day period ending on the trading day prior to the first date on which New Plum Common Stock trade on the applicable exchange or in the applicable market, regular way, without the right to receive such rights.

In addition, if we, at any time while the Public Warrants are outstanding and unexpired, pay a dividend or make a distribution in cash, securities or other assets to the holders of New Plum Common Stock on account of such New Plum Common Stock (or other securities into which the Public Warrants are convertible), other than (a) as described above or (b) certain ordinary cash dividends, then the Public Warrant exercise price will be decreased, effective immediately after the effective date of such event, by the amount of cash and/or the fair market value of any securities or other assets paid on each share of New Plum Common Stock in respect of such event.

If the number of outstanding shares of New Plum Common Stock is decreased by a consolidation, combination, reverse share split or reclassification of common stock or other similar event, then, on the effective date of such consolidation, combination, reverse share split, reclassification or similar event, the number of shares of common stock issuable on exercise of each Public Warrant will be decreased in proportion to such decrease in outstanding share of common stock.

Whenever the number of shares of New Plum Common Stock purchasable upon the exercise of the Public Warrants is adjusted, as described above, the Public Warrant exercise price will be adjusted by multiplying the warrant exercise price immediately prior to such adjustment by a fraction (x) the numerator of which will be the number of shares of New Plum Common Stock purchasable upon the exercise of the Public Warrants immediately prior to such adjustment, and (y) the denominator of which will be the number of shares of New Plum Common Stock so purchasable immediately thereafter.

In case of any reclassification or reorganization of the outstanding New Plum Common Stock (other than those described above or that solely affects the par value of such New Plum Common Stock), or in the case of any merger or consolidation of New Plum with or into another corporation (other than a consolidation or merger in which we are the continuing corporation and that does not result in any reclassification or reorganization of the outstanding New Plum Common Stock), or in the case of any sale or conveyance to another corporation or entity of the assets or other property of New Plum as an entirety or substantially as an entirety in connection with which we are dissolved, the holders of the Public Warrants will thereafter have the right to purchase and receive, upon the basis and upon the terms and conditions specified in the Public Warrants and in lieu of New Plum Common Stock immediately theretofore purchasable and receivable upon the exercise of the rights represented thereby, the kind and amount of common stock or other securities or property (including cash) receivable upon such reclassification, reorganization, merger or consolidation, or upon a dissolution following any such sale or transfer, that the holder of the Public Warrants would have received if such holder had exercised their Public Warrants immediately prior to such event. If less than 70% of the consideration receivable by the holders of common stock in such a transaction is payable in the form of common stock in the successor entity that is listed for trading on a national securities exchange or is quoted in an established over-the-counter market, or is to be so listed for trading or quoted immediately following such event, and if the registered holder of the Public Warrant properly exercises the Public Warrant within thirty (30) days following public disclosure of such transaction, the Public Warrant exercise price will be reduced as specified in the Warrant Agreement based on the Black-Scholes Warrant Value (as defined in the Warrant Agreement) of the Public Warrant. The purpose of such exercise price reduction is to provide additional value to holders of the Public Warrants when an extraordinary transaction occurs during the exercise period of the Public Warrants pursuant to which the holders of the Public Warrants otherwise do not receive the full potential value of the Public Warrants.

The Public Warrants were issued in registered form under a Warrant Agreement between Continental Stock Transfer & Trust Company, as warrant agent, and Plum. The Warrant Agreement provides that the terms of the Public Warrants may be amended without the consent of any holder to cure any ambiguity or correct any defective provision, and that all other modifications or amendments will require the vote or written consent of the holders of at least 50% of the then outstanding Public Warrants, and, solely with respect to any amendment to the terms of Warrants we may issue in connection with the Business Combination or any other business combination, or Post-IPO Warrants (as defined in the Warrant Agreement), at least 50% of the then outstanding Post-IPO Warrants. You should review a copy of the Warrant Agreement, which will be filed as an exhibit to the registration statement of which this proxy statement/prospectus is a part, for a complete description of the terms and conditions applicable to the Warrants.

The Public Warrants may be exercised upon surrender of the Public Warrant certificate on or prior to the expiration date at the offices of the warrant agent, with the exercise form on the reverse side of the Public Warrant certificate completed and executed as indicated, accompanied by full payment of the exercise price (or on a cashless basis, if applicable), by certified or official bank check payable to us, for the number of Public Warrants being exercised. The Public Warrant holders do not have the rights or privileges of holders of New Plum Common Stock and any voting rights until they exercise their Public Warrants and receive common stock. After the issuance of New Plum Common Stock upon exercise of the Public Warrants, each holder will be entitled to one vote for each share held of record on all matters to be voted on by shareholders.

No fractional shares will be issued upon exercise of the Public Warrants. If, upon exercise of the Public Warrants, a holder would be entitled to receive a fractional interest in a share, New Plum will, upon exercise, round down to the nearest whole number the number of shares of New Plum Common Stock to be issued to the Public Warrant holder.

New Plum has agreed that, subject to applicable law, any action, proceeding or claim against New Plum arising out of or relating in any way to the Warrant Agreement will be brought and enforced in the courts of the State of New York or the United States District Court for the Southern District of New York, and New Plum irrevocably submits to such jurisdiction, which jurisdiction will be the exclusive forum for any such action, proceeding or claim. See “Risk Factors — The Warrant Agreement designates the courts of the State of New York or the United States District Court for the Southern District of New York as the sole and exclusive forum for certain types of actions and proceedings that may be initiated by holders of its Warrants, which could limit the ability of Warrant holders to obtain a favorable judicial forum for disputes with Plum.” This provision applies to claims under the Securities Act but does not apply to claims under the Exchange Act or any claim for which the federal district courts of the United States of America are the sole and exclusive forum.

Private Placement Warrants

The Private Placement Warrants (including New Plum Common Stock issuable upon exercise of the Private Placement Warrants) will not be transferable, assignable or salable until 30 days after the Closing (except, among other limited exceptions, to Plum officers and directors and other persons or entities affiliated with the Sponsor). The Private Placement Warrants have terms and provisions that are identical to those of the Public Warrants, as described above.

Quorum; Voting

The holders of a majority of the voting power of the capital stock issued and outstanding and entitled to vote there at, present in-person or represented by proxy, will constitute a quorum at all meetings of the stockholders for the transaction of business except as otherwise required by law or provided by the Proposed Charter. If, however, such quorum will not be present or represented at any meeting of the stockholders, the chairperson or holders of a majority of the voting power present in person or represented by proxy, will have power to adjourn the meeting from time to time, without notice other than announcement at the meeting, until a quorum will be present or represented. At such adjourned meeting at which a quorum will be present or represented, any business may be transacted which might have been transacted at the meeting as originally noticed. If the adjournment is for more than thirty (30) days, a notice of the adjourned meeting will be given to each stockholder entitled to vote at such adjourned meeting. If after the adjournment a new Record Date for determination of stockholders entitled to vote is fixed for the adjourned meeting, the New Plum Board shall fix as the Record Date for determining stockholders entitled to notice of such adjourned meeting the same or an earlier date as that fixed for determination of stockholders entitled to vote at the adjourned meeting, and shall give notice of the adjourned meeting to each stockholder of record as of the Record Date so fixed for notice of such adjourned meeting. The stockholders present at a duly called or convened meeting, at which a quorum is present, may continue to transact business until adjournment, notwithstanding the withdrawal of enough stockholders to leave less than a quorum.

Except as otherwise provided by statute or by applicable stock exchange rules, or by the Proposed Charter or the Proposed Bylaws, in all matters other than the election of directors, the affirmative vote of the majority of the voting power of the shares present in person, by remote communication, if applicable, or represented by proxy at the meeting and entitled to vote generally on the subject matter will be the act of the stockholders. Except as otherwise provided by statute, the Proposed Charter or the Proposed Bylaws, directors will be elected by a plurality of the votes cast by shareholders present in person, by remote communication, if applicable, or represented by proxy at the meeting.

Registration Rights

At the Closing, Plum, the Sponsor and certain other security holders of New Plum (the “New Plum Holders”) and certain of their respective affiliates, as applicable, and the other parties thereto, will enter into an Amended and Restated Registration Rights Agreement (the “Registration Rights Agreement”), pursuant to which, among other things, New Plum will agree to register for resale, pursuant to Rule 415 under the Securities Act of 1933, as amended (the “Securities Act”), certain shares of New Plum Common Stock and other equity securities of New Plum that are held by the parties thereto from time to time, and the Sponsor, New Plum Holders and the other parties thereto will be granted certain registration rights, on the terms and subject to the conditions therein. See “Related Agreements — Registration Rights Agreement.”

The Sponsor and such holders will be granted certain customary registration rights, demand rights and piggyback rights with respect to their respective shares of New Plum Common Stock. For additional information, see “Business Combination Proposal — Related Agreements — Registration Rights Agreement.”

Exclusive Forum

The Proposed Charter provides that, to the fullest extent permitted by law, unless New Plum otherwise consents in writing, the Court of Chancery shall be the sole and exclusive forum for (a) any derivative action or proceeding brought on behalf of New Plum, (b) any action asserting a claim of breach of a fiduciary duty owed by any director, officer or other employee of New Plum to New Plum or New Plum’s stockholders, (c) any action asserting a claim against New Plum, its directors, officers or employees arising pursuant to any provision of the DGCL, the Proposed Charter or the Proposed Bylaws, (d) any action to interpret, apply, enforce or determine the validity of any provisions of the Proposed Charter or the Proposed Bylaws or (e) any action asserting a claim against New Plum, its directors, officers or employees governed by the internal affairs doctrine. Notwithstanding the foregoing, the federal district courts of the United States shall be the exclusive forum for the resolution of any action, suit or proceeding asserting a cause of action arising under the Securities Act.

Anti-Takeover Effects of Provisions of the Proposed Charter, the Proposed Bylaws and Applicable Law

Certain provisions of the Proposed Charter, the Proposed Bylaws, and laws of the State of Delaware, where New Plum will be incorporated following the Domestication, may discourage or make more difficult a takeover attempt that a stockholder might consider in his or her best interest. These provisions may also adversely affect prevailing market prices for New Plum Common Stock. Plum believes that the benefits of increased protection give

New Plum the potential ability to negotiate with the proponent of an unsolicited proposal to acquire or restructure New Plum and outweigh the disadvantage of discouraging those proposals because negotiation of the proposals could result in an improvement of their terms.

Authorized but Unissued Shares

Delaware law does not require stockholder approval for any issuance of authorized shares. However, the listing requirements of Nasdaq, which would apply if and so long as New Plum Common Stock remains listed on Nasdaq, require stockholder approval of certain issuances equal to or exceeding 20% of the then outstanding voting power or then outstanding number of shares of New Plum Common Stock. Additional shares that may be used in the future may be issued for a variety of corporate purposes, including future public offerings, to raise additional capital, or to facilitate acquisitions. The existence of authorized but unissued and unreserved common stock and preferred stock could make more difficult or discourage an attempt to obtain control of New Plum by means of a proxy contest, tender offer, merger, or otherwise.

Terms of Office of Directors

The Proposed Charter and the Proposed Bylaws provide that, subject to any rights of holders of preferred stock to elect additional directors under specified circumstances, directors shall be divided into three classes, designated Class I, Class II and Class III, as nearly equal in number as possible. Class I directors shall initially serve until the first annual meeting of stockholders following the initial effectiveness of the Proposed Charter (the “Classification Effective Time”); Class II directors shall initially serve until the second annual meeting of stockholders following the Classification Effective Time; and Class III directors shall initially serve until the third annual meeting of stockholders following the Classification Effective Time. Commencing with the first annual meeting of stockholders following the Classification Effective Time, directors of each class the term of which shall then expire shall be elected to hold office for a three-year term and until the election and qualification of their respective successors in office. The Proposed Charter authorizes the New Plum Board to assign members of the New Plum Board already in office to Class I, Class II or Class III, with such assignment becoming effective as of the Classification Effective Time. Any such director shall hold office until the annual meeting at which his or her term expires and until his or her successor shall be elected and qualified, or until his or her earlier death, resignation, retirement, disqualification or removal from office.

Requirements for Advance Notification of Stockholder Meetings, Nominations and Proposals

The Proposed Bylaws establish advance notice procedures with respect to stockholder proposals and nomination of candidates for election as directors, other than nominations made by or at the direction of the New Plum Board or a committee of the New Plum Board. In order to be “properly brought” before a meeting, a stockholder will have to comply with advance notice requirements and provide New Plum with certain information. Generally, to be timely, a stockholder’s notice must be received at New Plum’s principal executive offices not less than 90 days nor more than 120 days prior to the first anniversary of the immediately preceding annual meeting of stockholders. The Proposed Bylaws also specify requirements as to the form and content of a stockholder’s notice. These provisions may also defer, delay, or discourage a potential acquirer from conducting a solicitation of proxies to elect the acquirer’s own slate of directors or otherwise attempting to influence or obtain control of New Plum.

Limitations on Stockholder Action by Written Consent

The Proposed Charter provides that, subject to the terms of any series of New Plum Preferred Stock, any action required or permitted to be taken by the stockholders of New Plum must be effected at an annual or special meeting of the stockholders and may not be effected by written consent in lieu of a meeting.

Amendment of the Proposed Charter and New Plum Bylaws

The DGCL provides generally that the affirmative vote of a majority of the outstanding shares entitled to vote thereon, voting together a single class, is required to amend a corporation’s charter, unless the charter requires a greater percentage. The Proposed Charter provides that the number of authorized shares of any of New Plum

Common Stock or New Plum Preferred Stock may be increased or decreased (but not below the number of shares thereof then outstanding) by the affirmative vote of the holders of a majority in voting power of the outstanding stock of New Plum entitled to vote thereon irrespective of the provisions of Section 242(b)(2) of the DGCL.

The Proposed Charter provides that it may be amended by New Plum in the manners provided therein or prescribed by statute. Generally, under the DGCL, the affirmative vote of the holders of a majority of the voting power of the then-outstanding shares of capital stock of New Plum entitled to vote generally in the election of directors, voting together as a single class, will be required to amend or repeal, or adopt any provision of the Charter; provided that certain provisions that require a supermajority vote under the Proposed Charter. The Proposed Charter provides that that the affirmative vote of the holders of at least two-thirds (66 2/3%) of the voting power of all of the then outstanding shares of voting stock of New Plum is required for amendments of certain provisions of the Proposed Charter relating to: (i) classification and election of our Board, removal of directors from office, and filling vacancies on New Plum Board, (ii) actions taken by the stockholders of New Plum, (iii) exculpation of personal liability of a director of New Plum and indemnification of persons serving as directors or officers of New Plum, (iv) forum for certain legal actions, (v) renunciation of certain corporate opportunities, and (vi) amendments to the Proposed Charter and the Proposed Bylaws.

The Proposed Charter also provides that the New Plum Board shall have the power to make, repeal, alter, amend and rescind, in whole or in part, the Proposed Bylaws without the assent or vote of the stockholders in any manner not inconsistent with the laws of the State of Delaware or the Proposed Charter. The holders of at least two-thirds (66⅔%) of the voting power of the outstanding shares of New Plum Common Stock entitled to vote at an election of directors, voting together as a single class shall also have the power to alter, amend or repeal, in whole or in part, any provision of the Proposed Bylaws or to adopt any provision inconsistent therewith.

Business Combinations

Under Section 203 of the DGCL, a corporation will not be permitted to engage in a business combination with any interested stockholder for a period of three (3) years following the time that such interested stockholder became an interested stockholder, unless:

(1)     prior to such time the board of directors of the corporation approved either the business combination or the transaction which resulted in the stockholder becoming an interested stockholder;

(2)     upon consummation of the transaction which resulted in the stockholder becoming an interested stockholder, the interested stockholder owned at least 85% of the voting stock of the corporation outstanding at the time the transaction commenced, excluding for purposes of determining the voting stock outstanding (but not the outstanding voting stock owned by the interested stockholder) those shares owned (i) by persons who are directors and also officers and (ii) employee stock plans in which employee participants do not have the right to determine confidentially whether shares held subject to the plan will be tendered in a tender or exchange offer; or

(3)     at or subsequent to such time the business combination is approved by the board of directors and authorized at an annual or special meeting of stockholders, and not by written consent, by the affirmative vote of at least 66⅔% of the outstanding voting stock which is not owned by the interested stockholder.

Generally, a “business combination” includes a merger, asset or stock sale or other transaction resulting in a financial benefit to the interested stockholder. Subject to certain exceptions, an “interested stockholder” is a person who, together with that person’s affiliates and associates, owns, or within the previous three (3) years owned, 15% or more of New Plum’s outstanding voting stock. For purposes of this section only, “voting stock” has the meaning given to it in Section 203 of the DGCL.

Since New Plum has not opted out of Section 203 of the DGCL, it will apply to New Plum. As a result, this provision will make it more difficult for a person who would be an “interested stockholder” to effect various business combinations with New Plum for a three (3) year period. This provision may encourage companies interested in acquiring New Plum to negotiate in advance with the New Plum Board because the stockholder approval requirement would be avoided if the New Plum Board approves either the business combination or the transaction which results in the stockholder becoming an interested stockholder. These provisions also may have the effect of preventing changes in New Plum Board and may make it more difficult to accomplish transactions which stockholders may otherwise deem to be in their best interests.

Cumulative Voting

Under Delaware law, the right to vote cumulatively does not exist unless the charter specifically authorizes cumulative voting. The Proposed Charter does not authorize cumulative voting.

Limitations on Liability and Indemnification of Officers and Directors

The DGCL authorizes corporations to limit or eliminate the personal liability of directors of corporations and their stockholders for monetary damages for breaches of directors’ fiduciary duties, subject to certain exceptions. The Proposed Charter includes a provision that eliminates the personal liability of directors for damages for any breach of fiduciary duty as a director where, in civil proceedings, the person acted in good faith and in a manner that person reasonably believed to be in or not opposed to the best interests of New Plum or, in criminal proceedings, where the person had no reasonable cause to believe that his or her conduct was unlawful.

The Proposed Bylaws provide that New Plum must indemnify and advance expenses to New Plum’s directors and officers to the fullest extent authorized by the DGCL. New Plum also is expressly authorized to carry directors’ and officers’ liability insurance providing indemnification for New Plum directors, officers, and certain employees for some liabilities. New Plum believes that these indemnification and advancement provisions and insurance are useful to attract and retain qualified directors and executive officers.

The limitation of liability, advancement and indemnification provisions in the Proposed Charter and Proposed Bylaws may discourage stockholders from bringing lawsuit against directors for breach of their fiduciary duty. These provisions also may have the effect of reducing the likelihood of derivative litigation against directors and officers, even though such an action, if successful, might otherwise benefit New Plum and its stockholders. In addition, your investment may be adversely affected to the extent New Plum pays the costs of settlement and damage awards against directors and officer pursuant to these indemnification provisions.

There is currently no pending material litigation or proceeding involving any of Plum or Veea’s directors, officers, or employees for which indemnification is sought.

Dissenters’ Rights of Appraisal and Payment

Under the DGCL, with certain exceptions, New Plum’s stockholders will have appraisal rights in connection with a merger or consolidation of New Plum. Pursuant to the DGCL, stockholders who properly request and perfect appraisal rights in connection with such merger or consolidation will have the right to receive payment of the fair value of their shares as determined by the Court of Chancery.

Stockholders’ Derivative Actions

Under the DGCL, any of New Plum’s stockholders may bring an action in New Plum’s name to procure a judgment in New Plum’s favor, also known as a derivative action, provided that the stockholder bringing the action is a holder of New Plum’s shares at the time of the transaction to which the action relates or such stockholder’s stock thereafter devolved by operation of law.

Transfer Agent and Registrar; Warrant Agent

The Transfer Agent and registrar for New Plum capital stock and the warrant agent for New Plum Warrants will be Continental Stock Transfer & Trust Company.

Listing of Common Stock and Warrants

Application will be made for the shares of New Plum Common Stock and New Plum Warrants to be approved for listing on Nasdaq under the symbols “VEEA” and “VEEAW”, respectively.

SECURITIES ACT RESTRICTIONS ON RESALE OF New Plum COMMON STOCK

Pursuant to Rule 144 under the Securities Act (“Rule 144”), a person who has beneficially owned restricted New Plum Common Stock for at least six (6) months would be entitled to sell their securities provided that (i) such person is not deemed to have been an affiliate of New Plum at the time of, or at any time during the three (3) months preceding, a sale and (ii) New Plum is subject to the Exchange Act periodic reporting requirements for at least three months before the sale and have filed all required reports under Section 13 or 15(d) of the Exchange Act during the twelve months (or such shorter period as New Plum was required to file reports) preceding the sale.

Persons who have beneficially owned restricted New Plum Common Stock shares for at least six (6) months but who are affiliates of New Plum at the time of, or at any time during the three (3) months preceding, a sale, would be subject to additional restrictions, by which such person would be entitled to sell within any three-month period only a number of securities that does not exceed the greater of:

•        1% of the total number of New Plum Common Stock then outstanding; or

•        the average weekly reported trading volume of the New Plum Common Stock during the four calendar weeks preceding the filing of a notice on Form 144 with respect to the sale.

Sales by affiliates of New Plum under Rule 144 are also limited by manner of sale provisions and notice requirements and to the availability of current public information about New Plum.

Restrictions on the Use of Rule 144 by Shell Companies or Former Shell Companies

Rule 144 is not available for the resale of securities initially issued by shell companies (other than business combination related shell companies) or issuers that have been at any time previously a shell company. However, Rule 144 also includes an important exception to this prohibition if the following conditions are met:

•        the issuer of the securities that was formerly a shell company has ceased to be a shell company;

•        the issuer of the securities is subject to the reporting requirements of Section 13 or 15(d) of the Exchange Act;

•        the issuer of the securities has filed all Exchange Act reports and material required to be filed, as applicable, during the preceding twelve (12) months (or such shorter period that the issuer was required to file such reports and materials), other than Form 8-K reports; and

•        at least one (1) year has elapsed from the time that the issuer filed current Form 10 type information with the SEC reflecting its status as an entity that is not a shell company.

We anticipate that following the consummation of the Business Combination, New Plum will no longer be a shell company, and as a result, once the conditions set forth in the exceptions listed above are satisfied, Rule 144 will become available for the resale of the above noted restricted securities.

As a result, it is anticipated that the Sponsor will be able to sell its Private Placement Warrants, and any shares of New Plum Common Stock received as a result thereof, as applicable, pursuant to Rule 144 without registration one year after we have completed the Business Combination.

STOCKHOLDER PROPOSALS AND NOMINATIONS

Stockholder Proposals

The Proposed Bylaws establish an advance notice procedure for stockholders who wish to present a proposal before an annual meeting of stockholders. New Plum’s Proposed Bylaws provide that the only business that may be conducted at an annual meeting of stockholders is business that is (i) specified in the notice of such meeting (or any supplement thereto), (ii) by or at the direction of New Plum’s Board or the chairperson of the meeting, or (iii) otherwise properly brought before such meeting by a stockholder who is a stockholder of record at the time of giving of the notice and at the time of the annual meeting, is a stockholder of record who is entitled to vote at such meeting who has complied with the notice procedures specified in New Plum’s Proposed Bylaws. To be timely for New Plum’s annual meeting of stockholders, New Plum’s secretary must receive the written notice at New Plum’s principal executive offices:

•        not later than close of business on the 90th day; and

•        not earlier than the close of business on the 120th day before the one-year anniversary of the preceding year’s annual meeting.

In the event that no annual meeting was held in the previous year (as would be the case for New Plum’s 2023 annual meeting) or New Plum holds its annual meeting of stockholders more than 30 days before or 70 days after the one-year anniversary of a preceding year’s annual meeting, notice of a stockholder proposal must be received no later than the close of business on the later of the 90th day prior to such annual meeting or the 10th day following the day on which public announcement of the date of such meeting is first made. Nominations and proposals also must satisfy other requirements set forth in the Proposed Bylaws. The New Plum Board or a designated committee thereof will have the power and duty to determine whether a nomination or any other business proposed to be brought before the meeting was made or proposed, as the case may be, in accordance with these procedures. If neither the New Plum Board nor such designated committee makes a determination as to whether any nomination was made in accordance with the provisions of the Proposed Bylaws, the presiding officer at the meeting shall, if the facts warrant, determine that the business was not properly brought before the meeting. If any proposed nomination or business is not in compliance, the Board or a designated committee thereof or the presiding officer, as applicable, may declare that such defective proposal or nomination can be disregarded.

Under Rule 14a-8 of the Exchange Act, a shareholder proposal to be included in the proxy statement and proxy card for the 2024 annual general meeting pursuant to Rule 14a-8 must be received at our principal office a reasonable time before New Plum begins to print and send out its proxy materials for such 2024 annual meeting.

Stockholder Director Nominees

New Plum’s Proposed Bylaws permit stockholders to nominate directors for election at an annual general meeting of stockholders. To nominate a director, the stockholder must provide the information required by New Plum’s Proposed Bylaws. In addition, the stockholder must give timely notice to New Plum’s secretary in accordance with New Plum’s Proposed Bylaws, which, in general, require that the notice be received by New Plum’s secretary within the time periods described above under “— Stockholder Proposals” for stockholder proposals.

SHAREHOLDER COMMUNICATIONS

Shareholders and interested parties may communicate with the Plum Board, any committee chairperson or the non-management directors as a group by writing to the board or committee chairperson in care of Plum Acquisition Corp. I, 2021 Fillmore St. #2089, San Francisco, California 94115. Following the Business Combination, such communications should be sent in care of Veea Inc., 164 E 83rd Street, New York, New York 10028. Each communication will be forwarded, depending on the subject matter, to the Plum Board, the appropriate committee chairperson or all non-management directors.

LEGAL MATTERS

Hogan Lovells US LLP has passed upon the validity of the securities of New Plum offered by this proxy statement/prospectus and certain other legal matters related to this proxy statement/prospectus.

EXPERTS

The financial statements of Plum Acquisition Corp. I as of December 31, 2023 and 2022, for the years ended December 31, 2023, and 2022, included in this proxy statement/prospectus have been audited by Marcum LLP, independent registered public accounting firm, as set forth in their report thereon (which contains an explanatory paragraph relating to substantial doubt about the ability of Plum Acquisition Corp. I to continue as a going concern as described in Note 1 to the financial statements), appearing elsewhere in this proxy statement/prospectus, and are included in reliance on the report of such firm given upon their authority as experts in accounting and auditing.

The financial statements of Veea Inc. as of December 31, 2023 and 2022 and for the years then ended included in this proxy statement/prospectus have been so included in reliance upon the report of PKF O’Connor Davies, LLP, independent registered public accounting firm, upon the authority of said firm as experts in accounting and auditing.

DELIVERY OF DOCUMENTS TO SHAREHOLDERS

Pursuant to the rules of the SEC, Plum and services that it employs to deliver communications to its shareholders are permitted to deliver to two or more shareholders sharing the same address a single copy of each of Plum’s annual report to shareholders and Plum’s proxy statement. Upon written or oral request, Plum will deliver a separate copy of the annual report to shareholders and/or proxy statement to any shareholder at a shared address to which a single copy of each document was delivered and who wishes to receive separate copies of such documents. Shareholders receiving multiple copies of such documents may likewise request that Plum delivers single copies of such documents in the future. Shareholders may notify Plum of their requests by calling or writing Plum at its principal executive offices at 2021 Fillmore St. #2089, San Francisco, California 94115 or contact@plumpartners.com.

ENFORCEABILITY OF CIVIL LIABILITY

Plum is a Cayman Islands exempted company. If Plum does not change its jurisdiction of incorporation from the Cayman Islands to Delaware by effecting the Domestication, you may have difficulty serving legal process within the United States upon Plum. You may also have difficulty enforcing, both in and outside the United States, judgments you may obtain in U.S. courts against Plum in any action, including actions based upon the civil liability provisions of U.S. federal or state securities laws. Furthermore, there is doubt that the courts of the Cayman Islands would enter judgments in original actions brought in those courts predicated on U.S. federal or state securities laws. However, Plum may be served with process in the United States with respect to actions against Plum arising out of or in connection with violation of U.S. federal securities laws relating to offers and sales of Plum’s securities by serving Plum’s U.S. agent irrevocably appointed for that purpose.

TRANSFER AGENT AND REGISTRAR

The Transfer Agent for Plum’s securities is Continental Stock Transfer & Trust Company.

WHERE YOU CAN FIND MORE INFORMATION; INCORPORATION BY REFERENCE

Plum has filed a registration statement on Form S-4 to register the issuance of securities described elsewhere in this proxy statement/prospectus. This proxy statement/prospectus is a part of that registration statement.

Plum files reports, proxy statements and other information with the SEC as required by the Exchange Act. You may access information on Plum at the SEC website containing reports, proxy statements and other information at: http://www.sec.gov.

Information and statements contained in this proxy statement/prospectus or any Annex to this proxy statement/prospectus are qualified in all respects by reference to the copy of the relevant contract or other Annex filed as an exhibit to the registration statement of which this proxy statement/prospectus forms a part, which includes exhibits incorporated by reference from other filings made with the SEC.

All information contained in this proxy statement/prospectus relating to Plum has been supplied by Plum, and all information relating to Veea has been supplied by Veea. Information provided by one another does not constitute any representation, estimate or projection of the other.

If you would like additional copies of this proxy statement/prospectus or if you have questions about the Business Combination, you should contact via phone or in writing:

Plum Acquisition Corp. I
2021 Fillmore St. #2089,
San Francisco, California 94115
(415) 683-6773

To obtain timely delivery of the documents, you must request them no later than five business days before the date of the meeting, or no later than            , 2024.

INDEX TO FINANCIAL STATEMENTS

PLUM ACQUISITION CORP. I

VEEA INC.

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Stockholders and Board of Directors of
Plum Acquisition Corp. I

Opinion on the Financial Statements

We have audited the accompanying balance sheets of Plum Acquisition Corp. I (the “Company”) as of December 31, 2023 and 2022, the related statements of operations, changes in shareholders’ deficit and cash flows for the years ended December 31, 2023 and 2022, and the related notes (collectively referred to as the “financial statements”). In our opinion, the financial statements present fairly, in all material respects, the financial position of the Company as of December 31, 2023 and 2022, and the results of its operations and its cash flows for the years ended December 31, 2023 and 2022, in conformity with accounting principles generally accepted in the United States of America.

Explanatory Paragraph — Going Concern

The accompanying financial statements have been prepared assuming that the Company will continue as a going concern. As more fully described in Note 1 to the financial statements, the Company’s business plan is dependent upon the consummation of a business combination and it lacks the financial resources it needs to sustain operations for a reasonable period of time, which is considered to be one year from the issuance date of the financial statements. Further, if the Company does not complete a business combination by June 18, 2024 or obtain approval for an extension of this deadline, it will be required to cease all operations except for the purpose of liquidating. These conditions raise substantial doubt about the Company’s ability to continue as a going concern. Management’s plans in regard to these matters are also described in Note 1. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

Basis for Opinion

These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on the Company’s financial statements based on our audits. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (“PCAOB”) and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.

We conducted our audits in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatement, whether due to error or fraud. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. As part of our audits we are required to obtain an understanding of internal control over financial reporting but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion.

Our audits included performing procedures to assess the risks of material misstatement of the financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the financial statements. Our audits also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the financial statements. We believe that our audits provide a reasonable basis for our opinion.

/s/ Marcum LLP

Marcum LLP

We have served as the Company’s auditor since 2021.
New York, NY
March 1, 2024

PLUM ACQUISITION CORP. I
BALANCE SHEETS

	December 31, 2023	December 31, 2022
ASSETS
Cash	$94,703	$86,401
Prepaid expenses	50,853	43,631
Total current assets	145,556	130,032

Investments held in Trust Account	35,555,976	323,911,642
TOTAL ASSETS	$35,701,532	$324,041,674

LIABILITIES, REDEEMABLE ORDINARY SHARES AND SHAREHOLDERS’ DEFICIT
Accounts payable and accrued expenses	$4,587,330	$2,640,756
Due to related party	331,291	235,000
Convertible promissory note – related party	1,000,000	1,000,000
Promissory Note – related party	250,000	—
Subscription liability	1,567,406	—
Total current liabilities	7,736,027	3,875,756

Warrant liabilities	1,643,271	379,217
Deferred underwriting commissions liabilities	—	11,172,572
TOTAL LIABILITIES	9,379,298	15,427,545

COMMITMENTS AND CONTINGENCIES (NOTE 8)
Class A ordinary shares subject to possible redemption, 3,255,593 and 31,921,634 shares at $10.92 and $10.15 redemption value as of December 31, 2023 and 2022, respectively	35,555,976	323,911,642

SHAREHOLDERS’ DEFICIT
Preference shares, $0.0001 par value; 1,000,000 shares authorized; none issued and outstanding	—	—
Class A ordinary shares, $0.0001 par value; 500,000,000 shares authorized; 7,980,409 and 0 shares issued and outstanding (excluding 3,255,593 and 31,921,634 shares subject to possible redemption) as of December 31, 2023 and 2022, respectively	799	—
Class B ordinary shares, $0.0001 par value; 50,000,000 shares authorized; 0 and 7,980,409 shares issued and outstanding as of December 31, 2023 and 2022, respectively	—	799
Additional paid-in capital	6,098,498	—
Accumulated deficit	(15,333,039)	(15,298,312)
TOTAL SHAREHOLDERS’ DEFICIT	(9,233,742)	(15,297,513)
TOTAL LIABILITIES, REDEEMABLE ORDINARY SHARES AND SHAREHOLDERS’ DEFICIT	$35,701,532	$324,041,674

The accompanying notes are an integral part of these financial statements.

PLUM ACQUISITION CORP. I
STATEMENTS OF OPERATIONS

	For the Year Ended December 31, 2023	For the Year Ended December 31, 2022

Formation and operating expenses	$3,098,285	$4,074,437
Loss from operations	(3,098,285)	(4,074,437)

Other (expense) income:
Change in fair value of warrant liabilities	(1,264,054)	8,973,522
Change in fair value of FPA	308,114	—
Issuance of FPA	(308,114)	—
Reduction of deferred underwriter fee payable	328,474	—
Interest Expense – Debt Discount	(759,768)	—
Termination Fee	—	1,000,000
Interest income – trust account	4,758,906	4,679,040
Total other (expense) income, net	3,063,558	14,652,562

Net (loss) income	$(34,727)	$10,578,125

Weighted average shares outstanding, Class A ordinary shares subject to possible redemption	9,858,573	31,921,634
Basic and diluted net (loss) income per ordinary share, Class A ordinary shares subject to possible redemption	$(0.00)	$0.27
Weighted average shares outstanding, Class A ordinary shares	2,405,055	—
Basic and diluted net (loss) income per ordinary share, Class A ordinary shares	$(0.00)	$—
Weighted average shares outstanding, Class B ordinary shares	5,575,354	7,980,409
Basic and diluted net (loss) income per ordinary share, Class B ordinary shares	$(0.00)	$0.27

The accompanying notes are an integral part of these financial statements.

PLUM ACQUISITION CORP. I
STATEMENTS OF CHANGES IN SHAREHOLDERS’ DEFICIT
FOR THE YEAR ENDED DECEMBER 31, 2023 AND 2022

	Class A ordinary shares		Class B ordinary shares		Additional Paid-in Capital	Accumulated Deficit	Shareholders’ Deficit
	Shares	Amount	Shares	Amount
Balance as of December 31, 2021	—	$—	7,980,409	$799	$—	$(21,181,135)	$(21,180,336)
Remeasurement adjustment of carrying value to Class A ordinary shares to redemption value	—	—	—	—	—	(4,695,302)	(4,695,302)
Net income	—	—	—	—	—	10,578,125	10,578,125
Balance as of December 31, 2022	—	—	7,980,409	799	—	(15,298,312)	(15,297,513)
Reduction of deferred underwriter fees	—	—	—	—	10,844,098	—	10,844,098
Conversion of Class B shares to Class A shares	7,980,409	799	(7,980,409)	(799)	—	—	—
Remeasurement adjustment of Class A ordinary shares to redemption value	—	—	—	—	(5,898,905)	—	(5,898,905)
Issuance of Subscription Shares	—	—	—	—	1,153,305	—	1,153,305
Net loss	—	—	—	—	—	(34,727)	(34,727)
Balance as of December 31, 2023	7,980,409	$799	—	$—	$6,098,498	$(15,333,039)	$(9,233,742)

The accompanying notes are an integral part of these financial statements.

PLUM ACQUISITION CORP. I
STATEMENTS OF CASH FLOWS

	For the Year Ended December 31, 2023	For the Year Ended December 31, 2022
Cash Flows from Operating Activities:
Net (loss) income	$(34,727)	$10,578,125
Adjustments to reconcile net (loss) income to net cash used in operating activities:
Interest earned on investments held in Trust Account	(4,758,906)	(4,679,040)
Change in fair value of warrant liabilities	1,264,054	(8,973,522)
Reduction of deferred underwriter fees	(328,474)	—
Issuance of FPA	308,114	—
Change in fair value of FPA	(308,114)	—
Interest expense – debt discount	759,768	—
Changes in operating assets and liabilities:
Prepaid expense	(7,222)	348,794
Due to related party	96,291	120,000
Accounts payable and accrued expenses	1,946,574	1,584,820
Net cash used in operating activities	(1,062,642)	(1,020,823)

Cash Flows from Investing Activities:
Extension payment deposit in Trust	(1,140,000)	—
Cash withdrawn for redemptions	294,254,572	—
Net cash provided by investing activities	293,114,572	—

Cash Flows from Financing Activities:
Redemption of Class A ordinary shares	(294,254,572)	—
Proceeds from subscription liability	1,960,944	—
Proceeds from promissory note – related party	250,000	1,000,000
Net cash (used in) provided by financing activities	(292,043,628)	1,000,000

Net Change in Cash	8,302	(20,823)
Cash – Beginning of period	86,401	107,224
Cash – End of period	$94,703	$86,401

Non-Cash investing and financing activities:
Subsequent measurement of Class A ordinary shares to redemption amount	$5,898,905	$4,695,302
Issuance of Subscription Shares	$1,153,306	$—

The accompanying notes are an integral part of these financial statements.

PLUM ACQUISITION CORP. I

NOTES TO FINANCIAL STATEMENTS

DECEMBER 31, 2023 AND 2022

NOTE 1 — ORGANIZATION AND BUSINESS OPERATIONS

Plum Acquisition Corp. I (the “Company” or “Plum”) was incorporated as a Cayman Islands exempted company on January 11, 2021. The Company was incorporated for the purpose of effecting a merger, share exchange, asset acquisition, share purchase, recapitalization, reorganization or similar business combination with one or more businesses or entities (the “Business Combination”). The Company will not be limited to a particular industry or geographic region in its identification and acquisition of a target company. The Company is an emerging growth company and, as such, the Company is subject to all of the risks associated with emerging growth companies. As previously reported, on November 27, 2023 The Company executed a Business Combination Agreement with Veea Inc. The Company and Veea are working toward closing their Business Combination.

As of December 31, 2023, the Company had not commenced any operations. All activity for the period from January 11, 2021 (inception) through December 31, 2023 relates to the Company’s formation and the initial public offering (“IPO”), which is described below, and subsequent to the Initial Public Offering, identifying a target company for a business combination. The Company believes it will not generate any operating revenues until after the completion of its initial Business Combination, at the earliest. The Company will generate non-operating income in the form of interest income on investments in the Company’s Trust account and will recognize changes in the fair value of the warrant liabilities as other income (expense).

The Company’s Sponsor is Plum Partners, LLC, a Delaware limited liability company (the “Sponsor”). The registration statement for the Company’s IPO was declared effective on March 15, 2021 (the “Effective Date”). On March 18, 2021, the Company consummated the initial public offering (the “Public Offering” or “IPO”) of 30,000,000 units (the “Units), at $10.00 per Unit, generating gross proceeds of $300,000,000, which is discussed in Note 3.

Simultaneously with the closing of the IPO, the Company consummated the sale of 6,000,000 warrants (the “Private Placement Warrants”), at a price of $1.50 per Private Placement Warrant, which is discussed in Note 4. Each warrant entitles the holder to purchase one Class A ordinary share at a price of $11.50 per share, generating gross proceeds of $9,000,000, which is described in Note 4.

The Company granted the underwriter a 45-day option from March 18, 2021 to purchase up to an additional 4,500,000 Units to cover over-allotments, if any, at the IPO price less the underwriting discounts and commissions.

The underwriter partially exercised the over-allotment option on April 14, 2021 and purchased 1,921,634 Units at $10.00 per Unit. Simultaneously with the issuance and sale of the Units on April 14, 2021, the Company consummated the private placement with the Sponsor for an aggregate of 256,218 warrants to purchase Class A Ordinary Shares for $1.50 per warrant generating total proceeds of $384,327. On April 14, 2021, $19,216,340, net of the underwriter discount, was deposited in the Company’s Trust account.

A total of $19,216,340 was placed in a U.S.-based trust account maintained by Continental Stock Transfer & Trust Company, acting as trustee. Transaction costs of the IPO and the exercise of the over-allotment option amounted to $18,336,269 consisting of $6,384,327 of underwriting discount, $11,172,572 of deferred underwriting discount, and $779,370 of other offering costs. Of the transaction costs, $538,777 is included in transaction costs on consolidated the statements of operations and $17,797,492 is included in consolidated statements of changes in shareholders’ deficit.

Following the closing of the Public Offering on March 18, 2021 and the partial exercise of the underwriter’s over-allotment option, $319,216,340 (approximately $10.00 per Unit) from the net proceeds of the sale of the Units in the Public Offering, including the proceeds from the sale of the Private Placement Warrants, was deposited in a trust account (“Trust Account”) located in the United States at Goldman Sachs, with Continental Stock Transfer & Trust Company acting as trustee, and was invested in money market funds meeting certain conditions under Rule 2a-7 under the Investment Company Act which invests only in direct U.S. government treasury obligations. Except with respect to interest earned on the funds held in the Trust Account that may be released to the Company to pay its taxes, if any, the proceeds from the IPO and the sale of the Private Placement Warrants will not be released from the Trust Account (1) to the Company, until the completion of our initial Business Combination, or (2) to the Public

PLUM ACQUISITION CORP. I

NOTES TO FINANCIAL STATEMENTS

DECEMBER 31, 2023 AND 2022

NOTE 1 — ORGANIZATION AND BUSINESS OPERATIONS (cont.)

Shareholders, until the earliest of (i) the completion of the initial Business Combination, and then only in connection with those Class A ordinary shares that such shareholders properly elected to redeem, subject to the limitations described herein, (ii) the redemption of any public shares properly tendered in connection with a shareholder vote to amend the Company’s amended and restated memorandum and articles of association (A) to modify the substance or timing of the Company’s obligation to provide holders of its Class A ordinary shares the right to have their shares redeemed in connection with the initial Business Combination or to redeem 100% of the public shares if the Company does not complete its initial Business Combination within the combination period or (B) with respect to any other provision relating to the rights of holders of the Class A ordinary shares, and (iii) the redemption of the public shares if the Company has not consummated its Business Combination within the Combination Period, subject to applicable law. Public Shareholders who redeem their Class A ordinary shares in connection with a shareholder vote described in clause (ii) in the preceding sentence shall not be entitled to funds from the Trust Account upon the subsequent completion of an initial Business Combination or liquidation if the Company has not consummated an initial Business Combination within the Combination Period, with respect to such Class A ordinary shares so redeemed. The proceeds deposited in the Trust Account could become subject to the claims of the Company’s creditors, if any, which could have priority over the claims of the Public Shareholders (as defined below).

The Company will provide shareholders (the “Public Shareholders”) of its Class A ordinary shares, par value $0.0001, sold in the IPO (the “Public Shares”), with the opportunity to redeem all or a portion of their Public Shares upon the completion of a Business Combination either (i) in connection with a shareholder meeting called to approve the Business Combination or (ii) without a shareholder vote by means of a tender offer. The decision as to whether the Company will seek shareholder approval of a Business Combination or conduct a tender offer will be made by the Company, solely in its discretion. The Public Shareholders will be entitled to redeem all or a portion of their Public Shares upon the completion of the initial Business Combination at a per-share price, payable in cash, equal to the aggregate amount then on deposit in the Trust Account calculated as of two business days prior to the consummation of the initial Business Combination, including interest earned on the funds held in the Trust Account and not previously released to the Company to pay the Company’s taxes, if any, divided by the number of then-outstanding Public Shares, subject to certain limitations. The amount in the Trust Account is initially anticipated to be $10.00 per Public Share. These Public Shares have been classified as temporary equity upon the completion of the IPO in accordance with the Financial Accounting Standards Board’s (“FASB”) Accounting Standards Codification (“ASC”) Topic 480 “Distinguishing Liabilities from Equity.” In such case, the Company will proceed with a Business Combination if the Company receives the approval of an ordinary resolution.

The Company will have until June 18, 2024, to complete an initial Business Combination. However, if the Company is unable to complete a Business Combination within the Combination Period, the Company will (i) cease all operations except for the purpose of winding up, (ii) as promptly as reasonably possible but not more than ten business days thereafter, redeem the public shares, at a per-share price, payable in cash, equal to the aggregate amount then on deposit in the Trust Account, including interest earned on the funds held in the Trust Account and not previously released to the Company to pay its taxes, if any (less up to $100,000 of interest to pay dissolution expenses), divided by the number of the then-outstanding public shares, which redemption will completely extinguish Public Shareholders’ rights as shareholders (including the right to receive further liquidating distributions, if any), and (iii) as promptly as reasonably possible following such redemption, subject to the approval of the Company’s remaining shareholders and its board of directors, liquidate and dissolve, subject in the case of clauses (ii) and (iii), to the Company’s obligations under Cayman Islands law to provide for claims of creditors and the requirements of other applicable law.

Extraordinary General Meeting and Redemption of Shares

On March 15, 2023, Plum held an Extraordinary General Meeting of its Shareholders (1) to amend Plum’s amended and restated memorandum and articles of association (the “Articles”) to extend the date (the “Termination Date”) by which Plum has to consummate a business combination (the “Articles Extension”) from March 18, 2023 (the “Original Termination Date”) to June 18, 2023 (the “Articles Extension Date”) and to allow Plum, without

PLUM ACQUISITION CORP. I

NOTES TO FINANCIAL STATEMENTS

DECEMBER 31, 2023 AND 2022

NOTE 1 — ORGANIZATION AND BUSINESS OPERATIONS (cont.)

another shareholder vote, to elect to extend the Termination Date to consummate a business combination on a monthly basis for up to nine times by an additional one month each time after the Articles Extension Date, by resolution of Plum’s board of directors if requested by the Sponsor, and upon five days’ advance notice prior to the applicable Termination Date, until March 18, 2024, or a total of up to twelve months after the Articles Extension Date, unless the closing of Plum’s initial business combination shall have occurred prior to such date (the “Extension Amendment Proposal”) and (2) to amend the Articles to eliminate from the Articles the limitation that Plum may not redeem Class A ordinary shares to the extent that such redemption would result in Plum having net tangible assets (as determined in accordance with Rule 3a 51-1(g)(1)of the Securities Exchange Act of 1934, as amended) of less than $5,000,001 (the “Redemption Limitation”) in order to allow Plum to redeem Public Shares irrespective of whether such redemption would exceed the Redemption Limitation (the “Redemption Limitation Amendment Proposal”). The shareholders of Plum approved the Extension Amendment Proposal and the Redemption Limitation Amendment Proposal at the Shareholder Meeting and on March 15, 2023, Plum filed the amendment to the Articles with the Registrar of Companies of the Cayman Islands.

In connection with the vote to approve the Extension Amendment Proposal, the holders of 26,693,416 Class A ordinary shares properly exercised their right to redeem their shares for cash at a redemption price of $10.23 per share, for an aggregate Redemption amount of $273,112,311.62.

The Sponsor, officers and directors have agreed to (i) waive their redemption rights with respect to their Founder Shares, (ii) waive their redemption rights with respect to their Founder Shares and public shares in connection with a shareholder vote to approve an amendment to the Company’s amended and restated memorandum and articles of association (A) that would modify the substance or timing of the Company’s obligation to provide holders of the Class A ordinary shares the right to have their shares redeemed in connection with the initial Business Combination or to redeem 100% of its public shares if the Company does not complete our initial Business Combination within the Combination Period or (B) with respect to any other provision relating to the rights of holders of the Class A ordinary shares, (iii) waive their rights to liquidating distributions from the Trust Account with respect to any Founder Shares they hold if the Company fails to consummate an initial Business Combination within the Combination Period (although they will be entitled to liquidating distributions from the Trust Account with respect to any public shares they hold if the Company fails to complete its initial Business Combination within the prescribed time frame) and (iv) vote their Founder Shares and public shares in favor of our initial Business Combination.

On September 13, 2023, Plum held an Extraordinary General Meeting of its Shareholders (“September Shareholder Meeting”) (1) to amend the Articles to extend Articles Extension Termination Date from the Articles Extension Date to December 18, 2023 (the “Second Articles Extension Date”) and to allow the Company, without another shareholder vote, to elect to extend the Termination Date to consummate a business combination on a monthly basis for up to six times by an additional one month each time after the Second Articles Extension Date, by resolution of the Company’s board of directors if requested by the Sponsor, and upon five days’ advance notice prior to the applicable Termination Date, until June 18, 2024, or a total of up to nine months after the Termination Date, unless the closing of the Company’s initial business combination shall have occurred prior to such date (the “Second Extension Amendment Proposal”) and (2) to authorize a reduction in the funds held in the Trust Account to an amount equal to $20,000,000.00 (the “Trust Reduction”), which amount will be used to compulsorily redeem up to 3,228,218 Public Shares at a per-share price, payable in cash, equal to the aggregate amount then on deposit in the Trust Account as of two business days prior to the redemption date, including interest (which interest shall be net of taxes payable), divided by the number of then-outstanding public shares (“Trust Reduction Proposal”). The shareholders of the Company approved the Second Extension Amendment Proposal and the Trust Reduction Proposal at the Shareholder Meeting and on September 13, 2023, the Company filed the amendment to the Articles with the Registrar of Companies of the Cayman Islands.

In connection with the vote to approve the Second Extension Amendment Proposal, (i) the Sponsor, as the sole holder of Class B Ordinary Shares, voluntarily elected to convert all Class B Ordinary Shares to Class A Ordinary Shares on a one-for-one basis in accordance with the Memorandum and Articles of Association (the “Class B Conversion”) and (ii) the holders of 1,972,625 Class A ordinary shares properly exercised their right to redeem their

PLUM ACQUISITION CORP. I

NOTES TO FINANCIAL STATEMENTS

DECEMBER 31, 2023 AND 2022

NOTE 1 — ORGANIZATION AND BUSINESS OPERATIONS (cont.)

shares for cash at a redemption price of $10.72 per share, for an aggregate redemption amount of $21,142,260.78 (the “Redemption”). Upon completion of the Class B Conversion and the Redemption, 7,980,409 shares of Class A common stock, excluding 3,255,593 shares of Class A Ordinary Shares subject to possible redemption, and no shares of Class B common stock remain issued and outstanding.

As approved by its stockholders at the extraordinary general meeting (the “EGM”), the Company filed an Amended and Restated Memorandum and Articles of Association (the “A&R Charter”) on October 25, 2023, which (i) extended the date by which the Company has to consummate a business combination to December 18, 2023 and (ii) allowed the Company, without another shareholder vote, to elect to extend the Termination Date (as defined in the Proxy Statement) to consummate a business combination on a monthly basis for up to six times by an additional one month each time after December 18, 2023 (or such shorter period as necessary to comply with applicable listing requirements), by resolution of the Company’s board of directors, if requested by Plum Partners, LLC, and upon five days advance notice prior to the applicable termination date, until June 18, 2024, or a total of up to nine months after September 18, 2023, unless the closing of a business combination shall have occurred prior thereto.

An aggregate of 1,972,625 Class A ordinary shares of the Company were tendered for redemption in connection with the shareholders’ vote at the EGM.

Liquidity, Capital Resources, and Going Concern

The Company’s liquidity needs up to March 18, 2021 had been satisfied through a capital contribution from the Sponsor of $25,000 (see Note 5) for the Founder Shares. In addition, in order to finance transaction costs in connection with a Business Combination, the Company’s Sponsor or an affiliate of the Sponsor or certain of the Company’s officers and directors, and third parties have committed to provide the Company Working Capital Loans (see Note 5). As of December 31, 2023 and 2022, the Company had $1,000,000 outstanding under Working Capital Loans.

As of December 31, 2023, the Company had $94,703 in its operating bank account and a working capital deficit $7,590,471.

In connection with the Company’s assessment of going concern considerations in accordance with FASB ASC 205-40, Presentation of Financial Statements — Going Concern”, management has determined that the Company has and will continue to incur significant costs in pursuit of its acquisition plans which raises substantial doubt about the Company’s ability to continue as a going concern. Moreover, we may need to obtain additional financing either to complete our initial Business Combination or because we become obligated to redeem a significant number of our Public Shares upon consummation of our initial Business Combination, in which case we may issue additional securities or incur debt in connection with such Business Combination. Subject to compliance with applicable securities laws, we would only complete such financing simultaneously with the completion of our initial Business Combination. If we are unable to complete our initial Business Combination because we do not have sufficient funds available to us, we will be forced to cease operations and liquidate the Trust Accounts. In addition, following our initial Business Combination, if cash on hand is insufficient, we may need to obtain additional financing in order to meet our obligations.

Further, management has determined that if the Company is unable to complete a Business Combination by June 18, 2024 (the “Combination Period”), then the Company will cease all operations except for the purpose of liquidating. The date for mandatory liquidation and subsequent dissolution as well as the Company’s working capital deficit raise substantial doubt about the Company’s ability to continue as a going concern. No adjustments have been made to the carrying amounts of assets or liabilities should the Company be required to liquidate after the Combination Period. The Company intends to complete a Business Combination before the mandatory liquidation date.

PLUM ACQUISITION CORP. I

NOTES TO FINANCIAL STATEMENTS

DECEMBER 31, 2023 AND 2022

NOTE 2 — RESTATEMENT OF PREVIOUSLY ISSUED FINANCIAL STATEMENTS

Restatement Background

In connection with the preparation of the Company’s consolidated financial statements as of December 31, 2023, management determined it should restate its previously reported condensed consolidated financial statements for the periods ended March 31, 2023, June 30, 2023, and September 30, 2023. The Company previously accounted for its subscription liability as a liability classified derivative instrument which resulted in the Company remeasuring the derivative instrument at fair value at each reporting period with the changes in fair value recorded within earnings. The need for the restatement arose out of the results of certain financial analysis the Company performed in the course of preparing a response to a comment letter received by the United States Securities and Exchange Commission on February 1, 2024, related to the Company’s Registration Statement on Form S-4 filed January 5, 2024. As a result of this analysis, the Company concluded that the transaction underlying the subscription liability was representative of the issuance of multiple freestanding instruments in a bundled transaction which should not have been remeasured at fair value at each reporting period and should have been accounted for using the relative fair value method of accounting in accordance with ASC 470 as previously concluded during the Company’s assessment of the Subscription Agreement. The error occurred as a result of the lack of certain financial analysis and management review in the course of preparing its consolidated financial statements during the periods previously identified above. As a result of the error, the subscription liability and corresponding debt discount recorded within the condensed consolidated balance sheets was overstated, and the change in fair value recorded within the condensed consolidated statements of operations resulted in the recognition of additional (expense) and income for certain periods as identified above. This resulted in an adjustment to the carrying value of debt discount, net of amortization, subscription liability, additional paid-in capital and accumulated deficit on the condensed balance sheet with the offset recorded to change in fair value of subscription liability and interest expense — debt discount on the condensed statement of operations.

In connection with the changes listed above, the Company also restated its earnings per share.

The restatement had no impact on the Company’s cash position or amount held in the trust account.

The relevant unaudited interim financial information for the quarterly periods ended March 30, 2023, June 30, 2023, and September 30, 2023, is included in Note 11, Quarterly Financial Information (Unaudited). The categories of misstatements and their impact on the previously issued financial statements are described in more detail in the tables below.

As previously disclosed, the Company determined that its subscription liability, net of debt discount as of the aforementioned periods had been misstated. The Company concluded that the impact of applying correction for these errors and misstatements on the aforementioned financial statements is material.

Description of Misstatements

Misstatements Associated with Subscription Liability

(a)     Subscription liability

The Company previously accounted for its subscription liability as a liability classified derivative instrument which resulted in the Company remeasuring the derivative instrument at fair value at each reporting period with the changes in fair value recorded within earnings. However, the subscription liability should not have been remeasured at fair value at each reporting period and should have been accounted for using the relative fair value method of accounting in accordance with ASC 470. The subscription liability recorded within the condensed consolidated balance sheets was overstated, and the change in fair value recorded within the condensed consolidated statements of operations resulted in the recognition of additional (expense) and income for certain periods as identified above.

PLUM ACQUISITION CORP. I

NOTES TO FINANCIAL STATEMENTS

DECEMBER 31, 2023 AND 2022

NOTE 2 — RESTATEMENT OF PREVIOUSLY ISSUED FINANCIAL STATEMENTS (cont.)

(b)    Debt discount

The debt discount corresponding to the subscription liability recorded within the condensed consolidated balance sheets was overstated, and the amortization of the debt discount within the condensed consolidated statements of operations resulted in the recognition of additional (expense) and income for certain periods as identified above.

(c)     Additional paid-in capital

The correction of the subscription liability resulted in an increase in additional paid-in capital.

(d)    Accumulated deficit

The correction of the subscription liability and debt discount resulted in additional (expense) and income for certain periods as identified above.

Description of Restatement Tables

The impact of the revision on the Company’s financial statements is reflected in the following table:

	As Reported	Adjustment	As Restated
Unaudited Condensed Consolidated Balance Sheet as of September 30, 2023
Debt discount	$4,372,334	$(4,372,334)	$—
Total assets	$39,589,273	$(4,372,334)	$35,216,939
Subscription liability	$9,191,162	$(9,191,162)	$—
Subscription liability, net of debt discount	$—	$1,060,112	$1,060,112
Total current liabilities	$14,676,822	$(8,131,050)	$6,545,772
Total liabilities	$15,435,255	$(8,131,050)	$7,304,205
Additional paid-in capital	$5,404,501	$914,776	$6,319,277
Accumulated deficit	$(16,347,949)	$2,843,940	$(13,504,009)
Total shareholders’ deficit	$(10,942,649)	$3,758,716	$(7,183,933)
Total liabilities, redeemable ordinary shares and shareholders’ deficit	$39,589,273	$(4,372,334)	$35,216,939
	As Reported	Adjustment	As Restated
Unaudited Condensed Consolidated Balance Sheet as of June 30, 2023
Debt discount	$2,479,445	$(2,479,445)	$—
Total assets	$57,707,827	$(2,479,445)	$55,228,382
Subscription liability	$1,946,467	$(1,946,467)	$—
Subscription liability, net of debt discount	$—	$467,274	$467,274
Total current liabilities	$7,382,247	$(1,479,193)	$5,903,054
Total liabilities	$7,805,705	$(1,479,193)	$6,326,512
Additional paid-in capital	$6,488,812	$423,601	$6,912,413
Accumulated deficit	$(11,742,106)	$(1,423,853)	$(13,165,959)
Total shareholders’ deficit	$(5,252,495)	$(1,000,252)	$(6,252,747)
Total liabilities, redeemable ordinary shares and shareholders’ deficit	$57,707,827	$(2,479,445)	$55,228,382

PLUM ACQUISITION CORP. I

NOTES TO FINANCIAL STATEMENTS

DECEMBER 31, 2023 AND 2022

NOTE 2 — RESTATEMENT OF PREVIOUSLY ISSUED FINANCIAL STATEMENTS (cont.)

	As Reported	Adjustment	As Restated
Unaudited Condensed Consolidated Balance Sheet as of March 31, 2023
Subscription liability	$800,746	$(800,746)	$—
Subscription liability, net of debt discount	$—	$251,880	$251,880
Total current liabilities	$6,533,748	$(548,866)	$5,984,882
Total liabilities	$8,935,451	$(548,866)	$8,386,585
Additional paid-in capital	$7,275,132	$256,635	$7,531,767
Accumulated deficit	$(16,010,590)	$292,231	$(15,718,359)
Total shareholders’ deficit	$(8,734,659)	$548,866	$(8,185,793)
	As Reported	Adjustment	As Restated
Unaudited Condensed Consolidated Statement of Operations for the three months ended September 30, 2023
Interest expense – debt discount	$(2,467,496)	$2,188,483	$(279,013)
Change in fair value of subscription liability	$(2,079,310)	$2,079,310	$—
Total other (expense) income, net	$(4,252,471)	$4,267,793	$15,322
Net income (loss)	$(4,605,843)	$4,267,793	$(338,050)
Basic and diluted net (loss) income per ordinary share, Class A ordinary shares subject to possible redemption	$(0.36)	$0.33	$(0.03)
Basic and diluted net (loss) income per ordinary share, Class A ordinary shares	$(0.36)	$0.33	$(0.03)
Basic and diluted net (loss) income per ordinary share, Class B ordinary shares	$(0.36)	$0.33	$(0.03)
	As Reported	Adjustment	As Restated
Unaudited Condensed Consolidated Statement of Operations for the nine months ended September 30, 2023
Interest expense – debt discount	$(3,815,529)	$3,401,585	$(413,944)
Change in fair value of subscription liability	$557,645	$(557,645)	$—
Total other (expense) income, net	$1,035,971	$2,843,940	$3,879,911
Net income (loss)	$(1,049,638)	$2,843,940	$1,794,302
Basic and diluted net (loss) income per ordinary share, Class A ordinary shares subject to possible redemption	$(0.05)	$0.14	$0.09
Basic and diluted net (loss) income per ordinary share, Class A ordinary shares	$(0.05)	$0.14	$0.09
Basic and diluted net (loss) income per ordinary share, Class B ordinary shares	$(0.05)	$0.14	$0.09

PLUM ACQUISITION CORP. I

NOTES TO FINANCIAL STATEMENTS

DECEMBER 31, 2023 AND 2022

NOTE 2 — RESTATEMENT OF PREVIOUSLY ISSUED FINANCIAL STATEMENTS (cont.)

	As Reported	Adjustment	As Restated
Unaudited Condensed Consolidated Statement of Operations for the three months ended June 30, 2023
Interest expense – debt discount	$(1,045,564)	$939,148	$(106,416)
Change in fair value of subscription liability	$2,655,232	$(2,655,232)	$—
Total other (expense) income, net	$4,847,438	$(1,716,084)	$3,131,354
Net income (loss)	$4,268,484	$(1,716,084)	$2,552,400
Basic and diluted net income per ordinary share, Class A ordinary shares subject to possible redemption	$0.20	$(0.08)	$0.12
Basic and diluted net income per ordinary share, Class B ordinary shares	$0.20	$(0.08)	$0.12
	As Reported	Adjustment	As Restated
Unaudited Condensed Consolidated Statement of Operations for the six months ended June 30, 2023
Interest expense – debt discount	$(1,348,033)	$1,213,102	$(134,931)
Change in fair value of subscription liability	$2,636,955	$(2,636,955)	$—
Total other (expense) income, net	$5,288,442	$(1,423,853)	$3,864,589
Net income (loss)	$3,556,206	$(1,423,853)	$2,132,353
Basic and diluted net income per ordinary share, Class A ordinary shares subject to possible redemption	$0.15	$(0.06)	$0.09
Basic and diluted net income per ordinary share, Class B ordinary shares	$0.15	$(0.06)	$0.09
	As Reported	Adjustment	As Restated
Unaudited Condensed Consolidated Statement of Operations for the three months ended March 31, 2023
Interest expense – debt discount	$(302,469)	$273,954	$(28,515)
Change in fair value of subscription liability	$(18,277)	$18,277	$—
Total other (expense) income, net	$441,004	$292,231	$733,235
Net income (loss)	$(712,278)	$292,231	$(420,047)
Basic and diluted net (loss) income per ordinary share, Class A ordinary shares subject to possible redemption	$(0.02)	$0.01	$(0.01)
Basic and diluted net (loss) income per ordinary share, Class B ordinary shares	$(0.02)	$0.01	$(0.01)
	As Reported	Adjustment	As Restated
Unaudited Condensed Consolidated Statement of Changes in Shareholders’ Deficit for the three months ended September 30, 2023
Additional paid-in capital	$5,404,501	$914,776	$6,319,277
Accumulated deficit	$(16,347,949)	$2,843,940	$(13,504,009)
Issuance of subscription shares	$—	$491,176	$491,176
Net income (loss)	$(4,605,843)	$4,267,793	$(338,050)
Total stockholders’ deficit	$(10,942,649)	$3,758,716	$(7,183,933)

PLUM ACQUISITION CORP. I

NOTES TO FINANCIAL STATEMENTS

DECEMBER 31, 2023 AND 2022

NOTE 2 — RESTATEMENT OF PREVIOUSLY ISSUED FINANCIAL STATEMENTS (cont.)

	As Reported	Adjustment	As Restated
Unaudited Condensed Consolidated Statement of Changes in Shareholders’ Deficit for the three months ended June 30, 2023
Additional paid-in capital	$6,488,812	$423,601	$6,912,413
Accumulated deficit	$(11,742,106)	$(1,423,853)	$(13,165,959)
Issuance of subscription shares	$—	$166,965	$166,965
Net income (loss)	$4,268,484	$(1,716,084)	$2,552,400
Total stockholders’ deficit	$(5,252,495)	$(1,000,252)	$(6,252,747)
	As Reported	Adjustment	As Restated
Unaudited Condensed Consolidated Statement of Changes in Shareholders’ Deficit for the three months ended March 31, 2023
Additional paid-in capital	$7,275,132	$256,635	$7,531,767
Accumulated deficit	$(16,010,590)	$292,231	$(15,718,360)
Issuance of subscription shares	$—	$256,635	$256,635
Net income (loss)	$(712,278)	$292,231	$(420,047)
Total stockholders’ deficit	$(8,734,659)	$548,866	$(8,185,793)
	As Reported	Adjustment	As Restated
Unaudited Condensed Consolidated Statement of Cash Flows for the nine months ended September 30, 2023
Interest expense – debt discount	$3,815,529	$(3,401,585)	$413,944
Change in fair value of subscription liability	$(557,645)	$557,645	$—
Net income (loss)	$(1,049,638)	$2,843,940	$1,794,302
Issuance of subscription shares	$—	$914,776	$914,776
	As Reported	Adjustment	As Restated
Unaudited Condensed Consolidated Statement of Cash Flows for the six months ended June 30, 2023
Interest expense – debt discount	$1,348,033	$(1,213,102)	$134,931
Change in fair value of subscription liability	$(2,636,955)	$2,636,955	$—
Net income (loss)	$3,556,206	$(1,423,853)	$2,132,353
Issuance of subscription shares	$—	$423,600	$423,600
	As Reported	Adjustment	As Restated
Unaudited Condensed Consolidated Statement of Cash Flows for the three months ended March 31, 2023
Interest expense – debt discount	$302,469	$(273,954)	$28,515
Change in fair value of subscription liability	$18,277	$(18,277)	$—
Net income (loss)	$(712,278)	$292,231	$(420,047)
Issuance of subscription shares	$—	$256,635	$256,635

PLUM ACQUISITION CORP. I

NOTES TO FINANCIAL STATEMENTS

DECEMBER 31, 2023 AND 2022

NOTE 2 — RESTATEMENT OF PREVIOUSLY ISSUED FINANCIAL STATEMENTS (cont.)

PLUM ACQUISITION CORP. I
CONDENSED CONSOLIDATED BALANCE SHEET (Unaudited)(As Restated)

	As of September 30, 2023
	As Previously Reported	Restatement Impacts	Restatement Reference	As Restated
ASSETS
Cash	$92,722			$92,722
Prepaid expense	27,550			27,550
Total current assets	120,272			120,272
Investments held in Trust Account	35,096,667			35,096,667
Debt discount	4,372,334	(4,372,334)	b	—
TOTAL ASSETS	$39,589,273	$(4,372,334)		$35,216,939

LIABILITIES, REDEEMABLE ORDINARY SHARES AND SHAREHOLDERS’ DEFICIT
Accounts payable and accounts payable	$3,976,694			$3,976,694
Due to related party	258,966			258,966
Convertible promissory note – related party	1,000,000			1,000,000
Promissory Note – related party	250,000			250,000
Subscription liability	9,191,162	(9,191,162)	a	—
Subscription liability, net of debt discount	—	1,060,112	a	1,060,112
Total current liabilities	14,676,822	(8,131,050)		6,545,772
Warrant liabilities	758,433			758,433
Deferred underwriting commissions liabilities	—			—
TOTAL LIABILITIES	15,435,255	(8,131,050)		7,304,205

COMMITMENTS AND CONTINGENCIES
Class A Ordinary shares subject to possible redemption, 3,255,593 and 31,921,634 shares at $10.78 and $10.15 redemption value as of September 30, 2023 and December 31, 2022, respectively	35,096,667			35,096,667

Stockholders’ Equity:
Preferred stock, $0.0001 par value; 1,000,000 shares authorized; none issued and outstanding	—			—
Class A ordinary shares, $0.0001 par value; 500,000,000 shares authorized; 7,980,409 and 0 shares issued and outstanding (excluding 3,255,593 and 31,921,634 shares subject to possible redemption) as of September 30, 2023 and December 31, 2022, respectively	799			799
Class B ordinary shares, $0.0001 par value; 50,000,000 shares authorized; 0 and 7,980,409 shares issued and outstanding as of September 30, 2023 and December 31, 2022, respectively	—			—
Additional paid-in capital	5,404,501	914,776	c	6,319,277
Accumulated deficit	(16,347,949)	2,843,940	d	(13,504,009)
TOTAL SHAREHOLDERS’ DEFICIT	(10,942,649)	3,758,716		(7,183,933)
TOTAL LIABILITIES, REDEEMABLE ORDINARY SHARES AND SHAREHOLDERS’ DEFICIT	$39,589,273	$(4,372,334)		$35,216,939

PLUM ACQUISITION CORP. I

NOTES TO FINANCIAL STATEMENTS

DECEMBER 31, 2023 AND 2022

NOTE 2 — RESTATEMENT OF PREVIOUSLY ISSUED FINANCIAL STATEMENTS (cont.)

PLUM ACQUISITION CORP. I
CONDENSED CONSOLIDATED STATEMENT OF OPERATIONS (Unaudited)(As Restated)

	For the three months ended September 30, 2023
	As Previously Reported	Restatement Impacts	Restatement Reference	As Restated
Formation and operating costs	$353,372			$353,372
Loss from operations	(353,372)			(353,372)

Other (expense) income:
Change in fair value of warrant liabilities	(334,975)			(334,975)
Change in fair value of subscription liability	(2,079,310)	2,079,310	a	—
Change in fair value of Forward Purchase Agreement	—			—
Issuance of Forward Purchase Agreement	—			—
Reduction of deferred underwriter fee payable	—			—
Interest Expense – Debt Discount	(2,467,496)	2,188,483	b	(279,013)
Interest income – trust account	629,310			629,310
Total other (expense) income, net	(4,252,471)	4,267,793		15,322

Net (loss) income	$(4,605,843)	$4,267,793	d	$(338,050)

Weighted average shares outstanding, Class A ordinary shares subject to possible redemption	4,970,919			4,970,919
Basic and diluted net income per ordinary share, Class A ordinary shares subject to possible redemption	$(0.36)	$0.33		$(0.03)
Weighted average shares outstanding, Class A ordinary shares subject to possible redemption	1,474,641			1,474,641
Basic and diluted net income per ordinary share, Class A ordinary shares	$(0.36)	$0.33		$(0.03)
Weighted average shares outstanding, Class B ordinary shares	6,505,768			6,505,768
Basic and diluted net income per ordinary share, Class B ordinary shares	$(0.36)	$0.33		$(0.03)

PLUM ACQUISITION CORP. I

NOTES TO FINANCIAL STATEMENTS

DECEMBER 31, 2023 AND 2022

NOTE 2 — RESTATEMENT OF PREVIOUSLY ISSUED FINANCIAL STATEMENTS (cont.)

PLUM ACQUISITION CORP. I
CONDENSED CONSOLIDATED STATEMENT OF OPERATIONS (Unaudited)(As Restated)

	For the nine months ended September 30, 2023
	As Previously Reported	Restatement Impacts	Restatement Reference	As Restated
Formation and operating costs	$2,085,609			$2,085,609
Loss from operations	(2,085,609)			(2,085,609)

Other (expense) income:
Change in fair value of warrant liabilities	(379,216)			(379,216)
Change in fair value of subscription liability	557,645	(557,645)	a	—
Change in fair value of Forward Purchase Agreement	308,114			308,114
Issuance of Forward Purchase Agreement	(308,114)			(308,114)
Reduction of deferred underwriter fee payable	328,474			328,474
Interest Expense – Debt Discount	(3,815,529)	3,401,585	b	(413,944)
Interest income – trust account	4,344,597			4,344,597
Total other (expense) income, net	1,035,971	2,843,940		3,879,911

Net (loss) income	$(1,049,638)	2,843,940	d	$1,794,302

Weighted average shares outstanding, Class A ordinary shares subject to possible redemption	12,083,753			12,083,753
Basic and diluted net income per ordinary share, Class A ordinary shares subject to possible redemption	$(0.05)	$0.14		$0.09
Weighted average shares outstanding, Class A ordinary shares subject to possible redemption	526,181			526,181
Basic and diluted net income per ordinary share, Class A ordinary shares	$(0.05)	$0.14		$0.09
Weighted average shares outstanding, Class B ordinary shares	7,454,228			7,454,228
Basic and diluted net income per ordinary share, Class B ordinary shares	$(0.05)	$0.14		$0.09

PLUM ACQUISITION CORP. I

NOTES TO FINANCIAL STATEMENTS

DECEMBER 31, 2023 AND 2022

NOTE 2 — RESTATEMENT OF PREVIOUSLY ISSUED FINANCIAL STATEMENTS (cont.)

PLUM ACQUISITION CORP. I

CONDENSED CONSOLIDATED BALANCE SHEET (Unaudited)(As Restated)

	As of June 30, 2023
	As Previously Reported	Restatement Impacts	Restatement Reference	As Restated
ASSETS
Cash	$20,880			$20,880
Prepaid expense	52,885			52,885
Total current assets	73,765			73,765
Investments held in Trust Account	55,154,617			55,154,617
Debt discount	2,479,445	(2,479,445)	b	—
TOTAL ASSETS	$57,707,827	$(2,479,445)		$55,228,382

LIABILITIES, REDEEMABLE ORDINARY SHARES AND SHAREHOLDERS’ DEFICIT
Accounts payable and accounts payable	$3,853,954			$3,853,954
Due to related party	331,826			331,826
Convertible promissory note – related party	1,000,000			1,000,000
Promissory Note – related party	250,000			250,000
Subscription liability	1,946,467	(1,946,467)	a	—
Subscription liability, net of debt discount	—	467,274	a	467,274
Total current liabilities	7,382,247	(1,479,193)		5,903,054

Warrant liabilities	423,458			423,458
Deferred underwriting commissions liabilities	—			—
TOTAL LIABILITIES	7,805,705	(1,479,193)		6,326,512

COMMITMENTS AND CONTINGENCIES
Class A Ordinary shares subject to possible redemption, 5,228,218 and 31,921,634 shares at $10.55 and $10.15 redemption value as of June 30, 2023 and December 31, 2022, respectively	55,154,617			55,154,617

Stockholders’ Equity:
Preferred stock, $0.0001 par value; 1,000,000 shares authorized; none issued and outstanding	—			—
Class A ordinary shares, $0.0001 par value; 500,000,000 shares authorized; no shares issued and outstanding (excluding 5,228,218 and 31,921,634 shares subject to possible redemption) as of June 30, 2023 and December 31, 2022, respectively	—			—
Class B ordinary shares, $0.0001 par value; 50,000,000 shares authorized; 7,980,409 shares issued and outstanding as of June 30, 2023 and December 31, 2022	799			799
Additional paid-in capital	6,488,812	423,601	c	6,912,413
Accumulated deficit	(11,742,106)	(1,423,853)	d	(13,165,959)
TOTAL SHAREHOLDERS’ DEFICIT	(5,252,495)	(1,000,252)		(6,252,747)
TOTAL LIABILITIES, REDEEMABLE ORDINARY SHARES AND SHAREHOLDERS’ DEFICIT	$57,707,827	$(2,479,445)		$55,228,382

PLUM ACQUISITION CORP. I

NOTES TO FINANCIAL STATEMENTS

DECEMBER 31, 2023 AND 2022

NOTE 2 — RESTATEMENT OF PREVIOUSLY ISSUED FINANCIAL STATEMENTS (cont.)

PLUM ACQUISITION CORP. I

CONDENSED CONSOLIDATED STATEMENT OF OPERATIONS (Unaudited)(As Restated)

	For the three months ended June 30, 2023
	As Previously Reported	Restatement Impacts	Restatement Reference	As Restated
Formation and operating costs	$578,954			$578,954
Loss from operations	(578,954)			(578,954)

Other (expense) income:
Change in fair value of warrant liabilities	1,978,245			1,978,245
Change in fair value of subscription liability	2,655,232	(2,655,232)	a	—
Change in fair value of Forward Purchase Agreement	633,205			633,205
Issuance of Forward Purchase Agreement	—			—
Reduction of deferred underwriter fee payable	—			—
Interest Expense – Debt Discount	(1,045,564)	939,148	b	(106,416)
Interest income – trust account	626,320			626,320
Total other (expense) income, net	4,847,438	(1,716,084)		3,131,354

Net (loss) income	$4,268,484	$(1,716,084)	d	$2,552,400

Weighted average shares outstanding, Class A ordinary shares subject to possible redemption	13,208,627			13,208,627
Basic and diluted net income per ordinary share, Class A ordinary shares subject to possible redemption	$0.20	$(0.08)		$0.12
Weighted average shares outstanding, Class B ordinary	7,980,409			7,980,409
Basic and diluted net income per ordinary share, Class B ordinary shares	$0.20	$(0.08)		$0.12

PLUM ACQUISITION CORP. I

NOTES TO FINANCIAL STATEMENTS

DECEMBER 31, 2023 AND 2022

NOTE 2 — RESTATEMENT OF PREVIOUSLY ISSUED FINANCIAL STATEMENTS (cont.)

PLUM ACQUISITION CORP. I

CONDENSED CONSOLIDATED STATEMENT OF OPERATIONS (Unaudited)(As Restated)

	For the six months ended June 30, 2023
	As Previously Reported	Restatement Impacts	Restatement Reference	As Restated
Formation and operating costs	$1,732,236			$1,732,236
Loss from operations	(1,732,236)			(1,732,236)

Other (expense) income:
Change in fair value of warrant liabilities	(44,241)			(44,241)
Change in fair value of subscription liability	2,636,955	(2,636,955)	a	—
Change in fair value of Forward Purchase Agreement	308,114			308,114
Issuance of Forward Purchase Agreement	(308,114)			(308,114)
Reduction of deferred underwriter fee payable	328,474			328,474
Interest Expense – Debt Discount	(1,348,033)	1,213,102	b	(134,931)
Interest income – trust account	3,715,287			3,715,287
Total other (expense) income, net	5,288,442	(1,423,853)		3,864,589

Net (loss) income	$3,556,206	$(1,423,853)	d	$2,132,353

Weighted average shares outstanding, Class A ordinary shares subject to possible redemption	15,699,166			15,699,166
Basic and diluted net income per ordinary share, Class A ordinary shares subject to possible redemption	$0.15	$(0.06)		$0.09
Weighted average shares outstanding, Class B ordinary	7,980,409			7,980,409
Basic and diluted net income per ordinary share, Class B ordinary shares	$0.15	$(0.06)		$0.09

PLUM ACQUISITION CORP. I

NOTES TO FINANCIAL STATEMENTS

DECEMBER 31, 2023 AND 2022

NOTE 2 — RESTATEMENT OF PREVIOUSLY ISSUED FINANCIAL STATEMENTS (cont.)

PLUM ACQUISITION CORP. I

CONDENSED CONSOLIDATED BALANCE SHEET (Unaudited)(As Restated)

	As of March 31, 2023
	As Previously Reported	Restatement Impacts	Restatement Reference	As Restated
ASSETS
Cash	$97,811			$97,811
Prepaid expense	102,980			102,980
Total current assets	200,791			200,791

Investments held in Trust Account	54,368,297			54,368,297
TOTAL ASSETS	$54,569,088			$54,569,088

LIABILITIES, REDEEMABLE ORDINARY SHARES AND SHAREHOLDERS’ DEFICIT
Accounts payable and accounts payable	$3,584,797			$3,584,797
Due to related party	265,000			265,000
Convertible promissory note – related party	1,000,000			1,000,000
Promissory Note – related party	250,000			250,000
Subscription liability	800,746	(800,746)	a	—
Subscription liability, net of debt discount	—	251,880	a	251,880
Forward Purchase Agreement liability	633,205			633,205
Total current liabilities	6,533,748	(548,866)		5,984,882

Warrant liabilities	2,401,703			2,401,703
Deferred underwriting commissions liabilities	—			—
TOTAL LIABILITIES	8,935,451	(548,866)		8,386,585

COMMITMENTS AND CONTINGENCIES
Class A Ordinary shares subject to possible redemption, 3,255,593 and 31,921,634 shares at $10.78 and $10.15 redemption value as of September 30, 2023 and December 31, 2022, respectively	54,368,296			54,368,296

Stockholders’ Equity:
Preferred stock, $0.0001 par value; 1,000,000 shares authorized; none issued and outstanding	—			—
Class A ordinary shares, $0.0001 par value; 500,000,000 shares authorized; 7,980,409 and 0 shares issued and outstanding (excluding 3,255,593 and 31,921,634 shares subject to possible redemption) as of September 30, 2023 and December 31, 2022, respectively	—			—
Class B ordinary shares, $0.0001 par value; 50,000,000 shares authorized; 0 and 7,980,409 shares issued and outstanding as of September 30, 2023 and December 31, 2022, respectively	799			799
Additional paid-in capital	7,275,132	256,635	c	7,531,767
Accumulated deficit	(16,010,590)	292,231	d	(15,718,359)
TOTAL SHAREHOLDERS’ DEFICIT	(8,734,659)	548,866		(8,185,793)
TOTAL LIABILITIES, REDEEMABLE ORDINARY SHARES AND SHAREHOLDERS’ DEFICIT	$54,569,088			$54,569,088

PLUM ACQUISITION CORP. I

NOTES TO FINANCIAL STATEMENTS

DECEMBER 31, 2023 AND 2022

NOTE 2 — RESTATEMENT OF PREVIOUSLY ISSUED FINANCIAL STATEMENTS (cont.)

PLUM ACQUISITION CORP. I

CONDENSED CONSOLIDATED STATEMENT OF OPERATIONS (Unaudited)(As Restated)

	For the three months ended March 31, 2023
	As Previously Reported	Restatement Impacts	Restatement Reference	As Restated
Formation and operating costs	$1,153,282			$1,153,282
Loss from operations	(1,153,282)			(1,153,282)

Other (expense) income:
Change in fair value of warrant liabilities	(2,022,486)			(2,022,486)
Change in fair value of subscription liability	(18,277)	18,277	a	—
Change in fair value of Forward Purchase Agreement	(325,091)			(325,091)
Issuance of Forward Purchase Agreement	(308,114)			(308,114)
Reduction of deferred underwriter fee payable	328,474			328,474
Interest Expense – Debt Discount	(302,469)	273,954	b	(28,515)
Interest income – trust account	3,088,967			3,088,967
Total other (expense) income, net	441,004	292,231		733,235

Net (loss) income	$(712,278)	$292,231	d	$(420,047)

Weighted average shares outstanding, Class A ordinary shares subject to possible redemption	26,286,357			26,286,357
Basic and diluted net income per ordinary share, Class A ordinary shares subject to possible redemption	$(0.02)	$0.01		$(0.01)
Weighted average shares outstanding, Class B ordinary	7,980,409			7,980,409
Basic and diluted net income per ordinary share, Class B ordinary shares	$(0.02)	$0.01		$(0.01)

PLUM ACQUISITION CORP. I

NOTES TO FINANCIAL STATEMENTS

DECEMBER 31, 2023 AND 2022

NOTE 2 — RESTATEMENT OF PREVIOUSLY ISSUED FINANCIAL STATEMENTS (cont.)

PLUM ACQUISITION CORP. I

CONDENSED CONSOLIDATED STATEMENTS OF CHANGES IN SHAREHOLDERS’ DEFICIT (Unaudited)(As Restated)

	Class A ordinary shares		Class B ordinary shares		Additional Paid-in Capital	Accumulated Deficit	Shareholders’ Deficit
As Previously Reported	Shares	Amount	Shares	Amount
Balance as of December 31, 2022	—	$—	7,980,409	$799	$—	$(15,298,312)	$(15,297,513)
Reduction of deferred underwriter fees					10,844,098		10,844,098
Accretion of Class A ordinary shares to redemption value					(3,568,966)	—	(3,568,966)
Net Income						(712,278)	(712,278)
Balance as of March 31, 2023	—	—	7,980,409	799	7,275,132	(16,010,590)	(8,734,659)
Accretion of Class A ordinary shares to redemption value					(786,320)	—	(786,320)
Net Income						4,268,484	4,268,484
Balance as of June 30, 2023	—	—	7,980,409	799	6,488,812	(11,742,106)	(5,252,495)
Conversion of class B shares to Class A shares	7,980,409	799	(7,980,409)	(799)			—
Accretion of Class A ordinary shares to redemption value					(1,084,311)	—	(1,084,311)
Net Income						(4,605,843)	(4,605,843)
Balance as of September 30, 2023	7,980,409	$799	—	$—	$5,404,501	$(16,347,949)	$(10,942,649)
Restatement Impacts
Balance as of December 31, 2022	—	$—	7,980,409	$799	$—	$(15,298,312)	$(15,297,513)
Reduction of deferred underwriter fees
Accretion of Class A ordinary shares to redemption value						—
Issuance of subscription shares (adjustment)					256,635		256,635
Net Income (adjustment)						292,231	292,231
Balance as of March 31, 2023	—	—	7,980,409	799	256,635	(15,006,081)	(14,748,647)
Accretion of Class A ordinary shares to redemption value						—
Issuance of subscription shares (adjustment)					166,966		166,966
Net Income (adjustment)						(1,716,084)	(1,716,084)
Balance as of June 30, 2023	—	—	7,980,409	799	423,601	(16,722,165)	(16,297,765)

PLUM ACQUISITION CORP. I

NOTES TO FINANCIAL STATEMENTS

DECEMBER 31, 2023 AND 2022

NOTE 2 — RESTATEMENT OF PREVIOUSLY ISSUED FINANCIAL STATEMENTS (cont.)

	Class A ordinary shares		Class B ordinary shares		Additional Paid-in Capital	Accumulated Deficit	Shareholders’ Deficit
As Previously Reported	Shares	Amount	Shares	Amount
Conversion of class B shares to Class A shares							—
Accretion of Class A ordinary shares to redemption value						—
Issuance of subscription shares (adjustment)					491,175		491,175
Net Income (adjustment)						4,267,793	4,267,793
Balance as of September 30, 2023	—	$—	7,980,409	$799	$914,776	$(12,454,372)	$(11,538,797)

As Restated
Balance as of December 31, 2022	—	$—	7,980,409	$799	$—	$(15,298,312)	$(15,297,513)
Reduction of deferred underwriter fees					10,844,098		10,844,098
Accretion of Class A ordinary shares to redemption value					(3,568,966)	—	(3,568,966)
Issuance of subscription shares (as restated)					256,635		256,635
Net loss (as restated)						(420,047)	(420,047)
Balance as of March 31, 2023 (as restated)	—	—	7,980,409	799	7,531,767	(15,718,359)	(8,185,793)
Accretion of Class A ordinary shares to redemption value					(786,320)	—	(786,320)
Issuance of subscription shares (as restated)					166,966		166,966
Net income (as restated)						2,552,400	2,552,400
Balance as of June 30, 2023 (as restated)	—	—	7,980,409	799	6,912,413	(13,165,959)	(6,252,747)
Conversion of class B shares to Class A shares	7,980,409	799	(7,980,409)	(799)			—
Accretion of Class A ordinary shares to redemption value					(1,084,311)	—	(1,084,311)
Issuance of subscription shares (as restated)					491,175		491,175
Net loss (as restated)						(338,050)	(338,050)
Balance as of September 30, 2023 (as restated)	7,980,409	$799	—	$—	$6,319,277	$(13,504,009)	$(7,183,933)

PLUM ACQUISITION CORP. I

NOTES TO FINANCIAL STATEMENTS

DECEMBER 31, 2023 AND 2022

NOTE 2 — RESTATEMENT OF PREVIOUSLY ISSUED FINANCIAL STATEMENTS (cont.)

PLUM ACQUISITION CORP. I

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS (Unaudited)(As Restated)

	For the nine months ended September 30, 2023
	As Previously Reported	Restatement Impacts	Restatement Reference	As Restated
Cash Flows from Operating Activities:
Net (loss) income	$(1,049,638)	2,843,940	d	$1,794,302
Adjustments to reconcile net loss to net cash used in operating activities:
Interest earned on investments held in Trust Account	(4,344,597)			(4,344,597)
Changes in fair value of warrant liabilities	379,216			379,216
Reduction of deferred underwriter fees	(328,474)			(328,474)
Issuance of Forward Purchase Agreement	308,114			308,114
Change in fair value of Forward Purchase Agreement	(308,114)			(308,114)
Change in fair value of subscription liability	(557,645)	557,645	a	—
Interest expense – debt discount	3,815,529	(3,401,585)	b	413,944
Changes in operating assets and liabilities:
Prepaid assets	16,081			16,081
Due to related party	23,966			23,966
Accounts payable and accrued expenses	1,335,939			1,335,939
Net cash used in operating activities	(709,623)			(709,623)

Cash flows from Investing Activities:
Extension payment deposit in Trust	(1,095,000)			(1,095,000)
Cash withdrawn for redemptions	294,254,572			294,254,572
Net cash provided by investing activities	293,159,572			293,159,572

Cash flows from Financing Activities:
Proceeds from the subscription liability	1,560,944			1,560,944
Redemption from Trust Account for ordinary shares	(294,254,572)			(294,254,572)
Proceeds from note payable-related party	250,000			250,000
Net cash (used in) provided by financing activities	(292,443,628)			(292,443,628)

Net Change in Cash	6,321			6,321
Cash, Beginning of period	86,401			86,401
Cash, End of period	$92,722			$92,722

Non-Cash investing and financing activities:
Accretion of Class A ordinary shares subject to possible redemption	$5,439,596			$5,439,596
Issuance of subscription shares	$—			$914,776

PLUM ACQUISITION CORP. I

NOTES TO FINANCIAL STATEMENTS

DECEMBER 31, 2023 AND 2022

NOTE 2 — RESTATEMENT OF PREVIOUSLY ISSUED FINANCIAL STATEMENTS (cont.)

PLUM ACQUISITION CORP. I

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS (Unaudited)(As Restated)

	For the six months ended June 30, 2023
	As Previously Reported	Restatement Impacts	Restatement Reference	As Restated
Cash Flows from Operating Activities:
Net (loss) income	$3,556,206	(1,423,853)	d	$2,132,353
Adjustments to reconcile net loss to net cash used in operating activities:
Interest earned on investments held in Trust Account	(3,715,287)			(3,715,287)
Changes in fair value of warrant liabilities	44,241			44,241
Reduction of deferred underwriter fees	(328,474)			(328,474)
Issuance of Forward Purchase Agreement	308,114			308,114
Change in fair value of Forward Purchase Agreement	(308,114)			(308,114)
Change in fair value of subscription liability	(2,636,955)	2,636,955	a	—
Interest expense – debt discount	1,348,033	(1,213,102)	b	134,931
Changes in operating assets and liabilities:
Prepaid assets	(9,254)			(9,254)
Due to related party	96,826			96,826
Accounts payable and accrued expenses	1,213,199			1,213,199
Net cash used in operating activities	(431,465)			(431,465)

Cash flows from Investing Activities:
Extension payment deposit in Trust	(640,000)			(640,000)
Cash withdrawn for redemptions	273,112,312			273,112,312
Net cash provided by investing activities	272,472,312			272,472,312

Cash flows from Financing Activities:
Proceeds from the subscription liability	755,944			755,944
Redemption from Trust Account for ordinary shares	(273,112,312)			(273,112,312)
Proceeds from note payable-related party	250,000			250,000
Net cash (used in) provided by financing activities	(272,106,368)			(272,106,368)

Net Change in Cash	(65,521)			(65,521)
Cash, Beginning of period	86,401			86,401
Cash, End of period	$20,880			$20,880

Non-Cash investing and financing activities:
Accretion of Class A ordinary shares subject to possible redemption	$4,355,287			$4,355,287
Issuance of subscription shares	$—			$423,601

PLUM ACQUISITION CORP. I

NOTES TO FINANCIAL STATEMENTS

DECEMBER 31, 2023 AND 2022

NOTE 2 — RESTATEMENT OF PREVIOUSLY ISSUED FINANCIAL STATEMENTS (cont.)

PLUM ACQUISITION CORP. I

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS (Unaudited)(As Restated)

	For the three months ended March 31, 2023
	As Previously Reported	Restatement Impacts	Restatement Reference	As Restated
Cash Flows from Operating Activities:
Net (loss) income	$(712,278)	292,231	d	$(420,047)
Adjustments to reconcile net loss to net cash used in operating activities:
Interest earned on investments held in Trust Account	(3,088,967)			(3,088,967)
Changes in fair value of warrant liabilities	2,022,486			2,022,486
Reduction of deferred underwriter fees	(328,474)			(328,474)
Issuance of Forward Purchase Agreement	308,114			308,114
Change in fair value of Forward Purchase Agreement	325,091			325,091
Change in fair value of subscription liability	18,277	(18,277)	a	—
Interest expense – debt discount	302,469	(273,954)	b	28,515
Changes in operating assets and liabilities:
Prepaid assets	(59,349)			(59,349)
Due to related party	30,000			30,000
Accounts payable and accrued expenses	944,041			944,041
Net cash used in operating activities	(238,590)			(238,590)

Cash flows from Investing Activities:
Extension payment deposit in Trust	(480,000)			(480,000)
Cash withdrawn for redemptions	273,112,312			273,112,312
Net cash provided by investing activities	272,632,312			272,632,312

Cash flows from Financing Activities:
Proceeds from the subscription liability	480,000			480,000
Redemption from Trust Account for ordinary shares	(273,112,312)			(273,112,312)
Proceeds from note payable-related party	250,000			250,000
Net cash (used in) provided by financing activities	(272,382,312)			(272,382,312)

Net Change in Cash	11,410			11,410
Cash, Beginning of period	86,401			86,401
Cash, End of period	$97,811			$97,811

Non-Cash investing and financing activities:
Accretion of Class A ordinary shares subject to possible redemption	$3,568,966			$3,568,966
Issuance of subscription shares	$—			$256,635

PLUM ACQUISITION CORP. I

NOTES TO FINANCIAL STATEMENTS

DECEMBER 31, 2023 AND 2022

NOTE 3 — SIGNIFICANT ACCOUNTING POLICIES

Basis of Presentation

The accompanying consolidated financial statements are presented in conformity with accounting principles generally accepted in the United States of America (“GAAP”) and pursuant to the rules and regulations of the Securities and Exchange Commission (the “SEC”).

Principles of Consolidation

The accompanying consolidated financial statements include the accounts of the Company and its wholly owned subsidiaries, Merger Sub I and Merger Sub II. There has been no intercompany activity since inception.

Emerging Growth Company

The Company is an “emerging growth company,” as defined in Section 2(a) of the Securities Act, as modified by the Jumpstart Our Business Startups Act of 2012 (the “JOBS Act”), and it may take advantage of certain exemptions from various reporting requirements that are applicable to other public companies that are not emerging growth companies including, but not limited to, not being required to comply with the independent registered public accounting firm attestation requirements of Section 404 of the Sarbanes-Oxley Act, reduced disclosure obligations regarding executive compensation in its periodic reports and proxy statements, and exemptions from the requirements of holding a nonbinding advisory vote on executive compensation and stockholder approval of any golden parachute payments not previously approved.

Further, Section 102(b)(1) of the JOBS Act exempts emerging growth companies from being required to comply with new or revised financial accounting standards until private companies (that is, those that have not had a Securities Act registration statement declared effective or do not have a class of securities registered under the Exchange Act) are required to comply with the new or revised financial accounting standards. The JOBS Act provides that a company can elect to opt out of the extended transition period and comply with the requirements that apply to non-emerging growth companies but any such election to opt out is irrevocable. The Company has elected not to opt out of such extended transition period which means that when a standard is issued or revised and it has different application dates for public or private companies, the Company, as an emerging growth company, can adopt the new or revised standard at the time private companies adopt the new or revised standard. This may make comparison of the Company’s consolidated financial statements with another public company which is neither an emerging growth company nor an emerging growth company which has opted out of using the extended transition period difficult or impossible because of the potential differences in accounting standards used.

Use of Estimates

The preparation of the consolidated financial statements in conformity with U.S. GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the consolidated financial statements and the reported amounts of expenses during the reporting period.

Making estimates requires management to exercise significant judgment. It is at least reasonably possible that the estimate of the effect of a condition, situation or set of circumstances that existed at the date of the consolidated financial statements, which management considered in formulating its estimate, could change in the near term due to one or more future confirming events. One of the more significant accounting estimates included in these consolidated financial statements is the determination of the fair value of the subscription and forward purchase agreements and warrants liabilities. Such estimates may be subject to change as more current information becomes available and accordingly, the actual results could differ significantly from those estimates.

PLUM ACQUISITION CORP. I

NOTES TO FINANCIAL STATEMENTS

DECEMBER 31, 2023 AND 2022

NOTE 3 — SIGNIFICANT ACCOUNTING POLICIES (cont.)

Cash and Cash Equivalents

The Company considers all short-term investments with an original maturity of three months or less when purchased to be cash equivalents. The Company did not have any cash equivalents as of December 31, 2023 and 2022.

Investments Held in Trust Account

At December 31, 2023 and 2022, funds held in the Trust Account include $35,555,976 and $323,911,642, respectively, of investments held in a money market fund characterized as Level 1 investments within the fair value hierarchy under ASC 820 (as defined below). The Company classifies its money market fund as trading securities in accordance with ASC 320 “Investments — Debt and Equity Securities.”

Convertible Promissory Note

The Company accounts for its convertible promissory note under ASC 815, “Derivatives and Hedging” (“ASC 815”). Under 815-15-25, the election can be at the inception of a financial instrument to account for the instrument under the fair value option under ASC 825, “Financial Instruments” (“ASC 825”). The Company has made such election for its convertible promissory note. Using fair value option, the convertible promissory note is required to be recorded at its initial fair value on the date of issuance and each balance sheet date thereafter. Differences between the face value of the note and fair value at issuance are recognized as either an expense in the consolidated statements of operations (if issued at a premium) or as a capital contribution (if issued at a discount). Changes in the estimated fair value of the notes are recognized as non-cash gains or losses in the consolidated statements of operations.

Concentration of Credit Risk

Financial instruments that potentially subject the Company to concentrations of credit risk consist of cash accounts in a financial institution, which, at times, may exceed the federal depository insurance coverage of $250,000. The Company has not experienced losses on these accounts and management believes the Company is not exposed to significant risks on such accounts.

Class A Ordinary Shares Subject to Possible Redemption

The Company accounts for its Class A ordinary shares subject to possible redemption in accordance with the guidance in FASB ASC Topic 480 “Distinguishing Liabilities from Equity.” Class A ordinary shares subject to mandatory redemption (if any) are classified as a liability instrument and are measured at fair value. Conditionally redeemable Class A ordinary shares (including Class A ordinary shares that features redemption rights that are either within the control of the holder or subject to redemption upon the occurrence of uncertain events not solely within the Company’s control) are classified as temporary equity. At all other times, Class A ordinary shares are classified as shareholders’ equity. The Company’s Class A ordinary shares features certain redemption rights that are considered to be outside of the Company’s control and subject to the occurrence of uncertain future events. Accordingly, Class A ordinary shares subject to possible redemption are presented at redemption value as temporary equity, outside of the shareholders’ deficit section of the Company’s consolidated balance sheets.

PLUM ACQUISITION CORP. I

NOTES TO FINANCIAL STATEMENTS

DECEMBER 31, 2023 AND 2022

NOTE 3 — SIGNIFICANT ACCOUNTING POLICIES (cont.)

As of December 31, 2023 and 2022, the ordinary shares subject to possible redemption reflected on the consolidated balance sheets are reconciled in the following table:
Ordinary shares subject to possible redemption, December 31, 2021	$319,216,340
Plus:
Accretion adjustment of carrying value to redemption value	4,695,302
Ordinary shares subject to possible redemption, December 31, 2022	$323,911,642
Less:
Redemptions of ordinary shares	(294,254,572)
Plus:
Accretion adjustment of carrying value to redemption value	5,898,906
Ordinary shares subject to possible redemption, December 31, 2023	$35,555,976

Offering Costs

The Company complies with the requirements of ASC 340-10-S99-1 and SEC Staff Accounting Bulletin (“SAB”) Topic 5A — “Expenses of Offering”. Offering costs consist principally of professional and registration fees incurred through the balance sheet date that are related to the Public Offering. Offering costs are charged to shareholders’ deficit or the consolidated statements of operations based on the relative value of the Warrants to the proceeds received from the Units sold upon the completion of the IPO.

Fair Value of Financial Instruments

The fair value of the Company’s assets and liabilities, (excluding the promissory note and Warrants) which qualify as financial instruments under the FASB ASC 820, “Fair Value Measurements and Disclosures,” approximates the carrying amounts represented in the consolidated balance sheets.

Warrant Liabilities

The Company accounts for the Warrants as either equity-classified or liability-classified instruments based on an assessment of the specific terms of the Warrants and applicable authoritative guidance in FASB ASC 480, Distinguishing Liabilities from Equity (“ASC 480”) and ASC 815, Derivatives and Hedging (“ASC 815”). The assessment considers whether the Warrants are freestanding financial instruments pursuant to ASC 480, meet the definition of a liability pursuant to ASC 480, and meet all of the requirements for equity classification under ASC 815, including whether the Warrants are indexed to the Company’s own ordinary shares and whether the holders of the Warrants could potentially require “net cash settlement” in a circumstance outside of the Company’s control, among other conditions for equity classification. This assessment, which requires the use of professional judgment, is conducted at the time of issuance of the Warrants and as of each subsequent quarterly period end date while the Warrants are outstanding. For issued or modified warrants that meet all of the criteria for equity classification, such warrants are required to be recorded as a component of additional paid-in capital at the time of issuance. For issued or modified warrants that do not meet all the criteria for equity classification, liability-classified warrants are required to be recorded at their initial fair value on the date of issuance, and each balance sheet date thereafter. Changes in the estimated fair value of such warrants are recognized as a non-cash gain or loss on the consolidated statements of operations.

The Company accounts for the Public and Private warrants in accordance with guidance contained in ASC 815-40. Such guidance provides that because the warrants do not meet the criteria for equity treatment thereunder, each warrant must be recorded as a liability (See Note 6).

PLUM ACQUISITION CORP. I

NOTES TO FINANCIAL STATEMENTS

DECEMBER 31, 2023 AND 2022

NOTE 3 — SIGNIFICANT ACCOUNTING POLICIES (cont.)

Forward Purchase Agreement

The Company evaluated the forward purchase agreement (“FPA”) to determine if such instrument is a derivative or contain features that qualify as embedded derivatives, pursuant to ASC 480 and FASB ASC Topic 815, “Derivatives and Hedging” (“ASC 815”). The classification of derivative instruments, including whether such instruments should be recorded as liabilities or as equity, will be re-assessed at the end of each reporting period. The 2,500,000 forward purchase securities were recognized as a derivative liability in accordance with ASC 815. Accordingly, the Company recognized the forward purchase securities as a liability at its fair value and adjust the instrument to its fair value at each reporting period. The liability will be subject to re-measurement at each balance sheet date until exercised. The fair value of the forward purchase securities is measured using a Probability Weighted Expected Return Model that values the FPA based on future projections of various potential outcomes.

On June 15, 2023, the Company received a termination notice (the “Notice”) from Sakuu Corporation (“Sakuu”), that terminated, effective June 14, 2023, the Business Combination Agreement, dated March 2, 2023, and in light of the termination of the Business Combination Agreement, the FPA was also terminated.

Subscription Agreements

The Company analyzed its Subscription Agreements (as described in Note 6 and Note 9) under ASC 480 “Distinguishing Liabilities from Equity” and ASC 815 “Derivatives and Hedging” and concluded that, (i) the Subscription Shares issuable under the Subscription Agreements are not required to be accounted for as a liability under ASC 480 or ASC 815, and (ii) bifurcation of a single derivative that comprises all of the fair value of the Subscription Share feature(s) (i.e., derivative instrument(s)) is not necessary under ASC 815-15-25-7 through 25-10. As a result, all debt proceeds received from Polar and Palmeira have been recorded using the relative fair value method of accounting under ASC 470 “Debt”. As of December 31, 2023, the Sponsor received an aggregate of $2,359,975 under the Subscription Agreements of which $1,960,944 was funded to the Company.

Pursuant to ASC 470, the Company recorded the fair value of the subscription liability on the consolidated balance sheets using the relative fair value method and the related amortization of the debt discount on its consolidated statements of operations. The initial fair value of the subscription liability at issuance was estimated using a Black Scholes and Probability Weighted Expected Return Model.

Fair Value Measurements

FASB ASC Topic 820 “Fair Value Measurements and Disclosures” (“ASC 820”) defines fair value, the methods used to measure fair value and the expanded disclosures about fair value measurements. Fair value is the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between the buyer and the seller at the measurement date. In determining fair value, the valuation techniques consistent with the market approach, income approach and cost approach shall be used to measure fair value. ASC 820 establishes a fair value hierarchy for inputs, which represent the assumptions used by the buyer and seller in pricing the asset or liability. These inputs are further defined as observable and unobservable inputs. Observable inputs are those that buyer and seller would use in pricing the asset or liability based on market data obtained from sources independent of the Company. Unobservable inputs reflect the Company’s assumptions about the inputs that the buyer and seller would use in pricing the asset or liability developed based on the best information available in the circumstances.

PLUM ACQUISITION CORP. I

NOTES TO FINANCIAL STATEMENTS

DECEMBER 31, 2023 AND 2022

NOTE 3 — SIGNIFICANT ACCOUNTING POLICIES (cont.)

The fair value hierarchy is categorized into three levels based on the inputs as follows:
Level 1 —

Valuations based on unadjusted quoted prices in active markets for identical assets or liabilities that the Company has the ability to access. Valuation adjustments and block discounts are not being applied. Since valuations are based on quoted prices that are readily and regularly available in an active market, valuation of these securities does not entail a significant degree of judgment.

Level 2 —

Valuations based on (i) quoted prices in active markets for similar assets and liabilities, (ii) quoted prices in markets that are not active for identical or similar assets, (iii) inputs other than quoted prices for the assets or liabilities, or (iv) inputs that are derived principally from or corroborated by market through correlation or other means.

Level 3 —	Valuations based on inputs that are unobservable and significant to the overall fair value measurement.

The fair value of the Company’s certain assets and liabilities, which qualify as financial instruments under ASC 820, “Fair Value Measurements and Disclosures,” approximates the carrying amounts represented in the consolidated balance sheets. The fair values of cash and cash equivalents, prepaid assets, accounts payable and accrued expenses, and promissory note to related parties are estimated to approximate the carrying values as of December 31, 2023 and 2022 due to the short maturities of such instruments. See Note 7 for additional information on assets and liabilities measured at fair value.

Income Taxes

The Company follows the asset and liability method of accounting for income taxes under FASB ASC 740, “Income Taxes.” ASC Topic 740 prescribes a recognition threshold and a measurement attribute for the financial statement recognition and measurement of tax positions taken or expected to be taken in a tax return. For those benefits to be recognized, a tax position must be more likely than not to be sustained upon examination by taxing authorities. The Company’s management determined that the Cayman Islands is the Company’s major tax jurisdiction. The Company recognizes accrued interest and penalties related to unrecognized tax benefits as income tax expense. As of December 31, 2023 and 2022, there were no unrecognized tax benefits and no amounts accrued for interest and penalties. The Company is currently not aware of any issues under review that could result in significant payments, accruals or material deviation from its position.

The Company is considered to be an Cayman Islands exempted company with no connection to any other taxable jurisdiction and is presently not subject to income taxes or income tax filing requirements in the Cayman Islands or the United States. As such, the Company’s tax provision was zero for the periods presented. The Company’s management does not expect that the total amount of unrecognized tax benefits will materially change over the next twelve months.

Net (Loss) Income per Ordinary Share

The Company complies with accounting and disclosure requirements of ASC Topic 260, “Earnings Per Share.” The Company has two classes of shares, which are referred to as Class A ordinary shares and Class B ordinary shares. Earnings and losses are shared pro rata between the two classes of shares. The potential 12,640,544 ordinary shares for outstanding warrants to purchase the Company’s shares were excluded from diluted earnings per share for the year ended December 31, 2023 and 2022 because the warrants are contingently exercisable, and the

PLUM ACQUISITION CORP. I

NOTES TO FINANCIAL STATEMENTS

DECEMBER 31, 2023 AND 2022

NOTE 3 — SIGNIFICANT ACCOUNTING POLICIES (cont.)

contingencies have not yet been met. As a result, diluted net (loss) income per ordinary share is the same as basic net (loss) income per ordinary share for the period. The table below presents a reconciliation of the numerator and denominator used to compute basic and diluted net (loss) income per share for each class of ordinary share:
	For the Year Ended December 31, 2023
	Class A ordinary share subject to possible redemption	Class A	Class B

NUMERATOR
Allocation of net (loss)	$(19,192)	$(4,682)	$(10,853)

DENOMINATOR
Weighted Average Shares Outstanding including common stock subject to redemption	9,858,573	2,405,055	5,575,354

Basic and diluted net (loss) income per shares	$(0.00)	$(0.00)	$(0.00)
	For the Year Ended December 31, 2022
	Class A ordinary share subject to possible redemption	Class B ordinary share
Numerator
Allocation of net income	$8,462,500	$2,115,625
Denominator
Weighted average shares outstanding	31,921,634	7,980,409
Basic and diluted net income per share	$0.27	$0.27

Recent Accounting Standards

In December 2023, the FASB issued ASU 2023-09, Income Taxes (Topic 740): Improvements to Income Tax Disclosures (ASU 2023-09), which requires disclosure of incremental income tax information within the rate reconciliation and expanded disclosures of income taxes paid, among other disclosure requirements. ASU 2023-09 is effective for fiscal years beginning after December 15, 2024. Early adoption is permitted. The Company’s management does not believe the adoption of ASU 2023-09 will have a material impact on its consolidated financial statements and disclosures.

Management does not believe that any recently issued, but not effective, accounting standards, if currently adopted, would have a material effect on the Company’s consolidated financial statements.

NOTE 4 — INITIAL PUBLIC OFFERING

On March 18, 2021, the Company sold 30,000,000 Units, at a purchase price of $10.00 per Unit. Each Unit consists of one Class A ordinary share, and one-fifth of one redeemable warrant. Each whole warrant entitles the holder thereof to purchase one Class A ordinary share at a price of $11.50 per share, subject to adjustment (see Note 6).

On April 14, 2021, the Company sold an additional 1,921,634 Units at a purchase price of $10.00 per Unit, each consisting of one Class A ordinary share and one-fifth of one redeemable warrant.

PLUM ACQUISITION CORP. I

NOTES TO FINANCIAL STATEMENTS

DECEMBER 31, 2023 AND 2022

NOTE 4 — INITIAL PUBLIC OFFERING (cont.)

All of the 31,921,634 Class A ordinary share sold as part of the Units in the IPO contain a redemption feature which allows for the redemption of such public shares in connection with the Company’s liquidation, if there is a shareholder vote or tender offer in connection with the Business Combination and in connection with certain amendments to the Company’s certificate of incorporation. In accordance with SEC and its staff’s guidance on redeemable equity instruments, which has been codified in ASC 480-10-S99, redemption provisions not solely within the control of the Company require ordinary share subject to redemption to be classified outside of permanent equity.

The Class A ordinary share is subject to SEC and its staff’s guidance on redeemable equity instruments, which has been codified in ASC480-10-S99. If it is probable that the equity instrument will become redeemable, the Company has the option to either accrete changes in the redemption value over the period from the date of issuance (or from the date that it becomes probable that the instrument will become redeemable, if later) to the earliest redemption date of the instrument or to recognize changes in the redemption value immediately as they occur and adjust the carrying amount of the instrument to equal the redemption value at the end of each reporting period. The Company recognizes changes in redemption value immediately as they occur. Immediately upon the closing of the IPO, the Company recognized the accretion from initial book value to redemption amount value. The change in the carrying value of redeemable ordinary share resulted in charges against additional paid-in capital and accumulated deficit.

NOTE 5 — PRIVATE PLACEMENTS

Simultaneously with the closing of the IPO, the Sponsor purchased an aggregate of 6,000,000 Private Placement Warrants at a price of $1.50 per Private Placement Warrant, for an aggregate purchase price of $9,000,000, in a private placement. Simultaneously with the issuance and sale of the Units on April 14, 2021, the Company consummated the private placement with the Sponsor for an aggregate of 256,218  warrants to purchase Class A Ordinary Shares for $1.50 per warrant generating total proceeds of $384,327. A portion of the proceeds from the private placements were added to the proceeds from the IPO held in the Trust Account. If the Company does not complete a Business Combination within the Combination Period, the proceeds from the sale of the Private Placement Warrants will be used to fund the redemption of the Public Shares (subject to the requirements of applicable law) and the Private Placement Warrants will expire worthless.

The Private Placement Warrants have terms and provisions that are identical to those of the warrants sold as part of the units in the IPO. The Private Placement Warrants (including the Class A ordinary shares issuable upon exercise of the Private Placement Warrants) will not be transferable, assignable or salable until 30 days after the completion of the initial Business Combination (except pursuant to limited exceptions to the Company’s officers and directors and other persons or entities affiliated with the initial purchasers of the Private Placement Warrants) and they will not be redeemable by the Company so long as they are held by the Sponsor or its permitted transferees. The Sponsor, or its permitted transferees, has the option to exercise the Private Placement Warrants on a cashless basis.

If the Private Placement Warrants are held by holders other than the Sponsor or its permitted transferees, the Private Placement Warrants will be redeemable by the Company in all redemption scenarios and exercisable by the holders on the same basis as the warrants included in the units sold in the IPO.

NOTE 6 — RELATED PARTY TRANSACTIONS

Founder Shares

On January 13, 2021, the Sponsor paid $25,000, or approximately $0.003 per share, to cover certain offering costs in consideration for 8,625,000 Class B ordinary shares, par value $0.0001 per share (the “Founder Shares”). Up to 1,125,000 Founder Shares were subject to forfeiture to the extent that the over-allotment option was not

PLUM ACQUISITION CORP. I

NOTES TO FINANCIAL STATEMENTS

DECEMBER 31, 2023 AND 2022

NOTE 6 — RELATED PARTY TRANSACTIONS (cont.)

exercised in full by the underwriter. On April 14, 2021 the underwriter partially exercised its over-allotment option buying 1,921,634 Units thus reducing the total number of share subject to forfeiture to 644,591. On May 2, 2021 the underwriter’s over-allotment option expired and 644,591 Founder Shares were forfeited to the Company.

The Sponsor and the Company’s directors and executive officers have agreed not to transfer, assign or sell any of their Founder Shares until earliest of (A) one year after the completion of the initial Business Combination and (B) subsequent to the initial Business Combination, (x) if the closing price of our Class A ordinary shares equals or exceeds $12.00 per share (as adjusted for share splits, share capitalizations, reorganizations, recapitalizations and the like) for any 20 trading days within any 30-trading day period commencing at least 150 days after the initial Business Combination, or (y) the date on which the Company completes a liquidation, merger, share exchange, reorganization or other similar transaction that results in all of the Public Shareholders having the right to exchange their ordinary shares for cash, securities or other property (the “Lock-up”). Any permitted transferees would be subject to the same restrictions and other agreements of the Sponsor and the directors and executive officers with respect to any Founder Shares.

Promissory Note — Related Party

On January 13, 2021, the Sponsor agreed to loan the Company up to $300,000 to cover expenses related to the IPO pursuant to a promissory note. This loan is non-interest bearing and payable on the earlier of November 30, 2021 or the completion of the IPO. As of December 31, 2023 and 2022, the Company has no borrowings under the Note. Borrowings under this note are no longer available.

On March 16, 2023, Plum issued an unsecured promissory note in the total principal amount of up to $250,000 (the “Promissory Note”) to Mr. Kanishka Roy, individually and as a member of Plum Partners LLC. Mr. Roy funded the initial principal amount of $250,000 on March 14, 2023. The Promissory Note does not bear interest and matures upon the consummation of Plum’s initial business combination with one or more businesses or entities. In the event Plum does not consummate a business combination, the Promissory Note will be repaid upon Plum’s liquidation only from amounts remaining outside of Plum’s trust account, if any. The Promissory Note is subject to customary events of default, the occurrence of which automatically trigger the unpaid principal balance of the Promissory Note and all other sums payable with regard to the Promissory Note becoming immediately due and payable. As of December 31, 2023 and 2022, the Company has $250,000 and $0 borrowings under the Note.

Working Capital Loans

In addition, in order to finance transaction costs in connection with an intended Business Combination, the Sponsor or an affiliate of the Sponsor, or certain of the Company’s officers and directors, and third parties have committed to loan the Company funds as may be required (“Working Capital Loans”). If the Company completes a Business Combination, the Company will repay the Working Capital Loans out of the proceeds of the Trust Account released to it. In the event that a Business Combination does not close, the Company may use a portion of the working capital held outside the Trust Account to repay the Working Capital Loans but no proceeds held in the Trust Account would be used to repay the Working Capital Loans. Up to $1,500,000 of the Working Capital Loans may be convertible into Private Placement Warrants of the post Business Combination entity at a price of $1.50 per warrant at the option of the lender. Such warrants would be identical to the Private Placement Warrants. Except as set forth above, the terms of such Working Capital Loans, if any, have not been determined and no written agreements exist with respect to such loans. Prior to the completion of the initial Business Combination, the Company does not expect to seek loans from parties other than the Sponsor its affiliates or any members of the Company’s management team as the Company does not believe third parties will be willing to loan such funds and provide a waiver against any and all rights to seek access to funds in the Company’s Trust Account.

On January 31, 2022, the Company issued an unsecured promissory note (the “Note”) in the principal amount of $500,000 to Mike Dinsdale (the “Payee”). The Note does not bear interest and is repayable in full upon consummation of the Company’s initial Business Combination. The Company may draw on the Note from time to

PLUM ACQUISITION CORP. I

NOTES TO FINANCIAL STATEMENTS

DECEMBER 31, 2023 AND 2022

NOTE 6 — RELATED PARTY TRANSACTIONS (cont.)

time, in increments of not less than $50,000, until the earlier of March 18, 2023 or the date on which the Company consummates a Business Combination. If the Company does not complete a Business Combination, the Note shall not be repaid and all amounts owed under it will be forgiven. Upon the consummation of a Business Combination, the Payee shall have the option, but not the obligation, to convert the principal balance of the Note, in whole or in part, into private placement warrants (as defined in that certain Warrant Agreement, dated March 18, 2021, by and between the Company and Continental Stock Transfer & Trust Company), at a price of $1.50 per private placement warrant. The Note is subject to customary events of default, the occurrence of which automatically trigger the unpaid principal balance of the Note and all other sums payable with regard to the Note becoming immediately due and payable.

On July 11, 2022, the Company issued an unsecured promissory note (the “Second Note”) in the principal amount of $500,000 to Ursula Burns (the “Second Payee”). The Note does not bear interest and is repayable in full upon consummation of the Company’s initial Business Combination. Up to fifty percent (50%) of the principal of the Note may be drawn down from time to time at the Company’s option prior to August 25, 2022 and any or all of the remaining undrawn principal of the Note may be drawn down from time to time at the Company’s option after August 25, 2022, in each case in increments of not less than $50,000. If the Company does not complete a Business Combination, the Second Note shall not be repaid and all amounts owed under it will be forgiven. Upon the consummation of a Business Combination, the Second Payee shall have the option, but not the obligation, to convert the principal balance of the Second Note, in whole or in part, into private placement warrants, at a price of $1.50 per private placement warrant. The Second Note is subject to customary events of default, the occurrence of which automatically trigger the unpaid principal balance of the Second Note and all other sums payable with regard to the Second Note becoming immediately due and payable.

The Note and Second Note are reported at cost in the consolidated financial statements as the fair value adjustment associated with the conversion is deemed to be immaterial.

In connection with the Subscription Agreements (as described below), the Company issued unsecured promissory notes (“Convertible Promissory Notes”), dated as of March 17, 2023, July 25, 2023, October 18, 2023, and November 12, 2023, in the principal amount of up to $1,500,000, $1,090,000, $340,000, and $800,000, respectively, to Sponsor, which may be drawn down by the Company from time to time prior to the consummation of the Company’s Business Combination. The Convertible Promissory Notes do not bear interest, matures on the date of consummation of the Business Combination and is subject to customary events of default. The Convertible Promissory Notes will be repaid only to the extent that the Company has funds available to it outside of its trust account established in connection with its initial public offering and is convertible into private placement warrants of the Company at a price of $1.50 per warrant at the option of the Sponsor. The warrants would be identical to the Private Placement Warrants. The Company has evaluated the accounting treatment of the convertible notes under ASC 815. The Company has determined that the conversion feature would be the only consideration to be provided to Sponsor if Sponsor exercises the conversion feature. As of December 31, 2023, the fair value of the conversion feature embedded in the Convertible Promissory Note has been determined to have de minis value.

Subscription Agreements

On March 16, 2023, the Sponsor entered into a Subscription Agreement with Investor, pursuant to which Investor agreed to pay the Sponsor an aggregate of $480,000 to fund the Company’s working capital requirements during the Articles Extension and the Sponsor agreed to assign to Investor, effective as of the Closing Date or the earlier termination of the Business Combination Agreement in accordance with its terms or otherwise, an aggregate of 360,000 Founder Shares. Investor paid $480,000 to the Sponsor on March 17, 2023 (see Note 9 for further details).

Subsequently, on May 23, 2023, Investor agreed to pay the Sponsor an aggregate of $270,000 to fund the Company’s working capital requirements during the Articles Extension and the Sponsor agreed to assign to Investor, effective as of the Closing Date or the earlier termination of the Business Combination Agreement in accordance with its terms or otherwise, an aggregate of 202,500 Founder Shares. Investor paid $270,000 to the Sponsor on May 23, 2023.

PLUM ACQUISITION CORP. I

NOTES TO FINANCIAL STATEMENTS

DECEMBER 31, 2023 AND 2022

NOTE 6 — RELATED PARTY TRANSACTIONS (cont.)

On July 14, 2023, the Company entered into an amended and restated subscription agreement (“A&R Subscription Agreement”) with Investor and Sponsor, which amends and restates the subscription agreement entered into by the Parties on March 16, 2023. The purpose of the A&R Subscription Agreement remains for the Sponsor to raise up to $1,500,000 from the Investor to fund the Articles Extension and to provide working capital to the Company during the Articles Extension. Investor paid $160,000 to the Sponsor on July 14, 2023.

On July 25, 2023, the Company entered into a second subscription agreement (“Second Subscription Agreement”) with the Investor and Sponsor, the purpose of which is for the Sponsor to raise up to $1,090,000 from the Investor to fund the Extension and to provide working capital to the Company during the Extension. In consideration of the funds, Sponsor will transfer 1 share of a Class A ordinary share for each dollar the Investor funds (the “Subscription Shares”) to the Investor at the closing of the Business Combination. Investor paid $750,000 to the Sponsor on July 25, 2023.

On October 18, 2023, the parties to the A&R Subscription Agreement entered into Amendment No. 1 to the A&R Subscription Agreement, in which the parties amended the consideration of a Capital Call made pursuant to the A&R Subscription Agreement to the following: (a) 431,735 shares of Class A Common Stock of the SPAC (the “Initial Shares”) free and clear of any liens or other encumbrances, other than pursuant to the Letter Agreement and the Investor shall not be subject to forfeiture, surrender, claw-back, transfers, disposals, exchanges, or earn-outs for any reason on the Initial Shares; (b) 71,956 shares of Class A Common Stock of the SPAC that must be held by the Investor until the VWAP of the Class A Common Stock equals or exceeds $12.50 for any 20 trading days within any 30 days trading period within 10 years from the consummation of the De-SPAC (the “$12.50 Shares”); and (c) 71,956 shares of Class A Common Stock of the SPAC that must be held by the Investor until the VWAP of the Class A Common Stock equals or exceeds $15.00 for any 20 trading days within any 30 days trading period within 10 years from the consummation of the De-SPAC (the “$15 Shares” and together with the Initial Shares and the $12.50 Shares, the “Subscription Shares”).

On October 18, 2023, the parties to the Second Subscription Agreement entered into Amendment No. 1 to the Second Subscription Agreement, in which the parties (a) limited the total amount of the Investor’s Capital Commitment that may be called subject to the Second Subscription Agreement to $750,000 and (b) amended the consideration of a Capital Call made pursuant to the Second Subscription Agreement to the following: (a) 448,169 shares of Class A Common Stock of the SPAC (the “Initial Shares”) free and clear of any liens or other encumbrances, other than pursuant to the Letter Agreement and the Investor shall not be subject to forfeiture, surrender, claw-back, transfers, disposals, exchanges, or earn-outs for any reason on the Initial Shares; (b) 74,695 shares of Class A Common Stock of the SPAC that must be held by the Investor until the VWAP of the Class A Common Stock equals or exceeds $12.50 for any 20 trading days within any 30 days trading period within 10 years from the consummation of the De-SPAC (the “$12.50 Shares”); and (c) 74,695 shares of Class A Common Stock of the SPAC that must be held by the Investor until the VWAP of the Class A Common Stock equals or exceeds $15.00 for any 20 trading days within any 30 days trading period within 10 years from the consummation of the De-SPAC (the “$15 Shares” and together with the Initial Shares and the $12.50 Shares, the “Subscription Shares”).

On November 16, 2023, the Company entered into a subscription agreement (“Fourth Subscription Agreement”) with Palmeira Investment Limited (“Palmeira”) and Sponsor and, together with the Company and Palmeira, the “Parties”, the purpose of which is for the Sponsor to raise up to $800,000 from Palmeira to fund the Extension and to provide working capital to the Company during the Extension (“Investor’s Capital Commitment”). Palmeira paid $249,975 and $250,000 to the Sponsor on November 21, 2023 and November 27, 2023, respectively. The Sponsor agreed to assign to Palmeira, effective as of the Closing Date or the earlier termination of the Business Combination Agreement in accordance with its terms or otherwise, an aggregate of 281,236 Founder Shares.

PLUM ACQUISITION CORP. I

NOTES TO FINANCIAL STATEMENTS

DECEMBER 31, 2023 AND 2022

NOTE 6 — RELATED PARTY TRANSACTIONS (cont.)

As of December 31, 2023, Polar and Palmeira (collectively the “Investors”) have paid the Sponsor an aggregate of $2,359,975 to fund the Company’s working capital requirements during the Articles Extension and the Sponsor agreed to assign to Investors, effective as of the Closing Date or the earlier termination of the Business Combination Agreement in accordance with its terms or otherwise, an aggregate of 1,341,140 Founder Shares.

Administrative Support Agreement

The Company will pay the Sponsor or an affiliate of the Sponsor $10,000 per month for office space, secretarial and administrative services provided to members of the management team. Upon completion of the initial Business Combination or its liquidation, the Company will cease paying these monthly fees. In addition, the Company reimburses the Sponsor for the reasonable costs of salaries and other services provided to the Company by the employees, consultants and or members of the Sponsor or its affiliates. For the year ended December 31, 2023, the Company incurred $120,000, in fees for office space, secretarial and administrative services, of which such amounts are included in the due to related party in the accompanying consolidated balance sheets. For the year ended December 31, 2023, the Company incurred $215,094, in fees for reimbursement of costs of salaries, respectively. For the year ended December 31, 2022, the Company incurred $120,000, in fees for office space, secretarial and administrative services, of which such amounts are included in the due to related party in the accompanying balance sheets and incurred $549,198 for reimbursement of costs of salaries and other services.

NOTE 7 — WARRANTS

The Public Warrants will become exercisable at $11.50 per share, subject to adjustment, at any time commencing 30 days after the completion of the initial Business Combination; provided that the Company has an effective registration statement under the Securities Act covering the Class A ordinary shares issuable upon exercise of the warrants and a current prospectus relating to them is available (or the Company permits holders to exercise their warrants on a cashless basis under the circumstances specified in the warrant agreement) and such shares are registered, qualified or exempt from registration under the securities, or blue sky, laws of the state of residence of the holder. The warrants will expire five years after the completion of a Business Combination or earlier upon redemption or liquidation.

The Company has agreed that as soon as practicable, but in no event later than twenty business days after the closing of the initial Business Combination, it will use commercially reasonable efforts to file with the SEC a registration statement for the registration, under the Securities Act, of the Class A ordinary shares issuable upon exercise of the warrants, and the Company will use its commercially reasonable efforts to cause the same to become effective within 60 business days after the closing of the initial Business Combination, and to maintain the effectiveness of such registration statement and a current prospectus relating to those Class A ordinary shares until the warrants expire or are redeemed, as specified in the warrant agreement, provided that if the Class A ordinary shares are at the time of any exercise of a warrant not listed on a national securities exchange such that they satisfy the definition of a “covered security” under Section 18(b)(1) of the Securities Act, the Company may, at its option, require holders of public warrants who exercise their warrants to do so on a “cashless basis” in accordance with Section 3(a)(9) of the Securities Act and, in the event the Company so elects, it will not be required to file or maintain in effect a registration statement, but the Company will use its commercially reasonably efforts to register or qualify the shares under applicable blue sky laws to the extent an exemption is not available. If a registration statement covering the Class A ordinary shares issuable upon exercise of the warrants is not effective by the 60th day after the closing of the initial Business Combination, warrant holders may, until such time as there is an effective registration statement and during any period when the Company will have failed to maintain an effective registration statement, exercise warrants on a “cashless basis” in accordance with Section 3(a)(9) of the Securities Act or another Exemption, but the Company will use its commercially reasonably efforts to register or qualify the shares under applicable blue sky laws to the extent an exemption is not available. In such event, each holder would pay the exercise price by surrendering the warrants for that number of Class A ordinary shares equal to the lesser of (A) the quotient obtained by dividing (x) the product of the number of

PLUM ACQUISITION CORP. I

NOTES TO FINANCIAL STATEMENTS

DECEMBER 31, 2023 AND 2022

NOTE 7 — WARRANTS (cont.)

Class A ordinary shares underlying the warrants, multiplied by the excess of the “fair market value” (as defined below) less the exercise price of the warrants by (y) the fair market value and (B) 0.361. The “fair market value” as used in this paragraph shall mean the volume weighted average price of the Class A ordinary shares for the 10 trading days ending on the trading day prior to the date on which the notice of exercise is received by the warrant agent.

In no event will the Company be required to net cash settle any warrant. In the event that a registration statement is not effective for the exercised warrants, the purchaser of a unit containing such warrant will have paid the full purchase price for the unit solely for the Class A ordinary share underlying such unit.

Redemption of Warrants When the Price per Class A Ordinary Share Equals or Exceeds $18.00

Once the warrants become exercisable, the Company may redeem the outstanding warrants (except with respect to the Private Placement Warrants):

•        in whole and not in part;

•        at a price of $0.01 per warrant;

•        upon not less than 30 days’ prior written notice of redemption to each warrant holder; and

•        if, and only if, the last reported sale price of the Class A ordinary shares equals or exceeds $18.00 per share (as adjusted for adjustments to the number of shares issuable upon exercise or the exercise price of a warrant) for any 20 trading days within a 30-trading day period ending three trading days before the Company sends the notice of redemption to the warrant holders.

Redemption of Warrants When the Price per Class A Ordinary Share Equals or Exceeds $10.00

Once the warrants become exercisable, the Company may redeem the outstanding warrants:

•        in whole and not in part;

•        at $0.10 per warrant upon a minimum of 30 days’ prior written notice of redemption provided that holders will be able to exercise their warrants on a cashless basis prior to redemption and receive that number of shares, based on the redemption date and the “fair market value” of our Class A ordinary shares (as defined above);

•        if, and only if, the closing price of the Class A ordinary shares equals or exceeds $10.00 per public share (as adjusted for adjustments to the number of shares issuable upon exercise or the exercise price of a warrant) for any 20 trading days within the 30-trading day period ending three trading days before the Company sends the notice of redemption to the warrant holders; and

•        if the closing price of the Class A ordinary shares for any 20 trading days within a 30-trading day period ending on the third trading day prior to the date on which the Company sends the notice of redemption to the warrant holders is less than $18.00 per share (as adjusted for adjustments to the number of shares issuable upon exercise or the exercise price of a warrant), the Private Placement Warrants must also be concurrently called for redemption on the same terms as the outstanding public warrants, as described above.

In addition, if (x) the Company issues additional Class A ordinary shares or equity-linked securities for capital raising purposes in connection with the closing of the initial Business Combination at an issue price or effective issue price of less than $9.20 per ordinary share (with such issue price or effective issue price to be determined in good faith by the Company’s board of directors and, in the case of any such issuance to the Sponsor or its affiliates, without taking into account any Founder Shares held by the Sponsor or such affiliates, as applicable, prior to such

PLUM ACQUISITION CORP. I

NOTES TO FINANCIAL STATEMENTS

DECEMBER 31, 2023 AND 2022

NOTE 7 — WARRANTS (cont.)

issuance) (the “Newly Issued Price”), (y) the aggregate gross proceeds from such issuances represent more than 60% of the total equity proceeds, and interest thereon, available for the funding of the initial Business Combination on the date of the consummation of the initial Business Combination (net of redemptions), and (z) the volume weighted average trading price of our Class A ordinary shares during the 20 trading day period starting on the trading day prior to the day on which the Company consummates its initial Business Combination (such price, the “Market Value”) is below $9.20 per share, the exercise price of the warrants will be adjusted (to the nearest cent) to be equal to 115% of the higher of the Market Value and the Newly Issued Price, the $18.00 per share redemption trigger price described above will be adjusted (to the nearest cent) to be equal to 180% of the higher of the Market Value and the Newly Issued Price, and the $10.00 per share redemption trigger price described above will be adjusted (to the nearest cent) to be equal to the higher of the Market Value and the Newly Issued Price.

NOTE 8 — RECURRING FAIR VALUE MEASUREMENTS

Investments Held in Trust Account

As of December 31, 2023 and 2022, the investments in the Company’s Trust Account consisted of approximately $35.6 million and $323.9 million in U.S. Money Market funds, respectively. The Company considers all investments with original maturities of more than three months but less than one year to be short-term investments.

Fair values of the Company’s investments are classified as Level 1 utilizing quoted prices (unadjusted) in active markets for identical assets.

Recurring Fair Value Measurements

The Company’s permitted investments consist of U.S. Money Market funds. Fair values of these investments are determined by Level 1 inputs utilizing quoted prices (unadjusted) in active markets for identical assets. The Company’s initial value of the warrant liability was based on a valuation model utilizing management judgment and pricing inputs from observable and unobservable markets with less volume and transaction frequency than active markets and classified as level 3. The subsequent measurement of the Public Warrants is classified as Level 1 due to the use of an observable market price of these warrants. The subsequent measurement of the Private Warrants is classified as Level 2 because these warrants are economically equivalent to the Public warrants, based on the terms of the Private Warrant agreement, and as such their value is principally derived by the value of the Public Warrants. Significant deviations from these estimates and inputs could result in a material change in fair value. For the year ended December 31, 2023, there were no transfers amongst level 1, 2, and 3 values during the period. At December 31, 2021, the Company reclassified the Public Warrants and Private Warrants from Level 3 to Level 1 and Level 2, respectively.

The FPA liability is measured at fair value using a probability weighted expected return model based on future projections of various potential outcomes. The FPA liability is considered to be a Level 3 financial instrument. On June 15, 2023, the Company received a termination notice from Sakuu, that terminated, effective June 14, 2023, the Business Combination Agreement, dated March 2, 2023. In light of the termination of the Business Combination Agreement, the FPA was also terminated. As of December 31, 2023 and 2022 there was no FPA liability outstanding.

The conversion feature of the Convertible Promissory Notes, in connection with the Subscription Purchase Agreement, is measured at fair value using a Monte Carlo model that fair values the compound option. The fair value of the conversion feature of the Convertible Promissory Notes was $0 as of December 31, 2023.

PLUM ACQUISITION CORP. I

NOTES TO FINANCIAL STATEMENTS

DECEMBER 31, 2023 AND 2022

NOTE 8 — RECURRING FAIR VALUE MEASUREMENTS (cont.)

The following table presents fair value information as of December 31, 2023 and 2022, of the Company’s financial assets and liabilities that were accounted for at fair value on a recurring basis and indicates the fair value hierarchy of the valuation techniques the Company utilized to determine such fair value.

December 31, 2023	Total	Level 1	Level 2	Level 3
Assets
Investments held in Trust Account – U.S. Money Market	$35,555,976	$35,555,976	$—	$—

Liabilities
Public warrant liability	829,962	829,962	—	—
Private warrant liability	813,308	—	813,308	—
Sponsor loan conversion option	—	—	—	—
Total	$1,643,270	$829,962	$813,308	$—
December 31, 2022	Total	Level 1	Level 2	Level 3
Assets
Investments held in Trust Account – U.S. Money Market	$323,911,642	$323,911,642	$—	$—

Liabilities
Public warrant liability	191,529	191,529	—	—
Private warrant liability	187,687	—	187,687	—
Total	$379,216	$191,529	$187,687	$—

If and when the warrants become redeemable by the Company, the Company may exercise its redemption right even if it is unable to register or qualify the underlying securities for sale under all applicable state securities laws.

Forward Purchase Agreement Liability

The estimated fair value of the FPA liability on March 1, 2023 (initial measurement) is determined using Level 3 inputs. The expected term was based on management assumptions regarding the timing and likelihood of completing a business combination. The FPA liability is discounted to net present values using risk free rates. Discount rates were based on current risk-free rates based on the estimated term.

On June 15, 2023, the Company received a termination notice from Sakuu, that terminated, effective June 14, 2023, the Business Combination Agreement, dated March 2, 2023. In light of the termination of the Business Combination Agreement, the FPA was also terminated. As of December 31, 2023 and 2022 there was no FPA liability outstanding.

The following table presents the changes in the fair value of the forward purchase agreement (“FPA”) liability:

FPA
Fair value as of January 1, 2023	$—
Issuance of FPA liability	308,114
Change in fair value	(308,114)
Fair value as of December 31, 2023	$—

The changes in the fair value of the forward purchase agreement liability for the year ended December 31, 2023, is $308,114.

PLUM ACQUISITION CORP. I

NOTES TO FINANCIAL STATEMENTS

DECEMBER 31, 2023 AND 2022

NOTE 9 — COMMITMENTS AND CONTINGENCIES

Registration Rights

The holders of the Founder Shares, Private Placement Warrants and any warrants that may be issued upon conversion of Working Capital Loans (and any Class A ordinary shares issuable upon the exercise of the Private Placement Warrants and warrants that may be issued upon conversion of Working Capital Loans) will be entitled to registration rights pursuant to a registration and shareholder rights agreement to be signed prior to or on the effective date of the IPO. The holders of these securities are entitled to make up to three demands, excluding short form demands, that the Company registers such securities. In addition, the holders have certain “piggy-back” registration rights with respect to registration statements filed subsequent to the Company’s completion of its initial Business Combination. However, the registration and shareholder rights agreement provide that the Company will not permit any registration statement filed under the Securities Act to become effective until termination of the applicable Lock-up period, which occurs (i) in the case of the Founder Shares, as described in Note 5, and (ii) in the case of the Private Placement Warrants and the respective Class A ordinary shares underlying such warrants, 30 days after the completion of the initial Business Combination. The Company will bear the expenses incurred in connection with the filing of any such registration statements.

Underwriting Agreement

The Company granted the underwriter a 45-day option from March 18, 2021 to purchase up to an additional 4,500,000 Units to cover over-allotments, if any, at the IPO price less the underwriting discounts and commissions. The underwriter partially exercised the over-allotment option and, on April 14, 2021, the underwriter purchased 1,921,634 Units.

On March 18, 2021, the Company paid the underwriter’s fee of $6,000,000 upon the closing of the IPO. Upon partial exercise of the over-allotment option, the Company paid $384,327 to the underwriter.

In addition, the Underwriting Agreement provides $11,172,572 to be payable to the underwriter for deferred underwriting commissions. However, the underwriter, Goldman Sachs, waived any entitlement it has to such commissions under the Underwriting Agreement.

Waiver of Deferred Underwriting Discount

On January 16, 2023, Goldman Sachs, the underwriter of the Company’s IPO, waived any entitlement it had to its deferred underwriting discount in the amount of $11,172,572. In doing so, Goldman Sachs did not forfeit or waive any claim or right it otherwise has under the Underwriting Agreement dated March 15, 2021.

Service Provider Agreements

From time to time the Company has entered into and may enter into agreements with various services providers and advisors, including investment banks, to help us identify targets, negotiate terms of potential Business Combinations, consummate a Business Combination and/or provide other services. In connection with these agreements, the Company may be required to pay such service providers and advisors fees in connection with their services to the extent that certain conditions, including the closing of a potential Business Combination, are met. If a Business Combination does not occur, the Company would not expect to be required to pay these contingent fees. There can be no assurance that the Company will complete a Business Combination.

Business Combination Agreement

On March 2, 2023, the Company entered into a Business Combination Agreement by and among the Company, Sakuu Corporation, a Delaware corporation (the “Sakuu”), Merger Sub I, and Merger Sub II. The Business Combination Agreement with Sakuu was terminated on June 14, 2023.

On November 27, 2023, the Company, Plum SPAC Merger Sub, Inc., a Delaware corporation and wholly-owned subsidiary of Plum (“Merger Sub”), and Veea Inc., a Delaware corporation (“Veea”), entered into a Business Combination Agreement (the “Business Combination Agreement”).

PLUM ACQUISITION CORP. I

NOTES TO FINANCIAL STATEMENTS

DECEMBER 31, 2023 AND 2022

NOTE 9 — COMMITMENTS AND CONTINGENCIES (cont.)

Founded in 2014, Veea offers edge-to-cloud computing with its VeeaHub smart computing hub products that can replace or complement Wi-Fi Access Points (APs), IoT gateways, routers, basic firewalls, network attached storage, and other types of hubs and appliances at user premises.

Subscription Agreement

As disclosed in the definitive proxy statement filed by the Company on February 24, 2023 (the “Proxy Statement”), relating to the extraordinary general meeting of shareholders (the “Shareholder Meeting”), the Sponsor agreed that if the Extension Amendment Proposal (as defined below) is approved, it or one or more of its affiliates, members or third-party designees (the “Lender”) will deposit into the Trust Account the lesser of (A) $480,000 or (B) $0.12 for each Class A ordinary share, par value $0.0001 per share (each a “Public Share”) remaining after the holders of the Company’s Public Shares elected to redeem all or a portion of their Public Shares (the “Redemption”), in exchange for a non-interest bearing, unsecured promissory note issued by the Company to the Lender.

In addition, in the event that the Company has not consummated an initial business combination by the Articles Extension Date (defined below), without approval of the Company’s public shareholders, the Company may, by resolution of the Board, if requested by the Sponsor, and upon five days’ advance notice prior to the applicable Termination Date (as defined below), extend the Termination Date up to nine times, each by one additional month (for a total of up to nine additional months to complete a Business Combination), provided that the Lender will deposit into the Trust Account for each such monthly extension, the lesser of (A) $160,000 or (B) $0.04 for each Public Share remaining after the Redemption, in exchange for a non-interest bearing, unsecured promissory note issued by Plum to the Lender.

Accordingly, on March 16, 2023, the Company entered into a subscription agreement (“Subscription Agreement”) with Polar Multi-Strategy Master Fund (the “Investor”) and the Sponsor (collectively, the “Parties”), the purpose of which is for the Sponsor to raise up to $1,500,000 from the Investor to fund the Articles Extension (defined below) and to provide working capital to the Company during the Articles Extension (“Investor’s Capital Commitment”). As such, subject to, and in accordance with the terms and conditions of the Subscription Agreement, the Parties agreed,

(a)     from time to time, the Company will request funds from the Sponsor for working capital purposes or for the Sponsor to fund an extension payment pursuant to the Company’s Amended and Restated Memorandum and Articles of Association (each a “Drawdown Request”). The Sponsor, upon on at least five (5) calendar days’ prior written notice (“Capital Notice”), may require a drawdown against the Investor’s Capital Commitment under a Drawdown Request (each a “Capital Call”);

(b)    in consideration of the Capital Calls, Sponsor will transfer 0.75 of a Class A ordinary share for each dollar the Investor funds pursuant to the Capital Call(s) (the “Subscription Shares”) to the Investor at the closing of the Business Combination (the “Business Combination Closing”). The Subscription Shares shall be subject to the Lock-Up Period as defined in section 5 of the Sponsor Letter Agreement dated March 2, 2023 (the “Letter Agreement”). The Subscription Shares shall not be subject to any additional transfer restrictions or any additional lock-up provisions, earn outs, or other contingencies and shall promptly be registered pursuant to the first registration statement filed by the Company or the surviving entity in relation to the Business Combination;

(c)     each member of the Sponsor has the right to contribute any amount requested under each Drawdown Request (“Sponsor Capital Contribution”), provided that such Sponsor Capital Contributions will be made on terms no more favorable than the Investor’s Capital Commitment. In addition, the Company and Sponsor maintain the ability to enter into other agreements with each other or with other parties which shall provide for funding of the Company (through the issuance of equity, entry into promissory notes, or otherwise) outside of Drawdown Requests, provided that the terms of any such agreement between the Company or Sponsor with each other or any party or parties will be no more favorable than the terms under this Agreement;

PLUM ACQUISITION CORP. I

NOTES TO FINANCIAL STATEMENTS

DECEMBER 31, 2023 AND 2022

NOTE 9 — COMMITMENTS AND CONTINGENCIES (cont.)

(d)    any amounts funded by the Sponsor to the Company under a Drawdown Request shall not accrue interest and shall be promptly repaid by the Company to the Sponsor upon the Business Combination Closing. Following receipt of such sums from the Company, and in any event within 5 business days of the Business Combination Closing, the Sponsor or Company shall pay to the Investor, an amount equal to all Capital Calls funded under the Subscription Agreement (the “Business Combination Payment”). The Investor may elect at the Business Combination Closing to receive such Business Combination Payment in cash or Class A ordinary shares at a rate of 1 Class A ordinary share for each $10 of the Capital Calls funded under the Subscription Agreement. If the Company liquidates without consummating the Business Combination, any amounts remaining in the Sponsor or Company’s cash accounts, not including monies held in Trust Account, will be paid to the Investor within five (5) days of the liquidation; and

(e)     on the Business Combination Closing, the Sponsor will pay the Investor an amount equal to the reasonable attorney fees incurred by the Investor in connection with the Subscription Agreement not to exceed $5,000.

On July 14, 2023, the Company entered into an amended and restated subscription agreement (“A&R Subscription Agreement”) with Investor and Sponsor, which amends and restates the subscription agreement entered into by the Parties on March 16, 2023. The purpose of the A&R Subscription Agreement remains for the Sponsor to raise up to $1,500,000 from the Investor to fund the Articles Extension (defined below) and to provide working capital to the Company during the Articles Extension (“Investor’s Capital Commitment”). As such, subject to, and in accordance with the terms and conditions of the A&R Subscription Agreement, the Parties agreed,

(a)     from time to time, the Company will request funds from the Sponsor for working capital purposes or for the Sponsor to fund an extension payment pursuant to the Company’s Amended and Restated Memorandum and Articles of Association (each a “Drawdown Request”). The Sponsor, upon on at least five (5) calendar days’ prior written notice (“Capital Notice”), may require a drawdown against the Investor’s Capital Commitment under a Drawdown Request (each a “Capital Call”);

(b)    in consideration of the Capital Calls, Sponsor will transfer (i) 0.75 shares of Class A ordinary share for each dollar the Investor funds pursuant to the Capital Call(s) in respect of the initial contribution, and (ii) 1 share of Class A ordinary share for each dollar the Investor funds pursuant to the Capital Call(s) in respect of the second contribution (together, the “Subscription Shares”) to the Investor at the closing of the Business Combination (the “Business Combination Closing”). The Subscription Shares shall be subject to the Lock-Up Period as defined in section 5 of the Sponsor Letter Agreement dated March 2, 2023 (the “Letter Agreement”). The Subscription Shares shall not be subject to any additional transfer restrictions or any additional lock-up provisions, earn outs, or other contingencies and shall promptly be registered pursuant to the first registration statement filed by the Company or the surviving entity in relation to the Business Combination;

(c)     each member of the Sponsor has the right to contribute any amount requested under each Drawdown Request (“Sponsor Capital Contribution”), provided that such Sponsor Capital Contributions will be made on terms no more favorable than the Investor’s Capital Commitment. In addition, the Company and Sponsor maintain the ability to enter into other agreements with each other or with other parties which shall provide for funding of the Company (through the issuance of equity, entry into promissory notes, or otherwise) outside of Drawdown Requests, provided that the terms of any such agreement between the Company or Sponsor with each other or any party or parties will be no more favorable than the terms under this Agreement;

(d)    any amounts funded by the Sponsor to the Company under a Drawdown Request shall not accrue interest and shall be promptly repaid by the Company to the Sponsor upon the Business Combination Closing. Following receipt of such sums from the Company, and in any event within 5 business days of the Business Combination Closing, the Sponsor or Company shall pay to the Investor, an amount equal to all Capital

PLUM ACQUISITION CORP. I

NOTES TO FINANCIAL STATEMENTS

DECEMBER 31, 2023 AND 2022

NOTE 9 — COMMITMENTS AND CONTINGENCIES (cont.)

Calls funded under the A&R Subscription Agreement (the “Business Combination Payment”). The Investor may elect at the Business Combination Closing to receive such Business Combination Payment in cash or Class A ordinary shares at a rate of 1 Class A ordinary share for each $10 of the Capital Calls funded under the A&R Subscription Agreement. If the Company liquidates without consummating the Business Combination, any amounts remaining in the Sponsor or Company’s cash accounts, not including the Company’s Trust Account, will be paid to the Investor within five (5) days of the liquidation;

(e)     on the Business Combination Closing, the Sponsor will pay the Investor an amount equal to the reasonable attorney fees incurred by the Investor in connection with the A&R Subscription Agreement not to exceed $5,000; and

(f)     an amount that is up to $160,000 (being the total and final amount that the Sponsor can call as the second contribution) may be requested by the Sponsor in one or more Capital Notices before July 31, 2023.

On July 25, 2023, the Company entered into a subscription agreement (“Second Subscription Agreement”) with Investor and Sponsor, the purpose of which is for the Sponsor to raise up to $1,090,000 from the Investor to fund the Extension (defined below) and to provide working capital to the Company during the Extension (“Investor’s Capital Commitment”). As such, subject to, and in accordance with the terms and conditions of the Second Subscription Agreement, the Parties agreed,

(a)     from time to time, the Company will request funds from the Sponsor for working capital purposes or for the Sponsor to fund an extension payment pursuant to the Company’s Amended and Restated Memorandum and Articles of Association (each a “Drawdown Request”). The Sponsor, upon on at least five (5) calendar days’ prior written notice (“Capital Notice”), may require a drawdown against the Investor’s Capital Commitment under a Drawdown Request (each a “Capital Call”). An amount of up to $750,000 of the Investor’s Capital Commitment was deemed the subject of a Capital Call concurrently with the execution of the Second Subscription Agreement, and an amount that is up to the balance of the Investor’s Capital Commitment may be called upon the filing of a registration statement by the SPAC or the surviving entity in relation to the business combination.

(b)    in consideration of the Capital Calls, Sponsor will transfer 1 share of Class A ordinary share for each dollar the Investor funds pursuant to the Capital Call(s) in respect of the second contribution (together, the “Subscription Shares”) to the Investor at the closing of the Business Combination (the “Business Combination Closing”). The Subscription Shares shall be subject to the Lock-Up Period as defined in section 5 of the Sponsor Letter Agreement dated March 2, 2023 (the “Letter Agreement”). The Subscription Shares shall not be subject to any additional transfer restrictions or any additional lock-up provisions, earn outs, or other contingencies and shall promptly be registered pursuant to the first registration statement filed by the Company or the surviving entity in relation to the Business Combination;

(c)     each member of the Sponsor has the right to contribute any amount requested under each Drawdown Request (“Sponsor Capital Contribution”), provided that such Sponsor Capital Contributions will be made on terms no more favorable than the Investor’s Capital Commitment. In addition, the Company and Sponsor maintain the ability to enter into other agreements with each other or with other parties which shall provide for funding of the Company (through the issuance of equity, entry into promissory notes, or otherwise) outside of Drawdown Requests, provided that the terms of any such agreement between the Company or Sponsor with each other or any party or parties will be no more favorable than the terms under the Second Subscription Agreement;

(d)    any amounts funded by the Sponsor to the Company under a Drawdown Request shall not accrue interest and shall be promptly repaid by the Company to the Sponsor upon the Business Combination Closing. Following receipt of such sums from the Company, and in any event within 5 business days of the Business Combination Closing, the Sponsor or Company shall pay to the Investor, an amount equal to all Capital Calls funded under the Second Subscription Agreement (the “Business Combination Payment”). The Investor

PLUM ACQUISITION CORP. I

NOTES TO FINANCIAL STATEMENTS

DECEMBER 31, 2023 AND 2022

NOTE 9 — COMMITMENTS AND CONTINGENCIES (cont.)

may elect at the Business Combination Closing to receive such Business Combination Payment in cash or Class A ordinary shares at a rate of 1 Class A ordinary share for each $10 of the Capital Calls funded under the Second Subscription Agreement. If the Company liquidates without consummating the Business Combination, any amounts remaining in the Sponsor or Company’s cash accounts, not including the Company’s Trust Account, will be paid to the Investor within five (5) days of the liquidation; and

(e)     on the Business Combination Closing, the Sponsor will pay the Investor an amount equal to the reasonable attorney fees incurred by the Investor in connection with the Second Subscription Agreement not to exceed $5,000.

In connection with the Second Subscription Agreement, the Company issued an unsecured promissory note, dated as of July 25, 2023, in the principal amount of up to $1,090,000 to Sponsor, which may be drawn down by the Company from time to time prior to the consummation of the Company’s Business Combination. As noted, an initial draw in the amount of $750,000 occurred on July 25, 2023. The note does not bear interest, matures on the date of consummation of the Business Combination and is subject to customary events of default. The note will be repaid only to the extent that the Company has funds available to it outside of its trust account established in connection with its initial public offering and is convertible into private placement warrants of the Company at a price of $1.50 per warrant at the option of the Sponsor.

On October 18, 2023, the parties to the A&R Subscription Agreement entered into Amendment No. 1 to the A&R Subscription Agreement, in which the parties amended the consideration of a Capital Call made pursuant to the A&R Subscription Agreement to the following: (a) 431,735 shares of Class A Common Stock of the SPAC (the “Initial Shares”) free and clear of any liens or other encumbrances, other than pursuant to the Letter Agreement and the Investor shall not be subject to forfeiture, surrender, claw-back, transfers, disposals, exchanges, or earn-outs for any reason on the Initial Shares; (b) 71,956 shares of Class A Common Stock of the SPAC that must be held by the Investor until the VWAP of the Class A Common Stock equals or exceeds $12.50 for any 20 trading days within any 30 days trading period within 10 years from the consummation of the De-SPAC (the “$12.50 Shares”); and (c) 71,956 shares of Class A Common Stock of the SPAC that must be held by the Investor until the VWAP of the Class A Common Stock equals or exceeds $15.00 for any 20 trading days within any 30 days trading period within 10 years from the consummation of the De-SPAC (the “$15 Shares” and together with the Initial Shares and the $12.50 Shares, the “Subscription Shares”).

On October 18, 2023, the parties to the Second Subscription Agreement entered into Amendment No. 1 to the Second Subscription Agreement, in which the parties (a) limited the total amount of the Investor’s Capital Commitment that may be called subject to the Second Subscription Agreement to $750,000 and (b) amended the consideration of a Capital Call made pursuant to the Second Subscription Agreement to the following: (a) 448,169 shares of Class A Common Stock of the SPAC (the “Initial Shares”) free and clear of any liens or other encumbrances, other than pursuant to the Letter Agreement and the Investor shall not be subject to forfeiture, surrender, claw-back, transfers, disposals, exchanges, or earn-outs for any reason on the Initial Shares; (b) 74,695 shares of Class A Common Stock of the SPAC that must be held by the Investor until the VWAP of the Class A Common Stock equals or exceeds $12.50 for any 20 trading days within any 30 days trading period within 10 years from the consummation of the De-SPAC (the “$12.50 Shares”); and (c) 74,695 shares of Class A Common Stock of the SPAC that must be held by the Investor until the VWAP of the Class A Common Stock equals or exceeds $15.00 for any 20 trading days within any 30 days trading period within 10 years from the consummation of the De-SPAC (the “$15 Shares” and together with the Initial Shares and the $12.50 Shares, the “Subscription Shares”).

On November 16, 2023, the Company entered into a subscription agreement (“Fourth Subscription Agreement”) with Palmeira Investment Limited (“Palmeira”) and Sponsor and, together with the Company and Palmeira, the “Parties”, the purpose of which is for the Sponsor to raise up to $800,000 from Palmeira to fund the Extension and to provide working capital to the Company during the Extension (“Investor’s Capital Commitment”). Palmeira paid $249,975 and $250,000 to the Sponsor on November 21, 2023, and November 27, 2023, respectively. The Sponsor agreed to assign to Palmeira, effective as of the Closing Date or the earlier termination of the Business Combination Agreement in accordance with its terms or otherwise, an aggregate of 281,236 Founder Shares.

PLUM ACQUISITION CORP. I

NOTES TO FINANCIAL STATEMENTS

DECEMBER 31, 2023 AND 2022

NOTE 9 — COMMITMENTS AND CONTINGENCIES (cont.)

As of December 31, 2023, Polar and Palmeira (collectively the “Investors”) have paid the Sponsor an aggregate of $2,359,975 to fund the Company’s working capital requirements during the Articles Extension and the Sponsor agreed to assign to Investors, effective as of the Closing Date or the earlier termination of the Business Combination Agreement in accordance with its terms or otherwise, an aggregate of 1,341,140 Founder Shares.

Forward Purchase Agreement

Prior to the execution of the Business Combination Agreement, the Company and Polar entered into a letter agreement dated March 1, 2023 (the “Forward Purchase Agreement”), pursuant to which Polar will purchase (either in the open market, or from the Company) up to 2,500,000 shares of (i) prior to the Closing, Class A common stock of the Company and (ii) after the Closing (such shares, the “FPA Shares”). Seller may not beneficially own greater than 9.9% of the FPA Shares on a pro forma basis.

Seller has agreed to waive any redemption rights with respect to any FPA Shares and separate shares in connection with the Business Combination.

The Forward Purchase Agreement provides that at Closing, the Company will pay to Polar, out of funds held in Trust Account, an amount equal to the sum of (x) the Public Shares (as defined in the Forward Purchase Agreement) multiplied by the Redemption Price (as defined in the Amended and Restated Certificate of Incorporation), and (y) the proceeds of the Private Shares (as defined in the Forward Purchase Agreement) purchased by Polar (collectively, such amount, the “Prepayment Amount”), to Polar.

At the maturity of the Forward Purchase Agreement, which will be one year from the Closing unless accelerated or deferred (but up to two years) by Seller, the Company will repurchase the Public and Private Shares then held by Seller for a price equal to the Redemption Price plus $0.60 (which amount will be increased by another $0.60 per year for each year by which the maturity is deferred by Seller), The Prepayment Amount will be credited against this repurchase price. Prior to maturity, if Seller sells these shares for over $10.00 per share, it will repay $10.00 per share to Plum.

On June 15, 2023, the Company received a termination notice from Sakuu, that terminated, effective June 14, 2023, the Business Combination Agreement, dated March 2, 2023. In light of the termination of the Business Combination Agreement, the FPA was also terminated.

Release Agreement

On October 31, 2022, the Company entered into a termination agreement with a potential party to a business combination (“Target”), pursuant to which the Company and Target agreed to release each other from any obligations and claims related to a certain Amended and Restated Non-Binding Term Sheet, dated as of June 22, 2022 (“Term Sheet”), and related Term Sheet Extension Letter Agreements, dated July 18, 2022, July 22, 2022, August 1, 2022, and August 8, 2022.

NOTE 10 — SHAREHOLDERS’ DEFICIT

Preference Shares — The Company is authorized to issue 1,000,000 preference shares at par value of $0.0001, with such designations, voting and other rights and preferences as may be determined from time to time by the Company’s board of directors. At December 31, 2023 and 2022, there were no preference shares issued or outstanding.

Class A Ordinary Shares — The Company is authorized to issue a total of 500,000,000 Class A Ordinary Shares at par value of $0.0001 per share. At December 31, 2023 and 2022, there were 7,980,409 and no Class A Ordinary Shares outstanding excluding 3,255,593 and 31,921,634 shares of Class A Ordinary Shares subject to possible redemption, respectively.

PLUM ACQUISITION CORP. I

NOTES TO FINANCIAL STATEMENTS

DECEMBER 31, 2023 AND 2022

NOTE 10 — SHAREHOLDERS’ DEFICIT (cont.)

Class B Ordinary Shares — The Company is authorized to issue a total of 50,000,000 Class B Ordinary Shares at par value of $0.0001 per share. Holders are entitled to one vote for each Class B Ordinary Share. With the underwriter’s over-allotment option expiring in May 2021 partially unexercised, the initial shareholders forfeited 644,591 to the Company for no consideration so that the initial shareholders would collectively own 20% of the Company’s issued and outstanding ordinary shares after the IPO. In connection with the vote to approve the Second Extension Amendment Proposal, the Sponsor, as the sole holder of Class B Ordinary Shares, voluntarily elected to convert all Class B Ordinary Shares to Class A Ordinary Shares on a one-for-one basis in accordance with the Memorandum and Articles of Association. As of December 31, 2023 and 2022, there were 0 and 7,980,409 shares of Class B Ordinary Shares issued and outstanding, respectively.

Holders of the Class A ordinary shares and holders of the Class B ordinary shares will vote together as a single class on all matters submitted to a vote of the Company’s shareholders, except as required by law. Unless specified in the Company’s amended and restated memorandum and articles of association, or as required by applicable provisions of the Companies Act or applicable stock exchange rules, the affirmative vote of a majority of the Company’s ordinary shares that are voted is required to approve any such matter voted on by its shareholders.

The Class B ordinary shares will automatically convert into Class A ordinary shares (which such Class A ordinary shares delivered upon conversion will not have redemption rights or be entitled to liquidating distributions from the Trust Account if the Company does not consummate an initial Business Combination) at the time of the initial Business Combination or earlier at the option of the holders thereof at a ratio such that the number of Class A ordinary shares issuable upon conversion of all Founder Shares will equal, in the aggregate, on an as-converted basis, 20% of the sum of (i) the total number of ordinary shares issued and outstanding upon completion of the IPO, plus (ii) the total number of Class A ordinary shares issued or deemed issued or issuable upon conversion or exercise of any equity-linked securities or rights issued or deemed issued, by the Company in connection with or in relation to the consummation of the initial Business Combination, excluding any Class A ordinary shares or equity-linked securities exercisable for or convertible into Class A ordinary shares issued, deemed issued, or to be issued, to any seller in the initial Business Combination and any Private Placement Warrants issued to the Sponsor, its affiliates or any member of the Company’s management team upon conversion of Working Capital Loans. In no event will the Class B ordinary shares convert into Class A ordinary shares at a rate of less than one-to-one.

NOTE 11 — QUARTERLY FINANCIAL INFORMATION (UNAUDITED)

As further described in Note 2, the previously reported financial information for the quarters ended March 31, 2023, June 30, 2023, and September 30, 2023, have been restated. As part of the restatement, the Company recorded adjustments to correct the uncorrected misstatements in the impacted periods. The unaudited interim financial statements reflect all adjustments which are, in the opinion of management, necessary for a fair statement of the results for the interim periods presented.

The following tables summarize the Company’s unaudited quarterly financial information for the impacted periods.

Incorporated herein is expanded disclosure of the restatements of the quarterly information for the three months ended March 30, 2023, three and six-months ended June 30, 2023, and three and nine-months ended September 30, 2023.

PLUM ACQUISITION CORP. I

NOTES TO FINANCIAL STATEMENTS

DECEMBER 31, 2023 AND 2022

NOTE 11 — QUARTERLY FINANCIAL INFORMATION (UNAUDITED) (cont.)

PLUM ACQUISITION CORP. I
CONDENSED CONSOLIDATED BALANCE SHEETS

	AS RESTATED
	3/31/2023	6/30/2023	9/30/2023
Assets
Cash and cash equivalents	97,811	20,880	92,722
Prepaid expense	102,980	52,885	27,550
Total current assets	200,791	73,765	120,272

Investments held in Trust Account	54,368,297	55,154,617	35,096,667
Total Assets	54,569,088	55,228,382	35,216,939

Liabilities, Redeemable Ordinary Shares and Stockholders’ Deficit
Accounts payable and accounts payable	3,584,797	3,853,954	3,976,694
Due to related party	265,000	331,826	258,966
Convertible promissory note – related party	1,000,000	1,000,000	1,000,000
Promissory Note – related party	250,000	250,000	250,000
Subscription liability, net of debt discount	251,880	467,274	1,060,112
Forward Purchase Agreement liability	633,205	—	—
Total current liabilities	5,984,882	5,903,054	6,545,772

Warrant liability	2,401,703	423,458	758,433
Total liabilities	8,386,585	6,326,512	7,304,205

Commitments and Contingencies
Class A Common Stock subject to possible redemption, 5,228,218, 5,228,218 and 3,255,593 shares at $10.40, $10.55 and $10.78 redemption value as of March 31, 2023, June 30, 2023 and September 30, 2023, respectively	54,368,296	55,154,617	35,096,667

Stockholders’ Deficit:
Preferred stock, $0.0001 par value; 1,000,000 shares authorized; none issued and outstanding	—	—	—
Class A ordinary shares, $0.0001 par value; 500,000,000 shares authorized; 0, 0 and 799 shares issued and outstanding (excluding 5,228,218, 5,228,218 and 3,255,593 shares subject to possible redemption) as of March 31, 2023, June 30, 2023 and September 30, 2023, respectively.	—	—	799
Class B ordinary shares, $0.0001 par value; 50,000,000 shares authorized; 7,980,409, 7,980,409 and 0 shares issued and outstanding as of March 31, 2023, June 30, 2023 and September 30, 2023.	799	799	—
Additional paid-in capital	7,531,767	6,912,413	6,319,277
Accumulated deficit	(15,718,359)	(13,165,959)	(13,504,009)
Total stockholders’ deficit	(8,185,793)	(6,252,747)	(7,183,933)

Total Liabilities, Redeemable Ordinary Shares and Stockholders’ Deficit	54,569,088	55,228,382	35,216,939

PLUM ACQUISITION CORP. I

NOTES TO FINANCIAL STATEMENTS

DECEMBER 31, 2023 AND 2022

NOTE 11 — QUARTERLY FINANCIAL INFORMATION (UNAUDITED) (cont.)

PLUM ACQUISITION CORP. I
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

	AS RESTATED
	For the three months ended March 31, 2023	For the three months ended June 30, 2023	For the six months ended June 30, 2023	For the three months ended September 30, 2023	For the nine months ended September 30, 2023
Formation and operating costs	$1,153,282	$578,954	$1,732,236	$353,372	$2,085,609
Loss from operations	(1,153,282)	(578,954)	(1,732,236)	(353,372)	(2,085,609)

Other (expense) income:
Change in fair value of warrants liabilities	(2,022,486)	1,978,245	(44,241)	(334,975)	(379,216)
Change in fair value of Forward Purchase Agreement	(325,091)	633,205	308,114	—	308,114
Issuance of Forward Purchase Agreement	(308,114)	—	(308,114)	—	(308,114)
Reduction of deferred underwriter fee payable	328,474	—	328,474	—	328,474
Interest Expense – Debt Discount	(28,515)	(106,416)	(134,931)	(279,013)	(413,944)
Interest income – trust account	3,088,967	626,320	3,715,287	629,310	4,344,597
Total other (expense) income, net	733,235	3,131,354	3,864,589	15,322	3,879,911

Net (loss) income	$(420,047)	$2,552,400	$2,132,353	$(338,050)	$1,794,302

Weighted average shares outstanding, Class A ordinary shares subject to possible redemption	26,286,357	13,208,627	15,699,116	4,970,919	12,083,753
Basic and diluted net income per ordinary share, Class A ordinary shares subject to possible redemption	$(0.01)	$0.12	$0.09	$(0.03)	$0.09
Weighted average shares outstanding, Class A ordinary shares subject to possible redemption	—	—	—	1,474,641	526,181
Basic and diluted net income per ordinary share, Class A ordinary shares	—	—	—	$(0.03)	$0.09
Weighted average shares outstanding, Class B ordinary shares	7,980,409	7,980,409	7,980,409	6,505,768	7,454,228
Basic and diluted net income per ordinary share, Class B ordinary shares	$(0.01)	$0.12	$0.09	$(0.03)	$0.09

PLUM ACQUISITION CORP. I

NOTES TO FINANCIAL STATEMENTS

DECEMBER 31, 2023 AND 2022

NOTE 11 — QUARTERLY FINANCIAL INFORMATION (UNAUDITED) (cont.)

PLUM ACQUISITION CORP. I
CONDENSED CONSOLIDATED STATEMENTS OF CHANGES IN SHAREHOLDERS’ DEFICIT

	Class A ordinary shares		Class B ordinary shares		Additional Paid-in Capital	Accumulated Deficit	Shareholders’ Deficit
	Shares	Amount	Shares	Amount
Balance as of December 31, 2022	—	$—	7,980,409	$799	$—	$(15,298,312)	$(15,297,513)
Reduction of deferred underwriter fees					10,844,098		10,844,098
Accretion of Class A ordinary shares to redemption value					(3,568,966)	—	(3,568,966)
Issuance of subscription shares					256,635		256,635
Net loss						(420,047)	(420,047)
Balance as of March 31, 2023 (As Restated)	—	$—	7,980,409	$799	$7,531,767	$(15,718,359)	$(8,185,793)
Accretion of Class A ordinary shares to redemption value					(786,320)	—	(786,320)
Issuance of subscription shares					166,966		166,966
Net Income						2,552,400	2,552,400
Balance as of June 30, 2023 (As Restated)	—	$—	7,980,409	$799	$6,912,413	$(13,165,959)	$(6,252,747)
Conversion of class B shares to Class A shares	7,980,409	799	(7,980,409)	(799)			—
Accretion of Class A ordinary shares to redemption value					(1,084,311)	—	(1,084,311)
Issuance of subscription shares					491,175		491,175
Net loss						(338,050)	(338,050)
Balance as of September 30, 2023 (As Restated)	7,980,409	$799	—	$—	$6,319,277	$(13,504,009)	$(7,183,933)

PLUM ACQUISITION CORP. I

NOTES TO FINANCIAL STATEMENTS

DECEMBER 31, 2023 AND 2022

NOTE 11 — QUARTERLY FINANCIAL INFORMATION (UNAUDITED) (cont.)

PLUM ACQUISITION CORP. I
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

	AS RESTATED
	For the three months ended March 31, 2023	For the six months ended June 30, 2023	For the nine months ended September 30, 2023
Cash flows from Operating Activities:
Net (loss) income	$(420,048)	$2,132,353	$1,794,302
Adjustments to reconcile net loss to net cash used in operating activities:
Interest earned on cash held in Trust Account	(3,088,966)	(3,715,287)	(4,344,597)
Reduction of deferred underwriter fees	(328,474)	(328,474)	(328,474)
Changes in fair value of warrant liabilities	2,022,486	44,241	379,216
Issuance of FPA	308,114	308,114	308,114
Change in fair value of FPA	325,091	(308,114)	(308,114)
Interest expense – debt discount	28,515	134,931	413,944

Prepaid assets	(59,349)	(9,254)	16,081
Due to related party	30,000	96,826	23,966
Accounts payable and accrued expenses	944,041	1,213,199	1,335,939
Net cash used in operating activities	(238,590)	(431,465)	(709,623)

Cash flows from Investing Activities:
Extension payment deposit in Trust	(480,000)	(640,000)	(1,095,000)
Cash withdrawn for redemptions	273,112,312	273,112,312	294,254,572
Net cash used in investing activities	272,632,312	272,472,312	293,159,572

Cash flows from Financing Activities:
Redemption of ordinary shares	(273,112,312)	(273,112,312)	(294,254,572)
Proceeds from note payable-related party	250,000	250,000	250,000
Proceeds from subscription liability	480,000	755,944	1,560,944
Net cash provided by financing activities	(272,382,312)	(272,106,368)	(292,443,628)

Net Change in Cash	11,410	(65,521)	6,321
Cash, Beginning of period	86,401	86,401	86,401
Cash, End of period	$97,811	$20,880	$92,722
Non-Cash investing and financing activities:
Accretion of Class A ordinary shares subject to possible redemption	$3,568,966	$4,355,287	$5,439,596
Issuance of Subscription Shares	$256,635	$423,601	$914,776

PLUM ACQUISITION CORP. I

NOTES TO FINANCIAL STATEMENTS

DECEMBER 31, 2023 AND 2022

NOTE 12 — SUBSEQUENT EVENTS

The Company evaluated subsequent events and transactions that occurred after the balance sheet date through the date that the consolidated financial statements were issued. Based upon this review, the Company did not identify any subsequent events that would have required adjustment or disclosure in the consolidated financial statements.

On January 13, 2024, Rigrodsky Law P.A. sent a demand letter to the Company, purportedly on behalf of a stockholder of the Company, alleging deficiencies in the draft registration statement on Form S-4 filed by the Company, with the U.S. Securities and Exchange Commission on January 5, 2024.

On January 31, 2024, the Company received a notice from the Listing Qualifications Department of The Nasdaq Stock Market (“Nasdaq”) stating that the Company failed to hold an annual meeting of shareholders within twelve months of the end of its fiscal year ended December 31, 2022, as required by Nasdaq Listing Rule 5620(a). In accordance with Nasdaq Listing Rule 5810(c)(2)(G), the Company has 45 calendar days (or until March 16, 2024) to submit a plan to regain compliance and, if Nasdaq accepts the plan, Nasdaq may grant the Company up to 180 calendar days from its fiscal year end (or until June 28, 2024) to regain compliance. The Company intends to submit a compliance plan within the specified period. While the plan is pending, the Company’s securities will continue to trade on Nasdaq.

On February 10, 2024, the Audit Committee of the Company concluded, after discussion with the Company’s management and accounting professionals, that the Company’s previously-issued unaudited interim financial statements included in the Company’s Quarterly Report on Form 10-Q for the periods ended March 31, 2023, June 30, 2023, and September 30, 2023, filed with the SEC on May 23, 2023, August 21, 2023, and November 22, 2023, respectively (each an “Affected Period” and, collectively, the “Affected Periods”), should be restated and no longer be relied upon due to misstatements in (i) debt discount subscription liability, additional paid-in capital and accumulated deficit in the Company’s condensed balance sheet as of March 31, 2023, June 30, 2023, and September 30, 2023, and (ii) change in fair value of subscription liability and interest expense – debt discount on the Company’s condensed statements of operations for the three months ended March 31, 2023, three and six months ended June 30, 2023, and three and nine months ended September 30, 2023.

Report of Independent Registered Public Accounting Firm

To the Stockholders and the Board of Directors
of Veea Inc.

Opinion on the Consolidated Financial Statements

We have audited the accompanying consolidated balance sheets of Veea Inc. and Subsidiaries (the “Company”) as of December 31, 2023 and 2022, and the related consolidated statements of operations, comprehensive loss, stockholder’s equity (deficit), and cash flows for each of the two years in the period ended December 31, 2023, and the related notes (collectively referred to as the “consolidated financial statements”). In our opinion, the consolidated financial statements present fairly, in all material respects, the financial position of the Company as of December 31, 2023 and 2022, and the results of its operations and its cash flows for each of the two years in the period ended December 31, 2023, in conformity with accounting principles generally accepted in the United States of America.

Emphasis of Matter — Revenue Concentration

Approximately 99% of the Company’s 2023 revenue is derived from one customer. Our opinion is not modified with respect to this matter.

Basis for Opinion

These consolidated financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on the Company’s consolidated financial statements based on our audits. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (“PCAOB”) and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.

We conducted our audits in accordance with the auditing standards of the PCAOB and in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the consolidated financial statements are free of material misstatement, whether due to error or fraud. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. As part of our audits we are required to obtain an understanding of internal control over financial reporting but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion.

Our audits included performing procedures to assess the risks of material misstatement of the consolidated financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the consolidated financial statements. Our audits also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the consolidated financial statements. We believe that our audits provide a reasonable basis for our opinion.

Critical Audit Matter

The critical audit matter communicated below is a matter arising from the current period audit of the consolidated financial statements that were communicated or required to be communicated to those charged with governance and that: (1) relate to accounts or disclosures that are material to the consolidated financial statements and (2) involved our especially challenging, subjective, or complex judgments. The communication of critical audit matters does not alter in any way our opinion on the consolidated financial statements, taken as a whole, and we are not, by communicating the critical audit matters below, providing separate opinions on the critical audit matters or on the accounts or disclosures to which they relate.

Valuation of Inventory

As described in Note 4, to the financial statements, the Company’s inventory, net at December 31, 2023, was $7.4 million. Inventory consists primarily of finished goods and is valued at the lower of cost and net realizable value. The Company records a provision for aged, obsolete, or unsellable inventory, which can involve a high degree of judgment. The Company annually reviews its inventory and identifies factors which may include future demand, market conditions, technological changes, product life cycle and development plans, component cost trends, product pricing, physical deterioration and quality issues.

The valuation of inventory was identified as a critical audit matter because of the significant assumptions management makes with regards to its valuation of inventory and the increased extent of effort required performing audit procedures to evaluate the reasonableness of management’s assumptions and estimates.

The primary procedures we performed to address this critical audit matter included:

•        Performed independent test counts of the Company’s physical inventory.

•        Obtained an understanding of management’s process over the valuation of inventory.

•        Evaluated the reasonableness of the significant assumptions by testing inventory costs based on historical third-party purchases.

•        Evaluated the appropriateness of management’s methodologies used, as well as the significant assumptions and inputs, in developing their assessment of net realizable value and their estimated reserve for inventory, by comparing significant assumptions used by management to historical information, independent calculations, evidence obtained in other areas of the audit, recent selling prices and costs.

•        Tested the mathematical accuracy of the calculations performed along with assessing the completeness and accuracy of the information used in the calculations.

New York, New York
April 2, 2024, except for Note 17, as to which the date is May 8, 2024.

We have served as the Company’s auditor since August 8, 2023.

PCAOB ID No. 127

* * * * *

Veea Inc. and Subsidiaries
Consolidated Balance Sheets
As of December 31, 2023 and 2022

	As of December 31,
	2023	2022
ASSETS
Current Assets
Cash	$6,010,075	$185,881
Receivables	52,838	24,995
Inventory, net	7,375,621	7,547,974
Prepaid expenses and other current assets	513,670	124,886
Total current assets	13,952,204	7,883,736
Property and equipment, net	376,667	577,269
Goodwill	4,797,078	4,576,572
Intangible assets, net	628,477	1,064,612
Right-of-use lease assets	545,411	1,338,620
Investments	451,874	625,940
Security deposits	85,595	96,287
Total assets	$20,837,306	$16,163,036
LIABILITIES & STOCKHOLDERS’ EQUITY (Deficit)
Current liabilities
Revolving line of credit	$9,000,000	$14,000,000
Related party notes, net of discount	12,598,000	10,350,000
Convertible notes, related party	—	9,069,516
Accrued interest, related party	2,272,993	2,842,902
Accounts payable	1,077,898	4,403,471
Accrued expenses	4,741,495	4,385,398
Investor deposits	2,048,776	—
Operating lease liablilities – current portion	445,850	861,033
Total current liabilities	32,185,012	45,912,320
Operating lease liabilities	119,424	548,439
Total liabilities	32,304,436	46,460,759
Stockholders’ Equity (Deficit)
Series A preferred stock, $.00001 par value, 35,920,813 shares authorized, 35,920,813 shares issued and outstanding at December 31, 2023 and 2022	359	359
Series A-1 preferred stock, $.00001 par value, 44,228,636 shares authorized, 40,569,493 and 35,054,036 shares issued and outstanding at December 31, 2023 and 2022, respectively	405	351
Series A-2 preferred stock, $.00001 par value, 41,000,000 shares authorized, 12,660,067 and -nil- shares issued and outstanding at December 31, 2023 and 2022, respectively	126	—
Common stock, $0.00001 par value, 146,000,000 shares authorized, 7,243,514 and 7,203,514 shares issued and outstanding at December 31, 2023 and 2022, respectively	72	72
Additional paid-in capital	159,476,012	123,779,186
Accumulated deficit	(170,282,750)	(154,644,161)
Accumulated other comprehensive income (loss)	(661,354)	772,034
Equity attributable to Veea, Inc.	(11,467,130)	(30,092,159)
Noncontrolling interest	—	(205,564)
Total stockholders’ equity (deficit)	(11,467,130)	(30,297,723)
Total liabilities and stockholders’ equity (deficit)	$20,837,306	$16,163,036

The accompanying notes are an integral part of these financial statements

Veea Inc. and Subsidiaries
Consolidated Statements of Operations
Years Ended December 31, 2023 and 2022

	Years Ended December 31,
	2023	2022
Revenue, net	$9,072,130	$224,052
Cost of Goods Sold	466,802	285,311
Gross profit (loss)	8,605,328	(61,259)

Operating Expenses:
Product development	693,448	3,226,773
Sales and marketing	215,332	384,217
General and administrative	18,523,030	20,076,055
Depreciation and amortization	818,203	1,879,398
Total operating expenses	20,250,013	25,566,443
Loss from operations	(11,644,685)	(25,627,702)

Other Income and (Expense):
Interest income	1,942	9,000
Foreign currency gain (loss)	1,284,846	(2,193,685)
Paycheck protection program loan forgiveness	—	1,238,145
Other income, net	59,982
Other expense	(21,857)	(50,041)
Interest expense	(5,318,817)	(8,575,756)
Total other income and expense	(3,993,904)	(9,572,337)
Net loss	(15,638,589)	(35,200,039)
Net loss attributable to non-controlling interests	—	(32,950)
Net loss attributable to Veea, Inc.	$(15,638,589)	$(35,167,089)

Net loss per common share attributable to Veea, Inc. basic and diluted	$(2.16)	$(4.89)
Weighted average shares outstanding basic and diluted	7,235,733	7,203,514

The accompanying notes are an integral part of these financial statements

Veea Inc. and Subsidiaries
Consolidated Statements of Comprehensive Loss
Years Ended December 31, 2023 and 2022

	Years Ended December 31,
	2023	2022
Net loss	$(15,638,589)	(35,200,039)
Net loss attributable to non-controlling interests	—	(32,950)
Net loss attributable to Veea, Inc.	(15,638,589)	(35,167,089)

Other Comprehensive gain (loss):
Foreign currency translation adjustment	(1,433,388)	1,331,813
Comprehensive loss	(17,071,977)	(33,835,276)
Other comprehensive gain attributable to non-controlling interests	—	11,361
Comprehensive gain (loss) attributable to Veea, Inc.	$(17,071,977)	$(33,846,637)

The accompanying notes are an integral part of these financial statements

Veea Inc. and Subsidiaries
Consolidated Statements of Stockholders’ Equity (Deficit)
Years Ended December 31, 2023 and 2022

	Series A-2 Preferred Stock		Series A-1 Preferred Stock		Series A Preferred Stock		Common Stock		Additional Paid-in- Capital	Accumulated Deficit	Comprehensive Gain (Loss)	Non- Controlling Interest	Stockholders’ Deficit
	Shares	Amount	Shares	Amount	Shares	Amount	Shares	Amount
Balance, December 31, 2021	—	$—	—	$—	35,920,813	$359	$7,203,514	$72	$52,572,201	$(119,477,072)	$(559,779)	$(183,975)	$(67,648,194)
Series A-1 Preferred Stock Issuances	—	—	35,094,893	351	—	—	—	—	70,107,721	—	—	—	70,108,072
Stock based compensation due to common stock purchase options	—	—	—	—	—	—	—	—	845,448	—	—	—	845,448
Issuance of warrants in connection with related party bridge notes	—	—	—	—	—	—	—	—	253,816	—	—	—	253,816
Foreign currency translation gain	—	—	—	—	—	—	—	—	—	—	1,331,813	11,361	1,343,174
Net Loss	—	—	—	—	—	—	—	—	—	(35,167,089)	—	(32,950)	(35,200,039)
Balance, December 31, 2022	—	$—	35,094,893	$351	35,920,813	$359	$7,203,514	$72	$123,779,186	$(154,644,161)	$772,034	$(205,564)	$(30,297,723)
Conversion of covertbible notes and accrued interest	—	—	5,474,600	54	—	—	—	—	10,949,143	—	—	—	10,949,197
Issuance of warrants in connection with term note	—	—	—	—	—	—	—	—	2,010,298	—	—	—	2,010,298
Conversion of promissory notes to Series A-2 Preferred Stock	1,681,024	17	—	—	—	—	—	—	3,076,257	—	—	—	3,076,274
Conversion of vendor payable to Series A-2 Preferred Stock	1,049,248	10	—	—	—	—	—	—	1,920,114	—	—	—	1,920,124
Series A-2 Preferred Stock Issuances, net of transaction costs	9,929,795	99	—	—	—	—	—	—	17,256,426	—	—	—	17,256,525
Common stock issued upon exercise of stock options	—	—	—	—	—	—	40,000	—	4	—	—	—	4
Stock based compensation due to common stock purchase options	—	—	—	—	—	—	—	—	484,584	—	—	—	484,584
Foreign currency translation (loss)	—	—	—	—	—	—	—	—	—	—	(1,433,388)	—	(1,433,388)
Change in ownership percentage of non-controlling interest	—	—	—	—	—	—	—	—	—	—	—	205,564	205,564
Net Loss	—	—	—	—	—	—	—	—	—	(15,638,589)	—	—	(15,638,589)
Balance, December 31, 2023	12,660,067	$126	40,569,493	$405	35,920,813	$359	7,243,514	$72	$159,476,012	$(170,282,750)	$(661,354)	$—	$(11,467,130)

The accompanying notes are an integral part of these financial statements

Veea Inc. and Subsidiaries
Consolidated Statements of Cash Flows
Years Ended December 31, 2023 and 2022

	Years ended December 31,
	2023	2022
Cash flows from operating activities
Net loss	$(15,638,589)	$(35,200,039)
Adjustments to reconcile net loss to net cash used for operating activities:
Depreciation and amortization	818,203	1,879,398
Amortization of debt issuance costs	2,010,298	753,232
Impairment loss on investment	174,066	—
Stock based compensation	484,584	845,448
Gain on forgiveness of Paycheck Protection Program loan	—	(1,238,145)
Unrealized foreign currency transaction(gain) loss	(1,332,914)	2,097,545
Provision for inventory obsolescence	320,335	363,747
Amortization of operating lease right of use assets	793,209	739,694
Loss on write off of property and equipment	—	15,907
Interest expense	979,611	5,583,322
Changes in operating assets and liabilities:
Accounts receivable	(27,843)	(24,995)
Inventories	(147,982)	(3,190,047)
Prepaid and other current assets	(388,673)	1,200,682
Security deposit	12,176	28,751
Accounts payable	(1,591,487)	2,661,911
Accrued expenses	340,525	357,747
Accrued interest	1,386,048	1,885,495
Operating lease payments	(844,198)	(785,015)
Net cash used in operating activities	(12,652,631)	(22,025,362)
Cash flows from investing activities
Purchase of property and equipment	(34,966)	(30,768)
Purchase of intangible assets and trademarks	(120,088)	(218,496)
Net cash used in investing activities	(155,054)	(249,264)
Cash flows from financing activities
Repayment of debt	(10,979,611)	—
Proceeds from issuance of unrelated party convertible notes	3,000,000	12,000,000
Proceeds from issuance of convertible bridge notes – related party	—	3,200,000
Proceeds of term loan	5,000,000
Proceeds from demand notes – related party	2,248,000	850,000
Proceeds from the exercise of stock options for common stock	4	—
Proceeds from the issuance of Series A-1 convertible preferred stock	—	475,000
Proceeds from the issuance of Series A-2 preferred stock, net of transaction costs	17,256,525	—
Proceeds from prepaid investor subscriptions	2,048,776	—
Proceeds from demand notes	—	5,000,000
Net cash provided by financing activities	18,573,694	21,525,000
Effect of exchange rate changes on cash	58,184	(15,533)
Net increase (decrease) in cash and cash equivalents	5,824,194	(765,159)
Cash and cash equivalents at beginning of year	185,881	951,040
Cash and cash equivalents at end of year	$6,010,075	$185,881
Non-cash activities
Conversion of principal on convertible notes to preferred stock – Series A-1	$8,993,240	$57,676,825
Conversion of interest on convertible notes to preferred stock – Series A-1	$1,955,957	$11,706,247
Deferred financing costs incurred pursuant to issuance of equity warrants	$—	$253,816
Conversion of notes payable to Series A-2 Preferred Shares	$3,076,274	$—
Conversion of vendor payable to Series A-2 Preferred Shares	$1,920,124	$—
Supplemental cash flow information
Taxes paid	$13,070	$30,403
Interest paid	$892,336	$353,604

The accompanying notes are an integral part of these financial statements

Veea Inc. and Subsidiaries
Notes to Consolidated Financial Statements
Years Ended December 31, 2023 and 2022

1 — DESCRIPTION OF BUSINESS

Veea Inc. (together with subsidiaries collectively, “Veea” or the “Company”) has developed a Smart platform that is capable of delivering a wide range of services by intelligently connecting everyone and everything that is IoT-enabled, while making it possible for commercial and social connections through its platform to offer more contextual, transactional and relevant data. The Company is a highly differentiated Platform-as-a-Service (PaaS) company with a suite of innovative products and services that can serve many of Smart industries at the network edge.

The Company has three wholly owned subsidiaries, Veea Solutions Inc., a Delaware corporation Veea Systems Inc., a Delaware corporation and Veea Systems Ltd., a company located in the United Kingdom (“U.K.”). The Company is headquartered in New York City with offices in the United States (“U.S.”) and Europe.

On March 24, 2021, the Company formed VeeaSystems SAS (“Veea SAS”), a simplified joint stock company in France. Upon formation, the Company contributed capital totaling €875 (approximately $1,100), which constitutes approximately a 17.5% ownership in Veea SAS. The Company’s Chief Executive Officer (“CEO”) contributed capital to constitute an approximately 7% ownership in Veea SAS. In addition, the Company’s CEO is the President of Veea SAS as well as a director. In July 2023, the Company exercised its call options to acquire an additional 24.50% stake in Veea SAS, bringing its total ownership stake in Veea SAS to 42.5%. The call option was exercised for a price of €1 per share. In December, the Company exercised its call options for the remaining 57.5% ownership stake in Veea SAS. Veea SAS is accounted for as a Variable Interest Entity and consolidated as further described within Principles of Consolidation to Note 3 — Summary of Significant Accounting Policies.

On November 28, 2023 the Company and Plum Acquisition Corp. I (“Plum”) (NASDAQ: PLMI), a special purpose acquisition company announced the signing of a definitive business combination agreement (the “Business Combination Agreement”) in connection with a proposed business combination expected to result in the Company becoming a publicly traded company (such proposed business combination and related transactions, including the issuance by Plum of securities in connection therewith, collectively, the “Business Combination”). The Business Combination is structured as a merger between a wholly-owned subsidiary of Plum, on the one hand, and the Company, on the other, following which Plum, after transitioning out of the Cayman Islands and into the State of Delaware to become a Delaware corporation, will be renamed and will continue the business of the Company (referred to herein as the “Combined Company”). The transaction consideration to be issued to securityholders (including holders of outstanding debt and other convertible securities) at the closing of the proposed Business Combination (the “Closing”) will consist of newly-issued Plum securities determined based on a pre-money equity value for the Company’s outstanding equity securities and certain outstanding debt that will be converted into equity at the Closing of approximately $194 million, excluding the proceeds of the issuance of shares of Series A-2 Preferred Stock. Following the Closing, holders of the Company capital stock as of immediately prior to the Closing (excluding holders of the Company’s Series A-2 Preferred Stock) will have the contingent right to receive up to 4.5 million additional shares of Combined Company common stock if certain trading-price based milestones of the Combined Company’s common stock are achieved during the ten-year period following the Closing, as set forth in the Business Combination Agreement. Proceeds from the proposed Business Combination and financing transactions are expected to support the Combined Company in its business plans.

Current equity holders of the Company are expected to own a majority of the outstanding capital stock of the Combined Company immediately after the Closing and the Company will appoint a majority of the members of the board of directors of the Combined Company in accordance with the terms of the Business Combination Agreement. The parties expect the Business Combination to be consummated during the first half of 2024, following satisfaction of certain closing conditions set forth in the Business Combination Agreement, including, without limitation, approval by shareholders of Plum and stockholders of the Company, the effectiveness of a registration statement to be filed by Plum with the Securities and Exchange Commission in connection with the transaction, the expiration of any HSR Act waiting period and other customary closing conditions.

Veea Inc. and Subsidiaries
Notes to Consolidated Financial Statements
Years Ended December 31, 2023 and 2022

2 — LIQUIDITY AND MANAGEMENT’S PLAN

During the years ended December 31, 2023 and 2022, the Company has incurred net losses of $15,638,589 and $35,200,039, respectively, and had an accumulated deficit of $170,282,750 as of December 31, 2023. The Company expects to continue to incur net losses as it continues to grow and scale its business. Historically, the Company’s activities have been financed through private placements of equity securities and debt to related parties. In October 2023, the Company commenced a private placement for the sale of its newly designated Series A-2 Preferred Stock, par value $.00001 per share (the “Series A-2 Preferred Stock”). As of December 31, 2023, the Company has (1) issued 12,660,067 shares of Series A-2 Preferred Stock in consideration for approximately $18.2 million in cash and the conversion of debt and other outstanding obligations totaling approximately $5 million and (2) received additional subscriptions totaling approximately $2 million for which shares Series A-2 Preferred Stock have not yet been issued as of such date. The Company anticipates raising a minimum of an additional $10,000,000 in cash proceeds from the sales of shares of Series A-2 Preferred Stock before the closing of the Business Combination.

In December 2023, the Company signed an agreement with a placement agent for the issuance of up to $125 million of medium-term notes, face amount of 6.5% medium-term notes that would mature in August 2030. Closing of the note offering is subject to customary closing conditions including legal and financial due diligence. The Company expects the offering to close in the second quarter of 2024. Concurrent with the closing of the Business Combination, the Company expects to convert up to approximately $15 million of related party debt to equity concurrently with the consummation of its de-SPAC transaction with Plum. As a result, the Company believes that it has sufficient cash to meet its working capital requirements over the next twelve months. If additional funding is required to execute the Company’s business plan, the Company expects to seek to obtain that additional funding through a combination of private equity offerings, debt financings or a combination thereof. There can be no assurance as to the availability or terms upon which such financing and capital might be available.

3 — SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Principles of Consolidation

The accompanying consolidated financial statements include the accounts of the Company and its wholly owned subsidiaries. The Company consolidates a variable interest entity (“VIE”) when the Company possesses both the power to direct the activities of the VIE that most significantly impact its economic performance and the obligation to absorb losses of, or the right to receive benefits from, the entity that could potentially be significant to the VIE. All significant intercompany transactions and balances have been eliminated in consolidation.

Basis of Accounting

The accompanying consolidated financial statements have been prepared on the accrual basis in accordance with accounting principles generally accepted in the United States of America (“GAAP”).

Use of Estimates

Management of the Company is required to make certain estimates, judgments, and assumptions during the preparation of its consolidated financial statements in accordance with GAAP. The Company believes that these estimates, judgments and assumptions are reasonable under the circumstances. These estimates, judgments, and assumptions impact the reported amounts of assets, liabilities, revenue, and expenses, and the related disclosure of contingent assets and liabilities. Actual results could differ from these estimates. Changes in such estimates could affect amounts reported in future periods. On an ongoing basis, the Company evaluates its estimates and judgments including those related to: liquidity and going concern, the useful lives and recoverability of property and equipment and definite-lived intangible assets; the recoverability of goodwill and indefinite-lived intangible assets; the carrying value of accounts receivable, including the determination of the allowance for credit losses; inventory, including the

Veea Inc. and Subsidiaries
Notes to Consolidated Financial Statements
Years Ended December 31, 2023 and 2022

3 — SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (cont.)

determination of allowances for estimated excess or obsolescence; the fair value of warrants; the fair value of acquisition-related contingent consideration arrangements; unrecognized tax benefits; legal contingencies; the incremental borrowing rate for the Company’s leases; and the valuation of stock-based compensation, among others.

Emerging Growth Company Status

Following the consummation of the proposed business combination transaction with Plum, the Company is expected to be a publicly traded company and an emerging growth company (“EGC”), as defined in the Jumpstart Our Business Startups Act of 2012 (the “JOBS Act”). Under the JOBS Act, EGCs can delay adopting new or revised accounting standards issued subsequent to the enactment of the JOBS Act until those standards apply to private companies. In anticipation of the closing the business combination transaction with Plum, the Company has elected to use this extended transition period for complying with new or revised accounting standards that have different effective dates for public and private companies until the earlier of the date that it (i) is no longer an EGC or (ii) affirmatively and irrevocably opts out of the extended transition period provided in the JOBS Act. As a result, the consolidated financial statements may not be comparable to the financial statements of companies that comply with the new or revised accounting pronouncements as of dates effective for public companies. Refer to Note 1 — Description of the Business for further information regarding the proposed business combination transaction.

Segment Information

The Company operates as a single operating segment. The chief operating decision maker is the Company’s Chief Executive Officer, who makes resource allocation decisions and assesses performance based on financial information presented on a consolidated basis, accompanied by disaggregated revenue information. Accordingly, the Company has determined that it has a single reportable segment and operating segment.

Fair Value Measurement

Fair value is defined as the price that would be received to sell an asset or paid to transfer a liability in the principal or most advantageous market in an orderly transaction between market participants on the measurement date. Valuation techniques used to measure fair value maximize the use of observable inputs and minimize the use of unobservable inputs. The fair value hierarchy is based on three levels of inputs, of which the first two are considered observable and the last is considered unobservable:

Level 1 —	Observable inputs obtained from independent sources, such as quoted market prices for identical assets and liabilities in active markets.
Level 2 —

Other inputs, which are observable directly or indirectly, such as quoted market prices for similar assets or liabilities in active markets, quoted market prices for identical or similar assets or liabilities in markets that are not active, and inputs that are derived principally from or corroborated by observable market data.

Level 3 —

Unobservable inputs for which there is little or no market data and require the Company to develop its own assumptions, based on the best information available in the circumstances, about the assumptions market participants would use in pricing the assets or liabilities.

The Company issued preferred stock warrants and common stock warrants classified as equity securities which do not require recurring fair value measurement. See Note 9 — Stock-Based Compensation for the assumptions used in estimating the fair value of such common stock warrants.

Veea Inc. and Subsidiaries
Notes to Consolidated Financial Statements
Years Ended December 31, 2023 and 2022

3 — SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (cont.)

Recurring Fair Value Measurements

The following methods and assumptions were used to estimate the fair value of each class of financial assets and liabilities for which it is practicable to estimate fair value:

Money market funds — The carrying amount of money market funds approximates fair value and is classified within Level 1 because the fair value is determined through quoted market prices.

The Company’s remaining financial instruments that are measured at fair value on a recurring basis consist primarily of cash, accounts receivable, accounts payable, accrued expenses, and other current liabilities. The Company believes their carrying values are representative of their fair values due to their short-term maturities.

Cash and Cash Equivalents

Cash balances are held in U.S. and European banks. Cash balances held in the U.S. are insured by the Federal Deposit Insurance Corporation subject to certain limitations. The Company maintains its cash balances in highly rated financial institutions. At times, cash balances may exceed federally insurable limits.

Restricted Cash

The Company is not subject to any contractual agreement that contains restrictions on the Company’s use or withdrawal of its cash or cash equivalents.

Revenue Recognition

The Company recognizes revenue based on the satisfaction of distinct obligations to transfer goods and services to customers. The Company generates revenue from hardware sales and the sale of licenses and subscriptions. The Company applies a five-step approach as defined in ASC 606, Revenue from Contracts with Customers, in determining the amount and timing of revenue to be recognized: (1) identify the contract with a customer; (2) identify the performance obligations in the contract; (3) determine the transaction price; (4) allocate the transaction price to the performance obligations in the contract; and (5) recognize revenue when a corresponding performance obligation is satisfied. Most contracts with customers are to provide distinct products or services within a single contract. However, if a contract is separated into more than one performance obligation, the total transaction price is allocated to each performance obligation in an amount based on the estimated relative standalone selling price.

The Company earns revenue from the sale of its VeeaHub® devices, licenses and subscriptions. The Company generated revenue of $9,072,130 and $224,052 for the years ended December 31, 2023 and 2022, respectively. Other than $9 million of revenue generated from the license of AdEdge™ in 2023, revenue has been immaterial for all periods presented and represented revenue earned from paid pilots for our VeeaHub® devices.

For licenses of technology, recognition of revenue is dependent upon whether the Company has delivered rights to the technology, and whether there are future performance obligations under the contract. Revenue from non-refundable upfront payments is recognized when the license is transferred to the customer and the Company has no other performance obligations. Revenue for licenses delivered under a subscription model having terms between one and twelve-months are recognized over-time. Subscription revenue is generated through sales of monthly subscriptions. Customers pay in advance for the licenses and subscriptions. Revenue is initially deferred and is recognized using the straight-line method over the term of the applicable subscription period.

Revenue from hardware sales is recognized at a point-in-time, which is generally at the point in time when products have been shipped, right to payment has been obtained and risk of loss has been transferred. Certain of the Company’s product performance obligations include proprietary operating system software, which typically is not considered separately identifiable. Therefore, sales of these products and the related software are considered one performance obligation.

Veea Inc. and Subsidiaries
Notes to Consolidated Financial Statements
Years Ended December 31, 2023 and 2022

3 — SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (cont.)

Revenue from all sale types is recognized at the transaction price, the amount management expects to be entitled to in exchange for transferring goods or providing services. Transaction price is calculated as selling price net of variable consideration which may include estimates for future returns, price protection, warranties, and other customer incentive programs based upon the Company’s expectation and historical experience.

The Company contracts with customers under non-cancellable arrangements. While customers, including resellers, may cancel master purchase agreements under certain circumstances, customers may not cancel or modify purchase orders placed under the terms of such master purchase agreements. Each purchase order is therefore a contract with the customer, i.e., the purchase of a quantity of any given, single product; further, purchase orders do not commit the customer to purchase any further volumes over time. Contract modifications do not carry revenue recognition implications as no revenue is recognized until control over products, or intellectual property, as applicable, has transferred to the customer.

The Company has service arrangements where net sales are recognized over time. These arrangements include a variety of post-contract support service offerings, which are generally recognized over time as the services are provided, including maintenance and support services, and professional services to help customers maximize their utilization of deployed systems.

A contract liability for deferred revenue is recorded when consideration is received or is unconditionally due from a customer prior to transferring control of goods or services to the customer under the terms of a contract. Deferred revenue balances typically result from advance payments received from customers for product contracts or from billings in excess of revenue recognized on services arrangements. Deferred revenue balances were not significant as of December 31, 2023 and December 31, 2022.

Disaggregation of Revenue

The following tables summarize revenue from contracts with customers for the year ended December 31, 2023 and 2022, respectively:

	Years Ended December 31,
	2023	2022
Hardware, net	$22,612	$188,244
License	9,006,716	6,531
Subscription	243	5,366
Others	42,559	23,911
Total revenue	$9,072,130	$224,052
	Years Ended December 31,
	2023	2022
United States	$52,133	$175,327
Republic of Korea	13,878	34,362
Rest of the world	9,006,119	14,363
Total revenue	$9,072,130	$224,052

Warranties

The Company accrues the estimated cost of product warranties at the time of recognizing revenue. The Company’s standard product warranty terms generally include post-sales support and repairs or replacement of a product at no additional charge for a specified period of time. The Company actively monitors and evaluates the quality of its component suppliers. The estimated warranty obligation is based on contractual warranty terms, repair costs, and the Company’s baseline experience. The Company’s standard warranty terms are twelve months. Warranty expense was not significant for the years ended December 31, 2023 and December 31, 2022.

Veea Inc. and Subsidiaries
Notes to Consolidated Financial Statements
Years Ended December 31, 2023 and 2022

3 — SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (cont.)

Accounts Receivable

Trade accounts receivable are recognized and carried at billed amounts less an allowance for credit losses. The Company adopted the Current Expected Credit Losses (“CECL”) guidance effective January 1, 2023. The Company maintains the allowance for estimated losses resulting from the inability of the Company’s customers to make required payments. The allowance represents the current estimate of lifetime expected credit losses over the remaining duration of existing accounts receivable considering current market conditions and supportable forecasts when appropriate. The estimate is a result of the Company’s ongoing evaluation of collectability, customer creditworthiness, historical levels of credit losses, and future expectations. Credit loss expense and allowance for credit losses were not significant as of, and for the years ended, December 31, 2023 and December 31, 2022.

Inventory

The Company values inventory at the lower of cost or net realizable value. Cost is computed using standard cost which approximates actual cost on a first-in, first-out basis. At each reporting period, the Company assesses the value of its inventory and writes down the cost of inventory to its net realizable value if required, for estimated excess or obsolescence. Factors influencing these adjustments include changes in future demand forecasts, market conditions, technological changes, product life cycle and development plans, component cost trends, product pricing, physical deterioration, and quality issues. The write down for excess or obsolescence is charged to the provision for inventory, which is a component of Cost of Goods Sold in the Company’s consolidated statements of operations and comprehensive loss. At the point of the loss recognition, a new, lower cost basis for that inventory is established, and subsequent changes in facts and circumstances do not result in the restoration or increase in that newly established cost basis.

Cost of Goods Sold

Cost of goods sold consists primarily of the cost of finished goods, components purchased for manufacturing and freight. Cost of goods sold also includes third-party vendor costs related to cloud hosting fees.

Shipping and Handling

The Company considers shipping and handling to customers to represent activities performed in fulfilling the contract with the customer. When shipping is charged to the customer, the Company nets such charges against actual shipping costs incurred.

Tax Collected from Customers

Taxes imposed by governmental authorities on the Company’s revenue producing activities, such as sales taxes, are excluded from net sales.

Research and Development

Research and development (“R&D”) costs that do not meet the criteria for capitalization are expensed as incurred. R&D costs primarily consist of employee compensation, employee benefits, stock-based compensation related to technology developers and product management employees, as well as fees paid for outside services and materials.

Sales and Marketing

Sales and marketing costs consist of compensation and other employee related costs for personnel engage in selling and marketing, and sales support functions. Selling expenses also include marketing, and the costs associated with customer evaluations. The Company does not incur advertising costs.

Veea Inc. and Subsidiaries
Notes to Consolidated Financial Statements
Years Ended December 31, 2023 and 2022

3 — SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (cont.)

General and Administrative Expense

General and administrative expense consists of compensation expense (including stock-based compensation expense), executive management, finance, legal, tax, and human resources. General and administrative expense also include transaction costs, expenses associated with facilities, information technology, external professional services, legal costs and settlement of legal claims and other administrative expenses.

Property and Equipment, net

Property and equipment, net is stated at cost and depreciated on a straight-line basis of five to seven years for furniture and fixtures and five years for computer equipment. Leasehold improvements are capitalized and amortized over the shorter of their useful lives or remaining lease term. Repair and maintenance costs are charged to operations in the periods incurred. Upon retirement or sale, costs and related accumulated depreciation or amortization are removed from the balance sheets and the resulting gain or loss is included in operating expense in the Company’s consolidated statements of operations and comprehensive loss.

Goodwill

Goodwill represents the excess of the aggregate purchase consideration over the fair value of the net assets acquired. Goodwill is reviewed for impairment on an annual basis, or more frequently if events or changes in circumstances indicate that the carrying amount of goodwill may be impaired. In conducting its annual impairment test, the Company first reviews qualitative factors to determine whether it is more likely than not that the fair value of the reporting unit is less than its carrying amount. If factors indicate that the fair value of the reporting unit is less than its carrying amount, the Company performs a quantitative assessment, and the fair value of the reporting unit is determined by analyzing the expected present value of future cash flows. If the carrying value of the reporting unit continues to exceed its fair value, the fair value of the reporting unit’s goodwill is calculated and an impairment loss equal to the excess is recorded. The Company’s goodwill was recorded in connection with an acquisition consummated in June 2018. The Company considers goodwill to have an indefinite life and is not amortized. As of December 31, 2023 and 2022, no events have occurred that would require impairment of goodwill.

Impairment of Long-Lived Assets

Long-lived assets with finite lives consist primarily of property and equipment, operating lease right-of-use assets, and intangible assets which are reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. Recoverability of assets to be held and used is measured by a comparison of the carrying amount of an asset to the undiscounted future net cash flows expected to be generated by the asset. If the carrying amount of an asset exceeds its estimated future undiscounted cash flows, an impairment charge is recognized by the amount by which the carrying amount of the asset exceeds the fair value of the asset.

Stock-Based Compensation

The Company accounts for stock-based compensation expense in accordance with ASC 718, Compensation-Stock Compensation (“ASC 718”). The Company measures and recognizes compensation expense for all stock-based awards based on estimated fair values on the date of the grant, recognized over the requisite service period. For awards that vest solely based on a service condition, the Company recognizes stock-based compensation expense on a straight-line basis over the requisite service period. The Company accounts for forfeitures as they occur.

Veea Inc. and Subsidiaries
Notes to Consolidated Financial Statements
Years Ended December 31, 2023 and 2022

3 — SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (cont.)

Income Taxes

Effective June 8, 2018, the Company converted from an S Corporation to a C Corporation for federal and state income tax purposes. Accordingly, prior to the conversion to a C corporation, the Company did not record deferred tax assets or liabilities or have any net operating loss carryforwards. The Company is required to file tax returns in the U.S. federal jurisdiction and various states and local municipalities. Veea Systems Ltd. is governed by, and is required to file tax returns under, the Income Tax Law of the U.K. with a statutory income tax rate of 19%. In 2021, the Company established Veea SAS, a French entity with a statutory income tax rate of 25%.

Significant judgment is required in determining the Company’s uncertain tax positions. For any period presented, it is not expected that there will be a significant change in uncertain tax positions for the years ended December 31, 2023 and December 31, 2022, respectively.

Foreign Operations and Foreign Currency Translation

The currency of the primary economic environment in which the operations of the Company and its U.S. subsidiaries are conducted is the United States dollar (“USD”). Accordingly, the Company and all of its U.S. subsidiaries use USD as their functional currency. The results of the Company’s non-U.S. subsidiaries, whose functional currency are the local currencies of the economic environment in which they operate, are translated into USD in accordance with GAAP.

Assets and liabilities are translated at year-end exchange rates, while revenues and expenses are translated at average exchange rates during the year. Differences resulting from translation are presented in equity as accumulated other comprehensive loss. Transaction gains and losses that arise from exchange rate fluctuations on transactions denominated in a currency other than the functional currency are included in the results of operations as incurred. Foreign currency transaction gain (loss), mainly related to intercompany transactions, is included in the consolidated statements of operations. For the years ended December 31, 2023 and December 31, 2022 such amounts were $1,284,846 and $(2,193,685), respectively.

Comprehensive Loss

Comprehensive loss consists of two components, net loss and other comprehensive income (loss), net. Other comprehensive income (loss), net is defined as revenue, expenses, gains, and losses that under GAAP are recorded as an element of stockholders’ deficit but are excluded from net loss. The Company’s other comprehensive loss consists of foreign currency translation adjustments that result from the consolidation of its foreign subsidiaries and is reported net of tax effects.

Investments

The Company holds non-marketable equity and other investments (“privately held investments”) which are included in noncurrent assets in the Company’s consolidated balance sheet. The Company monitors these investments for impairments and makes adjustments in carrying values if management determines that an impairment charge is required based primarily on the financial condition and near-term prospects of these investments.

Concentration of Risks

Financial instruments that potentially subject the Company to a significant concentration of credit risk consist primarily of cash and cash equivalents, and accounts receivable. Cash balances may exceed the Federal Deposit Insurance Corporation (“FDIC”) insurance limit of $250,000. The Company has not experienced any losses in such accounts.

Veea Inc. and Subsidiaries
Notes to Consolidated Financial Statements
Years Ended December 31, 2023 and 2022

3 — SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (cont.)

For the year ended December 31, 2023 one customer accounted for 99.2% of the Company’s revenue. For the year ended December 31, 2022, no customer accounted for 10% or more of the Company’s revenue. For the year ended December 31, 2023, one supplier accounted for 39.3% of the Company’s total supplier purchases. For the year ended December 31, 2022, two suppliers accounted for 37.1% and 35.8%, respectively, of the Company’s total supplier purchases.

As of December 31, 2023, two customers accounted for 36.3% and 23.4% of the Company’s accounts receivable, and no vendor accounted for 10% or more of the Company’s accounts payable balance. As of December 31, 2022, four customers accounted for 30.5%, 26.8%, 10.6% and 10.6% of the Company’s accounts receivable, and one vendor accounted for 49.5% of the Company’s accounts payable balance.

Earnings per Share

Basic net loss per share is calculated by dividing net loss attributable to common stockholders by the weighted-average number of shares of common stock outstanding during the year. Diluted net loss per share is based upon the diluted weighted-average number of shares outstanding during the year. Diluted net loss per share gives effect to all potentially dilutive common share equivalents, including stock options, and warrants, to the extent they are dilutive. Refer to Note 13 — Earnings Per Share.

Warrants

The Company accounts for warrants as either equity-classified or liability-classified instruments based on an assessment of the warrant’s specific terms and applicable authoritative guidance in FASB Accounting Standards Codification 480, Distinguishing Liabilities from Equity (“ASC 480”) and ASC 815, Derivatives and Hedging (“ASC 815”). The assessment considers whether the warrants are freestanding financial instruments pursuant to ASC 480, meet the definition of a liability pursuant to ASC 480, and whether the warrants meet all of the requirements for equity classification under ASC 815, including whether the warrants are indexed to the Company’s own ordinary shares and whether the warrant holders could potentially require “net cash settlement” in a circumstance outside of the Company’s control, among other conditions for equity classification. This assessment, which requires the use of professional judgment, is conducted at the time of warrant issuance and as of each subsequent quarterly period end date while the warrants are outstanding.

For issued or modified warrants that meet all of the criteria for equity classification, the warrants are required to be recorded as a component of additional paid-in capital at the time of issuance. For issued or modified warrants that do not meet all the criteria for equity classification, the warrants are required to be recorded at their initial fair value on the date of issuance, and at their fair value on each balance sheet date thereafter. Changes in the estimated fair value of the warrants are recognized as a non-cash gain or loss in the Company’s consolidated statements of operations.

Reclassification of Prior Year Presentation

Certain prior year amounts have been reclassified for consistency with the current period presentation. In 2022, amortization of debt issuance costs of approximately $0.8 million was show in depreciation and amortization. In accordance with ASC 835, Interest Expenses, this has been reclassified to Interest Expense. These reclassifications had no effect on the reported results of operations.

Accounting Pronouncements Recently Adopted

In June 2016, the FASB issued ASU 2016-13, Financial Instruments — Credit Losses (Topic 326): Measurement of Credit Losses on Financial Instruments, which amends the FASB’s guidance on the impairment of financial instruments. Topic 326 adds to GAAP an impairment model (known as the “current expected credit loss model”) that is based on expected losses rather than incurred losses. ASU 2016-13 is effective for the Company’s

Veea Inc. and Subsidiaries
Notes to Consolidated Financial Statements
Years Ended December 31, 2023 and 2022

3 — SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (cont.)

annual and interim periods beginning after December 15, 2022 with early adoption permitted. The Company adopted ASU 2016-13 beginning January 1, 2023. The adoption of ASU 2016-13 did not have a material impact on the Company’s consolidated financial statements.

In October 2021, the FASB issued ASU 2021-08, “Business Combinations (Topic 805): Accounting for Contract Assets and Contract Liabilities from Contracts with Customers,” which requires entities to apply Topic 606 to recognize and measure contract assets and contract liabilities in a business combination as if it had originated the contracts. The standard is effective for public companies for fiscal years, and interim periods within those fiscal years, beginning after December 15, 2022. We adopted the ASU on January 1, 2023 and will apply the guidance prospectively for future acquisitions.

In September 2022, the FASB issued ASU 2022-04, “Liabilities — Supplier Finance Programs (Subtopic 405-50): Disclosure of Supplier Finance Program Obligations,” which requires entities that use supplier finance programs in connection with the purchase of goods and services to disclose sufficient information about the program. The amendments do not affect the recognition, measurement or financial statement presentation of obligations covered by supplier finance programs. The standard is effective for public companies for fiscal years, and interim periods within those fiscal years, beginning after December 15, 2022, except for the amendment on roll-forward information, which is effective for fiscal years beginning after December 15, 2023. We adopted the ASU on January 1, 2023.

Recent Accounting Pronouncements Not Yet Adopted

In June 2022, the FASB issued ASU 2022-03, “Fair Value Measurement (Topic 820): Fair Value Measurement of Equity Securities Subject to Contractual Sale Restrictions,” which clarifies that contractual sale restrictions are not considered in measuring fair value of equity securities and requires additional disclosures for equity securities subject to contractual sale restrictions. The standard is effective for public companies for fiscal years beginning after December 15, 2023. Early adoption is permitted. This accounting standard update is not expected to have a material impact on our consolidated financial statements as the amendments align with our existing policy.

In November 2023, the FASB issued ASU 2023-07, “Segment Reporting (Topic 280): Improvements to Reportable Segment Disclosures,” which will add required disclosures of significant expenses for each reportable segment, as well as certain other disclosures to help investors understand how the chief operating decision maker (“CODM”) evaluates segment expenses and operating results. The new standard will also allow disclosure of multiple measures of segment profitability if those measures are used to allocate resources and assess performance. The amendments will be effective for public companies for fiscal years beginning after December 15, 2023, and interim periods within fiscal years beginning after December 15, 2024. Early adoption is permitted. We are currently evaluating the impact of this accounting standard update on our consolidated financial statements.

In December 2023, the FASB issued ASU 2023-09, “Income Taxes (Topic 740): Improvements to Income Tax Disclosures,” which requires disaggregated information about a reporting entity’s effective tax rate reconciliation as well as information on income taxes paid. The standard is intended to benefit investors by providing more detailed income tax disclosures that would be useful in making capital allocation decisions. The standard will be effective for public companies for fiscal years beginning after December 15, 2024. Early adoption is permitted. We are currently evaluating the impact of this accounting standard update on our consolidated financial statements.

Veea Inc. and Subsidiaries
Notes to Consolidated Financial Statements
Years Ended December 31, 2023 and 2022

4 — BALANCE SHEET COMPONENTS

Inventory

Inventory consists of the following:

	As of December 31,
	2023	2022
Inventory	$7,392,919	$7,315,754
Inventory allowance	(1,145,548)	(825,213)
Consigned parts	1,128,250	1,057,433
Total	$7,375,621	$7,547,974

Property and Equipment, net

Property and equipment, net, consist of the following:

	As of December 31,
	2023	2022
Furniture and fixtures	$683,994	$664,943
Computer equipment	300,526	294,536
Leasehold improvements	390,742	390,742
Total property and equipment gross	1,375,262	1,350,221
Less – Accumulated depreciation	(998,595)	(772,952)
Total property and equipment net	$376,667	$577,269

Total depreciation expense for the years ended December 31, 2023 and 2022 totaled $237,537 and $269,137, respectively.

Accrued Expenses and Other Current Liabilities

Accrued expenses and other current liabilities consist of the following:

	As of December 31,
	2023	2022
Payroll and payroll related expenses	$503,629	$324,230
Rent expenses – related party	3,124,800	2,592,000
Consulting expenses	268,684	356,982
CEO expenses	179,075	789,575
Other accrued expenses and current liabilities	665,308	322,611
Total accrued expenses and other current liabilities	$4,741,495	$4,385,398

5 — GOODWILL AND INTANGIBLE ASSETS

Goodwill

The following is a summary of activity in goodwill for the years ended December 31, 2023 and 2022:

Balance at December 31, 2021	$5,124,398
Foreign exchange transactions	(547,826)
Balance at December 31, 2022	$4,576,572
Foreign exchange transaction	220,506
Balance at December 31, 2023	$4,797,078

Veea Inc. and Subsidiaries
Notes to Consolidated Financial Statements
Years Ended December 31, 2023 and 2022

5 — GOODWILL AND INTANGIBLE ASSETS (cont.)

Intangible assets consist of the following:

	As of December 31, 2023
	Amortization Period	Beginning Cost	Additions	Disposals	Ending Cost	Accumulated Amortization	Accumulated Impairment	Net Book Value
Patents	5 – 15 years	$7,220,776	$111,450	—	$7,332,226	$(6,703,750)	$—	$628,477
IPR&D	5 years	5,015,694	—	—	5,015,694	(3,554,784)	(1,460,910)	—
Other intellectual assets	5 years	969,278	—	—	969,278	(969,278)	—	—
Intangible assets, net		$13,205,748	$111,450	$—	$13,317,198	$(11,227,812)	$(1,460,910)	$628,477
	As of December 31, 2022
	Amortization Period	Beginning Cost	Additions	Disposals	Ending Cost	Accumulated Amortization	Accumulated Impairment	Net Book Value
Patents	5 – 15 years	$7,002,280	$218,496	—	$7,220,776	$(6,156,164)	$—	$1,064,612
IPR&D	5 years	5,015,694	—	—	5,015,694	(3,554,784)	(1,460,910)	—
Other intellectual assets	5 years	969,278	—	—	969,278	(969,278)	—	—
Intangible assets, net		$12,987,252	$218,496	$—	$13,205,748	$(10,680,226)	$(1,460,910)	$1,064,612

Intangible assets primarily consist of patents, patent applications, and in-process research and development (“IPR&D”) and other identifiable intangible assets. Intangible assets are generally amortized on a straight-line basis over the periods of benefit. The Company’s patents have estimated remaining economic useful lives ranging from 5-15 years. Management reviews intangible assets for impairment when events and circumstances warrant. During the year ended December 31, 2023, no events have occurred that required impairment of intangible assets.

Intangible asset amortization expense, including impairment charges, for the years ended December 31, 2023 and 2022 totaled $547,586 and $1,228,336, respectively. Future estimated amortization expense for the Company’s intangible assets is approximately as follows:

Future estimated amortization as of December 31, 2023:
2024	$52,549
2025	52,549
2026	52,549
2027	52,549
2028	52,549
Thereafter	365,733
$628,478

6 — DEBT

Total outstanding debt of the Company is comprised of the following, including convertible notes and other related party debt:

	As of December 31, 2023			As of December 31, 2022
	Principal	Accrued Interest	Total	Principal	Accrued Interest	Total
Revolving Loan Facility	$9,000,000	$—	$9,000,000	$14,000,000		$14,000,000
Convertible Notes, related party (Note 10)	—	—	—	9,069,516	1,829,683	10,899,199
Other related party debt (Note 10)	12,598,000	2,272,993	14,870,993	10,350,000	1,013,219	11,363,219
	$21,598,000	$2,272,993	$23,870,993	$33,419,516	$2,842,902	$36,262,418

Veea Inc. and Subsidiaries
Notes to Consolidated Financial Statements
Years Ended December 31, 2023 and 2022

6 — DEBT (cont.)

Revolving Loan Facility

In June 2021, the Company entered into a revolving loan agreement with First Republic Bank (the “Bank”) providing up to $14,000,000 of advances (the “2021 Revolving Loan Agreement”). The advances accrue interest at a variable rate based on an index rate established by reference to the average 12-month trailing one-year US treasuries plus a spread of 1.80% per annum and a minimum floor rate of 1.5% per annum. The Company was not required to provide collateral for the advances or comply with any covenants. The advances were secured by a lien on certain personal assets of the CEO.

The Company issued common stock warrants to NLabs in consideration for the CEO’s guaranteeing the advances. Refer to Note 10 — Related Party Transactions, Common Stock Warrants. The 2021 Revolving Loan Agreement provided for an initial maturity date of May 15, 2022 with one (1) one-year extension to May 15, 2023. The Company requested an extension of the maturity date to May 15, 2024. While the Company remains in discussions with the Bank, the extension was not formalized prior to the maturity date and the Company is in default under the 2021 Revolving Loan Agreement. The Company has received no notices of default from the Bank, nor has the Bank commenced enforcement actions. In December 2023, the Company repaid $5,000,000 of the principal balance of the outstanding advances.

Term Note

In March 2023, the Company entered into a $5,000,000 term loan agreement with an unrelated third party lender. The loan agreement was secured by a lien on the Company’s assets and guaranteed by the Company’s CEO. The full amount of the loan was drawn at closing. The original maturity date of the loan was August 31, 2023 and was subsequently extended to October 31, 2023. The Company initially issued warrants to the lender to purchase 3,300,000 shares of the Company’s Series A-1 Preferred Stock (the “Initial Warrants”). The exercise price of the Initial Warrants is $2.00 per share. The term of Initial Warrant covering 2,500,000 of the 3,300,000 shares expires upon repayment of the loan (the “Repayment Warrant”). The term of the remaining Initial Warrants covering 800,000 shares is five years. Prior to original maturity of the term loan agreement, the maturity date was extended to October 31, 2023. Upon extension of the maturity date, the Company issued warrants to purchase 400,000 shares of Series A-1 Preferred Stock (the “Extension Warrants”). The exercise price of the Extension Warrants is $.01 per share and the warrant term is five years. The Company repaid the outstanding principal and accrued interest on the secured term loan on November 10, 2023, in the amount of $3,064,897. In connection with the repayment, the lender’s liens were released and the Repayment Warrant expired.

Convertible Notes

In July 2023, the Company issued a $3,000,000 convertible note to iFREE Group (HK) Limited (“iFree”). The interest rate on the note is 8%. The note (“iFree Note”) matures September 30, 2024. The note is (i) optionally convertible at any time at the holder’s election and (ii) automatically converts upon the closing of a qualified financing, defined to be the receipt by the Company of at least $15,000,000 proceeds (including debt conversion) from the issuance of equity or equity-related securities. Upon the Company’s receipt of $12,000,000 proceeds from the issuance and sale of shares of its Series A-2 Preferred Stock private placement, a qualified financing under the iFree Note occurred and the note automatically converted into shares of Series A-2 Preferred Stock of the Company. The aggregate amount of principal and interest equaled $3,076,274 and converted into 1,681,024 shares of Series A-2 Preferred Stock.

7 — INVESTMENTS

The Company accounts for its private company investments without readily determinable fair values under the cost method. These investments, for which the Company is not able to exercise significant influence over any one individual investee, is measured and accounted for using an alternative measurement basis of a) the security’s carrying value at cost, b) less any impairment and c) plus or minus any qualifying observable price changes.

Veea Inc. and Subsidiaries
Notes to Consolidated Financial Statements
Years Ended December 31, 2023 and 2022

7 — INVESTMENTS (cont.)

Observable price changes or impairments recognized on the Company’s private company investments would be classified as a Level 3 financial instrument within the fair value hierarchy based on the nature of the fair value inputs. Any adjustments to the carrying values are recognized in other income expense, net in the Company’s consolidated statements of operations and comprehensive loss. As of December 31, 2023, the Company performed the qualitative assessment for impairment of its investments. Based on this qualitative assessment, impairment indicators were present for one of its investments therefore the company performed an analysis to estimate its fair value and recognized an impairment loss of $174,000 due to a change in the fair value. As of December 31, 2023 and 2022, the carrying value of the Company’s private company investments, including impairment, for the years ended was $451,874 and $625,940, respectively, and was classified as Investments on the Company’s consolidated balance sheet as these investments did not have a stated contractual maturity date.

8 — STOCKHOLDERS’ EQUITY

Authorized and Outstanding Capital Stock

In October 2023, the Company commenced a private placement (the “Series A-2 Private Placement”) of its newly designated Series A-2 Preferred Stock, par value $.00001 per share (the “Series A-2 Preferred Stock”). The Series A-2 Preferred Stock ranks pari passu with the Series A-1 Preferred Stock in the event of a liquidation, dissolution or winding up, or deemed liquidation of the Company. As of December 31, 2023, the Company has (1) issued 12,660,067 shares of Series A-2 Preferred Stock in consideration for approximately $18.2 million in cash and the conversion of debt and other outstanding obligations totaling approximately $5 million and (2) received additional subscriptions totaling approximately $2 million for which shares Series A-2 Preferred Stock have not yet been issued as of such date.

As of December 31, 2023, the number of authorized, issued and outstanding stock is as follows:

	As of December 31, 2023
	Authorized Shares	Shares Issued and Outstanding	Net Carrying Value	Aggregate Liquidation Preference
Series A-2 Preferred Stock	41,000,000	12,660,067	$23,167,923	$23,167,923
Series A-1 Preferred Stock	44,228,636	40,569,493	$81,138,985	$81,138,985
Series A Preferred Stock	35,920,813	35,920,813	$46,210,448	$55,318,051
Common Stock	146,000,000	7,243,514	$2,511,553	—
	As of December 31, 2022
	Authorized Shares	Shares Issued and Outstanding	Net Carrying Value	Aggregate Liquidation Preference
Series A-1 Preferred Stock	62,579,193	35,054,036	$70,108,072	$70,108,072
Series A Preferred Stock	35,920,813	35,920,813	$46,210,448	$55,318,051
Common Stock	117,742,034	7,203,514	$2,511,549	—

Dividends

The holders of the Company’s common stock and preferred stock are entitled to receive dividends when and as declared by the Company’s Board of Directors. No dividends were declared or paid in the years ended December 31, 2023 and December 31, 2022.

Veea Inc. and Subsidiaries
Notes to Consolidated Financial Statements
Years Ended December 31, 2023 and 2022

8 — STOCKHOLDERS’ EQUITY (cont.)

Preferred Stock

The Company’s Fourth Amended and Restated Certificate of Incorporation has designated three series of preferred stock: the Series A Preferred Stock, par value $.00001 per share (the “Series A Preferred Stock”), the Series A-1 Preferred Stock, par value $.00001 per share (the “Series A-1 Preferred Stock”), and the Series A-2 Preferred Stock, par value $.00001 per share (the “Series A-2 Preferred Stock” collectively, with the Series A Preferred Stock and the Series A-1 Preferred Stock, the “Preferred Stock”).

Voting

The Preferred Stock is entitled to cast the number of votes equal to the number of whole shares of Common Stock into which the shares of Preferred Stock are convertible as of the record date for determining stockholders entitled to vote.

Election of Directors

The holders of record of shares of Series A-2 Preferred Stock have no right to elect directors. The holders of record of shares of Series A-1 Preferred Stock, exclusively and as a separate class, are entitled to elect one director of the Company. The holders of record of shares of Series A Preferred Stock, exclusively and as a separate class, are entitled to elect two directors of the Corporation. The holders of record of shares of Common Stock, exclusively and as a separate class, shall be entitled to elect two directors of the Corporation.

Optional Conversion

Each share of Preferred Stock is convertible, at the option of the holder thereof, at any time into shares of Common Stock on a 1:1 basis.

Mandatory Conversion

Upon either (a) the closing of the sale of shares of the Company’s common stock to the public at a price equal to two hundred percent (200%) of the issuance price of the Company’s Series A-1 Preferred Stock (subject to appropriate adjustment in the event of any stock dividend, stock split, combination or other similar recapitalization), in a firm-commitment underwritten public offering pursuant to an effective registration statement under the Securities Act of 1933, as amended, that results in the Company receiving at least $25 million of gross proceeds, net of the underwriting discount and commissions, to the Company and in connection with such offering the Company’s common stock is listed for trading on a nationally-recognized exchange or another exchange or marketplace approved the Company’s board of directors or (b) the date and time, or the occurrence of an event, specified by vote or written consent of 66 2/3% of the outstanding Preferred Stock (voting or acting as a single class), then (i) all outstanding shares of Preferred Stock shall automatically be converted into shares of Common Stock, at the then effective conversion rate applicable of the Preferred Stock and (ii) the redeemed shares may not be reissued by the Company.

Liquidation, Dissolution and Winding Up

The Series A-2 Preferred Stock and the Series A-1 Preferred Stock are entitled to receive their respective liquidation preference, on a pro rata basis, from the proceeds of a liquidation, dissolution or winding up before payment of available proceeds on the Series A Preferred Stock, up to $1.83 per share for the Series A-2 Preferred Stock and up to $2.00 per share for the Series A-1 Preferred Stock (subject, in each case, to appropriate adjustment in the event of a stock split, stock dividend, combination, reclassification, or similar event). After payment to the holders of the Series A-2 Preferred Stock and the holders of the Series A-1 Preferred Stock, the Series A Preferred Stock is entitled to receive its liquidation preference from the proceeds of a liquidation, dissolution or winding up

Veea Inc. and Subsidiaries
Notes to Consolidated Financial Statements
Years Ended December 31, 2023 and 2022

8 — STOCKHOLDERS’ EQUITY (cont.)

before payment of available proceeds on the Series A Preferred Stock up to $1.54 per share (subject to appropriate adjustment in the event of a stock split, stock dividend, combination, reclassification, or similar event). Thereafter, the Preferred Stock participates pro rata with the Common Stock in the remaining proceeds.

Deemed Liquidation

The Series A-2 Preferred Stock and the Series A-1 Preferred Stock are entitled to receive their respective liquidation preference, on a pro rata basis, from the proceeds of (1) a merger or consolidation that results in a change of control of the Company, (2) a sale or other disposition of all or substantially all of the assets of the Company and its subsidiaries (taken as a whole) or (3) a sale or other disposition of one or more subsidiaries of the Company representing substantially all of the assets of the Company and its subsidiaries, taken as a whole (each such transaction being, a “Deemed Liquidation”) before payment to the Series A Preferred Stock, up to $1.83 per share for the Series A-2 Preferred Stock and up to $2.00 per share for the Series A-1 Preferred Stock (subject, in each case, to appropriate adjustment in the event of a stock split, stock dividend, combination, reclassification, or similar event). Thereafter, the Series A Preferred Stock is entitled to receive its liquidation preference from the Deemed Liquidation before payment to the Common Stock up to $1.54 per share (subject to appropriate adjustment in the event of a stock split, stock dividend, combination, reclassification, or similar event). After payment to the Preferred Stock, the remaining proceeds of the Deemed Liquidation are payable to the Common Stock on a pro rata basis.

Redemption

The Preferred Stock is not mandatorily redeemable except in the event of a Deemed Liquidation that does not result in a dissolution of the Company. The redemption features are contingent upon the occurrence of certain events which are under the control of the Company, therefore the Preferred Stock is classified as permanent equity on the consolidated balance sheet.

Protective Provisions

The affirmative consent of at least 66 2/3% of the outstanding Preferred Stock consenting or voting (as the case may be) together as a single class on an as converted basis is required: (i) to liquidate, dissolve or wind-up the business and affairs of the Company, or consolidation or a Deemed Liquidation Event, or consent to any of the foregoing; (ii) amend, alter or repeal any provision of the Certificate of Incorporation or Bylaws in a manner that adversely affects the powers, preferences or special rights of the Preferred Stock; (iii) create, or authorize the creation of, issue or obligate itself to issue shares of, any additional class or series of capital stock (or any security convertible or exercisable or exchangeable for any class or series of capital stock) unless the same ranks junior to or pari passu with the Preferred Stock with respect to the distribution of assets on the liquidation, dissolution or winding up of the Company, the payment of dividends, rights of redemption and voting rights, or increase the authorized number of shares of any series of Preferred Stock or increase the authorized number of shares of any additional class or series of capital stock unless the same ranks junior to or pari passu with the Preferred Stock with respect to the distribution of assets on the liquidation, dissolution or winding up of the Company, the payment of dividends, rights of redemption and voting rights, or reclassify, alter or amend any existing class or series of capital stock that is junior to, or pari passu with, the Preferred Stock; or (iv) purchase or redeem (or permit any subsidiary to purchase or redeem) or pay or declare any dividend or make any distribution on, any shares of capital stock of the Company other than (i) redemptions of or dividends or distributions on the Preferred Stock as expressly authorized in the Certificate of Incorporation, (ii) repurchases of stock from former employees, officers, directors, consultants or other persons who performed services for the Company or any subsidiary pursuant to written agreements giving the Company the right to repurchase such security in connection with the cessation of such employment or service at the lower of the original purchase price or the then-current fair market value thereof or (iv) as approved by the board of directors of the Company.

Veea Inc. and Subsidiaries
Notes to Consolidated Financial Statements
Years Ended December 31, 2023 and 2022

8 — STOCKHOLDERS’ EQUITY (cont.)

Holders of the Company’s Preferred Stock are parties to a stockholders’ agreement that contains customary provisions relating to the right of certain stockholders to delegate members to the board of directors of the Company, restrictions on transfer, rights of first refusal on equity issuance by the Company and “drag-along rights” granted to the Company.

9 — STOCK-BASED COMPENSATION

The Company maintains two equity incentive plans under which employees, nonemployee directors and consultants of the Company, its affiliates and/or subsidiaries may be offered the opportunity to acquire shares of the Company’s common stock.

2014 Equity Incentive Plan

On September 1, 2014, the Company’s Board of Directors adopted the Max2 Inc. Equity Incentive Plan (“2014 Plan”). Upon adoption of the 2014 Plan, the aggregate number of shares of Common Stock reserved for awards under the Plan were 1,250,000. The table below summarizes the activities of the 2014 Plan during the years ended December 31, 2023 and 2022:

	Number of Options (in Shares)	Weighted Average Exercise Price	Weighted Average Remaining Contractual Terms (in Years)	Aggregate Intrinsic Values
Balances as of January 1, 2022	385,531	$0.0001	5.68	$335,373
Granted	—	—
Exercised	—	—
Forfeited or cancelled	—	—
Balances as of December 31, 2022	385,531	0.0001	4.68	277,544
Granted	—	—
Exercised	(40,000)	0.0001		28,796
Forfeited or cancelled	—	—
Balances as of December 31, 2023	345,531	$0.0001	3.68	$615,011
Options vested and exerciseable – December 31, 2023	345,531	$0.0001	3.68	$615,011
Options vested and exerciseable – December 31, 2022	385,531	$0.0001	4.68	$277,544

The Company had no stock compensation expense related to the 2014 Plan stock options for the years ended December 31, 2023 and 2022. The Company had no unrecognized expense related to unvested options outstanding as of December 31, 2023.

Veea Inc. 2018 Equity Incentive Plan

On September 6, 2018, the Company’s Board of Directors adopted the Veea Inc. 2018 Equity Incentive Plan (“2018 Plan”). Upon adoption of the 2018 Plan 4,900,000 shares of the Company’s common stock were reserved for the issuance of incentive awards. In January 2021, the 2018 Plan was amended to increase the total number of authorized shares reserved for issuance to 12,492,910.

Veea Inc. and Subsidiaries
Notes to Consolidated Financial Statements
Years Ended December 31, 2023 and 2022

9 — STOCK-BASED COMPENSATION (cont.)

The table below summarizes the activities of the 2018 Plan during the years ended December 31, 2023 and 2022:

	Number of Options (in Shares)	Weighted Average Exercise Price	Weighted Average Remaining Contractual Terms (in Years)	Aggregate Intrinsic Values
Balances as of January 1, 2022	7,048,675	$0.54	7.52	$2,332,498
Granted	1,286,641	0.59
Exercised	—	—
Forfeited or cancelled	(997,723)	0.54
Balances as of December 31, 2022	7,337,593	0.55	6.82	1,278,419
Granted	152,800	0.59
Exercised	—	—
Forfeited or cancelled	(446,144)	0.56
Balances as of December 31, 2023	7,044,249	$0.55	5.85	$8,674,871
Options vested and exercisable – December 31, 2023	3,684,387	$0.55	6.31	$4,527,387
Options vested and exercisable – December 31, 2022	3,338,817	$0.55	6.98	$318,041

The aggregate intrinsic value is the fair market value on the reporting date less the exercise price for each option.

The fair value of each stock option award is estimated on the date of the grant using the Black-Scholes option-pricing model. For options granted during the years ended December 31, 2023 and 2022, respectively, the weighted average estimated fair value using the Black-Scholes option pricing model was $0.58 and $0.66 per option, respectively.

Stock compensation expense related to the 2018 Plan common stock options for the years ended December 31, 2023 and 2022 was $485,000 and $845,000, respectively, which is included in general and administrative in the Company’s consolidated statements of operations and comprehensive loss. Total unrecognized expense related to unvested options outstanding as of December 31, 2023 was $394,000 which will be recognized over a weighted average period of 1.99 years.

The Company estimates the fair value of each stock award on the grant date using the Black-Scholes option-pricing model. The assumptions used to calculate the fair value of the options granted during the years ended December 31, 2023 and 2022 are as follows:

	2023	2022
Expected volatility	87.70% – 108.44%	84.24% – 87.55%
Expected term in years	6.06 – 6.11	5.27 – 6.11
Expected dividend yield	0.00%	0.00%
Risk-free interest rate	3.39% – 4.24%	2.86% – 3.85%
Fair value of common stock	$1.78	$0.72

Veea Inc. and Subsidiaries
Notes to Consolidated Financial Statements
Years Ended December 31, 2023 and 2022

9 — STOCK-BASED COMPENSATION (cont.)

The fair value of each stock option granted is estimated using the Black-Scholes option-pricing model using the single-option award approach. The following assumptions are used in the Black-Scholes option-pricing model:

Risk-Free Interest Rate — The risk-free interest rate is based on the implied yield available on the date of grant on U.S. Treasury zero-coupon securities issued with a term that is equal to the option’s expected term at the grant date.

Expected Volatility — The Company estimates the volatility for option grants by evaluating the average historical volatility of a peer group of companies for the period immediately preceding the option grant for a term that is approximately equal to the option’s expected term.

Expected Term — The expected term represents the period over which options granted are expected to be outstanding using the simplified method, as the Company’s historical share option exercise experience does not provide a reasonable basis upon which to estimate the expected term. The simplified method deems the term to be the average of the time-to-vesting and contractual life of the stock-based awards.

Dividend Yield — The Company has not declared or paid dividends to date and does not anticipate declaring dividends. As such, the dividend yield has been estimated to be zero.

Warrants

The table below represents the activity related to the Company’s equity-classified warrants during the years ended December 31, 2023 and 2022:

	Number of Common Stock – Warrant Shares	Weighted Average Exercise Price	Number of Preferred Stock – Warrant Shares	Weighted Average Exercise Price
Outstanding, December 31, 2021	3,560,000	$0.01	—	—
Granted	320,000	$0.01	—	—
Exercised	—	—	—	—
Forfeited or cancelled	—	—	—	—
Outstanding, December 31, 2022	3,880,000	$0.01	—	$—
Granted	—	—	3,700,000	1.78
Exercised	—	—	—	—
Forfeited or cancelled	—	—	(2,500,000)	(2.00)
Outstanding, December 31, 2023	3,880,000	$0.01	1,200,000	$1.34

The Company estimated the fair value of the warrants on the grant date using the Black-Scholes option-pricing model. The assumptions used to calculate the fair value of the warrants granted during the Years Ended December 31, 2023 and 2022 are as follows:

	For the years ended December 31,
	2023	2022
Expected volatility	87 – 102%	67%
Expected life in years	0.45 – 5.0 years	7 years
Expected dividend yield	—	—
Risk-free interest rate	3.59% – 4.73%	1.67% – 2.85%

Veea Inc. and Subsidiaries
Notes to Consolidated Financial Statements
Years Ended December 31, 2023 and 2022

10 — RELATED PARTY TRANSACTIONS

Lease Arrangements

On March 1, 2014, the Company entered into a sublease agreement with NLabs Inc., an affiliate of the CEO and that holds approximately 38.5% of the Company’s outstanding capital stock (“NLabs”) for office space for an initial term of 5 years. In 2018, the Company renewed the sublease for an additional 5-year term with all other terms and conditions of the sublease remaining the same. The renewal term expires February 28, 2024.

The expiration date of the Lease Agreement was extended to June 30, 2024. Refer to Note 17 — Subsequent Events. The Company accrues rent for the office space. The Company recognized rent expense of $237,025 in each of the years ended December 31, 2023 and 2022, all of which is classified as general and administrative expenses in the Company’s consolidated statements of operations and comprehensive loss. Accrued and unpaid rent expense included in the Company’s consolidated balance sheet was $1,468,800 and $1,224,000, as of December 31, 2023 and 2022, respectively.

In April 2017 the Company entered into a lease agreement with 83rd Street LLC to lease office space for an initial term of 2 years. In 2018, the Company renewed the lease for an additional 5-year term, with all other terms and conditions of the lease remaining the same. The renewal term expires February 28, 2024. The expiration date of Lease Agreement was extended to June 30, 2024. Refer to Note 17 — Subsequent Events. The sole member of 83rd Street is the Salmasi 2004 Trust (the “Trust”). As of December 31, 2023, the Trust holds approximately 15% of the Company’s outstanding capital stock. The Company’s CEO is the grantor of the Trust. The Company accrues rent for the office space. The Company recognized rent expense of $246,567 in each of the years ended December 31, 2023 and 2022, all of which is classified as general and administrative expenses in the Company’s consolidated statements of operations and comprehensive loss. Accrued and unpaid rent expense included in the Company’s consolidated balance sheet was $1,656,000 and $1,368,000, as of December 31, 2023 and 2022, respectively.

Convertible Notes, related party

In February 2023, convertible notes issued to Korea Information and Communications Co., Ltd. (“KICC”) totaling $10,949,199, which included interest accrued and compounded through December 31, 2022, converted into 5,474,599 shares of Series A-1 Preferred Stock. The convertible notes were issued to KICC under convertible note purchase agreement entered into in 2019 with other holders, including NLabs, and in exchange for deposits made by KICC under certain agreements between KICC and the Company covering the purchase by KICC of VeeaHub® units. The convertible notes issued to the other holders under the 2019 purchase agreement previously converted into shares of Series A-1 Preferred Stock on December 21, 2022.

Other Related Party Debt

	December 31, 2023			December 31, 2022
	Principal	Accrued Interest	Total	Principal	Accrued Interest	Total
NLabs Bridge Notes	$9,500,000	$1,957,863	$11,457,863	$9,500,000	$1,007,863	$10,507,863
NLabs Promissory Note	3,098,000	295,644	3,393,644	850,000	5,356	855,356
	$12,598,000	$2,253,507	$14,851,507	$10,350,000	$1,013,219	$11,363,219

In 2021 and 2022, NLabs made loans to the Company evidenced by promissory notes aggregating $9,500,000 (the “Bridge Notes”). The Bridge Notes bear interest on the outstanding principal at a rate of 10% per annum, calculated on the basis of a 365-day year. Principal and accrued interest are payable on the maturity date of the Notes. The original maturity date of the Bridge Notes was December 31, 2022, which was extended to December 31, 2023. The maturity date of the Bridge Notes was extended to June 30, 2024. Refer to Note 17 — Subsequent Events. The Company accounted for the extension as a modification of the Bridge Notes. The unpaid principal amount

Veea Inc. and Subsidiaries
Notes to Consolidated Financial Statements
Years Ended December 31, 2023 and 2022

10 — RELATED PARTY TRANSACTIONS (cont.)

and accrued unpaid interest on the Bridge Notes are due and payable upon the date of the first to occur of: (i) the maturity date and (ii) the consummation of a debt or equity financing transaction with an unrelated third party. Interest expense for the years ended December 31, 2023 and 2022 was $1,000,000 and $843,690, respectively.

In 2022 and 2023, NLabs made loans to the Company evidenced by promissory notes in the aggregate principal amount of $3,098,000 (the “Promissory Notes”). The Demand Notes bear interest on the outstanding principal amount at a rate of 10% per annum, calculated on the basis of a 365-day year. Principal and interest on the Promissory Notes is repayable upon the earlier of demand and December 31, 2023. The Demand Notes remained outstanding as of December 31, 2023. The maturity date of the Demand Notes was extended to June 30, 2024 Refer to Note 17 — Subsequent Events. Interest expense for the years ended December 31, 2023 and December 31, 2022 was $290,288 and $5,356, respectively.

Under the terms of the Business Combination Agreement with Plum, at closing the Bridge Notes and Demand Notes will be converted into newly-issued Plum securities at a price of $10.00 per share. Shares issued upon conversion of the Bridge Notes and the Demand Notes are not included as part of the consideration issued to holders of Company’s capital stock.

In January 2023, the Company’s Chief Operating Officer made a loan to the Company in the aggregate principal amount of $50,000. The loan accrues interest on the outstanding principal amount at a rate of 10% per annum. Principal and interest on the loans are repayable upon the earlier of demand and December 31, 2023. The Company repaid the outstanding principal amount of the loan on March 16, 2023 in the amount of $50,000.

Common Stock Warrants

In consideration for the guarantee by the Company’s CEO of the Company’s obligations under the 2021 Revolving Loan Agreement and a previously outstanding loan agreement with First Republic Bank, the Company issued warrants to purchase an aggregate of 2,430,000 shares of the Company’s common stock. The exercise price of the warrants is $.01 per share. The warrants are exercisable for a period of seven years. The warrants were equity classified and had a fair value of $2,189,014 on the date of grant which is recognized as deferred cost and amortized to interest expense over the life of the loan agreements.

In December 2021, the Company issued warrants to purchase 630,000 shares of common stock in connection with the Bridge Notes issued to NLabs. The exercise price of the warrants is $.01 per share. The warrants are exercisable for a period of seven years. The warrants were equity classified and had a relative fair value of $499,416 on the date of grant which was recognized as original issue discount on the Bridge Notes in the year ended December 31, 2021.

In 2022, the Company issued warrants to purchase 320,000 shares of common stock in connection with the Bridge Notes issued to NLabs. The exercise price of the warrants is $.01 per share. The warrants are exercisable for a period of seven years. The warrants were equity classified and had a fair value of approximately $253,816 on the date of grant which was recognized as original issue discount on the Bridge Notes in the year ended December 31, 2022.

CEO Expenses

The Company incurred expenses relating to ordinary course travel expenses of the Company’s Chief Executive Officer and founder (“CEO”) for travel made by the CEO on behalf of the Company. As of December 31, 2023 and 2022, the Company had accrued expenses reimbursable to the CEO in the aggregate amount of $179,075 and $789,575, respectively. During 2023, the Company paid the CEO $795,000 in reimbursement of these expenses. The Company records the expenses as accrued expenses in the Company’s consolidated balance sheet. In January 2024, the Company reimbursed the CEO for his previously incurred travel expenses in an amount equal to $150,000.

Veea Inc. and Subsidiaries
Notes to Consolidated Financial Statements
Years Ended December 31, 2023 and 2022

11 — COMMITMENTS AND CONTINGENCIES

Purchase Commitments with Contract Manufacturers and Suppliers

As of December 31, 2023, the Company had no unconditional purchase obligations for the purchase of goods or services from suppliers and contract manufacturers. Unconditional purchase obligations are obligations that are enforceable and legally binding on the Company and specify all significant terms, including quantities to be purchased, fixed, minimum or variable price provisions and the approximate timing of the transaction. Unconditional purchase obligations exclude agreements that are cancellable without penalty.

Leases

The Company leases office space in the U.S., including office space from related parties as disclosed in Note 10 — Related Party Transactions. These leases expire at various dates through 2025. Under the terms of the various lease agreements, the Company may bear certain costs such as maintenance, insurance and taxes. Lease agreements may provide for increasing rental payments at fixed intervals. The Company’s CEO has guaranteed the obligations under the office space leased in New Jersey. The Company also leases offices in the United Kingdom and France, under short-term arrangements of twelve months or less.

	Years ended December 31,
	2023	2022
Lease cost:
Operating lease cost
Other than related parties	$352,911	$352,911
Related parties	483,592	483,592
Total	836,503	836,503

Short-term lease cost
Other than related parties	35,749	180,998
Related parties	—	—
Total	35,749	180,998

Variable lease cost
Other than related parties	27,917	36,076
Related parties	—	—
Total	27,917	36,076
Total lease cost	$900,169	$1,053,577

Cash paid for amounts included in the measurement of lease liabilities
Operating cash flows from operating leases
Other than related parties	$354,691	$349,024
Related parties	—	—
Total	$354,691	$349,024

Weighted-average remaining lease term-operating leases
Other than related parties	1.3 years	2.3 years
Related parties	.2 years	1.2 years
Aggregate	1.2 years	1.9 years

Weighted average discount rate-operating leases
Other than related parties	1.79%	1.79%
Related parties	10.00%	10.00%
Aggregate	3.07%	5.29%

Veea Inc. and Subsidiaries
Notes to Consolidated Financial Statements
Years Ended December 31, 2023 and 2022

11 — COMMITMENTS AND CONTINGENCIES (cont.)

Operating lease liabilities are based on the net present value of the remaining lease payments over the remaining lease term. In determining the net present value of its lease payments, the Company used an estimated incremental borrowing rate that is applicable to the Company based on the information available at the later of the lease commencement date, lease modification date, or the date of adoption of ASC 842. As of December 31, 2023, the maturities of the Company’s operating lease liabilities were as follows:

Year	Other than related parties	Related parties	Total
2024	$360,359	$88,800	$449,159
2025	121,851	—	121,851
Total lease payments	482,210	88,800	571,010
Less: imputed interest	(5,369)	(367)	(5,736)
Present value of lease liabilities	$476,841	$88,433	$565,274

Operating lease liabilities, current	$357,417	$88,433	$445,850
Operating lease liabilities, noncurrent	119,424	—	119,424
	$476,841	$88,433	$565,274

Warranties

The Company accrues the estimated cost of product warranties at the time of recognizing revenue. The Company’s standard product warranty terms generally include post-sales support and repairs or replacement of a product at no additional charge for a specified period of time. The Company engages in product quality programs and processes, including actively monitoring and evaluating the quality of its component suppliers. The estimated warranty obligation is based on contractual warranty terms, repair costs, current period product shipments and product failure rates. Warranty terms are generally limited to twelve months.

Indemnifications

In the normal course of business, the Company has indemnification obligations to other parties, including customers, lessors, and parties to other transactions with us, with respect to certain matters. The Company has agreed to indemnify against losses arising from a breach of representations or covenants or out of intellectual property infringement or other claims made against certain parties. These agreements may limit the time or circumstances within which an indemnification claim can be made and the amount of the claim.

It is not possible to determine the maximum potential amount for claims made under the indemnification obligations due to uncertainties in the litigation process, coordination with and contributions by other parties and the defendants in these types of cases, and the unique facts and circumstances involved in each particular case and agreement. To date, the Company has made no indemnity payments. In addition, the Company has entered into indemnification agreements with its officers and directors, and its Amended and Restated Bylaws contain similar indemnification obligations to its agents.

Litigation

In November 2020 the Company engaged an independent contractor basis (“Contractor”) to provide legal services to the Company. The Company subsequently terminated the Contractor in early 2021. In April 2021, the Contractor commenced a legal action against the Company alleging discrimination and retaliation as a result of the Contractor’s disability and/or perceived disability. The Contractor sought three years of contract payments in the amount of $600,000. The Company timely submitted a claim under its Employment Practices Liability insurance. In accordance with the terms of the Company’s policy, the insurance carrier assumed defense of the litigation. Due to the early stage of the litigation, as well as uncertainties in the litigation due to the proceeding being stayed in 2021, the Company could not estimate the outcome as of December 31, 2021. In July 2023, the litigation was submitted to

Veea Inc. and Subsidiaries
Notes to Consolidated Financial Statements
Years Ended December 31, 2023 and 2022

11 — COMMITMENTS AND CONTINGENCIES (cont.)

mediation and ultimately confidentially settled. The Company’s portion of the settlement amount totaled the amount of the recorded reserve and settlement amounts in excess of the Company’s deductible were paid by the Company’s insurance carrier.

Other Commitments

In connection with the Business Combination transaction, Veea agreed to pay certain legal expenses contingent upon the closing of the Business Combination. As of December 31, 2023, the amount of the deferred fees totaled approximately $104,000.

12 — FAIR VALUE MEASUREMENTS

Money Market Funds

The Money Market Funds are classified within Level 1 as these securities are traded on an active public market. As of December 31, 2023, the Company held approximately $120,000 in money market funds. The Company held no money market funds at December 31, 2022.

13 — EARNINGS PER SHARE

The computation of basic and dilutive net loss per share attributable to common stockholders for the years ended December 31, 2023 and December 31, 2022 are as follows:

	Years Ended December 31,
	2023	2022
Numerator:
Net loss attributable to Veea Inc.	$(15,638,589)	$(35,167,089)
Denominator:
Weighted-average common shares outstanding – and diluted	7,235,733	7,203,514
Earnings per share:
Net loss attributable to Veea Inc. per share – basic and diluted	(2.16)	(4.89)

The following outstanding balances of securities have been excluded from the calculation of diluted weighted average common shares outstanding and diluted net loss per share for the years ended December 31, 2023 and 2022 because the effect of including them would have been antidilutive.

	Years Ended December 31,
	2023	2022
Convertible notes	—	5,474,599
Preferred Stock
Series A-2 Preferred Stock	12,660,067	—
Series A-1 Preferred Stock	40,569,493	35,054,035
Series A Preferred Stock	35,920,813	35,920,813
Preferred Stock warrants	1,200,000	—
Common Stock warrants	3,880,000	3,880,000
Stock options issued under 2014 Plan	345,531	385,531
Stock options issued under 2018 Plan	7,044,249	7,337,593
Total	101,620,153	88,052,571

Veea Inc. and Subsidiaries
Notes to Consolidated Financial Statements
Years Ended December 31, 2023 and 2022

14 — SEGMENTATION

As described in Note 3, the Company operates as one reportable segment — sale of smart computing hubs and related subscriptions and licenses.

The following table summarizes revenues by geographic area and as a percentage of revenue:

	Years Ended December 31,
	2023		2022
	Amount	Percent	Amount	Percent
Americas	$52,133	1%	$175,327	78.30%
EMEA	1,275	0%	14,363	6.40%
APAC	18,721	0%	34,362	15.30%
Hong Kong	9,000,000	99%	—	—
Total revenue, net	$9,072,129	100%	$224,052	100%

Major Customers

For the year ended December 31, 2023 one customer accounted for 99.5% of the Company’s revenue. For the year ended December 31, 2022, no customer accounted for 10% or more of the Company’s revenue.

Long-lived Assets

The majority of the Company’s assets as of December 31, 2023 and 2022 were attributable to its U.S. operations. The Company’s long-lived assets are based on the physical location of the assets.

The following table presents the Company’s long-lived assets, which consist of property and equipment, net, operating lease right-of-use assets and intangible assets information for geographic areas:

	As of December 31,
	2023	2022
Long-Lived Assets
United States
ROU Asset	$545,411	$1,338,620
PP&E, net	339,936	534,235
Goodwill	4,797,078	—
Intangible Assets, net	628,476	557,288
Total	$6,310,902	$2,430,143

Rest of World
PP&E, net	$36,731	$43,034
Intangible Assets, net	—	507,324
Total	$36,731	$550,358
Total long-lived assets	$6,347,633	$2,980,501

Refer to Note 3 — Summary of Significant Accounting Policies — Revenue Recognition for additional revenue information for geographic areas.

Veea Inc. and Subsidiaries
Notes to Consolidated Financial Statements
Years Ended December 31, 2023 and 2022

15 — INCOME TAXES

Net loss for the years ended December 31, 2023 and 2022, was as follows:

	Years ended December 31,
	2023	2022
Domestic	$(9,557,067)	$(27,041,252)
Foreign	(6,081,522)	(8,158,787)
Net Loss	$(15,638,589)	$(35,200,039)

Provision for income taxes for the years ended December 31, 2023 and 2022, consisted of the following:

	Years ended December 31,
	2023	2022
Current tax provision
Federal	$—	$—
State and local	7,141	10,276
Foreign	67,356	9,985
Total current tax provision	74,497	20,261

Deferred tax provision
Federal	—	—
State and local	—	—
Foreign	—	—
Total deferred tax provision	—	—
Total provision for income taxes	$74,497	$20,261

Deferred tax assets (liabilities) consist of the following:

	Years ended December 31,
	2023	2022
Deferred tax assets
Stock options issued for services	$135,604	$—
Net Operating Loss Carryforwards	27,783,834	23,213,473
Section 174 Expenditures	1,243,418	604,219
R&D Tax Credits	6,406,470	2,244,842
Other	469,896	94,384
Total gross deferred tax assets	36,039,222	26,156,918

Less Valuation Allowance	(35,566,934)	(26,156,918)
Net deferred tax assets	472,288	—

Deferred tax liabilities
Fixed Assets	101,757	—
Right of Use Asset	(113,698)	—
Amortization	13,080	—
Unrealized Fx gain (loss)	(473,427)	—
Total gross deferred tax liabilities	(472,288)	—
Net deferred tax liabilities	$—	$—

Veea Inc. and Subsidiaries
Notes to Consolidated Financial Statements
Years Ended December 31, 2023 and 2022

15 — INCOME TAXES (cont.)

The reconciliation of federal statutory income tax rate to our effective income tax rate is as follows:

	Years ended December 31,
	2023	2022
Federal income tax at the Statutory Rate	21.00%	21.00%
Permanent Items	(0.21)%	(0.95)%
Foreign	7.80%	—%
State Taxes	24.10%	(0.03)%
Return to Provision	0.09%	—%
Other	6.79%	(1.86)%
Change in valuation allowance	(60.27)%	(18.15)%
Total tax benefit	—%	—%

As of December 31, 2023, the Company had federal net operating loss carryforwards of approximately $101,966,000 which will be carried forward indefinitely. In addition, the Company has state net operating loss carryforwards of approximately $10,749,000 with varying expiration dates as determined by each state.

As of December 31, 2023, The Company had foreign net operating loss carryforwards of approximately $22,182,000 and $16,200,000 as of December 31, 2023 and 2022, respectively, which have no expiration.

As of December 31, 2023, Company had federal R&D credit carryforwards of approximately $3,207,000 which will begin to expire in 2038 for federal tax purposes.

At December 31, 2023 the Company had state R&D credit carryforwards of approximately $5,124,000 for state tax purposes which will not expire.

IRC Section 382 imposes limitations on the use of net operating loss carryovers when the stock ownership of one or more 5% shareholders (shareholders owning 5% or more of the Company’s outstanding capital stock) has increased on a cumulative basis by more than 50 percentage points. As of December 31, 2023, the Company has not completed IRC Section 382 analysis. An IRC Section 382 limitation calculation will be performed prior to the usage of tax attributes.

The Company’s effective tax rate could also fluctuate due to changes in the valuation of its deferred tax assets or liabilities, or by changes in tax laws, regulations, and accounting principles.

The Company has evaluated both positive and negative evidence and determined that all of its deferred tax assets for the UK & French subsidiaries will not be realized within foreseeable future. As a result, the valuation allowance sets against both subsidiaries deferred tax assets.

Beginning January 1, 2022, the Tax Cuts and Jobs Act (the “Tax Act”) eliminated the option to deduct research and development expenditures in the current year and requires taxpayers to capitalize such expenses pursuant to Internal Revenue Code (“IRC”) Section 174. The capitalized expenses are amortized over a five-year period for domestic expenses. As a result of this provision of the Tax Act, deferred tax assets related to capitalized research expenses increased by $663,935 in 2023, partially offset by amortization on research expenses.

Veea Inc. and Subsidiaries
Notes to Consolidated Financial Statements
Years Ended December 31, 2023 and 2022

16 — EMPLOYEE 401(k) PLAN

The Company sponsors a 401(k) plan (the “Plan”) to provide retirement benefits for its employees.

As allowed under Section 401(k) of the Internal Revenue Code, the Plan provides for tax-deferred salary contributions and after-tax contributions for eligible employees. The Plan provides for tax-deferred salary contributions and after-tax contributions for eligible employees. Employee contributions are limited to a maximum annual amount as set periodically by the Internal Revenue Code. The Company matches pretax and Roth employee contributions up to 4% of eligible earnings that are contributed by employees. All matching contributions vest immediately. The Company’s matching contributions to the Plan for the years ended December 31, 2023 and December 31, 2022 totaled approximately $158,000 and $184,000, respectively.

17 — SUBSEQUENT EVENTS

The Company evaluated subsequent events from December 31, 2023, the date of these financial statements, through May 8, 2024, the date on which the financial statements were issued (the “Issuance Date”), for events requiring recording or disclosure in the financial statements as of and for the year ended December 31, 2023. The Company concluded that no events have occurred that would require recognition or disclosure in the financial statements, except as described below.

On January 15, 2024, the Company entered into a Purchase Agreement with iFREE Group Holdings Limited (“iFree”) to purchase up to 6,250 next generation TROLLEE™ smart retail carts (the “Units”), for a purchase price per unit not to exceed $800. The Company paid iFree a deposit of $5 million for the Units, which shall be refunded to the Company if the Units are not delivered to the Company on or before June 30, 2024. iFree granted the Company a security interest in the Units until delivery to the Company.

On February 1, 2024, the Company extended the maturity date of the outstanding Bridge Notes held by NLabs until March 31, 2024; and on March 29, 2024, the maturity date was subsequently extended to June 30, 2024. All other terms of the Bridge Notes remain the same.

On February 1, 2024, the Company extended the maturity date of the outstanding Demand Notes held by affiliates of the Company until March 31, 2024; and on March 29, 2024, the maturity date was subsequently extended to June 30, 2024. All other terms of the Demand Notes remain the same.

On February 14, 2024, the expiration date of the sublease with NLabs covering a portion of the Company’s New York corporate office was extended to March 31, 2024; and on March 29, 2024, the expiration date was subsequently extended to June 30, 2024. All other terms of the sublease remain the same, including rent and additional rent.

On February 14, 2024, the expiration date of the lease agreement with 83rd Street LLC covering a portion of the Company’s New York corporate office was extended to March 31, 2024; and on March 29, 2024, the expiration date was subsequently extended to June 30, 2024. All other terms of the sublease remain the same, including rent and additional rent.

Through May 8, 2024, the total cash proceeds received by the Company from the sale of Series A-2 Preferred Stock totaled approximately $30.8 million, with approximately $12.7 million of the total raised since January 1, 2024. Further, through May 8, 2024, the Company has issued approximately 2.8 million shares of Series A-2 Preferred Stock in connection with the coversion of debt and other obligations totaling approximately $5.1 million.

ANNEX A

BUSINESS COMBINATION AGREEMENT

by and among

PLUM ACQUISITION CORP. I,

VEEA INC.

and

PLUM SPAC MERGER SUB, INC.

dated as of

November 27, 2023

Annex A-i

Annex A-ii

Annex A-iii

EXHIBITS
Exhibit A-1	Form of Company Lock-Up Agreement
Exhibit A-2	Form of Plum Lock-Up Agreement
Exhibit B	Form of Voting Agreement
Exhibit C	Sponsor Letter Agreement
Exhibit D	Founder Letter Amendment
Exhibit E	Form of Registration Rights Agreement

Annex A-iv

BUSINESS COMBINATION AGREEMENT

THIS BUSINESS COMBINATION AGREEMENT (this “Agreement”) is made and entered into as of November 27, 2023, by and among Plum Acquisition Corp. I, a Cayman Islands exempted company limited by shares (together with its successors, including after the Domestication (as defined below), “Plum”), Veea Inc., a Delaware corporation (the “Company”), and Plum SPAC Merger Sub, Inc., a Delaware corporation (“Merger Sub”). Plum, the Company and Merger Sub are collectively referred to herein as the “Parties” and individually as a “Party.”

RECITALS

WHEREAS, (a) Plum is a blank check company incorporated as a Cayman Islands exempted company limited by shares for the purpose of effecting a merger, share exchange, asset acquisition, share purchase, reorganization or similar business combination with one or more businesses or entities and (b) Merger Sub is a newly incorporated, wholly owned Subsidiary of Plum;

WHEREAS, pursuant to Plum’s Governing Documents, Plum is required to provide an opportunity for its shareholders to have their outstanding Plum Class A Shares redeemed on the terms and subject to the conditions set forth therein in connection with obtaining the Required Plum Shareholder Approval at the Special Meeting;

WHEREAS, in connection with the consummation of the Transactions, prior to or simultaneously with the Closing, the Locked-Up Company Persons will enter into lock-up agreements, pursuant to which, among other matters, they will agree, subject to certain exceptions, not to effect any sale or distribution of any Equity Securities of Plum issued pursuant to this Agreement during the lock-up period described therein (each, a “Company Lock-Up Agreement”), in the form attached hereto as Exhibit A-1, and Plum Partners LLC, a Delaware limited liability company (the “Sponsor”), and certain other holders of Plum Class A Shares (collectively, the “Locked-Up Plum Persons”), will enter into lock-up agreements, pursuant to which, among other matters, they will agree, subject to certain exceptions, not to effect any sale or distribution of any Equity Securities of Plum during the lock-up period described therein (each, a “Plum Lock-Up Agreement” and, collectively with the Company Lock-Up Agreements, the “Lock-Up Agreements”), in the form attached hereto as Exhibit A-2, and, in each case, on the terms and subject to the conditions set forth therein;

WHEREAS, Plum has received stockholder support agreements, in the form attached hereto as Exhibit B (collectively, the “Voting Agreements”), signed by the Company and certain Company Shareholders;

WHEREAS, concurrently with the execution of this Agreement, the Sponsor, Plum, the Company have entered into the sponsor letter agreement in the form attached hereto as Exhibit C (the “Sponsor Letter Agreement”), pursuant to which, among other things, the parties have agreed that (a) the Sponsor will surrender and forfeit at the Closing certain of its Plum Shares based on certain fees and expenses incurred by Plum prior to the Closing; and (b) subject a certain number of the Sponsor’s New Plum Common Shares to an “earnout” having the same targets applicable to the earnout set forth in Section 2.03;

WHEREAS, on the Closing Date, prior to the Closing, Plum shall transfer by way of continuation from the Cayman Islands to the State of Delaware and domesticate as a Delaware corporation in accordance with Section 388 of the DGCL and Part XII of the Cayman Islands Act (the “Domestication”), on the terms and subject to the conditions set forth in this Agreement;

WHEREAS, on the Closing Date, (a) Merger Sub will merge with and into the Company, with the Company as the surviving company (the “Surviving Company”) in such merger (the “Merger”) and, as a result of the Merger, the Company will become a wholly owned Subsidiary of Plum, and (b) each share of Company Common Stock will be automatically converted as of the Effective Time into the right to receive a portion of the Transaction Consideration, in each case, on the terms and subject to the conditions set forth in this Agreement;

WHEREAS, prior to the consummation of the Transactions, Plum shall, subject to obtaining the Plum Shareholder Approval in respect of the Business Combination Proposal, the Merger Proposal and the Domestication Proposal at the Special Meeting, adopt an incentive equity plan (the “Incentive Equity Plan”) and adopt an employee stock purchase plan (the “Employee Stock Purchase Plan”), in accordance with the terms of this Agreement;

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WHEREAS, simultaneously with the execution and delivery of this Agreement, each of the Company, Plum and the other parties thereto entered into an amendment to that certain letter agreement, dated March 18, 2021, by and among, Plum, the Sponsor and the other directors and officers of Plum named therein, substantially in the form attached hereto as Exhibit D hereto (the “Founder Letter Amendment”), pursuant to which, among other things, the parties have agreed to (a) add the Company as a party thereto, providing the Company with enforcement rights thereunder, (b) waive certain adjustments to the conversion ratio set forth in Plum’s Governing Documents, and (c) terminate, contingent upon and effective as of the Closing, the lock-up provisions of that certain Letter Agreement, dated March 18, 2021, in exchange for their agreement to be bound by the lock-up restrictions as set forth in the Plum Lock-Up Agreements from and after the Closing, in each case, on the terms and subject to the conditions set forth therein;

WHEREAS, at the Closing, the Sponsor, certain other holders of Plum Shares and certain other Company Shareholders shall enter into a registration rights agreement (the “Registration Rights Agreement”), substantially in the form attached hereto as Exhibit E, pursuant to which, among other things, the Sponsor and each Restricted Company Shareholder will be granted certain registration rights with respect to their respective Plum Shares, in each case, on the terms and subject to the conditions in the Registration Rights Agreement;

WHEREAS, the board of directors of Plum has (a) approved this Agreement, the Transaction Documents to which Plum is or will be a party and the transactions contemplated hereby and thereby and (b) recommended, among other things, approval of this Agreement, the Merger, the Domestication and the transactions contemplated by this Agreement and the Transaction Documents to which Plum is or will be a party by the holders of Plum Shares entitled to vote thereon (the “Plum Board Recommendation”);

WHEREAS, the board of directors of the Company has (a) approved this Agreement, the Transaction Documents to which the Company is or will be a party and the transactions contemplated hereby and thereby and (b) recommended, among other things, approval of this Agreement, the Merger and the transactions contemplated by this Agreement and the Transaction Documents to which the Company is or will be a party by the holders of Company Common Stock entitled to vote thereon (the “Company Board Recommendation”);

WHEREAS, the board of directors of Merger Sub has approved this Agreement, the Transaction Documents to which Merger Sub is or will be a party and the transactions contemplated hereby and thereby (including the Merger);

WHEREAS, Plum, as the sole stockholder of Merger Sub, has approved this Agreement, the other Transaction Documents and the transactions contemplated hereby and thereby (including the Merger); and

WHEREAS, each of the Parties intends that for U.S. federal income tax purposes that (i) this Agreement shall constitute a “plan of reorganization” within the meaning of Section 368 of the Code and the Treasury Regulations promulgated thereunder, (ii) the Domestication shall constitute a transaction treated as a “reorganization” within the meaning of Section 368(a)(1)(F) of the Code, and (iii) the Merger, shall constitute a “reorganization” within the meaning of Section 368(a)(2)(E) of the Code (collectively, the “Intended Tax Treatment”).

NOW, THEREFORE, in consideration of the foregoing and the respective representations, warranties, covenants and agreements set forth in this Agreement, and intending to be legally bound, the Parties hereby agree as follows:

Article I CERTAIN DEFINITIONS

Section 1.01 Definitions. For purposes of this Agreement, the following capitalized terms have the following meanings:

“Acquisition Proposal” has the meaning specified in Section 9.04.

“Additional Plum SEC Reports” has the meaning specified in Section 6.08.

“Affiliate” means, with respect to any specified Person, any Person that, directly or indirectly, controls, is controlled by, or is under common control with, such specified Person, through one or more intermediaries or otherwise. The term “control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract or otherwise, and the terms “controlled” and “controlling” have meanings correlative thereto.

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“Agreement” has the meaning specified in the preamble hereto.

“Allocation Schedule” has the meaning specified in Section 3.03(a).

“Alternative Transaction” has the meaning specified in Section 9.04.

“Anti-Corruption Laws” means any applicable Laws relating to anti-bribery, money laundering or anti-corruption (governmental or commercial), including the U.S. Foreign Corrupt Practices Act (as amended), the U.K. Bribery Act (as amended) and all national and international Laws enacted to implement the OECD Convention on Combating Bribery of Foreign Officials in International Business Transactions.

“Benefit Plan” means any benefit or compensation plan, program, policy, practice, agreement, contract, arrangement or other obligation, whether or not in writing and whether or not funded, including, but not limited to, “employee benefit plans” within the meaning of Section 3(3) of ERISA (whether or not subject to ERISA), “voluntary employees’ beneficiary associations,” under Section 501(c)(9) of the Code, employment, individual consulting, retirement, severance, termination pay, change in control, transaction or retention arrangements, deferred compensation, equity or equity-based compensation, incentive compensation, bonus, supplemental retirement, profit sharing, medical, welfare, vacation, fringe or other benefits or remuneration plan, program, policy, agreement or arrangement of any kind (other than any such plan, agreement, arrangement, contract, policy or program required by applicable mandatory Law and that is maintained by a Governmental Authority).

“Business Combination Proposal” has the meaning specified in Section 9.03(b).

“Business Day” means a day other than a Saturday, Sunday or other day on which commercial banks in (a) New York, New York or (b) Cayman Islands are authorized or required by Law to close.

“Cayman Islands Act” means the Companies Act (As Revised) of the Cayman Islands.

“Certificate” has the meaning specified in Section 2.01(d)(ii)(F).

“Certificate of Merger” has the meaning specified in Section 2.01(c).

“Change of Control Payment” means any success, change of control, retention, transaction bonus or other similar payment or amount payable to any Person as a result of or in connection with this Agreement or the transactions contemplated hereby or any other Change of Control Transaction involving the Company (including any such payments or similar amounts that may become due and payable based upon the occurrence of one or more additional circumstances, matters or events) regardless of whether paid or payable prior to, at or after the Closing or in connection with or otherwise related to this Agreement or any Transaction Document.

“Change of Control Transaction” means any transaction or series of related transactions (a) under which any Person(s), directly or indirectly, acquires or otherwise purchases (i) another Person or any of its Affiliates or (ii) all or a material portion of assets, businesses or Equity Securities of another Person, (b) that results, directly or indirectly, in the shareholders of a Person as of immediately prior to such transaction holding, in the aggregate, less than fifty percent (50%) of the voting shares of such Person (or any successor or parent company of such Person) immediately after the consummation thereof (in the case of each of clauses (a) and (b), whether by merger, consolidation, tender offer, recapitalization, purchase or issuance of Equity Securities, tender offer or otherwise) or (c) under which any Person(s) makes any equity or similar investment in another Person.

“Change of Recommendation Notice Period” has the meaning specified in Section 7.05(b).

“Charter Proposal” has the meaning specified in Section 9.03(b).

“Closing” has the meaning specified in Section 3.01.

“Closing Company Financial Statements” has the meaning specified in Section 4.07(b).

“Closing Date” has the meaning specified in Section 3.01.

“Closing Filing” has the meaning specified in Section 9.06(e).

“Closing Press Release” has the meaning specified in Section 9.06(e).

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“Code” means the United States Internal Revenue Code of 1986, as amended.

“Company” has the meaning specified in the preamble hereto.

“Company Acquisition Proposal” means (a) any transaction or series of related transactions under which any Person(s), directly or indirectly, acquires or otherwise purchases (i) the Company or any of its controlled Affiliates or (ii) all or a material portion of the assets, Equity Securities or businesses of the Company or any of its controlled Affiliates (in the case of each of clauses (i) and (ii), whether by merger, consolidation, recapitalization, purchase or issuance of Equity Securities, purchase of assets, tender offer or otherwise), or (b) any equity or similar investment in the Company or any of its controlled Affiliates (other than the issuance of the applicable class of shares of capital stock of the Company upon the exercise or conversion of any Company’s options or other equity awards outstanding on the date of this Agreement in accordance with the terms of the applicable Company equity plan (if any) and the underlying grant, award or similar agreement). Notwithstanding the foregoing or anything to the contrary herein, none of this Agreement, the Transaction Documents, or the transactions contemplated hereby or thereby shall constitute a Company Acquisition Proposal.

“Company Assets” has the meaning specified in Section 4.17(d).

“Company Benefit Plan” has the meaning specified in Section 4.12(a).

“Company Board Recommendation” has the meaning specified in the Recitals.

“Company Board Recommendation Change” has the meaning specified in Section 7.05.

“Company Capital Stock” means the Company Common Stock and the Company Preferred Stock.

“Company Closing Statement” has the meaning specified in Section 3.04.

“Company Common Stock” means the common stock, $0.00001 par value per share, of the Company.

“Company Convertible Securities” means, collectively, the Company Options, Company Warrants, and any other options, warrants or rights to subscribe for or purchase any capital stock of the Company or securities (including debt securities) convertible into or exchangeable for, or that otherwise confer on the holder any right to acquire any Company Capital Stock.

“Company D&O Persons” has the meaning specified in Section 9.10(a).

“Company Disclosure Schedules” means the disclosure schedules to this Agreement delivered to Plum by the Company on the date of this Agreement.

“Company Financing” has the meaning specified in Section 9.11.

“Company Fundamental Representations” means the representations and warranties set forth in Section 4.01 (Corporate Organization), Section 4.03 (Due Authorization), Section 4.05 (Capitalization), Section 4.06 (Capitalization of Subsidiaries), and Section 4.21 (Brokers).

“Company Lock-Up Agreements” has the meaning specified in the Recitals.

“Company Material Adverse Effect” means any change, event, effect, state of facts or occurrence that, individually or in the aggregate with any other change, event, effect, state of facts, or occurrence, has had or would reasonably be expected to have a material adverse effect on (a) the business, results of operations or financial condition of the Company and its Subsidiaries, taken as a whole, or (b) the ability of the Company (whether on behalf of itself or on behalf of the Company Shareholders, as applicable) to consummate the Transactions; provided, however, that, in the case of clauses (a) and (b) above, none of the following shall be taken into account in determining whether a Company Material Adverse Effect has occurred or is reasonably expected to occur: any change, event, effect, state of facts or occurrence arising after the date of this Agreement from or related to (i) general business or economic conditions in or affecting the United States, Cayman Islands or any other country, or changes therein, or the global economy generally; (ii) any national or international political or social conditions in the United States, Cayman Islands or any other country, including the engagement by the United States, Cayman Islands or any other country in hostilities, whether or not pursuant to the declaration of a national emergency or war, or the occurrence in any place of any military or terrorist attack, sabotage or cyberterrorism; (iii) changes in

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conditions of the financial, banking, capital or securities markets generally in the United States, Cayman Islands or any other country, or changes therein, including changes in interest rates in the United States, Cayman Islands or any other country and changes in exchange rates for the currencies of any countries; (iv) changes generally affecting the industries or markets in which the Company operates; (v) changes in any applicable Laws coming into effect after the date of this Agreement; (vi) the execution or public announcement of this Agreement or the pendency or consummation of the Transactions (provided that the exception in this clause (vi) shall not apply to the representations and warranties set forth in Section 4.04(b) to the extent that its purpose is to address the consequences resulting from the public announcement or pendency or consummation of the Transactions, or the condition set forth in Section 10.03 to the extent it relates to such representations and warranties); (vii) any failure in and of itself by the Company or any of its Subsidiaries to meet, or changes to, any internal or published budgets, projections, forecasts, estimates or predictions (provided that this clause (vii) shall not prevent or otherwise affect a determination that any change or effect underlying such failure has resulted in, or contributed to, or would reasonably be expected to result in or contribute to, a Company Material Adverse Effect (to the extent such change or effect is not otherwise excluded from this definition of Company Material Adverse Effect)); (viii) any hurricane, tornado, flood, earthquake, tsunami, mudslide, wild fire or other natural disaster, epidemic, pandemic (including COVID-19), disease outbreak or quarantine, weather condition, explosion, act of God or other comparable event in the United States, Cayman Islands or any other country or any escalation of the foregoing; or (ix) any action taken by, or at the written request of, Plum or that is required by the terms of this Agreement; provided, however, that any change, event, effect, state of facts or occurrence resulting from a matter described in any of the foregoing clauses (i) through (vi) or (viii) may be taken into account in determining whether a Company Material Adverse Effect has occurred or is reasonably expected to occur if such change, event, effect or occurrence has had or would reasonably be expected to have a disproportionate adverse effect on the Company and its Subsidiaries, taken as a whole, relative to other participants operating in the industries or markets in which the Company and its Subsidiaries operate.

“Company Option” means each outstanding option (whether vested or unvested) to purchase Company Common Stock granted under the Legacy Equity Incentive Plans.

“Company Optionholders” means, collectively, the holders of Company Options as of any applicable determination time prior to Closing.

“Company Preferred Stock” means, collectively, the Company Series A Preferred Stock, the Company Series A-1 Preferred Stock and the Company Series A-2 Preferred Stock.

“Company Related Party” has the meaning specified in Section 4.22.

“Company Related Party Transactions” has the meaning specified in Section 4.22.

“Company Securityholder” means, collectively, the Company Shareholders, Company Warrantholders, Company Optionholders and any holders of other Company Convertible Securities.

“Company Series A Preferred Stock” means the Series A Preferred Stock of the Company, $0.00001 par value per share.

“Company Series A-1 Preferred Stock” means the Series A-1 Preferred Stock of the Company, $0.00001 par value per share.

“Company Series A-2 Preferred Stock” means the Series A-2 Preferred Stock of the Company, $0.00001 par value per share.

“Company Shareholders” means, collectively, the holders of shares of Company Common Stock or Company Preferred Stock as of any applicable determination time prior to Closing.

“Company Warrantholders” means, collectively, the holders of Company Warrants.

“Company Warrants” means all outstanding and unexercised (in whole or in part) warrants to purchase shares of Company Capital Stock.

“Company Transaction Expenses” means, as of any determination time, the aggregate amount of fees, expenses, commissions or other amounts incurred by or on behalf of, and that are due and payable (and not otherwise expressly allocated to Plum pursuant to the terms of this Agreement or any Transaction Document) by the

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Company or any of its Subsidiaries in connection with the negotiation, preparation or execution of this Agreement or any Transaction Documents, the performance of their covenants or agreements in this Agreement or any Transaction Document or the consummation of the transactions contemplated hereby or thereby, including (a) the fees and expenses of outside legal counsel, accountants, advisors, brokers, investment bankers, consultants, or other agents or service providers of the Company or any of its Subsidiaries, and (b) any other fees, expenses, commissions or other amounts that are expressly allocated to the Company or its Subsidiaries pursuant to this Agreement or any Transaction Document.

“Confidentiality Agreement” has the meaning specified in Section 12.08.

“Contract” means any oral or written agreement, contract, license, lease, obligation, undertaking or other commitment or arrangement that is legally binding upon a Person or any of his, her or its properties or assets.

“Converted Stock Option” has the meaning specified in Section 2.01(d)(iii)(A).

“COVID-19” means SARS-CoV-2 or COVID-19 and any evolutions thereof or related or associate epidemics, pandemic or disease outbreaks.

“COVID-19 Changes” has the meaning specified in Section 9.06(b).

“COVID-19 Measures” means any quarantine, “shelter in place,” “stay at home,” workforce reduction, social distancing, shut down, closure or sequester order, guideline, recommendation or Law, or any other applicable Laws, guidelines or recommendations by any Governmental Authority (other than in respect of Taxes) in response to COVID-19.

“DGCL” means the Delaware General Corporation Law.

“Dissenting Shares” has the meaning set forth in Section 2.01(d)(vii).

“Domestication” has the meaning set forth in the Recitals.

“Domestication Proposal” has the meaning specified in Section 9.03(b).

“Earnout Achievement Date” means the First Earnout Achievement Date or the Second Earnout Achievement Date, as applicable.

“Earnout Consideration” means the New Plum Common Shares issuable pursuant to Section 2.03.

“Earnout Period” has the meaning specified in Section 2.03(a).

“Effective Time” has the meaning specified in Section 2.01(c).

“Earnout Triggering Event” has the meaning specified in Section 2.03(c).

“Employee Stock Purchase Plan” has the meaning specified in the Recitals.

“Enforceability Exceptions” has the meaning specified in Section 4.03.

“Environmental Laws” means any and all applicable Laws relating to pollution or protection of the environment (including natural resources), public health and safety, worker health and safety or the use, storage, emission, disposal or release of, or exposure to, Hazardous Materials.

“Equity Securities” means, with respect to any Person, (a) any capital stock, partnership or membership interest, unit of participation or other similar interest (however designated) in such Person and (b) any option, warrant, purchase right, conversion right, exchange right or other contractual obligation which would entitle any other Person to acquire any such interest in such Person or otherwise entitle any other Person to share in the equity, profits, earnings, losses or gains of such Person (including any interest, the value of which is in any way based on, linked to or derived from any interest described in clause (a), including stock appreciation, phantom stock, profit participation or other similar rights).

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

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“Exchange Act” means the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.

“Exchange Agent” means Continental Stock Transfer & Trust Company, a New York limited purpose trust company.

“Exchange Fund” has the meaning specified in Section 3.02(a).

“Existing Company Shareholder Equity Value Per Share” means (a) (i) $180,000,000, plus (ii) the aggregate exercise price for all shares of Company Capital Stock issuable under in-the-money, vested Company Convertible Securities in accordance with their terms (and assuming no cashless exercise thereof), excluding any New Financing Securities, divided by (b) the Existing Fully Diluted Company Capitalization.

“Existing Company Shareholders” means, collectively, the holders of shares of Company Common Stock, Company Series A Preferred Stock and Company Series A-1 Preferred Stock as of immediately prior to the Closing, but excluding holders of any New Financing Securities (solely with respect to such New Financing Securities).

“Existing Fully Diluted Company Capitalization” means, without duplication, the aggregate number of shares of Company Common Stock, (a) treating the shares of Company Series A Preferred Stock and Company Series A-1 Preferred Stock on an as-converted to shares of Company Common Stock basis and (b) treating all outstanding in-the-money, vested Company Convertible Securities, as if the Company Convertible Security had been exercised on a cash basis as of the Effective Time, but excluding any New Financing Securities and any Company Securities held as treasury stock.

“Existing Holder Exchange Ratio” means (a) the Existing Company Shareholder Equity Value Per Share, divided by (b) $10.00.

“Existing Rollover Convertible Security” has the meaning specified in Section 2.01(d)(iv).

“Existing Rollover Convertible Security Shares” has the meaning specified in Section 2.01(d)(iv).

“Federal Securities Laws” means the Exchange Act, the Securities Act and the other U.S. federal securities laws and the rules and regulations of the SEC promulgated thereunder or otherwise.

“Financial Statements” has the meaning specified in Section 4.07(a).

“Financing Agreements” has the meaning specified in Section 9.11.

“First Earnout Achievement Date” has the meaning specified in Section 2.03(a).

“Foreign Antitrust Laws” means any applicable antitrust or other competition Laws of any non-U.S. jurisdictions.

“Foreign Plan” has the meaning specified in Section 4.12(e).

“Founder Letter Amendment” has the meaning specified in the Recitals.

“GAAP” means United States generally accepted accounting principles, consistently applied.

“Governing Documents” means the legal document(s) by which any Person (other than an individual) establishes its legal existence or which govern its internal affairs. For example, the “Governing Documents” of a U.S. corporation are its certificate or articles of incorporation and by-laws, the “Governing Documents” of a U.S. limited partnership are its limited partnership agreement and certificate of limited partnership, the “Governing Documents” of a U.S. limited liability company are its operating or limited liability company agreement and certificate of formation, and the “Governing Documents” of a Cayman Islands exempted company limited by shares are its memorandum of association (as amended) and articles of association (as amended), certificate of incorporation and statutory registers.

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“Governmental Authority” means any (a) federal, state, local, municipal or other government, (b) governmental or quasi-governmental entity of any nature (including any governmental agency, branch, department, official, or entity and any court or other tribunal) or (c) body exercising or entitled to exercise any administrative, executive, judicial, legislative, police, regulatory, stock exchange or taxing authority or power of any nature, including any arbitral tribunal (public or private).

“Governmental Order” means any writ, order, judgment, injunction, decision, determination, award, ruling, subpoena, verdict or decree entered, issued or rendered by any Governmental Authority.

“Hazardous Material” means any material, substance or waste that is listed, regulated, or otherwise defined as “hazardous,” “toxic,” or “radioactive,” or as a “pollutant” or “contaminant” (or words of similar intent or meaning) under, or for which liability or standards of conduct may be imposed pursuant to applicable Environmental Laws, including petroleum, petroleum by-products, asbestos or asbestos-containing material, polychlorinated biphenyls, toxic mold, radiation, per- and polyfluoroalkyl substances, flammable or explosive substances, or pesticides.

“HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976 and the rules and regulations promulgated thereunder.

“in-the-money” means, in connection with a Company Convertible Security, such Company Convertible Security having a per share exercise price less than the Existing Company Shareholder Equity Value Per Share or New Company Shareholder Equity Value Per Share, as applicable.

“Incentive Equity Plan” has the meaning specified in the Recitals.

“Income Tax” means any Tax imposed upon or measured by net income or gain (however denominated).

“Indebtedness” means, with respect to any Person as of any time, without duplication, (a) all indebtedness for borrowed money of such Person or indebtedness issued by such Person in substitution or exchange for borrowed money, (b) indebtedness evidenced by any note, bond, debenture or other debt security, in each case, as of such time of such Person, and (c) all obligations of the type referred to in clauses (a) and (b) of this definition of any other Person, the payment of which such Person is responsible or liable, directly or indirectly, as obligor, guarantor, surety or otherwise, including any guarantee of such obligations. For purposes of this definition, all lease obligations of such Person, including those which are required to be capitalized in accordance with GAAP or IFRS, shall be excluded.

“Intellectual Property” means all intellectual property or proprietary rights of any type in any jurisdiction, including all: (a) patents, patent applications, and patent disclosures and improvements thereto together with all reissuances, continuations, continuations-in-part, divisions, revisions, extensions, and reexaminations thereof; (b) trademarks, service marks, logos, get-up, trade names, domain names, and other indicia of origin; (c) copyrights, works of authorship, mask works, and copyrightable works (including copyrights in Software) and moral rights; (d) trade secrets and confidential information, rights to inventions (whether patentable or not), rights in Software, know-how, technology, data, databases, designs, processes, recipes, formulations, and documentation thereof, utility models; and (e) all other intellectual property rights, in each case, together with all goodwill associated therewith and, in each case, whether registered or unregistered and including all applications and rights to apply for and be granted, renewals or extensions of, and rights to claim priority from, such rights, and all rights or forms of protection having equivalent or similar effect anywhere in the world.

“Intended Tax Treatment” has the meaning specified in the Recitals.

“Interim Period” has the meaning specified in Section 7.01(a).

“IRS” means the U.S. Internal Revenue Service.

“IT Systems” means all computer systems, servers, networks, network equipment, firmware, Software, hardware, information technology systems or infrastructure, electronic data processing systems, communication networks, interfaces, platforms, peripherals and data or information contained therein or transmitted thereby, and other information technology equipment, in each case, whether owned, used, held for use, outsourced, leased or licensed by the Company.

“JOBS Act” means the Jumpstart Our Business Startups Act of 2012.

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“Key Employee” means any executive or individual service provider of the Company or its Subsidiaries with annual base compensation in excess of $300,000.

“Labor Agreement” has the meaning specified in Section 4.11(a)(xvii).

“Law” means any statute, law (including common law), act, code, ordinance, rule, regulation or Governmental Order, in each case, of any Governmental Authority.

“Leased Real Property” means all real property leased, subleased, licensed or similarly used or occupied by the Company or its Subsidiaries.

“Leases” has the meaning specified in Section 4.17(b).

“Legacy Equity Incentive Plan” means each of the 2014 Max2 Inc. (currently Veea Inc.) Equity Incentive Plan and the Veea Inc. 2018 Equity Incentive Plan.

“Letter of Transmittal” has the meaning specified in Section 3.02(b).

“Liability” or “liability” means any and all debts, liabilities and obligations, whether accrued or fixed, absolute or contingent, known or unknown, matured or unmatured or determined or determinable, including those arising under any Law (including any Environmental Law), Proceeding or Governmental Order and those arising under any Contract, agreement, arrangement, commitment or undertaking.

“Lien” means any mortgage, deed of trust, pledge, hypothecation, easement, right of way, purchase option, right of first refusal, covenant, restriction, security interest, license, restriction on transfer, title defect, encroachment or other survey defect, or other lien or encumbrance of any kind.

“Lock-Up Agreements” has the meaning specified in the Recitals.

“Locked-Up Company Persons” means, collectively, (a) certain officers and each director of the Company who will become an officer or director of the Surviving Company, (b) the Company Securityholders set forth on Schedule 1.01(a) and (c) any other Company Securityholders mutually agreed by the Company and Plum prior to the Registration Statement/Proxy Statement Effective Date, provided that a holder of Company Series A-2 Preferred Stock (solely in such holder’s capacity as such) shall in no event be a Locked-Up Company Person.

“Locked-Up Plum Persons” has the meaning specified in the Recitals.

“Material Contracts” has the meaning specified in Section 4.11(a).

“Material Permits” has the meaning specified in Section 4.16.

“Merger” has the meaning specified in the Recitals.

“Merger Proposal” has the meaning specified in Section 9.03(b).

“Merger Sub” has the meaning specified in the preamble hereto.

“Most Recent Balance Sheet” has the meaning specified in Section 4.07(a).

“NASDAQ” means the Nasdaq Capital Market.

“NASDAQ Extension” means NASDAQ’s approval of Plum’s request to extend the deadline by which Plum must consummate a business combination and to retain the listing of the Plum Class A Shares on NASDAQ to June 18, 2024, if necessary.

“New Company Shareholder Equity Value Per Share” means (a)  the aggregate amount raised through the issuance of the New Financing Securities, plus the aggregate exercise price for all shares of Company Capital Stock issuable under any in-the-money New Financing Securities in accordance with their terms (and assuming no cashless exercise thereof), divided by (b) the New Financing Fully Diluted Company Capitalization.

“New Company Shareholder Exchange Ratio” means (a) the New Company Shareholder Equity Value Per Share, divided by (b) $7.50.

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“New Company Shareholders” means, collectively, the holders of shares of New Financing Securities.

“New Financing Fully Diluted Company Capitalization” means, without duplication, the aggregate shares of Company Common Stock, (a) treating the shares of Company Series A-2 Preferred Stock and other New Financing Securities on an as-converted to shares of Company Common Stock basis and (b) treating all outstanding in-the-money, vested Company Convertible Securities convertible into New Financing Securities as if such Company Convertible Security had been exercised on a cash basis as of the Effective Time, but excluding any Company Securities held as treasury stock.

“New Financing Securities” has the meaning specified in Section 9.11.

“New Plum Common Shares” has the meaning specified in Section 2.01(a).

“New Rollover Convertible Security” has the meaning specified in Section 2.01(d)(v).

“New Rollover Convertible Security Shares” has the meaning specified in Section 2.01(d)(v).

“Officers” has the meaning specified in Section 9.01(a).

“Other Plum Shareholder Approval” means the approval, at the Special Meeting where a quorum is present, of each Transaction Proposal (other than the Business Combination Proposal, the Merger Proposal and the Domestication Proposal), by an ordinary resolution in accordance with the Governing Documents of Plum requiring the affirmative vote of a simple majority of the votes cast by the holders of the issued Plum Shares present in person or by proxy at the Special Meeting (or any adjournment or postponement thereof), in accordance with the Governing Documents of Plum and applicable Law.

“Owned Real Property” has the meaning specified in Section 4.17(a).

“Parties” has the meaning specified in the preamble hereto.

“Party” has the meaning specified in the preamble hereto.

“PCAOB” has the meaning specified in Section 4.07(b).

“Permits” has the meaning specified in Section 4.10(b).

“Permitted Liens” means (a) statutory or common law Liens of mechanics, materialmen, warehousemen, landlords, carriers, repairmen, suppliers construction contractors and other similar Liens that arise in the ordinary course of business, and (i) that relate to amounts not yet due and payable or (ii) that are being contested in good faith through appropriate Proceedings and for which appropriate reserves for the amount being contested have been established in accordance with GAAP, (b) Liens arising under original purchase price conditional sales contracts and equipment leases with third parties entered into in the ordinary course of business, (c) Liens for Taxes not yet due and payable or which are being contested in good faith through appropriate Proceedings for which appropriate reserves have been established in accordance with GAAP, (d) Liens, encumbrances and restrictions of record affecting title to real property (including easements, covenants, rights of way and similar restrictions of record) that do not, individually or in the aggregate, materially interfere with the use or occupancy of such real property or the business of the Company or its Subsidiaries, (e) rights, interests, Liens, or titles of, or through, a lessor or sublessor under any lease or other similar real property being leased, (f) zoning, building codes and other land use Laws regulating the use or occupancy of real property or the activities conducted thereon which are imposed by any Governmental Authority having jurisdiction over such real property and which are not violated by the use or occupancy of such real property or the operation of the businesses of the Company and do not prohibit or materially interfere with any of the Company’s use or occupancy of such real property or the business of the Company, (g) nonexclusive licenses of Intellectual Property entered into in the ordinary course of business, (h) Liens described on Schedule 1.01(b), and (i) Liens that relate to Indebtedness permitted under this Agreement.

“Person” means any individual, firm, corporation, company, exempted company, exempted limited partnership, partnership, limited liability company, incorporated or unincorporated association, joint venture, joint stock company, governmental agency or instrumentality or other entity of any kind.

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“Personal Information” means any information relating to an identified or identifiable natural person, including personal data and personally identifiable information (each as defined under any applicable Laws) that identifies, can be used to identify or is otherwise associated with an individual person or device, whether or not such information is associated with an identified individual, including: (a) names, addresses, telephone numbers, email addresses, financial information, financial account numbers, personal health information, drivers’ license numbers and government-issued identification numbers; and (b) Internet Protocol addresses, device identifiers or other persistent identifiers.

“Plum” has the meaning specified in the preamble hereto.

“Plum Acquisition Proposal” means (a) any transaction or series of related transactions under which Plum or any of its controlled Affiliates, directly or indirectly, (i) acquires or otherwise purchases any other Person(s), (ii) engages in a business combination with any other Person(s) or (iii) acquires or otherwise purchases all or a material portion of the assets, Equity Securities or businesses of any other Persons(s) (in the case of each of clause (i), (ii) and (iii), whether by merger, consolidation, recapitalization, purchase or issuance of Equity Securities, purchase of assets, tender offer or otherwise) or (b) any equity or similar investment in Plum or any of its controlled Affiliates. Notwithstanding the foregoing or anything to the contrary herein, none of this Agreement, the Transaction Documents or the transactions contemplated hereby or thereby shall constitute a Plum Acquisition Proposal.

“Plum Board Recommendation” has the meaning specified in the Recitals.

“Plum Class A Shares” means, prior to the consummation of the Domestication, the Class A ordinary shares, par value of $0.0001 per share, of Plum.

“Plum Class B Shares” means, prior to the consummation of the Domestication, the Class B ordinary shares, par value of $0.0001 per share, of Plum.

“Plum Closing Statement” has the meaning specified in Section 3.04.

“Plum Common Share Price” means, on any Trading Day after the Closing, the VWAP per share of New Plum Common Shares for such Trading Day.

“Plum D&O Persons” has the meaning specified in Section 9.09(a).

“Plum Disclosure Schedules” means the Disclosure Schedules to this Agreement delivered to the Company by Plum on the date of this Agreement in connection with the execution of this Agreement.

“Plum Financial Statements” has the meaning specified in Section 6.09(d).

“Plum Fundamental Representations” means the representations and warranties set forth in Section 5.01 (Corporate Organization), Section 5.02 (Due Authorization), Section 5.03 (Capitalization), Section 5.10 (Brokers), Section 6.01 (Corporate Organization), Section 6.02 (Due Authorization), Section 6.07 (Brokers) and Section 6.13 (Capitalization).

“Plum Lock-Up Agreement” has the meaning specified in the Recitals.

“Plum Material Adverse Effect” means any change, event, effect, state of facts or occurrence that, individually or in the aggregate with any other change, event, effect, state of facts or occurrence, has had or would reasonably be expected to have a material adverse effect on (a) the business, results of operations or financial condition of Plum or Merger Sub or (b) the ability of Plum or Merger Sub to consummate the Transactions, provided, however, that, in the case of clauses (a) and (b) above, none of the following shall be taken into account in determining whether a Plum Material Adverse Effect has occurred or is reasonably expected to occur: any change, event, effect, state of facts or occurrence arising after the date of this Agreement from or related to (i) general business or economic conditions in or affecting the United States, Cayman Islands or any other country, or changes therein, or the global economy generally; (ii) any national or international political or social conditions in the United States, Cayman Islands or any other country, including the engagement by the United States, Cayman Islands or any other country in hostilities, whether or not pursuant to the declaration of a national emergency or war, or the occurrence in any place of any military or terrorist attack, sabotage or cyberterrorism; (iii) changes in conditions of the financial, banking, capital or securities markets generally in the United States, Cayman Islands or any other country, or changes therein, including changes in interest rates in the United States, Cayman Islands or any other

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country and changes in exchange rates for the currencies of any countries; (iv) changes generally affecting the industries or markets in which Plum operates; (v) changes in any applicable Laws coming into effect after the date of this Agreement; (vi) the execution or public announcement of this Agreement or the pendency or consummation of the Transactions (provided that the exception in this clause (vi) shall not apply to the representations and warranties set forth in Section 6.05(b) to the extent that its purpose is to address the consequences resulting from the public announcement or pendency or consummation of the Transactions, or the condition set forth in Section 10.02 to the extent it relates to such representations and warranties); (vii) any failure in and of itself by Plum or Merger Sub to meet, or changes to, any internal or published budgets, projections, forecasts, estimates or predictions (provided that this clause (vii) shall not prevent or otherwise affect a determination that any change or effect underlying such failure has resulted in, or contributed to, or would reasonably be expected to result in or contribute to, a Plum Material Adverse Effect (to the extent such change or effect is not otherwise excluded from this definition of Plum Material Adverse Effect)); (viii) any hurricane, tornado, flood, earthquake, tsunami, mudslide, wild fire or other natural disaster, epidemic, pandemic (including COVID-19), disease outbreak or quarantine, weather condition, explosion, act of God or other comparable event in the United States, Cayman Islands or any other country or any escalation of the foregoing; (xi) the consummation and effects of the Plum Shareholder Redemption (or any redemption in connection with the NASDAQ Extension); or (x) any action taken by, or at the written request of, Plum or that is required by the terms of this Agreement; provided, however, that any change, event, effect, state of facts or occurrence resulting from a matter described in any of the foregoing clauses (i) through (vi) or (viii) or (ix) may be taken into account in determining whether a Plum Material Adverse Effect has occurred or is reasonably expected to occur if such change, event, effect or occurrence has had or would reasonably be expected to have a disproportionate adverse effect on Plum and Merger Sub, taken as a whole, relative to other participants operating in the industries or markets in which the Company and Merger Sub operate.

“Plum Material Contracts” has the meaning specified in Section 6.14(a).

“Plum Related Party” has the meaning specified in Section 6.15.

“Plum SEC Reports” has the meaning specified in Section 6.08.

“Plum Shareholder Approval” means, collectively, the Required Plum Shareholder Approval and the Other Plum Shareholder Approval.

“Plum Shareholder Redemption” means the right of the holders of Plum Class A Shares to redeem all or a portion of their Plum Class A Shares in connection with the transactions contemplated by this Agreement as set forth in Plum’s Governing Documents.

“Plum Shares” means, (a) prior to the Domestication, collectively, the Plum Class A Shares and the Plum Class B Shares and (b) from and after the Domestication, the New Plum Common Shares.

“Plum Transaction Expenses” means, as of any determination time, the aggregate amount of fees, expenses, commissions or other amounts incurred by or on behalf of, and that are due and payable (and not otherwise expressly allocated to the Company or its Subsidiaries pursuant to the terms of this Agreement or any Transaction Document) by Plum or Merger Sub, including (a) the fees and expenses of outside legal counsel, accountants, advisors, brokers, investment bankers, consultants, placement agents, or other agents or service providers of Plum (including, but not limited to, any such fees and expenses in connection with Plum’s initial public offering, its listing, its reporting with the SEC, and the negotiation, preparation or execution of this Agreement, any other Transaction Document or any other Contract in place as of the Closing (or in connection with any discussions, negotiations or preparation of any agreement with any other party with respect to a business combination transaction), the performance of their covenants or agreements in this Agreement, under any other Transaction Document, under any “tail” policy providing directors’ and officers’ liability insurance policy or under any other Contract in place as of the Closing, the consummation of the Transactions or in connection with the Extension Proposal), and (b) any other fees, expenses, commissions or other amounts that are expressly allocated to any Plum Related Party or Merger Sub pursuant to this Agreement or any Transaction Document. Notwithstanding the foregoing or anything to the contrary herein, Plum Transaction Expenses shall not include any Company Transaction Expenses.

“Plum Warrants” means, collectively, the Private Placement Warrants and the Public Warrants.

“Post-Closing Bylaws” means the bylaws of Plum to be entered into in connection with the Closing as set forth herein, and in a form mutually agreed to by the Company and Plum.

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“Post-Closing Certificate of Incorporation” means the certificate of incorporation of Plum to be filed in connection with the Closing as set forth herein, in a form mutually agreed to by the Company and Plum.

“Pre-Closing Plum Holders” means the holders of Plum Shares as of any specified time prior to the Effective Time.

“Privacy Requirements” means all of the following relating to the receipt, collection, compilation, use, storage, processing, protection, privacy, sharing, safeguarding, disposal, destruction, disclosure, transfer (including cross-border), security (both technical and physical) of Personal Information, breach notification in connection with Personal Information: (a) any and all applicable Laws, legal requirements and self-regulatory guidelines (including of any applicable foreign jurisdiction), including the Federal Trade Commission Act, California Consumer Privacy Act (CCPA), General Data Protection Regulation, Regulation 2016/679/EU (GDPR), the UK Data Protection Act 2018, the GDPR as it forms part of the laws of England and Wales, Scotland and Northern Ireland by virtue of section 3 of the European Union (Withdrawal) Act 2018, the Privacy and Electronic Communications (EC Directive) Regulations 2003, and the e-Privacy Directive (2002/58/EC), the Payment Card Industry Data Security Standard (PCI DSS), including any predecessor, successor or implementing legislation in respect of the foregoing, any amendments or reenactments of the foregoing; (b) the Company’s or its Subsidiaries’ own rules, policies and procedures (whether physical or technical in nature, or otherwise); and (c) agreements the Company or any of its Subsidiaries has entered into or by which it is bound.

“Private Placement Warrants” means the Private Placement Warrants (as defined in the Warrant Agreement).

“Proceeding” means any lawsuit, litigation, action, audit, examination or investigation, claim, complaint, charge, proceeding, suit or arbitration (in each case, whether civil, criminal or administrative and whether public or private) pending by or before or otherwise involving any Governmental Authority.

“Pro Rata Share” shall mean, for each Existing Company Shareholder, a percentage determined by dividing (x) the total number of shares of Company Common Stock held by an Existing Company Shareholder as of the Effective Time, treating the shares of Company Preferred Stock and Company Series A-1 Preferred Stock on an as-converted to shares of Company Common Stock basis, by (y) the total number of issued and outstanding shares of Company Common Stock as of the Effective Time held by all Existing Company Shareholders.

“Public Warrants” means the Public Warrants (as defined in the Warrant Agreement).

“Registered Intellectual Property” has the meaning specified in Section 4.18(a).

“Registration Rights Agreement” has the meaning specified in the Recitals.

“Registration Statement/Proxy Statement” means a registration statement on Form S-4 relating to the Transactions and the transactions contemplated by the Transaction Documents and containing a proxy statement of Plum.

“Registration Statement/Proxy Statement Effective Date” means the date on which the Registration Statement is first declared effective by the SEC.

“Representative” means, as to any Person, any of the officers, directors, managers, employees, counsel, accountants, financial advisors and consultants of such Person.

“Required Company Shareholders’ Consent” means the Company Shareholders’ approval of this Agreement and the Transactions by the affirmative vote required in accordance with the Company’s Governing Documents, as obtained in accordance with the Company’s Governing Documents and applicable Law.

“Required Plum Shareholder Approval” means the approval, at the Special Meeting where a quorum is present, (a) in the case of the Business Combination Proposal, by an ordinary resolution in accordance with the Governing Documents of Plum and applicable Laws requiring the affirmative vote of at least a simple majority of the votes cast by the holders of the issued Plum Shares present in person or represented by proxy at the Special Meeting (or any adjournment or postponement thereof) and entitled to vote on such matter, (b) in the case of the Merger Proposal, by a special resolution in accordance with the Governing Documents of Plum and applicable Laws requiring the affirmative vote of at least a two-thirds majority of the votes cast by the holders of the issued Plum Shares present in person or represented by proxy at the Special Meeting (or any adjournment or postponement thereof) and entitled

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to vote on such matter, and (c) in the case of the Domestication Proposal, by a special resolution in accordance with the Governing Documents of Plum and applicable Laws requiring the affirmative vote of at least a two-thirds majority of the votes cast by the holders of the issued Plum Shares present in person or represented by proxy at the Special Meeting (or any adjournment or postponement thereof) and entitled to vote on such matter.

“Restricted Company Shareholders” means, collectively, each officer and director of the Company who will become an officer or director of the Surviving Company and any other Company Securityholders who will be Affiliates of the Surviving Company.

“Rollover Convertible Security” has the meaning specified in Section 2.01(d)(v).

“Rollover Convertible Security Shares” has the meaning specified in Section 2.01(d)(v).

“Sanctioned Person” has the meaning specified in Section 4.10(b).

“Sanctions and Export Control Laws” means any Law in any part of the world related to (a) import and export controls, including the U.S. Export Administration Regulations, or (b) economic sanctions, including those administered by the Office of Foreign Assets Control of the U.S. Department of the Treasury, the U.S. Department of State, the European Union, any European Union Member State, the United Nations and Her Majesty’s Treasury of the United Kingdom, as well as the anti-boycott Laws administered by the U.S. Department of Commerce and the IRS.

“Schedules” means the disclosure schedules of the Company and its Subsidiaries and/or the disclosure schedules of Plum, as the context requires.

“SEC” means the United States Securities and Exchange Commission.

“Second Earnout Achievement Date” has the meaning specified in Section 2.03(b).

“Securities Act” means the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.

“Securities Laws” means Federal Securities Laws and other applicable foreign and domestic securities or similar Laws and the rules and regulations promulgated thereunder.

“Security Incident” means any (a) breach of security, phishing incident, ransomware or malware attack affecting any IT Systems or (b) incident in which Personal Information or any other data or information was or may have been accessed, disclosed, destroyed, processed, used or exfiltrated in an unauthorized manner (whether any of the foregoing was possessed or controlled by or on behalf of the Company or any Subsidiary).

“Signing Filing” has the meaning specified in Section 9.06(e).

“Signing Press Release” has the meaning specified in Section 9.06(e).

“Software” means any and all (a) computer programs, including any and all software implementation of algorithms, models and methodologies, whether in source code, object code, human readable form or other form, (b) databases and compilations, including any and all data and collections of data, whether machine readable or otherwise, (c) descriptions, flow charts and other work products used to design, plan, organize and develop any of the foregoing, screens, user interfaces, report formats, firmware, development tools, templates, menus, buttons and icons and (d) all documentation including user manuals and other training documentation relating to any of the foregoing.

“Special Meeting” has the meaning specified in Section 9.03(b).

“Sponsor” has the meaning specified in the Recitals.

“Sponsor Designee” has the meaning specified in Section 9.01(b).

“Sponsor Letter Agreement” has the meaning specified in the Recitals.

“Stock Exchange” means NASDAQ.

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“Subsidiary” means, with respect to a Person, any corporation, exempted company or other organization (including a limited liability company, an exempted limited partnership or a partnership), whether incorporated or unincorporated, of which such Person directly or indirectly owns or controls a majority of the securities or other interests, having by their terms ordinary voting power to elect a majority of the board of directors or board of managers (as the case may be) or others performing similar functions with respect to such corporation, exempted company or other organization or any organization of which such Person or any of its Subsidiaries is, directly or indirectly, a general partner or managing member.

“Superior Proposal” means any bona fide Acquisition Proposal made by a third party after the date of this Agreement that (i) was not solicited in violation of Section 9.04 and (ii) the Company’s board of directors in good faith (after consultation with its financial advisor and its outside legal counsel, and after taking into account the terms and conditions of such Acquisition Proposal, including the financial, legal, and regulatory aspects of such Acquisition Proposal) determines that such Acquisition Proposal is more favorable from a financial point of view to the Company’s stockholders (in their capacities as stockholders) than the transactions contemplated by this Agreement (taking into consideration the requirement to pay the fees in connection with this Agreement) and is reasonably expected to be consummated in accordance with its term. For purposes of the reference to an “Acquisition Proposal” in this definition, all references to “fifteen percent (15%)” in the definition of “Acquisition Transaction” will be deemed to be references to 50%.

“Surviving Company” has the meaning specified in the Recitals.

“Tax” means any federal, state, provincial, territorial, local, foreign and other net Income Tax, alternative or add-on minimum tax, base erosion minimum tax, franchise tax, gross income, adjusted gross income or gross receipts tax, employment related tax (including employee withholding, employer payroll tax or social security contributions) ad valorem, transfer, franchise, license, excise, severance, stamp, occupation, premium, personal property, real property, capital stock, profits, disability, registration, value added, estimated, customs duties and sales or use tax, or other tax or like assessment, together with any interest, penalty, addition to tax or additional amount imposed with respect thereto by a Governmental Authority, whether as a primary obligor or as a secondary obligor as a result of being a transferee or successor of another Person or member of an affiliated, consolidated, unitary, combined or other group pursuant to Law or Contract.

“Tax Return” means any return, report, statement, refund, claim, declaration, information return, statement, election, estimate or other document filed or required to be filed with a Governmental Authority in respect of Taxes, including any schedule or attachment thereto and including any amendments thereof.

“Termination Date” has the meaning specified in Section 11.01(d).

“Termination Fee” means an amount equal to $1,000,000.

“Trading Day” means any day on which New Plum Common Shares are actually traded on NASDAQ or any other principal securities exchange or securities market on which New Plum Common Shares are then traded.

“Transaction Conditions” shall mean the conditions set forth in Article X of this Agreement.

“Transaction Consideration” means the newly issued New Plum Common Shares and Rollover Convertible Security Shares to be issued to Company Securityholders in connection with the Transactions, including the Earnout Consideration, and the assumption by Plum of the Company convertible Securities, all in accordance with the terms and subject to the conditions set forth herein.

“Transaction Documents” shall mean this Agreement, the Lock-Up Agreements, the Voting Agreements, the Sponsor Letter Agreement, the Founder Letter Amendment, the Registration Rights Agreement, and all the agreements, documents, instruments and certificates entered into in connection herewith or therewith and any and all exhibits and schedules thereto.

“Transaction Litigation” has the meaning specified in Section 9.08.

“Transaction Proposals” has the meaning specified in Section 9.03(b).

“Transactions” means the transactions contemplated by this Agreement and the other Transaction Documents, including the Merger and the Domestication.

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“Treasury Regulations” means the regulations promulgated under the Code.

“Trust Account” has the meaning specified in Section 6.06.

“Trust Agreement” has the meaning specified in Section 6.06.

“Trustee” has the meaning specified in Section 6.06.

“Unvested New Plum Common Shares” has the meaning specified in Section 2.03(c).

“Virus” means any Software code or other mechanism that (a) contains any “back door,” virus, malware, Trojan horse or similar device, (b) may disrupt, disable, erase or harm the operation of Software, or cause any Software to damage or corrupt any data, hardware, storage media, programs, equipment or communications, or (c) permits any Person to access any Software, data, hardware, storage media, programs, equipment or communications without authorization.

“Voting Agreements” has the meaning specified in the Recitals.

“VWAP” means the dollar volume-weighted average price for the applicable security on the principal securities exchange or securities market on which such security is then traded during the period beginning at 9:30:01 a.m., New York time, and ending at 4:00:00 p.m., New York time, as reported by Bloomberg through its “HP” function (set to weighted average) or, if the foregoing does not apply, the dollar volume-weighted average price of such security in the over-the-counter market on the electronic bulletin board for such security during the period beginning at 9:30:01 a.m., New York time, and ending at 4:00:00 p.m., New York time, as reported by Bloomberg, or, if no dollar volume-weighted average price is reported for such security by Bloomberg for such hours, the average of the highest closing bid price and the lowest closing ask price of any of the market makers for such security as reported by OTC Markets Group Inc. If the VWAP cannot be calculated for such security on such date(s) on any of the foregoing bases, the VWAP of such security on such date(s) shall be the fair market value as determined reasonably and in good faith by a majority of the disinterested independent directors of the board of directors (or equivalent governing body) of the applicable issuer. All such determinations shall be appropriately adjusted for any stock dividend, stock split, stock combination, recapitalization or other similar transaction during such period.

“WARN Act” means the Worker Adjustment and Retraining Notification Act of 1988, as amended, or any similar Laws.

“Warrant Agreement” that certain Warrant Agreement, dated as of March 18, 2021, by and between Plum and the Exchange Agent, as the warrant agent.

“Withholding Party” has the meaning specified in Section 2.04.

Section 1.02 Construction.

(a) Unless the context of this Agreement otherwise requires, (i) words of any gender include each other gender, (ii) words using the singular or plural number also include the plural or singular number, respectively, (iii) the terms “hereof,” “herein,” “hereby,” “hereto” and derivative or similar words refer to this entire Agreement, (iv) the terms “Article,” “Section,” “Schedule,” “Exhibit” and “Annex” refer to the specified Article, Section, Schedule, Exhibit or Annex of or to this Agreement unless otherwise specified, (v) the word “including” shall mean “including without limitation,” (vi) the word “or” shall be disjunctive but not exclusive and (vii) the phrase “to the extent” means the degree to which a thing extends (rather than if).

(b) When used herein, “ordinary course of business” means an action taken, or omitted to be taken, in the ordinary and usual course of the Company’s and its Subsidiaries’ business, consistent with past practice.

(c) Unless the context of this Agreement otherwise requires, references to agreements and other documents shall be deemed to include all subsequent amendments and other modifications thereto.

(d) Unless the context of this Agreement otherwise requires, references to statutes shall include all regulations promulgated thereunder and references to statutes or regulations shall be construed as including all statutory and regulatory provisions consolidating, amending or replacing the statute or regulation.

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(e) The language used in this Agreement shall be deemed to be the language chosen by the Parties to express their mutual intent and no rule of strict construction shall be applied against any Party.

(f) Whenever this Agreement refers to a number of days, such number shall refer to calendar days unless Business Days are specified. If any action is to be taken or given on or by a particular calendar day, and such calendar day is not a Business Day, then such action may be deferred until the next Business Day.

(g) References to “$” or “dollar” or “US$” shall be references to United States dollars.

(h) All accounting terms used herein and not expressly defined herein shall have the meanings given to them under GAAP.

(i) The phrases “provided to,” “furnished to,” “made available to” and phrases of similar import when used herein, unless the context otherwise requires, mean that a copy of the information or material referred to has been provided no later than 5:00 p.m. (New York time) on the third calendar day prior to the date of this Agreement to the Party to which such information or material is to be provided or furnished (i) in the virtual “data room” set up by the Company in connection with this Agreement or (ii) by delivery to such Party and its legal counsel via electronic mail.

Section 1.03 Knowledge. As used herein, the phrase “knowledge” shall mean the actual knowledge, after due inquiry, of (a) in the case of the Company, Allen Salmasi, Janice K. Smith, and Jeffrey A. Friedman, and (b) in the case of the Plum, Kanishka Roy, Mike Dinsdale, and James Lynfield.

Section 1.04 Equitable Adjustments. If, between the date of this Agreement and the Closing, the outstanding shares of Company Capital Stock or Plum Shares shall have been changed into a different number of shares or a different class, by reason of any stock dividend, subdivision, reclassification, reorganization, recapitalization, split, combination or exchange of shares, or any similar event shall have occurred, or if there shall have been any breach of this Agreement by Plum with respect to its Plum Shares or rights to acquire Plum Shares, then any number, value (including dollar value) or amount contained herein which is based upon the number of shares of Company Common Stock or Plum Shares, as applicable, will be appropriately adjusted to provide to the holders of Company Common Stock or Plum Shares, as applicable, the same economic effect as contemplated by this Agreement prior to such event; provided, however, that this Section 1.04 shall not be construed to permit any Party to take any action with respect to their respective securities or otherwise that is prohibited by the terms and conditions of this Agreement.

Article II THE CLOSING TRANSACTIONS

Section 2.01 The Closing Transactions. On the terms and subject to the conditions set forth in this Agreement, the following transactions shall occur in the order set forth in this Section 2.01:

(a) Domestication. On the Closing Date, prior to the Closing, Plum shall cause the Domestication to occur in accordance with Section 388 of the DGCL and Part XII of the Cayman Islands Act, including by (i) filing with the Delaware Secretary of State a certificate of corporate domestication with respect to the Domestication, in form and substance reasonably acceptable to Plum and the Company, together with Post-Closing Certificate of Incorporation, (ii) making all filings and payments required to be made with the Registrar of Companies in the Cayman Islands in connection with the Domestication, and (iii) obtaining a certificate of de-registration from the Registrar of Companies in the Cayman Islands. In connection with applicable Law, of the Domestication shall provide that at the effective time of the Domestication, by virtue of the Domestication, and without any action on the part of any holder of the issued Plum Shares, Plum shall cause (i) each Plum Class A Share that is issued and outstanding immediately prior to the Domestication to be converted automatically, on a one-for-one basis, into a share of common stock, par value $0.0001 per share, of Plum (collectively, the “New Plum Common Shares”), (ii) the Governing Documents of Plum to become the Post-Closing Certificate of Incorporation and the Post-Closing Bylaws, and (iii) Plum’s name to be changed to a name to be mutually agreed by Plum and the Company (such agreement not to be unreasonably withheld, conditioned or delayed by either Plum or the Company).

(b) The Merger. In accordance with the DGCL, at the Effective Time, Merger Sub shall be merged with and into the Company. As a result of the Merger, the separate corporate existence of Merger Sub shall cease and the Company shall continue its existence under the DGCL as the Surviving Company and become a wholly owned subsidiary of Plum.

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(c) Effective Time. At the Effective Time, the Company shall file with the Secretary of State of the State of Delaware a certificate of merger in form and substance reasonably acceptable to the Company and Plum, executed in accordance with the relevant provisions of the DGCL (the “Certificate of Merger”). The Merger shall become effective upon the filing of the Certificate of Merger or at such later time as is agreed to by the Parties and specified in the Certificate of Merger (the “Effective Time”).

(d) Effect of the Merger; Treatment of Equity Securities.

(i) At the Effective Time, the effect of the Merger shall be as provided in this Agreement, the Certificate of Merger, and the applicable provisions of the DGCL. Without limiting the generality of the foregoing, and subject thereto, at the Effective Time, all assets, property, rights, privileges, immunities, powers, and franchises of the Company and Merger Sub shall vest in the Surviving Company and all debts, liabilities, and duties of the Company and Merger Sub shall become the debts, liabilities and duties of the Surviving Company.

(ii) At the Effective Time, as a result of the Merger and without any action on the part of Plum, Merger Sub, the Company, or the holders of any shares of capital stock of any of them:

(A) Cancellation of Certain Shares of Company Capital Stock. Each share of Company Capital Stock, if any, that, immediately prior to the Effective Time, (i) is owned by Plum or Merger Sub (or any other Subsidiary of Plum) or (ii) held by the Company as treasury stock, shall be automatically cancelled and retired without any conversion thereof and will cease to exist, and no consideration shall be paid with respect thereto.

(B) Conversion of Shares of Company Common Stock. Each share of Company Common Stock issued and outstanding immediately prior to the Effective Time (other than any such shares of Company Common Stock canceled pursuant to Section 2.01(d)(ii)(A) and any Dissenting Shares) shall, in accordance with the certificate of incorporation of the Company, be converted into the right to receive: (i) a number of New Plum Common Shares equal to the Existing Holder Exchange Ratio plus (ii) after the Closing, a number of New Plum Common Shares in accordance with, and subject to the contingencies, set forth in Section 2.03.

(C) Conversion of Shares of Company Series A Preferred Stock and Company Series A-1 Preferred Stock. Each share of Company Series A Preferred Stock and Company Series A-1 Preferred Stock issued and outstanding immediately prior to the Effective Time (other than any such shares of Company Preferred Stock cancelled pursuant to Section 2.01(d)(ii)(A) and any Dissenting Shares) shall be converted into the right to receive, for each share of Company Common Stock into which such share of Company Preferred Stock would be converted in accordance with the Company’s Governing Documents: (i) a number of New Plum Common Shares equal to the Existing Holder Exchange Ratio plus (ii) after the Closing, a number of New Plum Common Shares in accordance with, and subject to the contingencies, set forth in Section 2.03.

(D) Conversion of Shares of Company Series A-2 Preferred Stock or Other New Company Capital Stock. Each share of Company Series A-2 Preferred Stock or any other New Financing Securities convertible into shares of Company Common Stock, issued after the date hereof that is issued and outstanding immediately prior to the Effective Time (other than any such shares of Company Preferred Stock cancelled pursuant to Section 2.01(d)(ii)(A) and any Dissenting Shares) shall be converted into the right to receive, for each share of Company Common Stock into which such share of Company Series A-2 Preferred Stock or other New Financing Security would be converted in accordance with the Company’s Governing Documents, a number of New Plum Common Shares equal to the New Company Shareholder Exchange Ratio.

(E) Conversion of Merger Sub Capital Stock. Each share of common stock, par value $0.001 per share, of Merger Sub issued and outstanding immediately prior to the Effective Time shall be converted into and become one newly issued, fully paid and nonassessable share of the Surviving Company.

(F) No Further Ownership Rights in Company Capital Stock. All Transaction Consideration exchanged in respect of shares of Company Capital Stock hereunder, or upon the exercise of the appraisal rights described in Section 2.01(d)(vii), shall be deemed to have been exchanged in full satisfaction of all rights pertaining to such shares of Company Capital Stock and from and after the Effective Time, there shall be no further registration of transfers of shares of Company Capital Stock on the stock transfer books of the Surviving Company. If, after the Effective Time, certificates formerly representing shares of Company Capital Stock

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(each, a “Certificate”) are presented to the Surviving Company, subject to the terms and conditions set forth herein, they shall be cancelled and exchanged for the Transaction Consideration provided for, and in accordance with the procedures set forth, Section 2.01(d).

(iii) Treatment of Company Options.

(A) At the Effective Time, each Company Option shall, without any further action on the part of the holder thereof, be assumed by Plum and automatically converted into an option to acquire, subject to substantially the same terms and conditions as were applicable under such Company Option, the number of New Plum Common Shares (rounded down to the nearest whole share), determined by multiplying the number of shares of Company Common Stock subject to such Company Option as of immediately prior to the Effective Time by the Existing Holder Exchange Ratio, at an exercise price per share of New Plum Common Shares (rounded up to the nearest whole cent) equal to (x) the exercise price per share of Company Common Stock of such Company Option as of immediately prior to the Effective Time, divided by (y) the Existing Holder Exchange Ratio (each option to purchase a New Plum Common Share resulting from the conversion of such Company Option, a “Converted Stock Option”). Each Converted Stock Option shall be subject to the same terms and conditions (including applicable vesting, expiration and forfeiture provisions) that applied to the corresponding Company Option as of immediately prior to the Effective Time, except for terms rendered inoperative by reason of the transactions contemplated by this Agreement or for such other immaterial administrative or ministerial changes as the board of directors of Plum (or the compensation committee of the board of directors of Plum) may determine in good faith are appropriate to effectuate the administration of the Converted Stock Option. Such conversion shall occur in a manner intended to comply with (x) for any Converted Stock Option that is an Incentive Stock Option (as such term is defined in Section 422(b) of the Code), the requirements of Section 424 of the Code and (y) in each case, the requirements of Section 409A of the Code.

(B) At the Effective Time, Plum shall assume all obligations of the Company under the Legacy Equity Incentive Plans, each Converted Stock Option, and the agreements evidencing the grants thereof. As soon as practicable after the Effective Time, Plum shall deliver to the holders of Converted Stock Options appropriate notices setting forth such holders’ rights, and the agreements evidencing the grants of such Converted Stock Option shall continue in effect on substantially the same terms and conditions (subject to the adjustments required by this Section 2.01 after giving effect to the Merger).

(iv) Assumption by Plum of Other Existing Company Convertible Securities. At the Effective Time, by virtue of the Merger and without any action of any Party or other Person, each Company Convertible Security that is not a New Financing Security or exercisable for or convertible into a New Financing Security that is outstanding immediately prior to the Effective Time shall cease to represent a right to acquire Company Capital Stock, shall be assumed by Plum and shall be cancelled in exchange for a convertible security to acquire New Plum Common Shares and on an as-converted to shares of Company Common Stock basis (each, an “Existing Rollover Convertible Security”) on the same contractual terms and conditions as were in effect with respect to such Company Securities immediately prior to the Effective Time under the terms of the relevant agreements governing such Company Convertible Securities, except for terms rendered inoperative by reason of the transactions contemplated by this Agreement or for such other immaterial administrative or ministerial changes as the board of directors of Plum may determine in good faith are appropriate to effectuate the administration of the Rollover Convertible Securities. Each Rollover Convertible Security shall represent the right to acquire the number of New Plum Common Shares (rounded down to the nearest whole share), determined by multiplying the number of shares of Company Common Stock subject to such Company Convertible Security on an as-converted to shares of Company Common Stock basis as of immediately prior to the Effective Time by the Existing Holder Exchange Ratio, at an exercise price per share of New Plum Common Shares (rounded up to the nearest whole cent) equal to (x) the exercise price per share of Company Capital Stock of such Company Convertible Security divided by (y) the Existing Holder Exchange Ratio (such number of New Plum Common Shares resulting from the conversion of all of the Rollover Convertible Securities, the “Existing Rollover Convertible Security Shares”).

(v) Assumption by Plum of New Convertible Securities. At the Effective Time, by virtue of the Merger and without any action of any Party or other Person, each Company Convertible Security convertible into a New Financing Security that is outstanding immediately prior to the Effective Time shall cease to represent a right to acquire Company Capital Stock, shall be assumed by Plum and shall be cancelled in exchange for a convertible security to acquire New Plum Common Shares and on an as-converted to shares of Company Common

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Stock basis (each, a “New Financing Rollover Convertible Security” and together with the Existing Financing Rollover Convertible Securities, the “Rollover Convertible Securities”) on the same contractual terms and conditions as were in effect with respect to such Company Convertible Securities immediately prior to the Effective Time under the terms of the relevant agreements governing such Company Convertible Securities, except for terms rendered inoperative by reason of the transactions contemplated by this Agreement or for such other immaterial administrative or ministerial changes as the board of directors of Plum may determine in good faith are appropriate to effectuate the administration of the Rollover Convertible Securities. Each Rollover Convertible Security shall represent the right to acquire the number of New Plum Common Shares (rounded down to the nearest whole share), determined by multiplying the number of shares of Company Common Stock subject to such Company Convertible Security on an as-converted to shares of Company Common Stock basis as of immediately prior to the Effective Time by the New Company Shareholder Exchange Ratio, at an exercise price per share of New Plum Common Shares (rounded up to the nearest whole cent) equal to (x) the exercise price per share of Company Capital Stock of such Company Convertible Security divided by (y) the New Company Shareholder Exchange Ratio (such number of New Plum Common Shares resulting from the conversion of all of the Rollover Convertible Securities, the “New Rollover Convertible Security Shares” and together with the Existing Rollover Convertible Security Shares, the “Rollover Convertible Security Shares”).

(vi) Converted Stock Option Shares and Rollover Convertible Security Shares. From and after the Effective Time, Plum shall (i) reserve for issuance a number of New Plum Common Shares equal to the number of shares underlying the Converted Stock Options and Rollover Convertible Security Shares, and (ii) issue or cause to be issued the appropriate number of New Plum Common Shares upon the exercise of the Converted Stock Options and the appropriate number of Rollover Convertible Security Shares upon the exercise of the Rollover Convertible Securities. Plum shall use reasonable best efforts to prepare and file, as promptly as practicable after the date Plum is first allowed a registration statement registering a number of New Plum Shares necessary to fulfill Plum’s obligations under Section 2.01(d)(iii).

(vii) Dissenting Shares. Notwithstanding any provision of this Agreement to the contrary, including Section 2.01(d), shares of Company Capital Stock issued and outstanding immediately prior to the Effective Time (other than shares of Company Capital Stock cancelled in accordance with Section 2.01(d)(ii)(A)) and held by a holder who has not voted in favor of adoption of this Agreement or consented thereto in writing and who has properly exercised and perfected appraisal rights of such Company Capital Stock in accordance with Section 262 of the DGCL (such shares of Company Capital Stock being referred to collectively as the “Dissenting Shares”) shall not be converted into a right to receive a portion of the Transaction Consideration, including any Transaction Consideration issuable pursuant to Section 2.03, but instead shall be entitled to only such rights as are granted by Section 262 of the DGCL; provided, however, that if, after the Effective Time, such holder fails to perfect, withdraws or loses such holder’s right to appraisal pursuant to Section 262 of the DGCL or if a court of competent jurisdiction shall determine that such holder is not entitled to the relief provided by Section 262 of the DGCL, such Dissenting Shares shall be treated as if they had been converted as of the Effective Time into the right to receive the portion of the Transaction Consideration to which such holder is entitled pursuant to the applicable subsections of Section 2.01(d)(ii), without interest thereon, upon surrender of the Certificate or Certificates representing such Dissenting Shares in accordance with Section 3.02. The Company shall provide Plum prompt written notice of any demands received by the Company for appraisal of shares of Company Capital Stock, any withdrawal of any such demand and any other demand, notice or instrument delivered to the Company prior to the Effective Time pursuant to the DGCL that relates to such demand, and Plum shall have the reasonable opportunity to participate in all negotiations and proceedings with respect to such demands; provided, that the Company shall not under any circumstance settle or agree to such demands without the prior written consent of Plum.

(e) Governing Documents. At the Effective Time, the Governing Documents of the Company shall be amended and restated to be in the forms of certificate of incorporation and bylaws to be mutually agreed by Plum and the Company prior to the Closing Date, which shall be the certificate of incorporation and bylaws of the Surviving Company until thereafter duly amended in accordance with the terms thereof and applicable Law. The name of the Surviving Company set forth in the certificate of incorporation of the Surviving Company, as amended and restated, shall be “Veea Inc.” unless otherwise agreed by the Company and Plum.

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Section 2.02 Further Assurances. If, at any time after the Effective Time, any further action is necessary or desirable to carry out the purposes of this Agreement and to vest the Surviving Company with full right and title to, and possession of, all assets, property, rights, privileges, powers and franchises of the Company and Merger Sub, the Company, Plum, and Merger Sub will use commercially reasonable efforts to take, or cause to be taken, all such lawful and necessary action, so long as such action is not inconsistent with this Agreement.

Section 2.03 Company Earnout.

(a) If, at any time during the ten (10) years following the Closing (the “Earnout Period”), the Plum Common Share Price is greater than or equal to $12.50 for any twenty (20) Trading Days within any thirty- (30-) Trading Day period (such time when the foregoing is first satisfied, the “First Earnout Achievement Date”), Plum shall, as additional consideration in the Merger in respect of shares of Company Capital Stock (and without the need for additional consideration from any holder thereof), promptly issue to each Existing Company Shareholder, a number of New Plum Common Shares equal to the product of (i) such Existing Company Shareholder’s Pro Rata Share multiplied by (ii) 2,250,000.

(b) If, at any time during the Earnout Period, the Plum Common Share Price is greater than or equal to $15.00 for any twenty (20) Trading Days within any thirty- (30-) Trading Day period (such time when the foregoing is first satisfied, the “Second Earnout Achievement Date”), Plum shall, as additional consideration in the Merger in respect of shares of Company Capital Stock (and without the need for additional consideration from any holder thereof), promptly issue to each Existing Company Shareholder, a number of New Plum Common Shares equal to the product of (i) such Existing Company Shareholder’s Pro Rata Share multiplied by (ii) 2,250,000.

(c) If, on or before the last day of the Earnout Period, there is a Change of Control Transaction that will result in the holders of New Plum Common Shares receiving a per share price, or has an implied value per share (in either case, taking in account the issuance of the Earnout Consideration in accordance herewith), equal to or in excess of the applicable Plum Common Share Price as set forth in clauses (a) or (b) of this Section 2.03 (each, an “Earnout Triggering Event”), then immediately prior to the consummation of such Change of Control Transaction: (a) any Earnout Triggering Event subject to the applicable price thresholds achieved or exceeded in connection with such Change of Control Transaction that has not previously occurred shall be deemed to have occurred and shall immediately vest and the Existing Company Shareholders shall receive the same per share consideration (whether stock, cash or other property) in respect of such New Plum Common Shares as the other holders of ordinary shares of Plum participating in such Change of Control Transaction; and (b) in the case of any Change of Control Transaction, Plum shall require that the acquiror in such Change of Control Transaction agree to the treatment of any Earnout Triggering Event (unless otherwise agreed to by Existing Company Shareholders holding a majority of the Company Capital Stock held by all Existing Company Shareholders) subject to applicable price thresholds that are not achieved or exceeded in connection with such Change of Control Transaction that will not vest in connection with such Change of Control Transaction (“Unvested New Plum Common Shares”). For the avoidance of doubt, any Unvested New Plum Common Shares that will not vest in connection with a Change of Control Transaction will continue as Unvested New Plum Common Shares on and subject to the terms of this Agreement and will not be forfeited or cancelled.

(d) Notwithstanding anything to the contrary in this Section 2.03, in the event of a Change of Control Transaction that results in New Plum Common Shares no longer being listed on the Stock Exchange or any other nationally-recognized securities exchange, any Unvested New Plum Common Shares shall automatically vest regardless of whether an Earnout Triggering Event has occurred in connection with such Change of Control Transaction.

(e) In the event of any stock dividend, subdivision, reclassification, reorganization, recapitalization, split, combination or exchange of shares or any similar event (other than, for the avoidance of doubt, the Transactions) affecting the New Plum Common Shares after the date of this Agreement, the Earnout Triggering Events and the number of New Plum Common Shares to be issued by Plum shall be equitably adjusted to provide each Existing Company Shareholder the same economic effect as contemplated by this Agreement prior to such event.

Section 2.04 Withholding Rights. Notwithstanding anything in this Agreement to the contrary, the Parties and the Surviving Company and their respective Affiliates, and any applicable withholding agent (each, a “Withholding Party”) shall be entitled to deduct and withhold from amounts otherwise payable pursuant to this Agreement, any amount required to be deducted and withheld with respect to the making of such payment

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under applicable Law; provided that if any Withholding Party determines that any amounts payable pursuant to this Agreement is subject to deduction and/or withholding (other than any withholding required in respect of compensatory amounts), then such Withholding Party shall (a) provide notice to such Person as soon as reasonably practicable after such determination and (b) cooperate with such Person to reduce or eliminate any such deduction or withholding to the extent permitted by applicable Law. To the extent that amounts are so withheld and paid over to the appropriate Governmental Authority, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the Person in respect of which such deduction and withholding was made. Any amounts so withheld shall be timely remitted to the applicable Governmental Authority.

Article III CLOSING

Section 3.01 Closing. On the terms and subject to the conditions set forth in this Agreement, the closing of the Transactions (the “Closing”) shall take place (a) electronically by the mutual exchange of electronic signatures (including portable document format (.PDF)) commencing as promptly as practicable (and in any event no later than 10:00 a.m. (New York time) on the third Business Day) following the satisfaction or (to the extent permitted by applicable Law) waiver of the Transaction Conditions (other than any Transaction Conditions that by their terms or nature are to be satisfied at the Closing, but subject to the satisfaction or waiver of such Transaction Conditions); provided that such conditions are satisfied or (to the extent permitted by applicable Law) waived at the Closing or (b) at such other place, time or date as the Parties may agree in writing. The date on which the Closing occurs is referred to herein as the “Closing Date.”

Section 3.02 Surrender and Payment.

(a) Exchange Fund. On the Closing Date, immediately following the Domestication, Plum shall deposit, or shall cause to be deposited, with Exchange Agent for the benefit of the Company Shareholders, for exchange in accordance with Section 2.01(d)(ii), the number of New Plum Common Shares sufficient to deliver the aggregate Transaction Consideration payable pursuant to this Agreement (such New Plum Common Shares, the “Exchange Fund”). Plum shall cause the Exchange Agent, pursuant to irrevocable instructions, to pay the Transaction Consideration out of the Exchange Fund in accordance with the Allocation Schedule and the other applicable provisions contained in this Agreement. The Exchange Fund shall not be used for any other purpose other than as contemplated by this Agreement.

(b) Exchange Procedures. As soon as practicable following the Effective Time, and in any event within two (2) Business Days following the Effective Time (but in no event prior to the Effective Time), Plum shall cause the Exchange Agent to deliver to each Company Shareholder, as of immediately prior to the Effective Time, represented by certificate or book-entry, a letter of transmittal and instructions for use in exchanging such Company Shareholder’s shares of Company Capital Stock for such Company Shareholder’s applicable portion of the Transaction Consideration from the Exchange Fund, and which shall be in form and contain provisions which the Company shall specify and which are reasonably acceptable to Plum (a “Letter of Transmittal”), and promptly following receipt of a Company Shareholder’s properly executed Letter of Transmittal, deliver such Company Shareholder’s applicable portion of the Transaction Consideration to such Company Shareholder.

(c) Termination of Exchange Fund. Any portion of the Exchange Fund relating to the Transaction Consideration that remains undistributed to the Company Shareholders for two (2) years after the Effective Time shall be delivered to Plum, upon demand, and any Company Shareholders who have not theretofore complied with this Section 3.02 shall thereafter look only to Plum for their portion of the Transaction Consideration. Any portion of the Exchange Fund remaining unclaimed by Company Shareholders as of a date which is immediately prior to such time as such amounts would otherwise escheat to or become property of any Governmental Authority shall, to the extent permitted by applicable Law, become the property of Plum free and clear of any claims or interest of any person previously entitled thereto.

Section 3.03 Allocation Schedule.

(a) At least ten (10) Business Days prior to the Closing Date, the Company shall deliver to Plum an allocation schedule (the “Allocation Schedule”) setting forth as of the Effective Time:

(i) the number of shares of Company Common Stock held by each Company Shareholder (including Company Common Stock resulting from the conversion of Equity Securities of the Company (other than Company Common Stock) after giving effect to such conversions);

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(ii) the number of shares of Company Common Stock subject to Company Options held by the Company Optionholders and Company Warrants held by Company Warrantholders and immediately prior to the Effective Time, the exercise price of each such Company Options and Company Warrants, and vesting arrangements with respect to each such Company Options and Company Warrants (including the vesting schedule, vesting status, and the vesting commencement date);

(iii) the Existing Fully Diluted Company Capitalization;

(iv) the New Financing Securities;

(v) (A) the Existing Holder Exchange Ratio, (B) the New Company Shareholder Exchange Ratio and (C) the portion of the Transaction Consideration (specifying the number of New Plum Common Shares) allocated to each share of Company Common Stock pursuant to Section 2.01 (after giving effect to the conversion of Equity Securities of the Company (other than Company Common Stock)) based on the Existing Holder Exchange Ratio or New Company Shareholder Exchange Ratio, as applicable, including reasonably detailed calculations with respect to the components and subcomponents thereof (including any exchange (or similar) ratio on which such calculations are based);

(vi) for each Existing Company Shareholder, its Pro Rata Share; and

(vii) a certification, duly executed by an authorized officer of the Company, that the information and calculations delivered pursuant to this Section 3.03(a) are, and will be as of immediately prior to the Effective Time, (A) true and correct in all respects and (B) in accordance with the applicable provisions of this Agreement, the Governing Documents of the Company and applicable Laws.

(b) Notwithstanding the foregoing or anything to the contrary herein, (i) the aggregate number of New Plum Common Shares that each Company Securityholder will have a right to receive under this Agreement will be rounded down to the nearest whole share, (ii) in no event shall the aggregate number of New Plum Common Shares set forth on the Allocation Schedule that are allocated in respect of the Equity Securities of the Company (or, for the avoidance of doubt, the Company Securityholder), exceed the Transaction Consideration, (iii) Plum, the Surviving Company and the Exchange Agent will be entitled to rely upon the Allocation Schedule for purposes of allocating the Transaction Consideration to the Company Securityholder under this Agreement and (iv) upon delivery, payment and issuance of the Transaction Consideration on the Closing Date to the Exchange Agent, Plum and its respective Affiliates shall be deemed to have satisfied all obligations with respect to the payment of consideration under this Agreement (including with respect to the Transaction Consideration), and none of them shall have (A) any further obligations to the Company or any other Person with respect to the payment of any consideration under this Agreement (including with respect to the Transaction Consideration), or (B) any Liability with respect to the allocation of the consideration under this Agreement, and the Company and the Company Securityholder hereby irrevocably waive and release Plum and its Affiliates (and, on and after the Closing, the Company and its Affiliates) from any and all claims arising out of or resulting from or related to such Allocation Schedule and the allocation of the Transaction Consideration, as the case may be, among each Company Securityholder as set forth in such Allocation Schedule.

Section 3.04 Closing Statements. At least ten (10) Business Days prior to the Closing Date, the Company shall deliver to Plum a statement (the “Company Closing Statement”) setting forth the estimated Company Transaction Expenses (including a breakdown by Person of estimated amounts owed by the Company). Two (2) Business Days prior to the Special Meeting and, in any event, not earlier than the time that the holders of Plum Class A Shares may no longer elect to redeem their Plum Class A Shares in accordance with the Plum Shareholder Redemption, Plum shall deliver to the Company a statement (the “Plum Closing Statement”) setting forth: (a) the aggregate amount of cash in the Trust Account (prior to giving effect to the Plum Shareholder Redemption), (b) the aggregate amount of all payments required to be made in connection with the Plum Shareholder Redemption, (c) the estimated Plum Transaction Expenses (including a breakdown by Person of amounts owed by Plum), (d) the number of Plum Shares to be outstanding as of immediately prior to the Effective Time after giving effect to the Plum Shareholder Redemption, and the number of Plum Class A Shares that may be issued upon the exercise of all Plum Warrants issued and outstanding as of immediately prior to the Effective Time and the exercise prices therefor. From and after the delivery of the Company Closing Statement or the Plum Closing Statement, as the case may be, until the Closing Date, each of the Company and Plum shall (i) provide the other Parties and their Representatives with reasonable access to information reasonably requested by Plum

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or the Company or any of their respective Representatives in connection with the review of the Company Closing Statement or the Plum Closing Statement, as the case may be, (ii) consider in good faith any comments to the Company Closing Statement or the Plum Closing Statement, as the case may be, provided by any other Party at least three (3) Business Days prior to the Closing Date and (iii) revise the Company Closing Statement as needed to reflect any reasonable comments that are consistent with this Agreement and, based on the Company’s good faith assessment, are warranted or appropriate and deliver such revised Company Closing Statement or Plum Closing Statement, as the case may be, to any other Party prior to the Closing Date reflecting any such changes.

Section 3.05 Adjustment. The Transaction Consideration, Existing Holder Exchange Ratio, and New Company Shareholder Exchange Ratio shall be adjusted to reflect appropriately the effect of any stock split, reverse stock split, stock dividend, recapitalization, reclassification, combination, exchange of shares or other like change with respect to New Plum Common Shares occurring prior to the date the shares comprising the Transaction Consideration is issued.

Section 3.06 No Fractional Shares. No fractional New Plum Common Shares, or certificates or scrip representing fractional New Plum Common Shares, will be issued upon the conversion of the Company Capital Stock pursuant to the Merger or upon the issuance of New Plum Common Shares during the Earnout Period pursuant to Section 2.03, and any such fractional share interests will not entitle the owner thereof to vote or to any rights of a stockholder of Plum. Any such fractional share of New Plum Common Shares shall be rounded down to the nearest whole number.

Section 3.07 Lost or Destroyed Certificates. Notwithstanding the foregoing, if any Certificate shall have been lost, stolen or destroyed, then upon the making of a customary affidavit of that fact by the Person claiming such Certificate to be lost, stolen or destroyed in a form reasonably acceptable to the Company, the Exchange Agent shall issue, in exchange for such lost, stolen or destroyed Certificate, the portion of the Transaction Consideration to be paid in respect of the shares of Company Capital Stock formerly represented by such Certificate(s) as contemplated under this Agreement.

Article IV REPRESENTATIONS AND WARRANTIES RELATING TO THE COMPANY

Except as set forth in the Company Disclosure Schedules (but subject to the terms of Section 12.07), the Company hereby represents and warrants to Plum, in each case, as of the date of this Agreement as follows:

Section 4.01 Corporate Organization. The Company has been duly formed and is validly existing under the laws of Delaware. The Company has the requisite corporate power and authority to own, operate and lease its properties, rights and assets and to conduct its business as presently conducted, except where the failure to have such power or authority would not reasonably be expected to be, individually or in the aggregate, material to the Company. The copies of the Company’s Governing Documents as in effect on the date hereof previously made available by the Company to Plum are true, correct and complete, are in full force and effect and have not been amended. The Company is duly licensed or qualified as a foreign entity in each jurisdiction in which the ownership of property or the character of its activities is such as to require it to be so licensed or qualified, except where the failure to be so licensed or qualified would not reasonably be expected to be, individually or in the aggregate, material to the Company.

Section 4.02 Subsidiaries. The Subsidiaries of the Company are set forth on Section 4.02 of the Company Disclosure Schedules. Each Subsidiary of the Company has been duly formed and is validly existing under the laws of its jurisdiction of organization. Each Subsidiary of the Company has the requisite corporate or other entity power and authority to own, operate and lease its properties, rights and assets and to conduct its business as presently conducted, except where the failure to have such power or authority would not reasonably be expected to be, individually or in the aggregate, material to the Company and its Subsidiaries, taken as a whole. Each Subsidiary of the Company is duly licensed or qualified as a foreign corporate or other entity in each jurisdiction in which its ownership of property or the character of its activities is such as to require it to be so licensed or qualified, except where the failure to be so licensed or qualified would not reasonably be expected to be, individually or in the aggregate, material to the Company and its Subsidiaries, taken as a whole. The jurisdiction of organization of each Subsidiary of the Company is identified on Section 4.02 of the Company Disclosure Schedules.

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Section 4.03 Due Authorization. The Company has the requisite power and authority to execute and deliver this Agreement and each Transaction Document to which it is a party and to perform all obligations to be performed by it hereunder and thereunder and to consummate the transactions contemplated hereby and thereby. Subject to the receipt of the Required Company Shareholders’ Consent, the execution, delivery and performance of this Agreement and such Transaction Documents and the consummation of the transactions contemplated hereby and thereby have been duly authorized by all necessary corporate (or other similar) action on the part of the Company. This Agreement has been, and each Transaction Document to which the Company is a party (when executed and delivered by the Company) will be, duly and validly executed and delivered by the Company and, assuming due and valid power and authority of, and due and valid execution and delivery by each other party hereto and thereto, this Agreement constitutes, and each such Transaction Document (when executed and delivered by the Company) will constitute, a valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, subject to applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and similar Laws affecting or relating to creditors’ rights generally and subject, as to enforceability, to general principles of equity, whether such enforceability is considered in a proceeding in equity or at Law (the “Enforceability Exceptions”).

Section 4.04 Consents and Requisite Governmental Approvals; No Violations.

(a) Assuming the truth and completeness of the representations and warranties of Plum and Merger Sub contained in this Agreement and the other Transaction Documents to which it is a party, no action by, notice, consent, approval, waiver or authorization of, or designation, declaration or filing with, any Governmental Authority is required on the part of the Company or its Subsidiaries with respect to the Company’s execution, delivery and performance of this Agreement and the Transaction Documents to which the Company is a party and the consummation of the transactions contemplated hereby and thereby, except for (i) any compliance with and filings under the HSR Act or under any Foreign Antitrust Laws, (ii) the filing with the SEC of (A) the Registration Statement/Proxy Statement and the declaration of the effectiveness thereof by the SEC and (B) such reports under Section 13(a) or 15(d) of the Exchange Act as may be required in connection with this Agreement, the Transaction Documents or the transactions contemplated hereby or thereby, (iii) such filings with and approvals of the Stock Exchange to permit New Plum Common Shares to be issued in accordance with this Agreement to be listed on the Stock Exchange, (iv) the Required Company Shareholders’ Consent or (v) any actions, notices, consents, approvals, waiver or authorizations, designations, declarations or filings, the absence of which would not reasonably be expected to be, individually or in the aggregate, material to the Company and its Subsidiaries, taken as a whole.

(b) Neither the execution or delivery by the Company of this Agreement or any Transaction Document to which it is or will be a party, the performance by the Company of its obligations hereunder or thereunder or the consummation of the transactions contemplated hereby or thereby will, directly or indirectly (with or without due notice or lapse of time or both) (i) result in a violation or breach of any provision of the Governing Documents of the Company or any of its Subsidiaries, (ii) result in a violation or breach of, or constitute a default or give rise to any right of termination, consent, cancellation, amendment, modification, suspension, revocation or acceleration under, any of the terms, conditions or provisions of (A) any Material Contract to which the Company or any of its Subsidiaries is a party or (B) any Material Permits, (iii) violate, or constitute a breach under, any Governmental Order or applicable Law to which the Company or any of its properties or assets are subject or bound or (iv) result in the creation of any Lien upon any of the assets or properties (other than any Permitted Liens) or Equity Securities of the Company, except, in the case of any of clauses (ii) through (iv) above, for the Change of Control Payments as listed on Section 4.04(b) of the Company Disclosure Schedules or as would not reasonably be expected to be, individually or in the aggregate, material to the Company and its Subsidiaries, taken as a whole.

Section 4.05 Capitalization.

(a) Section 4.05 of the Company Disclosure Schedules sets forth, as of the date of this Agreement, a true and complete statement of the number and class or series (as applicable) of all of the Equity Securities of the Company issued and outstanding. All of the Equity Securities of the Company (A) were not issued in violation of the Governing Documents of the Company or any other Contract to which the Company is party or bound, (B) were not issued in violation of any preemptive rights, call option, right of first refusal or first offer, subscription rights, transfer restrictions or similar rights of any Person, (C) have been offered, sold and issued in compliance with applicable Law, including Securities Laws and (D) are free and clear of all Liens (other than (i) Liens that would not delay, impair or prohibit the ability of any such Equity Securities participating in the Merger or (ii) transfer restrictions under applicable Securities Laws. Except for the Company Options, Company Warrants, and the New Financing Securities,

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the Company has no outstanding (x) equity appreciation, phantom equity or profit participation rights or (y) options, restricted stock, phantom stock, warrants, purchase rights, subscription rights, conversion rights, exchange rights, calls, puts, rights of first refusal or first offer or other Contracts that could require the Company to issue, sell or otherwise cause to become outstanding or to acquire, repurchase or redeem any Equity Securities or securities convertible into or exchangeable for Equity Securities of the Company. There are no voting trusts, proxies or other Contracts with respect to the voting or transfer of the Company’s Equity Securities.

(b) Section 4.05(b) of the Company Disclosure Schedules sets forth a list of all Indebtedness of the Company as of September 30, 2023, including the principal amount of such Indebtedness, the outstanding balance as of the date of this Agreement, and the debtor and the creditor thereof.

(c) All of the issued and outstanding shares of capital stock of, or other equity interests in, each Subsidiary set forth on Section 4.02 of the Company Disclosure Schedules is wholly owned by the Company.

Section 4.06 Capitalization of Subsidiaries. The outstanding shares of capital stock or other equity interests of each of the Company’s Subsidiaries (i) have been duly authorized and validly issued and are fully paid and nonassessable, (ii) were issued in compliance in all material respects with applicable Law and (iii) were not issued in breach or violation of any preemptive rights or Contract. There are no outstanding (A) equity appreciation, phantom equity, or profit participation rights or (B) options, restricted stock, phantom stock, warrants, purchase rights, subscription rights, conversion rights, exchange rights, calls, puts, rights of first refusal or first offer or other Contracts that require any Subsidiary of the Company to issue, sell or otherwise cause to become outstanding or to acquire, repurchase or redeem any Equity Securities or securities convertible into or exchangeable for Equity Securities of the Subsidiaries of the Company. There are no voting trusts, proxies or other Contracts with respect to the voting or transfer of any Equity Securities of any Subsidiary of the Company.

Section 4.07 Financial Statements.

(a) The Company made available to Plum true, correct and complete copies of (i) (x) the unaudited consolidated balance sheet of the Company as of December 31, 2022, and the unaudited consolidated statements of income and cash flows of the Company for the year then ended, and (y) the consolidated balance sheet of the Company as of December 31, 2021 and the related consolidated statements of income and cash flows of the Company for the year then ended, audited pursuant to private company standards, and (ii) the unaudited consolidated balance sheet of the Company as of June 30, 2023 (the “Most Recent Balance Sheet”) and the related unaudited consolidated statements of income and cash flows of the Company for the six-month period then ended (collectively, the “Financial Statements,” each of which are attached as Section 4.07 of the Company Disclosure Schedules), provided that, when delivered pursuant to Section 7.03(a) hereof, all references to “Financial Statements” in this Section 4.07 shall refer to the financial statements delivered pursuant to Section 9.03(a). Each of the Financial Statements (including the notes thereto) (x) was prepared in accordance with GAAP applied on a consistent basis throughout the periods indicated (except as may be indicated in the notes thereto) and (y) fairly presents, in all material respects, the financial position, results of operations and cash flows of the Company or any of its Subsidiaries as at the date thereof and for the period indicated therein, except as otherwise specifically noted therein.

(b) Each of the financial statements or similar reports of the Company required to be included in the Registration Statement/Proxy Statement or any other filings to be made by the Company with the SEC in connection with the Transactions (the financial statements described in this sentence, which the Parties acknowledge shall, with respect to historical financial statements, solely consist of the audited financial statements as of and for the years ended December 31, 2021 and 2022 and any interim unaudited financial statements required by applicable Securities Laws (including the Most Recent Balance Sheet and the related unaudited consolidated statements of income and cash flows of the Company for the most recent interim period then ended), collectively, the “Closing Company Financial Statements”) when delivered following the date of this Agreement in accordance with Section 7.03, (i) will be prepared in accordance with GAAP applied on a consistent basis throughout the periods indicated (except, in the case of any audited financial statements, as may be specifically indicated in the notes thereto and subject to, in the case of any unaudited financial statements, normal year end audit adjustments (none of which is expected to be, individually or in the aggregate, material) and the absence of notes thereto), (ii) will fairly present, in all material respects, the financial position, results of operations, stockholders’ deficit and cash flows of the Company and its Subsidiaries as at the date thereof and for the period indicated therein (subject to, in the case of any unaudited financial statements, normal year end audit adjustments (none of which is expected to be, individually or in the aggregate, material)), (iii) in the case of any audited financial statements, will be audited in accordance with

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the standards of the Public Company Accounting Oversight Board (the “PCAOB”) and will contain an unqualified report of the Company’s auditors and (iv) will comply in all material respects with the applicable accounting requirements and with the rules and regulations of the SEC, the Exchange Act and the Securities Act in effect as of the date of such delivery (including Regulation S-X or Regulation S-K, as applicable).

(c) The Company and the Company’s Subsidiaries have established and maintain systems of internal accounting controls that are designed to provide, in all material respects, reasonable assurance that (i) all transactions are executed in accordance with management’s authorization and (ii) all transactions are recorded as necessary to permit preparation of proper and accurate financial statements in accordance with GAAP and to maintain accountability for the Company’s and the Company’s Subsidiaries assets. The Company and the Company’s Subsidiaries maintain and, for all periods covered by the Financial Statements and the Closing Company Financial Statements, have maintained books and records of the Company and the Company’s Subsidiaries in the ordinary course of business that are accurate and complete and reflect the revenues, expenses, assets and liabilities of the Company and the Company’s Subsidiaries in all material respects.

(d) Since January 1, 2021, neither the Company nor any of its Subsidiaries has received any written complaint, allegation, assertion or claim that there is (i) “significant deficiency” in the internal controls over financial reporting of the Company and its Subsidiaries, (ii) a “material weakness” in the internal controls over financial reporting of the Company and its Subsidiaries or (iii) fraud, whether or not material, that involves management or other employees of the Company and its Subsidiaries who have a significant role in the internal controls over financial reporting of the Company and its Subsidiaries.

Section 4.08 Undisclosed Liabilities. Other than (a) Liabilities set forth on the face of the Most Recent Balance Sheet, (b) Liabilities incurred in the ordinary course of business since the date of the Most Recent Balance Sheet, other than such Liabilities that would not have been required to be set forth on the Most Recent Balance Sheet (none of which is a Liability for breach of contract, breach of warranty, tort, infringement, misappropriation or violation of Law other than any Liabilities covered by clauses (c) or (d) of this Section 4.07), (c) Liabilities for Company Transaction Expenses, (d) as set forth in Section 4.08 of the Company Disclosure Schedules, and (e) Liabilities that are not and would not reasonably be expected to be, individually or in the aggregate, material to the Company and its Subsidiaries, taken as a whole, the Company and its Subsidiaries do not have any Liabilities.

Section 4.09 Litigation. There is (and since January 1, 2021 there has been) no Proceeding pending or, to the Company’s knowledge, threatened in writing against or involving (a) the Company or any of the Company’s Subsidiaries, (b) any of the Company’s or Company’s Subsidiaries’ material assets or properties, (c) any of the Company’s or Company’s Subsidiaries’ managers, officers or directors or, to the Company’s knowledge, any of the Company’s or Company’s Subsidiaries’ employees (in each case, in their capacities as such) (in the case of each of clauses (a) through (c), seeking material nonmonetary relief or involving an amount in controversy that would reasonably be expected to be, individually or in the aggregate, material to the Company and its Subsidiaries, taken as a whole) or (d) any of the foregoing in such capacity in a criminal Action. Neither the Company or any of the Company’s Subsidiaries nor any of their properties or assets are subject to any outstanding Governmental Order that would reasonably be expected to be, individually or in the aggregate, material to the Company and its Subsidiaries, taken as a whole. As of the date of this Agreement, there are (and since January 1, 2020 there have been) no material Proceedings by the Company or any of its Subsidiaries pending against any other Person.

Section 4.10 Compliance with Laws.

(a) The Company and each of its Subsidiaries (i) conducts (and since January 1, 2021 has conducted) its business in accordance with all Laws and Governmental Orders applicable to the Company or any Company Subsidiary, as applicable, and is not in violation of any such Law or Governmental Order and (ii) has not received any written communications or, to the Company’s knowledge, any other communications from a Governmental Authority that alleges that the Company or any of its Subsidiaries is not in compliance with any such Law or Governmental Order, except, in each case of clauses (i) and (ii), as is not and would not reasonably be expected to be, individually or in the aggregate, material to the Company and its Subsidiaries, taken as a whole.

(b) (i) Neither the Company nor any of its Subsidiaries, nor any of their respective directors, officers, employees or managers, or, to the knowledge of the Company, any other Representatives, agents or other Persons acting on their behalf, has taken, directly or indirectly, any act in furtherance of an offer, payment, promise to pay, authorization, ratification, solicitation, or acceptance of the payment, directly or indirectly, of any gift,

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money, payment, contribution or anything of value to or from any Person to secure any improper advantage or to obtain or retain business, or that would otherwise cause the Company or any of its Subsidiaries to be in violation of Anti-Corruption Laws, (ii) neither the Company nor any of its Subsidiaries has been subjected to any investigation by a Governmental Authority for violation of any applicable Anti-Corruption Laws, and (iii) neither the Company nor any of its Subsidiaries has conducted or initiated any internal investigation or made a voluntary, directed, or involuntary disclosure to any Governmental Authority regarding any alleged act or omission arising under or relating to any noncompliance with any Anti-Corruption Law or Sanctions and Export Control Law except, in each case of clauses (i), (ii) and (iii), as is not and would not reasonably be expected to be, individually or in the aggregate, material to the Company and its Subsidiaries, taken as a whole. The Company and its Subsidiaries have in place policies and procedures designed to prevent their respective directors, officers, employees, agents and other Persons acting on their behalf from undertaking any activity, practice or conduct that would constitute an offense under Anti-Corruption Laws or Sanctions. Neither the Company or any of its Subsidiaries nor any of their officers, directors, managers, or employees nor, to the knowledge of the Company, any of their other Representatives or agents (A) is or at any time since January 1, 2020 has been, (1) a Person named on any Sanctions and Export Control Laws-related list of designated Persons maintained by a Governmental Authority; (2) located, organized or resident in a country or territory (or government thereof) which is itself the subject of or target of any Sanctions and Export Control Laws (at the time of this Agreement, the Crimea region of Ukraine, Cuba, Iran, North Korea, Syria, and the so-called Donetsk and Luhansk People’s Republics); (3) an entity fifty percent (50%) or greater owned, directly or indirectly, by one or more Persons described in clause (1) or (2) (each such Person in clause (1), (2) or (3), a “Sanctioned Person”); or (4) otherwise in violation of any applicable Sanctions and Export Control Laws; or (B) has violated any applicable Laws relating to economic sanctions within the last five (5) years except, in each case of clauses (A) and (B), as is not and would not reasonably be expected to be, individually or in the aggregate, material to the Company and its Subsidiaries, taken as a whole. Since January 1, 2021, neither the Company nor any of its Subsidiaries has received any written notice of any violations of applicable Laws, Governmental Orders or licenses, approvals, consents, registrations, franchises or permits (the “Permits”) held by the Company or any of its Subsidiaries except as is not and would not reasonably be expected to be, individually or in the aggregate, material to the Company and its Subsidiaries, taken as a whole.

Section 4.11 Material Contracts.

(a) Section 4.11(a) of the Company Disclosure Schedules sets forth a list of the following Contracts, but excluding any Company Benefit Plan, to which the Company or any of its Subsidiaries is, as of the date of this Agreement, a party (each Contract required to be set forth on Section 4.11(a) of the Company Disclosure Schedules, together with each Contract entered into after the date of this Agreement that would be required to be set forth on Section 4.11(a) of the Company Disclosure Schedules if entered into prior to the execution and delivery of this Agreement, collectively, the “Material Contracts”). True, complete and correct copies of the Material Contracts have been made available to Plum.

(i) each of the 10 largest Contracts (determined based on aggregate consideration received by the Company and its Subsidiaries thereunder) of the Company and its Subsidiaries for the calendar years ended December 31, 2021 and December 31, 2022;

(ii) any Contract relating to Indebtedness for borrowed money of the Company or any of its Subsidiaries or to the placing of a Lien (other than a Permitted Lien) on any material assets or properties of the Company or any of its Subsidiaries;

(iii) any Contract for the disposition of any portion of the assets or business of the Company or any of its Subsidiaries or for the acquisition by the Company or any of its Subsidiaries of the assets or business of any other Person (other than acquisitions or dispositions made in the ordinary course of business), or under which the Company or any of its Subsidiaries has any continuing obligation with respect to an “earnout,” contingent purchase price or other contingent or deferred payment obligation;

(iv) any Contract under which the Company or any of its Subsidiaries is a lessee of or hold or operate, in each case, any tangible property (other than real property), owned by any other Person, except for any lease or agreement under which the aggregate annual rental payments do not exceed $250,000;

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(v) any Contract under which the Company or any of its Subsidiaries are a lessor of or permits any third party to hold or operate, in each case, any tangible property (other than real property), owned or controlled by the Company or any of its Subsidiaries, except for any lease or agreement under which the aggregate annual rental payments do not exceed $250,000;

(vi) any Contract with outstanding obligations for the sale or purchase of personal property, fixed assets or real estate having a value in excess of $250,000, other than sales or purchases in the ordinary course of business consistent with past practices and sales of obsolete equipment;

(vii) any Contract requiring any future capital commitment or capital expenditure (or series of capital expenditures) by the Company or any of its Subsidiaries in an amount in excess of (A) $250,000 annually or (B) $2,500,000 over the term of the agreement;

(viii) any Contract that (A) limits or purports to limit, in any material respect, the freedom of the Company or its Subsidiaries to engage or compete in any line of business or with any Person or in any area that would so limit or purport to limit, in any material respect, the operations of Plum or any of its Affiliates after the Closing, (B) contains any exclusivity, “most favored nation” or similar provisions, obligations or restrictions, (C) contains “take or pay” requirements or other similar provisions obligating the Company or any of its Subsidiaries to provide the quantity of goods or services required by another Person, or (D) contains any other provisions restricting or purporting to restrict the ability of the Company or its Subsidiaries to sell, manufacture, develop, commercialize, directly or indirectly through third parties, or to solicit any potential employee or customer, in each case, in any material respect or that would so limit or purports to limit, in any material respect, Plum or any of its Affiliates after the Closing;

(ix) any Contract that (A) relates to (1) the licensing of, or grant of other rights under, any material Intellectual Property to or from the Company or any of its Subsidiaries, or (2) the ownership, development or use of any material Intellectual Property, or (B) affects the Company’s or any of its Subsidiaries’ ability to use, enforce or disclose any material Intellectual Property in connection with the resolution of any claim or dispute related to Intellectual Property, in each case, excluding (x) nonexclusive end-user licenses for unmodified, commercially available, off-the-shelf Software that are provided in executable form only and used solely for the Company’s or its Subsidiaries’ internal business purposes with an aggregate fee of less than $250,000, and (y) nonexclusive licenses granted by the Company or any of its Subsidiaries to customers or suppliers in the ordinary course of business consistent with past practice;

(x) any Contract requiring the Company or its Subsidiaries to guarantee the Liabilities of any Person (other than the Company or any of its Subsidiaries) or pursuant to which any Person (other than the Company or any of its Subsidiaries) has guaranteed the Liabilities of the Company or any of its Subsidiaries, in each case in excess of $250,000;

(xi) any Contract, other than in respect of intragroup transfers solely between the Company and/or its Subsidiaries, under which the Company or any of its Subsidiaries has, directly or indirectly, made or agreed to make any loan, advance, or assignment of payment to any person outside of the ordinary course of business or, individually or in the aggregate, in an amount in excess of $250,000 or made any capital contribution to, or other investment in, any Person;

(xii) any settlement, conciliation or similar Contract (A) the performance of which would be reasonably likely to involve any payments in excess of $250,000 in the aggregate after the date of this Agreement, (B) with a Governmental Authority or (C) that imposes or is reasonably likely to impose, at any time in the future, any material nonmonetary obligations on the Company or any of its Subsidiaries (or Plum or any of its Affiliates after the Closing);

(xiii) any Contract with any founder or managing director of the Company, or any executive or individual service provider of the Company or its Subsidiaries with annual base compensation in excess of $250,000 that (i) provides for Change of Control Payments or (ii) provides for severance, or similar payments in excess of that required by applicable Law;

(xiv) any Lease involving annual lease payments in excess of $250,000;

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(xv) any (A) material advertising, agency, original equipment manufacturer, dealer, distributors, joint marketing, joint development, research and development or other similar Contract, and (B) any Contract establishing any joint venture, profit-sharing, partnership, co-promotion, commercialization, strategic alliance or other collaboration that is material to the business of the Company and its Subsidiaries taken as a whole (other than joint ventures, profit-sharing, partnerships, co-promotion, commercialization, strategic alliances, and other collaborations entered into for purposes of a specific project or group of projects and which are not material to the business of the Company and its Subsidiaries taken as a whole);

(xvi) any other Contract the performance of which requires either (A) annual payments to or from the Company or any of its Subsidiary in excess of $250,000 or (B) aggregate payments to or from the Company or any of its Subsidiaries in excess of $2,500,000 over the term of the agreement and, in each case, that is not terminable by the Company or any of its Subsidiaries without penalty upon less than 60 days’ prior written notice; and

(xvii) any collective bargaining agreement or other Contract with any labor union, works council or labor organization (each, a “Labor Agreement”).

(b) Except, in each case, as would not reasonably be expected to be, individually or in the aggregate, material to the Company and its Subsidiaries, taken as a whole, each Material Contract is (i) in full force and effect and (ii) a legal, valid and binding obligation of the Company or any of its Subsidiaries party thereto, enforceable in accordance with its terms against the Company or its Subsidiaries party thereto and, to the knowledge of the Company, the other parties thereto, in each case, subject to the Enforceability Exceptions. Except, in each case, as would not reasonably be expected to be, individually or in the aggregate, material to the Company and its Subsidiaries, taken as a whole, there is no material breach or default by the Company or any of its Subsidiaries or, to the knowledge of the Company, any third party under any Material Contract, and, to the knowledge of the Company, (A) no event has occurred which (with or without notice or lapse of time or both) would constitute a material breach or default or would permit termination of, or a material modification or acceleration thereof, by any party to such Material Contract, and (B) no party to a Material Contract has claimed a force majeure (or similar excuse in performance due to COVID-19) with respect thereto. Except, in each case, as would not reasonably be expected to be, individually or in the aggregate, material to the Company and its Subsidiaries, taken as a whole, since January 1, 2020 through the date of this Agreement, neither the Company nor any of its Subsidiaries have received notice of (i) any breach or default under any Material Contract or (ii) the intention of any third party under any Material Contract to cancel, terminate or modify the terms of any such Material Contract, or accelerate the obligations of the Company or any of its Subsidiaries thereunder.

Section 4.12 Company Benefit Plans.

(a) Section 4.12 of the Company Disclosure Schedules sets forth a true, correct and complete list of each material Company Benefit Plan. For purposes of this Agreement, a “Company Benefit Plan” is a Benefit Plan that is sponsored, maintained or contributed to by the Company or any of its Subsidiaries for the benefit of current or former employees, officers, directors or consultants of the Company and its Subsidiaries or with respect to which the Company or any of its Subsidiaries has any current or contingent liability or obligation.

(b) Each Company Benefit Plan has been established, maintained, funded and administered in all material respects in accordance with its terms and all applicable Laws. Each Company Benefit Plan that is intended to meet the requirements of a “qualified plan” under Section 401(a) of the Code has received a favorable determination letter from the IRS or is entitled to rely on a favorable opinion or advisory letter from the IRS, and, to the Knowledge of the Company, nothing has occurred that could reasonably be expected to adversely affect the qualification of such Company Benefit Plan. No Company Benefit Plan is and neither the Company nor any of its Subsidiaries has any Liability under or with respect to any “defined benefit plan” (as defined in Section 3(35) of ERISA, whether or not subject thereto), any “multiemployer plan” (as defined in Section 3(37) of ERISA) or any plan subject to Section 412 of the Code or Title IV of ERISA, any “multiple employer plan” (as defined in Section 210 of ERISA or Section 413(c) of the Code), or any “multiple employer welfare arrangement” (as defined in Section 3(40) of ERISA). Neither the Company nor any of its Subsidiaries has any material Liability (whether or not assessed) under Sections 4980B, 4980D, 4980H, 6721 or 6722 of the Code. Except as would not reasonably be expected to be, individually or in the aggregate, material to the Company and its Subsidiaries, taken as a whole, all contributions and premiums required to be made with respect to the Company Benefit Plans on or before the date hereof have been made or have been accrued for in the respective Financial Statements.

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(c) No material claim or Proceeding with respect to any Company Benefit Plan (other than routine claims for benefits or domestic relations order) is pending or, to the Company’s Knowledge, threatened. There has been no non-exempt prohibited transaction (as defined in Section 406 of ERISA or Section 4975 of the Code) or breach of fiduciary duty (as determined under ERISA) with respect to any Company Benefit Plan where any material liability remains outstanding.

(d) With respect to each material Company Benefit Plan, the Company has provided Plum copies of (to the extent applicable): (i) the current plan and trust documents (and all amendments thereto); (ii) the most recent summary plan description provided to participants (and all summaries of material modifications); (iii) the most recent Form 5500 annual report (and all schedules and attachments thereto); (iv) all related insurance contracts or other funding arrangements; (v) the most recent determination, advisory or opinion letter received from the IRS; and (vi) all non-routine and material correspondence with any Governmental Authority occurring within the past three (3) years.

(e) With respect to each Company Benefit Plan that is subject to the Laws of a jurisdiction other than the United States (whether or not United States Law also applies) (a “Foreign Plan”): each Foreign Plan required to be registered has been registered and has been maintained in good standing in all material respects with applicable regulatory authorities. No Foreign Plan is a defined benefit plan (as defined in ERISA, whether or not subject to ERISA).

(f) Except for Change of Control Payments as listed on Section 4.04(b) of the Company Disclosure Schedules, neither the execution and delivery of this Agreement by the Company nor the consummation of the Transactions could (whether alone or in connection with any subsequent event) (i) result in the acceleration or creation of any rights of any Person to payments or benefits or increases in any payments or benefits under any Company Benefit Plan, (ii) result in the acceleration of the time of payment, funding or vesting, or forfeiture, of any compensation or benefits to any Person under any Company Benefit Plan, or (iii) result in severance pay or any increase in severance pay upon any termination of employment.

(g) Except for tax equalization agreements set forth on Section 4.12(g) of the Company Disclosure Schedules, the Company and its Subsidiaries do not maintain any obligations to gross-up or reimburse any individual for any tax or related interest or penalties incurred by such individual, including under Sections 409A, 457A or 4999 of the Code.

(h) Each Company Benefit Plan that is a “nonqualified deferred compensation plan” subject to Section 409A of the Code or Section 457A of the Code has been established, documented, operated and maintained in compliance, in all material respects, with Section 409A of the Code or Section 457A of the Code and all applicable regulations and notices issued thereunder.

(i) No payment, amount or benefit that could be, or has been, received by or provided to (whether in cash or property or the vesting of cash or property or the cancellation of indebtedness) any current or former employee, officer, shareholder, director or other individual service provider of the Company and its Subsidiaries or any of its Affiliates as a result of the execution and delivery of this Agreement or the consummation of the Transactions (whether alone or in connection with any subsequent event) could, separately or in the aggregate, reasonably be expected to be characterized as an “excess parachute payment” (as defined in Section 280G(b)(1) of the Code).

Section 4.13 Labor Matters.

(a) Neither the Company nor any of its Subsidiaries is a party to (including through membership in an employer’s association), or bound by (including for the avoidance of doubt being bound by any Governmental Order), any Labor Agreement, nor is there any duty or obligation on the part of the Company or any of its Subsidiaries to consult or bargain with, receive consent from or notify any labor union, works council, labor organization or other employee representative, which is representing any employee of the Company or its Subsidiaries, prior to the execution of this Agreement. None of the Company’s or any of its Subsidiaries’ employees are represented by any labor union, works council or labor organization with respect to their employment with the Company or any of its Subsidiaries. To the knowledge of the Company, in the past three (3) years, there have been no activities or proceedings by any labor union, works council or other labor organization to organize any of the Company’s or any of its Subsidiaries’ employees. To the knowledge of the Company, in the past three (3) years,

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there has been no actual or threatened in writing unfair labor practices charge, material labor dispute, material labor grievance, material labor arbitration, strike, slowdown, lockout, concerted refusal to work overtime, or work stoppage against or affecting the Company or any of its Subsidiaries. There are no pre-signing notice, consent, information, consultation or bargaining obligations owed to any employee or employee representative, including any works council or other labor organization, or labor authority, under applicable Law, Labor Agreements or other Contracts, in connection with the execution of this Agreement or the consummation of the Transactions.

(b) The Company and its Subsidiaries are, and for the past three (3) years have been, in compliance in all material respects with all applicable Laws regarding labor, employment and employment practices, including all applicable Laws respecting terms and conditions of employment, health and safety, exempt and nonexempt employee and independent contractor classification, discrimination, harassment, retaliation, whistleblowing, wages and hours, immigration (including the completion of Forms I-9 for all employees and the proper confirmation of employee visas), disability rights or benefits, equal opportunity, plant closures and layoffs (including the WARN Act or comparable local Laws), COVID-19, short-time work or furlough, affirmative action, workers’ compensation, labor relations, employee leave issues, employee trainings and notices, and unemployment insurance.

(c) Except as would not result in material Liability for the Company and its Subsidiaries, taken as a whole: (i) the Company and its Subsidiaries have fully and timely paid all wages, salaries, wage premiums, commissions, bonuses, severance and termination payments, fees, and other compensation that have come due and payable to their current or former employees and independent contractors under applicable Law, Contract or policy; and (ii) each individual, who is providing or, within the past three (3) years, has provided services to the Company and its Subsidiaries as an independent contractor, consultant, leased employee, or other non-employee service provider, is and has been properly classified and treated as such for all applicable purposes.

(d) Except as would not reasonably be expected to be, individually or in the aggregate, material to the Company and its Subsidiaries, taken as a whole, since January 1, 2020, there have been no employment harassment allegations (including sexual harassment allegations) or employment discrimination allegations raised, brought, or threatened in writing, or settled relating to any officer, director, executive or supervisory employee of the Company or any of its Subsidiaries. The Company and its Subsidiaries do not reasonably expect any material liabilities with respect to any such allegations, and are not aware of any allegations relating to officers, directors, employees, contractors, or agents of the Company and its Subsidiaries, that, if known to the public, would bring the Company and its Subsidiaries into material disrepute.

(e) No employee layoff, facility closure or shutdown, material reduction-in-force, furlough, short-time work, temporary layoff, material work schedule change or reduction in hours, or material reduction in salary or wages, or other material workforce changes affecting employees or independent contractors of the Company or its Subsidiaries has occurred since January 1, 2022 or is currently contemplated, planned or announced, including as a result of COVID-19 or any Law directive, guidelines or recommendations by any Governmental Authority in connection with or in response to COVID-19. The Company and its Subsidiaries have not otherwise experienced any material employment-related liability with respect to COVID-19.

(f) To the knowledge of the Company, no executive or Key Employee of the Company or its Subsidiaries has provided notice to terminate his or her employment prior to the one (1)-year anniversary of the Closing. To the knowledge of the Company, no current or former employee or independent contractor of the Company is in any material respect in violation of any term of any employment agreement, nondisclosure agreement, common law nondisclosure obligation, fiduciary duty, noncompetition agreement, nonsolicitation agreement, restrictive covenant or other obligation owed to: (i) the Company; or (ii) any third party with respect to such person’s right to be employed or engaged by the Company.

Section 4.14 Taxes.

(a) All income and other material Tax Returns required by Law to be filed by the Company or its Subsidiaries have been filed, and all such Tax Returns are true, correct and complete in all material respects.

(b) All income and material amounts of Taxes due and owing by the Company and its Subsidiaries have been paid, other than Taxes which are not yet due and payable or are being contested in good faith by appropriate proceedings and for which reserves have been established in accordance with GAAP.

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(c) Each of the Company and its Subsidiaries has (i) withheld all material amounts of Taxes required to have been withheld by it in connection with amounts paid or owed to any employee, independent contractor, creditor, shareholder or any other third party, (ii) remitted, or will remit on a timely basis, such amounts to the appropriate Governmental Authority; and (iii) complied in all material respects with applicable Law with respect to Tax withholding, including all reporting and record keeping requirements.

(d) Neither the Company nor any of its Subsidiaries is engaged in any audit, administrative proceeding or judicial proceeding with respect to Taxes. Neither the Company nor any of its Subsidiaries has received any written notice from a Governmental Authority of a dispute or claim with respect to a material amount of Taxes, other than disputes or claims that have since been resolved. No written claim has been made through the date hereof by any Governmental Authority in a jurisdiction where the Company or any of its Subsidiaries does not file a Tax Return that such entity is or may be subject to Taxes by that jurisdiction in respect of Taxes that would be the subject of such Tax Return. There are no outstanding agreements extending or waiving the statutory period of limitations applicable to any claim for, or the period for the collection or assessment or reassessment of, material Taxes of the Company or any of its Subsidiaries and no written request for any such waiver or extension is currently pending.

(e) No Subsidiary of the Company that is incorporated in the United States has constituted either a “distributing corporation” or a “controlled corporation” in a distribution of stock qualifying for Income Tax-free treatment under Section 355 of the Code (or so much of Section 356 of the Code as relates to Section 355 of the Code) since the Company’s incorporation.

(f) No subsidiary of the Company incorporated in the United States has been a party to any “listed transaction” within the meaning of Treasury Regulation Section 1.6011-4(b)(2). Neither the Company nor any of its Subsidiaries (other than those covered by the previous sentence) has conducted any tax avoidance transactions particularly designed to avoid or circumvent the tax treatment intended by applicable law, including any transactions leading to notifications of cross-border arrangements involving the Company or its Subsidiaries as relevant tax payer under the EU Council Directive 2011/16 (as amended by EU Council Directive 2018/822 and EU Council Directive 2020/876), other than notifications in connection with the Merger.

(g) Neither the Company nor any of its Subsidiaries will be required to include any material item of income in, or exclude any material item of deduction from, taxable income for any taxable period (or portion thereof) ending after the Closing Date as a result of any: (i) change in method of accounting for a taxable period (or portion thereof) ending on or prior to the Closing Date and made prior to the Closing; (ii) any “closing agreement” with respect to Taxes with a Governmental Authority executed on or prior to the Closing; (iii) installment sale or open transaction disposition made on or prior to the Closing; or (iv) deferred revenue or prepaid amount received on or prior to the Closing.

(h) There are no Liens with respect to material Taxes on any of the assets of the Company or its Subsidiaries, other than Permitted Liens.

(i) Neither the Company nor any of its Subsidiaries has any material liability for the Taxes of any Person (other than the Company or its Subsidiaries) (i) under Treasury Regulation Section 1.1502-6 (or any similar provision of state, local or foreign Law), (ii) as a transferee or successor or (iii) by Contract (except, in each case of clause (i), (ii) and (iii), for liabilities pursuant to commercial contracts not primarily relating to Taxes).

(j) Neither the Company nor any of its Subsidiaries is a party to, or bound by, or has any material obligation to any Governmental Authority or other Person (other than the Company or its Subsidiaries) under any Tax allocation, Tax sharing or Tax indemnification agreement (except, in each case, for any such agreements that are commercial contracts not primarily relating to Taxes) that would reasonably be expected to give rise to a payment obligation after the Closing.

(k) Neither the Company nor any of its Subsidiaries is considered a Tax resident in any jurisdiction outside its country of formation.

(l) Neither the Company nor any of its Subsidiaries has or is reasonably expected to have any material liability under Section 482 of the Code (or any similar provision of state, local or foreign Law).

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(m) Neither the Company nor any of its Subsidiaries has taken or agreed to take any action not contemplated by this Agreement and/or any Transaction Document that would reasonably be expected to prevent the Transactions from qualifying for the Intended Tax Treatment.

Section 4.15 Insurance. Section 4.14(a)1 of the Company Disclosure Schedules sets forth a list of all material policies of fire, liability, workers’ compensation, property, cyber, casualty and other forms of insurance owned or held by the Company and its Subsidiaries as of the date of this Agreement (excluding any Company Benefit Plans). All such policies are in full force and effect, all premiums due and payable thereon as of the date of this Agreement have been paid in full as of the date of this Agreement, and true and complete copies of all such policies set forth on Section 4.15 of the Company Disclosure Schedules have been made available to Plum. As of the date of this Agreement, no claim by the Company or any of its Subsidiaries is pending under any such policies as to which coverage has been denied or disputed, or rights reserved to do so, by the underwriters thereof, except as is not and would not reasonably be expected to be, individually or in the aggregate, material to the Company and its Subsidiaries, taken as a whole.

Section 4.16 Permits. Other than as set forth in Section 4.16 of the Company Disclosure Schedules, each of the Company and its Subsidiaries holds all Permits (the “Material Permits”) that are required to own, lease or operate its properties and assets and to conduct its business as currently conducted, except as is not and would not reasonably be expected to be, individually or in the aggregate, material to the Company and its Subsidiaries, taken as a whole. Except as is not and would not reasonably be expected to be material to the Company and its Subsidiaries, taken as a whole, (i) each Material Permit is in full force and effect in accordance with its terms and (ii) no written notice of revocation, cancellation or termination of any Material Permit has been received by the Company and its Subsidiaries. The Company is, and since the Company’s incorporation has been, in compliance in all material respects with the terms of all the Material Permits. To the Company’s knowledge, no event, circumstance, or state of facts has occurred which (with or without due notice or lapse of time or both) would reasonably be expected to result in the failure of the Company or any of its Subsidiaries to be in compliance with the terms of the Material Permits.

Section 4.17 Property.

(a) Owned Real Property. Section 4.17(a) of the Company Disclosure Schedules sets forth a true, complete and correct list (including the address) of all real property owned by the Company and any of its Subsidiaries (the “Owned Real Property”). The Company and its Subsidiaries, as applicable, have good and marketable indefeasible fee title to the Owned Real Property free and clear of any Liens (other than Permitted Liens). Neither the Company nor any Subsidiary of the Company has leased or otherwise granted to any Person the right to use or occupy such Owned Real Property or any portion thereof and there are no outstanding options, rights of first offer or rights of first refusal to purchase such Owned Real Property or any portion thereof or interest therein. Neither the Company nor any Subsidiary of the Company is party to any agreement or option to purchase any real property or interest therein.

(b) Leased Real Property. Section 4.17(b) of the Company Disclosure Schedules lists, as of the date of this Agreement, the address of each Leased Real Property (other than temporary construction site offices relating to individual projects). The Company has made available to Plum true, correct and complete copies of the Contracts (including all modifications, amendments, guarantees, supplements, waivers, extensions, renewals, side letters and other agreements with respect thereto) pursuant to which the Company or any of its Subsidiaries use or occupy (or have been granted an option to use or occupy) the Leased Real Property or is otherwise a party with respect to the Leased Real Property (the “Leases”). Each Lease is in full force and effect and is a valid, legal and binding obligation of the Company or its Subsidiary that is a party thereto, enforceable in accordance with its terms against the Company or its Subsidiary (as applicable) and, to the Company’s knowledge, each other party thereto, subject, in each case, to the Enforceability Exceptions. The Company or one of its Subsidiaries has a valid and subsisting leasehold estate in, and enjoys peaceful and undisturbed possession of, all Leased Real Property, subject only to Permitted Liens. Neither the Company nor its Subsidiaries has a sublease, license, or other Contract granting to any Person the right to use or occupy any Leased Real Property or any portion thereof. Neither the Company nor any of its Subsidiaries is in material breach or default or violation of, or not in compliance with, any legal requirements applicable to its occupancy of the Leased Real Property, and no event has occurred or circumstance exists which, with the delivery of notice, the passage of time or both, would constitute a material breach or default under any Lease or would permit the termination of, or a material modification or acceleration thereof, by any party to any Lease. The Leased Real Property identified in Section 4.17(b) of the Company Disclosure Schedules, together

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with the Owned Real Property, comprises all of the real property used in, or otherwise related to, the business of the Company and its Subsidiaries. Neither the Company nor any of its Subsidiaries that is a party to a Lease has assigned, transferred, conveyed, mortgaged, deed in trust, encumbered, or collaterally assigned or granted any other security interest in any Lease or any interest therein.

(c) Personal Property. The Company and each of its Subsidiaries own and have good marketable and indefeasible title to, or a valid leasehold interest in or license or right to use, all of the material (i) equipment, tangible personal property and tangible assets of the Company and its Subsidiaries and (ii) assets and properties of the Company and its Subsidiaries, in each case of clauses (i) and (ii), free and clear of all Liens (other than Permitted Liens) and as reflected in the Financial Statements or thereafter acquired by the Company or any of its Subsidiaries, except for assets disposed of in the ordinary course of business.

(d) Assets; Sufficiency. The tangible assets and properties of the Company and its Subsidiaries are in good operating condition in all material respects (normal wear and tear excepted) and are fit, in all material respects, for use in the ordinary course of business, and no material uninsurable damage has occurred with respect to such assets and properties. Immediately after the Effective Time, the assets (which, for the avoidance of doubt, shall include any assets held pursuant to valid leasehold interest, license or other similar interests or right to use any assets) of the Company and its Subsidiaries will constitute all of the assets necessary to conduct the business immediately after the Closing in all material respects as it is conducted on the date of this Agreement. The Company and each of its Subsidiaries own, lease, license or have the legal right to use or otherwise hold good, valid and enforceable title to all the properties, assets, tangible or intangible, of the Company and its Subsidiaries reflected on the Financial Statements (collectively, the “Company Assets”), except (i) for any Company Assets, that have been sold or otherwise disposed of in the ordinary course of business consistent with past practice since the Most Recent Balance Sheet, or (ii) as is not and would not reasonably be expected to be, individually or in the aggregate, material to the Company and its Subsidiaries, taken as a whole. The Company Assets are not subject to any Liens (other than Permitted Liens), except as is not and would not reasonably be expected to be, individually or in the aggregate, material to the Company and its Subsidiaries, taken as a whole. At the Closing, the Company and each of its Subsidiaries will, directly or indirectly, own, with good, valid and enforceable title, or lease, under valid and enforceable leases, or have legal right or license to use, the Company Assets, free and clear of any Liens (other than Permitted Liens), except as is not and would not reasonably be expected to be, individually or in the aggregate, material to the Company and its Subsidiaries, taken as a whole. The Company Assets constitute all the assets, properties and rights that are used in or necessary to conduct in all material respects the Company’s and each of its Subsidiaries’ respective business immediately following the Closing in substantially the same manner as currently conducted and as was conducted for the twelve (12)-month period prior to the Closing.

Section 4.18 Intellectual Property and IT Security.

(a) Section 4.18(a) of the Company Disclosure Schedules lists each patent, patent application, trademark, service mark or domain name owned by the Company or any of its Subsidiaries as of the date of this Agreement for which applications have been filed or registrations or patents have been obtained, and are still in effect, as of the date of this Agreement (collectively, the “Registered Intellectual Property”). All of the Registered Intellectual Property is (i) subsisting; (ii) unexpired; (iii) to the knowledge of the Company, valid; and (iv) except for any pending applications from which a patent, trademark, or service mark has not issued as of the date of this Agreement, enforceable. The Company or one of its Subsidiaries (i) exclusively owns and possesses all right, title, and interest in and to all Company Intellectual Property and (B) has sufficient rights to use pursuant to a license, sublicense, agreement or permission, all material Intellectual Property owned or purported to be owned by the Company or any of its Subsidiaries, or otherwise used in the operation of the business of the Company and its Subsidiaries, as presently conducted, in each case of (A) and (B), free and clear of all Liens except for Permitted Liens.

(b) To the knowledge of the Company, the Company and its Subsidiaries, and the business conducted thereby, are not currently infringing upon, misappropriating or otherwise violating any Intellectual Property rights of any Person, and, to the knowledge of the Company, have not in the past six (6) years prior to the date of this Agreement, infringed upon, misappropriated, or otherwise violated any Intellectual Property rights of any Person. Other than as set forth in Section 4.18(b) of the Company Disclosure Schedules, in the six (6) years prior to the date of this Agreement, the Company and its Subsidiaries have not received any communication, and no Proceeding, not including proceedings arising from office actions in the context of prosecuting patent or trademark

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applications before intellectual property offices or agencies, has been instituted, settled or, to the knowledge of the Company and its Subsidiaries, threatened, that alleges any such infringement, violation or misappropriation, or otherwise challenging the validity, ownership, or enforceability of any Company Intellectual Property. To the knowledge of the Company, no third party is infringing upon, misappropriating or otherwise violating any Intellectual Property of the Company or any of its Subsidiaries nor has, to the knowledge of the Company, any third party, in the six (6) years prior to the date of this Agreement, infringed upon, misappropriated or otherwise violated any Intellectual Property of the Company or any of its Subsidiaries (including any unsolicited demand or request from any Person to license any Intellectual Property).

(c) The Company and its Subsidiaries have taken steps reasonable under the circumstances to maintain and protect all of the Intellectual Property of the Company and its Subsidiaries (including, where applicable, the confidentiality thereof). Each current and former employee, consultant, and contractor of the Company and its Subsidiaries has entered into a valid and enforceable written agreement with the applicable Company or Subsidiary assigning to the Company or such Subsidiary all Intellectual Property created by such Person within the scope of such Person’s duties to the Company or such Subsidiary and prohibiting such Person from using or disclosing trade secrets or confidential information of the Company or such Subsidiary. To the knowledge of the Company, no current or former employee, consultant, or contractor of the Company or any of its Subsidiaries has or is in breach of any such agreement.

(d) The Company and its Subsidiaries take, and have taken, commercially reasonable actions and measures to protect and maintain (i) the ownership and confidentiality of their material proprietary Intellectual Property and (ii) the security, confidentiality, continuous operation and integrity of their IT Systems and Software (and all data stored therein or transmitted thereby), including the implementation of appropriate procedures designed to ensure that the IT Systems are free of any Viruses. The Company and its Subsidiaries have back-up and disaster recovery arrangements for the continued operation of their business in the event of a failure of its IT Systems that are, in the reasonable determination of the Company’s management team, adequate and in accordance with standard industry practice. Other than as set forth in Section 4.18(d) of the Company Disclosure Schedules, since January 1, 2020, to the knowledge of the Company, the Company and its Subsidiaries have not, to the knowledge of the Company and its Subsidiaries, experienced any material Security Incident.

(e) The IT Systems (i) are sufficient for the immediate and currently anticipated future needs of the Company and its Subsidiaries, including as to capacity, scalability and ability to process current and anticipated peak volumes in a timely manner, (ii) are in sufficiently good working condition to effectively perform all information technology operations and include a sufficient number of licenses as necessary for the operation of the Company and its Subsidiaries, and (iii) are owned by, leased by or licensed to, the Company or its Subsidiaries. Since January 1, 2020, there have been no material failures, breakdowns, continued substandard performance, or other adverse events affecting any IT Systems owned or controlled by the Company or, to the knowledge of the Company, other IT Systems, or the business of the Company that have caused any material disruption of or material interruption in or to the use of any IT Systems.

(f) The Company’s and its Subsidiaries’ processing, collection, use, disclosure, storage and transfer of Personal Information complies in all material respects with, and since January 1, 2020, has complied in all material respects with any applicable Privacy Requirements. The Company and its Subsidiaries have implemented and maintained adequate policies, procedures and systems in accordance with applicable Privacy Requirements. The execution, delivery and performance of the transactions contemplated by this Agreement do not violate the Company’s privacy policy as it currently exists or as it existed at any time during which any Personal Information was collected or obtained by the Company or any of its Subsidiaries. The Company and its Subsidiaries have not received any complaints, notices of investigation, written notices, orders, correspondence or claims from any consumers, Governmental Authority, Person or other entities alleging a breach of, or noncompliance with, the Privacy Requirements, nor, to the knowledge of the Company no circumstances exist which are likely to result in any such complaints, investigations, notices, orders, correspondence or claims being sent, served, given or made.

Section 4.19 Environmental Matters.

(a) Other than as set forth in Section 4.19(a) of the Company Disclosure Schedules, the Company and its Subsidiaries are, and since January 1, 2020 have been, in compliance in all material respects with all applicable Environmental Laws.

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(b) Each of the Company and its Subsidiaries holds and is in compliance in all material respects with, and since January 1, 2021 has held and been in compliance in all material respects with, all Permits that are required under applicable Environmental Laws to own, lease or operate its properties and assets and to conduct its business.

(c) Since January 1, 2021 (or earlier to the extent unresolved), neither the Company nor any of its Subsidiaries has received any written notice or report of any material violations of, or material liabilities arising under, Environmental Laws, including any material violations concerning any Hazardous Materials.

(d) There has been no release or disposal of, contamination by, or exposure of any Person to, any Hazardous Materials at, in, on or under any Owned Real Property or Leased Real Property, or at any other location in connection with the Company’s or its Subsidiaries’ operations, in each case that has resulted or would result in material liabilities for the Company or its Subsidiaries arising under Environmental Law.

(e) Neither the Company nor any of its Subsidiaries has assumed, undertaken, provided an indemnity with respect to, or otherwise become subject to, any material liability of any other Person arising under Environmental Law.

(f) The Company and its Subsidiaries have made available to Plum copies of all environmental reports and other material environmental, health or safety documents related to the current or former operations, properties or facilities of the Company or its Subsidiaries (including the Leased Real Property) in each case that are in their possession or under their reasonable control.

Section 4.20 Absence of Changes. During the period beginning on the date of the Most Recent Balance Sheet and ending on the date of this Agreement, (a) no Company Material Adverse Effect has occurred, and (b) except as expressly contemplated by this Agreement, any Transaction Document or in connection with the transactions contemplated hereby and thereby, (i) the Company and its Subsidiaries have conducted their respective business in the ordinary course in all material respects and (ii) the Company has not taken any action that would require the consent of Plum if taken during the period from the date of this Agreement until the Closing pursuant to Section 7.01.

Section 4.21 Brokers. No broker, finder, financial advisor, investment banker or other Person, other than those set out in Section 4.21 of the Company Disclosure Schedules, the fees and expenses of which will be paid by the Company pursuant to engagement letters entered into therewith, is entitled to any brokerage fee, finders’ fee or other commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of the Company or any of its Subsidiaries or Affiliates for which the Company has any obligation.

Section 4.22 Transactions with Affiliates.

(a) Except for the Contracts and transactions set forth on Section 4.22(a) of the Company Disclosure Schedules, there are no Contracts or transactions between (i) the Company or any of its Subsidiaries, on the one hand, and any (ii) officer, director, employee, partner, member, manager, direct or indirect equityholder or Affiliate of the Company or any of its Subsidiaries or any family member of the foregoing Persons, on the other hand (each Person identified in this clause (ii), a “Company Related Party”) other than (1) Contracts with respect to a Company Related Party’s employment with or service as an independent contractor (including benefit plans and other ordinary course compensation from) the Company or any of its Subsidiaries entered into in the ordinary course of business, and (2) Contracts entered into after the date of this Agreement that are either permitted pursuant to Section 7.01(b) or entered into in accordance with Section 7.01(b).

(b) Except as set forth on Section 4.22(b) of the Company Disclosure Schedules, no Company Related Party (i) owns any interest in any material asset or property used in the Company’s business, (ii) possesses, directly or indirectly, any material financial interest in, or is a director or executive officer of, any Person which is a supplier, vendor, partner, customer, lessor or other material business relation of the Company, (iii) is a supplier, vendor, partner, customer, lessor, or other material business relation of the Company or (iv) owes any material amount to, or is owed any material amount by, the Company (other than accrued compensation, employee benefits, employee or director expense reimbursement, in each case, in the ordinary course of business or pursuant to any transaction entered into after the date of this Agreement that is either permitted pursuant to Section 7.01 or entered into in accordance with Section 7.01).

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(c) All Contracts, arrangements, understandings, interests and other matters that are required to be disclosed pursuant to this Section 4.22 (including, for the avoidance of doubt, pursuant to Section 4.22(b)) are referred to herein as “Company Related Party Transactions.”

Section 4.23 Information Supplied. None of the information supplied or to be supplied by, or on behalf of, the Company and its Subsidiaries expressly for inclusion or incorporation by reference prior to the Closing in the Registration Statement/Proxy Statement will, when the Registration Statement/Proxy Statement is declared effective or when the Registration Statement/Proxy Statement is mailed to the Pre-Closing Plum’s Holders or at the time of the Special Meeting, and in the case of any amendment or supplement thereto, at the time of such amendment or supplement, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading.

Section 4.24 No TID U.S. Business. Neither the Company nor any of its Subsidiaries is a TID U.S. business (as such term is defined at 31 CFR § 800.248).

Section 4.25 Investigation; No Other Representations.

(a) The Company, on its own behalf and on behalf of its Representatives, acknowledges, represents, warrants and agrees that (i) it has conducted its own independent review and analysis of, and, based thereon, has formed an independent judgment concerning, the business, assets, condition, operations and prospects of Plum and (ii) it has been furnished with or given access to such documents and information about Plum and its business and operations as it and its Representatives have deemed necessary to enable it to make an informed decision with respect to the execution, delivery and performance of this Agreement, the Transaction Documents and the transactions contemplated hereby and thereby.

(b) In entering into this Agreement and the Transaction Documents to which it is a party, the Company has relied solely on its own investigation and analysis and the representations and warranties expressly set forth in Article VI and in the Transaction Documents to which it is a party and no other representations or warranties of Plum or any other Person, either express or implied, and the Company, on its own behalf and on behalf of its Representatives, acknowledges, represents, warrants and agrees that, except for the representations and warranties expressly set forth in Article VI and in the Transaction Documents to which it is a party, neither Plum nor any other Person makes or has made any representation or warranty, either express or implied, in connection with or related to this Agreement, the Transaction Documents or the transactions contemplated hereby or thereby.

Section 4.26 Anti-Slavery and Human Trafficking.

(a) Except as would not reasonably be expected to be, individually or in the aggregate, material to the Company and its Subsidiaries, taken as a whole, each of the Company, its Subsidiaries and each of their respective directors, officers and employees in their capacities as such, has at all times complied and is complying with all applicable anti-slavery and human trafficking Laws, statutes, regulations and codes from time to time in force including, but not limited to, the California Transparency in Supply Chains Act, the Uyghur Forced Labor Prevention Act, the United Kingdom Modern Slavery Act 2015, and similar Laws in the jurisdictions in which the Company and the its Subsidiaries, directly or indirectly, conduct business.

(b) The Company and its Subsidiaries have in place adequate policies, procedures, and systems designed to ensure in all material respects its compliance with all applicable anti-slavery and human trafficking Laws from time to time in force.

(c) Neither the Company, its Subsidiaries, nor any of their respective directors, officers or, to the Knowledge of the Company, employees in their capacities as such, has engaged or is engaging in any activity, practice or conduct related to slavery and/or human trafficking, including but not limited to: (A) holding another person in slavery or servitude or requiring another person to perform forced or compulsory labor, (B) arranging or facilitating human trafficking or (C) intending to commit or facilitate any act of human trafficking.

Section 4.27 EXCLUSIVITY OF REPRESENTATIONS AND WARRANTIES. NOTWITHSTANDING THE DELIVERY OR DISCLOSURE TO PLUM OR ANY OF THEIR RESPECTIVE REPRESENTATIVES OF ANY DOCUMENTATION OR OTHER INFORMATION (INCLUDING ANY FINANCIAL PROJECTIONS OR OTHER SUPPLEMENTAL DATA), EXCEPT AS OTHERWISE EXPRESSLY SET FORTH IN THIS Article IV

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OR THE transaction DOCUMENTS or the shareholder undertaking, NEITHER The Company NOR OR ANY OTHER PERSON MAKES, and the company EXPRESSLY DISCLAIMS, ANY REPRESENTATIONS OR WARRANTIES OF ANY KIND OR NATURE, EXPRESS OR IMPLIED, AS TO THE MATERIALS RELATING TO THE BUSINESS AND AFFAIRS OR HOLDINGS OF THE cOMPANY AND ITS SUBSIDIARIES THAT HAVE BEEN MADE AVAILABLE TO PLUM OR IN ANY PRESENTATION OF THE BUSINESS AND AFFAIRS OF THE COMPANY AND ITS SUBSIDIARIES BY THE MANAGEMENT OF THE COMPANY OR OTHERS IN CONNECTION WITH THE TRANSACTIONS CONTEMPLATED HEREBY, AND NO STATEMENT CONTAINED IN ANY OF SUCH MATERIALS OR MADE IN ANY SUCH PRESENTATION SHALL BE DEEMED A REPRESENTATION OR WARRANTY HEREUNDER OR OTHERWISE OR DEEMED TO BE RELIED UPON BY PLUM IN EXECUTING, DELIVERING AND PERFORMING THIS AGREEMENT AND THE TRANSACTIONS CONTEMPLATED HEREBY AND THEREBY. Except for the representations and warranties expressly set forth in Article IV OR the TRANSACTION DOCUMENTS, IT IS UNDERSTOOD THAT ANY COST ESTIMATES, PROJECTIONS OR OTHER PREDICTIONS, ANY DATA, ANY FINANCIAL INFORMATION OR ANY MEMORANDA OR OFFERING MATERIALS OR PRESENTATIONS, INCLUDING, BUT NOT LIMITED TO, ANY OFFERING MEMORANDUM OR SIMILAR MATERIALS MADE AVAILABLE BY the Company or any of its subsidiaries ARE NOT AND SHALL NOT BE DEEMED TO BE OR TO INCLUDE REPRESENTATIONS OR WARRANTIES OF THE COMPANY, AND ARE NOT AND SHALL NOT BE DEEMED TO BE RELIED UPON BY PLUM IN EXECUTING, DELIVERING AND PERFORMING THIS AGREEMENT AND THE TRANSACTIONS CONTEMPLATED HEREBY AND THEREBY.

Article V REPRESENTATIONS AND WARRANTIES
RELATING TO MERGER SUB

Except as set forth in the Plum Disclosure Schedules (but subject to the terms of Section 12.07), Merger Sub hereby represents and warrants to the Company, in each case, as of the date of this Agreement as follows:

Section 5.01 Corporate Organization. Merger Sub is a corporation duly organized, incorporated, validly existing, and in good standing under the Laws of the State of Delaware.

Section 5.02 Due Authorization. Merger Sub has the requisite corporate, limited liability company or other similar power and authority to execute and deliver this Agreement and each Transaction Document to which it is a party or will be a party and to perform its obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby. Subject to the receipt of the approvals and consents to be obtained by Merger Sub pursuant to Section 8.05, the execution, delivery and performance of this Agreement and such Transaction Documents and the consummation of the transactions contemplated hereby and thereby have been duly authorized by all necessary corporate (or other similar) action on the part of Merger Sub and no other proceeding on the part of Merger Sub is necessary to authorize this Agreement or such Transaction Documents or performance by Merger Sub, hereunder or thereunder. This Agreement has been, and each Transaction Document to which Merger Sub will be party will be, duly and validly executed and delivered by Merger Sub and, assuming due authorization and execution by each other Party hereto and thereto, this Agreement constitutes, and each such Transaction Document to which Merger Sub will be party, will constitute a legal, valid and binding obligation of Merger Sub enforceable against Merger Sub in accordance with its terms, subject to the Enforceability Exceptions.

Section 5.03 Capitalization. The authorized share capital of Merger Sub consists of 1,000 shares, of a par value $0.01 per share, of which 100 shares are issued and outstanding and are held by Plum. The issued and outstanding shares of Merger Sub have been duly authorized and validly issued and are fully paid and nonassessable. The issued and outstanding shares of Merger Sub were issued in compliance in all material respects with the Governing Documents of Merger Sub and applicable Law, and were not issued in breach or violation of any preemptive rights or Contract. All of the outstanding shares of Merger Sub are owned directly by Plum, free and clear of all Liens (other than transfer restrictions under applicable Securities Law).

Section 5.04 Consents and Requisite Governmental Approvals; No Violations.

(a) No consent, approval or authorization of, or designation, declaration or filing with, any Governmental Authority is required on the part of Merger Sub with respect to Merger Sub’s execution, delivery or performance of its obligations under this Agreement or the other Transactions Documents to which it is or will be party or the consummation of the transactions contemplated hereby or by the Transaction Documents, except for

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(i) any compliance with and filings under the HSR Act or under any Foreign Antitrust Laws, (ii) the filing with the SEC of (A) the Registration Statement/Proxy Statement and the declaration of the effectiveness thereof by the SEC and (B) such reports under Section 13(a) or 15(d) of the Exchange Act as may be required in connection with this Agreement, the Transaction Documents or the transactions contemplated by hereby or thereby, (iii) such filings with and approvals of the Stock Exchange to permit New Plum Common Shares to be issued in accordance with this Agreement to be listed on the Stock Exchange, (iv) filing of the Certificate of Merger under the applicable law of Delaware, (v) the approvals and consents to be obtained by Merger Sub pursuant to Section 8.05, or (vi) any consents, approvals, authorizations, designations, declarations, waivers or filings, the absence of which would not reasonably be expected to be, individually or in the aggregate, material to the Company and its Subsidiaries, taken as a whole.

(b) Neither the execution, delivery or performance by Merger Sub of this Agreement nor the Transaction Documents to which it is or will be a party nor the consummation of the transactions contemplated hereby and thereby will, directly or indirectly (with or without due notice or lapse of time or both), (i) result in any breach of any provision of Merger Sub’s Governing Documents, (ii) result in a violation or breach of, or constitute a default or give rise to any right of termination, cancellation, amendment, modification, suspension, revocation or acceleration under, any of the terms, conditions or provisions of, any Contract to which Merger Sub is a party, (iii) violate, or constitute breach under, any Governmental Order or applicable Law to which Merger Sub or any of their respective properties or assets are bound or (iv) result in the creation of any Lien upon any of the assets or properties (other than any Permitted Liens), except, in the case of any of clauses (ii) through (iv) above, as would not reasonably be expected to be, individually or in the aggregate, material to the Company and its Subsidiaries, taken as a whole.

Section 5.05 Business Activities. Merger Sub was organized solely for the purpose of entering into this Agreement, the Transaction Documents and consummating the transactions contemplated hereby and thereby and has not engaged in any activities or business, other than those incident or related to or incurred in connection with its organization or formation, as applicable, or the negotiation, preparation or execution of this Agreement or any Transaction Documents, the performance of its covenants or agreements in this Agreement or any Transaction Documents or the consummation of the transactions contemplated hereby or thereby. Merger Sub does not have any liabilities.

Section 5.06 Brokers. No broker, finder, financial advisor, investment banker or other Person is entitled to any brokerage fee, finders’ fee or other commission in connection with the Transactions based upon arrangements made by or on behalf of Merger Sub or any of its Affiliates for which Merger Sub has any obligation.

Section 5.07 Investigation; No Other Representations.

(a) Merger Sub, on its own behalf and on behalf of its Representatives, acknowledges, represents, warrants and agrees that (i) it has conducted its own independent review and analysis of, and, based thereon, has formed an independent judgment concerning, the business, assets, condition, operations and prospects of the Company and (ii) it has been furnished with or given access to such documents and information about the Company and its businesses and operations as it and its Representatives have deemed necessary to enable it to make an informed decision with respect to the execution, delivery and performance of this Agreement, the Transaction Documents and the transactions contemplated hereby and thereby.

(b) In entering into this Agreement and the other Transaction Documents to which it is a party, Merger Sub has relied solely on its own investigation and analysis and the representations and warranties expressly set forth in Article VI and in the Transaction Documents to which it is a party and no other representations or warranties of the Company or any other Person, either express or implied, and Merger Sub, on its own behalf and on behalf of its Representatives, acknowledges, represents, warrants and agrees that, except for the representations and warranties expressly set forth in Article VI and in the Transaction Documents to which it is a party, neither the Company nor any other Person makes or has made any representation or warranty, either express or implied, in connection with or related to this Agreement, the Transaction Documents or the transactions contemplated hereby or thereby.

Section 5.08 Tax Matters Investigation. Merger Sub has not taken or agreed to take any action not contemplated by this Agreement or any other Transaction Document that would reasonably be expected to prevent the Transactions from qualifying for the Intended Tax Treatment.

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Section 5.09 Investment Company Act. Merger Sub is not an “investment company” or a Person directly or indirectly “controlled” by or acting on behalf of a person subject to registration and regulation as an “investment company,” in each case, within the meaning of the Investment Company Act of 1940, as amended.

Section 5.10 EXCLUSIVITY OF REPRESENTATIONS AND WARRANTIES. NOTWITHSTANDING THE DELIVERY OR DISCLOSURE TO PLUM OR ANY OF its REPRESENTATIVES OF ANY DOCUMENTATION OR OTHER INFORMATION (INCLUDING ANY FINANCIAL PROJECTIONS OR OTHER SUPPLEMENTAL DATA), EXCEPT AS OTHERWISE EXPRESSLY SET FORTH IN THIS Article V OR THE TRANSACTION DOCUMENTS, NEITHER MERGER SUB NOR ANY OTHER PERSON MAKES, and MERGER SUB EXPRESSLY DISCLAIMS, ANY REPRESENTATIONS OR WARRANTIES OF ANY KIND OR NATURE, EXPRESS OR IMPLIED, AS TO THE MATERIALS RELATING TO THE BUSINESS AND AFFAIRS OR HOLDINGS OF MERGER SUB THAT HAVE BEEN MADE AVAILABLE TO THE COMPANY OR IN ANY PRESENTATION OF THE BUSINESS AND AFFAIRS OF MERGER SUB BY THE MANAGEMENT OF PLUM OR OTHERS IN CONNECTION WITH THE TRANSACTIONS CONTEMPLATED HEREBY, AND NO STATEMENT CONTAINED IN ANY OF SUCH MATERIALS OR MADE IN ANY SUCH PRESENTATION SHALL BE DEEMED A REPRESENTATION OR WARRANTY HEREUNDER OR OTHERWISE OR DEEMED TO BE RELIED UPON BY THE COMPANY IN EXECUTING, DELIVERING AND PERFORMING THIS AGREEMENT AND THE TRANSACTIONS CONTEMPLATED HEREBY AND THEREBY. Except for the representations and warranties expressly set forth IN THIS Article V OR THE TRANSACTION DOCUMENTS, IT IS UNDERSTOOD THAT ANY COST ESTIMATES, PROJECTIONS OR OTHER PREDICTIONS, ANY DATA, ANY FINANCIAL INFORMATION OR ANY MEMORANDA OR OFFERING MATERIALS OR PRESENTATIONS, INCLUDING, BUT NOT LIMITED TO, ANY OFFERING MEMORANDUM OR SIMILAR MATERIALS MADE AVAILABLE BY MERGER SUB ARE NOT AND SHALL NOT BE DEEMED TO BE OR TO INCLUDE REPRESENTATIONS OR WARRANTIES OF MERGER SUB, AND ARE NOT AND SHALL NOT BE DEEMED TO BE RELIED UPON BY THE COMPANY IN EXECUTING, DELIVERING AND PERFORMING THIS AGREEMENT AND THE TRANSACTIONS CONTEMPLATED HEREBY and thereby.

Article VI REPRESENTATIONS AND WARRANTIES RELATING TO PLUM

Except as set forth in (a) Plum Disclosure Schedules (but subject to the terms of Section 12.07) or (b) any SEC Reports (excluding any disclosures in any “risk factors” section that do not constitute statements of fact, disclosures in any forward-looking statements disclaimers and other disclosures that are generally cautionary, predictive or forward-looking in nature), Plum hereby represents and warrants to the Company, in each case, as of the date of this Agreement, as follows:

Section 6.01 Corporate Organization; Subsidiaries. Plum is an exempted company with limited liability duly incorporated, validly existing and in good standing (or the equivalent thereof, if applicable, in each case, with respect to the jurisdictions that recognize the concept of good standing or any equivalent thereof) under the applicable law of the Cayman Islands. The copies of Plum’s Governing Documents as in effect on the date hereof previously made available by Plum to the Company are true, correct and complete, are in full force and effect and have not been amended. Other than the Merger Sub, Plum does have and has not had any Subsidiaries and does not own and has not owned, directly or indirectly, any equity interest in, or any interest convertible or exchangeable or exercisable for, any equity interest in, any Person.

Section 6.02 Due Authorization.

(a) Plum has the requisite exempted company power and authority to execute and deliver this Agreement and each Transaction Document to which Plum is or will be a party and to perform all obligations to be performed by Plum hereunder and thereunder and to consummate the transactions contemplated hereby and thereby. Subject to obtaining the Required Plum Shareholder Approval by the Pre-Closing Plum Holders at the Special Meeting, the execution, delivery and performance of this Agreement, the Transaction Documents to which Plum is or will be a party and the consummation of the transactions contemplated hereby and thereby have been (or, in the case of any Transaction Document entered into after the date of this Agreement, will be upon execution thereof) duly authorized by all necessary exempted company action on the part of Plum. This Agreement has been, and each Transaction Document to which Plum is or will be upon execution thereof, duly and validly executed and delivered by Plum and constitutes or will constitute, upon execution thereof, as applicable, assuming due power and authority of, and due execution and delivery by, the Company, a valid, legal and binding agreement of Plum (assuming

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this Agreement has been and the Transaction Documents to which Plum is or will be a party are or will be upon execution thereof, as applicable, duly authorized, executed and delivered by the other Persons party hereto or thereto, as applicable), enforceable against Plum in accordance with their terms, subject to the Enforceability Exceptions.

Section 6.03 Litigation. There is (and since its incorporation there has been) no Proceeding pending or, to Plum’s knowledge, threatened in writing against or involving Plum or any of its officers, in their capacities as such, that would, individually or in the aggregate, reasonably be expected to be material to Plum or have an adverse effect on the ability of Plum to enter into and perform its obligations under this Agreement and consummate the Transactions. Neither Plum nor any of its properties or assets is subject to any Governmental Order that would, individually or in the aggregate, reasonably be expected to be material to Plum. As of the date hereof, Plum is not, nor to Plum’s knowledge is any of its officers, in their capacities as such, subject to any written settlement arrangements or is in discussions for a settlement or arrangement, regarding material disputes or material claims. As of the date of this Agreement, there are no material Proceedings by Plum pending against any other Person.

Section 6.04 Compliance with Applicable Law.

(a) Plum is (and since its incorporation has been) operating in a manner that is customary for businesses similar to Plum and is (and since its incorporation has been) conducting its business in compliance with all applicable Laws, except in each case as would not reasonably be expected to be, individually or in the aggregate, material to Plum.

(b) Neither Plum, nor any of its directors, officers, employees or managers, or, to the knowledge of Plum, any other Representatives, agents or other Persons acting on its behalf, has taken, directly or indirectly, any act in furtherance of an offer, payment, promise to pay, authorization, ratification, solicitation, or acceptance of the payment, directly or indirectly, of any gift, money, payment, contribution or anything of value to or from any Person to secure any improper advantage or to obtain or retain business, or that would otherwise cause Plum to be in violation of Anti-Corruption Laws, (ii) Plum has not been subjected to any investigation by a Governmental Authority for violation of any applicable Anti-Corruption Laws, and (iii) Plum has not conducted or initiated any internal investigation or made a voluntary, directed, or involuntary disclosure to any Governmental Authority regarding any alleged act or omission arising under or relating to any noncompliance with any Anti-Corruption Law or Sanctions and Export Control Law. Plum has in place policies and procedures designed to prevent its directors, officers, employees, agents and other Persons acting on its behalf from undertaking any activity, practice or conduct that would constitute an offense under Anti-Corruption Laws or Sanctions and Export Control Laws. Neither Plum nor any of its officers, directors, managers, or employees nor, to the knowledge of Plum, any of its other Representatives or agents (A) is or at any time since its incorporation has been, (1) a Sanctioned Person; (2) located, organized or resident in a country or territory (or government thereof) which is itself a Sanctioned Person; (3) an entity fifty percent (50%) or greater owned, directly or indirectly, by one or more Sanctioned Persons; or (4) otherwise in violation of any applicable Sanctions and Export Control Laws; or (B) has violated any applicable Laws relating to economic sanctions since its incorporation. Since its incorporation, Plum has not received any written notice of any violations of applicable Laws, Governmental Orders or Permits.

Section 6.05 Consents and Requisite Government Approvals; No Violations.

(a) No action by, notice, consent, approval, waiver or authorization of, or designation, declaration or filing with, any Governmental Authority is required on the part of Plum with respect to Plum’s execution, delivery or performance of its obligations under this Agreement or the Transaction Documents to which it is or will be party or the consummation of the transactions contemplated hereby or by the Transaction Documents, except for (i) any compliance with and filings under the HSR Act or under any Foreign Antitrust Laws, (ii) the filing with the SEC of (A) the Registration Statement/Proxy Statement and the declaration of the effectiveness thereof by the SEC and (B) such reports under Section 13(a) or 15(d) of the Exchange Act as may be required in connection with this Agreement, the Transaction Documents or the transactions contemplated hereby or thereby, (iii) such filings with and approvals of the Stock Exchange to permit New Plum Common Shares to be issued in accordance with this Agreement to be listed on the Stock Exchange, (iv) filing of the Certificate of Merger under the applicable law of Delaware, (v) the Plum Shareholder Approval or (vi) any actions, notices, consents, approvals, authorizations, designations, declarations, waivers or filings, the absence of which would not reasonably be expected to be, individually or in the aggregate, material to Plum.

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(b) Neither the execution or delivery by Plum of this Agreement or the Transaction Documents to which Plum is or will be a party, nor the performance by Plum of its obligations hereunder or thereunder, nor the consummation by Plum of the transactions contemplated hereby and thereby will, directly or indirectly (with or without due notice or lapse of time or both) (i) result in any breach of any provision of Plum’s Governing Documents, (ii) result in a violation or breach of, or constitute a default or give rise to any right of termination, Consent, cancellation, amendment, modification, suspension, revocation or acceleration under, any of the terms, conditions or provisions of any Contract to which Plum is a party or by which Plum or any of its properties or assets are bound, (iii) violate, or constitute a breach under, any Governmental Order or applicable Law to which Plum or any of its properties or assets are subject or bound or (iv) result in the creation of any Lien upon any of the assets or properties (other than any Permitted Liens) or Equity Securities of Plum, except in the case of clauses (ii) and (iii) above, as would not reasonably be expected to be, individually or in the aggregate, material to Plum.

Section 6.06 Trust Account. As of the date of the Agreement, Plum has an amount in cash equal to at least $35.2 million in a trust account (the “Trust Account”). The funds held in the Trust Account are (a) invested in United States “government securities” within the meaning of Section 2(a)(16) of the Investment Company Act, having a maturity of one hundred eighty-five (185) days or less or in money market funds meeting certain conditions under Rule 2a-7 promulgated under the Investment Company Act which invest only in direct U.S. government treasury obligations and (b) held in trust pursuant to that certain Investment Management Trust Agreement, dated March 18, 2021 (the “Trust Agreement”), between Plum and the Exchange Agent, as trustee (the “Trustee”). There are no separate agreements, side letters or other agreements or understandings (whether written or unwritten, express or implied) that would cause the description of the Trust Agreement in the Plum SEC Reports to be inaccurate in any material respect and/or that would entitle any Person to any portion of the proceeds in the Trust Account, the Plum SEC Reports to be inaccurate in any material respect or, to Plum’s knowledge, that would entitle any Person to any portion of the funds in the Trust Account (other than (i) in respect of deferred underwriting commissions or Taxes, (ii) the Pre-Closing Plum Holders who shall have elected to redeem their Plum Class A Shares pursuant to the Governing Documents of Plum or (iii) if Plum fails to complete a business combination within the allotted time period set forth in the Governing Documents of Plum and liquidates the Trust Account, subject to the terms of the Trust Agreement, Plum (in limited amounts to permit Plum to pay the expenses of the Trust Account’s liquidation, dissolution and winding up of Plum) and then the Pre-Closing Plum Holders). Prior to the Closing, none of the funds held in the Trust Account are permitted to be released, except in the circumstances described in the Governing Documents of Plum and the Trust Agreement. As of the date of this Agreement, Plum has performed all material obligations required to be performed by it to date under, and is not in material breach or default, or delinquent in performance in any material respect or any other respect (claimed or actual) in any material respect, under the Trust Agreement, and, to the knowledge of Plum, no event has occurred which (with due notice or lapse of time or both) would constitute a material default under the Trust Agreement. As of the date of this Agreement, there are no Proceedings pending with respect to the Trust Account. Since March 18, 2021, Plum has not released any money from the Trust Account (other than interest income earned on the funds held in the Trust Account as permitted by the Trust Agreement). Upon the consummation of the transactions contemplated hereby (including the distribution of assets from the Trust Account (A) in respect of deferred underwriting commissions or Taxes, (B) to the Pre-Closing Plum Holders who have elected to redeem their Plum Class A Shares pursuant to the Governing Documents of Plum and (C) Plum, each in accordance with the terms of and as set forth in the Trust Agreement), Plum shall have no further obligation under either the Trust Agreement or the Governing Documents of Plum to liquidate or distribute any assets held in the Trust Account, and the Trust Agreement shall terminate in accordance with its terms.

Section 6.07 Brokers. Other than J.V.B Financial Group, LLC, acting through its Cohen & Company Markets division, no broker, finder, investment banker or other Person is entitled to any brokerage fee, finders’ fee or other commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of Plum for which Plum has any obligation.

Section 6.08 SEC Filings. Plum has timely filed or furnished all statements, forms, reports and documents required to be filed or furnished by it prior to the date of this Agreement with the SEC pursuant to Federal Securities Laws since its initial public offering (collectively, and together with any exhibits and schedules thereto and other information incorporated therein, and as they have been supplemented, modified or amended since the time of filing, the “Plum SEC Reports”), and, as of the Closing, will have filed or furnished all other statements, forms, reports and other documents required to be filed or furnished by it subsequent to the date of this Agreement with the SEC pursuant to Federal Securities Laws through the Closing (collectively, and together with any exhibits and schedules thereto and other information incorporated therein, and as they have

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been supplemented, modified or amended since the time of filing, but excluding the Registration Statement/Proxy Statement, the “Additional Plum SEC Reports”). Each of the Plum SEC Reports, as of their respective dates of filing, and as of the date of any amendment or filing that superseded the initial filing, complied and each of the Additional Plum SEC Reports, as of their respective dates of filing, and as of the date of any amendment or filing that superseded the initial filing, will comply, in all material respects with the applicable requirements of the Federal Securities Laws (including, as applicable, the Sarbanes-Oxley Act and any rules and regulations promulgated thereunder) applicable to the Plum SEC Reports or the Additional Plum SEC Reports (for purposes of the Additional Plum SEC Reports, assuming that the representation and warranty set forth in Section 4.22(a) is true and correct in all respects with respect to all information supplied by or on behalf of the Company and its Subsidiaries expressly for inclusion or incorporation by reference therein). As of their respective dates of filing, the Plum SEC Reports did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made or will be made, as applicable, not misleading (for purposes of the Additional Plum SEC Reports, assuming that the representation and warranty set forth in Section 4.22(A) is true and correct in all respects with respect to all information supplied by or on behalf of the Company and its Subsidiaries expressly for inclusion or incorporation by reference therein). As of the date of this Agreement, there are no outstanding or unresolved comments in comment letters received from the SEC with respect to the Plum SEC Reports. The parties hereto acknowledge that (i) the staff of the SEC issued the Staff Statement on Accounting and Reporting Considerations for Warrants Issued by Special Purpose Acquisition Companies on April 12, 2021 (the “Statement”) and, (ii) Plum continues to review the Statement and its implications, including on the financial statements and other information included in the Plum SEC Reports and (iii) any restatement, revision or other modification of the Plum SEC Reports or the Additional Plum SEC Reports in connection with such review of the Statement or any subsequent related agreements or other guidance from the staff of the SEC shall not be deemed to be a breach of any representation or warranty set forth in this Agreement.

Section 6.09 Internal Controls; Listing; Financial Statements.

(a) Except as is not required in reliance on exemptions from various reporting requirements by virtue of Plum’s status as an “emerging growth company” within the meaning of the Securities Act, as modified by the JOBS Act, or “smaller reporting company” within the meaning of the Exchange Act, since its initial public offering, (i) Plum has established and maintained a system of internal controls over financial reporting (as defined in Rule 13a-15 and Rule 15d-15 under the Exchange Act) sufficient to provide reasonable assurance regarding the reliability of Plum’s financial reporting and the preparation of Plum’s financial statements for external purposes in accordance with GAAP and (ii) Plum has established and maintained disclosure controls and procedures (as defined in Rule 13a-15 and Rule 15d-15 under the Exchange Act) designed to ensure that material information relating to Plum is made known to Plum’s principal executive officer and principal financial officer by others within Plum.

(b) Plum has not taken any action prohibited by Section 402 of the Sarbanes-Oxley Act.

(c) Except as set forth on Section 6.09(c) of the Plum Disclosure Schedules or in the Plum SEC Reports, since its initial public offering, Plum has complied in all material respects with all applicable listing and corporate governance rules and regulations of NASDAQ, or has cured any failure to so comply within the time period allowed for such cure by NASDAQ. The Plum Class A Shares are registered pursuant to Section 12(b) of the Exchange Act and are listed for trading on NASDAQ. As of the date of this Agreement, there is no Proceeding pending or, to Plum’s knowledge, threatened in writing against Plum by NASDAQ or the SEC with respect to any intention by such entity to deregister Plum Class A Shares or prohibit or terminate the listing of Plum Class A Shares on NASDAQ. Plum has not taken any action that is designed to terminate the registration of Plum Class A Shares under the Exchange Act.

(d) The Plum SEC Reports, as amended or revised, contain true and complete copies of Plum’s financial statements (collectively, the “Plum Financial Statements”). The Plum Financial Statements (i) fairly present in all material respects the financial position of Plum as at the respective dates thereof, and the results of its operations, shareholders’ equity and cash flows for the respective periods then ended (subject, in the case of any unaudited interim financial statements, to normal year-end audit adjustments (none of which is expected to be material) and the absence of notes thereto), (ii) were prepared in conformity with GAAP applied on a consistent basis during the periods indicated (except, in the case of any audited financial statements, as may be indicated in the

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notes thereto and subject, in the case of any unaudited financial statements, to normal year-end audit adjustments (none of which is expected to be, individually or in the aggregate, material) and the absence of notes thereto), (iii) in the case of the audited Plum Financial Statements, were audited in accordance with the standards of the PCAOB and (iv) comply in all material respects with the applicable accounting requirements, with the rules and regulations of the SEC, the Exchange Act and the Securities Act in effect as of the respective dates thereof (including Regulation S-X or Regulation S-K, as applicable) and with the Statement.

(e) Plum has established and maintains systems of internal accounting controls that are designed to provide, in all material respects, reasonable assurance that (i) all transactions are executed in accordance with management’s authorization and (ii) all transactions are recorded as necessary to permit preparation of proper and accurate financial statements in accordance with GAAP and to maintain accountability for Plum’s and its Subsidiaries’ assets. Plum maintains and, for all periods covered by the Plum Financial Statements, has maintained books and records of Plum in the ordinary course of business that are accurate and complete and reflect the revenues, expenses, assets, and liabilities of Plum in all material respects.

(f) Except as disclosed in the Plum SEC Reports, since its incorporation, Plum has not received any written complaint, allegation, assertion or claim that there is (i) a “significant deficiency” in the internal controls over financial reporting of Plum, (ii) a “material weakness” in the internal controls over financial reporting of Plum or (iii) fraud, whether or not material, that involves management or other employees of Plum who have a significant role in the internal controls over financial reporting of Plum.

Section 6.10 No Undisclosed Liabilities. Except for the Liabilities (a) set forth in Section 6.10 of the Plum Disclosure Schedules, (b) for Plum Transaction Expenses, (c) reflected or reserved for in the most recent balance sheet in the Plum Financial Statements, (d) that have arisen since the date of the most recent balance sheet included in the Plum SEC Reports in the ordinary course of business (none of which is a Liability for breach of contract, breach of warranty, tort, infringement or violation of Law other than for the avoidance of doubt any such Liabilities that would be covered by clauses (b) or (c) of this Section 6.10), or (e) that are not, and would not reasonably be expected to be, individually or in the aggregate, material to Plum, Plum has no Liabilities. Plum has no Liability with respect to deferred underwriting commissions or similar obligations in connection with its initial public offering, or any discussions with respect to any business combination other than the Transactions.

Section 6.11 Business Activities.

(a) Since formation, Plum has not conducted any business activities other than (i) activities related to Plum’s initial public offering or directed toward the evaluation, negotiation, accomplishment or consummation of a business combination (including the Transactions) or (ii) activities that are administrative and immaterial in nature.

(b) Except as set forth in Plum’s Governing Documents, there is no Contract binding upon Plum or to which Plum is a party which has or would reasonably be expected to have the effect of prohibiting or materially impairing any business practice of it or its Subsidiaries, any acquisition of property by it or its Subsidiaries or the conduct of business by it or its Subsidiaries (including, in each case, following the Closing). Except for this Agreement, the other Transaction Documents, the Transactions and the Plum Transaction Expenses (including, for the avoidance of doubt, Contracts with providers of accounting, legal, due diligence, tax and other services) or as set forth in Section 6.11(b) of the Plum Disclosure Schedules, Plum is not party to any Contract with any other Person that would require payments by Plum as of the date hereof in excess of $250,000 in the aggregate with respect to any individual Contract.

(c) Except for the Transactions, Plum does not own or have a right to acquire, directly or indirectly, any interest or investment (whether equity or debt) in any corporation, partnership, joint venture, business, trust or other entity.

(d) Plum does not own or lease any real or personal property.

(e) Plum does not own any Intellectual Property.

(f) Section 6.11(f) of the Plum Disclosure Schedules sets forth a list of all Indebtedness of Plum as of the date of this Agreement, including the principal amount of such Indebtedness, the outstanding balance as of the date of this Agreement, and the debtor and the creditor thereof.

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Section 6.12 Tax Matters.

(a) All income and other material Tax Returns required by Law to be filed by Plum have been filed, and all such Tax Returns are true, correct and complete in all material respects.

(b) All income and other material amounts of Taxes due and owing by Plum have been paid, other than Taxes which are not yet due and payable or are being contested in good faith by appropriate proceedings and for which reserves have been established in accordance with GAAP.

(c) Plum has (i) withheld all material amounts of Taxes required to have been withheld by it in connection with amounts paid or owed to any employee, independent contractor, creditor, shareholder or any other third party, (ii) remitted, or will remit on a timely basis, such amounts to the appropriate Governmental Authority and (iii) complied in all material respects with applicable Law with respect to Tax withholding, including all reporting and record keeping requirements.

(d) Plum is not engaged in any audit, administrative proceeding or judicial proceeding with respect to Taxes. Plum has not received any written notice from a Governmental Authority of a dispute or claim with respect to a material amount of Taxes, other than disputes or claims that have since been resolved, and to the knowledge of Plum, no such claims have been threatened in writing. No written claim has been made by any Governmental Authority in a jurisdiction where Plum does not file a Tax Return that Plum is or may be subject to Taxes by that jurisdiction in respect of Taxes that would be the subject of such Tax Return. There are no outstanding agreements extending or waiving the statutory period of limitations applicable to any claim for, or the period for the collection or assessment or reassessment of, material Taxes of Plum and no written request for any such waiver or extension is currently pending.

(e) Neither Plum nor any predecessor thereof has constituted either a “distributing corporation” or a “controlled corporation” in a distribution of stock qualifying for Income Tax-free treatment under Section 355 of the Code (or so much of Section 356 of the Code as relates to Section 355 of the Code) since Plum’s incorporation.

(f) Plum will not be required to include any material item of income in, or exclude any material item of deduction from, taxable income for any taxable period (or portion thereof) ending after the Closing Date as a result of any: (i) change in method of accounting for a taxable period (or portion thereof) ending on or prior to the Closing Date and made prior to the Closing; (ii) any “closing agreement” with respect to Taxes with a Governmental Authority executed on or prior to the Closing; (iii) installment sale or open transaction disposition made on or prior to the Closing; or (iv) prepaid amount received on or prior to the Closing.

(g) There are no Liens with respect to Taxes on any of the assets of Plum, other than Permitted Liens.

(h) Plum does not have any material liability for the Taxes of any Person (i) under Treasury Regulation Section 1.1502-6 (or any similar provision of state, local or foreign law), (ii) as a transferee or successor or (iii) by Contract (except, in each case, for liabilities pursuant to commercial contracts not primarily relating to Taxes).

(i) Plum is not a party to, or bound by, or has any material obligation to any Governmental Authority or other Person under any Tax allocation, Tax sharing or Tax indemnification agreement (except, in each case, for any such agreements that are commercial contracts not primarily relating to Taxes) that would reasonably be expected to give rise to a payment obligation after the Closing.

(j) Plum is not a “United States real property holding corporation” within the meaning of Section 897(c)(2) of the Code during the applicable period specified in Section 897(c)(1)(A)(ii) of the Code.

(k) Plum is not considered a Tax resident in any jurisdiction outside of its country of formation. No claim has ever been made by a Governmental Authority in a jurisdiction where Plum does not file Tax Returns that Plum may be subject to taxation by that jurisdiction.

(l) For U.S. federal income Tax purposes, Plum is, and has been since the date of its formation, treated as an association taxable as a corporation.

(m) Plum has not taken or agreed to take any action not contemplated by this Agreement and/or any Transaction Document that would reasonably be expected to prevent the Transactions from qualifying for the Intended Tax Treatment.

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Section 6.13 Capitalization.

(a) Section 6.13(a) of the Plum Disclosure Schedules sets forth a true and complete statement, as of the date of this Agreement, of the number and class or series (as applicable) of the issued and outstanding Plum Shares and the Plum Warrants prior to the Domestication, which are all of the issued and outstanding Equity Securities of Plum. All outstanding Equity Securities of Plum (except to the extent such concepts are not applicable under the applicable Law of Plum’s jurisdiction of incorporation or other applicable Law) prior to the consummation of the Domestication have been duly authorized and validly issued and, as applicable, are fully paid and non-assessable (to the extent such concepts are relevant in Plum’s jurisdiction of incorporation). Prior to the consummation of the Domestication, such Equity Securities (i) were not issued in violation of the Governing Documents of Plum and (ii) are not subject to any preemptive rights, call option, right of first refusal, subscription rights, transfer restrictions or similar rights of any Person (other than as set forth under the Governing Documents of Plum or transfer restrictions under applicable Securities Laws) and were not issued in violation of any preemptive rights, call option, right of first refusal, subscription rights, transfer restrictions or similar rights of any Person. Except (i) for this Agreement, (ii) the Transaction Documents and the transactions contemplated hereby and thereby, (iii) as set forth in the Governing Documents of Plum and (iv) as set forth on Section 6.13(a) of the Plum Disclosure Schedules, there are no outstanding (A) equity appreciation, phantom equity, profit participation rights or (B) options, restricted stock, phantom stock, warrants, purchase rights, subscription rights, conversion rights, exchange rights, calls, puts, rights of first refusal or first offer or other Contracts that could require Plum, and, except as expressly contemplated by this Agreement or the Transaction Documents, there is no obligation of Plum, to issue, sell or otherwise cause to become outstanding or to acquire, repurchase or redeem any Equity Securities or securities convertible into or exchangeable for Equity Securities of Plum. There are no outstanding bonds, debentures, notes or other indebtedness of Plum having the right to vote (or convertible into, or exchangeable for, securities having the right to vote) on any matter for which the shareholders of Plum may vote. Except as disclosed in the Plum SEC Reports, there are no registration rights, and Plum is not a party to any stockholders agreement, voting agreement or registration rights agreement, rights plan, anti-takeover plan or similar agreements relating to Plum Shares or any other equity interests of Plum.

(b) As of the date of this Agreement, (i) the authorized share capital of Plum consists of 500,000,000 Plum Class A Shares, 50,000,000 Plum Class B Shares and 1,000,000 preference shares of a par value of $0.0001 per share and (ii) all of the issued and outstanding Plum Shares (A) are duly authorized, validly issued, fully paid and nonassessable, (B) have been issued in compliance in all material respects with applicable Law and (C) were not issued in breach or violation of any preemptive rights or Contract to which Plum is a party or bound.

(c) As of the date of this Agreement, Plum’s only Subsidiary is Merger Sub and Plum does not own, directly or indirectly, any Equity Securities in any Person or has any right, option, warrant, conversion right, stock appreciation right, redemption right, repurchase right, agreement, arrangement or commitment of any character under which a Person is or may become obligated to issue or sell, or give any right to subscribe for or acquire, or in any way dispose of, any shares of the capital stock or other equity interests, or any securities or obligations exercisable or exchangeable for or convertible into any shares of the capital stock or other equity interests, of such Person.

Section 6.14 Material Contracts; No Defaults.

(a) Plum has filed as an exhibit to the Plum SEC Reports every “material contract” (as such term is defined in Item 601(b)(10) of Regulation S-K of the SEC) (other than confidentiality and non-disclosure agreements and this Agreement) to which, as of the date of this Agreement, Plum is a party or by which any of its respective assets are bound (the “Plum Material Contracts”). True, complete and correct copies of the Plum Material Contracts have been made available to the Company.

(b) Except for any Plum Material Contract that has terminated or will terminate upon the expiration of the stated term thereof prior to the Closing, and except as has not had and would not reasonably be expected to be, individually or in the aggregate, material to Plum, (i) such Plum Material Contracts are in full force and effect and represent the legal, valid and binding obligations of Plum and, to the knowledge of Plum, the other parties thereto, and are enforceable by Plum to the extent a party thereto in accordance with their terms, subject in all respects to the Enforceability Exceptions, (ii) Plum and, to Plum’s knowledge, the counterparties thereto are not in material breach of or material default (or would not be in material breach,

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violation or default but for the existence of a cure period) under any such Plum Material Contract and (iii) Plum has not received any written or oral claim or notice of material breach of or material default under any such Plum Material Contract.

Section 6.15 Related Party Transactions. Section 6.15 of the Plum Disclosure Schedules sets forth all Contracts, transactions, arrangements or understandings between (a) Plum, on the one hand, and (b) any officer, director, employee, partner, member, manager, direct or indirect equityholder (including the Sponsor) or Affiliate of either Plum or the Sponsor (or any Affiliate of the Sponsor), on the other hand (each Person identified in this clause (b), a “Plum Related Party”), other than (i) Contracts with respect to a Plum Related Party’s employment with, or the provision of services to, Plum entered into in the ordinary course of business (including benefit plans, indemnification arrangements and other ordinary course compensation) and (ii) Contracts entered into after the date of this Agreement that are either permitted pursuant to Section 8.01 or entered into in accordance with Section 8.01.

Section 6.16 Absence of Changes. During the period beginning on January 1, 2023 and ending on the date of this Agreement, (a) there has not been any event or occurrence that has had, or would reasonably be expected to have, individually or in the aggregate, a materially adverse effect on the ability of Plum to enter into and perform its obligations under this Agreement or the other Transaction Documents; and (b) Plum has not taken any action that would require the consent of the Company if taken after the date of this Agreement and prior to Closing pursuant to Section 8.01.

Section 6.17 Investment Company Act; JOBS Act. Plum is not an “investment company” or a Person directly or indirectly “controlled” by or acting on behalf of an “investment company,” in each case, within the meaning of the Investment Company Act of 1940, as amended. Plum constitutes an “emerging growth company” within the meaning of the JOBS Act.

Section 6.18 Employees; Employee Benefit Plans.

(a) Plum has no employees as of the date of this Agreement.

(b) Plum does not maintain, contribute to or have any obligation or Liability, or could not reasonably be expected to have any obligation or Liability, under, any Benefit Plan, and neither the execution and delivery of this Agreement nor the consummation of the Transactions contemplated by this Agreement (either alone or in combination with another event) will (i) result in any payment (including severance, unemployment compensation, golden parachute, bonus or otherwise) becoming due to any shareholder, director, officer or employee of Plum, or (ii) result in the acceleration, vesting or creation of any rights of any shareholder, director, officer or employee of Plum to payments or benefits or increases in any existing payments or benefits or any loan forgiveness. No payment, amount or benefit that could be, or has been, received by or provided to (whether in cash or property or the vesting of cash or property or the cancellation of indebtedness) any current or former employee, officer, shareholder, director or other individual service provider of Plum or its Affiliates as a result of the execution and delivery of this Agreement or the consummation of the Transactions (whether alone or in connection with any subsequent event) could, separately or in the aggregate, reasonably be expected to be characterized as an “excess parachute payment” (as defined in Section 280G(b)(1) of the Code).

Section 6.19 Information Supplied. None of the information supplied or to be supplied by, or on behalf of, Plum expressly for inclusion or incorporation by reference prior to the Closing in the Registration Statement/Proxy Statement will, when the Registration Statement/Proxy Statement is declared effective or when the Registration Statement/Proxy Statement is mailed to the Pre-Closing Plum Holders or at the time of the Plum Special Meeting, and in the case of any amendment or supplement thereto, at the time of such amendment or supplement, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading.

Section 6.20 Investigation; No Other Representations.

(a) Plum, on its own behalf and on behalf of its Representatives, acknowledges, represents, warrants and agrees that (i) it has conducted its own independent review and analysis of, and, based thereon, has formed an independent judgment concerning, the business, assets, condition, operations and prospects of, the Company and its Subsidiaries and (ii) it has been furnished with or given access to such documents and

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information about the Company and its Subsidiaries and their respective businesses and operations as it and its Representatives have deemed necessary to enable it to make an informed decision with respect to the execution, delivery and performance of this Agreement, the Transaction Documents and the transactions contemplated hereby and thereby.

(b) In entering into this Agreement and the other Transaction Documents to which it is a party, Plum has relied solely on its own investigation and analysis and the representations and warranties expressly set forth in Article IV, and in the Transaction Documents to which it is a party and the Shareholder Undertaking and no other representations or warranties of the Company or any other Person, either express or implied, and Plum, on its own behalf and on behalf of its Representatives, acknowledges, represents, warrants and agrees that, except for the representations and warranties expressly set forth in Article IV, and in the Transaction Documents to which it is a party and the Shareholder Undertaking, neither the Company nor any other Person makes or has made any representation or warranty, either express or implied, in connection with or related to this Agreement, the Transaction Documents or the transactions contemplated hereby or thereby.

Section 6.21 EXCLUSIVITY OF REPRESENTATIONS AND WARRANTIES. NOTWITHSTANDING THE DELIVERY OR DISCLOSURE TO THE COMPANY OF ANY DOCUMENTATION OR OTHER INFORMATION (INCLUDING ANY FINANCIAL PROJECTIONS OR OTHER SUPPLEMENTAL DATA), EXCEPT AS OTHERWISE EXPRESSLY SET FORTH IN THIS ARTICLE VI AND THE TRANSACTION DOCUMENTS, NEITHER PLUM NOR ANY OTHER PERSON MAKES, AND PLUM EXPRESSLY DISCLAIMS, ANY REPRESENTATIONS OR WARRANTIES OF ANY KIND OR NATURE, EXPRESS OR IMPLIED, AS TO THE MATERIALS RELATING TO THE BUSINESS AND AFFAIRS OR HOLDINGS OF PLUM THAT HAVE BEEN MADE AVAILABLE TO THE COMPANY, OR IN ANY PRESENTATION OF THE BUSINESS AND AFFAIRS OF PLUM BY THE MANAGEMENT OF PLUM OR OTHERS IN CONNECTION WITH THE TRANSACTIONS CONTEMPLATED HEREBY, AND NO STATEMENT CONTAINED IN ANY OF SUCH MATERIALS OR MADE IN ANY SUCH PRESENTATION SHALL BE DEEMED A REPRESENTATION OR WARRANTY HEREUNDER OR OTHERWISE OR DEEMED TO BE RELIED UPON BY THE COMPANY IN EXECUTING, DELIVERING AND PERFORMING THIS AGREEMENT AND THE TRANSACTIONS CONTEMPLATED HEREBY AND THEREBY. EXCEPT FOR THE REPRESENTATIONS AND WARRANTIES EXPRESSLY SET FORTH IN ARTICLE V, THIS ARTICLE VI, OR THE TRANSACTION DOCUMENTS, IT IS UNDERSTOOD THAT ANY COST ESTIMATES, PROJECTIONS OR OTHER PREDICTIONS, ANY DATA, ANY FINANCIAL INFORMATION OR ANY MEMORANDA OR OFFERING MATERIALS OR PRESENTATIONS, INCLUDING, BUT NOT LIMITED TO, ANY OFFERING MEMORANDUM OR SIMILAR MATERIALS MADE AVAILABLE BY PLUM ARE NOT AND SHALL NOT BE DEEMED TO BE OR TO INCLUDE REPRESENTATIONS OR WARRANTIES OF PLUM, AND ARE NOT AND SHALL NOT BE DEEMED TO BE RELIED UPON BY THE COMPANY IN EXECUTING, DELIVERING AND PERFORMING THIS AGREEMENT AND THE TRANSACTIONS CONTEMPLATED HEREBY AND THEREBY.

Article VII COVENANTS OF THE COMPANY

Section 7.01 Conduct of Business of the Company.

(a) From and after the date of this Agreement until the earlier of the Closing Date or the termination of this Agreement in accordance with its terms (the “Interim Period”), the Company shall, and the Company shall cause its Subsidiaries to, except as (i) expressly contemplated by this Agreement or any Transaction Document, (ii) as required by applicable Law, (iii) as set forth on Section 7.01(a) of the Company Disclosure Schedules, (iv) as required to comply with COVID-19 Measures or (v) as consented to in writing by Plum (such consent not to be unreasonably withheld, conditioned or delayed), (A) use its commercially reasonable efforts to operate the business of the Company and its Subsidiaries in the ordinary course in all respects and (B) use commercially reasonable efforts to maintain and preserve intact the business organization, assets and properties of the Company and its Subsidiaries, taken as a whole.

(b) Without limiting the generality of the foregoing, from and after the date of this Agreement until the earlier of the Closing or the termination of this Agreement in accordance with its terms, the Company shall, and the Company shall cause its Subsidiaries to, (i) except as expressly contemplated by this Agreement or any Transaction Document, (ii) as required by applicable Law, (iii) as set forth on Section 7.01(b) of the

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Company Disclosure Schedules or (iv) as consented to in writing by Plum (such consent, other than in the case of Section 7.01(b)(i), Section 7.01(b)(v), Section 7.01(b)(x) and Section 7.01(b)(xii) (to the extent related to any of the foregoing), not to be unreasonably withheld, conditioned or delayed), not do any of the following:

(i) declare, set aside, make or pay a dividend on, or make any other distribution or payment in respect of, any Equity Securities of Company or repurchase or redeem any outstanding Equity Securities of the Company;

(ii) (A) merge, consolidate, combine or amalgamate the Company with any Person or (B) purchase or otherwise acquire (whether by merging or consolidating with, purchasing any Equity Security in or a substantial portion of the assets of, or by any other manner) any corporation, partnership, association or other business entity or organization or division thereof, or (C) form any new Subsidiary of the Company;

(iii) adjust, split, combine, subdivide, recapitalize, reclassify or otherwise effect any change in respect of any of the Equity Securities of the Company;

(iv) adopt any amendments, supplements, restatements or modifications to the Company’s Governing Documents;

(v) (A) sell, assign, abandon, lease, license or otherwise dispose of any material assets or properties of the Company, other than inventory or obsolete equipment in the ordinary course of business or B) create, subject or incur any Lien on any material assets or properties of the Company (other than a Permitted Lien);

(vi) (A) transfer, sell, assign, abandon, let lapse, lease, license, let expire (other than expiration of material Intellectual Property Rights in accordance with its maximum statutory term) or otherwise dispose of any Intellectual Property of the Company, (B) disclose any trade secrets (other than pursuant to a written confidentiality agreement entered into in the ordinary course of business with reasonable protections of, and preserving all rights of, the Company in such trade secrets) or (C) make any material adverse change to the operation or security of any IT Systems of the Company or any of the Company’s respective rules, policies or procedures with respect to privacy and security requirements for personal data;

(vii) except as otherwise expressly contemplated by this Agreement or any Transaction Document or the issuance of any Equity Securities of the Company pursuant to awards made under the Legacy Equity Incentive Plans or the exercise of Company Convertible Securities awarded under the Legacy Equity Incentive Plans or the issuance of any Equity Securities pursuant to the terms of any Company Convertible Security, transfer, issue, sell, grant or otherwise directly or indirectly dispose of, or subject to a Lien, (A) any Equity Securities of the Company or (B) any options, warrants, rights of conversion or other rights, agreements, arrangements or commitments obligating the Company to issue, deliver or sell any Equity Securities of the Company;

(viii) incur, create or assume any Indebtedness in excess of $5,000,000 in the aggregate more than the Indebtedness of the Company outstanding as of the date hereof, other than (A) ordinary course trade payables, (B) as set forth in Section 7.01(b)(viii) of the Company Disclosure Schedules, or (C) in connection with the refinancing of any Indebtedness existing as of the date hereof; provided that the principal amount (or accreted value, if applicable) of such refinanced Indebtedness does not exceed the principal amount (or accreted value, if applicable) of the Indebtedness refinanced (but excluding all accrued interest on the Indebtedness and the amount of all fees and expenses, including premiums and defeasance costs, incurred in connection therewith);

(ix) (A) amend or modify in any material respect or terminate any Material Contract (excluding, for the avoidance of doubt, any expiration or automatic extension or renewal of any Material Contract pursuant to its terms or entering into additional work or purchase orders pursuant to, and in accordance with the terms of, any Material Contract) (B) waive any material benefit or right under any Material Contract, or (C) enter into any Contract that would constitute a Material Contract, in each case of clauses (A) through (C), other than in the ordinary course of business;

(x) make any loans, advances or capital contributions to, or guarantees for the benefit of, or any investments in, any Person, except to any Affiliate, other than the reimbursement of expenses of employees and other individual service providers in the ordinary course of business;

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(xi) except as required under the terms of any Company Benefit Plan or as required by applicable Law, (A) establish, amend, modify, adopt, enter into or terminate any Company Benefit Plan or any benefit or compensation plan, policy, program or Contract that would be a Company Benefit Plan if in effect as of the date of this Agreement (other than immaterial amendments or modifications made in the ordinary course of business to a Company Benefit Plan that does not materially increase the costs under such Company Benefit Plan, and new employment agreements or offer letters entered into in the ordinary course of business for new hire employees at any level below vice president), (B) increase or decrease, or agree to increase or decrease, the cash compensation payable to any current or former director, manager, officer, employee, individual independent contractor or other service provider of the Company (other than any increases in base salary, hourly wage, or non-employee base compensation in the ordinary course of business), (C) take any action to accelerate any payment, right to payment or benefit, vesting of any right to payment of benefit, or the funding of any payment, right to payment or benefit, payable or to become payable to any current or former director, manager, officer, employee, individual independent contractor or other service provider of the Company, (D) hire, engage or terminate (other than for cause), furlough or temporarily layoff any director, manager, officer or employee of the Company at the level of senior vice president or above, (E) amend, modify, negotiate, adopt, enter into, extend, renew or terminate any Contract with any labor organization, works council or labor union, employee delegate, representative or other employee collective group that is representing any employee of the Company, (F) recognize or certify any labor organization, works council, labor union or group of employees of the Company as the bargaining representative for any employees of the Company, (G) waive or release any noncompetition, non-solicitation, no-hire, nondisclosure or other restrictive covenant obligation of any current or former director, manager, officer, or Key Employee of the Company, or (H) implement or announce any plant closings, material reductions in force, material furloughs or material work schedule changes that would implicate the WARN Act;

(xii) make, change or revoke any material Tax election, amend any material Tax Return, adopt or change any material method of accounting with respect to Taxes, enter into any closing agreement with respect to any material Tax, settle or compromise any material Tax claim or assessment, surrender any right to claim a material refund of Taxes or consent to any extension or waiver of the limitation period applicable to any material Tax claim or assessment, enter into any Tax sharing or Tax indemnification agreement, or fail to pay any material Taxes when due (including estimated Taxes), except, in each case, in the ordinary course of business or as required by applicable law;

(xiii) enter into any settlement, conciliation or similar Contract the performance of which would involve the payment by the Company in excess of $250,000 or that imposes, or by its terms will impose at any point in the future, any material, nonmonetary obligations on the Company;

(xiv) authorize, recommend, propose or announce an intention to adopt, or otherwise effect, a plan of complete or partial liquidation, dissolution, restructuring, recapitalization, reorganization or similar transaction involving the Company;

(xv) change the Company’s methods of accounting in any material respect, other than changes that are made in accordance with PCAOB standards;

(xvi) voluntarily fail to maintain coverage under any insurance policy maintained with respect to the Company and its assets and properties (other than with respect to a Company Benefit Plan or in connection with normal annual renewal activities and insurance program management) in such amount and scope of coverage substantially similar to that which is currently in effect;

(xvii) enter into any Contract with any broker, finder, financial advisor, investment banker or other Person under which such Person is or will be entitled to any brokerage fee, finders’ fee or other commission in connection with the Transactions;

(xviii) enter into, conduct, engage in or otherwise operate any new line of business (provided, for the avoidance of doubt, that any expansion of the Company’s products and services (or products and services that are under development), shall not be considered a new line of business so long as such expansion is an extension of, or reasonably related to, existing products and services), in any material respect or discontinue or make any material change to the business of the Company; or

(xix) enter into any Contract to take, or cause to be taken, or resolve to take, any of the actions set forth in this Section 7.01(b);

for purposes of this Section 7.01(b), references to the “Company” include the Company and each of its Subsidiaries.

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(c) Notwithstanding anything in this Section 7.01 or this Agreement to the contrary, nothing set forth in this Agreement shall give Plum, directly or indirectly, the right to control or direct the operations of the Company or its Subsidiaries during the Interim Period.

Section 7.02 Trust Account Waiver. The Company acknowledges that Plum is a blank check company with the power and privileges to effect a business combination, and reference is made to Plum’s final prospectus, dated March 15, 2021. The Company understands that Plum has established the Trust Account described therein for the benefit of Plum’s public shareholders and that disbursements from the Trust Account are available only in the limited circumstances set forth in the Trust Agreement. The Company further acknowledges that, if the Transactions or, in the event this Agreement is terminated pursuant to its terms, another business combination, are not consummated by the Termination Date or such later date as is approved by the shareholders of Plum to complete a business combination, Plum will be obligated to return to its shareholders the amounts being held in the Trust Account. Accordingly, the Company (on behalf of itself and its controlled Affiliates), notwithstanding anything to the contrary in this Agreement, hereby waives any past, present or future claim of any kind against, and any right to access, the Trust Account or to collect from the Trust Account any monies that may be owed to them by Plum or any of its Affiliates in connection with the Transactions whatsoever, and will not seek recourse against the Trust Account at any time in connection with this or the Transactions; provided that nothing herein shall serve to limit or prohibit the Company’s right to pursue a claim against Plum or any of its Affiliates for legal relief against assets held outside of the Trust Account (including from and after the consummation of a business combination other than as contemplated by this Agreement) or pursuant to Section 12.14 for specific performance or other injunctive relief (so long as such claim would not affect Plum’s ability to fulfill its redemption obligations). This Section 7.02 shall survive the termination of this Agreement.

Section 7.03 Financial Information.

(a) The Company shall deliver to Plum (i) as soon as reasonably practicable, the Closing Company Financial Statements; and (ii) as soon as reasonably practicable following the completion of each interim period occurring after the date of this Agreement, the unaudited financial statements for such interim periods that are required by applicable Securities Laws, as necessary.

(b) The Company shall use its reasonable best efforts (i) to assist, upon advance written notice, during normal business hours and in a manner such as to not unreasonably interfere with the normal operation of the Company and Plum in causing to be prepared in a timely manner any other financial information or statements (including customary pro forma financial statements) that are required to be included in the Registration Statement/Proxy Statement and any other filings to be made by Plum with the SEC in connection with the transactions contemplated by this Agreement or any Transaction Document and (ii) to obtain the consents of its auditors with respect thereto as may be required by applicable Law or requested by the SEC.

Section 7.04 Company Related Party Transactions. Subject to Section 9.13, the Company shall take, or cause to be taken, all actions necessary or advisable to terminate at or prior to the Closing all Company Related Party Transactions set forth on Section 7.04 of the Company Disclosure Schedule without any further obligations or Liabilities to the Company or any of its Affiliates (including, from and after the Closing, Plum and its Affiliates). On or prior to the Closing, each of the Company Shareholders and the Company shall, and shall cause their respective Affiliates to, repay or cause to be repaid in full, or otherwise satisfy and settle, all Indebtedness, receivables, payables and other similar arrangements between the Company, on the one hand, and any Company Shareholder or any of its Affiliates, on the other hand.

Section 7.05 Company Board Recommendation. Notwithstanding anything to the contrary set forth in this Agreement, the Company’s board of directors may (i) fail to make, withdraw, amend, modify or qualify the Company Board Recommendation, (ii) approve, endorse, adopt or recommend an Acquisition Proposal, or (iii) fail to include the Company Board Recommendation in any materials presented to the Company Shareholders in connection with the Transactions (the actions or inactions referred to in the preceding clauses (i), (ii), and (iii) being referred to herein as a “Company Board Recommendation Change”) at any time prior to obtaining the Required Company Shareholders’ Consent in the event that:

(a) the Company’s board of directors has received a bona fide written Acquisition Proposal after the date of this Agreement that was not solicited in violation of Section 9.04 and determines in good faith that such Acquisition Proposal is a Superior Proposal (which determination and any notice to Plum thereof shall not constitute a Company Board Recommendation Change);

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(b) prior to effecting such Company Board Recommendation Change, the Company’s board of directors shall have given Plum at least five (5) Business Days’ notice of its intention to effect a Company Board Recommendation Change pursuant to Section 7.05(a) (the “Change of Recommendation Notice Period”) and shall have provided Plum (i) the material terms and conditions of such Superior Proposal and (ii), subject to Section 8.09, the identity of the Person or “group” (within the meaning ascribed to such term under Section 13(d) of the Exchange Act) submitting such Superior Proposal and with an unredacted copy of such Superior Proposal, together with unredacted copies of all proposed transaction agreements and, subject to any express restrictions imposed by the lenders thereto, any financing commitments relating thereto received by the Company’s board of directors;

(c) if requested by Plum, during the Change of Recommendation Notice Period, the Company shall have met and negotiated in good faith with Plum regarding modifications to the terms and conditions of this Agreement to obviate the need for a Company Board Recommendation Change;

(d) within four (4) Business Days of Plum’s receipt of the notice required by Section 7.05(b), Plum shall not have made a counter-offer or proposal in writing and in a manner that, if accepted by the Company, would form a binding contract, that the Company’s board of directors determines would obviate the need for a Company Board Recommendation Change; and

(e) the Company’s board of directors determines (following consultation with its outside legal counsel and after considering any counter-offer or proposal made by Plum pursuant to this Section 7.05) that, in light of such Superior Proposal, the failure to effect a Company Board Recommendation Change would reasonably be expected to be inconsistent with its fiduciary duties under applicable Law.

Section 7.06 Company Shareholder Consent. If the Company Shareholders party to the Voting Agreements hold, as of the Registration Statement/Proxy Statement Effective Date, voting power over Company Capital Stock sufficient to provide the Required Company Shareholders’ Consent (including any separate class or series vote as reasonably determined necessary or appropriate by the Company), the Company shall deliver to Plum, as soon as reasonably practicable but no later than five (5) Business Days following the Registration Statement/Proxy Statement Effective Date, a true and correct copy of an irrevocable written consent constituting the Required Company Shareholders’ Consent. If the Company Shareholders party to the Voting Agreements do not hold, as of the Registration Statement/Proxy Statement Effective Date, voting power over Company Capital Stock sufficient to provide the Required Company Shareholders’ Consent (including any separate class or series vote as reasonably determined necessary or appropriate by the Company), the Company shall use its best efforts to either (i) obtain and deliver to Plum a true and correct copy of an irrevocable written consent constituting the Required Company Shareholders’ Consent or (ii) hold a meeting of Company shareholders in which the Company obtains the vote of its shareholders constituting the Required Company Shareholders’ Consent, in either case (A) including any separate class or series vote as reasonably determined necessary or appropriate by the Company and (B) as soon as reasonably practicable following the Registration Statement/Proxy Statement Effective Date, and in any event, the Company will use its best efforts to obtain such Required Company Shareholders’ Consent no later than forty-five (45) days following the Registration Statement/Proxy Statement Effective Date.

Article VIII COVENANTS OF PLUM

Section 8.01 Conduct of Plum during the Interim Period. During the Interim Period, Plum shall not, except (i) as expressly contemplated by this Agreement or any Transaction Document (including, for the avoidance of doubt, in connection with the Domestication), (ii) as required by applicable Law, (iii) as set forth on Section 8.01 of the Plum Disclosure Schedules or (iv) as consented to in writing by the Company (such consent not to be unreasonably withheld, conditioned or delayed), do any of the following:

(a) adopt any amendments, supplements, restatements or modifications to the Trust Agreement or Plum’s Governing Documents;

(b) declare, set aside, make or pay a dividend on, or make any other distribution or payment in respect of, any Equity Securities of Plum, or repurchase, redeem or otherwise acquire, or offer to repurchase, redeem or otherwise acquire, any outstanding Equity Securities of Plum or any of its Affiliates, other than, for the avoidance of doubt, in connection with the Plum Shareholder Redemption;

(c) adjust, split, combine, subdivide, recapitalize, reclassify or otherwise effect any change in respect of any of its Equity Securities;

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(d) incur, create, guarantee or assume any Indebtedness, other than unsecured unconvertable Indebtedness to any of the Sponsor, its equityholders or its Affiliates (solely for working capital purposes) of not more than $1,000,000 in the aggregate solely for the purpose of paying Plum Transaction Expenses; provided that any such Indebtedness may be repaid without additional cost or fees upon the Effective Time;

(e) make any loans or advances to, or capital contributions in, any other Person;

(f) (i) merge, consolidate, combine or amalgamate Plum with any Person or (ii) purchase or otherwise acquire (whether by merging or consolidating with, purchasing any Equity Security in or a substantial portion of the assets of, or by any other manner) any corporation, partnership, association or other business entity or organization or division thereof;

(g) enter into, renew or amend in any material respect, any transaction or Contract with a Plum Related Party other than with respect to Indebtedness expressly permitted by Section 8.01(d);

(h) waive, release, compromise, settle or satisfy any pending or threatened material Proceeding;

(i) offer, issue, deliver, grant or sell, or authorize or propose to offer, issue, deliver, grant or sell, any Equity Securities, or grant any additional options, warrants or stock appreciation rights with respect to its Equity Securities, except as set forth in the Sponsor Letter Agreement, this Agreement or any other Transaction Document (including with respect to Plum Shareholder Redemptions);

(j) authorize, recommend, propose or announce an intention to adopt, or otherwise effect, a plan of complete or partial liquidation, dissolution, restructuring, recapitalization, reorganization or similar transaction involving Plum or liquidate, dissolve, reorganize or otherwise wind-up the business or operations of Plum or resolve to approve any of the foregoing;

(k) make, change or revoke any material Tax election, amend any material Tax Return, adopt or change any material method of accounting with respect to Taxes, enter into any closing agreement with respect to any material Tax, settle or compromise any material Tax claim or assessment, file any material Tax Return in a manner materially inconsistent with past practice, surrender any right to claim a material refund of Taxes or consent to any extension or waiver of the limitation period applicable to any material Tax claim or assessment, change its jurisdiction of tax residency, enter into any Tax sharing or Tax indemnification agreement, or fail to pay any material Taxes when due (including estimated Taxes), except, in each case, in the ordinary course of business or as required by applicable law;

(l) change Plum’s methods of accounting in any material respect, other than changes that are made in accordance with GAAP standards or otherwise made in accordance with guidance from the SEC or Plum’s auditors (with respect to matters generally applicable to special purpose acquisition companies);

(m) enter into, amend or modify in any material respect, waive any material benefit or right under, or terminate any Contract with any broker, finder, financial advisor or investment banker, or make any discretionary payments under any such Contract;

(n) enter into any Contract (other than Contracts contemplated by this Agreement) which (i) require or will reasonably be expected to require payments by Plum in excess of $200,000 in the aggregate with respect to any single Contract or series of related Contracts, other than any Contract relating to Plum Transaction Expenses, (ii) is not in the ordinary course of Plum’s business, or (iii) provide for material obligations of Plum that will or will reasonably be expected to be performed or complied with following the Closing or under which material liabilities of Plum will or will reasonably be expected to arise or remain outstanding on or following the Closing, other than any Contract relating to Plum Transaction Expenses;

(o) engage in any activities or business, other than activities or business (i) currently conducted by Plum as of the date of this Agreement (ii) in connection with or incident or related to Plum’s organization, incorporation or formation, as applicable, or continuing corporate (or similar) existence or as contemplated by the Plum SEC Reports, (iii) contemplated by, or incident or related to, this Agreement or the other Transaction Documents, the performance of covenants or agreements hereunder or thereunder or the consummation of the Transactions or (iv) that are (A) administrative or ministerial and (B) immaterial in nature; or

(p) enter into any Contract to take, or cause to be taken, any of the actions prohibited under this Section 8.01.

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Section 8.02 Trust Account Proceeds. Upon satisfaction or waiver of the conditions set forth in Article X and provision of notice thereof to the Trustee, which notice Plum shall provide to the Trustee in accordance with the terms of the Trust Agreement, (a) at the Closing, Plum shall (i) cause any documents, opinions and notices required to be delivered to the Trustee pursuant to the Trust Agreement to be so delivered and (ii) use its reasonable best efforts to cause the Trustee to, and the Trustee shall thereupon be obligated to (A) pay as and when due all amounts payable to the shareholders of Plum pursuant to the Plum Shareholder Redemption, (B) pay the amounts due to the underwriters of Plum’s initial public offering for their deferred underwriting commissions as set forth in the Trust Agreement, (C) pay the amounts due to the Sponsor, directors and officers of Plum as repayment of any unpaid Plum liabilities, (D) pay the Plum Transaction Expenses, (E) pay all income tax or other tax obligations of Plum prior to Closing and (F) pay all remaining amounts then available in the Trust Account to Plum in accordance with the Trust Agreement, and (b) thereafter, the Trust Account shall terminate, except as otherwise expressly provided in the Trust Agreement.

Section 8.03 Plum Public Filings.

(a) From the date hereof through the Closing, Plum will use reasonable best efforts to keep current and timely file all reports required to be filed or furnished with the SEC and otherwise comply in all material respects with its reporting obligations under applicable Laws.

(b) As promptly as practicable after execution of this Agreement, Plum will prepare and file a Current Report on Form 8-K pursuant to the Exchange Act to report the execution of this Agreement, the form and substance of which has been approved by the Company prior to the execution of this Agreement.

Section 8.04 Plum Securities Listing. From the date hereof through the Closing, Plum shall use its reasonable best efforts to ensure Plum remains listed as a public company on, and for Plum Class A Shares to be listed on, NASDAQ.

Section 8.05 Merger Sub Shareholder Approval. As promptly as reasonably practicable (and in any event within one Business Day) following the date of this Agreement, Plum, as the sole shareholder of Merger Sub, will approve and adopt this Agreement, the other Transaction Documents to which Merger Sub is or will be a party and the transactions contemplated hereby and thereby (including the Merger).

Section 8.06 Stock Exchange Listing of New Plum Common Shares. Plum shall use its reasonable best efforts to cause New Plum Common Shares issuable in accordance with this Agreement to be approved for listing on the Stock Exchange (and the Company shall reasonably cooperate in connection therewith), subject to official notice of issuance, as promptly as practicable after the date of this Agreement, and in any event prior to the Closing Date

Section 8.07 Equity Plans. Prior to the Closing Date, the board of directors of Plum shall approve and adopt the Incentive Equity Plan and shall approve and adopt the Employee Stock Purchase Plan, each in form and substance to be mutually agreed upon between the Company and Plum prior to the Registration Statement/Proxy Statement Effective Date (such agreement not to be unreasonably withheld, conditioned or delayed by either the Company or Plum, as applicable), and provided that the Incentive Equity Plan shall reserve for awards thereunder a number of New Plum Common Shares equal to ten percent (10%) of the aggregate number of New Plum Common Shares issued and outstanding immediately after the Closing (in addition to any Converted Stock Options).

Section 8.08 Section 16 Matters. Prior to the Effective Time, Plum shall take all reasonable steps as may be required or permitted to cause any acquisition or disposition of the New Plum Common Shares that occurs or is deemed to occur by reason of or pursuant to the Transactions by each individual who is or will be subject to the reporting requirements of Section 16(a) of the Exchange Act with respect to Plum to be exempt under Rule 16b-3 promulgated under the Exchange Act, including by taking steps in accordance with the No-Action Letter, dated January 12, 1999, issued by the SEC regarding such matters.

Section 8.09 Communications Relating to Superior Proposal. In the event the Company provides Plum with notice of a Superior Proposal in accordance with Section 7.05(b), Plum and its Affiliates shall not, directly or indirectly (including through their respective Representatives), contact, communicate with or otherwise engage in discussions with the Person or group making such Superior Proposal or their respective Affiliates or Representatives without the prior written consent of the Company.

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Article IX JOINT COVENANTS

Section 9.01 Post-Closing Plum Board of Directors and Officers.

(a) Each of Plum and the Company shall take all such action within their respective power as may be necessary or appropriate such that effective immediately after the Closing: (i) the board of directors of Plum shall consist of seven (7) directors, which, for a period of five (5) years following the Closing, or such shorter period as may be agreed by the Parties prior to the Registration Statement/Proxy Statement Effective Date, shall be divided into three (3) classes, designated Class I, II and III, with Class I directors initially serving a one-year term, such term effective from the Closing (but any subsequent Class I directors serving a three-year term), Class II directors initially serving a two-year term, such term effective from the Closing (but any subsequent Class II directors serving a three-year term), and Class III directors serving a three-year term, such term effective from the Closing, with the number of directors assigned to each class to be mutually agreed by Plum and the Company prior to the Registration Statement/Proxy Statement Effective Date; (ii) the members of the board of directors of Plum are the individuals determined in accordance with Section 9.01(b); (iii) the members of the compensation committee, audit committee and nominating committee of the board of directors of Plum are the individuals determined in accordance with Section 9.01(c); and (iv) the officers of Plum and the Company (collectively, the “Officers”) are the individuals determined in accordance with Section 9.01(d).

(b) Prior to Registration Statement/Proxy Statement Effective Date and in accordance with Section 9.01(a), the Sponsor and the Company shall designate the directors that will be on the board of directors of Plum immediately after the Closing, as follows: (i) the Sponsor shall designate one (1) individual (the “Sponsor Designee”) as a Class I director, who shall be required to qualify as an independent director under NASDAQ rules; (ii) the Company shall designate five (5) individuals, of which one (1) shall be the Company’s Chief Executive Officer and a Class III director, and at least two (2) of whom shall be required to qualify as an independent director under NASDAQ rules; and (iii) Plum and the Company shall mutually agree to designate one (1) individual who shall be required to qualify as an independent director under NASDAQ rules, which directors (except for those designations set forth above) shall be designated to such director class positions as mutually agreed by the Sponsor and the Company (such agreement not to be unreasonably withheld, conditioned or delayed by either the Sponsor or the Company). Notwithstanding anything herein to the contrary, as of the Closing, the Parties intend to use commercially reasonable efforts so that at all times following the Closing, at least twenty percent (20%) of the board of directors of Plum shall be filled by candidates who bring gender, racial and/or ethnic diversity to the board of directors of Plum.

(c) Prior to the time at which the Registration Statement/Proxy Statement is declared effective under the Securities Act, the Sponsor may designate the Sponsor Designee to serve as a member of the compensation committee, the audit committee or the nominating committee of the board of directors of Plum immediately after the Closing, subject to applicable listing rules of NASDAQ and applicable securities Laws.

(d) The individuals serving as officers of the Company as of the Registration Statement/Proxy Statement Effective Date shall be the Officers immediately after the Closing.

Section 9.02 Efforts to Consummate.

(a) Subject to the terms and conditions herein provided, each of Plum, Merger Sub and the Company shall, and the Company shall cause its Subsidiaries to: (a) use reasonable best efforts to assemble, prepare and file any information (and, as needed, to supplement such information) as may be reasonably necessary to obtain as promptly as reasonably practicable all governmental and regulatory consents required to be obtained in connection with the Transactions, (b) use reasonable best efforts to take, or cause to be taken, and to do, or cause to be done, all things reasonably necessary or advisable to consummate and make effective as promptly as practicable the Transactions, including using reasonable best efforts to obtain all material approvals of Governmental Authorities that any of Plum, the Company, or their respective Affiliates are required to obtain in order to consummate the Transactions; provided that in no event shall a Party be obligated to bear any material expense, pay any material fee or grant any material concession in connection with obtaining any such approvals; provided, however, that (A) each of Plum and the Company shall be responsible for fifty percent (50%) of the HSR Act filing fee and any filing required under any Foreign Antitrust Laws; and (B) each Party shall bear its out-of-pocket costs and expenses in connection with the preparation of any such approvals, and (c) take such other action as may reasonably be necessary or as any other Party may reasonably request to satisfy the conditions of the other Parties set forth in Article X or

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otherwise to comply with this Agreement. Each Party shall (i) make any appropriate filings pursuant to the HSR Act with respect to the Transactions as promptly as practicable following the date of this Agreement, (ii) make any appropriate filings or take, or cause to be taken, any required actions pursuant to any Foreign Antitrust Laws with respect to the Transactions promptly following the date of this Agreement and (iii) provide a reasonable response as promptly as reasonably practicable to any requests by any Governmental Authority for additional information and documentary material that may be requested pursuant to the HSR Act or under any Foreign Antitrust Laws. The Parties shall promptly inform the other of any substantive communication between itself and any Governmental Authority regarding any of the transactions contemplated by this Agreement. Without limiting the foregoing, (a) the Parties agree to request early termination of the applicable waiting period under the HSR Act, and (b) each Party and their respective Affiliates shall not extend any waiting period, review period or comparable period under the HSR Act or under any applicable Foreign Antitrust Laws or enter into any agreement with any Governmental Authority not to consummate the transactions contemplated hereby, except with the prior consent of the other Parties. Nothing in this Section 9.02 obligates any Party or any of its Affiliates to agree to (i) sell, license, or otherwise dispose of, or hold separate and agree to sell, license or otherwise dispose of, any entities, assets or facilities of the Company or any of its Subsidiaries or any entity, facility or asset of such Party or any of its Affiliates, (ii) terminate, amend or assign existing relationships and contractual rights or obligations, (iii) amend, assign, or terminate existing licenses or other agreements, or (iv) enter into new licenses or other agreements. No Party shall agree to any of the foregoing measures with respect to any other Party or any of its Affiliates, except (i) as expressly contemplated by this Agreement or any Transaction Document, (ii) as required by applicable Law, (iii) as set forth in the Company Disclosure Schedules or the Plum Disclosure Schedules, as relevant, or (iv) with such other Parties’ prior written consent (such consent not to be unreasonably withheld, conditioned or delayed).

(b) From and after the date of this Agreement until the earlier of the Closing or termination of this Agreement in accordance with its terms, the Parties shall give counsel for the other Parties a reasonable opportunity to review in advance, and consider in good faith the views of the other in connection with, any proposed written communication to any Governmental Authority relating to the transactions contemplated by this Agreement. Each of the Parties agrees not to participate in any substantive meeting or discussion, either in person, videoconference or by telephone, with any Governmental Authority in connection with the transactions contemplated by this Agreement unless it consults with the other Parties, in advance and, to the extent not prohibited by such Governmental Authority, gives the other Parties the opportunity to attend and participate in such meeting or discussion. Notwithstanding the foregoing, any materials shared may be redacted before being provided to the other Parties (i) to remove references concerning the valuation of the Company, (ii) as necessary to comply with contractual arrangements and (iii) as necessary to avoid disclosure of other competitively sensitive information or to address reasonable privilege or confidentiality concerns.

Section 9.03 Registration Statement/Proxy Statement; Plum Special Meeting.

(a) Registration Statement/Proxy Statement.

(i) As promptly as reasonably practicable following the date of this Agreement (and each of Plum and the Company shall use commercially reasonable efforts to cause such filing to be made within thirty (30) days following the delivery of the Closing Company Financial Statements), Plum and the Company shall prepare and mutually agree upon (such agreement not to be unreasonably withheld, conditioned or delayed by any of the Parties), and Plum shall file with the SEC, the Registration Statement/Proxy Statement (it being understood that the Registration Statement/Proxy Statement shall include a proxy statement/prospectus which will be used for the Special Meeting to adopt and approve the Transaction Proposals and other matters reasonably related to the Transaction Proposals, all in accordance with, and as required by, Plum’s Governing Documents, applicable Law and any applicable rules and regulations of the SEC or the Stock Exchange). Each of Plum and the Company shall use its reasonable best efforts to (A) cause the Registration Statement/Proxy Statement to comply in all material respects with the applicable rules and regulations promulgated by the SEC (including, with respect to the Company, the provision of financial statements for the Company and its Subsidiaries for all periods, and in the form, required to be included in the Registration Statement/Proxy Statement under Securities Laws (after giving effect to any waivers received) or in response to any comments from the SEC); (B) promptly notify the other Parties of, reasonably cooperate with each other Party with respect to and respond promptly to, any comments of the SEC or its staff; (C) have the Registration Statement/Proxy Statement declared effective under the Securities Act as promptly as reasonably practicable after it is filed with the SEC; and (D) keep the Registration Statement/Proxy Statement effective through the Closing in order to permit the consummation of the Transactions. Without limiting the

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generality of the foregoing, the Company and Plum shall reasonably cooperate in connection with the preparation for inclusion in the Registration Statement/Proxy Statement of pro forma financial statements that comply with the requirements of Regulation S-X under the rules and regulations of the SEC (as interpreted by the staff of the SEC) to the extent such pro forma financial statements are required for the Registration Statement/Proxy Statement.

(ii) Plum and Merger Sub, on the one hand, and the Company, on the other hand, shall promptly furnish to the other all information concerning such Party and its Representatives that may be required or reasonably requested in connection with any action contemplated by this Section 9.03(a) or for including in any other statement, filing, notice or application made by or on behalf of Plum to the SEC or the Stock Exchange in connection with the Transactions, including delivering customary tax representation letters to counsel to enable counsel to deliver any tax opinions requested by the SEC or to be submitted in connection therewith as described in Section 9.05(a). If any Party becomes aware of any information that should be disclosed in an amendment or supplement to the Registration Statement/Proxy Statement, then (A) such Party shall promptly inform, in the case of Plum, the Company, or, in the case of the Company, Plum, thereof; (B) such Party shall prepare and mutually agree upon with, in the case of Plum, the Company, or, in the case of the Company, Plum (such agreement not to be unreasonably withheld, conditioned or delayed by any Party), an amendment or supplement to the Registration Statement/Proxy Statement; (C) Plum shall file such mutually agreed upon amendment or supplement with the SEC; and (D) the Parties shall reasonably cooperate, if appropriate, in mailing such amendment or supplement to the Pre-Closing Plum Holders. Plum shall promptly advise the Company of the time of effectiveness of the Registration Statement/Proxy Statement, the issuance of any stop order relating thereto or the suspension of the qualification of New Plum Common Shares for offering or sale in any jurisdiction, and Plum shall use its reasonable best efforts to have any such stop order or suspension lifted, reversed or otherwise terminated.

(iii) Each of the Parties shall use its reasonable best efforts to ensure that none of the information related to such Party or any of such Party’s Representatives supplied by such Party or on such Party’s behalf for inclusion or incorporation by reference in the Registration Statement/Proxy Statement will, at the time the Registration Statement/Proxy Statement is filed with the SEC, at each time at which it is amended or at the time it becomes effective under the Securities Act, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they are made, not misleading.

(b) Plum Special Meeting. As promptly as reasonably practicable following the time at which the Registration Statement/Proxy Statement is declared effective under the Securities Act, Plum shall (i) duly give notice of a special meeting of the Plum shareholders (the “Special Meeting”), (ii) cause the proxy statement included in the Registration Statement/Proxy Statement to be mailed to the Plum shareholders and (iii) duly convene and hold the Special Meeting, in each case, in accordance with the Governing Documents of Plum and applicable Law, for the purposes of obtaining the Required Plum Shareholder Approval and, if applicable, any approvals related thereto and providing its shareholders with the opportunity to elect to effect a Plum Shareholder Redemption. Plum shall, through its board of directors, recommend to its shareholders the (i) adoption and approval of this Agreement, the other Transaction Documents to which Plum is a party, and the Transactions and include such recommendation in the Registration Statement/Proxy Statement (the “Business Combination Proposal”); (ii) adoption and approval of any other proposals as either the SEC or Stock Exchange (or the respective staff members thereof) may indicate are necessary in its comments to the Registration Statement/Proxy Statement or in correspondence related thereto, and of any other proposals reasonably agreed by Plum and the Company as necessary or appropriate in connection with the consummation of the Transactions; (iii) adoption and approval of the Merger, along with the documents relating thereto and the transactions contemplated thereby (the “Merger Proposal”); (iv) adoption and the approval of the Domestication (the “Domestication Proposal”); (v) the adoption and approval of the Post-Closing Certificate of Incorporation and the Post-Closing Bylaws (the “Charter Proposal”); (vi) the adoption and approval of the Incentive Equity Plan and Employee Stock Purchase Plan; (vii) the adoption and approval, on a non-binding, advisory basis, of certain differences between the Governing Documents of Plum as in effect as of such time and the Post-Closing Certificate of Incorporation and the Post-Closing Bylaws, and (viii) the adjournment of the Special Meeting, if necessary, to permit further solicitation of proxies because there are not sufficient votes to approve and adopt any of the foregoing (such proposals in clauses (i) through (iii) together, the “Transaction Proposals”); provided, that Plum may postpone or adjourn the Special Meeting (A) to solicit additional proxies for the purpose of obtaining the Plum Shareholder Approval, (B) for the absence of a quorum, or (C) to allow reasonable time for the filing or mailing of any supplemental or amended disclosures that Plum has determined, based on the advice of outside legal counsel, is reasonably likely to be required under applicable Law and for such supplemental or amended disclosure

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to be disseminated and reviewed by the Pre-Closing Plum Holders prior to the Special Meeting; provided, further, that with respect to adjournments permitted by clauses (A) or (B), Plum shall use commercially reasonable efforts to adjourn the Special Meeting on a date that is no more than fifteen (15) days following the most recently adjourned meeting or thirty (30) days after the original date of the Special Meeting or, with the consent of the Company, on a date that is beyond the Termination Date. The board of directors of Plum shall not withdraw, amend, qualify or modify the recommendation to its shareholders that is contemplated by this Section 9.03(b).

Section 9.04 Exclusive Dealing.

(a) For purposes of this Agreement, (i) an “Acquisition Proposal” means any inquiry, proposal or offer, or any indication of interest in making an offer or proposal, from any Person or group at any time relating to an Alternative Transaction, and (ii) an “Alternative Transaction” means (A) with respect to the Company and its Affiliates, a transaction (other than the transactions contemplated by this Agreement) concerning the sale of (x) 15% or more of the consolidated assets of the Company and its Subsidiaries (other than in the ordinary course of business consistent with past practice) or (y) 15% or more of any class of equity interests or profits of the Company and its Subsidiaries, in any case, whether such transaction takes the form of a sale of shares or other equity, assets, merger, consolidation, issuance of debt securities, management Contract, joint venture or partnership, or otherwise and (B) with respect to Plum and its Affiliates, a transaction (other than the transactions contemplated by this Agreement) concerning a business combination.

(b) During the Interim Period, each Party shall not, and shall cause its Representatives not to, without the prior written consent of the Company and Plum, directly or indirectly, (i) solicit, assist, initiate or facilitate the making, submission or announcement of, or intentionally encourage, any Acquisition Proposal, (ii) furnish or disclose any non-public information regarding such Party or its Affiliates or their respective businesses, operations, assets, Liabilities, financial condition, prospects or employees to any Person or group (other than a Party to this Agreement or their respective Representatives) in connection with or in response to an Acquisition Proposal, (iii) engage or participate in discussions or negotiations with any Person or group with respect to, or that could be expected to lead to, an Acquisition Proposal, (iv) subject to Section 9.04(c), approve, endorse or recommend, or publicly propose to approve, endorse or recommend, any Acquisition Proposal, or (v) negotiate or enter into any letter of intent, agreement in principle, acquisition agreement or other similar agreement related to any Acquisition Proposal.

(c) Notwithstanding the foregoing provisions of Section 9.04(b), prior to obtaining the Required Company Shareholders’ Consent, the Company’s board of directors may, directly or indirectly, through any Representative, with respect to any third party (and its Representatives) that has made an Acquisition Proposal after the date of this Agreement that was not solicited in violation of Section 9.04(b) and that the Company’s board of directors determines in good faith (after consultation with its financial advisor and its outside legal counsel) either constitutes or is reasonably expected to lead to a Superior Proposal, (x) engage or participate in discussions or negotiations with such third party (and its Representatives), and/or (y) furnish any non-public information relating to the Company or any of its Subsidiaries to such third party (and its Representatives and actual and potential debt financing sources), provided that, in the case of any action taken pursuant to the foregoing (x) or (y): (i) the Company’s board of directors has determined in good faith (after consultation with its financial advisor and its outside legal counsel) that the failure to take such action would reasonably be expected to be inconsistent with its fiduciary duties; (ii) either the Company is already a party to a confidentiality agreement with such third party or the Company enters into a confidentiality agreement with such third party; (iii) the Company notifies Plum of the identity of such Person and provides Plum with the material terms of such Acquisition Proposal; and (iv) contemporaneously with furnishing any non-public information to such third party (and/or its Representatives), the Company furnishes such non-public information to Plum (and/or its Representatives) (to the extent such information has not been previously furnished to Plum).

(d) Each Party shall notify the others as promptly as practicable (and in any event within 48 hours) orally and in writing of the receipt by such Party or any of its Representatives of any bona fide inquiries, proposals or offers, requests for information or requests for discussions or negotiations regarding or constituting any Acquisition Proposal or any bona fide inquiries, proposals or offers, requests for information or requests for discussions or negotiations that could be expected to result in an Acquisition Proposal, specifying in each case, the material terms and conditions thereof (including a copy thereof if in writing or a written summary thereof if oral) and the identity of the party making such inquiry, proposal, offer or request for information. Each Party shall keep the others promptly

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informed of the status of any such inquiries, proposals, offers or requests for information. During the Interim Period, subject to Section 9.04(c), each Party shall, and shall cause its Representatives to, immediately cease and cause to be terminated any solicitations, discussions or negotiations with any Person with respect to any Acquisition Proposal and shall, and shall direct its Representatives to, cease and terminate any such solicitations, discussions or negotiations.

Section 9.05 Tax Matters.

(a) Notwithstanding anything to the contrary contained herein, each Party shall pay its transfer, documentary, sales, use, stamp, registration, value added or other similar Taxes incurred in connection with the Transactions as required by applicable Law. Each Party shall also, at its own expense, file all necessary Tax Returns with respect to all such Taxes, and, if required by applicable Law, Plum or the Company will join in the execution of any such Tax Returns.

(b) The Parties intend that (i) the Domestication shall constitute a transaction treated as a “reorganization” within the meaning of Section 368(a)(1)(F) of the Code and (ii) the Merger shall constitute a transaction treated as a “reorganization” within the meaning of Section 368(a)(2)(E) of the Code. The Parties shall file all Tax Returns consistent with, and take no position inconsistent with (whether in audits, Tax Returns or otherwise), the treatment described in this Section 9.05(b) unless required to do so pursuant to a “determination” that is final within the meaning of Section 1313(a) of the Code. Each of the Parties agrees to promptly notify all other Parties of any challenge to the Intended Tax Treatment by any Governmental Authority.

(c) The Parties hereby adopt this Agreement as a “plan of reorganization” within the meaning of Treasury Regulations Sections 1.368-2(g) and 1.368-3(a).

(d) No Party shall, and no Party shall permit or cause their respective Affiliates to, take or cause to be taken any action, or knowingly fail to take or cause to be taken any action, which action or failure to act prevents or impedes, or would reasonably be expected to prevent or impede, the Transactions from qualifying for the Intended Tax Treatment.

(e) Each of the Parties shall (and shall cause their respective Affiliates to) cooperate reasonably, as and to the extent reasonably requested by any other Party, in connection with the filing of relevant Tax Returns, and any audit or tax proceeding.

(f) The Parties will prepare and file all Tax Returns consistent with the Intended Tax Treatment and will not take any inconsistent position on any Tax Return or during the course of any audit, litigation or other proceeding with respect to Taxes, except as otherwise required by a determination within the meaning of Section 1313(a) of the Code; provided, however, that the Parties shall not be required to litigate before any court any proposed deficiency or adjustment by any Governmental Authority challenging such proposed deficiency or adjustment by any Governmental Authority.

Section 9.06 Confidentiality; Access to Information; Publicity.

(a) The Parties hereby acknowledge and agree that the information being provided in connection with this Agreement and the consummation of the transactions contemplated hereby is subject to the terms of the Confidentiality Agreement, the terms of which are incorporated herein by reference and shall apply to such disclosures.

(b) From and after the date of this Agreement until the earlier of the Closing Date or the termination of this Agreement in accordance with its terms, upon reasonable advance written notice, the Company shall provide, or cause to be provided, to Plum and its Representatives during normal business hours reasonable access to the directors, officers, books and records and properties of the Company and its Subsidiaries (in a manner so as to not interfere with the normal business operations of the Company); provided that such access may be limited by the Company or any of its Subsidiaries, as applicable, in response to changes in the manner in which the Company or any of its Subsidiaries have conducted their respective business in response to or as a consequence of COVID-19 (collectively, “COVID-19 Changes”) to the extent reasonably necessary (i) to protect the health and safety of the Company and its Subsidiaries and their managers, officers, directors, partners, members, equityholders, employees, advisors, consultants, agents or other representatives, or customers, lessors, suppliers, vendors or other commercial partners or (ii) in order to comply with any applicable COVID-19 Measures

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(provided that, in case of each of clauses (i) and (ii), the Company shall, and shall cause its Subsidiaries to, use reasonable best efforts to provide (A) such access as can be provided (or otherwise convey such information regarding the applicable matter as can be conveyed, including through remote communication) or (B) such information, in a manner without risking the health and safety of such Persons or violating such COVID-19 Measures). Notwithstanding the foregoing, the Company shall not be required to provide to Plum or any of its Representatives any information (i) if and to the extent doing so would (A) violate any Law to which the Company is subject, (B) result in the disclosure of any trade secrets of third parties in breach of any Contract with such third party, (C) violate any legally binding obligation of the Company with respect to confidentiality, non-disclosure or privacy or (D) jeopardize protections afforded to the Company under the attorney-client privilege or the attorney work product doctrine (provided that, in the case of each of clauses (A) through (D), the Company shall use reasonable best efforts to provide (1) such access as can be provided (or otherwise convey such information regarding the applicable matter as can be conveyed) without violating such privilege, doctrine, Contract, obligation or Law and (2) such information in a manner without violating such privilege, doctrine, Contract, obligation or Law); or (ii) if the Company, on the one hand, and Plum or any of its Representatives, on the other hand, are adverse parties in a litigation and such information is reasonably pertinent thereto; provided that the Company shall, in the case of clause (i) or (ii), provide prompt written notice of the withholding of access or information on any such basis unless such written notice is prohibited by applicable Law.

(c) From and after the date of this Agreement until the earlier of the Closing Date or the termination of this Agreement in accordance with its terms, upon reasonable advance written notice, Plum shall provide, or cause to be provided, to the Company and its Representatives during normal business hours reasonable access to the directors, officers, books and records and properties of Plum (in a manner so as to not interfere with the normal business operations of Plum); provided that such access may be limited by Plum in response to COVID-19 Changes to the extent reasonably necessary (i) to protect the health and safety of Plum and its managers, officers, directors, partners, members, equityholders, employees, advisors, consultants, agents or other representatives, or customers, lessors, suppliers, vendors or other commercial partners or (ii) in order to comply with any applicable COVID-19 Measures (provided that, in case of each of clauses (i) and (ii), Plum shall use reasonable best efforts to provide (i) such access as can be provided (or otherwise convey such information regarding the applicable matter as can be conveyed, including through remote communication) or (ii) such information, in a manner without risking the health and safety of such Persons or violating such COVID-19 Measures). Notwithstanding the foregoing, Plum shall not be required to provide to the Company or any of its Representatives any information (i) if and to the extent doing so would (A) violate any Law to which Plum is subject, (B) result in the disclosure of any trade secrets of third parties in breach of any Contract with such third party, (C) violate any legally binding obligation of Plum with respect to confidentiality, nondisclosure or privacy or (D) jeopardize protections afforded to Plum under the attorney-client privilege or the attorney work product doctrine (provided that, in the case of each of clauses (A) through (D), Plum shall use reasonable best efforts to provide (1) such access as can be provided (or otherwise convey such information regarding the applicable matter as can be conveyed) without violating such privilege, doctrine, Contract, obligation or Law and (2) such information in a manner without violating such privilege, doctrine, Contract, obligation or Law); or (ii) if Plum, on the one hand, and the Company or any of its Representatives, on the other hand, are adverse parties in a litigation and such information is reasonably pertinent thereto; provided that Plum shall, in the case of clause (i) or (ii), provide prompt written notice of the withholding of access or information on any such basis unless such written notice is prohibited by applicable Law.

(d) Subject to Section 9.06(e), none of Parties or any of their respective Affiliates shall issue any press release or make any public announcement or other communication regarding this Agreement or the transactions contemplated hereby, or any matter related to the foregoing, without first obtaining the prior consent of, prior to the Closing, the Company and Plum or, after the Closing, the Sponsor, as applicable (which consent shall not be unreasonably withheld, conditioned or delayed); provided, however, that each Party, the Sponsor and their respective Representatives may issue or make, as applicable, any such press release, public announcement or other communication (i) if such press release, public announcement or other communication is required by applicable Law, in which case, (A) prior to the Closing, the disclosing Party or its applicable Representatives shall, unless and to the extent prohibited by such applicable Law, (1) if the disclosing Person is Plum or a Representative of Plum, reasonably consult with the Company in connection therewith and provide the Company with an opportunity to review and comment on such press release, public announcement or communication and shall consider any such comments in good faith or (2) if the disclosing Party is the Company or a Representative of the Company, reasonably consult with Plum in connection therewith and provide Plum with an opportunity to review and comment on such

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press release, public announcement or communication and shall consider any such comments in good faith or (B) after the Closing, the disclosing Party or its applicable Representatives shall, unless and to the extent prohibited by such applicable Law, (1) if the disclosing Person is the Sponsor or a Representative of the Sponsor, reasonably consult with Plum in connection therewith and provide Plum with an opportunity to review and comment on such press release, public announcement or communication and consider any such comments in good faith and (2) if the disclosing Person is Plum, the Company or a Representative thereof, reasonably consult with the Sponsor in connection therewith and provide the Sponsor with an opportunity to review and comment on such press release, public announcement or communication and consider any such comments in good faith; (ii) to the extent such press release, public announcement or other communication contains only information previously disclosed in accordance with this Section 9.06(d); and (iii) to Governmental Authorities in connection with any consents required to be made under this Agreement, the Transaction Documents or in connection with the Transactions. Notwithstanding anything to the contrary in this Section 9.06(d) or otherwise in this Agreement, the Parties agree that Plum, the Sponsor and their respective Representatives may provide general information about the subject matter of this Agreement, the Transaction Documents and the Transactions to any direct or indirect former, current or prospective investor or in connection with normal fund raising or related marketing or informational or reporting activities.

(e) The initial press release concerning this Agreement and the transactions contemplated hereby shall be a joint press release in the form agreed by the Company and Plum prior to the execution of this Agreement and such initial press release (the “Signing Press Release”) shall be released as promptly as practicable after the execution of this Agreement on the day thereof. Promptly after the execution of this Agreement, Plum shall file a current report on Form 8-K (the “Signing Filing”) with the Signing Press Release and a description of this Agreement as required by, and in compliance with, the Securities Laws, which the Company shall have the opportunity to review and comment upon prior to filing and Plum shall consider such comments in good faith. The Company, on the one hand, and Plum, on the other hand, shall mutually agree upon (such agreement not to be unreasonably withheld, conditioned or delayed by either the Company or Plum, as applicable) a press release announcing the consummation of the Transactions (the “Closing Press Release”) prior to the Closing, and, on the Closing Date (or such other date as may be mutually agreed to in writing by Plum and the Company prior to the Closing), the Parties shall cause the Closing Press Release to be released. Promptly after the Closing (but in any event within four (4) Business Days after the Closing), Plum shall file a current report on Form 8-K (the “Closing Filing”) with the Closing Press Release and a description of the Closing as required by Securities Laws, which Closing Filing shall be mutually agreed upon by the Company and Plum prior to the Closing (such agreement not to be unreasonably withheld, conditioned or delayed by either the Company or Plum, as applicable). In connection with the preparation of each of the Signing Press Release, the Signing Filing, the Closing Press Release and the Closing Filing, each Party shall, upon written request by any other Party, furnish such other Party with all information concerning itself, its directors, officers and equityholders, and such other matters as may be reasonably necessary for such press release or filing. Other than the Signing Press Release and the Closing Press Release, the Parties agree that neither they nor their Representatives shall issue any press release or make any other public disclosure concerning the transactions contemplated hereunder without the prior approval of the other Party.

Section 9.07 Post-Closing Cooperation; Further Assurances. Following the Closing, each Party shall, on the request of any other Party, execute such further documents, and perform such further acts, as may be reasonably necessary or appropriate to give full effect to the allocation of rights, benefits, obligations and liabilities contemplated by this Agreement, the Transaction Documents and the transactions contemplated hereby and thereby.

Section 9.08 Shareholder Litigation. From and after the date of this Agreement until the earlier of the Closing or termination of this Agreement in accordance with its terms, each Party shall each notify the other Party in writing promptly after learning of any stockholder demands or other stockholder Proceedings (including derivative claims) relating to the Transaction Documents or the Transactions (collectively, the “Transaction Litigation”) commenced against such Party or any of their respective Representatives (in their capacity as a representative of such Party) or Subsidiaries. Each Party shall (a) keep the other Party reasonably informed regarding any Transaction Litigation, (b) give the other Party the opportunity to, at its own cost and expense, participate in (but not control) the defense, settlement and compromise of any such Transaction Litigation and reasonably cooperate with the other Party in connection with the defense, settlement and compromise of any such Transaction Litigation, (c) shall give due consideration to the other Party’s advice with respect to such litigation, and (d) reasonably cooperate with the other Party with respect to any such Transaction Litigation.

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Section 9.09 Plum D&O Indemnification.

(a) Each Party agrees that (i) all rights to indemnification or exculpation now existing in favor of the directors and officers of Plum, as provided in Plum’s Governing Documents or otherwise in effect as of the date of this Agreement and immediately prior to the Domestication, in either case, solely with respect to any matters occurring on or prior to the Closing, shall survive the Transactions and shall continue in full force and effect from and after the Closing for a period of six (6) years and (ii) Plum will perform and discharge all obligations to provide such indemnity and exculpation during such six (6)-year period. To the maximum extent permitted by applicable Law, during such six (6)-year period, Plum shall advance expenses in connection with such indemnification as provided in Plum’s Governing Documents or other applicable agreements as in effect immediately prior to the Domestication. The indemnification and liability limitation or exculpation provisions of Plum’s Governing Documents shall not, during such six (6)-year period, be amended, repealed or otherwise modified after the Closing in any manner that would materially and adversely affect the rights thereunder of individuals who, as of the Closing or at any time on or prior to the Closing, were directors or officers of Plum (the “Plum D&O Persons”) to be so indemnified, have their liability limited or be exculpated with respect to any matters occurring prior to Closing and relating to the fact that such Plum D&O Person was a director or officer of Plum prior to the Closing, unless such amendment, repeal or other modification is required by applicable Law.

(b) Plum shall not have any obligation under this Section 9.09(b) to any Plum D&O Person when and if a court of competent jurisdiction shall ultimately determine (and such determination shall have become final and non-appealable) that the indemnification of such Plum D&O Person in the manner contemplated hereby is prohibited by applicable Law.

(c) If Plum or any of its respective successors or assigns (i) shall merge or consolidate with or merge into any other corporation or entity and shall not be the surviving or continuing corporation or entity of such consolidation or merger or (ii) shall transfer all or substantially all of their respective properties and assets as an entity in one or a series of related transactions to any Person, then in each such case, proper provisions shall be made so that the successors or assigns of Plum or the Company shall assume all of the obligations set forth in this Section 9.09(c).

(d) The Plum D&O Persons entitled to the indemnification, liability limitation and exculpation set forth in this Section 9.09(d) are intended to be third-party beneficiaries of this Section 9.09(d). This Section 9.09(d) shall survive the consummation of the Transactions and shall be binding on all successors and assigns of Plum and the Company.

Section 9.10 Company D&O Indemnification and Insurance.

(a) Each Party agrees that (i) all rights to indemnification or exculpation now existing in favor of the directors and officers of the Company, as provided in a Company’s Governing Documents or otherwise in effect as of the Closing Date, in either case, solely with respect to any matters occurring on or prior to the Closing, shall survive the Transactions and shall continue in full force and effect from and after the Closing for a period of six (6) years and (ii) the Company will perform and discharge all obligations to provide such indemnity and exculpation during such six (6)-year period. To the maximum extent permitted by applicable Law, during such six (6)-year period, Plum shall advance expenses in connection with such indemnification as provided in the Company’s Governing Documents or other applicable agreements. The indemnification and liability limitation or exculpation provisions of the Company’s Governing Documents shall not, during such six (6)-year period, be amended, repealed or otherwise modified after the Closing in any manner that would materially and adversely affect the rights thereunder of individuals who, as of the Closing or at any time prior to the Closing, were directors or officers of the Company (the “Company D&O Persons”) to be so indemnified, have their liability limited or be exculpated with respect to any matters occurring prior to Closing and relating to the fact that such Company D&O Person was a director or officer of the Company or any of its Subsidiaries prior to the Closing, unless such amendment, repeal or other modification is required by applicable Law.

(b) Neither Plum nor the Company shall have any obligation under this Section 9.10 to any Company D&O Person when and if a court of competent jurisdiction shall ultimately determine (and such determination shall have become final and non-appealable) that the indemnification of such Company D&O Person in the manner contemplated hereby is prohibited by applicable Law.

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(c) The Company shall purchase, at or prior to the Closing, and Plum shall maintain, or caused to be maintained, in effect for a period of six (6) years after the Closing Date, without lapses in coverage, a “tail” policy providing directors’ and officers’ liability insurance coverage for the benefit of those Persons who are currently covered by any comparable insurance policies of the Company as of the date of this Agreement with respect to matters occurring on or prior to the Closing. Such “tail” policy shall provide coverage on terms (with respect to coverage and amount) that are substantially the same as (and no less favorable in the aggregate to the insured than) the coverage provided under the Company’s directors’ and officers’ liability insurance policies as of the date of this Agreement.

(d) If Plum or any of its respective successors or assigns (i) shall merge or consolidate with or merge into any other corporation or entity and shall not be the surviving or continuing corporation or entity of such consolidation or merger or (ii) shall transfer all or substantially all of their respective properties and assets as an entity in one or a series of related transactions to any Person, then in each such case, proper provisions shall be made so that the successors or assigns of Plum or the Company or any of its Subsidiaries shall assume all of the obligations set forth in this Section 9.10.

(e) The Company D&O Persons entitled to the indemnification, liability limitation, exculpation and insurance set forth in this Section 9.10 are intended to be third-party beneficiaries of this Section 9.10. This Section 9.10 shall survive the consummation of the transactions contemplated by this Agreement and shall be binding on all successors and assigns of the Company and the Company’s Subsidiaries.

Section 9.11 Company Financing. Without limiting anything to the contrary contained herein, during the Interim Period, the Company may enter into financing agreements (any such agreements, the “Financing Agreements” and a financing contemplated by such Financing Agreements, a “Company Financing”), including, without limitation, with respect to the sale of additional shares of Company Series A-2 Preferred Stock and other Company Convertible Securities (any such securities, collectively, “New Financing Securities”), provided, however, that any such Company Financing(s) with proceeds in excess of $70,000,000 shall require the prior written consent of Plum (such consent not to be unreasonably withheld, conditioned or delayed). If requested by the Company, Plum shall, and shall cause its Representatives to, reasonably cooperate with the Company in connection with any such Company Financing. The Company and Plum, as applicable, shall use their commercially reasonable efforts to cause any Company Financing to be consummated in accordance with the applicable Financing Agreement.

Section 9.12 Employment Agreements. The Company and Plum shall use commercially reasonable efforts to cause individuals as may be mutually agreed by the Company and Plum to enter into an employment agreement between each such individual and Plum (or a Subsidiary thereof), in each case, to become effective as of the Closing, and upon terms to be agreed by to the Company, Plum and such individual prior to the effectiveness of the Registration Statement/Proxy Statement.

Section 9.13 Treatment of Certain Indebtedness. Notwithstanding anything to the contrary contained in this Agreement, any remaining outstanding obligations of the Company or its Subsidiaries as of the Closing under the Indebtedness that is owed to Allen Salmasi or his Affiliates (or to their respective assignees of such Indebtedness after the date of this Agreement, which assignment for the avoidance of doubt, shall not require the consent of Plum), as set forth on Section 9.13 of the Company Disclosure Schedules, will be converted into New Plum Common Shares at the Closing at a price of $10.00 per New Plum Common Share. For the avoidance of doubt, any New Plum Common Shares issued for such Indebtedness in accordance with this Section 9.13 will be in addition to and not included as part of the consideration issued to holders of Company Capital Stock or Company Convertible Securities under Section 2.01(d), and such holders of Indebtedness will not be entitled to share in the New Plum Common shares issuable under Section 2.03.

Article X CONDITIONS TO OBLIGATIONS

Section 10.01 Conditions to Obligations of the Parties. The obligations of the Parties to consummate the transactions contemplated by this Agreement are subject to the satisfaction or, if permitted by applicable Law, waiver by the Party for whose benefit such condition exists of the following conditions:

(a) the applicable waiting period or Consent under the HSR Act and each Foreign Antitrust Law set forth on Section 10.01(a) of the Plum Disclosure Schedule relating to the transactions contemplated by this Agreement shall have expired, been terminated or obtained (or deemed, by applicable Law, to have been obtained), as applicable and any agreement with the Federal Trade Commission, the Department of Justice or any other Governmental Authority not to consummate the Transactions under any Foreign Antitrust Laws shall have expired or been terminated;
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(b) no Governmental Order or Law issued by any court of competent jurisdiction or other Governmental Authority or other legal restraint or prohibition preventing the consummation of the Transactions shall be in effect;

(c) the Registration Statement/Proxy Statement shall have become effective in accordance with the provisions of the Securities Act, no stop order shall have been issued by the SEC and shall remain in effect with respect to the Registration Statement/Proxy Statement, and no proceeding seeking such a stop order shall have been threatened or initiated by the SEC and remain pending;

(d) the Required Plum Shareholder Approval shall have been obtained;

(e) the Required Company Shareholders’ Consent shall have been obtained, whether by written consent of Company Shareholders or at a meeting of Company Shareholders, and continue to be in full force and effect;

(f) after giving effect to the transactions contemplated hereby (including any equity or equity-linked financing), Plum shall have at least $5,000,001 of net tangible assets (as determined in accordance with Rule 3a51-1(g)(1) of the Exchange Act) immediately after the Closing; and

(g) the Domestication shall have occurred in accordance with Section 2.01(a).

Section 10.02 Additional Conditions to the Obligations of the Company. The obligation of the Company to consummate the transactions contemplated by this Agreement are subject to the satisfaction or, if permitted by applicable Law, waiver by the Company of the following further conditions:

(a) (i) Plum shall not have received any notice of non-compliance from NASDAQ, and (ii) the New Plum Common Shares shall have been approved for listing on NASDAQ;

(b) (i) the Plum Fundamental Representations shall be true and correct in all material respects as of the date of this Agreement and as of the Closing Date, as though made on and as of the Closing Date (except to the extent that any such representation and warranty is made as of an earlier date, in which case such representation and warranty shall be true and correct in all material respects as of such earlier date), (ii) the representations and warranties set forth in Section 6.14(a) shall be true and correct in all respects (except for de minimis inaccuracies) as of the date of this Agreement and as of the Closing Date, as though made on and as of the Closing Date (except to the extent that any such representation and warranty is made as of an earlier date, in which case such representation and warranty shall be true and correct in all respects (except for de minimis inaccuracies) as of such earlier date), and (iii) the representations and warranties of Plum in Article VI (other than the Plum Fundamental Representations and the representations and warranties set forth in Section 6.14(a)) contained in this Agreement shall be true and correct (without giving effect to any limitations as to “materiality” or “Plum Material Adverse Effect” or any similar limitation set forth herein) in all respects as of the Closing Date, as though made on and as of the Closing Date (except to the extent that any such representation and warranty is made of an earlier date, in which case such representation and warranty shall be true and correct in all respects as of such earlier date), except where the failure of such representations and warranties to be true and correct, taken as a whole, does not cause a Plum Material Adverse Effect;

(c) the covenants and agreements of Plum contained in this Agreement to be performed prior to the Closing shall have been performed in all material respects;

(d) since the date of this Agreement, no Plum Material Adverse Effect shall have occurred and be continuing and uncured;

(e) Plum’s applicable Governing Documents shall have been amended and restated in the forms of the Post-Closing Certificate of Incorporation and the Post-Closing Bylaws, in each case, in a form prepared by the Company and as consented to in writing by Plum (such consent not to be unreasonably withheld, conditioned or delayed);

(f) the size and composition of the board of directors of Plum shall have been composed as contemplated pursuant to Section 9.01;

(g) each of the Sponsor Letter Agreement and the Founder Letter Amendment shall be in full force and effect in accordance with the terms thereof as of the Closing; and

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(h) at or prior to the Closing, Plum shall have delivered, or caused to be delivered, to the Company the following documents:

(i) a certificate, signed by an officer of Plum, dated as of the Closing Date, certifying that, to the knowledge and belief of such officer, the conditions specified in Section 10.02(a) and Section 10.02(c) have been fulfilled; and

(ii) the Registration Rights Agreement duly executed by Plum, the Sponsor and the other parties thereto;

(iii) the Plum Lock-Up Agreements duly executed by Plum and each of the Locked-Up Plum Persons; and

(iv) an amendment to Plum’s engagement letter with J.V.B. Financial Group, LLC, acting through its Cohen & Company Capital Markets division, in form and substance reasonably acceptable to the Company.

Section 10.03 Additional Conditions to Obligations of Plum. The obligations of Plum to consummate the transactions contemplated by this Agreement are subject to the satisfaction or, if permitted by applicable Law, waiver by Plum of the following further conditions:

(a) (i) the Company Fundamental Representations shall be true and correct in all material respects as of the date of this Agreement and as of the Closing Date, as though made on and as of the Closing Date (except to the extent that any such representation and warranty is made of an earlier date, in which case such representation and warranty shall be true and correct in all material respects as of such earlier date), (ii) the representations and warranties set forth in Section 4.20(a) shall be true and correct in all respects as of the date of this Agreement and as of the Closing Date, as though made on and as of the Closing Date (except to the extent that any such representation and warranty is made as of an earlier date, in which case such representation and warranty shall be true and correct in all respects as of such earlier date); and (iii) the representations and warranties of the Company set forth in Article IV (other than the Company Fundamental Representations and the representations and warranties set forth in Section 4.20(a) shall be true and correct (without giving effect to any limitation as to “materiality” or “Company Material Adverse Effect” or any similar limitation set forth herein) in all respects as of the date of this Agreement and as of the Closing Date, as though made on and as of the Closing Date (except to the extent that any such representation and warranty is made of an earlier date, in which case such representation and warranty shall be true and correct in all respects as of such earlier date), except where the failure of such representations and warranties to be true and correct, taken as a whole, does not cause a Company Material Adverse Effect;

(b) the Company shall have performed and complied in all material respects with the covenants and agreements required to be performed or complied with by any of the Company under this Agreement;

(c) since the date of this Agreement, no Company Material Adverse Effect shall have occurred and be continuing and uncured; and

(d) at or prior to the Closing, the Company, as applicable, shall have delivered, or caused to be delivered, to Plum the following documents:

(i) a certificate duly executed by an authorized officer of the Company, dated as of the Closing Date, to the effect that the conditions specified in Section 10.03(a) and Section 10.03(b) are satisfied, in a form and substance reasonably satisfactory to Plum;

(ii) the Registration Rights Agreement duly executed by the Restricted Company Shareholders; and

(iii) a Company Lock-Up Agreement duly executed by each Locked-Up Company Person.

Section 10.04 Frustration of Conditions. The Parties agree that the Company may not rely on the failure of any condition set forth in this Article X to be satisfied if such failure was proximately caused by the Company’s failure to use reasonable best efforts to cause the Closing to occur, as required by Section 9.02, or a breach of this Agreement. Plum may not rely on the failure of any condition set forth in this Article X to be satisfied if such failure was proximately caused by Plum’s or Merger Sub’s failure to use reasonable best efforts to cause the Closing to occur, as required by Section 9.02, or a breach of this Agreement.

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Article XI TERMINATION/EFFECTIVENESS

Section 11.01 Termination. This Agreement may be terminated and the transactions contemplated by this Agreement may be abandoned at any time prior to the Closing:

(a) by mutual written consent of the Company and Plum;

(b) by Plum, by giving written notice to the Company, if any of the representations or warranties set forth in Article IV shall not be true and correct or if the Company has failed to perform any covenant or agreement on the part of the Company set forth in this Agreement (including an obligation to consummate the Closing), in any case, which would result in a failure of a condition to Closing set forth in either Section 10.03(a) or Section 10.03(b) to be satisfied and the breach or breaches causing such representations or warranties not to be true and correct, or the failures to perform any covenant or agreement, as applicable, is (or are) not cured or cannot be cured within the earlier of (i) thirty (30) days after written notice thereof is delivered to the Company by Plum, and (ii) the Termination Date; provided, however, that Plum is not then in breach of this Agreement so as to prevent the condition to Closing set forth in either in Section 10.02(a) or Section 10.02(c) from being satisfied;

(c) by the Company, by giving written notice to Plum, if any of the representations or warranties set forth in Article V or Article VI shall not be true and correct or if Plum or Merger Sub has failed to perform any covenant or agreement on the part of Plum or Merger Sub forth in this Agreement (including an obligation to consummate the Closing), in any case, which would result in a failure of a condition to Closing set forth in either Section 10.02(a) or Section 10.02(c) to be satisfied and the breach or breaches causing such representations or warranties not to be true and correct, or the failures to perform any covenant or agreement, as applicable, is (or are) not cured or cannot be cured within the earlier of (i) thirty (30) days after written notice thereof is delivered to Plum and (ii) the Termination Date; provided, however, that the Company is not then in breach of this Agreement so as to prevent the condition to Closing set forth in Section 10.03(a) or Section 10.03(b) from being satisfied;

(d) by either Plum or the Company, by giving written notice to the other Party, if the Transactions shall not have been consummated on or prior to March 18, 2024 (the “Termination Date”); provided that if Plum obtains the NASDAQ Extension, then “Termination Date” shall mean June 18, 2024; provided further that (i) the right to terminate this Agreement pursuant to this Section 11.01(d) shall not be available to Plum if Plum’s or Merger Sub’s breach of any of its covenants or obligations under this Agreement shall have proximately caused the failure to consummate the Transactions on or before the Termination Date and (ii) the right to terminate this Agreement pursuant to this Section 11.01(d) shall not be available to the Company if the Company’s breach of any of its covenants or obligations under this Agreement shall have proximately caused the failure to consummate the transactions contemplated by this Agreement on or before the Termination Date;

(e) by either Plum or the Company, if any Governmental Authority shall have issued a Governmental Order or taken any other action permanently enjoining, restraining or otherwise prohibiting the transactions contemplated by this Agreement and such Governmental Order or other action shall have become final and nonappealable;

(f) by either Plum or the Company, if the Special Meeting has been held (including any adjournment or postponement thereof), has concluded, the Pre-Closing Plum Holders have duly voted and the Required Plum Shareholder Approval was not obtained;

(g) by either Plum or the Company, if either (i) a meeting of Company Shareholders seeking the Required Company Shareholders’ Consent in accordance with Section 7.06 has been held (including any adjournment or postponement thereof), has concluded, the Company Shareholders have duly voted and the Required Company Shareholders’ Consent is not obtained, or (ii) if the Required Company Shareholders’ Consent is obtained, either by written consent of Company Shareholders or at a meeting of Company Shareholders, but is no longer valid or is otherwise revoked or rescinded at any time thereafter;

(h) by the Company at any time if the Plum Shares are delisted by NASDAQ based on a final and unappealable ruling thereby, by giving written notice to Plum;

(i) by the Company, by giving written notice to Plum, if Merger Sub has failed to perform any covenant or agreement on the part of Merger Sub forth in Section 8.05, and the failure to perform any covenant or agreement, as applicable, is (or are) not cured within two (2) days after written notice thereof is delivered to Plum; or

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(j) by the Company, by giving written notice to Plum, in the event that the Company’s board of directors shall have effected a Company Board Recommendation Change.

Section 11.02 Effect of Termination. Except as otherwise set forth in this Section 11.02 or Section 12.14, in the event of the termination of this Agreement pursuant to Section 11.01, this entire Agreement shall forthwith become void (and there shall be no Liability or obligation on the part of the Parties and their respective Representatives) with the exception of (a) Section 7.02 (Trust Account Waiver), Section 9.06(b) (Confidentiality; Access to Information; Publicity), this Section 11.02 (Effect of Termination), Article XII (Miscellaneous) and Section 1.01 (Definitions) (to the extent related to the foregoing), each of which shall survive such termination and remain valid and binding obligations of the Parties, and (b) the Confidentiality Agreement, which shall survive such termination and remain valid and binding obligations of the parties thereto in accordance with its terms. Notwithstanding the foregoing or anything to the contrary herein, the termination of this Agreement pursuant to Section 11.01 shall not affect any Liability on the part of any Party for a willful and material breach of any covenant or agreement set forth in this Agreement prior to such termination or actual fraud.

Section 11.03 Termination Fee.

(a) In the event that this Agreement is terminated by Plum pursuant to Section 11.01(b) or by the Company or Plum pursuant to Section 11.01(g), the Company shall pay or cause to be paid the Termination Fee to Plum (or one or more of its designees) by wire transfer of same day funds as promptly as reasonably practicable, and, in any event, within ten (10) Business Days of such termination.

(b) In the event that this Agreement is terminated by the Company pursuant to Section 11.01(j) as a result of a Company Board Recommendation Change based upon the acceptance of a Superior Proposal, the Company shall pay or cause to be paid the Termination Fee to Plum (or one or more of its designees) by wire transfer of same day funds as promptly as reasonably practicable, and, in any event, upon the execution of a definitive agreement in connection with such Superior Proposal.

(c) The Parties acknowledge and agree that the provisions for payment of the Termination Fee are an integral part of the Transactions and are included herein in order to induce the Parties to enter into this Agreement. The Termination Fee, if paid, shall constitute liquidated damages and upon acceptance of the Termination Fee, neither the Company, nor its directors, officers, agents, Affiliates, or stockholders (collectively, the “Company Parties”) shall have any further liability or obligation to Plum, any of its Affiliates or any of its or their direct or indirect shareholders relating to or arising out of this Agreement, the Transactions, any of the other Transaction Documents, or the failure of the Merger or any other transaction contemplated hereby or thereby to be consummated, or in respect of any oral representation made or alleged to be have been made in connection herewith or therewith, whether in equity or at Law, in contract, in tort or otherwise, and, in such event, Plum shall not seek, and shall cause its controlled Affiliates not to seek, to recover any money damages (including consequential, special, indirect or punitive damages) or obtain any equitable relief from any Company Party. For the avoidance of doubt, in no event shall the Termination Fee be paid more than once.

Article XII MISCELLANEOUS

Section 12.01 Waiver. The Company prior to the Closing and Plum, by action taken by its board of directors or officers thereunto duly authorized, after the Closing may (a) extend the time for the performance of any of the obligations or other acts of Plum set forth herein, (b) waive any inaccuracies in the representations and warranties of Plum set forth herein or (c) waive compliance by Plum with any of the agreements or conditions set forth herein. Plum (prior to the Closing Date) and the Sponsor (after the Closing Date) may (i) extend the time for the performance of any of the obligations or other acts of the Company set forth herein, (ii) waive any inaccuracies in the representations and warranties of the Company set forth herein or (iii) waive compliance by the Company with any of the agreements or conditions set forth herein. Any agreement on the part of any such Party to any such extension or waiver shall be valid only if set forth in a written instrument signed on behalf of the Party granting such extension or waiver. Any waiver of any term or condition shall not be construed as a waiver of any subsequent breach or a subsequent waiver of the same term or condition, or a waiver of any other term or condition of this Agreement. The failure of any Party to assert any of its rights hereunder shall not constitute a waiver of such rights.

Section 12.02 Notices. All notices, requests, claims, demands and other communications hereunder shall be in writing and shall be given (and shall be deemed to have been duly given) by delivery in person, by e-mail (having obtained electronic delivery confirmation thereof (i.e., an electronic record of the sender that the e-mail was

Annex A-68

sent to the intended recipient thereof without an “error” or similar message that such e-mail was not received by such intended recipient)), or by registered or certified mail (postage prepaid, return receipt requested) (upon receipt thereof) to the other Parties as follows:

(a)	If to Plum or Merger Sub, prior to the Closing:
Plum Acquisition Corp. I 2021 Fillmore St. #2089 San Francisco, California Attn: Kanishka Roy; Mike Dinsdale Email: [omitted]
with a copy (which shall not constitute notice) to:
Hogan Lovells US LLP 390 Madison Avenue New York, NY 10017 Attn: Richard Aftanas; John Duke Email: richard.aftanas@hoganlovells.com; john.duke@hoganlovells.com
(b)	If to the Company:
Veea Inc. 164 E. 83rd Street New York, NY 10028 Attn: Allen Salmasi; Janice K. Smith Email: [omitted]
with a copy (which shall not constitute notice) to:
Ellenoff Grossman & Schole LLP 1345 Avenue of the Americas, 11th Fl. New York, NY 10105 Attn: Stuart Neuhauser, Esq. Matthew A. Gray, Esq. Email: sneuhauser@egsllp.com; mgray@egsllp.com
(c)	If to Plum, the Company or the Surviving Company, following the Closing:
Veea Inc. 164 E. 83rd Street New York, NY 10028 Attn: Allen Salmasi Email: [omitted]
with copies (which shall not constitute notice) to:
Veea Inc. 164 E. 83rd Street New York, NY 10028 Attn: Janice K. Smith Email: [omitted]
and
Ellenoff Grossman & Schole LLP 1345 Avenue of the Americas, 11th Fl. New York, NY 10105 Attn: Stuart Neuhauser, Esq. Matthew A. Gray, Esq. Email: sneuhauser@egsllp.com; mgray@egsllp.com

Annex A-69

or to such other address or addresses as the Parties may from time to time designate in writing. Without limiting the foregoing, any Party may give any notice or other communication hereunder using any other means (including personal delivery, expedited courier, messenger service, ordinary mail or electronic mail), but no such notice or other communication shall be deemed to have been duly given unless and until it actually is received by the Party for whom it is intended.

Section 12.03 Assignment. No Party hereto shall assign this Agreement or any part hereof without the prior written consent of the other Parties. Subject to the foregoing, this Agreement shall be binding upon and inure to the benefit of the Parties hereto and their respective permitted successors and assigns. Any attempted assignment in violation of the terms of this Section 12.03 shall be null and void, ab initio.

Section 12.04 Rights of Third Parties. This Agreement shall be binding upon and inure solely to the benefit of each Party and its successors and permitted assigns and, except as provided in Section 9.09 and Section 9.10, the last sentence of this Section 12.04, Section 12.15 and Section 12.17, nothing in this Agreement, express or implied, is intended to or shall confer upon any other Person any rights, benefits or remedies of any nature whatsoever under or by reason of this Agreement. The Sponsor shall be an express third-party beneficiary of Section 9.01, Section 9.05(b), and Section 12.09.

Section 12.05 Expenses. Except as otherwise set forth in this Agreement, all fees and expenses incurred in connection with this Agreement, the Transaction Documents and the transactions contemplated hereby and thereby, including the fees and disbursements of counsel, financial advisors and accountants, shall be paid by the Party incurring such fees or expenses; provided that, for the avoidance of doubt, (a) if this Agreement is terminated in accordance with its terms, the Company shall pay, or cause to be paid, all unpaid Company Transaction Expenses and Plum shall pay, or cause to be paid, all unpaid Plum Transaction Expenses and (b) if the Closing occurs, then Plum shall pay, or cause to be paid, all unpaid Company Transaction Expenses and all unpaid Plum Transaction Expenses.

Section 12.06 Captions; Counterparts. The captions in this Agreement are for convenience only and shall not be considered a part of or affect the construction or interpretation of any provision of this Agreement. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

Section 12.07 Exhibits and Schedules. All Exhibits and Schedules, or documents expressly incorporated into this Agreement, are hereby incorporated into this Agreement and are hereby made a part hereof as if set out in full in this Agreement. The Schedules shall be arranged in Sections and subsections corresponding to the numbered and lettered Sections and subsections set forth in this Agreement. Any item disclosed in the Company Disclosure Schedules or in the Plum Disclosure Schedules corresponding to any Section or subsection of Article IV (in the case of the Company Disclosure Schedules) or Article V or Article VI (in the case of the Plum Disclosure Schedules) shall be deemed to have been disclosed with respect to every other Section and subsection of Article IV (in the case of the Company Disclosure Schedules) or Article V or Article VI (in the case of the Plum Disclosure Schedules), as applicable, where the relevance of such disclosure to such other Section or subsection is reasonably apparent on the face of the disclosure. The information and disclosures set forth in the Schedules that correspond to the section or subsections of Article IV, Article V or Article VI may not be limited to matters required to be disclosed in the Schedules, and any such additional information or disclosure is for informational purposes only and does not necessarily include other matters of a similar nature.

Section 12.08 Entire Agreement. This Agreement (together with the Schedules and Exhibits to this Agreement), the Transaction Documents and that certain Confidentiality Agreement in effect among the Parties (as amended, modified or supplemented from time to time, the “Confidentiality Agreement”), constitute the entire agreement among the Parties relating to the transactions contemplated hereby and supersede any other agreements, whether written or oral, that may have been made or entered into by or among any of the Parties or any of their respective Subsidiaries relating to the Transactions. No representations, warranties, covenants, understandings, agreements, oral or otherwise, relating to the Transactions exist between the Parties, except as expressly set forth or referenced in this Agreement and the Confidentiality Agreement.

Section 12.09 Amendments. This Agreement may be amended or modified only by a written agreement executed and delivered by (a) Plum, on the one hand, and the Company, on the other hand, prior to the Closing and (b) Plum, after the Closing; provided, however, that none of the provisions that survive the Closing shall be amended

Annex A-70

or modified without the prior written consent of the Sponsor. This Agreement may not be modified or amended, except as provided in the immediately preceding sentence and any purported amendment by any Party or Parties effected in a manner which does not comply with this Section 12.09 shall be void, ab initio.

Section 12.10 Severability. Whenever possible, each provision of this Agreement will be interpreted in such a manner as to be effective and valid under applicable Law, but if any term or other provision of this Agreement is held to be invalid, illegal or unenforceable under applicable Law, all other provisions of this Agreement shall remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any Party. Upon such determination that any term or other provision of this Agreement is invalid, illegal or unenforceable under applicable Law, the Parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the Parties as closely as possible in an acceptable manner in order that the transactions contemplated hereby are consummated as originally contemplated to the greatest extent possible.

Section 12.11 Governing Law. This Agreement, the other Transaction Documents and the consummation of the transactions contemplated hereby and thereby, and any claim, action, suit, dispute, or controversy arising out of this Agreement, the other Transaction Documents and the transactions contemplated hereby and thereby, shall be governed by and construed in accordance with the laws of the State of Delaware, without giving effect to any choice of law or conflict of law principle, provision or rule (whether of the State of Delaware or any other jurisdiction) that would cause the application of the law of any jurisdiction other than the State of Delaware (except that the Laws of the Cayman Islands shall also apply to the Domestication).

Section 12.12 Consent to Jurisdiction. Each of the Parties irrevocably and unconditionally submits to the exclusive jurisdiction of the Chancery Court of the State of Delaware (or, if the Chancery Court of the State of Delaware declines to accept jurisdiction, any federal court within State of Delaware) for the purposes of any Proceeding (a) arising under this Agreement or under any other Transaction Document or (b) in any way connected with or related or incidental to the dealings of the Parties in respect of this Agreement or any other Transaction Document or any of the Transactions, and irrevocably and unconditionally waives any objection to the laying of venue of any such Proceeding in any such court, and further irrevocably and unconditionally waives and agrees not to plead or claim in any such court that any such Proceeding has been brought in an inconvenient forum. Each Party hereby irrevocably and unconditionally waives, and agrees not to assert, by way of motion or as a defense, counterclaim or otherwise, in any Proceeding (i) arising under this Agreement or under any other Transaction Document or (ii) in any way connected with or related or incidental to the dealings of the Parties in respect of this Agreement or any other Transaction Document or any of the Transactions, (A) any claim that it is not personally subject to the jurisdiction of the courts as described in this Section 12.12 for any reason, (B) that it or its property is exempt or immune from the jurisdiction of any such court or from any Proceeding commenced in such courts (whether through service of notice, attachment prior to judgment, attachment in aid of execution of judgment, execution of judgment or otherwise) and (C) that (x) the Proceeding in any such court is brought in an inconvenient forum, (y) the venue of such Proceeding is improper or (z) this Agreement, or the subject matter hereof, may not be enforced in or by such courts. Each Party agrees that service of any process, summons, notice or document by registered mail to such Party’s respective address set forth in Section 12.02 shall be effective service of process for any such Proceeding.

Section 12.13 Waiver of Jury Trial. THE PARTIES EACH HEREBY WAIVES, TO THE FULLEST EXTENT PERMITTED BY LAW, ANY RIGHT TO TRIAL BY JURY OF ANY CLAIM, DEMAND, ACTION OR CAUSE OF ACTION ARISING UNDER THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY, IN EACH CASE, WHETHER NOW EXISTING OR HEREAFTER ARISING, AND WHETHER IN CONTRACT, TORT, EQUITY OR OTHERWISE. THE PARTIES EACH HEREBY AGREES AND CONSENTS THAT ANY SUCH CLAIM, DEMAND, ACTION OR CAUSE OF ACTION SHALL BE DECIDED BY COURT TRIAL WITHOUT A JURY AND THAT THE PARTIES MAY FILE AN ORIGINAL COUNTERPART OF A COPY OF THIS AGREEMENT WITH ANY COURT AS WRITTEN EVIDENCE OF THE CONSENT OF THE PARTIES HERETO TO THE WAIVER OF THEIR RIGHT TO TRIAL BY JURY. EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT (a) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER, (b) EACH SUCH PARTY UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER, (c) EACH SUCH PARTY MAKES THIS WAIVER VOLUNTARILY AND (d) EACH SUCH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS Section 12.13.

Annex A-71

Section 12.14 Enforcement. The Parties agree that irreparable damage for which monetary damages, even if available, would not be an adequate remedy, would occur in the event that the Parties do not perform their obligations under the provisions of this Agreement (including failing to take such actions as are required of them hereunder to consummate this Agreement) or any Transaction Document in accordance with its specified terms or otherwise breach such provisions. The Parties acknowledge and agree that (a) the Parties shall be entitled to seek an injunction, specific performance, or other equitable relief, to prevent breaches of this Agreement or any Transaction Document and to enforce specifically the terms and provisions hereof and thereof, without proof of damages, prior to the valid termination of this Agreement in accordance with Section 11.01, this being in addition to any other remedy to which they are entitled under this Agreement or any Transaction Document, and (b) the right to seek specific enforcement is an integral part of the Transactions and, without that right, none of the Parties would have entered into this Agreement. Each Party agrees that it will not oppose the granting of specific performance and other equitable relief on the basis that the other Parties have an adequate remedy at Law or that an award of specific performance is not an appropriate remedy for any reason at Law or equity. The Parties acknowledge and agree that any Party seeking an injunction to prevent breaches of this Agreement or any Transaction Document and to enforce specifically the terms and provisions of this Agreement or any Transaction Document in accordance with this Section 12.14 shall not be required to provide any bond or other security in connection with any such injunction.

Section 12.15 Non-Recourse. Subject in all respects to the last sentence of this Section 12.15, this Agreement may only be enforced against, and any claim or cause of action based upon, arising out of, or related to this Agreement or the transactions contemplated hereby may only be brought against, the entities that are expressly named as Parties and then only with respect to the specific obligations set forth herein with respect to such Party. Except to the extent a Party (and then only to the extent of the specific obligations undertaken by such Party in this Agreement), (a) no past, present or future director, officer, employee, incorporator, member, partner, shareholder, Affiliate, agent, attorney, advisor or representative or Affiliate of any Party and (b) no past, present or future director, officer, employee, incorporator, member, partner, shareholder, Affiliate, agent, attorney, advisor or representative or Affiliate of any of the foregoing shall have any Liability (whether in contract, tort, equity or otherwise) for any one or more of the representations, warranties, covenants, agreements or other obligations or liabilities of any one or more of the Company, Plum or Merger Sub under this Agreement of or for any claim based on, arising out of, or related to this Agreement or the transactions contemplated hereby. Notwithstanding the foregoing, nothing in this Section 12.15 shall limit, amend or waive any rights or obligations of any party to any Transaction Document with respect to the other parties thereto.

Section 12.16 Nonsurvival of Representations, Warranties and Covenants. None of the representations, warranties, covenants, obligations or other agreements in this Agreement or in any certificate, statement or instrument delivered pursuant to this Agreement, including any rights arising out of any breach of such representations, warranties, covenants, obligations, agreements or other provisions, shall survive the Closing, and all of the representations, warranties, covenants, obligations or other agreements in this Agreement or in any certificate, statement or instrument delivered pursuant to this Agreement, including any rights arising out of any breach of such representations, warranties, covenants, obligations, agreements or other provisions, shall terminate and expire upon the occurrence of the Closing (and there shall be no Liability after the Closing in respect thereof), in each case, except for (a) those covenants and agreements contained herein that by their terms expressly apply in whole or in part at or after the Closing and then only with respect to any breaches occurring at or after the Closing and (b) this Article XII.

Section 12.17 Acknowledgements.

(a) Each of the Parties acknowledges and agrees (on its own behalf and on behalf of its respective Affiliates and its and their respective Representatives) that: (i) it has conducted its own independent investigation of the financial condition, results of operations, assets, liabilities, properties and projected operations of the other Parties (and their respective Subsidiaries) and has been afforded satisfactory access to the books and records, facilities and personnel of the other Parties (and their respective Subsidiaries) for purposes of conducting such investigation; (ii) the representations and warranties of the Company in Article IV constitute the sole and exclusive representations and warranties of the Company in connection with the transactions contemplated hereby; (iii) the representations and warranties of Plum and Merger Sub in Article V and Article VI constitute the sole and exclusive representations and warranties of Plum and Merger Sub; (iv) except for the representations and warranties of the Company in Article IV and the representations and warranties of Plum and Merger Sub in Article V and Article VI, none of the Parties or any other Person makes, or has made, any other express or

Annex A-72

implied representation or warranty with respect to any Party (or any Party’s Subsidiaries), including any implied warranty or representation as to condition, merchantability, suitability or fitness for a particular purpose or trade as to any of the assets of such Party or its Subsidiaries or the Transactions and all other representations and warranties of any kind or nature expressed or implied (including (x) regarding the completeness or accuracy of, or any omission to state or to disclose, any information, including in the estimates, projections or forecasts or any other information, document or material provided to or made available to any Party or their respective Affiliates or Representatives in certain “data rooms,” management presentations or in any other form in expectation of the Transactions, including meetings, calls or correspondence with management of any Party (or any Party’s Subsidiaries), and (y) any relating to the future or historical business, condition (financial or otherwise), results of operations, prospects, assets or liabilities of any Party (or its Subsidiaries), or the quality, quantity or condition of any Party’s or its Subsidiaries’ assets) are specifically disclaimed by all Parties and their respective Subsidiaries and all other Persons (including the Representatives and Affiliates of any Party or its Subsidiaries); and (v) each Party and its respective Affiliates are not relying on any representations and warranties in connection with the Transactions except the representations and warranties of the Company in Article IV and the representations and warranties of Plum and Merger Sub in Article V and Article VI, and the other representations and warranties expressly made by a Person in the Sponsor Letter Agreement, the Registration Rights Agreement, and the Company Lock-Up Agreements. The foregoing does not limit any rights of any Party pursuant to any Transaction Document against any other Party pursuant to such Transaction Document to which it is a party or of which it is an express third party beneficiary. Except as otherwise expressly set forth in this Agreement, Plum understands and agrees that any assets, properties and business of the Company and its Subsidiaries are furnished “as is,” “where is” and subject to and except for the representations and warranties of the Company in Article IV or as provided in any certificate delivered in accordance with Section 10.03(d)(i) with all faults and without any other representation or warranty of any nature whatsoever.

(b) Effective upon Closing, each of the Parties waives, on its own behalf and on behalf of its respective Affiliates and Representatives, to the fullest extent permitted under applicable Law, any and all rights, Proceedings and causes of action it may have against any other Party or their respective Subsidiaries and any of their respective current or former Affiliates or Representatives relating to the operation of any Party or its Subsidiaries or their respective businesses prior to the Closing or relating to the subject matter of this Agreement, the Schedules, or the Exhibits to this Agreement, whether arising under or based upon any federal, state, local or foreign statute, Law, ordinance, rule or regulation or otherwise. Each Party acknowledges and agrees that it will not assert, institute or maintain any Action, suit, investigation, or proceeding of any kind whatsoever, including a counterclaim, cross-claim, or defense, regardless of the legal or equitable theory under which such liability or obligation may be sought to be imposed, that makes any claim contrary to the agreements and covenants set forth in this Section 12.17. Each Party shall have the right to enforce this Section 12.17 on behalf of any Person that would be benefitted or protected by this Section 12.17 if they were a party hereto. The foregoing agreements, acknowledgements, disclaimers and waivers are irrevocable. For the avoidance of doubt, nothing in this Section 12.17 shall limit, modify, restrict or operate as a waiver with respect to, any rights any Party may have under any written agreement entered into in connection with the transactions that are contemplated by this Agreement, including any Transaction Document.

[Signature pages follow.]

Annex A-73

IN WITNESS WHEREOF, the parties hereto have hereunto caused this Business Combination Agreement to be duly executed as of the date hereof.

PLUM ACQUISITION CORP. I
By:	/s/ Kanishka Roy
Name:	Kanishka Roy
Title:	Co-Chief Executive Officer and President
PLUM SPAC MERGER SUB, INC.
By:	/s/ Kanishka Roy
Name:	Kanishka Roy
Title:	Chief Executive Officer
VEEA INC.
By:	/s/ Allen Salmasi
Name:	Allen Salmasi
Title:	Chairman & Chief Executive Officer

{Signature Page to Business Combination Agreement}

Annex A-74

Exhibit A-1

Form of Company Lock-Up Agreement

(See attached)

Annex A-75

Exhibit A-2

Form of Plum Lock-Up Agreement

(See attached)

Annex A-76

Exhibit B

Form of Voting Agreement

(See attached)

Annex A-77

Exhibit C

Sponsor Letter Agreement

(See attached)

Annex A-78

Exhibit D

Founder Letter Amendment

(See attached)

Annex A-79

Exhibit E

Form of Registration Rights Agreement

(See attached)

Annex A-80

Annex B

THE COMPANIES ACT (AS REVISED)
OF THE CAYMAN ISLANDS
COMPANY LIMITED BY SHARES

SECOND AMENDED AND RESTATED
MEMORANDUM AND ARTICLES OF ASSOCIATION

OF

PLUM ACQUISITION CORP. I
(ADOPTED BY SPECIAL RESOLUTION DATED 13 SEPTEMBER 2023 AND EFFECTIVE ON 13
SEPTEMBER 2023)

www.verify.gov.ky File#: 370077	Filed: 25-Oct-2023 15:26 EST Auth Code: A87411990879

Annex B-1

THE COMPANIES ACT (AS REVISED)
OF THE CAYMAN ISLANDS
COMPANY LIMITED BY SHARES

SECOND AMENDED AND RESTATED
MEMORANDUM OF ASSOCIATION
OF
PLUM ACQUISITION CORP. I
(ADOPTED BY SPECIAL RESOLUTION DATED 13 SEPTEMBER 2023 AND EFFECTIVE ON 13
SEPTEMBER 2023)

1       The name of the Company is Plum Acquisition Corp. I

2       The Registered Office of the Company shall be at the offices of Conyers Trust Company (Cayman) Limited, Cricket Square, Hutchins Drive, P.O. Box 2681, Grand Cayman KY1-1111, Cayman Islands or at such other place within the Cayman Islands as the Directors may decide.

3       The objects for which the Company is established are unrestricted and the Company shall have full power and authority to carry out any object not prohibited by the laws of the Cayman Islands.

4       The liability of each Member is limited to the amount unpaid on such Member’s shares.

5       The share capital of the Company is US$55,100 divided into 500,000,000 Class A ordinary shares of a par value of US$0.0001 each, 50,000,000 Class B ordinary shares of a par value of US$0.0001 each and 1,000,000 preference shares of a par value of US$0.0001 each.

6       The Company has power to register by way of continuation as a body corporate limited by shares under the laws of any jurisdiction outside the Cayman Islands and to be deregistered in the Cayman Islands.

7       Capitalised terms that are not defined in this Amended and Restated Memorandum of Association bear the respective meanings given to them in the Amended and Restated Articles of Association of the Company.

www.verify.gov.ky File#: 370077	Filed: 25-Oct-2023 15:26 EST Auth Code: A87411990879

Annex B-2

THE COMPANIES ACT (AS REVISED)
OF THE CAYMAN ISLANDS
COMPANY LIMITED BY SHARES

SECOND AMENDED AND RESTATED
ARTICLES OF ASSOCIATION
OF
PLUM ACQUISITION CORP. I
(ADOPTED BY SPECIAL RESOLUTION DATED 13 SEPTEMBER 2023 AND EFFECTIVE ON 13
SEPTEMBER 2023)

1       Interpretation

1.1    In the Articles Table A in the First Schedule to the Statute does not apply and, unless there is something in the subject or context inconsistent therewith:

“Affiliate”

in respect of a person, means any other person that, directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, such person, and (a) in the case of a natural person, shall include, without limitation, such person’s spouse, parents, children, siblings, mother-in-law and father-in-law and brothers and sisters-in-law, whether by blood, marriage or adoption or anyone residing in such person’s home, a trust for the benefit of any of the foregoing, a company, partnership or any natural person or entity wholly or jointly owned by any of the foregoing and (b) in the case of an entity, shall include a partnership, a corporation or any natural person or entity which directly, or indirectly through one or more intermediaries, controls, is controlled by, or is under common control with, such entity.

“Applicable Law”

means, with respect to any person, all provisions of laws, statutes, ordinances, rules, regulations, permits, certificates, judgments, decisions, decrees or orders of any governmental authority applicable to such person.

“Articles”	means these amended and restated articles of association of the Company.
“Audit Committee”	means the audit committee of the board of directors of the Company established pursuant to the Articles, or any successor committee.
“Auditor”	means the person for the time being performing the duties of auditor of the Company (if any).
“Business Combination”

means a merger, share exchange, asset acquisition, share purchase, reorganisation or similar business combination involving the Company, with one or more businesses or entities (the “target business”), which Business Combination: (a) as long as the securities of the Company are listed on the Nasdaq Capital Market, must occur with one or more target businesses that together have an aggregate fair market value of at least 80 per cent of the assets held in the Trust Account (excluding the deferred underwriting commissions and taxes payable on the income earned on the Trust Account) at the time of the signing of the definitive agreement to enter into such Business Combination; and (b) must not be solely effectuated with another blank cheque company or a similar company with nominal operations.

www.verify.gov.ky File#: 370077	Filed: 25-Oct-2023 15:26 EST Auth Code: A87411990879

Annex B-3

“business day”	means any day other than a Saturday, a Sunday or a legal holiday or a day on which banking institutions or trust companies are authorised or obligated by law to close in New York City.
“Clearing House”

means a clearing house recognised by the laws of the jurisdiction in which the Shares (or depositary receipts therefor) are listed or quoted on a stock exchange or interdealer quotation system in such jurisdiction.

“Class A Share”	means a Class A ordinary share of a par value of US$0.0001 in the share capital of the Company.
“Class B Share”	means a Class B ordinary share of a par value of US$0.0001 in the share capital of the Company.
“Company”	means the above named company.
“Company’s Website”	means the website of the Company and/or its web-address or domain name (if any).
“Compensation Committee”	means the compensation committee of the board of directors of the Company established pursuant to the Articles, or any successor committee.
“Designated Stock Exchange”	means any United States national securities exchange on which the securities of the Company are listed for trading, including the Nasdaq Capital Market.
“Directors”	means the directors for the time being of the Company.
“Dividend”	means any dividend (whether interim or final) resolved to be paid on Shares pursuant to the Articles.
“Electronic Communication”

means a communication sent by electronic means, including electronic posting to the Company’s Website, transmission to any number, address or internet website (including the website of the Securities and Exchange Commission) or other electronic delivery methods as otherwise decided and approved by the Directors.

“Electronic Record”	has the same meaning as in the Electronic Transactions Act.
“Electronic Transactions Act”	means the Electronic Transactions Act (2003 Revision) of the Cayman Islands.
“Equity-linked Securities”

means any debt or equity securities that are convertible, exercisable or exchangeable for Class A Shares issued in a financing transaction in connection with a Business Combination, including but not limited to a private placement of equity or debt.

“Exchange Act”

means the United States Securities Exchange Act of 1934, as amended, or any similar U.S. federal statute and the rules and regulations of the Securities and Exchange Commission thereunder, all as the same shall be in effect at the time.

www.verify.gov.ky File#: 370077	Filed: 25-Oct-2023 15:26 EST Auth Code: A87411990879

Annex B-4

“Founders”	means all Members immediately prior to the consummation of the IPO.
“Independent Director”	has the same meaning as in the rules and regulations of the Designated Stock Exchange or in Rule 10A-3 under the Exchange Act, as the case may be.
“IPO”	means the Company’s initial public offering of securities.
“Member”	has the same meaning as in the Statute.
“Memorandum”	means the amended and restated memorandum of association of the Company.
“Nominating Committee”	means the nominating committee of the board of directors of the Company established pursuant to the Articles, or any successor committee.
“Officer”	means a person appointed to hold an office in the Company.
“Ordinary Resolution”

means a resolution passed by a simple majority of the Members as, being entitled to do so, vote in person or, where proxies are allowed, by proxy at a general meeting, and includes a unanimous written resolution. In computing the majority when a poll is demanded regard shall be had to the number of votes to which each Member is entitled by the Articles.

“Over-Allotment Option”

means the option of the Underwriters to purchase up to an additional 15 per cent of the firm units (as described in the Articles) issued in the IPO at a price equal to US$10 per unit, less underwriting discounts and commissions.

“Preference Share”	means a preference share of a par value of US$0.0001 in the share capital of the Company.
“Public Share”	means a Class A Share issued as part of the units (as described in the Articles) issued in the IPO.
“Redemption Notice”	means a notice in a form approved by the Company by which a holder of Public Shares is entitled to require the Company to redeem its Public Shares, subject to any conditions contained therein.
“Register of Members”	means the register of Members maintained in accordance with the Statute and includes (except where otherwise stated) any branch or duplicate register of Members.
“Registered Office”	means the registered office for the time being of the Company.
“Representative”	means a representative of the Underwriters.
“Seal”	means the common seal of the Company and includes every duplicate seal.
“Securities and Exchange Commission”	means the United States Securities and Exchange Commission.

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Annex B-5

“Share”	means a Class A Share, a Class B Share or a Preference Share and includes a fraction of a share in the Company.
“Special Resolution”	subject to Article 29.4, has the same meaning as in the Statute, and includes a unanimous written resolution.
“Sponsor”	means Plum Financial LLC, a Delaware limited liability company, and its successors or assigns.
“Statute”	means the Companies Act (As Revised) of the Cayman Islands.
“Tax Filing Authorised Person”	means such person as any Director shall designate from time to time, acting severally.
“Treasury Share”	means a Share held in the name of the Company as a treasury share in accordance with the Statute.
“Trust Account”

means the trust account established by the Company upon the consummation of the IPO and into which a certain amount of the net proceeds of the IPO, together with a certain amount of the proceeds of a private placement of warrants simultaneously with the closing date of the IPO, will be deposited.

“Underwriter”	means an underwriter of the IPO from time to time and any successor underwriter.

1.2    In the Articles:

(a)     words importing the singular number include the plural number and vice versa;

(b)    words importing persons include corporations as well as any other legal or natural person;

(c)     “written” and “in writing” include all modes of representing or reproducing words in visible form, including in the form of an Electronic Record;

(d)    “shall” shall be construed as imperative and “may” shall be construed as permissive;

(e)     references to provisions of any law or regulation shall be construed as references to those provisions as amended, modified, re-enacted or replaced;

(f)     any phrase introduced by the terms “including”, “include”, “in particular” or any similar expression shall be construed as illustrative and shall not limit the sense of the words preceding those terms;

(g)    the term “and/or” is used herein to mean both “and” as well as “or.” The use of “and/or” in certain contexts in no respects qualifies or modifies the use of the terms “and” or “or” in others. The term “or” shall not be interpreted to be exclusive and the term “and” shall not be interpreted to require the conjunctive (in each case, unless the context otherwise requires);

(h)    headings are inserted for reference only and shall be ignored in construing the Articles;

(i)     any requirements as to delivery under the Articles include delivery in the form of an Electronic Record;

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Annex B-6

(j)     any requirements as to execution or signature under the Articles including the execution of the Articles themselves can be satisfied in the form of an electronic signature as defined in the Electronic Transactions Act;

(k)    sections 8 and 19(3) of the Electronic Transactions Act shall not apply;

(l)     the term “clear days” in relation to the period of a notice means that period excluding the day when the notice is received or deemed to be received and the day for which it is given or on which it is to take effect; and

(m)   the term “holder” in relation to a Share means a person whose name is entered in the Register of Members as the holder of such Share.

2       Commencement of Business

2.1    The business of the Company may be commenced as soon after incorporation of the Company as the Directors shall see fit.

2.2    The Directors may pay, out of the capital or any other monies of the Company, all expenses incurred in or about the formation and establishment of the Company, including the expenses of registration.

3       Issue of Shares and other Securities

3.1    Subject to the provisions, if any, in the Memorandum (and to any direction that may be given by the Company in general meeting) and, where applicable, the rules and regulations of the Designated Stock Exchange, the Securities and Exchange Commission and/or any other competent regulatory authority or otherwise under Applicable Law, and without prejudice to any rights attached to any existing Shares, the Directors may allot, issue, grant options over or otherwise dispose of Shares (including fractions of a Share) with or without preferred, deferred or other rights or restrictions, whether in regard to Dividends or other distributions, voting, return of capital or otherwise and to such persons, at such times and on such other terms as they think proper, and may also (subject to the Statute and the Articles) vary such rights, save that the Directors shall not allot, issue, grant options over or otherwise dispose of Shares (including fractions of a Share) to the extent that it may affect the ability of the Company to carry out a Class B Ordinary Share Conversion set out in the Articles.

3.2    The Company may issue rights, options, warrants or convertible securities or securities of similar nature conferring the right upon the holders thereof to subscribe for, purchase or receive any class of Shares or other securities in the Company on such terms as the Directors may from time to time determine.

3.3    The Company may issue units of securities in the Company, which may be comprised of whole or fractional Shares, rights, options, warrants or convertible securities or securities of similar nature conferring the right upon the holders thereof to subscribe for, purchase or receive any class of Shares or other securities in the Company, upon such terms as the Directors may from time to time determine. The securities comprising any such units which are issued pursuant to the IPO can only be traded separately from one another on the 52nd day following the date of the prospectus relating to the IPO unless the Representative(s) determines that an earlier date is acceptable, subject to the Company having filed a current report on Form 8-K with the Securities and Exchange Commission and a press release announcing when such separate trading will begin. Prior to such date, the units can be traded, but the securities comprising such units cannot be traded separately from one another.

3.4    The Company shall not issue Shares to bearer.

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Annex B-7

4       Register of Members

4.1    The Company shall maintain or cause to be maintained the Register of Members in accordance with the Statute.

4.2    The Directors may determine that the Company shall maintain one or more branch registers of Members in accordance with the Statute. The Directors may also determine which register of Members shall constitute the principal register and which shall constitute the branch register or registers, and to vary such determination from time to time.

5       Closing Register of Members or Fixing Record Date

5.1    For the purpose of determining Members entitled to notice of, or to vote at any meeting of Members or any adjournment thereof, or Members entitled to receive payment of any Dividend or other distribution, or in order to make a determination of Members for any other purpose, the Directors may, after notice has been given by advertisement in an appointed newspaper or any other newspaper or by any other means in accordance with the rules and regulations of the Designated Stock Exchange, the Securities and Exchange Commission and/or any other competent regulatory authority or otherwise under Applicable Law, provide that the Register of Members shall be closed for transfers for a stated period which shall not in any case exceed forty days.

5.2    In lieu of, or apart from, closing the Register of Members, the Directors may fix in advance or arrears a date as the record date for any such determination of Members entitled to notice of, or to vote at any meeting of the Members or any adjournment thereof, or for the purpose of determining the Members entitled to receive payment of any Dividend or other distribution, or in order to make a determination of Members for any other purpose.

5.3    If the Register of Members is not so closed and no record date is fixed for the determination of Members entitled to notice of, or to vote at, a meeting of Members or Members entitled to receive payment of a Dividend or other distribution, the date on which notice of the meeting is sent or the date on which the resolution of the Directors resolving to pay such Dividend or other distribution is passed, as the case may be, shall be the record date for such determination of Members. When a determination of Members entitled to vote at any meeting of Members has been made as provided in this Article, such determination shall apply to any adjournment thereof.

6       Certificates for Shares

6.1    A Member shall only be entitled to a share certificate if the Directors resolve that share certificates shall be issued. Share certificates representing Shares, if any, shall be in such form as the Directors may determine. Share certificates shall be signed by one or more Directors or other person authorised by the Directors. The Directors may authorise certificates to be issued with the authorised signature(s) affixed by mechanical process. All certificates for Shares shall be consecutively numbered or otherwise identified and shall specify the Shares to which they relate. All certificates surrendered to the Company for transfer shall be cancelled and, subject to the Articles, no new certificate shall be issued until the former certificate representing a like number of relevant Shares shall have been surrendered and cancelled.

6.2    The Company shall not be bound to issue more than one certificate for Shares held jointly by more than one person and delivery of a certificate to one joint holder shall be a sufficient delivery to all of them.

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Annex B-8

6.3    If a share certificate is defaced, worn out, lost or destroyed, it may be renewed on such terms (if any) as to evidence and indemnity and on the payment of such expenses reasonably incurred by the Company in investigating evidence, as the Directors may prescribe, and (in the case of defacement or wearing out) upon delivery of the old certificate.

6.4    Every share certificate sent in accordance with the Articles will be sent at the risk of the Member or other person entitled to the certificate. The Company will not be responsible for any share certificate lost or delayed in the course of delivery.

6.5     Share certificates shall be issued within the relevant time limit as prescribed by the Statute, if applicable, or as the rules and regulations of the Designated Stock Exchange, the Securities and Exchange Commission and/or any other competent regulatory authority or otherwise under Applicable Law may from time to time determine, whichever is shorter, after the allotment or, except in the case of a Share transfer which the Company is for the time being entitled to refuse to register and does not register, after lodgement of a Share transfer with the Company.

7       Transfer of Shares

7.1     Subject to the terms of the Articles, any Member may transfer all or any of their Shares by an instrument of transfer provided that such transfer complies with the rules and regulations of the Designated Stock Exchange, the Securities and Exchange Commission and/or any other competent regulatory authority or otherwise under Applicable Law. If the Shares in question were issued in conjunction with rights, options, warrants or units issued pursuant to the Articles on terms that one cannot be transferred without the other, the Directors shall refuse to register the transfer of any such Share without evidence satisfactory to them of the like transfer of such right, option, warrant or unit.

7.2    The instrument of transfer of any Share shall be in writing in the usual or common form or in a form prescribed by the rules and regulations of the Designated Stock Exchange, the Securities and Exchange Commission and/or any other competent regulatory authority or otherwise under Applicable Law or in any other form approved by the Directors and shall be executed by or on behalf of the transferor (and if the Directors so require, signed by or on behalf of the transferee) and may be under hand or, if the transferor or transferee is a Clearing House or its nominee(s), by hand or by machine imprinted signature or by such other manner of execution as the Directors may approve from time to time. The transferor shall be deemed to remain the holder of a Share until the name of the transferee is entered in the Register of Members.

8       Redemption, Repurchase and Surrender of Shares

8.1    Subject to the provisions of the Statute, and, where applicable, the rules and regulations of the Designated Stock Exchange, the Securities and Exchange Commission and/or any other competent regulatory authority or otherwise under Applicable Law, the Company may issue Shares that are to be redeemed or are liable to be redeemed at the option of the Member or the Company. The redemption of such Shares, except Public Shares, shall be effected in such manner and upon such other terms as the Company may, by Special Resolution, determine before the issue of such Shares. With respect to redeeming or repurchasing the Shares:

(a)     Members who hold Public Shares are entitled to request the redemption of such Shares in the circumstances described in the Business Combination Article hereof;

(b)    Class B Shares held by the Sponsor shall be surrendered by the Sponsor for no consideration on a pro-rata basis to the extent that the Over-Allotment Option is not exercised in full so that the Founders will own 20 per cent of the Company’s issued Shares after the IPO (exclusive of any securities purchased in a private placement simultaneously with the IPO); and

(c)     Public Shares shall be repurchased by way of tender offer in the circumstances set out in the Business Combination Article hereof.

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Annex B-9

8.2    Subject to the provisions of the Statute, and, where applicable, the rules and regulations of the Designated Stock Exchange, the Securities and Exchange Commission and/or any other competent regulatory authority or otherwise under Applicable Law, the Company may purchase its own Shares (including any redeemable Shares) in such manner and on such other terms as the Directors may agree with the relevant Member. For the avoidance of doubt, redemptions, repurchases and surrenders of Shares in the circumstances described in the Article above shall not require further approval of the Members.

8.3    The Company may make a payment in respect of the redemption or purchase of its own Shares in any manner permitted by the Statute, including out of capital.

8.4    The Directors may accept the surrender for no consideration of any fully paid Share.

9       Treasury Shares

9.1    The Directors may, prior to the purchase, redemption or surrender of any Share, determine that such Share shall be held as a Treasury Share.

9.2    The Directors may determine to cancel a Treasury Share or transfer a Treasury Share on such terms as they think proper (including, without limitation, for nil consideration).

10     Variation of Rights of Shares

10.1  Subject to Article 3.1, if at any time the share capital of the Company is divided into different classes of Shares, all or any of the rights attached to any class (unless otherwise provided by the terms of issue of the Shares of that class) may, whether or not the Company is being wound up, be varied without the consent of the holders of the issued Shares of that class where such variation is considered by the Directors not to have a material adverse effect upon such rights; otherwise, any such variation shall be made only with the consent in writing of the holders of not less than two thirds of the issued Shares of that class (other than with respect to a waiver of the provisions of the Class B Ordinary Share Conversion Article hereof, which as stated therein shall only require the consent in writing of the holders of a majority of the issued Shares of that class), or with the approval of a resolution passed by a majority of not less than two thirds of the votes cast at a separate meeting of the holders of the Shares of that class. For the avoidance of doubt, the Directors reserve the right, notwithstanding that any such variation may not have a material adverse effect, to obtain consent from the holders of Shares of the relevant class. To any such meeting all the provisions of the Articles relating to general meetings shall apply mutatis mutandis, except that the necessary quorum shall be one person holding or representing by proxy at least one third of the issued Shares of the class and that any holder of Shares of the class present in person or by proxy may demand a poll.

10.2  For the purposes of a separate class meeting, the Directors may treat two or more or all the classes of Shares as forming one class of Shares if the Directors consider that such class of Shares would be affected in the same way by the proposals under consideration, but in any other case shall treat them as separate classes of Shares.

10.3  The rights conferred upon the holders of the Shares of any class issued with preferred or other rights shall not, unless otherwise expressly provided by the terms of issue of the Shares of that class, be deemed to be varied by the creation or issue of further Shares ranking pari passu therewith or Shares issued with preferred or other rights.

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Annex B-10

11     Commission on Sale of Shares

The Company may, in so far as the Statute permits, pay a commission to any person in consideration of their subscribing or agreeing to subscribe (whether absolutely or conditionally) or procuring or agreeing to procure subscriptions (whether absolutely or conditionally) for any Shares. Such commissions may be satisfied by the payment of cash and/or the issue of fully or partly paid-up Shares. The Company may also on any issue of Shares pay such brokerage as may be lawful.

12     Non Recognition of Trusts

The Company shall not be bound by or compelled to recognise in any way (even when notified) any equitable, contingent, future or partial interest in any Share, or (except only as is otherwise provided by the Articles or the Statute) any other rights in respect of any Share other than an absolute right to the entirety thereof in the holder.

13     Lien on Shares

13.1  The Company shall have a first and paramount lien on all Shares (whether fully paid-up or not) registered in the name of a Member (whether solely or jointly with others) for all debts, liabilities or engagements to or with the Company (whether presently payable or not) by such Member or their estate, either alone or jointly with any other person, whether a Member or not, but the Directors may at any time declare any Share to be wholly or in part exempt from the provisions of this Article. The registration of a transfer of any such Share shall operate as a waiver of the Company’s lien thereon. The Company’s lien on a Share shall also extend to any amount payable in respect of that Share.

13.2  The Company may sell, in such manner as the Directors think fit, any Shares on which the Company has a lien, if a sum in respect of which the lien exists is presently payable, and is not paid within fourteen clear days after notice has been received or deemed to have been received by the holder of the Shares, or to the person entitled to it in consequence of the death or bankruptcy of the holder, demanding payment and stating that if the notice is not complied with the Shares may be sold.

13.3  To give effect to any such sale the Directors may authorise any person to execute an instrument of transfer of the Shares sold to, or in accordance with the directions of, the purchaser. The purchaser or their nominee shall be registered as the holder of the Shares comprised in any such transfer, and they shall not be bound to see to the application of the purchase money, nor shall their title to the Shares be affected by any irregularity or invalidity in the sale or the exercise of the Company’s power of sale under the Articles.

13.4  The net proceeds of such sale after payment of costs, shall be applied in payment of such part of the amount in respect of which the lien exists as is presently payable and any balance shall (subject to a like lien for sums not presently payable as existed upon the Shares before the sale) be paid to the person entitled to the Shares at the date of the sale.

14     Call on Shares

14.1  Subject to the terms of the allotment and issue of any Shares, the Directors may make calls upon the Members in respect of any monies unpaid on their Shares (whether in respect of par value or premium), and each Member shall (subject to receiving at least fourteen clear days’ notice specifying the time or times of payment) pay to the Company at the time or times so specified the amount called on the Shares. A call may be revoked or postponed, in whole or in part, as the Directors may determine. A call may be required to be paid by instalments. A person upon whom a call is made shall remain liable for calls made upon them notwithstanding the subsequent transfer of the Shares in respect of which the call was made.

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Annex B-11

14.2  A call shall be deemed to have been made at the time when the resolution of the Directors authorising such call was passed.

14.3  The joint holders of a Share shall be jointly and severally liable to pay all calls in respect thereof.

14.4  If a call remains unpaid after it has become due and payable, the person from whom it is due shall pay interest on the amount unpaid from the day it became due and payable until it is paid at such rate as the Directors may determine (and in addition all expenses that have been incurred by the Company by reason of such non-payment), but the Directors may waive payment of the interest or expenses wholly or in part.

14.5  An amount payable in respect of a Share on issue or allotment or at any fixed date, whether on account of the par value of the Share or premium or otherwise, shall be deemed to be a call and if it is not paid all the provisions of the Articles shall apply as if that amount had become due and payable by virtue of a call.

14.6  The Directors may issue Shares with different terms as to the amount and times of payment of calls, or the interest to be paid.

14.7  The Directors may, if they think fit, receive an amount from any Member willing to advance all or any part of the monies uncalled and unpaid upon any Shares held by them, and may (until the amount would otherwise become payable) pay interest at such rate as may be agreed upon between the Directors and the Member paying such amount in advance.

14.8  No such amount paid in advance of calls shall entitle the Member paying such amount to any portion of a Dividend or other distribution payable in respect of any period prior to the date upon which such amount would, but for such payment, become payable.

15     Forfeiture of Shares

15.1  If a call or instalment of a call remains unpaid after it has become due and payable the Directors may give to the person from whom it is due not less than fourteen clear days’ notice requiring payment of the amount unpaid together with any interest which may have accrued and any expenses incurred by the Company by reason of such non-payment. The notice shall specify where payment is to be made and shall state that if the notice is not complied with the Shares in respect of which the call was made will be liable to be forfeited.

15.2  If the notice is not complied with, any Share in respect of which it was given may, before the payment required by the notice has been made, be forfeited by a resolution of the Directors. Such forfeiture shall include all Dividends, other distributions or other monies payable in respect of the forfeited Share and not paid before the forfeiture.

15.3  A forfeited Share may be sold, re-allotted or otherwise disposed of on such terms and in such manner as the Directors think fit and at any time before a sale, re-allotment or disposition the forfeiture may be cancelled on such terms as the Directors think fit. Where for the purposes of its disposal a forfeited Share is to be transferred to any person the Directors may authorise some person to execute an instrument of transfer of the Share in favour of that person.

15.4  A person any of whose Shares have been forfeited shall cease to be a Member in respect of them and shall surrender to the Company for cancellation the certificate for the Shares forfeited and shall remain liable to pay to the Company all monies which at the date of forfeiture were payable by them to the Company in respect of those Shares together with interest at such rate as the Directors may determine, but their liability shall cease if and when the Company shall have received payment in full of all monies due and payable by them in respect of those Shares.

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Annex B-12

15.5  A certificate in writing under the hand of one Director or Officer that a Share has been forfeited on a specified date shall be conclusive evidence of the facts stated in it as against all persons claiming to be entitled to the Share. The certificate shall (subject to the execution of an instrument of transfer) constitute a good title to the Share and the person to whom the Share is sold or otherwise disposed of shall not be bound to see to the application of the purchase money, if any, nor shall their title to the Share be affected by any irregularity or invalidity in the proceedings in reference to the forfeiture, sale or disposal of the Share.

15.6  The provisions of the Articles as to forfeiture shall apply in the case of non payment of any sum which, by the terms of issue of a Share, becomes payable at a fixed time, whether on account of the par value of the Share or by way of premium as if it had been payable by virtue of a call duly made and notified.

16     Transmission of Shares

16.1  If a Member dies, the survivor or survivors (where they were a joint holder), or their legal personal representatives (where they were a sole holder), shall be the only persons recognised by the Company as having any title to their Shares. The estate of a deceased Member is not thereby released from any liability in respect of any Share, for which they were a joint or sole holder.

16.2  Any person becoming entitled to a Share in consequence of the death or bankruptcy or liquidation or dissolution of a Member (or in any other way than by transfer) may, upon such evidence being produced as may be required by the Directors, elect, by a notice in writing sent by them to the Company, either to become the holder of such Share or to have some person nominated by them registered as the holder of such Share. If they elect to have another person registered as the holder of such Share they shall sign an instrument of transfer of that Share to that person. The Directors shall, in either case, have the same right to decline or suspend registration as they would have had in the case of a transfer of the Share by the relevant Member before their death or bankruptcy or liquidation or dissolution, as the case may be.

16.3  A person becoming entitled to a Share by reason of the death or bankruptcy or liquidation or dissolution of a Member (or in any other case than by transfer) shall be entitled to the same Dividends, other distributions and other advantages to which they would be entitled if they were the holder of such Share. However, they shall not, before becoming a Member in respect of a Share, be entitled in respect of it to exercise any right conferred by membership in relation to general meetings of the Company and the Directors may at any time give notice requiring any such person to elect either to be registered them self or to have some person nominated by them be registered as the holder of the Share (but the Directors shall, in either case, have the same right to decline or suspend registration as they would have had in the case of a transfer of the Share by the relevant Member before their death or bankruptcy or liquidation or dissolution or any other case than by transfer, as the case may be). If the notice is not complied with within ninety days of being received or deemed to be received (as determined pursuant to the Articles), the Directors may thereafter withhold payment of all Dividends, other distributions, bonuses or other monies payable in respect of the Share until the requirements of the notice have been complied with.

17     Class B Ordinary Share Conversion

17.1  The rights attaching to the Class A Shares and Class B Shares shall rank pari passu in all respects, and the Class A Shares and Class B Shares shall vote together as a single class on all matters (subject to the Variation of Rights of Shares Article and the Appointment and Removal of Directors Article hereof) with the exception that the holder of a Class B Share shall have the conversion rights referred to in this Article.

17.2  Class B Shares shall automatically convert into Class A Shares on a one-for-one basis (the “Initial Conversion Ratio”): (a) at any time and from time to time at the option of the holders thereof; or (b) concurrently with or immediately following the consummation of a Business Combination.

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Annex B-13

17.3  Notwithstanding the Initial Conversion Ratio, in the case that additional Class A Shares or any other Equity-linked Securities, are issued, or deemed issued, by the Company in excess of the amounts offered in the IPO and related to the consummation of a Business Combination, all Class B Shares in issue shall automatically convert into Class A Shares at the time of the consummation of a Business Combination at a ratio for which the Class B Shares shall convert into Class A Shares will be adjusted (unless the holders of a majority of the Class B Shares in issue agree to waive such anti-dilution adjustment with respect to any such issuance or deemed issuance) so that the number of Class A Shares issuable upon conversion of all Class B Shares will equal, on an as- converted basis, in the aggregate, 20 per cent of the sum of all Class A Shares and Class B Shares in issue upon completion of the IPO plus all Class A Shares and Equity-linked Securities issued or deemed issued in connection with a Business Combination, excluding any Shares or Equity-linked Securities issued, or to be issued, to any seller in a Business Combination and any private placement warrants issued to the Sponsor, its Affiliates, a Director or an Officer upon conversion of working capital loans made to the Company.

17.4  Notwithstanding anything to the contrary contained herein, the foregoing adjustment to the Initial Conversion Ratio may be waived as to any particular issuance or deemed issuance of additional Class A Shares or Equity-linked Securities by the written consent or agreement of holders of a majority of the Class B Shares then in issue consenting or agreeing separately as a separate class in the manner provided in the Variation of Rights of Shares Article hereof.

17.5  The foregoing conversion ratio shall also be adjusted to account for any subdivision (by share subdivision, exchange, capitalisation, rights issue, reclassification, recapitalisation or otherwise) or combination (by share consolidation, exchange, reclassification, recapitalisation or otherwise) or similar reclassification or recapitalisation of the Class A Shares in issue into a greater or lesser number of shares occurring after the original filing of the Articles without a proportionate and corresponding subdivision, combination or similar reclassification or recapitalisation of the Class B Shares in issue.

17.6  Each Class B Share shall convert into its pro rata number of Class A Shares pursuant to this Article. The pro rata share for each holder of Class B Shares will be determined as follows: each Class B Share shall convert into such number of Class A Shares as is equal to the product of 1 multiplied by a fraction, the numerator of which shall be the total number of Class A Shares into which all of the Class B Shares in issue shall be converted pursuant to this Article and the denominator of which shall be the total number of Class B Shares in issue at the time of conversion.

17.7  References in this Article to “converted”, “conversion” or “exchange” shall mean the compulsory redemption without notice of Class B Shares of any Member and, on behalf of such Members, automatic application of such redemption proceeds in paying for such new Class A Shares into which the Class B Shares have been converted or exchanged at a price per Class B Share necessary to give effect to a conversion or exchange calculated on the basis that the Class A Shares to be issued as part of the conversion or exchange will be issued at par. The Class A Shares to be issued on an exchange or conversion shall be registered in the name of such Member or in such name as the Member may direct.

17.8  Notwithstanding anything to the contrary in this Article, in no event may any Class B Share convert into Class A Shares at a ratio that is less than one-for-one.

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Annex B-14

18     Amendments of Memorandum and Articles of Association and Alteration of Capital

18.1  The Company may by Ordinary Resolution:

(a)     increase its share capital by such sum as the Ordinary Resolution shall prescribe and with such rights, priorities and privileges annexed thereto, as the Company in general meeting may determine;

(b)    consolidate and divide all or any of its share capital into Shares of larger amount than its existing Shares;

(c)     convert all or any of its paid-up Shares into stock, and reconvert that stock into paid-up Shares of any denomination;

(d)    by subdivision of its existing Shares or any of them divide the whole or any part of its share capital into Shares of smaller amount than is fixed by the Memorandum or into Shares without par value; and

(e)     cancel any Shares that at the date of the passing of the Ordinary Resolution have not been taken or agreed to be taken by any person and diminish the amount of its share capital by the amount of the Shares so cancelled.

18.2  All new Shares created in accordance with the provisions of the preceding Article shall be subject to the same provisions of the Articles with reference to the payment of calls, liens, transfer, transmission, forfeiture and otherwise as the Shares in the original share capital.

18.3  Subject to the provisions of the Statute, the provisions of the Articles as regards the matters to be dealt with by Ordinary Resolution and Article 29.4, the Company may by Special Resolution:

(a)     change its name;

(b)    alter or add to the Articles;

(c)     alter or add to the Memorandum with respect to any objects, powers or other matters specified therein; and

(d)    reduce its share capital or any capital redemption reserve fund.

19     Offices and Places of Business

Subject to the provisions of the Statute, the Company may by resolution of the Directors change the location of its Registered Office. The Company may, in addition to its Registered Office, maintain such other offices or places of business as the Directors determine.

20     General Meetings

20.1  All general meetings other than annual general meetings shall be called extraordinary general meetings.

20.2  The Company may, but shall not (unless required by the Statute) be obliged to, in each year hold a general meeting as its annual general meeting, and shall specify the meeting as such in the notices calling it. Any annual general meeting shall be held at such time and place as the Directors shall appoint. At these meetings the report of the Directors (if any) shall be presented.

20.3  The Directors, the chief executive officer or the chairperson of the board of Directors may call general meetings, and, for the avoidance of doubt, Members shall not have the ability to call general meetings.

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Annex B-15

20.4  Members seeking to bring business before the annual general meeting or to nominate candidates for appointment as Directors at the annual general meeting must deliver notice to the principal executive offices of the Company not less than 120 calendar days before the date of the Company’s proxy statement released to Members in connection with the previous year’s annual general meeting or, if the Company did not hold an annual general meeting the previous year, or if the date of the current year’s annual general meeting has been changed by more than 30 days from the date of the previous year’s annual general meeting, then the deadline shall be set by the board of Directors with such deadline being a reasonable time before the Company begins to print and send its related proxy materials.

21     Notice of General Meetings

21.1  At least five clear days’ notice shall be given of any general meeting. Every notice shall specify the place, the day and the hour of the meeting and the general nature of the business to be conducted at the general meeting and shall be given in the manner hereinafter mentioned or in such other manner if any as may be prescribed by the Company, provided that a general meeting of the Company shall, whether or not the notice specified in this Article has been given and whether or not the provisions of the Articles regarding general meetings have been complied with, be deemed to have been duly convened if it is so agreed:

(a)     in the case of an annual general meeting, by all of the Members entitled to attend and vote thereat; and

(b)    in the case of an extraordinary general meeting, by a majority in number of the Members having a right to attend and vote at the meeting, together holding not less than ninety-five per cent in par value of the Shares giving that right.

21.2  The accidental omission to give notice of a general meeting to, or the non receipt of notice of a general meeting by, any person entitled to receive such notice shall not invalidate the proceedings of that general meeting.

22     Proceedings at General Meetings

22.1  No business shall be transacted at any general meeting unless a quorum is present. The holders of a majority of the Shares being individuals present in person or by proxy or if a corporation or other non-natural person by its duly authorised representative or proxy shall be a quorum.

22.2  A person may participate at a general meeting by conference telephone or other communications equipment by means of which all the persons participating in the meeting can communicate with each other. Participation by a person in a general meeting in this manner is treated as presence in person at that meeting.

22.3  A resolution (including a Special Resolution) in writing (in one or more counterparts) signed by or on behalf of all of the Members for the time being entitled to receive notice of and to attend and vote at general meetings (or, being corporations or other non-natural persons, signed by their duly authorised representatives) shall be as valid and effective as if the resolution had been passed at a general meeting of the Company duly convened and held.

22.4  If a quorum is not present within half an hour from the time appointed for the meeting to commence, the meeting shall stand adjourned to the same day in the next week at the same time and/or place or to such other day, time and/or place as the Directors may determine, and if at the adjourned meeting a quorum is not present within half an hour from the time appointed for the meeting to commence, the Members present shall be a quorum.

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Annex B-16

22.5  The Directors may, at any time prior to the time appointed for the meeting to commence, appoint any person to act as chairperson of a general meeting of the Company or, if the Directors do not make any such appointment, the chairperson, if any, of the board of Directors shall preside as chairperson at such general meeting. If there is no such chairperson, or if they shall not be present within fifteen minutes after the time appointed for the meeting to commence, or is unwilling to act, the Directors present shall elect one of their number to be chairperson of the meeting.

22.6  If no Director is willing to act as chairperson or if no Director is present within fifteen minutes after the time appointed for the meeting to commence, the Members present shall choose one of their number to be chairperson of the meeting.

22.7  The chairperson may, with the consent of a meeting at which a quorum is present (and shall if so directed by the meeting) adjourn the meeting from time to time and from place to place, but no business shall be transacted at any adjourned meeting other than the business left unfinished at the meeting from which the adjournment took place.

22.8  When a general meeting is adjourned for thirty days or more, notice of the adjourned meeting shall be given as in the case of an original meeting. Otherwise it shall not be necessary to give any such notice of an adjourned meeting.

22.9  If, prior to a Business Combination, a notice is issued in respect of a general meeting and the Directors, in their absolute discretion, consider that it is impractical or undesirable for any reason to hold that general meeting at the place, the day and the hour specified in the notice calling such general meeting, the Directors may postpone the general meeting to another place, day and/or hour provided that notice of the place, the day and the hour of the rearranged general meeting is promptly given to all Members. No business shall be transacted at any postponed meeting other than the business specified in the notice of the original meeting.

22.10 When a general meeting is postponed for thirty days or more, notice of the postponed meeting shall be given as in the case of an original meeting. Otherwise it shall not be necessary to give any such notice of a postponed meeting. All proxy forms submitted for the original general meeting shall remain valid for the postponed meeting. The Directors may postpone a general meeting which has already been postponed.

22.11 A resolution put to the vote of the meeting shall be decided on a poll.

22.12 A poll shall be taken as the chairperson directs, and the result of the poll shall be deemed to be the resolution of the general meeting at which the poll was demanded.

22.13 A poll demanded on the election of a chairperson or on a question of adjournment shall be taken forthwith. A poll demanded on any other question shall be taken at such date, time and place as the chairperson of the general meeting directs, and any business other than that upon which a poll has been demanded or is contingent thereon may proceed pending the taking of the poll.

22.14 In the case of an equality of votes the chairperson shall be entitled to a second or casting vote.

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Annex B-17

23     Votes of Members

23.1  Subject to any rights or restrictions attached to any Shares, including as set out at Article 29.4, every Member present in any such manner shall have one vote for every Share of which they are the holder.

23.2  In the case of joint holders the vote of the senior holder who tenders a vote, whether in person or by proxy (or, in the case of a corporation or other non-natural person, by its duly authorised representative or proxy), shall be accepted to the exclusion of the votes of the other joint holders, and seniority shall be determined by the order in which the names of the holders stand in the Register of Members.

23.3  A Member of unsound mind, or in respect of whom an order has been made by any court, having jurisdiction in lunacy, may vote by their committee, receiver, curator bonis, or other person on such Member’s behalf appointed by that court, and any such committee, receiver, curator bonis or other person may vote by proxy.

23.4  No person shall be entitled to vote at any general meeting unless they are registered as a Member on the record date for such meeting nor unless all calls or other monies then payable by them in respect of Shares have been paid.

23.5  No objection shall be raised as to the qualification of any voter except at the general meeting or adjourned general meeting at which the vote objected to is given or tendered and every vote not disallowed at the meeting shall be valid. Any objection made in due time in accordance with this Article shall be referred to the chairperson whose decision shall be final and conclusive.

23.6  Votes may be cast either personally or by proxy (or in the case of a corporation or other non-natural person by its duly authorised representative or proxy). A Member may appoint more than one proxy or the same proxy under one or more instruments to attend and vote at a meeting. Where a Member appoints more than one proxy the instrument of proxy shall specify the number of Shares in respect of which each proxy is entitled to exercise the related votes.

23.7  A Member holding more than one Share need not cast the votes in respect of their Shares in the same way on any resolution and therefore may vote a Share or some or all such Shares either for or against a resolution and/or abstain from voting a Share or some or all of the Shares and, subject to the terms of the instrument appointing them, a proxy appointed under one or more instruments may vote a Share or some or all of the Shares in respect of which they are appointed either for or against a resolution and/or abstain from voting a Share or some or all of the Shares in respect of which they are appointed.

24     Proxies

24.1  The instrument appointing a proxy shall be in writing and shall be executed under the hand of the appointor or of their attorney duly authorised in writing, or, if the appointor is a corporation or other non natural person, under the hand of its duly authorised representative. A proxy need not be a Member.

24.2  The Directors may, in the notice convening any meeting or adjourned meeting, or in an instrument of proxy sent out by the Company, specify the manner by which the instrument appointing a proxy shall be deposited and the place and the time (being not later than the time appointed for the commencement of the meeting or adjourned meeting to which the proxy relates) at which the instrument appointing a proxy shall be deposited. In the absence of any such direction from the Directors in the notice convening any meeting or adjourned meeting or in an instrument of proxy sent out by the Company, the instrument appointing a proxy shall be deposited physically at the Registered Office not less than 48 hours before the time appointed for the meeting or adjourned meeting to commence at which the person named in the instrument proposes to vote.

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Annex B-18

24.3  The chairperson may in any event at their discretion declare that an instrument of proxy shall be deemed to have been duly deposited. An instrument of proxy that is not deposited in the manner permitted, or which has not been declared to have been duly deposited by the chairperson, shall be invalid.

24.4  The instrument appointing a proxy may be in any usual or common form (or such other form as the Directors may approve) and may be expressed to be for a particular meeting or any adjournment thereof or generally until revoked. An instrument appointing a proxy shall be deemed to include the power to demand or join or concur in demanding a poll.

24.5  Votes given in accordance with the terms of an instrument of proxy shall be valid notwithstanding the previous death or insanity of the principal or revocation of the proxy or of the authority under which the proxy was executed, or the transfer of the Share in respect of which the proxy is given unless notice in writing of such death, insanity, revocation or transfer was received by the Company at the Registered Office before the commencement of the general meeting, or adjourned meeting at which it is sought to use the proxy.

25     Corporate Members

25.1  Any corporation or other non-natural person which is a Member may in accordance with its constitutional documents, or in the absence of such provision by resolution of its directors or other governing body, authorise such person as it thinks fit to act as its representative at any meeting of the Company or of any class of Members, and the person so authorised shall be entitled to exercise the same powers on behalf of the corporation which they represent as the corporation could exercise if it were an individual Member.

25.2  If a Clearing House (or its nominee(s)), being a corporation, is a Member, it may authorise such persons as it sees fit to act as its representative at any meeting of the Company or at any meeting of any class of Members provided that the authorisation shall specify the number and class of Shares in respect of which each such representative is so authorised. Each person so authorised under the provisions of this Article shall be deemed to have been duly authorised without further evidence of the facts and be entitled to exercise the same rights and powers on behalf of the Clearing House (or its nominee(s)) as if such person was the registered holder of such Shares held by the Clearing House (or its nominee(s)).

26     Shares that May Not be Voted

Shares in the Company that are beneficially owned by the Company shall not be voted, directly or indirectly, at any meeting and shall not be counted in determining the total number of outstanding Shares at any given time.

27     Directors

27.1  There shall be a board of Directors consisting of not less than one person provided however that the Company may by Ordinary Resolution increase or reduce the limits in the number of Directors.

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Annex B-19

27.2  Directors shall be divided into three classes: Class I, Class II and Class III. The number of Directors in each class shall be as nearly equal as possible. Upon the adoption of the Articles, the existing Directors shall by resolution classify themselves as Class I, Class II or Class III Directors. The Class I Directors shall stand appointed for a term expiring at the Company’s first annual general meeting, the Class II Directors shall stand appointed for a term expiring at the Company’s second annual general meeting and the Class III Directors shall stand appointed for a term expiring at the Company’s third annual general meeting. Commencing at the Company’s first annual general meeting, and at each annual general meeting thereafter, Directors appointed to succeed those Directors whose terms expire shall be appointed for a term of office to expire at the third succeeding annual general meeting after their appointment. Except as the Statute or other Applicable Law may otherwise require, in the interim between annual general meetings or extraordinary general meetings called for the appointment of Directors and/or the removal of one or more Directors and the filling of any vacancy in that connection, additional Directors and any vacancies in the board of Directors, including unfilled vacancies resulting from the removal of Directors for cause, may be filled by the vote of a majority of the remaining Directors then in office, although less than a quorum (as defined in the Articles), or by the sole remaining Director. All Directors shall hold office until the expiration of their respective terms of office and until their successors shall have been appointed and qualified. A Director appointed to fill a vacancy resulting from the death, resignation or removal of a Director shall serve for the remainder of the full term of the Director whose death, resignation or removal shall have created such vacancy and until their successor shall have been appointed and qualified.

28     Powers of Director

28.1  Subject to the provisions of the Statute, the Memorandum and the Articles and to any directions given by Special Resolution, the business of the Company shall be managed by the Directors who may exercise all the powers of the Company. No alteration of the Memorandum or Articles and no such direction shall invalidate any prior act of the Directors which would have been valid if that alteration had not been made or that direction had not been given. A duly convened meeting of Directors at which a quorum is present may exercise all powers exercisable by the Directors.

28.2  All cheques, promissory notes, drafts, bills of exchange and other negotiable or transferable instruments and all receipts for monies paid to the Company shall be signed, drawn, accepted, endorsed or otherwise executed as the case may be in such manner as the Directors shall determine by resolution.

28.3  The Directors on behalf of the Company may pay a gratuity or pension or allowance on retirement to any Director who has held any other salaried office or place of profit with the Company or to their widow or dependants and may make contributions to any fund and pay premiums for the purchase or provision of any such gratuity, pension or allowance.

28.4  The Directors may exercise all the powers of the Company to borrow money and to mortgage or charge its undertaking, property and assets (present and future) and uncalled capital or any part thereof and to issue debentures, debenture stock, mortgages, bonds and other such securities whether outright or as security for any debt, liability or obligation of the Company or of any third party.

29     Appointment and Removal of Directors

29.1  Prior to the consummation of a Business Combination, the Company may by Ordinary Resolution of the holders of the Class B Shares appoint any person to be a Director or may by Ordinary Resolution of the holders of the Class B Shares remove any Director. For the avoidance of doubt, prior to the consummation of a Business Combination, holders of Class A Shares shall have no right to vote on the appointment or removal of any Director.

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Annex B-20

29.2  The Directors may appoint any person to be a Director, either to fill a vacancy or as an additional Director provided that the appointment does not cause the number of Directors to exceed any number fixed by or in accordance with the Articles as the maximum number of Directors.

29.3  After the consummation of a Business Combination, the Company may by Ordinary Resolution appoint any person to be a Director or may by Ordinary Resolution remove any Director.

29.4  Prior to the closing of a Business Combination, Article 29.1 may only be amended by a Special Resolution passed by at least two-thirds of such Members (which shall include a simple majority of the holders of Class B Shares) as, being entitled to do so, vote in person or, where proxies are allowed, by proxy at a general meeting of which notice specifying the intention to propose the resolution as a special resolution has been given, or by way of unanimous written resolution.

30     Vacation of Office of Director

The office of a Director shall be vacated if:

(a)     the Director gives notice in writing to the Company that they resign the office of Director; or

(b)    the Director absents them self (for the avoidance of doubt, without being represented by proxy) from three consecutive meetings of the board of Directors without special leave of absence from the Directors, and the Directors pass a resolution that they have by reason of such absence vacated office; or

(c)     the Director dies, becomes bankrupt or makes any arrangement or composition with their creditors generally; or

(d)    the Director is found to be or becomes of unsound mind; or

(e)     all of the other Directors (being not less than two in number) determine that they should be removed as a Director, either by a resolution passed by all of the other Directors at a meeting of the Directors duly convened and held in accordance with the Articles or by a resolution in writing signed by all of the other Directors.

31     Proceedings of Directors

31.1  The quorum for the transaction of the business of the Directors may be fixed by the Directors, and unless so fixed shall be a majority of the Directors then in office.

31.2  Subject to the provisions of the Articles, the Directors may regulate their proceedings as they think fit. Questions arising at any meeting shall be decided by a majority of votes. In the case of an equality of votes, the chairperson shall have a second or casting vote.

31.3  A person may participate in a meeting of the Directors or any committee of Directors by conference telephone or other communications equipment by means of which all the persons participating in the meeting can communicate with each other at the same time. Participation by a person in a meeting in this manner is treated as presence in person at that meeting. Unless otherwise determined by the Directors, the meeting shall be deemed to be held at the place where the chairperson is located at the start of the meeting.

31.4  A resolution in writing (in one or more counterparts) signed by all the Directors or all the members of a committee of the Directors or, in the case of a resolution in writing relating to the removal of any Director or the vacation of office by any Director, all of the Directors other than the Director who is the subject of such resolution shall be as valid and effectual as if it had been passed at a meeting of the Directors, or committee of Directors as the case may be, duly convened and held.

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Annex B-21

31.5  A Director may, or other Officer on the direction of a Director shall, call a meeting of the Directors by at least two days’ notice in writing to every Director which notice shall set forth the general nature of the business to be considered unless notice is waived by all the Directors either at, before or after the meeting is held. To any such notice of a meeting of the Directors all the provisions of the Articles relating to the giving of notices by the Company to the Members shall apply mutatis mutandis.

31.6  The continuing Directors (or a sole continuing Director, as the case may be) may act notwithstanding any vacancy in their body, but if and so long as their number is reduced below the number fixed by or pursuant to the Articles as the necessary quorum of Directors the continuing Directors or Director may act for the purpose of increasing the number of Directors to be equal to such fixed number, or of summoning a general meeting of the Company, but for no other purpose.

31.7  The Directors may elect a chairperson of their board and determine the period for which they are to hold office; but if no such chairperson is elected, or if at any meeting the chairperson is not present within five minutes after the time appointed for the meeting to commence, the Directors present may choose one of their number to be chairperson of the meeting.

31.8  All acts done by any meeting of the Directors or of a committee of the Directors shall, notwithstanding that it is afterwards discovered that there was some defect in the appointment of any Director, and/or that they or any of them were disqualified, and/or had vacated their office and/or were not entitled to vote, be as valid as if every such person had been duly appointed and/or not disqualified to be a Director and/or had not vacated their office and/or had been entitled to vote, as the case may be.

31.9  A Director may be represented at any meetings of the board of Directors by a proxy appointed in writing by them. The proxy shall count towards the quorum and the vote of the proxy shall for all purposes be deemed to be that of the appointing Director.

32     Presumption of Assent

A Director who is present at a meeting of the board of Directors at which action on any Company matter is taken shall be presumed to have assented to the action taken unless their dissent shall be entered in the minutes of the meeting or unless they shall file their written dissent from such action with the person acting as the chairperson or secretary of the meeting before the adjournment thereof or shall forward such dissent by registered post to such person immediately after the adjournment of the meeting. Such right to dissent shall not apply to a Director who voted in favour of such action.

33     Directors’ Interests

33.1  A Director may hold any other office or place of profit under the Company (other than the office of Auditor) in conjunction with their office of Director for such period and on such terms as to remuneration and otherwise as the Directors may determine.

33.2  A Director may act by them self or by, through or on behalf of their firm in a professional capacity for the Company and they or their firm shall be entitled to remuneration for professional services as if they were not a Director.

33.3  A Director may be or become a director or other officer of or otherwise interested in any company promoted by the Company or in which the Company may be interested as a shareholder, a contracting party or otherwise, and no such Director shall be accountable to the Company for any remuneration or other benefits received by them as a director or officer of, or from their interest in, such other company.

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Annex B-22

33.4  No person shall be disqualified from the office of Director or prevented by such office from contracting with the Company, either as vendor, purchaser or otherwise, nor shall any such contract or any contract or transaction entered into by or on behalf of the Company in which any Director shall be in any way interested be or be liable to be avoided, nor shall any Director so contracting or being so interested be liable to account to the Company for any profit realised by or arising in connection with any such contract or transaction by reason of such Director holding office or of the fiduciary relationship thereby established. A Director shall be at liberty to vote in respect of any contract or transaction in which they are interested provided that the nature of the interest of any Director in any such contract or transaction shall be disclosed by them at or prior to its consideration and any vote thereon.

33.5  A general notice that a Director is a shareholder, director, officer or employee of any specified firm or company and is to be regarded as interested in any transaction with such firm or company shall be sufficient disclosure for the purposes of voting on a resolution in respect of a contract or transaction in which they have an interest, and after such general notice it shall not be necessary to give special notice relating to any particular transaction.

34     Minutes

The Directors shall cause minutes to be made in books kept for the purpose of recording all appointments of Officers made by the Directors, all proceedings at meetings of the Company or the holders of any class of Shares and of the Directors, and of committees of the Directors, including the names of the Directors present at each meeting.

35     Delegation of Directors’ Powers

35.1  The Directors may delegate any of their powers, authorities and discretions, including the power to sub-delegate, to any committee consisting of one or more Directors (including, without limitation, the Audit Committee, the Compensation Committee and the Nominating Committee). Any such delegation may be made subject to any conditions the Directors may impose and either collaterally with or to the exclusion of their own powers and any such delegation may be revoked or altered by the Directors. Subject to any such conditions, the proceedings of a committee of Directors shall be governed by the Articles regulating the proceedings of Directors, so far as they are capable of applying.

35.2  The Directors may establish any committees, local boards or agencies or appoint any person to be a manager or agent for managing the affairs of the Company and may appoint any person to be a member of such committees, local boards or agencies. Any such appointment may be made subject to any conditions the Directors may impose, and either collaterally with or to the exclusion of their own powers and any such appointment may be revoked or altered by the Directors. Subject to any such conditions, the proceedings of any such committee, local board or agency shall be governed by the Articles regulating the proceedings of Directors, so far as they are capable of applying.

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Annex B-23

35.3  The Directors may adopt formal written charters for committees. Each of these committees shall be empowered to do all things necessary to exercise the rights of such committee set forth in the Articles and shall have such powers as the Directors may delegate pursuant to the Articles and as required by the rules and regulations of the Designated Stock Exchange, the Securities and Exchange Commission and/or any other competent regulatory authority or otherwise under Applicable Law. Each of the Audit Committee, the Compensation Committee and the Nominating Committee, if established, shall consist of such number of Directors as the Directors shall from time to time determine (or such minimum number as may be required from time to time by the rules and regulations of the Designated Stock Exchange, the Securities and Exchange Commission and/or any other competent regulatory authority or otherwise under Applicable Law). For so long as any class of Shares is listed on the Designated Stock Exchange, the Audit Committee, the Compensation Committee and the Nominating Committee shall be made up of such number of Independent Directors as is required from time to time by the rules and regulations of the Designated Stock Exchange, the Securities and Exchange Commission and/or any other competent regulatory authority or otherwise under Applicable Law.

35.4  The Directors may by power of attorney or otherwise appoint any person to be the agent of the Company on such conditions as the Directors may determine, provided that the delegation is not to the exclusion of their own powers and may be revoked by the Directors at any time.

35.5  The Directors may by power of attorney or otherwise appoint any company, firm, person or body of persons, whether nominated directly or indirectly by the Directors, to be the attorney or authorised signatory of the Company for such purpose and with such powers, authorities and discretions (not exceeding those vested in or exercisable by the Directors under the Articles) and for such period and subject to such conditions as they may think fit, and any such powers of attorney or other appointment may contain such provisions for the protection and convenience of persons dealing with any such attorneys or authorised signatories as the Directors may think fit and may also authorise any such attorney or authorised signatory to delegate all or any of the powers, authorities and discretions vested in them.

35.6  The Directors may appoint such Officers as they consider necessary on such terms, at such remuneration and to perform such duties, and subject to such provisions as to disqualification and removal as the Directors may think fit. Unless otherwise specified in the terms of their appointment an Officer may be removed by resolution of the Directors or Members. An Officer may vacate their office at any time if they give notice in writing to the Company that they resign their office.

36     No Minimum Shareholding

The Company in general meeting may fix a minimum shareholding required to be held by a Director, but unless and until such a shareholding qualification is fixed a Director is not required to hold Shares.

37     Remuneration of Directors

37.1  The remuneration to be paid to the Directors, if any, shall be such remuneration as the Directors shall determine, provided that no cash remuneration shall be paid to any Director by the Company prior to the consummation of a Business Combination. The Directors shall also, whether prior to or after the consummation of a Business Combination, be entitled to be paid all travelling, hotel and other expenses properly incurred by them in connection with their attendance at meetings of Directors or committees of Directors, or general meetings of the Company, or separate meetings of the holders of any class of Shares or debentures of the Company, or otherwise in connection with the business of the Company or the discharge of their duties as a Director, or to receive a fixed allowance in respect thereof as may be determined by the Directors, or a combination partly of one such method and partly the other.

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Annex B-24

37.2  The Directors may by resolution approve additional remuneration to any Director for any services which in the opinion of the Directors go beyond their ordinary routine work as a Director. Any fees paid to a Director who is also counsel, attorney or solicitor to the Company, or otherwise serves it in a professional capacity shall be in addition to their remuneration as a Director.

38     Seal

38.1  The Company may, if the Directors so determine, have a Seal. The Seal shall only be used by the authority of the Directors or of a committee of the Directors authorised by the Directors. Every instrument to which the Seal has been affixed shall be signed by at least one person who shall be either a Director or some Officer or other person appointed by the Directors for the purpose.

38.2  The Company may have for use in any place or places outside the Cayman Islands a duplicate Seal or Seals each of which shall be a facsimile of the common Seal of the Company and, if the Directors so determine, with the addition on its face of the name of every place where it is to be used.

38.3  A Director or Officer, representative or attorney of the Company may without further authority of the Directors affix the Seal over their signature alone to any document of the Company required to be authenticated by them under seal or to be filed with the Registrar of Companies in the Cayman Islands or elsewhere wheresoever.

39     Dividends, Distributions and Reserve

39.1  Subject to the Statute and this Article and except as otherwise provided by the rights attached to any Shares, the Directors may resolve to pay Dividends and other distributions on Shares in issue and authorise payment of the Dividends or other distributions out of the funds of the Company lawfully available therefor. A Dividend shall be deemed to be an interim Dividend unless the terms of the resolution pursuant to which the Directors resolve to pay such Dividend specifically state that such Dividend shall be a final Dividend. No Dividend or other distribution shall be paid except out of the realised or unrealised profits of the Company, out of the share premium account or as otherwise permitted by law.

39.2  Except as otherwise provided by the rights attached to any Shares, all Dividends and other distributions shall be paid according to the par value of the Shares that a Member holds. If any Share is issued on terms providing that it shall rank for Dividend as from a particular date, that Share shall rank for Dividend accordingly.

39.3  The Directors may deduct from any Dividend or other distribution payable to any Member all sums of money (if any) then payable by them to the Company on account of calls or otherwise.

39.4  The Directors may resolve that any Dividend or other distribution be paid wholly or partly by the distribution of specific assets and in particular (but without limitation) by the distribution of shares, debentures, or securities of any other company or in any one or more of such ways and where any difficulty arises in regard to such distribution, the Directors may settle the same as they think expedient and in particular may issue fractional Shares and may fix the value for distribution of such specific assets or any part thereof and may determine that cash payments shall be made to any Members upon the basis of the value so fixed in order to adjust the rights of all Members and may vest any such specific assets in trustees in such manner as may seem expedient to the Directors.

39.5  Except as otherwise provided by the rights attached to any Shares, Dividends and other distributions may be paid in any currency. The Directors may determine the basis of conversion for any currency conversions that may be required and how any costs involved are to be met.

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Annex B-25

39.6  The Directors may, before resolving to pay any Dividend or other distribution, set aside such sums as they think proper as a reserve or reserves which shall, at the discretion of the Directors, be applicable for any purpose of the Company and pending such application may, at the discretion of the Directors, be employed in the business of the Company.

39.7  Any Dividend, other distribution, interest or other monies payable in cash in respect of Shares may be paid by wire transfer to the holder or by cheque or warrant sent through the post directed to the registered address of the holder or, in the case of joint holders, to the registered address of the holder who is first named on the Register of Members or to such person and to such address as such holder or joint holders may in writing direct. Every such cheque or warrant shall be made payable to the order of the person to whom it is sent. Any one of two or more joint holders may give effectual receipts for any Dividends, other distributions, bonuses, or other monies payable in respect of the Share held by them as joint holders.

39.8  No Dividend or other distribution shall bear interest against the Company.

39.9  Any Dividend or other distribution which cannot be paid to a Member and/or which remains unclaimed after six months from the date on which such Dividend or other distribution becomes payable may, in the discretion of the Directors, be paid into a separate account in the Company’s name, provided that the Company shall not be constituted as a trustee in respect of that account and the Dividend or other distribution shall remain as a debt due to the Member. Any Dividend or other distribution which remains unclaimed after a period of six years from the date on which such Dividend or other distribution becomes payable shall be forfeited and shall revert to the Company.

40     Capitalisation

The Directors may at any time capitalise any sum standing to the credit of any of the Company’s reserve accounts or funds (including the share premium account and capital redemption reserve fund) or any sum standing to the credit of the profit and loss account or otherwise available for distribution; appropriate such sum to Members in the proportions in which such sum would have been divisible amongst such Members had the same been a distribution of profits by way of Dividend or other distribution; and apply such sum on their behalf in paying up in full unissued Shares for allotment and distribution credited as fully paid-up to and amongst them in the proportion aforesaid. In such event the Directors shall do all acts and things required to give effect to such capitalisation, with full power given to the Directors to make such provisions as they think fit in the case of Shares becoming distributable in fractions (including provisions whereby the benefit of fractional entitlements accrue to the Company rather than to the Members concerned). The Directors may authorise any person to enter on behalf of all of the Members interested into an agreement with the Company providing for such capitalisation and matters incidental or relating thereto and any agreement made under such authority shall be effective and binding on all such Members and the Company.

41     Books of Account

41.1  The Directors shall cause proper books of account (including, where applicable, material underlying documentation including contracts and invoices) to be kept with respect to all sums of money received and expended by the Company and the matters in respect of which the receipt or expenditure takes place, all sales and purchases of goods by the Company and the assets and liabilities of the Company. Such books of account must be retained for a minimum period of five years from the date on which they are prepared. Proper books shall not be deemed to be kept if there are not kept such books of account as are necessary to give a true and fair view of the state of the Company’s affairs and to explain its transactions.

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41.2  The Directors shall determine whether and to what extent and at what times and places and under what conditions or regulations the accounts and books of the Company or any of them shall be open to the inspection of Members not being Directors and no Member (not being a Director) shall have any right of inspecting any account or book or document of the Company except as conferred by Statute or authorised by the Directors or by the Company in general meeting.

41.3  The Directors may cause to be prepared and to be laid before the Company in general meeting profit and loss accounts, balance sheets, group accounts (if any) and such other reports and accounts as may be required by law.

42     Audit

42.1  The Directors may appoint an Auditor of the Company who shall hold office on such terms as the Directors determine.

42.2  Without prejudice to the freedom of the Directors to establish any other committee, if the Shares (or depositary receipts therefor) are listed or quoted on the Designated Stock Exchange, and if required by the rules and regulations of the Designated Stock Exchange, the Securities and Exchange Commission and/or any other competent regulatory authority or otherwise under Applicable Law, the Directors shall establish and maintain an Audit Committee as a committee of the Directors and shall adopt a formal written Audit Committee charter and review and assess the adequacy of the formal written charter on an annual basis. The composition and responsibilities of the Audit Committee shall comply with the rules and regulations of the Designated Stock Exchange, the Securities and Exchange Commission and/or any other competent regulatory authority or otherwise under Applicable Law. The Audit Committee shall meet at least once every financial quarter, or more frequently as circumstances dictate.

42.3  If the Shares (or depositary receipts therefor) are listed or quoted on the Designated Stock Exchange, the Company shall conduct an appropriate review of all related party transactions on an ongoing basis and shall utilise the Audit Committee for the review and approval of potential conflicts of interest.

42.4  The remuneration of the Auditor shall be fixed by the Audit Committee (if one exists).

42.5  If the office of Auditor becomes vacant by resignation or death of the Auditor, or by their becoming incapable of acting by reason of illness or other disability at a time when their services are required, the Directors shall fill the vacancy and determine the remuneration of such Auditor.

42.6  Every Auditor of the Company shall have a right of access at all times to the books and accounts and vouchers of the Company and shall be entitled to require from the Directors and Officers such information and explanation as may be necessary for the performance of the duties of the Auditor.

42.7  Auditors shall, if so required by the Directors, make a report on the accounts of the Company during their tenure of office at the next annual general meeting following their appointment in the case of a company which is registered with the Registrar of Companies as an ordinary company, and at the next extraordinary general meeting following their appointment in the case of a company which is registered with the Registrar of Companies as an exempted company, and at any other time during their term of office, upon request of the Directors or any general meeting of the Members.

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Annex B-27

42.8  Any payment made to members of the Audit Committee (if one exists) shall require the review and approval of the Directors, with any Director interested in such payment abstaining from such review and approval.

42.9  The Audit Committee shall monitor compliance with the terms of the IPO and, if any non-compliance is identified, the Audit Committee shall be charged with the responsibility to take all action necessary to rectify such non-compliance or otherwise cause compliance with the terms of the IPO.

42.10 At least one member of the Audit Committee shall be an “audit committee financial expert” as determined by the rules and regulations of the Designated Stock Exchange, the Securities and Exchange Commission and/or any other competent regulatory authority or otherwise under Applicable Law. The “audit committee financial expert” shall have such past employment experience in finance or accounting, requisite professional certification in accounting, or any other comparable experience or background which results in the individual’s financial sophistication.

43     Notices

43.1  Notices shall be in writing and may be given by the Company to any Member either personally or by sending it by courier, post, cable, telex, fax or e-mail to them or to their address as shown in the Register of Members (or where the notice is given by e-mail by sending it to the e-mail address provided by such Member). Notice may also be served by Electronic Communication in accordance with the rules and regulations of the Designated Stock Exchange, the Securities and Exchange Commission and/or any other competent regulatory authority or by placing it on the Company’s Website.

43.2  Where a notice is sent by:

(a)     courier; service of the notice shall be deemed to be effected by delivery of the notice to a courier company, and shall be deemed to have been received on the third day (not including Saturdays or Sundays or public holidays) following the day on which the notice was delivered to the courier;

(b)    post; service of the notice shall be deemed to be effected by properly addressing, pre paying and posting a letter containing the notice, and shall be deemed to have been received on the fifth day (not including Saturdays or Sundays or public holidays in the Cayman Islands) following the day on which the notice was posted;

(c)     cable, telex or fax; service of the notice shall be deemed to be effected by properly addressing and sending such notice and shall be deemed to have been received on the same day that it was transmitted;

(d)    e-mail or other Electronic Communication; service of the notice shall be deemed to be effected by transmitting the e-mail to the e-mail address provided by the intended recipient and shall be deemed to have been received on the same day that it was sent, and it shall not be necessary for the receipt of the e-mail to be acknowledged by the recipient; and

(e)     placing it on the Company’s Website; service of the notice shall be deemed to have been effected one hour after the notice or document was placed on the Company’s Website.

43.3  A notice may be given by the Company to the person or persons which the Company has been advised are entitled to a Share or Shares in consequence of the death or bankruptcy of a Member in the same manner as other notices which are required to be given under the Articles and shall be addressed to them by name, or by the title of representatives of the deceased, or trustee of the bankrupt, or by any like description at the address supplied for that purpose by the persons claiming to be so entitled, or at the option of the Company by giving the notice in any manner in which the same might have been given if the death or bankruptcy had not occurred.

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43.4  Notice of every general meeting shall be given in any manner authorised by the Articles to every holder of Shares carrying an entitlement to receive such notice on the record date for such meeting except that in the case of joint holders the notice shall be sufficient if given to the joint holder first named in the Register of Members and every person upon whom the ownership of a Share devolves by reason of their being a legal personal representative or a trustee in bankruptcy of a Member where the Member but for their death or bankruptcy would be entitled to receive notice of the meeting, and no other person shall be entitled to receive notices of general meetings.

44     Winding Up

44.1  If the Company shall be wound up, the liquidator shall apply the assets of the Company in satisfaction of creditors’ claims in such manner and order as such liquidator thinks fit. Subject to the rights attaching to any Shares, in a winding up:

(a)     if the assets available for distribution amongst the Members shall be insufficient to repay the whole of the Company’s issued share capital, such assets shall be distributed so that, as nearly as may be, the losses shall be borne by the Members in proportion to the par value of the Shares held by them; or

(b)    if the assets available for distribution amongst the Members shall be more than sufficient to repay the whole of the Company’s issued share capital at the commencement of the winding up, the surplus shall be distributed amongst the Members in proportion to the par value of the Shares held by them at the commencement of the winding up subject to a deduction from those Shares in respect of which there are monies due, of all monies payable to the Company for unpaid calls or otherwise.

44.2  If the Company shall be wound up the liquidator may, subject to the rights attaching to any Shares and with the approval of a Special Resolution of the Company and any other approval required by the Statute, divide amongst the Members in kind the whole or any part of the assets of the Company (whether such assets shall consist of property of the same kind or not) and may for that purpose value any assets and determine how the division shall be carried out as between the Members or different classes of Members. The liquidator may, with the like approval, vest the whole or any part of such assets in trustees upon such trusts for the benefit of the Members as the liquidator, with the like approval, shall think fit, but so that no Member shall be compelled to accept any asset upon which there is a liability.

45     Indemnity and Insurance

45.1  Every Director and Officer (which for the avoidance of doubt, shall not include auditors of the Company), together with every former Director and former Officer (each an “Indemnified Person”) shall be indemnified out of the assets of the Company against any liability, action, proceeding, claim, demand, costs, damages or expenses, including legal expenses, whatsoever which they or any of them may incur as a result of any act or failure to act in carrying out their functions other than such liability (if any) that they may incur by reason of their own actual fraud, wilful neglect or wilful default. No Indemnified Person shall be liable to the Company for any loss or damage incurred by the Company as a result (whether direct or indirect) of the carrying out of their functions unless that liability arises through the actual fraud, wilful neglect or wilful default of such Indemnified Person. No person shall be found to have committed actual fraud, wilful neglect or wilful default under this Article unless or until a court of competent jurisdiction shall have made a finding to that effect.

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Annex B-29

45.2  The Company shall advance to each Indemnified Person reasonable attorneys’ fees and other costs and expenses incurred in connection with the defence of any action, suit, proceeding or investigation involving such Indemnified Person for which indemnity will or could be sought. In connection with any advance of any expenses hereunder, the Indemnified Person shall execute an undertaking to repay the advanced amount to the Company if it shall be determined by final judgment or other final adjudication that such Indemnified Person was not entitled to indemnification pursuant to this Article. If it shall be determined by a final judgment or other final adjudication that such Indemnified Person was not entitled to indemnification with respect to such judgment, costs or expenses, then such party shall not be indemnified with respect to such judgment, costs or expenses and any advancement shall be returned to the Company (without interest) by the Indemnified Person.

45.3  The Directors, on behalf of the Company, may purchase and maintain insurance for the benefit of any Director or Officer against any liability which, by virtue of any rule of law, would otherwise attach to such person in respect of any negligence, default, breach of duty or breach of trust of which such person may be guilty in relation to the Company.

46     Financial Year

Unless the Directors otherwise prescribe, the financial year of the Company shall end on 31st December in each year and, following the year of incorporation, shall begin on 1st January in each year.

47     Transfer by Way of Continuation

If the Company is exempted as defined in the Statute, it shall, subject to the provisions of the Statute and with the approval of a Special Resolution, have the power to register by way of continuation as a body corporate under the laws of any jurisdiction outside the Cayman Islands and to be deregistered in the Cayman Islands.

48     Mergers and Consolidations

The Company shall have the power to merge or consolidate with one or more other constituent companies (as defined in the Statute) upon such terms as the Directors may determine and (to the extent required by the Statute) with the approval of a Special Resolution.

49     Business Combination

49.1  Notwithstanding any other provision of the Articles, this Article shall apply during the period commencing upon the adoption of the Articles and terminating upon the first to occur of the consummation of a Business Combination and the full distribution of the Trust Account pursuant to this Article. In the event of a conflict between this Article and any other Articles, the provisions of this Article shall prevail.

49.2  Prior to the consummation of a Business Combination, the Company shall either:

(a)     submit such Business Combination to its Members for approval; or

(b)    provide Members with the opportunity to have their Shares repurchased by means of a tender offer for a per-Share repurchase price payable in cash, equal to the aggregate amount then on deposit in the Trust Account, calculated as of two business days prior to the consummation of such Business Combination, including interest earned on the Trust Account (net of taxes paid or payable, if any), divided by the number of then issued Public Shares. Such obligation to repurchase Shares is subject to the completion of the proposed Business Combination to which it relates.

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49.3  If the Company initiates any tender offer in accordance with Rule 13e-4 and Regulation 14E of the Exchange Act in connection with a proposed Business Combination, it shall file tender offer documents with the Securities and Exchange Commission prior to completing such Business Combination which contain substantially the same financial and other information about such Business Combination and the redemption rights as is required under Regulation 14A of the Exchange Act. If, alternatively, the Company holds a general meeting to approve a proposed Business Combination, the Company will conduct any redemptions in conjunction with a proxy solicitation pursuant to Regulation 14A of the Exchange Act, and not pursuant to the tender offer rules, and file proxy materials with the Securities and Exchange Commission.

49.4  At a general meeting called for the purposes of approving a Business Combination pursuant to this Article, in the event that such Business Combination is approved by Ordinary Resolution, the Company shall be authorised to consummate such Business Combination.

49.5  Any Member holding Public Shares who is not the Sponsor, a Founder, Officer or Director may, at least two business days’ prior to the initially scheduled vote on a Business Combination, elect to have their Public Shares redeemed for cash, in accordance with any applicable requirements provided for in the related proxy materials (the “IPO Redemption”), provided that no such Member acting together with any Affiliate of their or any other person with whom they are acting in concert or as a partnership, limited partnership, syndicate, or other group for the purposes of acquiring, holding, or disposing of Shares may exercise this redemption right with respect to more than 15 per cent of the Public Shares in the aggregate without the prior consent of the Company and provided further that any beneficial holder of Public Shares on whose behalf a redemption right is being exercised must identify itself to the Company in connection with any redemption election in order to validly redeem such Public Shares. If so demanded, the Company shall pay any such redeeming Member, regardless of whether they are voting for or against such proposed Business Combination, a per-Share redemption price payable in cash, equal to the aggregate amount then on deposit in the Trust Account calculated as of two business days prior to the consummation of the Business Combination, including interest earned on the Trust Account (such interest shall be net of taxes payable) and not previously released to the Company to pay its taxes, divided by the number of then issued Public Shares (such redemption price being referred to herein as the “Redemption Price”), but only in the event that the applicable proposed Business Combination is approved and consummated.

49.6  A Member may not withdraw a Redemption Notice once submitted to the Company unless the Directors determine (in their sole discretion) to permit the withdrawal of such redemption request (which they may do in whole or in part).

49.7  In the event that the Company does not consummate a Business Combination upon the date which is the later of (i) 18 December 2023 (or 18 March 2024, if applicable under the provisions of this Article 49.7) and (ii) such later date as may be approved by the Members in accordance with the Articles (in any case, such date being referred to as the “Termination Date”), the Company shall (i) cease all operations except for the purpose of winding up; (ii) as promptly as reasonably possible but not more than ten business days thereafter, redeem the Public Shares, at a per-Share price, payable in cash, equal to the aggregate amount then on deposit in the Trust Account, including interest earned on the funds held in the Trust Account and not previously released to the Company (less taxes payable and up to US$100,000 of interest to pay dissolution expenses), divided by the number of the then Public Shares in issue, which redemption will completely extinguish public Members’ rights as Members (including the right to receive further liquidation distributions, if any); and (iii) as promptly as reasonably possible following such redemption, subject to the approval of the Company’s remaining Members and the Directors, liquidate and dissolve, subject in each case to its obligations under Cayman Islands law to provide for claims of creditors and other requirements of Applicable Law.

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Annex B-31

Notwithstanding the foregoing or any other provisions of the Articles, in the event that the Company has not consummated a Business Combination within twenty-seven months from the closing of the IPO, the Company may, without another vote of the Members, elect to extend the date to consummate the Business Combination on a monthly basis for up to nine times by an additional one month each time after the twenty-seventh month from the closing of the IPO, by resolution of the Directors, if requested by the Sponsor in writing, and upon five days’ advance notice prior to the applicable Termination Date, until thirty-nine months from the closing of the IPO, provided that the Sponsor (or one or more of its Affiliates, members or third-party designees) (the “Lender”) will deposit into the Trust Account for each such monthly extension, the lesser of (i) US$45,000 or (ii) US$0.0225 for each Public Share that is then outstanding, for an aggregate deposit of up to US$135,000 or US$0.0675 for each Public Share that is then outstanding (if all nine additional monthly extensions are exercised), in exchange for a non-interest bearing, unsecured promissory note issued by the Company to the Lender. If the Company completes a Business Combination, it will, at the option of the Lender, repay the amounts loaned under the promissory note or convert a portion or all of the amounts loaned under such promissory note into warrants, which warrants will be identical to the private placement warrants issued to the Sponsor at the time of the IPO. If the Company does not complete a Business Combination by the applicable Termination Date, such promissory note will be repaid only from funds held outside of the Trust Account or will be forfeited, eliminated or otherwise forgiven.

49.8  In the event that any amendment is made to the Articles:

(a)     to modify the substance or timing of the Company’s obligation to allow redemption in connection with a Business Combination or to redeem 100 per cent of the Public Shares if the Company does not consummate a Business Combination within thirty-three months (or up to thirty-nine months, if applicable under the provisions of Article 49.7) from the consummation of the IPO; or

(b)    with respect to any other provision relating to the rights of holders of the Class A Shares,

each holder of Public Shares who is not the Sponsor, a Founder, Officer or Director shall be provided with the opportunity to redeem their Public Shares upon the approval or effectiveness of any such amendment at a per-Share price, payable in cash, equal to the aggregate amount then on deposit in the Trust Account, including interest earned on the funds held in the Trust Account and not previously released to the Company to pay its taxes, divided by the number of then outstanding Public Shares.

49.9  A holder of Public Shares shall be entitled to receive distributions from the Trust Account only in the event of an IPO Redemption, a repurchase of Shares by means of a tender offer pursuant to this Article, or a distribution of the Trust Account pursuant to this Article. In no other circumstance shall a holder of Public Shares have any right or interest of any kind in the Trust Account.

49.10 After the issue of Public Shares, and prior to the consummation of a Business Combination, the Company shall not issue additional Shares or any other securities that would entitle the holders thereof to:

(a)     receive funds from the Trust Account; or

(b)    vote as a class with the Public Shares: (i) on the Company’s initial Business Combination or on any other proposal presented to Members prior to or in connection with the completion of an initial Business Combination; or (ii) to approve an amendment to the Memorandum or the Articles to (x) extend the time the Company has to consummate a business combination beyond 24 months from the closing of the IPO or (y) amend this Article 49.10.

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49.11 The uninterested Independent Directors shall approve any transaction or transactions between the Company and any of the following parties:

(a)     any Member owning an interest in the voting power of the Company that gives such Member a significant influence over the Company; and

(b)    any Director or Officer and any Affiliate of such Director or Officer.

49.12 A Director may vote in respect of a Business Combination in which such Director has a conflict of interest with respect to the evaluation of such Business Combination. Such Director must disclose such interest or conflict to the other Directors.

49.13 As long as the securities of the Company are listed on the Nasdaq Capital Market, the Company must complete one or more Business Combinations having an aggregate fair market value of at least 80 per cent of the assets held in the Trust Account (excluding the deferred underwriting commissions and taxes payable on the income earned on the Trust Account) at the time of the Company’s signing a definitive agreement in connection with a Business Combination. A Business Combination must not be effectuated solely with another blank cheque company or a similar company with nominal operations.

49.14 The Company may enter into a Business Combination with a target business that is Affiliated with the Sponsor, a Founder, a Director or an Officer. In the event the Company seeks to consummate a Business Combination with a target that is Affiliated with the Sponsor, a Founder, a Director or an Officer, the Company, or a committee of Independent Directors, will obtain an opinion from an independent investment banking firm or another valuation or appraisal firm that regularly renders fairness opinions on the type of target business the Company is seeking to acquire that such a Business Combination is fair to the Company from a financial point of view.

50     Certain Tax Filings

Each Tax Filing Authorised Person and any such other person, acting alone, as any Director shall designate from time to time, are authorised to file tax forms SS-4, W-8 BEN, W-8 IMY, W-9, 8832 and 2553 and such other similar tax forms as are customary to file with any US state or federal governmental authorities or foreign governmental authorities in connection with the formation, activities and/or elections of the Company and such other tax forms as may be approved from time to time by any Director or Officer. The Company further ratifies and approves any such filing made by any Tax Filing Authorised Person or such other person prior to the date of the Articles.

51     Business Opportunities

51.1  To the fullest extent permitted by Applicable Law, no individual serving as a Director or an Officer (“Management”) shall have any duty, except and to the extent expressly assumed by contract, to refrain from engaging directly or indirectly in the same or similar business activities or lines of business as the Company. To the fullest extent permitted by Applicable Law, the Company renounces any interest or expectancy of the Company in, or in being offered an opportunity to participate in, any potential transaction or matter which may be a corporate opportunity for Management, on the one hand, and the Company, on the other. Except to the extent expressly assumed by contract, to the fullest extent permitted by Applicable Law, Management shall have no duty to communicate or offer any such corporate opportunity to the Company and shall not be liable to the Company or its Members for breach of any fiduciary duty as a Member, Director and/or Officer solely by reason of the fact that such party pursues or acquires such corporate opportunity for itself, himself or herself, directs such corporate opportunity to another person, or does not communicate information regarding such corporate opportunity to the Company.

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51.2  Except as provided elsewhere in this Article, the Company hereby renounces any interest or expectancy of the Company in, or in being offered an opportunity to participate in, any potential transaction or matter which may be a corporate opportunity for both the Company and Management, about which a Director and/or Officer who is also a member of Management acquires knowledge.

51.3  To the extent a court might hold that the conduct of any activity related to a corporate opportunity that is renounced in this Article to be a breach of duty to the Company or its Members, the Company hereby waives, to the fullest extent permitted by Applicable Law, any and all claims and causes of action that the Company may have for such activities. To the fullest extent permitted by Applicable Law, the provisions of this Article apply equally to activities conducted in the future and that have been conducted in the past.

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Annex B-34

ANNEX C

RESTATED CERTIFICATE OF INCORPORATION

OF

PLUM ACQUISITION CORP. I

Plum Acquisition Corp. I, a corporation organized and existing under the General Corporation Law of the State of Delaware, does hereby certify as follows:

1. The original certificate of incorporation of the corporation was filed with the Secretary of State of the State of Delaware on [_], 2024 under the name “Plum Acquisition Corp. I”.

2. The initial certificate of incorporation was amended and restated by the amended and restated certificate of incorporation of said corporation filed with the Secretary of State of the State of Delaware on [_], 2024 (as amended, the “Existing Charter”).

3. This Restated Certificate of Incorporation (this “Restated Certificate of Incorporation”), which changes the name of the corporation to Veea, Inc. and amends and restates the Existing Charter in its entirety, has been duly adopted in accordance with Sections 228, 242 and 245 of the General Corporation Law of the State of Delaware.

4. The text of the Existing Charter is hereby amended and restated in its entirety to read as follows:

FIRST: The name of the Corporation is Veea, Inc. (hereinafter sometimes referred to as the “Corporation”).

SECOND: The address of the Corporation’s registered office in the State of Delaware is 160 Greentree Drive, Suite 101, Dover, Kent County, 19904. The name of its registered agent at that address is National Registered Agents, Inc.

THIRD: The nature of the business or purposes to be conducted or promoted by the Corporation is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of the State of Delaware.

FOURTH: The total number of shares of all classes of stock that the Corporation shall have authority to issue is [551,000,000] shares, consisting of (a) [550,000,000] shares of Common Stock, $0.0001 par value per share (“Common Stock”), and (b) [1,000,000] shares of Preferred Stock, $0.0001 par value per share (“Preferred Stock”). For the avoidance of doubt, the naming of any series of Common Stock as a “Class” shall not in any manner alter the fact that such series is a series of capital stock and not a class of capital stock for purposes of the General Corporation Law of the State of Delaware, this restated Certificate of Incorporation or the Bylaws (as defined below). Effective immediately upon the filing of this Restated Certificate of Incorporation with the Secretary of State of the State of Delaware, each share of Class B Common Stock of the Corporation, par value $0.0001 per share (the “Prior Class B Common Stock”), that was issued and outstanding immediately prior to the filing of this Restated Certificate of Incorporation, shall automatically, without any further action of the holder thereof or the Corporation, be reclassified as, and converted into, one share of Common Stock. All certificates previously representing shares of Prior Class B Common Stock shall hereafter represent the corresponding number of shares of Common Stock.

The following is a statement of the designations and the powers, preferences and rights, and the qualifications, limitations or restrictions thereof in respect of each class of capital stock of the Corporation.

A      COMMON STOCK.

1.      General. The voting, dividend and liquidation rights of the holders of the Common Stock are subject to and qualified by the powers, preferences and rights of the Preferred Stock of any series as may be designated by the Board of Directors upon any issuance of the Preferred Stock of any series.

2.      Voting.

2.1    Except as otherwise expressly provided by this Restated Certificate of Incorporation or as provided by law, the holders of shares of Common Stock shall (a) be entitled to notice of any stockholders’ meeting in accordance with the Bylaws of the Corporation (the “Bylaws”) and (b) be entitled to vote upon such matters and in

Annex C-1

such manner as may be provided by applicable law; provided, however, that, except as otherwise required by law, holders of shares of Common Stock shall not be entitled to vote on any amendment to this Restated Certificate of Incorporation (including any certificate of designations relating to any series of Preferred Stock) that relates solely to the terms of one or more outstanding series of Preferred Stock if the holders of such affected series are entitled, either separately or together as a class with the holders of one or more other such series, to vote thereon pursuant to this Restated Certificate of Incorporation (including any certificate of designations relating to any series of Preferred Stock).

2.2    Except as otherwise expressly provided herein or required by applicable law, on any matter that is submitted to a vote of the stockholders of the Corporation: each holder of Common Stock shall have the right to one (1) vote per share of Common Stock held of record by such holder as of the applicable record date.

2.4    Subject to the rights of the holders of any series of Preferred Stock, the number of authorized shares of Common Stock may be increased or decreased (but not below the number of shares thereof then outstanding) by the affirmative vote of the holders of a majority of the voting power of the outstanding shares of capital stock of the Corporation entitled to vote thereon, irrespective of the provisions of Section 242(b)(2) of the General Corporation Law of the State of Delaware, and no vote of the holders of the Common Stock voting separately as a class shall be required therefor.

3.      Dividends; Subdivisions; Combinations; Reclassifications.

3.1    Dividends may be declared and paid on the Common Stock from funds lawfully available therefor if, as and when determined by the Board of Directors and subject to any preferential dividend or other rights or preferences of any then outstanding shares of Preferred Stock.

3.2    Notwithstanding anything to the contrary set forth in this Restated Certificate of Incorporation, in the event that a dividend is paid in the form of shares of Common Stock, (or securities (including options, warrants or other rights) convertible into, or exercisable or exchangeable for such shares), the holders of Common Stock shall receive shares of Common Stock (or securities (including options, warrants or other rights) convertible into, or exercisable or exchangeable for such shares, as the case may be), with holders of shares of Common Stock receiving, on a per share basis, an identical number of shares of Common Stock (or securities (including options, warrants or other rights) convertible into, or exercisable or exchangeable for such shares, as the case may be), as applicable. Notwithstanding the foregoing, the Board may pay or make a disparate dividend or distribution per share of Common Stock (whether in the amount of such dividend or distribution payable per share, the form in which such dividend or distribution is payable, the timing of the payment, or otherwise) (a) if such disparate dividend or distribution is approved in advance by the affirmative vote of the holders of a majority of the voting power of all the then-outstanding shares of Common Stock, each voting separately as a class, or (b) if such disparate dividend or distribution (i) is declared in connection with a spin-off or similar transaction and is payable in kind and (ii) the only difference in the securities being distributed to the holders of the Common Stock is that the voting power of such securities is proportionate to the voting power of the shares of such series in the Corporation.

3.3.   Shares of Common Stock may not be subdivided, combined or reclassified unless the shares of the other class are concurrently therewith proportionately subdivided, combined or reclassified in a manner that maintains the same proportionate equity ownership between the holders of the outstanding Common Stock on the record date for such subdivision, combination or reclassification.

4.      Liquidation. Subject to any preferential liquidation or other rights or preferences of any then outstanding shares of Preferred Stock, upon the dissolution, liquidation or winding up of the Corporation, whether voluntary or involuntary, holders of Common Stock, as such, will be entitled to receive ratably all assets of the Corporation available for distribution to its stockholders.

5.      Mergers; Consolidations and Conversions. In the case of any consolidation or merger of the Corporation with or into any other entity or the conversion of the Corporation into another entity, except in connection with a rollover, reinvestment or similar transaction in connection therewith that has been approved by the Board of Directors, each share of Common Stock must be converted in such consolidation, merger or conversion into the right to receive the same securities, cash or other property (including the same rights to elect among different forms of consideration); provided, however, that the foregoing shall not apply to any such consolidation, merger or conversion in which each share of Common Stock remains outstanding as a share of the same class of Common Stock and is not converted into other securities, cash or other property.

Annex C-2

B      PREFERRED STOCK.

Shares of Preferred Stock may be issued from time to time in one or more series, each of such series to have such terms as stated or expressed herein and in the resolution or resolutions providing for the issue of such series adopted by the Board of Directors of the Corporation as hereinafter provided. Any shares of Preferred Stock that may be redeemed, purchased or acquired by the Corporation may be reissued except as otherwise provided by law.

Authority is hereby expressly granted to the Board of Directors from time to time to issue the Preferred Stock in one or more series, and in connection with the creation of any such series, by adopting a resolution or resolutions providing for the issuance of the shares thereof and by filing a certificate of designations relating thereto in accordance with the General Corporation Law of the State of Delaware, to determine and fix the number of shares of such series and such voting powers, full or limited, or no voting powers, and such designations, preferences and relative, participating, optional or other special rights, and qualifications, limitations or restrictions thereof, including dividend rights, conversion rights, redemption rights and liquidation preferences, as shall be stated and expressed in such resolutions, all to the full extent now or hereafter permitted by the General Corporation Law of the State of Delaware. Without limiting the generality of the foregoing, the resolutions providing for issuance of any series of Preferred Stock may provide that such series shall be superior or rank equally or be junior to any other series of Preferred Stock to the extent permitted by law. The powers, preferences and relative, participating, optional and other special rights of each series of Preferred Stock, and the qualifications, limitations or restrictions thereof, if any, may differ from those of any and all other series at any time outstanding.

Subject to the rights of the holders of any series of Preferred Stock, the number of authorized shares of Preferred Stock may be increased or decreased (but not below the number of shares then outstanding) by the affirmative vote of the holders of a majority of the voting power of the outstanding shares of capital stock of the Corporation entitled to vote thereon, voting as a single class, irrespective of the provisions of Section 242(b)(2) of the General Corporation Law of the State of Delaware.

FIFTH: Except as otherwise provided herein, the Corporation reserves the right to amend, alter, change or repeal any provision contained in this Restated Certificate of Incorporation, in the manner now or hereafter prescribed by statute and this Restated Certificate of Incorporation, and all rights conferred upon stockholders herein are granted subject to this reservation.

SIXTH: In furtherance and not in limitation of the powers conferred upon it by the General Corporation Law of the State of Delaware, and subject to the terms of any series of Preferred Stock, the Board of Directors shall have the power to adopt, amend, alter or repeal the Bylaws of the Corporation by the affirmative vote of a majority of the directors present at any regular or special meeting of the Board of Directors at which a quorum is present. The stockholders may not adopt, amend, alter or repeal the Bylaws of the Corporation, or adopt any provision inconsistent therewith, unless such action is approved, in addition to any other vote required by this Restated Certificate of Incorporation, by the affirmative vote of the holders of at least two thirds (66⅔%) of the voting power of the outstanding shares of capital stock of the Corporation entitled to vote thereon. Notwithstanding any other provisions of law, this Restated Certificate of Incorporation or the Bylaws of the Corporation that may otherwise permit a lesser vote, but in addition to any vote of the holders of shares of any class or series of capital stock of the Corporation required by law or this Restated Certificate of Incorporation, the affirmative vote of the holders of at least two thirds (66⅔%) of the voting power of the outstanding shares of capital stock of the Corporation entitled to vote thereon shall be required to amend or repeal, or to adopt any provision inconsistent with, this Article SIXTH.

SEVENTH: To the fullest extent permitted by the General Corporation Law of the State of Delaware, no director or officer of the Corporation shall be personally liable to the Corporation (in the case of directors) or its stockholders (in the case of directors and officers) for monetary damages for any breach of fiduciary duty as a director or officer. No amendment, repeal or elimination of this provision shall apply to or have any effect on its application with respect to any act or omission of a director or officer occurring before such amendment, repeal or elimination. If the General Corporation Law of the State of Delaware is amended to permit further elimination or limitation of the personal liability of directors or officers, then the liability of a director or officer of the Corporation shall be eliminated or limited to the fullest extent permitted by the General Corporation Law of the State of Delaware as so amended.

Annex C-3

EIGHTH: The Corporation shall provide indemnification and advancement of expenses as follows:

1.      Actions, Suits and Proceedings Other than by or in the Right of the Corporation. The Corporation shall indemnify each person who was or is a party or threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the Corporation) by reason of the fact that he or she is or was, or has agreed to become, a director or officer of the Corporation or, while a director or officer of the Corporation, is or was serving, or has agreed to serve, at the request of the Corporation, as a director, officer, partner, employee or trustee of, or in a similar capacity with, another corporation, partnership, joint venture, trust or other enterprise (including any employee benefit plan) (all such persons being referred to hereafter as an “Indemnitee”), or by reason of any action alleged to have been taken or omitted by an Indemnitee in such capacity, against all expenses (including attorneys’ fees), liabilities, losses, judgments, fines (including excise taxes and penalties arising under the Employee Retirement Income Security Act of 1974), and amounts paid in settlement actually and reasonably incurred by or on behalf of Indemnitee in connection with such action, suit or proceeding and any appeal therefrom, if Indemnitee acted in good faith and in a manner which Indemnitee reasonably believed to be in, or not opposed to, the best interests of the Corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his or her conduct was unlawful. The termination of any action, suit or proceeding by judgment, order, settlement, conviction or upon a plea of nolo contendere or its equivalent, shall not, of itself, create a presumption that Indemnitee did not act in good faith and in a manner which Indemnitee reasonably believed to be in, or not opposed to, the best interests of the Corporation, and, with respect to any criminal action or proceeding, had reasonable cause to believe that his or her conduct was unlawful.

2.      Actions or Suits by or in the Right of the Corporation. The Corporation shall indemnify any Indemnitee who was or is a party to or threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the Corporation to procure a judgment in its favor by reason of the fact that Indemnitee is or was, or has agreed to become, a director or officer of the Corporation or, while a director or officer of the Corporation, is or was serving, or has agreed to serve, at the request of the Corporation, as a director, officer, partner, employee or trustee of, or in a similar capacity with, another corporation, partnership, joint venture, trust or other enterprise (including any employee benefit plan), or by reason of any action alleged to have been taken or omitted by an Indemnitee in such capacity, against all expenses (including attorneys’ fees) and, to the extent permitted by law, amounts paid in settlement actually and reasonably incurred by or on behalf of Indemnitee in connection with such action, suit or proceeding and any appeal therefrom, if Indemnitee acted in good faith and in a manner which Indemnitee reasonably believed to be in, or not opposed to, the best interests of the Corporation, except that no indemnification shall be made under this Section 2 in respect of any claim, issue or matter as to which Indemnitee shall have been adjudged to be liable to the Corporation, unless, and only to the extent, that the Court of Chancery of Delaware or the court in which such action or suit was brought shall determine upon application that, despite the adjudication of such liability but in view of all the circumstances of the case, Indemnitee is fairly and reasonably entitled to indemnity for such expenses (including attorneys’ fees) which the Court of Chancery of Delaware or such other court shall deem proper.

3.      Indemnification for Expenses of Successful Party. Notwithstanding any other provisions of this Article EIGHTH, to the extent that an Indemnitee has been successful on the merits or otherwise in defense of any action, suit or proceeding referred to in Sections 1 and 2 of this Article EIGHTH, or in defense of any claim, issue or matter therein, or on appeal from any such action, suit or proceeding, Indemnitee shall be indemnified against all expenses (including attorneys’ fees) actually and reasonably incurred by or on behalf of Indemnitee in connection therewith. Without limiting the foregoing, to the fullest extent permitted by applicable law, if any action, suit or proceeding is disposed of on the merits or otherwise (including a disposition without prejudice) without (i) the disposition being adverse to Indemnitee, (ii) an adjudication that Indemnitee was liable to the Corporation, (iii) a plea of guilty or nolo contendere by Indemnitee, (iv) an adjudication that Indemnitee did not act in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interests of the Corporation, and (v) with respect to any criminal proceeding, an adjudication that Indemnitee had reasonable cause to believe his or her conduct was unlawful, Indemnitee shall be considered for the purposes hereof to have been wholly successful with respect thereto.

4.      Notification and Defense of Claim. As a condition precedent to an Indemnitee’s right to be indemnified under this Article EIGHTH, such Indemnitee must notify the Corporation in writing as soon as practicable of any action, suit, proceeding or investigation involving such Indemnitee for which indemnity will or could be sought. With respect to any action, suit, proceeding or investigation of which the Corporation is so notified, the Corporation will be entitled to participate therein at its own expense and/or to assume the defense thereof at its own expense,

Annex C-4

with legal counsel reasonably acceptable to Indemnitee. After notice from the Corporation to Indemnitee of its election so to assume such defense, the Corporation shall not be liable to Indemnitee for any legal or other expenses subsequently incurred by Indemnitee in connection with such action, suit, proceeding or investigation, other than as provided below in this Section 4. Indemnitee shall have the right to employ his or her own counsel in connection with such action, suit, proceeding or investigation, but the fees and expenses of such counsel incurred after notice from the Corporation of its assumption of the defense thereof shall be at the expense of Indemnitee unless (i) the employment of counsel by Indemnitee has been authorized by the Corporation, (ii) counsel to Indemnitee shall have reasonably concluded that there may be a conflict of interest or position on any significant issue between the Corporation and Indemnitee in the conduct of the defense of such action, suit, proceeding or investigation or (iii) the Corporation shall not in fact have employed counsel to assume the defense of such action, suit, proceeding or investigation, in each of which cases the fees and expenses of counsel for Indemnitee shall be at the expense of the Corporation, except as otherwise expressly provided by this Article EIGHTH. The Corporation shall not be entitled, without the consent of Indemnitee, to assume the defense of any claim brought by or in the right of the Corporation or as to which counsel for Indemnitee shall have reasonably made the conclusion provided for in clause (ii) above. The Corporation shall not be required to indemnify Indemnitee under this Article EIGHTH for any amounts paid in settlement of any action, suit, proceeding or investigation effected without its written consent. The Corporation shall not settle any action, suit, proceeding or investigation in any manner which would impose any penalty or limitation on Indemnitee without Indemnitee’s written consent. Neither the Corporation nor Indemnitee will unreasonably withhold or delay its consent to any proposed settlement.

5.      Advancement of Expenses. Subject to the provisions of Section 6 of this Article EIGHTH, in the event of any threatened or pending action, suit, proceeding or investigation of which the Corporation receives notice under this Article EIGHTH, any expenses (including attorneys’ fees) incurred by or on behalf of Indemnitee in defending an action, suit, proceeding or investigation or any appeal therefrom shall be paid by the Corporation in advance of the final disposition of such matter; provided, however, that the payment of such expenses incurred by or on behalf of Indemnitee in advance of the final disposition of such matter shall be made only upon receipt of an undertaking by or on behalf of Indemnitee to repay all amounts so advanced in the event that it shall ultimately be determined by final judicial decision from which there is no further right to appeal that Indemnitee is not entitled to be indemnified by the Corporation as authorized in this Article EIGHTH; and provided further that no such advancement of expenses shall be made under this Article EIGHTH if it is determined (in the manner described in Section 6) that (i) Indemnitee did not act in good faith and in a manner he or she reasonably believed to be in, or not opposed to, the best interests of the Corporation, or (ii) with respect to any criminal action or proceeding, Indemnitee had reasonable cause to believe his or her conduct was unlawful. Such undertaking shall be accepted without reference to the financial ability of Indemnitee to make such repayment. The rights to indemnification and advancement of expenses conferred by this Section 5 shall be contract rights and such rights shall continue as to an Indemnitee who has ceased to be a director, officer, employee, trustee or agent and shall inure to the benefit of his or her heirs, executors and administrators.

6.      Procedure for Indemnification and Advancement of Expenses. In order to obtain indemnification or advancement of expenses pursuant to Section 1, 2, 3 or 5 of this Article EIGHTH, an Indemnitee shall submit to the Corporation a written request therefor. Any such advancement of expenses shall be made promptly, and in any event within 60 days after receipt by the Corporation of the written request of Indemnitee therefor, unless (i) the Corporation has assumed the defense pursuant to Section 4 of this Article EIGHTH (and none of the circumstances described in Section 4 of this Article EIGHTH that would nonetheless entitle the Indemnitee to indemnification for the fees and expenses of separate counsel have occurred) or (ii) the Corporation determines within such 60-day period that Indemnitee did not meet the applicable standard of conduct set forth in Section 1, 2 or 5 of this Article EIGHTH, as the case may be. Any such indemnification, unless ordered by a court, shall be made with respect to requests under Section 1 or 2 only as authorized in the specific case upon a determination by the Corporation that the indemnification of Indemnitee is proper because Indemnitee has met the applicable standard of conduct set forth in Section 1 or 2, as the case may be. Such determination shall be made in each instance (a) by a majority vote of the directors of the Corporation consisting of persons who are not at that time parties to the action, suit or proceeding in question (“disinterested directors”), whether or not a quorum, (b) by a committee of disinterested directors designated by majority vote of disinterested directors, whether or not a quorum, (c) if there are no disinterested directors, or if the disinterested directors so direct, by independent legal counsel (who may, to the extent permitted by law, be regular legal counsel to the Corporation) in a written opinion, or (d) by the stockholders of the Corporation.

Annex C-5

7.      Remedies. Subject to Article TWELFTH, the right to indemnification or advancement of expenses as granted by this Article EIGHTH shall be enforceable by Indemnitee in any court of competent jurisdiction. Neither the failure of the Corporation to have made a determination prior to the commencement of such action that indemnification or advancement of expenses is proper in the circumstances because Indemnitee has met the applicable standard of conduct, nor an actual determination by the Corporation pursuant to Section 6 of this Article EIGHTH that Indemnitee has not met such applicable standard of conduct, shall be a defense to the action or create a presumption that Indemnitee has not met the applicable standard of conduct. In any suit brought by Indemnitee to enforce a right to indemnification or advancement of expenses, or brought by the Corporation to recover an advancement of expenses pursuant to the terms of an undertaking, the Corporation shall have the burden of proving that Indemnitee is not entitled to be indemnified, or to such advancement of expenses, under this Article EIGHTH. Indemnitee’s expenses (including attorneys’ fees) reasonably incurred in connection with successfully establishing Indemnitee’s right to indemnification or advancement of expenses, in whole or in part, in any such proceeding shall also be indemnified by the Corporation to the fullest extent permitted by applicable law. Notwithstanding the foregoing, in any suit brought by Indemnitee to enforce a right to indemnification or advancement of expenses hereunder it shall be a defense that the Indemnitee has not met any applicable standard for indemnification set forth in the General Corporation Law of the State of Delaware or in this Article EIGHTH.

8.      Limitations. Notwithstanding anything to the contrary in this Article EIGHTH, except as set forth in Section 7 of this Article EIGHTH, the Corporation shall not indemnify, or advance expenses to, an Indemnitee pursuant to this Article EIGHTH in connection with a proceeding (or part thereof) initiated by such Indemnitee unless the initiation thereof was approved by the Board of Directors. Notwithstanding anything to the contrary in this Article EIGHTH, the Corporation shall not indemnify or advance expenses to an Indemnitee to the extent such Indemnitee is reimbursed from the proceeds of insurance, and in the event the Corporation makes any indemnification or advancement payments to an Indemnitee and such Indemnitee is subsequently reimbursed from the proceeds of insurance, such Indemnitee shall promptly refund indemnification or advancement payments to the Corporation to the extent of such insurance reimbursement.

9.      Subsequent Amendment. No amendment, termination or repeal of this Article EIGHTH or of the relevant provisions of the General Corporation Law of the State of Delaware or any other applicable laws shall adversely affect or diminish in any way the rights of any Indemnitee to indemnification or advancement of expenses under the provisions hereof with respect to any action, suit, proceeding or investigation arising out of or relating to any actions, transactions or facts occurring prior to the final adoption of such amendment, termination or repeal.

10.    Other Rights. The indemnification and advancement of expenses provided by this Article EIGHTH shall not be deemed exclusive of any other rights to which an Indemnitee seeking indemnification or advancement of expenses may be entitled under any law (common or statutory), agreement or vote of stockholders or disinterested directors or otherwise, both as to action in Indemnitee’s official capacity and as to action in any other capacity while holding office for the Corporation, and shall continue as to an Indemnitee who has ceased to be a director or officer, and shall inure to the benefit of the estate, heirs, executors and administrators of Indemnitee. Nothing contained in this Article EIGHTH shall be deemed to prohibit, and the Corporation is specifically authorized to enter into, agreements with officers and directors providing indemnification and expense advancement rights and procedures different from those set forth in this Article EIGHTH. In addition, the Corporation may, to the extent authorized from time to time by its Board of Directors, grant indemnification and expense advancement rights to other employees or agents of the Corporation or other persons serving the Corporation and such rights may be equivalent to, or greater or less than, those set forth in this Article EIGHTH.

11.    Partial Indemnification. If an Indemnitee is entitled under any provision of this Article EIGHTH to indemnification by the Corporation for some or a portion of the expenses (including attorneys’ fees), liabilities, losses, judgments, fines (including excise taxes and penalties arising under the Employee Retirement Income Security Act of 1974) or amounts paid in settlement actually and reasonably incurred by or on behalf of Indemnitee in connection with any action, suit, proceeding or investigation and any appeal therefrom but not, however, for the total amount thereof, the Corporation shall nevertheless indemnify Indemnitee for the portion of such expenses (including attorneys’ fees), liabilities, losses, judgments, fines (including excise taxes and penalties arising under the Employee Retirement Income Security Act of 1974) or amounts paid in settlement to which Indemnitee is entitled.

Annex C-6

12.    Insurance. The Corporation may purchase and maintain insurance, at its expense, to protect itself and any director, officer, employee or agent of the Corporation or another corporation, partnership, joint venture, trust or other enterprise (including any employee benefit plan) against any expense, liability or loss incurred by him or her in any such capacity, or arising out of his or her status as such, whether or not the Corporation would have the power to indemnify such person against such expense, liability or loss under the General Corporation Law of the State of Delaware. Such insurance may include insurance provided directly or indirectly by or through a captive insurance company to the extent permitted by Section 145(g) of the General Corporation Law of the State of Delaware.

13.    Savings Clause. If this Article EIGHTH or any portion hereof shall be invalidated on any ground by any court of competent jurisdiction, then the Corporation shall nevertheless indemnify each Indemnitee as to any expenses (including attorneys’ fees), liabilities, losses, judgments, fines (including excise taxes and penalties arising under the Employee Retirement Income Security Act of 1974) and amounts paid in settlement in connection with any action, suit, proceeding or investigation, whether civil, criminal or administrative, including an action by or in the right of the Corporation, to the fullest extent permitted by any applicable portion of this Article EIGHTH that shall not have been invalidated and to the fullest extent permitted by applicable law.

14.    Definitions. Terms used herein and defined in Section 145(h) and Section 145(i) of the General Corporation Law of the State of Delaware shall have the respective meanings assigned to such terms in such Section 145(h) and Section 145(i).

NINTH: This Article NINTH is inserted for the management of the business and for the conduct of the affairs of the Corporation.

1.      General Powers. The business and affairs of the Corporation shall be managed by or under the direction of the Board of Directors.

2.      Number of Directors; Election of Directors. Subject to the rights of holders of any series of Preferred Stock to elect directors, the number of directors of the Corporation shall be established from time to time by the Board of Directors. Election of directors need not be by written ballot, except as and to the extent provided in the Bylaws of the Corporation.

3.      Classes of Directors. Subject to the rights of holders of any series of Preferred Stock to elect directors, the Board of Directors shall be and is divided into three classes, designated Class I, Class II and Class III. Each class shall be as nearly equal in number as may be possible.

4.      Terms of Office. Subject to the rights of holders of any series of Preferred Stock to elect directors, each director shall serve for a term ending on the date of the third annual meeting of stockholders following the annual meeting of stockholders at which such director was elected; provided that each director initially assigned to Class I shall serve for a term expiring at the Corporation’s first annual meeting of the stockholders following the date of this Restated Certificate of Incorporation; each director initially assigned to Class II shall serve for a term expiring at the Corporation’s second annual meeting of the stockholders following the date of this Restated Certificate of Incorporation; and each director initially assigned to Class III shall serve for a term expiring at the Corporation’s third annual meeting of the stockholders following the date of this Restated Certificate of Incorporation; provided further, that the term of each director shall continue until the election and qualification of his or her successor and be subject to his or her earlier death, resignation or removal.

5.      Quorum. The greater of (a) a majority of the directors at any time in office and (b) one-third of the number of directors fixed pursuant to Section 2 of this Article NINTH shall constitute a quorum of the Board of Directors. If at any meeting of the Board of Directors there shall be less than such a quorum, a majority of the directors present may adjourn the meeting from time to time without further notice other than announcement at the meeting, until a quorum shall be present.

6.      Action at Meeting. Every act or decision done or made by a majority of the directors present at a meeting duly held at which a quorum is present shall be regarded as the act of the Board of Directors unless a greater number is required by law or by this Restated Certificate of Incorporation.

7.      Removal. Subject to the rights of holders of any series of Preferred Stock, directors of the Corporation may be removed only for cause and only by the affirmative vote of the holders of at least two thirds (66⅔%) of the voting power of the outstanding shares of capital stock of the Corporation entitled to vote thereon.

Annex C-7

8.      Vacancies. Subject to the rights of holders of any series of Preferred Stock, any vacancies or newly-created directorships on the Board of Directors, however occurring, shall be filled only by vote of a majority of the directors then in office, although less than a quorum, or by a sole remaining director and shall not be filled by the stockholders. A director elected to fill a vacancy or to fill a position resulting from a newly-created directorship shall hold office until the next election of the class for which such director shall have been chosen, subject to the election and qualification of a successor and to such director’s earlier death, resignation or removal.

9.      Stockholder Nominations and Introduction of Business, Etc. Advance notice of stockholder nominations for election of directors and other business to be brought by stockholders before a meeting of stockholders shall be given in the manner provided by the Bylaws of the Corporation.

10.    Amendments to Article. Notwithstanding any other provisions of law, this Restated Certificate of Incorporation or the Bylaws of the Corporation that may otherwise permit a lesser vote, but in addition to any vote of the holders of shares of any class or series of capital stock of the Corporation required by law or this Restated Certificate of Incorporation, the affirmative vote of the holders of at least two thirds (66⅔%) of the voting power of the outstanding shares of capital stock of the Corporation entitled to vote thereon shall be required to amend or repeal, or to adopt any provision inconsistent with, this Article NINTH.

TENTH: Subject to the rights of holders of any outstanding series of Preferred Stock, stockholders of the Corporation may not take any action by consent in lieu of a meeting of stockholders. Notwithstanding any other provisions of law, this Restated Certificate of Incorporation or the Bylaws of the Corporation that may otherwise permit a lesser vote, but in addition to any vote of the holders of shares of any class or series of capital stock of the Corporation required by law or this Restated Certificate of Incorporation, the affirmative vote of the holders of at least two thirds (66⅔%) of the voting power of the outstanding shares of capital stock of the Corporation entitled to vote thereon shall be required to amend or repeal, or to adopt any provision inconsistent with, this Article TENTH.

ELEVENTH: Special meetings of stockholders for any purpose or purposes may be called at any time only by the Chairman of the Board of Directors, the Chief Executive Officer of the Corporation or by the Board of Directors, and may not be called by any other person or persons. Business transacted at any special meeting of stockholders shall be limited to matters relating to the purpose or purposes stated in the notice of meeting. Notwithstanding any other provisions of law, this Restated Certificate of Incorporation or the Bylaws of the Corporation that may otherwise permit a lesser vote, but in addition to any vote of the holders of shares of any class or series of capital stock of the Corporation required by law or this Restated Certificate of Incorporation, the affirmative vote of the holders of at least two thirds (66⅔%) of the voting power of the outstanding shares of capital stock of the Corporation entitled to vote thereon shall be required to amend or repeal, or to adopt any provision inconsistent with, this Article ELEVENTH.

TWELFTH: (a) Unless the Corporation consents in writing to the selection of an alternative forum, the Court of Chancery of the State of Delaware (or, if the Court of Chancery of the State of Delaware does not have jurisdiction, the federal district court for the District of Delaware) shall, to the fullest extent permitted by law, be the sole and exclusive forum for: (i) any derivative action or proceeding brought on behalf of the Corporation, (ii) any action asserting a claim of breach of a fiduciary duty owed by any current or former director, officer, other employee or stockholder of the Corporation to the Corporation or the Corporation’s stockholders, (iii) any action asserting a claim arising pursuant to any provision of the General Corporation Law of the State of Delaware or as to which the General Corporation Law of the State of Delaware confers jurisdiction on the Court of Chancery of the State of Delaware, or (iv) any action asserting a claim arising pursuant to any provision of this Restated Certificate of Incorporation or the Bylaws of the Corporation (in each case, as they may be amended from time to time) or governed by the internal affairs doctrine. This paragraph (a) of Article TWELFTH does not apply to claims arising under the Securities Act of 1933 or the Securities Exchange Act of 1934 or any other claim for which the federal courts have exclusive jurisdiction. (b) Unless the Corporation consents in writing to the selection of an alternative forum, the federal district courts of the United States of America shall, to the fullest extent permitted by law, be the sole and exclusive forum for the resolution of any claims arising under the Securities Act of 1933. (c) Any person or entity purchasing or otherwise acquiring or holding any interest in shares of capital stock of the Corporation shall be deemed to have notice of, and to have consented to, the provisions of this Article TWELFTH.

THIRTEENTH: The Corporation expressly elects not to be subject to the provisions of Section 203 of the DGCL.

Annex C-8

IN WITNESS WHEREOF, this Restated Certificate of Incorporation has been executed by its duly authorized officer this [_____] day of [_____], 2024.

PLUM ACQUISITION CORP. I
By:
Name:
Title:

Annex C-9

ANNEX D

AMENDED AND RESTATED BYLAWS

OF

VEEA, INC.

Annex D Page Nos.
ARTICLE I	STOCKHOLDERS	D-1
1.1	Place of Meetings	D-1
1.2	Annual Meeting	D-1
1.3	Special Meetings	D-1
1.4	Record Date for Stockholder Meetings	D-1
1.5	Notice of Meetings	D-1
1.6	Voting List	D-1
1.7	Quorum	D-2
1.8	Adjournments	D-2
1.9	Voting and Proxies	D-2
1.10	Action at Meeting	D-2
1.11	Nomination of Directors	D-3
1.12	Notice of Business at Annual Meetings	D-5
1.13	Conduct of Meetings	D-7
1.14	No Action by Consent in Lieu of a Meeting	D-8
ARTICLE II	DIRECTORS	D-8
2.1	General Powers	D-8
2.2	Number, Election and Qualification	D-8
2.3	Chairman of the Board; Vice Chairman of the Board	D-8
2.4	Terms of Office	D-8
2.5	Quorum	D-8
2.6	Action at Meeting	D-8
2.7	Removal	D-8
2.8	Vacancies	D-8
2.9	Resignation	D-8
2.10	Regular Meetings	D-8
2.11	Special Meetings	D-8
2.12	Notice of Special Meetings	D-9
2.13	Meetings by Conference Communications Equipment	D-9
2.14	Action by Consent	D-9
2.15	Committees	D-9
2.16	Emergency Bylaws	D-9
ARTICLE III	OFFICERS	D-10
3.1	Titles	D-10
3.2	Election	D-10
3.3	Qualification	D-10
3.4	Tenure	D-10
3.5	Resignation and Removal	D-10
3.6	Vacancies	D-10
3.7	Officers	D-10
3.8	Authority and Duties of Officers	D-10
3.9	Secretary and Assistant Secretaries
3.10	Treasurer and Assistant Treasurers
3.11	Salaries	D-10
3.12	Delegation of Authority	D-10
3.13	Representation of Shares of Other Corporations	D-10

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Annex D Page Nos.
ARTICLE IV	CAPITAL STOCK	D-11
4.1	Issuance of Stock	D-11
4.2	Stock Certificates; Uncertificated Shares	D-11
4.3	Transfers	D-11
4.4	Lost, Stolen or Destroyed Certificates	D-12
4.5	Regulations	D-12
ARTICLE V	GENERAL PROVISIONS	D-12
5.1	Fiscal Year	D-12
5.2	Corporate Seal	D-12
5.3	Record Date for Purposes Other Than Stockholder Meetings	D-12
5.4	Waiver of Notice	D-12
5.5	Voting of Securities	D-12
5.6	Evidence of Authority	D-12
5.7	Certificate of Incorporation	D-12
5.8	Severability	D-13
5.9	Pronouns	D-13
ARTICLE VI	NOTICE	D-13
6.1	Delivery of Notice; Notice by Electronic Transmission	D-13
ARTICLE VII	INDEMNIFICATION	D-13
7.1	Actions, Suits and Proceedings Other than by or in the Right of the Corporation	D-13
7.2	Actions or Suits by or in the Right of the Corporation	D-14
7.3	Indemnification for Expenses of Successful Party	D-14
7.4	Notification and Defense of Claim	D-14
7.5	Advancement of Expenses	D-15
7.6	Procedure for Indemnification and Advancement of Expenses	D-15
7.7	Remedies	D-15
7.8	Limitations	D-16
7.9	Subsequent Amendment	D-16
7.10	Other Rights	D-16
7.11	Partial Indemnification	D-16
7.12	Insurance	D-16
7.13	Savings Clause	D-17
ARTICLE VIII	AMENDMENTS	D-17

Annex D-ii

ARTICLE I
STOCKHOLDERS

1.1         Place of Meetings. All meetings of stockholders shall be held at such place, if any, as may be designated from time to time by the Board of Directors, the Chairman of the Board or the Chief Executive Officer or, if not so designated, at the principal executive office of the Corporation. The Board of Directors may, in its sole discretion, determine that a meeting shall not be held at any place, but shall instead be held solely by means of remote communication in a manner consistent with the General Corporation Law of the State of Delaware.

1.2         Annual Meeting. The annual meeting of stockholders for the election of directors to succeed those whose terms expire and for the transaction of such other business as may properly be brought before the meeting shall be held on a date and at an hour designated by the Board of Directors, the Chairman of the Board or the Chief Executive Officer. The Corporation may postpone, reschedule or cancel any previously scheduled annual meeting of stockholders.

1.3         Special Meetings. Special meetings of stockholders for any purpose or purposes may be called at any time only by the Board of Directors, and may not be called by any other person or persons. Business transacted at any special meeting of stockholders shall be limited to matters relating to the purpose or purposes stated in the notice of meeting. The Corporation may postpone, reschedule or cancel any previously scheduled special meeting of stockholders.

1.4         Record Date for Stockholder Meetings. In order that the Corporation may determine the stockholders entitled to notice of any meeting of stockholders or any adjournment thereof, the Board of Directors may fix a record date, which record date shall not precede the date upon which the resolution fixing the record date is adopted by the Board of Directors, and which record date shall not be more than 60 nor less than 10 days before the date of such meeting. If the Board of Directors so fixes a date, such date shall also be the record date for determining the stockholders entitled to vote at such meeting unless the Board of Directors determines, at the time it fixes such record date, that a later date on or before the date of the meeting shall be the date for making such determination. If no record date is fixed by the Board of Directors, the record date for determining stockholders entitled to notice of and to vote at a meeting of stockholders shall be at the close of business on the day next preceding the day on which notice is given, or, if notice is waived, at the close of business on the day next preceding the day on which the meeting is held. A determination of stockholders of record entitled to notice of and to vote at a meeting of stockholders shall apply to any adjournment of the meeting; provided, however, that the Board of Directors may fix a new record date for determination of stockholders entitled to vote at the adjourned meeting, and in such case shall also fix as the record date for stockholders entitled to notice of such adjourned meeting the same or an earlier date as that fixed for determination of stockholders entitled to vote in accordance herewith at the adjourned meeting.

1.5         Notice of Meetings. Except as otherwise provided by law, the Certificate of Incorporation or these bylaws, notice of each meeting of stockholders, whether annual or special, shall be given not less than 10 nor more than 60 days before the date of the meeting to each stockholder entitled to vote at such meeting as of the record date for determining the stockholders entitled to notice of the meeting. Without limiting the manner by which notice otherwise may be given to stockholders, any notice shall be effective if given in accordance with Section 232 of the General Corporation Law of the State of Delaware. The notices of all meetings shall state the place, if any, date and hour of the meeting, the means of remote communications, if any, by which stockholders and proxyholders may be deemed to be present in person and vote at such meeting, and the record date for determining stockholders entitled to vote at the meeting, if such date is different from the record date for determining stockholders entitled to notice of the meeting. The notice of a special meeting shall state, in addition, the purpose or purposes for which the meeting is called.

1.6         Voting List. The Corporation shall prepare, no later than the tenth day before each meeting of stockholders, a complete list of the stockholders entitled to vote at the meeting (provided, however, if the record date for determining the stockholders entitled to vote is less than 10 days before the meeting date, the list shall reflect the stockholders entitled to vote as of the tenth day before the meeting), arranged in alphabetical order, and showing the address of each stockholder and the number of shares registered in the name of each stockholder. Such list shall be open to the examination of any stockholder for any purpose germane to the meeting for a period of 10 days ending on the day before the meeting date: (a) on a reasonably accessible electronic network, provided that the information required to gain access to such list is provided with the notice of the meeting, or (b) during ordinary business hours,

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at the principal place of business of the Corporation. Except as otherwise provided by law, the stock ledger shall be the only evidence as to who are the stockholders entitled to examine the list of stockholders required by this Section 1.6 or to vote in person or by proxy at any meeting of stockholders.

1.7         Quorum. Except as otherwise provided by law, the Certificate of Incorporation or these bylaws, the holders of a majority in voting power of the shares of the capital stock of the Corporation issued and outstanding and entitled to vote at the meeting, present in person, present by means of remote communication in a manner, if any, authorized by the Board of Directors in its sole discretion, or represented by proxy, shall constitute a quorum for the transaction of business; provided, however, that where a separate vote by a class or classes or series of capital stock is required by law or the Certificate of Incorporation, the holders of a majority in voting power of the shares of such class or classes or series of the capital stock of the Corporation issued and outstanding and entitled to vote on such matter, present in person, present by means of remote communication in a manner, if any, authorized by the Board of Directors in its sole discretion, or represented by proxy, shall constitute a quorum entitled to take action with respect to the vote on such matter. A quorum, once established at a meeting, shall not be broken by the withdrawal of enough votes to leave less than a quorum.

1.8         Adjournments. Any meeting of stockholders may be adjourned from time to time to reconvene at any other time and to any other place at which a meeting of stockholders may be held under these bylaws by the chairman of the meeting. When a meeting is adjourned to another time or place (including an adjournment taken to address a technical failure to convene or continue a meeting using remote communication), notice need not be given of the adjourned meeting if the time, place, if any, thereof, and the means of remote communications, if any, by which stockholders and proxy holders may be deemed to be present in person and vote at such adjourned meeting are (i) announced at the meeting at which the adjournment is taken, (ii) displayed, during the time scheduled for the meeting, on the same electronic network used to enable stockholders and proxy holders to participate in the meeting by means of remote communication or (iii) set forth in the notice of meeting given in accordance with Section 1.5 hereof. At the adjourned meeting, the Corporation may transact any business that might have been transacted at the original meeting. If the adjournment is for more than 30 days, a notice of the adjourned meeting shall be given to each stockholder of record entitled to vote at the meeting. If after the adjournment a new record date for determination of stockholders entitled to vote is fixed for the adjourned meeting, the Board of Directors shall fix a new record date for determining stockholders entitled to notice of such adjourned meeting that is the same or an earlier date as that fixed for determination of stockholders entitled to vote at such adjourned meeting, and shall give notice of the adjourned meeting to each stockholder of record entitled to vote at such adjourned meeting as of the record date fixed for notice of such adjourned meeting.

1.9         Voting and Proxies. Each stockholder shall have one vote upon the matter in question for each share of stock entitled to vote held of record by such stockholder and a proportionate vote for each fractional share so held, unless otherwise provided by law or the Certificate of Incorporation. Each stockholder of record entitled to vote at a meeting of stockholders may vote in person (including by means of remote communications, if any, by which stockholders may be deemed to be present in person and vote at such meeting) or may authorize another person or persons to vote for such stockholder by a proxy executed or transmitted in a manner permitted by the General Corporation Law of the State of Delaware by the stockholder or such stockholder’s authorized officer, director, employee or agent and delivered (including by electronic transmission) to the Secretary of the Corporation. No such proxy shall be voted upon after three years from the date of its execution, unless the proxy expressly provides for a longer period. Any person directly or indirectly soliciting proxies from stockholders of the Corporation must use a proxy card color other than white, the color white being reserved for the exclusive use of the Board of Directors of the Corporation.

1.10       Action at Meeting. When a quorum is present at any meeting, any matter other than the election of directors to be voted upon by the stockholders at such meeting shall be decided by the vote of the holders of shares of stock having a majority in voting power of the votes cast by the holders of all of the shares of stock present or represented at the meeting and voting affirmatively or negatively on such matter (or if there are two or more classes or series of stock entitled to vote as separate classes, then in the case of each such class or series, the holders of a majority in voting power of the shares of stock of that class or series present or represented at the meeting and voting affirmatively or negatively on such matter), except when a different vote is required by law, the Certificate of Incorporation or these bylaws. When a quorum is present at any meeting, any election by stockholders of directors shall be determined by a plurality of the votes cast by the stockholders entitled to vote on the election.

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1.11  Nomination of Directors.

(a)     Except for any directors entitled to be elected by the holders of preferred stock, only persons who are nominated in accordance with the procedures in this Section 1.11 shall be eligible for election as directors at any meeting of stockholders. Nomination for election to the Board of Directors at a meeting of stockholders may be made only (i) by or at the direction of the Board of Directors or (ii) by any stockholder of the Corporation who (x) has given timely notice thereof in writing to the Secretary in accordance with the procedures in, and otherwise complies with, Section 1.11(b), (y) is a stockholder of record who is entitled to vote for the election of such nominee on the date of the giving of such notice and on the record date for the determination of stockholders entitled to vote at such meeting and (z) is entitled to vote at such meeting. Notwithstanding the foregoing or anything herein to the contrary, a stockholder of the Corporation may make nominations for election to the Board of Directors at a special meeting of stockholders pursuant to the foregoing clause (ii) only if the Board of Directors has determined, in accordance with Section 1.3, that directors shall be elected at such special meeting and at such time that the stockholders are not prohibited from filling vacancies or newly created directorships on the Board of Directors. The number of nominees a stockholder may nominate for election at a meeting (or in the case of a stockholder giving the notice on behalf of a beneficial owner, the number of nominees a stockholder may nominate for election at the meeting on behalf of such beneficial owner) shall not exceed the number of directors to be elected at such meeting.

(b)    To be timely, a stockholder’s notice must be received in writing by the Secretary at the principal executive office of the Corporation as follows: (1) in the case of an election of directors at an annual meeting of stockholders, not less than 90 days nor more than 120 days prior to the first anniversary of the preceding year’s annual meeting (which date of the preceding year’s annual meeting date shall, for purposes of the Corporation’s first annual meeting of stockholders after the consummation of its business combination among Plum Acquisition Corp. I, Veea Inc., and Plum SPAC Merger Sub, Inc. be deemed to have occurred on [•], 2024 for all purposes of this Section 1.11 and Section 1.12 of these bylaws); provided, however, that in the event that the date of the annual meeting is advanced by more than 30 days, or delayed by more than 60 days, from the first anniversary of the preceding year’s annual meeting, or if no annual meeting was held or deemed to have been held in the preceding year, a stockholder’s notice must be so received not earlier than the 120th day prior to such annual meeting and not later than the close of business on the later of (A) the 90th day prior to such annual meeting and (B) the tenth day following the day on which notice of the date of such annual meeting was given or public disclosure of the date of such annual meeting was made, whichever first occurs; or (2) in the case of an election of directors at a special meeting of stockholders, provided that the Board of Directors has determined, in accordance with Section 1.3, that directors shall be elected at such special meeting and the stockholders are not then prohibited from filling vacancies or newly created directorships on the Board of Directors, and provided further that the nomination made by the stockholder is for one of the director positions that the Board of Directors has determined will be filled at such special meeting, not earlier than the 120th day prior to such special meeting and not later than the close of business on the later of (x) the 90th day prior to such special meeting and (y) the tenth day following the day on which notice of the date of such special meeting was given or public disclosure of the date of such special meeting was made, whichever first occurs. In no event shall the adjournment or postponement of a meeting (or the public disclosure thereof) commence a new time period (or extend any time period) for the giving of a stockholder’s notice.

The stockholder’s notice to the Secretary shall set forth: (A) as to each proposed nominee (1) such person’s name, age, business address and, if known, residence address, (2) such person’s principal occupation or employment, (3) the class and series and number of shares of stock of the Corporation that are, directly or indirectly, owned, beneficially or of record, by such person, (4) a description of all direct and indirect compensation and other material monetary agreements, arrangements and understandings during the past three years, and any other material relationships, between or among (x) the stockholder, the beneficial owner, if any, on whose behalf the nomination is being made and the respective affiliates and associates of, or others acting in concert with, such stockholder and such beneficial owner (each, a “Stockholder Associated Person”), on the one hand, and (y) each proposed nominee, and his or her respective affiliates and associates, or others acting in concert with such nominee(s), on the other hand, including all information that would be required to be disclosed pursuant to Item 404 of Regulation S-K if the stockholder making the nomination and any beneficial owner on whose behalf the nomination is made or any Stockholder Associated Person were the “registrant” for purposes of such Item and the proposed nominee were a director or executive officer of such registrant, and (5) any other information concerning such person that must be disclosed as to nominees in proxy solicitations pursuant to Regulation 14A under the Securities Exchange Act of 1934, as amended (the “Exchange Act”); and (B) as to the stockholder giving the notice and the beneficial owner, if any, on whose behalf the nomination is being made (1) the name and address of such

Annex D-3

stockholder, as they appear on the Corporation’s books, and of such beneficial owner, (2) the class and series and number of shares of stock of the Corporation that are, directly or indirectly, owned, beneficially or of record, by such stockholder and such beneficial owner, (3) a description of any material interest related to the nomination of such stockholder, such beneficial owner and/or any Stockholder Associated Person, (4) a description of any agreement, arrangement or understanding between or among such stockholder, such beneficial owner and/or any Stockholder Associated Person and each proposed nominee and any other person or persons (including their names) pursuant to which the nomination(s) are being made or who may participate in the solicitation of proxies or votes in favor of electing such nominee(s), (5) a description of any agreement, arrangement or understanding (including any derivative or short positions, swaps, profit interests, options, warrants, convertible securities, stock appreciation or similar rights, hedging transactions, and borrowed or loaned shares) that has been entered into by, or on behalf of, such stockholder, such beneficial owner and/or any Stockholder Associated Person, the effect or intent of which is to mitigate loss to, manage risk or benefit of share price changes for, or increase or decrease the voting power of, such stockholder, such beneficial owner and/or any Stockholder Associated Person with respect to shares of stock of the Corporation, (6) any other information relating to such stockholder, such beneficial owner and/or any Stockholder Associated Person that would be required to be disclosed in a proxy statement or other filings required to be made in connection with solicitations of proxies for the election of directors in a contested election pursuant to Section 14 of the Exchange Act and the rules and regulations promulgated thereunder, (7) a representation that such stockholder intends to appear in person or by proxy at the meeting to nominate the person(s) named in its notice, (8) a representation that such stockholder, such beneficial owner and/or any Stockholder Associated Person has complied, and will comply, with all applicable requirements of state law and the Exchange Act with respect to matters set forth in this Section 1.11, and (9) a representation whether such stockholder, such beneficial owner and/or any Stockholder Associated Person intends or is part of a group that intends (x) to deliver a proxy statement and/or form of proxy to holders of at least the percentage of the Corporation’s outstanding capital stock reasonably believed by such stockholder or such beneficial owner to be sufficient to elect the nominee (and such representation shall be included in any such proxy statement and form of proxy) and/or (y) otherwise to solicit proxies or votes from stockholders in support of such nomination (and such representation shall be included in any such solicitation materials). Not later than 10 days after the record date for the meeting, the information required by Items (A)(1)-(5) and (B)(1)-(6) of the prior sentence shall be supplemented by the stockholder giving the notice to provide updated information as of the record date. In addition, to be effective, the stockholder’s notice must also be accompanied by the written consent of the proposed nominee to being named in the Corporation’s proxy statement and accompanying proxy card as a nominee and to serve as a director if elected. The Corporation may require any proposed nominee to furnish such other information as the Corporation may reasonably require to determine, among other things, the eligibility of such proposed nominee to serve as a director of the Corporation or whether such nominee would be independent under applicable Securities and Exchange Commission and stock exchange rules and the Corporation’s publicly disclosed corporate governance guidelines. Notwithstanding anything herein to the contrary, a stockholder shall not have complied with this Section 1.11(b) if the stockholder, beneficial owner and/or any Stockholder Associated Person solicits or does not solicit, as the case may be, proxies or votes in support of such stockholder’s nominee in contravention of the representations with respect thereto required by this Section 1.11.

Such notice must also be accompanied by a representation as to whether or not such stockholder, beneficial owner and/or any Stockholder Associated Person intends to solicit proxies in support of any director nominees other than the Corporation’s nominees in accordance with Rule 14a-19 under the Exchange Act, and, where such stockholder, beneficial owner and/or Stockholder Associated Person intends to so solicit proxies, the notice and information required by Rule 14a-19(b) under the Exchange Act. Notwithstanding anything to the contrary in these bylaws, unless otherwise required by law, if any stockholder, beneficial owner and/or Stockholder Associated Person (i) provides notice pursuant to Rule 14a-19(b) under the Exchange Act and (ii) subsequently fails to comply with the requirements of Rule 14a-19(a)(2) and Rule 14a-19(a)(3) under the Exchange Act (or fails to timely provide reasonable evidence sufficient to satisfy the Corporation that such stockholder, beneficial owner and/or Stockholder Associated Person has met the requirements of Rule 14a-19(a)(3) promulgated under the Exchange Act in accordance with the following sentence), then the nomination of each of the director nominees proposed by such stockholder, beneficial owner and/or Stockholder Associated Person shall be disregarded, notwithstanding that proxies or votes in respect of the election of such proposed nominees may have been received by the Corporation (which proxies and votes shall be disregarded). Upon request by the Corporation, if any stockholder, beneficial owner and/or Stockholder Associated Person provides notice pursuant to Rule 14a-19(b) under the Exchange Act, such stockholder, beneficial owner and/or Stockholder Associated Person shall deliver to the Corporation, no later than five business days prior to the applicable meeting, reasonable evidence that it has met the requirements of Rule 14a-19(a)(3) under the Exchange Act.

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(c)     The chairman of any meeting (and, in advance of any meeting, the Board of Directors) shall have the power and duty to determine whether a nomination was made in accordance with the provisions of this Section 1.11 (including whether the stockholder, beneficial owner and/or any Stockholder Associated Person did or did not so solicit, as the case may be, proxies or votes in support of such stockholder’s nominee in compliance with the representations with respect thereto required by this Section 1.11), and if the chairman (or the Board of Directors) should determine that a nomination was not made in accordance with the provisions of this Section 1.11, the chairman shall so declare to the meeting and such nomination shall not be brought before the meeting.

(d)    Except as otherwise required by law (including Rule 14a-19 under the Exchange Act), nothing in this Section 1.11 shall obligate the Corporation or the Board of Directors to include in any proxy statement, proxy card or other stockholder communication distributed on behalf of the Corporation or the Board of Directors the name of or other information with respect to any nominee for director submitted by a stockholder.

(e)     Notwithstanding the foregoing provisions of this Section 1.11, unless otherwise required by law, if the stockholder (or a qualified representative of the stockholder) does not appear at the meeting to present a nomination, such nomination shall not be brought before the meeting, notwithstanding that proxies in respect of such nominee may have been received by the Corporation. For purposes of this Section 1.11, to be considered a “qualified representative of the stockholder”, a person must be a duly authorized officer, manager or partner of such stockholder or must be authorized by a written instrument executed by such stockholder or an electronic transmission delivered by such stockholder to act for such stockholder as proxy at the meeting of stockholders and such person must produce such written instrument or electronic transmission, or a reliable reproduction of the written instrument or electronic transmission, at the meeting of stockholders.

(f)     For purposes of this Section 1.11, “public disclosure” shall include disclosure in a press release reported by the Dow Jones News Service, Associated Press or comparable national news service or in a document publicly filed by the Corporation with the Securities and Exchange Commission pursuant to Section 13, 14 or 15(d) of the Exchange Act.

(g)    Unless the Corporation elects otherwise, a stockholder’s notice to the Corporation of nominations shall be in writing exclusively (and not in an electronic transmission) and shall be delivered exclusively by hand (including, without limitation, overnight courier service) or by certified or registered mail, return receipt requested, and the Corporation shall not be required to accept delivery of any document not in such written form or so delivered.

1.12  Notice of Business at Annual Meetings.

(a)     At any annual meeting of the stockholders, only such business shall be conducted as shall have been properly brought before the meeting. To be properly brought before an annual meeting, business must be (1) specified in the notice of meeting (or any supplement thereto) given by or at the direction of the Board of Directors, (2) otherwise properly brought before the meeting by or at the direction of the Board of Directors, or (3) properly brought before the meeting by a stockholder. For business to be properly brought before an annual meeting by a stockholder, (i) if such business relates to the nomination of a person for election as a director of the Corporation, the procedures in Section 1.11 must be complied with and (ii) if such business relates to any other matter, the business must constitute a proper matter under Delaware law for stockholder action and the stockholder must (x) have given timely notice thereof in writing to the Secretary in accordance with the procedures in, and otherwise complied with, Section 1.12(b), (y) be a stockholder of record who is entitled to vote on such business on the date of the giving of such notice and on the record date for the determination of stockholders entitled to vote at such annual meeting and (z) be entitled to vote at such annual meeting.

(b)    To be timely, a stockholder’s notice must be received in writing by the Secretary at the principal executive office of the Corporation not less than 90 days nor more than 120 days prior to the first anniversary of the preceding year’s annual meeting; provided, however, that in the event that the date of the annual meeting is advanced by more than 30 days, or delayed by more than 60 days, from the first anniversary of the preceding year’s annual meeting, or if no annual meeting was held or deemed to have been held in the preceding year, a stockholder’s notice must be so received not earlier than the 120th day prior to such annual meeting and not later than the close of business on the later of (x) the 90th day prior to such annual meeting and (y) the tenth day following the day on which notice of the date of such annual meeting was given or public disclosure of the date of such annual meeting was

Annex D-5

made, whichever first occurs. In no event shall the adjournment or postponement of an annual meeting (or the public disclosure thereof) commence a new time period (or extend any time period) for the giving of a stockholder’s notice.

The stockholder’s notice to the Secretary shall set forth: (A) as to each matter the stockholder proposes to bring before the annual meeting (1) a brief description of the business desired to be brought before the annual meeting, (2) the text of the proposal (including the exact text of any resolutions proposed for consideration and, in the event that such business includes a proposal to amend the bylaws, the exact text of the proposed amendment), and (3) the reasons for conducting such business at the annual meeting, and (B) as to the stockholder giving the notice and the beneficial owner, if any, on whose behalf the proposal is being made (1) the name and address of such stockholder, as they appear on the Corporation’s books, and of such beneficial owner, (2) the class and series and number of shares of stock of the Corporation that are, directly or indirectly, owned, beneficially or of record, by such stockholder and such beneficial owner, (3) a description of any material interest of such stockholder, such beneficial owner and/or any Stockholder Associated Person in the business proposed to be brought before the annual meeting, (4) a description of any agreement, arrangement or understanding between or among such stockholder, such beneficial owner, any Stockholder Associated Person and any other person or persons (including their names) in connection with the proposal of such business or who may participate in the solicitation of proxies in favor of such proposal, (5) a description of any agreement, arrangement or understanding (including any derivative or short positions, swaps, profit interests, options, warrants, convertible securities, stock appreciation or similar rights, hedging transactions, and borrowed or loaned shares) that has been entered into by, or on behalf of, such stockholder, such beneficial owner and/or any Stockholder Associated Person, the effect or intent of which is to mitigate loss to, manage risk or benefit of share price changes for, or increase or decrease the voting power of, such stockholder, such beneficial owner and/or any Stockholder Associated Person with respect to shares of stock of the Corporation, (6) any other information relating to such stockholder, such beneficial owner and/or any Stockholder Associated Person that would be required to be disclosed in a proxy statement or other filings required to be made in connection with solicitations of proxies for the business proposed pursuant to Section 14 of the Exchange Act and the rules and regulations promulgated thereunder, (7) a representation that such stockholder intends to appear in person or by proxy at the annual meeting to bring such business before the meeting, (8) a representation that such stockholder, such beneficial owner and/or any Stockholder Associated Person has complied, and will comply, with all applicable requirements of state law and the Exchange Act with respect to matters set forth in this Section 1.12, and (9) a representation whether such stockholder, such beneficial owner and/or any Stockholder Associated Person intends or is part of a group that intends (x) to deliver a proxy statement and/or form of proxy to holders of at least the percentage of the Corporation’s outstanding capital stock required to approve or adopt the proposal (and such representation shall be included in any such proxy statement and form of proxy) and/or (y) otherwise to solicit proxies or votes from stockholders in support of such proposal (and such representation shall be included in any such solicitation materials). Not later than 10 days after the record date for the meeting, the information required by Items (A)(3) and (B)(1)-(6) of the prior sentence shall be supplemented by the stockholder giving the notice to provide updated information as of the record date. Notwithstanding anything in these bylaws to the contrary, no business shall be conducted at any annual meeting of stockholders except in accordance with the procedures in this Section 1.12; provided that any stockholder proposal that complies with Rule 14a-8 of the proxy rules (or any successor provision) promulgated under the Exchange Act and is to be included in the Corporation’s proxy statement for an annual meeting of stockholders shall be deemed to comply with the notice requirements of this Section 1.12. Notwithstanding anything herein to the contrary, a stockholder shall not have complied with this Section 1.12(b) if the stockholder, beneficial owner and/or any Stockholder Associated Person solicits or does not solicit, as the case may be, proxies or votes in support of such stockholder’s proposal in contravention of the representations with respect thereto required by this Section 1.12.

(c)     The chairman of any annual meeting (and, in advance of any annual meeting, the Board of Directors) shall have the power and duty to determine whether business was properly brought before the annual meeting in accordance with the provisions of this Section 1.12 (including whether the stockholder, beneficial owner and/or any Stockholder Associated Person did or did not so solicit, as the case may be, proxies or votes in support of such stockholder’s proposal in compliance with the representation with respect thereto required by this Section 1.12), and if the chairman (or the Board of Directors) should determine that business was not properly brought before the annual meeting in accordance with the provisions of this Section 1.12, the chairman shall so declare to the meeting and such business shall not be brought before the annual meeting.

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(d)    Except as otherwise required by law, nothing in this Section 1.12 shall obligate the Corporation or the Board of Directors to include in any proxy statement or other stockholder communication distributed on behalf of the Corporation or the Board of Directors information with respect to any proposal submitted by a stockholder.

(e)     Notwithstanding the foregoing provisions of this Section 1.12, unless otherwise required by law, if the stockholder (or a qualified representative of the stockholder) does not appear at the annual meeting to present business, such business shall not be considered, notwithstanding that proxies in respect of such business may have been received by the Corporation.

(f)     For purposes of this Section 1.12, the terms “qualified representative of the stockholder” and “public disclosure” shall have the same meaning as in Section 1.11.

(g)    Unless the Corporation elects otherwise, a stockholder’s notice to the Corporation of other business shall be in writing exclusively (and not in an electronic transmission) and shall be delivered exclusively by hand (including, without limitation, overnight courier service) or by certified or registered mail, return receipt requested, and the Corporation shall not be required to accept delivery of any document not in such written form or so delivered.

1.13  Conduct of Meetings.

(a)     Unless otherwise provided by the Board of Directors, meetings of stockholders shall be presided over by the Chairman of the Board, if any, or in the Chairman’s absence by the Vice Chairman of the Board, if any, or in the Vice Chairman’s absence by the Chief Executive Officer, or in the Chief Executive Officer’s absence by the President, or in the President’s absence by a Vice President, or in the absence of all of the foregoing persons by a chairman designated by the Board of Directors. The Secretary shall act as secretary of the meeting, but in the Secretary’s absence the chairman of the meeting may appoint any person to act as secretary of the meeting.

(b)    The Board of Directors may adopt by resolution such rules, regulations and procedures for the conduct of any meeting of stockholders of the Corporation as it shall deem appropriate including, without limitation, such guidelines and procedures as it may deem appropriate regarding the participation by means of remote communication of stockholders and proxyholders not physically present at a meeting. Except to the extent inconsistent with such rules, regulations and procedures as adopted by the Board of Directors, the chairman of any meeting of stockholders shall have the right and authority to convene and (for any or no reason) to recess and/or adjourn the meeting and prescribe such rules, regulations and procedures and to do all such acts as, in the judgment of such chairman, are appropriate for the proper conduct of the meeting. Such rules, regulations or procedures, whether adopted by the Board of Directors or prescribed by the chairman of the meeting, may include, without limitation, the following: (i) the establishment of an agenda or order of business for the meeting; (ii) rules and procedures for maintaining order at the meeting and the safety of those present; (iii) limitations on attendance at or participation in the meeting to stockholders entitled to vote at the meeting, their duly authorized and constituted proxies or such other persons as shall be determined by the Board of Directors or the chairman of any meeting; (iv) restrictions on entry to the meeting after the time fixed for the commencement thereof; and (v) limitations on the time allotted to questions or comments by participants. Unless and to the extent determined by the Board of Directors or the chairman of the meeting, meetings of stockholders shall not be required to be held in accordance with the rules of parliamentary procedure.

(c)     The chairman of the meeting shall announce at the meeting when the polls for each matter to be voted upon at the meeting will be opened and closed. After the polls close, no ballots, proxies or votes or any revocations or changes thereto may be accepted.

(d)    In advance of any meeting of stockholders, the Corporation shall appoint one or more inspectors of election to act at the meeting and make a written report thereof. One or more other persons may be designated as alternate inspectors to replace any inspector who fails to act. If no inspector or alternate is present, ready and willing to act at a meeting of stockholders, the chairman of the meeting shall appoint one or more inspectors to act at the meeting. Unless otherwise required by law, inspectors may be officers, employees or agents of the Corporation. Each inspector, before entering upon the discharge of such inspector’s duties, shall take and sign an oath faithfully to execute the duties of inspector with strict impartiality and according to the best of such inspector’s ability. The inspector shall have the duties prescribed by law and, when the vote is completed, shall make a certificate of the result of the vote taken and of such other facts as may be required by law. Every vote taken by ballots shall be counted by a duly appointed inspector or duly appointed inspectors.

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1.14            No Action by Consent in Lieu of a Meeting. Except as otherwise provided by the Certificate of Incorporation, stockholders of the Corporation may not take any action by consent in lieu of a meeting of stockholders.

ARTICLE II
DIRECTORS

2.1         General Powers. The business and affairs of the Corporation shall be managed by or under the direction of a Board of Directors, who may exercise all of the powers of the Corporation except as otherwise provided by law or the Certificate of Incorporation.

2.2         Number, Election and Qualification. The number of directors of the Corporation shall be the number fixed by, or determined in the manner provided in, the Certificate of Incorporation. Election of directors need not be by written ballot. Directors need not be stockholders of the Corporation.

2.3         Chairman of the Board; Vice Chairman of the Board. The Board of Directors may appoint from its members a Chairman of the Board and a Vice Chairman of the Board, neither of whom need be an employee or officer of the Corporation. If the Board of Directors appoints a Chairman of the Board, such Chairman shall perform such duties and possess such powers as are assigned by the Board of Directors and, if the Chairman of the Board is also designated as the Corporation’s Chief Executive Officer, shall have the powers and duties of the Chief Executive Officer prescribed in Section 3.7 of these bylaws. If the Board of Directors appoints a Vice Chairman of the Board, such Vice Chairman shall perform such duties and possess such powers as are assigned by the Board of Directors or the Chairman of the Board. Unless otherwise provided by the Board of Directors, the Chairman of the Board or, in the Chairman’s absence, the Vice Chairman of the Board, if any, shall preside at all meetings of the Board of Directors.

2.4         Terms of Office. Directors shall be elected for such terms and in the manner provided by the Certificate of Incorporation and applicable law. The term of each director shall continue until the election and qualification of his or her successor and be subject to his or her earlier death, resignation or removal.

2.5         Quorum. The greater of (a) a majority of the directors at any time in office and (b) one-third of the number of directors established by the Board of Directors pursuant to the Certificate of Incorporation shall constitute a quorum of the Board of Directors. If at any meeting of the Board of Directors there shall be less than such a quorum, a majority of the directors present may adjourn the meeting from time to time without further notice other than announcement at the meeting, until a quorum shall be present.

2.6         Action at Meeting. Every act or decision done or made by a majority of the directors present at a meeting duly held at which a quorum is present shall be regarded as the act of the Board of Directors, unless a greater number is required by law or by the Certificate of Incorporation.

2.7         Removal. Directors of the Corporation may be removed in the manner specified by the Certificate of Incorporation and applicable law.

2.8         Vacancies. Any vacancy or newly-created directorship on the Board of Directors, however occurring, shall be filled in the manner specified by the Certificate of Incorporation and applicable law.

2.9         Resignation. Any director may resign by delivering a resignation in writing or by electronic transmission to the Corporation at its principal executive office or to the Chairman of the Board, the Chief Executive Officer, the President or the Secretary. Such resignation shall be effective upon receipt unless it is specified to be effective at some later time or upon the happening of some later event.

2.10       Regular Meetings. Regular meetings of the Board of Directors may be held without notice at such time and place as shall be determined from time to time by the Board of Directors; provided that any director who is absent when such a determination is made shall be given notice of the determination. A regular meeting of the Board of Directors may be held without notice immediately after and at the same place as the annual meeting of stockholders.

2.11       Special Meetings. Special meetings of the Board of Directors may be held at any time and place designated in a call by the Chairman of the Board, the Chief Executive Officer, the President, two or more directors, or by one director in the event that there is only a single director in office.

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2.12       Notice of Special Meetings. Notice of the time and place of any special meeting of directors shall be given to each director by the Secretary or by the officer or one of the directors calling the meeting. Notice shall be duly given to each director (a) in person, by telephone or by electronic transmission at least 24 hours in advance of the meeting, (b) by delivering written notice by hand, to such director’s last known business or home address at least 48 hours in advance of the meeting, or (c) by sending written notice by first-class mail to such director’s last known business or home address at least 72 hours in advance of the meeting. A notice or waiver of notice of a meeting of the Board of Directors need not specify the purposes of the meeting.

2.13       Meetings by Conference Communications Equipment. Directors may participate in meetings of the Board of Directors or any committee thereof by means of conference telephone or other communications equipment by means of which all persons participating in the meeting can hear each other, and participation by such means shall constitute presence in person at such meeting.

2.14       Action by Consent. Any action required or permitted to be taken at any meeting of the Board of Directors or of any committee thereof may be taken without a meeting if all members of the Board of Directors or committee, as the case may be, consent to the action in writing or by electronic transmission. After an action is taken, the consent or consents relating thereto shall be filed with the minutes of proceedings of the Board of Directors or committee in the same paper or electronic form as the minutes are maintained.

2.15       Committees. The Board of Directors may designate one or more committees, each committee to consist of one or more of the directors of the Corporation with such lawfully delegable powers and duties as the Board of Directors thereby confers, to serve at the pleasure of the Board of Directors. The Board of Directors may designate one or more directors as alternate members of any committee, who may replace any absent or disqualified member at any meeting of the committee. In the absence or disqualification of a member of a committee, the member or members of the committee present at any meeting and not disqualified from voting, whether or not such member or members constitute a quorum, may unanimously appoint another member of the Board of Directors to act at the meeting in the place of any such absent or disqualified member. Any such committee, to the extent provided in the resolution of the Board of Directors and subject to the provisions of law, shall have and may exercise all the powers and authority of the Board of Directors in the management of the business and affairs of the Corporation and may authorize the seal of the Corporation to be affixed to all papers that may require it. Each such committee shall keep minutes and make such reports as the Board of Directors may from time to time request. Except as the Board of Directors may otherwise determine, any committee may make rules for the conduct of its business, but unless otherwise provided by the directors or in such rules, its business shall be conducted as nearly as possible in the same manner as is provided in these bylaws for the Board of Directors. Except as otherwise provided in the Certificate of Incorporation, these bylaws, or the resolution of the Board of Directors designating the committee, a committee may create one or more subcommittees, each subcommittee to consist of one or more members of the committee, and delegate to a subcommittee any or all of the powers and authority of the committee.

2.16       Emergency Bylaws. In the event of any emergency, disaster, catastrophe or other similar emergency condition of a type described in Section 110(a) of the General Corporation Law of the State of Delaware (an “Emergency”), notwithstanding any different or conflicting provisions in the General Corporation Law of the State of Delaware, the Certificate of Incorporation or these bylaws, during such Emergency:

(a)         Notice. A meeting of the Board of Directors or a committee thereof may be called by any director, the Chairman of the Board, the Chief Executive Officer, the President or the Secretary by such means as, in the judgment of the person calling the meeting, may be feasible at the time, and notice of any such meeting of the Board of Directors or any committee may be given, in the judgment of the person calling the meeting, only to such directors as it may be feasible to reach at the time and by such means as may be feasible at the time. Such notice shall be given at such time in advance of the meeting as, in the judgment of the person calling the meeting, circumstances permit.

(b)         Quorum. The director or directors in attendance at a meeting called in accordance with Section 2.16(a) shall constitute a quorum.

(c)         Liability. No officer, director or employee acting in accordance with this Section 2.16 shall be liable except for willful misconduct. No amendment, repeal or change to this Section 2.16 shall modify the prior sentence with regard to actions taken prior to the time of such amendment, repeal or change.

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ARTICLE III
OFFICERS

3.1         Titles. The officers of the Corporation shall consist of a Chief Executive Officer, a President, a Secretary, a Treasurer and such other officers with such other titles as the Board of Directors shall determine, including one or more Vice Presidents, Assistant Treasurers and Assistant Secretaries. The Board of Directors may appoint such other officers as it may deem appropriate.

3.2         Election. The Chief Executive Officer, President, Treasurer and Secretary shall be elected annually by the Board of Directors at its first meeting following the annual meeting of stockholders. Other officers may be appointed by the Board of Directors at such meeting or at any other meeting.

3.3         Qualification. No officer need be a stockholder. Any two or more offices may be held by the same person.

3.4         Tenure. Except as otherwise provided by law, the Certificate of Incorporation or these bylaws, each officer shall hold office until such officer’s successor is elected and qualified, unless a different term is specified in the resolution electing or appointing such officer, or until such officer’s earlier death, resignation or removal.

3.5         Resignation and Removal. Any officer may resign by delivering a resignation in writing or by electronic transmission to the Corporation at its principal executive office or to the Chief Executive Officer, the President or the Secretary. Such resignation shall be effective upon receipt unless it is specified to be effective at some later time or upon the happening of some later event. Any officer may be removed at any time, with or without cause, by the Board of Directors. Except as the Board of Directors may otherwise determine, no officer who resigns or is removed shall have any right to any compensation as an officer for any period following such officer’s resignation or removal, or any right to damages on account of such removal, whether such officer’s compensation be by the month or by the year or otherwise, unless such compensation is expressly provided for in a duly authorized written agreement with the Corporation.

3.6         Vacancies. The Board of Directors may fill any vacancy occurring in any office for any reason and may, in its discretion, leave unfilled for such period as it may determine any offices. Each such successor shall hold office for the unexpired term of such officer’s predecessor and until a successor is elected and qualified, or until such officer’s earlier death, resignation or removal.

3.7         Officers. The officers of the Corporation shall include a Chief Executive Officer, a President and a Secretary. The Corporation may also have, at the discretion of the Board, a Chairperson of the Board, a Vice Chairperson of the Board, a Chief Operating Officer, a Chief Financial Officer a Treasurer, one (1) or more Vice Presidents, one (1) or more Assistant Vice Presidents, one (1) or more Assistant Treasurers, one (1) or more Assistant Secretaries, and any such other officers as may be appointed in accordance with the provisions of these bylaws. Any number of offices may be held by the same person. No officer need be a stockholder or director of the Corporation.

3.8         Authority and Duties of Officers. All officers of the Corporation shall respectively have such authority and perform such duties in the management of the business of the Corporation as may be provided herein or designated from time to time by the Board and, to the extent not so provided, as generally pertain to their respective offices, subject to the control of the Board of Directors.

3.11       Salaries. Officers of the Corporation shall be entitled to such salaries, compensation or reimbursement as shall be fixed or allowed from time to time by the Board of Directors.

3.12       Delegation of Authority. The Board of Directors may from time to time delegate the powers or duties of any officer to any other officer or agent, notwithstanding any provision hereof.

3.13       Representation of Shares of Other Corporations. The Chairperson of the Board, the Chief Executive Officer, or the President of this Corporation, or any other person authorized by the Board, the Chief Executive Officer or the President, is authorized to vote, represent and exercise on behalf of this Corporation all rights incident to any and all shares or voting securities of any other Corporation or other person standing in the name of this Corporation. The authority granted herein may be exercised either by such person directly or by any other person authorized to do so by proxy or power of attorney duly executed by such person having the authority.

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ARTICLE IV
CAPITAL STOCK

4.1         Issuance of Stock. Subject to the provisions of the Certificate of Incorporation, the whole or any part of any unissued balance of the authorized capital stock of the Corporation or the whole or any part of any shares of the authorized capital stock of the Corporation held in the Corporation’s treasury may be issued, sold, transferred or otherwise disposed of by vote of the Board of Directors in such manner, for such lawful consideration and on such terms as the Board of Directors may determine.

4.2         Stock Certificates; Uncertificated Shares. The shares of the Corporation shall be represented by certificates, provided that the Board of Directors may provide by resolution or resolutions that some or all of any or all classes or series of the Corporation’s stock shall be uncertificated shares. Any such resolution shall not apply to shares represented by a certificate until such certificate is surrendered to the Corporation. Every holder of stock of the Corporation represented by certificates shall be entitled to have a certificate, in such form as may be prescribed by law and by the Board of Directors, representing the number of shares held by such holder registered in certificate form. Each such certificate shall be signed in a manner that complies with Section 158 of the General Corporation Law of the State of Delaware by or in the name of any two officers of the Corporation, each of whom is an authorized officer for this purpose.

Each certificate representing shares of stock that are subject to any restriction on transfer pursuant to the Certificate of Incorporation, these bylaws, applicable securities laws or any agreement among any number of stockholders or among such holders and the Corporation shall have conspicuously noted on the face or back of the certificate either the full text of the restriction or a statement of the existence of such restriction.

If the Corporation shall be authorized to issue more than one class of stock or more than one series of any class, the powers, designations, preferences and relative, participating, optional or other special rights of each class of stock or series thereof and the qualifications, limitations or restrictions of such preferences and/or rights shall be set forth in full or summarized on the face or back of each certificate representing shares of such class or series of stock, provided that in lieu of the foregoing requirements there may be set forth on the face or back of each certificate representing shares of such class or series of stock a statement that the Corporation will furnish without charge to each stockholder who so requests a copy of the full text of the powers, designations, preferences and relative, participating, optional or other special rights of each class of stock or series thereof and the qualifications, limitations or restrictions of such preferences and/or rights.

Within a reasonable time after the issuance or transfer of uncertificated shares, the registered owner thereof shall be given a notice, in writing or by electronic transmission, containing the information required to be set forth or stated on certificates pursuant to Sections 151, 156, 202(a) or 218(a) of the General Corporation Law of the State of Delaware or, with respect to Section 151 of the General Corporation Law of the State of Delaware, a statement that the Corporation will furnish without charge to each stockholder who so requests the powers, designations, preferences and relative, participating, optional or other special rights of each class of stock or series thereof and the qualifications, limitations or restrictions of such preferences and/or rights.

4.3         Transfers. Shares of stock of the Corporation shall be transferable in the manner prescribed by law and in these bylaws. Transfers of shares of stock of the Corporation shall be made only on the books of the Corporation or by transfer agents designated to transfer shares of stock of the Corporation. Subject to applicable law, shares of stock represented by certificates shall be transferred only on the books of the Corporation by the surrender to the Corporation or its transfer agent of the certificate representing such shares properly endorsed or accompanied by a written assignment or power of attorney properly executed, and with such proof of authority or the authenticity of signature as the Corporation or its transfer agent may reasonably require. Uncertificated shares may be transferred by delivery of a written assignment or power of attorney properly executed, and with such proof of authority or the authenticity of signature as the Corporation or its transfer agent may reasonably require. Except as may be otherwise required by law, the Certificate of Incorporation or these bylaws, the Corporation shall be entitled to treat the record holder of stock as shown on its books as the owner of such stock for all purposes, including the payment of dividends and the right to vote with respect to such stock, regardless of any transfer, pledge or other disposition of such stock until the shares have been transferred on the books of the Corporation in accordance with the requirements of these bylaws.

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4.4         Lost, Stolen or Destroyed Certificates. The Corporation may issue a new certificate of stock or uncertificated shares in place of any previously issued certificate alleged to have been lost, stolen or destroyed, upon such terms and conditions as the Corporation may prescribe, including the presentation of reasonable evidence of such loss, theft or destruction and the giving of such indemnity and posting of such bond as the Corporation may require for the protection of the Corporation or any transfer agent or registrar.

4.5         Regulations. The issue, transfer, conversion and registration of shares of stock of the Corporation shall be governed by such other regulations as the Board of Directors may establish.

ARTICLE V
GENERAL PROVISIONS

5.1         Fiscal Year. Except as from time to time otherwise designated by the Board of Directors, the fiscal year of the Corporation shall begin on the first day of January of each year and end on the last day of December in each year.

5.2         Corporate Seal. The Corporation may adopt a corporate seal, which shall be adopted by and may be alterered by the Board of Directors.

5.3         Record Date for Purposes Other Than Stockholder Meetings. In order that the Corporation may determine the stockholders entitled to receive payment of any dividend or other distribution or allotment of any rights, entitled to exercise any rights in respect of any change, conversion or exchange of stock, or for the purpose of any other lawful action (other than with respect to determining stockholders entitled to notice of and/or to vote at a meeting of stockholders, which is addressed in Section 1.4 of these bylaws), the Board of Directors may fix a record date, which shall not precede the date upon which the resolution fixing the record date is adopted, and which record date shall not be more than 60 days prior to such action. If no such record date is fixed, the record date for determining stockholders for any such purpose shall be at the close of business on the day on which the Board of Directors adopts the resolution relating thereto.

5.4         Waiver of Notice. Whenever notice is required to be given by law, the Certificate of Incorporation or these bylaws, a written waiver signed by the person entitled to notice, or a waiver by electronic transmission by the person entitled to notice, whether provided before, at or after the time of the event for which notice is to be given, shall be deemed equivalent to notice required to be given to such person. Neither the business nor the purpose of any meeting need be specified in any such waiver. Attendance of a person at a meeting shall constitute a waiver of notice of such meeting, except when the person attends a meeting for the express purpose of objecting at the beginning of the meeting, to the transaction of any business because the meeting is not lawfully called or convened.

5.5         Voting of Securities. Except as the Board of Directors may otherwise designate, the Chief Executive Officer, the President, the Secretary or the Treasurer may waive notice of, vote, or appoint any person or persons to vote, on behalf of the Corporation at, and act as, or appoint any person or persons to act as, proxy or attorney-in-fact for this Corporation (with or without power of substitution) at, any meeting of stockholders or securityholders of any other entity, the securities of which may be held by this Corporation, or with respect to the execution of any written or electronic consent in the name of the Corporation as a holder of such securities.

5.6         Evidence of Authority. A certificate by the Secretary, or an Assistant Secretary, or a temporary Secretary, as to any action taken by the stockholders, directors, a committee or any officer or representative of the Corporation shall as to all persons who rely on the certificate in good faith be conclusive evidence of such action.

5.7         Certificate of Incorporation. All references in these bylaws to the Certificate of Incorporation shall be deemed to refer to the Certificate of Incorporation of the Corporation, as amended and/or restated and in effect from time to time, including the terms of any certificate of designations of any series of preferred stock.

5.8         Stock Transfer Agreements. The Corporation shall have power to enter into and perform any agreement with any number of stockholders of any one or more classes or series of stock of the Corporation to restrict the transfer of shares of stock of the Corporation of any one or more classes owned by such stockholders in any manner not prohibited by the General Corporation Law of the State of Delaware.
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5.8         Severability. Any determination that any provision of these bylaws is for any reason inapplicable, illegal or ineffective shall not affect or invalidate any other provision of these bylaws.

5.9         Pronouns. All pronouns used in these bylaws shall be deemed to refer to the masculine, feminine or neuter, singular or plural, as the identity of the person or persons may require.

ARTICLE VI
NOTICE

6.1         Delivery of Notice; Notice by Electronic Transmission. Without limiting the manner by which notice otherwise may be given effectively to stockholders, any notice to stockholders given by the Corporation under any provisions of the General Corporation Law of the State of Delaware, the Certificate of Incorporation, or these bylaws may be given in writing directed to the stockholder’s mailing address (or by electronic transmission directed to the stockholder’s electronic mail address, as applicable) as it appears on the records of the Corporation and shall be given (1) if mailed, when the notice is deposited in the U.S. mail, postage prepaid, (2) if delivered by courier service, the earlier of when the notice is received or left at such stockholder’s address or (3) if given by electronic mail, when directed to such stockholder’s electronic mail address unless the stockholder has notified the Corporation in writing or by electronic transmission of an objection to receiving notice by electronic mail. A notice by electronic mail must include a prominent legend that the communication is an important notice regarding the Corporation.

Without limiting the manner by which notice otherwise may be given effectively to stockholders, any notice to stockholders given by the Corporation under any provision of the General Corporation Law of the State of Delaware, the Certificate of Incorporation or these bylaws shall be effective if given by a form of electronic transmission consented to by the stockholder to whom the notice is given. Any such consent shall be revocable by the stockholder by written notice or electronic transmission to the Corporation. Notwithstanding the provisions of this paragraph, the Corporation may give a notice by electronic mail in accordance with the first paragraph of this Section without obtaining the consent required by this paragraph.

Any notice given pursuant to the preceding paragraph shall be deemed given:

a)    if by facsimile telecommunication, when directed to a number at which the stockholder has consented to receive notice;

b)   if by a posting on an electronic network together with separate notice to the stockholder of such specific posting, upon the later of (i) such posting and (ii) the giving of such separate notice; and

c)    if by any other form of electronic transmission, when directed to the stockholder.

Notwithstanding the foregoing, a notice may not be given by an electronic transmission from and after the time that (i) the Corporation is unable to deliver by such electronic transmission two (ii) consecutive notices given by the Corporation and (iii) such inability becomes known to the Secretary or an Assistant Secretary of the Corporation or to the transfer agent, or other person responsible for the giving of notice; provided, however, that the inadvertent failure to discover such inability shall not invalidate any meeting or other action.

An affidavit of the Secretary or an Assistant Secretary of the Corporation or of the transfer agent or other agent of the Corporation that the notice has been given shall, in the absence of fraud, be prima facie evidence of the facts stated therein.

ARTICLE VII
INDEMNIFICATION

7.1         Actions, Suits and Proceedings Other than by or in the Right of the Corporation. The Corporation shall indemnify each person who was or is a party or threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the Corporation) by reason of the fact that he or she is or was, or has agreed to become, a director or officer of the Corporation or, while a director or officer of the Corporation, is or was serving, or has agreed

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to serve, at the request of the Corporation, as a director, officer, partner, employee or trustee of, or in a similar capacity with, another Corporation, partnership, joint venture, trust or other enterprise (including any employee benefit plan) (all such persons being referred to hereafter as an “Indemnitee”), or by reason of any action alleged to have been taken or omitted by an Indemnitee in such capacity, against all expenses (including attorneys’ fees), liabilities, losses, judgments, fines (including excise taxes and penalties arising under the Employee Retirement Income Security Act of 1974), and amounts paid in settlement actually and reasonably incurred by or on behalf of Indemnitee in connection with such action, suit or proceeding and any appeal therefrom, if Indemnitee acted in good faith and in a manner which Indemnitee reasonably believed to be in, or not opposed to, the best interests of the Corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his or her conduct was unlawful. The termination of any action, suit or proceeding by judgment, order, settlement, conviction or upon a plea of nolo contendere or its equivalent, shall not, of itself, create a presumption that Indemnitee did not act in good faith and in a manner which Indemnitee reasonably believed to be in, or not opposed to, the best interests of the Corporation, and, with respect to any criminal action or proceeding, had reasonable cause to believe that his or her conduct was unlawful.

7.2         Actions or Suits by or in the Right of the Corporation. The Corporation shall indemnify any Indemnitee who was or is a party to or threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the Corporation to procure a judgment in its favor by reason of the fact that Indemnitee is or was, or has agreed to become, a director or officer of the Corporation or, while a director or officer of the Corporation, is or was serving, or has agreed to serve, at the request of the Corporation, as a director, officer, partner, employee or trustee of, or in a similar capacity with, another Corporation, partnership, joint venture, trust or other enterprise (including any employee benefit plan), or by reason of any action alleged to have been taken or omitted by an Indemnitee in such capacity, against all expenses (including attorneys’ fees) and, to the extent permitted by law, amounts paid in settlement actually and reasonably incurred by or on behalf of Indemnitee in connection with such action, suit or proceeding and any appeal therefrom, if Indemnitee acted in good faith and in a manner which Indemnitee reasonably believed to be in, or not opposed to, the best interests of the Corporation, except that no indemnification shall be made under this Section 2 in respect of any claim, issue or matter as to which Indemnitee shall have been adjudged to be liable to the Corporation, unless, and only to the extent, that the Court of Chancery of Delaware or the court in which such action or suit was brought shall determine upon application that, despite the adjudication of such liability but in view of all the circumstances of the case, Indemnitee is fairly and reasonably entitled to indemnity for such expenses (including attorneys’ fees) which the Court of Chancery of Delaware or such other court shall deem proper.

7.3         Indemnification for Expenses of Successful Party. Notwithstanding any other provisions of this Article VII, to the extent that an Indemnitee has been successful on the merits or otherwise in defense of any action, suit or proceeding referred to in Sections 1 and 2 of this Article VII, or in defense of any claim, issue or matter therein, or on appeal from any such action, suit or proceeding, Indemnitee shall be indemnified against all expenses (including attorneys’ fees) actually and reasonably incurred by or on behalf of Indemnitee in connection therewith. Without limiting the foregoing, to the fullest extent permitted by applicable law, if any action, suit or proceeding is disposed of on the merits or otherwise (including a disposition without prejudice) without (i) the disposition being adverse to Indemnitee, (ii) an adjudication that Indemnitee was liable to the Corporation, (iii) a plea of guilty or nolo contendere by Indemnitee, (iv) an adjudication that Indemnitee did not act in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interests of the Corporation, and (v) with respect to any criminal proceeding, an adjudication that Indemnitee had reasonable cause to believe his or her conduct was unlawful, Indemnitee shall be considered for the purposes hereof to have been wholly successful with respect thereto.

7.4         Notification and Defense of Claim. As a condition precedent to an Indemnitee’s right to be indemnified under this Article VII, such Indemnitee must notify the Corporation in writing as soon as practicable of any action, suit, proceeding or investigation involving such Indemnitee for which indemnity will or could be sought. With respect to any action, suit, proceeding or investigation of which the Corporation is so notified, the Corporation will be entitled to participate therein at its own expense and/or to assume the defense thereof at its own expense, with legal counsel reasonably acceptable to Indemnitee. After notice from the Corporation to Indemnitee of its election so to assume such defense, the Corporation shall not be liable to Indemnitee for any legal or other expenses subsequently incurred by Indemnitee in connection with such action, suit, proceeding or investigation, other than as provided below in this Section 4. Indemnitee shall have the right to employ his or her own counsel in connection

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with such action, suit, proceeding or investigation, but the fees and expenses of such counsel incurred after notice from the Corporation of its assumption of the defense thereof shall be at the expense of Indemnitee unless (i) the employment of counsel by Indemnitee has been authorized by the Corporation, (ii) counsel to Indemnitee shall have reasonably concluded that there may be a conflict of interest or position on any significant issue between the Corporation and Indemnitee in the conduct of the defense of such action, suit, proceeding or investigation or (iii) the Corporation shall not in fact have employed counsel to assume the defense of such action, suit, proceeding or investigation, in each of which cases the fees and expenses of counsel for Indemnitee shall be at the expense of the Corporation, except as otherwise expressly provided by this Article VII. The Corporation shall not be entitled, without the consent of Indemnitee, to assume the defense of any claim brought by or in the right of the Corporation or as to which counsel for Indemnitee shall have reasonably made the conclusion provided for in clause (ii) above. The Corporation shall not be required to indemnify Indemnitee under this Article VII for any amounts paid in settlement of any action, suit, proceeding or investigation effected without its written consent. The Corporation shall not settle any action, suit, proceeding or investigation in any manner which would impose any penalty or limitation on Indemnitee without Indemnitee’s written consent. Neither the Corporation nor Indemnitee will unreasonably withhold or delay its consent to any proposed settlement.

7.5        Advancement of Expenses. Subject to the provisions of Section 6 of this Article VII, in the event of any threatened or pending action, suit, proceeding or investigation of which the Corporation receives notice under this Article VII, any expenses (including attorneys’ fees) incurred by or on behalf of Indemnitee in defending an action, suit, proceeding or investigation or any appeal therefrom shall be paid by the Corporation in advance of the final disposition of such matter; provided, however, that the payment of such expenses incurred by or on behalf of Indemnitee in advance of the final disposition of such matter shall be made only upon receipt of an undertaking by or on behalf of Indemnitee to repay all amounts so advanced in the event that it shall ultimately be determined by final judicial decision from which there is no further right to appeal that Indemnitee is not entitled to be indemnified by the Corporation as authorized in this Article VII; and provided further that no such advancement of expenses shall be made under this Article VII if it is determined (in the manner described in Section 6) that (i) Indemnitee did not act in good faith and in a manner he or she reasonably believed to be in, or not opposed to, the best interests of the Corporation, or (ii) with respect to any criminal action or proceeding, Indemnitee had reasonable cause to believe his or her conduct was unlawful. Such undertaking shall be accepted without reference to the financial ability of Indemnitee to make such repayment. The rights to indemnification and advancement of expenses conferred by this Section 5 shall be contract rights and such rights shall continue as to an Indemnitee who has ceased to be a director, officer, employee, trustee or agent and shall inure to the benefit of his or her heirs, executors and administrators.

7.6        Procedure for Indemnification and Advancement of Expenses. In order to obtain indemnification or advancement of expenses pursuant to Section 1, 2, 3 or 5 of this Article VII, an Indemnitee shall submit to the Corporation a written request therefor. Any such advancement of expenses shall be made promptly, and in any event within 60 days after receipt by the Corporation of the written request of Indemnitee therefor, unless (i) the Corporation has assumed the defense pursuant to Section 4 of this Article VII (and none of the circumstances described in Section 4 of this Article VII that would nonetheless entitle the Indemnitee to indemnification for the fees and expenses of separate counsel have occurred) or (ii) the Corporation determines within such 60-day period that Indemnitee did not meet the applicable standard of conduct set forth in Section 1, 2 or 5 of this Article VII, as the case may be. Any such indemnification, unless ordered by a court, shall be made with respect to requests under Section 1 or 2 only as authorized in the specific case upon a determination by the Corporation that the indemnification of Indemnitee is proper because Indemnitee has met the applicable standard of conduct set forth in Section 1 or 2, as the case may be. Such determination shall be made in each instance (a) by a majority vote of the directors of the Corporation consisting of persons who are not at that time parties to the action, suit or proceeding in question (“disinterested directors”), whether or not a quorum, (b) by a committee of disinterested directors designated by majority vote of disinterested directors, whether or not a quorum, (c) if there are no disinterested directors, or if the disinterested directors so direct, by independent legal counsel (who may, to the extent permitted by law, be regular legal counsel to the Corporation) in a written opinion, or (d) by the stockholders of the Corporation.

7.7        Remedies. Subject to Article TWELFTH of the Certificate of Incorporation, the right to indemnification or advancement of expenses as granted by this Article VII shall be enforceable by Indemnitee in any court of competent jurisdiction. Neither the failure of the Corporation to have made a determination prior to the commencement of such action that indemnification or advancement of expenses is proper in the circumstances because Indemnitee has met the applicable standard of conduct, nor an actual determination by the Corporation

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pursuant to Section 6 of this Article VII that Indemnitee has not met such applicable standard of conduct, shall be a defense to the action or create a presumption that Indemnitee has not met the applicable standard of conduct. In any suit brought by Indemnitee to enforce a right to indemnification or advancement of expenses, or brought by the Corporation to recover an advancement of expenses pursuant to the terms of an undertaking, the Corporation shall have the burden of proving that Indemnitee is not entitled to be indemnified, or to such advancement of expenses, under this Article VII. Indemnitee’s expenses (including attorneys’ fees) reasonably incurred in connection with successfully establishing Indemnitee’s right to indemnification or advancement of expenses, in whole or in part, in any such proceeding shall also be indemnified by the Corporation to the fullest extent permitted by applicable law. Notwithstanding the foregoing, in any suit brought by Indemnitee to enforce a right to indemnification or advancement of expenses hereunder it shall be a defense that the Indemnitee has not met any applicable standard for indemnification set forth in the General Corporation Law of the State of Delaware or in this Article VII.

7.8        Limitations. Notwithstanding anything to the contrary in this Article VII, except as set forth in Section 7 of this Article VII, the Corporation shall not indemnify, or advance expenses to, an Indemnitee pursuant to this Article VII in connection with a proceeding (or part thereof) initiated by such Indemnitee unless the initiation thereof was approved by the Board of Directors. Notwithstanding anything to the contrary in this Article VII, the Corporation shall not indemnify or advance expenses to an Indemnitee to the extent such Indemnitee is reimbursed from the proceeds of insurance, and in the event the Corporation makes any indemnification or advancement payments to an Indemnitee and such Indemnitee is subsequently reimbursed from the proceeds of insurance, such Indemnitee shall promptly refund indemnification or advancement payments to the Corporation to the extent of such insurance reimbursement.

7.9        Subsequent Amendment. No amendment, termination or repeal of this Article VII or of the relevant provisions of the General Corporation Law of the State of Delaware or any other applicable laws shall adversely affect or diminish in any way the rights of any Indemnitee to indemnification or advancement of expenses under the provisions hereof with respect to any action, suit, proceeding or investigation arising out of or relating to any actions, transactions or facts occurring prior to the final adoption of such amendment, termination or repeal.

7.10      Other Rights. The indemnification and advancement of expenses provided by this Article VII shall not be deemed exclusive of any other rights to which an Indemnitee seeking indemnification or advancement of expenses may be entitled under any law (common or statutory), agreement or vote of stockholders or disinterested directors or otherwise, both as to action in Indemnitee’s official capacity and as to action in any other capacity while holding office for the Corporation, and shall continue as to an Indemnitee who has ceased to be a director or officer, and shall inure to the benefit of the estate, heirs, executors and administrators of Indemnitee. Nothing contained in this Article VII shall be deemed to prohibit, and the Corporation is specifically authorized to enter into, agreements with officers and directors providing indemnification and expense advancement rights and procedures different from those set forth in this Article VII. In addition, the Corporation may, to the extent authorized from time to time by its Board of Directors, grant indemnification and expense advancement rights to other employees or agents of the Corporation or other persons serving the Corporation and such rights may be equivalent to, or greater or less than, those set forth in this Article VII.

7.11      Partial Indemnification. If an Indemnitee is entitled under any provision of this Article VII to indemnification by the Corporation for some or a portion of the expenses (including attorneys’ fees), liabilities, losses, judgments, fines (including excise taxes and penalties arising under the Employee Retirement Income Security Act of 1974) or amounts paid in settlement actually and reasonably incurred by or on behalf of Indemnitee in connection with any action, suit, proceeding or investigation and any appeal therefrom but not, however, for the total amount thereof, the Corporation shall nevertheless indemnify Indemnitee for the portion of such expenses (including attorneys’ fees), liabilities, losses, judgments, fines (including excise taxes and penalties arising under the Employee Retirement Income Security Act of 1974) or amounts paid in settlement to which Indemnitee is entitled.

7.12      Insurance. The Corporation may purchase and maintain insurance, at its expense, to protect itself and any director, officer, employee or agent of the Corporation or another Corporation, partnership, joint venture, trust or other enterprise (including any employee benefit plan) against any expense, liability or loss incurred by him or her in any such capacity, or arising out of his or her status as such, whether or not the Corporation would have the power to indemnify such person against such expense, liability or loss under the General Corporation Law of the State of Delaware. Such insurance may include insurance provided directly or indirectly by or through a captive insurance company to the extent permitted by Section 145(g) of the General Corporation Law of the State of Delaware.

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7.13      Savings Clause. If this Article VII or any portion hereof shall be invalidated on any ground by any court of competent jurisdiction, then the Corporation shall nevertheless indemnify each Indemnitee as to any expenses (including attorneys’ fees), liabilities, losses, judgments, fines (including excise taxes and penalties arising under the Employee Retirement Income Security Act of 1974) and amounts paid in settlement in connection with any action, suit, proceeding or investigation, whether civil, criminal or administrative, including an action by or in the right of the Corporation, to the fullest extent permitted by any applicable portion of this Article VII that shall not have been invalidated and to the fullest extent permitted by applicable law.

ARTICLE VIII
AMENDMENTS

These bylaws may be altered, amended or repealed, in whole or in part, or new bylaws may be adopted by the Board of Directors or by the stockholders as provided in the Certificate of Incorporation.

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ANNEX E

SPONSOR LETTER AGREEMENT

This SPONSOR LETTER AGREEMENT (this “Agreement”), dated as of November 27, 2023, is made by and among Plum Partners LLC, a Delaware limited liability company (the “Sponsor”), Plum Acquisition Corp. I, a Cayman Islands exempted company limited by shares (“Plum”), Veea Inc., a Delaware corporation (the “Company”). The Sponsor, Plum, and the Company shall be referred to herein from time to time collectively as the “Parties” and, individually, as a “Party.” Capitalized terms used but not otherwise defined herein, including capitalized terms used in any provision incorporated herein pursuant to Section 16 hereof, shall have the meanings ascribed to such terms in the Business Combination Agreement (as defined below).

WHEREAS, Plum, the Company, and Plum SPAC Merger Sub, Inc., a Delaware corporation, entered into that certain Business Combination Agreement, dated as of the date hereof (as it may be amended, restated or otherwise modified from time to time in accordance with its terms, the “Business Combination Agreement”) pursuant to which the parties thereto will consummate the Transactions on the terms and subject to the conditions set forth therein; and

WHEREAS, the Business Combination Agreement contemplates that the Parties will enter into this Agreement concurrently with the entry into the Business Combination Agreement by the parties thereto, pursuant to which, among other things, the Sponsor will agree to (a) vote in favor of approval of all of the Transaction Proposals and not to redeem any shares of Plum held by Sponsor, (b) waive certain of its anti-dilution protections with respect to its Plum Shares, (c) surrender and forfeit at the Closing certain of its Plum Shares based on certain fees and expenses incurred by Plum prior to the Closing, and (d) subject a certain number of the Sponsor’s Plum Shares to an “earnout” having the same targets applicable to the Existing Company Shareholders under Section 2.03 of the Business Combination Agreement, in each case on the terms and subject to the conditions set forth herein.

NOW, THEREFORE, in consideration of the premises and the mutual promises contained herein and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties, each intending to be legally bound, hereby agree as follows:

Section 1. Agreement to Vote. Prior to the Termination Date (as defined below), the Sponsor irrevocably and unconditionally agrees that at the meeting of Plum’s shareholders to be convened for the purpose of obtaining the requisite shareholder approval of the Transaction Proposals in connection with the Transactions or any other meeting of Plum’s shareholders (whether annual or special and whether or not an adjourned or postponed meeting, however called and including any adjournment or postponement thereof), the Sponsor shall:

(a) if and when such meeting is held, appear at such meeting or otherwise cause all Covered Shares (as defined below) owned by the Sponsor as of the record date of such meeting to be counted as present thereat for the purpose of establishing a quorum;

(b) vote (or execute and return an action by written consent), or cause to be voted (or validly execute and return and cause such consent to be granted with respect to), at such meeting all of the Sponsor’s Covered Shares owned as of the record date for such meeting in favor of each of the Transaction Proposals and any other matters necessary or reasonably requested by Plum for consummation of the Transactions, including any actions necessary to effectuate the matters contemplated by the Transaction Proposals;

(c) vote (or execute and return an action by written consent), or cause to be voted (or validly execute and return and cause such consent to be granted with respect to), at such meeting all of the Sponsor’s Covered Shares owned as of the record date for such meeting in favor of any proposal to adjourn such meeting to a later date (i) to solicit additional proxies for the purpose of obtaining the Plum Shareholder Approval, (ii) for the absence of a quorum, or (iii) to allow reasonable time for the filing or mailing of any supplemental or amended disclosures that Plum has determined, based on the advice of outside legal counsel, is reasonably likely to be required under applicable Law and for such supplemental or amended disclosure to be disseminated and reviewed by the Pre-Closing Plum Holders; and

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(d) vote (or execute and return an action by written consent), or cause to be voted, at such meeting (or validly execute and return and cause such consent to be granted with respect to) all of the Sponsor’s Covered Shares against any other Plum Acquisition Proposal and any other action that (i) would reasonably be expected to materially impede, interfere with, delay, postpone, nullify or adversely affect the Transactions, or (ii) would result in the failure of any condition set forth in Article X of the Business Combination Agreement to be satisfied or result in a breach of any covenant, representation or warranty or other obligation or agreement of the Sponsor contained in this Agreement.

For purposes of this Agreement, “Covered Shares” means all Plum Shares held by the Sponsor as of the date hereof together with any Plum Shares acquired by the Sponsor after the date hereof, and any common stock of Plum issued in the Domestication in exchange for any such Plum Shares.

Section 2. Redemption; Other Agreements.

(a) Unless this Agreement shall have been terminated in accordance with Section 8, the Sponsor agrees that the Sponsor shall not effect a Plum Shareholder Redemption.

(b) The Parties acknowledge that Sponsor may, in its sole discretion, provide up to fifty (50%) percent of the Covered Shares to third parties to facilitate support for and consummation of the Transaction Proposals, including, without limitation, incentives to provide interim financing, which shall not be subject to the provisions of this Agreement that apply after the Closing (provided that such shares shall not be included as Plum Shares surrendered and cancelled under Section 6 or Sponsor Earnout Shares under Section 7.

(c) Plum and the Sponsor shall exercise the option to extend the period of time Plum is afforded under its Governing Documents to consummate a business combination (including any such right or option that may require the payment of any amount by Plum or the Sponsor, or the addition of any such amount in the Trust Account), and take all other actions necessary, such that the date by which Plum must, under its Governing Documents, consummate a business combination is extended, to the extent permitted by its Governing Documents, until the earlier of (i) the Termination Date, and (ii) the Closing.

Section 3. Waiver of Anti-dilution Protection. With respect to its Covered Shares, the Sponsor hereby waives and agrees to refrain from asserting or perfecting, subject to, conditioned upon and effective as of immediately prior to, the occurrence of the Closing (for itself and for its successors and assigns), to the fullest extent permitted by Law and the Governing Documents of Plum, any rights to adjustment of the conversion ratio with respect to the Covered Shares owned by the Sponsor set forth in the Governing Documents of Plum. Notwithstanding anything to the contrary contained herein, the Sponsor does not waive, or agree to refrain from asserting or perfecting any rights in the event the Business Combination Agreement is terminated. If the Business Combination Agreement is terminated, this Section 3 shall be deemed null and void ab initio.

Section 4. Founder Letter Amendment. Reference is made to the Founder Letter Amendment, which, among other things, provides that the Company shall be a party to the Founder Letter Amendment, with rights to enforce the terms thereof. Each of the Sponsor and Plum further hereby agrees to enforce the terms of the Founder Letter Amendment as the Company may reasonably request.

Section 5. Closing Date Deliverables. At or prior to the Closing, the Sponsor shall deliver to Plum and the Company a copy of the Registration Rights Agreement duly executed by the Sponsor and a Plum Lock-Up Agreement duly executed by the Sponsor.

Section 6. Accountable Plum Expenses.

(a) The Sponsor and Plum shall deliver to the Company in writing at least three (3) Business Days prior to the Closing a reasonably detailed calculation of the Accountable Plum Expenses, along with reasonably detailed supporting documentation. “Accountable Plum Expenses” means the aggregate amount of (i) any unpaid legal and accounting fees, costs or expenses incurred by or on behalf of Plum prior to the Closing, (ii) any judgments or other Governmental Orders against Plum that remain unpaid as of the Closing, and (iii) any amounts incurred by Plum in connection with the settlement of any Proceedings, disputes or other claims which amounts remain unpaid as of the Closing, but in each case of clause (i) through (iii) excluding all fees, costs, expenses or other amounts relating to any litigation that may arise in connection with the Business Combination Agreement or transactions contemplated thereby.

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(b) If the Accountable Plum Expenses exceed $2.5 million, the Sponsor shall, immediately prior to the Closing, forfeit and surrender for cancellation, or cause to be forfeited and surrendered for cancellation, to Plum for no consideration, as a contribution to capital, a number of Covered Shares equal to (i) the amount by which the Accountable Plum Expenses exceed $2.5 million, divided by (ii) $10.00. Notwithstanding the foregoing, any Accountable Plum Expenses that are either (the “First Dollar Accountable Plum Expenses”) (x) payable to the vendor specified on Schedule 1 hereto or (y) described in clauses (ii) and (iii) of the definition of Accountable Plum Expenses shall be excluded from such $2.5 million aggregate amount, and if there are any First Dollar Accountable Plum Expenses, without limiting any Covered Shares forfeited and surrendered for cancellation pursuant to the first sentence of this Section 6(b), the Sponsor shall, immediately prior to the Closing, forfeit and surrender for cancellation, or cause to be forfeited and surrendered for cancellation, to Plum for no consideration, as a contribution to capital, a number of Covered Shares equal to (i) the total amount of such First Dollar Accountable Plum Expenses, divided by (ii) $10.00.

Section 7. Sponsor Earnout.

(a) At the Closing, 1,726,994 of the Covered Shares shall become subject to vesting and forfeiture as described in this Section 7 (the “Sponsor Earnout Shares”). If the Sponsor Earnout Shares shall not have vested on or before the last day of the Earnout Period, the Sponsor Earnout Shares shall be surrendered to Plum and forfeited and shall be delivered in certificated or book-entry form to Plum for cancellation for no consideration and shall cease to represent any interest in Plum, effective as of such date. Until and unless the Sponsor Earnout Shares are forfeited, the Sponsor will have full ownership rights to the Sponsor Earnout Shares, including the right to vote such shares and to receive dividends and distributions thereon, provided the Sponsor may not Transfer (as such term is defined in the Plum Lock-Up Agreement, a “Transfer”) any Sponsor Earnout Shares before such shares vest. Any Transfer in violation of this Section 7(a) shall be null and void ab initio.

(b) If, at any time during the Earnout Period, the Plum Common Share Price is greater than or equal to $12.50 for any twenty (20) Trading Days within any thirty- (30-) Trading Day period, 50% of the Sponsor Earnout Shares shall become fully vested.

(c) If, at any time during the Earnout Period, the Plum Common Share Price is greater than or equal to $15.00 for any twenty (20) Trading Days within any thirty- (30-) Trading Day period, all of the Sponsor Earnout Shares shall become fully vested.

(d) If, on or before the last day of the Earnout Period, there is an Earnout Triggering Event, then immediately prior to the consummation of the applicable Change of Control Transaction: (i) in the event the applicable Change of Control Transaction will result in the holders of New Plum Common Shares receiving a per share price, or has an implied value per share (in either case, taking in account the issuance of the Earnout Consideration in accordance with the Business Combination Agreement), equal to or in excess of $12.50 and the conditions set forth in clause (b) of this Section 7 have not previously been satisfied, 50% of the Sponsor Earnout Shares shall immediately vest and the Sponsor shall receive the same per share consideration (whether stock, cash or other property) in respect of such shares as the other holders of ordinary shares of Plum participating in such Change of Control Transaction; (ii) in the event the applicable Change of Control Transaction will result in the holders of New Plum Common Shares receiving a per share price, or has an implied value per share (in either case, taking in account the issuance of the Earnout Consideration in accordance with the Business Combination Agreement), equal to or in excess of $15.00 and the conditions set forth in clause (c) of this Section 7 have not been previously been satisfied, all of the Sponsor Earnout Shares shall immediately vest and the Sponsor shall receive the same per share consideration (whether stock, cash or other property) in respect of such shares as the other holders of ordinary shares of Plum participating in such Change of Control Transaction; and (iii) in the case of any Change of Control Transaction that does not result in the vesting of all of the Sponsor Earnout Shares, Plum shall require that the acquiror in such Change of Control Transaction agree to assume Plum’s obligations under this Section 7, unless otherwise agreed to by the Sponsor. For the avoidance of doubt, any Sponsor Earnout Shares that will not vest in connection with a Change of Control Transaction will continue as Sponsor Earnout Shares on and subject to the terms of this Agreement and will not be forfeited or cancelled, unless otherwise agreed to by the Sponsor.

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(e) Notwithstanding anything to the contrary in this Section 7, in the event of a Change of Control Transaction that results in New Plum Common Shares no longer being listed on the Stock Exchange or any other nationally-recognized securities exchange, any unvested Sponsor Earnout Shares shall automatically vest regardless of whether an Earnout Triggering Event has occurred in connection with such Change of Control Transaction.

(f) In the event of any stock dividend, subdivision, reclassification, reorganization, recapitalization, split, combination or exchange of shares or any similar event (other than, for the avoidance of doubt, the Transactions) affecting the New Plum Common Shares after the date of this Agreement, the Earnout Triggering Events and the number of Sponsor Earnout Shares that will vest pursuant to this Section 7 shall be equitably adjusted to provide the Sponsor the same economic effect as contemplated by this Agreement prior to such event.

Section 8. Termination. This Agreement, and all of the representations, warranties, agreements and covenants contained herein (including any rights arising out of any breach of any of such representation, warranties, agreements and covenants), shall automatically terminate, without any notice or other action by any Party, and be void ab initio and of no further force and effect, and all rights and obligations of the Parties hereunder shall automatically terminate without any further liability on the part of any Party in respect thereof, upon the earlier to occur of (the “Termination Date”): (a) such date and time as the Business Combination Agreement is validly terminated in accordance with its terms, (b) upon the completion of all obligations under Section 7 with respect to the Sponsor Earnout Shares in accordance with the terms of this Agreement, and (c) the mutual written agreement of the Parties hereto; provided, that nothing herein will relieve any Party from liability for any breach hereof prior to the Termination Date, and each Party will be entitled to any remedies at law or in equity to recover losses, liabilities or damages arising from any such breach. Plum and the Company shall notify the Sponsor of the termination of the Business Combination Agreement promptly after the termination of such agreement.

Section 9. No Recourse. Notwithstanding anything to the contrary contained herein or otherwise, but without limiting any provision in the Business Combination Agreement or any other agreement contemplated by the Transactions, this Agreement may only be enforced against, and any claims or causes of action that may be based upon, arise out of or relate to this Agreement, or the negotiation, execution or performance of this Agreement or the transactions contemplated hereby, may only be made against the entities and persons that are expressly identified as Parties to this Agreement in their capacities as such and no former, current or future stockholder, equity holders, controlling persons, directors, officers, employees, general or limited partners, members, managers, agents or Affiliates of any Party hereto, or any former, current or future direct or indirect stockholder, equity holder, controlling person, director, officer, employee, general or limited partner, member, manager, agent or Affiliate, family members, representatives and the respective successors and assigns of any of the foregoing (each, a “Non-Recourse Party”), shall have any liability for any obligations or liabilities of the Parties to this Agreement or for any claim (whether in tort, contract or otherwise) based on, in respect of, or by reason of, the transactions contemplated hereby, the negotiation hereof or this Agreement, or in respect of any oral representations made or alleged to be made in connection herewith. Without limiting the rights of any Party against the other Parties hereto, in no event shall any Party or any of its Affiliates seek to enforce this Agreement against, make any claims for breach of this Agreement against, or in connection therewith seek to recover monetary damages from, any Non-Recourse Party.

Section 10. Fiduciary Duties. Notwithstanding anything in this Agreement to the contrary, (a) the Sponsor makes no agreement or understanding herein in any capacity other than in the Sponsor’s capacity as a record holder and beneficial owner of Covered Shares, and (b) nothing herein will be construed to limit or affect any action or inaction by Plum or any representative of the Sponsor serving as a member of the board of directors (or other similar governing body) of Plum or as an officer, employee or fiduciary of Plum, in each case, acting in such person’s capacity as a director, officer, employee or fiduciary of Plum.

Section 11. Representations and Warranties.

(a) Each of the Parties hereto represents and warrants that (i) it has the power and authority, or capacity, as the case may be, to enter into this Agreement and to carry out its obligations hereunder, (ii) the execution and delivery of this Agreement and the performance of its obligations hereunder have been, as applicable, duly and validly authorized by all corporate or limited liability company action on its part and (iii) this Agreement has been duly and validly executed and delivered by each of the Parties hereto and constitutes a legal, valid and binding obligation of each such Party enforceable in accordance with its terms, except as such enforceability may be limited by bankruptcy Laws, other similar Laws affecting creditors’ rights and general principles of equity affecting the availability of specific performance and other equitable remedies.

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(b) The Sponsor hereby represents and warrants as of the date hereof to Plum and the Company (solely with respect to itself and not with respect to any other Party):

(i) The execution and delivery of this Agreement by the Sponsor does not, and the performance by such Person of his, her or its obligations hereunder will not (A) conflict with or result in a violation of the Governing Documents of Sponsor or (B) require any consent, approval or authorization of, or designation, declaration or filing with, any Governmental Authority or third party that has not been given or any such consents, approvals, authorizations, designations, declarations, waivers or filings, the absence of which would not reasonably be expected to be, individually or in the aggregate, material to the Sponsor, as applicable, in each case, to the extent such consent, approval or authorization of, or designation, declaration or filing with, such Governmental Authority or third party would prevent, enjoin or materially delay the performance by such Person of its, his or her obligations under this Agreement.

(ii) The Sponsor is the record and beneficial owner (within the meaning of Rule 13d-3 under the Exchange Act) of, and has good title to, all of the Covered Shares as set forth in its respective beneficial ownership reports filed with the SEC, and there exist no Liens or any other limitation or restriction (other than transfer restrictions under the Securities Act, Plum’s Governing Documents, Permitted Liens, this Agreement, the Business Combination Agreement, the Founder Letter Amendment or any other applicable securities Laws), in each case, that could reasonably be expected to (A) impair the ability of the Sponsor to perform its obligations under this Agreement or (B) prevent, impede or delay the consummation of any of the transactions contemplated by this Agreement. The equity securities set forth in such beneficial ownership reports filed with the SEC and the private placement warrants held by Sponsor are the only equity securities in Plum owned of record or beneficially by the Sponsor on the date of this Agreement, and none of such equity securities are subject to any proxy, voting trust or other agreement or arrangement with respect to the voting of such equity securities, except as provided hereunder and under the Founder Letter Amendment.

(iii) There are no Proceedings pending against the Sponsor, or, to the knowledge of the Sponsor, threatened against it, before (or, in the case of threatened Proceedings, that would be before) any arbitrator or any Governmental Authority, which in any manner challenges or seeks to prevent, enjoin or materially delay the performance by the Sponsor of its obligations under this Agreement or the Founder Letter Amendment.

(iv) Except as described in Section 5.06 and Section 6.07 of the Business Combination Agreement, no broker, finder, investment banker or other similar Person is entitled to any brokerage fee, finders’ fee or other similar commission in connection with the transactions contemplated by the Business Combination Agreement based upon arrangements made by the Sponsor, for which Plum or any of its Affiliates may become liable.

(v) The Sponsor understands and acknowledges that each of Plum and the Company are entering into the Business Combination Agreement in reliance upon the Sponsor’s execution and delivery of this Agreement.

(vi) The Sponsor holds, and beneficially owns, 7,980,409 Plum Class A Shares at the date of this Agreement.

Section 12. No Third Party Beneficiaries. This Agreement shall be for the sole benefit of the Parties and their respective successors and permitted assigns and is not intended, nor shall be construed, to give any Person, other than the Parties and their respective successors and assigns, any legal or equitable right, benefit or remedy of any nature whatsoever by reason this Agreement. Nothing in this Agreement, expressed or implied, is intended to or shall constitute the Parties, partners or participants in a joint venture.

Section 13. Further Assurances. Each of the Parties hereto is entitled to rely upon this Agreement and is irrevocably authorized to produce this Agreement or a copy hereof to any interested party in any Proceeding with respect to the matters covered hereby. Each of the Parties hereto shall pay all of their respective expenses in connection with this Agreement and the transactions contemplated herein. Each of the Parties hereto shall take, or cause to be taken, all actions and do, or cause to be done, all things necessary, proper or advisable to consummate the transactions contemplated by this Agreement on the terms and conditions described therein no later than immediately prior to the consummation of the Transactions.

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Section 14. Notices. Any notice or communication required or permitted hereunder shall be in writing and either delivered personally, emailed or sent by overnight mail via a reputable overnight carrier, or sent by certified or registered mail, postage prepaid, and shall be deemed to be given and received (a) when so delivered personally, (b) when sent, with no mail undeliverable or other rejection notice, if sent by email or (c) three business days after the date of mailing to the address below or to such other address or addresses as such person may hereafter designate by notice given hereunder:

If to the Sponsor:

Plum Partners, LLC
339 Seaview Avenue
Piedmont, California 94610
Attn: Kanishka Roy; Mike Dinsdale
Email: [omitted]

with a required copy (which copy shall not constitute notice) to:

Hogan Lovells US LLP
390 Madison Avenue
New York, New York 10017
Attn: Richard Aftanas; John Duke
Email: richard.aftanas@hoganlovells.com; john.duke@hoganlovells.com

If to Plum prior to the Closing, to:

Plum Acquisition Corp. I
2021 Fillmore St. #2089
San Francisco, California 94115
Attn: Kanishka Roy; Mike Dinsdale
Email: [omitted]

with a required copy (which copy shall not constitute notice) to:

Hogan Lovells US LLP
390 Madison Avenue
New York, New York 10017
Attn: Richard Aftanas; John Duke
Email: richard.aftanas@hoganlovells.com; john.duke@hoganlovells.com

If to the Company at any time or if to Plum following the Closing:

Veea Inc.
164 E. 83rd Street
New York, New York 10028
Attn: Allen Salmasi; Janice K. Smith
Email: [omitted]

with a required copy (which shall not constitute notice) to:

Ellenoff Grossman & Schole LLP
1345 Avenue of the Americas, 11th Fl.
New York, New York 10105
Attn: Stuart Neuhauser; Matthew A. Gray
Email: sneuhauser@egsllp.com; mgray@egsllp.com

Section 15. No Waiver of Rights, Powers and Remedies. No failure or delay by a Party hereto in exercising any right, power or remedy under this Agreement, and no course of dealing between the Parties hereto, shall operate as a waiver of any such right, power or remedy of such Party. No single or partial exercise of any right, power or remedy under this Agreement by a Party hereto, nor any abandonment or discontinuance of steps to enforce any such right, power or remedy, shall preclude such Party from any other or further exercise thereof or the exercise

Annex E-6

of any other right, power or remedy hereunder. The election of any remedy by a Party hereto shall not constitute a waiver of the right of such Party to pursue other available remedies. No notice to or demand on a Party not expressly required under this Agreement shall entitle the Party receiving such notice or demand to any other or further notice or demand in similar or other circumstances or constitute a waiver of the rights of the Party giving such notice or demand to any other or further action in any circumstances without such notice or demand.

Section 16. Entire Agreement. This Agreement (together with the Schedules to this Agreement) and the other Transaction Documents (including the Founder Letter Amendment and the Original Agreement (as defined in the Founder Letter Amendment), as amended thereby) constitute the entire agreement among the Parties relating to the transactions contemplated hereby and supersede any other agreements, whether written or oral, that may have been made or entered into by or among any of the Parties or any of their respective Subsidiaries relating to the Transactions. For the avoidance of doubt, the provisions of this Agreement will not supersede any other Transaction Document to which any of the Parties are a party or bound (including the Founder Letter Amendment and the Original Agreement (as defined in the Founder Letter Amendment), as amended thereby), and in the event of any conflict between the provisions of this Agreement and such other Transaction Document, the provisions which are more restrictive upon the Sponsor will prevail.

Section 17. Incorporation by Reference. This Agreement shall be construed, interpreted, governed and enforced in a manner consistent with the Business Combination Agreement. Without limiting the foregoing, Sections 1.02 (Construction); 12.03 (Assignment); 12.06 (Captions; Counterparts); 12.09 (Amendments); 12.10 (Severability); 12.11 (Governing Law); 12.12 (Consent to Jurisdiction); 12.13 (Waiver of Jury Trial); 12.14 (Enforcement) and 12.16 (Nonsurvival of Representations, Warranties and Covenants) of the Business Combination Agreement are incorporated herein and shall apply to this Agreement mutatis mutandis.

[signature page follows]

Annex E-7

IN WITNESS WHEREOF, each of the Parties has caused this Agreement to be duly executed on its behalf as of the day and year first above written.

PLUM PARTNERS LLC
By	/s/ Kanishka Roy
Name:	Kanishka Roy
Title:	Manager
PLUM ACQUISITION CORP. I
By	/s/ Kanishka Roy
Name:	Kanishka Roy
Title:	Co-Chief Executive Officer and President

{Signature Page to Sponsor Letter Agreement}

Annex E-8

IN WITNESS WHEREOF, each of the Parties has caused this Agreement to be duly executed on its behalf as of the day and year first above written.

VEEA INC.
By:	/s/ Allen Salmasi
Name:	Allen Salmasi
Title:	Chief Executive Officer

{Signature Page to Sponsor Letter Agreement}

Annex E-9

ANNEX F-1

FORM OF COMPANY LOCK-UP AGREEMENT

This LOCK-UP AGREEMENT (this “Agreement”) is made and entered into as of [____], by and among (i) Plum Acquisition Corp. I, a Cayman Islands exempted company limited by shares (the “Purchaser”), and (ii) the undersigned party (“Holder”). Any capitalized term used but not otherwise defined in this Agreement shall have the meaning ascribed to such term in the Business Combination Agreement (as defined below).

WHEREAS, on November 27, 2023, the Purchaser, Veea Inc., a Delaware corporation (“Veea”), and Plum SPAC Merger Sub, Inc., a Delaware corporation (“Merger Sub”), entered into that certain Business Combination Agreement (as amended from time to time in accordance with the terms thereof, the “Business Combination Agreement”), pursuant to which, among other things, (i) Purchaser shall transfer by way of continuation from the Cayman Islands to the State of Delaware and domesticate as a Delaware corporation in accordance with Section 388 of the DGCL and Part XII of the Cayman Islands Act (the “Domestication”), subject to the terms and conditions of the Business Combination Agreement, upon the consummation of the transactions contemplated thereby (the “Closing”), (ii) Merger Sub shall merge with and into Veea, with Veea continuing as the surviving entity (the “Merger”), and, in connection therewith, each issued and outstanding security of Veea immediately prior to the Effective Time shall no longer be outstanding and shall automatically be cancelled, in exchange for the right to receive a portion of the Transaction Consideration, in each case, on the terms and subject to the conditions set forth in the Business Combination Agreement, and in accordance with the applicable provisions of the Cayman Islands Companies Act, Law 32, the DGCL and other applicable Law;

WHEREAS, as of the date hereof, Holder is a holder of securities of Veea in such amounts as set forth underneath Holder’s name on the signature page hereto; and

WHEREAS, pursuant to the Business Combination Agreement, and in view of the valuable consideration to be received by Holder thereunder, the parties desire to enter into this Agreement, pursuant to which the Restricted Securities (as defined below) shall become subject to limitations on disposition as set forth herein.

NOW, THEREFORE, in consideration of the premises set forth above, which are incorporated in this Agreement as if fully set forth below, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, and intending to be legally bound hereby, the parties hereby agree as follows:

1. Lock-Up Provisions.

(a) Subject to the exceptions set forth herein, during the period (the “Lock-Up Period”) commencing from the Closing and ending on:

(i) with respect to one-third (1/3) of the Restricted Securities, the earliest of (x) the six (6) -month anniversary of the date of the Closing (the “Expiration Date”), (y) the date on which the closing price of the New Plum Common Shares on the Nasdaq (or other principal stock exchange or quotation service on which such shares then trade) equals or exceeds $12.50 per share (as equitably adjusted for stock splits, stock dividends, reorganizations and recapitalizations after the Closing) for any twenty (20) trading days within any thirty (30) trading day period commencing after the Closing, and (z) the date after the Closing on which the Purchaser consummates a liquidation, merger, share exchange or other similar transaction that results in all of the Purchaser’s stockholders having the right to exchange their equity holdings in the Purchaser for cash, securities or other property (a “Change of Control”);

(ii) with respect to one-third (1/3) of the Restricted Securities, the earliest of (x) the Expiration Date, (y) the date on which the closing price of the New Plum Common Shares on the Nasdaq (or other principal stock exchange or quotation service on which such shares then trade) equals or exceeds $15.00 per share (as equitably adjusted for stock splits, stock dividends, reorganizations and recapitalizations after the Closing) for any twenty (20) trading days within any thirty (30) trading day period commencing after the Closing, and (z) the date after the Closing on which the Purchaser consummates a Change of Control; and

Annex F-1-1

(iii) with respect to one-third (1/3) of the Restricted Securities, the earliest of (x) the Expiration Date, (y) the date on which the closing price of the New Plum Common Shares on the Nasdaq (or other principal stock exchange or quotation service on which such shares then trade) equals or exceeds $17.50 per share (as equitably adjusted for stock splits, stock dividends, reorganizations and recapitalizations after the Closing) for any twenty (20) trading days within any thirty (30) trading day period commencing after the Closing, and (z) the date after the Closing on which the Purchaser consummates a Change of Control.

Holder hereby agrees not to: (A) lend, offer, pledge, hypothecate, encumber, donate, assign, sell, contract to sell, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant to purchase, or otherwise transfer or dispose of, directly or indirectly, any Restricted Securities, (B) enter into any swap or other arrangement that transfers to another, in whole or in part, any of the economic consequences of ownership of the Restricted Securities, or (C) publicly disclose the intention to do any of the foregoing, whether any such transaction described in clauses (A) or (B) above is to be settled by delivery of Restricted Securities or other securities, in cash or otherwise (any of the foregoing described in clauses (A), (B) or (C), a “Transfer”). For purposes hereof, “Restricted Securities” shall mean the Transaction Consideration received by Holder in connection with the Transactions (including all such securities, together with any securities paid as dividends or distributions with respect to such securities or into which such securities are exchanged or converted), but, for the avoidance of doubt, shall exclude (1) any New Plum Common Shares acquired as part of a Company Financing and (2) any New Plum Common Shares or other securities convertible into or exercisable or exchangeable for New Plum Common Shares acquired by Holder in open market transactions after the Closing.

(b) For the avoidance or doubt, the restrictions set forth in Section 1(a) shall not apply to:

(i) Transfers (A) by gift, will or intestate succession upon the death of Holder, (B) to any Permitted Transferee (as defined below), (C) pursuant to a court order or settlement agreement related to the distribution of assets in connection with the dissolution of marriage or civil union, or (D) to an unaffiliated charity or educational institution;

(ii) pledges of any Restricted Securities held by such Holder to a financial institution that create a mere security interest in such Restricted Securities pursuant to a bona fide loan or indebtedness transaction so long as such Holder continues to control the exercise of the voting rights of such pledged Restricted Securities as well as any foreclosures on such pledged Restricted Securities;

(iii) Transfers to the Purchaser to satisfy tax withholding obligations pursuant to the Purchaser’s equity incentive plans or arrangements;

(iv) Transfers to the Purchaser or Veea pursuant to any contractual arrangement in effect at the Closing that provides for the repurchase by the Purchaser or Veea or forfeiture of such Holder’s Restricted Securities in connection with the termination of such Holder’s service to the Purchaser or Veea, which Transfers are effectuated in accordance with the terms of such contractual arrangement; and

(v) the entry, by Holder, at any time after the Closing, of any trading plan providing for the sale of New Plum Common Shares by Holder, which trading plan meets the requirements of Rule 10b5-1(c) under the Securities Exchange Act of 1934, as amended, provided, however, that such plan does not provide for, or permit, the sale of any New Plum Common Shares during the Lock-Up Period;

provided, however, that in the case of clauses (i) and (ii) above, it shall be a condition to such transfer that the transferee executes and delivers to the Purchaser an agreement stating that the transferee is receiving and holding the Restricted Securities subject to the provisions of this Agreement applicable to Holder, and there shall be no further transfer of any such Restricted Securities except in accordance with this Agreement. As used in this Agreement, the term “Permitted Transferee” shall mean: with respect to Holder, (1) if such Holder is an individual, (A) the members of such Holder’s immediate family (for purposes of this Agreement, “immediate family” shall

Annex F-1-2

mean with respect to any natural person, any of the following: such person’s spouse, the siblings of such person and his or her spouse, and the direct descendants and ascendants (including adopted and step children and parents) of such person and his or her spouses and siblings), (B) any transferee pursuant to a qualified domestic relations order or by virtue of laws of descent and distribution upon death of such Holder, (C) a partnership, limited liability company or other entity of which such Holder and/or the immediate family of such Holder are the legal and beneficial owner of all of the outstanding equity securities or similar interests, and (D) any trust for the direct or indirect benefit of such Holder or the immediate family of such Holder, (2) if such Holder is a trust, the trustor or beneficiary of such trust or the estate of a beneficiary of such trust, (3) if such Holder is an entity, (x) as a distribution to limited partners, shareholders, members, or owners of similar equity interests in such Holder upon the liquidation and dissolution of such Holder, and (y) such Holder’s officers or directors or immediate family members of any of such Holder’s officers or directors, and (4) any affiliate (as defined in Rule 405 under the Securities Act of 1933, as amended) of Holder. Holder further agrees to execute such agreements as may be reasonably requested by the Purchaser that are consistent with the foregoing or that are necessary to give further effect thereto.

(c) If any Transfer is made or attempted contrary to the provisions of this Agreement, such purported Transfer shall be null and void ab initio, and the Purchaser shall refuse to recognize any such purported transferee of the Restricted Securities as one of its equity holders for any purpose. In order to enforce this Section 1, the Purchaser may impose stop-transfer instructions with respect to the Restricted Securities of Holder (and Permitted Transferees and assigns thereof) until the end of the Lock-Up Period.

(d) During the Lock-Up Period, each certificate evidencing any Restricted Securities shall be stamped or otherwise imprinted with a legend in substantially the following form, in addition to any other applicable legends:

“THE SECURITIES REPRESENTED BY THIS CERTIFICATE ARE SUBJECT TO RESTRICTIONS ON TRANSFER SET FORTH IN A LOCK-UP AGREEMENT, DATED AS OF [__], BY AND AMONG THE ISSUER OF SUCH SECURITIES (THE “ISSUER”) AND THE ISSUER’S SECURITY HOLDER NAMED THEREIN, AS THE SAME MAY BE AMENDED, RESTATED, SUPPLEMENTED AND/OR MODIFIED FROM TIME TO TIME IN ACCORDANCE WITH ITS TERMS. A COPY OF SUCH LOCK-UP AGREEMENT WILL BE FURNISHED WITHOUT CHARGE BY THE ISSUER TO THE HOLDER HEREOF UPON WRITTEN REQUEST.”

(e) For the avoidance of any doubt, Holder shall retain all of its rights as a stockholder of the Purchaser with respect to the Restricted Securities during the Lock-Up Period, including the right to vote any Restricted Securities, but subject to the terms of the Business Combination Agreement.

2. Miscellaneous.

(a) Termination of Business Combination Agreement. Notwithstanding anything to the contrary contained herein, this Agreement and all rights and obligations of the parties hereunder shall automatically terminate and be of no further force or effect upon the earlier of (i) the termination of the Business Combination Agreement pursuant to its terms and (ii) the date on which none of the Purchaser or any holder of Restricted Securities has any rights or obligations hereunder.

(b) Binding Effect; Assignment. This Agreement shall be binding upon Holder upon Holder’s execution and delivery of this Agreement, but this Agreement shall only become effective upon the Closing. This Agreement and all of the provisions hereof shall be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns. No party hereto shall assign this Agreement or any part hereof without the prior written consent of the other party hereto, except that (i) the Purchaser may freely assign any or all of its rights under this Agreement, in whole or in part, to any successor entity (whether by merger, consolidation, equity sale, asset sale or otherwise) without obtaining the consent or approval of Holder, provided, that no such assignment shall relieve the assigning party of its obligations hereunder, and (ii) for the avoidance of doubt, in connection with a transfer of any Restricted Securities in accordance with the terms of this Agreement, any transferee to whom such Restricted Securities are transferred shall thenceforth be entitled to all the rights and be subject to all the obligations under this Agreement.

Annex F-1-3

(c) Third Parties. Nothing contained in this Agreement or in any instrument or document executed by any party in connection with the transactions contemplated hereby shall create any rights in, or be deemed to have been executed for the benefit of, any person or entity that is not a party hereto or thereto or a successor or permitted assign of such a party.

(d) Governing Law; Jurisdiction. This Agreement and any dispute or controversy arising out of or relating to this Agreement shall be governed by and construed in accordance with the laws of the State of Delaware, without regard to the conflict of law principles thereof. All Actions arising out of or relating to this Agreement shall be heard and determined exclusively in the Chancery Court of the State of Delaware (or, if the Chancery Court of the State of Delaware declines to accept jurisdiction over a particular matter, any U.S. state or federal court located in the State of Delaware (or in any appellate court thereof) (the “Specified Courts”). Each party hereto hereby (i) submits to the exclusive jurisdiction of any Specified Court for the purpose of any Action arising out of or relating to this Agreement brought by any party hereto and (ii) irrevocably waives, and agrees not to assert by way of motion, defense or otherwise, in any such Action, any claim that it is not subject personally to the jurisdiction of the above-named courts, that its property is exempt or immune from attachment or execution, that the Action is brought in an inconvenient forum, that the venue of the Action is improper, or that this Agreement or the transactions contemplated hereby may not be enforced in or by any Specified Court. Each party agrees that a final judgment in any Action shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by Law. Each party irrevocably consents to the service of the summons and complaint and any other process in any other action or proceeding relating to the transactions contemplated by this Agreement, on behalf of itself, or its property, by personal delivery of copies of such process to such party at the applicable address set forth in Section 2(g). Nothing in this Section 2(d) shall affect the right of any party to serve legal process in any other manner permitted by applicable Law.

(e) WAIVER OF JURY TRIAL. EACH PARTY HERETO HEREBY WAIVES TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY WITH RESPECT TO ANY ACTION DIRECTLY OR INDIRECTLY ARISING OUT OF, UNDER OR IN CONNECTION WITH THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY. EACH PARTY HERETO (I) CERTIFIES THAT NO REPRESENTATIVE OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF ANY ACTION, SEEK TO ENFORCE THAT FOREGOING WAIVER AND (II) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 2(e).

(f) Interpretation. The titles and subtitles used in this Agreement are for convenience only and are not to be considered in construing or interpreting this Agreement. In this Agreement, unless the context otherwise requires: (i) any pronoun used in this Agreement shall include the corresponding masculine, feminine or neuter forms, and the singular form of nouns, pronouns and verbs shall include the plural and vice versa; (ii) “including” (and with correlative meaning “include”) means including without limiting the generality of any description preceding or succeeding such term and shall be deemed in each case to be followed by the words “without limitation”; (iii) the words “herein,” “hereto,” and “hereby” and other words of similar import in this Agreement shall be deemed in each case to refer to this Agreement as a whole and not to any particular section or other subdivision of this Agreement; and (iv) the term “or” means “and/or”. The parties have participated jointly in the negotiation and drafting of this Agreement. Consequently, in the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the parties hereto, and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any provision of this Agreement.

(g) Notices. All notices, consents, waivers and other communications hereunder shall be in writing and shall be deemed to have been duly given when delivered (i) in person, (ii) by e-mail (having obtained electronic delivery confirmation thereof (i.e., an electronic record of the sender that the e-mail was sent to the intended recipient thereof without an “error” or similar message that such e-mail was not received by such intended recipient), (iii) one (1) Business Day after being sent, if sent by reputable, nationally recognized overnight courier service, or

Annex F-1-4

(iv) three (3) Business Days after being mailed, if sent by registered or certified mail, pre-paid and return receipt requested, in each case to the applicable party at the following addresses (or at such other address for a party as shall be specified by like notice):

If to the Purchaser at or prior to the Closing, to: Plum Acquisition Corp. I 2021 Fillmore St. #2089 San Francisco, California Attn: Kanishka Roy; Mike Dinsdale E-mail: [omitted]

with a copy (which will not constitute notice) to:

Hogan Lovells US LLP
390 Madison Avenue
New York, NY 10017
Attn: Richard Aftanas; John Duke
E-mail: richard.aftanas@hoganlovells.com;
john.duke@hoganlovells.com

If to the Purchaser after the Closing, to: 164 E 83rd Street New York, NY 10028 Attn: Allen Salmasi; Janice K. Smith; E-mail: [omitted]

with a copy (which will not constitute notice) to:

Ellenoff Grossman & Schole LLP
1345 Avenue of the Americas, 11th Floor
New York, NY 10105
Attn: Stuart Neuhauser, Esq.;
Matthew Gray, Esq.
E-mail: sneuhauser@egsllp.com;
mgray@egsllp.com

If to any Holder, to: the address set forth below Holder’s name on the signature page to this Agreement with a copy (which will not constitute notice) to:

Ellenoff Grossman & Schole LLP
1345 Avenue of the Americas, 11th Floor
New York, NY 10105
Attn: Stuart Neuhauser, Esq.;
Matthew Gray, Esq.
E-mail: sneuhauser@egsllp.com;
mgray@egsllp.com

(h) Amendments and Waivers. Any term of this Agreement may be amended and the observance of any term of this Agreement may be waived (either generally or in a particular instance, and either retroactively or prospectively) only with the written consent of the Purchaser and Holder. No failure or delay by a party in exercising any right hereunder shall operate as a waiver thereof. No waivers of or exceptions to any term, condition, or provision of this Agreement, in any one or more instances, shall be deemed to be or construed as a further or continuing waiver of any such term, condition, or provision.

(i) Severability. In case any provision in this Agreement shall be held invalid, illegal or unenforceable in a jurisdiction, such provision shall be modified or deleted, as to the jurisdiction involved, only to the extent necessary to render the same valid, legal and enforceable, and the validity, legality and enforceability of the remaining provisions hereof shall not in any way be affected or impaired thereby nor shall the validity, legality or enforceability of such provision be affected thereby in any other jurisdiction. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties shall substitute for any invalid, illegal or unenforceable provision a suitable and equitable provision that carries out, so far as may be valid, legal and enforceable, the intent and purpose of such invalid, illegal or unenforceable provision.

(j) Specific Performance. Holder acknowledges that Holder’s obligations under this Agreement are unique, recognizes and affirms that in the event of a breach of this Agreement by Holder, money damages will be inadequate and the Purchaser may not have an adequate remedy at law, and agrees that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed by Holder in accordance with their specific terms or were otherwise breached. Accordingly, the Purchaser shall be entitled to seek an injunction or restraining order to prevent breaches of this Agreement by Holder and to enforce specifically the terms and provisions hereof, without the requirement to post any bond or other security or to prove that money damages would be inadequate, this being in addition to any other right or remedy to which the Purchaser may be entitled under this Agreement, at law or in equity.

Annex F-1-5

(k) Entire Agreement. This Agreement constitutes the full and entire understanding and agreement among the parties with respect to the subject matter hereof, and any other written or oral agreement relating to the subject matter hereof existing between the parties is expressly canceled; provided, that, for the avoidance of doubt, the foregoing shall not affect the rights and obligations of the parties under the Business Combination Agreement or any Ancillary Document. Notwithstanding the foregoing, nothing in this Agreement shall limit any of the rights or remedies of the Purchaser or any of the obligations of Holder under any other agreement between Holder and the Purchaser or any certificate or instrument executed by Holder in favor of the Purchaser, and nothing in any other agreement, certificate or instrument shall limit any of the rights or remedies of the Purchaser or any of the obligations of Holder under this Agreement.

(l) Further Assurances. From time to time, at a party’s request and without further consideration (but at the requesting party’s reasonable cost and expense), each party shall execute and deliver such additional documents and take all such further action as may be reasonably necessary to consummate the transactions contemplated by this Agreement.

(m) Counterparts; Electronic Delivery.  This Agreement may be executed in one or more counterparts, and by the different parties hereto in separate counterparts, each of which when executed shall be deemed to be an original but all of which taken together shall constitute one and the same agreement. A photocopy, faxed, scanned and/or e-mailed copy of this Agreement or any signature page to this Agreement, shall have the same validity and enforceability as an originally signed copy.

[Remainder of Page Intentionally Left Blank; Signature Pages Follow]

Annex F-1-6

IN WITNESS WHEREOF, the parties have executed this Lock-Up Agreement as of the date first written above.

Purchaser:
PLUM ACQUISITION CORP. I
By:
Name:
Title:

Annex F-1-7

IN WITNESS WHEREOF, the parties have executed this Lock-Up Agreement as of the date first written above.

Holder:
Name of Holder:
By:
Name:
Title:

Number and Type of Company Securities Owned:

Veea Inc. Common Stock:
Veea Inc. Series A Preferred Stock:
Veea Inc. Series A-1 Preferred Stock:
Veea Inc. Series A-2 Preferred Stock:
Other Convertible Securities of Veea Inc.:
Address for Notices:
Address:

Telephone No.:
E-mail:

Annex F-1-8

ANNEX F-2

FORM OF PLUM LOCK-UP AGREEMENT

This LOCK-UP AGREEMENT (this “Agreement”) is made and entered into as of [    ], by and among (i) Plum Acquisition Corp. I, a Cayman Islands exempted company limited by shares (the “Purchaser”), and (ii) the undersigned party (“Holder”). Any capitalized term used but not otherwise defined in this Agreement shall have the meaning ascribed to such term in the Business Combination Agreement (as defined below).

WHEREAS, on November 27, 2023, the Purchaser, Veea Inc., a Delaware corporation (“Veea”), and Plum SPAC Merger Sub, Inc., a Delaware corporation (“Merger Sub”), entered into that certain Business Combination Agreement (as amended from time to time in accordance with the terms thereof, the “Business Combination Agreement”), pursuant to which, among other things, (i) Purchaser shall transfer by way of continuation from the Cayman Islands to the State of Delaware and domesticate as a Delaware corporation in accordance with Section 388 of the DGCL and Part XII of the Cayman Islands Act (the “Domestication”), subject to the terms and conditions of the Business Combination Agreement, upon the consummation of the transactions contemplated thereby (the “Closing”), (ii) Merger Sub shall merge with and into Veea, with Veea continuing as the surviving entity (the “Merger”), and, in connection therewith, each issued and outstanding security of Veea immediately prior to the Effective Time shall no longer be outstanding and shall automatically be cancelled, in exchange for the right to receive a portion of the Transaction Consideration, in each case, on the terms and subject to the conditions set forth in the Business Combination Agreement, and in accordance with the applicable provisions of the Cayman Islands Companies Act, Law 32, the DGCL and other applicable Law;

WHEREAS, as of the date hereof, Holder is a holder of securities of Plum in such amounts as set forth underneath Holder’s name on the signature page hereto; and

WHEREAS, pursuant to the Business Combination Agreement, and in view of the valuable consideration to be received by Holder thereunder, the parties desire to enter into this Agreement, pursuant to which the Restricted Securities (as defined below) shall become subject to limitations on disposition as set forth herein.

NOW, THEREFORE, in consideration of the premises set forth above, which are incorporated in this Agreement as if fully set forth below, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, and intending to be legally bound hereby, the parties hereby agree as follows:

1.  Lock-Up Provisions.

(a)  Subject to the exceptions set forth herein, during the period (the “Lock-Up Period”) commencing from the Closing and ending on:

(i) with respect to one-third (1/3) of the Restricted Securities, the earliest of (x) the six (6)-month anniversary of the date of the Closing (the “Expiration Date”), (y) the date on which the closing price of the New Plum Common Shares on the Nasdaq (or other principal stock exchange or quotation service on which such shares then trade) equals or exceeds $12.50 per share (as equitably adjusted for stock splits, stock dividends, reorganizations and recapitalizations after the Closing) for any twenty (20) trading days within any thirty (30) trading day period commencing after the Closing, and (z) the date after the Closing on which the Purchaser consummates a liquidation, merger, share exchange or other similar transaction that results in all of the Purchaser’s stockholders having the right to exchange their equity holdings in the Purchaser for cash, securities or other property (a “Change of Control”);

(ii) with respect to one-third (1/3) of the Restricted Securities, the earliest of (x) the Expiration Date, (y) the date on which the closing price of the New Plum Common Shares on the Nasdaq (or other principal stock exchange or quotation service on which such shares then trade) equals or exceeds $15.00 per share (as equitably adjusted for stock splits, stock dividends, reorganizations and recapitalizations after the Closing) for any twenty (20) trading days within any thirty (30) trading day period commencing after the Closing, and (z) the date after the Closing on which the Purchaser consummates a Change of Control; and

Annex F-2-1

(iii)  with respect to one-third (1/3) of the Restricted Securities, the earliest of (x) the Expiration Date, (y) the date on which the closing price of the New Plum Common Shares on the Nasdaq (or other principal stock exchange or quotation service on which such shares then trade) equals or exceeds $17.50 per share (as equitably adjusted for stock splits, stock dividends, reorganizations and recapitalizations after the Closing) for any twenty (20) trading days within any thirty (30) trading day period commencing after the Closing, and (z) the date after the Closing on which the Purchaser consummates a Change of Control.

Holder hereby agrees not to: (A) lend, offer, pledge, hypothecate, encumber, donate, assign, sell, contract to sell, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant to purchase, or otherwise transfer or dispose of, directly or indirectly, any Restricted Securities, (B) enter into any swap or other arrangement that transfers to another, in whole or in part, any of the economic consequences of ownership of the Restricted Securities, or (C) publicly disclose the intention to do any of the foregoing, whether any such transaction described in clauses (A) or (B) above is to be settled by delivery of Restricted Securities or other securities, in cash or otherwise (any of the foregoing described in clauses (A), (B) or (C), a “Transfer”). For purposes hereof, “Restricted Securities” shall mean the Transaction Consideration received by Holder in connection with the Transactions (including all such securities, together with any securities paid as dividends or distributions with respect to such securities or into which such securities are exchanged or converted), but, for the avoidance of doubt, shall exclude (1) any New Plum Common Shares acquired as part of a Company Financing and (2) any New Plum Common Shares or other securities convertible into or exercisable or exchangeable for New Plum Common Shares acquired by Holder in open market transactions after the Closing.

(b)  For the avoidance or doubt, the restrictions set forth in Section 1(a) shall not apply to:

(i)  Transfers (A) by gift, will or intestate succession upon the death of Holder, (B) to any Permitted Transferee (as defined below), (C) pursuant to a court order or settlement agreement related to the distribution of assets in connection with the dissolution of marriage or civil union, or (D) to an unaffiliated charity or educational institution;

(ii)  pledges of any Restricted Securities held by such Holder to a financial institution that create a mere security interest in such Restricted Securities pursuant to a bona fide loan or indebtedness transaction so long as such Holder continues to control the exercise of the voting rights of such pledged Restricted Securities as well as any foreclosures on such pledged Restricted Securities;

(iii)  Transfers to the Purchaser to satisfy tax withholding obligations pursuant to the Purchaser’s equity incentive plans or arrangements;

(iv)  Transfers to the Purchaser or Veea pursuant to any contractual arrangement in effect at the Closing that provides for the repurchase by the Purchaser or Veea or forfeiture of such Holder’s Restricted Securities in connection with the termination of such Holder’s service to the Purchaser or Veea, which Transfers are effectuated in accordance with the terms of such contractual arrangement; and

(v)  the entry, by Holder, at any time after the Closing, of any trading plan providing for the sale of New Plum Common Shares by Holder, which trading plan meets the requirements of Rule 10b5-1(c) under the Securities Exchange Act of 1934, as amended, provided, however, that such plan does not provide for, or permit, the sale of any New Plum Common Shares during the Lock-Up Period;

provided, however, that in the case of clauses (i) and (ii) above, it shall be a condition to such transfer that the transferee executes and delivers to the Purchaser an agreement stating that the transferee is receiving and holding the Restricted Securities subject to the provisions of this Agreement applicable to Holder, and there shall be no further transfer of any such Restricted Securities except in accordance with this Agreement. As used in this Agreement, the term “Permitted Transferee” shall mean: with respect to Holder, (1) if such Holder is an individual, (A) the members of such Holder’s immediate family (for purposes of this Agreement, “immediate family” shall mean with respect to any natural person, any of the following: such person’s spouse, the siblings of such person and his or her spouse, and the direct descendants and ascendants (including adopted and step children and

Annex F-2-2

parents) of such person and his or her spouses and siblings), (B) any transferee pursuant to a qualified domestic relations order or by virtue of laws of descent and distribution upon death of such Holder, (C) a partnership, limited liability company or other entity of which such Holder and/or the immediate family of such Holder are the legal and beneficial owner of all of the outstanding equity securities or similar interests, and (D) any trust for the direct or indirect benefit of such Holder or the immediate family of such Holder, (2) if such Holder is a trust, the trustor or beneficiary of such trust or the estate of a beneficiary of such trust, (3) if such Holder is an entity, (x) as a distribution to limited partners, shareholders, members, or owners of similar equity interests in such Holder upon the liquidation and dissolution of such Holder, and (y) such Holder’s officers or directors or immediate family members of any of such Holder’s officers or directors, and (4) any affiliate (as defined in Rule 405 under the Securities Act of 1933, as amended) of Holder. Holder further agrees to execute such agreements as may be reasonably requested by the Purchaser that are consistent with the foregoing or that are necessary to give further effect thereto.

(c)   If any Transfer is made or attempted contrary to the provisions of this Agreement, such purported Transfer shall be null and void ab initio, and the Purchaser shall refuse to recognize any such purported transferee of the Restricted Securities as one of its equity holders for any purpose. In order to enforce this Section 1, the Purchaser may impose stop-transfer instructions with respect to the Restricted Securities of Holder (and Permitted Transferees and assigns thereof) until the end of the Lock-Up Period.

(d)  During the Lock-Up Period, each certificate evidencing any Restricted Securities shall be stamped or otherwise imprinted with a legend in substantially the following form, in addition to any other applicable legends:

“THE SECURITIES REPRESENTED BY THIS CERTIFICATE ARE SUBJECT TO RESTRICTIONS ON TRANSFER SET FORTH IN A LOCK-UP AGREEMENT, DATED AS OF [__], BY AND AMONG THE ISSUER OF SUCH SECURITIES (THE “ISSUER”) AND THE ISSUER’S SECURITY HOLDER NAMED THEREIN, AS THE SAME MAY BE AMENDED, RESTATED, SUPPLEMENTED AND/OR MODIFIED FROM TIME TO TIME IN ACCORDANCE WITH ITS TERMS. A COPY OF SUCH LOCK-UP AGREEMENT WILL BE FURNISHED WITHOUT CHARGE BY THE ISSUER TO THE HOLDER HEREOF UPON WRITTEN REQUEST.”

(e)  For the avoidance of any doubt, Holder shall retain all of its rights as a stockholder of the Purchaser with respect to the Restricted Securities during the Lock-Up Period, including the right to vote any Restricted Securities, but subject to the terms of the Business Combination Agreement.

2.  Miscellaneous.

(a)  Termination of Business Combination Agreement. Notwithstanding anything to the contrary contained herein, this Agreement and all rights and obligations of the parties hereunder shall automatically terminate and be of no further force or effect upon the earlier of (i) the termination of the Business Combination Agreement pursuant to its terms and (ii) the date on which none of the Purchaser or any holder of Restricted Securities has any rights or obligations hereunder.

(b)  Binding Effect; Assignment. This Agreement shall be binding upon Holder upon Holder’s execution and delivery of this Agreement, but this Agreement shall only become effective upon the Closing. This Agreement and all of the provisions hereof shall be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns. No party hereto shall assign this Agreement or any part hereof without the prior written consent of the other party hereto, except that (i) the Purchaser may freely assign any or all of its rights under this Agreement, in whole or in part, to any successor entity (whether by merger, consolidation, equity sale, asset sale or otherwise) without obtaining the consent or approval of Holder, provided, that no such assignment shall relieve the assigning party of its obligations hereunder, and (ii) for the avoidance of doubt, in connection with a transfer of any Restricted Securities in accordance with the terms of this Agreement, any transferee to whom such Restricted Securities are transferred shall thenceforth be entitled to all the rights and be subject to all the obligations under this Agreement.

Annex F-2-3

(c)  Third Parties. Nothing contained in this Agreement or in any instrument or document executed by any party in connection with the transactions contemplated hereby shall create any rights in, or be deemed to have been executed for the benefit of, any person or entity that is not a party hereto or thereto or a successor or permitted assign of such a party.

(d)  Governing Law; Jurisdiction. This Agreement and any dispute or controversy arising out of or relating to this Agreement shall be governed by and construed in accordance with the laws of the State of Delaware, without regard to the conflict of law principles thereof. All Actions arising out of or relating to this Agreement shall be heard and determined exclusively in the Chancery Court of the State of Delaware (or, if the Chancery Court of the State of Delaware declines to accept jurisdiction over a particular matter, any U.S. state or federal court located in the State of Delaware (or in any appellate court thereof) (the “Specified Courts”). Each party hereto hereby (i) submits to the exclusive jurisdiction of any Specified Court for the purpose of any Action arising out of or relating to this Agreement brought by any party hereto and (ii) irrevocably waives, and agrees not to assert by way of motion, defense or otherwise, in any such Action, any claim that it is not subject personally to the jurisdiction of the above-named courts, that its property is exempt or immune from attachment or execution, that the Action is brought in an inconvenient forum, that the venue of the Action is improper, or that this Agreement or the transactions contemplated hereby may not be enforced in or by any Specified Court. Each party agrees that a final judgment in any Action shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by Law. Each party irrevocably consents to the service of the summons and complaint and any other process in any other action or proceeding relating to the transactions contemplated by this Agreement, on behalf of itself, or its property, by personal delivery of copies of such process to such party at the applicable address set forth in Section 2(g). Nothing in this Section 2(d) shall affect the right of any party to serve legal process in any other manner permitted by applicable Law.

(e)  WAIVER OF JURY TRIAL. EACH PARTY HERETO HEREBY WAIVES TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY WITH RESPECT TO ANY ACTION DIRECTLY OR INDIRECTLY ARISING OUT OF, UNDER OR IN CONNECTION WITH THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY. EACH PARTY HERETO (I) CERTIFIES THAT NO REPRESENTATIVE OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF ANY ACTION, SEEK TO ENFORCE THAT FOREGOING WAIVER AND (II) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 2(e).

(f)  Interpretation. The titles and subtitles used in this Agreement are for convenience only and are not to be considered in construing or interpreting this Agreement. In this Agreement, unless the context otherwise requires: (i) any pronoun used in this Agreement shall include the corresponding masculine, feminine or neuter forms, and the singular form of nouns, pronouns and verbs shall include the plural and vice versa; (ii) “including” (and with correlative meaning “include”) means including without limiting the generality of any description preceding or succeeding such term and shall be deemed in each case to be followed by the words “without limitation”; (iii) the words “herein,” “hereto,” and “hereby” and other words of similar import in this Agreement shall be deemed in each case to refer to this Agreement as a whole and not to any particular section or other subdivision of this Agreement; and (iv) the term “or” means “and/or”. The parties have participated jointly in the negotiation and drafting of this Agreement. Consequently, in the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the parties hereto, and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any provision of this Agreement.

(g)  Notices. All notices, consents, waivers and other communications hereunder shall be in writing and shall be deemed to have been duly given when delivered (i) in person, (ii) by e-mail (having obtained electronic delivery confirmation thereof (i.e., an electronic record of the sender that the e-mail was sent to the intended recipient thereof without an “error” or similar message that such e-mail was not received by such intended recipient), (iii) one (1) Business Day after being sent, if sent by reputable, nationally recognized overnight courier

Annex F-2-4

service, or (iv) three (3) Business Days after being mailed, if sent by registered or certified mail, pre-paid and return receipt requested, in each case to the applicable party at the following addresses (or at such other address for a party as shall be specified by like notice):

If to the Purchaser at or prior to the Closing, to: Plum Acquisition Corp. I 2021 Fillmore St. #2089 San Francisco, California Attn: Kanishka Roy; Mike Dinsdale E-mail: [omitted]

with a copy (which will not constitute notice) to:

Hogan Lovells US LLP
390 Madison Avenue
New York, NY 10017

Attn:      Richard Aftanas; John Duke

E-mail:  richard.aftanas@hoganlovells.com; john.duke@hoganlovells.com

If to the Purchaser after the Closing, to: 164 E 83rd Street New York, NY 10028 Attn: Allen Salmasi; Janice K. Smith; E-mail: [omitted]

with a copy (which will not constitute notice) to:

Ellenoff Grossman & Schole LLP
1345 Avenue of the Americas, 11th Floor
New York, NY 10105

Attn:      Stuart Neuhauser, Esq.;
Matthew Gray, Esq.

E-mail:  sneuhauser@egsllp.com;
mgray@egsllp.com

If to any Holder, to: the address set forth below Holder’s name on the signature page to this Agreement with a copy (which will not constitute notice) to:

Ellenoff Grossman & Schole LLP
1345 Avenue of the Americas, 11th Floor
New York, NY 10105

Attn:      Stuart Neuhauser, Esq.;
Matthew Gray, Esq.

E-mail:  sneuhauser@egsllp.com;
mgray@egsllp.com

(h)  Amendments and Waivers. Any term of this Agreement may be amended and the observance of any term of this Agreement may be waived (either generally or in a particular instance, and either retroactively or prospectively) only with the written consent of the Purchaser and Holder. No failure or delay by a party in exercising any right hereunder shall operate as a waiver thereof. No waivers of or exceptions to any term, condition, or provision of this Agreement, in any one or more instances, shall be deemed to be or construed as a further or continuing waiver of any such term, condition, or provision.

(i)  Severability. In case any provision in this Agreement shall be held invalid, illegal or unenforceable in a jurisdiction, such provision shall be modified or deleted, as to the jurisdiction involved, only to the extent necessary to render the same valid, legal and enforceable, and the validity, legality and enforceability of the remaining provisions hereof shall not in any way be affected or impaired thereby nor shall the validity, legality or enforceability of such provision be affected thereby in any other jurisdiction. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties shall substitute for any invalid, illegal or unenforceable provision a suitable and equitable provision that carries out, so far as may be valid, legal and enforceable, the intent and purpose of such invalid, illegal or unenforceable provision.

(j)  Specific Performance. Holder acknowledges that Holder’s obligations under this Agreement are unique, recognizes and affirms that in the event of a breach of this Agreement by Holder, money damages will be inadequate and the Purchaser may not have an adequate remedy at law, and agrees that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed by Holder in accordance with their specific terms or were otherwise breached. Accordingly, the Purchaser shall be entitled to seek an injunction or restraining order to prevent breaches of this Agreement by Holder and to enforce specifically the terms and provisions hereof, without the requirement to post any bond or other security or to prove that money damages would be inadequate, this being in addition to any other right or remedy to which the Purchaser may be entitled under this Agreement, at law or in equity.

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(k)  Entire Agreement. This Agreement constitutes the full and entire understanding and agreement among the parties with respect to the subject matter hereof, and any other written or oral agreement relating to the subject matter hereof existing between the parties is expressly canceled; provided, that, for the avoidance of doubt, the foregoing shall not affect the rights and obligations of the parties under the Business Combination Agreement or any Ancillary Document. Notwithstanding the foregoing, nothing in this Agreement shall limit any of the rights or remedies of the Purchaser or any of the obligations of Holder under any other agreement between Holder and the Purchaser or any certificate or instrument executed by Holder in favor of the Purchaser, and nothing in any other agreement, certificate or instrument shall limit any of the rights or remedies of the Purchaser or any of the obligations of Holder under this Agreement.

(l)  Further Assurances. From time to time, at a party’s request and without further consideration (but at the requesting party’s reasonable cost and expense), each party shall execute and deliver such additional documents and take all such further action as may be reasonably necessary to consummate the transactions contemplated by this Agreement.

(m)  Counterparts; Electronic Delivery.  This Agreement may be executed in one or more counterparts, and by the different parties hereto in separate counterparts, each of which when executed shall be deemed to be an original but all of which taken together shall constitute one and the same agreement. A photocopy, faxed, scanned and/or e-mailed copy of this Agreement or any signature page to this Agreement, shall have the same validity and enforceability as an originally signed copy.

[Remainder of Page Intentionally Left Blank; Signature Pages Follow]

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IN WITNESS WHEREOF, the parties have executed this Lock-Up Agreement as of the date first written above.

Purchaser:
PLUM ACQUISITION CORP. I
By:
Name:
Title:

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IN WITNESS WHEREOF, the parties have executed this Lock-Up Agreement as of the date first written above.

Holder:
Name of Holder:
By:
Name:
Title:

Number and Type of Company Securities Owned:

Plum Class A Shares:
Plum Warrants:
Other convertible securities of Plum:
Address for Notices:
Address:

Telephone No.:
E-mail:

Annex F-2-8

ANNEX G

FORM OF
STOCKHOLDER SUPPORT AGREEMENT

STOCKHOLDER SUPPORT AGREEMENT, dated as of November 27, 2023 (this “Agreement”), by and among Plum Acquisition Corp. I, a Delaware corporation (“SPAC”), Veea Inc., a Delaware corporation (the “Company”), and the stockholder of the Company whose name appears on the signature page of this Agreement (the “Stockholder”). Capitalized terms used but not defined in this Agreement shall have the meanings ascribed to them in the BCA (as defined below).

WHEREAS, SPAC, Plum SPAC Merger Sub, Inc., a Delaware corporation and a wholly-owned direct subsidiary of SPAC (“Merger Sub”), and the Company propose to enter into, simultaneously herewith, a business combination agreement (the “BCA”), which provides, among other things, that, upon the terms and subject to the conditions thereof, (i) SPAC shall transfer by way of continuation from the Cayman Islands to the State of Delaware and domesticate as a Delaware corporation in accordance with Section 388 of the DGCL and Part XII of the Cayman Islands Act, and (ii) Merger Sub will be merged with and into the Company (the “Merger”), with the Company surviving the Merger as a wholly-owned subsidiary of SPAC; and

WHEREAS, as of the date hereof, the Stockholder or its Affiliate owns of record or has the power to direct the vote of the number of shares of Company Capital Stock as set forth on Exhibit A hereto (all such shares of Company Capital Stock, together with any other shares of Company Capital Stock of which ownership of record or the power to direct the vote is acquired after the date hereof by the Stockholder or its Affiliate prior to the termination of this Agreement, collectively referred to herein as the “Shares”).

NOW, THEREFORE, in consideration of the foregoing and of the mutual covenants and agreements contained herein, and intending to be legally bound hereby, the parties hereto hereby agree as follows:

1. Agreement to Vote.

(a) As soon as reasonably practicable after the Registration Statement/Proxy Statement is declared effective under the Securities Act and delivered or otherwise made available to the Company Stockholders, the Stockholder shall, and shall cause its Affiliates to, at any meeting of the Company Stockholders or class or series thereof, and in each written consent or resolutions of any of the Company Stockholders in which the Stockholder or its Affiliate is entitled to vote, be present for any such meeting and vote (in person or by proxy), or consent to any action by written consent or resolution with respect to, the Shares, to approve and adopt the BCA and the other Transaction Documents to which the Company is a party, and approve the Company’s performance of its obligations thereunder and the Merger and the Transactions, consistent with the Company’s requirements under Section 7.06 of the BCA. Without limiting the generality of the foregoing, during the term of this Agreement and prior to the Closing, (i) to the extent that it is necessary or advisable, in each case, as reasonably determined by the Company and certified in writing thereby to the Stockholder, for any matters, actions or proposals to be approved by the Stockholder or its Affiliates in connection with, or otherwise in furtherance of, the transactions contemplated by the BCA and/or the other Transaction Documents, the Stockholder shall, and shall cause its Affiliates to, vote (or cause to be voted) the Shares in favor of and/or consent to any such matters, actions or proposals promptly, and (ii) the Stockholder shall, and shall cause its Affiliates to, vote (or cause to be voted) the Shares against and withhold consent (to the extent the Stockholder’s or its Affiliate’s vote or consent is requested) with respect to (A) any proposal relating to an Alternative Transaction (without limiting the rights of the Company’s board of directors under Sections 7.05 and 11.01(j) of the BCA) or (B) any other matter, action or proposal that would reasonably be expected to result in the failure of the Merger or the other Transactions from being consummated, in each case, as requested in writing by the Company. The Stockholder acknowledges receipt of a copy of the BCA.

(b) Without limiting any other rights or remedies of SPAC or the Company, the Stockholder, on behalf of itself and its Affiliates, hereby irrevocably appoints each of SPAC and the Company or any individual designated by each of them (acting jointly) as the Stockholder’s and its Affiliates’ respective agent, attorney-in-fact and proxy (with full power of substitution and resubstituting), for and in the name, place and stead of such Stockholder or its Affiliates, to attend on behalf of such Stockholder or its Affiliates the general meeting or any meeting of the stockholders of the Company with respect to the matters described in Section 1(a), to include the Shares in any computation for purposes of establishing a quorum at any such meeting of the stockholders of the

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Company, to vote (or cause to be voted) the Shares or consent (or withhold consent) with respect to any of the matters described in Section 1(a) in connection with any meeting of the stockholders of the Company or any action by written consent by the stockholders of the Company, in each case, in the event that (i) the Stockholder or its Affiliate fails to perform or otherwise comply with the covenants, agreements or obligations set forth in Section 1(a) and continues to fail to perform or otherwise comply with the covenants, agreements or obligations set forth in Section 1(a) for three (3) Business Days following written notice from the Company and SPAC of such failure to perform or comply, or (ii) the Stockholder or its Affiliate challenges (in any Proceeding or otherwise), directly or indirectly, the validity or enforceability of its covenants, agreements or obligations under Section 1(a), or the voting proxy it executes. For the avoidance of doubt, this Section 1(b) does not prevent the Stockholder or its Affiliates from withdrawing or otherwise challenging the voting proxy if this Agreement has terminated in accordance with its terms.

(c) The proxy granted by the Stockholder on behalf of itself and its Affiliates pursuant to Section 1(b) is coupled with an interest sufficient in law to support an irrevocable proxy and is granted in consideration for SPAC and the Company entering into the BCA and agreeing to consummate the transactions contemplated thereby. The proxy granted by the Stockholder on behalf of itself and its Affiliates pursuant to Section 1(b) is also a durable proxy and shall survive the bankruptcy, dissolution, death, incapacity or other inability to act by the Stockholder or its Affiliate and, upon the Stockholder’s execution of this Agreement, shall revoke any and all prior proxies granted by the Stockholder or its Affiliate with respect to the Shares. The proxyholder may not exercise the proxy granted pursuant to Section 1(b) on any matter except for those matters described in Section 1(a), and shall only exercise such proxy granted pursuant to Section 1(b) consistent with the provisions described in Section 1(a). For the avoidance of doubt, the proxy granted by the Stockholder on behalf of itself and its Affiliates pursuant to Section 1(b) shall terminate automatically with no further action required if the BCA (or any provision thereof) or any Transaction Documents (or any provision thereof) are entered into, amended, supplemented, modified or waived in any manner adverse to the Stockholder or its Affiliate without the prior written consent of such Stockholder, such consent not to be unreasonably withheld or delayed.

2. Termination of Stockholders’ Rights under Applicable Agreements. The Stockholder, by execution of this Agreement, with respect to the Shares, hereby agrees on behalf of itself and its Affiliates to terminate, subject to the occurrence of, and effective immediately prior to, the Effective Time and provided that all Terminating Rights (as defined below) between the Company or any of its Subsidiaries and any other holder of Company Capital Stock shall also terminate at such time, if applicable to the Stockholder or its Affiliates, any rights under any letter agreement providing for redemption rights, put rights, purchase rights, information rights, rights to consult with and advise management, inspection rights, preemptive rights, Company board or director observer rights or rights to receive information delivered to the Company’s board of directors or other similar rights not generally available to stockholders of the Company (the “Terminating Rights”) between the Stockholder or its Affiliates and the Company, but excluding, for the avoidance of doubt, any rights the Stockholder or its Affiliates may have that relate to any indemnification, commercial, employment or service agreements, any Company Convertible Securities or any other arrangements between the Stockholder or its Affiliates and the Company or any Subsidiary, including without limitation any rights under the BCA or other Transaction Documents, which shall survive in accordance with their terms.

3. No Transfer of Shares. Except as expressly contemplated by the BCA, during the term of this Agreement, Stockholder on behalf of itself and its Affiliates agrees that it shall not, and shall not permit its Affiliates to, directly or indirectly, (a) sell, assign, transfer (including without limitation by operation of Law), gift, convey, Lien, pledge, hypothecate, dispose of or otherwise encumber any of the Shares or grant any security interest in, or otherwise agree to do any of the foregoing (collectively, a “Transfer”), except for a Transfer of Shares pursuant to the BCA or to another Company Stockholder that is already party to a Stockholder Support Agreement in substantially the form of this Agreement, (b) grant or agree to grant any proxy, power of attorney or other right to vote any of the Shares, deposit any Shares into a voting trust or enter into a voting agreement or arrangement or grant any proxy or power of attorney with respect thereto that is inconsistent with this Agreement, or (c) enter into any contract, option or other arrangement or undertaking with respect to the direct or indirect Transfer of any Shares; provided that, the foregoing shall not prohibit the Transfer of the Shares by the Stockholder or its Affiliate (i) to any of their respective Affiliates or (ii) to any other transferee that concurrently with such Transfer executes and delivers to the Company and SPAC a Stockholder Support Agreement in substantially the form of this Agreement with respect to the Shares subject to such Transfer.

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4. Waiver of Appraisal Rights. The Stockholder on behalf of itself and its Affiliates hereby agrees not to assert, exercise or perfect, directly or indirectly, and irrevocably and unconditionally waives, any appraisal rights (including without limitation under Section 262 of the DGCL) with respect to the Merger and any rights to dissent with respect to the Merger or to oppose any reorganization or amendment designed to facilitate drag along rights or otherwise facilitate the BCA.

5. Representations and Warranties of the Stockholder. The Stockholder represents and warrants to SPAC as follows:

(a) The execution, delivery and performance by the Stockholder or its Affiliate of this Agreement and the consummation by the Stockholder or its Affiliate of the transactions contemplated hereby do not and will not (i) conflict with or violate any Law applicable to the Stockholder or its Affiliate, (ii) require any consent, approval or authorization of, declaration, filing or registration with, or notice to, any Person, (iii) result in the creation of any encumbrance on any Shares (other than under this Agreement, the BCA and the other agreements contemplated by the BCA), or (iv) if the Stockholder or its Affiliate is not a natural Person, conflict with or result in a breach of or constitute a default under any provision of the Stockholder’s or its Affiliates’ governing documents, as applicable.

(b) As of the date of this Agreement, the Stockholder or its Affiliate owns exclusively of record and has good and valid title to, or has the power to direct the vote of, the Shares set forth on Exhibit A, and in the case of Shares owned of record, such Shares are owned free and clear of any Lien, proxy, option, right of first refusal, agreement, voting restriction, limitation on disposition, charge, adverse claim of ownership or use or other encumbrance of any kind, other than pursuant to (i) this Agreement, (ii) applicable securities Laws, and (iii) the Company’s Governing Documents. As of the date of this Agreement, the Stockholder or its Affiliate has the sole power (as currently in effect) to vote and, in the case of Shares owned of record, right, power and authority to sell, transfer and deliver the Shares, and the Stockholder and its Affiliates do not own, directly or indirectly, or have the right to direct the vote of any other shares of Company Capital Stock.

(c) The Stockholder or its Affiliates, in each case except as provided in this Agreement or the Company’s Governing Documents, (i) has full voting power, full power of disposition and full power to issue instructions with respect to the matters set forth herein whether by ownership or by proxy, in each case, with respect to the Shares, (ii) has not entered into any voting agreement or voting trust (and the Stockholder has no knowledge of any such voting agreement or voting trust in effect) with respect to any Shares that is inconsistent with the Stockholder’s or its Affiliates’ obligations pursuant to this Agreement or would reasonably be expected to prevent or delay the performance by the Stockholder or its Affiliate of their obligations under this Agreement, (iii) has not granted a proxy or power of attorney with respect to any Shares that is inconsistent with the Stockholder’s or its Affiliates’ obligations pursuant to this Agreement (and the Stockholder has no knowledge of any such proxy or power of attorney in effect), and (iv) has not entered into any agreement or undertaking that is otherwise inconsistent with, or would interfere with, or prohibit or prevent it from satisfying, its obligations pursuant to this Agreement (and the Stockholder has no knowledge of any such agreement or undertaking).

(d) The Stockholder has the power, authority and capacity to execute, deliver and perform this Agreement and this Agreement has been duly authorized, executed and delivered by the Stockholder.

(e) As of the date of this Agreement, there are no Proceedings pending against the Stockholder or its Affiliate or, to the knowledge of the Stockholder, threatened against the Stockholder or its Affiliate that, in any manner, questions the beneficial or record ownership of the Shares or the validity of this Agreement, or challenges or seeks to prevent, enjoin or materially delay the performance by the Stockholder or its Affiliates of their obligations under this Agreement.

(f) The Stockholder is a sophisticated stockholder and has adequate information concerning the business and financial condition of SPAC and the Company to make an informed decision regarding this Agreement and the other transactions contemplated by the BCA and has independently made its own analysis and decision to enter into this Agreement. The Stockholder acknowledges that SPAC and the Company have not made and do not make any representation or warranty to Stockholder, whether express or implied, of any kind or character except as expressly set forth in this Agreement or any other Transaction Document to which the Stockholder is a party.

Annex G-3

(g) Other than as provided in the BCA, neither the Stockholder nor its Affiliates has made, nor has any third party made on behalf of the Stockholder or its Affiliate, any arrangement for any broker’s, finder’s, financial advisor’s or other similar fee or commission for which SPAC, the Company or any of their respective Subsidiaries is or would reasonably be expected to be liable in connection with the BCA or this Agreement or any of the respective transactions contemplated hereby or thereby.

(h) The Stockholder understands and acknowledges that SPAC is entering into the BCA in reliance upon the Stockholder’s execution and delivery of this Agreement and the representations, warranties, covenants and other agreements of the Stockholder contained herein.

6. Termination. Notwithstanding anything in this Agreement to the contrary, this Agreement and the obligations of the Stockholder and its Affiliates under this Agreement shall automatically terminate upon the earliest of (a) the mutual written consent of SPAC, the Company and the Stockholder, (b) the Effective Time and (c) the termination of the BCA in accordance with its terms. Upon termination of this Agreement, none of the parties shall have any further obligations or liabilities under this Agreement. Notwithstanding the foregoing, nothing in this Section 6 shall relieve any party of liability for any willful material breach of this Agreement occurring prior to termination. The representations and warranties contained in this Agreement and in any certificate or other writing delivered pursuant hereto shall not survive the Closing or the termination of this Agreement.

7. Miscellaneous.

(a) Except as otherwise provided herein, all costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such costs and expenses, whether or not the transactions contemplated hereby are consummated.

(b) All notices, requests, claims, demands and other communications hereunder shall be in writing and shall be given (and shall be deemed to have been duly given upon receipt) electronically by e-mail or physically by registered or certified mail (postage prepaid, return receipt requested) or delivery in person to the respective parties at the following addresses and e-mail addresses (or at such other address or email address for a party as shall be specified in a notice given in accordance with this Section 7(b)):

If to SPAC, to it at:

Plum Acquisition Corp. I
2021 Fillmore St. #2089
San Francisco, California 94115
Attn: Kanishka Roy; Mike Dinsdale
Email: [omitted]

with a copy (which shall not constitute notice) to:

Hogan Lovells US LLP
390 Madison Avenue
New York, New York 10017
Attn: Richard Aftanas; John Duke
Email: richard.aftanas@hoganlovells.com; john.duke@hoganlovells.com

If to the Company, to it at:

Veea Inc.
164 E. 83rd Street
New York, New York 10028
Attn: Allen Salmasi
Email: [omitted]

Annex G-4

with a copy (which shall not constitute notice) to:

Veea Inc.
164 E. 83rd Street
New York, New York 10028
Attn: Janice K. Smith
Email: [omitted]

and

Ellenoff Grossman & Schole LLP
1345 Avenue of the Americas, 11th Fl.
New York, New York 10105
Attn: Stuart Neuhauser, Esq.
Matthew A. Gray, Esq.
Email: sneuhauser@egsllp.com; mgray@egsllp.com

If to the Stockholder, to the address or email address set forth for the Stockholder on the signature page hereof.

(c) If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of law, or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in a mutually acceptable manner in order that the transactions contemplated hereby be consummated as originally contemplated to the fullest extent possible.

(d) This Agreement is intended to create, and creates, a contractual relationship and is not intended to create, and does not create, any agency, partnership, joint venture, or any like relationship between the parties hereto or among any other Company Stockholders entering into stockholder support agreements with the Company and/or SPAC. The Stockholder is not affiliated with any other holder of securities of the Company entering into a stockholder support agreement with the Company and/or SPAC in connection with the BCA and has acted independently regarding its decision to enter into this Agreement. Nothing contained in this Agreement shall be deemed to vest in SPAC any direct or indirect ownership or incidence of ownership of or with respect to any Shares.

(e) This Agreement and any other Transaction Documents to which the Stockholder is a party (together with the BCA to the extent referred to herein) constitute the entire agreement among the parties with respect to the subject matter hereof and supersedes all prior agreements and undertakings, both written and oral, among the parties, or any of them, with respect to the subject matter hereof. This Agreement shall not be assigned (whether pursuant to a merger, by operation of law or otherwise), by any party without the prior express written consent of the other parties hereto.

(f) This Agreement shall be binding upon and inure solely to the benefit of each party hereto and their respective permitted assigns, and nothing in this Agreement, express or implied, is intended to or shall confer upon any other Person any right, benefit or remedy of any nature whatsoever under or by reason of this Agreement.

(g) This Agreement may not be amended, modified or supplemented in any manner, whether by course of conduct or otherwise, except by an instrument in writing signed by each of the parties hereto. The provisions of this Agreement may not be waived, except in a writing signed by the party against whom enforcement of such waiver is sought. No failure or delay by a party in exercising any right hereunder shall operate as a waiver thereof. No waivers of or exceptions to any term, condition, or provision of this Agreement, in any one or more instances, shall be deemed to be or construed as a further or continuing waiver of any such term, condition, or provision.

Annex G-5

(h) Except as otherwise expressly provided herein, any and all remedies provided herein will be deemed cumulative with and not exclusive of any other remedy conferred hereby, or by law or equity, upon such party, and the exercise by a party of any one remedy will not preclude the exercise of any other remedy. The parties agree that irreparable damage for which monetary damages, even if available, would not be an adequate remedy, would occur in the event that any party does not perform his, her or its respective obligations under the provisions of this Agreement in accordance with their respective specific terms or otherwise breaches such provisions. It is accordingly agreed that each party shall be entitled to an injunction or injunctions, specific performance and other equitable relief to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement, in each case, without posting a bond or undertaking and without proof of damages and this being in addition to any other remedy to which the same is entitled at law or in equity. Each party agrees that it will not oppose the granting of an injunction, specific performance and other equitable relief when expressly available pursuant to the terms of this Agreement on the basis that the other parties have an adequate remedy at law or an award of specific performance is not an appropriate remedy for any reason at law or equity.

(i) This Agreement shall be governed by, and construed in accordance with, the Laws of the State of Delaware applicable to contracts executed in and to be performed in that State. All Proceedings arising out of or relating to this Agreement shall be heard and determined exclusively in any Delaware Chancery Court; provided, that if jurisdiction is not then available in the Delaware Chancery Court, then any such legal Proceeding may be brought in any federal court located in the State of Delaware or any other Delaware state court. The parties hereto hereby (i) irrevocably submit to the exclusive jurisdiction of the aforesaid courts for themselves and with respect to their respective properties for the purpose of any Proceeding arising out of or relating to this Agreement brought by any party hereto, and (ii) agree not to commence any Proceeding relating thereto except in the courts described above in Delaware, other than Proceedings in any court of competent jurisdiction to enforce any judgment, decree or award rendered by any such court in Delaware as described herein. Each of the parties further agrees that notice as provided herein shall constitute sufficient service of process and the parties further waive any argument that such service is insufficient. Each of the parties hereby irrevocably and unconditionally waives, and agrees not to assert, by way of motion or as a defense, counterclaim or otherwise, in any Proceeding arising out of or relating to this Agreement or the transactions contemplated hereby, (A) any claim that it is not personally subject to the jurisdiction of the courts in Delaware as described herein for any reason, (B) that it or its property is exempt or immune from jurisdiction of any such court or from any legal process commenced in such courts (whether through service of notice, attachment prior to judgment, attachment in aid of execution of judgment, execution of judgment or otherwise) and (C) that (x) the Proceeding in any such court is brought in an inconvenient forum, (y) the venue of such Proceeding is improper, or (z) this Agreement, or the subject matter hereof, may not be enforced in or by such courts.

(j) This Agreement may be executed and delivered (including without limitation by facsimile or portable document format (.pdf) transmission) in one or more counterparts, and by the different parties hereto in separate counterparts, each of which when executed shall be deemed to be an original but all of which taken together shall constitute one and the same agreement.

(k) The Stockholder on behalf of itself and its Affiliates hereby authorizes the Company and SPAC to publish and disclose in any announcement or disclosure required by the SEC the Stockholder’s and/or its Affiliates’ identity and ownership of Shares and the nature of the Stockholder’s and its Affiliates’ obligations under this Agreement; provided, that prior to any such publication or disclosure the Company and SPAC have provided the Stockholder with an opportunity to review and comment upon such announcement or disclosure, which comments the Company and SPAC will consider in good faith.

(l) Without further consideration, each party shall execute and deliver or cause to be executed and delivered such additional documents and instruments and take such further action as may be reasonably necessary or desirable to consummate the transactions contemplated by this Agreement.

(m) This Agreement shall not be effective or binding upon the Stockholder or its Affiliates until after such time as the BCA is executed and delivered by the Company, SPAC and Merger Sub.

(n) Notwithstanding anything herein to the contrary, the Stockholder signs this Agreement solely in the Stockholder’s and its Affiliates’ capacity as a stockholder of the Company, and not in any other capacity and, if applicable, this Agreement shall not limit or otherwise affect the actions of the Stockholder or any Affiliate, Representative or designee of the Stockholder or any of its Affiliates in his or her capacity as an officer or director of the Company or its Subsidiaries.

Annex G-6

(o) Each of the parties hereto hereby waives to the fullest extent permitted by applicable law any right it may have to a trial by jury with respect to any litigation directly or indirectly arising out of, under or in connection with this Agreement. Each of the parties hereto (i) certifies that no Representative of any other party has represented, expressly or otherwise, that such other party would not, in the event of litigation, seek to enforce the foregoing waiver and (ii) acknowledges that it and the other parties hereto have been induced to enter into this Agreement and the transactions contemplated hereby, as applicable, by, among other things, the mutual waivers and certifications in this Section 7(o).

[Signature pages follow]

Annex G-7

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first written above.

PLUM ACQUISITION CORP. I
By:
Name:	Kanishka Roy
Title:	Co-Chief Executive Officer and President
VEEA INC.
By:
Name:	Allen Salmasi
Title:	Chairman and Chief Executive Officer

{Signature Page to Stockholder Support Agreement}

Annex G-8

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first written above.

STOCKHOLDER:
[_________________]
Address and email address for purposes of Section 7(b):
Address: ______________________________
___________________________________________
Email:_________________________________

{Signature Page to Stockholder Support Agreement}

Annex G-9

EXHIBIT A

Company Capital Stock

Annex G-10

ANNEX H

FORM OF REGISTRATION RIGHTS AGREEMENT

THIS AMENDED AND RESTATED REGISTRATION RIGHTS AGREEMENT (this “Agreement”), dated as of [•], 2024, is made and entered into by and among Plum Acquisition Corp. I, a Cayman Islands exempted company (“Plum”), Veea Inc., a Delaware corporation (“Veea”), Plum Partners, LLC, a Delaware limited liability company (the “Sponsor”), certain stockholders of Veea set forth on Schedule 1 hereto (such stockholders, the “Veea Holders”), and any person or entity who hereafter becomes a party to this Agreement pursuant to Section 5.2 of this Agreement (each a “Holder,” and collectively the “Holders”). This Agreement shall become effective upon the Closing (as defined in the Business Combination Agreement (as defined below)).

RECITALS

WHEREAS, Plum and the Sponsor are party to that certain Registration and Shareholder Rights Agreement, dated as of March 18, 2021 (the “Original RRA”);

WHEREAS, the Sponsor currently owns [7,980,409] shares of Plum’s Class A ordinary shares, par value $0.0001 per share (the “Class A Ordinary Shares”);

WHEREAS, on March 15, 2021, Plum and the Sponsor entered into that certain Private Placement Warrants Purchase Agreement, pursuant to which the Sponsor agreed to purchase 6,000,000 warrants (or up to 6,600,000 warrants if the Underwriter’s (as defined below) option to purchase additional units in connection with Plum’s initial public offering is exercised in full) (the “Private Placement Warrants”), in a private placement transaction occurring simultaneously with the closing of the Plum’s initial public offering;

WHEREAS, in order to finance Plum’s transaction costs in connection with the Merger (as defined below), the Sponsor or certain of Plum’s officers or directors may, but are not obligated to, loan Plum funds as Plum may require, of which up to $1,500,000 of such loans may be convertible into an additional 1,000,000 Private Placement Warrants (the “Working Capital Warrants”);

WHEREAS, Plum has entered into that certain Business Combination Agreement, dated as of November 26, 2023 (as it may be amended or supplemented from time to time, the “Business Combination Agreement”), by and among Plum, Veea, and Plum SPAC Merger Sub, Inc., a Delaware corporation and a wholly-owned subsidiary of Plum (“Merger Sub”);

WHEREAS, pursuant to the Business Combination Agreement and the transactions contemplated thereby, among other things, (i) Plum will be domesticated as a Delaware corporation (the “Domestication”) and be renamed “[ ]” (Plum, following such domestication, the “Company”), and each Plum Class A Ordinary Share that is issued and outstanding immediately prior to the Domestication shall be converted automatically, on a one-for-one basis, into one share of Class A common stock, par value $0.0001 per share, of the Company (the “Company Common Stock”), (ii) Merger Sub will merge with and into Veea, with Veea continuing as the surviving corporation and a wholly-owned subsidiary of the Company (the “Merger”), (iii) the Veea Holders will receive shares of Company Common Stock and (iv) the Company Convertible Securities (as defined in the Business Combination Agreement) will be assumed by Plum and become convertible into shares of Company Common Stock;

WHEREAS, pursuant to Section 6.8 of the Original RRA, the provisions, covenants, and conditions set forth therein may be amended or modified upon the written consent of Plum and the Holders (as defined in the Original RRA) of at least a majority-in-interest of the Registrable Securities (as defined in the Original RRA) at the time in question, and the Sponsor is, and will be, a Holder (as defined in the Original RRA) of at least a majority-in-interest of the Registrable Securities as of the date hereof and as of the Closing; and

WHEREAS, the Company and the Sponsor desire to amend and restate the Original RRA in its entirety, and the Company and the Holders desire to enter into this Agreement, pursuant to which the Company shall grant the Holders certain registration rights with respect to certain securities of the Company, as set forth in this Agreement, and terminate the Original RRA.

Annex H-1

NOW, THEREFORE, in consideration of the mutual representations, covenants and agreements contained herein, and certain other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto, intending to be legally bound, hereby agree as follows:

ARTICLE 1
DEFINITIONS

1.1 Definitions. The terms defined in this Article I shall, for all purposes of this Agreement, have the respective meanings set forth below:

“Adverse Disclosure” shall mean any public disclosure of material non-public information, which disclosure, in the good faith judgment of the principal executive officer or principal financial officer of the Company, after consultation with counsel to the Company, (i) would be required to be made in any Registration Statement or Prospectus in order for the applicable Registration Statement or Prospectus not to contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements contained therein (in the case of any prospectus and any preliminary prospectus, in the light of the circumstances under which they were made) not misleading, (ii) would not be required to be made at such time if the Registration Statement were not being filed, and (iii) the Company has a bona fide business purpose for not making such information public.

“Agreement” shall have the meaning given in the Preamble.

“Board” shall mean the Board of Directors of the Company.

“Business Day” means a day other than a Saturday, Sunday or other day on which commercial banks in (i) New York, New York or (ii) Cayman Islands are authorized or required by Law to close.

“Commission” shall mean the U.S. Securities and Exchange Commission.

“Company” shall have the meaning given in the Recitals hereto.

“Company Common Stock” shall have the meaning given in the Recitals hereto.

“Demand Registration” shall have the meaning given in subsection 2.1.1.

“Demanding Holder” shall have the meaning given in subsection 2.1.1.

“Domestication” shall have the meaning given in the Recitals hereto.

“Exchange Act” shall mean the Securities Exchange Act of 1934, as it may be amended from time to time.

“Form S-1” shall have the meaning given in subsection 2.1.1.

“Form S-3” shall have the meaning given in subsection 2.3.1.

“Holders” shall have the meaning given in the Preamble.

“Insider Letter” shall mean that certain letter agreement, dated March 18, 2021 and as amended as of the date hereof, by and between the Company, Veea, the Sponsor and each of the Company’s advisory board members, officers and directors.

“Lock-up Period” shall (i) with respect to the Sponsor, have the meaning set forth in that certain Plum Lock-Up Agreement, dated as of [__], among Plum, the Sponsor, and certain other holders of Plum securities, and (ii) with respect to the Veea Holders, have the meaning set forth in those certain Company Lock-Up Agreements, dated as of [____], among Plum and certain holders of Veea securities.

“Maximum Number of Securities” shall have the meaning given in subsection 2.1.4.

“Misstatement” shall mean an untrue statement of a material fact or an omission to state a material fact required to be stated in a Registration Statement or Prospectus, or necessary to make the statements in a Registration Statement or Prospectus (in the case of a Prospectus, in the light of the circumstances under which they were made) not misleading.

Annex H-2

“Permitted Transferees” shall mean a person or entity to whom a Holder of Registrable Securities is permitted to transfer such Registrable Securities prior to the expiration of the Lock-up Period, if any.

“Piggyback Registration” shall have the meaning given in subsection 2.2.1.

“Private Placement Warrants” shall have the meaning given in the Recitals hereto.

“Prospectus” shall mean the prospectus included in any Registration Statement, as supplemented by any and all prospectus supplements and as amended by any and all post-effective amendments and including all material incorporated by reference in such prospectus.

“Registrable Security” shall mean (a) the Company Common Stock, (b) the Private Placement Warrants (and any shares of Company Common Stock issued or issuable upon the exercise of such Private Placement Warrants), (c) the Working Capital Warrants (and any shares of Company Common Stock issued or issuable upon the exercise of such Working Capital Warrants), (d) any outstanding shares of Company Common Stock or any other equity security (including the shares of Company Common Stock issued or issuable upon the exercise of any other equity security or conversion of any warrants or equity awards of the Company, in each case held by a Holder immediately following the Closing (including any warrants or equity awards distributable pursuant to the Business Combination Agreement)) of the Company held by a Holder as of immediately after the Closing, (e) any New Plum Common Shares issued as Earnout Consideration pursuant to Section 2.03 of the Business Combination Agreement, and (f) any other equity security of the Company issued or issuable with respect to any such shares of Company Common Stock by way of a share capitalization or share split or in connection with a combination of shares, recapitalization, merger, consolidation or reorganization; provided, however, that, as to any particular Registrable Security, such securities shall cease to be Registrable Securities when: (i) a Registration Statement with respect to the sale of such securities shall have become effective under the Securities Act and such securities shall have been sold, transferred, disposed of or exchanged in accordance with such Registration Statement; (ii) such securities shall have been otherwise transferred, new certificates for such securities not bearing a legend restricting further transfer shall have been delivered by the Company and subsequent public distribution of such securities shall not require registration under the Securities Act; (iii) such securities shall have ceased to be outstanding; or (iv) such securities have been sold to, or through, a broker, dealer or underwriter in a public distribution or other public securities transaction.

“Registration” shall mean a registration effected by preparing and filing a registration statement or similar document in compliance with the requirements of the Securities Act, and the applicable rules and regulations promulgated thereunder, and such registration statement becoming effective.

“Registration Expenses” shall mean the out-of-pocket expenses of a Registration, including, without limitation, the following:

(A) all registration and filing fees (including fees with respect to filings required to be made with the Financial Industry Regulatory Authority, Inc.) and any securities exchange on which the Company Common Stock is then listed;

(B) fees and expenses of compliance with securities or blue sky laws (including reasonable fees and disbursements of counsel for the Underwriters in connection with blue sky qualifications of Registrable Securities);

(C) reasonable printing, messenger, telephone and delivery expenses;

(D) reasonable fees and disbursements of counsel for the Company;

(E) reasonable fees and disbursements of all independent registered public accountants of the Company incurred specifically in connection with such Registration; and

(F) reasonable fees and expenses of one (1) legal counsel selected by the majority-in-interest of the Demanding Holders initiating a Demand Registration to be registered for offer and sale in the applicable Registration or the Takedown Requesting Holder initiating an Underwritten Shelf Takedown.

Annex H-3

“Registration Statement” shall mean any registration statement that covers the Registrable Securities pursuant to the provisions of this Agreement, including the Prospectus included in such registration statement, amendments (including post-effective amendments) and supplements to such registration statement, and all exhibits to and all material incorporated by reference in such registration statement.

“Requesting Holder” shall have the meaning given in subsection 2.1.1.

“Securities Act” shall mean the Securities Act of 1933, as amended from time to time.

“Shelf” shall have the meaning given in subsection 2.3.1.

“Sponsor” shall have the meaning given in the Recitals hereto.

“Subsequent Shelf Registration” shall have the meaning given in subsection 2.3.2.

“Takedown Requesting Holder” shall have the meaning given in subsection 2.3.3.

“Underwriter” shall mean a securities dealer who purchases any Registrable Securities as principal in an Underwritten Offering and not as part of such dealer’s market-making activities.

“Underwritten Registration” or “Underwritten Offering” shall mean a Registration in which securities of the Company are sold to an Underwriter in a firm commitment underwriting for distribution to the public.

“Underwritten Shelf Takedown” shall have the meaning given in subsection 2.3.3.

“Working Capital Warrants” shall have the meaning given in the Recitals hereto.

ARTICLE 2
REGISTRATIONS

2.1 Demand Registration.

2.1.1 Request for Registration. Subject to the provisions of subsection 2.1.4 and Section 2.4 hereof, at any time and from time to time on or after the Closing, the Holders of at least a majority in interest of the then-outstanding number of Registrable Securities (the “Demanding Holders”) may make a written demand for Registration of all or part of their Registrable Securities, which written demand shall describe the amount and type of securities to be included in such Registration and the intended method(s) of distribution thereof (such written demand a “Demand Registration”). The Company shall, within five (5) Business Days of the Company’s receipt of the Demand Registration, notify, in writing, all other Holders of Registrable Securities of such demand, and each Holder of Registrable Securities who thereafter wishes to include all or a portion of such Holder’s Registrable Securities in a Registration pursuant to a Demand Registration (each such Holder that includes all or a portion of such Holder’s Registrable Securities in such Registration, a “Requesting Holder”) shall so notify the Company, in writing, within three (3) Business Days after the receipt by the Holder of the notice from the Company. Upon receipt by the Company of any such written notification from a Requesting Holder(s) to the Company, such Requesting Holder(s) shall be entitled to have their Registrable Securities included in a Registration pursuant to a Demand Registration and the Company shall use best efforts to file, as soon thereafter as practicable, but not more than forty five (45) days immediately after the Company’s receipt of the Demand Registration, the Registration of all Registrable Securities requested by the Demanding Holders and Requesting Holders pursuant to such Demand Registration. Under no circumstances shall the Company be obligated to effect more than an aggregate of three (3) Registrations pursuant to a Demand Registration under this subsection 2.1.1 with respect to any or all Registrable Securities; provided, however, that a Registration shall not be counted for such purposes unless a Form S-1 or any similar long-form registration statement that may be available at such time (“Form S-1”) has become effective and all of the Registrable Securities requested by the Requesting Holders to be registered on behalf of the Requesting Holders in such Form S-1 Registration have been sold, in accordance with Section 3.1 of this Agreement; provided, further, that an Underwritten Shelf Takedown shall not count as a Demand Registration.

2.1.2 Effective Registration. Notwithstanding the provisions of subsection 2.1.1 above or any other part of this Agreement, a Registration pursuant to a Demand Registration shall not count as a Registration unless and until (i) the Registration Statement filed with the Commission with respect to a Registration pursuant to a Demand Registration has been declared effective by the Commission and (ii) the Company has complied with

Annex H-4

all of its obligations under this Agreement with respect thereto; provided, further, that if, after such Registration Statement has been declared effective, an offering of Registrable Securities in a Registration pursuant to a Demand Registration is subsequently interfered with by any stop order or injunction of the Commission, federal or state court or any other governmental agency, the Registration Statement with respect to such Registration shall be deemed not to have been declared effective, unless and until, (i) such stop order or injunction is removed, rescinded or otherwise terminated and (ii) a majority-in-interest of the Demanding Holders initiating such Demand Registration thereafter affirmatively elect to continue with such Registration and accordingly notify the Company in writing, but in no event later than five (5) days, of such election; provided, further, that the Company shall not be obligated or required to file another Registration Statement until the Registration Statement that has been previously filed with respect to a Registration pursuant to a Demand Registration becomes effective or is subsequently terminated.

2.1.3 Underwritten Offering. Subject to the provisions of subsection 2.1.4 and Section 2.4 hereof, if a majority-in-interest of the Demanding Holders so advise the Company as part of their Demand Registration that the offering of the Registrable Securities pursuant to such Demand Registration shall be in the form of an Underwritten Offering, then the right of such Demanding Holder or Requesting Holder (if any) to include its Registrable Securities in such Registration shall be conditioned upon such Holder’s participation in such Underwritten Offering and the inclusion of such Holder’s Registrable Securities in such Underwritten Offering to the extent provided herein. All such Holders proposing to distribute their Registrable Securities through an Underwritten Offering under this subsection 2.1.3 shall enter into an underwriting agreement in customary form with the Underwriter(s) selected for such Underwritten Offering by the majority-in-interest of the Demanding Holders initiating the Demand Registration.

2.1.4 Reduction of Underwritten Offering. If the managing Underwriter or Underwriters in an Underwritten Registration pursuant to a Demand Registration, in good faith, advises the Company, the Demanding Holders and the Requesting Holders (if any) in writing that the dollar amount or number of Registrable Securities that the Demanding Holders and the Requesting Holders (if any) desire to sell, taken together with all other shares of Company Common Stock or other equity securities that the Company desires to sell and the shares of Company Common Stock, if any, as to which a Registration has been requested pursuant to separate written contractual piggy-back registration rights held by any other shareholders who desire to sell, exceeds the maximum dollar amount or maximum number of equity securities that can be sold in the Underwritten Offering without adversely affecting the proposed offering price, the timing, the distribution method, or the probability of success of such offering (such maximum dollar amount or maximum number of such securities, as applicable, the “Maximum Number of Securities”), then the Company shall include in such Underwritten Offering, as follows: (i) first, the Registrable Securities of the Demanding Holders and the Requesting Holders (if any) (pro rata based on the respective number of Registrable Securities that each Demanding Holder and Requesting Holder (if any) has requested be included in such Underwritten Registration and the aggregate number of Registrable Securities that the Demanding Holders and Requesting Holders have requested be included in such Underwritten Registration (such proportion is referred to herein as “Pro Rata”)) that can be sold without exceeding the Maximum Number of Securities; (ii) second, to the extent that the Maximum Number of Securities has not been reached under the foregoing clause (i), the shares of Company Common Stock or other equity securities that the Company desires to sell, which can be sold without exceeding the Maximum Number of Securities; and (iii) third, to the extent that the Maximum Number of Securities has not been reached under the foregoing clauses (i) and (ii), the shares of Company Common Stock or other equity securities of other persons or entities that the Company is obligated to register in a Registration pursuant to separate written contractual arrangements with such persons and that can be sold without exceeding the Maximum Number of Securities.

2.1.5 Demand Registration Withdrawal. A majority-in-interest of the Demanding Holders initiating a Demand Registration or a majority-in-interest of the Requesting Holders (if any), pursuant to a Registration under subsection 2.1.1 shall have the right to withdraw from a Registration pursuant to such Demand Registration for any or no reason whatsoever upon written notification to the Company and the Underwriter or Underwriters (if any) of their intention to withdraw from such Registration prior to the effectiveness of the Registration Statement filed with the Commission with respect to the Registration of their Registrable Securities pursuant to such Demand Registration. Notwithstanding anything to the contrary in this Agreement, the Company shall be responsible for the Registration Expenses incurred in connection with a Registration pursuant to a Demand Registration prior to its withdrawal under this subsection 2.1.5.

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2.2 Piggyback Registration.

2.2.1 Piggyback Rights. If, at any time on or after the Closing, the Company proposes to file a Registration Statement under the Securities Act with respect to an offering of equity securities, or securities or other obligations exercisable or exchangeable for, or convertible into equity securities, for its own account or for the account of shareholders of the Company (or by the Company and by the shareholders of the Company including, without limitation, pursuant to Section 2.1 hereof), other than a Registration Statement (i) filed in connection with any employee stock option or other benefit plan, (ii) for an exchange offer or offering of securities solely to the Company’s existing shareholders, (iii) for an offering of debt that is convertible into equity securities of the Company, (iv) for an exchange offer or offering of securities solely to the Company’s existing stockholders, (v) for a rights offering, (vi) for the exercise of any warrants or other Company Convertible Securities, (vii) for an equity line of credit, or (viii) for a dividend reinvestment plan, then the Company shall give written notice of such proposed filing to all of the Holders of Registrable Securities as soon as practicable but not less than seven (7) days before the anticipated filing date of such Registration Statement, which notice shall (A) describe the amount and type of securities to be included in such offering, the intended method(s) of distribution, and the name of the proposed managing Underwriter or Underwriters, if any, in such offering, and (B) offer to all of the Holders of Registrable Securities the opportunity to register the sale of such number of Registrable Securities as such Holders may request in writing within three (3) Business Days after receipt of such written notice (such Registration a “Piggyback Registration”); provided, that each such Holder agrees that the fact that such a notice has been delivered shall constitute material non-public confidential information. Subject to subsection 2.2.2, the Company shall, in good faith, cause such Registrable Securities to be included in such Piggyback Registration and shall use commercially reasonable efforts to cause the managing Underwriter or Underwriters of a proposed Underwritten Offering to permit the Registrable Securities requested by the Holders pursuant to this subsection 2.2.1 to be included in a Piggyback Registration on the same terms and conditions as any similar securities of the Company included in such Registration and to permit the sale or other disposition of such Registrable Securities in accordance with the intended method(s) of distribution thereof. All such Holders proposing to distribute their Registrable Securities through an Underwritten Offering under this subsection 2.2.1 shall enter into an underwriting agreement in customary form with the Underwriter(s) selected for such Underwritten Offering by the Company. The notice periods set forth in this subsection 2.2.1 shall not apply to an Underwritten Shelf Takedown conducted in accordance with subsection 2.3.3.

2.2.2 Reduction of Piggyback Registration. If the managing Underwriter or Underwriters in an Underwritten Registration that is to be a Piggyback Registration (other than Underwritten Shelf Takedown), in good faith, advises the Company and the Holders of Registrable Securities participating in the Piggyback Registration in writing that the dollar amount or number of shares of Company Common Stock that the Company desires to sell, taken together with (i) the shares of Company Common Stock, if any, as to which Registration has been demanded pursuant to separate written contractual arrangements with persons or entities other than the Holders of Registrable Securities hereunder, (ii) the Registrable Securities as to which registration has been requested pursuant Section 2.2 hereof, and (iii) the shares of Company Common Stock, if any, as to which Registration has been requested pursuant to separate written contractual piggy-back registration rights of other shareholders of the Company, exceeds the Maximum Number of Securities, then:

(a) If the Registration is undertaken for the Company’s account, the Company shall include in any such Registration (A) first, the shares of Company Common Stock or other equity securities that the Company desires to sell, which can be sold without exceeding the Maximum Number of Securities; and (B) second, to the extent that the Maximum Number of Securities has not been reached under the foregoing clause (A), the Registrable Securities of Holders exercising their rights to register their Registrable Securities pursuant to subsection 2.2.1 hereof, Pro Rata based on the respective number of Registrable Securities that each Holder has so requested exercising its rights to register its Registrable Securities pursuant to subsection 2.2.1 hereof, which can be sold without exceeding the Maximum Number of Securities; and (C) third, to the extent that the Maximum Number of Securities has not been reached under the foregoing clauses (A) and (B), the shares of Company Common Stock, if any, as to which Registration has been requested pursuant to written contractual piggy-back registration rights of other shareholders of the Company, which can be sold without exceeding the Maximum Number of Securities;

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(b) If the Registration is pursuant to a request by persons or entities other than the Holders of Registrable Securities, then the Company shall include in any such Registration (A) first, the shares of Company Common Stock or other equity securities, if any, of such requesting persons or entities, other than the Holders of Registrable Securities, which can be sold without exceeding the Maximum Number of Securities; (B) second, to the extent that the Maximum Number of Securities has not been reached under the foregoing clause (A), the Registrable Securities of Holders exercising their rights to register their Registrable Securities pursuant to subsection 2.2.1, Pro Rata, which can be sold without exceeding the Maximum Number of Securities; (C) third, to the extent that the Maximum Number of Securities has not been reached under the foregoing clauses (A) and (B), the shares of Company Common Stock or other equity securities that the Company desires to sell, which can be sold without exceeding the Maximum Number of Securities; and (D) fourth, to the extent that the Maximum Number of Securities has not been reached under the foregoing clauses (A), (B) and (C), the shares of Company Common Stock or other equity securities for the account of other persons or entities that the Company is obligated to register pursuant to separate written contractual arrangements with such persons or entities, which can be sold without exceeding the Maximum Number of Securities.

2.2.3 Piggyback Registration Withdrawal. Any Holder of Registrable Securities shall have the right to withdraw from a Piggyback Registration for any or no reason whatsoever upon written notification to the Company and the Underwriter or Underwriters (if any) of his, her or its intention to withdraw from such Piggyback Registration prior to the effectiveness of the Registration Statement filed with the Commission with respect to such Piggyback Registration. The Company (whether on its own good faith determination or as the result of a request for withdrawal by persons pursuant to separate written contractual obligations) may withdraw a Registration Statement filed with the Commission in connection with a Piggyback Registration at any time prior to the effectiveness of such Registration Statement. Notwithstanding anything to the contrary in this Agreement, the Company shall be responsible for the Registration Expenses incurred in connection with the Piggyback Registration prior to its withdrawal under this subsection 2.2.3.

2.2.4 Unlimited Piggyback Registration Rights. For purposes of clarity, any Registration effected pursuant to Section 2.2 hereof shall not be counted as a Registration pursuant to a Demand Registration effected under Section 2.1 hereof.

2.3 Shelf Registrations.

2.3.1 The Holders of Registrable Securities may at any time, and from time to time, request in writing that the Company, pursuant to Rule 415 under the Securities Act (or any successor rule promulgated thereafter by the Commission), register the resale of any or all of their Registrable Securities on Form S-3 or similar short form registration statement that may be available at such time (“Form S-3”), or if the Company is ineligible to use Form S-3, on Form S-1; a registration statement filed pursuant to this subsection 2.3.1 (a “Shelf”) shall provide for the resale of the Registrable Securities included therein pursuant to any method or combination of methods legally available to, and requested by, any Holder; provided, however, that the Company shall not be obligated to effect such request through an Underwritten Offering. Within five (5) days of the Company’s receipt of a written request from a Holder or Holders of Registrable Securities for a Registration on a Shelf, the Company shall promptly give written notice of the proposed Registration to all other Holders of Registrable Securities, and each Holder of Registrable Securities who thereafter wishes to include all or a portion of such Holder’s Registrable Securities in such Registration shall so notify the Company, in writing, within five (5) Business Days after the receipt by the Holder of the notice from the Company. As soon as reasonably practicable thereafter, but not more than fifteen (15) days after the Company’s initial receipt of such written request for a Registration on a Shelf, the Company shall use commercially reasonable efforts to file a Shelf to register all or such portion of such Holder’s Registrable Securities as are specified in such written request, together with all or such portion of Registrable Securities of any other Holder or Holders joining in such request as are specified in the written notification given by such Holder or Holders; provided, however, that the Company shall not be obligated to effect any such Registration pursuant to this subsection 2.3.1 if the Holders of Registrable Securities, together with the Holders of any other equity securities of the Company entitled to inclusion in such Registration, propose to sell the Registrable Securities and such other equity securities (if any) at any aggregate price to the public of less than $10,000,000. The Company shall use commercially reasonable efforts to maintain each Shelf in accordance with the terms hereof, including to prepare and file with the Commission such amendments, including post-effective amendments, and supplements as may be necessary to keep such Shelf continuously effective, available for use and in compliance with the provisions of the

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Securities Act until such time as there are no longer any Registrable Securities included on such Shelf. In the event the Company files a Shelf on Form S-1, the Company shall use its commercially reasonable efforts to convert the Form S-1 to a Form S-3 as soon as practicable after the Company is eligible to use Form S-3.

2.3.2 If any Shelf ceases to be effective under the Securities Act for any reason at any time while Registrable Securities included thereon are still outstanding, the Company shall use its commercially reasonable efforts to as promptly as is reasonably practicable cause such Shelf to again become effective under the Securities Act (including obtaining the prompt withdrawal of any order suspending the effectiveness of such Shelf), and shall use its commercially reasonable efforts to as promptly as is reasonably practicable amend such Shelf in a manner reasonably expected to result in the withdrawal of any order suspending the effectiveness of such Shelf or file an additional registration statement (a “Subsequent Shelf Registration”) registering the resale of all Registrable Securities including on such Shelf, and pursuant to any method or combination of methods legally available to, and reasonably requested by, any Holder. If a Subsequent Shelf Registration is filed, the Company shall use its commercially reasonable efforts to (i) cause such Subsequent Shelf Registration to become effective under the Securities Act as promptly as is reasonably practicable after the filing thereof and (ii) keep such Subsequent Shelf Registration continuously effective, available for use and in compliance with the provisions of the Securities Act until such time as there are no longer any Registrable Securities included thereon. Any such Subsequent Shelf Registration shall be on Form S-3 to the extent that the Company is eligible to use such form. Otherwise, such Subsequent Shelf Registration shall be on another appropriate form. In the event that any Holder holds Registrable Securities that are not registered for resale on a delayed or continuous basis, the Company, upon request of a Holder shall promptly use its commercially reasonable efforts to cause the resale of such Registrable Securities to be covered by either, at the Company’s option, a Shelf (including by means of a post-effective amendment) or a Subsequent Shelf Registration and cause the same to become effective as soon as practicable after such filing and such Shelf or Subsequent Shelf Registration shall be subject to the terms hereof; provided, however, the Company shall only be required to cause such Registrable Securities to be so covered once annually after inquiry of the Holders.

2.3.3 Subject to Section 3.4, at any time and from time to time after a Shelf has been declared effective by the Commission, the Sponsor may request to sell all or any portion of its Registrable Securities in an underwritten offering that is registered pursuant to the Shelf (each, an “Underwritten Shelf Takedown”); provided that the Company shall only be obligated to effect an Underwritten Shelf Takedown if such offering shall include securities with a total offering price (including piggyback securities and before deduction of underwriting discounts) reasonably expected to exceed, in the aggregate, $10,000,000. All requests for Underwritten Shelf Takedowns shall be made by giving written notice to the Company at least five (5) Business Days prior to the public announcement of such Underwritten Shelf Takedown, which shall specify the approximate number of Registrable Securities proposed to be sold in the Underwritten Shelf Takedown and the expected price range (net of underwriting discounts and commissions) of such Underwritten Shelf Takedown. The Company shall include in any Underwritten Shelf Takedown the securities requested to be included by any holder (each a “Takedown Requesting Holder”) at least two (2) Business Days prior to the public announcement of such Underwritten Shelf Takedown pursuant to written contractual piggyback registration rights of such holder (including to those set forth herein). The Sponsor shall have the right to select the underwriter(s) for such offering (which shall consist of one or more reputable nationally recognized investment banks), subject to the Company’s prior approval which shall not be unreasonably withheld, conditioned or delayed. The Demanding Holders may demand an aggregate of not more than four (4) Underwritten Shelf Takedowns pursuant to this Agreement), and the Company is not obligated to effect (x) more than two (2) Underwritten Shelf Takedowns per year or (y) an Underwritten Shelf Takedown within sixty (60) days after the closing of a prior Underwritten Shelf Takedown. The Company shall use its commercially reasonable efforts to effect such Underwritten Shelf Takedowns, including the filing of any prospectus supplement or any post-effective amendments and otherwise taking any action necessary to include therein all disclosure and language deemed necessary or advisable by the Demanding Holder to effect such Underwritten Shelf Takedown. For purposes of clarity, any Registration effected pursuant to this subsection 2.3.3 shall not be counted as a Registration pursuant to a Demand Registration effected under Section 2.1 hereof.

2.3.4 If the managing Underwriter or Underwriters in an Underwritten Shelf Takedown, in good faith, advises the Company, the Sponsor and the Takedown Requesting Holders (if any) in writing that the dollar amount or number of Registrable Securities that the Sponsor and the Takedown Requesting Holders (if any) desire to sell, taken together with all other shares of Company Common Stock or other equity securities that the Company desires to sell, exceeds the Maximum Number of Securities, then the Company shall include in such Underwritten Shelf Takedown, as follows: (i) first, the Registrable Securities of the Sponsor that can be sold without exceeding the Maximum

Annex H-8

Number of Securities; (ii) second, to the extent that the Maximum Number of Securities has not been reached under the foregoing clause (i), the shares of Company Common Stock or other equity securities that the Company desires to sell, which can be sold without exceeding the Maximum Number of Securities; and (iii) third, to the extent that the Maximum Number of Securities has not been reached under the foregoing clauses (i) and (ii), the shares of Company Common Stock or other equity securities of the Takedown Requesting Holders, if any, that can be sold without exceeding the Maximum Number of Securities, determined Pro Rata based on the respective number of Registrable Securities that each Takedown Requesting Holder has so requested to be included in such Underwritten Shelf Takedown.

2.3.5 The Sponsor shall have the right to withdraw from an Underwritten Shelf Takedown for any or no reason whatsoever upon written notification to the Company and the Underwriter or Underwriters (if any) of its intention to withdraw from such Underwritten Shelf Takedown prior to the public announcement of such Underwritten Shelf Takedown. Notwithstanding anything to the contrary in this Agreement, the Company shall be responsible for the Registration Expenses incurred in connection with an Underwritten Shelf Takedown prior to a withdrawal under this subsection 2.3.5.

2.4 Restrictions on Registration Rights. If (A) during the period starting with the date sixty (60) days prior to the Company’s good faith estimate of the date of the filing of, and ending on a date one hundred and twenty (120) days after the effective date of, a Company initiated Registration and provided that the Company has delivered written notice to the Holders prior to receipt of a Demand Registration pursuant to subsection 2.1.1 and it continues to actively employ, in good faith, all commercially reasonable efforts to cause the applicable Registration Statement to become effective; (B) the Holders have requested an Underwritten Registration and the Company and the Holders are unable to obtain the commitment of underwriters to firmly underwrite the offer; or (C) in the good faith judgment of the Board such Registration would be seriously detrimental to the Company and the Board concludes as a result that it is essential to defer the filing of such Registration Statement at such time, then in each case the Company shall furnish to such Holders a certificate signed by the Chairman of the Board stating that in the good faith judgment of the Board it would be seriously detrimental to the Company for such Registration Statement to be filed in the near future and that it is therefore essential to defer the filing of such Registration Statement. In such event, the Company shall have the right to defer such filing for a period of not more than sixty (60) days; provided, however, that the Company shall not defer its obligation in this manner more than once in any 12-month period. Notwithstanding anything to the contrary contained in this Agreement, no Registration shall be effected or permitted and no Registration Statement shall become effective, with respect to any (i) Sponsor Earnout Shares (as defined in the Sponsor Letter Agreement) or (ii) New Plum Common Shares issuable pursuant to Section 2.03 of the Business Combination Agreement, held by any Holder, until such Registerable Securities have vested pursuant to the terms of the Sponsor Letter Agreement or Business Combination Agreement, as applicable.

ARTICLE 3
COMPANY PROCEDURES

3.1 General Procedures. If at any time on or after the Closing the Company is required to effect the Registration of Registrable Securities, the Company shall use its commercially reasonable efforts to effect such Registration to permit the sale of such Registrable Securities in accordance with the intended plan of distribution thereof, and pursuant thereto the Company shall, as expeditiously as possible:

3.1.1 prepare and file with the Commission as soon as reasonably practicable a Registration Statement with respect to such Registrable Securities and use its commercially reasonable efforts to cause such Registration Statement to become effective and remain effective until all Registrable Securities covered by such Registration Statement have been sold;

3.1.2 prepare and file with the Commission such amendments and post-effective amendments to the Registration Statement, and such supplements to the Prospectus, as may be requested by the Holders or any Underwriter of Registrable Securities or as may be required by the rules, regulations or instructions applicable to the registration form used by the Company or by the Securities Act or rules and regulations thereunder to keep the Registration Statement effective until all Registrable Securities covered by such Registration Statement are sold in accordance with the intended plan of distribution set forth in such Registration Statement or supplement to the Prospectus;

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3.1.3 prior to filing a Registration Statement or Prospectus, or any amendment or supplement thereto, furnish without charge to the Underwriters, if any, and the Holders of Registrable Securities included in such Registration, and such Holders’ legal counsel, copies of such Registration Statement as proposed to be filed, each amendment and supplement to such Registration Statement (in each case including all exhibits thereto and documents incorporated by reference therein), the Prospectus included in such Registration Statement (including each preliminary Prospectus), and such other documents as the Underwriters and the Holders of Registrable Securities included in such Registration or the legal counsel for any such Holders may request in order to facilitate the disposition of the Registrable Securities owned by such Holders;

3.1.4 prior to any public offering of Registrable Securities, use its commercially reasonable efforts to (i) register or qualify the Registrable Securities covered by the Registration Statement under such securities or “blue sky” laws of such jurisdictions in the United States as the Holders of Registrable Securities included in such Registration Statement (in light of their intended plan of distribution) may request (or provide evidence satisfactory to such Holders that the Registrable Securities are exempt from such registration or qualification) and (ii) take such action necessary to cause such Registrable Securities covered by the Registration Statement to be registered with or approved by such other governmental authorities as may be necessary by virtue of the business and operations of the Company and do any and all other acts and things that may be necessary or advisable to enable the Holders of Registrable Securities included in such Registration Statement to consummate the disposition of such Registrable Securities in such jurisdictions; provided, however, that the Company shall not be required to qualify generally to do business in any jurisdiction where it would not otherwise be required to qualify or take any action to which it would be subject to general service of process or taxation in any such jurisdiction where it is not then otherwise so subject;

3.1.5 cause all such Registrable Securities to be listed on each securities exchange or automated quotation system on which similar securities issued by the Company are then listed;

3.1.6 provide a transfer agent or warrant agent, as applicable, and registrar for all such Registrable Securities no later than the effective date of such Registration Statement;

3.1.7 advise each seller of such Registrable Securities, promptly after it shall receive notice or obtain knowledge thereof, of the issuance of any stop order by the Commission suspending the effectiveness of such Registration Statement or the initiation or threatening of any proceeding for such purpose and promptly use its commercially reasonable efforts to prevent the issuance of any stop order or to obtain its withdrawal if such stop order should be issued;

3.1.8 at least five (5) days prior to the filing of any Registration Statement or Prospectus or any amendment or supplement to such Registration Statement or Prospectus (other than by way of a document incorporated by reference) furnish a copy thereof to each seller of such Registrable Securities or its counsel;

3.1.9 notify the Holders at any time when a Prospectus relating to such Registration Statement is required to be delivered under the Securities Act, of the happening of any event as a result of which the Prospectus included in such Registration Statement, as then in effect, includes a Misstatement, and then to correct such Misstatement as set forth in Section 3.4 hereof;

3.1.10 permit a representative of the Holders, the Underwriters, if any, and any attorney or accountant retained by such Holders or Underwriter to participate, at each such person’s own expense, in the preparation of the Registration Statement, and cause the Company’s officers, directors and employees to supply all information reasonably requested by any such representative, Underwriter, attorney or accountant in connection with the Registration; provided, however, that such representatives or Underwriters enter into a confidentiality agreement, in form and substance reasonably satisfactory to the Company, prior to the release or disclosure of any such information; and, provided further that such Holders, Underwriters, and their legal counsel must provide any comments promptly (and in any event with five (5) Business Days) after receipt of such Registration Statement;

3.1.11 obtain a “cold comfort” letter from the Company’s independent registered public accountants in the event of an Underwritten Registration, in customary form and covering such matters of the type customarily covered by “cold comfort” letters as the managing Underwriter may reasonably request, and reasonably satisfactory to a majority-in-interest of the participating Holders;

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3.1.12 on the date the Registrable Securities are delivered for sale pursuant to such Registration, obtain an opinion, dated such date, of counsel representing the Company for the purposes of such Registration, addressed to the Holders, the placement agent or sales agent, if any, and the Underwriters, if any, covering such legal matters with respect to the Registration in respect of which such opinion is being given as the Holders, placement agent, sales agent, or Underwriter may reasonably request and as are customarily included in such opinions and negative assurance letters, and reasonably satisfactory to the Company;

3.1.13 in the event of any Underwritten Offering, enter into and perform its obligations under an underwriting agreement, in usual and customary form, with the managing Underwriter of such offering;

3.1.14 make available to its security holders, as soon as reasonably practicable, an earnings statement covering the period of at least twelve (12) months beginning with the first day of the Company’s first full calendar quarter after the effective date of the Registration Statement which satisfies the provisions of Section 11(a) of the Securities Act and Rule 158 thereunder (or any successor rule promulgated thereafter by the Commission);

3.1.15 if the Registration involves the Registration of Registrable Securities involving gross proceeds in excess of $50,000,000, use its reasonable efforts to make available senior executives of the Company to participate in customary “road show” presentations that may be reasonably requested by the Underwriter in any Underwritten Offering; and

3.1.16 otherwise, in good faith, cooperate reasonably with, and take such customary actions as may reasonably be requested by the Holders, in connection with such Registration.

3.2 Registration Expenses. The Registration Expenses of all Registrations shall be borne by the Company. It is acknowledged by the Holders that the Holders shall bear all incremental selling expenses relating to the sale of Registrable Securities, such as Underwriters’ commissions and discounts, brokerage fees, Underwriter marketing costs and, other than as set forth in the definition of “Registration Expenses,” all reasonable fees and expenses of any legal counsel representing the Holders.

3.3 Requirements for Participation in Underwritten Offerings. Notwithstanding anything in this Agreement to the contrary, if any Holder does not provide the Company with its requested Holder Information, the Company may exclude such Holder’s Registrable Securities from the applicable Registration Statement or Prospectus if the Company determines in good faith that such information is necessary to effect the Registration and such Holder continues thereafter to withhold such information. No person may participate in any Underwritten Offering for equity securities of the Company pursuant to a Registration initiated by the Company hereunder unless such person (i) agrees to sell such person’s securities on the basis provided in any underwriting arrangements approved by the Company and (ii) completes and executes all customary questionnaires, powers of attorney, indemnities, lock-up agreements, underwriting agreements and other customary documents as may be reasonably required under the terms of such underwriting arrangements.

3.4 Suspension of Sales; Adverse Disclosure. Upon receipt of written notice from the Company that a Registration Statement or Prospectus contains a Misstatement, each of the Holders shall forthwith discontinue disposition of Registrable Securities until it has received copies of a supplemented or amended Prospectus correcting the Misstatement (it being understood that the Company hereby covenants to prepare and file such supplement or amendment as soon as practicable after the time of such notice), or until it is advised in writing by the Company that the use of the Prospectus may be resumed. If the filing, initial effectiveness or continued use of a Registration Statement in respect of any Registration at any time would require the Company to make an Adverse Disclosure or would require the inclusion in such Registration Statement of financial statements that are unavailable to the Company for reasons beyond the Company’s control, the Company may, upon giving prompt written notice of such action to the Holders, delay the filing or initial effectiveness of, or suspend use of, such Registration Statement for the shortest period of time, but in no event more than sixty (60) days, determined in good faith by the Company to be necessary for such purpose. In the event the Company exercises its rights under the preceding sentence, the Holders agree to suspend, immediately upon their receipt of the notice referred to above, their use of the Prospectus relating to any Registration in connection with any sale or offer to sell Registrable Securities. The Company shall immediately notify the Holders of the expiration of any period during which it exercised its rights under this Section 3.4.

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3.5 Reporting Obligations. As long as any Holder shall own Registrable Securities, the Company, at all times while it shall be a reporting company under the Exchange Act, covenants to use commercially reasonable efforts to file timely (or obtain extensions in respect thereof and file within the applicable grace period) all reports required to be filed by the Company after the date hereof pursuant to Sections 13(a) or 15(d) of the Exchange Act. The Company further covenants that it shall take such further action as any Holder may reasonably request, all to the extent required from time to time to enable such Holder to sell shares of Company Common Stock held by such Holder without registration under the Securities Act within the limitation of the exemptions provided by Rule 144 promulgated under the Securities Act (or any successor rule promulgated thereafter by the Commission, to the extent that such rule or such successor rule is available to the Company), including providing any reasonably requested and customary legal opinions. Upon the request of any Holder, the Company shall deliver to such Holder a written certification of a duly authorized officer as to whether it has complied with such requirements.

ARTICLE 4
INDEMNIFICATION AND CONTRIBUTION

4.1 Indemnification.

4.1.1 The Company agrees to indemnify, to the extent permitted by law, each Holder of Registrable Securities, its officers and directors and each person who controls such Holder (within the meaning of the Securities Act) against all losses, claims, damages, liabilities and expenses (including attorneys’ fees) caused by any untrue or alleged untrue statement of material fact contained in any Registration Statement, Prospectus or preliminary Prospectus or any amendment thereof or supplement thereto or any omission or alleged omission of a material fact required to be stated therein or necessary to make the statements therein not misleading, except insofar as the same are caused by or contained in any information furnished in writing to the Company by such Holder expressly for use therein. The Company shall indemnify the Underwriters, their officers and directors and each person who controls such Underwriters (within the meaning of the Securities Act) to the same extent as provided in the foregoing with respect to the indemnification of the Holder.

4.1.2 In connection with any Registration Statement in which a Holder of Registrable Securities is participating, such Holder shall furnish to the Company in writing such information and affidavits as the Company reasonably requests for use in connection with any such Registration Statement or Prospectus and, to the extent permitted by law, shall indemnify the Company, its directors and officers and agents and each person who controls the Company (within the meaning of the Securities Act) against any losses, claims, damages, liabilities and expenses (including without limitation reasonable attorneys’ fees) resulting from any untrue statement of material fact contained in the Registration Statement, Prospectus or preliminary Prospectus or any amendment thereof or supplement thereto or any omission of a material fact required to be stated therein or necessary to make the statements therein not misleading, but only to the extent that such untrue statement or omission is contained in any information or affidavit so furnished in writing by such Holder expressly for use therein; provided, however, that the obligation to indemnify shall be several, not joint and several, among such Holders of Registrable Securities, and the liability of each such Holder of Registrable Securities shall be in proportion to and limited to the net proceeds received by such Holder from the sale of Registrable Securities pursuant to such Registration Statement. The Holders of Registrable Securities shall indemnify the Underwriters, their officers, directors and each person who controls such Underwriters (within the meaning of the Securities Act) to the same extent as provided in the foregoing with respect to indemnification of the Company.

4.1.3 Any person entitled to indemnification herein shall (i) give prompt written notice to the indemnifying party of any claim with respect to which it seeks indemnification (provided that the failure to give prompt notice shall not impair any person’s right to indemnification hereunder to the extent such failure has not materially prejudiced the indemnifying party) and (ii) unless in such indemnified party’s reasonable judgment a conflict of interest between such indemnified and indemnifying parties may exist with respect to such claim, permit such indemnifying party to assume the defense of such claim with counsel reasonably satisfactory to the indemnified party. If such defense is assumed, the indemnifying party shall not be subject to any liability for any settlement made by the indemnified party without its consent (but such consent shall not be unreasonably withheld). An indemnifying party who is not entitled to, or elects not to, assume the defense of a claim shall not be obligated to pay the fees and expenses of more than one counsel for all parties indemnified by such indemnifying party with respect to such claim, unless in the reasonable judgment of any indemnified party a conflict of interest may

Annex H-12

exist between such indemnified party and any other of such indemnified parties with respect to such claim. No indemnifying party shall, without the consent of the indemnified party, consent to the entry of any judgment or enter into any settlement which cannot be settled in all respects by the payment of money (and such money is so paid by the indemnifying party pursuant to the terms of such settlement) or which settlement does not include as an unconditional term thereof the giving by the claimant or plaintiff to such indemnified party of a release from all liability in respect to such claim or litigation.

4.1.4 The indemnification provided for under this Agreement shall remain in full force and effect regardless of any investigation made by or on behalf of the indemnified party or any officer, director or controlling person of such indemnified party and shall survive the transfer of securities. The Company and each Holder of Registrable Securities participating in an offering also agrees to make such provisions as are reasonably requested by any indemnified party for contribution to such party in the event the Company’s or such Holder’s indemnification is unavailable for any reason.

4.1.5 If the indemnification provided under Section 4.1 hereof from the indemnifying party is unavailable or insufficient to hold harmless an indemnified party in respect of any losses, claims, damages, liabilities and expenses referred to herein, then the indemnifying party, in lieu of indemnifying the indemnified party, shall contribute to the amount paid or payable by the indemnified party as a result of such losses, claims, damages, liabilities and expenses in such proportion as is appropriate to reflect the relative fault of the indemnifying party and the indemnified party, as well as any other relevant equitable considerations. The relative fault of the indemnifying party and indemnified party shall be determined by reference to, among other things, whether any action in question, including any untrue or alleged untrue statement of a material fact or omission or alleged omission to state a material fact, was made by, or relates to information supplied by, such indemnifying party or indemnified party, and the indemnifying party’s and indemnified party’s relative intent, knowledge, access to information and opportunity to correct or prevent such action; provided, however, that the liability of any Holder under this subsection 4.1.5 shall be limited to the amount of the net proceeds received by such Holder in such offering giving rise to such liability. The amount paid or payable by a party as a result of the losses or other liabilities referred to above shall be deemed to include, subject to the limitations set forth in subsections 4.1.1, 4.1.2 and 4.1.3 above, any legal or other fees, charges or expenses reasonably incurred by such party in connection with any investigation or proceeding. The parties hereto agree that it would not be just and equitable if contribution pursuant to this subsection 4.1.5 were determined by pro rata allocation or by any other method of allocation, which does not take account of the equitable considerations referred to in this subsection 4.1.5. No person guilty of fraudulent misrepresentation (within the meaning of Section 11(f) of the Securities Act) shall be entitled to contribution pursuant to this subsection 4.1.5 from any person who was not guilty of such fraudulent misrepresentation.

ARTICLE 5
MISCELLANEOUS

5.1 Notices. Any notice or communication under this Agreement must be in writing and given by (i) deposit in the United States mail, addressed to the party to be notified, postage prepaid and registered or certified with return receipt requested, (ii) delivery in person or by courier service providing evidence of delivery, or (iii) transmission by hand delivery, electronic mail, telecopy, telegram or facsimile. Each notice or communication that is mailed, delivered, or transmitted in the manner described above shall be deemed sufficiently given, served, sent, and received, in the case of mailed notices, on the third Business Day following the date on which it is mailed and, in the case of notices delivered by courier service, hand delivery, electronic mail, telecopy, telegram or facsimile, at such time as it is delivered to the addressee (with the delivery receipt or the affidavit of messenger) or at such time as delivery is refused by the addressee upon presentation. Any notice or communication under this Agreement must be addressed, if to the Company, to: Veea Inc., 164 E. 83rd Street, New York, NY 10028 Attention: Allen Salmasi; Janice K. Smith, with a copy (which shall not constitute notice) to; Ellenoff Grossman & Schole LLP, 1345 Avenue of the Americas, 11th Fl., New York, NY 10105, Attn: Stuart Neuhauser, Esq.; Matthew A. Gray, Esq., and, if to any Holder, at such Holder’s address or facsimile number as set forth in the Company’s books and records. Any party may change its address for notice at any time and from time to time by written notice to the other parties hereto, and such change of address shall become effective thirty (30) days after delivery of such notice as provided in this Section 5.1.

Annex H-13

5.2 Assignment; No Third Party Beneficiaries.

5.2.1 This Agreement and the rights, duties and obligations of the Company hereunder may not be assigned or delegated by the Company in whole or in part.

5.2.2 Prior to the expiration of the Lock-up Period, if any, no Holder may assign or delegate such Holder’s rights, duties or obligations under this Agreement, in whole or in part, except in connection with a transfer of Registrable Securities by such Holder to a Permitted Transferee upon receipt by the Company of (a) written notice from such Holder stating the name and address of the transferee and identifying the number of Registrable Securities with respect to which rights under this Agreement are being transferred and the nature of the rights so transferred, and (b) a written agreement from such Permitted Transferee agreeing to become bound by the transfer restrictions set forth in this Agreement. A Permitted Transferee of Registrable Securities who satisfies the conditions set forth in this subsection 5.2.2. shall henceforth be a “Holder” for purposes of this Agreement.

5.2.3 This Agreement and the provisions hereof shall be binding upon and shall inure to the benefit of each of the parties and its successors and the permitted assigns of the Holders, which shall include Permitted Transferees.

5.2.4 This Agreement shall not confer any rights or benefits on any persons that are not parties hereto, other than as expressly set forth in this Agreement and Section 5.2 hereof.

5.2.5 No assignment by any party hereto of such party’s rights, duties and obligations hereunder shall be binding upon or obligate the Company unless and until the Company shall have received (i) written notice of such assignment as provided in Section 5.1 hereof and (ii) the written agreement of the assignee, in a form reasonably satisfactory to the Company, to be bound by the terms and provisions of this Agreement (which may be accomplished by an addendum or certificate of joinder to this Agreement). Any transfer or assignment made other than as provided in this Section 5.2 shall be null and void.

5.3 Severability. This Agreement shall be deemed severable, and the invalidity or unenforceability of any term or provision hereof shall not affect the validity or enforceability of this Agreement or of any other term or provision hereof. Furthermore, in lieu of any such invalid or unenforceable term or provision, the parties hereto intend that there shall be added as a part of this Agreement a provision as similar in terms to such invalid or unenforceable provision as may be possible that is valid and enforceable. The failure of any Holder to execute and deliver this Agreement shall not affect the rights of any other parties to this Agreement.

5.4 Counterparts. This Agreement may be executed in multiple counterparts (including facsimile or PDF counterparts), each of which shall be deemed an original, and all of which together shall constitute the same instrument, but only one of which need be produced.

5.5 Entire Agreement. This Agreement (including all agreements entered into pursuant hereto and all certificates and instruments delivered pursuant hereto and thereto) constitute the entire agreement of the parties with respect to the subject matter hereof and supersede all prior and contemporaneous agreements, representations, understandings, negotiations and discussions between the parties, whether oral or written, including, for the avoidance of doubt, the Original RRA.

5.6 Governing Law; Venue. NOTWITHSTANDING THE PLACE WHERE THIS AGREEMENT MAY BE EXECUTED BY ANY OF THE PARTIES HERETO, THE PARTIES EXPRESSLY AGREE THAT THIS AGREEMENT SHALL BE GOVERNED BY AND CONSTRUED UNDER THE LAWS OF THE STATE OF DELAWARE AS APPLIED TO AGREEMENTS AMONG DELAWARE RESIDENTS ENTERED INTO AND TO BE PERFORMED ENTIRELY WITHIN DELAWARE, WITHOUT REGARD TO THE CONFLICT OF LAW PROVISIONS OF SUCH JURISDICTION.

5.7 WAIVER OF TRIAL BY JURY. EACH PARTY HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES THE RIGHT TO A TRIAL BY JURY IN ANY ACTION, SUIT, COUNTERCLAIM OR OTHER PROCEEDING (WHETHER BASED ON CONTRACT, TORT OR OTHERWISE) ARISING OUT OF, CONNECTED WITH OR RELATING TO THIS AGREEMENT, THE TRANSACTIONS CONTEMPLATED HEREBY, OR THE ACTIONS OF THE SPONSOR IN THE NEGOTIATION, ADMINISTRATION, PERFORMANCE OR ENFORCEMENT HEREOF.

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5.8 Amendments and Modifications. Upon the written consent of the Company and the Holders of at least a majority in interest of the Registrable Securities at the time in question, compliance with any of the provisions, covenants and conditions set forth in this Agreement may be waived, or any of such provisions, covenants or conditions may be amended or modified; provided, however, that notwithstanding the foregoing, any amendment hereto or waiver hereof that adversely affects one Holder, solely in its capacity as a holder of the shares of the Company, in a manner that is materially different from the other Holders (in such capacity) shall require the consent of the Holder so affected. No course of dealing between any Holder or the Company and any other party hereto or any failure or delay on the part of a Holder or the Company in exercising any rights or remedies under this Agreement shall operate as a waiver of any rights or remedies of any Holder or the Company. No single or partial exercise of any rights or remedies under this Agreement by a party shall operate as a waiver or preclude the exercise of any other rights or remedies hereunder or thereunder by such party.

5.9 Titles and Headings. Titles and headings of sections of this Agreement are for convenience only and shall not affect the construction of any provision of this Agreement. Unless the context of this Agreement otherwise requires, (i) words using the singular or plural number also include the plural or singular number, respectively, (ii) the terms “hereof,” “herein,” “hereby,” “hereto” and derivative or similar words refer to this entire Agreement, (iii) the word “including” shall mean “including without limitation,” (iv) the word “or” shall be disjunctive but not exclusive and (v) the phrase “to the extent” means the degree to which a thing extends (rather than if).

5.10 Waivers and Extensions. Any party to this Agreement may waive any right, breach or default which such party has the right to waive, provided that such waiver will not be effective against the waiving party unless it is in writing, is signed by such party, and specifically refers to this Agreement. Waivers may be made in advance or after the right waived has arisen or the breach or default waived has occurred. Any waiver may be conditional. No waiver of any breach of any agreement or provision herein contained shall be deemed a waiver of any preceding or succeeding breach thereof nor of any other agreement or provision herein contained. No waiver or extension of time for performance of any obligations or acts shall be deemed a waiver or extension of the time for performance of any other obligations or acts.

5.11 Remedies Cumulative. In the event that the Company fails to observe or perform any covenant or agreement to be observed or performed under this Agreement, the Holders may proceed to protect and enforce its rights by suit in equity or action at law, whether for specific performance of any term contained in this Agreement or for an injunction against the breach of any such term or in aid of the exercise of any power granted in this Agreement or to enforce any other legal or equitable right, or to take any one or more of such actions, without being required to post a bond. None of the rights, powers or remedies conferred under this Agreement shall be mutually exclusive, and each such right, power or remedy shall be cumulative and in addition to any other right, power or remedy, whether conferred by this Agreement or now or hereafter available at law, in equity, by statute or otherwise.

5.12 Other Registration Rights. The Company represents and warrants that no person, other than a Holder of Registrable Securities, has any right to require the Company to register any securities of the Company for sale or to include such securities of the Company in any Registration filed by the Company for the sale of securities for its own account or for the account of any other person. Further, the Company represents and warrants that this Agreement supersedes any other registration rights agreement or agreement with similar terms and conditions and in the event of a conflict between any such agreement or agreements (including, for the avoidance of doubt, the Original RRA) and this Agreement, the terms of this Agreement shall prevail.

5.13 Term. This Agreement shall terminate upon the earlier of (i) the twelfth anniversary of the date of this Agreement and (ii) the date as of which (A) no Registrable Securities remain outstanding (but in no event prior to the applicable period referred to in Section 4(a)(3) of the Securities Act and Rule 174 thereunder (or any successor rule promulgated thereafter by the Commission)) or (B) the Holders of all Registrable Securities are permitted to sell all Registrable Securities without registration pursuant to Rule 144 (or any similar provision) under the Securities Act with no volume or other restrictions or limitations. The provisions of Article IV shall survive any termination. If the Business Combination Agreement is terminated in accordance with its terms prior to the Closing, then this Agreement shall automatically be null and void and the provisions of the Original RRA shall be automatically reinstated and in effect.

[SIGNATURE PAGES FOLLOW]

Annex H-15

IN WITNESS WHEREOF, the undersigned have caused this Agreement to be executed as of the date first written above.

COMPANY:
PLUM ACQUISITION CORP. I
By:
Name:	Kanishka Roy
Title:	President
HOLDERS:
PLUM PARTNERS, LLC
By:
Name:	Kanishka Roy
Title:	Manager
VEEA HOLDERS:
[•]
By:
Name:
Title:

Annex H-16

SCHEDULE 1 [TO ANNEX H]

VEEA HOLDERS

[•]

Annex H-17

Annex I

[New Plum]
2024 EQUITY INCENTIVE PLAN

1.           Purpose. The purposes of the [New Plum] 2024 Equity Incentive Plan (the “Plan”) are to:

(a)         attract, retain, and motivate Employees, Directors, and Consultants,

(b)         provide additional incentives to Employees, Directors, and Consultants, and

(c)         promote the success of the Company’s business,

by providing Employees, Directors, and Consultants with opportunities to acquire the Company’s Shares, or to receive monetary payments based on the value of such Shares. Additionally, the Plan is intended to assist in further aligning the interests of the Company’s Employees, Directors, and Consultants with those of the Company’s stockholders.

2.           Definitions. As used herein, the following definitions will apply:

(a)         “Administrator” means a committee of at least one Director of the Company as the Board may appoint to administer the Plan or, if no such committee has been appointed by the Board, the Board.

(b)         “Applicable Laws” means the requirements relating to the administration of equity-based awards or equity compensation plans under U.S. state corporate laws, U.S. federal and state securities laws, the Code, any stock exchange or quotation system on which the Shares are listed or quoted and the applicable laws of any foreign country or jurisdiction where Awards are, or will be, granted under the Plan.

(c)         “Award” means, individually or collectively, a grant of Stock Options, Stock Appreciation Rights, Restricted Stock, Restricted Stock Units, or Other Stock-Based Awards.

(d)         “Award Agreement” means the written or electronic agreement, consistent with the terms of the Plan, between the Company and the Participant, setting forth the terms, conditions, and restrictions applicable to each Award.

(e)         “Board” means the Company’s Board of Directors, as constituted from time to time and, where the context so requires, reference to the “Board” may refer to a committee to whom the Board has delegated authority to administer any aspect of the Plan.

(f)          “Business Combination Agreement” means that certain business combination agreement, dated as of November 27, 2023, by and among the Company (formerly, Plum Acquisition Corp. I), Veea Inc., and Plum SPAC Merger Sub, Inc., as the same may be amended, supplemented and/or restated in accordance with its terms.

(g)         “Cause” shall have the meaning ascribed to such term, or term of similar effect, in any offer letter, employment, consulting, severance, or similar agreement, including any Award Agreement, between the Participant and the Company or any Subsidiary; provided, that in the absence of an offer letter, employment, consulting, severance, or similar agreement containing such definition, “Cause” means:

(i)        Engagement in dishonesty, illegal conduct, or misconduct;

(ii)       Embezzlement, misappropriation, or fraud, whether or not related to the Participant’s employment with the Company or a Subsidiary;

(iii)      Conviction of or plea of guilty or nolo contendere to a crime that constitute a felony (or state law equivalent) or a crime that constitutes a misdemeanor involving moral turpitude;

(iv)      A material failure to perform a Participant’s duties;

Annex I-1

(v)       A material failure to comply with any valid and legal directive of a Participant’s direct supervisors involving the business of the Company or any Subsidiary;

(vi)      A material violation of a policy of the Company; or

(vii)     A material breach of any obligation under the Plan or any employment agreement with the Company or a Subsidiary;

provided that, in the case of clauses (iv) – (vii) above, the Company has given written notice to the Participant of such circumstances and which circumstances, if capable of being cured, has not been cured within fourteen (14) days after such notice.

(h)         “Change in Control” means the occurrence of any of the following events:

(i)        any “person” (as such term is used in Sections 13(d) and 14(d) of the Exchange Act) becomes the “beneficial owner” (as defined in Rule 13d-3 of the Exchange Act) (other than the Company, any of its Subsidiaries, any Permitted Holder, an employee benefit plan maintained by the Company or any of its Subsidiaries or a “person” that, prior to such transaction, directly or indirectly controls, is controlled by, or is under common control with, the Company), directly or indirectly, of securities of the Company representing fifty percent (50%) or more of the total voting power represented by the Company’s then outstanding voting securities;

(ii)       the consummation of the sale or disposition by the Company of all or substantially all of the Company’s assets;

(iii)      a change in the composition of the Board occurring within a two-year period, as a result of which fewer than a majority of the Directors are Incumbent Directors. “Incumbent Directors” means directors who either (A) are Directors as of the Effective Date, or (B) are elected, or nominated for election, to the Board with the affirmative votes of at least a majority of the Incumbent Directors at the time of such election or nomination (but will not include an individual whose election or nomination is in connection with an actual or threatened proxy contest relating to the election of Directors); or

(iv)      the consummation of a merger or consolidation of the Company with any other corporation, other than a merger or consolidation which would result in the voting securities of the Company outstanding immediately prior thereto continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity or its parent) at least fifty percent (50%) of the total voting power represented by the voting securities of the Company or such surviving entity or its parent outstanding immediately after such merger or consolidation.

Notwithstanding the foregoing, a transaction shall not constitute a Change in Control if its sole purpose is to change the jurisdiction of the Company’s incorporation or to create a holding company that will be owned in substantially the same proportions by the persons who held the Company’s securities immediately before such transaction. In addition, if a Change in Control constitutes a payment event with respect to any Award which provides for a deferral of compensation and is subject to Code Section 409A, then notwithstanding anything to the contrary in the Plan or applicable Award Agreement, the transaction with respect to such Award must also constitute a “change in control event” as defined in Treasury Regulation Section 1.409A-3(i)(5) to the extent required by Code Section 409A.

(i)          “Closing” means the consummation of the transactions contemplated by the Business Combination Agreement.

(j)          “Code” means the Internal Revenue Code of 1986, as amended. Any reference to a section of the Code herein will be a reference to any successor or amended section of the Code.

(k)         “Company” means [New Plum], a Delaware corporation, or any successor thereto.

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(l)          “Consultant” means a consultant or adviser who provides bona fide services to the Company, its Parent, or any Subsidiary as an independent contractor and who qualifies as a consultant or advisor under Instruction A.1.(a)(1) of Form S-8 under the Securities Act.

(m)        “Converted Stock Option” has the meaning ascribed to such term in the Business Combination Agreement.

(n)         “Director” means a member of the Board.

(o)         “Disability” means total and permanent disability as defined in Code Section 22(e)(3), provided that in the case of an Award other than an Incentive Stock Option, the Administrator in its discretion may determine whether a permanent and total disability exists in accordance with uniform and non-discriminatory standards adopted by the Administrator from time to time.

(p)         “Effective Date” shall have the meaning set forth in Section 24.

(q)         “Employee” means any person, including officers and Directors, employed by the Company, its Parent, or any Subsidiary. Neither Service as a Director nor payment of a director’s fee by the Company will be sufficient to constitute “employment” by the Company.

(r)          “Exchange Act” means the Securities Exchange Act of 1934, as amended.

(s)          “Fair Market Value” means, as of any date, the value of a Share, determined as follows:

(i)        if the Shares are readily tradable on an established securities market, its Fair Market Value will be the closing sales price for such shares (or the closing bid, if no sales were reported) as quoted on such market for the day of determination, as reported in The Wall Street Journal or such other source as the Administrator deems reliable;

(ii)       if the Shares are regularly quoted by a recognized securities dealer but selling prices are not reported, its Fair Market Value will be the mean between the high bid and low asked prices for a Share for the day of determination, as reported in The Wall Street Journal or such other source as the Administrator deems reliable; or

(iii)      if the Shares are not readily tradable on an established securities market, the Fair Market Value will be determined in good faith by the Administrator.

Notwithstanding the preceding, for federal, state, and local income tax reporting purposes and for such other purposes as the Administrator deems appropriate, Fair Market Value shall be determined by the Administrator in accordance with uniform and nondiscriminatory standards adopted by it from time to time. In addition, the determination of Fair Market Value in all cases shall be in accordance with the requirements set forth under Code Section 409A to the extent necessary for an Award to comply with, or be exempt from, Code Section 409A. The Administrator’s determination shall be conclusive and binding on all persons.

(t)          “Incentive Stock Option” means a Stock Option intended to qualify as an incentive stock option within the meaning of Code Section 422 and the regulations promulgated thereunder.

(u)         “Non-Employee Director” means a Director who is a “non-employee director” within the meaning of Exchange Act Rule 16b-3.

(v)         “Nonqualified Stock Option” means a Stock Option that by its terms, or in operation, does not qualify or is not intended to qualify as an Incentive Stock Option.

(w)        “Other Stock-Based Awards” means any other awards not specifically described in the Plan that are valued in whole or in part by reference to, or are otherwise based on, Shares and are created by the Administrator pursuant to Section 11.

(x)         “Parent” means a “parent corporation,” whether now or hereafter existing, as defined in Code Section 424(e).

(y)         “Participant” means the holder of an outstanding Award.

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(z)         “Period of Restriction” means the period during which the transfer of Restricted Stock is subject to restrictions and a substantial risk of forfeiture. Such restrictions may be based on the passage of time, the achievement of certain performance criteria, or the occurrence of other events as determined by the Administrator.

(aa)        “Permitted Holder” means Allen Salmasi and his affiliates.

(bb)       “Restricted Stock” means Shares, subject to a Period of Restriction or certain other specified restrictions (including, without limitation, a requirement that the Participant remain continuously employed or provide continuous Service for a specified period of time), granted under Section 9 or issued pursuant to the early exercise of a Stock Option.

(cc)        “Restricted Stock Unit” or “RSU” means an unfunded and unsecured promise to deliver Shares, cash, other securities, or other property, subject to certain restrictions (including, without limitation, a requirement that the Participant remain continuously employed or provide continuous Service for a specified period of time), granted under Section 10.

(dd)       “Service” means service as a Service Provider. In the event of any dispute over whether and when Service has terminated, the Administrator shall have sole discretion to determine whether such termination has occurred and the effective date of such termination.

(ee)        “Service Provider” means an Employee, Director, or Consultant, including any prospective Employee, Director, or Consultant who has accepted an offer of employment or Service and will be an Employee, Director, or Consultant after the commencement of their Service.

(ff)         “Shares” means the Company’s shares of common stock, par value of $0.0001 per share.

(gg)       “Stock Appreciation Right” or “SAR” means an Award pursuant to Section 8 that is designated as a SAR.

(hh)       “Stock Option” means an option granted pursuant to the Plan to purchase Shares, whether designated as an Incentive Stock Option or a Nonqualified Stock Option.

(ii)         “Subsidiary” means a “subsidiary corporation,” whether now or hereafter existing, as defined in Code Section 424(f).

(jj)         “Substitute Award” has the meaning set forth in Section 4(h).

3.           Awards.

(a)         Award Types. The Plan permits the grant of Stock Options, Stock Appreciation Rights, Restricted Stock, Restricted Stock Units, and Other Stock-Based Awards.

(b)         Award Agreements. Awards shall be evidenced by Award Agreements (which need not be identical) in such forms as the Administrator may from time to time approve; provided, however, that in the event of any conflict between the provisions of the Plan and any such Award Agreements, the provisions of the Plan shall prevail.

(c)         Date of Grant. The date of grant of an Award will be, for all purposes, the date on which the Administrator makes the determination granting such Award, or such later date as is determined by the Administrator, consistent with Applicable Laws. Notice of the determination will be provided to each Participant within a reasonable time after the date of such grant.

4.           Shares Available for Awards.

(a)         Basic Limitation. Subject to the provisions of Section 14, the maximum aggregate number of Shares that may be issued under the Plan shall be the sum of (A) ten percent (10%) of the issued and outstanding Shares as of the Closing, plus (B) the number of Shares issuable pursuant to the Converted Stock Options, plus (C) an increase commencing on January 1, 2025 and continuing

Annex I-4

annually on each anniversary thereof through and including January 1, 2034, equal to the lesser of (i) three percent (3%) of the Shares issued and outstanding on the last day of the immediately preceding calendar year and (ii) such smaller number of Shares as determined by the Board or the Committee (the “Plan Share Limit”). The Shares subject to the Plan may be authorized but unissued or reacquired shares.

(b)         Awards Not Settled in Shares Delivered to Participant. Upon payment in Shares pursuant to the exercise or settlement of an Award, the number of Shares available for issuance under the Plan shall be reduced only by the number of Shares actually issued in such payment. If a Participant pays the exercise price (or purchase price, if applicable) of an Award through the tender of Shares, or if the Shares are tendered or withheld to satisfy any tax withholding obligations, the number of Shares so tendered or withheld shall again be available for issuance pursuant to future Awards under the Plan, although such Shares shall not again become available for issuance as Incentive Stock Options.

(c)         Cash-Settled Awards. Shares shall not be deemed to have been issued pursuant to the Plan with respect to any portion of an Award that is settled in cash.

(d)         Lapsed Awards. If any outstanding Award expires or is terminated or canceled without having been exercised or settled in full, or if the Shares acquired pursuant to an Award subject to forfeiture or repurchase are forfeited or repurchased by the Company, the Shares allocable to the terminated portion of such Award or such forfeited or repurchased Shares shall again be available for grant under the Plan.

(e)         Code Section 422 Limitations. No more than the sum of (A) ten percent (10%) of the issued and outstanding Shares as of the Closing, plus (B) the number of Shares issuable pursuant to the Converted Stock Options (subject to adjustment pursuant to Section 14) may be issued under the Plan upon the exercise of Incentive Stock Options.

(f)          Non-Employee Director Award Limit. Notwithstanding any provision to the contrary in the Plan or in any policy of the Company regarding Non-Employee Director compensation, the sum of the grant date fair value (determined as of the grant date in accordance with Financial Accounting Standards Board Accounting Standards Codification Topic 718, or any successor thereto) of all equity-based Awards and the maximum amount that may become payable pursuant to all cash-based Awards that may be granted to a Service Provider as compensation for services as a Non-Employee Director during any calendar year shall not exceed $750,000 for such Service Provider’s first year of service as a Non-Employee Director and $500,000 for each year thereafter.

(g)         Share Reserve. The Company, during the term of the Plan, shall at all times keep available such number of Shares authorized for issuance as will be sufficient to satisfy the requirements of the Plan.

(h)         Substitute Awards. Awards may, in the sole discretion of the Administrator, be granted under the Plan in assumption of, or in substitution for, outstanding awards previously granted by an entity acquired by the Company, its Parent, or any Subsidiary or with which the Company, its Parent, or any Subsidiary combines (“Substitute Awards”). Substitute Awards shall not be counted against the Plan Share Limit; provided, however, that Substitute Awards issued in connection with the assumption of, or in substitution for, outstanding stock options intended to qualify as Incentive Stock Options shall be counted against the Incentive Stock Option limit in Section 4(e).

5.           Administration. The Plan will be administered by the Administrator.

(a)         Powers of the Administrator. Subject to the provisions of the Plan, the Administrator will have the authority, in its discretion to:

(i)        determine Fair Market Value;

(ii)       select the Service Providers to whom Awards may be granted;

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(iii)      determine the type or types of Awards to be granted to Participants under the Plan and number of the Shares to be covered by each Award;

(iv)      approve forms of Award Agreements for use under the Plan;

(v)       determine the terms and conditions, not inconsistent with the terms of the Plan, of any Award. Such terms and conditions include, but are not limited to, the exercise price or purchase price, the time or times when Awards may be exercised (which may be based on performance criteria), any vesting criteria or Periods of Restriction, any vesting acceleration or waiver of forfeiture or repurchase restrictions, and any restriction or limitation regarding any Award or the Shares relating thereto, based in each case on such factors as the Administrator, in its sole discretion, will determine;

(vi)      construe and interpret the terms of the Plan, any Award Agreement, and Awards granted pursuant to the Plan;

(vii)     prescribe, amend, and rescind rules and regulations relating to the Plan, including rules and regulations relating to sub-plans established for the purpose of satisfying applicable foreign laws and/or qualifying for preferred tax treatment under applicable tax laws, as well as any privacy or other notice provisions to comply with Applicable Laws;

(viii)    modify or amend each Award (subject to Section 18(c)), including (A) the discretionary authority to extend the post-termination exercisability period of Awards and (B) accelerate the satisfaction of any vesting criteria or waiver of forfeiture or repurchase restrictions;

(ix)      allow Participants to satisfy withholding tax obligations by electing to have the Company withhold from the Shares or cash to be issued upon exercise or vesting of an Award that number of Shares or cash having a Fair Market Value equal to the amount required to be withheld. The Fair Market Value of any Shares to be withheld will be determined on the date that the amount of tax to be withheld is to be determined. All elections by a Participant to have Shares or cash withheld for this purpose will be made in such form and under such conditions as the Administrator may deem necessary or advisable;

(x)       authorize any person to execute on behalf of the Company any instrument required to effect the grant of an Award previously granted by the Administrator;

(xi)      allow a Participant to defer the receipt of the payment of cash or the delivery of the Shares that would otherwise be due to such Participant under an Award, subject to compliance (or exemption) from Code Section 409A;

(xii)     determine whether Awards will be settled in cash, Shares, other securities, other property, or in any combination thereof;

(xiii)    determine whether Awards will be adjusted for dividend equivalents;

(xiv)    create Other Stock-Based Awards for issuance under the Plan;

(xv)     impose such restrictions, conditions, or limitations as it determines appropriate as to the timing and manner of any resales by a Participant or other subsequent transfers by the Participant of any securities issued as a result of or under an Award, including without limitation, (A) restrictions under an insider trading policy, and (B) restrictions as to the use of a specified brokerage firm for such resales or other transfers; and

(xvi)    make all other determinations and take all other action deemed necessary or advisable for administering the Plan and due compliance with Applicable Laws, stock market or exchange rules or regulations or accounting or tax rules or regulations.

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(b)         Prohibition on Repricing. Notwithstanding anything to the contrary in Section 5(a) and except for an adjustment pursuant to Section 14 or a repricing approved by stockholders, in no case may the Administrator (i) amend an outstanding Stock Option or SAR to reduce the exercise price of the Award, (ii) cancel, exchange, or surrender an outstanding Stock Option or SAR in exchange for cash or other awards for the purpose of repricing the Award, or (iii) cancel, exchange, or surrender an outstanding Stock Option or SAR in exchange for an option or SAR with an exercise price that is less than the exercise price of the original Award.

(c)         Section 16. To the extent desirable to qualify transactions hereunder as exempt under Exchange Act Rule 16b-3, the transactions contemplated hereunder will be approved by the entire Board or a committee of two or more Non-Employee Directors.

(d)         Delegation of Authority. Except to the extent prohibited by Applicable Laws, the Administrator may delegate to one or more officers of the Company some or all of its authority under the Plan, including the authority to grant all types of Awards, in accordance with Applicable Laws (except that such delegation shall not apply to any Award for a Participant then covered by Section 16 of the Exchange Act), and the Administrator may delegate to one or more committees of the Board (which may consist solely of one Director) some or all of its authority under the Plan, including the authority to grant all types of Awards, in accordance with Applicable Laws. Such delegation may be revoked at any time. The acts of such delegates shall be treated as acts of the Administrator, and such delegates shall report regularly to the Administrator regarding the delegated duties and responsibilities and any Awards granted.

(e)         Effect of Administrator’s Decision. The Administrator’s decisions, determinations, and interpretations will be final and binding on all persons, including Participants and any other holders of Awards.

6.           Eligibility. The Administrator has the discretion to select any Service Provider to receive an Award, although Incentive Stock Options may be granted only to Employees. Designation of a Participant in any year shall not require the Administrator to designate such person to receive an Award in any other year or, once designated, to receive the same type or amount of Award as granted to the Participant in any other year. The Administrator shall consider such factors as it deems pertinent in selecting Participants and in determining the type and amount of their respective Awards.

7.           Stock Options. The Administrator, at any time and from time to time, may grant Stock Options under the Plan to Service Providers. Each Stock Option shall be subject to such terms and conditions consistent with the Plan as the Administrator may impose from time to time, subject to the following limitations:

(a)         Exercise Price. The per share exercise price for Shares to be issued pursuant to exercise of a Stock Option will be determined by the Administrator; provided, however, that for a Stock Option subject to Code Section 409A, the exercise price per Share shall be no less than one hundred percent (100%) of the Fair Market Value per Share on the date of grant, subject to Section 7(e). Notwithstanding the foregoing, in the case of a Stock Option that is a Substitute Award, the exercise price for Shares subject to such Stock Option may be less than the Fair Market Value per Share on the date of grant; provided that the exercise price of any Substitute Award shall be determined in accordance with the applicable requirements of Code Sections 424 and 409A.

(b)         Exercise Period. Stock Options shall be exercisable at such time or times and subject to such terms and conditions as shall be determined by the Administrator; provided, however, that no Stock Option shall be exercisable later than ten (10) years after the date it is granted. Stock Options shall terminate at such earlier times and upon such conditions or circumstances as the Administrator shall in its discretion set forth in such Award Agreement at the date of grant; provided, however, the Administrator may, in its sole discretion, later waive any such condition.

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(c)         Payment of Exercise Price. To the extent permitted by Applicable Laws, the Participant may pay the Stock Option exercise price by cash or check and, if approved by the Administrator, as determined in its sole discretion, by the following methods:

(i)        surrender of other Shares which meet the conditions established by the Administrator to avoid adverse accounting consequences to the Company (as determined by the Administrator);

(ii)       by a broker-assisted cashless exercise in accordance with procedures approved by the Administrator, whereby payment of the exercise price may be satisfied, in whole or in part, with Shares subject to the Stock Option by delivery of an irrevocable direction to a securities broker (on a form prescribed by the Administrator) to sell Shares and to deliver all or part of the sale proceeds to the Company in payment of the aggregate exercise price;

(iii)      for a Nonqualified Option, by delivery of a notice of “net exercise” to the Company, pursuant to which the Participant shall receive the number of Shares underlying the Option so exercised reduced by the number of Shares equal to the aggregate exercise price of the Option divided by the Fair Market Value on the date of exercise;

(iv)      such other consideration and method of payment for the issuance of Shares to the extent permitted by Applicable Laws; or

(v)       any combination of the foregoing methods of payment.

(d)         Exercise of Stock Option.

(i)        Procedure for Exercise. Any Stock Option granted hereunder shall be exercisable according to the terms of the Plan and at such times and under such conditions as determined by the Administrator and set forth in the Award Agreement. A Stock Option may not be exercised for a fraction of a Share. Exercising a Stock Option in any manner shall decrease the number of Shares thereafter available for purchase under the Stock Option, by the number of Shares as to which the Stock Option is exercised.

(ii)       Exercise Requirements. A Stock Option shall be deemed exercised when the Company receives: (A) written or electronic notice of exercise (in accordance with the Award Agreement) from the person entitled to exercise the Stock Option, and (B) full payment of the exercise price (including provision for any applicable tax withholding).

(iii)      Non-Exempt Employees. If a Stock Option is granted to an Employee who is a non-exempt employee for purposes of the Fair Labor Standards Act of 1938, as amended, the Stock Option will not be first exercisable for any Shares until at least six (6) months following the date of grant of the Stock Option (although the Stock Option may vest prior to such date). Consistent with the provisions of the Worker Economic Opportunity Act, (A) if such non-exempt Employee dies or suffers a Disability, (B) upon a Change in Control in which such Stock Option is not assumed, continued, or substituted, or (C) upon the Participant’s retirement (as such term may be defined in the Participant’s Award Agreement, in another agreement between the Participant and the Company or a Subsidiary, or, if no such definition, in accordance with the then current employment policies and guidelines of the Company or employing Subsidiary), the vested portion of any Stock Option may be exercised earlier than six (6) months following the date of grant. The foregoing provision is intended to operate so that any income derived by a non-exempt employee in connection with the exercise or vesting of a Stock Option will be exempt from the Participant’s regular rate of pay. To the extent permitted and/or required for compliance with the Worker Economic Opportunity Act to ensure that any income derived by a non-exempt employee in connection with the exercise, vesting, or issuance of any Shares under any other Award will be exempt from the employee’s regular rate of pay, the provisions of this Section 7(d)(iii) will apply to all Awards and are hereby incorporated by reference into such Award Agreements.

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(iv)      Termination of Relationship as a Service Provider. If a Participant ceases to be a Service Provider, the Participant may exercise the Stock Option within such period of time as is specified in the Award Agreement to the extent that the Stock Option is vested on the date of termination (but in no event later than the expiration of the term of such Stock Option as set forth in the Award Agreement). In the absence of a specified time in the Award Agreement, the Stock Option will remain exercisable for three (3) months (or twelve (12) months in the case of termination on account of Disability or death) following the Participant’s termination. If a Participant commits an act of Cause, all vested and unvested Stock Options shall be forfeited as of such date. Unless otherwise provided by the Administrator, if on the date of termination the Participant is not vested as to a Stock Option, the Shares covered by the unvested portion of the Stock Option will be forfeited and will revert to the Plan and again will become available for grant under the Plan. If after termination, the Participant does not exercise a Stock Option as to all of the vested Shares within the time specified by the Administrator, the Stock Option will terminate, and remaining Shares covered by such Stock Option will be forfeited and will revert to the Plan and again will become available for grant under the Plan.

(v)       Extension of Exercisability. A Participant may not exercise a Stock Option at any time that the issuance of Shares upon such exercise would violate Applicable Laws. Except as otherwise provided in the Award Agreement, if a Participant ceases to be a Service Provider for any reason other than for Cause and, at any time during the last thirty (30) days of the applicable post-termination exercise period: (A) the exercise of the Participant’s Stock Option would be prohibited solely because the issuance of Shares upon such exercise would violate Applicable Laws, or (B) the immediate sale of any Shares issued upon such exercise would violate the Company’s trading policy, then the applicable post-termination exercise period will be extended to the last day of the calendar month that commences following the date the Award would otherwise expire, with an additional extension of the exercise period to the last day of the next calendar month to apply if any of the foregoing restrictions apply at any time during such extended exercise period, generally without limitation as to the maximum permitted number of extensions); provided, however, that in no event may such Award be exercised after the expiration of its maximum term.

(vi)      Beneficiary. If a Participant dies while a Service Provider, the Stock Option may be exercised following the Participant’s death by the Participant’s designated beneficiary, provided such beneficiary has been designated and received by the Administrator prior to the Participant’s death in a form acceptable to the Administrator. If no such beneficiary has been properly designated by the Participant, then such Stock Option may be exercised by the personal representative of the Participant’s estate or by the persons to whom the Stock Option is transferred pursuant to the Participant’s will or in accordance with the laws of descent and distribution.

(vii)     Stockholder Rights. Until the Shares are issued (as evidenced by the appropriate entry on the books of the Company or of a duly authorized transfer agent or depositary of the Company), no right to vote or receive dividends or any other rights as a stockholder will exist with respect to the Shares, notwithstanding the exercise of the Stock Option. No adjustment will be made for a dividend or other right for which the record date is prior to the date the Shares are issued, except as provided in Section 14 or the applicable Award Agreement.

(e)         Incentive Stock Option Limitations.

(i)        Each Stock Option will be designated in the Award Agreement as either an Incentive Stock Option or a Nonqualified Stock Option. However, notwithstanding such designation, to the extent that the aggregate Fair Market Value of the Shares with respect to which Incentive Stock Options are exercisable for the first time by the Participant during any calendar year (under all plans of the Company, its Parent, or any Subsidiary) exceeds $100,000 (or such

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other limit established in the Code), such Stock Options will be treated as Nonqualified Stock Options. For purposes of this Section 7(e)(i), Incentive Stock Options will be taken into account in the order in which they were granted. The Fair Market Value of the Shares will be determined as of the time the Stock Option is granted.

(ii)       In the case of an Incentive Stock Option, the exercise price will be determined by the Administrator, but shall be no less than one hundred percent (100%) of the Fair Market Value per Share on the date of grant. The term of any Incentive Stock Option will be ten (10) years from the date of grant or such shorter term as may be provided in the Award Agreement. Moreover, in the case of an Incentive Stock Option granted to a Participant who, at the time the Incentive Stock Option is granted, owns shares representing more than ten percent (10%) of the total combined voting power of all classes of stock of the Company, its Parent, or any Subsidiary, the term of the Incentive Stock Option will be five (5) years from the date of grant or such shorter term as may be provided in the Award Agreement and the exercise price shall not be less than one hundred ten percent (110%) of the Fair Market Value per Share on the date of grant.

(iii)      No Stock Option shall be treated as an Incentive Stock Option unless the Plan has been approved by the stockholders of the Company in a manner intended to comply with the stockholder approval requirements of Code Section 422(b)(1), provided that any Stock Option intended to be an Incentive Stock Option shall not fail to be effective solely on account of a failure to obtain such approval, but rather such Stock Option shall be treated as a Nonqualified Stock Option unless and until such approval is obtained.

(iv)      In the case of an Incentive Stock Option, the terms and conditions of such grant shall be subject to and comply with such rules as may be prescribed by Code Section 422. If for any reason a Stock Option intended to be an Incentive Stock Option (or any portion thereof) shall not qualify as an Incentive Stock Option, then, to the extent of such nonqualification, such Stock Option or portion thereof shall be regarded as a Nonqualified Stock Option appropriately granted under the Plan.

8.           Stock Appreciation Rights (“SARs”). The Administrator, at any time and from time to time, may grant SARs to Service Providers. Each Award of SARs shall be subject to such terms and conditions, consistent with the Plan, as the Administrator may impose from time to time, subject to the following limitations:

(a)         SAR Award Agreement. Each SAR will be evidenced by an Award Agreement that will specify the exercise price, the term of the SAR, the conditions of exercise, and such other terms and conditions as the Administrator, in its sole discretion, will determine.

(b)         Number of Shares. The Administrator will have complete discretion to determine the number of Shares subject to any SAR.

(c)         Exercise Price and Other Terms. The per share exercise price for the Shares that will determine the amount of the payment to be received upon exercise of a SAR will be determined by the Administrator; provided, however, that for a SAR subject to Code Section 409A, the exercise price per Share shall be no less than one hundred percent (100%) of the Fair Market Value per Share on the date of grant. Notwithstanding the foregoing, in the case of a SAR that is a Substitute Award, the exercise price for Shares subject to such SAR may be less than the Fair Market Value per Share on the date of grant; provided that the exercise price of any Substitute Award shall be determined in accordance with the applicable requirements of Code Sections 424 and 409A. Otherwise, the Administrator, subject to the provisions of the Plan, will have complete discretion to determine the terms and conditions of any SAR.

(d)         Expiration of Stock Appreciation Rights. A SAR will expire upon the date determined by the Administrator, in its sole discretion, and set forth in the Award Agreement. Notwithstanding the foregoing, the rules of Section 7(d) relating to the maximum term and exercise price also will apply to SARs issued in tandem with an Incentive Stock Option.

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(e)         Payment of Stock Appreciation Right Amount. Upon exercise of a SAR, a Participant will be entitled to receive payment from the Company in an amount determined by multiplying:

(i)        the difference between the Fair Market Value of a Share on the date of exercise over the exercise price; times

(ii)       the number of Shares with respect to which the SAR is exercised.

(f)          Payment Form. At the discretion of the Administrator, the payment upon SAR exercise may be in cash, in Shares, other securities, or other property of equivalent value, or in some combination thereof.

(g)         Tandem Awards. Any Stock Option granted under the Plan may include tandem SARs (i.e., SARs granted in conjunction with an Award of Stock Options under the Plan). The Administrator also may award SARs to a Service Provider independent of any Stock Option.

9.           Restricted Stock. The Administrator, at any time and from time to time, may grant Restricted Stock to Service Providers in such amounts as the Administrator, in its sole discretion, will determine, subject to the following limitations:

(a)         Restricted Stock Agreement. Each Award of Restricted Stock shall be evidenced by an Award Agreement that will specify the Period of Restriction and the applicable restrictions, the number of Shares granted, and such other terms and conditions as the Administrator, in its sole discretion, will determine. Restricted Stock may be awarded in consideration for (i) cash, check, bank draft or money order payable to the Company, (ii) past Service, or (iii) any other form of legal consideration (including future Service) that may be acceptable to the Administrator, in its sole discretion, and permissible under Applicable Laws.

(b)         Removal of Restrictions. Unless the Administrator determines otherwise, Restricted Stock will be held by the Company as escrow agent until the restrictions on such Restricted Stock have lapsed. The Administrator, in its discretion, may accelerate the time at which any restrictions will lapse or be removed.

(c)         Voting Rights. During the Period of Restriction, a Participant holding Restricted Stock may exercise the voting rights applicable to those restricted Shares, unless the Administrator determines otherwise.

(d)         Dividends and Other Distributions. Except as provided in the Award Agreement, during the Period of Restriction, a Participant holding Restricted Stock shall be entitled to receive all dividends and other distributions paid with respect to such Restricted Stock. If any such dividends or distributions are paid in Shares, such Shares shall be subject to the same restrictions on transferability and forfeitability as the Restricted Stock with respect to which they were paid.

(e)         Transferability. Restricted Stock may not be sold, transferred, pledged, assigned, or otherwise alienated or hypothecated until the end of the applicable Period of Restriction.

(f)          Return of Restricted Stock to Company. On the date set forth in the Award Agreement, the Restricted Stock for which restrictions have not lapsed shall be forfeited and will revert to the Company and again shall become available for grant under the Plan.

10.         Restricted Stock Units (“RSUs”). The Administrator, at any time and from time to time, may grant RSUs under the Plan to Service Providers. Each RSU shall be subject to such terms and conditions, consistent with the Plan, as the Administrator may impose from time to time, subject to the following limitations:

(a)         RSU Award Agreement. Each Award of RSUs shall be evidenced by an Award Agreement that will specify the terms, conditions, and restrictions related to the grant, including the number of RSUs and such other terms and conditions as the Administrator, in its sole discretion, shall determine.

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(b)         Vesting Criteria and Other Terms. The Administrator shall set vesting criteria in its discretion, which, depending on the extent to which the criteria are met, will determine the number of RSUs that will be paid out to the Participant. The Administrator may set vesting criteria based upon the achievement of Company-wide, business unit, or individual goals (including, but not limited to, continued employment or Service), or any other basis determined by the Administrator in its discretion.

(c)         Earning Restricted Stock Units. Upon meeting the applicable vesting criteria, the Participant shall be entitled to receive a payout as determined by the Administrator. Notwithstanding the foregoing, at any time after the grant of RSUs, the Administrator, in its sole discretion, may reduce or waive any vesting criteria that must be met to receive a payout.

(d)         Form and Timing of Payment. Payment of earned RSUs shall be made as soon as practicable after the date(s) determined by the Administrator and set forth in the Award Agreement. The Administrator, in its sole discretion, may settle earned RSUs in cash, Shares, other securities, other property, or a combination of both.

(e)         Voting and Dividend Equivalent Rights. The holders of RSUs shall have no voting rights as the Company’s stockholders. Prior to settlement or forfeiture, RSUs awarded under the Plan may, at the Administrator’s discretion, provide for a right to dividend equivalents. Such right entitles the holder to be credited with an amount equal to all dividends paid on one Share while the RSU is outstanding. Dividend equivalents may be converted into additional RSUs. Settlement of dividend equivalents may be made in the form of cash, Shares, other securities, other property, or in a combination of the foregoing. Prior to distribution, any dividend equivalents shall be subject to the same conditions and restrictions as the RSUs to which they attach.

(f)          Cancellation. On the date set forth in the Award Agreement, all unearned RSUs shall be forfeited to the Company.

11.         Other Stock-Based Awards. Other Stock-Based Awards may be granted either alone, in addition to, or in tandem with, other Awards granted under the Plan and/or cash awards made outside of the Plan. The Administrator shall have authority to determine the Service Providers to whom and the time or times at which Other Stock-Based Awards shall be made, the amount of such Other Stock-Based Awards, and all other conditions of the Other Stock-Based Awards including any dividend and/or voting rights.

12.         Vesting.

(a)         Vesting Conditions. Each Award may or may not be subject to vesting, a Period of Restriction, and/or other conditions as the Administrator may determine. Vesting shall occur, in full or in installments, upon satisfaction of the conditions specified in the Award Agreement. Vesting conditions may include Service-based conditions, performance-based conditions, such other conditions as the Administrator may determine, or any combination thereof. Unless specifically set forth in the Award Agreement, Awards shall not be considered subject to any performance-based condition. Unless specifically set forth in the Award Agreement, Awards shall not be considered subject to any performance-based condition. An Award Agreement may provide for accelerated vesting upon certain specified events.

(b)         Performance Criteria. The Administrator may establish performance-based conditions for an Award as specified in the Award Agreement, which may be based on the attainment of specific levels of performance of the Company (and/or one or more Subsidiaries, divisions, business segments or operational units, or any combination of the foregoing) and may include, without limitation, any of the following: (i) net earnings or net income (before or after taxes); (ii) basic or diluted earnings per share (before or after taxes); (iii) revenue or revenue growth (measured on a net or gross basis); (iv) gross profit or gross profit growth; (v) operating profit (before or after taxes); (vi) return measures (including, but not limited to, return on assets, capital, invested capital, equity, or sales); (vii) cash flow (including, but not limited to, operating cash flow, free

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cash flow, net cash provided by operations and cash flow return on capital); (viii) financing and other capital raising transactions (including, but not limited to, sales of the Company’s equity or debt securities); (ix) earnings before or after taxes, interest, depreciation and/or amortization; (x) gross or operating margins; (xi) productivity ratios; (xii) share price (including, but not limited to, growth measures and total stockholder return); (xiii) expense targets; (xiv) margins; (xv) productivity and operating efficiencies; (xvi) customer satisfaction; (xvii) customer growth; (xviii) working capital targets; (xix) measures of economic value added; (xx) inventory control; (xxi) enterprise value; (xxii) sales; (xxiii) debt levels and net debt; (xxiv) combined ratio; (xxv) timely launch of new facilities; (xxvi) client retention; (xxvii) employee retention; (xxviii) timely completion of new product rollouts; (xxix) cost targets; (xxx) reductions and savings; (xxxi) productivity and efficiencies; (xxxii) strategic partnerships or transactions; and (xxxiii) personal targets, goals or completion of projects. Any one or more of the performance criteria may be used on an absolute or relative basis to measure the performance of the Company and/or one or more Subsidiaries as a whole or any business unit(s) of the Company and/or one or more Subsidiaries or any combination thereof, as the Administrator may deem appropriate, or any of the above performance criteria may be compared to the performance of a selected group of comparison or peer companies, or a published or special index that the Administrator, in its sole discretion, deems appropriate, or as compared to various stock market indices. The Administrator also has the authority to provide for accelerated vesting of any Award based on the achievement of performance criteria specified in this paragraph. Any performance criteria that are financial metrics, may be determined in accordance with United States Generally Accepted Accounting Principles (“GAAP”) or may be adjusted when established to include or exclude any items otherwise includable or excludable under GAAP.

(c)         Default Vesting. Unless otherwise set forth in an individual Award Agreement, each Award shall vest over a four (4)-year period, with one-fourth (1/4) of the Award vesting on the first annual anniversary of the date of grant and the remaining portion vesting quarterly thereafter.

(d)         Leaves of Absence. Unless the Administrator provides otherwise, vesting of Awards granted hereunder shall be suspended during any Employee’s unpaid leave of absence and shall resume on the date the Employee returns to work on a regular schedule as determined by the Administrator; provided, however, that no vesting credit will be awarded for the time vesting has been suspended during such leave of absence. A Service Provider shall not cease to be an Employee in the case of (i) any leave of absence approved by the Company or the employing Subsidiary, although any leave of absence not provided for in the applicable employee manual of the Company or employing Subsidiary needs to be approved by the Administrator, or (ii) transfers between locations of the Company or between the Company, its Parent, or any Subsidiary. For purposes of Incentive Stock Options, no leave of absence may exceed ninety (90) days, unless reemployment upon expiration of such leave is guaranteed by statute or contract. If reemployment upon expiration of a leave of absence approved by the Company or employing Subsidiary is not so guaranteed, then three (3) months following the 91st day of such leave any Incentive Stock Option held by the Participant will cease to be treated as an Incentive Stock Option and will be treated for federal tax purposes as a Nonqualified Stock Option.

(e)         Change in Status. In the event a Service Provider’s regular level of time commitment in the performance of Services is reduced (for example, and without limitation, if the Service Provider is an Employee of the Company and the Employee has a change in status from a full-time Employee to a part-time Employee) after the date of grant of any Award to the Service Provider, the Administrator has the right in its sole discretion to (i) make a corresponding reduction in the number of Shares subject to any portion of such Award that is scheduled to vest or become payable after the date of such change in time commitment, and (ii) in lieu of or in combination with such a reduction, extend the vesting or payment schedule applicable to such Award. In the event of any such reduction, the Service Provider will have no right with respect to any portion of the Award that is so reduced or extended.

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13.         Non-Transferability of Awards. Unless determined otherwise by the Administrator, an Award may not be sold, pledged, assigned, hypothecated, transferred, or disposed of in any manner, except to the Participant’s estate or legal representative, and may be exercised, during the lifetime of the Participant, only by the Participant, although the Administrator, in its discretion, may permit Award transfers for purposes of estate planning or charitable giving. If the Administrator makes an Award transferable, such Award will contain such additional terms and conditions as the Administrator deems appropriate.

14.         Adjustments; Dissolution or Liquidation; Change in Control.

(a)         Adjustments. In the event that any dividend or other distribution (whether in the form of cash, Shares, other securities, or other property), recapitalization, share split, reverse share split, reorganization, merger, consolidation, split-up, spin-off, combination, repurchase, or exchange of Shares or other securities of the Company, or other change in the corporate structure of the Company affecting the Shares occurs such that an adjustment is determined by the Administrator (in its sole discretion) to be appropriate in order to prevent dilution or enlargement of the benefits or potential benefits intended to be made available under the Plan, then the Administrator shall, in such manner as it may deem equitable, adjust (i) the number and class of Shares which may be delivered under the Plan; (ii) the number, class and price of Shares subject to outstanding Awards, and (iii) the numerical limits in Section 4. Notwithstanding the preceding, the number of Shares subject to any Award always shall be a whole number.

(b)         Dissolution or Liquidation. In the event of the proposed dissolution or liquidation of the Company, the Administrator will notify each Participant as soon as practicable prior to the effective date of such proposed transaction. The Administrator in its discretion may provide for a Participant to have the right to exercise an Award, to the extent applicable, until ten (10) days prior to such transaction as to all of the Shares covered thereby, including Shares as to which the Award would not be vested or otherwise be exercisable. In addition, the Administrator may provide that any Company repurchase option or forfeiture rights applicable to any Award shall lapse one hundred percent (100%), and that any Award vesting shall accelerate one hundred percent (100%), provided the proposed dissolution or liquidation takes place at the time and in the manner contemplated. To the extent it has not been previously vested and, if applicable, exercised, an Award will terminate immediately prior to the consummation of such proposed action.

(c)         Change in Control.

(i)        In the event of a Change in Control, each outstanding Award shall be assumed or an equivalent award substituted by the acquiring or successor corporation or a parent of the acquiring or successor corporation.

(ii)       Unless determined otherwise by the Administrator, in the event that the successor corporation refuses to assume or substitute for the Award, (A) the Participant shall fully vest in and have the right to exercise the Award as to all of the Shares, including those as to which it would not otherwise be vested or exercisable; (B) all applicable restrictions will lapse; and (C) all performance objectives and other vesting criteria will be deemed achieved at targeted levels.

(iii)      If a Stock Option or SAR is not assumed or substituted in the event of a Change in Control, the Administrator shall notify the Participant in writing or electronically that the Stock Option or SAR shall be exercisable, to the extent vested, for a period of up to fifteen (15) days from the date of such notice, and the Stock Option or SAR shall terminate upon the expiration of such period.

(iv)      For the purposes of this Section 14, the Award shall be considered assumed if, following the Change in Control, the Award confers the right to purchase or receive, for each Share subject to the Award immediately prior to the Change in Control, the consideration (whether shares, cash, or other securities or property) received in the Change in Control

Annex I-14

by holders of Shares for each Share held on the effective date of the transaction (and if holders were offered a choice of consideration, the type of consideration chosen by the holders of a majority of the outstanding Shares); provided, however, that if such consideration received in the Change in Control is not solely common shares of the acquiring or successor corporation or its parent, the Administrator may, with the consent of the acquiring or successor corporation, provide for the consideration to be received, for each Share subject to the Award, to be solely common shares of the acquiring or successor corporation or its parent equal in fair market value to the per share consideration received by holders of Shares in the Change in Control.

(v)       Notwithstanding anything herein to the contrary, an Award that vests, is earned, or is paid out upon the satisfaction of one or more performance goals will not be considered assumed if the Company or the acquiring or successor corporation modifies any of such performance goals without the Participant’s consent; provided, however, that a modification to such performance goals only to reflect the acquiring or successor corporation’s post-Change in Control corporate structure will not be deemed to invalidate an otherwise valid Award assumption.

(vi)      Payments under this Section 14 may be delayed to the same extent that payment of consideration to the holders of Shares in connection with the Change in Control is delayed as a result of escrows, earn outs, holdbacks, or any other contingencies.

15.         Taxes.

(a)         General. It is a condition to each Award that a Participant or such Participant’s successor shall make such arrangements that may be necessary, in the opinion of the Administrator or the Company, for the satisfaction of any federal, state, local, or foreign withholding tax obligations that arise in connection with any Award. The Company shall not be required to issue any Shares or make any cash payment under the Plan unless such obligations are satisfied.

(b)         Share Withholding. To the extent that Applicable Laws subject a Participant to tax withholding obligations, the Administrator may permit such Participant to satisfy all or part of such obligations by having the Company, its Parent, or any Subsidiary withhold all or a portion of any Share that otherwise would be issued to such Participant or by surrendering all or a portion of any Share that the Participant previously acquired. Such Share shall be valued on the date withheld or surrendered. Any payment of taxes by assigning Shares to the Company, its Parent, or any Subsidiary may be subject to restrictions, including any restrictions required by the Securities and Exchange Commission, accounting, or other rules.

(c)         Discretionary Nature of Plan. The benefits and rights provided under the Plan are wholly discretionary and, although provided by the Company, do not constitute regular or periodic payments. Unless otherwise required by Applicable Laws, the benefits and rights provided under the Plan are not to be considered part of a Participant’s salary or compensation or for purposes of calculating any severance, resignation, redundancy, other end of service payments, vacation, bonuses, long-term service awards, indemnification, pension or retirement benefits, or any other payments, benefits, or rights of any kind. By acceptance of an Award, a Participant waives any and all rights to compensation or damages as a result of the termination of Service for any reason whatsoever insofar as those rights result or may result from the Plan or any Award.

(d)         Code Section 409A. Awards will be designed and operated in such a manner that they are either exempt from the application of, or comply with, the requirements of Code Section 409A and will be construed and interpreted in accordance with such intent, except as otherwise determined in the sole discretion of the Administrator. To the extent that an Award or payment, or the settlement or deferral thereof, is subject to Code Section 409A, the Award will be granted, paid, settled, or deferred in a manner that will meet the requirements of Code Section 409A, such that the grant, payment, settlement, or deferral will not be subject to the additional tax or interest applicable under Code Section 409A.

Annex I-15

(e)         Deferral of Award Settlement. The Administrator, in its discretion, may permit selected Participants to elect to defer distributions of Restricted Stock or RSUs in accordance with procedures established by the Administrator to assure that such deferrals comply with applicable requirements of the Code. Any deferred distribution, whether elected by the Participant or specified by the Award Agreement or the Administrator, shall comply with Code Section 409A, to the extent applicable.

(f)          Limitation on Liability. Neither the Company, nor its Parent, nor any Subsidiary, nor any person serving as Administrator shall have any liability to a Participant in the event an Award held by the Participant fails to achieve its intended characterization under applicable tax law.

16.         No Rights as a Service Provider. Neither the Plan, nor an Award Agreement, nor any Award shall confer upon a Participant any right with respect to continuing a relationship as a Service Provider, nor shall they interfere in any way with the right of the Participant or the right of the Company, its Parent, or any Subsidiary to terminate such relationship at any time, with or without cause.

17.         Recoupment Policy. All Awards granted under the Plan, all amounts paid under the Plan, and all Shares issued under the Plan shall be subject to reduction, recoupment, clawback, or recovery by the Company in accordance with Applicable Laws and with Company policy (whenever adopted) regarding same, whether or not such policy is intended to satisfy the requirements of the Dodd-Frank Wall Street Reform and Consumer Protection Act, the Sarbanes-Oxley Act, or other Applicable Laws, as well as any implementing regulations and/or listing standards.

18.         Amendment and Termination of the Plan.

(a)         Amendment and Termination. The Board may at any time amend, alter, suspend, or terminate the Plan.

(b)         Stockholder Approval. The Company may obtain stockholder approval of any Plan amendment to the extent necessary or, as determined by the Administrator in its sole discretion, desirable to comply with Applicable Laws, including any amendment that (i) increases the number of Shares available for issuance under the Plan or (ii) changes the persons or class of persons eligible to receive Awards.

(c)         Effect of Amendment or Termination. No amendment, alteration, suspension, or termination of the Plan will materially impair the rights of any Participant with respect to outstanding Awards, unless mutually agreed otherwise between the Participant and the Administrator, which agreement must be in writing and signed by the Participant and the Company. Termination of the Plan will not affect the Administrator’s ability to exercise the powers granted to it hereunder with respect to Awards granted under the Plan prior to the date of such termination.

19.         Conditions Upon Issuance of Shares.

(a)         Legal Compliance. Shares will not be issued pursuant to an Award unless the exercise of such Award and the issuance and delivery of such Shares will comply with Applicable Laws and will be further subject to the approval of counsel for the Company with respect to such compliance.

(b)         Investment Representations. As a condition to the exercise or receipt of an Award, the Company may require the person exercising or receiving such Award to represent and warrant at the time of any such exercise or receipt that the Shares are being purchased only for investment and without any present intention to sell or distribute such Shares if, in the opinion of counsel for the Company, such a representation is required or desirable.

20.         Severability. Notwithstanding any contrary provision of the Plan or an Award Agreement, if any one or more of the provisions (or any part thereof) of the Plan or an Award Agreement shall be held invalid, illegal, or unenforceable in any respect, such provision shall be modified so as to make it valid, legal, and enforceable, and the validity, legality, and enforceability of the remaining provisions (or any part thereof) of the Plan or Award Agreement, as applicable, shall not in any way be affected or impaired thereby.

Annex I-16

21.         Inability to Obtain Authority. The inability of the Company to obtain authority from any regulatory body having jurisdiction, which authority is deemed by the Company’s counsel to be necessary to the lawful issuance and sale of any Shares hereunder, will relieve the Company of any liability in respect of the failure to issue or sell such Shares as to which such requisite authority will not have been obtained.

22.         Stockholder Approval. The Plan will be subject to approval by the stockholders of the Company within twelve (12) months after the date the Plan is adopted. Such stockholder approval will be obtained in the manner and to the degree required under Applicable Laws. All Awards hereunder are contingent on approval of the Plan by stockholders. Notwithstanding any other provision of the Plan, if the Plan is not approved by the stockholders within twelve (12) months after the date the Plan is adopted, the Plan and any Awards hereunder shall be automatically terminated.

23.         Choice of Law. The Plan will be governed by and construed in accordance with the internal laws of the State of Delaware, without reference to any choice of law principles.

24.         Effective Date.

(a)         The Plan shall be effective as of ________________ ___, 2024, the date on which the Plan was adopted by the Board (the “Effective Date”).

(b)         Unless terminated earlier under Section 18, the Plan shall terminate on ________ ___, 2034, ten years after the Effective Date.

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Annex J

[NEW PLUM]1

2024 EMPLOYEE STOCK PURCHASE PLAN

The purpose of this 2024 Employee Stock Purchase Plan (the “Plan”) is to provide eligible employees of [New Plum], a Delaware corporation (the “Company”), and certain of its subsidiaries with opportunities to purchase shares of the Company’s common stock, $[0.001] par value per share (the “Common Stock”), commencing at such time and on such dates as the Board of Directors of the Company (the “Board”) shall determine. Subject to adjustment under Section 15 hereof, the number of shares of Common Stock that have been approved for this purpose is the sum of:

(a)         three percent (3%) of the issued and outstanding shares of Common Stock on the Effective Date; plus

(b)         an annual increase to be added on the first day of each fiscal year, commencing on January 1, 2025 and continuing for each fiscal year until, and including, January 1, 2034, equal to the least of (i) one percent (1%) of the issued and outstanding shares of all classes of Company common stock, $[0.001] par value per share, outstanding on such date, and (ii) a number of shares of Common Stock determined by the Board.

The Plan is intended to qualify as an “employee stock purchase plan” as defined in Section 423 of the Internal Revenue Code of 1986, as amended (the “Code”), and the regulations issued thereunder, and shall be interpreted in a manner consistent therewith.

1.           Administration. The Plan shall be administered by the Board or by a committee appointed by the Board (the “Administrator”). The Administrator has authority to (i) make rules and regulations for the administration of the Plan; (ii) interpret the terms and provisions of the Plan; (iii) make all determinations it deems advisable for the administration of the Plan; (iv) decide all disputes arising in connection with the Plan; and (v) otherwise supervise the administration of the Plan, and its interpretation and decisions with regard thereto shall be final and conclusive.

2.           Eligibility. All employees of the Company and all employees of any subsidiary of the Company (as defined in Section 424(f) of the Code) designated by the Administrator from time to time (a “Designated Subsidiary”), are eligible to participate in any one or more of the offerings of Options (as defined in Section 9) to purchase Common Stock under the Plan, provided that:

(a)         they are customarily employed by the Company or a Designated Subsidiary for more than 20 hours a week and for more than five months in a calendar year;

(b)         they have been employed by the Company or a Designated Subsidiary for at least three months prior to enrolling in the Plan; and

(c)         they are employees of the Company or a Designated Subsidiary on the first day of the applicable Plan Period (as defined below).

No employee may be granted an Option hereunder if such employee, immediately after the Option is granted, would own five percent (5%) or more of the total combined voting power or value of the capital stock of the Company or any subsidiary. For purposes of the preceding sentence, the attribution rules of Section 424(d) of the Code shall apply in determining the stock ownership of an employee, and all stock that the employee has a contractual right to purchase shall be treated as stock owned by the employee.

The Company retains the discretion to determine which eligible employees may participate in an offering pursuant to and consistent with Treasury Regulation Sections 1.423-2(e) and (f).

____________

1        NTD: Company name to be updated as the name of the post-closing issuer.

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3.           Offerings. The Company shall make one or more offerings (“Offerings”) to employees to purchase stock under the Plan. Offerings shall begin at such time and on such dates as the Administrator shall determine, or the first business day thereafter (such dates, the “Offering Commencement Dates”). Each Offering Commencement Date shall begin a six (6)-month period (each, a “Plan Period”) during which payroll deductions shall be made and held for the purchase of Common Stock at the end of the Plan Period. However, the Administrator may, at its discretion, choose a different Plan Period of not more than twelve (12) months for Offerings.

4.           Participation. An employee eligible on the Offering Commencement Date of any Offering may participate in such Offering by completing and forwarding either a written or electronic payroll deduction authorization form to the employee’s appropriate payroll office at least 15 days (or such other number of days as is determined by the Company) prior to the applicable Offering Commencement Date. The form will authorize a regular payroll deduction from the Compensation (as defined below) received by the employee during the Plan Period. Unless an employee files a new form or withdraws from the Plan, his or her deductions and purchases will continue at the same rate for future Offerings under the Plan as long as the Plan remains in effect. The Administrator shall determine what constitutes “Compensation” for the purposes of the Plan. In the absence of a determination by the Administrator, the term “Compensation” shall mean the amount of money reportable on the employee’s Federal Income Tax Withholding Statement (or analogous non-U.S. statement), excluding overtime, shift premium, incentive or bonus awards, allowances and reimbursements for expenses such as relocation allowances for travel expenses, income or gains associated with the grant or vesting of restricted stock, income or gains on the exercise of Company stock options or stock appreciation rights, and similar items, whether or not shown or separately identified on the employee’s Federal Income Tax Withholding Statement (or analogous non-U.S. statement), but including, in the case of salespersons, sales commissions to the extent determined by the Administrator.

5.           Deductions. The Company shall maintain payroll deduction accounts for all participating employees. With respect to any Offering made under the Plan, an employee may authorize a payroll deduction in any percentage amount (in whole percentages) at a minimum of one percent (1%) up to a maximum of fifteen percent (15%) of the Compensation that he or she receives during the Plan Period or such shorter period during which deductions from payroll are made. The Administrator may, at its discretion, designate a lower maximum contribution rate. The minimum payroll deduction is such percentage of Compensation as may be established from time to time by the Administrator.

6.           Deduction Changes. An employee may decrease or discontinue his or her payroll deduction once during any Plan Period, by filing either a written or electronic new payroll deduction authorization form, as determined by the Company. However, an employee may not increase his or her payroll deduction during a Plan Period. If an employee elects to discontinue his or her payroll deductions during a Plan Period, but does not elect to withdraw his or her funds pursuant to Section 8 hereof, funds deducted prior to his or her election to discontinue will be applied to the purchase of Common Stock on the Exercise Date (as defined below).

7.           Interest. Interest will not be paid on any employee accounts, except to the extent that the Administrator, in its sole discretion, elects to credit employee accounts with interest at such rate as it may from time to time determine.

8.           Withdrawal of Funds. An employee may at any time prior to the close of business on the fifteenth (15th) business day prior to the end of a Plan Period (or such other number of days as is determined by the Company) and for any reason permanently draw out the balance accumulated in such employee’s account and thereby withdraw from participation in an Offering. Partial withdrawals are not permitted. The employee may not begin participation again during the remainder of the Plan Period during which the employee withdrew his or her balance. The employee may participate in any subsequent Offering in accordance with the terms and conditions established by the Administrator.

9.           Purchase of Shares.

(a)         Number of Shares. On the Offering Commencement Date for the applicable Plan Period, the Company will grant to each eligible employee who is then a participant in the Plan an option (an “Option”) to purchase on the last business day of such Plan Period (the “Exercise Date”) at the applicable purchase price (the “Option Price”) up to the whole number of shares of Common Stock determined by multiplying $2,083 by the number of full months in the Plan Period and dividing the result by the closing price (as determined below) on the Offering Commencement Date; provided, however, that no employee may be granted an Option which permits his

Annex J-2

or her rights to purchase Common Stock under the Plan and any other employee stock purchase plan (as defined in Section 423(b) of the Code) of the Company and its subsidiaries, to accrue at a rate which exceeds $25,000 of the fair market value of such Common Stock (determined at the date such Option is granted) for each calendar year in which the Option is outstanding at any time; and, provided, further, however, that the Administrator may, in its discretion, set a different fixed number of shares of Common Stock that each eligible employee may purchase per Plan Period, which number shall not be greater than the number of shares of Common Stock determined using the formula in this Section 9(a), and both of which shall be subject to the first proviso of this Section 9(a).

(b)         Option Price. The Administrator shall determine the Option Price for each Plan Period, including whether such Option Price shall be determined based on the lesser of the closing price of the Common Stock on (i) the first business day of the Plan Period or (ii) the Exercise Date, or shall be based solely on the closing price of the Common Stock on the Exercise Date; provided, however, that such Option Price shall be at least 85% of the applicable closing price. In the absence of a determination by the Administrator, the Option Price shall be 85% of the lesser of the closing price of the Common Stock on (i) the first business day of the Plan Period or (ii) the Exercise Date. The closing price shall be (a) the closing price (for the primary trading session) on any national securities exchange on which the Common Stock is then listed or (b) the average of the closing bid and asked prices in the over-the-counter-market, whichever is applicable, as published in The Wall Street Journal or another source selected by the Administrator. If no sales of Common Stock were made on such a day, the price of the Common Stock shall be the reported price for the last preceding day on which sales were made.

(c)         Exercise of Option. Each employee who continues to be a participant in the Plan on the Exercise Date shall be deemed to have exercised his or her Option at the Option Price on such date and shall be deemed to have purchased from the Company the number of whole shares of Common Stock reserved for the purpose of the Plan that his or her accumulated payroll deductions on such date will pay for, but not in excess of the maximum numbers determined in the manner set forth above.

(d)         Return of Unused Payroll Deductions. Any balance remaining in an employee’s payroll deduction account at the end of a Plan Period shall be automatically refunded to the employee, except that any balance that is less than the purchase price of one share of Common Stock shall be carried forward into the employee’s payroll deduction account for the following Offering, unless the employee elects not to participate in the following Offering under the Plan, in which case the balance in the employee’s account shall be refunded.

10.         Issuance of Certificates. Certificates (if applicable) representing shares of Common Stock purchased under the Plan may be issued only in the name of the employee, in the name of the employee and another person of legal age as joint tenants with rights of survivorship, or (in the Company’s sole discretion) in the name of a brokerage firm, bank, or other nominee holder designated by the employee. The Company may, in its sole discretion and in compliance with applicable laws, authorize the use of book-entry registration of shares in lieu of issuing stock certificates.

11.         Rights on Retirement, Death or Termination of Employment. If a participating employee’s employment with the Company or a Designated Subsidiary ends before the last business day of a Plan Period, no payroll deduction shall be taken from any pay then due and owing to the employee and the balance in the employee’s account shall be paid to the employee. In the event of the employee’s death before the last business day of a Plan Period, the Company shall, upon notification of such death, pay the balance of the employee’s account (a) to the executor or administrator of the employee’s estate or (b) if no such executor or administrator has been appointed to the knowledge of the Company, to such other person(s) as the Company may, in its discretion, designate. If, before the last business day of the Plan Period, the Designated Subsidiary by which an employee is employed ceases to be a subsidiary of the Company, or if the employee is transferred to a subsidiary of the Company that is not a Designated Subsidiary, the employee shall be deemed to have terminated employment for the purposes of the Plan.

12.         Optionees Not Stockholders. Neither the granting of an Option to an employee nor the deductions from his or her pay shall make such employee a stockholder of the shares of Common Stock covered by an Option under the Plan unless and until he or she has purchased and received such shares. Prior to an employee’s purchase of Common Stock, he or she shall not have any of the rights or privileges of a stockholder. Except as provided in Section 15 or otherwise determined by the Administrator, no adjustments shall be made for ordinary cash dividends or distribution or other rights for which the record date occurs prior to the date of an employee’s purchase of Common Stock.

Annex J-3

13.         Options Not Transferable. Options under the Plan are not transferable by a participating employee other than by will or the laws of descent and distribution, and are exercisable during the employee’s lifetime only by the employee.

14.         Application of Funds. All funds received or held by the Company under the Plan may be combined with other corporate funds and may be used for any corporate purpose.

15.         Adjustment for Changes in Common Stock and Certain Other Events.

(a)         Changes in Capitalization. In the event of any stock split, reverse stock split, stock dividend, recapitalization, combination of shares, reclassification of shares, spin-off or other similar change in capitalization or event, or any dividend or distribution to holders of Common Stock other than an ordinary cash dividend, (i) the number and class of securities available under the Plan, (ii) the share limitations set forth in Section 9, and (iii) the Option Price shall be equitably adjusted to the extent determined by the Administrator.

(b)         Reorganization Events.

(1)         Definition. A “Reorganization Event” shall mean: (a) any merger or consolidation of the Company with or into another entity as a result of which all of the Common Stock of the Company is converted into or exchanged for the right to receive cash, securities or other property or is cancelled, (b) any transfer or disposition of all of the Common Stock of the Company for cash, securities or other property pursuant to a share exchange or other transaction or (c) any liquidation or dissolution of the Company.

(2)         Consequences of a Reorganization Event on Options. In connection with a Reorganization Event, the Administrator may take any one or more of the following actions as to outstanding Options on such terms as the Administrator determines: (i) provide that Options shall be assumed, or substantially equivalent Options shall be substituted, by the acquiring or succeeding corporation (or an affiliate thereof), (ii) upon written notice to employees, provide that all outstanding Options shall be terminated immediately prior to the consummation of such Reorganization Event and that all such outstanding Options shall become exercisable to the extent of accumulated payroll deductions as of a date specified by the Administrator in such notice, which date shall be ten (10) days preceding the effective date of the Reorganization Event (or such other number of days as is determined by the Administrator), (iii) upon written notice to employees, provide that all outstanding Options shall be cancelled as of a date prior to the effective date of the Reorganization Event and that all accumulated payroll deductions will be returned to participating employees on such date, (iv) in the event of a Reorganization Event under the terms of which holders of Common Stock shall receive upon consummation thereof a cash payment for each share surrendered in the Reorganization Event (the “Acquisition Price”), change the last day of the Plan Period to be the date of the consummation of such Reorganization Event and make or provide for a cash payment to each employee equal to (A) (1) the Acquisition Price times (2) the number of shares of Common Stock that the employee’s accumulated payroll deductions as of immediately prior to the Reorganization Event could purchase at the Option Price, where the Acquisition Price is treated as the fair market value of the Common Stock on the last day of the applicable Plan Period for purposes of determining the Option Price under Section 9(b) hereof, and where the number of shares that could be purchased is subject to the limitations set forth in Section 9(a), minus (B) the result of multiplying such number of shares by such Option Price, (v) provide that, in connection with a liquidation or dissolution of the Company, Options shall convert into the right to receive liquidation proceeds (net of the Option Price thereof), and (vi) any combination of the foregoing.

For purposes of clause (i) above, an Option shall be considered assumed if, following consummation of the Reorganization Event, the Option confers the right to purchase, for each share of Common Stock subject to the Option immediately prior to the consummation of the Reorganization Event, the consideration (whether cash, securities or other property) received as a result of the Reorganization Event by holders of Common Stock for each share of Common Stock held immediately prior to the consummation of the Reorganization Event (and if holders were offered a choice of consideration, the type of consideration chosen by the holders of a majority of the outstanding shares of Common Stock); provided, however, that if the consideration received as a result of the Reorganization Event is not solely common stock of the acquiring or succeeding corporation (or an affiliate thereof), the Company may, with the consent of the acquiring or succeeding corporation, provide for the consideration to be received upon the exercise of Options to consist solely of such number of shares of common stock of the acquiring

Annex J-4

or succeeding corporation (or an affiliate thereof) that the Board determines to be equivalent in value (as of the date of such determination or another date specified by the Board) to the per share consideration received by holders of outstanding shares of Common Stock as a result of the Reorganization Event.

16.         Amendment of the Plan. The Board may, at any time and from time to time, amend or suspend the Plan or any portion thereof, except that (a) if the approval of any such amendment by the stockholders of the Company is required by Section 423 of the Code, such amendment shall not be effected without such approval, and (b) in no event may any amendment be made that would cause the Plan to fail to comply with Section 423 of the Code.

17.         Insufficient Shares. If the total number of shares of Common Stock specified in elections to be purchased under any Offering plus the number of shares purchased under previous Offerings under the Plan exceeds the maximum number of shares issuable under the Plan, the Administrator will allot the shares then available on a pro-rata basis.

18.         Termination of the Plan. The Plan may be terminated at any time by the Board. Upon termination of the Plan all amounts in the accounts of participating employees shall be promptly refunded.

19.         Governmental Regulations. The Company’s obligation to sell and deliver Common Stock under the Plan is subject to listing on a national stock exchange (to the extent the Common Stock is then so listed or quoted) and the approval of all governmental authorities required in connection with the authorization, issuance or sale of such stock.

20.         Governing Law. The Plan shall be governed by Delaware law, except to the extent that such law is preempted by federal law.

21.         Issuance of Shares. Shares may be issued upon exercise of an Option from authorized but unissued Common Stock, from shares held in the treasury of the Company, or from any other proper source.

22.         Notification upon Sale of Shares. Each employee agrees, by participating in the Plan, to promptly give the Company notice of any disposition of shares purchased under the Plan where such disposition occurs within two (2) years after the date of grant of the Option pursuant to which such shares were purchased.

23.         Grants to Employees in Foreign Jurisdictions. The Company may, to comply with the laws of a foreign jurisdiction, grant Options to employees of the Company or a Designated Subsidiary who are citizens or residents of such foreign jurisdiction (without regard to whether they are also citizens of the United States or resident aliens (within the meaning of Section 7701(b)(1)(A) of the Code)) with terms that are less favorable (but not more favorable) than the terms of Options granted under the Plan to employees of the Company or a Designated Subsidiary who are resident in the United States. Notwithstanding the preceding provisions of the Plan, employees of the Company or a Designated Subsidiary who are citizens or residents of a foreign jurisdiction (without regard to whether they are also citizens of the United States or resident aliens (within the meaning of Section 7701(b)(1)(A) of the Code)) may be excluded from eligibility under the Plan if (a) the grant of an Option under the Plan to a citizen or resident of the foreign jurisdiction is prohibited under the laws of such jurisdiction or (b) compliance with the laws of the foreign jurisdiction would cause the Plan to violate the requirements of Section 423 of the Code. The Company may add one or more appendices to the Plan describing the operation of the Plan in those foreign jurisdictions in which employees are excluded from participation or granted less favorable Options.

24.         Authorization of Sub-Plans. The Administrator may from time to time establish one or more sub-plans under the Plan with respect to one or more Designated Subsidiaries, provided that such sub-plan complies with Section 423 of the Code.

25.         Withholding. If applicable tax laws impose a tax withholding obligation, each affected employee shall, no later than the date of the event creating the tax liability, make a provision satisfactory to the Administrator for payment of any taxes required by law to be withheld in connection with any transaction related to Options granted to or shares acquired by such employee pursuant to the Plan. The Company may, to the extent permitted by law, deduct any such taxes from any payment of any kind otherwise due to an employee.

Annex J-5

26.         Equal Rights and Privileges. Subject to Section 23, all employees eligible to participate in the Plan will have equal rights and privileges under the Plan so that the Plan qualifies as an “employee stock purchase plan” within the meaning of Section 423 of the Code. Subject to Section 23, any provision of the Plan that is inconsistent with Section 423 of the Code will, without further act or amendment by the Company, the Board, or the Administrator, be reformed to comply with the equal rights and privileges requirement of Section 423 of the Code.

27.         Effective Date and Approval of Stockholders. The Plan shall take effect upon the closing of the transactions contemplated by the Business Combination Agreement, dated as of November 27, 2023, by and among the Company (formerly, Plum Acquisition Corp. I), Veea Inc., and Plum SPAC Merger Sub, Inc. (the date on which such closing occurs, the “Effective Date”), subject to approval by the stockholders of the Company as required by Section 423 of the Code, which approval must occur within twelve months of the adoption of the Plan by the Board.

Adopted by the Board of Directors on [            ], 2024

Approved by the stockholders on [            ], 2024

Annex J-6

ANNEX K

FAIRNESS OPINION

[Houlihan Capital Letterhead]

December 28, 2023	PRIVATE & CONFIDENTIAL

Board of Directors
Plum Acquisition Corp. I
2021 Fillmore Street Suite 2089
San Francisco, CA 94115

Ladies and Gentlemen:

Houlihan Capital, LLC (“Houlihan Capital”) understands that Plum Acquisition Corp. I (“Plum, “Client”, or “Company”) has entered into a business combination transaction (the “Transaction”) with Veea Inc. (“Veea” or “Target”), whereby all of the outstanding shares of capital stock, options, warrants and other equity interest of Target will be exchanged for a total consideration as set forth therein, consisting of shares, options warrants or other direct or indirect equity interests of the combined company resulting from the Transaction (the “Combined Company”) representing a number of common shares of the Combined Company approximately equal to the quotient obtained by dividing: (i) $180 million; by (b) $10.00.

Pursuant to an engagement letter dated November 3, 2023, the Board of Directors of the Company (the “Board”) engaged Houlihan Capital as its financial advisor to render an opinion (the “Opinion”), as to whether, as of the date of such Opinion, the consideration to be issued, paid or exchanged to shareholders of the Company in the Transaction is fair from a financial point of view to the security holders of the Company that are unaffiliated with the Company’s sponsor, Plum Partners, LLC (the “Unaffiliated Shareholders”). In that regard, pursuant to the engagement letter, on November 20, 2023, at the request of the Board, Houlihan Capital orally delivered the Opinion to the Board based upon and subject to the scope of review, analyses, assumptions, limitations, qualifications, and other matters described herein. This Opinion provides the same opinion, in writing, as that given by Houlihan Capital on November 20, 2023.

In completing our analysis for purposes of the Opinion set forth herein, Houlihan Capital’s investigation included, among other things, the following:

•        Held discussions with certain members of Company management (“Company Management”) and Target management (“Target Management”) regarding the Transaction, Target’s historical performance and financial projections, and Target’s future outlook;

•        Reviewed information provided by Client and Target including, but not limited to:

•        Annual financial statements for Veea for the fiscal years ended December 31, 2020, 2021, and 2022;

•        Projected revenue for Veea for the fiscal years ended December 31, 2023, and 2024;

•        Non-binding executed Term Sheet, dated October 11, 2023;

•        Various Company Presentations outlining Target partners and products;

•        A Sources and Uses table for the Transaction;

•        Ownership structure spreadsheet pro forma for the Transaction;

•        Relied upon representations made by Company Management concerning, among other things, certain forecasted financial information of Veea prepared by Target Management (the “Forecast”) set forth in a letter, dated December 21, 2023 (the “Representation Letter”);

Annex K-1

•        Reviewed the industry in which the Target operates, which included a review of (i) certain industry research, (ii) certain comparable publicly traded companies and (iii) certain mergers and acquisitions of comparable businesses;

•        Developed indications of value for the Target using generally accepted valuation methodologies; and

•        Reviewed certain other relevant, publicly available information, including economic, industry, and Target specific information.

Our analyses contained herein are confidential and addressed to, and provided exclusively for use by, the Board. Our Opinion may be used (i) by the Board in evaluating the Transaction, (ii) in disclosure materials to shareholders of the Company, (iii) in filings with the U.S. Securities and Exchange Commission (the “SEC”) (including the filing of the Opinion and the data and analysis presented by Houlihan Capital to the Board), and (iv) in any litigation pertaining to matters relating to the Transaction and covered in the Opinion.

No opinion, counsel, or interpretation was intended or should be inferred with respect to matters that require legal, regulatory, accounting, insurance, tax, or other similar professional advice. Furthermore, the Opinion does not address any aspect of the Board’s recommendation to its shareholders with respect to the adoption of the Transaction or how any shareholder of the Company should vote with respect to such adoption or the statutory or other method by which the Company is seeking such vote in accordance with the terms of the Transaction, applicable law, and the Company’s organizational instruments.

This Opinion is delivered to each recipient subject to the conditions, scope of engagement, limitations and understandings set forth in the Opinion and subject to the understanding that the obligations of Houlihan Capital and any of its affiliates in the Transaction are solely corporate obligations, and no officer, director, principal, employee, affiliate, or member of Houlihan Capital or their successors or assigns shall be subjected to any personal liability whatsoever (other than for intentional misconduct, fraud, or gross negligence), nor will any such claim be asserted by or on behalf of the Company or its affiliates against any such person with respect to the Opinion other than Houlihan Capital.

We have relied upon and assumed, without independent verification, the accuracy, completeness and reasonableness of the financial, legal, tax, and other information discussed with or reviewed by us and have assumed such accuracy and completeness for purposes of rendering an opinion. In addition, we have not made any independent evaluation or appraisal of any of the assets or liabilities (contingent or otherwise) of the Company or Target, nor, except as stated herein, have we been furnished with any such evaluation or appraisal. We have further relied upon the assurances and representations from Company Management that they are unaware of any facts that would make the information provided to us to be incomplete or misleading in any material respect for the purposes of the Opinion. Company Management has represented: (i) that it directed Houlihan Capital to rely on certain forecasted financial information (the “Forecast”) prepared by Target’s management (“Target Management”); (ii) the Forecast represents Company Management’s good faith estimate of the projected future financial performance of the Combined Company for the periods stated therein; (iii) after conducting such due diligence as Company Management has deemed necessary or appropriate, Company Management has no reason to believe that Houlihan Capital should not rely upon the Forecast; (iv) Houlihan Capital had no role whatsoever in the preparation of the Forecast; (v) Houlihan Capital was not asked to provide an outside “reasonableness review” of the Forecast; (vi) the Company did not engage Houlihan Capital to audit or otherwise validate any of the Forecast’s underlying inputs and assumptions; and (vii) that Houlihan Capital accurately summarized and presented the Forecast. We have not assumed responsibility for any independent verification of information provided by Company Management or Target Management, nor have we assumed any obligation to verify this information. Nothing has come to our attention in the course of this engagement which would lead us to believe that (i) any information provided to us or assumptions made by us are insufficient or inaccurate in any material respect or (ii) it is unreasonable for us to use and rely upon such information or make such assumptions.

For the avoidance of doubt, the Forecast included, among other things:

•        Forecasted revenue for the Target for the fiscal years ended December 31, 2023, and December 31, 2024.

•        Normalized gross margins for Veea projected to be between 30 – 40% for the hardware portion of the business and 70 – 80% for the software portion of the business.

Annex K-2

Several analytical methodologies were considered, and a subset of those were employed, in arriving at the Opinion. Each analytical technique has inherent strengths and weaknesses, and the nature of the available information may further affect the value of particular techniques. In arriving at the Opinion, Houlihan Capital did not attribute any particular weight to any single analysis or factor, but instead, made certain qualitative and subjective judgments as to the significance and relevance of each analysis and factor relative to all other analyses and factors performed and considered by us and in the context of the circumstances of the Transaction. Accordingly, Houlihan Capital believes that its analyses must be considered as a whole, because considering any portion of such analyses and factors, without considering all analyses and factors in their entirety, could create a misleading or incomplete view of the process underlying, and used by Houlihan Capital as support for, the conclusion set forth in the Opinion.

In our analysis and in connection with the preparation of the Opinion, Houlihan Capital has made numerous assumptions with respect to industry performance, general business, market and economic conditions and other matters, many of which are beyond the control of any party involved in the Transaction. Houlihan Capital’s Opinion is necessarily based on financial, economic, market and other conditions as in effect on, and the information made available to it as of, the date of the Opinion. Houlihan Capital is under no obligation to update, revise, reaffirm or withdraw the Opinion, or otherwise comment on or consider events occurring after the date of the Opinion.

The Opinion is our only formal written opinion as to whether, as of the date of such Opinion, the Consideration issued, paid or exchanged to shareholders of the Company in the Transaction is fair, from a financial point of view to the Unaffiliated Shareholders. The Opinion does not constitute a recommendation to proceed with the Transaction. Houlihan Capital was not requested to opine as to, and the Opinion does not address, the (i) underlying business decision of Company, its shareholders, or any other party to proceed with or effect the proposed Transaction, (ii) financial fairness of any aspect of the proposed Transaction not expressly addressed in the Opinion, (iii) terms of the Transaction (except with respect to financial fairness), including, without limitation, the closing conditions and any of the other provisions thereof, (iv) fairness of any portion or aspect of the proposed Transaction to the holders of any securities, creditors, or other constituencies of the Company, or any other party, other than those set forth in the Opinion, (v) relative corporate or other merits of the proposed Transaction as compared to any alternative business strategies that might exist for the Company, or (vi) tax, accounting, or legal consequences of the proposed Transaction to either the Company, its shareholders, or any other party.

Houlihan Capital, a Financial Industry Regulatory Authority (FINRA) member, as part of its investment banking services, is regularly engaged in the valuation of businesses and securities in connection with mergers and acquisitions, private placements, bankruptcy, capital restructuring, solvency analyses, stock buybacks, and valuations for corporate and other purposes. Neither Houlihan Capital, nor any of its principals or affiliates, has any ownership or other beneficial interests in any party to the Transaction or any of their affiliates and has provided no previous investment banking services to any party to the Transaction or any of their affiliates. Houlihan Capital was not requested to and did not (i) initiate any discussions with, or solicit any indications of interest from, third parties with respect to the Transaction or any alternatives to the proposed Transaction, (ii) negotiate or recommend the terms of the proposed Transaction, or (iii) advise the Board with respect to alternatives to the proposed Transaction. Houlihan Capital has received and is receiving a fixed fee from the Company relating to its services in providing this Opinion that is not contingent on the consummation of the proposed Transaction.

In an engagement letter dated November 3, 2023, Client has agreed to indemnify Houlihan Capital for certain specified matters in connection with Houlihan Capital’s services relating to the Opinion.

Subject to the foregoing qualifications, assumptions, and limitations, as of the date hereof, it is Houlihan Capital’s opinion that the Consideration is fair, from a financial point of view to the Unaffiliated Shareholders. The Opinion was unanimously approved by the Fairness Opinion Committee of Houlihan Capital.

Respectfully submitted,

/s/ Houlihan Capital, LLC

Houlihan Capital, LLC

Annex K-3

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 20. Indemnification of directors and officers

Cayman Islands law does not limit the extent to which a company’s memorandum and articles of association may provide for indemnification of officers and directors, except to the extent any such provision may be held by the Cayman Islands courts to be contrary to public policy, such as to provide indemnification against willful default, civil fraud or the consequences of committing a crime. Following the Business Combination, the Proposed Charter and the Proposed Bylaws will provide for indemnification of our officers and directors to the maximum extent permitted by law, including for any liability incurred in their capacities as such, except through their own actual fraud or willful default. Plum has purchased a policy of directors’ and officers’ liability insurance that insures its officers and directors against the cost of defense, settlement or payment of a judgment in some circumstances and insures Plum against its obligations to indemnify its officers and directors.

Our officers and directors have agreed to waive any right, title, interest or claim of any kind in or to any monies in the Trust Account, and have agreed to waive any right, title, interest or claim of any kind they may have in the future as a result of, or arising out of, any services provided to us and will not seek recourse against the Trust Account for any reason whatsoever. Accordingly, any indemnification provided will only be able to be satisfied by us if (i) we have sufficient funds outside of the Trust Account or (ii) we consummate an initial business combination.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers or persons controlling us pursuant to the foregoing provisions, we have been informed that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

Item 21. Exhibits and Financial Statements Schedules

(a) Exhibits.

Exhibit Number	Description
2.1†

Business Combination Agreement, dated as of November 27, 2023, by and among Plum Acquisition Corp. I, Veea Inc. and Plum SPAC Merger Sub, Inc. (attached as Annex A to the proxy statement/prospectus which forms part of this registration statement)

3.1

Amended and Restated Memorandum and Articles of Association of Plum Acquisition Corp. I and Amendments to Amended and Restated Memorandum and Articles of Association of Plum Acquisition Corp. I (attached as Annex B to the proxy statement/prospectus which forms part of this registration statement)

3.2*	Form of Certificate of Incorporation of New Plum, to become effective upon the Domestication (attached as Annex C to the proxy statement/prospectus which forms part of this registration statement)
3.3*	Form of Bylaws of New Plum, to become effective upon the Domestication (attached as Annex D to the proxy statement/prospectus which forms part of this registration statement)
4.1	Specimen Unit Certificate of Plum Acquisition Corp. I (incorporated by reference to Exhibit 4.1 to the Registration Statement on Form S-1 filed by Plum Acquisition Corp. I on February 26, 2021)
4.2	Specimen Warrant Certificate of Plum Acquisition Corp. I (incorporated by reference to Exhibit 4.3 to the Registration Statement on Form S-1 filed by Plum Acquisition Corp. I on February 26, 2021)
4.3

Warrant Agreement, dated as of March 18, 2021, by and between Plum Acquisition Corp. I and Continental Stock Transfer & Trust Company (incorporated by reference to Exhibit 4.1 to the Current Report on Form 8-K filed by Plum Acquisition Corp. I on March 18, 2021)

4.4	Form of Certificate of Corporate Domestication
5.1	Opinion of Hogan Lovells US LLP
8.1	Tax Opinion of Hogan Lovells US LLP
10.1

Sponsor Letter Agreement, dated as of November 27, 2023, by and among Plum Acquisition Corp. I, Plum Partners LLC, and Veea Inc. (attached as Annex E to the proxy statement/prospectus which forms part of this registration statement)

Exhibit Number	Description
10.2	Form of Veea Lock-Up Agreement (attached as Annex F-1 to the proxy statement/prospectus which forms part of this registration statement)
10.3	Form of Plum Lock-Up Agreement (attached as Annex F-2 to the proxy statement/prospectus which forms part of this registration statement)
10.4

Form of Stockholder Support Agreement, dated November 27, 2023, by and among Plum Acquisition Corp. I, Veea Inc., and the other parties thereto (attached as Annex G to the proxy statement/prospectus which forms part of this registration statement)

10.5	Form of Registration Rights Agreement (attached as Annex H to the proxy statement/prospectus which forms part of this registration statement)
10.6	Form of New Plum 2024 Incentive Equity Plan (attached as Annex I to the proxy statement/prospectus which forms part of this registration statement)
10.7	Form of New Plum 2024 Employee Stock Purchase Plan (attached as Annex J to the proxy statement/prospectus which forms part of this registration statement)
10.8

Investment Management Trust Agreement, dated March 18, 2021, by and between Plum Acquisition Corp. I and Continental Stock Transfer & Trust Company (incorporated by reference to Exhibit 10.2 to the Current Report on Form 8-K filed by Plum Acquisition Corp. I on March 18, 2021)

10.9

Administrative Services Agreement, dated March 18, 2021, by and between Plum Acquisition Corp. I and Plum Partners LLC (incorporated by reference to Exhibit 10.5 to the Current Report on Form 8-K filed by Plum Acquisition Corp. I on March 18, 2021)

10.10

Private Placement Warrants Purchase Agreement between the Plum Acquisition Corp. I and Plum Partners LLC (incorporated by reference to Exhibit 10.1 to the Current Report on Form 8-K filed by Plum Acquisition Corp. I on March 18, 2021)

10.11

Registration and Shareholder Rights Agreement among Plum Acquisition Corp. I, Plum Partners LLC and certain directors (incorporated by reference to Exhibit 10.3 to the Current Report on Form 8-K filed by Plum Acquisition Corp. I on March 18, 2021)

10.12

Letter Agreement between the Company, the Sponsor and the Company’s officers and directors (incorporated by reference to Exhibit 10.4 to the Current Report on Form 8-K filed by Plum Acquisition Corp. I on March 18, 2021)

10.13

Amendment to Letter Agreement, dated November 27, 2023, by and among Plum Acquisition Corp. I, Plum Partners, LLC, Veea Inc., and the other parties thereto. (incorporated by reference to Exhibit 10.2 to the Current Report on Form 8-K filed by Plum Acquisition Corp. I on December 1, 2023)

10.14

Amended and Restated Subscription Agreement dated July 14, 2023, by and among Plum Acquisition Corp. I, Plum Partners LLC, and Polar Multi-Strategy Master Fund (incorporated by reference to Exhibit 10.1 to the Current Report on Form 8-K filed by Plum Acquisition Corp. I on July 18, 2023)

10.15

Amendment No. 1 to the Amended and Restated Subscription Agreement dated October 18, 2023, by and among Plum Acquisition Corp. I, Plum Partners LLC, and Polar Multi-Strategy Master Fund (incorporated by reference to Exhibit 10.4 to the Quarterly Report on Form 10-Q filed by Plum Acquisition Corp. I on November 22, 2023)

10.16

Subscription Agreement dated July 25, 2023, by and among Plum Acquisition Corp. I, Plum Partners LLC, and Polar Multi-Strategy Master Fund (incorporated by reference to Exhibit 10.1 to the Current Report on Form 8-K filed by Plum Acquisition Corp. I on July 26, 2023)

10.17

Amendment No. 1 to the Subscription Agreement dated October 18, 2023, by and among Plum Acquisition Corp. I, Plum Partners LLC, and Polar Multi-Strategy Master Fund (incorporated by reference to Exhibit 10.5 to the Quarterly Report on Form 10-Q filed by Plum Acquisition Corp. I on November 22, 2023)

10.18

Subscription Agreement dated October 18, 2023, by and among Plum Acquisition Corp. I, Plum Partners LLC, and Polar Multi-Strategy Master Fund (incorporated by reference to Exhibit 10.6 to the Quarterly Report on Form 10-Q filed by Plum Acquisition Corp. I on November 22, 2023)

10.19

Subscription Agreement dated November 12, 2023, by and among Plum Acquisition Corp. I, Plum Partners LLC, and Palmeira Investment Limited (incorporated by reference to Exhibit 10.8 to the Quarterly Report on Form 10-Q filed by Plum Acquisition Corp. I on November 22, 2023)

10.20

Promissory Note, dated January 31, 2022, issued by Plum Acquisition Corp. I to Mike Dinsdale (incorporated by reference to Exhibit 10.1 to the Current Report on Form 8-K filed by Plum Acquisition Corp. I on February 4, 2022)

Exhibit Number	Description
10.21

Promissory Note, dated July 11, 2022, issued by Plum Acquisition Corp. I to Ursula Burns (incorporated by reference to Exhibit 10.1 to the Current Report on Form 8-K filed by Plum Acquisition Corp. I on July 14, 2022)

10.22

Promissory Note dated March 16, 2023, by and between Plum Acquisition Corp. I and Kanishka Roy (incorporated by reference to Exhibit 10.1 to the Current Report on Form 8-K filed by Plum Acquisition Corp. I on March 22, 2023)

10.23

Promissory Note in favor of Plum Partners LLC, dated effective as of March 17, 2023 (incorporated by reference to Exhibit 10.13 to the Annual Report on Form 10-K filed by Plum Acquisition Corp. I on April 17, 2023)

10.24

Promissory Note in favor of Plum Partners LLC, dated as of July 25, 2023 (incorporated by reference to Exhibit 10.2 to the Current Report on Form 8-K filed by Plum Acquisition Corp. I on July 26, 2023)

10.25

Promissory Note in favor of Plum Partners LLC, dated effective October 18, 2023 (incorporated by reference to Exhibit 10.7 to the Quarterly Report on Form 10-Q filed by Plum Acquisition Corp. I on November 22, 2023)

10.26

Promissory Note in favor of Plum Partners LLC, dated effective November 12, 2023 (incorporated by reference to Exhibit 10.9 to the Quarterly Report on Form 10-Q filed by Plum Acquisition Corp. I on November 22, 2023)

10.27**	Form of Memoranda of Understanding
10.28**	Form of Reseller Agreement
23.1	Consent of Marcum LLP, independent registered accounting firm for Plum Acquisition Corp. I
23.2	Consent of PKF O’Connor Davies, LLP, independent registered accounting firm for Veea Inc.
23.3	Consent of Hogan Lovells US LLP (included as part of Exhibit 5.1)
23.4	Consent of Hogan Lovells US LLP (included as part of Exhibit 8.1)
24.1**	Power of Attorney (included on signature page)
99.1	Form of Proxy Card for Extraordinary General Meeting
99.2	Consent of Houlihan Capital, LLC
99.3	Consent of Douglas Maine as nominee to the New Plum board of directors
99.4	Consent of Allen Salmasi as nominee to the New Plum board of directors
99.5	Consent of Michael Salmasi as nominee to the New Plum board of directors
101.INS	Inline XBRL Instance Document
101.SCH	Inline XBRL Taxonomy Extension Schema Document
101.CAL	Inline XBRL Taxonomy Extension Calculation Linkbase Document
101.DEF	Inline XBRL Taxonomy Extension Definition Linkbase Document
101.LAB	Inline XBRL Taxonomy Extension Label Linkbase Document
101.PRE	Inline XBRL Taxonomy Extension Presentation Linkbase Document
104	Cover Page Interactive Data File (embedded within the Inline XBRL document)
107**	Filing Fee Table

____________

*        To be filed by amendment.

**      Previously Filed.

†        Certain of the exhibits and schedules to this exhibit have been omitted in accordance with Regulation S-K Item 601(b)(2). Plum agrees to furnish supplementally a copy of all omitted exhibits and schedules to the SEC upon its request.

Item 22. Undertakings

The undersigned registrant hereby undertakes:

(a)     To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i)     to include any prospectus required by section 10(a)(3) of the Securities Act of 1933, as amended (the “Securities Act”);

(ii)    to reflect in the prospectus any facts or events arising after the effective date of this registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20% change in the maximum aggregate offering price set forth in the “Calculation of Filing Fee Tables” or “Calculation of Registration Fee” table, as applicable, in the effective registration statement; and

(iii)   to include any material information with respect to the plan of distribution not previously disclosed in this registration statement or any material change to such information in this registration statement.

(b)    That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)     To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(d)    That, for the purpose of determining liability under the Securities Act to any purchaser, each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

(e)     That, for the purpose of determining liability of the registrant under the Securities Act to any purchaser in the initial distribution of the securities, the undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(i)     any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;

(ii)    any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

(iii)   the portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

(iv)   any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

(f)     Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by them is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

(g)    That, prior to any public reoffering of the securities registered hereunder through use of a prospectus which is a part of this registration statement, by any person or party who is deemed to be an underwriter within the meaning of Rule 145(c), the issuer undertakes that such reoffering prospectus will contain the information called for by the applicable registration form with respect to reofferings by persons who may be deemed underwriters, in addition to the information called for by the other items of the applicable form.

(h)    That, every prospectus: (1) that is filed pursuant to the immediately preceding paragraph, or (2) that purports to meet the requirements of Section 10(a)(3) of the Securities Act and is used in connection with an offering of securities subject to Rule 415, will be filed as a part of an amendment to the registration statement and will not be used until such amendment is effective, and that, for purposes of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(i)     To respond to requests for information that is incorporated by reference into the prospectus pursuant to Items 4, 10(b), 11, or 13 of this Form S-4, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request.

(j)     To supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the Registration Statement when it became effective.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant has duly caused this Amendment No. 4 to the Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of San Francisco, State of California, on the 8th Day of May, 2024.

PLUM ACQUISITION CORP. I
By:	/s/ Kanishka Roy
Name:	Kanishka Roy
Title:	President and Co-Chief Executive Officer

Pursuant to the requirements of the Securities Act of 1933, as amended, this registration statement has been signed below by the following persons in the capacities and on the dates indicated.

NAME	POSITION	DATE
/s/ Michael Dinsdale	Co-Chief Executive Officer, Chief Financial Officer,	May 8, 2024
Michael Dinsdale	and Director (Principal Executive, Financial and Accounting Officer)
/s/ *	President, Co-Chief Executive Officer, and Director	May 8, 2024
Kanishka Roy	(Principal Executive Officer)
/s/ *	Director	May 8, 2024
Alok Sama
/s/ *	Director	May 8, 2024
Alan Black
/s/ *	Director	May 8, 2024
Vivian Chow
* By:	/s/ Michael Dinsdale
Name:	Michael Dinsdale
Title:	Attorney-in-Fact